Form 10-K, Exhibit 13
TCF FINANCIAL CORP
filed 1995-03-30
CIK 814184

EXHIBIT 13
----------


DESCRIPTION OF BUSINESS

TCF Financial Corporation is a stock savings bank holding company with more than $7 billion in assets and 250 retail financial service offices at March 1, 1995. Its bank subsidiaries operate in Minnesota, Illinois, Wisconsin, Michigan and Ohio. Other TCF affiliates included mortgage banking, consumer finance, title insurance, annuity, and mutual fund companies. TCF's common stock is listed on the New York Stock Exchange under the symbol TCB.





TABLE OF CONTENTS


Financial Review . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
Consolidated Financial Statements. . . . . . . . . . . . . . . . . . .     38
Notes to Consolidated Financial Statements . . . . . . . . . . . . . .     43
Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . .     65
Selected Quarterly Financial Data. . . . . . . . . . . . . . . . . . .     66
Other Financial Data . . . . . . . . . . . . . . . . . . . . . . . . .     68

FINANCIAL REVIEW

The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation ("TCF"). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 38.

RESULTS OF OPERATIONS

PERFORMANCE SUMMARY -- TCF reported net income of $57.4 million for 1994, compared with $38 million for 1993 and $45.3 million for 1992. Net income per common share was $4.63 for 1994, compared with $3.04 for 1993 and $3.74 for 1992. Net income for 1994 represented an increase of 25.1% from the $45.9 million, or $3.67 per share, before merger-related charges for 1993. During 1993, TCF acquired Republic Capital Group, Inc. ("RCG") and recorded after-tax merger-related charges totaling $7.9 million.

     The 1994 results of operations show continued improvement in TCF's core operating earnings. TCF's net interest income of $205.1 million and net interest margin of 4.59% for 1994 were both record levels, representing increases of 11.2% and 13.6%, respectively, over 1993 results. Non-interest income totaled $117.3 million for 1994, compared with $119.6 million for 1993. Operating expenses (non-interest expense excluding the provision for real estate losses and 1993 merger-related expenses) totaled $211.5 million for 1994, up 6.7% from $198.3 million for 1993. Provisions for credit and real estate losses totaled $13.3 million in 1994, compared with $33.7 million in 1993 and $35.2 million in 1992. Included in the provisions for credit and real estate losses in 1993 are $7.7 million in merger-related provisions related to TCF's acquisition of RCG.

     TCF's net interest income of $184.4 million and net interest margin of 4.04% for 1993 increased 10.3% and 12.2%, respectively, over 1992 results. Non-interest income, excluding gains on sales of investments and mortgage-backed securities, increased 12.3% over 1992 to $119.6 million. Operating expenses increased 9.5% over 1992 to $198.3 million.

     TCF's net interest income of $167.2 million and net interest margin of 3.60% for 1992 increased 17% and 14.6%, respectively, over 1991 results. Non-interest income, excluding gains on sales of investments, loans and mortgage-backed securities, increased 12.7% over 1991 to $106.5 million. Operating expenses increased 4.2% over 1991 to $181.1 million. TCF's 1992 results reflected a 22% effective tax rate as a result of the recognition of non-recurring tax benefits.

     Return on average assets was a record 1.19% in 1994, compared with .77% in 1993 and .91% in 1992. Return on average equity was 18.65% in 1994, compared with 13.73% in 1993 and 19.53% in 1992. Excluding merger-related charges, return on average assets and return on average equity for 1993 were .94% and 16.59%, respectively.

NET INTEREST INCOME -- A significant component of TCF's earnings is net interest income, which is the difference between interest earned on loans, mortgage-backed securities held to maturity, investments and other interest-earning assets (interest income) and interest paid on deposits, borrowings and other interest-bearing liabilities (interest expense). This amount, when divided by average interest-earning assets, is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The arithmetic difference between the yield on interest-earning assets and the cost of interest-bearing liabilities expressed as a percentage is referred to as the net interest rate spread.

     Net interest income was a record $205.1 million for the year ended December 31, 1994, up from $184.4 million in 1993 and $167.2 million in 1992. This represents an increase of 11.2% in 1994, following increases of 10.3%
in 1993 and 17% in 1992. Total average interest-earning assets decreased 1.9% in 1994 and 1.7% in 1993, after increasing 2% in 1992. The net interest margin for 1994 was a record 4.59%, compared with 4.04% in 1993 and 3.60% in 1992. In addition, TCF's net interest rate spread was 4.22% in 1994, compared with 3.73% and 3.35% in 1993 and 1992, respectively.

                                       [Chart] -- Net Interest Income

                                   TCF Financial Corporation and Subsidiaries 21
                                                                              --

     The following table presents TCF's average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF's interest-earning assets and interest-bearing liabilities:


                                             YEAR ENDED                      YEAR ENDED                       YEAR ENDED
                                          DECEMBER 31, 1994               DECEMBER 31, 1993               DECEMBER 31, 1992
                                   ------------------------------- ------------------------------- --------------------------------
                                                          INTEREST                        INTEREST                        INTEREST
                                                           YIELDS                          YIELDS                          YIELDS
(DOLLARS IN THOUSANDS)              AVERAGE                 AND     AVERAGE                 AND     AVERAGE                 AND
                                    BALANCE   INTEREST(1)  RATES    BALANCE   INTEREST(1)  RATES    BALANCE   INTEREST(1)   RATES
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Securities available for sale. . .  $   84,072  $  3,673     4.37% $   27,952   $  1,471    5.26%  $   28,936   $  2,406    8.31%
                                    --------------------           ---------------------           ---------------------
Loans held for sale. . . . . . . .     238,779    16,486     6.90     308,634     21,986    7.12      242,147     19,685    8.13
                                    --------------------           ---------------------           ---------------------
Mortgage-backed securities held
  to maturity. . . . . . . . . . .   1,115,274    79,219     7.10   1,303,467     93,254    7.15    1,319,143    106,424    8.07
                                    --------------------           ---------------------           ---------------------
Loans:
  Residential real estate  . . . .   1,152,405    85,238     7.40     937,426     73,152    7.80      850,604     78,103    9.18
  Commercial real estate . . . . .     653,709    55,323     8.46     753,882     65,472    8.68      862,398     81,744    9.48
  Commercial business  . . . . . .      84,101     7,150     8.50      79,964      6,059    7.58       82,822      6,869    8.29
  Consumer  . . . . . . . .  . . .     983,208   102,575    10.43     907,564     85,923    9.47      884,825     83,181    9.40
                                    --------------------           ---------------------           ---------------------
     Total loans (2). . . .  . . .   2,873,423   250,286     8.71   2,678,836    230,606    8.61    2,680,649    249,897    9.32
                                    --------------------           ---------------------           ---------------------
Investments:
  Interest-bearing deposits
     with banks. . . . . . . . . .      23,383       979     4.19      26,467        917    3.46       38,835      1,808    4.66
  Federal funds sold. .  . . . . .      95,197     3,670     3.86      76,543      2,449    3.20      125,249      4,676    3.73
  U.S. Government and other
     marketable securities
     held to maturity  . . . . . .       3,614       271     7.50     103,765      4,267    4.11      172,090     10,792    6.27
  FHLB stock. . . . .  . . . . . .      39,718     3,057     7.70      34,900      2,651    7.60       32,521      2,743    8.43
                                    --------------------           ---------------------           ---------------------
     Total investments. . .  . . .     161,912     7,977     4.93     241,675     10,284    4.26      368,695     20,019    5.43
                                    --------------------           ---------------------           ---------------------
        Total interest-
          earning assets . . . . .   4,473,460   357,641     7.99   4,560,564    357,601    7.84    4,639,570    398,431    8.59
                                                -----------------               ----------------                ----------------
Other assets (3). .  . . . . . . .     338,803                        339,371                         361,255
                                    ----------                     ----------                      ----------
  Total assets. . .  . . . . . . .  $4,812,263                     $4,899,935                      $5,000,825
                                    ----------                     ----------                      ----------
                                    ----------                     ----------                      ----------

LIABILITIES AND
STOCKHOLDERS' EQUITY:
Non-interest bearing deposits. . .  $  392,682                     $  365,678                      $  287,807
                                    ----------                     ----------                      ----------
Interest-bearing deposits:
   Checking . . . . . . . . .  . .     417,840     5,259     1.26     378,285      4,989    1.32      359,726      9,820    2.73
   Passbook and statement. . . . .     762,576    14,384     1.89     732,800     16,359    2.23      675,208     21,725    3.22
   Money market. . . . . . . . . .     460,286    11,644     2.53     492,128     12,436    2.53      465,716     16,258    3.49
   Certificates. . . . . . . . . .   1,865,537    89,327     4.79   1,994,722    102,469    5.14    2,225,620    137,736    6.19
                                    --------------------           ---------------------           ---------------------
      Total interest-bearing
         deposits. . . . . . . . .   3,506,239   120,614     3.44   3,597,935    136,253    3.79    3,726,270    185,539    4.98
                                    --------------------           ---------------------           ---------------------
Borrowings:
   Securities sold under
      repurchase agreements  . . .     122,216     6,441     5.27     123,119      6,184    5.02      103,285      7,763    7.52
   FHLB advances . . . . . . . . .     369,780    20,781     5.62     435,693     25,085    5.76      500,495     28,471    5.69
   Subordinated capital notes. . .      34,500     3,718    10.78      39,147      4,418   11.29       62,401      7,470   11.97
   Other borrowings. . . . . . . .      13,059       958     7.34      15,239      1,237    8.12       18,120      1,982   10.94
                                    --------------------           ---------------------           ---------------------
      Total borrowings . . . . . .     539,555    31,898     5.91     613,198     36,924    6.02      684,301     45,686    6.68
                                    --------------------           ---------------------           ---------------------
         Total interest-bearing
           liabilities . . . . . .   4,045,794   152,512     3.77   4,211,133    173,177    4.11    4,410,571    231,225    5.24
                                                -----------------               ----------------                ----------------
Other liabilities (3). . . . . . .      66,197                         46,643                          70,667
                                    ----------                     ----------                      ----------
   Total liabilities . . . . . . .   4,504,673                      4,623,454                       4,769,045
Stockholders' equity (3) . . . . .     307,590                        276,481                         231,780
                                    ----------                     ----------                      ----------
   Total liabilities
      and stockholders'
      equity . . . . . . . . . . .  $4,812,263                     $4,899,935                      $5,000,825
                                    ----------                     ----------                      ----------
                                    ----------                     ----------                      ----------

Net interest income. . . . . . . .               $205,129                       $184,424                        $167,206
                                                 --------                       --------                        --------
                                                 --------                       --------                        --------
Net interest rate spread . . . . .                           4.22%                          3.73%                           3.35%
                                                            -----                          -----                           -----
                                                            -----                          -----                           -----
Net interest margin  . . . . . . .                           4.59%                          4.04%                           3.60%
                                                            -----                          -----                           -----
                                                            -----                          -----                           -----

____________________________
(1) TAX-EXEMPT INCOME WAS NOT SIGNIFICANT AND THUS HAS NOT BEEN PRESENTED ON A TAX EQUIVALENT BASIS. TAX-EXEMPT INCOME OF $329,000, $382,000 AND $609,000 WAS RECOGNIZED DURING THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992, RESPECTIVELY.
(2) AVERAGE BALANCE OF LOANS INCLUDES NON-ACCRUAL LOANS, AND IS PRESENTED NET OF UNEARNED INCOME.
(3)  AVERAGE BALANCE IS BASED UPON MONTH-END BALANCES.

22 TCF Financial Corporation and Subsidiaries
--

     In 1994, TCF's net interest income, net interest margin and interest rate spread increased primarily due to increased yields and growth of consumer loans, lower levels of non-performing assets, a lower cost of funds and the retention of earnings. Net interest income increased $20.7 million, or 11.2%, even though total average interest-earning assets decreased by $87.1 million, or 1.9% from 1993 levels. TCF's net interest margin improved by $5 million due to volume changes and by $15.7 million due to rate changes. The favorable impact of the lower cost of funds and increased residential and consumer loan volumes was partially offset by the negative impact of decreased volumes in commercial real estate loans, loans held for sale and mortgage-backed securities held to maturity. Interest income was relatively unchanged in 1994 as a $5.5 million increase due to higher yields on interest-earning assets was offset by a decrease of $5.4 million due to declining volumes. Interest expense decreased $20.7 million in 1994, of which $10.2 million was due to a lower cost of funds. The increase in net interest income due to the lower cost of funds and higher yields on interest-earning assets reflects in part the benefit from TCF's changing asset/liability mix. TCF has also benefitted from increases in both short- and long-term market interest rates as its interest rate-sensitive assets tied to a variable index rate (e.g., prime) repriced at a faster rate than its retail deposits. If market interest rates should decline, TCF may experience compression in its interest margin as it is likely that the interest rates paid on retail deposits will not decline as quickly, or to the same extent, as the decline in the yield on interest-rate sensitive assets. In addition, competition for checking and savings deposits, an important source of lower cost funds for TCF, has intensified among depository and other financial institutions. As a result of this and the general increase in market interest rates, TCF has experienced an increase in the rates paid on its deposits. TCF may experience compression in its net interest margin if these rates continue to increase. See "Financial Condition - Deposits" and "Financial Condition - Asset/Liability Management - Interest Rate Risk."

     In 1993, the net interest income, net interest margin and interest rate spread increased primarily due to a lower cost of funds, growth in lower interest-cost deposits and higher-yielding consumer loans, lower average levels of non-earning assets, the retention of earnings and the favorable impact of TCF's March 1993 redemption of $28.8 million of 12 5/8% subordinated capital notes. Net interest income increased by $17.2 million, or 10.3%, even though total average interest-earning assets decreased by $79 million, or 1.7%. The favorable impact of the lower cost of funds and increased residential and consumer loan volumes was partially offset by the downward repricing of assets tied to a variable index rate, the negative impact of the significant increase in loan and mortgage-backed securities prepayment activity due to declining market interest rates, and higher liquidity levels resulting from the August 1993 acquisition from the Resolution Trust Corporation of $220.8 million of insured deposits by TCF Bank Michigan fsb ("TCF Michigan"), a wholly owned subsidiary of TCF. Interest expense decreased $58 million in 1993, of which $42.4 million was due to a lower cost of funds. Interest income decreased by $40.8 million, reflecting a decrease of $38.7 million due to lower yields on interest-earning assets. TCF's net interest income was positively impacted by $13.5 million due to net volume changes.

     In 1992, the increase in net interest income, net interest margin and interest rate spread was primarily due to a lower cost of funds, growth in lower interest-cost deposits and higher-yielding consumer and residential real estate loans, lower levels of non-earning assets, the retention of earnings and the favorable impact of TCF's January 1992 public offering. Net interest income increased by $24.3 million, or 17%, even though total average interest-earning assets increased only $90 million, or 2%. The favorable impact of the lower cost of funds and increased loan volumes was partially offset by the downward repricing of assets tied to a variable index rate, and the negative impact of volume reductions in TCF's mortgage-backed securities portfolio. Interest expense decreased $62.2 million in 1992, of which $57.6 million was due to a lower cost of funds. Interest income decreased by $37.9 million, reflecting a decrease of $45.4 million due to lower yields on interest-earning assets. TCF's net interest income was positively impacted by $12.1 million due to net volume changes.

                                   TCF Financial Corporation and Subsidiaries 23
                                                                              --

     The following table sets forth the spread between TCF's interest-earning assets and interest-bearing liabilities at December 31, 1994 and 1993. The net interest rate spreads below represent the differences between the yield on interest-earning assets and the cost of interest-bearing liabilities at those dates:


                                                         At December 31,
                                                        -----------------
                                                        1994       1993
                                                        ----       ----
Weighted average yield:
   Loans                                                9.24%      8.42%
   Loans held for sale                                  7.49       6.42
   Mortgage-backed securities held to maturity          7.17       6.85
   Investments                                          6.27       3.97
   Securities available for sale                        5.95       4.66
                                                        ----       ----
      Total interest-earning assets                     8.48       7.59
                                                        ----       ----

Weighted average cost:
   Deposits (1)                                         3.76       3.54
   FHLB advances                                        5.88       6.43
   Other borrowings                                     6.64       5.71
                                                        ----       ----
      Total interest-bearing liabilities                4.24       3.90
                                                        ----       ----
Net interest rate spread                                4.24%      3.69%
                                                        ----       ----
                                                        ----       ----

______________________________________

(1)      EXCLUDES NON-INTEREST BEARING DEPOSITS.

     The net interest rate spread increased 55 basis points to 4.24% at December 31, 1994 from 3.69% at December 31, 1993. The 82 basis point increase in the loan portfolio yield to 9.24% at December 31, 1994 reflects the upward repricing of adjustable-rate loans and loans tied to a variable index rate, growth in higher-yielding consumer loans, originations of other residential and commercial loans at higher rates and reductions in non-accrual loans. The commercial base lending rate at TCF was 8.50% at December 31, 1994, compared with 6.00% at December 31, 1993. The 107 basis point increase in the loans held for sale portfolio yield to 7.49% at December 31, 1994 reflects the origination of residential and education loans at higher rates. The 32 basis point increase in the yield on mortgage-backed securities held to maturity to 7.17% at December 31, 1994 reflects the upward repricing of adjustable-rate mortgage-backed securities held to maturity and the purchase of fixed-rate mortgage-backed securities at higher rates. The 230 basis point increase in the investments held to maturity portfolio yield to 6.27% and the 129 basis point increase in the securities available for sale portfolio yield to 5.95% at December 31, 1994 reflect the general increase in short- and long-term market interest rates. The weighted average cost of deposits, excluding non-interest bearing deposits, increased 22 basis points to 3.76% at December 31, 1994 due to higher market interest rates. The decrease in the weighted average cost of Federal Home Loan Bank ("FHLB") advances to 5.88% at December 31, 1994 reflects the maturity of $115 million of higher rate FHLB advances which were subsequently replaced at a lower weighted average rate. The weighted average cost of other borrowings increased 93 basis points to 6.64% at December 31, 1994. This increase reflects the maturity of $129.8 million of lower rate short-term reverse repurchase agreements and the addition of $170.1 million of higher rate reverse repurchase agreements during 1994. TCF's net interest rate spread at December 31, 1994 may not be indicative of net interest rate spreads in future periods.

24 TCF Financial Corporation and Subsidiaries
--

     The following table presents the components of the changes in net interest income by volume and rate:

                                                   YEAR ENDED                          YEAR ENDED
                                               DECEMBER 31, 1994                   DECEMBER 31, 1993
                                           VERSUS SAME PERIOD IN 1993         VERSUS SAME PERIOD IN 1992
                                        ---------------------------------   ----------------------------------
                                           INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                        ---------------------------------   ----------------------------------

(IN THOUSANDS)                          VOLUME (1)    RATE  (1)   TOTAL     VOLUME (1)   RATE (1)     TOTAL
--------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR
  SALE . . . . . . . . . . . . . . . .   $  2,490    $   (288)   $  2,202    $    (79)   $   (856)   $   (935)
                                         ---------------------------------------------------------------------
LOANS HELD FOR SALE. . . . . . . . . .     (4,839)       (661)     (5,500)      4,952      (2,651)      2,301
                                         ---------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES
  HELD TO MATURITY . . . . . . . . . .    (13,386)       (649)    (14,035)     (1,243)    (11,927)    (13,170)
                                         ---------------------------------------------------------------------
LOANS:
  Residential real estate  . . . . . .     16,006      (3,920)     12,086       7,492     (12,443)     (4,951)
  Commercial real estate . . . . . . .     (8,523)     (1,626)    (10,149)     (9,740)     (6,532)    (16,272)
  Commercial business. . . . . . . . .        326         765       1,091        (233)       (577)       (810)
  Consumer . . . . . . . . . . . . . .      7,513       9,139      16,652       2,126         616       2,742
                                         ---------------------------------------------------------------------
     Total loans . . . . . . . . . . .     15,322       4,358      19,680        (355)    (18,936)    (19,291)
                                         ---------------------------------------------------------------------
INVESTMENTS:
  Interest-bearing deposits
     with banks. . . . . . . . . . . .       (116)        178          62        (493)       (398)       (891)
  Federal funds sold . . . . . . . . .        661         560       1,221      (1,631)       (596)     (2,227)
  U.S. Government and other
     marketable securities
     held to maturity  . . . . . . . .     (5,948)      1,952      (3,996)     (3,494)     (3,031)     (6,525)
  FHLB stock . . . . . . . . . . . . .        371          35         406         191        (283)        (92)
                                         ---------------------------------------------------------------------
     Total investments . . . . . . . .     (5,032)      2,725      (2,307)     (5,427)     (4,308)     (9,735)
                                         ---------------------------------------------------------------------
       Total interest
         income. . . . . . . . . . . .     (5,445)      5,485          40      (2,152)    (38,678)    (40,830)
                                         ---------------------------------------------------------------------
DEPOSITS:
  Checking . . . . . . . . . . . . . .        505        (235)        270         483      (5,314)     (4,831)
  Passbook and statement . . . . . . .        633      (2,608)     (1,975)      1,738      (7,104)     (5,366)
  Money market . . . . . . . . . . . .       (792)        -          (792)        875      (4,697)     (3,822)
  Certificates . . . . . . . . . . . .     (6,406)     (6,736)    (13,142)    (13,384)    (21,883)    (35,267)
                                         ---------------------------------------------------------------------
     Total deposits. . . . . . . . . .     (6,060)     (9,579)    (15,639)    (10,288)    (38,998)    (49,286)
                                         ---------------------------------------------------------------------
BORROWINGS:
  Securities sold under
     repurchase agree-
     ments   . . . . . . . . . . . . .        (46)        303         257       1,313      (2,892)     (1,579)
  FHLB advances. . . . . . . . . . . .     (3,708)       (596)     (4,304)     (3,732)        346      (3,386)
  Subordinated capital notes . . . . .       (507)       (193)       (700)     (2,649)       (403)     (3,052)
  Other borrowings . . . . . . . . . .       (167)       (112)       (279)       (284)       (461)       (745)
                                         ---------------------------------------------------------------------
     Total borrowings. . . . . . . . .     (4,428)       (598)     (5,026)     (5,352)     (3,410)     (8,762)
                                         ---------------------------------------------------------------------
       Total interest
         expense . . . . . . . . . . .    (10,488)    (10,177)    (20,665)    (15,640)    (42,408)    (58,048)
                                         ---------------------------------------------------------------------
Net interest income. . . . . . . . . .   $  5,043    $ 15,662    $ 20,705    $ 13,488    $  3,730    $ 17,218
                                         ---------------------------------------------------------------------
                                         ---------------------------------------------------------------------

___________________________
(1) CHANGES ATTRIBUTABLE TO THE COMBINED IMPACT OF VOLUME AND RATE HAVE BEEN ALLOCATED PROPORTIONATELY TO THE CHANGE DUE TO VOLUME AND THE CHANGE DUE TO RATE.

          For 1994, interest income remained relatively unchanged at $357.6 million, while interest expense decreased $20.7 million to $152.5 million. For 1993, interest income decreased $40.8 million to $357.6 million, while interest expense decreased $58 million to $173.2 million. As illustrated by the table above, the increase in net interest income during 1994 reflects the significant decrease in TCF's cost of funds and growth in higher-yielding consumer loans and residential real estate loans, partially offset by the negative impact of volume changes in the mortgage-backed securities and commercial real estate loan portfolios. Net interest income increased in 1993 due to the decrease in TCF's cost of funds and the positive impact of volume changes, partially offset by the downward repricing of loans and investments tied to variable index rates. Changes in net interest income are dependent upon the movement of interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. TCF's exposure to changing interest rates has been significantly reduced during recent years. See "Financial Condition - Asset/Liability Management - Interest Rate Risk."

                                   TCF Financial Corporation and Subsidiaries 25
                                                                              --

NON-INTEREST INCOME -- Non-interest income is a significant source of revenues for TCF and an important factor in TCF's results of operations. Providing a wide range of retail banking services is an integral component of TCF's business philosophy and a major strategy for generating additional non-interest income. During 1994, non-interest income decreased $2.3 million, or 1.9%, to $117.3 million, reflecting decreases in title insurance revenues and gains on sales of loans held for sale due to the impact on demand of rising market interest rates. These decreases were partially offset by increases in commissions on sales of annuities, gains on sales of securities available for sale and gains on sales of loan servicing. The following table presents the components of non-interest income:

                                                                                        Percentage
                                                 YEAR ENDED DECEMBER 31,          INCREASE (DECREASE)
                                             ------------------------------       -------------------
(DOLLARS IN THOUSANDS)                         1994       1993       1992          1994/93   1993/92
-----------------------------------------------------------------------------------------------------
Fee and service charge revenues. . . . .     $ 75,449   $ 72,130   $ 66,582          4.6%      8.3%
Data processing revenue. . . . . . . . .        8,988      8,120      7,310         10.7      11.1
Commissions on sales of annuities  . . .       10,818      9,446      9,327         14.5       1.3
Title insurance revenues . . . . . . . .       10,274     15,229      9,984        (32.5)     52.5
Gain on sale of loans held for
  sale, net. . . . . . . . . . . . . . .        2,367     10,059      6,889        (76.5)     46.0
Gain on sale of securities
  available for sale, net. . . . . . . .        2,035        649      3,362        213.6     (80.7)
Gain on sale of loan servicing, net. . .        2,353        137        -        1,617.5     100.0
Other. . . . . . . . . . . . . . . . . .        5,010      3,845      3,058         30.3      25.7
                                             ------------------------------
                                              117,294    119,615    106,512         (1.9)     12.3
Gain on sale of mortgage-backed
  securities, net. . . . . . . . . . . .          -          -          718           -     (100.0)
Gain on sale of investments, net . . . .          -          -          114           -     (100.0)
                                             ------------------------------
  Total non-interest income. . . . . . .     $117,294   $119,615   $107,344         (1.9)     11.4
                                             ------------------------------
                                             ------------------------------


[Graph] -- Sources of Non-Interest Income for 1994

     Fee and service charge revenues increased $3.3 million in 1994 and $5.5 million in 1993 primarily as a result of expanded retail and mortgage banking activities. Included in fee and service charge revenues are fees of $13.2 million, $12.3 million and $10.6 million received for the servicing of loans owned by others during 1994, 1993 and 1992, respectively. The increase in servicing fees during this period reflects an increase in the size of TCF's servicing portfolio resulting from loan originations and purchases of loan servicing rights. At December 31, 1994, 1993 and 1992, TCF was servicing real estate loans for others with aggregate unpaid principal balances of $3.9 billion, $3.6 billion and $3.3 billion, respectively.

     Data processing revenue increased $868,000 in 1994 and $810,000 in 1993. These increases reflect TCF's efforts to provide electronic banking transaction services through its automated teller machine ("ATM") network consisting of 634 ATMs. These revenues are generated principally through the use of TCF's ATM network by depositors of other financial institutions.

     Commissions on sales of annuities increased $1.4 million to a record $10.8 million in 1994, following an increase of $119,000 to $9.4 million in 1993. Sales of annuities may fluctuate from period to period, and future sales levels will depend upon continued favorable tax treatment, the level of interest rates, general economic conditions and investor preferences.

26 TCF Financial Corporation and Subsidiaries
--

     Title insurance revenues decreased $5 million in 1994 to $10.3 million, following an increase of $5.2 million in 1993 to $15.2 million. Title insurance revenues for 1994 were negatively affected by decreases in loan originations and refinancing activity associated with the rise in market interest rates during the year. Title insurance revenues are cyclical in nature and are largely dependent on the level of loan originations and refinancings in the industry.

     Gains on sales of loans held for sale decreased $7.7 million in 1994 following an increase of $3.2 million in 1993. Gains on sales of securities available for sale totaled $2 million in 1994, an increase of $1.4 million from the $649,000 recognized in 1993. Gains or losses on sales of loans held for sale and securities available for sale may fluctuate significantly from period to period due to changes in interest rates and volumes, and results in any period related to these transactions may not be indicative of results which will be obtained in future periods. See "Financial Condition - Loans Held for Sale" and "Financial Condition - Securities Available for Sale."

[Graph] -- Residential Mortgage Servicing Portfolio at period-end

     Gains on sales of third-party loan servicing rights totaled $2.4 million in 1994, compared with $137,000 in 1993. These gains were recognized on the sale of third-party servicing rights on approximately $169 million and $44 million of loans, respectively. TCF periodically sells loan servicing rights depending on market conditions.

     Other non-interest income increased $1.2 million in 1994 to $5 million, and $787,000 in 1993 to $3.8 million. The increases in 1994 and 1993 were primarily due to increased commissions earned on sales of insurance and mutual fund products. TCF commenced sales of mutual funds in the fourth quarter of 1993.

     Gains on sales of mortgage-backed securities and investments totaled $832,000 in 1992. There were no such gains in 1994 or 1993. TCF's results for 1992 included a pretax gain of $718,000 on the sale of $23 million of Federal Home Loan Mortgage Corporation ("FHLMC") adjustable-rate mortgage-backed securities. Management decided to sell these high-coupon adjustable-rate mortgage-backed securities primarily due to growing concerns over expected increased prepayments on such securities. In addition, prior to its merger with TCF, RCG realized a gain of $118,000 on the sale of $4,200 of Federal National Mortgage Association ("FNMA") stock.


NON-INTEREST EXPENSE -- Total non-interest expense decreased $1.6 million in 1994, following an increase of $12.3 million, or 6.1%, in 1993, as compared with the respective prior years. The following table presents the components of non-interest expense:

                                                                                       PERCENTAGE
                                                 YEAR ENDED DECEMBER 31,          INCREASE (DECREASE)
                                             ------------------------------       -------------------
(DOLLARS IN THOUSANDS)                       1994       1993         1992          1994/93   1993/92
-----------------------------------------------------------------------------------------------------
Compensation and employee
  benefits . . . . . . . . . . . . . . .  $ 99,071   $ 90,045      $ 82,388         10.0%      9.3%
Occupancy and equipment, net . . . . . .    35,357     32,834        29,542          7.7      11.1
Advertising and promotions . . . . . . .    11,666     11,254         9,423          3.7      19.4
Federal deposit insurance premiums
  and assessments. . . . . . . . . . . .     9,871      8,979         9,606          9.9      (6.5)
Amortization of goodwill and
  other intangibles. . . . . . . . . . .     3,257      2,957         3,830         10.1     (22.8)
Provision for real estate losses . . . .     2,373     11,743 (1)    22,054        (79.8)    (46.8)
Other. . . . . . . . . . . . . . . . . .    52,262     52,182        46,302           .2      12.7
                                          --------   --------      --------
                                           213,857    209,994       203,145          1.8       3.4
Merger-related expense . . . . . . . . .      -         5,494           -         (100.0)    100.0
  Total non-interest expense . . . . . .  $213,857   $215,488      $203,145          (.8)      6.1
                                          --------   --------      --------
                                          --------   --------      --------

 (1)  INCLUDES $700 OF MERGER-RELATED PROVISIONS.

     Compensation and employee benefits, representing 46.3% of total non-interest expense in 1994, increased $9 million, or 10%, in 1994, following an
increase of   $7.7 million, or 9.3%, in 1993.  The 1994 increase was largely due to compensation and benefit costs associated with TCF's expanded consumer finance activities, TCF Michigan, which TCF purchased in the third quarter of 1993, and normal salary increases. These increases were offset by compensation and benefit cost savings associated with the reduction in residential mortgage origination and title company operations. Residential mortgage origination at TCF were $1.1 billion in 1994, down from $2.3 billion in 1993.

     Occupancy and equipment expenses increased $2.5 million in 1994 and $3.3 million in 1993. The increase in 1994 was a result of expanded consumer finance activities, which included the opening of 27 new consumer finance offices, and costs associated with TCF Michigan. The 1993 increase was largely due to costs associated with TCF Michigan, expanded mortgage banking and consumer finance activities and the opening of seven new Cub Food branch offices.

                                   TCF Financial Corporation and Subsidiaries 27
                                                                              --

     Advertising and promotion expenses increased $412,000 in 1994 and $1.8 million in 1993. The increases in 1994 and 1993 reflect the increase in direct mail and other marketing expenses relating to the promotion of TCF's consumer finance and deposit products in TCF's new market locations.

     Federal deposit insurance premiums and assessments totaled $9.9 million for 1994, an increase of $892,000 from 1993. The increase in 1994 reflects TCF's recognition of its remaining $1.5 million Federal Savings and Loan Insurance Corporation ("FSLIC") secondary reserve credit during the six-month assessment period ended June 30, 1993. This credit represented the final recovery of the 1987 federally mandated write-off of TCF's investment in the FSLIC secondary reserve.

     In February 1995, the U.S. Department of the Treasury disclosed that it is considering a plan to recapitalize the Savings Association Insurance Fund ("SAIF") that would entail charging a one-time special assessment of approximately $6 billion. The special assessment, estimated to be .80% of TCF's total insured deposits or approximately $28 million, would be in addition to TCF's annual deposit insurance premium of .23% of total insured deposits. It is too early to predict whether the proposed special assessment will be approved, or, if approved, when it will be charged.

     Amortization of goodwill and other intangibles increased $300,000 to $3.3 million in 1994, following a decrease of $873,000 to $3 million in 1993. The increase in amortization of goodwill and other intangibles in 1994 was primarily due to the amortization of deposit base intangibles associated with TCF Michigan. For acquisitions initiated or completed prior to September 30, 1982, goodwill is being amortized over 25 years on a straight-line basis. For acquisitions initiated or completed subsequent to September 30, 1982, goodwill is being amortized by the level-yield method based upon the outstanding balances, and over the estimated remaining lives, of the long-term assets acquired. This amortization method, referred to as "lock-step," is required by generally accepted accounting principles and results in a declining rate of amortization. TCF periodically re-evaluates the periods of amortization to determine whether current conditions warrant revised estimates of useful lives.

     The provision for real estate losses decreased $9.4 million, or 79.8%, to $2.4 million in 1994, following a decrease of $10.3 million, or 46.8%, to $11.7 million in 1993. Included in the provision for real estate losses in 1993 are $700,000 in merger-related provisions related to TCF's acquisition of RCG. The amounts provided for real estate losses in each of the three years were considered prudent by management in light of all factors affecting reserve adequacy. See "Financial Condition - Allowances for Loan and Real Estate Losses and Industrial Revenue Bond Reserves" for further detail on the provision for real estate losses.

     Other non-interest expense increased $80,000 in 1994 and $5.9 million, or 12.7%, in 1993. Included in other non-interest expense in 1994 are costs totaling approximately $1 million associated with TCF's February 1995 merger with Great Lakes Bancorp. See "Subsequent Business Combination." The increase in 1994 also reflects an increase of $1.5 million in outside processing expense due to an expansion of TCF's ATM network. Other non-interest expense for 1993 reflects $3.6 million in write-offs of purchased mortgage servicing rights ("PMSRs"), an increase of $2.5 million over similar write-offs recorded in 1992. No such write-offs occurred in 1994 as loan prepayments slowed significantly due to the general increase in interest rates. Other non-interest expense in 1993 also reflects an increase of $1.6 million in loan expense resulting from significantly increased loan origination activity.

     During 1993, TCF recorded $5.5 million of merger-related expenses associated with the RCG merger. These expenses consisted primarily of $2.7 million for severance expense, $830,000 associated with the write-off of premises and equipment rendered redundant or obsolete as a result of the merger and $2 million in other expenses.

     In June 1994, the Financial Accounting Standards Board ("FASB") issued an Exposure Draft of a Proposed Statement of Financial Accounting Standards, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." The proposed statement amends the accounting for mortgage servicing rights prescribed under Statement of Financial Accounting Standards ("SFAS") No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 65 presently prescribes different treatment for the recognition of originated mortgage servicing rights and PMSRs. Subject to limitations, presently only PMSRs are capitalized and amortized in accordance with SFAS No. 65. The proposed statement would require that an entity recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. An entity that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained would allocate a portion of the cost of the loans to the mortgage servicing rights. The proposed statement would also require that capitalized mortgage servicing rights be assessed for impairment, based on fair value. The proposed statement would be applied prospectively in fiscal years beginning after December 15, 1995 to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalized mortgage servicing rights whenever acquired. Earlier application is permitted but not required. Retroactive application would be prohibited. It is too early to predict whether the proposed statement will be adopted in its present form or what effect the proposed statement will have on TCF's financial condition or results of operations.

INCOME TAXES -- TCF recorded income tax expense of $40.3 million in 1994, compared with $28.6 million in 1993 and $13 million in 1992. Income tax expense represented 41% of pretax income during 1994, compared with 43% and 22% for 1993 and 1992, respectively. TCF's 1992 tax rate reflected benefits obtained from the reversal of a valuation allowance established against deferred tax assets in years prior to 1992 under the provisions of SFAS No. 109, "Accounting for Income

28 TCF Financial Corporation and Subsidiaries
--

Taxes." The reversal of the valuation allowance resulted in the recognition of deferred tax assets. No tax valuation allowance was required as of December 31, 1994 or 1993 since TCF had paid taxes, which are available for carryback, in excess of its deferred tax assets. As a result, TCF's income tax expense returned to a more normal rate in 1994 and 1993.

     The tax expense in 1992 also included the recognition of $2.8 million in tax benefits from the utilization of net operating loss ("NOL") carryovers TCF obtained as a result of its settlement of issues raised by the Internal Revenue Service in their review of the consolidated tax returns for the years ended 1979 through 1982. As part of the settlement, TCF paid interest and minimum tax relating to certain of the examined years, which had been fully accrued in prior periods.

     The Revenue Reconciliation Act of 1993 increased the federal income tax rate from 34% to 35% effective January 1, 1993. TCF's 1993 tax expense was not significantly impacted by the tax rate change since the resulting increase in federal income taxes was partially offset by the recognition of additional deferred tax assets.

     At December 31, 1994, TCF had no remaining federal NOL or tax credit carryovers.

     Further detail on income taxes is provided in Note 14 of Notes to Consolidated Financial Statements.

SUBSEQUENT BUSINESS COMBINATION

     On February 8, 1995, TCF completed its acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"), a Michigan-based savings bank with $2.8 billion in assets, $1.6 billion in deposits, 39 offices in Michigan and five offices in western Ohio. In connection with the acquisition, TCF issued approximately 4.8 million shares of its common stock for all of the outstanding common shares of Great Lakes. In addition, each outstanding share of Great Lakes preferred stock was exchanged for one share of TCF preferred stock with substantially identical terms. TCF intends to redeem the 2.7 million shares of preferred stock as soon as practicable after July 1, 1995, the date the preferred stock first becomes redeemable at the option of the issuer. TCF also assumed the obligation to issue common stock upon the exercise or conversion of the outstanding warrants to purchase Great Lakes common stock, the outstanding employee and director options to purchase Great Lakes common stock, and the outstanding 7-1/4% convertible subordinated debentures due 2011 of Great Lakes. This acquisition was accounted for as a pooling-of-interests and, accordingly, TCF's historical financial statements presented in future reports will be restated to include the accounts and results of operations of Great Lakes. In connection with the acquisition, it is expected that a pretax merger-related charge of approximately $51.4 million will be incurred during the 1995 first quarter, primarily to accrue for specific, identified costs related to the merger.

     As a result of the acquisition, Great Lakes merged into TCF's existing Michigan-based wholly owned savings bank subsidiary, TCF Michigan. The resulting savings bank is operated as a direct subsidiary of TCF and retained the Great Lakes name, certain members of its board of directors, and headquarters in Ann Arbor, Michigan. The resulting savings bank operates 54 offices in Michigan and five offices in western Ohio.

     Further detail on the business combination is provided in Note 2 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

INVESTMENTS -- Total investments increased $8.5 million in 1994 to $243.7 million at December 31, 1994. Interest-bearing deposits with banks increased $180.2 million during 1994 to $190.7 million at December 31, 1994. Federal funds sold decreased $98.6 million in 1994, totaling $6.9 million at December 31, 1994. U.S. Government and other marketable securities held to maturity decreased $77.7 million in 1994 to $3.5 million at December 31, 1994, reflecting decreases of $66.9 million in U.S. Government and agency obligations, $7 million in bankers' acceptances and $3 million in corporate bonds. TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 1994.

     In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS No. 115 does not apply to unsecuritized loans. SFAS No. 115 requires investments in equity and debt securities to be classified in one of three categories and accounted for as follows:

     1. Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost.

     2. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     3. Debt and equity securities not classified in the first two categories are classified as available for sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

                                   TCF Financial Corporation and Subsidiaries 29
                                                                              --

     TCF adopted SFAS No. 115 effective January 1, 1994. In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting method. As permitted by SFAS No. 115, TCF reclassified $77.3 million of its debt securities from U.S. Government and other marketable securities and $156.8 million of its mortgage-backed securities to securities available for sale on January 1, 1994. Additional information on TCF's adoption of SFAS No. 115 is provided in Note 1 of Notes to Consolidated Financial Statements.

SECURITIES AVAILABLE FOR SALE -- Securities available for sale are carried at fair value with the unrealized holding gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. Such securities were carried at the lower of cost or market prior to 1994.
Securities available for sale increased $55.8 million during 1994 to $65.8 million at December 31, 1994. Securities available for sale totaled $10 million at December 31, 1993, a decrease of $246.6 million from $256.6 million at December 31, 1992.

LOANS HELD FOR SALE -- Residential real estate and education loans held for sale are carried at the lower of cost or market. Loans held for sale decreased $221.4 million during 1994, totaling $200.5 million at December 31, 1994. The change in 1994 was due to a decrease of $252.6 million in residential real estate loans held for sale partially offset by a $32.3 million increase in education loans held for sale. The decrease in residential real estate loans held for sale reflects a decrease in origination and refinancing demand due to rising market interest rates. In addition, loan sales activity exceeded production levels during 1994. The increase in education loans held for sale reflects management's intention to hold a larger portfolio of these loans due to the higher yields received on these loans as compared with alternative short-term investments. Under a forward commitment agreement with the Student Loan Marketing Association ("SLMA"), TCF can sell the education loans to SLMA once they are fully disbursed, but must sell the loans to SLMA before they go into repayment status. Loans held for sale totaled $421.9 million at December 31, 1993, an increase of $136.4 million from $285.5 million at December 31, 1992.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY -- Mortgage-backed securities held to maturity totaled $1.1 billion at December 31, 1994, a decrease of $122.6 million from the December 31, 1993 balance of $1.2 billion. The decrease reflects the previously mentioned reclassification of $156.8 million of mortgage-backed securities to securities available for sale on January 1, 1994, principal paydowns and prepayments, partially offset by purchases of $262.8 million of 15-year fixed-rate FNMA mortgage-backed securities and $25.2 million of 30-year fixed-rate FNMA mortgage-backed securities. At December 31, 1994, TCF's mortgage-backed securities held to maturity portfolio was comprised of $130.1 million of adjustable-rate mortgage-backed securities and $980.8 million of fixed-rate mortgage-backed securities, and had gross unrealized gains of $2.9 million and gross unrealized losses of $51.2 million. Mortgage-backed securities held to maturity totaled $1.1 billion at December 31, 1992.

LOANS -- The following table sets forth information about loans held in TCF's portfolio, excluding loans held for sale:


                                                             AT DECEMBER 31,
                                         -----------------------------------------------------------
(IN THOUSANDS)                              1994        1993        1992         1991        1990
----------------------------------------------------------------------------------------------------
Residential real estate. . . . . . . .   $1,261,690  $1,063,158  $  858,685  $  707,590  $  721,129
Consumer . . . . . . . . . . . . . . .    1,105,971     919,027     906,661     892,166     977,037
Commercial real estate . . . . . . . .      634,770     687,202     828,995     902,330     955,884
Commercial business. . . . . . . . . .      100,397      89,368      80,312      89,496     100,468
Deferred fees and
   unearned discounts
   and finance charges . . . . . . . .      (21,020)    (13,609)    (17,727)    (25,498)    (48,090)
                                         -----------------------------------------------------------
    Total loans. . . . . . . . . . . .   $3,081,808  $2,745,146  $2,656,926  $2,566,084  $2,706,428
                                         -----------------------------------------------------------
                                         -----------------------------------------------------------

     Residential real estate loans totaled $1.3 billion at December 31, 1994, an increase of $198.5 million from December 31, 1993. This increase reflects the origination and retention of $378 million of residential loans, partially offset by loan repayments. During 1994, TCF retained a greater proportion of residential real estate loans originated than in recent years. At December 31, 1994, TCF's residential real estate loan portfolio was comprised of $728.6 million of fixed-rate loans and $533.1 million of adjustable-rate loans.

     Consumer loans totaled $1.1 billion at December 31, 1994, an increase of $186.9 million from December 31, 1993. This change was primarily due to a $116 million increase in TCF's home equity loan portfolio, a $40.6 million increase in automobile and recreational vehicle loans and a $15.7 million increase in credit card loans. The growth in home equity loans is primarily due to the expanded operations of TCF's consumer finance subsidiaries and the slowdown of refinancings. The growth in automobile and recreational vehicle loans also reflects the expanded operations of TCF's consumer finance subsidiaries.

30 TCF Financial Corporation and Subsidiaries
--

     TCF is expanding its consumer lending and consumer finance operations and anticipates opening more than 20 new consumer finance offices during 1995, most of which will be in areas outside its traditional market areas. TCF opened 27 such offices in 1994 and now has 46 consumer finance offices in 11 states. As a result of this expansion, TCF's consumer finance loan portfolio totaled $201 million at December 31, 1994, compared with $136.5 million at December 31, 1993. Consumer finance lending is generally considered to involve a higher level of risk than single-family residential lending due to the higher level of credit risk and interest rates associated with these loans. The underwriting criteria for loans originated by these consumer finance offices are generally less stringent than those historically adhered to by TCF and as a result carry a higher level of credit risk and higher interest rates. TCF believes that it has in place experienced personnel and acceptable standards for maintaining credit quality that are consistent with its goals for expanding its portfolio of these higher-yielding loans.

     Consumer loan growth in recent years reflects TCF's emphasis on expanding its portfolio of these higher-yielding, shorter-term loans, including home equity lines of credit. At December 31, 1994, TCF's average home equity line of credit was approximately $36,000 and the average loan balance outstanding was approximately $21,000, or 58% of the available line. The average combined loan to value ratio for TCF's home equity credit line portfolio, based on the combined total of any first mortgage lien and the maximum amount of the credit line available, was approximately 70%. At December 31, 1994, TCF's consumer loan delinquency rate was .68% (defined as accruing loans, including education loans held for sale, greater than 30 days past due).

     Commercial real estate loans decreased $52.4 million in 1994 to $634.8 million at December 31, 1994. Commercial business loans increased $11 million to $100.4 million at December 31, 1994. TCF is seeking to expand its commercial real estate and commercial business lending activity to borrowers located in its primary markets of Minnesota, Illinois, Wisconsin, Michigan and other Midwestern states in an attempt to maintain the size of these lending portfolios and, where feasible under local economic conditions, achieve some growth in these lending categories over time. These loans generally have larger individual balances and a substantially greater inherent risk of loss. The risk of loss is difficult to quantify and is subject to fluctuations in real estate values. At December 31, 1994, approximately 84% of TCF's commercial real estate loans outstanding were secured by properties located in its primary markets. The average individual balance of commercial real estate loans was $562,000 at December 31, 1994. Apartment loans comprised $265.6 million, or 42%, of total commercial real estate loans outstanding at December 31, 1994.

     Included in performing loans at December 31, 1994 are commercial real estate loans aggregating $3 million with terms that have been modified in troubled debt restructurings, compared with $7.4 million of such loans at December 31, 1993. The results of hotel and motel operations have suffered in recent years. Included in commercial real estate loans at December 31, 1994 are $73.9 million of loans secured by hotel or motel properties. Of this amount, one loan totaling $11.6 million is included in loans subject to management concern. TCF continues to closely monitor the performance of these loans and properties.

     TCF does not make highly leveraged corporate loans or agricultural, energy-related or foreign loans.

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES AND INDUSTRIAL REVENUE BOND
RESERVES -- Credit risk is the risk of loss from a customer default. TCF has in place a process to identify and manage its credit risks. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, identification of problem loans and special procedures for collection of problem loans.

     On an ongoing basis, TCF's loan and real estate portfolios are carefully reviewed and thoroughly analyzed as to credit risk, performance, collateral value and quality. The allowances for loan and real estate losses are maintained at levels considered by management to be necessary to provide for estimated loan and real estate losses. Management's judgment as to the adequacy of the allowances is a result of ongoing review of individual loans greater than $100,000, the overall risk characteristics of the portfolio, changes in the character or size of the portfolio, the level of non-performing assets, net charge-offs, geographic location and prevailing economic conditions. The allowance for loan losses is established for known or anticipated problem loans, as well as for loans which are not currently known to require specific allowances for loss. The allowance for real estate losses is established to reduce the carrying value of real estate to fair value less disposition costs. Estimates of costs to complete or ready a project for sale, costs of disposal and costs to carry real estate until estimated disposition are considered in establishing the initial recorded investment in real estate.

     Prior to being acquired by TCF, RCG had entered into agreements guaranteeing certain industrial development and housing revenue bonds issued by municipalities to finance commercial and multifamily real estate owned by third parties. In the event a third-party borrower defaults on principal or interest payments on the bonds, TCF, as acquiring entity, is required to either fund the amount in default or acquire the then outstanding bonds. TCF may foreclose on the underlying real estate to recover amounts in default. The balance of such financial guarantees at December 31, 1994 was $18.6 million. Management has considered these guarantees in its review of the adequacy of the industrial revenue bond reserves.

     The adequacy of the allowances for loan and real estate losses and industrial revenue bond reserves is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, and evaluations of performance and status. Such estimates, appraisals and evaluations may be subject to frequent adjustments due to changing economic conditions and the economic prospects of borrowers or properties. Management believes the allowances for loan and real estate losses and industrial revenue bond reserves are adequate.

                                   TCF Financial Corporation and Subsidiaries 31
                                                                              --

     The provisions for credit and real estate losses included in the consolidated statements of operations totaled $13.3 million in 1994, compared with $33.7 million in 1993 and $35.2 million in 1992. Included in the provision for credit losses and the provision for real estate losses in 1993 are $7 million and $700,000, respectively, in merger-related provisions related to TCF's acquisition of RCG. The merger-related provisions were established to conform RCG's accounting and credit loss reserve practices and methods to those of TCF and to accelerate the disposition of RCG's problem assets.

     While TCF's investments in commercial real estate loans, commercial business loans and related properties acquired through foreclosure or by other means have significantly decreased in recent years, such loans and investments have larger individual balances and a substantially greater inherent risk of loss. The risk of loss on such loans and properties is difficult to quantify and is subject to fluctuations in real estate values. In addition, concerns remain over the future course of the economy and particularly the related impact on the real estate values associated with these loans and properties.

     At December 31, 1994, the allowances for loan and real estate losses and industrial revenue bond reserves totaled $35.1 million, compared with $30.7 million at December 31, 1993. Net loan, real estate and industrial revenue bond charge-offs were $8.8 million in 1994 compared with $25.6 million in 1993. As indicated by the significant reduction in loss provisions and net charge-offs during 1994, TCF has experienced continued improvement in credit quality.

     A summary of the allowance for loan losses and industrial revenue bond reserves and selected statistics follows:

                                                    INDUSTRIAL
                                        ALLOWANCE    REVENUE
                                        FOR LOAN       BOND
(IN THOUSANDS)                           LOSSES      RESERVES        TOTAL
---------------------------------------------------------------------------
Balance, December 31, 1991 . . . . .    $25,420       $2,881       $28,301
  Provision for losses . . . . . . .     12,423          767        13,190
  Charge-offs. . . . . . . . . . . .    (21,519)      (2,185)      (23,704)
  Recoveries . . . . . . . . . . . .      2,925            -         2,925
                                        -----------------------------------
    Net charge-offs. . . . . . . . .    (18,594)      (2,185)      (20,779)
                                        -----------------------------------
Balance, December 31, 1992 . . . . .     19,249        1,463        20,712
  Adjustments for pooling-of-
    interests. . . . . . . . . . . .        (56)         225           169
  Provision for losses . . . . . . .     20,207        1,726        21,933
  Charge-offs. . . . . . . . . . . .    (16,032)        (725)      (16,757)
  Recoveries . . . . . . . . . . . .      2,687            -         2,687
                                        -----------------------------------
    Net charge-offs. . . . . . . . .    (13,345)        (725)      (14,070)
                                        -----------------------------------
Balance, December 31, 1993 . . . . .     26,055        2,689        28,744
  Provision for losses . . . . . . .     10,901            -        10,901
  Charge-offs. . . . . . . . . . . .     (7,740)           -        (7,740)
  Recoveries . . . . . . . . . . . .      2,432           70         2,502
                                        -----------------------------------
    Net charge-offs. . . . . . . . .     (5,308)          70        (5,238)
                                        -----------------------------------
BALANCE, DECEMBER 31, 1994 . . . . .    $31,648       $2,759       $34,407
                                        -----------------------------------
                                        -----------------------------------

                                                 YEAR ENDED DECEMBER 31,
                                        -----------------------------------
                                             1994        1993          1992
---------------------------------------------------------------------------
Ratio of net loan charge-offs to
  average loans outstanding (1). . .        .18%         .50%          .69%
Year-end allowance for loan losses
  as a percentage of year-end gross
  loan balances (1). . . . . . . . .       1.02          .94           .72

___________________________________
(1)  EXCLUDING LOANS HELD FOR SALE.

     A summary of the allowance for real estate losses follows:

                                              YEAR ENDED DECEMBER 31,
                                        -----------------------------------
(IN THOUSANDS)                            1994         1993          1992
---------------------------------------------------------------------------
Balance at beginning of year . . . .     $1,968      $ 2,291       $ 7,603
  Adjustments for pooling-of-
    interests. . . . . . . . . . . .        -           (513)          -
  Provision for losses . . . . . . .      2,373       11,743        22,054
  Charge-offs. . . . . . . . . . . .     (3,611)     (11,553)      (27,366)
                                        -----------------------------------
Balance at end of year . . . . . . .     $  730      $ 1,968       $ 2,291
                                        -----------------------------------
                                        -----------------------------------

     Real estate acquired through foreclosure is carried at the lower of cost or fair value minus estimated costs to sell the properties. Fair value represents the amount that would be received in a current sale between a willing buyer and a willing seller - that is, in other than a forced or liquidation sale.

     Real estate charge-offs in 1993 reflect $4.2 million in charge-offs of TCF's investment in New York City cooperative apartment units, and sales of commercial real estate properties at less than previously estimated fair values. TCF's remaining investment in the cooperative units (excluding loans to purchasers of cooperative units and loans to the cooperative apartment corporations secured by underlying real estate) totaled $528,000 and $1.8 million at December 31, 1994 and 1993, respectively.

     Real estate charge-offs in 1992 exceeded the allowance for real estate losses at December 31, 1991 primarily due to a decline in the market value of cooperative units and other commercial real estate properties and sales of commercial real estate properties at less than previously estimated fair values. The presence of various factors added a degree of uncertainty to management's determination of the estimated fair values of certain foreclosed commercial real estate properties at December 31, 1991. These factors included the existence of a number of large out-of-territory properties which have a substantially greater risk of loss, the inability to gain access and obtain appraisals for certain in-substance foreclosed properties, the limited market for certain of the properties, and environmental concerns for one property which was subsequently sold. TCF disposed of a number of foreclosed commercial real estate properties in 1992 at lower prices in order to reduce future legal and other expenses, minimize future holding costs and reduce TCF's exposure to further declines in market values.

32 TCF Financial Corporation and Subsidiaries
--

     The allowance for real estate losses is based on management's periodic analysis of real estate holdings. In this analysis, management considers factors including, but not limited to, general economic and market conditions, geographic location, composition and appraisals of the real estate holdings and property conditions. The carrying values of foreclosed real estate are based on appraisals, prepared by certified appraisers, whenever possible. TCF reviews each external commercial real estate appraisal it receives for accuracy, completeness and reasonableness of assumptions used. A renewed weakness in commercial real estate markets may result in further declines in values of the properties or the sale of individual properties at less than previously estimated values, resulting in additional charge-offs. TCF recognizes the effect of such events in the periods in which they occur.

NON-PERFORMING ASSETS -- Non-performing assets (principally non-accrual loans and real estate acquired through foreclosure) totaled $26.1 million at December 31, 1994, down $18.9 million, or 42%, from the December 31, 1993 total of $45 million. As indicated by the reduction in non-performing assets in 1994, TCF has experienced continued improvement in credit quality. At December 31, 1994, six commercial real estate loans or properties comprised $11.5 million, or 44%, of total non-performing assets. These loans or properties had been written down by $7.8 million as of year-end 1994. Properties acquired are being actively marketed. Approximately 95% of non-performing assets consist of, or are secured by, real estate. At December 31, 1994, TCF's real estate and other non-performing assets of $16.6 million included commercial real estate of $10.5 million. The accrual of interest income is generally discontinued when loans become 90 days past due with respect to either principal or interest unless such loans are adequately secured and in the process of collection.

     Non-performing assets are summarized in the following table:

                                                  AT DECEMBER 31,
                                ------------------------------------------------
(DOLLARS IN THOUSANDS)             1994      1993      1992      1991       1990
--------------------------------------------------------------------------------
Loans (1):
  Residential real estate. . .  $ 4,203   $ 5,956   $ 8,418  $  9,663    $ 4,915
  Commercial real estate . . .    2,624     8,368     3,663     7,261     18,190
  Commercial business. . . . .      562     1,842     1,978       580      1,193
  Consumer . . . . . . . . . .    2,127     1,258     1,997     3,149      3,512
                                ------------------------------------------------
                                  9,516    17,424    16,056    20,653     27,810
Real estate and other
 assets. . . . . . . . . . . .   16,604    27,598    36,605    80,009     67,869
                                ------------------------------------------------
  Total non-performing
     assets. . . . . . . . . .  $26,120   $45,022   $52,661  $100,662    $95,679
                                ------------------------------------------------
                                ------------------------------------------------

Non-performing assets as a
  percentage of net loans. . .      .86%     1.66%     2.00%     3.96%     3.57%
Non-performing assets as a
  percentage of total assets .      .52       .90      1.05      2.02      1.87

----------------------------
(1) INCLUDED IN TOTAL LOANS IN THE CONSOLIDATED STATEMENTS OF FINANCIAL
CONDITION.

     The following table sets forth information regarding TCF's delinquent loan portfolio, excluding non-accrual loans:

                                            AT DECEMBER 31,
                           -----------------------------------------------------
                                     1994                     1993
                           -------------------------- --------------------------
(DOLLARS IN THOUSANDS)      PRINCIPAL  PERCENTAGE OF   PRINCIPAL  PERCENTAGE OF
                           BALANCES(1) GROSS LOANS(1) BALANCES(1) GROSS LOANS(1)
--------------------------------------------------------------------------------
Loans delinquent for:
  30-59 days . . . . . .     $ 6,925         .21%        $ 6,481       .21%
  60-89 days . . . . . .       4,847         .15           4,462       .14
  90 days or more. . . .       2,017         .06           2,916       .09
                            ----------------------------------------------------
     Total . . . . . . .     $13,789         .42%        $13,859       .44%
                            ----------------------------------------------------
                            ----------------------------------------------------

-----------------------
(1)  INCLUDES LOANS HELD FOR SALE.

     TCF had accruing loans 90 days or more past due totaling $2 million at December 31, 1994 compared with $2.9 million at December 31, 1993. These loans are in the process of collection and management believes they are adequately secured.

     In addition to the non-accrual, restructured and accruing loans 90 days or more past due, there were commercial real estate and commercial business loans with an aggregate principal balance of $23.8 million outstanding at December 31, 1994 for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. This amount consists of loans that were classified for regulatory purposes as substandard, doubtful or loss, or were to borrowers that currently are experiencing financial difficulties or that management believes may experience financial difficulties in the future. Although these loans

                                   TCF Financial Corporation and Subsidiaries 33
                                                                              --
are secured by commercial real estate or other corporate assets, they may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers.

     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 is applicable to all creditors and to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and debt securities. SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows by discounting those cash flows at the loan's effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. As defined by SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
- Income Recognition and Disclosures." SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans, and to clarify disclosure requirements. SFAS No. 114 and SFAS No. 118 apply to financial statements issued for fiscal years beginning after December 15, 1994, with earlier application encouraged. Management has not yet determined what effect, if any, these pronouncements will have on TCF's results of operations.

LIQUIDITY MANAGEMENT -- TCF manages its liquidity position to ensure that the funding needs of depositors and borrowers are met promptly and in a cost-effective manner. Asset liquidity arises from the ability to convert assets to cash as well as from the maturity of assets. Liability liquidity results from the ability of TCF to attract a diversity of funding sources to meet funding requirements promptly. TCF's wholly owned savings bank subsidiaries are required by federal regulations to maintain a monthly average minimum asset liquidity ratio of 5%. These subsidiaries have maintained average monthly liquidity ratios in excess of this requirement.

     Deposits are the primary source of TCF's funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan repayments, advances from the FHLB and proceeds from reverse repurchase borrowing agreements. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds, and other factors. Although TCF's levels of deposits have recently stabilized, its deposit inflows and outflows have been affected by these factors and may continue to be affected in future periods. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows, or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under reverse repurchase agreements and, to a lesser extent, from other sources.

     Cash and due from banks increased $4.8 million during the year ended December 31, 1994 to $170.7 million. Cash of $307.2 million was provided by operating activities as proceeds from sales of loans held for sale of $1 billion were partially offset by originations and purchases of loans held for sale of $802.4 million. Cash of $282.2 million was used by investing activities reflecting loan originations of $1.2 billion, and purchases of loans, mortgage-backed securities and securities available for sale of $915.7 million. These cash outflows were partially offset by principal collections on loans and mortgage-backed securities of $1.1 billion and proceeds from the sales and maturities of securities available for sale of $808.9 million. Cash of $20.3 million was used by financing activities primarily due to net cash outflows on deposits and repurchases of common stock of $17.5 million, offset by net cash inflows on FHLB advances.

     Cash and due from banks increased $25.1 million during the year ended December 31, 1993 to $165.9 million. Cash of $60.6 million was used by operating activities, as originations and purchases of loans held for sale of $1.9 billion were substantially offset by proceeds from sales of loans held for sale of $1.8 billion. Cash of $357.1 million was provided by investing activities, reflecting proceeds from maturities of U.S. Government and other marketable securities of $1.2 billion and principal collections on loans and mortgage-backed securities of $1.3 billion. Also included in total cash provided by investing activities is $154.3 million of cash acquired as part of deposit acquisitions. These cash flows were substantially offset by loan originations of $1.1 billion, purchases of loans and mortgage-backed securities of $378 million and purchases of U.S. Government and other marketable securities of $1.2 billion. Cash of $285.1 million was used by financing activities primarily due to net cash outflows on deposits, FHLB advances, and other borrowings and the repayment of $28.8 million of subordinated capital notes.

[Chart] -- Non-performing Assets at period-end

34 TCF Financial Corporation and Subsidiaries
--

     Potential sources of liquidity for TCF Financial Corporation include cash dividends from TCF Bank Minnesota fsb ("TCF Minnesota"), TCF's wholly owned subsidiary, cash flows from other direct subsidiaries, issuance of equity securities to employee benefit plans and interest income. TCF Minnesota's ability to pay dividends or make other capital distributions to TCF Financial Corporation is restricted by regulation and may require regulatory approval. At December 31, 1994, in addition to TCF Minnesota, TCF Financial Corporation directly owned four insurance agency subsidiaries engaging in the sale of single premium tax-deferred annuities. Dividends from these and other non-bank subsidiaries to TCF Financial Corporation were $4.6 million and $3.3 million for the years ended December 31, 1994 and 1993, respectively. Future dividends from these subsidiaries are dependent upon continued favorable tax treatment for single premium annuities, and legislative proposals have sought to limit or eliminate these tax benefits. Cash flows from the exercise of stock options under the Stock Option and Incentive Plan of TCF Financial were $272,000 and $1.1 million for the years ended December 31, 1994 and 1993, respectively.

[Graph] -- Number of Checking Accounts at period-end

DEPOSITS -- Deposits totaled $3.8 billion at December 31, 1994, down $282.9 million from December 31, 1993. Lower interest-cost checking and savings deposits totaled $1.6 billion, down $91.5 million from year-end 1993, and comprised 41% of total deposits at December 31, 1994. Checking and savings deposits are an important source of lower cost funds and fee income for TCF. TCF's weighted average rate for deposits, including non-interest bearing deposits, increased to 3.34% at December 31, 1994 from 3.15% at December 31, 1993, reflecting higher market rates.

BORROWINGS -- Borrowings are used primarily to fund the purchases of investments and mortgage-backed securities held to maturity. These borrowings totaled $868.3 million as of December 31, 1994, compared with $575.4 million at year-end 1993. Securities sold under repurchase agreements totaled $170.1 million at December 31, 1994, an increase of $40.3 million from December 31, 1993.
Advances from the FHLB increased $254.2 million from December 31, 1993 and totaled $650.9 million at December 31, 1994. TCF's weighted average rate on borrowings decreased to 6.07% at December 31, 1994, from 6.18% at December 31, 1993, and reflects the maturity of $115 million of higher rate FHLB advances which were subsequently replaced at a lower weighted average rate.

STOCKHOLDERS' EQUITY -- Stockholders' equity at December 31, 1994 was $327.2 million, or 6.5% of total assets, up from $295.6 million, or 5.9% of total assets, at December 31, 1993. The increase in stockholders' equity is primarily due to net income of $57.4 million for the year ended December 31, 1994, partially offset by purchases of 535,000 shares of treasury stock at a cost of $17.5 million and the declaration of $12.3 million in common stock dividends.

     On January 25, 1994, TCF's board of directors authorized the repurchase of up to 5 percent of TCF common stock, or approximately 620,000 shares. The repurchased shares will be used for employee benefit plans and other corporate purposes. As previously mentioned, TCF purchased 535,000 shares of stock under this plan during the year ended December 31, 1994. During this period, 212,120 shares were issued out of treasury stock for restricted stock grants and employee benefit plans.

REGULATORY CAPITAL REQUIREMENTS -- The following table sets forth TCF Minnesota's calculation of its tangible, core and risk-based capital and applicable percentages of adjusted assets at December 31, 1994 and 1993, together with the excess over the minimum capital requirements:

                                                AT DECEMBER 31,
                                   ------------------------------------------
                                          1994                 1993
                                   -------------------   --------------------
     (DOLLARS IN THOUSANDS)         AMOUNT  PERCENTAGE    AMOUNT   PERCENTAGE
-----------------------------------------------------------------------------

Tangible capital . . . . . . . .   $292,825      5.81%    $282,295     5.65%
Tangible capital requirement . .     75,634      1.50       75,000     1.50
                                   -----------------------------------------
  Excess . . . . . . . . . . . .   $217,191      4.31%    $207,295     4.15%
                                   -----------------------------------------
                                   -----------------------------------------

Core capital . . . . . . . . . .   $320,673      6.34%    $313,400     6.25%
Core capital requirement . . . .    151,704      3.00      150,496     3.00
                                   -----------------------------------------
  Excess . . . . . . . . . . . .   $168,969      3.34%    $162,904     3.25%
                                   -----------------------------------------
                                   -----------------------------------------

Risk-based capital . . . . . . .   $350,096     12.01%    $341,188    12.25%
Risk-based capital requirement .    233,292      8.00      222,906     8.00
                                   -----------------------------------------
  Excess . . . . . . . . . . . .   $116,804      4.01%    $118,282     4.25%
                                   -----------------------------------------
                                   -----------------------------------------

                                   TCF Financial Corporation and Subsidiaries 35
                                                                              --

     At December 31, 1994, TCF Minnesota and its wholly owned savings bank subsidiaries, TCF Bank Wisconsin fsb, TCF Bank Illinois fsb and TCF Michigan, exceeded their fully phased-in capital requirements. TCF Minnesota and its wholly owned savings bank subsidiaries believe that at December 31, 1994 they would be considered well-capitalized under guidelines established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

     On January 1, 1995, the amount of qualifying supervisory goodwill includable in core and risk-based capital decreased from .375% to 0% of tangible assets. Although it will not impact TCF Minnesota's results of operations or its ability to meet the minimum regulatory capital requirements, this scheduled phase-out of supervisory goodwill reduced TCF Minnesota's computed core and risk-based capital levels by approximately $13.4 million on January 1, 1995.

     On January 1, 1994, the Office of Thrift Supervision ("OTS") adopted an amendment to its risk-based capital requirements that requires institutions with more than a normal level of interest rate risk to maintain additional risk-based capital. On October 13, 1994, the OTS issued a memorandum stating that the interest-rate risk capital deduction will be waived until the OTS publishes the process under which institutions may appeal such deductions. The revised anticipated effective date of this amendment is expected to be March 31, 1995. Management does not believe the interest rate risk component will have a significant impact on the risk-based capital requirements of TCF's wholly owned savings bank subsidiaries.


ASSET/LIABILITY MANAGEMENT - INTEREST RATE RISK -- TCF's results of operations are dependent to a large degree on its net interest income, which is the difference between interest income and interest expense. Like most financial institutions, TCF's interest income and cost of funds are significantly affected by general economic conditions and by policies of regulatory authorities. The mismatch between maturities and interest rate sensitivities of assets and liabilities results in interest rate risk. Although the measure is subject to a number of assumptions and is only one of a number of measurements, management believes the interest rate gap (difference between interest-earning assets and interest-bearing liabilities repricing within a given period) is an important indication of TCF's exposure to interest rate risk and the related volatility of net interest income in a changing interest rate environment. In addition to the interest rate gap analysis, management also utilizes a simulation model to measure and manage TCF's interest rate risk.

     For an institution with a negative interest rate gap for a given period, the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of interest-earning assets repricing within the same period. In a rising interest rate environment, institutions with negative interest rate gaps will generally experience more immediate increases in the cost of their liabilities than in the yield on their assets. Conversely, the yield on assets of institutions with negative interest rate gaps will generally decrease more slowly than the cost of their funds in a falling interest rate environment.

     TCF's one-year adjusted interest rate gap was a negative $212.9 million, or
(4)% of total assets, at December 31, 1994, compared with a positive $434.4 million, or 9% of total assets, at December 31, 1993. This reflects the decline in loan prepayment activity during 1994 as a result of the general increase in interest rates.

     Certain of TCF's assets and liabilities have repricing characteristics that are dependent on the direction of market interest rate changes, including consumer loans with interest rate floors and certificates of deposit that allow depositors to exercise a one-time option to reprice their certificates at the then current interest rates. As a result, although TCF's one-year adjusted interest rate gap was (4)% at December 31, 1994, TCF's interest rate gap calculated under rising or falling interest rate scenarios would be based on repricing assumptions different from those utilized to calculate the interest rate gap at December 31, 1994.

     TCF's Asset/Liability Management Committee manages TCF's interest rate risk based on interest rate expectations and other factors. The amounts in the maturity/rate sensitivity table below represent management's estimates and assumptions, which in some cases may differ from regulatory assumptions. Also, the amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments and competition. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships.

36 TCF Financial Corporation and Subsidiaries
--

     The following table summarizes TCF's interest rate gap position at December 31, 1994:

                                                   MATURITY/RATE SENSITIVITY
                                        ------------------------------------------------
                                          WITHIN
(DOLLARS IN THOUSANDS)                    1 YEAR     1-3 YEARS   3+ YEARS      TOTAL
----------------------------------------------------------------------------------------
Interest-earning assets:
  Loans held for sale. . . . . . . .    $  200,509   $     -     $      -     $  200,509
  Securities available for sale. . .        64,771       1,014          -         65,785
  Mortgage-backed securities held to
     maturity (1). . . . . . . . . .       266,895     267,587      580,131    1,114,613
  Real estate loans (1). . . . . . .       699,731     542,950      647,509    1,890,190
  Other loans (1). . . . . . . . . .     1,133,765      38,087       19,766    1,191,618
  Investments (2)  . . . . . . . . .       243,651         -            -        243,651
                                        ------------------------------------------------
                                         2,609,322     849,638    1,247,406    4,706,366
                                        ------------------------------------------------
Interest-bearing liabilities:
  Deposits (3) . . . . . . . . . . .     2,259,579     621,081      938,954    3,819,614
  Federal Home Loan Bank advances. .       388,405     261,114        1,344      650,863
  Other borrowings . . . . . . . . .       179,198       1,340        2,382      182,920
  Subordinated capital notes . . . .           -           -         34,500       34,500
                                        ------------------------------------------------
                                         2,827,182     883,535      977,180    4,687,897
                                        ------------------------------------------------

Interest-earning assets over (under)
  interest-bearing liabilities . . .      (217,860)    (33,897)     270,226       18,469
Impact of interest rate exchange
  agreement. . . . . . . . . . . . .         5,000      (5,000)         -            -
                                        ------------------------------------------------
Adjusted gap . . . . . . . . . . . .    $ (212,860)  $ (38,897)  $  270,226   $   18,469
                                        ------------------------------------------------
                                        ------------------------------------------------

Adjusted cumulative gap. . . . . . .    $ (212,860)  $(251,757)  $   18,469   $   18,469
                                        ------------------------------------------------
                                        ------------------------------------------------

Adjusted cumulative gap as a
  percentage of total assets:
    At December 31, 1994 . . . . . .            (4)%        (5)%          - %          - %
                                        ------------------------------------------------
                                        ------------------------------------------------
     At December 31, 1993. . . . . .             9 %         3 %         (1)%         (1)%
                                        ------------------------------------------------
                                        ------------------------------------------------

___________________________________
(1) BASED UPON A) CONTRACTUAL MATURITY, B) REPRICING DATE, IF APPLICABLE, C) SCHEDULED REPAYMENTS OF PRINCIPAL AND D) PROJECTED PREPAYMENTS OF PRINCIPAL BASED UPON EXPERIENCE.

(2) INCLUDES INTEREST-BEARING DEPOSITS WITH BANKS, FEDERAL FUNDS SOLD, U.S. GOVERNMENT AND OTHER MARKETABLE SECURITIES HELD TO MATURITY AND FHLB STOCK.

(3) INCLUDES NON-INTEREST BEARING DEPOSITS. MONEY MARKET ACCOUNTS AND 11% OF CHECKING ACCOUNTS ARE INCLUDED IN AMOUNTS REPRICING WITHIN ONE YEAR. IN ADDITION, 51% AND 34% OF PASSBOOK AND STATEMENT ACCOUNTS ARE INCLUDED IN THE "WITHIN 1 YEAR" AND "1-3 YEARS" CATEGORIES, RESPECTIVELY. ALL REMAINING PASSBOOK AND STATEMENT AND CHECKING ACCOUNTS ARE ASSUMED TO MATURE IN THE "3+ YEARS" CATEGORY. WHILE MANAGEMENT BELIEVES THESE ASSUMPTIONS ARE WELL BASED, NO ASSURANCE CAN BE GIVEN THAT AMOUNTS ON DEPOSIT IN CHECKING, PASSBOOK AND STATEMENT ACCOUNTS WILL NOT SIGNIFICANTLY DECREASE OR BE REPRICED IN THE EVENT OF A GENERAL RISE IN INTEREST RATES. AT DECEMBER 31, 1993, 10% OF CHECKING ACCOUNTS WERE INCLUDED IN AMOUNTS REPRICING WITHIN ONE YEAR, AND 46% AND 35% OF PASSBOOK AND STATEMENT ACCOUNTS WERE INCLUDED IN THE "WITHIN 1 YEAR" AND "1-3 YEARS" CATEGORIES, RESPECTIVELY.

                                   TCF Financial Corporation and Subsidiaries 37
                                                                              --

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per-share data)

                                                           AT DECEMBER 31,
                                                      -----------------------
                                                         1994         1993
-----------------------------------------------------------------------------
ASSETS
Cash and due from banks. . . . . . . . . . . . . .    $  170,687  $  165,905
Interest-bearing deposits with banks . . . . . . .       190,698      10,512
Federal funds sold . . . . . . . . . . . . . . . .         6,900     105,500
U.S. Government and other marketable securities
  held to maturity (fair value of $3,526
  and $81,344) . . . . . . . . . . . . . . . . . .         3,528      81,260
Federal Home Loan Bank stock, at cost. . . . . . .        42,525      37,849
Securities available for sale (amortized
  cost of $65,935 in 1994 and fair value
  of $10,236 in 1993). . . . . . . . . . . . . . .        65,785      10,003
Loans held for sale. . . . . . . . . . . . . . . .       200,509     421,893
Mortgage-backed securities held to maturity
  (fair value of $1,066,390 and $1,270,743)  . . .     1,114,613   1,237,202
Loans:
  Residential real estate. . . . . . . . . . . . .     1,261,690   1,063,158
  Commercial real estate . . . . . . . . . . . . .       634,770     687,202
  Commercial business. . . . . . . . . . . . . . .       100,397      89,368
  Consumer . . . . . . . . . . . . . . . . . . . .     1,105,971     919,027
  Unearned discounts and deferred fees . . . . . .       (21,020)    (13,609)
                                                      -----------------------
     Total loans . . . . . . . . . . . . . . . . .     3,081,808   2,745,146
     Allowance for loan losses . . . . . . . . . .       (31,648)    (26,055)
                                                      -----------------------
       Net loans . . . . . . . . . . . . . . . . .     3,050,160   2,719,091
Premises and equipment . . . . . . . . . . . . . .        85,083      79,654
Real estate:
  Total real estate. . . . . . . . . . . . . . . .        16,286      27,521
  Allowance for real estate losses . . . . . . . .          (730)     (1,968)
                                                      -----------------------
     Net real estate . . . . . . . . . . . . . . .        15,556      25,553
Accrued interest receivable. . . . . . . . . . . .        33,076      29,418
Goodwill . . . . . . . . . . . . . . . . . . . . .        13,355      14,549
Deposit base intangibles . . . . . . . . . . . . .        14,493      16,556
Other assets . . . . . . . . . . . . . . . . . . .        61,301      70,585
                                                      -----------------------
                                                      $5,068,269  $5,025,530
                                                      -----------------------
                                                      -----------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Checking . . . . . . . . . . . . . . . . . . . .    $  818,823  $  800,123
  Passbook and statement . . . . . . . . . . . . .       745,546     855,781
  Money market . . . . . . . . . . . . . . . . . .       431,309     469,694
  Certificates . . . . . . . . . . . . . . . . . .     1,823,936   1,976,960
                                                      -----------------------
     Total deposits. . . . . . . . . . . . . . . .     3,819,614   4,102,558
                                                      -----------------------
Securities sold under repurchase agreements. . . .       170,143     129,812
Federal Home Loan Bank advances. . . . . . . . . .       650,863     396,692
Subordinated capital notes . . . . . . . . . . . .        34,500      34,500
Other borrowings . . . . . . . . . . . . . . . . .        12,777      14,428
                                                      -----------------------
      Total borrowings . . . . . . . . . . . . . .       868,283     575,432
Accrued interest payable . . . . . . . . . . . . .         7,603      10,248
Accrued expenses and other liabilities . . . . . .        45,578      41,684
                                                      -----------------------
     Total liabilities . . . . . . . . . . . . . .     4,741,078   4,729,922
                                                      -----------------------
Stockholders' equity:
  Preferred stock, par value $.01 per share,
     30,000,000 shares authorized; none issued
     and outstanding . . . . . . . . . . . . . . .          -           -
  Common stock, par value $.01 per share,
     70,000,000 shares authorized; 12,412,071
     and 12,361,569 shares issued  . . . . . . . .           124         124
  Additional paid-in capital . . . . . . . . . . .       153,740     150,602
  Unamortized deferred compensation. . . . . . . .        (6,986)     (1,272)
  Retained earnings, subject to certain
     restrictions. . . . . . . . . . . . . . . . .       191,608     146,502
  Loan to Executive Deferred Compensation Plan . .          (195)       (348)
  Unrealized loss on securities available
     for sale, net . . . . . . . . . . . . . . . .           (88)       -
  Treasury stock, at cost, 322,880 shares in 1994.       (11,012)       -
                                                      -----------------------
     Total stockholders' equity. . . . . . . . . .       327,191     295,608
                                                      -----------------------
                                                      $5,068,269  $5,025,530
                                                      -----------------------
                                                      -----------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

38 TCF Financial Corporation and Subsidiaries
--

CONSOLIDATED STATEMENTS OF OPERATIONS



                                                 YEAR ENDED DECEMBER 31,
                                             ---------------------------------
(IN THOUSANDS, EXCEPT PER-SHARE DATA)           1994        1993       1992
------------------------------------------------------------------------------
INTEREST INCOME:
Interest on loans. . . . . . . . . . . .      $250,286    $230,606   $249,897
Interest on loans held for sale. . . . .        16,486      21,986     19,685
Interest on mortgage-backed
  securities held to maturity. . . . . .        79,219      93,254    106,424
Interest on investments. . . . . . . . .         7,977      10,284     20,019
Interest on securities available
  for sale . . . . . . . . . . . . . . .         3,673       1,471      2,406
                                              --------    --------   --------
  Total interest income. . . . . . . . .       357,641     357,601    398,431
                                              --------    --------   --------
INTEREST EXPENSE:
Interest on deposits . . . . . . . . . .       120,614     136,253    185,539
Interest on borrowings . . . . . . . . .        31,898      36,924     45,686
                                              --------    --------   --------
  Total interest expense . . . . . . . .       152,512     173,177    231,225
                                              --------    --------   --------
     Net interest income . . . . . . . .       205,129     184,424    167,206
Provision for credit losses. . . . . . .        10,901      21,933     13,190
                                              --------    --------   --------
  Net interest income after provision
     for credit losses . . . . . . . . .       194,228     162,491    154,016
                                              --------    --------   --------
NON-INTEREST INCOME:
Fee and service charge revenues. . . . .        75,449      72,130     66,582
Data processing revenue. . . . . . . . .         8,988       8,120      7,310
Commissions on sales of annuities. . . .        10,818       9,446      9,327
Title insurance revenues . . . . . . . .        10,274      15,229      9,984
Gain on sale of mortgage-backed
  securities, net. . . . . . . . . . . .           -           -          718
Gain on sale of investments, net . . . .           -           -          114
Gain on sale of loans held for
  sale, net. . . . . . . . . . . . . . .         2,367      10,059      6,889
Gain on sale of securities available
  for sale, net. . . . . . . . . . . . .         2,035         649      3,362
Gain on sale of loan servicing, net. . .         2,353         137        -
Other  . . . . . . . . . . . . . . . . .         5,010       3,845      3,058
                                              --------    --------   --------
  Total non-interest income. . . . . . .       117,294     119,615    107,344
                                              --------    --------   --------
NON-INTEREST EXPENSE:
Compensation and employee benefits . . .        99,071      90,045     82,388
Occupancy and equipment, net . . . . . .        35,357      32,834     29,542
Advertising and promotions . . . . . . .        11,666      11,254      9,423
Federal deposit insurance premiums
  and assessments. . . . . . . . . . . .         9,871       8,979      9,606
Amortization of goodwill and
  other intangibles. . . . . . . . . . .         3,257       2,957      3,830
Provision for real estate losses . . . .         2,373      11,743     22,054
Merger-related expense . . . . . . . . .           -         5,494        -
Other  . . . . . . . . . . . . . . . . .        52,262      52,182     46,302
                                              --------    --------   --------
  Total non-interest expense . . . . . .       213,857     215,488    203,145
                                              --------    --------   --------
     Income before income tax expense. .        97,665      66,618     58,215
Income tax expense . . . . . . . . . . .        40,302      28,647     12,956
                                              --------    --------   --------
     Net income  . . . . . . . . . . . .      $ 57,363    $ 37,971   $ 45,259
                                              --------    --------   --------
                                              --------    --------   --------

PER COMMON SHARE:
Net income . . . . . . . . . . . . . . .      $   4.63    $   3.04   $   3.74
                                              --------    --------   --------
                                              --------    --------   --------
Dividends declared . . . . . . . . . . .      $   1.00    $  .6875   $   .475
                                              --------    --------   --------
                                              --------    --------   --------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   TCF Financial Corporation and Subsidiaries 39
                                                                              --

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             Year Ended December 31,
                                                                                     ---------------------------------------
(In Thousands)                                                                          1994           1993           1992
----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  57,363      $  37,971      $  45,259
Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . .         9,299          7,304          7,559
     Amortization of goodwill and other intangibles. . . . . . . . . . . . . . .         3,257          2,957          3,830
     Amortization of fees, discounts and premiums. . . . . . . . . . . . . . . .        (2,149)        (7,672)        (7,718)
     Proceeds from sales of loans held for sale. . . . . . . . . . . . . . . . .     1,013,475      1,781,103      1,584,988
     Principal collected on loans held for sale. . . . . . . . . . . . . . . . .         9,508         18,373         11,588
     Originations and purchases of loans held for sale . . . . . . . . . . . . .      (802,364)    (1,932,202)    (1,639,234)
     Net (increase) decrease in other assets and
       liabilities, and accrued interest . . . . . . . . . . . . . . . . . . . .         7,487          1,719        (21,237)
     Provisions for credit and real estate losses. . . . . . . . . . . . . . . .        13,274         33,676         35,244
     Gain on sale of securities available for sale, net. . . . . . . . . . . . .        (2,035)          (649)        (3,362)
     Gain on sale of mortgage-backed securities and investments, net . . . . . .             -              -           (832)
     Gain on sale of loan servicing, net . . . . . . . . . . . . . . . . . . . .        (2,353)          (137)             -
     Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,451         (3,055)         1,692
                                                                                     ---------------------------------------
       Total adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . .       249,850        (98,583)       (27,482)
                                                                                     ---------------------------------------
          Net cash provided (used) by operating activities . . . . . . . . . . .       307,213        (60,612)        17,777
                                                                                     ---------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sales of mortgage-backed securities . . . . . . . . . . . . .             -              -         23,752
     Principal collected on mortgage-backed securities . . . . . . . . . . . . .       252,129        404,569        322,549
     Purchases of mortgage-backed securities . . . . . . . . . . . . . . . . . .      (288,229)      (376,615)      (356,760)
     Principal collected on loans  . . . . . . . . . . . . . . . . . . . . . . .       821,035        887,846        727,160
     Loan originations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (1,174,244)    (1,051,272)      (857,135)
     Purchases of loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (426)        (1,411)       (12,123)
     Net (increase) decrease in interest-bearing deposits with banks . . . . . .      (180,186)       115,965          2,030
     Proceeds from sales of securities available for sale. . . . . . . . . . . .       155,217        146,884         91,723
     Proceeds from maturities of securities available for sale . . . . . . . . .       653,731         34,455          1,009
     Purchases of securities available for sale. . . . . . . . . . . . . . . . .      (627,059)             -        (37,828)
     Proceeds from sales of U.S. Government and other marketable securities  . .             -              -          4,048
     Proceeds from maturities of U.S. Government and
       other marketable securities . . . . . . . . . . . . . . . . . . . . . . .           667      1,195,348        611,236
     Purchases of U.S. Government and other marketable securities  . . . . . . .             -     (1,158,945)      (554,110)
     Proceeds from redemption of FHLB stock. . . . . . . . . . . . . . . . . . .             -          1,121          2,953
     Purchases of term federal funds sold. . . . . . . . . . . . . . . . . . . .       (76,000)       (80,800)      (160,000)
     Proceeds from maturities of term federal funds sold . . . . . . . . . . . .        91,000        115,800        180,000
     Net decrease (increase) in short-term federal funds sold. . . . . . . . . .        83,600        (39,500)       (20,000)
     Proceeds from sales of real estate. . . . . . . . . . . . . . . . . . . . .        22,613         30,302         37,073
     Payments for acquisition and improvement of real estate . . . . . . . . . .        (2,291)        (3,591)        (7,039)
     Proceeds from sale of loan servicing. . . . . . . . . . . . . . . . . . . .         2,807            137              -
     Purchases of premises and equipment . . . . . . . . . . . . . . . . . . . .       (14,806)       (17,341)        (8,652)
     Acquisitions of deposits, net of cash acquired. . . . . . . . . . . . . . .             -        154,257              -
     Other, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (1,723)          (143)         4,605
                                                                                     ---------------------------------------
       Net cash provided (used) by investing activities. . . . . . . . . . . . .      (282,165)       357,066         (5,509)
                                                                                     ---------------------------------------

CONTINUED ON FOLLOWING PAGE.

40 TCF Financial Corporation and Subsidiaries
--


CONSOLIDATED STATEMENTS OF CASH FLOWS ( CONTINUED )

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                   ------------------------------------------
(IN THOUSANDS)                                                                          1994           1993            1992
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  (282,944)   $  (140,661)     $ (52,282)
Proceeds from securities sold under repurchase agreements. . . . . . . . . . . .     2,241,212      1,158,036        414,702
Payments on securities sold under repurchase agreements. . . . . . . . . . . . .    (2,200,881)    (1,128,224)      (414,702)
Proceeds from subordinated capital notes . . . . . . . . . . . . . . . . . . . .             -              -         34,500
Payments on subordinated capital notes . . . . . . . . . . . . . . . . . . . . .             -        (28,750)             -
Proceeds from FHLB advances. . . . . . . . . . . . . . . . . . . . . . . . . . .       924,663        733,291        441,409
Payments on FHLB advances. . . . . . . . . . . . . . . . . . . . . . . . . . . .      (670,492)      (862,930)      (450,120)
Proceeds from other borrowings . . . . . . . . . . . . . . . . . . . . . . . . .       148,350          5,000            -
Payments on other borrowings . . . . . . . . . . . . . . . . . . . . . . . . . .      (150,249)        (9,612)        (5,120)
Proceeds from issuance of common stock, net. . . . . . . . . . . . . . . . . . .             -              -         32,019
Repurchases of common stock. . . . . . . . . . . . . . . . . . . . . . . . . . .       (17,524)             -              -
Other, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (12,401)       (11,285)        (1,330)
                                                                                     ---------------------------------------
  Net cash used by financing activities. . . . . . . . . . . . . . . . . . . . .       (20,266)      (285,135)          (924)
                                                                                     ---------------------------------------
Net increase in cash and due from banks. . . . . . . . . . . . . . . . . . . . .         4,782         11,319         11,344
RCG cash flows for six months ended December 31, 1992. . . . . . . . . . . . . .             -         13,807              -
Cash and due from banks at beginning of year . . . . . . . . . . . . . . . . . .       165,905        140,779        129,435
                                                                                     ---------------------------------------
Cash and due from banks at end of year . . . . . . . . . . . . . . . . . . . . .     $ 170,687      $ 165,905      $ 140,779
                                                                                     ---------------------------------------
                                                                                     ---------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
  Interest on deposits and borrowings. . . . . . . . . . . . . . . . . . . . . .     $ 154,859      $ 173,715      $ 235,677
                                                                                     ---------------------------------------
                                                                                     ---------------------------------------
  Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  41,750      $  23,126      $  14,249
                                                                                     ---------------------------------------
                                                                                     ---------------------------------------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Transfer of loans to real estate acquired through foreclosure and
  other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  15,771      $  36,102      $  32,069
                                                                                     ---------------------------------------
                                                                                     ---------------------------------------
Loans to facilitate sale of real estate acquired through foreclosure . . . . . .     $   1,764      $   9,680      $  25,526
                                                                                     ---------------------------------------
                                                                                     ---------------------------------------
Transfer of loans to loans held for sale . . . . . . . . . . . . . . . . . . . .     $       -      $   2,325      $  48,917
                                                                                     ---------------------------------------
                                                                                     ---------------------------------------
Transfer of U.S. Government and other marketable securities to
  securities available for sale. . . . . . . . . . . . . . . . . . . . . . . . .     $  77,297      $  33,258      $  73,858
                                                                                     ---------------------------------------
                                                                                     ---------------------------------------
Transfer of mortgage-backed securities to securities available for sale. . . . .     $ 156,755      $       -      $ 215,473
                                                                                     ---------------------------------------
                                                                                     ---------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                   TCF Financial Corporation and Subsidiaries 41
                                                                              --

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           LOANS TO  UNREALIZED
                                                                                          EXECUTIVE        GAIN
                                         COMMON STOCK                                      DEFERRED   (LOSS) ON
                                      -----------------             UNAMORTIZED             COMPEN-  SECURITIES
                                          NUMBER         ADDITIONAL    DEFERRED              SATION   AVAILABLE
                                       OF SHARES            PAID-IN     COMPEN-  RETAINED      PLAN   FOR SALE,   TREASURY
(DOLLARS IN THOUSANDS)                    ISSUED AMOUNT     CAPITAL      SATION  EARNINGS  AND ESOP         NET      STOCK    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991..........  9,786,381    $ 98   $106,809     $(1,917) $ 76,952   $(1,307)    $   -     $    -    $180,635
Net income..........................       -         -         -            -     45,259        -          -          -      45,259
Dividends on common stock...........       -         -         -            -     (5,642)       -          -          -      (5,642)
Issuance of shares of
  common stock, net.................  1,840,000      18     32,001          -        -          -          -          -      32,019
Cancellation of shares of
  restricted stock and
  compensatory stock option
  grants............................     (2,400)     -         (43)         21       -          -          -          -         (22)
Amortization of deferred
  compensation......................       -         -         -           737       -          -          -          -         737
Exercise of stock options...........    360,761       4      5,266          -        -          -          -          -       5,270
Issuance of stock to
  employee benefit plans............    121,873       1      2,857          -        -          -          -          -       2,858
Payments on Loan to Executive
  Deferred Compensation Plan........       -         -         -            -        -         613         -          -         613
Payments on Loan to Employee
  Stock Ownership Plan..............       -         -         -            -        -          58         -          -          58
                                     ----------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1992.......... 12,106,615     121    146,890      (1,159)  116,569      (636)        -          -     261,785

RCG activity for six months
  ended December 31, 1992:
    Net income......................       -         -         -            -        946        -          -          -         946
    Dividends on common stock.......       -         -         -            -       (525)       -          -          -        (525)
    Exercise of stock options.......     43,076      -         223          -        -          -          -          -         223
    Payments on Loan to Employee
      Stock Ownership Plan..........       -         -         -            -        -          32         -          -          32
Pooled operations for year ended
  December 31, 1993:
Net income..........................       -         -         -            -     37,971        -          -          -      37,971
Dividends on common stock...........       -         -         -            -     (8,459)       -          -          -      (8,459)
Issuance of shares of
  restricted stock..................     21,000      -         689        (689)      -          -          -          -         -
Issuance of shares under
  Officers' Stock Performance
  Investment Plan...................     29,961       1        971        (322)      -          -          -          -         650
Repurchase and cancellation of
  shares............................       (464)     -         (15)         -        -          -          -          -         (15)
Grant of shares of restricted
  stock to outside directors........       -         -         -           (49)      -          -          -          -         (49)
Cancellation of shares of
  restricted stock .................       (500)     -          (9)         (2)      -          -          -          -         (11)
Amortization of deferred
  compensation......................       -         -         -           949       -          -          -          -         949
Exercise of stock options...........    161,881       2      1,853          -        -          -          -          -       1,855
Payments on Loan to Executive
  Deferred Compensation Plan........       -         -         -            -        -         253         -          -         253
Payments on Loan to Employee
  Stock Ownership Plan..............       -         -         -            -        -           3         -          -           3
                                     ----------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1993.......... 12,361,569     124    150,602      (1,272)  146,502      (348)        -          -     295,608

Cumulative effect of change
  in accounting for securities
  available for sale at
  January 1, 1994, net of tax.......        -       -          -           -         -          -        1,331        -       1,331
Net income..........................        -       -          -           -      57,363        -          -          -      57,363
Dividends on common stock...........        -       -          -           -     (12,257)       -          -          -     (12,257)
Purchase of 535,000 shares to
  be held in treasury...............        -       -          -           -         -          -          -      (17,524)  (17,524)
Issuance of 189,200 shares
  of restricted stock, of
  which 183,200 shares were
  from treasury.....................      6,000     -        2,007      (7,541)      -          -          -        5,550        16
Grant of 28,500 shares of
  restricted stock to outside
  directors from treasury...........        -       -          117      (1,065)      -          -          -          948       -
Issuance of 420 shares to employee
  benefit plans from treasury.......        -       -            4         -         -          -          -           14        18
Issuance of shares under Officers'
  Stock Performance Investment
  Plan..............................     23,045     -          705         -         -          -          -          -         705
Cancellation of shares of
  restricted stock..................     (1,500)    -          (56)         40       -          -          -          -         (16)
Amortization of deferred
  compensation......................        -       -           -        2,852       -          -          -          -       2,852
Exercise of stock options...........     22,957     -          361         -         -          -          -          -         361
Payments on Loan to Executive
  Deferred Compensation Plan........        -       -           -          -         -         153         -          -         153
Change in unrealized gain (loss)
  on securities available for
  sale, net.........................        -       -           -          -         -          -       (1,419)       -      (1,419)
                                     ----------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994.......... 12,412,071    $124   $153,740     $(6,986) $191,608   $  (195)    $   (88)  $(11,012) $327,191
                                     ----------------------------------------------------------------------------------------------
                                     ----------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

42 TCF Financial Corporation and Subsidiaries
--

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation ("TCF" or the "Company") is a holding company engaged primarily in retail community banking through its wholly owned subsidiary, TCF Bank Minnesota fsb ("TCF Minnesota" or the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation. For consolidated statements of cash flows purposes, cash and cash equivalents include cash and due from banks.

CHANGE IN METHOD OF ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES -- In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." TCF adopted SFAS No. 115 effective January 1, 1994. In accordance with SFAS No. 115, prior period financial statements have not been restated to reflect the change in accounting method. Under the provisions of SFAS No. 115, debt securities that TCF has both the positive intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Debt securities that TCF does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available for sale and carried at fair value. Unrealized holding gains and losses on securities classified as available for sale are reported as a separate component of TCF's stockholders' equity, net of deferred income taxes. Prior to 1994, debt and equity securities were either classified as U.S. Government and other marketable securities or mortgage-backed securities and were carried at amortized cost, or as securities held for sale and carried at the lower of cost or market.

     As permitted by SFAS No. 115, TCF reclassified $77.3 million of its debt securities from U.S. Government and other marketable securities and $156.8 million of its mortgage-backed securities to securities available for sale on January 1, 1994. The cumulative effect of adopting SFAS No. 115 at January 1, 1994 increased TCF's beginning stockholders' equity by $1.3 million, net of deferred income taxes of $925,000.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY -- Investments and mortgage-backed securities classified as held to maturity are carried at cost, adjusted for amortization of premiums or accretion of discounts using methods which approximate a level yield.

SECURITIES AVAILABLE FOR SALE -- Investments and mortgage-backed securities classified as available for sale are carried at fair value with the unrealized holding gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. Cost of securities sold is determined on a specific identification basis and gains or losses on sales of securities available for sale are recognized at trade dates. Securities classified as available for sale at December 31, 1993 were carried at the lower of cost or market.

LOANS HELD FOR SALE -- Residential real estate and education loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans held for sale are recognized at settlement dates. Net fees and costs associated with originating and acquiring loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale.

LOANS -- Net fees and costs associated with originating and acquiring loans are deferred and amortized over the lives of the loans. Net fees and costs associated with loan commitments are deferred in other assets or other liabilities until the loan is advanced. Discounts and premiums on loans purchased, net deferred fees and unearned discounts and finance charges, which are considered yield adjustments, are amortized using methods which approximate a level yield over the estimated remaining lives of the loans.

     The provision for credit losses is based on management's periodic analysis of the loan portfolio and off-balance-sheet financial guarantees. In this analysis, management considers factors including, but not limited to, general economic conditions, loan portfolio composition, appraisals of collateral, financial guarantee exposure and historical experience. Loans are charged off to the extent they are deemed to be uncollectible. The provision for credit losses is based on estimates and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the periods in which they become known.

     Interest income is accrued on loan balances outstanding. Loans are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is more than 90 days past due, unless the loan is adequately secured and in the process of collection. When a loan is placed on non-accrual status, unless collection of all principal and interest is considered to be assured, uncollected interest accrued in prior years is charged against the allowance for loan losses. Interest accrued in the current year is reversed. Interest payments received on non-accrual loans are generally applied to principal unless the remaining loan principal balance has been determined to be fully collectible.

     Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans are recognized at trade dates.

                                   TCF Financial Corporation and Subsidiaries 43
                                                                              --

PREMISES AND EQUIPMENT -- Premises and equipment are carried at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives.

REAL ESTATE -- Real estate in judgment, real estate acquired through foreclosure and in-substance foreclosures are recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to real estate. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized through the allowance for real estate losses. In-substance foreclosures consist of loans accounted for as foreclosed property even though actual foreclosure has not occurred. Although the collateral underlying these loans has not been repossessed, the borrower has little or no equity in the collateral at its current estimated fair value, proceeds for repayment are expected to come only from the operation or sale of the collateral, and either the borrower has abandoned control of the property or it is doubtful that the borrower will rebuild equity in the collateral or repay the loan by other means in the foreseeable future.

     The provision for real estate losses is based on management's periodic analysis of real estate holdings. In this analysis, management considers factors including, but not limited to, general economic and market conditions, geographic location, the composition and appraisals of the real estate holdings and property conditions.

PURCHASED MORTGAGE SERVICING RIGHTS -- The costs of purchased mortgage servicing rights are capitalized and are amortized over the estimated remaining lives of the underlying loans using methods which approximate a level yield. The carrying value of purchased mortgage servicing rights is periodically evaluated in relation to estimated future servicing net revenues.

INVESTMENT IN JOINT VENTURE -- TCF participates in a joint venture engaged in the origination of residential real estate loans. The investment, which is 50% owned by TCF, is accounted for using the equity method of accounting. TCF's investment in the joint venture is included in other assets in the Consolidated Statements of Financial Condition and totaled $335,000 and $288,000 at December 31, 1994 and 1993, respectively.

INTANGIBLE ASSETS -- Goodwill resulting from acquisitions initiated or completed prior to September 30, 1982 is amortized over 25 years on a straight-line basis. For acquisitions initiated or completed after September 30, 1982, goodwill is amortized by the level-yield method based upon the outstanding balances, and over the estimated remaining lives, of the long-term assets acquired. Deposit base intangibles are amortized over 10 years on a straight-line basis. The accumulated reduction, write-off and amortization of goodwill and deposit base intangibles totaled $166.8 million and $163.6 million at December 31, 1994 and 1993, respectively.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS -- TCF enters into sales of securities under repurchase agreements (reverse repurchase agreements). Such agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities in the Consolidated Statements of Financial Condition. The securities underlying the agreements remain in the asset accounts in the Consolidated Statements of Financial Condition.

ADVERTISING AND PROMOTIONS -- Expenditures for advertising costs are expensed in the year incurred.

INCOME TAXES -- Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE -- The weighted average number of common and common equivalent shares outstanding used to compute earnings per share were 12,382,677, 12,503,989 and 12,111,940 for the years ended December 31, 1994,
1993 and 1992, respectively.

2)   BUSINESS COMBINATIONS AND ACQUISITIONS

GREAT LAKES BANCORP, A FEDERAL SAVINGS BANK -- On February 8, 1995, TCF completed its acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"), a Michigan-based savings bank with $2.8 billion in assets, $1.6 billion in deposits, 39 offices in Michigan and five offices in western Ohio. In connection with the acquisition, TCF issued approximately 4.8 million shares of its common stock for all of the outstanding common shares of Great Lakes. In addition, each outstanding share of Great Lakes preferred stock was exchanged for one share of TCF preferred stock with substantially identical terms. TCF intends to redeem the 2.7 million shares of preferred stock as soon as practicable after July 1, 1995, the date the preferred stock first becomes redeemable at the option of the issuer. TCF also assumed the obligation to issue common stock upon the exercise or conversion of the outstanding warrants to purchase Great Lakes common stock, the outstanding employee and director options to purchase Great Lakes common stock, and the outstanding 7-1/4% convertible subordinated debentures due 2011 of Great Lakes. This acquisition was accounted for as a pooling-of-interests and, accordingly, TCF's historical financial statements presented in future reports will be restated to include the accounts and results of operations of Great Lakes. In connection with the acquisition, it is expected that a pretax merger-related charge of approximately $51.4 million will be incurred during the 1995 first quarter, primarily to accrue for specific, identified costs related to the merger.

44 TCF Financial Corporation and Subsidiaries
--

     As a result of the acquisition, Great Lakes merged into TCF's existing Michigan-based wholly owned savings bank subsidiary, TCF Bank Michigan fsb ("TCF Michigan"). The resulting savings bank is operated as a direct subsidiary of TCF and retained the Great Lakes name, certain members of its board of directors, and headquarters in Ann Arbor, Michigan. The resulting savings bank operates 54 offices in Michigan and five offices in western Ohio.

     The following unaudited pro forma data summarizes the combined results of operations and financial condition of TCF and Great Lakes as if the acquisition had been consummated at the beginning of each period presented.

SELECTED OPERATIONS DATA:

                                                  YEAR ENDED DECEMBER 31,
                                              -------------------------------
(IN THOUSANDS, EXCEPT PER-SHARE DATA)           1994       1993        1992
-----------------------------------------------------------------------------
Interest income............................   $552,482    $558,645   $630,442
Interest expense...........................    273,330     297,449    383,170
                                              -------------------------------
  Net interest income......................    279,152     261,196    247,272
Provision for credit losses................     11,951      31,933     34,790
                                              -------------------------------
  Net interest income after provision
    for credit losses......................    267,201     229,263    212,482
Non-interest income........................    125,219     139,005    125,524
Non-interest expense.......................    275,835     276,143    270,112
                                              -------------------------------
  Income before income tax expense and
    extraordinary item.....................    116,585      92,125     67,894
Income tax expense.........................     46,402      36,797     15,906
                                              -------------------------------
  Income before extraordinary item.........     70,183      55,328     51,988
Extraordinary item, net....................        -          (157)       339
                                              -------------------------------
  Net income...............................     70,183      55,171     52,327
Dividends on preferred stock...............      2,710       2,769      2,911
                                              -------------------------------
  Net income available to common
    stockholders...........................   $ 67,473    $ 52,402   $ 49,416
                                              -------------------------------
                                              -------------------------------

Earnings per common share..................   $   3.91    $   3.07   $   3.03
                                              -------------------------------
                                              -------------------------------

SELECTED FINANCIAL CONDITION DATA:
                                                            AT DECEMBER 31,
                                                        ---------------------
(IN THOUSANDS)                                             1994       1993
-----------------------------------------------------------------------------
Total assets..........................................  $7,845,588 $7,630,654
                                                        ---------------------
                                                        ---------------------
Total loans...........................................  $5,104,686 $4,628,858
                                                        ---------------------
                                                        ---------------------
Total mortgage-backed securities held to maturity.....  $1,601,200 $1,751,916
                                                        ---------------------
                                                        ---------------------
Total deposits........................................  $5,399,718 $5,695,928
                                                        ---------------------
                                                        ---------------------
Total borrowings......................................  $1,884,995 $1,413,367
                                                        ---------------------
                                                        ---------------------
Total stockholders' equity............................  $  475,469 $  428,065
                                                        ---------------------
                                                        ---------------------

     The significant accounting and reporting policies of TCF and Great Lakes differ in certain respects. As required in a pooling-of-interests business combination, the unaudited pro forma data above reflects certain adjustments to conform Great Lakes' accounting methods to those of TCF.

REPUBLIC CAPITAL GROUP, INC. -- On April 21, 1993, TCF issued approximately 2.2 million shares of its common stock for all of the outstanding common stock of Republic Capital Group, Inc. ("RCG"), a Milwaukee-based thrift holding company with approximately $1 billion in assets. As a result of the merger, TCF acquired RCG's two wholly owned subsidiaries, Republic Capital Bank, F.S.B. (now TCF Bank Wisconsin fsb), and Peerless Federal Savings Bank (now TCF Bank Illinois fsb). Both TCF Bank Wisconsin fsb ("TCF Wisconsin") and TCF Bank Illinois fsb ("TCF Illinois") are wholly owned subsidiaries of TCF Minnesota. Subsequent to the merger, TCF Minnesota's Illinois Division was merged into TCF Illinois. The consolidated financial statements of TCF give effect to the merger, which has been accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of RCG for all periods presented, except for dividends declared per share. Prior to the merger, RCG's fiscal year ended June 30. RCG's results of operations for the six months ended December 31, 1992 are not reflected in the Consolidated Statements of Operations or the Consolidated Statements of Cash Flows. An adjustment has been made to stockholders' equity as of January 1, 1993 to adjust for the effect of excluding RCG's results of operations for the six months ended December 31, 1992.

ACQUISITIONS ACCOUNTED FOR AS PURCHASES -- On August 27, 1993, TCF Michigan, a newly formed subsidiary of TCF Minnesota, acquired from the Resolution Trust Corporation ("RTC") $220.8 million of insured deposits and 15 branch offices of First Federal Savings and Loan Association, Pontiac, Michigan, for which TCF Michigan received approximately $129.1 million in cash and $79.6 million in short-term investments. TCF has accounted for this acquisition using the purchase method of accounting. TCF Michigan paid the RTC a premium of approximately $14.6 million which has been classified as deposit base intangibles in the accompanying Consolidated Statements of Financial Condition.

     The amortization and accretion of discounts, premiums, goodwill and deposit base intangibles related to TCF's acquisition of certain associations and deposits which were accounted for as purchases decreased TCF's income before taxes by $2.1 million for 1994 and $1.1 million for both 1993 and 1992. The unamortized discount related to acquired loans was $1.2 million and $2.3 million at December 31, 1994 and 1993, respectively.

                                   TCF Financial Corporation and Subsidiaries 45
                                                                              --

3)   INVESTMENTS

Investments consist of the following:

                                                                               AT DECEMBER 31,
                                         -----------------------------------------------------------------------------------------
                                                           1994                                          1993
                                         -----------------------------------------    --------------------------------------------
                                                     GROSS      GROSS                              GROSS      GROSS
                                         CARRYING  UNREALIZED UNREALIZED   FAIR        CARRYING  UNREALIZED  UNREALIZED    FAIR
(DOLLARS IN THOUSANDS)                     VALUE     GAINS      LOSSES     VALUE         VALUE     GAINS       LOSSES      VALUE
----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks..  $190,698     $-           $ -     $190,698     $ 10,512    $ -           $ -      $ 10,512

Federal funds sold....................     6,900      -             -        6,900      105,500      -             -       105,500

U.S. Government and other marketable
  securities held to maturity:
    U.S. Government and agency
      obligations.....................        50      -            (2)          48       66,961     77             -        67,038
    Corporate bonds...................        -       -             -           -         3,000      6             -         3,006
    Bankers' acceptances..............        -       -             -           -         6,997      2             -         6,999
    Commercial paper..................     3,478      -             -        3,478        3,244      -             -         3,244
    Other.............................        -       -             -           -         1,058      -            (1)        1,057
                                        ------------------------------------------------------------------------------------------
                                           3,528      -            (2)       3,526       81,260     85            (1)       81,344
Federal Home Loan Bank stock, at cost.    42,525      -             -       42,525       37,849      -             -        37,849
                                        ------------------------------------------------------------------------------------------
                                        $243,651     $-           $(2)    $243,649     $235,121    $85           $(1)     $235,205
                                        ------------------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------------------
Weighted average yield................                6.27%                                          3.97%
                                        ------------------------------------------------------------------------------------------
                                        ------------------------------------------------------------------------------------------

     The carrying value and fair value of investments at December 31, 1994, by contractual maturity, are shown below:

                                              CARRYING        FAIR
(IN THOUSANDS)                                 VALUE          VALUE
---------------------------------------------------------------------
Due in one year or less...............        $201,076       $201,076
Due after one year through five years.              50             48
No stated maturity....................          42,525         42,525
                                              -----------------------
                                              $243,651       $243,649
                                              -----------------------
                                              -----------------------

     Interest income on investments consists of the following:

                                                    YEAR ENDED DECEMBER 31,
                                                -----------------------------
  (IN THOUSANDS)                                 1994       1993        1992
-----------------------------------------------------------------------------
Interest-bearing deposits with banks..........  $  979    $   917     $ 1,808
Federal funds sold............................   3,670      2,449       4,676
U.S. Government and other marketable
  securities held to maturity.................     271      4,267      10,792
Federal Home Loan Bank stock..................   3,057      2,651       2,743
                                                -----------------------------
                                                $7,977    $10,284     $20,019
                                                -----------------------------
                                                -----------------------------

     Accrued interest receivable on investments totaled $51,000 and $268,000 at December 31, 1994 and 1993, respectively.

     There were no sales of U.S. Government and other marketable securities held to maturity during 1994 or 1993. Proceeds from sales of U.S. Government and other marketable securities held to maturity totaled $4 million during 1992. Gross gains of $127,000 and gross losses of $13,000 were recognized during 1992.

46 TCF Financial Corporation and Subsidiaries
--

4)   SECURITIES AVAILABLE FOR SALE

     Securities available for sale consist of the following:

                                                                  AT DECEMBER 31,
                              ---------------------------------------------------------------------------------------------
                                                   1994                                          1993
                              ---------------------------------------------   ---------------------------------------------
                                            GROSS        GROSS                             GROSS      GROSS
                              AMORTIZED   UNREALIZED  UNREALIZED    FAIR      AMORTIZED  UNREALIZED   UNREALIZED     FAIR
(DOLLARS IN THOUSANDS)           COST       GAINS       LOSSES     VALUE        COST        GAINS       LOSSES       VALUE
---------------------------------------------------------------------------------------------------------------------------
U.S. Government and
  agency obligations........    $50,977        $ 6        $ (71)    $50,912     $   -          $ -          $-      $    -
Commercial paper............     14,955          -         (112)     14,843         -            -           -           -
Other.......................          3         27           -           30      10,003         233          -       10,236
                              ---------------------------------------------------------------------------------------------
                                $65,935        $33        $(183)    $65,785     $10,003        $233         $-      $10,236
                              ---------------------------------------------------------------------------------------------
                              ---------------------------------------------------------------------------------------------

Weighted average yield......                     5.95%                                            4.66%
                              ---------------------------------------------------------------------------------------------
                              ---------------------------------------------------------------------------------------------

     The fair value and amortized cost of securities available for sale at December 31, 1994, by contractual maturity, is shown below:

                                              FAIR     AMORTIZED
(IN THOUSANDS)                                VALUE      COST
----------------------------------------------------------------
Due in one year or less...................   $64,740   $64,923
Due after one year through five years.....     1,015     1,009
                                             -------------------
                                              65,755    65,932
Marketable equity securities..............        30         3
                                             -------------------
                                             $65,785   $65,935
                                             -------------------
                                             -------------------

     Accrued interest receivable on securities available for sale was $33,000 and $40,000 at December 31, 1994 and 1993, respectively.

     Proceeds from sales of securities available for sale totaled $155.2 million, $146.9 million and $91.7 million during 1994, 1993 and 1992, respectively. Gross gains of $2 million were recognized during 1994. No gross losses were recognized during 1994. Gross gains of $1.4 million and $3.4 million and gross losses of $747,000 and $69,000 were recognized during 1993 and 1992, respectively.

5)   LOANS HELD FOR SALE

Loans held for sale consist of the following:

                                               AT DECEMBER 31,
                                             -------------------
(IN THOUSANDS)                                1994       1993
----------------------------------------------------------------
Residential real estate...................   $ 44,742   $297,334
Education.................................    155,524    123,233
                                             -------------------
                                              200,266    420,567
Less:
     Deferred loan fees (costs), net......       (489)       282
     Unearned discounts (premiums), net...        246     (1,608)
                                             -------------------
                                             $200,509   $421,893
                                             -------------------
                                             -------------------

     Accrued interest receivable on loans held for sale was $5.7 million and $4.4 million at December 31, 1994 and 1993, respectively.

6)   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     Mortgage-backed securities held to maturity consist of the following:

                                         AT DECEMBER 31,
                    -------------------------------------------------------
                              1994                           1993
                    -------------------------     -------------------------
                      CARRYING       FAIR          CARRYING        FAIR
(IN THOUSANDS)         VALUE         VALUE          VALUE          VALUE
---------------------------------------------------------------------------
FHLMC.............. $  297,268     $  285,451     $  510,855     $  525,212
FNMA...............    641,648        610,822        499,499        515,657
GNMA...............    154,513        152,928        198,520        208,623
Private issuers....     17,441         17,189         21,028         21,251
                    --------------------------------------------------------
                     1,110,870      1,066,390      1,229,902      1,270,743
Net premiums.......      3,743              -          7,300              -
                    --------------------------------------------------------
                    $1,114,613     $1,066,390     $1,237,202     $1,270,743
                    --------------------------------------------------------
                    --------------------------------------------------------

     Included in mortgage-backed securities held to maturity at December 31, 1994 are $68.1 million of first mortgage loans which TCF has pooled and formed FNMA certificates. TCF has retained the credit risk on these certificates. Accrued interest receivable on mortgage-backed securities held to maturity totaled $7.6 million and $8.9 million at December 31, 1994 and 1993, respectively.

     At December 31, 1994 and 1993, TCF's mortgage-backed securities held to maturity portfolio had gross unrealized gains of $2.9 million and $35 million and gross unrealized losses of $51.2 million and $1.5 million, respectively. There were no sales of mortgage-backed securities held to maturity during 1994 or 1993. Proceeds from sales of mortgage-backed securities held to maturity totaled $23.8 million during 1992. Gross gains of $718,000 were recognized during 1992. No gross losses were recognized during 1992.

                                   TCF Financial Corporation and Subsidiaries 47
                                                                              --

7)   LOANS

Loans consist of the following:

                                                  AT DECEMBER 31,
                                             -------------------------
(IN THOUSANDS)                                  1994           1993
----------------------------------------------------------------------
Residential real estate....................  $1,261,690     $1,063,158
                                             -------------------------
Commercial real estate:
  Apartments...............................     265,557        329,575
  Other permanent..........................     355,666        353,819
  Construction and development.............      13,547          3,808
                                             -------------------------
                                                634,770        687,202
                                             -------------------------
    Total real estate......................   1,896,460      1,750,360
                                             -------------------------
Commercial business........................     100,397         89,368
                                             -------------------------
Consumer:
  Home equity..............................     875,395        759,390
  Automobile and recreational vehicle......      95,375         54,762
  Credit card..............................      34,698         18,989
  Loans secured by deposits................       9,676         11,411
  Other....................................      90,827         74,475
                                             -------------------------
                                              1,105,971        919,027
                                             -------------------------
                                              3,102,828      2,758,755
Less:
  Unearned discounts on loans purchased....       1,280          2,262
  Deferred loan fees, net..................       2,606          2,419
  Unearned discounts and finance
    charges, net...........................      17,134          8,928
                                             -------------------------
                                             $3,081,808     $2,745,146
                                             -------------------------
                                             -------------------------

     Accrued interest receivable on loans was $19.7 million and $15.8 million at December 31, 1994 and 1993, respectively.

     At December 31, 1994, 1993 and 1992, loans on non-accrual status totaled $9.5 million, $17.4 million and $16.1 million, respectively. Had the loans performed in accordance with their original terms throughout 1994, TCF would have recorded gross interest income of $1.3 million for these loans. Interest income of $594,000 has been recorded on these loans for the year ended December 31, 1994.
     Included in loans at December 31, 1994 and 1993, are commercial real estate loans aggregating $3 million and $7.4 million, respectively, with terms that have been modified in troubled debt restructurings. Had the loans performed in accordance with their original terms throughout 1994, TCF would have recorded gross interest income of $312,000 for these loans. Interest income of $280,000 has been recorded on these loans for the year ended December 31, 1994. There were no material commitments to lend additional funds to customers whose loans were classified as restructured or non-accrual at December 31, 1994.

     Included in commercial real estate loans at December 31, 1994 and 1993, are $52.2 million and $57.1 million, respectively, of loans to facilitate the sale of real estate accounted for by the installment method. The installment method of accounting was applied because the borrower's initial and continuing investment was not adequate for full accrual profit recognition under SFAS No. 66, "Accounting for Sales of Real Estate."

     At December 31, 1994, 1993 and 1992, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $3.9 billion, $3.6 billion and $3.3 billion, respectively. During 1994 and 1993, TCF sold servicing rights on $169 million and $44 million of loans serviced for others at net gains of $2.4 million and $137,000, respectively. No sales of servicing rights occurred in 1992.

8)   ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES AND INDUSTRIAL REVENUE BOND
     RESERVES

Following is a summary of the allowances for loan and real estate losses and industrial revenue bond reserves:

                                                              INDUSTRIAL                    ALLOWANCE
                                              ALLOWANCE       REVENUE                      FOR REAL
                                              FOR LOAN         BOND                         ESTATE
(IN THOUSANDS)                                 LOSSES         RESERVES        TOTAL         LOSSES          TOTAL
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991.................    $25,420         $2,881        $28,301        $ 7,603        $35,904
  Provision for losses.....................     12,423            767         13,190         22,054         35,244
  Charge-offs..............................    (21,519)        (2,185)       (23,704)       (27,366)       (51,070)
  Recoveries...............................      2,925            -            2,925            -            2,925
                                              ---------------------------------------------------------------------
Balance, December 31, 1992.................     19,249          1,463         20,712          2,291         23,003
  Adjustments for pooling-of-interests.....        (56)           225            169           (513)          (344)
  Provision for losses.....................     20,207          1,726         21,933         11,743         33,676
  Charge-offs..............................    (16,032)          (725)       (16,757)       (11,553)       (28,310)
  Recoveries...............................      2,687            -            2,687            -            2,687
                                              ---------------------------------------------------------------------
Balance, December 31, 1993.................     26,055          2,689         28,744          1,968         30,712
  Provision for losses.....................     10,901            -           10,901          2,373         13,274
  Charge-offs..............................     (7,740)           -           (7,740)        (3,611)       (11,351)
  Recoveries...............................      2,432             70          2,502            -            2,502
                                              ---------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994.................    $31,648         $2,759        $34,407        $   730        $35,137
                                              ---------------------------------------------------------------------
                                              ---------------------------------------------------------------------

 48  TCF Financial Corporation and Subsidiaries
--

     Prior to being acquired by TCF, RCG had entered into agreements guaranteeing certain industrial development and housing revenue bonds issued by municipalities to finance commercial and multi-family real estate owned by third parties. In the event a third-party borrower defaults on principal or interest payments on the bonds, TCF, as acquiring entity, is required to either fund the amount in default or acquire the then outstanding bonds. TCF may foreclose on the underlying real estate to recover amounts in default. The balance of such financial guarantees totaled $18.6 million and $20.8 million at December 31, 1994 and 1993, respectively. Management has considered these guarantees in its review of the adequacy of the industrial revenue bond reserves, which are included in other liabilities in the Consolidated Statements of Financial Condition.

9)   PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                     AT DECEMBER 31,
                                   ------------------
(IN THOUSANDS)                       1994      1993
-----------------------------------------------------
Land.............................  $ 15,962  $ 15,153
Office buildings.................    66,986    63,423
Leasehold improvements...........    13,449    12,366
Furniture and equipment..........    64,319    56,165
                                   ------------------
                                    160,716   147,107
Less accumulated depreciation
  and amortization...............    75,633    67,453
                                   ------------------
                                   $ 85,083  $ 79,654
                                   ------------------
                                   ------------------

     TCF leases certain premises and equipment under operating leases. Net lease expense was $11.5 million, $11.2 million and $9.9 million in 1994, 1993 and 1992, respectively.

     At December 31, 1994, the total annual minimum lease commitments for operating leases were as follows:

(IN THOUSANDS)
--------------------------------------
1995........................   $ 9,256
1996........................     7,223
1997........................     6,538
1998........................     5,531
1999........................     4,230
Thereafter..................     9,237
                               -------
                               $42,015
                               -------
                               -------


10)  REAL ESTATE

Real estate is summarized as follows:

                                                        AT DECEMBER 31,
                                                       -----------------
(IN THOUSANDS)                                           1994      1993
------------------------------------------------------------------------
In-substance foreclosures...........................   $ 8,560   $15,257
Real estate in judgment, subject to redemption......     3,663     3,792
Real estate acquired through foreclosure............     4,063     8,472
                                                       -----------------
                                                       $16,286   $27,521
                                                       -----------------
                                                       -----------------

     The net costs of operation of real estate are as follows:

                                                YEAR ENDED DECEMBER 31,
                                             ----------------------------
(IN THOUSANDS)                                 1994      1993      1992
-------------------------------------------------------------------------
Gain on sales............................    $(1,140)  $  (640)  $  (382)
Provision for losses.....................      2,373    11,743    22,054
Net operations...........................        818     1,687     2,837
                                             ----------------------------
                                             $ 2,051   $12,790   $24,509
                                             ----------------------------
                                             ----------------------------

11)  PURCHASED MORTGAGE SERVICING RIGHTS

     Purchased mortgage servicing rights are included in other assets and are summarized as follows:


                                               YEAR ENDED DECEMBER 31,
                                             ---------------------------
(IN THOUSANDS)                                 1994      1993     1992
------------------------------------------------------------------------
Balance at beginning of year.............    $12,381   $15,180   $17,762
  Adjustments for pooling-of-interests...          -      (565)        -
  Purchased mortgage servicing rights
    capitalized..........................      3,516     5,026     2,015
  Amortization...........................     (3,394)   (3,633)   (3,464)
  Sale of servicing......................       (256)        -         -
  Valuation adjustments due to
    accelerated prepayments..............          -    (3,627)   (1,133)
                                             ---------------------------
Balance at end of year...................    $12,247   $12,381   $15,180
                                             ---------------------------
                                             ---------------------------

                                   TCF Financial Corporation and Subsidiaries 49
                                                                              --

12)  DEPOSITS

Deposits are summarized as follows:

                                                                  AT DECEMBER 31,
                                         -------------------------------------------------------------------
                                                       1994                                 1993
                                         -------------------------------    --------------------------------
                                         WEIGHTED                           WEIGHTED
                                          AVERAGE                 % OF       AVERAGE                  % OF
(DOLLARS IN THOUSANDS)                      RATE       AMOUNT     TOTAL       RATE         AMOUNT     TOTAL
-----------------------------------------------------------------------------------------------------------
Checking:
  Non-interest bearing.................      0.00%    $  402,368   10.5%      0.00%       $  369,692    9.0%
  Interest bearing.....................      1.28        416,455   10.9       1.21           430,431   10.5
                                                      -----------------                   -----------------
                                              .65        818,823   21.4        .65           800,123   19.5
                                                      -----------------                   -----------------
Passbook and statement.................      2.09        745,546   19.5       1.77           855,781   20.9
Money market...........................      3.39        431,309   11.3       2.31           469,694   11.4
Certificates:
  6 months and less....................      3.90        139,604    3.7       3.07           217,788    5.3
  over 6 to 18 months..................      4.80        878,795   23.0       3.64           677,092   16.5
  over 18 to 30 months.................      4.53        267,497    7.0       4.65           381,264    9.3
  over 30 months.......................      6.10        467,859   12.3       7.19           654,942   16.0
  Negotiable rate......................      5.28         70,181    1.8       3.74            45,874    1.1
                                                      -----------------                   -----------------
                                             5.04      1,823,936   47.8       4.95         1,976,960   48.2
                                                      -----------------                   -----------------
                                             3.34     $3,819,614  100.0%      3.15        $4,102,558  100.0%
                                                      -----------------                   -----------------
                                                      -----------------                   -----------------

     Certificates had the following remaining maturities:

                                                       AT DECEMBER 31,
                  ------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                1994                                           1993
                  ------------------------------------------   ---------------------------------------------
                                                    WEIGHTED                                        WEIGHTED
                  NEGOTIABLE                         AVERAGE   NEGOTIABLE                            AVERAGE
MATURITY            RATE       OTHER      TOTAL       RATE        RATE        OTHER       TOTAL       RATE
------------------------------------------------------------------------------------------------------------
0-3 months......    $48.7     $  331.8    $  380.5    4.59%       $26.8       $  401.9    $  428.7    4.14%
4-6 months......     10.0        408.9       418.9    4.87          3.3          420.7       424.0    4.86
7-12 months.....      8.6        506.3       514.9    5.03          5.4          498.2       503.6    5.12
13-24 months....      1.1        305.6       306.7    5.48          7.7          420.3       428.0    5.30
25-36 months....      1.0        106.3       107.3    5.40          1.0           88.9        89.9    5.66
37-48 months....       .8         65.5        66.3    5.82          1.0           51.0        52.0    5.69
49-60 months....        -         12.8        12.8    5.47           .7           33.0        33.7    5.62
Over 60 months..        -         16.5        16.5    5.94            -           17.1        17.1    6.16
                    ------------------------------                ----------------------------------------
                    $70.2     $1,753.7    $1,823.9    5.04        $45.9       $1,931.1    $1,977.0    4.95
                    ------------------------------                ----------------------------------------
                    ------------------------------                ----------------------------------------

 50 TCF Financial Corporation and Subsidiaries
--

     Interest expense on deposits is summarized as follows:

                                           YEAR ENDED DECEMBER 31,
                                        ----------------------------
(IN THOUSANDS)                            1994      1993      1992
--------------------------------------------------------------------
Checking..............................  $  5,259  $  4,989  $  9,820
Passbook and statement................    14,384    16,359    21,725
Money market..........................    11,644    12,436    16,258
Certificates..........................    89,799   102,979   138,341
                                        ----------------------------
                                         121,086   136,763   186,144
Less early withdrawal penalties.......       472       510       605
                                        ----------------------------
                                        $120,614  $136,253  $185,539
                                        ----------------------------
                                        ----------------------------

     Accrued interest on deposits totaled $4.7 million and $8.9 million at December 31, 1994 and 1993, respectively.

     Mortgage-backed securities aggregating $52.7 million were pledged as collateral to secure certain deposits at December 31, 1994.

     At December 31, 1994, TCF was required by Federal Reserve regulations to maintain reserve balances of approximately $67.3 million in cash on hand or at the Federal Reserve Bank.

13)  BORROWINGS

Borrowings consist of the following:

                                                                            AT DECEMBER 31,
                                                        ------------------------------------------------------
                                                                1994                           1993
                                                        -----------------------       ------------------------
                                                                       WEIGHTED                       WEIGHTED
                                          YEAR OF                      AVERAGE                         AVERAGE
(DOLLARS IN THOUSANDS)                   MATURITY        AMOUNT          RATE          AMOUNT            RATE
---------------------------------------------------------------------------------------------------------------
Securities sold under
  repurchase agreements................  1994-1995      $170,143            5.94%     $129,812            4.53%
                                                        --------                      --------
Federal Home Loan Bank advances........       1994           -               -         115,000            7.61
                                              1995       388,405            5.83        20,000            5.18
                                              1996       251,100            5.94       251,100            5.94
                                              1997        10,014            6.24        10,014            6.24
                                              2000            74            7.10            74            7.10
                                              2006           -               -             144            8.42
                                              2008           345            6.27           360            6.27
                                              2009           925            6.86           -               -
                                                        --------                      --------
                                                         650,863            5.88       396,692            6.40
                                                        --------                      --------
Subordinated capital notes of TCF
  Financial Corporation, callable
  beginning January 1, 1995............       2002        34,500           10.00        34,500           10.00
                                                        --------                      --------

Other borrowings:
  Collateralized mortgage obligations..       2006           488            6.50         2,880            6.50
                                              2008         3,000            6.50         3,000            6.50
                                              2010         1,443            5.90         1,361            5.90
                                                        --------                      --------
                                                           4,931            6.32         7,241            6.39
    Less unamortized discount..........                      306             -             522             -
                                                        --------                      --------
                                                           4,625            6.74         6,719            6.88
                                                        --------                      --------
  Industrial development
    revenue bonds......................       2015         3,125            4.65         3,175            3.05
                                                        --------                      --------

  Bank loan, maturing
    serially through 1998..............       1998         3,500            9.50         4,500            7.00
                                                        --------                      --------

  Other................................       1995         1,500            6.13           -                -
                                              1998            27            7.60            34            7.60
                                                        --------                      --------
                                                           1,527            6.16            34            7.60
                                                        --------                      --------
                                                          12,777            6.92        14,428            6.08
                                                        --------                      --------
                                                        $868,283            6.07      $575,432            6.18
                                                        --------                      --------
                                                        --------                      --------

                                   TCF Financial Corporation and Subsidiaries 51
                                                                              --

     At December 31, 1994, borrowings with a maturity of one year or less consisted of the following:

                                                                WEIGHTED
                                                                 AVERAGE
(DOLLARS IN THOUSANDS)                             AMOUNT         RATE
------------------------------------------------------------------------
Securities sold under repurchase agreements.....  $170,143       5.94%
Federal Home Loan Bank advances.................   388,405       5.83
Bank loan.......................................     1,000       9.50
Other...........................................     1,500       6.13
                                                  --------
                                                  $561,048       5.87
                                                  --------
                                                  --------

     Accrued interest on borrowings totaled $2.9 million and $1.4 million at December 31, 1994 and 1993, respectively.

     At December 31, 1994, securities sold under repurchase agreements were collateralized by mortgage-backed securities and had the following maturities:

                                   REPURCHASE BORROWING   COLLATERAL SECURITIES
                                   --------------------   ---------------------
                                              INTEREST    CARRYING     MARKET
(DOLLARS IN THOUSANDS)               AMOUNT     RATE       AMOUNT (1)  VALUE (1)
-------------------------------------------------------------------------------
Maturity:
     January 1995...............   $170,143     5.94%       $188,947   $178,270
                                   --------               ---------------------
                                   --------               ---------------------

_____________________________
(1) INCLUDES ACCRUED INTEREST.

     The securities underlying the repurchase agreements are book entry securities. During the period, book entry securities were delivered by appropriate entry into the counterparties' accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 1994, all of the securities sold under repurchase agreements provided for the repurchase of identical securities. Securities sold under repurchase agreements averaged $122.2 million and $123.1 million during 1994 and 1993, respectively, and the maximum amount outstanding at any month-end during 1994 and 1993 was $403.5 million and $218.5 million, respectively.

     At December 31, 1994, mortgage-backed securities collateralizing the collateralized mortgage obligations had a carrying amount of $4.7 million and a market value of $4.4 million.

     The bank loan is unsecured and contains certain covenants common to such agreements with which TCF is in compliance. In December 1994, TCF negotiated a $7.5 million unsecured bank line of credit which bears interest at the prime rate and matures on April 30, 1996. There were no borrowings under this line of credit in 1994.

     TCF has recorded its obligations to pay the amount in default on Industrial Development Revenue Bond issues for which RCG had entered into financial guarantee agreements. As permitted under the agreements, TCF has commenced foreclosure proceedings relative to the underlying real estate and has also recorded the fair value of such real estate as in-substance foreclosures at December 31, 1994.

     FHLB advances are collateralized by FHLB stock, interest-bearing deposits with banks, residential real estate loans and mortgage-backed securities with an aggregate carrying value of approximately $803.3 million at December 31, 1994.

     Interest expense on borrowings is summarized as follows:

                                          YEAR ENDED DECEMBER 31,
                                        ---------------------------
(IN THOUSANDS)                           1994      1993      1992
-------------------------------------------------------------------
FHLB advances........................   $20,781   $25,085   $28,471
Securities sold under repurchase
     agreements......................     6,441     6,184     7,763
Subordinated capital notes...........     3,718     4,418     7,470
Other borrowings.....................       958     1,237     1,982
                                        ---------------------------
                                        $31,898   $36,924   $45,686
                                        ---------------------------
                                        ---------------------------

14)  INCOME TAXES

Income tax expense (benefit) consists of:

(IN THOUSANDS)                          CURRENT   DEFERRED   TOTAL
-------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1994:
     FEDERAL.......................     $32,562   $(1,489)  $31,073
     STATE.........................       9,670      (441)    9,229
                                        ---------------------------
                                        $42,232   $(1,930)  $40,302
                                        ---------------------------
                                        ---------------------------
Year ended December 31, 1993:
     Federal.......................     $22,201   $   (15)  $22,186
     State.........................       6,466        (5)    6,461
                                        ---------------------------
                                        $28,667   $   (20)  $28,647
                                        ---------------------------
                                        ---------------------------
Year ended December 31, 1992:
     Federal.......................     $12,912   $(2,349)  $10,563
     State.........................       2,684      (291)    2,393
                                        ---------------------------
                                        $15,596   $(2,640)  $12,956
                                        ---------------------------
                                        ---------------------------

52  TCF Financial Corporation and Subsidiaries
--

     The significant components of deferred income tax expense (benefit) are summarized as follows:

                                               YEAR ENDED DECEMBER 31,
                                             ----------------------------
(IN THOUSANDS)                                 1994     1993      1992
-------------------------------------------------------------------------
Deferred tax expense (benefit)
     (exclusive of the effects of
     other components listed below)........  $(1,930)  $(20)     $ 5,708

Charge in lieu of taxes resulting
     from the recognition of acquired
     tax benefits that are allocated
     to reduce goodwill related to the
     acquired entity.......................        -      -        1,884

Decrease in the valuation allowance
     for deferred tax assets...............        -      -      (10,232)
                                             ----------------------------
                                             $(1,930)  $(20)     $(2,640)
                                             ----------------------------
                                             ----------------------------

          Total income tax expense of $40.3 million, $28.6 million and $13 million for the years ended December 31, 1994, 1993 and 1992, respectively, did not include tax benefits specifically allocated to goodwill and stockholders' equity. The amounts allocated to goodwill for the initial recognition of acquired tax benefits that were previously included in the tax valuation allowance totaled $1.9 million for the year ended December 31, 1992. No suchamounts were allocated during 1994 or 1993. No tax valuation allowance was required as of December 31, 1994 or 1993 since TCF paid taxes, which are available for carryback, in excess of its deferred tax assets. The tax benefit allocated to additional paid-in capital for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes totaled $90,000, $728,000 and $1.5 million for the years ended December 31, 1994, 1993 and 1992, respectively.

          Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% for both 1994 and 1993 and 34% for 1992 to income before income tax expense as a result of the following:

                                               YEAR ENDED DECEMBER 31,
                                             ----------------------------
(IN THOUSANDS)                                1994      1993       1992
-------------------------------------------------------------------------
Computed "expected" tax expense............  $34,183   $23,316   $19,793
Increase (reduction) in income tax
  expense resulting from:
     Change in the valuation allowance
       for federal income tax deferred
       assets allocated to income
       tax expense.........................        -         -    (6,011)
     Change in the valuation allowance
       for state income tax deferred
       assets allocated to income
       tax expense, net of federal
       income tax impact...................        -         -    (2,337)
     Benefit of net operating loss
       carryovers..........................        -         -    (2,800)
     Amortization of goodwill..............      418       664     1,109
     Tax exempt income.....................     (115)     (134)     (207)
     State income tax, exclusive of
       valuation allowance change, net
       of federal income tax benefit.......    5,999     4,200     3,703
     Other, net............................     (183)      601      (294)
                                             ----------------------------
                                             $40,302   $28,647   $12,956
                                             ----------------------------
                                             ----------------------------

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                        AT DECEMBER 31,
                                                       ------------------
(IN THOUSANDS)                                          1994       1993
-------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan and real estate losses.......     $17,910   $14,739
  Discounts on loans arising from acquisitions....         513     1,006
  Other...........................................       3,643     3,677
                                                       ------------------
     Total deferred tax assets....................      22,066    19,422
                                                       ------------------
Deferred tax liabilities:
  FHLB stock......................................       3,757     4,135
  Pension and other compensation plans............       2,378     3,214
  Loan basis differences..........................       5,002     5,535
  Loan fees and discounts.........................       2,660       260
                                                       ------------------
     Total deferred tax liabilities...............      13,797    13,144
                                                       ------------------
       Net deferred tax assets....................     $ 8,269   $ 6,278
                                                       ------------------
                                                       ------------------

     At December 31, 1994, TCF had no remaining federal net operating loss ("NOL") or tax credit carryovers.

     The consolidated tax returns for the years ended 1979 through 1982 have been reviewed by the Internal Revenue Service ("IRS"). The IRS had proposed certain adjustments. In October 1992, the Joint Committee of Congress approved a settlement agreement between TCF and the IRS. The settlement allowed a loss deduction on the sale of mortgage loans which the IRS had contended should be disallowed. The settlement also allowed, based on a tax court ruling, certain tax bad debt losses that were not previously deducted in TCF's tax returns. The allowance of the bad debt deductions created a $2.8 million NOL benefit during 1992.

                                   TCF Financial Corporation and Subsidiaries 53
                                                                              --

15)  STOCKHOLDERS' EQUITY

RESTRICTED RETAINED EARNINGS -- TCF Minnesota may not declare or pay a dividend to TCF in excess of 100% of its annual net income plus the amount that would reduce by one-half TCF Minnesota's surplus capital ratio at the beginning of the calendar year without prior Office of Thrift Supervision ("OTS") approval. Additional limitations on dividends declared or paid on, or repurchases of, TCF Minnesota's capital stock are tied to TCF Minnesota's level of compliance with its regulatory capital requirements.

     Retained earnings at December 31, 1994 includes approximately $76.6 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for the Bank based on the amount of earnings removed and current tax rates.

     At December 31, 1994, TCF's savings bank subsidiaries, TCF Minnesota, TCF Illinois, TCF Wisconsin and TCF Michigan, exceeded their fully phased-in capital requirements.

SHAREHOLDER RIGHTS PLAN -- On May 23, 1989, TCF's Board of Directors (the "Board") declared a dividend of one preferred share purchase right for each share of common stock, payable on June 9, 1989, to holders of record on that date. The rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF's common stock. This triggering percentage may be reduced to no less than 10% by the Board under certain circumstances. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $60 per share. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF's common stock or shares in an "acquiring entity" at half of the market value. The Board is generally entitled to redeem the rights at 1 cent per right at any time before they become exercisable. The rights will expire on June 9, 1999, if not previously redeemed or exercised.

TREASURY STOCK -- On January 25, 1994, the Board authorized the repurchase of up to 5% of TCF common stock, or approximately 620,000 shares. The repurchased shares will be used for employee benefit plans and other general corporate purposes. TCF purchased 535,000 shares of stock under this plan during the year ended December 31, 1994. During this period, 212,120 shares were issued out of treasury stock for restricted stock grants and employee benefit plans.

16)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

TCF is a party to financial instruments with off-balance-sheet risk in the normal course of business, primarily to meet the financing needs of its customers. These financial instruments, which are issued or held by TCF for purposes other than trading, include commitments to extend credit, standby letters of credit, financial guarantees written, forward mortgage loan sales commitments, an interest rate swap agreement and financial guarantees on certain loans sold with recourse and on other contingent obligations. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contract or notional amounts of those instruments reflect the extent of involvement TCF has in particular classes of financial instruments.

     TCF's exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit, standby letters of credit, financial guarantees written and financial guarantees on certain loans sold with recourse is represented by the contractual amount of the commitments. TCF uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For Veterans Administration ("VA") loans serviced with partial recourse, forward mortgage loan sales commitments and interest rate swap agreements, the contract or notional amount exceeds TCF's exposure to credit loss. TCF controls the credit risk of forward mortgage loan sales commitments through credit approvals, credit limits and monitoring procedures.

     Unless noted otherwise, TCF does not require collateral or other security to support financial instruments with credit risk. The contract or notional amounts of these financial instruments are as follows:

                                                    AT DECEMBER 31,
                                                  ------------------
(IN THOUSANDS)                                      1994      1993
--------------------------------------------------------------------
Financial instruments whose contract amounts
  represent credit risk:
     Commitments to extend credit...............  $783,921  $782,584
     Standby letters of credit..................    18,098    18,033
     Financial guarantees written...............    18,595    20,756
     Loans sold with recourse...................    36,368    48,979

Financial instruments whose credit risk is
  less than the notional or contract amount:
     VA loans serviced with partial recourse....   398,261    365,517
     Forward mortgage loan sales commitments....    51,030    444,789
     Interest rate swap agreement...............     5,000      5,000

     As part of its normal business operations, and in order to meet the ongoing credit needs of its customers, TCF has outstanding at any time a significant number of commitments to extend credit. Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. These commitments take the form of mortgage loan

54  TCF Financial Corporation and Subsidiaries
--
applications, approved loans, consumer credit line products and credit card limits. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. TCF evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by TCF upon extension of credit, is based on management's credit evaluation of the borrower. Collateral predominantly consists of residential and commercial real estate and personal property. Included in the total commitments to extend credit at December 31, 1994 were mortgage loan commitments and loans in process aggregating $504.7 million, including commercial and residential construction and development commitments totaling $34.3 million. Of the total mortgage loan commitments and loans in process at December 31, 1994, $106.4 million were for fixed-rate loans. Also included in the total commitments to extend credit were various consumer credit line products aggregating $457.7 million, of which $163.5 million were unsecured.

     Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit are primarily issued to support public and private borrowing arrangements including bond financing, and expire in various years through the year 1999. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in making commercial loans to customers. The amount of collateral TCF obtains to support standby letters of credit is based on management's credit evaluation of the borrower. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. TCF's commitments to the beneficiaries under its outstanding standby letters of credit at December 31, 1994 were collateralized by $24.5 million of TCF's mortgage-backed securities.

     Financial guarantees written represent agreements whereby, for a fee, certain of TCF's investment and mortgage-backed securities are pledged as collateral for Housing Revenue Bonds and Industrial Development Revenue Bonds which were issued by municipalities to finance commercial and multi-family real estate owned by third parties. In the event the third party borrowers default on principal or interest payments on the bonds, TCF is required to either pay the amount in default or acquire the then outstanding bonds. TCF may foreclose on the underlying real estate to recover amounts in default. At December 31, 1994, mortgage-backed securities aggregating approximately $43 million were held by the trustees as collateral for these financial guarantees. Further, in order to protect TCF's ability to recover losses in the event of default by the third party borrowers, TCF may also be required to pay real estate taxes and other liabilities of the underlying collateral. The collateral agreements expire in 1995 through 2005.

     During the normal course of business, TCF may sell certain loans with limited recourse provisions. In addition, TCF services VA loans on which it must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. A significant portion of the loans is partially supported by government-sponsored insurance, private mortgage insurance or the VA partial guarantee, and all of the loans are collateralized by residential real estate.

     As part of its residential mortgage banking operation, TCF enters into forward mortgage loan sales commitments in order to manage the market exposure on its residential loans held for sale and its commitments to extend credit for residential loans. Because gains or losses to be realized on the sale of residential loans held for sale are dependent on interest rates, forward mortgage loan sales commitments are used to reduce the impact of changes in interest rates on TCF's mortgage banking operation. Forward mortgage loan sales commitments are contracts for the delivery of mortgage loans or pools of loans in which TCF agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from movements in mortgage loan values and interest rates. Included in the total at December 31, 1994 and 1993 were $1 million and $49 million, respectively, of standby forward mortgage loan sales commitments for which TCF has the option to deliver the mortgage loans. Also included in the total at December 31, 1994 and 1993 were $2 million and $28.5 million, respectively, of standby forward mortgage loan sales commitments for which the third parties have the option to purchase the mortgage loans. Premiums paid for standby forward mortgage loan sales commitments are amortized to gain on sale of loans held for sale over the terms of the agreements. The fair value of the forward mortgage loan sales commitments is not recognized in the financial statements.

     Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount on which the interest payments are calculated. Prior to being acquired by TCF, RCG entered into an interest rate swap agreement to manage the impact of fluctuating interest rates. The credit risk associated with interest rate swap agreements revolves around the ability of the counterparty to perform its

                                   TCF Financial Corporation and Subsidiaries 55
                                                                              --
obligation under the agreement. Under the terms of the agreement with the FHLB, which expires in March 1997, TCF makes periodic interest payments based on a fixed interest rate of 8.55% and receives periodic interest payments based on the six-month London Interbank Offered Rate ("LIBOR"). The net amount payable or receivable from the interest rate swap agreement is accrued and recognized as an adjustment to interest income on loans. The related amount payable to or receivable from the counterparty is included in accrued interest payable or receivable. The fair value of the interest rate swap agreement is not recognized in the financial statements.

17)  FAIR VALUES OF FINANCIAL INSTRUMENTS

TCF is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time TCF's entire holdings of a particular financial instrument. Because no market exists for a significant portion of TCF's financial instruments, fair value estimates are subjective in nature, involving uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on-and-off balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, TCF has established customer relationships that contribute significant fee income annually. These customer relationships are not considered financial instruments, and their values have not been incorporated into the fair value estimates. Certain financial instruments and all nonfinancial instruments are excluded from fair value of financial instrument disclosure requirements. In addition, the tax effects of unrealized gains and losses have not been considered in the estimates, nor have costs necessary to execute a sale been considered. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of TCF, or the value TCF would realize in a negotiated sale of these instruments.

     Fair value estimates, methods and assumptions are set forth below for TCF's financial instruments. These financial instruments are issued or held by TCF for purposes other than trading. The carrying amounts disclosed below are included in the Consolidated Statements of Financial Condition under the indicated captions, except where noted otherwise. The carrying amount of accrued interest approximates its fair value.

CASH AND DUE FROM BANKS -- The carrying amount of cash and due from banks approximates its fair value and totaled $170.7 million and $165.9 million at December 31, 1994 and 1993, respectively.

INVESTMENTS -- The carrying amounts of short-term investments approximate their fair values since they mature in 90 days or less and do not present unanticipated credit concerns. The fair values of longer-term interest-bearing deposits with banks and federal funds sold are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated based on discounted cash flow analyses using interest rates currently being offered for investments with similar terms. The fair values of U.S. Government and other marketable securities held to maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of FHLB stock approximates its fair value. The carrying amounts and fair values of TCF's investment portfolio are as follows:

                                                    AT DECEMBER 31,
                                        ---------------------------------------
                                                 1994                 1993
                                        -------------------  ------------------
                                                  ESTIMATED           ESTIMATED
                                        CARRYING     FAIR    CARRYING    FAIR
(IN THOUSANDS)                           AMOUNT     VALUE     AMOUNT    VALUE
-------------------------------------------------------------------------------
Interest-bearing deposits
  with banks..........................  $190,698  $190,698  $ 10,512  $ 10,512
Federal Funds sold....................     6,900     6,900   105,500   105,500
U.S. Government and other
  marketable securities held
  to maturity:
     U.S. Government and agency
       obligations....................        50        48    66,961    67,038
     Corporate bonds..................         -         -     3,000     3,006
     Bankers' acceptances.............         -         -     6,997     6,999
     Commercial paper.................     3,478     3,478     3,244     3,244
     Other............................         -         -     1,058     1,057
                                        ---------------------------------------
                                           3,528     3,526    81,260    81,344
Federal Home Loan Bank stock,
  at cost.............................    42,525    42,525    37,849    37,849
                                        ---------------------------------------
                                        $243,651  $243,649  $235,121  $235,205
                                        ---------------------------------------
                                        ---------------------------------------

56 TCF Financial Corporation and Subsidiaries
--

SECURITIES AVAILABLE FOR SALE -- The fair values of U.S. Government and other marketable securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The amortized cost and fair values of TCF's securities available for sale portfolio are as follows:

                                                   AT DECEMBER 31,
                                   -------------------------------------------
                                            1994                 1993
                                   -------------------  ----------------------
                                             ESTIMATED               ESTIMATED
                                   AMORTIZED   FAIR     AMORTIZED       FAIR
(IN THOUSANDS)                       COST     VALUE       COST         VALUE
------------------------------------------------------------------------------
U.S. Government and agency
  obligations..................... $50,977   $50,912    $     -       $    -
Commercial paper..................  14,955    14,843          -            -
Other.............................       3        30     10,003        10,236
                                   -------------------------------------------
                                   $65,935   $65,785    $10,003       $10,236
                                   -------------------------------------------
                                   -------------------------------------------

LOANS HELD FOR SALE -- Financial instruments associated with TCF's residential mortgage banking operation include residential loans held for sale, commitments to extend credit and forward mortgage loan sales commitments. The estimated fair values of these financial instruments are based on quoted market prices. The carrying amounts for commitments to extend credit and forward mortgage loan sales commitments are included in other assets in the Consolidated Statements of Financial Condition. The contract amounts, carrying amounts and fair values of the financial instruments associated with TCF's residential loans held for sale are as follows:

                                                                            AT DECEMBER 31,
                                             ------------------------------------------------------------------------------------
                                                             1994                                         1993
                                             ---------------------------------------      ---------------------------------------
                                                                           ESTIMATED                                    ESTIMATED
                                             CONTRACT       CARRYING         FAIR         CONTRACT       CARRYING         FAIR
(IN THOUSANDS)                                AMOUNT         AMOUNT          VALUE         AMOUNT         AMOUNT          VALUE
---------------------------------------------------------------------------------------------------------------------------------
Residential loans held for sale (1).......   $ 44,461        $44,461       $45,233        $298,660       $298,660       $297,968
Commitments to extend credit..............    166,942            155            54         329,385              -           (275)
Forward mortgage loan sales commitments...     51,030             12           114         444,789            126          2,923
                                                            ------------------------                     ------------------------
                                                             $44,628       $45,401                       $298,786       $300,616
                                                            ------------------------                     ------------------------
                                                            ------------------------                     ------------------------

---------------------------------------
(1) NET OF UNEARNED DISCOUNTS, PREMIUMS AND DEFERRED FEES.

     The fair value estimates above do not include the value of residential mortgage loan servicing rights on TCF's residential loan servicing portfolio which totaled $5.4 billion and $5.2 billion at December 31, 1994 and 1993, respectively. The gross fair value of these rights is estimated to be $90.9 million and $56.7 million at December 31, 1994 and 1993, respectively. Purchased mortgage servicing rights totaling $12.2 million and $12.4 million related to TCF's residential loan servicing portfolio are included as other assets in TCF's Consolidated Statements of Financial Condition at December 31, 1994 and 1993, respectively.

     The fair value of education loans held for sale is estimated based on an existing forward sale agreement TCF has with the Student Loan Marketing Association, or on sales of comparable loans. The estimated fair value of education loans held for sale of $159.5 million and $126.5 million compares with carrying amounts of $156 million and $123.2 million at December 31, 1994 and 1993, respectively.

                                   TCF Financial Corporation and Subsidiaries 57
                                                                              --

MORTGAGE-BACKED SECURITIES HELD TO MATURITY -- The fair values of mortgage-backed securities held to maturity are based on quoted market prices. The carrying amounts and fair values of TCF's mortgage-backed securities held to maturity portfolio are as follows:

                                              AT DECEMBER 31,
                         ------------------------------------------------------
                                     1994                       1993
                         --------------------------    ------------------------
                                          ESTIMATED                   ESTIMATED
                            CARRYING        FAIR         CARRYING       FAIR
(IN THOUSANDS)               AMOUNT         VALUE         AMOUNT        VALUE
-------------------------------------------------------------------------------
FHLMC..................  $  297,268     $  285,451     $  510,855     $  525,212
FNMA...................     641,648        610,822        499,499        515,657
GNMA...................     154,513        152,928        198,520        208,623
Private Issuers........      17,441         17,189         21,028         21,251
                         ------------------------------------------------------
                          1,110,870      1,066,390      1,229,902      1,270,743
Net premiums...........       3,743            -            7,300            -
                         ------------------------------------------------------
                         $1,114,613     $1,066,390     $1,237,202     $1,270,743
                         ------------------------------------------------------
                         ------------------------------------------------------

LOANS -- The fair values of loans are estimated for portfolios of loans with similar characteristics. Loans are segregated by type, and include residential, commercial real estate, commercial business and consumer, and by sub-type within these categories. Each of these categories is further segmented into fixed- and adjustable-rate interest terms, and by performing and non-performing status.
For certain variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. For certain homogeneous categories of loans, such as certain residential and consumer loans, fair values are estimated using quoted market prices. The fair values of other performing loans are estimated by discounting contractual cash flows adjusted for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers with similar credit risk characteristics. The fair values of significant non-performing loans are based on recent internal or external appraisals, or estimated cash flows discounted using rates commensurate with the risks associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

     The carrying amounts and fair values of TCF's loan portfolio are as follows:

                                             AT DECEMBER 31,
                         ------------------------------------------------------
                                     1994                       1993
                         --------------------------    ------------------------
                          CARRYING      ESTIMATED      CARRYING      ESTIMATED
(IN THOUSANDS)            AMOUNT(1)     FAIR VALUE     AMOUNT(1)     FAIR VALUE
-------------------------------------------------------------------------------
Residential real
  estate...............  $1,257,263     $1,191,918     $1,057,474     $1,072,766
Commercial real
  estate...............     632,927        620,423        685,460        659,259
Commercial business....     100,560         99,745         89,432         89,494
Consumer (2)...........   1,087,298      1,129,170        911,614        943,585
                         ------------------------------------------------------
                          3,078,048      3,041,256      2,743,980      2,765,104
Less:  Allowance for
  loan losses..........      31,648              -         26,055              -
                         ------------------------------------------------------
                         $3,046,400     $3,041,256     $2,717,925     $2,765,104
                         ------------------------------------------------------
                         ------------------------------------------------------

_______________________________
(1)  NET OF UNEARNED DISCOUNTS AND DEFERRED FEES.
(2) EXCLUDES LEASE RECEIVABLES NOT SUBJECT TO FAIR VALUE DISCLOSURE OF $3.8 MILLION AND $1.2 MILLION AT DECEMBER 31, 1994 AND 1993, RESPECTIVELY.

DEPOSITS -- The fair value of deposits with no stated maturity, such as checking, passbook and statement, and money market accounts, is deemed equal to the amount payable on demand. The fair value of certificates is estimated based on discounted cash flow analyses using interest rates offered by TCF at December 31, 1994 and 1993 for certificates of similar remaining maturities.

58  TCF Financial Corporation and Subsidiaries
--

     The carrying amounts and fair values of TCF's deposit liabilities are as follows:

                                              AT DECEMBER 31,
                         -------------------------------------------------------
                                    1994                         1993
                         -------------------------     -------------------------
                           CARRYING     ESTIMATED       CARRYING      ESTIMATED
(IN THOUSANDS)              AMOUNT      FAIR VALUE       AMOUNT       FAIR VALUE
--------------------------------------------------------------------------------
Checking...............  $  818,823     $  818,823     $  800,123      $ 800,123
Passbook and statement.     745,546        745,546        855,781        855,781
Money market...........     431,309        431,309        469,694        469,694
Certificates...........   1,823,936      1,830,176      1,976,960      2,010,984
                         -------------------------------------------------------
                         $3,819,614     $3,825,854     $4,102,558     $4,136,582
                         -------------------------------------------------------
                         -------------------------------------------------------

     The fair value estimates above do not include the benefit that results from the lower-cost funding provided by deposits compared with the cost of wholesale borrowings. That benefit is commonly referred to as a deposit base intangible.


BORROWINGS -- The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF's long-term borrowings (other than subordinated capital notes) are estimated based on discounted cash flow analyses using interest rates offered at December 31, 1994 and 1993 for borrowings of similar remaining maturities. The fair values of subordinated capital notes are based on quoted market prices. The carrying amounts and fair values of TCF's borrowings are as follows:

                                              AT DECEMBER 31,
                                   ----------------------------------------
                                         1994                  1993
                                   ------------------- -------------------
                                   CARRYING ESTIMATED  CARRYING  ESTIMATED
(IN THOUSANDS)                      AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
--------------------------------------------------------------------------
Securities sold under repurchase
  agreements...................... $170,143  $170,143  $129,812  $130,829
Federal Home Loan Bank advances...  650,863   641,356   396,692   404,722
Subordinated capital notes........   34,500    34,414    34,500    35,363
Other borrowings..................   12,777    12,879    14,428    15,216
                                   ----------------------------------------
                                   $868,283  $858,792  $575,432  $586,130
                                   ----------------------------------------
                                   ----------------------------------------

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- The fair values of residential commitments to extend credit and forward mortgage loan sales commitments are included in the estimated fair value disclosures of TCF's residential loans held for sale portfolio. The fair values of TCF's remaining commitments to extend credit, standby letters of credit and financial guarantees written are estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and standby letters of credit issued in conjunction with fixed-rate loan agreements, fair value also considers the difference between current levels of interest rates and the committed rates. For financial guarantees written, fair value also considers reserves established relating to TCF's potential obligation on the outstanding guarantees. The fair value of the interest rate swap agreement is based on the estimated cost to terminate the agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparty. The carrying amounts for commitments to extend credit are included in other assets in the Consolidated Statements of Financial Condition. The carrying amounts for standby letters of credit and financial guarantees written are included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition. The contract amounts, carrying amounts and estimated fair values of TCF's financial instruments with off-balance-sheet risk are as follows:

                                                                           AT DECEMBER 31,
                                        ---------------------------------------------------------------------------------
                                                      1994                                      1993
                                        ---------------------------------------   ---------------------------------------
                                        CONTRACT     CARRYING      ESTIMATED      CONTRACT    CARRYING       ESTIMATED
(IN THOUSANDS)                           AMOUNT      AMOUNT(1)    FAIR VALUE(1)    AMOUNT     AMOUNT(1)     FAIR VALUE(1)
-------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit(2).......  $616,979     $1,823       $ (540)         $453,199    $2,024        $ (537)
Standby letters of credit.............    18,098          -           (8)           18,033       (34)          (44)
Financial guarantees written..........    18,595     (3,064)      (3,064)           20,756    (2,689)       (2,689)
Interest rate swap agreement..........     5,000          -          (55)            5,000         -          (600)

________________________
(1) POSITIVE AMOUNTS REPRESENT ASSETS, NEGATIVE AMOUNTS REPRESENT LIABILITIES.
(2) EXCLUDES COMMITMENTS TO EXTEND CREDIT FOR RESIDENTIAL REAL ESTATE LOANS HELD FOR SALE.

                                   TCF Financial Corporation and Subsidiaries 59
                                                                              --

     In addition to the financial instruments with off-balance-sheet risk noted above, TCF had $36.4 million and $49 million of loans sold with recourse and serviced $398.3 million and $365.5 million of VA loans with partial recourse at December 31, 1994 and 1993, respectively. TCF has not incurred, and does not anticipate, significant losses as a result of the recourse provisions associated with these financial instruments. As a result, the carrying amounts and related estimated fair values of these financial instruments were not material at December 31, 1994 and 1993.

18)  STOCK OPTION AND INCENTIVE PLAN

The Stock Option and Incentive Plan of TCF Financial was adopted to enable TCF to attract and retain key personnel. Options generally become exercisable over a period of three to five years from the date of the grant and expire after 10 years. Restricted stock granted in 1991 under the Stock Option and Incentive Plan of TCF Financial vested over four years in accordance with a vesting formula based on TCF's return on tangible equity. Restricted stock granted in 1994 under the Stock Option and Incentive Plan of TCF Financial generally vests within five years, but may vest more rapidly or be subject to forfeiture in accordance with a vesting schedule based on TCF's return on average equity. Other restricted stock grants generally vest over periods from three to eight years. Compensation expense for restricted stock is recorded over the vesting periods, and totaled $2.7 million, $707,000 and $718,000 in 1994, 1993 and 1992, respectively.

     The following table summarizes TCF's restricted stock and stock option transactions since December 31, 1991:

                                     OPTIONS               RESTRICTED STOCK
                              ------------------------  ----------------------
                                 SHARES   PRICE RANGE     SHARES  PRICE RANGE
------------------------------------------------------------------------------
December 31, 1991............   873,240   $ 7.75-15.50   362,340  $ 8.19-16.81
     Granted.................    57,123    16.64-21.31      -            -
     Exercised...............  (360,761)    7.75-15.50      -            -
     Cancelled...............   (32,885)    8.19-16.64    (2,400)   8.19-12.56
                               --------                 --------
December 31, 1992............   536,717     7.75-21.31   359,940    8.19-16.81
     Adjustments for
       pooling-of-
       interests.............   (61,791)   11.34-14.49      -            -
     Granted.................    35,000    30.94-37.13    50,961   31.50-35.00
     Exercised...............  (161,881)    7.75-21.31      -            -
     Cancelled...............   (52,062)   10.27-17.46      -            -
                               --------                 --------
December 31, 1993............   295,983     7.75-37.13   410,901    8.19-35.00
     Granted.................      -           -         212,245   30.63-38.56
     Exercised...............   (22,957)    8.88-21.31       -           -
                               --------                 --------
DECEMBER 31, 1994............   273,026     7.75-37.13   623,146    8.19-38.56
                               --------                 --------
                               --------                 --------
EXERCISABLE AT
  DECEMBER 31, 1994..........   208,066    $7.75-37.13
                               --------
                               --------
VESTED AT DECEMBER 31, 1994..                            330,859   $8.19-38.56
                                                        --------
                                                        --------

     At December 31, 1994, there were 461,002 shares reserved for issuance under the Stock Option and Incentive Plan of TCF Financial, including 273,026 shares for which options had been granted but had not yet been exercised.

19)  EMPLOYEE BENEFIT PLANS

PENSION PLAN -- The TCF Cash Balance Pension Plan (the "Plan") is a defined benefit qualified plan covering all "regular stated salary" employees who are at least 21 years old and have completed a year of service with TCF. TCF makes a monthly allocation to the participant's account based on a percentage of the participant's compensation. The percentage is based on the sum of the participant's age and years of employment with TCF. Participants are fully vested after five years of vesting service. The projected unit credit method is the actuarial cost method used to compute the pension credit.

     Net pension credits included the following components:

                                                    YEAR ENDED DECEMBER 31,
                                                  --------------------------
(IN THOUSANDS)                                      1994     1993     1992
----------------------------------------------------------------------------
Service cost - benefits earned during the year..  $ 1,750   $1,527    $1,268
Interest cost on projected benefit obligation...      529      378       209
Gain on plan assets.............................      (23)  (3,130)   (2,429)
Net amortization and deferral...................   (2,418)     836       310
                                                  --------------------------
     Net pension credit.........................  $  (162)  $ (389)   $ (642)
                                                  --------------------------
                                                  --------------------------

60  TCF Financial Corporation and Subsidiaries
--

     The following tables set forth the Plan's funded status at the dates indicated:

                                                         AT OCTOBER 1,
                                                       ------------------
(IN THOUSANDS)                                          1994      1993
-------------------------------------------------------------------------
Actuarial present value of accumulated benefit
     obligations:
          Vested benefits............................  $ 6,163   $ 4,805
          Non-vested benefits........................      859       382
                                                       ------------------
               Total accumulated benefits............  $ 7,022   $ 5,187
                                                       ------------------
                                                       ------------------


                                                         AT DECEMBER 31,
                                                       ------------------
(IN THOUSANDS)                                             1994     1993
-------------------------------------------------------------------------
Projected benefit obligation for service
  rendered to date...................................  $ 8,008   $ 5,699
Plan assets at fair value............................   23,211    23,477
                                                       ------------------
Plan assets in excess of projected benefit
  obligation.........................................   15,203    17,778
Unrecognized prior service cost......................     (600)     (843)
Unrecognized net gain................................     (549)   (3,043)
                                                       ------------------
     Prepaid pension cost included in other assets...  $14,054   $13,892
                                                       ------------------
                                                       ------------------

     The Plan's assets consist primarily of listed stocks and government bonds. At December 31, 1994 and 1993, the Plan's assets included TCF common stock with a market value of $3.7 million and $3.4 million, respectively.

     The weighted average discount rate and rate of increase in future compensation used to measure the projected benefit obligation and the expected long-term rate of return on plan assets were as follows:

                                                            AT DECEMBER 31,
                                                       -------------------------
                                                       1994      1993      1992
-------------------------------------------------------------------------------
Weighted average discount rate.....................    8.00%     7.50%     7.75%
Rate of increase in future compensation............    5.00      5.00      5.50
Expected long-term rate of return on plan assets...    9.00      9.00      9.75

POSTRETIREMENT PLANS -- In addition to providing retirement income benefits, TCF currently provides health care benefits for eligible retired employees, and in some cases life insurance benefits which were offered under prior plans. Substantially all full-time employees may become eligible for health care benefits if they reach retirement age and have completed 10 years of service with the Company. These and similar benefits for active employees are provided through insurance companies or through self-funded programs.

     In December 1990, the FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Although it applies to all forms of postretirement benefits, SFAS No. 106 focuses principally on postretirement health care benefits. TCF adopted SFAS No. 106 on a prospective basis effective January 1, 1993. SFAS No. 106 significantly changed TCF's method of accounting for postretirement benefits by requiring accrual, during the years that the employee renders the necessary service, of the expected cost of providing those benefits to an employee and the employee's beneficiaries and covered dependents. TCF's transition obligation of $5.5 million at January 1, 1993 is being amortized over 20 years as permitted by SFAS No. 106.

     TCF's postretirement benefit plan is currently unfunded. The following table reconciles the status of the plan with the amounts recognized in TCF's Consolidated Statements of Financial Condition at the dates indicated:

                                                              AT DECEMBER 31,
(IN THOUSANDS)                                                1994      1993
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees and beneficiaries............................... $(5,640)  $(4,800)
  Fully eligible active plan participants..................    (849)     (702)
  Other active plan participants...........................    (780)     (944)
                                                             ------    ------
    Total accumulated postretirement benefit obligation....  (7,269)   (6,446)
Unrecognized net loss......................................   1,399       760
Unrecognized transition obligation.........................   4,954     5,229
                                                             ------    ------
  Accrued postretirement benefit cost included in
    other liabilities...................................... $  (916)  $  (457)
                                                             ------    ------
                                                             ------    ------


     Net periodic postretirement benefit cost included the following components:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                            ---------------
(IN THOUSANDS)                                              1994      1993
---------------------------------------------------------------------------
Service cost - benefits earned during the year............  $160      $124
Interest cost on accumulated postretirement benefit
  obligation..............................................   466       423
Amortization of unrecognized transition obligation........   275       275
Other.....................................................    16        -
                                                            ---------------
     Net periodic postretirement benefit cost.............  $917      $822
                                                            ---------------
                                                            ---------------

     Prior to 1993, the cost of providing these benefits was recognized by expensing the insurance company assessments, or as claims were paid in the case of the self-funded programs, and totaled $344,000 in 1992.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0% and 7.5% at December 31, 1994 and 1993, respectively. For active participants, a 9.6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995. This rate is assumed to decrease gradually to 6% for the year 2004 and remain at that level thereafter. For retired participants, the annual rate of increase is assumed to be

                                   TCF Financial Corporation and Subsidiaries 61
                                                                              --

4% for all future years, which represents the plan's annual limit on increases in TCF's contributions for retirees. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $104,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $29,000.

EMPLOYEE STOCK OWNERSHIP PLAN -- TCF's Employee Stock Ownership Plan generally allows participants to make contributions by salary deduction of up to 12% of their salary on a tax-deferred basis pursuant to section 401(k) of the Internal Revenue Code. Through December 31, 1994, TCF matched the contributions for tax-favored deposits of employees who are non-highly compensated (as defined in the Internal Revenue Code) at the rate of 75 cents per dollar, with a maximum employer contribution of 4.5% of the employee's salary. TCF matched the contributions of remaining employees at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee's salary. Beginning January 1, 1995, TCF will match the contributions of all employees at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee's salary. TCF, at its discretion, may make additional contributions. Employee contributions vest immediately while the Company's matching contributions are subject to a graduated vesting schedule based on an employee's years of vesting service. The Company's matching contributions are expensed when made. TCF's contribution to the plan was $1.8 million, $1.6 million and $1.3 million in 1994, 1993 and 1992, respectively.

EMPLOYEES' SAVINGS PLAN -- Prior to being acquired by TCF, RCG established an Employees' Savings Plan that covered substantially all employees over 21 years of age who had met certain minimum service requirements. This plan was terminated on October 1, 1993. Participants were generally allowed to make contributions by salary deduction of up to 12% of their salary on a tax-deferred basis. RCG made profit-sharing contributions to the plan based on a percentage of participants' compensation as determined each plan year by the board of directors. In addition, participant contributions of up to 2% of compensation could be matched by RCG at its discretion. RCG's matching contributions and participant contributions to the plan vested immediately. RCG's profit-sharing contributions vested over seven years. Expenses recognized for the plan totaled $423,000 and $470,000 for the years ended December 31, 1993 and 1992, respectively.

20)  PARENT COMPANY FINANCIAL INFORMATION

TCF Financial Corporation's (parent company only) condensed statements of financial condition as of December 31, 1994 and 1993, and the condensed statements of operations and cash flows for the years ended December 31, 1994, 1993 and 1992 are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                             AT DECEMBER 31,
                                                         ----------------------
(IN THOUSANDS)                                              1994         1993
-------------------------------------------------------------------------------
Assets:
  Cash . . . . . . . . . . . . . . . . . . . . . . . .   $     65     $      5
  Interest-bearing deposits with banks . . . . . . . .     36,178       15,361
  Investment in subsidiaries:
    Savings bank subsidiary. . . . . . . . . . . . . .    324,175      316,225
    Other subsidiaries . . . . . . . . . . . . . . . .        697          471
  Premises and equipment . . . . . . . . . . . . . . .      2,169            -
  Loan to unconsolidated subsidiary  . . . . . . . . .      1,346        1,397
  Other assets . . . . . . . . . . . . . . . . . . . .      6,003        2,958
                                                         ----------------------
                                                         $370,633     $336,417
                                                         ----------------------
                                                         ----------------------
Liabilities and Stockholders' Equity:
  Subordinated capital notes . . . . . . . . . . . . .   $ 34,500     $ 34,500
  Note payable to commercial bank  . . . . . . . . . .      3,500        4,500
  Notes payable to non-savings bank subsidiaries . . .        509          464
  Other liabilities  . . . . . . . . . . . . . . . . .      4,933        1,345
                                                         ----------------------
    Total liabilities  . . . . . . . . . . . . . . . .     43,442       40,809
                                                         ----------------------
  Stockholders' equity:
    Common stock . . . . . . . . . . . . . . . . . . .        124          124
    Additional paid-in capital . . . . . . . . . . . .    153,740      150,602
    Unamortized deferred compensation  . . . . . . . .     (6,986)      (1,272)
    Retained earnings, subject to certain
      restrictions . . . . . . . . . . . . . . . . . .    191,608      146,502
    Loan to Executive Deferred Compensation Plan . . .       (195)        (348)
    Unrealized loss on securities available for
      sale, net  . . . . . . . . . . . . . . . . . . .        (88)           -
    Treasury stock, at cost  . . . . . . . . . . . . .    (11,012)           -
                                                         ----------------------
      Total stockholders' equity . . . . . . . . . . .    327,191      295,608
                                                         ----------------------
                                                         $370,633     $336,417
                                                         ----------------------
                                                         ----------------------

62  TCF Financial Corporation and Subsidiaries
--

CONDENSED STATEMENTS OF OPERATIONS
                                                   YEAR ENDED DECEMBER 31,
                                               -------------------------------
(IN THOUSANDS)                                   1994         1993      1992
------------------------------------------------------------------------------
Interest income ............................   $   620      $   394   $   474
Interest expense ...........................     4,090        4,013     4,377
                                               -------------------------------
  Net interest expense......................    (3,470)      (3,619)   (3,903)
Dividends received from subsidiaries:
  Dividends received from savings bank
    subsidiary .............................    56,380       15,947    11,304
  Dividends received from other
    subsidiaries ...........................     4,562        3,327     3,806
                                               -------------------------------
      Total dividends received from
        subsidiaries........................    60,942       19,274    15,110
                                               -------------------------------
Other non-interest income:
  Affiliate service fee revenues............    25,942           15        16
  Other.....................................         4          326         1
                                               -------------------------------
      Total other non-interest income ......    25,946          341        17
                                               -------------------------------
Non-interest expense:
  Compensation and employee benefits........    22,630        2,607     4,627
  Occupancy and equipment, net..............     7,515          152         3
  Other.....................................    12,254        1,832     1,155
                                               -------------------------------
      Total non-interest expense ...........    42,399        4,591     5,785
                                               -------------------------------
  Income before income tax benefit and
    equity in undistributed earnings of
    subsidiaries ..........................     41,019       11,405     5,439
  Income tax benefit ......................      8,169        2,857     3,727
                                               -------------------------------
  Income before equity in undistributed
    earnings of subsidiaries...............     49,188       14,262     9,166
Equity in undistributed earnings of
  subsidiaries ............................      8,175       23,709    36,093
                                               -------------------------------
Net income ................................    $57,363      $37,971   $45,259
                                               -------------------------------
                                               -------------------------------

     All dividends were received from consolidated subsidiaries during the three-year period ended December 31, 1994. Effective January 1, 1994, TCF Minnesota completed the transfer of certain support service functions and certain related assets and liabilities to TCF Financial Corporation. Also effective January 1, 1994, TCF Financial Corporation commenced allocating a portion of the operating costs of these service functions to its subsidiaries.

CONDENSED STATEMENTS OF CASH FLOWS
                                                    YEAR ENDED DECEMBER 31,
                                                  ----------------------------
(IN THOUSANDS)                                      1994     1993      1992
------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income....................................  $57,363   $37,971   $45,259
  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Equity in undistributed earnings of
       subsidiaries.............................   (8,175)  (23,709)  (36,093)
     (Increase) decrease in other assets
       and liabilities, net.....................      179      (435)   (3,840)
     Other, net.................................    4,871       949       737
                                                  ----------------------------
       Total adjustments........................   (3,125)  (23,195)  (39,196)
                                                  ----------------------------
    Net cash provided by operating activities...   54,238    14,776     6,063
                                                  ----------------------------

Cash flows from investing activities:
  Net increase in interest-bearing deposits
    with banks..................................  (20,817)   (6,720)   (2,416)
  Investments in and advances to
    subsidiaries, net...........................        -        (1)  (70,022)
  Loan to Executive Deferred Compensation Plan..      153       253       613
  Loan to Employee Stock Ownership Plan.........        -         3        58
  Loan originations, net........................       51    (1,397)       -
  Purchases of premises and equipment, net......   (3,135)        -        -
                                                  ----------------------------
    Net cash used by investing activities.......  (23,748)   (7,862)  (71,767)
                                                  ----------------------------

Cash flows from financing activities:
  Dividends paid on common stock................  (12,257)   (8,724)   (5,642)
  Proceeds from issuance of common stock, net...        -         -    32,019
  Repurchases of common stock...................  (17,524)        -         -
  Proceeds from subordinated capital notes......        -         -    34,500
  Proceeds from commercial bank note............        -     5,000         -
  Repayment of commercial bank notes............   (1,000)   (5,503)   (1,058)
  Issuance of stock to employee benefit plans...       18         -     2,858
  Net increase (decrease) in notes payable to
    subsidiaries ...............................       45      (137)      (19)
  Other, net....................................      288     1,052     3,722
                                                  ----------------------------
    Net cash provided (used) by financing
     activities.................................  (30,430)   (8,312)   66,380
                                                  ----------------------------
Net increase (decrease) in cash.................       60    (1,398)      676
RCG cash flows for six months ended
  December 31, 1992.............................        -       196         -
Cash at beginning of year.......................        5     1,207       531
                                                  ----------------------------
Cash at end of year.............................  $    65   $     5   $ 1,207
                                                  ----------------------------
                                                  ----------------------------

                                   TCF Financial Corporation and Subsidiaries 63
                                                                              --

21)  BUSINESS SEGMENTS

The following summarizes financial data for TCF's business segments:

                                                     YEAR ENDED DECEMBER 31,
                                                  -----------------------------
(IN THOUSANDS)                                      1994      1993      1992
-------------------------------------------------------------------------------
Revenues:
     Financial institution......................  $418,168  $407,874  $449,434
     Mortgage banking operations................    35,163    49,984    47,470
     Insurance operations.......................    26,316    28,366    22,027
     Real estate development....................         -     5,205     6,212
     Eliminations...............................    (4,712)   (9,036)  (13,156)
                                                  -----------------------------
                                                  $474,935  $482,393  $511,987
                                                  -----------------------------
                                                  -----------------------------
Earnings (loss) from continuing
  operations before income tax
  expense:
     Financial institution......................  $77,940   $45,319   $42,981
     Mortgage banking operations................    5,725    13,560    12,245
     Insurance operations.......................   13,175    14,476    11,453
     Real estate development....................        -    (5,163)   (6,936)
     Eliminations...............................      825    (1,574)   (1,528)
                                                  -----------------------------
                                                  $97,665   $66,618   $58,215
                                                  -----------------------------
                                                  -----------------------------

                                                        AT DECEMBER 31,
                                                  --------------------------
(IN THOUSANDS)                                        1994          1993
----------------------------------------------------------------------------
Identifiable assets:
     Financial institution......................  $5,045,127     $4,994,378
     Mortgage banking operations................      70,838        331,041
     Insurance operations.......................      11,401          9,224
     Real estate development....................           -            212
     Eliminations...............................     (59,097)      (309,325)
                                                  --------------------------
                                                  $5,068,269     $5,025,530
                                                  --------------------------
                                                  --------------------------

     Real estate development revenues in the Consolidated Statements of Operations are presented net of costs of operations of real estate and are included in other non-interest expense.

22)  LITIGATION AND CONTINGENT LIABILITIES

TCF is involved in certain lawsuits in the course of its general lending business and other operations. Management, after review with its legal counsel, is of the opinion that the ultimate disposition of its litigation will not have a material adverse effect on TCF's financial condition or results of operations.

64 TCF Financial Corporation and Subsidiaries
--

                          INDEPENDENT AUDITORS' REPORT

KPMG PEAT MARWICK LLP

To the Board of Directors and Stockholders of TCF Financial Corporation:


We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and Subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, TCF Financial Corporation changed its method of accounting for certain investments in debt and equity securities as of January 1, 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES.

/s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
January 12, 1995
    except for note 2, which is as of February 8, 1995

                                   TCF Financial Corporation and Subsidiaries 65
                                                                              --

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                           Supplementary Information

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

(DOLLARS IN THOUSANDS,
 EXCEPT PER-SHARE DATA)                             AT DECEMBER 31, 1994   AT SEPTEMBER 30, 1994
------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets . . . . . . . . . . . . . . . . .                $5,068,269              $5,041,018
Investments (1)  . . . . . . . . . . . . . . .                   243,651                 326,597
Securities available for sale. . . . . . . . .                    65,785                  63,806
Mortgage-backed securities held to maturity. .                 1,114,613               1,152,918
Loans  . . . . . . . . . . . . . . . . . . . .                 3,081,808               2,949,690
Deposits . . . . . . . . . . . . . . . . . . .                 3,819,614               3,869,993
Federal Home Loan Bank advances. . . . . . . .                   650,863                 357,877
Subordinated capital notes . . . . . . . . . .                    34,500                  34,500
Other borrowings . . . . . . . . . . . . . . .                   182,920                 415,657
Stockholders' equity . . . . . . . . . . . . .                   327,191                 316,700
                                                       ------------------------------------------

                                                                  THREE MONTHS ENDED
                                                       ------------------------------------------
                                                       DECEMBER 31, 1994      SEPTEMBER 30, 1994
-------------------------------------------------------------------------------------------------

SELECTED OPERATIONS DATA:
Interest income. . . . . . . . . . . . . . . .                   $94,294                 $91,481
Interest expense . . . . . . . . . . . . . . .                    38,977                  36,947
                                                       ------------------------------------------
  Net interest income. . . . . . . . . . . . .                    55,317                  54,534
Provision for credit losses. . . . . . . . . .                     3,986                   2,891
                                                       ------------------------------------------
  Net interest income after
     provision for credit losses . . . . . . .                    51,331                  51,643
                                                       ------------------------------------------
Non-interest income:
  Gain on sale of loan servicing, net. . . . .                       581                     518
  Gain on sale of securities
     available for sale, net . . . . . . . . .                         8                     -
  Other non-interest income. . . . . . . . . .                    28,476                  29,119
                                                       ------------------------------------------
     Total non-interest income . . . . . . . .                    29,065                  29,637
                                                       ------------------------------------------
Non-interest expense:
  Provision for real estate losses . . . . . .                       283                     853
  Amortization of goodwill and
     other intangibles . . . . . . . . . . . .                       807                     817
  Merger-related expense . . . . . . . . . . .                       -                       -
  Other non-interest expense . . . . . . . . .                    52,773                  53,184
                                                       ------------------------------------------
     Total non-interest expense. . . . . . . .                    53,863                  54,854
                                                       ------------------------------------------
  Income before income tax expense   . . . . .                    26,533                  26,426
Income tax expense . . . . . . . . . . . . . .                    10,780                  10,967
                                                       ------------------------------------------
  Net income . . . . . . . . . . . . . . . . .                   $15,753                 $15,459
                                                       ------------------------------------------
                                                       ------------------------------------------

Per common share:
  Net income . . . . . . . . . . . . . . . . .                   $  1.28                 $  1.25
                                                       ------------------------------------------
                                                       ------------------------------------------
  Dividends declared . . . . . . . . . . . . .                   $   .25                 $   .25
                                                       ------------------------------------------
                                                       ------------------------------------------

FINANCIAL RATIOS:
Return on average assets (2) . . . . . . . . .                      1.32%                   1.29%
Return on average equity (2) . . . . . . . . .                     19.63                   19.96
Average equity to average assets . . . . . . .                      6.73                    6.48
Net interest margin (2)(3) . . . . . . . . . .                      4.98                    4.90

---------------------------
(1) INCLUDES INTEREST-BEARING DEPOSITS WITH BANKS, FEDERAL FUNDS SOLD, U.S. GOVERNMENT AND OTHER MARKETABLE SECURITIES HELD TO MATURITY AND FHLB STOCK.

(2) ANNUALIZED.

(3) NET INTEREST INCOME DIVIDED BY AVERAGE INTEREST-EARNING ASSETS.

66 TCF Financial Corporation and Subsidiaries
--

                                                AT             AT             AT            AT             AT              AT
(DOLLARS IN THOUSANDS,                       JUNE 30,       MARCH 31,   DECEMBER 31,  SEPTEMBER 30,      JUNE 30,        MARCH 31,
 EXCEPT PER-SHARE DATA)                        1994           1994           1993          1993           1993            1993
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets . . . . . . . . . . . . . . .  $4,986,127     $5,044,620     $5,025,530     $5,009,367     $4,874,598     $4,840,649
Investments (1)  . . . . . . . . . . . . .     362,000        275,897        235,121        242,971        169,973        203,434
Securities available for sale. . . . . . .      27,441        260,961         10,003         10,003         10,127         12,241
Mortgage-backed securities
  held to maturity . . . . . . . . . . . .   1,202,277      1,134,373      1,237,202      1,360,944      1,354,113      1,407,306
Loans  . . . . . . . . . . . . . . . . . .   2,834,177      2,760,647      2,745,146      2,715,036      2,629,784      2,626,344
Deposits . . . . . . . . . . . . . . . . .   3,900,028      4,024,575      4,102,558      4,068,007      3,905,569      3,961,360
Federal Home Loan Bank advances. . . . . .     527,618        562,339        396,692        396,332        461,332        448,343
Subordinated capital notes . . . . . . . .      34,500         34,500         34,500         34,500         34,500         34,500
Other borrowings . . . . . . . . . . . . .     173,460         63,748        144,240        164,426        152,087         65,031
Stockholders' equity . . . . . . . . . . .     305,108        298,825        295,608        285,510        274,446        272,164
                                            --------------------------------------------------------------------------------------

                                                                                THREE MONTHS ENDED
                                            --------------------------------------------------------------------------------------
                                              JUNE 30,       MARCH 31,  DECEMBER 31,  SEPTEMBER 30,       JUNE 30,      MARCH 31,
                                                1994           1994            1993          1993            1993          1993
----------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income. . . . . . . . . . . . . .     $87,177        $84,689        $88,310        $89,198        $89,854        $90,239
Interest expense . . . . . . . . . . . . .      37,628         38,960         41,976         42,539         42,753         45,909
                                            --------------------------------------------------------------------------------------
  Net interest income. . . . . . . . . . .      49,549         45,729         46,334         46,659         47,101         44,330
Provision for credit losses. . . . . . . .       1,880          2,144          2,140          4,282          9,810          5,701
                                            --------------------------------------------------------------------------------------
  Net interest income after
     provision for credit losses . . . . .      47,669         43,585         44,194         42,377         37,291         38,629
                                            --------------------------------------------------------------------------------------
Non-interest income:
  Gain on sale of loan
     servicing, net. . . . . . . . . . . .         693            561            -              137            -              -
  Gain on sale of securities
     available for sale, net . . . . . . .         -            2,027            -              -               40            609
  Other non-interest income. . . . . . . .      28,013         27,298         31,818         31,642         29,611         25,758
                                            --------------------------------------------------------------------------------------
     Total non-interest income . . . . . .      28,706         29,886         31,818         31,779         29,651         26,367
                                            --------------------------------------------------------------------------------------
Non-interest expense:
  Provision for real estate
     losses. . . . . . . . . . . . . . . .         942            295          1,100          1,849          5,638          3,156
  Amortization of goodwill and
     other intangibles . . . . . . . . . .         816            817            988            737            616            616
  Merger-related expense . . . . . . . . .         -              -              -              -            5,386            108
  Other non-interest expense . . . . . . .      50,786         51,484         52,633         50,413         48,123         44,125
                                            --------------------------------------------------------------------------------------
     Total non-interest expense. . . . . .      52,544         52,596         54,721         52,999         59,763         48,005
                                            --------------------------------------------------------------------------------------
  Income before income tax
     expense   . . . . . . . . . . . . . .      23,831         20,875         21,291         21,157          7,179         16,991
Income tax expense . . . . . . . . . . . .       9,892          8,663          9,156          9,098          3,195          7,198
                                            --------------------------------------------------------------------------------------
  Net income . . . . . . . . . . . . . . .     $13,939        $12,212        $12,135        $12,059        $ 3,984        $ 9,793
                                            --------------------------------------------------------------------------------------
                                            --------------------------------------------------------------------------------------

Per common share:
  Net income . . . . . . . . . . . . . . .     $  1.12        $   .98        $   .97        $   .96        $   .32        $   .78
                                            --------------------------------------------------------------------------------------
  Dividends declared . . . . . . . . . . .     $   .25        $   .25        $ .1875        $ .1875        $ .1875        $  .125
                                            --------------------------------------------------------------------------------------

FINANCIAL RATIOS:
Return on average assets (2) . . . . . . .        1.16%          1.00%           .97%           .98%           .33%           .81%
Return on average equity (2) . . . . . . .       18.49          16.43          16.76          17.29           5.88          14.66
Average equity to average assets . . . . .        6.25           6.10           5.81           5.69           5.60           5.49
Net interest margin (2)(3) . . . . . . . .        4.42           4.05           4.00           4.09           4.18           3.91

67 TCF Financial Corporation and Subsidiaries
--

OTHER FINANCIAL DATA

SUMMARY OF INVESTMENT YIELDS BY SCHEDULED MATURITIES

                               U.S. GOVERNMENT
                                 AND AGENCY                                                       SECURITIES
                                OBLIGATIONS          ALL OTHER                 TOTAL              AVAILABLE
                              HELD TO MATURITY      INVESTMENTS             INVESTMENTS            FOR SALE
                              ----------------    -------------------     ---------------     --------------------
(DOLLARS IN THOUSANDS)        AMOUNT    YIELD     AMOUNT        YIELD     AMOUNT    YIELD     AMOUNT        YIELD
------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994:

Due in one year or less.....  $    -       -%     $201,076      5.91%     $201,076  5.91%     $64,740       5.91%
Due after one year
  through five years........       50   4.30             -        -             50  4.30        1,015       8.06
No stated maturity..........       -       -        42,525(1)   7.97        42,525  7.97           30(2)       -
                              -------             --------                --------            --------
Total.......................  $    50   4.30      $243,601      6.27      $243,651  6.27      $65,785       5.95
                              -------             --------                --------            --------
                              -------             --------                --------            --------

Weighted average life
  (in years)...............        .1                   .1                      .1                 .1

AT DECEMBER 31, 1993:

Due in one year or less....   $65,895   3.25%     $126,921      3.20%     $192,816  3.22%     $10,000       4.66%
Due after one year
  through five years.......     1,066   7.88         3,000      3.57         4,066  4.70            -          -
Due after 10 years.........        -       -           390      8.90           390  8.90            -          -
No stated maturity.........        -       -        37,849(1)   7.67        37,849  7.67            3(2)       -
                              -------             --------                --------            --------
Total......................   $66,961   3.32      $168,160      4.23      $235,121  3.97      $10,003       4.66
                              -------             --------                --------            --------
                              -------             --------                --------            --------

Weighted average life
  (in years)...............        .1                   .1                      .1                 .1

____________________
(1) BALANCE REPRESENTS FHLB STOCK, A REQUIRED REGULATORY INVESTMENT AT ADJUSTABLE RATES HAVING NO STATED MATURITY. FHLB STOCK HAS BEEN EXCLUDED FROM THE WEIGHTED AVERAGE LIFE CALCULATION.

(2) BALANCE REPRESENTS MARKETABLE EQUITY SECURITIES WHICH HAVE BEEN EXCLUDED FROM THE WEIGHTED AVERAGE LIFE CALCULATION.


MAXIMUM AND AVERAGE BORROWING LEVELS

                                                     YEAR ENDED DECEMBER 31,
                                                  -----------------------------
(IN THOUSANDS)                                      1994      1993      1992
-------------------------------------------------------------------------------
MAXIMUM BALANCES (1):
FHLB advances...................................  $650,863  $525,343  $585,334
Securities sold under repurchase agreements.....   403,521   218,452   100,000
Subordinated capital notes......................    34,500    63,250    63,250
Other borrowings................................    15,513    17,884    27,019

_____________________________
(1) MAXIMUM MONTH-END BALANCES.

                                                                  YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------
                                                        1994                1993                   1992
                                                  -----------------   -----------------   ----------------
(DOLLARS IN THOUSANDS)                            BALANCE    RATE     BALANCE    RATE      BALANCE   RATE
----------------------------------------------------------------------------------------------------------
AVERAGE BALANCES AND RATES:
FHLB advances..................................   $369,780   5.62%    $435,693   5.76%    $500,495   5.69%
Securities sold under repurchase agreements....    122,216   5.27      123,119   5.02      103,285   7.52
Subordinated capital notes.....................     34,500  10.78       39,147  11.29       62,401  11.97
Other borrowings...............................     13,059   7.34       15,239   8.12       18,120  10.94

68 TCF Financial Corporation and Subsidiaries
--

LOAN AND MORTGAGE-BACKED SECURITIES ACTIVITY

(IN THOUSANDS)                                     YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                            1994         1993         1992
-------------------------------------------------------------------------------
ORIGINATIONS:
Residential (1)........................ $  452,601    $1,221,773    $1,047,080
Commercial real estate.................     75,452        33,624        38,349
Commercial business....................     54,607        27,235        19,168
Consumer (1)...........................    787,550       605,846       540,201
                                        ---------------------------------------
  Total originations...................  1,370,210     1,888,478     1,644,798
                                        ---------------------------------------

PURCHASES:
Mortgage-backed securities.............    288,030       376,615       356,760
Residential (1)........................    608,588     1,113,619       879,336
Consumer...............................         -            680         1,409
                                        ---------------------------------------
  Total purchases......................    896,618     1,490,914     1,237,505
                                        ---------------------------------------
    Total additions....................  2,266,828     3,379,392     2,882,303
                                        ---------------------------------------

SALES:
Mortgage-backed securities.............        -             -          23,034
Residential (1)........................    933,137     1,700,275     1,561,222
Commercial real estate (1).............        -           2,066           -
Consumer (1)...........................     80,338        65,310        36,626
                                        ---------------------------------------
  Total sales..........................  1,013,475     1,767,651     1,620,882
Principal payments and other
  reductions...........................  1,099,180     1,358,477     1,084,521
                                        ---------------------------------------
  Total reductions.....................  2,112,655     3,126,128     2,705,403
                                        ---------------------------------------
Decrease in other items, net...........    (10,322)      (12,132)       (3,828)
Transfer of mortgage-backed
  securities to securities available
  for sale.............................   (156,755)          -        (215,473)
Adjustments for pooling-of-interests...         -         74,270           -
                                        ---------------------------------------
  Net increase (decrease).............. $  (12,904)   $  315,402    $  (42,401)
                                        ---------------------------------------
                                        ---------------------------------------

---------------------------------
(1)  INCLUDES LOANS HELD FOR SALE.


COMMERCIAL REAL ESTATE LOANS BY PROPERTY TYPE

                                                   AT DECEMBER 31,
                                      ----------------------------------------
                                            1994                   1993
                                      -------------------   ------------------
                                                  NUMBER               NUMBER
(DOLLARS IN THOUSANDS)                BALANCE    OF LOANS   BALANCE   OF LOANS
------------------------------------------------------------------------------
Apartments...........................   $265,557    565     $329,575    709
Office buildings.....................    109,242    161       94,364    177
Retail services......................     89,050    152       90,693    169
Hospitality facilities...............     73,903     30       75,521     26
Warehouse/industrial buildings.......     52,409     92       55,828     95
Health care facilities...............     20,321     17       24,468     19
Other................................     24,288    113       16,753    109
                                      ----------------------------------------
                                        $634,770  1,130     $687,202  1,304
                                      ----------------------------------------
                                      ----------------------------------------

Average balance......................        $562                $527
                                      ----------------------------------------

                                   TCF Financial Corporation and Subsidiaries 69
                                                                              --