Form 10-K405, Exhibit 13
period 1995-12-31
TCF FINANCIAL CORP
filed 1996-04-01
CIK 814184

EXHIBIT 13

DESCRIPTION OF BUSINESS

TCF Financial Corporation is a stock savings bank holding company with more than $7 billion in assets and a reputation for innovative, convenient banking services and products. Customers appreciate TCF's longer weekday, Saturday and holiday banking hours, accessible branch and ATM locations, prompt consumer loan approvals, and 24 hour phone service. Its bank subsidiaries operate in Minnesota, Illinois and Wisconsin as TCF Bank, and in Michigan and Ohio as Great Lakes Bancorp. Other TCF affiliates include mortgage banking, consumer finance, title insurance, annuity, and mutual fund sales companies. TCF's common stock is listed on the New York Stock Exchange under the symbol TCB.

TABLE OF CONTENTS

Financial Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . .  40
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . .  46
Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . .  71
Selected Quarterly Financial Data. . . . . . . . . . . . . . . . . . . . . .  72
Other Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

FINANCIAL REVIEW

The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation ("TCF" or the "Company"). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 40.

     On February 8, 1995, TCF completed its acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"), a Michigan-based savings bank with $2.8 billion in assets, $1.6 billion in deposits, 39 offices in Michigan and five offices in western Ohio. In connection with the acquisition, TCF issued approximately 9.7 million shares of its common stock for all of the outstanding common shares of Great Lakes. In addition, each outstanding share of Great Lakes preferred stock was exchanged for one share of TCF preferred stock with substantially identical terms. TCF also assumed the obligation to issue common stock upon the exercise or conversion of the outstanding warrants to purchase Great Lakes common stock, the outstanding employee and director options to purchase Great Lakes common stock, and the outstanding 7 1/4% Convertible Subordinated Debentures due 2011 of Great Lakes. In connection with the acquisition, an after-tax merger-related charge of $32.8 million was incurred during the 1995 first quarter. See "Results of Operations - Performance Summary."

     As a result of the acquisition, Great Lakes merged into TCF's existing Michigan-based wholly owned savings bank subsidiary, TCF Bank Michigan fsb ("TCF Michigan"). The resulting savings bank is operated as a direct subsidiary of TCF and retained the Great Lakes name and headquarters in Ann Arbor, Michigan. The resulting savings bank operates 54 offices in Michigan and five offices in western Ohio.

     The consolidated financial statements of TCF give effect to the acquisition, which has been accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of Great Lakes for all periods presented, except for dividends declared per share. There were no material intercompany transactions prior to the acquisition.

     Further detail on the business combination is provided in Note 2 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

PERFORMANCE SUMMARY -- TCF reported net income of $60.7 million for 1995, compared with $70.2 million for 1994 and $55.2 million for 1993. Net income available to common shareholders for 1995, 1994 and 1993 was $60 million, $67.5 million and $52.4 million, respectively. Net income per common share was $1.68 for 1995, compared with $1.95 for 1994 and $1.53 for 1993. Return on average assets was .82% in 1995, compared with .93% in 1994 and .73% in 1993. Return on average common equity was 12.71% in 1995, compared with 15.95% in 1994 and 13.95% in 1993. The per-share amounts for 1994 and 1993 have been restated giving retroactive recognition to TCF's November 30, 1995 two-for-one stock split. See "Financial Condition - Stockholders' Equity."

     Income for 1995, excluding the $32.8 million in after-tax merger-related charges, totaled $93.5 million, or $2.60 per common share, a 33.3% increase from $70.2 million, or $1.95 per common share, for 1994. Income for 1993, excluding $7.9 million in after-tax merger-related charges incurred in connection with TCF's acquisition of Republic Capital Group, Inc. ("RCG"), totaled $63.1 million, or $1.77 per common share. On the same basis, return on average assets was a record 1.27% for 1995, compared with .93% in 1994 and
 .83% in 1993 and return on average common equity was a record 19.66% in 1995, compared with 15.95% in 1994 and 16.05% in 1993.

     TCF's 1995 results included certain merger-related charges incurred in connection with TCF's acquisition of Great Lakes, which is described in Note 2 of Notes to Consolidated Financial Statements. The following table summarizes the major components of the merger-related charges, which were previously disclosed in TCF's prospectus relating to the acquisition:

(IN THOUSANDS)
- ----------------------------------------------------------------------------
Loss on sale of securities available for sale                        $   310
Loss on sale of mortgage-backed securities                            21,037
Loss on prepayment of FHLB advances                                    1,541(1)
Interest-rate exchange contract termination costs                      4,423
Provision for credit losses                                            5,000
Merger-related expenses:
   Equipment charges                                                  13,933
   Severance and employee benefits                                     4,721
   Professional fees                                                   2,215
   Other                                                                 864
   -------------------------------------------------------------------------
      Total merger-related expenses                                   21,733
      ----------------------------------------------------------------------
         Total pretax merger-related charges                         $54,044
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

(1) REFLECTED IN THE CONSOLIDATED STATEMENTS OF OPERATIONS AS AN EXTRAORDINARY ITEM, NET OF TAX BENEFIT OF $578.

     On an after-tax basis, these merger-related charges totaled $32.8 million, or 92 cents per common share for 1995.

     During 1995, Great Lakes sold $232.2 million of collateralized mortgage obligations from its held-to-maturity portfolio at a pretax loss of $21 million. In addition, Great Lakes sold $17.3 million of securities available for sale at a pretax loss of $310,000. The combined weighted average yield on the assets sold was 6.30%. The collateralized mortgage obligations and securities available for sale were sold in order to reduce Great Lakes' interest-rate and credit risk to levels consistent with TCF's existing interest-rate risk position and credit risk policy. In addition to these asset sales, Great Lakes prepaid Federal Home Loan

Bank ("FHLB") advances, paid down wholesale borrowings and terminated interest-rate exchange contracts during 1995. Great Lakes prepaid $112.3 million of FHLB advances at a pretax loss of $1.5 million during 1995. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item in the Consolidated Statements of Operations. The FHLB advances had a weighted average cost of 9.03% and a weighted average life of one year. Interest-rate exchange contracts with notional principal amounts totaling $544.5 million were terminated by Great Lakes at a pretax loss of $4.4 million. These actions were taken in order to reduce Great Lakes' level of higher-cost wholesale borrowings and to reduce interest-rate risk.

     Great Lakes recorded $5 million in provisions for credit losses in 1995 to conform its credit loss reserve practices and methods to those of TCF and to allow for the accelerated disposition of its remaining problem assets.

     In connection with its acquisition of Great Lakes, TCF committed to restructure certain existing business activities of Great Lakes and to integrate Great Lakes' data processing system into TCF's. These actions were also designed to reduce staff by consolidating certain functions such as data processing, investments and certain other back office operations. Subsequent to its merger with TCF, Great Lakes recognized a pretax charge of $21.7 million in 1995 for these restructuring and merger-related expenses.

     The 1995 results of operations show continued improvement in TCF's core operating earnings. TCF's net interest income was a record $319.2 million and net interest margin was a record 4.61% for 1995, representing increases of 14.3% and 16.4%, respectively, over 1994 results. Non-interest income, excluding the gain on sale of branches and losses from merger-related asset sales at Great Lakes, increased $7.8 million, or 6.2%, to $133 million for 1995, compared with $125.2 million for 1994. Operating expenses (non-interest expense excluding the provision for real estate losses and 1995 merger-related charges) totaled $289.4 million for 1995, up 6% from $273 million for 1994. Provisions for credit and real estate losses totaled $17 million in 1995, compared with $14.8 million in 1994 and $45.4 million in 1993. The 1995 provision for credit losses includes $5 million in Great Lakes merger-related provisions. Included in the provisions for credit and real estate losses in 1993 are $7.7 million in merger-related provisions related to TCF's acquisition of RCG.

     TCF's net interest income of $279.2 million and net interest margin of 3.96% for 1994 increased 6.9% and 7.3%, respectively, over 1993 results. Non-interest income, excluding losses on sales of mortgage-backed securities, totaled $125.2 million for 1994, compared with $139.6 million for 1993. Operating expenses (non-interest expense excluding the provision for real estate losses and 1993 merger-related expenses) totaled $273 million for 1994, up 6.1% from $257.2 million for 1993.

     TCF's net interest income of $261.2 million and net interest margin of 3.69% for 1993 increased 5.6% and 7.6%, respectively, over 1992 results. Non-interest income, excluding gains or losses on sales of branches, investments and mortgage-backed securities, increased 16.8% over 1992 to $139.6 million. Operating expenses increased 6.1% over 1992 to $257.2 million.

NET INTEREST INCOME -- A significant component of TCF's earnings is net interest income, which is the difference between interest earned on loans, mortgage-backed securities held to maturity, investments, securities available for sale and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense). This amount, when divided by average interest-earning assets, is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The arithmetic difference between the yield on interest-earning assets and the cost of interest-bearing liabilities expressed as a percentage is referred to as the net interest rate spread.

     Net interest income was a record $319.2 million for the year ended December 31, 1995, up from $279.2 million in 1994 and $261.2 million in 1993.
 This represents an increase of 14.3% in 1995, following increases of 6.9% in 1994 and 5.6% in 1993. Total average interest-earning assets decreased 1.9% in 1995, .4% in 1994 and 1.8% in 1993. The net interest margin for 1995 was a record 4.61%, compared with 3.96% in 1994 and 3.69% in 1993. In addition, TCF's net interest-rate spread was 4.16% in 1995, compared with 3.65% and 3.44% in 1994 and 1993, respectively.

[GRAPH]  NET INTEREST MARGIN
         (PERCENT)


24 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     The following table presents TCF's average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF's interest-earning assets and interest-bearing liabilities:

                                              YEAR ENDED                      YEAR ENDED                      YEAR ENDED
                                           DECEMBER 31, 1995               DECEMBER 31, 1994               DECEMBER 31, 1993
                                   ------------------------------  -------------------------------  -------------------------------
                                                        INTEREST                         INTEREST                          INTEREST
                                                          YIELDS                           YIELDS                            YIELDS
                                      AVERAGE                AND      AVERAGE                 AND      AVERAGE                  AND
(DOLLARS IN THOUSANDS)                BALANCE  INTEREST(1) RATES      BALANCE   INTEREST(1) RATES      BALANCE   INTEREST(1)  RATES
- -----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Securities available for sale      $   56,935  $  4,021     7.06%  $  231,066   $ 13,325     5.77%  $   79,153   $  5,197    6.57%
- -------------------------------------------------------            ----------   --------            ----------   --------
Loans held for sale                   226,922    18,253     8.04      243,819     16,917     6.94      339,029     24,200    7.14
- -------------------------------------------------------            ----------   --------            ----------   --------
Mortgage-backed securities held
 to maturity                        1,275,073    91,037     7.14    1,568,593    108,669     6.93    1,867,594    132,113    7.07
- -------------------------------------------------------            ----------   --------            ----------   --------
Loans:
  Residential real estate           2,690,667   211,128     7.85    2,458,003    184,949     7.52    2,046,005    166,393    8.13
  Commercial real estate              980,074    87,764     8.95    1,006,911     85,884     8.53    1,126,643     99,310    8.81
  Commercial business                 186,928    17,568     9.40      182,900     15,370     8.40      210,369     14,437    6.86
  Consumer                          1,417,189   171,973    12.13    1,155,557    116,892    10.12    1,085,832    100,758    9.28
  -----------------------------------------------------            ---------------------            ---------------------
    Total loans (2)                 5,274,858   488,433     9.26    4,803,371    403,095     8.39    4,468,849    380,898    8.52
    ---------------------------------------------------            ---------------------            ---------------------
Investments:
  Interest-bearing deposits with
    banks                               6,842       426     6.23       24,418      1,020     4.18       30,428      1,038    3.41
  Federal funds sold                    8,484       506     5.96       95,238      3,670     3.85       76,584      2,449    3.20
  U.S. Government and other
    marketable securities held
    to maturity                         3,595       200     5.56        3,614        271     7.50      136,111      6,234    4.58
  FHLB stock                           64,757     4,814     7.43       82,951      5,515     6.65       81,300      6,516    8.01
  -----------------------------------------------------            ---------------------            ---------------------
    Total investments                  83,678     5,946     7.11      206,221     10,476     5.08      324,423     16,237    5.00
    ---------------------------------------------------            ---------------------            ---------------------
      Total interest-earning assets 6,917,466   607,690     8.78    7,053,070    552,482     7.83    7,079,048    558,645    7.89
      -----------------------------            -----------------                 ----------------                ----------------
Other assets (3)                      451,907                         480,382                          509,617
- ---------------------------------------------                      ----------                       ----------
  Total assets                     $7,369,373                      $7,533,452                       $7,588,665
  -------------------------------------------                      ----------                       ----------
  -------------------------------------------                      ----------                       ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Non-interest bearing deposits      $  507,550                      $  433,465                       $  405,924
- ---------------------------------------------                      ----------                       ----------
Interest-bearing deposits:
  Checking                            529,329     6,606     1.25      572,591      8,205     1.43      536,368      8,355    1.56
  Passbook and statement              855,492    18,507     2.16      974,944     19,292     1.98      958,351     23,079    2.41
  Money market                        649,189    21,878     3.37      701,317     18,834     2.69      746,362     20,227    2.71
  Certificates                      2,657,859   146,253     5.50    2,768,839    136,848     4.94    2,936,374    156,952    5.35
  -----------------------------------------------------            ---------------------            ---------------------
    Total interest-bearing
      deposits                      4,691,869   193,244     4.12    5,017,691    183,179     3.65    5,177,455    208,613    4.03
    ---------------------------------------------------            ---------------------            ---------------------
Borrowings:
  Securities sold under
    repurchase agreements             591,367    35,753     6.05      443,972     25,107     5.66      469,450     23,952    5.10
  FHLB advances                       860,948    50,729     5.89      975,937     56,587     5.80      921,158     55,453    6.02
  Subordinated debt                    46,429     4,986    10.74       50,676      5,603    11.06       58,718      6,732   11.46
  Collateralized obligations           41,586     2,880     6.93       42,588      2,442     5.73       44,825      2,256    5.03
  Other borrowings                     13,486       900     6.67        8,971        412     4.59        8,141        443    5.44
  -----------------------------------------------------            ---------------------            ---------------------
    Total borrowings                1,553,816    95,248     6.13    1,522,144     90,151     5.92    1,502,292     88,836    5.91
    ---------------------------------------------------            ---------------------            ---------------------
      Total interest-bearing
         liabilities (4)            6,245,685   288,492     4.62    6,539,835    273,330     4.18    6,679,747    297,449    4.45
      -----------------------------            -----------------                 ----------------                ----------------
Other liabilities (3)                 130,375                         112,042                          102,393
- ---------------------------------------------                      ----------                       ----------
  Total liabilities                 6,883,610                       7,085,342                        7,188,064
  -------------------------------------------                      ----------                       ----------
Stockholders' equity: (3)
  Preferred equity                     13,472                          25,019                           25,019
  Common equity                       472,291                         423,091                          375,582
  -------------------------------------------                      ----------                       ----------
      Total stockholders' equity      485,763                         448,110                          400,601
  -------------------------------------------                      ----------                       ----------
  Total liabilities and
    stockholders' equity           $7,369,373                      $7,533,452                       $7,588,665
  -------------------------------------------                      ----------                       ----------
  -------------------------------------------                      ----------                       ----------
Net interest income                            $319,198                         $279,152                         $261,196
- -------------------------------------------------------                         --------                         --------
- -------------------------------------------------------                         --------                         --------
Net interest-rate spread                                    4.16%                            3.65%                           3.44%
- ----------------------------------------------------------------                             ----                            ----
- ----------------------------------------------------------------                             ----                            ----
Net interest margin                                         4.61%                            3.96%                           3.69%
- ----------------------------------------------------------------                             ----                            ----
- ----------------------------------------------------------------                             ----                            ----

(1) TAX-EXEMPT INCOME WAS NOT SIGNIFICANT AND THUS HAS NOT BEEN PRESENTED ON
    A TAX EQUIVALENT BASIS. TAX-EXEMPT INCOME OF $511,000, $439,000 AND $482,000 WAS RECOGNIZED DURING THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993, RESPECTIVELY.
(2) AVERAGE BALANCE OF LOANS INCLUDES NON-ACCRUAL LOANS, AND IS PRESENTED NET OF UNEARNED INCOME.
(3) AVERAGE BALANCE IS BASED UPON MONTH-END BALANCES.
(4) INCLUDES $681,000, $3.2 MILLION AND $3.8 MILLION OF INTEREST EXPENSE ON INTEREST-RATE EXCHANGE AND CAP AGREEMENTS FOR THE
    YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993, RESPECTIVELY.

     The following table presents the components of the changes in net interest income by volume and rate:

                                                      YEAR ENDED                               YEAR ENDED
                                                   DECEMBER 31, 1995                        DECEMBER 31, 1994
                                              VERSUS SAME PERIOD IN 1994                VERSUS SAME PERIOD IN 1993
                                        -------------------------------------      ----------------------------------
                                              INCREASE (DECREASE) DUE TO                INCREASE (DECREASE) DUE TO
                                        -------------------------------------      ----------------------------------
(IN THOUSANDS)                            VOLUME(1)       RATE(1)      TOTAL         VOLUME(1)       RATE(1)    TOTAL
- ---------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE           $(11,773)      $ 2,469      $ (9,304)      $  8,834      $   (706)   $  8,128
- ---------------------------------------------------------------------------------------------------------------------
LOANS HELD FOR SALE                       (1,226)        2,562         1,336         (6,623)         (660)     (7,283)
- ---------------------------------------------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES
  HELD TO MATURITY                       (20,844)        3,212       (17,632)       (20,863)       (2,581)    (23,444)
- ---------------------------------------------------------------------------------------------------------------------
LOANS:
Residential real estate                   17,887         8,292        26,179         31,704       (13,148)     18,556
Commercial real estate                    (2,310)        4,190         1,880        (10,335)       (3,091)    (13,426)
Commercial business                          343         1,855         2,198         (2,040)        2,973         933
Consumer                                  29,341        25,740        55,081          6,695         9,439      16,134
- ---------------------------------------------------------------------------------------------------------------------
  Total loans                             45,261        40,077        85,338         26,024        (3,827)     22,197
  -------------------------------------------------------------------------------------------------------------------
INVESTMENTS:
Interest-bearing deposits with banks        (949)          355          (594)          (227)          209         (18)
Federal funds sold                        (4,485)        1,321        (3,164)           666           555       1,221
U.S. Government and other marketable
 securities held to maturity                  (1)          (70)          (71)        (8,406)        2,443      (5,963)
FHLB stock                                (1,300)          599          (701)           129        (1,130)     (1,001)
- ---------------------------------------------------------------------------------------------------------------------
  Total investments                       (6,735)        2,205        (4,530)        (7,838)        2,077      (5,761)
  -------------------------------------------------------------------------------------------------------------------
    Total interest income                  4,683        50,525        55,208           (466)       (5,697)     (6,163)
    -----------------------------------------------------------------------------------------------------------------
DEPOSITS:
Checking                                    (600)         (999)       (1,599)           557          (707)       (150)
Passbook and statement                    (2,465)        1,680          (785)           394        (4,181)     (3,787)
Money market                              (1,475)        4,519         3,044         (1,241)         (152)     (1,393)
Certificates                              (5,643)       15,048         9,405         (8,580)      (11,524)    (20,104)
- ---------------------------------------------------------------------------------------------------------------------
  Total deposits                         (10,183)       20,248        10,065         (8,870)      (16,564)    (25,434)
  -------------------------------------------------------------------------------------------------------------------
BORROWINGS:
Securities sold under repurchase
  agreements                               8,817         1,829        10,646         (1,357)        2,512       1,155
FHLB advances                             (6,728)          870        (5,858)         3,213        (2,079)      1,134
Subordinated debt                           (459)         (158)         (617)          (900)         (229)     (1,129)
Collateralized obligations                   (59)          497           438           (117)          303         186
Other borrowings                             256           232           488             42           (73)        (31)
- ---------------------------------------------------------------------------------------------------------------------
  Total borrowings                         1,827         3,270         5,097            881           434       1,315
  -------------------------------------------------------------------------------------------------------------------
    Total interest expense                (8,356)       23,518        15,162         (7,989)      (16,130)    (24,119)
    -----------------------------------------------------------------------------------------------------------------
Net interest income                     $ 13,039       $27,007      $ 40,046       $  7,523      $ 10,433    $ 17,956
- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------

(1) CHANGES ATTRIBUTABLE TO THE COMBINED IMPACT OF VOLUME AND RATE HAVE BEEN ALLOCATED PROPORTIONATELY TO THE CHANGE DUE TO VOLUME AND THE CHANGE DUE TO RATE.


     In 1995, TCF's net interest income, net interest margin and interest-rate spread increased primarily due to increased yields and growth of consumer loans, the favorable impact of the Great Lakes merger-related restructuring activities, the November 30, 1995 redemption of $34.5 million of 10% subordinated capital notes, lower average levels of non-performing assets, and increased capital. Net interest income increased $40 million, or 14.3%, even though total average interest-earning assets decreased by $135.6 million, or 1.9% from 1994 levels. TCF's net interest income improved by $13 million due to volume changes and by $27 million due to rate changes. The favorable impact of growth in higher-yielding consumer loans was partially offset by the negative impact of a higher cost of funds and decreased volumes in mortgage-backed securities held to maturity and securities available for sale. Interest income increased $55.2 million in 1995, reflecting an increase of $50.5 million due to higher yields on interest-earning assets. Interest expense increased $15.2 million in 1995, reflecting a $23.5 million increase due to a higher cost of funds. The increase in net interest income due to the favorable impact of rate changes reflects in part the


26 TCF FINANCIAL CORPORATION AND SUBSIDIARIES benefit from TCF's changing asset/liability mix and the placement of greater emphasis on higher-yielding consumer loans and less emphasis on mortgage-backed securities held to maturity and securities available for sale. If variable index rates (e.g., prime) were to decline, TCF may experience compression of its net interest margin depending on the timing and amount of any reductions, as it is likely that interest rates paid on retail deposits will not decline as quickly, or to the same extent, as the decline in the yield on interest- rate-sensitive assets such as home equity loans.
In addition, competition for checking, savings and money market deposits, an important source of lower cost funds for TCF, has intensified among depository and other financial institutions. As a result of this competition, TCF has experienced an increase in the rates paid on its deposits. TCF may experience compression in its net interest margin if the rates paid on deposits increase. Changes in net interest income are dependent upon the movement of interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. See "Financial Condition - Deposits" and "Financial Condition - Asset/Liability Management - Interest-Rate Risk."

     In 1994, TCF's net interest income, net interest margin and interest-rate spread increased primarily due to increased yields and growth of consumer loans, lower average levels of non-performing assets, a lower cost of funds and the retention of earnings. Net interest income increased $18 million, or 6.9%, even though total average interest-earning assets decreased by $26 million, or .4% from 1993 levels. TCF's net interest income improved by $7.5 million due to volume changes and by $10.4 million due to rate changes. The favorable impact of the lower cost of funds and growth in lower interest cost deposits and higher-yielding consumer and residential real estate loans was partially offset by the negative impact of decreased volumes in commercial real estate loans, loans held for sale and mortgage-backed securities held to maturity. Interest income decreased $6.2 million in 1994 reflecting a decrease of $5.7 million due to lower yields on interest-earning assets. Interest expense decreased $24.1 million in 1994, of which $16.1 million was due to a lower cost of funds. The increase in net interest income due to the favorable impact of rate changes reflects in part the benefit from TCF's changing asset/liability mix. TCF also benefitted from increases in both short- and long-term market interest rates as its interest-rate-sensitive assets tied to a variable index rate (e.g., prime) repriced at a faster rate than its retail deposits in 1994.

     In 1993, the net interest income, net interest margin and interest-rate spread increased primarily due to a lower cost of funds, growth in lower interest-cost deposits, lower average levels of non-performing assets, the retention of earnings and the favorable impact of TCF's March 1993 redemption of $28.8 million of 12 5/8% subordinated capital notes. Net interest income increased by $13.9 million, or 5.6%, even though total average interest-earning assets decreased by $131 million, or 1.8%. The favorable impact of the lower cost of funds and increased loans held for sale and mortgage-backed securities volumes was partially offset by the downward repricing of assets tied to a variable index rate, the negative impact of the significant increase in loan prepayment activity due to declining market interest rates, and higher liquidity levels resulting from the August 1993 acquisition from the Resolution Trust Corporation of $220.8 million of insured deposits by TCF Michigan. Interest income decreased by $71.8 million, or 11.4%, reflecting a decrease of $63.1 million due to lower yields on interest-earning assets. Interest expense decreased $85.7 million, or 22.4%, of which $62.9 million was due to a lower cost of funds. TCF's net interest income was positively impacted by $14 million due to net volume changes.

     The following table sets forth the spread between TCF's interest-earning assets and interest-bearing liabilities at December 31, 1995 and 1994. The net interest-rate spreads below represent the differences between the yield on interest-earning assets and the cost of interest-bearing liabilities at those dates:

                                                             AT DECEMBER 31,
                                                             ---------------
                                                             1995       1994
- ----------------------------------------------------------------------------
Weighted average yield:
   Loans                                                     9.48%      8.82%
   Loans held for sale                                       7.89       7.50
   Mortgage-backed securities held to maturity                  -       6.95
   Investments                                               7.67       6.36
   Securities available for sale                             7.13       6.58
      Total interest-earning assets                          8.99       8.24
      ----------------------------------------------------------------------
Weighted average cost:
   Deposits (1) (2)                                          4.08       3.90
   FHLB advances (2)                                         5.89       6.22
   Other borrowings (2)                                      6.17       7.12
      Total interest-bearing liabilities                     4.54       4.61
      ----------------------------------------------------------------------
Net interest-rate spread                                     4.45%      3.63%
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

(1)   EXCLUDES NON-INTEREST BEARING DEPOSITS.
(2)   INCLUDES THE EFFECT OF INTEREST-RATE EXCHANGE AND CAP AGREEMENTS.

The net interest-rate spread increased 82 basis points to 4.45% at December 31, 1995 from 3.63% at December 31, 1994. The 66 basis point increase in the loan portfolio yield to 9.48% at December 31, 1995 reflects growth in higher-yielding consumer loans and originations of other residential and commercial loans at higher rates, partially offset by an increase in non-accrual loans. The commercial base lending rate at TCF was 8.50% at December 31, 1995, unchanged from December 31, 1994. The 39 basis point increase in the loans held-for-sale portfolio yield to 7.89% at December 31, 1995 reflects the origination of residential and education loans at higher rates. The lack of a mortgage-backed securities held-to-maturity portfolio at December 31, 1995 reflects TCF's reclassification of its portfolio to securities available for sale. See "Financial Condition - Securities Available for Sale." The 131 basis point increase in the investments portfolio yield to 7.67% at December 31, 1995 reflects a decrease in lower-yielding interest-bearing deposits and higher yields on FHLB stock.
The 55 basis point increase in the securities available-for-sale portfolio yield to 7.13% at December 31, 1995 is primarily a result of the previously mentioned reclassification of mortgage-backed securities held to maturity to securities available for sale. The weighted average cost of deposits, excluding non-interest bearing deposits, increased 18 basis points to 4.08% at December 31, 1995 due to higher market interest rates and increased competition among depository and other financial institutions. The decrease in the weighted average cost of FHLB advances to 5.89% at December 31, 1995 reflects the previously mentioned prepayment of $112.3 million of higher-rate FHLB advances by Great Lakes and lower short-term market interest rates. The weighted average cost of other borrowings decreased 95 basis points to 6.17% at December 31, 1995. This decrease reflects the previously mentioned termination of $544.5 million in notional principal amounts of interest-rate exchange contracts by Great Lakes and TCF's redemption of $34.5 million of 10% subordinated capital notes, and lower short-term market interest rates. TCF's net interest-rate spread at December 31, 1995 may not be indicative of net interest-rate spreads in future periods.

NON-INTEREST INCOME -- Non-interest income is a significant source of revenues for TCF and an important factor in TCF's results of operations. Providing a wide range of retail banking services is an integral component of TCF's business philosophy and a major strategy for generating additional non-interest income. Excluding the gain on sale of branches and the losses from merger-related asset sales at Great Lakes, non-interest income increased $7.8 million, or 6.2%, during 1995 to $133 million, reflecting increases in fee and service charge revenues, gains on sales of loans held for sale and data processing revenue. These increases were partially offset by decreases in commissions on sales of annuities and gains on sales of loan servicing. The following table presents the components of non-interest income:

                                                                                                    PERCENTAGE
                                                                YEAR ENDED DECEMBER 31,         INCREASE (DECREASE)
                                                       ---------------------------------      ------------------------
(DOLLARS IN THOUSANDS)                                     1995        1994        1993        1995/94      1994/93
- ----------------------------------------------------------------------------------------------------------------------
Fee and service charge revenues                        $ 89,712    $ 83,744    $ 80,157            7.1%         4.5%
Data processing revenue                                  10,568       8,988       8,120           17.6         10.7
Commissions on sales of annuities                         8,557      11,310      10,054          (24.3)        12.5
Title insurance revenues                                 11,509      10,274      15,229           12.0        (32.5)
Gain on sale of loans held for sale, net                  3,735       2,124      10,059           75.8        (78.9)
Gain on sale of securities available for sale, net          120         981      10,182          (87.8)       (90.4)
Gain on sale of loan servicing, net                       1,535       2,353         137          (34.8)     1,617.5
Other                                                     7,284       5,445       5,067           33.8          7.5
- ---------------------------------------------------------------------------------------
                                                        133,020     125,219     139,005            6.2         (9.9)
Gain on sale of branches, net                             1,103          --          --          100.0           --
Merger-related charges:
   Loss on sale of mortgage-backed securities, net      (21,037)         --          --           N.M.           --
   Loss on sale of securities available for sale, net      (310)         --          --           N.M.           --
   -------------------------------------------------------------------------------------
      Total non-interest income                         $112,776    $125,219    $139,005          (9.9)        (9.9)
- ----------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------

N.M. NOT MEANINGFUL.

     Fee and service charge revenues increased $6 million in 1995 and $3.6 million in 1994 primarily as a result of expanded retail and mortgage banking activities. Included in fee and service charge revenues are fees of $15.1 million, $14.5 million and $13.6 million received for the servicing of loans owned by others during 1995, 1994 and 1993, respectively. The increase in servicing fees during 1995 and 1994 reflect an increase in the size of TCF's servicing portfolio resulting from loan originations and purchases of mortgage servicing rights. At December 31, 1995, 1994 and 1993, TCF was servicing real estate loans for others with aggregate unpaid principal balances of $4.5 billion, $4.4 billion and $4.1 billion, respectively.

     Data processing revenue increased $1.6 million, or 17.6%, in 1995 and $868,000, or 10.7%, in 1994. These increases reflect TCF's efforts to provide electronic banking transaction services through its automated teller machine ("ATM") network. TCF expanded its network of ATM's to 757 at December 31, 1995 by installing 69 ATM's during 1995. The Company anticipates installing additional ATM's during 1996.

     Commissions on sales of annuities decreased $2.8 million to $8.6 million in 1995, following an increase of $1.3 million to $11.3 million in 1994. Sales of annuities may fluctuate from period to period, and future sales levels will depend upon continued favorable tax treatment, the level of interest rates, general economic conditions and investor preferences.

28 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

[GRAPH] SOURCES OF NON-INTEREST INCOME FOR 1995*
        (IN MILLIONS OF DOLLARS)

     Title insurance revenues increased $1.2 million in 1995 to $11.5 million, following a decrease of $5 million in 1994 to $10.3 million. Title insurance revenues for 1995 were positively affected by increases in residential real estate loan originations and refinancing activity. Title insurance revenues are cyclical in nature and are largely dependent on the level of residential real estate loan originations and refinancings.

     Gains on sales of loans held for sale increased $1.6 million in 1995 following a decrease of $7.9 million in 1994. TCF adopted Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights," on a prospective basis effective April 1, 1995. As a result, $4.1 million of originated mortgage servicing rights, net of amortization, were capitalized in 1995. See Note 1 of Notes to Consolidated Financial Statements for additional information. Gains on sales of securities available for sale, excluding merger-related sales, totaled $120,000 in 1995, a decrease of $861,000 from the $981,000 recognized in 1994. Gains or losses on sales of loans held for sale and securities available for sale may fluctuate significantly from period to period due to changes in interest rates and volumes, and results in any period related to these transactions may not be indicative of results which will be obtained in future periods. See "Financial Condition - Loans Held for Sale" and "Financial Condition - Securities Available for Sale."

     Gains on sales of third-party loan servicing rights totaled $1.5 million in 1995, compared with $2.4 million in 1994. These gains were recognized on the sale of third-party servicing rights on approximately $146.3 million and $169 million of loans, respectively. TCF periodically sells loan servicing rights depending on market conditions. TCF's third-party residential loan servicing portfolio totaled $4.5 billion at December 31, 1995, compared with $4.4 billion at December 31, 1994.

     Other non-interest income increased $1.8 million in 1995 to $7.3 million, and $378,000 in 1994 to $5.4 million. The increases in 1995 and 1994 were primarily due to increased commissions earned on sales of insurance and mutual fund products.

     During 1995, TCF Bank Minnesota fsb ("TCF Minnesota") recognized a $1.1 million net gain on the sale of three branches located outside its primary metropolitan retail markets.

     During 1995, Great Lakes sold $176.1 million of private issuer collateralized mortgage obligations and $56.1 million of FNMA and FHLMC collateralized mortgage obligations from its held-to-maturity portfolio. The sales were completed to reduce Great Lakes' interest-rate and credit risk to levels consistent with TCF's existing interest-rate risk position and credit risk policy. The fair values of the collateralized mortgage obligations at the time of sale were $211.2 million. As a result, a pretax loss of $21 million was recorded on these sales during 1995.

     Also in 1995, Great Lakes sold $17.3 million of mortgage-backed securities, private issuer collateralized mortgage obligations, corporate securities and structured notes from its available-for-sale portfolio at a pretax loss of $310,000. These sales were also completed as part of TCF's strategy to reduce Great Lakes' interest-rate and credit risk to levels consistent with those of TCF.

NON-INTEREST EXPENSE -- Non-interest expense, excluding the provision for real estate losses and merger-related charges, increased $16.4 million, or 6%, in 1995, and $15.8 million, or 6.1%, in 1994, as compared with the respective prior years. The following table presents the components of non-interest expense:

                                                                                              PERCENTAGE
                                                YEAR ENDED DECEMBER 31,                   INCREASE (DECREASE)
                                         --------------------------------------          -----------------------
(DOLLARS IN THOUSANDS)                       1995           1994          1993            1995/94        1994/93
- ----------------------------------------------------------------------------------------------------------------
Compensation and employee benefits       $139,548       $129,794      $116,374                7.5%          11.5%
Occupancy and equipment, net               50,554         48,217        46,133                4.8            4.5
Advertising and promotions                 16,651         14,119        13,175               17.9            7.2
Federal deposit insurance premiums
 and assessments                           13,540         14,779        13,968               (8.4)           5.8
Amortization of goodwill and
 other intangibles                          3,163          3,282         2,981               (3.6)          10.1
Other                                      65,917         62,771        64,525                5.0           (2.7)
- -------------------------------------------------------------------------------
                                          289,373        272,962       257,156                6.0            6.1
Provision for real estate losses            1,804          4,022        10,308(1)           (55.1)         (61.0)
Merger-related charges:
  Merger-related expenses                  21,733             --         5,494              100.0         (100.0)
  Cancellation cost on early termination
   of interest-rate exchange contracts      4,423             --            --              100.0             --
  ----------------------------------------------------------------------------
     Total non-interest expense          $317,333       $276,984      $272,958               14.6            1.5
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

(1)  INCLUDES $700 OF MERGER-RELATED PROVISIONS.

     Compensation and employee benefits, representing 44% and 46.9% of total non-interest expense in 1995 and 1994, respectively, increased $9.8 million, or 7.5%, in 1995, and $13.4 million, or 11.5%, in 1994. The 1995 increase was primarily due to the expansion of consumer lending, consumer finance operations and other retail banking activities. As the restructuring of Great Lakes' operations was not completed until the third quarter of 1995, TCF did not experience the full benefit of the expense reduction in 1995. These increases were offset by compensation and benefit cost savings associated with the reduction in residential mortgage originations. Residential mortgage originations at TCF were $989.7 million in 1995, down from $1.5 billion in 1994. The 1994 increase was largely due to compensation and benefit costs associated with TCF's expanded consumer finance activities, TCF's initial expansion in the state of Michigan and a special contribution of $1.9 million made by Great Lakes to its Employee Stock Ownership Plan. These increases were offset by compensation and benefit cost savings associated with the reduction in residential mortgage originations and title company operations. Residential mortgage originations at TCF were $1.5 billion in 1994, down from $3 billion in 1993.

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to retain the accounting under APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting under SFAS No. 123 had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted upon issuance of SFAS No. 123. Management has not yet determined what effect, if any, this pronouncement will have on TCF's financial condition or results of operations.

     Occupancy and equipment expenses increased $2.3 million in 1995 and $2.1 million in 1994. The increase in 1995 was a result of expanded consumer finance activities, which included the opening of 24 new consumer finance offices. The 1994 increase was also largely due to expanded consumer finance activities, including the opening of 27 new consumer finance offices, and costs associated with TCF's initial expansion in the state of Michigan.

     Advertising and promotion expenses increased $2.5 million in 1995 and $944,000 in 1994. The increases in 1995 and 1994 reflect the increase in direct mail and other marketing expenses relating to the promotion of TCF's consumer lending and deposit products.

     Federal deposit insurance premiums and assessments totaled $13.5 million for 1995, a decrease of $1.2 million from 1994. The decrease in 1995 was primarily due to lower deposit levels and a decrease in the deposit insurance premium rates of Great Lakes and TCF Minnesota's wholly owned savings bank subsidiaries, TCF Bank Wisconsin fsb ("TCF Wisconsin") and TCF Bank Illinois fsb ("TCF Illinois"), subsequent to their acquisition by TCF. Pending federal legislation to recapitalize the Savings Association Insurance Fund ("SAIF") would entail charging savings institutions a one-time special assessment. The proposed assessment, estimated to range from .80% to .82% of total insured deposits, or approximately $42.7 million to $43.8 million pretax and $26.7 million to $27.4 million after-tax for TCF, would be tax deductible for federal and state income tax purposes and would be in addition to TCF's annual deposit insurance premium. Deposit insurance premium rates would likely decline following such a charge.

     Amortization of goodwill and other intangibles decreased $119,000 to $3.2 million in 1995, following an increase of $301,000 to $3.3 million in 1994. For acquisitions initiated or completed prior to September 30, 1982, goodwill is being amortized over 25 years on a straight-line basis. For acquisitions initiated or completed subsequent to September 30, 1982, goodwill is being amortized by the level-yield method based upon the outstanding balances, and over the estimated remaining lives, of the long-term assets acquired. This amortization method, referred to as "lock-step," is required by generally accepted accounting principles and results in a declining rate of amortization. TCF periodically re-evaluates the periods of amortization to determine whether current conditions warrant revised estimates of useful lives.

     Other non-interest expense increased $3.1 million, or 5%, in 1995 and decreased $1.8 million, or 2.7%, in 1994. The increase in 1995 reflects fourth quarter severance payments related to Great Lakes totaling $2.7 million and an increase of $1.5 million in telecommunications expense resulting from TCF's expansion of its banking operations, partially offset by a decrease of $1.2 million in loan expense due to lower residential mortgage origination levels in 1995.

     The provision for real estate losses decreased $2.2 million, or 55.1%, to $1.8 million in 1995, following a decrease of $6.3 million, or 61%, to $4 million in 1994. Included in the provision for real estate losses in 1993 are $700,000 in merger-related provisions related to TCF's acquisition of RCG. The amounts provided for real estate losses in each of the three years were considered prudent by management in light of all factors affecting reserve adequacy. See "Financial Condition - Allowances for Loan and Real Estate Losses and Industrial Revenue Bond Reserves" for further detail on the provision for real estate losses.

30 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     Included in merger-related expenses for 1995 are $13.9 million of equipment charges which reflect costs associated with the integration of Great Lakes' data processing system into TCF's and the write-off of certain redundant data processing equipment and software. In 1995, $13.4 million of redundant equipment was written off. In addition, an accrual of $500,000 was established for data processing contract cancellation costs, $468,000 of which was paid in 1995. The data processing integration was completed in July 1995.

     Merger-related expenses for 1995 include $4.7 million of employment contract, severance and employee benefit costs reflecting the consolidation of certain functions such as data processing, investments and certain other back office operations. A reduction of approximately 200 employees in the combined work force occurred in 1995 as a result of the consolidation of these functions. The severance benefit arrangement was communicated to all employees affected by the consolidation of certain functions, and generally provided for a minimum of one month of severance up to a maximum of seven months depending upon years of service and job classification. In addition, staying bonuses with higher levels of employee benefits were offered to certain individuals in addition to the severance benefits. Approximately $3.6 million of severance and employee benefit costs were paid in 1995.

     During 1995, approximately $2.2 million of merger-related expenses for professional services, including investment advisor, legal and accounting services, and $864,000 of other expenses were incurred by Great Lakes as a direct result of the merger.

     In 1995, Great Lakes terminated $544.5 million of high-cost interest-rate exchange contracts at a pretax loss of $4.4 million. The contracts were terminated in connection with the asset sales and paydown of wholesale borrowings as part of the merger-related restructuring activities. Upon completion of the termination actions, Great Lakes is no longer a party to any interest-rate exchange contracts.

     During 1993, TCF recorded $5.5 million of merger-related expenses associated with the RCG merger. These expenses consisted primarily of $2.7 million for severance expense, $830,000 associated with the write-off of premises and equipment rendered redundant or obsolete as a result of the merger and $2 million in other expenses.

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."
 SFAS No. 121 applies to all entities and to long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and to long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 does not apply to financial instruments, long-term customer relationships of a financial institution (for example, deposit base intangibles and credit card holder intangibles), mortgage and other servicing rights, deferred policy acquisition costs, or deferred tax assets. Under the provisions of SFAS No. 121, an entity shall review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 applies to financial statements issued for fiscal years beginning after December 15, 1995, with earlier application encouraged. Management has not yet determined what effect, if any, this pronouncement will have on TCF's financial condition or results of operations.

INCOME TAXES -- TCF recorded income tax expense of $37.8 million in 1995, compared with $46.4 million in 1994 and $36.8 million in 1993. Income tax expense represented 38% of income before income tax expense and extraordinary items during 1995, compared with 40% for both 1994 and 1993.

     Further detail on income taxes is provided in Note 14 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

INVESTMENTS -- Total investments decreased $218.8 million in 1995 to $64.3 million at December 31, 1995. Interest-bearing deposits with banks decreased $193.2 million during 1995 to $533,000 at December 31, 1995. FHLB stock decreased $18.8 million in 1995 to $60.1 million at December 31, 1995. In addition, Federal funds sold decreased $6.9 million in 1995. The proceeds from these maturities were generally used to repay borrowings. See "Borrowings." TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 1995.

SECURITIES AVAILABLE FOR SALE -- Securities available for sale are carried at fair value with the unrealized holding gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. Securities available for sale increased $1.1 billion during 1995 to $1.2 billion at December 31, 1995. In November 1995, the FASB issued a Special Report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." In conjunction with the issuance of the Guide, the FASB provided entities with a one- time opportunity to reassess the classification of their held-to-maturity debt securities without calling into question the entities' intent to hold to maturity their remaining portfolio of such securities. During the 1995 fourth quarter, TCF reassessed the balance sheet classifications of its mortgage-backed securities. As a result, TCF reclassified its remaining $1.1 billion in mortgage-backed securities from "held to maturity" to "available for sale" effective December 31, 1995. This reclassification will allow increased future asset/liability management flexibility. Unrealized gains on securities available for sale increased by $12.8 million as a result of this reclassification. TCF has no current plans to dispose of these securities.

     At December 31, 1995, TCF's securities available for sale portfolio included $124.9 million and $1.1 billion of adjustable-rate and fixed-rate mortgage-backed securities, respectively, and $1.1 million and $17.5 million of adjustable-rate and fixed-rate collateralized mortgage obligations, respectively. Securities available for sale totaled $138.4 million at December 31, 1994, an increase of $128.4 million from $10 million at December 31, 1993. The increase reflects TCF's adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity

Securities," effective January 1, 1994. As permitted by SFAS No. 115, TCF reclassified $95.2 million of its debt securities from U.S. Government and other marketable securities and $294.6 million of its mortgage-backed securities to securities available for sale on January 1, 1994.

LOANS HELD FOR SALE -- Residential real estate and education loans held for sale are carried at the lower of cost or market. Loans held for sale increased $40.9 million during 1995, totaling $242.4 million at December 31, 1995. The change in 1995 reflects increases of $34.3 million in residential real estate loans held for sale and $7.6 million in education loans held for sale. The increase in education loans held for sale reflects management's intention to hold a larger portfolio of these loans due to the higher yields received as compared with alternative short-term investments. Under a forward commitment agreement with the Student Loan Marketing Association ("SLMA"), TCF can sell the education loans to SLMA once they are fully disbursed, but must sell the loans to SLMA before they go into repayment status. Loans held for sale totaled $201.5 million at December 31, 1994, a decrease of $243.3 million from $444.8 million at December 31, 1993.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY -- At December 31, 1995, TCF had no mortgage-backed securities held to maturity, down from $1.6 billion at December 31, 1994. As previously mentioned, TCF reclassified its remaining $1.1 billion mortgage-backed securities portfolio from held to maturity to securities available for sale effective December 31, 1995 in conjunction with a one-time reassessment opportunity provided to all entities by the FASB.
The decrease in mortgage-backed securities also reflects Great Lakes' previously described sale of $232.2 million of collateralized mortgage obligations and transfer of $38.4 million of private issuer mortgage-backed securities and collateralized mortgage obligations from its held-to-maturity portfolio to its securities available-for-sale portfolio. The sales and transfers are consistent with the strategy to reduce Great Lakes' interest-rate and credit risk to levels consistent with those of TCF.

LOANS -- The following table sets forth information about loans held in TCF's portfolio, excluding loans held for sale:

                                                                 AT DECEMBER 31,
                                       ----------------------------------------------------------------------
(IN THOUSANDS)                               1995           1994           1993           1992           1991
- -------------------------------------------------------------------------------------------------------------
Residential real estate                $2,618,725     $2,662,707     $2,305,844     $1,961,739     $1,992,544
Consumer                                1,593,439      1,299,458      1,080,499      1,099,823      1,152,432
Commercial real estate                    970,763        997,632      1,091,084      1,250,969      1,399,347
Commercial business                       167,663        190,975        214,774        236,142        324,258
Deferred fees and unearned discounts
  and finance charges, net                (73,489)       (32,391)       (26,634)       (31,691)       (41,627)
- -------------------------------------------------------------------------------------------------------------
   Total loans                         $5,277,101     $5,118,381     $4,665,567     $4,516,982     $4,826,954
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------

     Residential real estate loans totaled $2.6 billion at December 31, 1995, a decrease of $44 million from December 31, 1994. This decrease reflects an increase in loan repayment activity as a result of lower market interest rates in 1995, partially offset by the origination and retention of $407.2 million of residential real estate loans. At December 31, 1995, TCF's residential real estate loan portfolio was comprised of $1.5 billion of fixed-rate loans and $1.1 billion of adjustable-rate loans.

     Consumer loans totaled $1.6 billion at December 31, 1995, an increase of $294 million from December 31, 1994. This change was primarily due to a $118.5 million increase in TCF's home equity loan portfolio, a $172.5 million increase in automobile, marine and recreational vehicle loans and a $10.4 million increase in credit card loans. The growth in home equity loans and automobile, marine and recreational vehicle loans reflects TCF's expanded consumer lending and consumer finance operations.

     TCF continues to expand its consumer lending and consumer finance operations. During 1995, the Company opened 24 new consumer finance offices, most of which were in areas outside its traditional market locations. As of December 31, 1995, TCF had 70 such offices in 16 states. As a result of this expansion, TCF's consumer finance loan portfolio totaled $374.4 million at December 31, 1995, compared with $201 million at December 31, 1994. TCF anticipates opening four additional consumer finance offices during the first half of 1996. The Company intends to concentrate on increasing the outstanding loan balances of these existing offices and improving the profitability of its consumer finance subsidiaries before opening any additional consumer finance offices in the second half of 1996 or thereafter.
 The following table summarizes TCF's consumer finance loan portfolio:


                                                             AT DECEMBER 31,
                                                       -----------------------
(IN THOUSANDS)                                             1995           1994
- ------------------------------------------------------------------------------
Home equity                                            $154,790       $128,266
Automobile, marine and recreational vehicle             207,848         60,623
Other consumer finance                                   11,756         12,088
- ------------------------------------------------------------------------------
  Total consumer finance loans                         $374,394       $200,977
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

     Included in the consumer finance loans at December 31, 1995 are $163.6 million of sub-prime automobile, marine and recreational vehicle loans which carry a higher level of credit risk and higher interest rates. The term sub-prime reflects the Company's categorization of

32 TCF FINANCIAL CORPORATION AND SUBSIDIARIES borrowers and bears no relationship to the prime rate of interest or persons who are able to borrow at that rate. There can be no assurance that the Company's categorization of borrowers as sub-prime is the same as that utilized by other lenders. Loans classified by TCF as sub-prime are to borrowers that because of significant past credit problems or limited credit histories are unable to obtain credit from traditional sources. Although competition in the sub-prime lending market has increased, the Company believes that sub-prime borrowers represent a substantial market and their demand for financing has not been effectively served by traditional lending sources. See "Non-Performing Assets."

     Consumer loan growth in recent years reflects TCF's emphasis on expanding its portfolio of these higher-yielding, shorter-term loans, including home equity lines of credit. At December 31, 1995, TCF's average home equity line of credit was approximately $35,000 and the average loan balance outstanding was approximately $19,000, or 54% of the available line.

     Commercial real estate loans decreased $26.9 million in 1995 to $970.8 million at December 31, 1995. Commercial business loans decreased $23.3 million to $167.7 million at December 31, 1995. TCF is seeking to expand its commercial real estate and commercial business lending activity to borrowers located in its primary markets of Minnesota, Illinois, Wisconsin, Michigan and other Midwestern states in an attempt to maintain the size of these lending portfolios and, where feasible under local economic conditions, achieve some growth in these lending categories over time. These loans generally have larger individual balances and a substantially greater inherent risk of loss. The risk of loss is difficult to quantify and is subject to fluctuations in real estate values. At December 31, 1995, approximately 92% of TCF's commercial real estate loans outstanding were secured by properties located in its primary markets. The average individual balance of commercial real estate loans was $578,000 at December 31, 1995. Apartment loans comprised $406 million, or 41.8%, of total commercial real estate loans outstanding at December 31, 1995. The average individual balance of commercial business loans was $229,000 at December 31, 1995.

[GRAPH] CONSUMER FINANCE LOANS AT PERIOD-END
        (IN MILLIONS OF DOLLARS)

     Included in performing loans at December 31, 1995 are commercial real estate and commercial business loans aggregating $1.6 million with terms that have been modified in troubled debt restructurings, compared with $4.3 million of such loans at December 31, 1994.

  The results of hotel and motel operations are susceptible to changes in prevailing economic conditions. Included in commercial real estate loans at December 31, 1995 are $84.9 million of loans secured by hotel or motel properties. Seven loans comprise $41.5 million, or 48.9%, of the total hotel and motel portfolio. Of the total hotel and motel portfolio balance, four loans totaling $16.5 million are included in loans subject to management concern and three loans totaling $870,000 are included in non-accrual loans. TCF continues to closely monitor the performance of these loans and properties.

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

     On an ongoing basis, TCF's loan and real estate portfolios are carefully reviewed and thoroughly analyzed as to credit risk, performance, collateral value and quality. The allowance for loan losses is maintained at a level believed to be adequate by management to provide for estimated loan losses. Management's judgment as to the adequacy of the allowance is a result of ongoing review of larger individual loans, the overall risk characteristics of the portfolio, changes in the character or size of the portfolio, the level of non-performing assets, net charge-offs, geographic location and prevailing economic conditions. The allowance for loan losses is established for known or anticipated problem loans, as well as for loans which are not currently known to require specific allowances for loss. Loans are charged off to the extent they are deemed to be uncollectible.

     The allowance for real estate losses is based on management's periodic analysis of real estate holdings and is maintained at a level believed to be adequate by management to provide for estimated real estate losses. In this analysis, management considers factors including, but not limited to, general economic and market conditions, geographic location, composition and appraisals of the real estate holdings and property conditions. The carrying values of foreclosed real estate are based on appraisals, prepared by certified appraisers, whenever possible. TCF reviews each external commercial real estate appraisal it receives for accuracy, completeness and reasonableness of assumptions used. The allowance for real estate losses is established to reduce the carrying value of real estate to fair value less disposition costs. Estimates of costs to complete or ready a project for sale, costs of disposal and costs to carry real estate until estimated disposition are considered in establishing the initial recorded investment in real estate. A renewed weakness in commercial real estate markets may result in further declines in the values of TCF's real estate or the sale of individual properties at less than previously estimated values, resulting in additional charge-offs. TCF recognizes the effect of such events in the periods in which they occur.

     Prior to being acquired by TCF in 1993, RCG had entered into agreements guaranteeing certain industrial development and housing revenue bonds issued by municipalities to finance commercial and multi-family real estate owned by third parties. In the event a third-party borrower defaults on principal or interest payments on the bonds, TCF, as acquiring entity, is required to either fund the amount in default or acquire the then outstanding bonds. TCF may foreclose on the underlying real estate to recover amounts in default. The balance of such financial guarantees at December 31, 1995 was $13.5 million. Management has considered these guarantees in its review of the adequacy of the industrial revenue bond reserves.

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

     The adequacy of the allowances for loan and real estate losses and industrial revenue bond reserves is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic conditions and the economic prospects of borrowers or properties. These estimates are reviewed periodically and adjustments, if necessary, are reported in the provisions for credit and real estate losses in the periods in which they become known. Management believes the allowances for loan and real estate losses and industrial revenue bond reserves are adequate.

     The provisions for credit and real estate losses included in the consolidated statements of operations totaled $17 million in 1995, compared with $14.8 million in 1994 and $45.4 million in 1993. Included in the provision for credit losses in 1995 and 1993 are $5 million and $7 million, respectively, of merger-related provisions. Included in the provision for real estate losses in 1993 are $700,000 of merger-related provisions. The merger-related provisions were established to conform Great Lakes' and RCG's credit loss reserve practices and methods to those of TCF and to allow for the accelerated disposition of Great Lakes' and RCG's remaining problem assets.

     At December 31, 1995, the allowances for loan and real estate losses and industrial revenue bond reserves totaled $69.2 million, compared with $61.7 million at December 31, 1994. Net loan, real estate and industrial revenue bond charge-offs were $9.5 million in 1995 compared with $12.7 million in 1994. As indicated by the significant reduction in loss provisions (excluding the merger-related provisions) and net charge-offs during 1995, TCF has experienced continued improvement in credit quality. The unallocated portion of TCF's allowance for loan losses totaled $17.8 million at December 31, 1995, compared with $15.5 million at December 31, 1994.

     A summary of the allowance for loan losses and industrial revenue bond reserves and selected statistics follows:

                                             ALLOWANCE      INDUSTRIAL
                                              FOR LOAN         REVENUE
(IN THOUSANDS)                                  LOSSES   BOND RESERVES        TOTAL
- -----------------------------------------------------------------------------------
Balance, December 31, 1992                     $47,834          $1,463      $49,297
  Adjustments for pooling-of-interests             (56)            225          169
  Provision for losses                          33,392           1,726       35,118
  Charge-offs                                  (32,794)           (725)     (33,519)
  Recoveries                                     6,068              --        6,068
  ---------------------------------------------------------------------------------
     Net charge-offs                           (26,726)           (725)     (27,451)
     ------------------------------------------------------------------------------
Balance, December 31, 1993                      54,444           2,689       57,133
  Provision for losses                          10,802              --       10,802
  Charge-offs                                  (15,994)             --      (15,994)
  Recoveries                                     7,091              70        7,161
  ---------------------------------------------------------------------------------
     Net charge-offs                            (8,903)             70       (8,833)
     ------------------------------------------------------------------------------
Balance, December 31, 1994                      56,343           2,759       59,102
  Provision for losses                          16,131            (919)      15,212
  Charge-offs                                  (14,770)           (158)     (14,928)
  Recoveries                                     7,991             278        8,269
  ---------------------------------------------------------------------------------
     Net charge-offs                            (6,779)            120       (6,659)
     ------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                     $65,695          $1,960      $67,655
- -----------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------

                                                         YEAR ENDED DECEMBER 31,
                                                     ----------------------------
                                                      1995        1994       1993
- ---------------------------------------------------------------------------------
Ratio of net loan charge-offs to
  average loans outstanding (1)                        .13%        .19%       .60%
Year-end allowance for loan losses as a
  percentage of year-end gross loan
  balances (1)                                        1.23        1.09       1.16

(1)   EXCLUDING LOANS HELD FOR SALE.

  A summary of the allowance for real estate losses follows:

                                                       YEAR ENDED DECEMBER 31,
                                                ------------------------------------
(IN THOUSANDS)                                    1995           1994           1993
- ------------------------------------------------------------------------------------
Balance at beginning of year                    $2,576         $2,439        $ 3,411
  Adjustments for pooling-of-interests             -              -             (513)
  Provision for losses                           1,804          4,022         10,308
  Charge-offs                                   (2,854)        (3,885)       (10,767)
  ----------------------------------------------------------------------------------
Balance at end of year                          $1,526         $2,576        $ 2,439
- ------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------

     Real estate acquired through foreclosure is carried at the lower of cost or fair value minus estimated costs to sell the properties. Fair value represents the amount that would be received in a current sale between a willing buyer and a willing seller, that is, other than in a forced or liquidation sale.

34 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     Real estate charge-offs in 1993 reflect $4.2 million in charge-offs of TCF's investment in New York City cooperative apartment units, and sales of commercial real estate properties at less than previously estimated fair values. TCF had no remaining investment in the cooperative units (excluding loans to purchasers of cooperative units and loans to the cooperative apartment corporations secured by underlying real estate) at December 31, 1995.

NON-PERFORMING ASSETS -- Non-performing assets (principally non-accrual loans and real estate acquired through foreclosure) totaled $70.7 million at December 31, 1995, up $13.1 million, or 22.8%, from the December 31, 1994 total of $57.6 million. The increase in non-performing assets reflects increases of $4.9 million in non-accrual loans and $4 million in real estate and other assets associated with TCF's consumer finance subsidiaries, and the previously mentioned accelerated disposition of Great Lakes' remaining problem assets. At December 31, 1995, 12 commercial real estate loans or properties comprised $26.9 million, or 38.1%, of total non-performing assets.
 These loans or properties had been written down by $6 million as of year-end 1995. Properties acquired are being actively marketed. Approximately 80% of non-performing assets consist of, or are secured by, real estate. At December 31, 1995, TCF's real estate and other non-performing assets of $26.4 million included commercial real estate of $11.4 million. The accrual of interest income is generally discontinued when loans become more than 90 days past due with respect to either principal or interest unless such loans are adequately secured and in the process of collection.

     Non-performing assets are summarized in the following table:

                                                                AT DECEMBER 31,
                                     -------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                  1995           1994           1993           1992           1991
- --------------------------------------------------------------------------------------------------------
Loans (1):
  Residential real estate            $ 7,045        $ 7,211       $  9,705       $ 12,747       $ 14,716
  Commercial real estate              22,255         18,452         52,463         42,321         76,010
  Commercial business                  7,541          5,972         24,770         22,642         22,677
  Consumer                             7,487          2,127          1,322          1,997          3,149
  ------------------------------------------------------------------------------------------------------
                                      44,328         33,762         88,260         79,707        116,552
Real estate and other assets          26,402         23,849         25,062         50,472         57,651
- --------------------------------------------------------------------------------------------------------
  Total non-performing assets        $70,730        $57,611       $113,322       $130,179       $174,203
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------
Non-performing assets as a
  percentage of net loans               1.36%          1.14%          2.46%          2.91%          3.65%
Non-performing assets as a
  percentage of total assets             .98            .73           1.49           1.67           2.22


(1)  INCLUDED IN TOTAL LOANS IN THE CONSOLIDATED STATEMENTS OF FINANCIAL
     CONDITION.

     The following table sets forth information regarding TCF's delinquent loan portfolio, excluding non-accrual loans:

                                                     AT DECEMBER 31,
                                    ------------------------------------------------
                                             1995                     1994
                                    ----------------------    ----------------------
                                                PERCENTAGE                PERCENTAGE
                                    PRINCIPAL     OF GROSS    PRINCIPAL     OF GROSS
(DOLLARS IN THOUSANDS)               BALANCES        LOANS     BALANCES        LOANS
- ------------------------------------------------------------------------------------
Loans delinquent for:
  30-59 days                         $32,519           .62%     $14,212          .28%
  60-89 days                           8,159           .15        6,269          .12
  90 days or more                        678           .01        2,369          .05
  ----------------------------------------------------------------------------------
    Total                            $41,356           .78%     $22,850          .45%
- ------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------

     TCF had accruing loans 90 days or more past due totaling $761,000 at December 31, 1995, compared with $2.4 million at December 31, 1994. These loans are in the process of collection and management believes they are adequately secured. The over 30-day delinquency rate on TCF's loans (excluding non-accrual loans) was .78% of gross loans outstanding at December 31, 1995, compared with .45% at year-end 1994. The increase in the over 30-day delinquency rate is primarily due to an increase in consumer loan delinquencies. TCF's delinquency rates are determined using the contractual method. The following table sets forth information regarding TCF's over 30-day delinquent loan portfolio, excluding non-accrual loans:

                                                     AT DECEMBER 31,
                                    ------------------------------------------------
                                             1995                     1994
                                    ----------------------    ----------------------
                                                PERCENTAGE                PERCENTAGE
                                    PRINCIPAL     OF GROSS    PRINCIPAL     OF GROSS
(DOLLARS IN THOUSANDS)               BALANCES        LOANS     BALANCES        LOANS
- ------------------------------------------------------------------------------------
Consumer:
  Savings bank lending                $11,110          .96%     $ 5,365          .50%
  Consumer finance lending             16,188         3.77        4,322         2.01
  -------------------------------------------                   -------
                                       27,298         1.72        9,687          .75
Residential real estate                12,056          .46        8,626          .32
Commercial real estate                  1,411          .15        3,460          .35
Commercial business                       591          .37        1,077          .58
  -------------------------------------------                   -------
     Total                            $41,356          .78      $22,850          .45
  -------------------------------------------                   -------
  -------------------------------------------                   -------

[GRAPH] NON-PERFORMING ASSETS
        (IN MILLIONS OF DOLLARS)

     TCF's over 30-day delinquency rate on gross consumer loans was 1.72% at December 31, 1995, up from .75% at year-end 1994. Management continues to monitor the consumer loan portfolio, which will generally have higher delinquencies, especially consumer finance loans. TCF's over 30-day delinquency rate on gross consumer finance loans was 3.77% at December 31, 1995, compared with 2.01% at December 31, 1994. Management expects the over 30-day consumer loan delinquency rate to increase as the consumer finance loan portfolio seasons. Consumer finance lending is generally considered to involve a higher level of credit risk. The underwriting criteria for loans originated by TCF's consumer finance offices are generally less stringent than those historically adhered to by TCF's savings bank subsidiaries and, as a result, these loans have a higher level of credit risk and higher interest rates. TCF believes that it has in place experienced personnel and acceptable standards for maintaining credit quality that are consistent with its goals for expanding its portfolio of these higher-yielding loans, but no assurance can be given as to the level of future delinquencies and loan charge-offs.

     In addition to the non-accrual, restructured and accruing loans 90 days or more past due, there were commercial real estate and commercial business loans with an aggregate principal balance of $56.5 million outstanding at December 31, 1995 for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. This amount consists of loans that were classified for regulatory purposes as substandard, doubtful or loss, or were to borrowers that currently are experiencing financial difficulties or that management believes may experience financial difficulties in the future. This compares with $74.2 million of such loans at December 31, 1994. Although these loans are secured by commercial real estate or other corporate assets, they may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers.

     Effective January 1, 1995, TCF adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the measure of the impaired loan is less than the recorded investment in the loan, impairment is to be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and to clarify disclosure requirements. The adoption of SFAS No. 114 and SFAS No. 118 did not impact TCF's results of operations for 1995 or any prior period. In accordance with SFAS No. 114 and SFAS No. 118, prior period financial statements have not been restated to reflect the change in accounting method. Additional information on TCF's adoption of SFAS No. 114 and SFAS No. 118 is provided in Note 1 of Notes to Consolidated Financial Statements.

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

     Deposits are the primary source of TCF's funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan repayments, advances from the FHLB and proceeds from reverse repurchase borrowing agreements. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds and other factors. Although TCF's levels of deposits have recently stabilized, its deposit inflows and outflows have been affected by these factors and may continue to be affected in future periods. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under reverse repurchase agreements and, to a lesser extent, from other sources. See "Borrowings."

     Cash and due from banks increased $9.4 million during the year ended December 31, 1995 to $233.6 million. Cash of $97.4 million was provided by operating activities as proceeds from sales of loans held for sale of $653 million and net income of $60.7 million were partially offset by originations and purchases of loans held for sale of $706.2 million. Cash of $548.2 million was provided by investing activities reflecting principal collections on loans and mortgage-backed securities of $1.6 billion and maturities of securities available for sale of $128.2 million. In addition, proceeds from sales of mortgage-backed securities and securities available for sale totaled $301.3 million. These cash inflows were partially offset by loan originations of $1.6 billion. Cash of $636.3 million was used by financing activities primarily due to net cash outflows of $155.4 million on deposits and $440.7 million on

36 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

FHLB advances, reverse repurchase agreements and federal funds purchased, and TCF's July 3, 1995 redemption of its $27.1 million of preferred stock.

     Cash and due from banks increased $25.9 million during the year ended December 31, 1994 to $224.3 million. Cash of $339.9 million was provided by operating activities, reflecting cash proceeds from sales of loans held for sale of $1.1 billion and cash outflows for originations and purchases of loans held for sale of $843.9 million. Cash of $460.4 million was used by investing activities reflecting loan originations of $1.7 billion, and purchases of mortgage-backed securities and securities available for sale of $1.2 billion. These cash outflows were partially offset by principal collections on loans and mortgage-backed securities of $1.6 billion and proceeds from the sales and maturities of securities available for sale of $891.9 million. Cash of $146.4 million was provided by financing activities primarily due to net cash outflows on FHLB advances and reverse repurchase agreements, partially offset by outflows on deposits and repurchases of common stock of $17.5 million.

     Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF Minnesota and Great Lakes, TCF's wholly owned savings bank subsidiaries, cash flows from other direct subsidiaries, issuance of equity securities to employee benefit plans and interest income. TCF Minnesota's and Great Lakes' ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Retained earnings at December 31, 1995 includes approximately $100.9 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

     At December 31, 1995, in addition to TCF Minnesota and Great Lakes, TCF Financial Corporation directly owned four insurance agency subsidiaries engaging in the sale of single premium tax-deferred annuities. Dividends from these subsidiaries to TCF were $2.8 million and $4.6 million for the years ended December 31, 1995 and 1994, respectively. Future dividends from these subsidiaries are dependent upon continued favorable tax treatment for single premium annuities, and legislative proposals have sought to limit or eliminate these tax benefits. Cash flows received by TCF Financial Corporation on the exercise of stock options under the Stock Option and Incentive Plan of TCF Financial and common stock warrants were $12.5 million and $272,000 for the years ended December 31, 1995 and 1994, respectively.

[GRAPH]   NUMBER OF CHECKING ACCOUNTS
          (IN THOUSANDS)

DEPOSITS -- Deposits totaled $5.2 billion at December 31, 1995, down $208.2 million from December 31, 1994. The decrease in deposits reflects a significant planned runoff of Great Lakes' brokered deposits and the previously described sale of three branches. Lower interest-cost checking, savings and money market deposits totaled $2.6 billion, down $57.2 million from year-end 1994, and comprised 49.3% of total deposits at December 31, 1995. Checking, savings and money market deposits are an important source of lower cost funds and fee income for TCF. The Company's weighted average rate for deposits, including non-interest bearing deposits, increased to 3.60% at December 31, 1995 from 3.53% at December 31, 1994, reflecting higher market rates and an increase in competition among depository and other financial institutions.

BORROWINGS -- Borrowings are used primarily to fund the purchases of investments and securities available for sale. These borrowings totaled $1.4 billion as of December 31, 1995, down $443.6 million from $1.9 billion at year-end 1994. The decrease was primarily due to a $461.1 million decrease in FHLB advances, including the previously mentioned prepayment of $112.3 million of higher-rate FHLB advances as part of the merger-related activities at Great Lakes. As part of its strategy to reduce interest-rate risk, TCF extended the maturities on $85 million of borrowings, converted $68 million of variable-rate FHLB advances to long-term fixed-rate FHLB advances, exercised its right of redemption on $82 million of higher cost fixed-rate FHLB advances, and repaid short-term borrowings. See "Asset/Liability Management - Interest-Rate Risk." The weighted average rate on borrowings decreased to 5.98% at December 31, 1995, from 6.29% at December 31,1994.

     On November 30, 1995, TCF exercised its right of redemption on its $34.5 million of 10% Subordinated Capital Notes due 2002. The notes were redeemed at par plus accrued interest to the date of redemption. The funding for this redemption came from an increased bank line of credit.

STOCKHOLDERS' EQUITY -- Stockholders' equity at December 31, 1995 was $527.7 million, or 7.3% of total assets, up from $475.5 million, or 6.1% of total assets, at December 31, 1994. The increase in stockholders' equity is primarily due to net income of $60.7 million for the year ended December 31, 1995, the receipt of $17.4 million on the exercise of stock options and common stock warrants and an increase of $12.9 million in unrealized gains on securities available for sale. The common stock warrants, which were assumed in connection with the acquisition of Great Lakes, expired on July 1, 1995. These increases were partially offset by payments of $21.6 million in dividends on TCF's common and preferred stock, and TCF's July 3, 1995 redemption of its 2.7 million shares of preferred stock at $10 per share. As previously mentioned, TCF issued the preferred stock in exchange for Great Lakes preferred stock.

     On December 19, 1995, TCF's Board of Directors (the "Board") authorized the repurchase of up to 5% of TCF common stock, or approximately 1.8 million
shares.   TCF has 137,158 shares remaining unpurchased from its initial 5%
stock repurchase program, authorized by the Board in January 1994, which the Company expects to repur-chase before initiating the new program. The repurchased shares will be used primarily for employee benefit plans.

     On October 16, 1995, the Board declared a two-for-one stock split in the form of a 100% common stock dividend payable November 30, 1995 to stockholders of record as of November 10, 1995. The stock split increased TCF's outstanding common shares from 17.8 million to 35.6 million shares. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the stock split. In addition, all references to number of shares, per-share amounts and market prices of the Company's common stock have been restated giving retroactive recognition to the stock split.

     On January 23, 1996, TCF declared a quarterly dividend of 15.625 cents per common share, payable on February 29, 1996 to stockholders of record as of February 9, 1996.

REGULATORY CAPITAL REQUIREMENTS -- The following tables set forth the tangible, core and risk-based capital levels and applicable percentages of adjusted assets, together with the excess over the minimum capital requirements for TCF Minnesota and Great Lakes at December 31, 1995 and 1994:




TCF MINNESOTA:
                                                                 AT DECEMBER 31,
                                             -----------------------------------------------------
                                                       1995                          1994
                                             -----------------------        ----------------------
(DOLLARS IN THOUSANDS)                         AMOUNT     PERCENTAGE          AMOUNT    PERCENTAGE
- --------------------------------------------------------------------------------------------------
Tangible capital                             $333,254           7.03%       $292,825          5.81%
Tangible capital requirement                   71,076           1.50          75,634          1.50
- --------------------------------------------------------------------------------------------------
  Excess                                     $262,178           5.53%       $217,191          4.31%
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Core capital                                 $334,586           7.06%       $320,673          6.34
Core capital requirement                      142,193           3.00         151,704          3.00
- --------------------------------------------------------------------------------------------------
  Excess                                     $192,393           4.06%       $168,969          3.34%
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Risk-based capital                           $370,892          12.78%       $350,096         12.01%
Risk-based capital requirement                232,224           8.00         233,292          8.00
- --------------------------------------------------------------------------------------------------
  Excess                                     $138,668           4.78%       $116,804          4.01%
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------


GREAT LAKES:
                                                                 AT DECEMBER 31,
                                             -----------------------------------------------------
                                                       1995                          1994
                                             -----------------------        ----------------------
(DOLLARS IN THOUSANDS)                         AMOUNT     PERCENTAGE          AMOUNT    PERCENTAGE
- --------------------------------------------------------------------------------------------------
Tangible capital                             $171,126           6.81%       $148,482          5.35%
Tangible capital requirement                   37,667           1.50          41,626          1.50
- --------------------------------------------------------------------------------------------------
  Excess                                     $133,459           5.31%       $106,856          3.85%
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Core capital                                 $182,268           7.23%       $148,482          5.35%
Core capital requirement                       75,669           3.00          83,252          3.00
- --------------------------------------------------------------------------------------------------
  Excess                                     $106,599           4.23%       $ 65,230          2.35%
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------
Risk-based capital                           $215,132          13.63%       $181,594         11.08%
Risk-based capital requirement                126,293           8.00         131,140          8.00
- --------------------------------------------------------------------------------------------------
  Excess                                     $ 88,839           5.63%       $ 50,454          3.08%
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

     At December 31, 1995, TCF's savings bank subsidiaries, TCF Minnesota, Great Lakes, TCF Wisconsin and TCF Illinois, exceeded their fully phased-in capital requirements and believe they would be considered "well-capitalized" under guidelines established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

 ASSET/LIABILITY MANAGEMENT -- INTEREST-RATE RISK -- TCF's results of operations are dependent to a large degree on its net interest income, which is the difference between interest income and interest expense. Like most financial institutions, TCF's interest income and cost of funds are significantly affected by general economic conditions and by policies of regulatory authorities. The mismatch between maturities and interest-rate sensitivities of assets and liabilities results in interest-rate risk. Although the measure is subject to a number of assumptions and is only one of a number of measurements, management believes the interest-rate gap (difference between interest-earning assets and interest-bearing liabilities repricing within a given period) is an important indication of TCF's exposure to interest-rate risk and the related volatility of net interest income in a changing interest rate environment. In addition to the interest-rate gap analysis, management also utilizes a simulation model to measure and manage TCF's interest-rate risk.

38 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     For an institution with a negative interest-rate gap for a given period, the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of interest-earning assets repricing within the same period. In a rising interest-rate environment, institutions with negative interest- rate gaps will generally experience more immediate increases in the cost of their liabilities than in the yield on their assets. Conversely, the yield on assets of institutions with negative interest-rate gaps will generally decrease more slowly than the cost of their funds in a falling interest rate environment.

     As a result of the Great Lakes acquisition, TCF's exposure to rising and falling interest rates has increased slightly. TCF's strategy is to reduce this interest-rate risk over time by continuing to emphasize growth in core deposits and higher yielding home equity and other consumer loans, and by extending the maturities on borrowings when market conditions permit. Consistent with this strategy, TCF has extended the maturities on $85 million of borrowings and converted $68 million of variable-rate FHLB advances to long-term fixed-rate FHLB advances since the acquisition of Great Lakes. In addition, the Company sold $45.6 million of long-term fixed-rate securities available for sale and paid down short-term borrowings. TCF's one-year adjusted interest-rate gap reflects these transactions and was a negative $189.5 million, or (3)% of total assets, at December 31, 1995, compared with $511.6 million, or (7)% of total assets, at December 31, 1994.

     TCF's Asset/Liability Management Committee manages TCF's interest-rate risk based on interest rate expectations and other factors. The amounts in the maturity/rate sensitivity table below represent management's estimates and assumptions. Also, the amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments and competition. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships.

     The following table summarizes TCF's interest-rate gap position at December 31, 1995:

                                                     MATURITY/RATE SENSITIVITY
                                   ----------------------------------------------------------
(DOLLARS IN THOUSANDS)             WITHIN 1 YEAR      1-3 YEARS       3+ YEARS          TOTAL
- ---------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans held for sale                 $  242,413     $     --       $     --       $  242,413
  Securities available for sale          336,271        353,000        512,219      1,201,490
  Real estate loans (1)                1,508,362      1,023,957      1,042,649      3,574,968
  Other loans (1)                      1,506,118        138,222         57,793      1,702,133
  Investments (2)                         64,345             --             --         64,345
  -------------------------------------------------------------------------------------------
                                       3,657,509      1,515,179      1,612,661      6,785,349
- ---------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits (3)                         2,786,515        895,765      1,509,272      5,191,552
  Federal Home Loan Bank advances        609,339        218,014         66,234        893,587
  Other borrowings                       456,161         76,143          2,033        534,337
  Subordinated debt                            -          6,248          7,272         13,520
  -------------------------------------------------------------------------------------------
                                       3,852,015      1,196,170      1,584,811      6,632,996
- ---------------------------------------------------------------------------------------------
Interest-earning assets over (under)
  interest-bearing liabilities          (194,506)       319,009         27,850        152,353
Impact of interest-rate exchange
  and cap agreements                       5,000         (5,000)            --             --
- ---------------------------------------------------------------------------------------------
Adjusted gap                          $ (189,506)    $  314,009     $   27,850     $  152,353
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
Adjusted cumulative gap               $ (189,506)    $  124,503     $  152,353     $  152,353
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
Adjusted cumulative gap as a
  percentage of total assets:
    At December 31, 1995                      (3)%            2 %            2%             2%
    ------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------
     At December 31, 1994                     (7)%           (6)%            1%             1%
    ------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------

(1) BASED UPON CONTRACTUAL MATURITY, REPRICING DATE, IF APPLICABLE, SCHEDULED REPAYMENTS OF PRINCIPAL AND PROJECTED PREPAYMENTS OF PRINCIPAL BASED UPON EXPERIENCE.
(2) INCLUDES INTEREST-BEARING DEPOSITS WITH BANKS, FEDERAL FUNDS SOLD, U.S. GOVERNMENT AND OTHER MARKETABLE SECURITIES HELD TO MATURITY AND FHLB STOCK.
(3) INCLUDES NON-INTEREST BEARING DEPOSITS. MONEY MARKET ACCOUNTS AND 14% OF CHECKING ACCOUNTS ARE INCLUDED IN AMOUNTS REPRICING WITHIN ONE YEAR. IN ADDITION, 23% AND 29% OF PASSBOOK AND STATEMENT ACCOUNTS ARE INCLUDED IN THE "WITHIN 1 YEAR" AND "1-3 YEARS" CATEGORIES, RESPECTIVELY. ALL REMAINING PASSBOOK AND STATEMENT AND CHECKING ACCOUNTS ARE ASSUMED TO MATURE IN THE "3+ YEARS" CATEGORY. WHILE MANAGEMENT BELIEVES THESE ASSUMPTIONS ARE WELL BASED, NO ASSURANCE CAN BE GIVEN THAT AMOUNTS ON DEPOSIT IN CHECKING, PASSBOOK AND STATEMENT ACCOUNTS WILL NOT SIGNIFICANTLY DECREASE OR BE REPRICED IN THE EVENT OF A GENERAL RISE IN INTEREST RATES. AT DECEMBER 31, 1994, 11% OF CHECKING ACCOUNTS WERE INCLUDED IN AMOUNTS REPRICING WITHIN ONE YEAR, AND 51% AND 34% OF PASSBOOK AND STATEMENT ACCOUNTS WERE INCLUDED IN THE "WITHIN 1 YEAR" AND "1-3 YEARS" CATEGORIES, RESPECTIVELY.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION





                                                                           AT DECEMBER 31,
                                                                     -------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)                              1995           1994
- ----------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                              $  233,619     $  224,266
Interest-bearing deposits with banks                                        533        193,751
Federal funds sold                                                           --          6,900
U.S. Government and other marketable securities held to
  maturity (fair value of $3,716 and $3,526)                              3,716          3,528
Federal Home Loan Bank stock, at cost                                    60,096         78,925
Securities available for sale (amortized cost of $1,182,240
  and $140,074)                                                       1,201,490        138,430
Loans held for sale                                                     242,413        201,511
Mortgage-backed securities held to maturity (fair
  value of $1,512,606 in 1994)                                               --      1,601,200
Loans:
   Residential real estate                                            2,618,725      2,662,707
   Commercial real estate                                               970,763        997,632
   Commercial business                                                  167,663        190,975
   Consumer                                                           1,593,439      1,299,458
   Unearned discounts and deferred fees                                 (73,489)       (32,391)
   -------------------------------------------------------------------------------------------
      Total loans                                                     5,277,101      5,118,381
      Allowance for loan losses                                         (65,695)       (56,343)
      ----------------------------------------------------------------------------------------
         Net loans                                                    5,211,406      5,062,038
Premises and equipment                                                  120,763        136,158
Real estate:
   Total real estate                                                     24,466         23,922
   Allowance for real estate losses                                      (1,526)        (2,576)
   -------------------------------------------------------------------------------------------
      Net real estate                                                    22,940         21,346
Accrued interest receivable                                              49,120         46,465
Due from brokers                                                          6,767         27,379
Goodwill                                                                 11,503         13,355
Deposit base intangibles                                                 12,918         14,662
Mortgage servicing rights                                                16,286         12,247
Other assets                                                             46,341         63,427
- ----------------------------------------------------------------------------------------------
                                                                     $7,239,911     $7,845,588
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Checking                                                          $1,103,272     $1,031,039
   Passbook and statement                                               841,115        940,459
   Money market                                                         616,667        646,732
   Certificates                                                       2,630,498      2,781,488
   -------------------------------------------------------------------------------------------
      Total deposits                                                  5,191,552      5,399,718
      ----------------------------------------------------------------------------------------
Securities sold under repurchase agreements                             438,426        429,469
Federal Home Loan Bank advances                                         893,587      1,354,663
Subordinated debt                                                        13,520         50,676
Collateralized obligations                                               41,391         42,035
Other borrowings                                                         54,520          8,152
- ----------------------------------------------------------------------------------------------
     Total borrowings                                                 1,441,444      1,884,995
     -----------------------------------------------------------------------------------------
Accrued interest payable                                                 14,905         20,043
Accrued expenses and other liabilities                                   64,335         65,363
- ----------------------------------------------------------------------------------------------
     Total liabilities                                                6,712,236      7,370,119
     -----------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock, par value $.01 per share, 30,000,000
    shares authorized; 2,710,000 shares issued and
    outstanding in 1994                                                      --             27
  Common stock, par value $.01 per share, 70,000,000 shares
    authorized; 35,604,531 and 34,172,346 shares issued                     356            342
  Additional paid-in capital                                            243,122        251,174
  Unamortized deferred compensation                                     (11,195)        (6,986)
  Retained earnings, subject to certain restrictions                    283,821        244,779
  Loan to Executive Deferred Compensation Plan                             (131)          (195)
  Employee Stock Ownership Plan debt                                         --         (1,500)
  Unrealized gain (loss) on securities available for sale, net           11,702         (1,160)
  Treasury stock, at cost, 645,760 shares in 1994                            --        (11,012)
  --------------------------------------------------------------------------------------------
     Total stockholders' equity                                         527,675        475,469
     -----------------------------------------------------------------------------------------
                                                                     $7,239,911     $7,845,588
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

40  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     YEAR ENDED DECEMBER 31,
                                                                 -----------------------------
(IN THOUSANDS, EXCEPT PER-SHARE DATA)                                 1995      1994      1993
- ----------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest on loans                                                 $488,433  $403,095  $380,898
Interest on loans held for sale                                     18,253    16,917    24,200
Interest on mortgage-backed securities held to maturity             91,037   108,669   132,113
Interest on investments                                              5,946    10,476    16,237
Interest on securities available for sale                            4,021    13,325     5,197
- ----------------------------------------------------------------------------------------------
   Total interest income                                           607,690   552,482   558,645
   -------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                               193,244   183,179   208,613
Interest on borrowings                                              95,248    90,151    88,836
- ----------------------------------------------------------------------------------------------
   Total interest expense                                          288,492   273,330   297,449
   -------------------------------------------------------------------------------------------
      Net interest income                                          319,198   279,152   261,196
Provision for credit losses                                         15,212    10,802    35,118
- ----------------------------------------------------------------------------------------------
   Net interest income after provision for credit losses           303,986   268,350   226,078
   -------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
Fee and service charge revenues                                     89,712    83,744    80,157
Data processing revenue                                             10,568     8,988     8,120
Commissions on sales of annuities                                    8,557    11,310    10,054
Title insurance revenues                                            11,509    10,274    15,229
Gain on sale of loans held for sale, net                             3,735     2,124    10,059
Loss on sale of mortgage-backed securities, net                    (21,037)      --         --
Gain (loss) on sale of securities available for sale, net             (190)      981    10,182
Gain on sale of loan servicing, net                                  1,535     2,353       137
Gain on sale of branches, net                                        1,103        --        --
Other                                                                7,284     5,445     5,067
- ----------------------------------------------------------------------------------------------
   Total non-interest income                                       112,776   125,219   139,005
   -------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
Compensation and employee benefits                                 139,548   129,794   116,374
Occupancy and equipment, net                                        50,554    48,217    46,133
Advertising and promotions                                          16,651    14,119    13,175
Federal deposit insurance premiums and assessments                  13,540    14,779    13,968
Amortization of goodwill and other intangibles                       3,163     3,282     2,981
Provision for real estate losses                                     1,804     4,022    10,308
Merger-related expenses                                             21,733        --     5,494
Cancellation cost on early termination of interest-rate
  exchange contracts                                                 4,423        --        --
Other                                                               65,917    62,771    64,525
- ----------------------------------------------------------------------------------------------
   Total non-interest expense                                      317,333   276,984   272,958
   -------------------------------------------------------------------------------------------
      Income before income tax expense and extraordinary items      99,429   116,585    92,125
Income tax expense                                                  37,778    46,402    36,797
- ----------------------------------------------------------------------------------------------
      Income before extraordinary items                             61,651    70,183    55,328
EXTRAORDINARY ITEMS:
Penalties on early repayment of subordinated capital notes,
  net of tax benefit of $100                                            --        --      (157)
Penalties on early repayment of FHLB advances, net of
  tax benefit of $578                                                 (963)       --        --
- ----------------------------------------------------------------------------------------------
   Net income                                                       60,688    70,183    55,171
Dividends on preferred stock                                           678     2,710     2,769
- ----------------------------------------------------------------------------------------------
   Net income available to common shareholders                     $60,010  $ 67,473  $ 52,402
   -------------------------------------------------------------------------------------------
   -------------------------------------------------------------------------------------------
PER COMMON SHARE:
Income before extraordinary items                                 $   1.71  $   1.95  $   1.53
Extraordinary items                                                   (.03)       --        --
- ----------------------------------------------------------------------------------------------
Net income                                                        $   1.68  $   1.95  $   1.53
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------
Dividends declared                                                $ .59375  $   .50   $ .34375
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------
(IN THOUSANDS)                                                           1995           1994           1993
- -----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                        $    60,688     $   70,183     $   55,171
Adjustments to reconcile net income to net cash provided
 (used) by operating activities:
   Depreciation and amortization                                       18,165         17,884         16,316
   Amortization of goodwill and other intangibles                       3,163          3,282          2,981
   Amortization of fees, discounts and premiums                        (2,028)        (1,768)        (6,399)
   Proceeds from sales of loans held for sale                         652,964      1,065,818      2,039,372
   Principal collected on loans held for sale                          12,100          9,508         18,373
   Originations and purchases of loans held for sale                 (706,243)      (843,925)    (2,188,178)
   Net decrease in other assets and liabilities, and accrued interest   9,251          4,738         28,952
   Provisions for credit and real estate losses                        17,016         14,824         45,426
   (Gain) loss on sale of securities available for sale, net              190           (981)       (10,182)
   Loss on sale of mortgage-backed securities, net                     21,037             --             --
   Gain on sale of branches, net                                       (1,103)            --             --
   Gain on sale of loan servicing, net                                 (1,535)        (2,353)          (137)
   Penalties on early repayment of borrowings                           1,541             --            257
   Cancellation cost on early termination of interest-rate
     exchange contracts                                                 4,423             --             --
   Write-off of equipment                                              13,435             --             --
   Other, net                                                          (5,673)         2,694         (3,312)
   --------------------------------------------------------------------------------------------------------
     Total adjustments                                                 36,703        269,721        (56,531)
     ------------------------------------------------------------------------------------------------------
        Net cash provided (used) by operating activities               97,391        339,904         (1,360)
        ---------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of mortgage-backed securities                     211,117             --             --
Principal collected on mortgage-backed securities                     180,112        408,988        605,244
Purchases of mortgage-backed securities                                    --       (544,447)      (573,025)
Principal collected on loans                                        1,392,384      1,220,688      1,318,222
Loan originations                                                  (1,583,915)    (1,727,471)    (1,552,104)
Net (increase) decrease in interest-bearing deposits with banks       193,218       (183,238)       116,218
Proceeds from sales of securities available for sale                   90,218        177,996        282,361
Proceeds from maturities of securities available for sale             128,167        713,876         48,900
Purchases of securities available for sale                            (45,805)      (651,039)            --
Proceeds from maturities of U.S. Government and other
  marketable securities                                                    --            667      1,209,411
Purchases of U.S. Government and other marketable securities               --             --     (1,178,338)
Proceeds from redemption of FHLB stock                                 24,119         10,000          1,121
Purchases of term federal funds sold                                       --        (76,000)       (80,800)
Proceeds from maturities of term federal funds sold                        --         91,000        115,800
Net (increase) decrease in short-term federal funds sold                6,900         83,641        (39,500)
Proceeds from sales of real estate                                     19,043         28,233         56,378
Payments for acquisition and improvement of real estate                (3,003)        (2,291)        (3,591)
Proceeds from sales of loan servicing                                   1,750          2,807            137
Purchases of premises and equipment                                   (19,329)       (18,116)       (20,214)
Acquisitions of deposits, net of cash acquired                          5,752             --        154,257
Sale of deposits, net of cash paid                                    (57,007)            --             --
Other, net                                                              4,495          4,356         (7,184)
- -----------------------------------------------------------------------------------------------------------
   Net cash provided (used) by investing activities                   548,216       (460,350)       453,293
   --------------------------------------------------------------------------------------------------------

CONTINUED ON FOLLOWING PAGE.

42  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                           YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------
(IN THOUSANDS)                                                          1995           1994            1993
- -----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in deposits                                        $   (155,401)   $  (296,210)    $  (225,713)
Proceeds from securities sold under repurchase
  agreements and federal funds purchased                          10,473,013      4,804,505       4,199,674
Payments on securities sold under repurchase
  agreements and federal funds purchased                         (10,451,056)    (4,738,927)     (4,285,794)
Payments on subordinated debt                                        (34,500)            --         (38,193)
Proceeds from FHLB advances                                        1,839,390      2,060,663       1,328,291
Payments on FHLB advances                                         (2,302,007)    (1,651,492)     (1,411,518)
Payments for termination of interest-rate exchange contracts          (4,581)            --              --
Proceeds from other borrowings                                        65,285             --           5,000
Payments on collateralized obligations and other borrowings          (30,978)        (3,399)         (9,612)
Proceeds from exercise of stock warrants and stock options            15,309          4,032           2,081
Repurchases of common stock                                             (824)       (17,524)             --
Payments for redemption of preferred stock                           (27,100)            --              --
Other, net                                                           (22,804)       (15,260)        (12,774)
- -----------------------------------------------------------------------------------------------------------
   Net cash provided (used) by financing activities                 (636,254)       146,388        (448,558)
   --------------------------------------------------------------------------------------------------------
Net increase in cash and due from banks                                9,353         25,942           3,375
RCG cash flows for six months ended December 31, 1992                     --             --          13,807
Cash and due from banks at beginning of year                         224,266        198,324         181,142
- -----------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                          $    233,619    $   224,266     $   198,324
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
   Interest on deposits and borrowings                          $   291,724     $   274,815     $   297,879
   --------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------
   Income taxes                                                 $    23,806     $    43,250     $    30,926
   --------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Transfer of loans to real estate and other assets               $    28,015     $    49,727     $    54,051
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
Transfer of U.S. Government and other marketable
  securities to securities available for sale                   $        --     $    95,166     $    33,258
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
Transfer of mortgage-backed securities to securities
  available for sale                                            $ 1,187,394     $   294,611     $        --
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                             NUMBER OF
(DOLLARS IN THOUSANDS)                                            COMMON SHARES ISSUED   PREFERRED STOCK
- --------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992, as originally reported                          24,213,230              $ --
Adjustments for pooling-of-interests                                         7,555,480                27
- --------------------------------------------------------------------------------------------------------
Balance, December 31, 1992, as restated                                     31,768,710                27
RCG activity for six months ended December 31, 1992:
   Net income                                                                       --                --
   Dividends on common stock                                                        --                --
   Exercise of stock options                                                    86,152                --
   Payments on Employee Stock Ownership Plan debt                                   --                --
Pooled operations for year ended December 31, 1993:
    Net income                                                                      --                --
    Dividends on preferred stock                                               185,436                --
    Dividends on common stock                                                  639,940                --
    Issuance of shares of restricted stock                                      42,000                --
    Issuance of shares to Dividend Reinvestment Plan                            11,030                --
    Issuance of shares under Officers' Stock Performance
      Investment Plan                                                           59,922                --
    Repurchase and cancellation of shares                                         (928)               --
    Grant of shares of restricted stock to outside directors                    19,830                --
    Cancellation of shares of restricted stock                                  (1,000)               --
    Amortization of deferred compensation                                           --                --
    Exercise of stock options                                                  483,384                --
    Exercise of stock warrants                                                   2,628                --
    Payments on Loan to Executive Deferred Compensation Plan                        --                --
    Payments on Employee Stock Ownership Plan debt                                  --                --
- --------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                                                  33,297,104                27
Cumulative effect of change in accounting for securities
  available for sale at January 1, 1994, net of tax                                 --                --
Net income                                                                          --                --
Dividends on preferred stock                                                        --                --
Dividends on common stock                                                      348,822                --
Purchase of 1,070,000 shares to be held in treasury                                 --                --
Issuance of 378,400 shares of restricted stock, of which 366,400
  shares were from treasury                                                     12,000                --
Grant of 57,000 shares of restricted stock to outside directors
  from treasury                                                                     --                --
Issuance of 840 shares to employee benefit plans from treasury                      --                --
Issuance of shares to Dividend Reinvestment Plan                                 8,060                --
Issuance of shares under Officers' Stock Performance
  Investment Plan                                                               46,090                --
Cancellation of shares of restricted stock                                      (3,000)               --
Amortization of deferred compensation                                               --                --
Exercise of stock options                                                      218,222                --
Exercise of stock warrants                                                     245,048                --
Payments on Loan to Executive Deferred Compensation Plan                            --                --
Payments on Employee Stock Ownership Plan debt                                      --                --
Change in unrealized gain (loss) on securities
  available for sale, net                                                           --                --
- --------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1994                                                   34,172,346                27
Net income                                                                          --                --
Dividends on preferred stock                                                        --                --
Dividends on common stock                                                           --                --
Purchase of 32,400 shares to be held in treasury                                    --                --
Issuance of 308,400 shares of restricted stock, of
  which 304,400 shares were from treasury                                        4,000                --
Grant of 45,000 shares of restricted stock to outside directors                     --                --
Issuance of 373,760 shares from treasury to effect merger with
  Great Lakes                                                                 (373,760)               --
Issuance of shares to Dividend Reinvestment Plan                                   600                --
Redemption of preferred stock                                                       --               (27)
Repurchase and cancellation of shares                                           (2,676)               --
Cancellation of shares of restricted stock                                      (9,089)               --
Amortization of deferred compensation                                               --                --
Exercise of stock options                                                      392,012                --
Exercise of stock warrants                                                   1,265,280                --
Issuance of common stock on conversion of convertible debentures               155,818                --
Payments on Loan to Executive Deferred Compensation Plan                            --                --
Payments on Employee Stock Ownership Plan debt                                      --                --
Change in unrealized gain (loss) on securities available for
  sale, net                                                                         --                --
- --------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                                                  35,604,531              $ --
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

44  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                                 LOAN TO   UNREALIZED
                                                                               EXECUTIVE         GAIN
                                                         UNAMOR-                DEFERRED    (LOSS) ON
                                                          TIZED                   COMPEN-  SECURITIES
                                          ADDITIONAL   DEFERRED                   SATION    AVAILABLE
                                 COMMON      PAID-IN     COMPEN-   RETAINED     PLAN AND    FOR SALE,     TREASURY
(DOLLARS IN THOUSANDS)            STOCK      CAPITAL     SATION    EARNINGS    ESOP DEBT          NET       STOCK        TOTAL
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992,
  as originally reported           $242     $146,769   $ (1,159)   $116,569      $  (636)      $   --      $   --     $261,785
Adjustments for pooling-
  of-interests                       76       76,047         --      41,960       (4,400)          --          --      113,710
- ------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992,
  as restated                       318      222,816     (1,159)    158,529       (5,036)          --          --      375,495
RCG activity for six months
  ended December 31, 1992:
    Net income                       --           --         --         946           --           --          --          946
    Dividends on common stock        --           --         --        (525)          --           --          --         (525)
    Exercise of stock options         1          222         --          --           --           --          --          223
    Payments on Employee Stock
      Ownership Plan debt            --           --         --          --           32           --          --           32
Pooled operations for year
  ended December 31, 1993:
Net income                           --           --         --      55,171           --           --          --       55,171
Dividends on preferred stock          2        2,088         --      (2,769)          --           --          --         (679)
Dividends on common stock             6        8,056         --     (16,521)          --           --          --       (8,459)
Issuance of shares of
  restricted stock                   --          689       (689)         --           --           --          --           --
Issuance of shares to
  Dividend Reinvestment Plan         --          129         --          --           --           --          --          129
Issuance of shares under
  Officers' Stock Performance
  Investment Plan                     1          971       (322)         --           --           --          --          650
Repurchase and cancellation
  of shares                          --          (15)        --          --           --           --          --          (15)
Grant of shares of restricted
  stock to outside directors         --          188       (237)         --           --           --          --          (49)
Cancellation of shares of
  restricted stock                   --           (9)        (2)         --           --           --          --          (11)
Amortization of deferred
  compensation                       --           --      1,137          --           --           --          --        1,137
Exercise of stock options             5        3,231         --          --           --           --          --        3,236
Exercise of stock warrants           --           28         --          --           --           --          --           28
Payments on Loan to Executive
  Deferred Compensation Plan         --           --         --          --          253           --          --          253
Payments on Employee Stock
  Ownership Plan debt                --           --         --          --          503           --          --          503
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993          333      238,394     (1,272)    194,831       (4,248)          --          --      428,065
Cumulative effect of change
  in accounting for
  securities available for
  sale at January 1, 1994,
  net of tax                         --           --         --          --           --        3,276          --        3,276
Net income                           --           --         --      70,183           --           --          --       70,183
Dividends on preferred stock         --           --         --      (2,710)          --           --          --       (2,710)
Dividends on common stock             4        5,264         --     (17,525)          --           --          --      (12,257)
Purchase of 1,070,000 shares
  to be held in treasury             --           --         --          --           --           --     (17,524)     (17,524)
Issuance of 378,400 shares
  of restricted stock, of
  which 366,400 shares were
  from treasury                      --        2,007     (7,541)         --           --           --       5,550           16
Grant of 57,000 shares of
  restricted stock to
  outside directors from
  treasury                           --          117     (1,065)         --           --           --         948           --
Issuance of 840 shares to
  employee benefit plans
  from treasury                      --            4         --          --           --           --          14           18
Issuance of shares to
  Dividend Reinvestment Plan         --          122         --          --           --           --          --          122
Issuance of shares under
  Officers' Stock Performance
  Investment Plan                     1          704         --          --           --           --          --          705
Cancellation of shares of
  restricted stock                   --          (56)        40          --           --           --          --          (16)
Amortization of deferred
  compensation                       --           --      2,852          --           --           --          --        2,852
Exercise of stock options             2        2,131         --          --           --           --          --        2,133
Exercise of stock warrants            2        2,487         --          --           --           --          --        2,489
Payments on Loan to Executive
  Deferred Compensation Plan         --           --         --          --          153           --          --          153
Payments on Employee Stock
  Ownership Plan debt                --           --         --          --        2,400           --          --        2,400
Change in unrealized gain
  (loss) on securities
  available for sale, net            --           --         --          --           --       (4,436)         --       (4,436)
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1994           342      251,174     (6,986)    244,779       (1,695)      (1,160)    (11,012)     475,469
Net income                           --           --         --      60,688           --           --          --       60,688
Dividends on preferred stock         --           --         --        (678)          --           --          --         (678)
Dividends on common stock            --           --         --     (20,968)          --           --          --      (20,968)
Purchase of 32,400 shares to
  be held in treasury                --           --         --          --           --           --        (824)        (824)
Issuance of 308,400 shares
  of restricted stock, of
  which 304,400 shares were
  from treasury                      --        5,166    (10,628)         --           --           --       5,462           --
Grant of 45,000 shares of
  restricted stock to
  outside directors                  --          369     (1,431)         --           --           --          --       (1,062)
Issuance of 373,760 shares
  from treasury to effect
  merger with Great Lakes            (4)      (6,370)        --          --           --           --       6,374           --
Issuance of shares to
  Dividend Reinvestment Plan         --           11         --          --           --           --          --           11
Redemption of preferred stock        --      (27,073)        --          --           --           --          --      (27,100)
Repurchase and cancellation
  of shares                          --          (52)        --          --           --           --          --          (52)
Cancellation of shares of
  restricted stock                   --         (175)       175          --           --           --          --           --
Amortization of deferred
  compensation                       --           --      7,675          --           --           --          --        7,675
Exercise of stock options             4        4,700         --          --           --           --          --        4,704
Exercise of stock warrants           12       12,718         --          --           --           --          --       12,730
Issuance of common stock on
  conversion of convertible
  debentures                          2        2,654         --          --           --           --          --        2,656
Payments on Loan to Executive
  Deferred Compensation Plan         --           --         --          --           64           --          --           64
Payments on Employee Stock
  Ownership Plan debt                --           --         --          --        1,500           --          --        1,500
Change in unrealized gain
  (loss) on securities
  available for sale, net            --           --         --          --           --       12,862          --       12,862
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995         $356     $243,122   $(11,195)   $283,821      $  (131)     $11,702      $   --     $527,675
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation ("TCF" or the "Company") is a holding company engaged primarily in retail community banking and consumer finance lending through its wholly owned subsidiaries, TCF Bank Minnesota fsb ("TCF Minnesota") and Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"). TCF Bank Illinois fsb ("TCF Illinois") and TCF Bank Wisconsin fsb ("TCF Wisconsin") are wholly owned subsidiaries of TCF Minnesota. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation. For consolidated statements of cash flows purposes, cash and cash equivalents include cash and due from banks.

CHANGE IN METHOD OF ACCOUNTING FOR MORTGAGE SERVICING RIGHTS -- In May 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Servicing Rights." Under the provisions of SFAS No. 122, entities are required to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. An entity that either purchases or originates mortgage loans and subsequently sells or securitizes the mortgage loans and retains the mortgage servicing rights is required to allocate the total cost of the mortgage loans to the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights) based on their relative fair values. SFAS No. 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. TCF adopted SFAS No. 122 on a prospective basis effective April 1, 1995 and capitalized $4.1 million of originated mortgage servicing rights, net of amortization, in 1995. In accordance with SFAS No. 122, prior period financial statements have not been restated to reflect the change in accounting method.

CHANGE IN METHOD OF ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN -- Effective January 1, 1995, TCF adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114 requires that impaired loans be measured at the present value of expected future cash flows discounted at the loan's initial effective interest rate. The fair value of the collateral of an impaired collateral-dependent loan or an observable market price, if one exists, may be used as an alternative to discounting. If the measure of the impaired loan is less than the recorded investment in the loan, impairment is to be recognized through the allowance for loan losses. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans and to clarify disclosure requirements. The adoption of SFAS No. 114 and SFAS No. 118 did not impact TCF's results of operations for 1995 or any prior period. In accordance with SFAS No. 114 and SFAS No. 118, prior period financial statements have not been restated to reflect the change in accounting method.


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

     The allowance for loan losses is maintained at a level believed to be adequate by management to provide for estimated loan losses. Management's judgment as to the adequacy of the allowance is a result of ongoing review of larger individual loans, the overall risk characteristics of the portfolio, changes in the character or size of the portfolio, the levels of non-performing assets, net charge-offs, geographic location and prevailing economic conditions. The allowance for loan losses is established for known or anticipated problem loans, as well as for loans which are not currently known to require specific allowances.


46  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

Loans are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties, and it is possible that ultimate losses may vary from current estimates. These estimates are reviewed periodically and adjustments, if necessary, are reported in the provision for credit losses in the periods in which they become known.

     Interest income is accrued on loan balances outstanding. Loans, including those that are considered to be impaired under the criteria established by SFAS No. 114 and SFAS No. 118, are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is more than 90 days past due, unless the loan is adequately secured and in the process of collection. When a loan is placed on non-accrual status, unless collection of all principal and interest is considered to be assured, uncollected interest accrued in prior years is charged off against the allowance for loan losses. Interest accrued in the current year is reversed. Interest payments received on non-accrual loans are generally applied to principal unless the remaining loan principal balance has been determined to be fully collectible.

     Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans are recognized at trade dates.

PREMISES AND EQUIPMENT -- Premises and equipment are carried at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives.

REAL ESTATE -- Real estate in judgment, real estate acquired through foreclosure and in-substance foreclosures are recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to real estate. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized through the allowance for real estate losses. In-substance foreclosures consist of loans for which TCF has taken possession of the collateral although formal foreclosure proceedings have not taken place.

     Real estate held for development is carried at the lower of cost or net realizable value. Properties under development are subject to capitalization of interest during the development period. No interest was capitalized during the three years ended December 31, 1995.

     The allowance for real estate losses is based on management's periodic analysis of real estate holdings and is maintained at a level believed to be adequate by management to provide for estimated real estate losses. In this analysis, management considers factors including, but not limited to, general economic and market conditions, geographic location, composition and appraisals of the real estate holdings and property conditions. The allowance for real estate losses is established to reduce the carrying value of real estate to fair value less disposition costs. The adequacy of the allowance for real estate losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of real estate and evaluations of performance and status. Such estimates, appraisals and evaluations may be subject to frequent adjustments due to changing economic prospects of borrowers or properties and it is possible that ultimate losses may vary from current estimates. These estimates are reviewed periodically and adjustments, if necessary, are reported in the provision for real estate losses in the periods in which they become known.

MORTGAGE SERVICING RIGHTS -- Mortgage servicing rights are acquired by purchasing or originating mortgage loans and selling those loans with servicing rights retained, or by purchasing the servicing rights separately. The cost of mortgage loans purchased or originated is allocated to mortgage servicing rights and mortgage loans (without the mortgage servicing rights) based on their relative fair values. The costs allocated to mortgage servicing rights are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. Any impairment is recognized through a valuation allowance.

INVESTMENTS IN AND ADVANCES TO JOINT VENTURES -- TCF participates in joint ventures that are engaged in the leasing of personal property, the origination of residential real estate loans, and real estate activities that are not permissible for national banks. These investments are accounted for using the equity method of accounting. In addition, TCF has a 3% participation in a joint venture that underwrites credit life insurance policies. This investment is accounted for using the cost method of accounting.

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

ADVERTISING AND PROMOTIONS -- Expenditures for advertising costs are expensed as incurred.

FINANCIAL INSTRUMENTS -- Premiums, discounts and fees associated with interest-rate exchange contracts and interest-rate cap agreements are accreted into income or amortized to expense on a straight-line basis over the lives of the contracts. The net interest received or paid on these contracts is reflected in the interest expense related to the hedged obligations. For interest-rate exchange contracts that have been modified, interest income or expense is recorded at the original contract rate until the original maturity. Gains and losses resulting from the cancellation of interest-rate exchange contracts are deferred and amortized over the remaining contractual lives, or are recognized in the current period if the related asset or liability positions are closed.

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

EARNINGS PER COMMON SHARE -- The weighted average number of common and common equivalent shares outstanding used to compute earnings per common share were 35,685,968, 34,526,602 and 34,149,928 for the years ended December 31, 1995,
1994 and 1993, respectively. The number of shares and per-share amounts have been restated giving retroactive recognition to TCF's November 30, 1995 two-for-one stock split. See Note 15 for additional information concerning the stock split.

(2)  BUSINESS COMBINATIONS AND ACQUISITIONS

GREAT LAKES BANCORP, A FEDERAL SAVINGS BANK -- On February 8, 1995, TCF completed its acquisition of Great Lakes, a Michigan-based savings bank with $2.8 billion in assets, $1.6 billion in deposits, 39 offices in Michigan and five offices in western Ohio. In connection with the acquisition, TCF issued approximately 9.7 million shares of its common stock for all of the outstanding common shares of Great Lakes. In addition, each outstanding share of Great Lakes preferred stock was exchanged for one share of TCF preferred stock with substantially identical terms. TCF also assumed the obligation to issue common stock upon the exercise or conversion of the outstanding warrants to purchase Great Lakes common stock, the outstanding employee and director options to purchase Great Lakes common stock, and the outstanding 7 1/4% Convertible Subordinated Debentures due 2011 of Great Lakes. In connection with the acquisition, an after-tax merger-related charge of $32.8 million was incurred during the 1995 first quarter.

     The following table summarizes the major components of the merger-related charges, which were previously disclosed in TCF's prospectus relating to the acquisition:


(IN THOUSANDS)
- -----------------------------------------------------------------------------
Loss on sale of securities available for sale                         $   310
Loss on sale of mortgage-backed securities                             21,037
Loss on prepayment of FHLB advances                                     1,541(1)
Interest-rate exchange contract termination costs                       4,423
Provision for credit losses                                             5,000
Merger-related expenses:
   Equipment charges                                                   13,933
   Severance and employee benefits                                      4,721
   Professional fees                                                    2,215
   Other                                                                  864
   --------------------------------------------------------------------------
     Total merger-related expenses                                     21,733
     ------------------------------------------------------------------------
          Total pretax merger-related charges                         $54,044
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

(1)  REFLECTED IN THE CONSOLIDATED STATEMENTS OF OPERATIONS AS AN
     EXTRAORDINARY ITEM, NET OF TAX BENEFIT OF $578.

     During 1995, Great Lakes sold $232.2 million of collateralized mortgage obligations from its held-to-maturity portfolio at a pretax loss of $21 million. In addition, Great Lakes sold $17.3 million of securities available for sale at a pretax loss of $310,000. The combined weighted average yield on the assets sold was 6.30%. The collateralized mortgage obligations and securities available for sale were sold in order to reduce Great Lakes' interest-rate and credit risk to levels consistent with TCF's existing interest-rate risk position and credit risk policy. In addition to these asset sales, Great Lakes prepaid Federal Home Loan Bank ("FHLB") advances, paid down wholesale borrowings and terminated interest-rate exchange contracts during 1995. Great Lakes prepaid $112.3 million of FHLB advances at a pretax loss of $1.5 million. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item in the Consolidated Statements of Operations. The FHLB advances had a weighted average cost of 9.03% and a weighted average life of one year. Interest-rate exchange contracts with notional principal amounts totaling $544.5 million were terminated by Great Lakes at a pretax loss of $4.4 million. These actions were taken in order to reduce Great Lakes' level of higher-cost wholesale borrowings and to reduce interest-rate risk.

     Great Lakes recorded $5 million in provisions for credit losses in 1995 to conform its credit loss reserve practices and methods to those of TCF and to allow for the accelerated disposition of its remaining problem assets.

     In connection with its acquisition of Great Lakes, TCF committed to restructure certain existing business activities of Great Lakes and to integrate Great Lakes' data processing system into TCF's. These actions were also designed to reduce staff by consolidating certain functions such as data processing, investments and certain other back office operations. Subsequent to its merger with TCF, Great Lakes recognized a pretax charge of $21.7 million for these restructuring and merger-related expenses.

48  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     As a result of the acquisition, Great Lakes merged into TCF's existing Michigan-based wholly owned savings bank subsidiary, TCF Bank Michigan fsb ("TCF Michigan"). The resulting savings bank is operated as a direct subsidiary of TCF and retained the Great Lakes name and headquarters in Ann Arbor, Michigan. The resulting savings bank operates 54 offices in Michigan and five offices in western Ohio.

     The consolidated financial statements of TCF give effect to the acquisition, which has been accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of Great Lakes for all periods presented, except for dividends declared per share. There were no material intercompany transactions prior to the acquisition.

     The significant accounting and reporting policies of TCF and Great Lakes differed in certain respects. As required in a pooling-of-interests combination, the restated consolidated financial statements for periods prior to the combination reflect certain adjustments to conform Great Lakes' accounting methods to those of TCF. These adjustments retroactively restate, for all periods presented, Great Lakes' method of adoption of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," to conform to TCF's method of adoption of these same statements.

     Great Lakes originally adopted SFAS No. 72 effective on January 1, 1993, giving retroactive effect to business combinations that were initiated or completed subsequent to September 30, 1982. Great Lakes' historical results for 1993 included a cumulative effect of change in accounting principle related to the adoption of SFAS No. 72. TCF adopted SFAS No. 72 in 1983 on a prospective basis for business combinations initiated or completed after September 30, 1982. Great Lakes originally adopted SFAS No. 109 on January 1, 1992 on a prospective basis. Great Lakes' historical results for 1992 included a cumulative effect of change in accounting principle related to the adoption of SFAS NO. 109. TCF adopted SFAS No. 109 during 1992 and, as permitted, applied the provisions retroactively to January 1, 1981. TCF's results of operations and related financial statements for periods since January 1, 1981 were restated as a result. The adjustments to conform Great Lakes' method of adoption of SFAS No. 72 and SFAS No. 109 to those of TCF increased net income for the year ended December 31, 1993 by $45.4 million. Great Lakes adopted SFAS No. 115 effective December 31, 1993 on a prospective basis whereas TCF adopted SFAS No. 115 effective January 1, 1994 on a prospective basis. The adjustments to conform Great Lakes' method of adoption of SFAS No. 115 to that of TCF decreased stockholders' equity at December 31, 1993 by $1.9 million.

     Certain operating financial data previously reported by TCF and Great Lakes on a separate basis and the combined amounts are summarized as follows:


                                                       YEAR ENDED DECEMBER 31,
                                                      ------------------------
(IN THOUSANDS, EXCEPT PER-SHARE DATA)                     1994            1993
- ------------------------------------------------------------------------------
Interest income:
   TCF                                                $357,641        $357,601
   Great Lakes                                         194,841         201,044
   ---------------------------------------------------------------------------
      Combined                                        $552,482        $558,645
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
Net interest income:
   TCF                                                $205,129        $184,424
   Great Lakes                                          74,023          76,772
   ---------------------------------------------------------------------------
      Combined                                        $279,152        $261,196
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
Non-interest income:
   TCF                                                $117,294        $119,615
   Great Lakes                                           7,925          19,390
   ---------------------------------------------------------------------------
      Combined                                        $125,219        $139,005
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
Non-interest expense:
   TCF                                                $213,634        $213,152
   Great Lakes                                          63,350          64,283
   Adjustments to conform accounting methods                --          (4,477)
- ------------------------------------------------------------------------------
      Combined                                        $276,984        $272,958
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
Net income (loss):
   TCF                                                $ 57,363        $ 37,971
   Great Lakes                                          12,820         (28,200)
   Adjustments to conform accounting methods                --          45,400
   ---------------------------------------------------------------------------
      Combined                                        $ 70,183        $ 55,171
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
Net income (loss) per common share:
   TCF                                                $   2.32        $   1.52
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
   Great Lakes                                        $   1.50        $  (4.90)
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
      Combined                                        $   1.95        $   1.53
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

REPUBLIC CAPITAL GROUP, INC. -- On April 21, 1993, TCF issued approximately
4.4 million shares of its common stock for all of the outstanding common stock of Republic Capital Group, Inc. ("RCG"), a Milwaukee-based thrift holding company with approximately $1 billion in assets. As a result of the merger, TCF acquired RCG's two wholly owned subsidiaries, Republic Capital Bank, F.S.B. (now TCF Wisconsin), and Peerless Federal Savings Bank (now TCF Illinois). Both TCF Wisconsin and TCF Illinois are wholly owned subsidiaries of TCF Minnesota. Subsequent to the merger, TCF Minnesota's Illinois Division was merged into TCF Illinois. The consolidated financial statements of TCF give effect to the merger, which has been accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of RCG for all periods presented, except for dividends declared per share. Prior to the merger, RCG's fiscal year ended June 30. RCG's results of operations for the six months ended December 31, 1992 are reflected as an adjustment to stockholders' equity as of January 1, 1993 to adjust for the effect of excluding RCG's results of operations for the six months ended December 31, 1992 from the Consolidated Statements of Operations and Consolidated Statements of Cash Flows.

ACQUISITIONS ACCOUNTED FOR AS PURCHASES -- On August 27, 1993, TCF Michigan, a newly formed subsidiary of TCF Minnesota, acquired from the Resolution Trust Corporation ("RTC") $220.8 million of insured deposits and 15 branch offices of First Federal Savings and Loan Association, Pontiac, Michigan, for which TCF Michigan received approximately $129.1 million in cash and $79.6 million in short-term investments. TCF has accounted for this acquisition using the purchase method of accounting. TCF Michigan paid the RTC a premium of approximately $14.6 million which has been classified as deposit base intangibles in the accompanying Consolidated Statements of Financial Condition. As previously described, Great Lakes was merged into TCF Michigan on February 8, 1995. The resulting savings bank is operated as a direct subsidiary of TCF and retained the Great Lakes name.

     The amortization and accretion of discounts, premiums, goodwill and deposit base intangibles related to TCF's acquisition of certain associations and deposits which were accounted for as purchases decreased TCF's income before taxes and extraordinary items by $2.2 million and $1.3 million for 1995 and 1994, respectively, and increased TCF's income before taxes and extraordinary items by $228,000 for 1993. The unamortized discount related to acquired loans was $3.1 million and $4 million at December 31, 1995 and 1994, respectively.

(3)  INVESTMENTS

Investments consist of the following:

                                                                                AT DECEMBER 31,
                                         ----------------------------------------------------------------------------------------
                                                           1995                                          1994
                                         --------------------------------------------  ------------------------------------------
                                                          GROSS       GROSS                           GROSS      GROSS
                                           CARRYING  UNREALIZED  UNREALIZED     FAIR   CARRYING  UNREALIZED  UNREALIZED      FAIR
(DOLLARS IN THOUSANDS)                        VALUE       GAINS      LOSSES    VALUE      VALUE       GAINS      LOSSES     VALUE
- ---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks        $   533        $ --       $ --   $   533   $193,751       $ --        $ --   $193,751
Federal funds sold                               --          --         --        --      6,900         --          --      6,900
U.S. Government and other marketable
 securities held to maturity:
    U.S. Government and agency obligations       50          --         --        50         50         --          (2)        48
    Commercial paper                          3,666          --         --     3,666      3,478         --          --      3,478
    -----------------------------------------------------------------------------------------------------------------------------
                                              3,716          --         --     3,716      3,528         --          (2)     3,526
Federal Home Loan Bank stock, at cost        60,096          --         --    60,096     78,925         --          --     78,925
- ---------------------------------------------------------------------------------------------------------------------------------
                                            $64,345        $ --       $ --   $64,345   $283,104       $ --         $(2)  $283,102
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------
Weighted average yield                                     7.67%                                      6.36%
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------

     The carrying value and fair value of investments at December 31, 1995, by contractual maturity, are shown below:

                                                        CARRYING           FAIR
(IN THOUSANDS)                                             VALUE          VALUE
- -------------------------------------------------------------------------------
Due in one year or less                                 $ 4,249         $ 4,249
No stated maturity                                       60,096          60,096
- -------------------------------------------------------------------------------
                                                        $64,345         $64,345
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     Interest and dividend income on investments consist of the following:

                                                       YEAR ENDED DECEMBER 31,
                                                     --------------------------
(IN THOUSANDS)                                         1995      1994      1993
- -------------------------------------------------------------------------------
Interest-bearing deposits with banks                 $  426   $ 1,020   $ 1,038
Federal funds sold                                      506     3,670     2,449
U.S. Government and other marketable securities
  held to maturity                                      200       271     6,234
Federal Home Loan Bank stock                          4,814     5,515     6,516
- -------------------------------------------------------------------------------
                                                     $5,946   $10,476   $16,237
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     Accrued interest receivable on investments totaled $20,000 and $52,000 at December 31, 1995 and 1994, respectively.

     There were no sales of U.S. Government and other marketable securities held to maturity during 1995, 1994 or 1993.

50  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(4)  SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of the following:

                                                                       AT DECEMBER 31,
                                 ----------------------------------------------------------------------------------------------
                                                      1995                                            1994
                                 ------------------------------------------------  --------------------------------------------
                                                   GROSS       GROSS                               GROSS       GROSS
                                  AMORTIZED   UNREALIZED  UNREALIZED         FAIR  AMORTIZED  UNREALIZED  UNREALIZED       FAIR
(DOLLARS IN THOUSANDS)                 COST        GAINS      LOSSES        VALUE       COST       GAINS      LOSSES      VALUE
- -------------------------------------------------------------------------------------------------------------------------------

U.S. Government and other
  marketable securities:
    U.S. Government and
      agency obligations         $    1,001   $        4  $       --   $    1,005   $ 54,462        $  6     $  (170)  $ 54,298
   Corporate bonds                       --           --          --           --     15,202          --        (284)    14,918
   Commercial paper                      --           --          --           --     14,955          --        (112)    14,843
   Marketable equity securities           3           54          --           57          3          27          --         30
   ----------------------------------------------------------------------------------------------------------------------------
                                      1,004           58          --        1,062     84,622          33        (566)    84,089
- -------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
   FHLMC                            356,021        5,753      (1,143)     360,631     24,074          --        (695)    23,379
   FNMA                             643,572       13,105      (1,109)     655,568      4,632          --        (287)     4,345
   GNMA                             134,550        4,243         (70)     138,723      3,036          --         (34)     3,002
   Private issuer                    28,148           77      (1,322)      26,903     14,099          17        (145)    13,971
   Collateralized mortgage
    obligations                      18,945           --        (342)      18,603      9,611         128         (95)     9,644
   ----------------------------------------------------------------------------------------------------------------------------
                                  1,181,236       23,178      (3,986)   1,200,428     55,452         145      (1,256)    54,341
- -------------------------------------------------------------------------------------------------------------------------------
                                 $1,182,240      $23,236     $(3,986)  $1,201,490   $140,074        $178     $(1,822)  $138,430
- -------------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------------
Weighted average yield                              7.13%                                           6.58%
- -------------------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------------------

     The amortized cost and fair value of securities available for sale at December 31, 1995, by contractual maturity, are shown below:

                                                        AMORTIZED           FAIR
(IN THOUSANDS)                                               COST          VALUE
- --------------------------------------------------------------------------------
Due in one year or less                                $    1,001     $    1,005
Mortgage-backed securities                              1,181,236      1,200,428
Marketable equity securities                                    3             57
- --------------------------------------------------------------------------------
                                                       $1,182,240     $1,201,490
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Included in securities available for sale at December 31, 1995 are $63.7 million of first mortgage loans which TCF has pooled and formed FNMA mortgage-backed securities. TCF has retained the credit risk on these securities. Accrued interest receivable on securities available for sale was $7.8 million and $845,000 at December 31, 1995 and 1994, respectively.

     Proceeds from sales of securities available for sale totaled $90.2 million, $178 million and $282.4 million during 1995, 1994 and 1993,
respectively.   Gross gains of $400,000, $3.1 million and $11.5 million and gross losses of $590,000, $2.1 million and $1.4 million were recognized during 1995, 1994 and 1993, respectively.

(5)  LOANS HELD FOR SALE

Loans held for sale consist of the following:

                                                              AT DECEMBER 31,
                                                          ---------------------
(IN THOUSANDS)                                                1995         1994
- -------------------------------------------------------------------------------
Residential real estate                                   $ 80,089     $ 45,744
Education                                                  163,168      155,524
- -------------------------------------------------------------------------------
                                                           243,257      201,268
Less:
   Deferred loan costs, net                                   (564)        (489)
   Unearned discounts, net                                   1,408          246
   ----------------------------------------------------------------------------
                                                          $242,413     $201,511
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     Accrued interest receivable on loans held for sale was $8.3 million and $5.7 million at December 31, 1995 and 1994, respectively.

(6)  MORTGAGE-BACKED SECURITIES HELD TO MATURITY

Mortgage-backed securities held to maturity consist of the following:

                                                 AT DECEMBER 31,
                                 ----------------------------------------------
                                        1995                      1994
                                 ------------------     -----------------------
                                 CARRYING      FAIR     CARRYING           FAIR
(IN THOUSANDS)                      VALUE     VALUE        VALUE          VALUE
- -------------------------------------------------------------------------------
Mortgage-backed securities:
   FHLMC                           $  --      $  --     $  414,656   $  396,475
   FNMA                               --         --        734,437      699,995
   GNMA                               --         --        154,513      152,928
   Private issuer                     --         --         31,261       30,765
   ----------------------------------------------------------------------------
                                      --         --      1,334,867    1,280,163
- -------------------------------------------------------------------------------
Collateralized mortgage
 obligations:
   FHLMC/FNMA/GNMA                    --         --         84,347       75,007
   Private issuer                     --         --        177,409      157,436
   ----------------------------------------------------------------------------
                                      --         --        261,756      232,443
Net premiums                          --         --          4,577           --
- -------------------------------------------------------------------------------
                                   $  --      $  --     $1,601,200   $1,512,606
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     In November 1995, the FASB issued a Special Report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." In conjunction with the issuance of the Guide, the FASB provided entities with a one-time opportunity to reassess the classification of their held-to-maturity debt securities without calling into question the entities' intent to hold to maturity their remaining portfolio of such securities. During the 1995 fourth quarter, TCF reassessed the balance sheet classifications of its mortgage-backed securities. As a result, TCF reclassified its remaining $1.1 billion in mortgage-backed securities from "held to maturity" to "available for sale" effective December 31, 1995. This reclassification will allow increased future asset/liability management flexibility. Unrealized gains on securities available for sale, reported net of taxes as a separate component of stockholders' equity, increased by $12.8 million as a result of this reclassification. TCF has no current plans to dispose of these securities.

     Accrued interest receivable on mortgage-backed securities held to maturity totaled $10.2 million at December 31, 1994.

     As previously described in Note 2, Great Lakes sold $232.2 million of collateralized mortgage obligations from its held-to-maturity portfolio during 1995. Proceeds from the sale of the collateralized mortgage obligations totaled $211.1 million. Gross losses of $21 million and gross gains of $8,000 were recognized in 1995. Great Lakes also transferred $38.4 million of private issuer mortgage-backed securities and collateralized mortgage obligations from its held-to-maturity portfolio to its securities available-for-sale portfolio in 1995. The fair value of the private issuer mortgage-backed securities and collateralized mortgage obligations at the time of the transfer was $36.5 million. As a result of the transfers, a $1.2 million unrealized loss was recorded as a separate component of stockholders' equity, net of deferred taxes of $673,000. The sales and transfers are consistent with the strategy to reduce Great Lakes' interest-rate and credit risk to levels consistent with TCF's existing interest-rate risk position and credit risk policy.

     At December 31, 1994, TCF's mortgage-backed securities held-to-maturity portfolio had gross unrealized gains of $3.6 million and gross unrealized losses of $92.2 million. There were no sales of mortgage-backed securities held to maturity during 1994 or 1993.

(7)  LOANS

Loans consist of the following:

                                                         AT DECEMBER 31,
                                                   -------------------------
  (IN THOUSANDS)                                         1995           1994
- ----------------------------------------------------------------------------
Residential real estate                            $2,618,725     $2,662,707
- ----------------------------------------------------------------------------
Commercial real estate:
   Apartments                                         405,975        432,114
   Other permanent                                    504,861        526,773
   Construction and development                        59,927         38,745
   -------------------------------------------------------------------------
                                                      970,763        997,632
- ----------------------------------------------------------------------------
       Total real estate                            3,589,488      3,660,339
       ---------------------------------------------------------------------
Commercial business                                   167,663        190,975
- ----------------------------------------------------------------------------
Consumer:
   Home equity                                      1,112,996        994,472
   Automobile, marine and recreational vehicle        323,074        150,565
   Credit card                                         45,123         34,698
   Loans secured by deposits                           10,034          9,685
   Other secured                                       18,364         15,935
   Unsecured                                           83,848         94,103
   -------------------------------------------------------------------------
                                                    1,593,439      1,299,458
- ----------------------------------------------------------------------------
                                                    5,350,590      5,150,772
Less:
   Unearned discounts on loans purchased                3,126          4,103
   Deferred loan fees, net                              8,390         11,456
   Unearned discounts and finance charges, net         61,973         16,832
   -------------------------------------------------------------------------
                                                   $5,277,101     $5,118,381
- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

    Accrued interest receivable on loans was $33 million and $29.7 million at December 31, 1995 and 1994, respectively.

     At December 31, 1995, the recorded investment in loans that are considered to be impaired under the criteria established by SFAS No. 114 and SFAS No. 118 was $29.8 million. All of these loans were on non-accrual status. Included in this amount are $29.3 million of impaired loans for which the related allowance for credit losses is $5.8 million and $500,000 of impaired loans that, as a result of write-downs, do not have a specific allowance for credit losses. The average recorded investment in impaired loans during the year ended December 31, 1995 was $28 million. For the year ended December 31, 1995, TCF recognized interest income on impaired loans of $293,000, all of which was recognized using the cash basis method of income recognition.

52  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     At December 31, 1995, 1994 and 1993, loans on non-accrual status totaled $44.3 million, $33.8 million and $88.3 million, respectively. Had the loans performed in accordance with their original terms throughout 1995, TCF would have recorded gross interest income of $5.5 million for these loans.
Interest income of $1.9 million has been recorded on these loans for the year ended December 31, 1995.

     Included in loans at December 31, 1995 and 1994, are commercial real estate and commercial business loans aggregating $1.6 million and $4.3 million, respectively, with terms that have been modified in troubled debt restructurings. Had the loans performed in accordance with their original terms throughout 1995, TCF would have recorded gross interest income of $249,000 for these loans. Interest income of $136,000 has been recorded on these loans for the year ended December 31, 1995. There were no material commitments to lend additional funds to customers whose loans were classified as restructured or non-accrual at December 31, 1995.

     Included in commercial real estate loans at December 31, 1995 and 1994, are $49.9 million and $52.2 million, respectively, of loans to facilitate the sale of real estate accounted for by the installment method. The installment method of accounting was applied because the borrower's initial and continuing investment was not adequate for full accrual profit recognition.

     Included in loans at December 31, 1995 and 1994, are consumer finance loans totaling $374.4 million and $201 million, respectively. TCF is rapidly expanding its consumer finance operations and opened 24 new consumer finance offices in 1995, most of which were in areas outside its traditional market locations. As of December 31, 1995, TCF had 70 such offices in 16 states. The underwriting criteria for loans originated by TCF's consumer finance offices are generally less stringent than those historically adhered to by TCF and, as a result, these loans have a higher level of credit risk. TCF generally requires collateral for such loans consisting primarily of residential properties, automobiles, boats and recreational vehicles.

     At December 31, 1995, 1994 and 1993, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $4.5 billion, $4.4 billion and $4.1 billion, respectively. During 1995, 1994 and 1993, TCF sold servicing rights on $146.3 million, $169 million and $44 million of loans serviced for others at net gains of $1.5 million, $2.4 million and $137,000, respectively.

(8) ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES AND INDUSTRIAL REVENUE BOND RESERVES

Following is a summary of the allowances for loan and real estate losses and industrial revenue bond reserves:

                                                         INDUSTRIAL                     ALLOWANCE
                                           ALLOWANCE        REVENUE                      FOR REAL
                                            FOR LOAN           BOND                        ESTATE
(IN THOUSANDS)                                LOSSES       RESERVES          TOTAL         LOSSES          TOTAL
- ----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                   $47,834         $1,463        $49,297        $ 3,411       $ 52,708
   Adjustments for pooling-of-interests          (56)           225            169           (513)          (344)
   Provision for losses                       33,392          1,726         35,118         10,308         45,426
   Charge-offs                               (32,794)          (725)       (33,519)       (10,767)       (44,286)
   Recoveries                                  6,068              -          6,068            -            6,068
- ----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                    54,444          2,689         57,133          2,439         59,572
   Provision for losses                       10,802              -         10,802          4,022         14,824
   Charge-offs                               (15,994)             -        (15,994)        (3,885)       (19,879)
   Recoveries                                  7,091             70          7,161            -            7,161
- ----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                    56,343          2,759         59,102          2,576         61,678
   Provision for losses                       16,131           (919)        15,212          1,804         17,016
   Charge-offs                               (14,770)          (158)       (14,928)        (2,854)       (17,782)
   Recoveries                                  7,991            278          8,269            -            8,269
- ----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995                   $65,695         $1,960        $67,655        $ 1,526       $ 69,181
- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

     Prior to being acquired by TCF, RCG had entered into agreements guaranteeing certain industrial development and housing revenue bonds issued by municipalities to finance commercial and multi-family real estate owned by third parties. In the event a third-party borrower defaults on principal or interest payments on the bonds, TCF, as the acquiring entity, is required to either fund the amount in default or acquire the then outstanding bonds. TCF may foreclose on the underlying real estate to recover amounts in default. The balance of such financial guarantees totaled $13.5 million and $18.6 million at December 31, 1995 and 1994, respectively. The provision for credit losses on industrial revenue bond financial guarantees for the year ended December 31, 1995 reflects a reduction in the balance of the financial guarantees. Management has considered these guarantees in its review of the adequacy of the industrial revenue bond reserves, which are included in other liabilities in the Consolidated Statements of Financial Condition.

(9)  PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                  AT DECEMBER 31,
                                             ------------------------
(IN THOUSANDS)                                    1995           1994
- ---------------------------------------------------------------------
Land                                          $ 23,339       $ 22,799
Office buildings                                99,567         99,415
Leasehold improvements                          16,738         15,517
Furniture and equipment                         97,756        118,360
- ---------------------------------------------------------------------
                                               237,400        256,091
Less accumulated depreciation and
  amortization                                 116,637        119,933
- ---------------------------------------------------------------------
                                              $120,763       $136,158
- ---------------------------------------------------------------------
- ---------------------------------------------------------------------

     TCF leases certain premises and equipment under operating leases. Net lease expense was $13.6 million, $12.3 million and $12 million in 1995, 1994 and 1993, respectively.

     At December 31, 1995, the total annual minimum lease commitments for operating leases were as follows:


(IN THOUSANDS)
- -----------------------------------------------------------------------------
1996                                                                  $11,241
1997                                                                    9,437
1998                                                                    7,999
1999                                                                    5,946
2000                                                                    4,104
Thereafter                                                             10,758
- -----------------------------------------------------------------------------
                                                                      $49,485
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

(10) REAL ESTATE

Real estate is summarized as follows:

                                                               AT DECEMBER 31,
                                                            -------------------
(IN THOUSANDS)                                                 1995        1994
- -------------------------------------------------------------------------------
Real estate held for development                            $   713     $   625
In-substance foreclosures                                        --       1,570
Real estate in judgment, subject to redemption                8,313       4,410
Real estate acquired through foreclosure                     15,440      17,317
- -------------------------------------------------------------------------------
                                                            $24,466     $23,922
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

The net costs of operation of real estate are as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                   ----------------------------
(IN THOUSANDS)                                    1995         1994        1993
- -------------------------------------------------------------------------------
Gain on sales                                  $(2,311)     $(3,444)    $(1,482)
Provision for losses                             1,804        4,022      10,308
Net operations                                    (152)       1,843       3,029
- -------------------------------------------------------------------------------
                                               $  (659)     $ 2,421     $11,855
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(11) MORTGAGE SERVICING RIGHTS

Mortgage servicing rights are summarized as follows:

                                                    YEAR ENDED DECEMBER 31,
                                               --------------------------------
(IN THOUSANDS)                                       1995       1994       1993
- -------------------------------------------------------------------------------
Balance at beginning of year, net                 $12,247    $12,381    $15,180
   Adjustments for pooling-of-interests                --         --       (565)
   Mortgage servicing rights capitalized            7,904      3,516      5,026
   Amortization                                    (3,805)    (3,394)    (3,633)
   Sale of servicing                                  (60)      (256)        --
   Valuation adjustments due to
    accelerated prepayments                            --         --     (3,627)
   ----------------------------------------------------------------------------
Balance at end of year, net                       $16,286    $12,247    $12,381
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

The valuation allowance for mortgage servicing rights is summarized as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                 ------------------------------
(IN THOUSANDS)                                     1995        1994        1993
- -------------------------------------------------------------------------------
Balance at beginning of year                     $1,394      $2,451      $  857
   Provisions                                        --          --       3,627
   Charge-offs                                       --      (1,057)     (2,033)
   ----------------------------------------------------------------------------
Balance at end of year                           $1,394      $1,394      $2,451
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


54  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(12) DEPOSITS

Deposits are summarized as follows:

                                                                      AT DECEMBER 31,
                                     -------------------------------------------------------------------------------
                                                      1995                                       1994
                                     ------------------------------------       ------------------------------------
                                     WEIGHTED                                   WEIGHTED
                                      AVERAGE                        % OF        AVERAGE                        % OF
(DOLLARS IN THOUSANDS)                   RATE         AMOUNT        TOTAL           RATE         AMOUNT        TOTAL
- --------------------------------------------------------------------------------------------------------------------
Checking:
  Non-interest bearing                   0.00%    $  573,004         11.0%          0.00%    $  456,867          8.5%
  Interest bearing                       1.06        530,268         10.2           1.41        574,172         10.6
                                                  -----------------------                    -----------------------
                                          .51      1,103,272         21.2            .78      1,031,039         19.1
                                                  -----------------------                    -----------------------
Passbook and statement                   1.88        841,115         16.2           2.13        940,459         17.4
Money market                             3.12        616,667         11.9           3.26        646,732         12.0
Certificates:
  6 months and less                      5.05        335,247          6.5           3.96        252,464          4.7
  over 6 to 18 months                    5.59      1,195,206         23.0           4.71      1,087,011         20.1
  over 18 to 30 months                   5.43        364,573          7.0           4.60        394,828          7.3
  over 30 months                         5.90        559,084         10.8           6.08        764,616         14.2
  Negotiable rate                        5.50        176,388          3.4           5.38        282,569          5.2
                                                  -----------------------                    -----------------------
                                         5.56      2,630,498         50.7           5.07      2,781,488         51.5
                                                  -----------------------                    -----------------------
                                         3.60     $5,191,552        100.0%          3.53     $5,399,718        100.0%
                                                  -----------------------                    -----------------------
                                                  -----------------------                    -----------------------


   Certificates had the following remaining maturities:

                                                                  AT DECEMBER 31,
                                -------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                               1995                                       1994
                                -----------------------------------------   -----------------------------------------
                                                                WEIGHTED                                     WEIGHTED
                                NEGOTIABLE                       AVERAGE    NEGOTIABLE                        AVERAGE
MATURITY                              RATE     OTHER     TOTAL      RATE          RATE     OTHER     TOTAL       RATE
- ---------------------------------------------------------------------------------------------------------------------
0-3 months                          $141.0  $  617.4  $  758.4      5.45%       $203.2  $  498.0  $  701.2       4.74%
4-6 months                            26.7     474.8     501.5      5.50          25.4     542.4     567.8       4.84
7-12 months                            5.5     575.4     580.9      5.52          46.2     600.7     646.9       4.97
13-24 months                           1.3     472.5     473.8      5.62           4.5     432.5     437.0       5.47
25-36 months                           1.8     158.8     160.6      5.77           1.2     184.3     185.5       5.52
37-48 months                            .1      82.2      82.3      5.74           1.8     124.1     125.9       5.75
49-60 months                             -      26.5      26.5      5.64            .3      64.9      65.2       5.47
Over 60 months                           -      46.5      46.5      6.46             -      52.0      52.0       6.36
- --------------------------------------------------------------              ------------------------------
                                    $176.4  $2,454.1  $2,630.5      5.56        $282.6  $2,498.9  $2,781.5       5.07
- --------------------------------------------------------------              ------------------------------
- --------------------------------------------------------------              ------------------------------

Interest expense on deposits is summarized as follows:

                                                 YEAR ENDED DECEMBER 31,
                                         --------------------------------------
(IN THOUSANDS)                               1995           1994           1993
- -------------------------------------------------------------------------------
Checking                                 $  6,606       $  8,205       $  8,355
Passbook and statement                     18,507         19,292         23,079
Money market                               21,878         18,834         20,227
Certificates                              147,086        137,502        157,664
- -------------------------------------------------------------------------------
                                          194,077        183,833        209,325
Less early withdrawal penalties               833            654            712
- -------------------------------------------------------------------------------
                                         $193,244       $183,179       $208,613
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     Included in deposits at December 31, 1995 and 1994 are $3.4 million and $147.2 million, respectively, of brokered deposits acquired primarily as a result of the Great Lakes acquisition.

     Accrued interest on deposits totaled $10.3 million and $9.3 million at December 31, 1995 and 1994, respectively.

     Mortgage-backed securities aggregating $43.5 million were pledged as collateral to secure certain deposits at December 31, 1995.

     At December 31, 1995, TCF was required by Federal Reserve regulations to maintain reserve balances of approximately $90.4 million in cash on hand or at the Federal Reserve Bank.

(13) BORROWINGS

Borrowings consist of the following:

                                                                                     AT DECEMBER 31,
                                                                   -------------------------------------------------
                                                                            1995                       1994
                                                                   -----------------------    ----------------------
                                                                                  WEIGHTED                  WEIGHTED
                                                         YEAR OF                   AVERAGE                   AVERAGE
(DOLLARS IN THOUSANDS)                                  MATURITY       AMOUNT         RATE        AMOUNT        RATE
- --------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements            1995-1996   $  363,426         5.91%   $  429,469        5.78%
                                                            1997       75,000          6.12           --          --
- -----------------------------------------------------------------------------                 ----------
                                                                      438,426          5.94      429,469         5.78
- -----------------------------------------------------------------------------                 ----------
Federal Home Loan Bank advances                             1995           --            --      661,405         6.17
                                                            1996      589,339          5.79      386,900         6.15
                                                            1997       90,014          5.90       76,014         6.54
                                                            1998      128,000          5.76       73,000         5.80
                                                            1999       63,000          6.38      123,000         6.98
                                                            2000        8,074          7.24        8,074         7.34
                                                            2001       15,000          6.97       25,000         7.33
                                                            2008          160          6.15          345         6.27
                                                            2009           --            --          925         6.86
- -----------------------------------------------------------------------------                 ----------
                                                                      893,587          5.87    1,354,663         6.27
- -----------------------------------------------------------------------------                 ----------

Subordinated debt:
  Subordinated capital notes of TCF Financial Corporation   2002           --            --       34,500        10.00
  Senior subordinated debentures                            2006        6,248         18.00        6,248        18.00
  Convertible subordinated debentures                       2011        7,272          7.25        9,928         7.25
  ---------------------------------------------------------------------------                 ----------
                                                                       13,520         12.22       50,676        10.45
- -----------------------------------------------------------------------------                 ----------
Collateralized obligations:
  Collateralized notes                                      1997       37,500          6.19       37,500         6.81
  Less unamortized discount                                                59            --           90            -
  ---------------------------------------------------------------------------                 ----------
                                                                       37,441          6.20       37,410         6.83
  ---------------------------------------------------------------------------                 ----------
  Collateralized mortgage obligations                       2006           --            --          488         6.50
                                                            2008        2,627          6.50        3,000         6.50
                                                            2010        1,530          5.90        1,443         5.90
  ---------------------------------------------------------------------------                 ----------
                                                                        4,157          6.28        4,931         6.32
  Less unamortized discount                                               207            --          306           --
  ---------------------------------------------------------------------------                 ----------
                                                                        3,950          6.61        4,625         6.74
  ---------------------------------------------------------------------------                 ----------
                                                                       41,391          6.24       42,035         6.82
- -----------------------------------------------------------------------------                 ----------
Other borrowings:
  Federal funds purchased                              1995-1996       14,500          5.58        1,500         6.13
  Industrial development revenue bonds                      2015           --            --        3,125         4.65
  Bank line of credit                                       1996       40,000          6.53           --           --
  Bank loan                                                 1998           --            --        3,500         9.50
  Other                                                     1998           20          7.60           27         7.60
  ---------------------------------------------------------------------------                 ----------
                                                                       54,520          6.28        8,152         7.01
- -----------------------------------------------------------------------------                 ----------
                                                                   $1,441,444          5.98   $1,884,995         6.29
- -----------------------------------------------------------------------------                 ----------
- -----------------------------------------------------------------------------                 ----------


56 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     At December 31, 1995, borrowings with a maturity of one year or less consisted of the following:

                                                                       WEIGHTED
                                                                        AVERAGE
(DOLLARS IN THOUSANDS)                                    AMOUNT           RATE
- -------------------------------------------------------------------------------
Securities sold under repurchase agreements           $  363,426           5.91%
Federal Home Loan Bank advances                          589,339           5.79
Bank line of credit                                       40,000           6.53
Federal funds purchased                                   14,500           5.58
- ----------------------------------------------------------------
                                                      $1,007,265           5.86
- ----------------------------------------------------------------
- ----------------------------------------------------------------

     Accrued interest on borrowings totaled $4.6 million and $10.7 million at December 31, 1995 and 1994, respectively.

     At December 31, 1995, securities sold under repurchase agreements were collateralized by mortgage-backed securities and had the following maturities:

                             REPURCHASE BORROWING     COLLATERAL SECURITIES
                            ----------------------   -----------------------
                                       INTEREST      CARRYING         MARKET
(DOLLARS IN THOUSANDS)        AMOUNT       RATE      AMOUNT(1)      VALUE(1)
- ----------------------------------------------------------------------------
Maturity:
  January 1996              $363,426       5.91%      $373,293      $380,038
  May 1997                    25,000       6.38         25,654        25,821
  June 1997                   50,000       5.99         53,874        54,685
  ----------------------------------                 -----------------------
                            $438,426       5.94       $452,821      $460,544
- ------------------------------------                 -----------------------
- ------------------------------------                 -----------------------

(1) INCLUDES ACCRUED INTEREST.


     The securities underlying the repurchase agreements are book entry securities. During the period, book entry securities were delivered by appropriate entry into the counterparties' accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 1995, all of the securities sold under repurchase agreements provided for the repurchase of identical securities. Securities sold under repurchase agreements averaged $591.4 million and $444 million during 1995 and 1994, respectively, and the maximum amount outstanding at any month-end during 1995 and 1994 was $718.4 million and $778.5 million, respectively.

     As previously described in Note 2, Great Lakes prepaid $112.3 million of FHLB advances at a pretax loss of $1.5 million during 1995. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item in the Consolidated Statements of Operations.

     On November 30, 1995, TCF exercised its right of redemption on its $34.5 million of 10% Subordinated Capital Notes due 2002. The notes were redeemed at par plus accrued interest to the date of redemption. The funding for this redemption came from an increased bank line of credit.

     The $7.3 million of 7 1/4% Convertible Subordinated Debentures due 2011 was convertible into 426,761 shares of TCF common stock at December 31, 1995.
 The number of shares and the exercise price of the debentures are adjusted upon the occurrence of certain events, including changes in the capitalization associated with stock splits and stock dividends. The convertible subordinated debentures provide for annual sinking fund payments of $1.8 million commencing on March 1, 2001, intended to retire 50% of the principal amount prior to maturity. At December 31, 1995, the convertible subordinated debentures are callable at 100.25% of par. The call price decreases to 100% on March 1, 1996. The debentures are subordinated to all present and future senior indebtedness of TCF.

     The $6.2 million of 18% Senior Subordinated Debentures due 2006 are senior to the convertible subordinated debentures and will be redeemable at par beginning March 1, 1998.

     During 1993, Great Lakes redeemed its remaining $9.9 million balance of subordinated capital notes and recorded a $157,000 extraordinary loss, net of a $100,000 tax benefit, on the early repayment of the notes.

     At December 31, 1995, mortgage-backed securities collateralizing the collateralized mortgage obligations had a market value of $3.9 million. At December 31, 1995, loans collateralizing the collateralized notes had a carrying value of $66.4 million and a market value of $66.6 million.
Interest paid on the collateralized notes adjusts quarterly to .375% over the three-month London Interbank Offered Rate ("LIBOR"), subject to a maximum rate of 13.25%.

     The bank line of credit is unsecured and contains certain covenants common to such agreements with which TCF is in compliance. The interest rate on the line of credit is based on either the prime rate or 30-, 60- or 90-day LIBOR. TCF has the option to select the interest rate and term for the line of credit. The line of credit expires in October 1996. Proceeds from borrowings under the line of credit in 1995 were primarily used to redeem TCF's $34.5 million of 10% Subordinated Capital Notes due 2002.

     FHLB advances are collateralized by FHLB stock, residential real estate loans and mortgage-backed securities with an aggregate carrying value of approximately $1.4 billion at December 31, 1995.

     Interest expense on borrowings is summarized as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                -------------------------------
(IN THOUSANDS)                                     1995        1994        1993
- -------------------------------------------------------------------------------
FHLB advances                                   $50,729     $56,587     $55,453
Securities sold under repurchase
  agreements                                     35,753      25,107      23,952
Subordinated debt                                 4,986       5,603       6,732
Collateralized obligations                        2,880       2,442       2,256
Other borrowings                                    900         412         443
- -------------------------------------------------------------------------------
                                                $95,248     $90,151     $88,836
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(14) INCOME TAXES

Income tax expense (benefit) consists of:

(IN THOUSANDS)                            CURRENT       DEFERRED          TOTAL
- -------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995:
  FEDERAL                                 $29,381        $ 3,234        $32,615
  STATE                                     4,476            687          5,163
  -----------------------------------------------------------------------------
                                          $33,857        $ 3,921        $37,778
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Year ended December 31, 1994:
  Federal                                 $34,137        $ 3,036        $37,173
  State                                     9,670           (441)         9,229
  -----------------------------------------------------------------------------
                                          $43,807        $ 2,595        $46,402
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Year ended December 31, 1993:
  Federal                                 $29,715        $   621        $30,336
  State                                     6,466             (5)         6,461
  -----------------------------------------------------------------------------
                                          $36,181        $   616        $36,797
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


     Total income tax expense of $37.8 million, $46.4 million and $36.8 million for the years ended December 31, 1995, 1994 and 1993, respectively, did not include tax benefits specifically allocated to stockholders' equity. The tax benefit allocated to additional paid-in capital for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes totaled $2.1 million, $590,000 and $1.2 million for the years ended December 31, 1995, 1994 and 1993, respectively. No tax valuation allowance was required as of December 31, 1995 or 1994 since TCF paid taxes, which are available for carryback, in excess of its deferred tax assets.

     Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense and extraordinary items as a result of the following:

                                                  YEAR ENDED DECEMBER 31,
                                          -------------------------------------
(IN THOUSANDS)                                1995          1994           1993
- -------------------------------------------------------------------------------
Computed income tax expense                $34,800       $40,805        $32,244

Increase (reduction) in income tax
  expense resulting from:
    Merger-related expenses                    832            --            473
    ESOP dividend deduction                   (553)         (305)            --
    Amortization of goodwill                   648           418            664
    State income tax, net of
      federal income tax benefit             3,356         5,999          4,200
    Other, net                              (1,305)         (515)          (784)
    ---------------------------------------------------------------------------
                                           $37,778       $46,402        $36,797
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                            AT DECEMBER 31,
                                                       ------------------------
(IN THOUSANDS)                                              1995           1994
- -------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan and real estate losses              $19,577        $27,199
  Discounts on loans arising from acquisitions             1,111          1,564
  Pension and other compensation plans                     1,885             --
  Other                                                    2,465          4,499
  -----------------------------------------------------------------------------
    Total deferred tax assets                             25,038         33,262
    ---------------------------------------------------------------------------
Deferred tax liabilities:
  Adjustment for SFAS No. 115                              7,548             --
  FHLB stock                                               4,121          5,119
  Pension and other compensation plans                        --          1,452
  Loan basis differences                                   4,505          4,064
  Premises and equipment                                   3,463          7,285
  Loan fees and discounts                                  5,324          1,188
  Other                                                       --          2,124
 ------------------------------------------------------------------------------
    Total deferred tax liabilities                        24,961         21,232
    ---------------------------------------------------------------------------
      Net deferred tax assets                            $    77        $12,030
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


(15) STOCKHOLDERS' EQUITY

RESTRICTED RETAINED EARNINGS -- TCF Minnesota and Great Lakes may not declare or pay a dividend to TCF in excess of 100% of their annual net income plus the amount that would reduce by one-half their surplus capital ratio at the beginning of the calendar year without prior Office of Thrift Supervision approval. Additional limitations on dividends declared or paid on, or repurchases of, TCF Minnesota's and Great Lakes' capital stock are tied to the savings banks' level of compliance with their regulatory capital requirements.

     Retained earnings at December 31, 1995 includes approximately $100.9 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

     At December 31, 1995, TCF's savings bank subsidiaries, TCF Minnesota, Great Lakes, TCF Illinois and TCF Wisconsin, exceeded their fully phased-in capital requirements.

SHAREHOLDER RIGHTS PLAN -- TCF's preferred share purchase rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF's common stock. This triggering percentage may be reduced to no less than 10% by TCF's Board of Directors (the "Board") under certain circumstances. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $180 per share. In addition, upon the occurrence of certain events,

58 TCF FINANCIAL CORPORATION AND SUBSIDIARIES holders of the rights will be entitled to purchase either TCF's common stock or shares in an "acquiring entity" at half of the market value. The Board is generally entitled to redeem the rights at 1 cent per right at any time before they become exercisable. The rights will expire on June 9, 1999, if not previously redeemed or exercised.

STOCK SPLIT -- On October 16, 1995, the Board declared a two-for-one stock split in the form of a 100% common stock dividend payable November 30, 1995 to stockholders of record as of November 10, 1995. The stock split increased TCF's outstanding common shares from 17.8 million to 35.6 million shares. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the stock split. In addition, all references in the Consolidated Financial Statements and Notes thereto to number of shares, per-share amounts, stock option data and market prices of the Company's common stock have been restated giving retroactive recognition to the stock split.

TREASURY STOCK -- On December 19, 1995, the Board authorized the repurchase of up to 5% of TCF common stock, or approximately 1.8 million shares. TCF has 137,158 shares remaining unpurchased from its initial 5% stock repurchase program, authorized by the Board in January 1994, which the Company expects to repurchase before initiating the new program. The repurchased shares will be used primarily for employee benefit plans.

     TCF purchased 32,400 and 1,070,000 shares of stock under these plans during the years ended December 31, 1995 and 1994, respectively. During these periods, 304,400 and 424,240 shares were issued out of treasury stock for restricted stock grants and employee benefit plans. In addition, 373,760 shares were issued out of treasury stock to effect TCF's merger with Great Lakes.

PREFERRED STOCK -- On July 3, 1995, TCF exercised its right of redemption on its 2.7 million shares of preferred stock at $10 per share. The preferred stock carried an annual dividend rate of $1 per share, payable quarterly. During the first three quarters of 1993, shares of common stock were issued to preferred stockholders in lieu of cash dividends. Cash dividends were paid on preferred stock during the fourth quarter of 1993, each quarter of 1994 and the first quarter of 1995.

STOCK WARRANTS -- In connection with TCF's acquisition of Great Lakes, TCF assumed the obligation to issue common stock upon the exercise of the outstanding warrants to purchase Great Lakes common stock. The warrants to purchase common stock expired on July 1, 1995.

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

TCF is a party to financial instruments with off-balance-sheet risk in the normal course of business, primarily to meet the financing needs of its customers. These financial instruments, which are issued or held by TCF for purposes other than trading, include commitments to extend credit, standby letters of credit, financial guarantees written, forward mortgage loan sales commitments, interest-rate exchange contracts, interest-rate exchange contract options, interest-rate cap agreements and financial guarantees on certain loans sold with recourse and on other contingent obligations. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contract or notional amounts of those instruments reflect the extent of involvement TCF has in particular classes of financial instruments.

     TCF's exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit, standby letters of credit, financial guarantees written and financial guarantees on certain loans sold with recourse is represented by the contractual amount of the commitments. TCF uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For Veterans Administration ("VA") loans serviced with partial recourse, forward mortgage loan sales commitments, interest-rate exchange contracts, interest-rate exchange contract options and interest-rate cap agreements, the contract or notional amount exceeds TCF's exposure to credit loss. TCF controls the credit risk of forward mortgage loan sales commitments through credit approvals, credit limits and monitoring procedures.

     Unless noted otherwise, TCF does not require collateral or other security to support financial instruments with credit risk. The contract or notional amounts of these financial instruments are as follows:

                                                            AT DECEMBER 31,
                                                      -------------------------
(IN THOUSANDS)                                              1995           1994
- -------------------------------------------------------------------------------
Financial instruments whose contract amounts
  represent credit risk:
    Commitments to extend credit                      $1,109,949       $989,061
    Standby letters of credit                             26,796         23,134
    Financial guarantees written                          13,506         18,595
    Loans sold with recourse                              29,776         36,368
Financial instruments whose credit risk is
  less than the notional or contract amount:
    VA loans serviced with partial recourse              388,072        398,261
    Forward mortgage loan sales commitments              116,068         56,530
    Interest-rate exchange contracts                       5,000        539,500
    Interest-rate exchange contract options                    -         40,000
    Interest-rate cap agreements                          20,000         20,000

COMMITMENTS TO EXTEND CREDIT -- As part of its normal business operations, and in order to meet the ongoing credit needs of its customers, TCF has outstanding at any time a significant number of commitments to extend credit.
 Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. These commitments take the form of mortgage loan applications, approved loans, consumer credit line products and credit card limits. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. TCF evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by TCF upon extension of credit, is based on management's credit evaluation of the borrower. Collateral predominantly consists of residential and commercial real estate and personal property. Included in the total commitments to extend credit at December 31, 1995 were mortgage loan commitments and loans in process aggregating $750.8 million, including commercial and residential construction and development commitments totaling $65.2 million. Of the total mortgage loan commitments and loans in process at December 31, 1995, $225.1 million were for fixed-rate loans. Also included in the total commitments to extend credit were various consumer credit line products aggregating $628.6 million, of which $202.2 million were unsecured.

STANDBY LETTERS OF CREDIT -- Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit are primarily issued to support public and private borrowing arrangements including bond financing, and expire in various years through the year 2002. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in making commercial loans to customers. The amount of collateral TCF obtains to support standby letters of credit is based on management's credit evaluation of the borrower. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. TCF's commitments to the beneficiaries under its outstanding standby letters of credit at December 31, 1995 were collateralized by $30.1 million of TCF's mortgage-backed securities.

FINANCIAL GUARANTEES WRITTEN -- Financial guarantees written represent agreements whereby, for a fee, certain of TCF's mortgage-backed securities are pledged as collateral for Housing Revenue Bonds and Industrial Development Revenue Bonds which were issued by municipalities to finance commercial and multi-family real estate owned by third parties. In the event the third party borrowers default on principal or interest payments on the bonds, TCF is required to either pay the amount in default or acquire the then outstanding bonds. TCF may foreclose on the underlying real estate to recover amounts in default. At December 31, 1995, the financial guarantees totaled $13.5 million and mortgage-backed securities aggregating approximately $32.7 million were held by the trustees as collateral for these financial guarantees. Further, in order to protect TCF's ability to recover losses in the event of default by the third party borrowers, TCF may also be required to pay real estate taxes and other liabilities of the underlying collateral. The collateral agreements expire on various dates from 1996 through 2011.

LOANS SOLD WITH RECOURSE AND VA LOANS SERVICED WITH PARTIAL RECOURSE -- During the normal course of business, TCF may sell certain loans with limited recourse provisions. In addition, TCF services VA loans on which it must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. A significant portion of the loans is partially supported by government-sponsored insurance, private mortgage insurance or the VA partial guarantee, and all of the loans are collateralized by residential real estate.

FORWARD MORTGAGE LOAN SALES COMMITMENTS -- As part of its residential mortgage banking operation, TCF enters into forward mortgage loan sales commitments in order to manage the market exposure on its residential loans held for sale and its commitments to extend credit for residential loans. Because gains or losses to be realized on the sale of residential loans held for sale are dependent on interest rates, forward mortgage loan sales commitments are used to reduce the impact of changes in interest rates on TCF's mortgage banking operation. Forward mortgage loan sales commitments are contracts for the delivery of mortgage loans or pools of loans in which TCF agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from movements in mortgage loan values and interest rates. Included in the total at December 31, 1995 and 1994 were $16 million and $1 million, respectively, of standby forward mortgage loan sales commitments for which TCF has the option to deliver the mortgage loans. Also included in the total at December 31, 1994 were $2 million of standby forward mortgage loan sales commitments for which the third parties have the option to purchase the mortgage loans. Premiums paid for standby forward mortgage loan sales commitments are amortized to gain on sale of loans held for sale over the terms of the agreements. The fair value of the forward mortgage loan sales commitments is not recognized in the financial statements.

INTEREST-RATE CONTRACTS -- Prior to being acquired by TCF, Great Lakes entered into various interest-rate exchange contracts and interest-rate cap agreements in order to manage its interest-rate risk. The principal objective of Great Lakes' asset/liability management activities was to provide maximum levels of net interest income while maintaining acceptable levels of interest-rate and liquidity risk, and to facilitate the funding needs of Great Lakes.

60   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     An interest-rate exchange contract is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. Interest-rate cap agreements are option-like contracts that require the seller to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate, applied to a notional principal amount. Interest-rate exchange contracts are used to modify the repricing characteristics of interest-bearing liabilities, while interest-rate cap agreements are used to limit the interest expense associated with the liabilities. The net amount payable or receivable on these contracts is accrued and recognized as an adjustment to interest expense on the hedged obligations. The related amount payable to or receivable from the counterparty is included in accrued interest receivable or payable. The fair value of these contracts is not recognized in the financial statements. These contracts are more fully described below.

INTEREST-RATE EXCHANGE CONTRACTS -- Great Lakes entered into interest-rate exchange contracts with fixed notional principal amounts under which payments are based on a fixed rate of interest and amounts to be received are based on a floating rate of interest based on LIBOR. These contracts are used to reduce the interest-rate sensitivity of floating-rate liabilities and consist of the following (dollars in thousands):

                                                    AT DECEMBER 31,
                ------------------------------------------------------------------------------------------
                                  1995                                             1994
                ----------------------------------------      --------------------------------------------
                                                 RECEIVE                                           RECEIVE
                                     PAY         AVERAGE                                PAY        AVERAGE
                 NOTIONAL        AVERAGE        FLOATING       NOTIONAL             AVERAGE       FLOATING
MATURITY        PRINCIPAL     FIXED RATE            RATE      PRINCIPAL          FIXED RATE           RATE
- ----------------------------------------------------------------------------------------------------------
1995               $   --             --%             --%      $174,500                6.68%          6.31%
1996                   --             --              --         37,500                8.59           5.60
1997                5,000(1)        8.55            6.00          5,000(1)             8.55           5.69
1998                   --             --              --         19,000               11.99           6.05
1999                   --             --              --         10,000               10.32           6.39
- -------------------------                                     ---------
                   $5,000           8.55            6.00       $246,000                7.57           6.17
- -------------------------                                     ---------
- -------------------------                                     ---------

(1) CONTRACT WAS ASSUMED BY TCF IN CONNECTION WITH ITS ACQUISITION OF RCG.

    Great Lakes also entered into interest-rate exchange contracts with fixed notional principal amounts under which payments are based on a floating rate of interest based on LIBOR and amounts to be received are based on fixed interest rates. These contracts are used to increase the interest-rate sensitivity of fixed-rate liabilities and consist of the following (dollars in thousands):


                                                         AT DECEMBER 31,
                     -------------------------------------------------------------------------------------
                              1995                                                    1994
                     ---------------------------------------      ----------------------------------------
                                                     PAY                                               PAY
                                 RECEIVE         AVERAGE                           RECEIVE         AVERAGE
                 NOTIONAL        AVERAGE        FLOATING       NOTIONAL            AVERAGE        FLOATING
MATURITY        PRINCIPAL     FIXED RATE            RATE      PRINCIPAL         FIXED RATE            RATE
- ----------------------------------------------------------------------------------------------------------
1995               $   --             --%             --%      $ 90,000              5.98%            7.93%
1998                   --             --              --         26,000              8.95             9.44
- -------------------------                                      --------
                   $   --             --              --       $116,000              6.65             8.26
- -------------------------                                      --------
- -------------------------                                      --------

     At December 31, 1994, Great Lakes had entered into interest-rate exchange contracts with $122.5 million in notional principal under which payments are based on a floating rate of interest equal to six-month LIBOR and amounts to be received are based on six-month LIBOR plus approximately 42 basis points. The rate received is limited to 100 basis points over or under the reset rate of the immediately preceding period. In addition, Great Lakes had a $25 million notional principal interest-rate exchange contract outstanding at December 31, 1994. Under this contract, payments are based on six-month LIBOR and amounts to be received are based on six-month LIBOR less 10 basis points, reset monthly.

      At December 31, 1994, Great Lakes had also entered into three interest-rate exchange contracts with deferred start dates. Each had a notional principal of $10 million and a six-year life. Under these contracts, payments are based on an average fixed-rate of interest of 7.67% and amounts to be received are based on six-month LIBOR.

     As previously described in Note 2, Great Lakes terminated its entire portfolio of interest-rate exchange contracts with notional principal amounts totaling $544.5 million in 1995 at a pretax loss of $4.4 million. These actions were taken in order to reduce Great Lakes' level of higher-cost wholesale borrowings and to reduce interest-rate risk.

     In the event of counterparty default, TCF is subject to risk to the extent that the value of collateral exceeds the Company's net obligations under the contracts and to the extent that any contracts have to be replaced under market conditions which are not favorable.

INTEREST-RATE CAP AGREEMENTS -- Great Lakes entered into four interest-rate cap agreements during 1994. Each agreement has a notional principal of $5 million and amounts are received if three-month LIBOR exceeds 9% on any of the designated interest rate set dates. At December 31, 1995, the interest-rate cap agreements had a weighted average life of approximately three years and deferred commitment costs of $185,000.

(17) FAIR VALUES OF FINANCIAL INSTRUMENTS

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

     Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, TCF has established customer relationships that contribute significant fee income annually. These customer relationships are not considered financial instruments, and their values have not been incorporated into the fair value estimates. Certain financial instruments and all nonfinancial instruments are excluded from fair value of financial instrument disclosure requirements. In addition, the tax effects of unrealized gains and losses have not been considered in the estimates, nor have costs necessary to execute a sale been considered. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of TCF, or the value TCF would realize in a negotiated sale of these instruments.

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

CASH AND DUE FROM BANKS -- The carrying amount of cash and due from banks approximates its fair value and totaled $233.6 million and $224.3 million at December 31, 1995 and 1994, respectively.

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

   The carrying amounts and fair values of TCF's investment portfolio are as follows:

                                                                                       AT DECEMBER 31,
                                                                        ----------------------------------------------
                                                                                 1995                    1994
                                                                        ---------------------    ---------------------
                                                                                    ESTIMATED                ESTIMATED
                                                                         CARRYING        FAIR     CARRYING        FAIR
(IN THOUSANDS)                                                             AMOUNT       VALUE       AMOUNT       VALUE
- -----------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks                                     $   533      $   533     $193,751    $193,751
Federal funds sold                                                             -            -        6,900       6,900
U.S. Government and other marketable securities held to maturity:
   U.S. Government and agency obligations                                     50           50           50          48
   Commercial paper                                                        3,666        3,666        3,478       3,478
   -------------------------------------------------------------------------------------------------------------------
                                                                           3,716        3,716        3,528       3,526
- -----------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank stock, at cost                                     60,096       60,096       78,925      78,925
- -----------------------------------------------------------------------------------------------------------------------
                                                                         $64,345      $64,345     $283,104    $283,102
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------


62 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

SECURITIES AVAILABLE FOR SALE -- The fair values of U.S. Government and other marketable securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The fair values of mortgage-backed securities available for sale are based on quoted market prices. The amortized cost and fair values of TCF's securities available for sale are as follows:

                                                                                    AT DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                           1995                         1994
                                                                 -------------------------     -----------------------
                                                                               ESTIMATED                     ESTIMATED
                                                               AMORTIZED            FAIR      AMORTIZED           FAIR
(IN THOUSANDS)                                                      COST           VALUE           COST          VALUE
- ----------------------------------------------------------------------------------------------------------------------
U.S. Government and other marketable securities:
   U.S. Government and agency obligations                     $    1,001      $    1,005       $ 54,462       $ 54,298
   Corporate bonds                                                   -              -            15,202         14,918
   Commercial paper                                                  -              -            14,955         14,843
   Marketable equity securities                                        3              57              3             30
   -------------------------------------------------------------------------------------------------------------------
                                                                   1,004           1,062         84,622         84,089
- ----------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
   FHLMC/FNMA/GNMA                                             1,134,143       1,154,922         31,742         30,726
   Private issuer                                                 28,148          26,903         14,099         13,971
   Collateralized mortgage obligations                            18,945          18,603          9,611          9,644
   -------------------------------------------------------------------------------------------------------------------
                                                               1,181,236       1,200,428         55,452         54,341
- ----------------------------------------------------------------------------------------------------------------------
                                                              $1,182,240      $1,201,490       $140,074       $138,430
- ----------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------


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

                                                      AT DECEMBER 31, 1995
                                                  -----------------------------
                                                                      ESTIMATED
                                                  CONTRACT  CARRYING       FAIR
(IN THOUSANDS)                                      AMOUNT    AMOUNT      VALUE
- -------------------------------------------------------------------------------
Residential loans held for sale (1)               $ 78,687   $78,687    $80,139
Commitments to extend credit                       242,925       166        567
Forward mortgage loan sales commitments            116,068        60       (731)
                                                             ------------------
                                                             $78,913    $79,975
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                                                       AT DECEMBER 31, 1994
                                                  -----------------------------
                                                                      ESTIMATED
                                                  CONTRACT  CARRYING       FAIR
(IN THOUSANDS)                                      AMOUNT    AMOUNT      VALUE
- -------------------------------------------------------------------------------
Residential loans held for sale (1)               $ 45,487  $ 45,463    $46,275
Commitments to extend credit                       172,442       155         54
Forward mortgage loan sales commitments             56,530        12         74
                                                            -------------------
                                                             $45,630    $46,403
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) NET OF UNEARNED DISCOUNTS, PREMIUMS AND DEFERRED FEES.

     The estimated fair value of capitalized mortgage servicing rights totaled $24.5 million at December 31, 1995, compared with a carrying amount of $16.3 million. The estimated fair value of capitalized mortgage servicing rights is based on estimated cash flows discounted using rates commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

     The fair value of education loans held for sale is estimated based on an existing forward sale agreement TCF has with the Student Loan Marketing Association, or on sales of comparable loans. The estimated fair values of education loans held for sale of $166.5 million and $159.5 million compare with carrying amounts of $163.7 million and $156 million at December 31, 1995 and 1994, respectively.

MORTGAGE-BACKED SECURITIES HELD TO MATURITY -- The fair values of mortgage-backed securities held to maturity are based on quoted market prices. The carrying amounts and fair values of TCF's mortgage-backed securities held to maturity are as follows:

                                                        AT DECEMBER 31,
                                      -----------------------------------------------------
                                                1995                           1994
                                      -----------------------     -------------------------
                                                   ESTIMATED                      ESTIMATED
                                       CARRYING         FAIR        CARRYING           FAIR
(IN THOUSANDS)                           AMOUNT        VALUE          AMOUNT          VALUE
- -------------------------------------------------------------------------------------------
Mortgage-backed securities:
   FHLMC/FNMA/GNMA                         $ --         $ --      $1,303,606     $1,249,398
   Private issuer                            --           --          31,261         30,765
   ----------------------------------------------------------------------------------------
                                             --           --       1,334,867      1,280,163
- -------------------------------------------------------------------------------------------

Collateralized mortgage obligations:
   FHLMC/FNMA/GNMA                           --           --          84,347         75,007
   Private issuer                            --           --         177,409        157,436
   ----------------------------------------------------------------------------------------
                                             --           --         261,756        232,443
Net premiums                                 --           --           4,577             --
- -------------------------------------------------------------------------------------------
                                           $ --         $ --      $1,601,200     $1,512,606
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------

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

     The carrying amounts and fair values of TCF's loan portfolio are as follows:

                                                           AT DECEMBER 31,
                                        -------------------------------------------------------
                                                   1995                         1994
                                        -------------------------      ------------------------
                                                        ESTIMATED                     ESTIMATED
                                          CARRYING           FAIR       CARRYING           FAIR
(IN THOUSANDS)                           AMOUNT(1)          VALUE      AMOUNT(1)          VALUE
- -----------------------------------------------------------------------------------------------
Residential real estate                 $2,607,202     $2,654,302     $2,646,644     $2,509,775
Commercial real estate                     967,766        980,585        994,452        964,356
Commercial business                        167,920        162,849        191,142        185,203
Consumer (2)                             1,530,205      1,679,855      1,282,383      1,321,934
- -----------------------------------------------------------------------------------------------
                                         5,273,093      5,477,591      5,114,621      4,981,268
Less:  Allowance for loan losses            65,695              -         56,343              -
- -----------------------------------------------------------------------------------------------
                                        $5,207,398     $5,477,591     $5,058,278     $4,981,268
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

(1) NET OF UNEARNED DISCOUNTS AND DEFERRED FEES.
(2) EXCLUDES LEASE RECEIVABLES NOT SUBJECT TO FAIR VALUE DISCLOSURE OF $4 MILLION AND $3.8 MILLION AT DECEMBER 31, 1995 AND 1994, RESPECTIVELY.


64 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

DEPOSITS -- The fair value of deposits with no stated maturity, such as checking, passbook and statement, and money market accounts, is deemed equal to the amount payable on demand. The fair value of certificates is estimated based on discounted cash flow analyses using interest rates offered by TCF at December 31, 1995 and 1994 for certificates of similar remaining maturities.

     The carrying amounts and fair values of TCF's deposit liabilities are as follows:


                                                           AT DECEMBER 31,
                                        -------------------------------------------------------
                                                  1995                          1994
- -----------------------------------------------------------------     -------------------------
                                          CARRYING      ESTIMATED       CARRYING      ESTIMATED
(IN THOUSANDS)                              AMOUNT     FAIR VALUE         AMOUNT     FAIR VALUE
- -----------------------------------------------------------------------------------------------
Checking                                $1,103,272     $1,103,272     $1,031,039     $1,031,039
Passbook and statement                     841,115        841,115        940,459        940,459
Money market                               616,667        616,667        646,732        646,732
Certificates                             2,630,498      2,663,541      2,781,488      2,774,775
- -----------------------------------------------------------------------------------------------
                                        $5,191,552     $5,224,595     $5,399,718     $5,393,005
- -----------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------

     The fair value estimates above do not include the benefit that results from the lower-cost funding provided by deposits compared with the cost of wholesale borrowings. That benefit is commonly referred to as a deposit base intangible.

BORROWINGS -- The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF's long-term borrowings are estimated based on quoted market prices or discounted cash flow analyses using interest rates offered at December 31, 1995 and 1994 for borrowings of similar remaining maturities.

     The carrying amounts and fair values of TCF's borrowings are as follows:

                                                                AT DECEMBER 31,
                                              ------------------------------------------------------
                                                      1995                          1994
                                              ------------------------     -------------------------
                                               CARRYING      ESTIMATED       CARRYING      ESTIMATED
(IN THOUSANDS)                                   AMOUNT     FAIR VALUE         AMOUNT     FAIR VALUE
- ----------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements  $  438,426     $  438,995     $  429,469     $  429,469
Federal Home Loan Bank advances                 893,587        895,812      1,354,663      1,324,157
Subordinated debt                                13,520         14,038         50,676         52,786
Collateralized obligations                       41,391         41,311         42,035         42,137
Other borrowings                                 54,520         54,520          8,152          8,152
- ----------------------------------------------------------------------------------------------------
                                             $1,441,444     $1,444,676     $1,884,995     $1,856,701
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------


FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- The fair values of residential commitments to extend credit and forward mortgage loan sales commitments associated with residential loans held for sale are included in the estimated fair value disclosures of TCF's residential loans held for sale. The fair values of TCF's remaining commitments to extend credit, standby letters of credit and financial guarantees written are estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and standby letters of credit issued in conjunction with fixed-rate loan agreements, fair value also considers the difference between current levels of interest rates and the committed rates. For financial guarantees written, fair value also considers reserves established relating to TCF's potential obligation on the outstanding guarantees. The fair value of interest-rate exchange contracts, interest-rate exchange contract options and interest-rate cap agreements are based on the estimated cost to terminate the contracts at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. The carrying amounts for commitments to extend credit, interest-rate exchange contract options and interest-rate cap agreements are included in other assets in the Consolidated Statements of Financial Condition. The carrying amounts for standby letters of credit and financial guarantees written are included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition. The contract amounts, carrying amounts and estimated fair values of TCF's financial instruments with off-balance-sheet risk are as follows:

                                                                          AT DECEMBER 31,
                                          ---------------------------------------------------------------------------
                                                         1995                                    1994
                                          -----------------------------------     -----------------------------------
                                                                   ESTIMATED                               ESTIMATED
                                          CONTRACT     CARRYING         FAIR      CONTRACT     CARRYING         FAIR
(IN THOUSANDS)                              AMOUNT    AMOUNT(1)     VALUE(1)        AMOUNT    AMOUNT(1)     VALUE(1)
- ---------------------------------------------------------------------------------------------------------------------
Commitments to extend credit(2)           $867,024      $ 3,922      $  (817)     $816,619       $1,823      $(1,054)
Standby letters of credit                   26,796          (5)          (11)       23,134          --            (8)
Financial guarantees written                13,506      (2,089)       (2,089)       18,595      (3,064)       (3,064)
Interest-rate exchange contracts             5,000          --          (185)      539,500          --        (4,786)
Interest-rate exchange contract options         --          --            --        40,000           40           124
Interest-rate cap agreements                20,000          185            26       20,000          242           107

(1) POSITIVE AMOUNTS REPRESENT ASSETS, NEGATIVE AMOUNTS REPRESENT
    LIABILITIES.
(2) EXCLUDES COMMITMENTS TO EXTEND CREDIT FOR RESIDENTIAL REAL ESTATE LOANS HELD FOR SALE.

     In addition to the financial instruments with off-balance-sheet risk noted above, TCF had $29.8 million and $36.4 million of loans sold with recourse and serviced $388.1 million and $398.3 million of VA loans with partial recourse at December 31, 1995 and 1994, respectively. TCF has not incurred, and does not anticipate, significant losses as a result of the recourse provisions associated with these financial instruments. As a result, the carrying amounts and related estimated fair values of these financial instruments were not material at December 31, 1995 and 1994.

(18) STOCK OPTION AND INCENTIVE PLAN

The Stock Option and Incentive Plan of TCF Financial was adopted to enable TCF to attract and retain key personnel. Options generally become exercisable over a period of one to five years from the date of the grant and expire after 10 years. Restricted stock granted in 1991 under the Stock Option and Incentive Plan of TCF Financial vested over four years in accordance with a vesting formula based on TCF's return on tangible equity. Restricted stock granted in 1994 under the Stock Option and Incentive Plan of TCF Financial generally vests within five years, but may vest more rapidly or be subject to forfeiture in accordance with a vesting schedule based on TCF's return on average common equity. Other restricted stock grants generally vest over periods from three to eight years. Compensation expense for restricted stock is recorded over the vesting periods, and totaled $6.3 million, $2.7 million and $896,000 in 1995, 1994 and 1993, respectively.

66 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     Prior to its merger with TCF, Great Lakes had a separate stock option plan. In connection with the acquisition, TCF assumed the obligation to issue common stock upon the exercise of the outstanding employee and director options to purchase Great Lakes common stock. Great Lakes did not have compensatory stock option grants or restricted stock transactions with employees. The following table reflects TCF's restricted stock transactions since December 31, 1992 and the pooled Great Lakes and TCF stock option transactions since December 31, 1992 as if all Great Lakes options were granted, exercised or cancelled as equivalent TCF shares:

                                                                                   OUTSTANDING
                                                 OUTSTANDING OPTIONS            RESTRICTED STOCK
                                             --------------------------     ------------------------
                                                SHARES     PRICE RANGE        SHARES     PRICE RANGE
- ----------------------------------------------------------------------------------------------------
December 31, 1992                            1,701,384    $ 3.88-13.29       401,914    $ 4.09- 8.41
   Adjustments for pooling-of-interests       (123,582)     5.67- 7.25            --              --
   Granted                                     129,974     14.88-18.57       101,922     15.75-17.50
   Exercised                                  (483,384)     3.88-12.53            --              --
   Cancelled                                  (113,054)     5.14-12.78            --              --
   Vested                                           --              --      (93,524)     4.09-15.75
   ---------------------------------------------------                    ----------
December 31, 1993                            1,111,338      3.88-18.57       410,312      4.44-17.50
   Granted                                       9,394           13.84       424,490     15.31-19.28
   Exercised                                  (218,222)     4.44-11.81            --              --
   Cancelled                                      (370)          11.81            --              --
   Vested                                           --              --      (250,228)     4.44-19.28
   ---------------------------------------------------                    ----------
December 31, 1994                              902,140      3.88-18.57       584,574      4.44-17.50
   Granted                                          --              --       308,400     18.81-29.66
   Exercised                                  (423,434)     4.44-15.47            --              --
   Cancelled                                    (7,504)    13.57-15.47        (5,089)          19.78
   Vested                                           --              --      (223,453)     4.44-19.78
   ---------------------------------------------------                    ----------
DECEMBER 31, 1995                              471,202      3.88-18.57       664,432     15.31-29.66
- ------------------------------------------------------                    ----------
- ------------------------------------------------------                    ----------
EXERCISABLE AT DECEMBER 31, 1995               408,402      3.88-18.57
- -------------------------------------------------------
- -------------------------------------------------------

     At December 31, 1995, there were 2,213,710 shares reserved for issuance under the Stock Option and Incentive Plan of TCF Financial, including 471,202 shares for which options had been granted but had not yet been exercised.

(19) EMPLOYEE BENEFIT PLANS

PENSION PLANS -- The TCF Cash Balance Pension Plan (the "Plan") is a defined benefit qualified plan covering all "regular stated salary" employees who are at least 21 years old and have completed a year of eligibility service with TCF. TCF makes a monthly allocation to the participant's account based on a percentage of the participant's compensation. The percentage is based on the sum of the participant's age and years of employment with TCF. Participants are fully vested after five years of vesting service. The projected unit credit method is the actuarial cost method used to compute the pension cost.

Net pension cost (credit) included the following components:

                                                  YEAR ENDED DECEMBER 31,
                                          -------------------------------------
(IN THOUSANDS)                               1995           1994           1993
- -------------------------------------------------------------------------------
Service cost - benefits earned
  during the year                         $ 1,762        $ 1,750        $ 1,527
Interest cost on projected
  benefit obligation                          762            529            378
Gain on plan assets                        (7,266)           (23)        (3,130)
Net amortization and deferral               4,806         (2,418)           836
- -------------------------------------------------------------------------------
   Net pension cost (credit)              $    64        $  (162)       $  (389)
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     The following tables set forth the Plan's funded status at the dates indicated:

                                                              AT OCTOBER 1,
                                                        -----------------------
(IN THOUSANDS)                                             1995            1994
- -------------------------------------------------------------------------------
Actuarial present value of accumulated
   benefit obligations:
      Vested benefits                                   $ 8,569         $ 6,163
      Non-vested benefits                                   820             859
      -------------------------------------------------------------------------
         Total accumulated benefits                     $ 9,389         $ 7,022
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                            AT DECEMBER 31,
                                                       ------------------------
(IN THOUSANDS)                                             1995            1994
- -------------------------------------------------------------------------------
Projected benefit obligation for
   service rendered to date                             $10,406         $ 8,008
Plan assets at fair value                                30,142          23,211
- -------------------------------------------------------------------------------
Plan assets in excess of projected benefit
   obligation                                            19,736          15,203
Unrecognized prior service cost                            (356)           (600)
Unrecognized net gain                                    (5,390)           (549)
- -------------------------------------------------------------------------------
   Prepaid pension cost included in other assets        $13,990         $14,054
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

   The Plan's assets consist primarily of listed stocks and government bonds. At December 31, 1995 and 1994, the Plan's assets included TCF common stock with a market value of $6 million and $3.7 million, respectively.

   The weighted average discount rate and rate of increase in future compensation used to measure the projected benefit obligation and the expected long-term rate of return on plan assets were as follows:

                                                         AT DECEMBER 31,
                                                     -------------------------
                                                      1995      1994      1993
- ------------------------------------------------------------------------------
Weighted average discount rate                        7.75%     8.00%     7.50%
Rate of increase in future compensation               5.00      5.00      5.00
Expected long-term rate of
   return on plan assets                              9.50      9.00      9.00

   Great Lakes is a participant in the multi-employer Financial Institutions Retirement Fund ("FIRF"). The FIRF covers substantially all of Great Lakes' officers and employees and provides benefits based on compensation and years of service for employees age 21 and over after one year of eligibility service. Great Lakes' contributions are determined by FIRF and generally represent the normal cost of the plan. The plan provides benefits of approximately 2% of the average of the five highest years of compensation times the number of years of service. Pension costs and funding include normal costs and amortization of prior service costs over 10 years. The FIRF does not segregate the assets, liabilities or costs by participating employer. As a result, disclosures required by SFAS No. 87, "Employers' Accounting for Pensions," cannot be made.

   Significant actuarial assumptions for the FIRF for plan years 1995, 1994 and 1993 include a 7.5% return on plan investments. Pension expense is based on Great Lakes' contributions as determined by the FIRF. As of June 30, 1995, 1994 and 1993, the market value of the fund assets exceeded the value of vested benefits in the aggregate. Contributions for plan years beginning July 1, 1988 have not been required due to plan performance. As a result, Great Lakes did not record pension expense during the three-year period ended December 31, 1995. Great Lakes withdrew from the FIRF effective December 31, 1995 and commenced participation in the Plan effective January 1, 1996.

POSTRETIREMENT PLANS -- In addition to providing retirement income benefits, TCF currently provides health care benefits for eligible retired employees, and in some cases life insurance benefits. Substantially all full-time employees may become eligible for health care benefits if they reach retirement age and have completed 10 years of service with the Company, with certain exceptions. These and similar benefits for active employees are provided through insurance companies or through self-funded programs.

   TCF's postretirement benefit plan is currently unfunded. The following table reconciles the status of the plan with the amounts recognized in TCF's Consolidated Statements of Financial Condition at the dates indicated:

                                                             AT DECEMBER 31,
                                                         ----------------------
(IN THOUSANDS)                                              1995           1994
- -------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees and beneficiaries                            $(8,624)       $(6,875)
   Fully eligible active plan participants                (1,195)          (944)
   Other active plan participants                         (1,844)        (1,154)
   ----------------------------------------------------------------------------
     Total accumulated postretirement benefit
         obligation                                      (11,663)        (8,973)
Unrecognized prior service cost                            1,206             --
Unrecognized net loss                                      1,914          1,669
Unrecognized transition obligation                         5,801          6,219
- -------------------------------------------------------------------------------
   Accrued postretirement benefit cost
      included in other liabilities                      $(2,742)       $(1,085)
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

Net periodic postretirement benefit cost included the following components:

                                                       YEAR ENDED DECEMBER 31,
                                                      -------------------------
(IN THOUSANDS)                                          1995      1994     1993
- -------------------------------------------------------------------------------
Service cost - benefits earned during the year        $  285    $  182     $138
Interest cost on accumulated postretirement benefit
  obligation                                             772       559      527
Amortization of unrecognized transition obligation       342       331      331
Amortization of unrecognized net loss                    138        18       --
- -------------------------------------------------------------------------------
   Net periodic postretirement benefit cost           $1,537    $1,090     $996
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     In connection with TCF's acquisition of Great Lakes, a $329,000 curtailment loss and $168,000 in special termination benefits were recognized in 1995 associated with benefits provided under Great Lakes'

68 TCF FINANCIAL CORPORATION AND SUBSIDIARIES postretirement benefit plan. These costs are included in merger-related expenses in the Consolidated Statements of Operations.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75%, 8.0% and 7.5% at December 31, 1995, 1994 and 1993, respectively. For active participants, a 9.2% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996. This rate is assumed to decrease gradually to 6% for the year 2004 and remain at that level thereafter. For retired participants, other than Great Lakes' retirees, the annual rate of increase is assumed to be 4% for all future years, which represents the plan's annual limit on increases in TCF's contributions for retirees. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $584,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1995 by $57,000.

EMPLOYEE STOCK OWNERSHIP PLANS -- TCF's Employees Stock Ownership Plan-401(k) ("ESOP") generally allows participants to make contributions by salary deduction of up to 12% of their salary on a tax-deferred basis pursuant to section 401(k) of the Internal Revenue Code. Through December 31, 1994, TCF matched the contributions for tax-favored deposits of employees who are non-highly compensated (as defined in the Internal Revenue Code) at the rate of 75 cents per dollar, with a maximum employer contribution of 4.5% of the employee's salary. TCF matched the contributions of remaining employees at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee's salary. Beginning January 1, 1995, TCF matched the contributions of all employees at the rate of 50 cents per dollar, with a maximum employer contribution of 3% of the employee's salary. TCF, at its discretion, may make additional contributions. Employee contributions vest immediately while the Company's matching contributions are subject to a graduated vesting schedule based on an employee's years of vesting service. The Company's matching contributions are expensed when made. TCF's contribution to the plan was $1.4 million, $1.8 million and $1.6 million in 1995, 1994 and 1993, respectively.

     Prior to being acquired by TCF, Great Lakes established a non-contributory employee stock ownership plan through a $7 million line of credit. All contributions were made by Great Lakes at the discretion of its board of directors based on annual principal and interest repayments. Eligible employees must be at least 18 years old and have worked 1,000 hours in a calendar year. Employees vest in the plan over a period of 7 years. On January 3, 1995, Great Lakes repaid its remaining stock ownership plan debt balance of $1.5 million. During 1994, Great Lakes made a special contribution of $1.9 million in addition to the required contribution of $500,000 plus accrued interest, for a total contribution of $2.6 million. Great Lakes' contribution to the plan was $758,000 in 1993. This plan was merged with TCF's ESOP effective January 1, 1996.

(20) PARENT COMPANY FINANCIAL INFORMATION

TCF Financial Corporation's (parent company only) condensed statements of financial condition as of December 31, 1995 and 1994, and the condensed statements of operations and cash flows for the years ended December 31, 1995, 1994 and 1993 are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                             AT DECEMBER 31,
                                                         ----------------------
(IN THOUSANDS)                                               1995          1994
- -------------------------------------------------------------------------------
Assets:
  Cash                                                   $     70      $     65
  Interest-bearing deposits with banks                     11,711        36,178
  Investment in subsidiaries:
    Savings bank subsidiaries                             545,958       472,453
    Other subsidiaries                                      1,237           697
  Premises and equipment                                    3,452         2,169
  Loan to unconsolidated subsidiary                           965         1,346
  Other assets                                             10,995         6,003
  -----------------------------------------------------------------------------
                                                         $574,388      $518,911
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
  Subordinated debt                                      $     --      $ 34,500
  Note payable to commercial bank                          40,000         3,500
  Notes payable to non-savings bank subsidiaries            1,042           509
  Other liabilities                                         5,671         4,933
  -----------------------------------------------------------------------------
    Total liabilities                                      46,713        43,442
    ---------------------------------------------------------------------------
  Stockholders' equity:
    Preferred stock                                            --            27
    Common stock                                              356           342
    Additional paid-in capital                            243,122       251,174
    Unamortized deferred compensation                     (11,195)       (6,986)
    Retained earnings, subject to certain restrictions    283,821       244,779
    Loan to Executive Deferred Compensation Plan             (131)         (195)
    Employee Stock Ownership Plan debt                         --        (1,500)
    Unrealized gain (loss) on securities available
      for sale, net                                        11,702        (1,160)
    Treasury stock, at cost                                    --       (11,012)
    ---------------------------------------------------------------------------
      Total stockholders' equity                          527,675       475,469
      -------------------------------------------------------------------------
                                                         $574,388      $518,911
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

CONDENSED STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                     -------------------------------------
(IN THOUSANDS)                                          1995           1994           1993
- ------------------------------------------------------------------------------------------
Interest income                                      $ 1,412        $   620        $   394
Interest expense                                       3,680          4,090          4,013
- ------------------------------------------------------------------------------------------
  Net interest expense                                (2,268)        (3,470)        (3,619)
  ----------------------------------------------------------------------------------------
Cash dividends received from subsidiaries:
  Cash dividends received from savings bank
   subsidiaries                                       27,500         56,380         15,947
  Cash dividends received from other subsidiaries      2,832          4,562          3,327
  ----------------------------------------------------------------------------------------
    Total cash dividends received from subsidiaries   30,332         60,942         19,274
    --------------------------------------------------------------------------------------
Other non-interest income:
  Affiliate service fee revenues                      36,427         25,942             15
  Other                                                   (4)             4            326
  ----------------------------------------------------------------------------------------
    Total other non-interest income                   36,423         25,946            341
    --------------------------------------------------------------------------------------
Non-interest expense:
  Compensation and employee benefits                  27,189         22,630          2,607
  Occupancy and equipment, net                         8,435          7,515            152
  Other                                               13,508         12,254          1,832
  ----------------------------------------------------------------------------------------
    Total non-interest expense                        49,132         42,399          4,591
    --------------------------------------------------------------------------------------
  Income before income tax benefit and equity
    in undistributed earnings of subsidiaries         15,355         41,019         11,405
Income tax benefit                                     5,991          8,169          2,857
- ------------------------------------------------------------------------------------------
  Income before equity in undistributed earnings
    of subsidiaries                                   21,346         49,188         14,262
Equity in undistributed earnings of subsidiaries      39,342         20,995         40,909
- ------------------------------------------------------------------------------------------
Net income                                           $60,688        $70,183        $55,171
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------

     All dividends were received from consolidated subsidiaries during the three-year period ended December 31, 1995. Effective January 1, 1994, TCF Minnesota completed the transfer of certain support service functions and certain related assets and liabilities to TCF Financial Corporation. Also effective January 1, 1994, TCF Financial Corporation commenced allocating a portion of the operating costs of these service functions to its subsidiaries.


CONDENSED STATEMENTS OF CASH FLOWS

                                                           YEAR ENDED DECEMBER 31,
                                                      --------------------------------
(IN THOUSANDS)                                           1995        1994        1993
- --------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                          $60,688     $70,183     $55,171
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Equity in undistributed earnings of
        subsidiaries                                  (39,342)    (20,995)    (40,909)
      (Increase) decrease in other assets
        and liabilities, net                           (3,604)        179        (435)
      Other, net                                        8,849       4,871         949
      --------------------------------------------------------------------------------
        Total adjustments                             (34,097)    (15,945)    (40,395)
        ------------------------------------------------------------------------------
    Net cash provided by operating activities          26,591      54,238      14,776
    ----------------------------------------------------------------------------------
Cash flows from investing activities:
  Net (increase) decrease in interest-bearing
    deposits with banks                                24,467     (20,817)     (6,720)
  Investments in and advances to subsidiaries, net    (16,001)         --          (1)
  Loan to Executive Deferred Compensation Plan             64         153         253
  Loan to Employee Stock Ownership Plan                    --          --           3
  Loan originations, net                                  381          51      (1,397)
  Purchases of premises and equipment, net             (2,457)     (3,135)         --
  -----------------------------------------------------------------------------------
    Net cash provided (used) by investing
       activities                                       6,454     (23,748)     (7,862)
    ---------------------------------------------------------------------------------
Cash flows from financing activities:
  Dividends paid on preferred stock                      (678)         --          --
  Dividends paid on common stock                      (20,968)    (12,257)     (8,724)
  Proceeds from exercise of stock options and
    stock warrants                                     12,455         272       1,127
  Proceeds from conversion of convertible
    debentures                                          2,656          --          --
  Repurchases of common stock                            (824)    (17,524)         --
  Redemption of preferred stock                       (27,100)         --          --
  Proceeds from commercial bank note and
    line of credit                                     40,000          --       5,000
  Repayment of commercial bank notes                   (3,500)     (1,000)     (5,503)
  Repayment of subordinated capital notes             (34,500)         --          --
  Purchase of common shares granted as
    restricted stock                                   (1,062)         --         (49)
  Net increase (decrease) in notes payable to
    subsidiaries                                          533          45        (137)
  Other, net                                              (52)         34         (26)
  -----------------------------------------------------------------------------------
    Net cash used by financing activities             (33,040)    (30,430)     (8,312)
    ---------------------------------------------------------------------------------
Net increase (decrease) in cash                             5          60      (1,398)
RCG cash flows for six months ended
  December 31, 1992                                         -           -         196
Cash at beginning of year                                  65           5       1,207
- -------------------------------------------------------------------------------------
Cash at end of year                                  $     70    $     65    $      5
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------


70 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(21) BUSINESS SEGMENTS

The following sumaraizes financial data for TCF's business segments:

                                                    YEAR ENDED DECEMBER 31,
                                               --------------------------------
(IN THOUSANDS)                                     1995        1994        1993
- -------------------------------------------------------------------------------
Revenues:
   Financial institution                       $632,837    $604,487    $615,008
   Mortgage banking operations                   32,881      37,254      54,951
   Insurance operations                          27,809      27,073      29,408
   Consumer finance                              48,279      22,579      12,524
   Real estate development                          288         427       5,639
   Eliminations                                 (21,341)    (13,692)    (14,387)
   ----------------------------------------------------------------------------
                                               $720,753    $678,128    $703,143
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Earnings (loss) from continuing
  operations before income tax
  expense and extraordinary items:
    Financial institution                       $76,443    $ 93,953     $63,853
    Mortgage banking operations                   7,585       6,067      16,538
    Insurance operations                         12,448      13,895      15,476
    Consumer finance                              2,368       1,534       2,746
    Real estate development                         169         311      (4,914)
    Eliminations                                    416         825      (1,574)
    ---------------------------------------------------------------------------
                                               $ 99,429    $116,585    $ 92,125
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                           AT DECEMBER 31,
                                                       ------------------------
(IN THOUSANDS)                                               1995          1994
- -------------------------------------------------------------------------------
Identifiable assets:
    Financial institution                              $7,174,184    $7,809,346
    Mortgage banking operations                           104,465        72,210
    Insurance operations                                   16,206        11,512
    Consumer finance                                      383,892       208,376
    Real estate development                                 1,459         1,841
    Eliminations                                         (440,295)     (257,697)
    ---------------------------------------------------------------------------
                                                       $7,239,911    $7,845,588
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     Real estate development revenues in the Consolidated Statements of Operations are presented net of costs of operations of real estate and are included in other non-interest expense.

(22) LITIGATION AND CONTINGENT LIABILITIES

TCF is involved in certain lawsuits in the course of its general lending business and other operations. Management, after review with its legal counsel, is of the opinion that the ultimate disposition of its litigation will not have a material adverse effect on TCF's financial condition or results of operations.

INDEPENDENT AUDITORS' REPORT

[LOGO]

To the Board of Directors and Stockholders of TCF Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and Subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in note 1 to the consolidated financial statements, TCF Financial Corporation and Subsidiaries adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS as of April 1, 1995.

/S/ KPMG PEAT MARWICK LLP

Minneapolis, Minnesota

January 16, 1996

                        SELECTED QUARTERLY FINANCIAL DATA
                               (unaudited)



(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)           AT DEC. 31, 1995   AT SEPT. 30, 1995   AT JUNE 30, 1995  AT MARCH 31, 1995
- ----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                                  $7,239,911          $7,331,962         $7,432,692         $7,369,061
Investments (1)                                                   64,345              73,651             64,874             91,969
Securities available for sale                                  1,201,490              32,117             38,575             89,693
Mortgage-backed securities held to maturity                           --           1,199,231          1,251,705          1,291,370
Loans                                                          5,277,101           5,323,912          5,329,880          5,237,533
Deposits                                                       5,191,552           5,181,765          5,249,819          5,371,461
Federal Home Loan Bank advances                                  893,587             809,770            805,781            879,184
Subordinated debt                                                 13,520              48,020             48,876             50,676
Other borrowings                                                 534,337             695,903            735,204            515,467
Stockholders' equity                                             527,675             490,542            495,550            470,501
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                     THREE MONTHS ENDED
                                                         -------------------------------------------------------------------------
                                                           DEC. 31, 1995      SEPT. 30, 1995      JUNE 30, 1995     MARCH 31, 1995
- ----------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income                                               $  153,222          $  154,036         $  151,641         $  148,791
Interest expense                                                  70,451              72,549             72,349             73,143
- ----------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                             82,771              81,487             79,292             75,648
Provision for credit losses                                        2,649               2,951              2,924              6,688
- ----------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for credit losses           80,122              78,536             76,368             68,960
- ----------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
  Loss on sale of mortgage-backed securities, net                     --                  --                 --            (21,037)
  Gain on sale of loan servicing, net                                  3                   3              1,006                523
  Gain (loss) on sale of securities available for sale, net           --                  --                 60               (250)
  Gain on sale of branches, net                                       --                  --              1,061                 42
  Other non-interest income                                       35,620              34,164             31,981             29,600
  --------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                     35,623              34,167             34,108              8,878
    ------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Provision for real estate losses                                 1,068                 195                378                163
  Amortization of goodwill and other intangibles                     791                 791                791                790
  Merger-related expenses                                             --                  --                 --             21,733
  Cancellation cost on early termination of interest-rate
    exchange contracts                                                --                  --                 --              4,423
  Other non-interest expense                                      74,140              71,554             70,465             70,051
  --------------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                    75,999              72,540             71,634             97,160
    ------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income tax expense (benefit)
    and extradordinary item                                       39,746              40,163             38,842            (19,322)
Income tax expense (benefit)                                      14,263              15,750             15,448             (7,683)
- ----------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before extraordinary item                         25,483              24,413             23,394            (11,639)
Extraordinary item:
  Penalties on early repayment of FHLB advances, net
    of tax benefit of $578                                            --                  --                 --               (963)
  --------------------------------------------------------------------------------------------------------------------------------
    Net income (loss)                                             25,483              24,413              23,394           (12,602)
Dividends on preferred stock                                          --                  --                  --               678
- ----------------------------------------------------------------------------------------------------------------------------------
    Net income (loss) available to common shareholders        $   25,483          $   24,413          $   23,394        $  (13,280)
    ------------------------------------------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------------------------------------------
Per common share:
    Income (loss) before extraordinary item                   $      .71          $      .68          $      .66        $     (.36)
    Extraordinary item                                                --                  --                  --              (.03)
    ------------------------------------------------------------------------------------------------------------------------------
    Net income (loss)                                         $      .71          $      .68          $      .66        $     (.39)
    ------------------------------------------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------------------------------------------
    Dividends declared                                        $   .15625          $   .15625          $   .15625        $     .125
    ------------------------------------------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
Return on average assets (2)                                        1.40%               1.32%               1.27%             (.67)%
Return on average common equity (2)                                20.21               20.44               20.48            (11.86)
Average total equity to average assets                              6.95                6.56                6.53              6.33
Net interest margin (2)(3)                                          4.86                4.71                4.58              4.31

(1) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity, securities purchased under resale agreements and FHLB stock.
(2)  Annualized.
(3)  Net interest income divided by average interest-earning assets.

 72 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                    SELECTED QUARTERLY FINANCIAL DATA
                              (Unaudited)



(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)           AT DEC. 31, 1994   AT SEPT. 30, 1994   AT JUNE 30, 1994  AT MARCH 31, 1994
- ----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                                  $7,845,588          $7,830,976         $7,725,299         $7,725,961
Investments (1)                                                  283,104             363,104            408,475            322,367
Securities available for sale                                    138,430             186,146            142,071            392,972
Mortgage-backed securities held to maturity                    1,601,200           1,670,848          1,715,841          1,590,669
Loans                                                          5,118,381           4,961,496          4,794,255          4,687,941
Deposits                                                       5,399,718           5,407,766          5,442,527          5,588,007
Federal Home Loan Bank advances                                1,354,663             992,677          1,127,918          1,131,639
Subordinated debt                                                 50,676              50,676             50,676             50,676
Other borrowings                                                 479,656             828,012            564,832            417,268
Stockholders' equity                                             475,469             460,221            444,972            435,398
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                     THREE MONTHS ENDED
                                                         -------------------------------------------------------------------------
                                                          DEC. 31, 1994       SEPT. 30, 1994      JUNE 30, 1994     MARCH 31, 1994
- ----------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income                                               $  145,592         $  141,308          $  135,139         $  130,443
Interest expense                                                  71,978             68,408              66,629             66,315
- ----------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                             73,614             72,900              68,510             64,128
Provision for credit losses                                        3,556              3,262               1,344              2,640
- ----------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for credit losses          70,058              69,638              67,166             61,488
- ----------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
  Loss on sale of mortgage-backed securities, net                    --                  --                  --                 --
  Gain on sale of loan servicing, net                               581                 518                 693                561
  Gain (loss) on sale of securities available for sale, net      (1,689)                (52)                (36)             2,758
  Gain on sale of branches, net                                      --                  --                  --                 --
  Other non-interest income                                       30,331              31,393             30,505             29,656
  --------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                     29,223              31,859             31,162             32,975
    ------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
  Provision for real estate losses                                   713                 682               1,828               799
  Amortization of goodwill and other intangibles                     814                 823                 822               823
  Merger-related expenses                                             --                  --                  --                --
  Cancellation cost on early termination of interest-rate
    exchange contracts                                                --                  --                  --                --
  Other non-interest expens                                       69,769              67,641              66,224            66,046
  --------------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                    71,296              69,146              68,874            67,668
    ------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before income tax expense (benefit)
    and extradordinary item                                       27,985              32,351              29,454            26,795
Income tax expense (benefit)                                      11,230              12,917              11,692            10,563
- ----------------------------------------------------------------------------------------------------------------------------------
  Income (loss) before extraordinary item                         16,755              19,434              17,762            16,232
Extraordinary item:
  Penalties on early repayment of FHLB advances, net
    of tax benefit of $578                                            --                  --                  --                --
    ------------------------------------------------------------------------------------------------------------------------------
    Net income (loss)                                             16,755              19,434              17,762            16,232
Dividends on preferred stock                                         677                 678                 677               678
- ----------------------------------------------------------------------------------------------------------------------------------
    Net income (loss) available to common shareholders        $   16,078          $   18,756          $   17,085        $   15,554
    ------------------------------------------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------------------------------------------
Per common share:
    Income (loss) before extraordinary item                   $      .46          $      .54          $      .50        $      .45
    Extraordinary item                                                --                  --                  --                --
    ------------------------------------------------------------------------------------------------------------------------------
    Net income (loss)                                         $      .46          $      .54          $      .50        $      .45
    ------------------------------------------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------------------------------------------
    Dividends declared                                        $     .125          $     .125          $     .125        $     .125
    ------------------------------------------------------------------------------------------------------------------------------
    ------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
Return on average assets (2)                                         .89%               1.03%                .94%              .87%
Return on average common equity (2)                                14.56               17.58               16.48              15.24
Average total equity to average assets                              6.18                5.98                5.83               5.78
Net interest margin (2)(3)                                          4.16                4.11                3.88               3.67


(1) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity, securities purchased under resale agreements and FHLB stock.
(2)  Annualized.
(3)  Net interest income divided by average interest-earning assets.

                                   OTHER FINANCIAL DATA


SUMMARY OF INVESTMENT YIELDS BY SCHEDULED MATURITIES

                                  U.S. GOVERNMENT
                                     AND AGENCY                                                            SECURITIES
                                     OBLIGATIONS           ALL OTHER                 TOTAL                  AVAILABLE
                                  HELD TO MATURITY        INVESTMENTS             INVESTMENTS                FOR SALE

(DOLLARS IN THOUSANDS)            AMOUNT     YIELD       AMOUNT     YIELD        AMOUNT     YIELD         AMOUNT       YIELD
- ----------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1995:
Due in one year or less           $   50      4.30%    $  4,199      5.57%     $  4,249      5.56%    $    1,005        8.06%
No stated maturity                    --        --       60,096(1)   7.82        60,096      7.82      1,200,485(2)     7.13
- ----------------------------------------               --------                --------               ----------
Total                             $   50       4.30    $ 64,295      7.68      $ 64,345      7.67     $1,201,490        7.13
- ----------------------------------------               --------                --------               ----------
- ----------------------------------------               --------                --------               ----------

Weighted average life (in years)      .4                     .1                      .1                       .1

AT DECEMBER 31, 1994:
Due in one year or less            $  --       --%     $204,129      5.91%     $204,129      5.91%    $   69,684        5.93%
Due after one year
  through five years                  50      4.30           --        --            50       4.30        14,375        7.40
No stated maturity                    --        --       78,925(1)   7.52        78,925(1)    7.52        54,371(2)     7.21
- ----------------------------------------               --------                --------               ----------
Total                             $   50      4.30     $283,054      6.36      $283,104       6.36    $  138,430        6.58
- ----------------------------------------               --------                --------               ----------
- ----------------------------------------               --------                --------               ----------

Weighted average life (in years)     1.4                     .1                      .1                       .3

(1) BALANCE REPRESENTS FHLB STOCK, A REQUIRED REGULATORY INVESTMENT AT ADJUSTABLE RATES HAVING NO STATED MATURITY. FHLB STOCK HAS BEEN EXCLUDED FROM THE WEIGHTED AVERAGE LIFE CALCULATION.
(2) BALANCE REPRESENTS MORTGAGE-BACKED SECURITIES AND MARKETABLE EQUITY SECURITIES WHICH HAVE BEEN EXCLUDED FROM THE WEIGHTED AVERAGE LIFE CALCULATION.


MAXIMUM AND AVERAGE BORROWING LEVELS

                                                                YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------
(IN THOUSANDS)                                             1995             1994             1993
- -------------------------------------------------------------------------------------------------
MAXIMUM BALANCES (1):
FHLB advances                                        $1,089,993       $1,354,663       $1,017,481
Securities sold under repurchase agreements             718,425          778,473          555,831
Subordinated debt                                        50,676           50,676           88,088
Collateralized obligations                               41,817           43,427           45,388
Other borrowings                                         54,520           20,903           10,212

(1)  MAXIMUM MONTH-END BALANCES.

                                                                          YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------------------------------
                                                     1995                          1994                          1993
                                               -----------------             -----------------             -----------------
(DOLLARS IN THOUSANDS)                          BALANCE     RATE              BALANCE     RATE              BALANCE     RATE
- ----------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES AND RATES:
FHLB advances                                  $860,948     5.89%            $975,937     5.80%            $921,158     6.02%
Securities sold under repurchase agreements     591,367     6.05              443,972     5.66              469,450     5.10
Subordinated debt                                46,429    10.74               50,676    11.06               58,718    11.46
Collateralized obligations                       41,586     6.93               42,588     5.73               44,825     5.03
Other borrowings                                 13,486     6.67                8,971     4.59                8,141     5.44


74 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN AND MORTGAGE-BACKED SECURITIES ACTIVITY


(IN THOUSANDS)                                               YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------
                                                          1995           1994           1993
- --------------------------------------------------------------------------------------------
ORIGINATIONS:
Residential (1)                                    $   514,228     $  861,977     $1,871,061
Commercial real estate                                 172,569        142,260         75,231
Commercial business                                     93,435         54,607         27,235
Consumer (1)                                         1,034,397        906,154        671,759
- --------------------------------------------------------------------------------------------
  Total originations                                 1,814,629      1,964,998      2,645,286
  ------------------------------------------------------------------------------------------
PURCHASES:
Mortgage-backed securities                                  --        544,248        573,025
Residential (1)                                        476,111        608,668      1,114,479
Consumer                                                 1,730             --            680
- --------------------------------------------------------------------------------------------
  Total purchases                                      477,841      1,152,916      1,688,184
  ------------------------------------------------------------------------------------------
    Total additions                                  2,292,470      3,117,914      4,333,470
    ----------------------------------------------------------------------------------------
SALES:
Mortgage-backed securities                             232,154             --             --
Residential (1)                                        562,074        994,016      2,033,540
Commercial real estate                                      --             --          2,066
Consumer (1)                                            91,005         80,338         65,310
- --------------------------------------------------------------------------------------------
  Total sales                                          885,233      1,074,354      2,100,916
Principal payments and other reductions              1,612,459      1,655,692      1,922,652
- --------------------------------------------------------------------------------------------
  Total reductions                                   2,497,692      2,730,046      4,023,568
  ------------------------------------------------------------------------------------------
Decrease in other items, net                           (18,314)       (36,327)       (24,316)
Transfer of mortgage-backed securities
  to securities available for sale                  (1,187,394)      (294,611)            --
Adjustments for pooling-of-interests                        --             --         74,270
- --------------------------------------------------------------------------------------------
  Net increase (decrease)                          $(1,410,930)    $   56,930     $  359,856
  ------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------

(1)  INCLUDES LOANS HELD FOR SALE.

COMMERCIAL REAL ESTATE LOANS BY PROPERTY TYPE

                                                                  AT DECEMBER 31,
                                               -----------------------------------------------------
                                                        1995                          1994
                                               -----------------------       -----------------------
                                                                NUMBER                        NUMBER
(DOLLARS IN THOUSANDS)                          BALANCE       OF LOANS        BALANCE       OF LOANS
- ----------------------------------------------------------------------------------------------------
Apartments                                     $405,975            784       $432,114            818
Office buildings                                168,487            259        161,475            276
Retail services                                 145,772            202        143,801            213
Hospitality facilities                           84,861             44         95,625             47
Warehouse/industrial buildings                   84,489            131         80,766            133
Health care facilities                           24,478             15         27,651             21
Other                                            56,701            245         56,200            231
- ----------------------------------------------------------------------------------------------------
                                               $970,763          1,680       $997,632          1,739
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
Average balance                                          $578                           $574
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

                                                                             75