Form 10-K405, Exhibit 13
period 1996-12-31
TCF FINANCIAL CORP
filed 1997-03-28
CIK 814184

EXHIBIT 13

DESCRIPTION OF BUSINESS

TCF Financial Corporation is a stock savings bank holding company with more than $7 billion in assets. TCF has a community banking philosophy focused on creating franchise and shareholder value, with record operating earnings and a 38 percent compounded annual total return since 1991.

TCF's banks operate in Minnesota, Illinois and Wisconsin as TCF Bank, and in Michigan and Ohio as Great Lakes Bancorp. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity, and mutual fund sales companies. TCF's common stock is listed on the New York Stock Exchange under the symbol TCB.



TABLE OF CONTENTS

Financial Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . .  32
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . .  38
Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . .  65
Selected Quarterly Financial Data  . . . . . . . . . . . . . . . . . . . . .  66

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                                   Financial Review

FINANCIAL REVIEW

    The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation ("TCF" or the "Company"). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 32.

RESULTS OF OPERATIONS

PERFORMANCE SUMMARY

    TCF reported net income of $85.7 million for 1996, compared with $60.7 million for 1995 and $70.2 million for 1994. Net income per common share was $2.42 for 1996, compared with $1.68 for 1995 and $1.95 for 1994. Return on average assets was 1.24% in 1996, compared with .82% in 1995 and .93% in 1994. Return on average realized common equity was 16.13% in 1996, compared with 12.70% in 1995 and 15.94% in 1994.

    TCF's 1996 results include a one-time special assessment of $34.8 million from the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF") under federal legislation enacted on September 30, 1996. On an after-tax basis, the FDIC special assessment totaled $21.7 million, or 62 cents per common share.

    TCF's 1995 results included certain merger-related charges incurred in connection with TCF's acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"), which is described in Note 2 of Notes to Consolidated Financial Statements. On an after-tax basis, these merger-related charges totaled $32.8 million, or 92 cents per common share for 1995.

    Net income, excluding the FDIC special assessment and the merger-related charges, totaled $107.4 million, or $3.04 per common share, for 1996, an increase of 14.8% from $93.5 million, or $2.60 per common share for 1995. Net income totaled $70.2 million, or $1.95 per common share, for 1994. On the same basis, return on average assets was a record 1.56% for 1996, compared with 1.27% in 1995 and .93% in 1994 and return on average realized common equity was a record 20.22% in 1996, compared with 19.64% in 1995 and 15.94% in 1994.

    The 1996 results of operations show continued improvement in TCF's core operating earnings. TCF's net interest income was a record $340.1 million and net interest margin was a record 5.26% for 1996, representing increases of 6.6% and 14.1%, respectively, over 1995 results. Non-interest income, excluding gains on sales of branches and loans and the 1995 losses from merger-related asset-sales, increased $16.6 million, or 12.5%, to $149.6 million for 1996, compared with $133 million for 1995. Operating expenses (non-interest expense excluding the FDIC special assessment, provision for real estate losses and 1995 merger-related charges) totaled $305.8 million for 1996, up 5.7% from $289.4 million for 1995. Provisions for credit and real estate losses totaled $20.3 million in 1996, compared with $17 million in 1995 and $14.8 million in 1994. The 1995 provision for credit losses included $5 million in Great Lakes merger-related provisions.

    TCF's net interest income of $319.2 million and net interest margin of 4.61% for 1995 increased 14.3% and 16.4%, respectively, over 1994 results. Non-interest income, excluding gains on sales of branches and losses from merger-related asset sales at Great Lakes, increased $7.8 million, or 6.2%, to $133 million for 1995, compared with $125.2 million for 1994. Operating expenses (non-interest expense excluding the provision for real estate losses and 1995 merger-related charges) totaled $289.4 million for 1995, up 6% from $273 million for 1994.

    TCF's net interest income of $279.2 million and net interest margin of 3.96% for 1994 increased 6.9% and 7.3%, respectively, over 1993 results. Non-interest income totaled $125.2 million for 1994, compared with $139 million for 1993. Operating expenses (non-interest expense excluding the provision for real estate losses and 1993 merger-related charges) totaled $273 million for 1994, up 6.1% from $257.2 million for 1993.

NET INTEREST INCOME

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

    Net interest income was a record $340.1 million for the year ended December 31, 1996, up from $319.2 million in 1995 and $279.2 million in 1994. This represents an increase of 6.6% in 1996, following increases of 14.3% in 1995 and 6.9% in 1994. Total average interest-earning assets decreased 6.5% in 1996, 1.9% in 1995 and .4% in 1994. The net interest margin for 1996 was a record 5.26%, compared with 4.61% in 1995 and 3.96% in 1994. In addition, TCF's net interest-rate spread was 4.71% in 1996, compared with 4.16% and 3.65% in 1995 and 1994, respectively.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                            Financial Review - (Continued)

    The following table presents TCF's average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF's interest-earning assets and interest-bearing liabilities:



                                           Year Ended                        Year Ended                        Year Ended
                                        December 31, 1996                 December 31, 1995                 December 31, 1994
                                -------------------------------- -------------------------------- ---------------------------------
                                                         Interest                         Interest                          Interest
                                                          Yields                           Yields                            Yields
(Dollars in thousands)            Average                   and    Average                   and     Average                   and
                                  Balance    Interest(1)   Rates   Balance    Interest(1)   Rates    Balance    Interest(1)   Rates
                                ----------   ----------  ------- ----------   ----------  ------- ------------  ---------- --------
ASSETS:
 Securities available for sale  $1,054,365    $ 75,303    7.14%  $   56,935    $  4,021     7.06%  $  231,066    $ 13,325   5.77%
                                ----------    --------           ----------    --------            ----------    --------
 Loans held for sale               227,226      17,080    7.52      226,922      18,253     8.04      243,819      16,917   6.94
                                ----------    --------           ----------    --------            ----------    --------
 Mortgage-backed securities
    held to maturity                   -           -        -     1,275,073      91,037     7.14    1,568,593     108,669   6.93
                                ----------    --------           ----------    --------            ----------    --------
 Loans:
   Residential real estate       2,416,865     191,348    7.92    2,690,667     211,128     7.85    2,458,003     184,949   7.52
   Commercial real estate          923,838      82,971    8.98      980,074      87,764     8.95    1,006,911      85,884   8.53
   Commercial business             157,400      13,905    8.83      186,928      17,568     9.40      182,900      15,370   8.40
   Consumer                      1,624,449     197,916   12.18    1,417,189     171,973    12.13    1,155,557     116,892  10.12
                                ----------    --------           ----------    --------            ----------    --------
     Total loans (2)             5,122,552     486,140    9.49    5,274,858     488,433     9.26    4,803,371     403,095   8.39
                                ----------    --------           ----------    --------            ----------    --------
 Investments:
   Interest-bearing deposits
     with banks                      3,149         173    5.49        6,842         426     6.23       24,418       1,020   4.18
   Federal funds sold                2,448         135    5.51        8,484         506     5.96       95,238       3,670   3.85
   U.S. Government and other
     marketable securities
     held to maturity                3,817         199    5.21        3,595         200     5.56        3,614         271   7.50
   FHLB stock                       52,642       3,831    7.28       64,757       4,814     7.43       82,951       5,515   6.65
                                ----------    --------           ----------    --------            ----------    --------
     Total investments              62,056       4,338    6.99       83,678       5,946     7.11      206,221      10,476   5.08
                                ----------    --------           ----------    --------            ----------    --------
       Total interest-
         earning assets          6,466,199     582,861    9.01    6,917,466     607,690     8.78    7,053,070     552,482   7.83
                                              --------   -----                 --------    -----                 --------  -----
 Other assets (3)                  433,076                          451,907                           480,382
                                ----------                       ----------                        ----------
   Total assets                 $6,899,275                       $7,369,373                        $7,533,452
                                ----------                       ----------                        ----------
                                ----------                       ----------                        ----------

LIABILITIES AND
 STOCKHOLDERS' EQUITY:
 Non-interest bearing deposits  $  608,213                       $  507,550                        $  433,465
                                ----------                       ----------                        ----------
 Interest-bearing deposits:
   Checking                        510,979       5,571    1.09      529,329       6,606     1.25      572,591       8,205   1.43
   Passbook and statement          793,975      14,389    1.81      855,492      18,507     2.16      974,944      19,292   1.98
   Money market                    630,382      19,256    3.05      649,189      21,878     3.37      701,317      18,834   2.69
   Certificates                  2,458,291     132,159    5.38    2,657,859     146,253     5.50    2,768,839     136,848   4.94
                                ----------    --------           ----------    --------            ----------    --------
     Total interest-bearing
       deposits                  4,393,627     171,375    3.90    4,691,869     193,244     4.12    5,017,691     183,179   3.65
                                ----------    --------           ----------    --------            ----------    --------
 Borrowings:
   Securities sold under
     repurchase agreements         498,363      28,165    5.65      591,367      35,753     6.05      443,972      25,107   5.66
   FHLB advances                   674,703      37,277    5.52      860,948      50,729     5.89      975,937      56,587   5.80
   Subordinated debt                13,430       1,875   13.96       46,429       4,986    10.74       50,676       5,603  11.06
   Collateralized obligations       40,831       2,586    6.33       41,586       2,880     6.93       42,588       2,442   5.73
   Other borrowings                 23,764       1,443    6.07       13,486         900     6.67        8,971         412   4.59
                                ----------    --------           ----------    --------            ----------    --------
     Total borrowings            1,251,091      71,346    5.70    1,553,816      95,248     6.13    1,522,144      90,151   5.92
                                ----------    --------           ----------    --------            ----------    --------
       Total interest-bearing
         liabilities             5,644,718     242,721    4.30    6,245,685     288,492     4.62    6,539,835     273,330   4.18
                                              --------   -----                 --------    -----                 --------  -----
 Other liabilities (3)             115,114                          130,375                           112,042
                                ----------                       ----------                        ----------
   Total liabilities             6,368,045                        6,883,610                         7,085,342
                                ----------                       ----------                        ----------
 Stockholders' equity: (3)
   Preferred equity                    -                             13,472                            25,019
   Common equity                   531,230                          472,291                           423,091
                                ----------                       ----------                        ----------
     Total stockholders' equity    531,230                          485,763                           448,110
                                ----------                       ----------                        ----------
   Total liabilities
     and stockholders' equity   $6,899,275                       $7,369,373                        $7,533,452
                                ----------                       ----------                        ----------
                                ----------                       ----------                        ----------

Net interest income                           $340,140                         $319,198                          $279,152
                                              --------                         --------                          --------
                                              --------                         --------                          --------
Net interest-rate spread                                  4.71%                             4.16%                           3.65%
                                                          -----                             -----                           -----
                                                          -----                             -----                           -----

Net interest margin                                       5.26%                             4.61%                           3.96%
                                                          -----                             -----                           -----
                                                          -----                             -----                           -----



----------------------
(1) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis. Tax-exempt income of $363,000, $511,000 and $439,000 was recognized during the years ended December 31, 1996, 1995 and 1994, respectively.
(2) Average balance of loans includes non-accrual loans, and is presented net of unearned income.
(3) Average balance is based upon month-end balances.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                            Financial Review - (Continued)


         The following table presents the components of the changes in net interest income by volume and rate:



                                                 Year Ended                                     Year Ended
                                              December 31, 1996                              December 31, 1995
                                          Versus Same Period in 1995                    Versus Same Period in 1994
                                     --------------------------------------       --------------------------------------
                                          Increase (Decrease) Due to                    Increase (Decrease) Due to
                                     --------------------------------------       --------------------------------------
(In thousands)                       Volume(1)       Rate(1)        Total         Volume(1)       Rate(1)        Total
                                     --------       --------       --------       --------        -------       --------
Securities available for
 sale                               $ 71,235       $     47       $ 71,282       $(11,773)       $ 2,469       $ (9,304)
                                     --------       --------       --------       --------        -------       --------
Loans held for sale                       24         (1,197)        (1,173)        (1,226)         2,562          1,336
                                     --------       --------       --------       --------        -------       --------
Mortgage-backed securities
 held to maturity                    (91,037)           -          (91,037)       (20,844)         3,212        (17,632)
                                     --------       --------       --------       --------        -------       --------
Loans:
 Residential real estate             (21,649)         1,869        (19,780)        17,887          8,292         26,179
 Commercial real estate               (5,084)           291         (4,793)        (2,310)         4,190          1,880
 Commercial business                  (2,647)        (1,016)        (3,663)           343          1,855          2,198
 Consumer                             25,231            712         25,943         29,341         25,740         55,081
                                     --------       --------       --------       --------        -------       --------
   Total loans                        (4,149)         1,856         (2,293)        45,261         40,077         85,338
                                     --------       --------       --------       --------        -------       --------
Investments:
 Interest-bearing
   deposits with banks                  (207)           (46)          (253)          (949)           355           (594)
 Federal funds sold                     (336)           (35)          (371)        (4,485)         1,321         (3,164)
 U.S. Government and
   other marketable
   securities held to
   maturity                               12            (13)            (1)            (1)           (70)           (71)
 FHLB stock                             (887)           (96)          (983)        (1,300)           599           (701)
                                     --------       --------       --------       --------        -------       --------
   Total investments                  (1,418)          (190)        (1,608)        (6,735)         2,205         (4,530)
                                     --------       --------       --------       --------        -------       --------
     Total interest
       income                        (25,345)           516        (24,829)         4,683         50,525         55,208
                                     --------       --------       --------       --------        -------       --------
Deposits:
 Checking                               (220)          (815)        (1,035)          (600)          (999)        (1,599)
 Passbook and statement               (1,266)        (2,852)        (4,118)        (2,465)         1,680           (785)
 Money market                           (613)        (2,009)        (2,622)        (1,475)         4,519          3,044
 Certificates                        (10,921)        (3,173)       (14,094)        (5,643)        15,048          9,405
                                     --------       --------       --------       --------        -------       --------
   Total deposits                    (13,020)        (8,849)       (21,869)       (10,183)        20,248         10,065
                                     --------       --------       --------       --------        -------       --------
Borrowings:
 Securities sold under
   repurchase agree-
   ments                              (5,343)        (2,245)        (7,588)         8,817          1,829         10,646
 FHLB advances                       (10,424)        (3,028)       (13,452)        (6,728)           870         (5,858)
 Subordinated debt                    (4,291)         1,180         (3,111)          (459)          (158)          (617)
 Collateralized
  obligations                            (51)          (243)          (294)           (59)           497            438
 Other borrowings                        631            (88)           543            256            232            488
                                     --------       --------       --------       --------        -------       --------
   Total borrowings                  (19,478)        (4,424)       (23,902)         1,827          3,270          5,097
                                     --------       --------       --------       --------        -------       --------
     Total interest
       expense                       (32,498)       (13,273)       (45,771)        (8,356)        23,518         15,162
                                     --------       --------       --------       --------        -------       --------
Net interest income                 $  7,153       $ 13,789       $ 20,942       $ 13,039        $27,007       $ 40,046
                                     --------       --------       --------       --------        -------       --------
                                     --------       --------       --------       --------        -------       --------



-----------------------
(1) Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

     In 1996, TCF's net interest income, net interest margin and interest-rate spread increased primarily due to the growth of higher-yielding consumer loans, the favorable impact of the 1995 merger-related restructuring activities, the November 30, 1995 redemption of $34.5 million of 10% subordinated capital notes, lower average levels of non-performing assets, and increased capital. Net interest income increased $20.9 million, or 6.6%, even though total average interest-earning assets decreased by $451.3 million, or 6.5% from 1995 levels. TCF's net interest income improved by $7.2 million due to volume changes and by $13.8 million due to rate changes. The favorable impact of the lower cost of funds and growth in consumer loan and securities available for sale volumes was partially offset by decreased volumes in mortgage-backed securities and residential real estate loans. Growth in TCF's net interest margin has slowed in recent periods. TCF's net interest margin for the fourth quarter of 1996 was 5.36%, unchanged from the third quarter of 1996. Maintaining this margin growth is dependent on TCF's ability to generate higher yielding assets. Interest income decreased $24.8 million in 1996, reflecting a decrease of $25.3 million due to volume. Interest expense decreased $45.8 million in 1996, reflecting decreases of $32.5 million due to volume and $13.3 million due to a lower cost of funds. The increase in net interest income due to the favorable impact of rate changes reflects in part TCF's changing asset/liability mix, with greater emphasis on higher-yielding consumer loans and less emphasis on mortgage-backed securities. If variable index rates (e.g., prime) were to decline, TCF may experience compression of its net interest margin depending on the timing and amount of any reductions, as it is possible that interest rates paid on retail deposits will not decline as quickly, or to the same extent, as the decline in the yield on interest-rate-sensitive assets such as home equity loans. In addition, competition for checking, savings and money market deposits, an important source of lower cost funds for TCF, has intensified among depository and other financial institutions. TCF may also experience compression in its net interest margin if the rates paid on deposits increase. See "Financial Condition - Deposits" and "Financial Condition - Asset/Liability Management - Interest-Rate Risk."

     In 1995, TCF's net interest income, net interest margin and interest-rate spread increased primarily due to increased yields and growth of consumer loans, the favorable impact of the Great Lakes merger-related restructuring activities, lower average levels of non-performing assets, and increased capital. Net interest income increased $40 million, or 14.3%, even though total average interest-earning assets decreased by $135.6 million, or 1.9% from 1994 levels. TCF's net interest income improved by $13 million due to volume changes and by $27 million due to rate changes. The favorable impact of growth in higher-yielding consumer loans was partially offset by the negative impact of a higher cost of funds and decreased volumes in mortgage-backed securities held to maturity and securities available for sale. Interest income increased $55.2 million in 1995, reflecting an increase of $50.5 million due to higher yields on interest-earning assets. Interest expense increased $15.2 million in 1995, reflecting a $23.5 million increase due to a higher cost of funds. The increase in net interest income due to the favorable impact of rate changes reflects in part the benefit from TCF's changing asset/liability mix.

     In 1994, TCF's net interest income, net interest margin and interest-rate spread increased primarily due to increased yields and growth of consumer loans, lower average levels of non-performing assets, a lower cost of funds and the retention of earnings. Net interest income increased $18 million, or 6.9%, even though total average interest-earning assets decreased by $26 million, or .4% from 1993 levels. TCF's net interest income improved by $7.5 million due to volume changes and by $10.4 million due to rate changes. The favorable impact of the lower cost of funds and growth in lower interest cost deposits and higher-yielding consumer and residential real estate loans was partially offset by the negative impact of decreased volumes in commercial real estate loans, loans held for sale and mortgage- backed securities held to maturity. Interest income decreased $6.2 million in 1994 reflecting a decrease of $5.7 million due to lower yields on interest-earning assets. Interest expense decreased $24.1 million in 1994, of which $16.1 million was due to a lower cost of funds. The increase in net interest income due to the favorable impact of rate changes reflects in part the benefit from TCF's changing asset/liability mix. TCF also benefitted from increases in both short- and long-term market interest rates as its interest-rate-sensitive assets tied to a variable index rate (e.g., prime) repriced at a faster rate than its retail deposits in 1994.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)


     The following table sets forth the spread between TCF's interest-earning assets and interest-bearing liabilities at December 31, 1996 and 1995. The net interest-rate spreads below represent the differences between the yield on interest-earning assets and the cost of interest-bearing liabilities at those dates:

                                                           At December 31,
                                                           ---------------
                                                           1996      1995
                                                           ----      ----

Weighted average yield:
  Loans                                                    9.52%     9.48%
  Loans held for sale                                      7.40      7.89
  Investments                                              5.50      7.67
  Securities available for sale                            7.15      7.13
  Total interest-earning assets                            8.83      8.99
                                                           ----      ----

Weighted average cost:
  Deposits (1)                                             3.86      4.08
  FHLB advances                                            5.66      5.89
  Other borrowings                                         6.25      6.17
  Total interest-bearing liabilities                       4.36      4.54
                                                           ----      ----

Net interest-rate spread                                   4.47%     4.45%
                                                           ----      ----
                                                           ----      ----

-------------------------------------
(1) Excludes non-interest bearing deposits.

  The net interest-rate spread increased 2 basis points to 4.47% at December
31, 1996 from 4.45% at December 31, 1995. The 4 basis point increase in the loan portfolio yield to 9.52% at December 31, 1996 reflects a shift to higher-yielding consumer loans. The commercial base lending rate at TCF was 8.50% at December 31, 1996, unchanged from December 31, 1995. The 49 basis point decrease in the loans held-for-sale portfolio yield to 7.40% at December 31, 1996 reflects the origination of education loans at lower rates. The 217 basis point decrease in the investments portfolio yield to 5.50% at December 31, 1996 reflects an increase in the balance of lower yielding interest-bearing deposits. The weighted average cost of deposits, excluding non-interest bearing deposits, decreased 22 basis points to 3.86% at December 31, 1996 due to lower market interest rates. The weighted average cost of FHLB advances decreased to 5.66% at December 31, 1996 due to lower short-term market interest rates. The weighted average cost of other borrowings increased 8 basis points to 6.25% at December 31, 1996. This increase reflects a decrease in lower cost federal funds purchased. TCF's net interest-rate spread at December 31, 1996 may not be indicative of net interest-rate spreads in future periods.

NON-INTEREST INCOME

  Non-interest income is a significant source of revenues for TCF and an important factor in TCF's results of operations. Providing a wide range of retail banking services is an integral component of TCF's business philosophy and a major strategy for generating additional non-interest income. Excluding gains on sales of branches and loans and the 1995 losses from merger-related asset sales at Great Lakes, non-interest income increased $16.6 million, or 12.5%, during 1996 to $149.6 million, reflecting increases in fee and service charge revenues, gains on sales of loans held for sale, title insurance revenues, and automated teller machine ("ATM") network revenue. These increases were partially offset by a decrease in gains on sales of loan servicing. The following table presents the components of non-interest income:



                                                                                  Percentage
                                       Year Ended December 31,                Increase (Decrease)
                                  ----------------------------------         --------------------
(Dollars in thousands)              1996         1995          1994          1996/95      1995/94
                                    ----         ----          ----          -------      -------
Fee and service charge revenues   $100,422     $ 89,712     $ 83,744           11.9%         7.1%
ATM network revenues                11,480       10,568        8,988            8.6         17.6
Title insurance revenues            13,492       11,509       10,274           17.2         12.0
Commissions on sales of annuities    9,134        8,557       11,310            6.7        (24.3)
Gain on sale of loans held for
   sale                              5,038        3,735        2,124           34.9         75.8
Gain on sale of securities
   available for sale                   85          120          981          (29.2)       (87.8)
Gain on sale of loan servicing         -          1,535        2,353         (100.0)       (34.8)
Other                                9,956        7,284        5,445           36.7         33.8
                                  --------     --------     --------
                                   149,607      133,020      125,219           12.5          6.2

Gain on sale of loans                5,443          -            -            100.0          -
Gain on sale of branches             2,747        1,103          -            149.0        100.0
Merger-related charges:
   Loss on sale of mortgage-
     backed securities                 -        (21,037)         -              N.M.         N.M.
   Loss on sale of securities
     available for sale                -           (310)         -              N.M.         N.M.
                                  --------     --------     --------

       Total non-interest income  $157,797     $112,776     $125,219           39.9         (9.9)
                                  --------     --------     --------
                                  --------     --------     --------


-----------------------------
N.M. Not meaningful.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

     Fee and service charge revenues increased $10.7 million in 1996 and $6 million in 1995 primarily as a result of expanded retail and mortgage banking activities. Included in fee and service charge revenues are fees of $15.3 million, $15.1 million and $14.5 million received for the servicing of loans owned by others during 1996, 1995 and 1994, respectively. At December 31, 1996, 1995 and 1994, TCF was servicing real estate loans for others with aggregate unpaid principal balances of $4.5 billion, $4.5 billion and $4.4 billion, respectively.

     ATM network revenues increased $912,000, or 8.6%, in 1996 and $1.6 million, or 17.6%, in 1995. These increases reflect TCF's efforts to provide banking services through its ATM network. TCF expanded its network of ATM's to 917 at December 31, 1996 by installing 160 ATM's during 1996. The Company anticipates installing additional ATM's during 1997.

     Title insurance revenues increased $2 million in 1996 to $13.5 million, following an increase of $1.2 million in 1995 to $11.5 million. Title insurance revenues for 1996 and 1995 were positively affected by industry-wide increases in residential real estate loan originations and refinancing activity. Title insurance revenues are cyclical in nature and are largely dependent on the level of residential real estate loan originations and refinancings.

     Commissions on sales of annuities increased $577,000 to $9.1 million in 1996, following a decrease of $2.8 million to $8.6 million in 1995. Sales of annuities may fluctuate from period to period, and future sales levels will depend upon continued favorable tax treatment, the level of interest rates, general economic conditions and investor preferences.

     Gains on sales of loans held for sale increased $1.3 million in 1996 following an increase of $1.6 million in 1995. Gains on sales of securities available for sale, excluding merger-related sales, totaled $85,000 in 1996, a decrease of $35,000 from the $120,000 recognized in 1995. Gains or losses on sales of loans held for sale and securities available for sale may fluctuate significantly from period to period due to changes in interest rates and volumes, and results in any period related to these transactions may not be indicative of results which will be obtained in future periods.

     Gains on sales of third-party loan servicing rights totaled $1.5 million in 1995, compared with $2.4 million in 1994. These gains were recognized on the sale of third-party servicing rights on approximately $146.3 million and $169 million of loans, respectively. TCF periodically sells loan servicing rights depending on market conditions.

     Other non-interest income increased $2.7 million in 1996 to $10 million, and $1.8 million in 1995 to $7.3 million. The increases were primarily due to increased commission revenue earned on sales of insurance and mutual fund products.

     During 1996, TCF recognized gains of $2.7 million on the sales of two Minnesota branches, two Michigan branches and one Wisconsin branch, compared with gains of $1.1 million on the sales of three Minnesota branches during 1995.

     During 1996, TCF recognized a $4.6 million gain on the sale of $39.6 million of credit card loans. The Company now provides credit card products on behalf of a third party through a marketing agreement. Also during 1996, TCF recognized a gain of $810,000 on the sale of $7.2 million of loans related to the previously described sale of two Minnesota branches.

     During 1995, Great Lakes sold $232.2 million of collateralized mortgage obligations from its held-to-maturity portfolio at a pretax loss of $21 million. Also in 1995, Great Lakes sold $17.3 million of securities available for sale at a pretax loss of $310,000. These merger-related asset sales were completed as part of TCF's strategy to reduce Great Lakes' interest-rate and credit risk to levels consistent with TCF's existing interest-rate risk position and credit risk policy.

NON-INTEREST EXPENSE

     Non-interest expense, excluding the FDIC special assessment, provision for real estate losses, and 1995 merger-related charges, increased $16.5 million, or 5.7%, in 1996, and $16.4 million, or 6%, in 1995, as compared with the respective prior years.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)


The following table presents the components of non-interest expense:
                                                                                                    Percentage
                                                        Year Ended December 31,                 Increase (Decrease)
                                               -----------------------------------------       ---------------------
(Dollars in thousands)                           1996             1995            1994         1996/95       1995/94
                                               --------         --------        --------       -------       -------
Compensation and employee benefits             $151,745         $139,548        $129,794         8.7%          7.5%
Occupancy and equipment                          51,136           50,554          48,217          1.2          4.8
Advertising and promotions                       16,711           16,651          14,119           .4         17.9
Federal deposit insurance premiums
   and assessments                               12,019           13,540          14,779        (11.2)        (8.4)
Amortization of goodwill and other
   intangibles                                    3,167            3,163           3,282           .1         (3.6)
Other                                            71,056           65,917          62,771          7.8          5.0
                                               --------         --------        --------
                                                305,834          289,373         272,962          5.7          6.0
Provision for real estate losses                    433            1,804           4,022        (76.0)       (55.1)
FDIC special assessment                          34,803              -               -          100.0          -
Merger-related charges:
   Merger-related expenses                          -             21,733             -         (100.0)       100.0
   Cancellation cost on early
      termination of interest
      rate exchange contracts                       -              4,423             -         (100.0)       100.0
                                               --------         --------        --------
   Total non-interest expense                  $341,070         $317,333        $276,984          7.5         14.6
                                               --------         --------        --------
                                               --------         --------        --------

     Compensation and employee benefits, representing 44.5% and 44% of total non-interest expense in 1996 and 1995, respectively, increased $12.2 million, or 8.7%, in 1996, and $9.8 million, or 7.5%, in 1995. The 1996 increase was primarily due to the expansion of consumer lending operations and other retail banking activities. The 1995 increase was primarily due to the expansion of consumer lending and consumer finance operations and other retail banking activities, partially offset by compensation and benefit cost savings associated with the reduction in residential mortgage originations. Residential mortgage originations at TCF were $981.5 million in 1996, $989.7 million in 1995, and $1.5 billion in 1994.

     Occupancy and equipment expenses increased $582,000 in 1996 and $2.3 million in 1995. The increase in 1996 reflects the opening of 12 savings bank branch offices. The 1995 increase was largely due to expanded consumer finance activities, including the opening of 24 new consumer finance offices.

     Advertising and promotion expenses increased $60,000 in 1996 and $2.5 million in 1995. The increases reflect the increase in direct mail and other marketing expenses relating to the promotion of TCF's consumer lending and deposit products.

     Federal deposit insurance premiums and assessments totaled $12 million for 1996, a decrease of $1.5 million from 1995. The decrease in 1996 was primarily due to lower deposit levels and a decrease in the 1996 fourth quarter deposit insurance premium rates as a result of the recapitalization of the SAIF.

     Other non-interest expense increased $5.1 million, or 7.8%, in 1996 and $3.1 million, or 5%, in 1995. The increase in 1996 was primarily due to costs associated with the relocation and consolidation of certain back-office operations, the expansion of TCF's consumer lending operations, and other retail banking activities. In addition, the increase reflects an increase in Michigan state business taxes due to improved profitability. The increase in 1995 reflects fourth quarter severance payments related to Great Lakes and an increase in telecommunications expense resulting from TCF's expansion of its banking operations.

     The provision for real estate losses decreased $1.4 million, or 76%, to
$433,000   in 1996, following a decrease of $2.2 million, or 55.1%, to $1.8 million in 1995. The amounts provided for real estate losses in each of the three years were considered prudent by management in light of all factors affecting reserve adequacy. See "Financial Condition - Allowances for Loan and Real Estate Losses and Industrial Revenue Bond Reserves" for further detail on the provision for real estate losses.

     TCF's 1996 results include a one-time special assessment of $34.8 million from the FDIC to recapitalize the SAIF under federal legislation enacted on September 30, 1996. As a result, the rate charged to TCF by the FDIC for federal deposit insurance premiums declined from 23 basis points to 6.48 basis points beginning in January 1997. See "Financial Condition - Recent Legislative and Regulatory Developments."

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

     Merger-related expenses for 1995 included $13.9 million of equipment charges associated with the integration of Great Lakes' data processing system into TCF's, $4.7 million of employment contract, severance and employment benefit costs reflecting the consolidation of certain Great Lakes functions, and $2.2 million of professional fees and $864,000 of other expenses which were incurred by Great Lakes as a direct result of the merger.

     During 1995, Great Lakes prepaid $112.3 million of Federal Home Loan Bank ("FHLB") advances at a pretax loss of $1.5 million. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item. Interest-rate exchange contracts with notional principal amounts totaling $544.5 million were terminated by Great Lakes at a pretax loss of $4.4 million. These actions were taken in order to reduce Great Lakes' level of higher-cost wholesale borrowings and to reduce interest-rate risk.

INCOME TAXES

     TCF recorded income tax expense of $51.4 million in 1996, compared with $37.8 million in 1995 and $46.4 million in 1994. Income tax expense represented 37.5% of income before income tax expense and extraordinary item during 1996, compared with 38% and 39.8% in 1995 and 1994, respectively. The lower rate in 1996 reflects the impact of relatively lower non-deductible expenses, including merger-related expenses. TCF expects that its effective tax rate will increase during 1997.

     Further detail on income taxes is provided in Note 13 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

INVESTMENTS

     Total investments increased $377.8 million in 1996 to $442.1 million at December 31, 1996. Interest-bearing deposits with banks increased $371.6 million during 1996 to $372.1 million at December 31, 1996. In addition, FHLB stock increased $6 million in 1996 to $66.1 million at December 31, 1996. TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 1996.

SECURITIES AVAILABLE FOR SALE

     Securities available for sale are carried at fair value with the unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. Securities available for sale decreased $201.9 million during 1996 to $999.6 million at December 31, 1996, primarily due to repayment and prepayment activity. At December 31, 1996, TCF's securities available-for-sale portfolio included $106 million and $893.6 million of adjustable-rate and fixed-rate mortgage-backed securities, respectively. Securities available for sale totaled $1.2 billion at December 31, 1995.

LOANS HELD FOR SALE

     Residential real estate and education loans held for sale are carried at the lower of cost or market. Education and residential real estate loans held for sale decreased $17.4 million and $21.1 million, respectively, from year-end 1995 and totaled $146.3 million and $57.6 million, respectively, at December 31, 1996. Under a forward commitment agreement with the Student Loan Marketing Association ("SLMA"), TCF can sell the education loans to SLMA once they are fully disbursed, but must sell the loans to SLMA before they go into repayment status.

LOANS

     The following table sets forth information about loans held in TCF's portfolio, excluding loans held for sale:


                                                             At December 31,
                                  ----------------------------------------------------------------------
                                     1996           1995           1994           1993           1992
                                  ----------     ----------     ----------     ----------     ----------
(In thousands)

Residential real estate           $2,261,237     $2,618,725     $2,662,707     $2,305,844     $1,961,739
Consumer                           1,801,066      1,593,439      1,299,458      1,080,499      1,099,823
Commercial real estate               861,056        970,763        997,632      1,091,084      1,250,969
Commercial business                  156,712        167,663        190,975        214,774        236,142
Deferred fees and
   unearned discounts
   and finance charges, net          (84,109)       (73,489)       (32,391)       (26,634)       (31,691)
                                  ----------     ----------     ----------     ----------     ----------
      Total loans                 $4,995,962     $5,277,101     $5,118,381     $4,665,567     $4,516,982
                                  ----------     ----------     ----------     ----------     ----------
                                  ----------     ----------     ----------     ----------     ----------


                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

     Residential real estate loans totaled $2.3 billion at December 31, 1996, a decrease of $357.5 million from December 31, 1995. This decrease largely reflects an increase in loan repayment activity, partially offset by the origination and retention of $270.1 million of residential real estate loans.
At December 31, 1996, TCF's residential real estate loan portfolio was comprised of $1.3 billion of fixed-rate loans and $987.6 million of adjustable-rate loans.

     Consumer loans totaled $1.8 billion at December 31, 1996, an increase of $207.6 million from December 31, 1995. This change was primarily due to a $180.9 million increase in TCF's home equity loan portfolio and a $93.5 million increase in automobile and marine loans, partially offset by a $44.5 million decrease in credit card loans primarily due to the previously mentioned sale of $39.6 million in outstanding balances. The growth in automobile and marine and home equity loans reflects TCF's expanded consumer lending and consumer finance operations. Consumer loan growth in recent years reflects TCF's emphasis on expanding its portfolio of these higher-yielding, shorter-term loans, including home equity loans.

     TCF has significantly expanded its consumer finance operations in recent periods and had 61 consumer finance offices in 16 states as of December 31, 1996. TCF's consumer finance loan portfolio totaled $496.3 million at December 31, 1996, compared with $374.4 million at December 31, 1995. In the 1996 fourth quarter, TCF combined 13 consumer offices into existing locations. The Company intends to concentrate on increasing the outstanding loan balances of its existing consumer finance offices and improving the profitability of its consumer finance subsidiaries before considering any further expansion of this operation.

     TCF's consumer finance subsidiaries primarily originate automobile and home equity loans and purchase automobile loans, and also engage in the origination of loans through loan brokers to a limited extent. The average individual balance of consumer finance automobile and marine loans, and home equity loans were $8,000 and $30,000, respectively, at December 31, 1996. At December 31, 1996 and 1995, automobile and marine loans comprised $299.6 million, or 60.4%, and $207.8 million, or 55.5%, respectively, of total consumer finance loans outstanding. At December 31, 1996 and 1995, home equity loans comprised $185.2 million, or 37.3%, and $154.8 million, or 41.3%, respectively, of total consumer finance loans. TCF's consumer finance subsidiaries are seeking to increase the percentage of home equity loans to total consumer finance loans over time. Home equity loans originated by the Company's consumer finance subsidiaries are generally closed end.

     Through their purchases of automobile loans, TCF's consumer finance subsidiaries provide indirect financing. The Company's consumer finance subsidiaries serve as an alternative source of financing to customers who might otherwise not be able to obtain financing from more traditional sources. Included in the consumer finance loans at December 31, 1996 are $252.6 million of sub-prime automobile and marine loans which carry a higher level of credit risk and higher interest rates. The term sub-prime refers to the Company's assessment of credit risk and bears no relationship to the prime rate of interest or persons who are able to borrow at that rate. There can be no assurances that the Company's sub-prime lending criteria are the same as those utilized by other lenders. Loans classified as sub-prime are to borrowers that because of significant past credit problems or limited credit histories are unable to obtain credit from traditional sources.

     Although competition in the sub-prime lending market has increased, the Company believes that sub-prime borrowers represent a substantial market and their demand for financing has not been adequately served by traditional lending sources. The underwriting criteria for loans originated by TCF's consumer finance subsidiaries generally have been less stringent than those historically adhered to by TCF's savings bank subsidiaries and, as a result, carry a higher level of credit risk and higher interest rates. The rapid expansion of the higher-risk lending engaged in by the Company's consumer finance subsidiaries is expected, as these portfolios mature, to result in increases in consumer loan loss and delinquency ratios. These portfolios also represent an increased risk of loss in the event of adverse economic developments such as a recession. TCF believes that important determinants of success in sub-prime automobile financing include the ability to control borrower and dealer misrepresentations at the point of origination; the evaluation of the creditworthiness of sub-prime borrowers; and the maintenance of an active program to monitor performance and collect payments. Sub-prime lending is inherently more risky than traditional lending and there can be no assurance that all appropriate underwriting criteria have been identified or weighted properly in the assessment of credit risk, or will afford adequate protection against the higher risks inherent in lending to sub-prime borrowers.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

     Many of the consumer finance offices are new and are outside TCF's traditional market areas. The geographic location of consumer finance loans may change significantly in future periods. See Note 6 of Notes to Consolidated Financial Statements for additional information concerning the geographic locations of TCF's consumer finance loan portfolio.

     TCF's savings bank and consumer finance subsidiaries have also initiated the origination of home equity loans with loan-to-value ratios in excess of 80%, and up to 100%, that carry no private mortgage insurance. These loans carry a higher level of credit risk and higher interest rates.

     The following table summarizes TCF's commercial real estate loan portfolio by property type:

                                                   At December 31,
                                 -----------------------------------------------
                                           1996                    1995
                                 -----------------------  ----------------------
                                                 Number                  Number
(Dollars in thousands)            Balance (1)   of Loans   Balance (1)  of Loans
                                 ------------   --------  ------------  --------
Apartments                       $339,809           638   $405,975          784
Office buildings                  144,642           234    168,487          259
Retail services                   127,312           187    145,772          202
Warehouse/industrial buildings     87,486           130     84,489          131
Hospitality facilities             78,746            37     84,861           44
Health care facilities             17,181            14     24,478           15
Other                              65,880           308     56,701          245
                                 --------         -----   --------        -----
                                 $861,056         1,548   $970,763        1,680
                                 --------         -----   --------        -----
                                 --------         -----   --------        -----
Average balance                             $556                   $578
                                            ----                   ----
                                            ----                   ----

-----------------------------
(1)  Includes construction and development loans.

     Commercial real estate loans decreased $109.7 million in 1996 to $861.1 million at December 31, 1996. Commercial business loans decreased $11 million to $156.7 million at December 31, 1996. TCF is seeking to expand its commercial real estate and commercial business lending activity to borrowers located in its primary midwestern markets in an attempt to maintain the size of these lending portfolios and, where feasible under local economic conditions, achieve some growth in these lending categories over time. These loans generally have larger individual balances and a greater inherent risk of loss. The risk of loss is difficult to quantify and is subject to fluctuations in real estate values. At December 31, 1996, approximately 93% of TCF's commercial real estate loans outstanding were secured by properties located in its primary markets. The average individual balance of commercial real estate loans was $556,000 at December 31, 1996. Apartment loans comprised $339.8 million, or 39.5%, of total commercial real estate loans outstanding at December 31, 1996. The average individual balance of commercial business loans was $228,000 at December 31, 1996.

     Included in performing loans at December 31, 1996 are commercial real estate loans aggregating $3 million with terms that have been modified in troubled debt restructurings, compared with $1.6 million of such loans at December 31, 1995.

     The results of hotel and motel operations are susceptible to changes in prevailing economic conditions. Included in commercial real estate loans at December 31, 1996 are $78.7 million of loans secured by hotel or motel properties. Ten loans comprise $52.7 million, or 67%, of the total hotel and motel portfolio. Of the total hotel and motel portfolio balance, one loan totaling $1.5 million is included in loans subject to management concern and one loan totaling $272,000 is included in non-accrual loans. TCF continues to closely monitor the performance of these loans and properties.

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES AND INDUSTRIAL REVENUE BOND RESERVES

     Credit risk is the risk of loss from a customer default. TCF has in place a process to identify and manage its credit risks. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, identification of problem loans and special procedures for collection of problem loans. See Note 1 of Notes to Consolidated Financial Statements for additional information concerning TCF's allowances for loan and real estate losses.

     While TCF's investments in commercial real estate loans, commercial business loans and related properties acquired through foreclosure or by other means have significantly decreased in recent years, such loans and investments have larger individual balances and a substantially greater inherent risk of loss. The risk of loss on such loans and properties is

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

difficult to quantify and is subject to fluctuations in real estate values. In addition, concerns remain over the future course of the economy and particularly the related impact on the real estate values associated with these loans and properties. A weakness in commercial real estate markets may result in further declines in the values of TCF's real estate or the sale of individual properties at less than previously estimated values, resulting in additional charge-offs. TCF recognizes the effect of such events in the periods in which they occur.

     The provisions for credit and real estate losses included in the consolidated statements of operations totaled $20.3 million in 1996, compared with $17 million in 1995 and $14.8 million in 1994. Included in the provision for credit losses in 1995 are $5 million of merger-related provisions. The merger-related provisions were established to conform Great Lakes' credit loss reserve practices and methods to those of TCF and to allow for the accelerated disposition of Great Lakes' remaining problem assets.

     At December 31, 1996, the allowances for loan and real estate losses and industrial revenue bond reserves totaled $73.5 million, compared with $69.2 million at December 31, 1995. The increase in TCF's allowance for loan losses reflects the growth in the balances of higher-risk categories of loans, which carry greater guideline reserve requirements. Net loan, real estate and industrial revenue bond charge-offs were $15.9 million in 1996, compared with $9.5 million in 1995. TCF has experienced an increase in the level of net loan charge-offs related to its consumer finance portfolio. As a result, net loan charge-offs as a percentage of average loans outstanding for TCF's consumer finance portfolio increased to 2.42% for the year ended December 31, 1996, compared with 1.06% for the same period in 1995. In addition, the net loan charge-offs as a percentage of average loans outstanding for TCF's automobile and marine consumer finance portfolio increased to 3.51% for the year ended December 31, 1996, compared with 1.72% for the same period in 1995. The unallocated portion of TCF's allowance for loan losses totaled $22.4 million at December 31, 1996, compared with $17.8 million at December 31, 1995.

     A summary of the allowances for loan and real estate losses and industrial revenue bond reserves and selected statistics is presented in Note 7 of Notes to Consolidated Financial Statements.

NON-PERFORMING ASSETS

     Non-performing assets (principally non-accrual loans and real estate acquired through foreclosure) totaled $46.2 million at December 31, 1996, down $24.6 million, or 34.7%, from the December 31, 1995 total of $70.7 million.
The decrease in non-performing assets reflects the accelerated disposition of certain of Great Lakes' remaining problem assets, partially offset by a $6 million increase in consumer finance non-accrual loans. Properties acquired are being actively marketed. Approximately 72% of non-performing assets consist of, or are secured by, real estate. The accrual of interest income is generally discontinued when loans become 90 days or more past due with respect to either principal or interest unless such loans are adequately secured and in the process of collection.

     Non-performing assets are summarized in the following table:

                                                  At December 31,
                              -------------------------------------------------
(Dollars in thousands)          1996        1995     1994       1993      1992
                                ----        ----     ----       ----      ----
Non-accrual loans (1):
  Consumer:
    Savings bank lending      $ 1,746     $ 1,799   $ 1,295  $  1,264  $  1,868
    Consumer finance lending   11,726       5,688       832        58       129
                              -------     -------   -------  --------  --------
                               13,472       7,487     2,127     1,322     1,997
  Residential real estate       3,996       7,045     7,211     9,705    12,747
  Commercial real estate        7,604      22,255    18,452    52,463    42,321
  Commercial business           1,149       7,541     5,972    24,770    22,642
                              -------     -------   -------  --------  --------
                               26,221      44,328    33,762    88,260    79,707
Real estate and other assets   19,937      26,402    23,849    25,062    50,472
                              -------     -------   -------  --------  --------
  Total non-performing assets $46,158     $70,730   $57,611  $113,322  $130,179
                              -------     -------   -------  --------  --------
                              -------     -------   -------  --------  --------

Non-performing assets as a
  percentage of net loans         .94%       1.36%     1.14%     2.46%     2.91%
Non-performing assets as a
  percentage of total assets      .65         .98       .73      1.49      1.67


---------------------------
(1) Included in total loans in the Consolidated Statements of Financial
Condition.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

     The following table sets forth information regarding TCF's delinquent loan portfolio, excluding loans held for sale and non-accrual loans:

                                             At December 31,
                           -----------------------------------------------------
                                     1996                        1995
                           -------------------------    ------------------------
(Dollars in thousands)     Principal   Percentage of    Principal  Percentage of
                           Balances     Gross Loans     Balances    Gross Loans
                           ---------   -------------    ---------  -------------
Loans delinquent for:
  30-59 days                $35,172        .70%          $32,519        .62%
  60-89 days                  7,269        .14             8,159        .15
  90 days or more               -           -                678        .01
                            -------        ---           -------        ---
     Total                  $42,441        .84%          $41,356        .78%
                            -------        ---           -------        ---
                            -------        ---           -------        ---

     The over 30-day delinquency rate on TCF's loans (excluding loans held for sale and non-accrual loans) was .84% of gross loans outstanding at December 31, 1996, compared with .78% at year-end 1995. The increase in the over 30-day delinquency rate reflects an increase in consumer finance delinquencies. TCF's delinquency rates are determined using the contractual method. The following table sets forth information regarding TCF's over 30-day delinquent loan portfolio, excluding loans held for sale and non-accrual loans:

                                              At December 31,
                               ------------------------------------------------
                                        1996                    1995
                               ----------------------   -----------------------
                                           Percentage                Percentage
                               Principal    of Gross    Principal     of Gross
(Dollars in thousands)         Balances       Loans     Balances        Loans
                               ---------   ----------   ---------    ----------
Consumer:
  Savings bank lending         $ 7,473        .61%       $11,110          .96%
  Consumer finance lending      21,515       3.86         16,188         3.77
                               -------                   -------
                                28,988       1.62         27,298         1.72
Residential real estate          8,330        .37         12,056          .46
Commercial real estate           5,114        .60          1,411          .15
Commercial business                  9        .01            591          .37
                               -------                   -------
    Total                      $42,441        .84        $41,356          .78
                               -------                   -------
                               -------                   -------

     TCF's over 30-day delinquency rate on gross consumer loans was 1.62% at December 31, 1996, down from 1.72% at year-end 1995. Management continues to monitor the consumer loan portfolio, which will generally have higher delinquencies, especially consumer finance loans. TCF's over 30-day delinquency rate on gross consumer finance loans was 3.86% at December 31, 1996, compared with 3.77% at December 31, 1995. TCF's over 30-day delinquency rate on gross automobile and marine and home equity consumer finance loans was 4.24% and 3.09%, respectively, at December 31, 1996, compared with 4.36% and 2.64% at December 31, 1995. Consumer finance lending is generally considered to involve a higher level of credit risk. TCF believes that it has in place experienced personnel and acceptable standards for maintaining credit quality that are consistent with its goals for expanding its portfolio of these higher-yielding loans, but no assurance can be given as to the level of future delinquencies and loan charge-offs.

     In addition to the non-accrual, restructured and accruing loans 90 days or more past due, there were commercial real estate and commercial business loans with an aggregate principal balance of $16 million outstanding at December 31, 1996 for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. This amount consists of loans that were classified for regulatory purposes as substandard, doubtful or loss, or were to borrowers that currently are experiencing financial difficulties or that management believes may experience financial difficulties in the future. This compares with $56.5 million of such loans at December 31, 1995. Although these loans are secured by commercial real estate or other corporate assets, they may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

LIQUIDITY MANAGEMENT

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

    Deposits are the primary source of TCF's funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan repayments, advances from the FHLB and proceeds from reverse repurchase borrowing agreements. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds and other factors. TCF's deposit inflows and outflows have been affected by these factors and may continue to be affected in future periods. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under reverse repurchase agreements and, to a lesser extent, from other sources. See "Borrowings."

    Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF Minnesota and Great Lakes, TCF's wholly owned savings bank subsidiaries, cash flows from other direct subsidiaries, issuance of equity securities, borrowings under the Company's $70 million bank line of credit, and interest income. TCF Minnesota's and Great Lakes' ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Retained earnings at December 31, 1996 includes approximately $109.9 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

    At December 31, 1996, in addition to TCF Minnesota and Great Lakes, TCF Financial Corporation directly owned four insurance agency subsidiaries engaging in the sale of single premium tax-deferred annuities, and mutual funds. Dividends from these subsidiaries to TCF were $4.1 million and $2.8 million for the years ended December 31, 1996 and 1995, respectively. Future dividends from these subsidiaries are dependent upon continued favorable tax treatment for single premium annuities, and legislative proposals have sought to limit or eliminate these tax benefits. Cash flows received by TCF Financial Corporation on the exercise of stock options under the TCF Financial 1995 Incentive Stock Program and common stock warrants were $1.6 million and $12.5 million for the years ended December 31, 1996 and 1995, respectively.

DEPOSITS

    Deposits totaled $5 billion at December 31, 1996, down $213.9 million from December 31, 1995. The decrease includes the effects of the previously described branch sales, and run-off of certificates of deposit. Lower interest-cost checking, savings and money market deposits totaled $2.6 billion, up $66.7 million from year-end 1995, and comprised 52.8% of total deposits at December 31, 1996. Checking, savings and money market deposits are an important source of lower cost funds and fee income for TCF. The Company's weighted average rate for deposits, including non-interest bearing deposits, decreased to 3.29% at December 31, 1996, from 3.60% at December 31, 1995.

BORROWINGS

    Borrowings are used primarily to fund the purchases of investments and securities available for sale. These borrowings totaled $1.5 billion as of December 31, 1996, up $52.4 million from $1.4 billion at year-end 1995. The increase was primarily due to a $247.5 million increase in FHLB advances, partially offset by decreases of $144.7 million in securities sold under repurchase agreements and $40 million on TCF's bank line of credit. The weighted average rate on borrowings decreased to 5.78% at December 31, 1996, from 5.98% at December 31, 1995.

    In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings, among other things. It requires that a transfer of a financial asset in which the transferor surrenders control over the financial asset shall generally be

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

accounted for as a sale, with appropriate recognition of gain or loss. The statement provides that the transferor has surrendered control if and only if certain conditions are met. The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and will be applied prospectively. Earlier or retroactive application is not permitted. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The statement defers for one year certain provisions of SFAS No. 125 regarding the reclassification of financial assets pledged as collateral and the provision regarding potential sales treatment for certain repurchase agreements and similar transactions. Management believes the adoption of these statements will not significantly impact TCF's financial condition or results of operations.

STOCKHOLDERS' EQUITY

    Stockholders' equity at December 31, 1996 was $549.5 million, or 7.7% of total assets, up from $527.7 million, or 7.3% of total assets, at December 31, 1995. The increase in stockholders' equity is primarily due to net income of $85.7 million for the year ended December 31, 1996, partially offset by the repurchase of 1,190,068 shares of TCF's common stock at a cost of $41.4 million, the payment of $25.3 million in dividends on TCF's common stock and a decrease of $9.3 million in unrealized gains on securities available for sale.

    On January 20, 1997, TCF's Board of Directors (the "Board") authorized the repurchase of up to 5% of TCF common stock, or approximately 1.7 million shares. On February 25, 1997, the Board rescinded TCF's common stock repurchase program.

    On January 20, 1997, TCF declared a quarterly dividend of 18.75 cents per common share, payable on February 28, 1997 to stockholders of record as of February 7, 1997.

RECENT LEGISLATIVE AND REGULATORY DEVELOPMENTS

    Federal legislation enacted on September 30, 1996 addressed inadequate funding of the SAIF, which had resulted in a large deposit insurance premium disparity between banks insured by the Bank Insurance Fund ("BIF") and SAIF-insured thrifts. As a result of this new legislation, a one-time special assessment was imposed on thrift institutions, and TCF recognized a $34.8 million pretax charge for assessments imposed on its savings bank subsidiaries. The legislation also provides for a reduction in deposit insurance premiums in subsequent periods and other regulatory reforms.

    Other recently enacted federal legislation repealed the reserve method of accounting for thrift bad debt reserves. This legislation eliminated the recapture of a thrift institution's bad debt reserve under certain circumstances, including the institution's conversion to a bank or as a result of similar charter changes.

    As a result of both the BIF/SAIF legislation and repeal of the reserve method of accounting for bad debts, TCF is pursuing the conversion of its existing savings bank subsidiaries into national bank subsidiaries. Such a conversion would require the approval of applications filed with the Office of the Comptroller of the Currency, and would also require the approval of applications filed with the Federal Reserve Board.

ASSET/LIABILITY MANAGEMENT - INTEREST-RATE RISK

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

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

    For an institution with a positive interest-rate gap for a given period, the amount of its interest-earning assets maturing or otherwise repricing within such period exceeds the amount of interest-bearing liabilities repricing within the same period. In a rising interest-rate environment, institutions with positive interest-rate gaps will generally experience more immediate increases in the yield on their assets than in the cost of their liabilities. Conversely, the cost of funds for institutions with positive interest-rate gaps will generally decrease more slowly than the yield on their assets in a falling interest rate environment.

    TCF's Asset/Liability Management Committee manages TCF's interest-rate risk based on interest rate expectations and other factors. The amounts in the maturity/rate sensitivity table below represent management's estimates and assumptions. Also, the amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments and competition. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships. TCF's one-year interest-rate gap was a positive $60.6 million, or 1% of total assets, at December 31, 1996, compared with a negative $189.5 million, or (3)% of total assets, at December 31, 1995.

    The following table summarizes TCF's interest-rate gap position at December 31, 1996:


                                                       Maturity/Rate Sensitivity
                                        -------------------------------------------------------
                                         Within
(Dollars in thousands)                   1 Year        1-3 Years      3+ Years        Total
                                       -----------    -----------    -----------   ------------
Interest-earning assets:
  Loans held for sale                  $  203,869     $        -     $        -    $   203,869
  Securities available for sale           279,328        333,552        386,674        999,554
  Real estate loans (1)                 1,303,842        861,640        945,053      3,110,535
  Other loans (1)                       1,555,872        204,293        125,262      1,885,427
  Investments (2)                         442,103              -              -        442,103
                                       -----------    -----------    -----------   ------------
                                        3,785,014      1,399,485      1,456,989      6,641,488
                                       -----------    -----------    -----------   ------------

Interest-bearing liabilities:
  Deposits (3)                          2,618,943        817,952      1,540,735      4,977,630
  Federal Home Loan Bank advances         836,514        281,301         23,225      1,141,040
  Other borrowings                        268,945         68,876         14,957        352,778
                                       -----------    -----------    -----------   ------------
                                        3,724,402      1,168,129      1,578,917      6,471,448
                                       -----------    -----------    -----------   ------------

Interest-earning assets over
  (under) interest-bearing
  liabilities                          $   60,612     $  231,356     $ (121,928)   $   170,040
                                       -----------    -----------    -----------   ------------
                                       -----------    -----------    -----------   ------------

Cumulative gap                         $   60,612     $  291,968     $  170,040    $   170,040
                                       -----------    -----------    -----------   ------------
                                       -----------    -----------    -----------   ------------

Cumulative gap as a percentage
  of total assets:
     At December 31, 1996                       1%             4%             2%             2%
                                       -----------    -----------    -----------   ------------
                                       -----------    -----------    -----------   ------------
     At December 31, 1995                      (3)%            2%             2%             2%
                                       -----------    -----------    -----------   ------------
                                       -----------    -----------    -----------   ------------



___________________________________
(1) Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience.
(2) Includes interest-bearing deposits with banks, U.S. Government and other marketable securities held to maturity and FHLB stock.
(3) Includes non-interest bearing deposits. Money market accounts and 13% of checking accounts are included in amounts repricing within one year. In addition, 23% and 28% of passbook and statement accounts are included in the "Within 1 Year" and "1-3 Years" categories, respectively. All remaining passbook and statement and checking accounts are assumed to mature in the "3+ Years" category. While management believes these assumptions are well based, no assurance can be given that amounts on deposit in checking, passbook and statement accounts will not significantly decrease or be repriced in the event of a general rise in interest rates.

                       TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                         Consolidated Statements of Operations
                         (In thousands, except per-share data)

                                        ASSETS


                                                                     At December 31,
                                                                --------------------------
                                                                    1996           1995
                                                                     ----           ----
Cash and due from banks                                         $  238,670    $   233,619
Interest-bearing deposits with banks                               372,132            533
U.S. Government and other marketable securities held to
    maturity (fair value of $3,910 and $3,716)                       3,910          3,716
Federal Home Loan Bank stock, at cost                               66,061         60,096
Securities available for sale (amortized cost of $995,352
    and $1,182,240)                                                999,554      1,201,490
Loans held for sale                                                203,869        242,413
Loans:
    Residential real estate                                      2,261,237      2,618,725
    Commercial real estate                                         861,056        970,763
    Commercial business                                            156,712        167,663
    Consumer                                                     1,801,066      1,593,439
    Unearned discounts and deferred fees                           (84,109)       (73,489)
                                                                ----------     ----------
         Total loans                                             4,995,962      5,277,101
         Allowance for loan losses                                 (70,749)       (65,695)
                                                                ----------     ----------
            Net loans                                            4,925,213      5,211,406
Premises and equipment                                             128,743        120,763
Real estate:
    Total real estate                                               16,898         24,466
    Allowance for real estate losses                                (1,127)        (1,526)
                                                                ----------     ----------
         Net real estate                                            15,771         22,940
Accrued interest receivable                                         42,173         49,120
Goodwill                                                             9,897         11,503
Deposit base intangibles                                            10,843         12,918
Mortgage servicing rights                                           17,360         16,286
Other assets                                                        56,666         53,108
                                                                ----------     ----------
                                                                $7,090,862     $7,239,911
                                                                ----------     ----------
                                                                ----------     ----------

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Checking                                                    $1,212,771     $1,103,272
    Passbook and statement                                         783,026        841,115
    Money market                                                   631,922        616,667
    Certificates                                                 2,349,911      2,630,498
                                                                ----------     ----------
         Total deposits                                          4,977,630      5,191,552
                                                                ----------     ----------
Securities sold under repurchase agreements                        293,732        438,426
Federal Home Loan Bank advances                                  1,141,040        893,587
Subordinated debt                                                   13,397         13,520
Collateralized obligations                                          40,505         41,391
Other borrowings                                                     5,144         54,520
                                                                ----------     ----------
         Total borrowings                                        1,493,818      1,441,444
Accrued interest payable                                            18,943         14,905
Accrued expenses and other liabilities                              50,965         64,335
                                                                ----------     ----------
         Total liabilities                                       6,541,356      6,712,236
                                                                ----------     ----------
Stockholders' equity:
    Preferred stock, par value $.01 per share, 30,000,000
         shares authorized; none issued and outstanding                -              -
    Common stock, par value $.01 per share, 70,000,000 shares
         authorized; 35,942,123 and 35,604,531 shares issued           359            356
    Additional paid-in capital                                     251,536        243,122
    Unamortized deferred compensation                               (7,693)       (11,195)
    Retained earnings, subject to certain restrictions             344,205        283,821
    Loan to Executive Deferred Compensation Plan                       (68)          (131)
    Unrealized gain on securities available for sale, net            2,376         11,702
    Treasury stock, at cost, 1,185,018 shares in 1996              (41,209)           -
                                                                ----------     ----------
         Total stockholders' equity                                549,506        527,675
                                                                ----------     ----------
                                                                $7,090,862     $7,239,911
                                                                ----------     ----------
                                                                ----------     ----------


See accompanying notes to consolidated financial statements.

                       TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Financial Operations
                         (In thousands, except per-share data)


                                                                            Year Ended December 31,
                                                             --------------------------------------------------
                                                                1996                1995                1994
                                                                ----                ----                ----
Interest income:
  Interest on loans                                          $486,140            $488,433            $403,095
  Interest on loans held for sale                              17,080              18,253              16,917
  Interest on securities available for sale                    75,303               4,021              13,325
  Interest on investments                                       4,338               5,946              10,476
  Interest on mortgage-backed securities held to maturity         -                91,037             108,669
                                                             --------            --------            --------
  Total interest income                                       582,861             607,690             552,482
                                                             --------            --------            --------
Interest expense:
  Interest on deposits                                        171,375             193,244             183,179
  Interest on borrowings                                       71,346              95,248              90,151
                                                             --------            --------            --------
    Total interest expense                                    242,721             288,492             273,330
                                                             --------            --------            --------
      Net interest income                                     340,140             319,198             279,152
Provision for credit losses                                    19,820              15,212              10,802
                                                             --------            --------            --------
    Net interest income after provision
      for credit losses                                       320,320             303,986             268,350
                                                             --------            --------            --------
Non-interest income:
  Fee and service charge revenues                             100,422              89,712              83,744
  ATM network revenues                                         11,480              10,568               8,988
  Title insurance revenues                                     13,492              11,509              10,274
  Commissions on sales of annuities                             9,134               8,557              11,310
  Gain on sale of loans held for sale                           5,038               3,735               2,124
  Gain (loss) on sale of securities available for sale             85                (190)                981
  Gain on sale of loans                                         5,443                 -                   -
  Loss on sale of mortgage-backed securities                      -               (21,037)                -
  Gain on sale of loan servicing                                  -                 1,535               2,353
  Gain on sale of branches                                      2,747               1,103                 -
  Other                                                         9,956               7,284               5,445
                                                             --------            --------            --------
    Total non-interest income                                 157,797             112,776             125,219
                                                             --------            --------            --------
Non-interest expense:
  Compensation and employee benefits                          151,745             139,548             129,794
  Occupancy and equipment                                      51,136              50,554              48,217
  Advertising and promotions                                   16,711              16,651              14,119
  Federal deposit insurance premiums and assessments           12,019              13,540              14,779
  Amortization of goodwill and other intangibles                3,167               3,163               3,282
  Provision for real estate losses                                433               1,804               4,022
  FDIC special assessment                                      34,803                 -                   -
  Merger-related expenses                                         -                21,733                 -
  Cancellation cost on early termination of
    interest-rate exchange contracts                              -                 4,423                 -
  Other                                                        71,056              65,917              62,771
                                                             --------            --------            --------
    Total non-interest expense                                341,070             317,333             276,984
                                                             --------            --------            --------
      Income before income tax expense
        and extraordinary item                                137,047              99,429             116,585
Income tax expense                                             51,384              37,778              46,402
                                                             --------            --------            --------
      Income before extraordinary item                         85,663              61,651              70,183
Extraordinary item:
  Penalties on early repayment of FHLB advances,
    net of tax benefit of $578                                    -                  (963)                -
                                                             --------            --------            --------
      Net income                                               85,663              60,688              70,183
Dividends on preferred stock                                        -                 678               2,710
                                                             --------            --------            --------
      Net income available to common shareholders            $ 85,663            $ 60,010            $ 67,473
                                                             --------            --------            --------
                                                             --------            --------            --------

Per common share:
  Income before extraordinary item                           $   2.42            $   1.71            $   1.95
  Extraordinary item                                              -                  (.03)                -
                                                             --------            --------            --------
  Net income                                                 $   2.42            $   1.68            $   1.95
                                                             --------            --------            --------
                                                             --------            --------            --------

  Dividends declared                                         $ .71875            $ .59375            $    .50
                                                             --------            --------            --------
                                                             --------            --------            --------


             See accompanying notes to consolidated financial statements.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Year Ended December 31,
                                                                               -------------------------------------------
(In thousands)                                                                       1996           1995           1994
--------------------------------------------------------------------------------------------------------------------------
  CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                  $    85,663    $    60,688    $    70,183
  Adjustments to reconcile net income to net cash provided
    by operating activities:
       Depreciation and amortization                                               19,504         18,165         17,884
       Amortization of goodwill and other intangibles                               3,167          3,163          3,282
       Amortization of fees, discounts and premiums                                  (529)        (2,028)        (1,768)
       Proceeds from sales of loans held for sale                                 857,050        652,964      1,065,818
       Principal collected on loans held for sale                                  10,225         12,100          9,508
       Originations and purchases of loans held for sale                         (802,777)      (706,243)      (843,925)
       Net decrease in other assets and liabilities, and accrued interest          12,139          9,251          4,738
       Provisions for credit and real estate losses                                20,253         17,016         14,824
       (Gain) loss on sale of securities available for sale                           (85)           190           (981)
       Gain on sale of loans                                                       (5,443)           -              -
       Loss on sale of mortgage-backed securities                                     -           21,037            -
       Gain on sale of branches                                                    (2,747)        (1,103)           -
       Gain on sale of loan servicing                                                 -           (1,535)        (2,353)
       Penalties on early repayment of FHLB advances                                  -            1,541            -
       Cancellation cost on early termination of interest-rate
         exchange contracts                                                           -            4,423            -
       Write-off of equipment                                                         -           13,435            -
       Other, net                                                                    (192)        (5,673)         2,694
                                                                               -----------------------------------------
         Total adjustments                                                        110,565         36,703        269,721
                                                                               -----------------------------------------
            Net cash provided by operating activities                             196,228         97,391        339,904
                                                                               -----------------------------------------
  CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of mortgage-backed securities                                   -          211,117            -
  Principal collected on mortgage-backed securities                                   -          180,112        408,988
  Purchases of mortgage-backed securities                                             -              -         (544,447)
  Principal collected on loans                                                  1,844,888      1,392,384      1,220,688
  Loan originations                                                            (1,684,466)    (1,583,915)    (1,727,471)
  Proceeds from sales of loans                                                     61,302            -              -
  Net (increase) decrease in interest-bearing deposits with banks                (371,599)       193,218       (183,238)
  Proceeds from sales of securities available for sale                             16,630         90,218        177,996
  Proceeds from maturities of and principal collected on securities
    available for sale                                                            201,914        128,167        713,876
  Purchases of securities available for sale                                      (32,993)       (45,805)      (651,039)
  Proceeds from redemption of FHLB stock                                           19,055         24,119         10,000
  Purchases of FHLB stock                                                         (25,020)        (4,848)        (4,676)
  Purchases of term federal funds sold                                                -              -          (76,000)
  Proceeds from maturities of term federal funds sold                                 -              -           91,000
  Net decrease in short-term federal funds sold                                       -            6,900         83,641
  Proceeds from sales of real estate                                               26,095         19,043         28,233
  Payments for acquisition and improvement of real estate                          (2,206)        (3,003)        (2,291)
  Proceeds from sales of loan servicing                                               -            1,750          2,807
  Purchases of premises and equipment                                             (24,776)       (19,329)       (18,116)
  Acquisitions of deposits, net of cash acquired                                      -            5,752            -
  Sale of deposits, net of cash paid                                              (60,550)       (57,007)           -
  Other, net                                                                        9,900          9,343          9,699
                                                                               -----------------------------------------
    Net cash provided (used) by investing activities                              (21,826)       548,216       (460,350)
                                                                               -----------------------------------------

  Continued on following page.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                                           Year Ended December 31,
                                                                               -------------------------------------------
(In thousands)                                                                       1996           1995           1994
--------------------------------------------------------------------------------------------------------------------------
  CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in deposits                                                       (150,667)      (155,401)      (296,210)
  Proceeds from securities sold under repurchase agreements
    and federal funds purchased                                                11,398,478     10,473,013      4,804,505
  Payments on securities sold under repurchase agreements
    and federal funds purchased                                               (11,557,672)   (10,451,056)    (4,738,927)
  Payments on subordinated debt                                                       -          (34,500)           -
  Proceeds from FHLB advances                                                   1,778,292      1,839,390      2,060,663
  Payments on FHLB advances                                                    (1,530,839)    (2,302,007)    (1,651,492)
  Payments for termination of interest-rate exchange contracts                        -           (4,581)           -
  Proceeds from other borrowings                                                  307,292         65,285            -
  Payments on collateralized obligations and other borrowings                    (343,239)       (30,978)        (3,399)
  Proceeds from exercise of stock warrants and stock options                        1,639         15,309          4,032
  Repurchases of common stock                                                     (41,382)          (824)       (17,524)
  Payments for redemption of preferred stock                                          -          (27,100)           -
  Payments for dividends on common stock                                          (25,279)       (20,968)       (12,257)
  Other, net                                                                       (5,974)        (1,836)        (3,003)
                                                                               -----------------------------------------
    Net cash provided (used) by financing activities                             (169,351)      (636,254)       146,388
                                                                               -----------------------------------------
  Net increase in cash and due from banks                                           5,051          9,353         25,942
  Cash and due from banks at beginning of year                                    233,619        224,266        198,324
                                                                               -----------------------------------------
  Cash and due from banks at end of year                                      $   238,670    $   233,619    $   224,266
                                                                               -----------------------------------------
                                                                               -----------------------------------------
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest on deposits and borrowings                                       $   238,180    $   291,724    $   274,815
                                                                               -----------------------------------------
                                                                               -----------------------------------------
    Income taxes                                                              $    68,231    $    23,806    $    43,250
                                                                               -----------------------------------------
                                                                               -----------------------------------------
  SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
  Transfer of loans to real estate and other assets                           $    37,417    $    28,015    $    49,727
                                                                               -----------------------------------------
                                                                               -----------------------------------------
  Transfer of U.S. Government and other marketable securities
    to securities available for sale                                          $       -      $       -      $    95,166
                                                                               -----------------------------------------
                                                                               -----------------------------------------

  Transfer of mortgage-backed securities to securities available for sale     $       -      $ 1,187,394    $   294,611
                                                                               -----------------------------------------
                                                                               -----------------------------------------

  See accompanying notes to consolidated financial statements.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                              Number of
                                                                                                                 Common   Preferred
(Dollars in thousands)                                                                                    Shares Issued       Stock
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993                                                                                   33,297,104       $  27
Cumulative effect of change in accounting for securities available for sale at January 1, 1994, net of tax            -           -
Net income                                                                                                            -           -
Dividends on preferred stock                                                                                          -           -
Dividends on common stock                                                                                       348,822           -
Purchase of 1,070,000 shares to be held in treasury                                                                   -           -
Issuance of 424,490 shares of restricted stock, of which 366,400 shares were from treasury                       58,090           -
Grant of 57,000 shares of restricted stock to outside directors from treasury                                         -           -
Issuance of 840 shares to employee benefit plans from treasury                                                        -           -
Issuance of shares to Dividend Reinvestment Plan                                                                  8,060           -
Cancellation of shares of restricted stock                                                                       (3,000)          -
Amortization of deferred compensation                                                                                 -           -
Exercise of stock options and stock warrants                                                                    463,270           -
Payments on Loan to Executive Deferred Compensation Plan and ESOP debt                                                -           -
Change in unrealized gain (loss) on securities available for sale, net                                                -           -
                                                                                                             -----------------------
BALANCE, DECEMBER 31, 1994                                                                                   34,172,346          27
Net income                                                                                                            -           -
Dividends on preferred stock                                                                                          -           -
Dividends on common stock                                                                                             -           -
Purchase of 32,400 shares to be held in treasury                                                                      -           -
Issuance of 308,400 shares of restricted stock, of which 304,400 shares were from treasury                        4,000           -
Grant of 45,000 shares of restricted stock to outside directors                                                       -           -
Issuance of 373,760 shares from treasury to effect merger with Great Lakes                                     (373,760)          -
Issuance of shares to Dividend Reinvestment Plan                                                                    600           -
Redemption of preferred stock                                                                                         -         (27)
Repurchase and cancellation of shares and restricted stock                                                      (11,765)          -
Amortization of deferred compensation                                                                                 -           -
Exercise of stock options and stock warrants                                                                  1,657,292           -
Issuance of common stock on conversion of convertible debentures                                                155,818           -
Payments on Loan to Executive Deferred Compensation Plan and ESOP debt                                                -           -
Change in unrealized gain (loss) on securities available for sale, net                                                -           -
                                                                                                             -----------------------
BALANCE, DECEMBER 31, 1995                                                                                   35,604,531           -
Net income                                                                                                            -           -
Dividends on common stock                                                                                             -           -
Purchase of 1,190,068 shares to be held in treasury                                                                   -           -
Issuance of 36,400 shares of restricted stock, of which 3,000 shares were from treasury                          33,400           -
Grant of 2,050 shares of restricted stock to outside directors from treasury                                          -           -
Cancellation of shares of restricted stock                                                                      (23,200)          -
Amortization of deferred compensation                                                                                 -           -
Exercise of stock options                                                                                       320,176           -
Issuance of common stock of conversion of convertible debentures                                                  7,216           -
Payments on loan to Executive Deferred Compensation Plan                                                              -           -
Change in unrealized gain (loss) on securities available for sale, net                                                -           -
                                                                                                             -----------------------
BALANCE, DECEMBER 31, 1996                                                                                   35,942,123        $  -

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                                         Loan to
                                                                                       Executive     Unrealized
                                                                                        Deferred     Gain (Loss)
                                                             Unamortized            Compensation  on Securities
                                   Common       Additional      Deferred  Retained      Plan and      Available  Treasury
                                    Stock  Paid-in Capital  Compensation  Earnings     ESOP Debt  for Sale, Net     Stock    Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993           $333         $238,394      $ (1,272) $194,831       $(4,248)         $   -    $    -  $428,065
Cumulative effect of change
  in accounting for
  securities available for
  sale at January 1, 1994,
  net of tax                            -                -             -         -             -          3,276         -     3,276
Net income                              -                -             -    70,183             -              -         -    70,183
Dividends on preferred stock            -                -             -    (2,710)            -              -         -    (2,710)
Dividends on common stock               4            5,264             -   (17,525)            -              -         -   (12,257)
Purchase of 1,070,000 shares
  to be held in treasury                -                -             -         -             -              -   (17,524)  (17,524)
Issuance of 424,490 shares
  of restricted stock, of
  which 366,400 shares were
  from treasury                         1            2,711        (7,541)        -             -              -     5,550       721
Grant of 57,000 shares of
  restricted stock to
  outside directors from
  treasury                              -              117        (1,065)        -             -              -       948         -
Issuance of 840 shares to
  employee benefit plans
  from treasury                         -                4             -         -             -              -        14        18
Issuance of shares to
  Dividend Reinvestment Plan            -              122             -         -             -              -         -       122
Cancellation of shares of
  restricted stock                      -              (56)           40         -             -              -         -       (16)
Amortization of deferred
  compensation                          -                -         2,852         -             -              -         -     2,852
Exercise of stock options and
  stock warrants                        4            4,618             -         -             -              -         -     4,622
Payments on Loan to Executive
  Deferred Compensation Plan
  and ESOP debt                         -                -             -         -         2,553              -         -     2,553
Change in unrealized gain
  (loss) on securities
  available for sale, net               -                -             -         -             -         (4,436)        -    (4,436)
                                   -------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994            342          251,174        (6,986)  244,779        (1,695)        (1,160)  (11,012)  475,469
Net income                              -                -             -    60,688             -              -         -    60,688
Dividends on preferred stock            -                -             -      (678)            -              -         -      (678)
Dividends on common stock               -                -             -   (20,968)            -              -         -   (20,968)
Purchase of 32,400 shares to
  be held in treasury                   -                -             -         -             -              -      (824)     (824)
Issuance of 308,400 shares
  of restricted stock, of
  which 304,400 shares were
  from treasury                         -            5,166       (10,628)        -             -              -     5,462         -
Grant of 45,000 shares of
  restricted stock to
  outside directors                     -              369        (1,431)        -             -              -         -    (1,062)
Issuance of 373,760 shares
  from treasury to effect
  merger with Great Lakes              (4)          (6,370)            -         -             -              -     6,374         -
Issuance of shares to
  Dividend Reinvestment Plan            -               11             -         -             -              -         -        11
Redemption of preferred stock           -          (27,073)            -         -             -              -         -   (27,100)
Repurchase and cancellation of
  shares and restricted stock           -             (227)          175         -             -              -         -       (52)
Amortization of deferred
  compensation                          -                -         7,675         -             -              -         -     7,675
Exercise of stock options and
  stock warrants                       16           17,418             -         -             -              -         -    17,434
Issuance of common stock on
  conversion of convertible
  debentures                            2            2,654             -         -             -              -         -     2,656
Payments on Loan to Executive
  Deferred Compensation Plan
  and ESOP debt                         -                -             -         -         1,564              -         -     1,564
Change in unrealized gain
  (loss) on securities
  available for sale, net               -                -             -         -             -         12,862         -    12,862
                                   -------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995            356          243,122       (11,195)  283,821          (131)        11,702         -   527,675
Net income                              -                -            -     85,663             -              -         -    85,663
Dividends on common stock               -                -            -    (25,279)            -              -         -   (25,279)
Purchase of 1,190,068 shares to
  be held in treasury                   -                -            -          -             -              -   (41,382)  (41,382)
Issuance of 36,400 shares of
  restricted stock, of which
  3,000 shares were from
  treasury                              -            4,520       (4,609)         -             -              -       102        13
Grant of 2,050 shares of
  restricted stock to outside
  directors from treasury               -              295         (366)         -             -              -        71         -
Cancellation of shares of
  restricted stock                      -             (636)         574          -             -              -         -       (62)
Amortization of deferred
  compensation                          -                -        7,903          -             -              -         -     7,903
Exercise of stock options               3            4,112            -          -             -              -         -     4,115
Issuance of common stock on
  conversion of convertible
  debentures                            -              123            -          -             -              -         -       123
Payments on loan to Executive
  Deferred Compensation Plan            -                -            -          -            63              -         -        63
Change in unrealized gain (loss)
  on securities available for
  sale, net                             -                -            -          -             -         (9,326)        -    (9,326)
                                   -------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996           $359         $251,536     $ (7,693)  $344,205       $   (68)       $ 2,376  $(41,209) $549,506
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

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

    CHANGE IN METHOD OF ACCOUNTING FOR LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

         Effective January 1, 1996, TCF adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of SFAS No. 121 did not impact TCF's financial condition or results of operations for 1996 or any prior period.

    ACCOUNTING FOR STOCK-BASED COMPENSATION

         In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to retain the accounting under APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting under SFAS No. 123 had been applied. TCF has elected to retain the intrinsic value based method of accounting. See Note 18 for additional information concerning SFAS No. 123.

    INVESTMENTS

         Investments are carried at cost, adjusted for amortization of premiums or accretion of discounts using methods which approximate a level yield.

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

         The allowance for loan losses is maintained at a level believed to be adequate by management to provide for estimated loan losses. Management's judgment as to the adequacy of the allowance is a result of ongoing review of larger individual loans, the overall risk characteristics of the portfolio, changes in the character or size of the portfolio, the levels of non-performing assets, net charge-offs, geographic location and prevailing economic conditions. The allowance for loan losses is established for known or anticipated problem loans, as well as for loans which are not currently known to require specific allowances. Loans are charged off to the

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)


    extent they are deemed to be uncollectible. The adequacy of the allowance for loan losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. These estimates are reviewed periodically and adjustments, if necessary, are reported in the provision for credit losses in the periods in which they become known.

         Interest income is accrued on loan balances outstanding. Loans, including those that are considered to be impaired, are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is 90 days or more past due, unless the loan is adequately secured and in the process of collection. When a loan is placed on non-accrual status, unless collection of all principal and interest is considered to be assured, uncollected interest accrued in prior years is charged off against the allowance for loan losses. Interest accrued in the current year is reversed. Interest payments received on non-accrual loans are generally applied to principal unless the remaining loan principal balance has been determined to be fully collectible.

         Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans are recognized at trade dates.

    PREMISES AND EQUIPMENT

         Premises and equipment are carried at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives.

    REAL ESTATE

         Real estate in judgment and real estate acquired through foreclosure are recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to real estate. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized through the allowance for real estate losses.

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

    MORTGAGE SERVICING RIGHTS

         Mortgage servicing rights are acquired by purchasing or originating mortgage loans and selling those loans with servicing rights retained, or by purchasing the servicing rights separately. The cost of mortgage loans purchased or originated is allocated to mortgage servicing rights and mortgage loans (without the mortgage servicing rights) based on their relative fair values. The costs allocated to mortgage servicing rights are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. Any impairment is recognized through a valuation allowance. TCF adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," on a prospective basis effective April 1, 1995. In accordance with SFAS No. 122, prior period financial statements have not been restated to reflect the change in accounting method.

    INTANGIBLE ASSETS

         Goodwill resulting from acquisitions is amortized over 25 years on a straight-line basis. For acquisitions in which the fair value of liabilities assumed exceeds the fair value of tangible and intangible assets acquired, goodwill is amortized by the level-yield method based upon the outstanding balances, and over the estimated remaining lives, of the long-term assets acquired. Deposit base intangibles are amortized over 10 years on a straight-line basis.

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

    ADVERTISING AND PROMOTIONS

         Expenditures for advertising costs are expensed as incurred.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)


    INCOME TAXES

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

    EARNINGS PER COMMON SHARE

         The weighted average number of common and common equivalent shares outstanding used to compute earnings per common share were 35,342,251,
     35,685,968 and 34,526,602 for the years ended December 31, 1996, 1995 and
    1994, respectively.

(2) BUSINESS COMBINATIONS AND ACQUISITIONS

    GREAT LAKES BANCORP, A FEDERAL SAVINGS BANK

         On February 8, 1995, TCF completed its acquisition of Great Lakes, a Michigan-based savings bank with $2.8 billion in assets and $1.6 billion in deposits. In connection with the acquisition, TCF issued approximately 9.7 million shares of its common stock for all of the outstanding common shares of Great Lakes. In addition, each outstanding share of Great Lakes preferred stock was exchanged for one share of TCF preferred stock with substantially identical terms. The consolidated financial statements of TCF give effect to the acquisition, which has been accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of Great Lakes for all periods presented, except for dividends declared per share. In connection with the acquisition, an after-tax merger-related charge of $32.8 million was incurred during the 1995 first quarter.

         The following table summarizes the major components of the merger-related charges (in thousands):

         Loss on sale of mortgage-backed securities                $21,037
         Loss on sale of securities available for sale                 310
         Loss on prepayment of FHLB advances                         1,541(1)
         Interest-rate exchange contract termination costs           4,423
         Provision for credit losses                                 5,000
         Merger-related expenses
              Equipment charges                                     13,933
              Severance and employee benefits                        4,721
              Professional fees                                      2,215
              Other                                                    864
                                                                   -------
                   Total merger-related expenses                    21,733
                                                                   -------
                     Total pretax merger-related charges           $54,044
                                                                   -------
                                                                   -------
    _________________________________
    (1) Reflected in the Consolidated Statements of Operations as an extraordinary item, net of tax benefit of $578.

         During 1995, Great Lakes sold $232.2 million of collateralized mortgage obligations from its held-to-maturity portfolio at a pretax loss of $21 million. Proceeds from the sale of the collateralized mortgage obligations totaled $211.1 million. Gross losses of $21 million and gross gains of $8,000 were recognized in 1995. Also in 1995, Great Lakes sold $17.3 million of securities available for sale at a pretax loss of $310,000. These merger-related asset sales were completed as part of TCF's strategy to reduce Great Lakes' interest-rate and credit risk to levels consistent with TCF's existing interest-rate risk position and credit risk policy. In addition to these asset sales, Great Lakes prepaid $112.3 million of Federal Home Loan Bank ("FHLB") advances at a pretax loss of $1.5 million during 1995. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item. Interest-rate exchange contracts with notional principal amounts totaling $544.5 million were terminated by Great Lakes at a pretax loss of $4.4 million. These actions were taken in order to reduce Great Lakes' level of higher-cost wholesale borrowings and to reduce interest-rate risk.

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

    ACQUISITION

         On January 16, 1997, TCF completed its purchase of BOC Financial Corporation, an Illinois-based bank holding company with $183.1 million in assets and $168 million in deposits. BOC Financial Corporation is the parent company of the Bank of Chicago, s.b. which operates three branch offices in the Chicago area. TCF accounted for the acquisition using the purchase method of accounting.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)


(3) INVESTMENTS


         Investments consist of the following:

                                                                             AT DECEMBER 31,
                                         --------------------------------------------------------------------------------------
(Dollars in thousands)                                     1996                                          1995
                                         -----------------------------------------     ----------------------------------------
                                                      Gross      Gross                              Gross      Gross
                                         Carrying  Unrealized  Unrealized  Fair        Carrying  Unrealized  Unrealized  Fair
                                           Value     Gains      Losses     Value         Value     Gains      Losses     Value
                                         --------  ---------- ----------- --------     --------  ----------  ---------- -------

Interest-bearing deposits with banks     $372,132      $-         $-      $372,132     $   533       $-         $-      $   533
U.S. Government and other marketable
  securities held to maturity               3,910       -          -         3,910       3,716        -          -        3,716
Federal Home Loan Bank stock, at cost      66,061       -          -        66,061      60,096        -          -       60,096
                                         --------      ---        ---     --------     -------       ---        ---     -------
                                         $442,103      $-         $-      $442,103     $64,345       $-         $-      $64,345
                                         --------      ---        ---     --------     -------       ---        ---     -------
                                         --------      ---        ---     --------     -------       ---        ---     -------

Weighted average yield                                     5.50%                                           7.67%
                                                           ----                                            ----
                                                           ----                                            ----

         The carrying value and fair value of investments at December 31, 1996, by contractual maturity, are shown below:

                                                   Carrying            Fair
    (In thousands)                                   Value            Value
                                                   --------          --------
    Due in one year or less                        $376,042          $376,042
    No stated maturity                               66,061            66,061
                                                   --------          --------
                                                   $442,103          $442,103
                                                   --------          --------
                                                   --------          --------

         Interest and dividend income on investments consist of the following:

                                                    Year Ended December 31,
                                                ------------------------------
    (In thousands)                               1996        1995        1994
                                                 ----        ----        ----

    Interest-bearing deposits with banks        $  173      $  426     $ 1,020
    Federal funds sold                             135         506       3,670
    U.S. Government and other marketable
       securities held to maturity                 199         200         271
    Federal Home Loan Bank stock                 3,831       4,814       5,515
                                                ------      ------     -------
                                                $4,338      $5,946     $10,476
                                                ------      ------     -------
                                                ------      ------     -------

         Accrued interest receivable on investments totaled $18,000 and $20,000 at December 31, 1996 and 1995, respectively.

         There were no sales of U.S. Government and other marketable securities held to maturity during 1996, 1995 or 1994.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)


(4) SECURITIES AVAILABLE FOR SALE

         Securities available for sale consist of the following:

                                                                  AT DECEMBER 31,
                               --------------------------------------------------------------------------------------------------
(Dollars in thousands)                             1996                                               1995
                               ---------------------------------------------    -------------------------------------------------
                                            Gross       Gross                                  Gross        Gross
                               Amortized  Unrealized  Unrealized      Fair      Amortized    Unrealized   Unrealized     Fair
                                 Cost       Gains       Losses       Value        Cost         Gains        Losses      Value
                               ---------  ----------  ----------    -------    ----------    ----------   ----------   --------

U.S. Government and other
  marketable securities        $    -       $   -       $   -      $    -     $    1,004       $    58     $   -      $    1,062
                               --------     -------     -------    --------   ----------       -------     -------    ----------
 Mortgage-backed
  securities:
    FHLMC                       318,441       2,710      (3,974)    317,177      356,021         5,753      (1,143)     360,631
    FNMA                        539,475       5,906      (3,234)    542,147      643,572        13,105      (1,109)     655,568
    GNMA                        112,732       3,766        (110)    116,388      134,550         4,243         (70)     138,723
    Private issuer               23,272          28        (769)     22,531       28,148            77      (1,322)      26,903
    Collateralized
       mortgage obligations       1,432         -          (121)      1,311       18,945           -          (342)      18,603
                               --------     -------     -------    --------   ----------       -------     -------   ----------
                                995,352      12,410      (8,208)    999,554    1,181,236        23,178      (3,986)   1,200,428
                               --------     -------     -------    --------   ----------       -------     -------   ----------
                               $995,352     $12,410     $(8,208)   $999,554   $1,182,240       $23,236     $(3,986)  $1,201,490
                               --------     -------     -------    --------   ----------       -------     -------   ----------
                               --------     -------     -------    --------   ----------       -------     -------   ----------

Weighted average yield                        7.15%                                        7.13%
                                              ----                                         ----
                                              ----                                         ----

         Included in securities available for sale at December 31, 1996 are $49 million of first mortgage loans which TCF has pooled and formed FNMA mortgage-backed securities. TCF has retained the credit risk on these securities. Accrued interest receivable on securities available for sale was $6.5 million and $7.8 million at December 31, 1996 and 1995, respectively.

         Proceeds from sales of securities available for sale totaled $16.6 million, $90.2 million and $178 million during 1996, 1995 and 1994,
    respectively.   Gross gains of $100,000, $400,000 and $3.1 million and
    gross losses of $15,000, $590,000 and $2.1 million were recognized during 1996, 1995 and 1994, respectively.

(5) LOANS HELD FOR SALE

         Loans held for sale consist of the following:
                                                            AT DECEMBER 31,
                                                        ----------------------
    (In thousands)                                        1996         1995
                                                          ----         ----

    Residential real estate                             $ 57,657     $ 80,089
    Education                                            145,835      163,168
                                                        --------     --------
                                                         203,492      243,257
    Less:
       Deferred loan costs, net                             (502)        (564)
       Unearned discounts, net                               125        1,408
                                                        --------     --------
                                                        $203,869     $242,413
                                                        --------     --------
                                                        --------     --------

         Accrued interest receivable on loans held for sale was $5.7 million and $8.3 million at December 31, 1996 and 1995, respectively.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)



(6) LOANS

       Loans consist of the following:

                                                         At December 31,
                                                    -----------------------
    (In thousands)                                     1996         1995
                                                       ----         ----

    Residential real estate                         $2,261,237   $2,618,725
                                                    ----------   ----------
    Commercial real estate:
       Apartments                                      336,038      394,263
       Other permanent                                 466,624      504,861
       Construction and development                     58,394       71,639
                                                    ----------   ----------
                                                       861,056      970,763
                                                    ----------   ----------
         Total real estate                           3,122,293    3,589,488
                                                    ----------   ----------

    Commercial business                                156,712      167,663
                                                    ----------   ----------
    Consumer:
       Home equity                                   1,293,871    1,112,996
       Automobile and marine                           416,535      323,074
       Credit card                                         651       45,123
       Loans secured by deposits                         8,230       10,034
       Other secured                                    19,106       18,364
       Unsecured                                        62,673       83,848
                                                    ----------   ----------
                                                     1,801,066    1,593,439
                                                    ----------   ----------
                                                     5,080,071    5,350,590
    Less:
       Unearned discounts on loans purchased             2,441        3,126
       Deferred loan fees, net                           6,129        8,390
       Unearned discounts and finance charges, net      75,539       61,973
                                                    ----------   ----------
                                                    $4,995,962   $5,277,101
                                                    ----------   ----------
                                                    ----------   ----------

         Accrued interest receivable on loans was $30 million and $33 million at December 31, 1996 and 1995, respectively.

         At December 31, 1996, the recorded investment in loans that are considered to be impaired was $10.4 million for which the related allowance for credit losses was $2.8 million. The balance of impaired loans on non-accrual status was $8.8 million at December 31, 1996. The average recorded investment in impaired loans during the year ended December 31, 1996 was $22.1 million. For the year ended December 31, 1996, TCF recognized interest income on impaired loans of $926,000, of which $878,000 was recognized using the cash basis method of income recognition.

         At December 31, 1995, the recorded investment in loans that are considered to be impaired was $29.8 million. All of these loans were on non-accrual status. Included in this amount are $29.3 million of impaired loans for which the related allowance for credit losses is $5.8 million and $500,000 of impaired loans that, as a result of write-downs, do not have a specific allowance for credit losses. The average recorded investment in impaired loans during the year ended December 31, 1995 was $28 million.
    For the year ended December 31, 1995, TCF recognized interest income on impaired loans of $293,000, all of which was recognized using the cash basis method of income recognition.

         At December 31, 1996, 1995 and 1994, loans on non-accrual status totaled $26.2 million, $44.3 million and $33.8 million, respectively. Had the loans performed in accordance with their original terms throughout 1996, TCF would have recorded gross interest income of $3.2 million for these loans. Interest income of $1.3 million has been recorded on these loans for the year ended December 31, 1996.

         Included in loans at December 31, 1996 and 1995, are commercial real estate loans aggregating $3 million and $1.6 million, respectively, with terms that have been modified in troubled debt restructurings. Had the loans performed in accordance with their original terms throughout 1996, TCF would have recorded gross interest income of $340,000 for these loans. Interest income of $294,000 has been recorded on these loans for the year ended December 31, 1996. There were no material commitments to lend additional funds to customers whose loans were classified as restructured or non-accrual at December 31, 1996.

         Included in commercial real estate loans at December 31, 1996 and 1995, are $35.8 million and $49.9 million, respectively, of loans to facilitate the sale of real estate accounted for by the installment method. The installment method of accounting was applied because the borrower's initial and continuing investment was not adequate for full accrual profit recognition.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)


         TCF has significantly expanded its consumer finance operations in recent periods and had 61 consumer finance offices in 16 states as of December 31, 1996. TCF's consumer finance loan portfolio totaled $496.3 million at December 31, 1996, compared with $374.4 million at December 31, 1995. The underwriting criteria for loans originated by TCF's consumer finance offices are generally less stringent than those historically adhered to by TCF and, as a result, these loans have a higher level of credit risk. TCF generally requires collateral for such loans consisting primarily of residential properties, automobiles and boats.

         The following table sets forth the geographic locations (based on the location of the office originating or purchasing the loan) of TCF's consumer finance loan portfolio:


                                                   At December 31,
                                     ------------------------------------------
                                               1996                1995
                                     --------------------  --------------------
                                       Loan                  Loan
    (Dollars in thousands)            Balance    Percent    Balance    Percent
                                      -------    -------    -------    -------

    Illinois                         $132,474       26.7%  $116,866       31.2%
    Minnesota                          99,279       20.0     96,533       25.7
    Florida                            33,458        6.7     19,925        5.3
    Wisconsin                          33,328        6.7     27,911        7.4
    Georgia                            32,270        6.5     23,044        6.2
    Missouri                           26,185        5.3     19,295        5.2
    North Carolina                     24,137        4.9      8,053        2.2
    Michigan                           23,214        4.7      2,837         .7
    Tennessee                          17,313        3.5     11,474        3.1
    Kentucky                           17,198        3.5     13,017        3.5
    Mississippi                        15,579        3.1      9,187        2.4
    Ohio                               15,503        3.1     11,459        3.1
    Other                              26,398        5.3     14,793        4.0
                                     --------      -----   --------      -----
       Total consumer finance loans  $496,336      100.0%  $374,394      100.0%
                                     --------      -----   --------      -----
                                     --------      -----   --------      -----

         At December 31, 1996, 1995 and 1994, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $4.5 billion, $4.5 billion and $4.4 billion, respectively. During 1995 and 1994, TCF sold servicing rights on $146.3 million and $169 million of loans serviced for others at net gains of $1.5 million and $2.4 million, respectively. There were no sales of servicing rights on loans serviced for others during 1996.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)


(7) ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES AND INDUSTRIAL REVENUE BOND RESERVES

         Following is a summary of the allowances for loan and real estate losses, industrial revenue bond reserves and selected statistics:

                                                         Industrial                Allowance
                                          Allowance       Revenue                  for Real
                                          for Loan          Bond                    Estate
    (In thousands)                         Losses         Reserves       Total       Losses       Total
                                         -----------     ----------    --------    ---------    --------

    Balance, December 31, 1993            $ 54,444        $2,689       $ 57,133     $ 2,439     $ 59,572
       Provision for losses                 10,802          -            10,802       4,022       14,824
       Charge-offs                         (15,994)         -           (15,994)     (3,885)     (19,879)
       Recoveries                            7,091            70          7,161        -           7,161
                                          --------        ------       --------     -------     --------
            Net charge-offs                 (8,903)           70         (8,833)     (3,885)     (12,718)
                                          --------        ------       --------     -------     --------
    Balance, December 31, 1994              56,343         2,759         59,102       2,576       61,678
       Provision for losses                 16,131          (919)        15,212       1,804       17,016
       Charge-offs                         (14,770)         (158)       (14,928)     (2,854)     (17,782)
       Recoveries                            7,991           278          8,269        -           8,269
                                          --------        ------       --------     -------     --------
            Net charge-offs                 (6,779)          120         (6,659)     (2,854)      (9,513)
                                          --------        ------       --------     -------     --------
    Balance, December 31, 1995              65,695         1,960         67,655       1,526       69,181
       Provision for losses                 20,020          (200)        19,820         433       20,253
       Charge-offs                         (23,380)         (100)       (23,480)       (832)     (24,312)
       Recoveries                            8,414          -             8,414        -           8,414
                                          --------        ------       --------     -------     --------
            Net charge-offs                (14,966)         (100)       (15,066)       (832)     (15,898)
                                          --------        ------       --------     -------     --------
    Balance, December 31, 1996            $ 70,749        $1,660       $ 72,409     $ 1,127     $ 73,536
                                          --------        ------       --------     -------     --------
                                          --------        ------       --------     -------     --------


                                                                      Year Ended December 31,
                                                                  ------------------------------
                                                                  1996         1995         1994
                                                                  ----         ----         ----
    Ratio of net loan charge-offs to
       average loans outstanding (1)                               .29%         .13%         .19%
    Allowance for loan losses as a
       percentage of gross loan
       balances at year end (1)                                   1.39         1.23         1.09
_____________________________________________
    (1)  Excluding loans held for sale.


         TCF guarantees certain industrial development and housing revenue bonds issued by municipalities to finance commercial and multi-family real estate owned by third parties. The balance of such financial guarantees totaled $12.2 million and $13.5 million at December 31, 1996 and 1995, respectively. The provision for credit losses on industrial revenue bond financial guarantees for the years ended December 31, 1996 and 1995 reflects a reduction in the balance of the financial guarantees.
    Management has considered these guarantees in its review of the adequacy of the industrial revenue bond reserves, which are included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)


(8) PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:
                                                           At December 31,
                                                       ----------------------
    (In thousands)                                        1996         1995
                                                          ----         ----

    Land                                               $ 25,876     $ 23,339
    Office buildings                                    100,940       99,567
    Leasehold improvements                               18,284       16,738
    Furniture and equipment                             106,343       97,756
                                                       --------     --------
                                                        251,443      237,400
    Less accumulated depreciation and amortization      122,700      116,637
                                                       --------     --------
                                                       $128,743     $120,763
                                                       --------     --------
                                                       --------     --------

         TCF leases certain premises and equipment under operating leases. Net lease expense was $14.1 million, $13.6 million and $12.3 million in 1996, 1995 and 1994, respectively.

         At December 31, 1996, the total annual minimum lease commitments for operating leases were as follows:

                   (In thousands)
                   ---------------------------------------
                   1997                            $11,786
                   1998                              9,669
                   1999                              6,899
                   2000                              4,628
                   2001                              2,414
                   Thereafter                        9,769
                                                   -------
                                                   $45,165
                                                   -------
                                                   -------

(9) REAL ESTATE

    Real estate is summarized as follows:
                                                           At December 31,
                                                        --------------------
     (In thousands)                                       1996         1995
                                                          ----         ----

    Real estate held for development                    $   213      $   713
    Real estate in judgment, subject to redemption       11,989        8,313
    Real estate acquired through foreclosure              4,696       15,440
                                                        -------      -------
                                                        $16,898      $24,466
                                                        -------      -------
                                                        -------      -------

       The net costs of operation of real estate are as follows:

                                                  Year Ended December 31,
                                            ---------------------------------
    (In thousands)                            1996         1995         1994
                                              ----         ----         ----
    Gain on sales                           $(2,719)     $(2,311)     $(3,444)
    Provision for losses                        433        1,804        4,022
    Net operations                              (71)        (152)       1,843
                                            -------      -------      -------
                                            $(2,357)     $  (659)     $ 2,421
                                            -------      -------      -------
                                            -------      -------      -------

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)


(10) MORTGAGE SERVICING RIGHTS

       Mortgage servicing rights, net of valuation allowance, are summarized as follows:

                                                  Year Ended December 31,
                                            ---------------------------------
     (In thousands)                           1996         1995         1994
                                            -------      -------      -------

    Balance at beginning of year, net       $16,286      $12,247      $12,381
       Mortgage servicing rights
          capitalized                         5,822        7,904        3,516
       Amortization                          (4,648)      (3,805)      (3,394)
       Sale of servicing                        -            (60)        (256)
       Valuation adjustments due to
          accelerated prepayments              (100)         -            -
                                            -------      -------      -------
    Balance at end of year, net             $17,360      $16,286      $12,247
                                            -------      -------      -------
                                            -------      -------      -------

       The valuation allowance for mortgage servicing rights is summarized as follows:

                                                  Year Ended December 31,
                                            ---------------------------------
     (In thousands)                            1996         1995         1994
                                              ----         ----         ----

    Balance at beginning of year             $1,394       $1,394       $2,451
       Provisions                               100          -            -
       Charge-offs                              -            -         (1,057)
                                            -------      -------      -------
    Balance at end of year                   $1,494       $1,394       $1,394
                                            -------      -------      -------
                                            -------      -------      -------

(11) DEPOSITS

       Deposits are summarized as follows:

                                                                    At December 31,
                                      ------------------------------------------------------------------------
                                                    1996                                    1995
                                      --------------------------------        --------------------------------
                                      Weighted                                 Weighted
                                      Average                   % of           Average                   % of
    (Dollars in thousands)              Rate       Amount       Total            Rate        Amount      Total
                                      --------   ----------     -----          --------   ----------     -----
    Checking:
       Non-interest bearing             0.00%    $  694,824      14.0%          0.00%    $  573,004      11.0%
       Interest bearing                 1.04        517,947      10.4           1.06        530,268      10.2
                                                 ----------     -----                    ----------     -----
                                         .45      1,212,771      24.4            .51      1,103,272      21.2
                                                 ----------     -----                    ----------     -----
    Passbook and statement              1.75        783,026      15.7           1.88        841,115      16.2
    Money market                        3.10        631,922      12.7           3.12        616,667      11.9
    Certificates:
       6 months and less                4.48        191,785       3.9           5.05        335,247       6.5
       over 6 to 18 months              5.18      1,152,827      23.2           5.59      1,195,206      23.0
       over 18 to 30 months             5.68        410,273       8.2           5.43        364,573       7.0
       over 30 months                   5.79        479,197       9.6           5.90        559,084      10.8
       Negotiable rate                  5.18        115,829       2.3           5.50        176,388       3.4
                                                 ----------     -----                    ----------     -----
                                        5.33      2,349,911      47.2           5.56      2,630,498      50.7
                                                 ----------     -----                    ----------     -----
                                        3.29     $4,977,630     100.0%          3.60     $5,191,552     100.0%
                                                 ----------     -----                    ----------     -----
                                                 ----------     -----                    ----------     -----


                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

         Certificates had the following remaining maturities:


(Dollars in                                                  At December 31,
millions)           ------------------------------------------------------------------------------------------
                                        1996                                           1995
                    --------------------------------------------    ------------------------------------------
                                                        Weighted                                     Weighted
                     Negotiable                         Average     Negotiable                        Average
Maturity                Rate       Other      Total       Rate         Rate      Other      Total       Rate
--------            -----------   --------   --------   --------    ---------   --------   --------   --------

0-3 months             $ 81.2     $  539.7   $  620.9     5.16%     $141.0      $  617.4   $  758.4     5.45%
4-6 months               26.1        452.0      478.1     5.17        26.7         474.8      501.5     5.50
7-12 months               6.6        543.2      549.8     5.28         5.5         575.4      580.9     5.52
13-24 months              1.7        464.8      466.5     5.54         1.3         472.5      473.8     5.62
25-36 months               .1        130.3      130.4     5.68         1.8         158.8      160.6     5.77
37-48 months               .1         48.1       48.2     5.86          .1          82.2       82.3     5.74
49-60 months               -          42.8       42.8     6.35          -           26.5       26.5     5.64
Over 60 months             -          13.2       13.2     5.66          -           46.5       46.5     6.46
                       ------     --------   --------               ------      --------   --------
                       $115.8     $2,234.1   $2,349.9     5.33      $176.4      $2,454.1   $2,630.5     5.56
                       ------     --------   --------               ------      --------   --------
                       ------     --------   --------               ------      --------   --------


         Interest expense on deposits is summarized as follows:

                                                  Year Ended December 31,
                                              ------------------------------
    (In thousands)                              1996       1995       1994
                                                ----       ----       ----

    Checking                                  $  5,571   $  6,606   $  8,205
    Passbook and statement                      14,389     18,507     19,292
    Money market                                19,256     21,878     18,834
    Certificates                               132,861    147,086    137,502
                                              --------   --------   --------
                                               172,077    194,077    183,833
    Less early withdrawal penalties                702        833        654
                                              --------   --------   --------
                                              $171,375   $193,244   $183,179
                                              --------   --------   --------
                                              --------   --------   --------


         Accrued interest on deposits totaled $11.2 million and $10.3 million at December 31, 1996 and 1995, respectively.

         Mortgage-backed securities aggregating $43.7 million were pledged as collateral to secure certain deposits at December 31, 1996.

         At December 31, 1996, TCF was required by Federal Reserve Board regulations to maintain reserve balances of approximately $105.5 million in cash on hand or at the Federal Reserve Bank.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

(12) BORROWINGS

       Borrowings consist of the following:

                                                                           At December 31,
                                                           ---------------------------------------------
    (Dollars in thousands)                                         1996                     1995
                                                           -------------------       -------------------
                                                                      Weighted                 Weighted
                                            Year of                    Average                  Average
                                            Maturity       Amount       Rate         Amount       Rate
                                            --------       ------     --------       ------    ---------
    Securities sold under
       repurchase agreements                  1996      $      -          - %     $  363,426      5.91%
                                              1997         225,732      5.88          75,000      6.12
                                              1998          68,000      6.18             -          -
                                                        ----------                ----------
                                                           293,732      5.95         438,426      5.94
                                                        ----------                ----------
     Federal Home Loan Bank
       advances                               1996             -          -          589,339      5.79
                                              1997         766,514      5.51          90,014      5.90
                                              1998         310,300      5.88         128,000      5.76
                                              1999          41,000      5.98          63,000      6.38
                                              2000           8,074      7.24           8,074      7.24
                                              2001          15,000      6.97          15,000      6.97
                                              2008             152      6.17             160      6.15
                                                        ----------                ----------
                                                         1,141,040      5.66         893,587      5.87
                                                        ----------                ----------
     Subordinated debt:
       Senior subordinated
         debentures                           2006           6,248     18.00           6,248     18.00

       Convertible subordinated
         debentures                           2011           7,149      7.25           7,272      7.25
                                                        ----------                ----------
                                                            13,397     12.26          13,520     12.22
                                                        ----------                ----------
     Collateralized obligations:
       Collateralized notes                   1997          37,500      5.94          37,500      6.19

         Less unamortized
           discount                                             28        -               59        -
                                                        ----------                ----------
                                                            37,472      5.94          37,441      6.20
                                                        ----------                ----------

       Collateralized mortgage
         obligations                          2008           1,555      6.50           2,627      6.50
                                              2010           1,622      5.90           1,530      5.90
                                                        ----------                ----------
                                                             3,177      6.19           4,157      6.28

         Less unamortized
           discount                                            144        -              207        -
                                                        ----------                ----------
                                                             3,033      6.44           3,950      6.61
                                                        ----------                ----------
                                                            40,505      5.98          41,391      6.24
                                                        ----------                ----------
     Other borrowings:
       Federal funds purchased                1996             -          -           14,500      5.58
       Bank line of credit                    1996             -          -           40,000      6.53
       Treasury tax and
         loan note                            1997           5,131      5.21             -          -
       Other                                  1998              13      7.60              20      7.60
                                                        ----------                ----------
                                                             5,144      5.21          54,520      6.28
                                                        ----------                ----------
                                                        $1,493,818      5.78      $1,441,444      5.98
                                                        ----------                ----------
                                                        ----------                ----------



         At December 31, 1996, borrowings with a maturity of one year or less consisted of the following:

                                                                    Weighted
                                                                     Average
    (Dollars in thousands)                          Amount            Rate
                                                   --------         --------

    Securities sold under repurchase
      agreements                                 $  225,732           5.88%
    Federal Home Loan Bank advances                 766,514           5.51
    Collateralized notes                             37,472           5.94
    Treasury tax and loan note                        5,131           5.21
                                                 ----------
                                                 $1,034,849           5.61
                                                 ----------
                                                 ----------

      Accrued interest on borrowings totaled $7.7 million and $4.6 million at December 31, 1996 and 1995, respectively.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

      At December 31, 1996, securities sold under repurchase agreements were collateralized by mortgage-backed securities and had the following maturities:

                               Repurchase Borrowing      Collateral Securities
                               --------------------     ------------------------
                                           Interest     Carrying        Market
    (Dollars in thousands)       Amount      Rate       Amount (1)     Value (1)
                               ----------  --------     ----------     ---------
    Maturity:
      January 1997             $ 99,993     5.78%        $104,648      $104,648
      April 1997                 50,739     5.69           52,295        52,295
      May 1997                   25,000     6.40           23,479        23,479
      June 1997                  50,000     6.00           54,632        54,632
      August 1998                68,000     6.18           73,823        73,823
                               --------                  --------      --------
                               $293,732     5.95         $308,877      $308,877
                               --------                  --------      --------
                               --------                  --------      --------

    _____________________________
    (1) Includes accrued interest.

         The securities underlying the repurchase agreements are book entry securities. During the period, book entry securities were delivered by appropriate entry into the counterparties' accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 1996, all of the securities sold under repurchase agreements provided for the repurchase of identical securities. Securities sold under repurchase agreements averaged $498.4 million and $591.4 million during 1996 and 1995, respectively, and the maximum amount outstanding at any month-end during 1996 and 1995 was $647.7 million and $718.4 million, respectively.

         Great Lakes prepaid $112.3 million of FHLB advances at a pretax loss of $1.5 million during 1995. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item in the Consolidated Statements of Operations.

         The $7.1 million of 7 1/4% Convertible Subordinated Debentures due 2011 was convertible into 419,542 shares of TCF common stock at December 31, 1996. The number of shares and the exercise price of the debentures are adjusted upon the occurrence of certain events, including changes in the capitalization associated with stock splits and stock dividends. The convertible subordinated debentures provide for annual sinking fund payments of $1.8 million commencing on March 1, 2001, intended to retire
    50% of the principal amount prior to maturity. At December 31, 1996, the convertible subordinated debentures are callable at 100% of par. The debentures are subordinated to all present and future senior indebtedness of TCF.

         The $6.2 million of 18% Senior Subordinated Debentures due 2006 are senior to the convertible subordinated debentures and will be redeemable at par beginning March 1, 1998.

         The $37.5 million of collateralized notes mature in December 1997. Interest paid on the collateralized notes adjusts quarterly to .375% over the three-month London Interbank Offered Rate ("LIBOR"), subject to a maximum rate of 13.25%. At December 31, 1996, loans collateralizing the collateralized notes had a carrying value of $72.6 million and a market value of $70.9 million. At December 31, 1996, mortgage-backed securities collateralizing TCF's collateralized mortgage obligations had a market value of $3 million.

         The bank line of credit, amounting to a $70 million line, is unsecured and contains certain covenants common to such agreements with which TCF is in compliance. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate and term for the line of credit. The line of credit expires in October 1997.

         FHLB advances are collateralized by interest-bearing deposits, FHLB stock, residential real estate loans and mortgage-backed securities with an aggregate carrying value of $1.7 billion at December 31, 1996.

         Interest expense on borrowings is summarized as follows:

                                            Year Ended December 31,
                                        -------------------------------
    (In thousands)                        1996        1995        1994
                                          ----        ----        ----

    FHLB advances                       $37,277     $50,729     $56,587
    Securities sold under repurchase
      agreements                         28,165      35,753      25,107
    Subordinated debt                     1,875       4,986       5,603
    Collateralized obligations            2,586       2,880       2,442
    Other borrowings                      1,443         900         412
                                        -------     -------     -------
                                        $71,346     $95,248     $90,151
                                        -------     -------     -------
                                        -------     -------     -------

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

(13) INCOME TAXES

Income tax expense (benefit) consists of:

(In thousands)                             Current       Deferred        Total
                                           -------       --------        -----
YEAR ENDED DECEMBER 31, 1996:
   FEDERAL                                 $45,961        $(3,441)      $42,520
   STATE                                    10,108         (1,244)        8,864
                                           -------        -------       -------
                                           $56,069        $(4,685)      $51,384
                                           -------        -------       -------
                                           -------        -------       -------
Year ended December 31, 1995:
   Federal                                 $29,381         $3,234       $32,615
   State                                     4,476            687         5,163
                                           -------        -------       -------
                                           $33,857         $3,921       $37,778
                                           -------        -------       -------
                                           -------        -------       -------
Year ended December 31, 1994:
   Federal                                 $34,137         $3,036       $37,173
   State                                     9,670           (441)        9,229
                                           -------        -------       -------
                                           $43,807         $2,595       $46,402
                                           -------        -------       -------
                                           -------        -------       -------

   Total income tax expense of $51.4 million, $37.8 million and $46.4 million for the years ended December 31, 1996, 1995 and 1994, respectively, did not include tax benefits specifically allocated to stockholders' equity. The tax benefit allocated to additional paid-in capital for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes totaled $2.5 million, $2.1 million and $590,000 for the years ended December 31, 1996, 1995 and 1994, respectively. No tax valuation allowance was required as of December 31, 1996 or 1995 since TCF paid taxes, which are available for carryback, in excess of its deferred tax assets.

   Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense and extraordinary item as a result of the following:

                                                 Year Ended December 31,
                                          --------------------------------------
(In thousands)                               1996           1995          1994
                                             ----           ----          ----
Computed income tax expense                $47,966        $34,800       $40,805
Increase (reduction) in income tax
   expense resulting from:
      Merger-related expenses                    -            832             -
      ESOP dividend deduction                 (649)          (553)         (305)
      Amortization of goodwill                 562            648           418
      State income tax, net of
         federal income tax benefit          5,762          3,356         5,999
      Other, net                            (2,257)        (1,305)         (515)
                                           -------        -------       -------
                                           $51,384        $37,778       $46,402
                                           -------        -------       -------
                                           -------        -------       -------

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                At December 31,
                                                          ----------------------
(In thousands)                                             1996          1995
                                                           ----          ----
Deferred tax assets:
   Allowance for loan and real
      estate losses                                       $22,142       $19,577
   Discounts on loans arising
      from acquisitions                                       825         1,111
   Pension and other compensation plans                     4,444         1,885
   Insurance premiums                                       2,832         2,175
   Mortgage servicing rights                                    -           551
   Other                                                      439             -
                                                          -------       -------
      Total deferred tax assets                            30,682        25,299
                                                          -------       -------
Deferred tax liabilities:
   Securities available for sale                            1,826         7,548
   FHLB stock                                               4,027         4,121
   Loan basis differences                                   2,166         4,505
   Premises and equipment                                   3,318         3,463
   Loan fees and discounts                                  6,314         5,324
   Mortgage servicing rights                                2,546             -
   Other                                                        -           261
                                                          -------       -------
      Total deferred tax liabilities                       20,197        25,222
                                                          -------       -------
         Net deferred tax assets                          $10,485       $    77
                                                          -------       -------
                                                          -------       -------

(14) STOCKHOLDERS' EQUITY

RESTRICTED RETAINED EARNINGS - TCF Minnesota and Great Lakes may not declare or pay a dividend to TCF in excess of 100% of their annual net income plus the amount that would reduce by one-half their surplus capital ratio at the beginning of the calendar year without prior Office of Thrift Supervision ("OTS") approval. Based on their surplus capital ratios as of January 1, 1997, TCF Minnesota and Great Lakes currently would be permitted to make additional capital distributions under OTS regulations of approximately $58.1 million and $55 million, respectively. Additional limitations on dividends declared or paid on, or repurchases of, TCF Minnesota's and Great Lakes' capital stock are tied to the savings banks' level of compliance with their regulatory capital requirements.

   TCF is pursuing the conversion of its existing savings bank subsidiaries into national bank subsidiaries. Such a conversion would require the approval of applications filed with the Office of the Comptroller of the Currency ("OCC"), and would also require the approval of applications filed with the Federal Reserve Board. A national bank must obtain the approval of the OCC if the total of all dividends declared in any calendar year exceeds that bank's net profits for that year combined with its retained net profits for the preceding two calendar years.

   Retained earnings at December 31, 1996 includes approximately $109.9 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates. In August 1996, federal legislation was enacted which repealed the favorable bad debt method for savings and loan associations. Subsequent to this repeal, TCF continues to be subject to this potential tax liability to the extent payments or distributions of these appropriated earnings occur.

SHAREHOLDER RIGHTS PLAN - TCF's preferred share purchase rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF's common stock. This triggering percentage may be reduced to no less than 10% by TCF's Board of Directors (the "Board") under certain circumstances. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $180 per share. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF's common stock or shares in an "acquiring entity" at half of the market value. The Board is generally entitled to redeem the rights at 1 cent per right at any time before they become exercisable. The rights will expire on June 9, 1999, if not previously redeemed or exercised.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

TREASURY STOCK - On December 19, 1995, the Board authorized the repurchase of up to 5% of TCF common stock, or 1.8 million shares, of which 727,688 shares remained unpurchased at December 31, 1996. TCF purchased 1,190,068 and 32,400 shares of stock during the years ended December 31, 1996 and 1995, respectively. On January 20, 1997, the Board authorized the repurchase of up to 5% of TCF common stock, or approximately 1.7 million shares.

PREFERRED STOCK - On July 3, 1995, TCF exercised its right of redemption on its
2.7 million shares of preferred stock at $10 per share.

STOCK WARRANTS - In connection with TCF's acquisition of Great Lakes, TCF assumed the obligation to issue common stock upon the exercise of the outstanding warrants to purchase Great Lakes common stock. The warrants to purchase common stock expired on July 1, 1995.

(15) REGULATORY CAPITAL REQUIREMENTS

The following tables set forth the tangible, core and risk-based capital levels and applicable percentages of adjusted assets, together with the excess over the minimum capital requirements for TCF Minnesota and Great Lakes at December 31, 1996 and 1995 (dollars in thousands):

TCF MINNESOTA:                                                                At December 31,
                                                         -----------------------------------------------------
                                                                    1996                          1995
                                                         -----------------------       -----------------------
(Dollars in thousands)                                     Amount     Percentage         Amount     Percentage
                                                           ------     ----------         ------     ----------
Tangible capital                                         $321,043           6.52%      $333,254           7.03%
Tangible capital requirement                               73,886           1.50         71,076           1.50
                                                         --------          -----       --------          -----
   Excess                                                $247,157           5.02%      $262,178           5.53%
                                                         --------          -----       --------          -----
                                                         --------          -----       --------          -----
Core capital                                             $321,808           6.53%      $334,586           7.06%
Core capital requirement                                  147,795           3.00        142,193           3.00
                                                         --------          -----       --------          -----
   Excess                                                $174,013           3.53%      $192,393           4.06%
                                                         --------          -----       --------          -----
                                                         --------          -----       --------          -----
Risk-based capital                                       $359,950          11.81%      $370,892          12.78%
Risk-based capital requirement                            243,784           8.00        232,224           8.00
                                                         --------          -----       --------          -----
   Excess                                                $116,166           3.81%      $138,668           4.78%
                                                         --------          -----       --------          -----
                                                         --------          -----       --------          -----

GREAT LAKES:                                                                  At December 31,
                                                         -----------------------------------------------------
                                                                    1996                          1995
                                                         -----------------------       -----------------------
(Dollars in thousands)                                     Amount     Percentage         Amount     Percentage
                                                           ------     ----------         ------     ----------
Tangible capital                                         $177,565           8.21%      $171,126           6.81%
Tangible capital requirement                               32,458           1.50         37,667           1.50
                                                         --------          -----       --------          -----
   Excess                                                $145,107           6.71%      $133,459           5.31%
                                                         --------          -----       --------          -----
                                                         --------          -----       --------          -----
Core capital                                             $187,255           8.62%      $182,268           7.23%
Core capital requirement                                   65,206           3.00         75,669           3.00
                                                         --------          -----       --------          -----
   Excess                                                $122,049           5.62%      $106,599           4.23%
                                                         --------          -----       --------          -----
                                                         --------          -----       --------          -----
Risk-based capital                                       $217,015          16.23%      $215,132          13.63%
Risk-based capital requirement                            106,970           8.00        126,293           8.00
                                                         --------          -----       --------          -----
   Excess                                                $110,045           8.23%      $ 88,839           5.63%
                                                         --------          -----       --------          -----
                                                         --------          -----       --------          -----

     At December 31, 1996, TCF's savings bank subsidiaries exceeded their fully phased-in capital requirements and believe they would be considered "well-capitalized" under guidelines established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

TCF is a party to financial instruments with off-balance-sheet risk in the normal course of business, primarily to meet the financing needs of its customers. These financial instruments, which are issued or held by TCF for purposes other than trading, include commitments to extend credit, standby letters of credit, financial guarantees written, forward mortgage loan sales commitments, and financial guarantees on certain loans sold with recourse and on other contingent obligations. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contract or notional amounts of those instruments reflect the extent of involvement TCF has in particular classes of financial instruments.

     TCF's exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit, standby letters of credit, financial guarantees written and financial guarantees on certain loans sold with recourse is represented by the contractual amount of the commitments. TCF uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For Veterans Administration ("VA") loans serviced with partial recourse and forward mortgage loan sales commitments, the contract or notional amount exceeds TCF's exposure to credit loss. TCF controls the credit risk of forward mortgage loan sales commitments through credit approvals, credit limits and monitoring procedures.

     Unless noted otherwise, TCF does not require collateral or other security to support financial instruments with credit risk. The contract or notional amounts of these financial instruments are as follows:

                                                               At December 31,
                                                             ------------------
(In thousands)                                               1996          1995
                                                             ----          ----
Financial instruments whose contract amounts
 represent credit risk:
   Commitments to extend credit                        $1,014,053    $1,109,949
   Standby letters of credit                               24,055        26,796
   Financial guarantees written                            12,165        13,506
   Loans sold with recourse                                23,311        29,776
Financial instruments whose credit risk is
 less than the notional or contract amount:
   VA loans serviced with partial recourse                383,806       388,072
   Forward mortgage loan sales commitments                 91,132       116,068

COMMITMENTS TO EXTEND CREDIT - As part of its normal business operations, and in order to meet the ongoing credit needs of its customers, TCF has outstanding at any time a significant number of commitments to extend credit. Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. These commitments take the form of mortgage loan applications, approved loans, consumer credit line products and credit card limits. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. TCF evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by TCF upon extension of credit, is based on management's credit evaluation of the borrower. Collateral predominantly consists of residential and commercial real estate and personal property. Included in the total commitments to extend credit at December 31, 1996 were mortgage loan commitments and loans in process aggregating $783.5 million, including commercial and residential construction and development commitments totaling $72.5 million. Of the total mortgage loan commitments and loans in process at December 31, 1996, $168.2 million were for fixed-rate loans. Also included in the total commitments to extend credit were various consumer credit line products aggregating $515.4 million, of which $59 million were unsecured and $450.8 million were mortgage loan commitments.

STANDBY LETTERS OF CREDIT - Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit are primarily issued to support public and private borrowing arrangements including bond financing, and expire in various years through the year 2005. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in making commercial loans to customers. The amount of collateral TCF obtains to support standby letters of credit is based on management's credit evaluation of the borrower. Collateral held primarily consists of commercial real estate mortgages. Since the conditions

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. TCF's commitments to the beneficiaries under its outstanding standby letters of credit at December 31, 1996 were collateralized by $23.8 million of TCF's mortgage-backed securities.

FINANCIAL GUARANTEES WRITTEN - Financial guarantees written represent agreements whereby, for a fee, certain of TCF's mortgage-backed securities are pledged as collateral for Housing Revenue Bonds and Industrial Development Revenue Bonds which were issued by municipalities to finance commercial and multi-family real estate owned by third parties. In the event the third party borrowers default on principal or interest payments on the bonds, TCF is required to either pay the amount in default or acquire the then outstanding bonds. TCF may foreclose on the underlying real estate to recover amounts in default. At December 31, 1996, the financial guarantees totaled $12.2 million and mortgage-backed securities aggregating approximately $24.3 million were held by the trustees as collateral for these financial guarantees. Further, in order to protect TCF's ability to recover losses in the event of default by the third party borrowers, TCF may also be required to pay real estate taxes and other liabilities of the underlying collateral. The collateral agreements expire on various dates from 2004 through 2011.

LOANS SOLD WITH RECOURSE AND VA LOANS SERVICED WITH PARTIAL RECOURSE - During the normal course of business, TCF may sell certain loans with limited recourse provisions. In addition, TCF services VA loans on which it must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. A significant portion of the loans are partially supported by government-sponsored insurance, private mortgage insurance or the VA partial guarantee, and all of the loans are collateralized by residential real estate.

FORWARD MORTGAGE LOAN SALES COMMITMENTS - As part of its residential mortgage banking operation, TCF enters into forward mortgage loan sales commitments in order to manage the market exposure on its residential loans held for sale and its commitments to extend credit for residential loans. Because gains or losses to be realized on the sale of residential loans held for sale are dependent on interest rates, forward mortgage loan sales commitments are used to reduce the impact of changes in interest rates on TCF's mortgage banking operation.
Forward mortgage loan sales commitments are contracts for the delivery of mortgage loans or pools of loans in which TCF agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from movements in mortgage loan values and interest rates. Included in the total at December 31, 1996 and 1995 were $14 million and $16 million, respectively, of standby forward mortgage loan sales commitments for which TCF has the option to deliver the mortgage loans. Premiums paid for standby forward mortgage loan sales commitments are amortized to gain on sale of loans held for sale over the terms of the agreements. The fair value of the forward mortgage loan sales commitments is not recognized in the financial statements.

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

   Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, TCF has established customer relationships that contribute significant fee income annually. These customer relationships are not considered financial instruments, and their values have not been incorporated into the fair value estimates. Certain financial instruments and all non-financial instruments are excluded from fair value of financial instrument disclosure requirements. In addition, the tax effects of unrealized gains and losses have not been considered in the estimates, nor have costs necessary to execute a sale been considered. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of TCF, or the value TCF would realize in a negotiated sale of these instruments.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

   Fair value estimates, methods and assumptions are set forth below for TCF's financial instruments. These financial instruments are issued or held by TCF for purposes other than trading. The carrying amounts disclosed below are included in the Consolidated Statements of Financial Condition under the indicated captions, except where noted otherwise. The estimated fair value of TCF's financial instruments are set forth in the following table and explained below:

                                                                        At December 31,
                                                  -------------------------------------------------------
                                                             1996                          1995
                                                  -------------------------     -------------------------
(In thousands)                                      CARRYING      ESTIMATED       Carrying      Estimated
                                                     AMOUNT      FAIR VALUE         Amount     Fair Value
                                                    --------     ----------       --------     ----------
Financial instrument assets:
  Cash and due from banks                         $  238,670     $  238,670     $  233,619     $  233,619
  Investments                                        442,103        442,103         64,345         64,345
  Securities available for sale                      999,554        999,554      1,201,490      1,201,490
  Residential loans held for sale (1)                 57,566         58,276         78,687         80,139
  Education loans held for sale (1)                  146,303        149,448        163,726        166,529
  Loans: (1)
    Residential real estate                        2,252,311      2,274,098      2,607,202      2,654,302
    Commercial real estate                           858,224        862,244        967,766        980,585
    Commercial business                              157,057        153,499        167,920        162,849
    Consumer (2)                                   1,725,635      1,946,955      1,530,205      1,679,855
    Allowance for loan losses                        (70,749)             -        (65,695)             -
                                                  ----------     ----------     ----------     ----------
                                                   4,922,478      5,236,796      5,207,398      5,477,591
  Accrued interest receivable                         42,173         42,173         49,120         49,120
                                                  ----------     ----------     ----------     ----------
    Total financial instrument assets             $6,848,847     $7,167,020     $6,998,385     $7,272,833
                                                  ----------     ----------     ----------     ----------
                                                  ----------     ----------     ----------     ----------

Financial instrument liabilities:
  Deposits with no stated maturity                $2,627,719     $2,627,719     $2,561,054     $2,561,054
  Certificates of deposit                          2,349,911      2,379,526      2,630,498      2,663,541
  Securities sold under repurchase
    agreements                                       293,732        293,823        438,426        438,995
  Federal Home Loan Bank advances                  1,141,040      1,140,394        893,587        895,812
  Subordinated debt                                   13,397         25,057         13,520         20,856
  Collateralized obligations                          40,505         40,566         41,391         41,311
  Other borrowings                                     5,144          5,144         54,520         54,520
  Accrued interest payable                            18,943         18,943         14,905         14,905
                                                  ----------     ----------     ----------     ----------
    Total financial instrument liabilities        $6,490,391     $6,531,172     $6,647,901     $6,690,994
                                                  ----------     ----------     ----------     ----------
                                                  ----------     ----------     ----------     ----------

Financial instruments with
 off-balance-sheet risk: (3)
  Commitments to extend credit                    $    4,860     $     (978)    $    4,088     $     (250)
  Standby letters of credit                              (56)           (67)            (5)           (11)
  Forward mortgage loan sales commitments                 53            154             60           (731)
  Financial guarantees written                        (1,778)        (1,778)        (2,089)        (2,089)
                                                  ----------     ----------     ----------     ----------
    Total off-balance-sheet financial
     instruments                                  $    3,079     $   (2,669)    $    2,054      $  (3,081)
                                                  ----------     ----------     ----------     ----------
                                                  ----------     ----------     ----------     ----------

(1)  Net of unearned discounts, premiums and deferred fees.
(2) Excludes lease receivables not subject to fair value disclosure of $2.7 million and $4 million at
     December 31, 1996 and 1995, respectively.
(3)  Positive amounts represent assets, negative amounts represent liabilities.

CASH AND DUE FROM BANKS - The carrying amount of cash and due from banks approximates its fair value.

INVESTMENTS - The carrying amounts of short-term investments approximate their fair values since they mature in 90 days or less and do not present unanticipated credit concerns. The fair values of U.S. Government and other marketable securities held to maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of FHLB stock approximates its fair value.

SECURITIES AVAILABLE FOR SALE - The fair values of U.S. Government and other marketable securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The fair values of mortgage-backed securities available for sale are based on quoted market prices.

LOANS HELD FOR SALE - The fair value of residential mortgage loans held for sale is estimated based on quoted market prices. The fair value of education loans held for sale is estimated based on an existing forward sale agreement TCF has with the Student Loan Marketing Association, or on sales of comparable loans.

     The estimated fair value of capitalized mortgage servicing rights totaled $30.9 million at December 31, 1996, compared with a carrying amount of $17.4 million. The estimated fair value of capitalized mortgage servicing rights is based on estimated cash flows discounted using rates commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

LOANS - The fair values of loans are estimated for portfolios of loans with similar characteristics. Loans are segregated by type, and include residential, commercial real estate, commercial business and consumer, and by sub-type within these categories. Each of these categories is further segmented into fixed- and adjustable-rate interest terms, and by performing and non-performing status.
For certain variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. For certain homogeneous categories of loans, such as certain residential and consumer loans, fair values are estimated using quoted market prices. The fair values of other performing loans are estimated by discounting contractual cash flows adjusted for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers with similar credit risk characteristics. The fair values of significant non-performing loans are based on recent internal or external appraisals, or estimated cash flows discounted using rates commensurate with the risks associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

DEPOSITS - The fair value of deposits with no stated maturity, such as checking, passbook and statement, and money market accounts, is deemed equal to the amount payable on demand. The fair value of certificates is estimated based on discounted cash flow analyses using interest rates offered by TCF at December 31, 1996 and 1995 for certificates of similar remaining maturities.

     The fair value estimates do not include the benefit that results from the lower-cost funding provided by deposits compared with the cost of wholesale borrowings. That benefit is commonly referred to as a deposit base intangible.

BORROWINGS - The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF's long-term borrowings are estimated based on quoted market prices or discounted cash flow analyses using interest rates offered at December 31, 1996 and 1995 for borrowings of similar remaining maturities.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - The fair values of residential commitments to extend credit and forward mortgage loan sales commitments associated with residential loans held for sale are based upon quoted market prices. The fair values of TCF's remaining commitments to extend credit, standby letters of credit and financial guarantees written are estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and standby letters of credit issued in conjunction with fixed-rate loan agreements, fair value also considers the difference between current levels of interest rates and the committed rates. For financial guarantees written, fair value also considers reserves established relating to TCF's potential obligation on the outstanding guarantees. The carrying amounts for commitments to extend credit and forward mortgage loan sales commitments are included in other assets in the Consolidated Statements of Financial Condition. The carrying amounts for standby letters of credit and financial guarantees written are included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

     In addition to the financial instruments with off-balance-sheet risk noted above, TCF had $23.3 million and $29.8 million of loans sold with recourse and serviced $383.8 million and $388.1 million of VA loans with partial recourse at December 31, 1996 and 1995, respectively. TCF has not incurred, and does not anticipate, significant losses as a result of the recourse provisions associated with these financial instruments. As a result, the carrying amounts and related estimated fair values of these financial instruments were not material at December 31, 1996 and 1995.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

(18) STOCK OPTION AND INCENTIVE PLAN

          The TCF Financial 1995 Incentive Stock Program (the "Program") was adopted as a continuation and replacement of a prior program to enable TCF to attract and retain key personnel. Under the program, no more than 5% of the shares of TCF common stock outstanding on the date of initial shareholder approval may be awarded. Options generally become exercisable over a period of one to five years from the date of the grant and expire after 10 years. All outstanding options have a fixed exercise price equal to the market price of TCF common stock on the date of grant. Restricted stock granted in 1994 generally vests within five years, but may vest more rapidly or be subject to forfeiture in accordance with a vesting schedule based on TCF's return on average common equity. Other restricted stock grants generally vest over periods from three to eight years. Of the outstanding restricted stock as of December 31, 1996, 318,400 shares vest only if TCF meets certain return on equity goals. Vesting of the remaining restricted stock is based on additional service requirements.

          As disclosed in Note 1, TCF has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock option and restricted stock grants. Accordingly, no compensation expense has been recognized for TCF's stock option grants. Compensation expense for restricted stock under APB Opinion No. 25 is recorded over the vesting periods, and totaled $7.9 million, $6.3 million and $2.7 million in 1996, 1995 and 1994, respectively. Had compensation expense been determined based on the fair value at the grant dates for awards under the Program consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per share would not differ materially from amounts reported under APB Opinion No. 25. Since the pro forma disclosures of results under SFAS No. 123 are only required to consider grants awarded in 1995 and 1996, the pro forma effects of applying SFAS No. 123 during this initial phase-in period may not be representative of the effects on reported results for future years.

          The following table reflects TCF's restricted stock and stock option transactions under the Program since December 31, 1993:


                                     Stock Options                           Restricted Stock
                        -------------------------------------------     ------------------------
                                             Exercise Price
                                     ------------------------------
                          Shares         Range     Weighted-Average       Shares     Price Range
                          ------         -----     ----------------       ------     -----------
December 31, 1993       1,111,338    $ 3.88-18.57       $ 7.71           410,312    $ 4.44-17.50
  Granted                   9,394           13.84        13.84           424,490     15.31-19.28
  Exercised              (218,222)     4.44-11.81         7.08               -            -
  Forfeited                  (370)          11.81        11.81               -            -
  Vested                      -            -               -            (250,228)     4.44-19.28
                        ---------                                       --------
December 31, 1994         902,140      3.88-18.57         7.93           584,574      4.44-17.50
  Granted                     -            -               -             308,400     18.81-29.66
  Exercised              (423,434)     4.44-15.47         7.97               -            -
  Forfeited                (7,504)    13.57-15.47        15.14            (5,089)          19.78
  Vested                      -            -               -            (223,453)     4.44-19.78
                        ---------                                       --------
December 31, 1995         471,202      3.88-18.57         7.77           664,432     15.31-29.66
  Granted                     -            -               -              36,400     33.13-37.81
  Exercised              (337,816)     3.88-18.57         6.63               -            -
  Expired                    (416)           6.00         6.00               -            -
  Forfeited                (2,800)    10.66-18.57        16.31           (21,200)    16.19-19.78
  Vested                      -            -               -             (83,699)    15.31-33.13
                        ---------                                       --------
December 31, 1996         130,170      4.44-18.57        10.56           595,933     15.31-37.81
                        ---------                                       --------
                        ---------                                       --------
Exercisable at
  December 31, 1996        98,970      4.44-15.47         9.11
                        ---------
                        ---------



          The weighted-average grant-date fair value of restricted stock was $33.51, $20.28 and $16.15 in 1996, 1995 and 1994, respectively.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

          The following table summarizes information about stock options outstanding at December 31, 1996:

                                        Options Outstanding                                Options Exercisable
                               --------------------------------------------------      --------------------------
                                                              Weighted-Average
                                         Weighted-Average   Remaining Contractual                Weighted-Average
Exercise Price Range           Shares     Exercise Price        Life in Years          Shares     Exercise Price
--------------------           ------    ----------------   ---------------------      ------    ----------------
$4.44 to $10.00                48,186         $ 5.89                 3.1               48,186         $ 5.89
$10.01 to $15.00               45,984          11.06                 5.4               38,784          11.13
$15.01 to $18.57               36,000          16.16                 6.4               12,000          15.47
                              -------                                                  ------
  Total Options               130,170          10.56                 4.8               98,970           9.11
                              -------                                                  ------
                              -------                                                  ------


          At December 31, 1996, there were 1,836,278 shares reserved for issuance under the Program, including 130,170 shares for which options had been granted but had not yet been exercised.



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

          Net pension cost (credit) included the following components:

                                                             Year Ended December 31,
                                                         ----------------------------
     (In thousands)                                        1996      1995      1994
                                                           ----      ----      ----
     Service cost - benefits earned during the year      $  2,107  $  1,762  $  1,750
     Interest cost on projected benefit obligation            945       762       529
     Gain on plan assets                                   (5,325)   (7,266)      (23)
     Net amortization and deferral                          2,047     4,806    (2,418)
                                                         --------  --------  --------
        Net pension cost (credit)                        $   (226) $     64  $   (162)
                                                         --------  --------  --------
                                                         --------  --------  --------

        The following tables set forth the Plan's funded status at the dates indicated:

                                                                      At October 1,
                                                                   ------------------
     (In thousands)                                                  1996       1995
                                                                     ----       ----
     Actuarial present value of accumulated benefit
        obligations:
          Vested benefits                                          $10,489    $ 8,569
          Non-vested benefits                                        1,115        820
                                                                   -------    -------
          Total accumulated benefits                               $11,604    $ 9,389
                                                                   -------    -------
                                                                   -------    -------

                                                                     At December 31,
                                                                   ------------------
     (In thousands)                                                  1996      1995
                                                                     ----      ----
     Projected benefit obligation for service rendered to date      $13,551   $10,406
     Plan assets at fair value                                       38,657    30,142
                                                                    -------   -------
     Plan assets in excess of projected benefit obligation           25,106    19,736
     Unrecognized prior service cost                                 (3,200)     (356)
     Unrecognized net gain                                           (7,689)   (5,390)
                                                                    -------   -------
        Prepaid pension cost included in other assets               $14,217   $13,990
                                                                    -------   -------
                                                                    -------   -------


          The Plan's assets consist primarily of listed stocks and government bonds. At December 31, 1996 and 1995, the Plan's assets included TCF common stock with a market value of $7.8 million and $6 million, respectively.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

          The weighted average discount rate and rate of increase in future compensation used to measure the projected benefit obligation and the expected long-term rate of return on plan assets were as follows:

                                                           At December 31,
                                                        --------------------
                                                        1996     1995   1994
                                                        ----     ----   ----

     Weighted average discount rate                     8.00%    7.75%  8.00%
     Rate of increase in future compensation            5.00     5.00   5.00
     Expected long-term rate of return on plan assets   9.50     9.50   9.00


          Great Lakes was a participant in the multi-employer Financial Institutions Retirement Fund ("FIRF"). Great Lakes withdrew from the FIRF effective December 31, 1995 and commenced participation in the Plan effective January 1, 1996. The FIRF does not segregate the assets, liabilities or costs by participating employer. As a result, disclosures required by SFAS No. 87, "Employers' Accounting for Pensions," cannot be made. Contributions for plan years beginning July 1, 1988 have not been required due to plan performance. As a result, Great Lakes did not record pension expense during the two-year period ended December 31, 1995.

     POSTRETIREMENT PLANS

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

          TCF's postretirement benefit plan is currently unfunded. The following table reconciles the status of the plan with the amounts recognized in TCF's Consolidated Statements of Financial Condition at the dates indicated:

                                                                At December 31,
                                                             ------------------
     (In thousands)                                             1996      1995
                                                                ----      ----
     Accumulated postretirement benefit obligation:
       Retirees and beneficiaries                            $ (6,005) $ (8,624)
       Fully eligible active plan participants                   (745)   (1,195)
       Other active plan participants                          (1,121)   (1,844)
                                                             --------  --------
         Total accumulated postretirement benefit obligation   (7,871)  (11,663)
     Unrecognized prior service cost                            1,097     1,206
     Unrecognized net (gain) loss                              (2,184)    1,914
     Unrecognized transition obligation                         5,459     5,801
                                                             --------  --------
        Accrued postretirement benefit cost included in
          other liabilities                                  $ (3,499) $ (2,742)
                                                             --------  --------
                                                             --------  --------




          Net periodic postretirement benefit cost included the following components:

     (In thousands)                                     Year Ended December 31,
                                                      -------------------------
                                                        1996     1995      1994
                                                        ----     ----      ----

     Service cost - benefits earned during the year $ 177 $ 285 $ 182 Interest cost on accumulated postretirement
       benefit obligation                                778      772       559
     Amortization of unrecognized transition
       obligation                                        342      342       331
     Amortization of unrecognized net loss               -        138        18
     Amortization of unrecognized prior service cost     109      -         -
                                                      ------   ------    ------
          Net periodic postretirement benefit cost    $1,406   $1,537    $1,090
                                                      ------   ------    ------
                                                      ------   ------    ------

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

          In connection with TCF's acquisition of Great Lakes, a $329,000 curtailment loss and $168,000 in special termination benefits were recognized in 1995 associated with benefits provided under Great Lakes' postretirement benefit plan. These costs are included in merger-related expenses in the Consolidated Statements of Operations.

          The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0%, 7.75% and 8.0% at December 31, 1996, 1995 and 1994, respectively. For active participants, an 8.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1997. This rate is assumed to decrease gradually to 6% for the year 2004 and remain at that level thereafter. For retired participants, other than certain Great Lakes' retirees, the annual rate of increase is assumed to be 4% for all future years, which represents the Plan's annual limit on increases in TCF's contributions for retirees. The health care cost trend rate assumption does not have a significant effect on the amounts reported.

     EMPLOYEE STOCK OWNERSHIP PLANS

          TCF's Employees Stock Ownership Plan-401(k) generally allows participants to make contributions by salary deduction of up to 12% of their salary on a tax-deferred basis pursuant to section 401(k) of the Internal Revenue Code. Through December 31, 1994, TCF matched the contributions for tax-favored deposits of employees who are non-highly compensated (as defined in the Internal Revenue Code) at the rate of 75 cents per dollar, with a maximum employer contribution of 4.5% of the employee's salary. TCF matched the contributions of remaining employees at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee's salary. Beginning January 1, 1995, TCF matched the contributions of all employees at the rate of 50 cents per dollar, with a maximum employer contribution of 3% of the employee's salary. TCF, at its discretion, may make additional contributions. Employee contributions vest immediately while the Company's matching contributions are subject to a graduated vesting schedule based on an employee's years of vesting service. The Company's matching contributions are expensed when made. TCF's contribution to the plan was $1.8 million, $1.4 million and $1.8 million in 1996, 1995 and 1994, respectively.



(20) PARENT COMPANY FINANCIAL INFORMATION

          TCF Financial Corporation's (parent company only) condensed statements of financial condition as of December 31, 1996 and 1995, and the condensed statements of operations and cash flows for the years ended December 31, 1996, 1995 and 1994 are as follows:
Condensed Statements of Financial Condition

                                                                        At December 31,
                                                                 -------------------------
     (In thousands)                                                1996             1995
                                                                   ----             ----
     Assets:
       Cash                                                      $    117         $     70
       Interest-bearing deposits with banks                         5,438           11,711
       Investment in subsidiaries:
         Savings bank subsidiaries                                527,606          545,958
         Other subsidiaries                                         1,544            1,237
       Premises and equipment                                       4,471            3,452
       Loan to unconsolidated subsidiary                            2,014              965
       Other assets                                                17,221           10,995
                                                                 --------         --------
                                                                 $558,411         $574,388
                                                                 --------         --------
                                                                 --------         --------

     Liabilities and Stockholders' Equity:
       Bank line of credit                                       $    -           $ 40,000
       Notes payable to non-savings bank subsidiaries                 957            1,042
       Other liabilities                                            7,948            5,671
                                                                 --------         --------
         Total liabilities                                          8,905           46,713
       Stockholders' equity                                       549,506          527,675
                                                                 --------         --------
                                                                 $558,411         $574,388
                                                                 --------         --------
                                                                 --------         --------

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

     Condensed Statements of Operations

                                                                 Year Ended December 31,
                                                              ----------------------------
     (In thousands)                                             1996       1995      1994
                                                                ----       ----      ----
     Interest income                                          $    352   $ 1,412   $   620
     Interest expense                                              923     3,680     4,090
                                                              --------   -------   -------
       Net interest expense                                       (571)   (2,268)   (3,470)
                                                              --------   -------   -------
     Cash dividends received from subsidiaries:
       Savings bank subsidiaries                               103,500    27,500    56,380
       Other subsidiaries                                        4,102     2,832     4,562
                                                              --------   -------   -------
         Total cash dividends received from subsidiaries       107,602    30,332    60,942
                                                              --------   -------   -------
     Other non-interest income:
       Affiliate service fee revenues                           44,369    36,427    25,942
       Other                                                         7        (4)        4
                                                              --------   -------   -------
         Total other non-interest income                        44,376    36,423    25,946
                                                              --------   -------   -------
     Non-interest expense:
       Compensation and employee benefits                       34,174    27,189    22,630
       Occupancy and equipment                                  10,958     8,435     7,515
       Other                                                    16,414    13,508    12,254
                                                              --------   -------   -------
         Total non-interest expense                             61,546    49,132    42,399
                                                              --------   -------   -------
       Income before income tax benefit and equity
         in undistributed earnings of subsidiaries              89,861    15,355    41,019
     Income tax benefit                                          6,879     5,991     8,169
                                                              --------   -------   -------
       Income before equity in undistributed earnings
         of subsidiaries                                        96,740    21,346    49,188
     Equity in undistributed earnings of subsidiaries          (11,077)   39,342    20,995
                                                              --------   -------   -------
     Net income                                               $ 85,663   $60,688   $70,183
                                                              --------   -------   -------
                                                              --------   -------   -------

          All dividends were received from consolidated subsidiaries during the three-year period ended December 31, 1996.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

                                                                    Year Ended December 31,
                                                               ----------------------------------
  (In thousands)                                               1996             1995         1994
                                                               ----             ----         ----
  Cash flows from operating activities:
     Net income                                             $  85,663        $ 60,688      $ 70,183
     Adjustments to reconcile net income to net
        cash provided by operating activities:
          Equity in undistributed earnings of
            subsidiaries                                       11,077         (39,342)      (20,995)
          Net (increase) decrease in other assets
            and liabilities                                    (3,702)         (3,604)          179
          Other, net                                            9,501           8,849         4,871
                                                            ---------        --------      --------
            Total adjustments                                  16,876         (34,097)      (15,945)
                                                            ---------        --------      --------
       Net cash provided by operating activities              102,539          26,591        54,238
                                                            ---------        --------      --------

  Cash flows from investing activities:
     Net (increase) decrease in interest-bearing
        deposits with banks                                     6,273          24,467       (20,817)
     Investments in and advances to subsidiaries, net            (117)        (16,001)          -
     Loan to Executive Deferred Compensation Plan                  63              64           153
     Loan originations, net                                    (1,049)            381            51
     Purchases of premises and equipment, net                  (2,678)         (2,457)       (3,135)
                                                            ---------        --------      --------
       Net cash provided (used) by investing
           activities                                           2,492           6,454       (23,748)
                                                            ---------        --------      --------

  Cash flows from financing activities:
     Dividends paid on preferred stock                            -              (678)          -
     Dividends paid on common stock                           (25,279)        (20,968)      (12,257)
     Proceeds from exercise of stock options and
        stock warrants                                          1,639          12,455           272
     Proceeds from conversion of convertible
        debentures                                                123           2,656           -
     Repurchases of common stock                              (41,382)           (824)      (17,524)
     Redemption of preferred stock                                -           (27,100)          -
     Proceeds from bank line of credit                         52,275          40,000           -
     Repayment of commercial bank notes and
        bank line of credit                                   (92,275)         (3,500)       (1,000)
     Repayment of subordinated capital notes                      -           (34,500)          -
     Other, net                                                   (85)           (581)           79
                                                            ---------        --------      --------
       Net cash used by financing activities                 (104,984)        (33,040)      (30,430)
                                                            ---------        --------      --------
  Net increase in cash                                             47               5            60
  Cash at beginning of year                                        70              65             5
                                                            ---------        --------      --------
  Cash at end of year                                       $     117        $     70      $     65
                                                            ---------        --------      --------
                                                            ---------        --------      --------


                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

(21) BUSINESS SEGMENTS



     The following summarizes financial data for TCF's business segments:

                                                                      Year Ended December 31,
                                                             --------------------------------------
     (In thousands)                                             1996            1995          1994
                                                                ----            ----          ----
     Revenues:
        Financial institution                                $629,777        $632,837      $604,487
        Consumer finance                                       74,930          48,279        22,579
        Mortgage banking operations                            33,498          32,881        37,254
        Insurance operations                                   32,797          27,809        27,073
        Real estate development                                   437             288           427
        Eliminations                                          (30,350)        (21,341)      (13,692)
                                                             --------        --------      --------
                                                             $741,089        $720,753      $678,128
                                                             --------        --------      --------
                                                             --------        --------      --------
     Earnings (loss) from continuing
        operations before income tax
        expense and extraordinary item:
        Financial institution                                $115,448         $76,443      $ 93,953
        Consumer finance                                       (3,846)          2,368         1,534
        Mortgage banking operations                            10,427           7,585         6,067
        Insurance operations                                   14,398          12,448        13,895
        Real estate development                                   303             169           311
        Eliminations                                              317             416           825
                                                             --------        --------      --------
                                                             $137,047         $99,429      $116,585
                                                             --------        --------      --------
                                                             --------        --------      --------



                                                                                At December 31,
                                                                           ------------------------
  (In thousands)                                                              1996          1995
                                                                           ----------    ----------
     Identifiable assets:
        Financial institution                                              $7,045,604    $7,174,184
        Consumer finance                                                      497,619       383,892
        Mortgage banking operations                                            83,607       104,465
        Insurance operations                                                   18,303        16,206
        Real estate development                                                   293         1,459
        Eliminations                                                         (554,564)     (440,295)
                                                                           ----------    ----------
                                                                           $7,090,862    $7,239,911
                                                                           ----------    ----------
                                                                           ----------    ----------



          Real estate development revenues in the Consolidated Statements of Operations are presented net of costs of operations of real estate and are included in other non-interest expense.

(22) FEDERAL DEPOSIT INSURANCE CORPORATION SPECIAL ASSESSMENT

          Federal legislation enacted on September 30, 1996 addressed inadequate funding of the Savings Association Insurance Fund ("SAIF"), which had resulted in a large deposit insurance premium disparity between banks insured by the Bank Insurance Fund ("BIF") and SAIF-insured thrifts. As a result of this new legislation, a one-time special assessment was imposed on thrift institutions, and TCF recognized a $34.8 million pretax charge for assessments imposed on its savings bank subsidiaries. The legislation also provides for a reduction in deposit insurance premiums in subsequent periods and other regulatory reforms.

(23) LITIGATION AND CONTINGENT LIABILITIES

          TCF is involved in certain lawsuits in the course of its general lending business and other operations. Management, after review with its legal counsel, is of the opinion that the ultimate disposition of its litigation will not have a material adverse effect on TCF's financial condition or results of operations.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
            Notes to Consolidated Financial Statements - (Continued)

(24) SUBSEQUENT EVENTS

          On February 25, 1997, TCF announced that it had formally rescinded its stock repurchase program in connection with its pending merger with Winthrop Resources Corporation ("Winthrop").

          On February 28, 1997, TCF and Winthrop signed a definitive merger agreement for TCF to acquire Winthrop in a tax-free stock-for-stock exchange. Winthrop, with leased assets of $327 million, specializes in leasing high-tech and business equipment. The merger is subject to approval by TCF's and Winthrop's stockholders and by various regulatory agencies, and treatment of the transaction as a pooling of interests for accounting purposes. The merger is expected to be completed in the first half of 1997.


INDEPENDENT AUDITOR'S REPORT

[LOGO]








To the Board of Directors and Stockholders of TCF Financial Corporation:


We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and Subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, TCF Financial Corporation and Subsidiaries adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, as of April 1, 1995.






/s/ KPMG Peat Marwick LLP
Minneapolis, Minnesota
January 15, 1997
    except for Note 24, which is as of February 28, 1997

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                            Supplementary Information


SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands,                   At          At          At          At          At          At          At          At
 except per-share data)               Dec. 31,   Sept. 30,    June 30,   March 31,    Dec. 31,   Sept. 30,    June 30,   March 31,
                                        1996        1996        1996        1996        1995        1995        1995        1995
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                        $7,090,862  $7,114,466  $7,000,871  $7,039,282  $7,239,911  $7,331,962  $7,432,692  $7,369,061
Investments (1)                        442,103     400,799     157,368      59,202      64,345      73,651      64,874      91,969
Securities available for sale          999,554     997,964   1,049,183   1,117,439   1,201,490      32,117      38,575      89,693
Mortgage-backed securities held
 to maturity                               -           -           -           -           -     1,199,231   1,251,705   1,291,370
Loans                                4,995,962   5,049,508   5,124,106   5,174,923   5,277,101   5,323,912   5,329,880   5,237,533
Deposits                             4,977,630   5,018,672   5,052,557   5,150,023   5,191,552   5,181,765   5,249,819   5,371,461
Borrowings                           1,493,818   1,468,714   1,359,145   1,268,887   1,441,444   1,553,693   1,589,861   1,445,327
Stockholders' equity                   549,506     522,515     523,788     541,019     527,675     490,542     495,550     470,501
----------------------------------------------------------------------------------------------------------------------------------




                                                                           Three Months Ended
----------------------------------------------------------------------------------------------------------------------------------
                                     Dec. 31,    Sept. 30,   June 30,    March 31,    Dec. 31,    Sept. 30,   June 30,   March 31,
                                       1996         1996       1996        1996        1995         1995        1995       1995
----------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income                   $   142,194   $  145,380  $ 146,394   $  148,893  $  153,222  $  154,036  $  151,641  $  148,791
Interest expense                       58,178       59,586     60,518       64,439      70,451      72,549      72,349      73,143
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
 Net interest income                   84,016       85,794     85,876       84,454      82,771      81,487      79,292      75,648
Provision for credit losses             3,631        6,564      6,823        2,802       2,649       2,951       2,924       6,688
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
 Net interest income after
  provision for credit losses          80,385       79,230     79,053       81,652      80,122      78,536      76,368      68,960
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
Non-interest income:
 Gain on sale of loans                    810        4,633        -            -           -           -           -           -
 Loss on sale of mortgage-backed
  securities                              -            -          -            -           -           -           -       (21,037)
 Gain on sale of loan servicing           -            -          -            -             3           3       1,006         523
 Gain (loss) on sale of
  securities available for sale           -            -          -             85         -           -            60        (250)
 Gain on sale of branches               1,022          -          480        1,245         -           -         1,061          42
 Other non-interest income             39,821       38,050     37,152       34,499      35,620      34,164      31,981      29,600
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
   Total non-interest income           41,653       42,683     37,632       35,829      35,623      34,167      34,108       8,878
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
Non-interest expense:
 Provision for real estate losses          15          121       (151)         448       1,068         195         378         163
 Amortization of goodwill and
  other intangibles                       783          795        794          795         791         791         791         790
 FDIC special assessment                  -         34,803        -            -           -           -           -           -
 Merger-related expenses                  -            -          -            -           -           -           -        21,733
 Cancellation cost on early
  termination of interest-rate
  exchange contracts                      -            -          -            -           -           -           -         4,423
 Other non-interest expense            77,414       78,020     72,670       74,563      74,140      71,554      70,465      70,051
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
   Total non-interest expense          78,212      113,739     73,313       75,806      75,999      72,540      71,634      97,160
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
 Income (loss) before income tax
  expense (benefit) and
  extraordinary item                   43,826        8,174     43,372       41,675      39,746      40,163      38,842     (19,322)
Income tax expense (benefit)           16,397        2,878     16,721       15,388      14,263      15,750      15,448      (7,683)
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
 Income (loss) before
  extraordinary item                   27,429        5,296     26,651       26,287      25,483      24,413      23,394     (11,639)
Extraordinary item:
 Penalties on early repayment of
  FHLB advances, net of tax
  benefit of $578                         -            -          -            -           -           -           -          (963)
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
   Net income (loss)                   27,429        5,296     26,651       26,287      25,483      24,413      23,394     (12,602)
Dividends on preferred stock              -            -          -            -           -           -           -           678
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
   Net income (loss) available
    to common shareholders        $    27,429   $    5,296  $  26,651  $    26,287  $   25,483  $   24,413  $   23,394  $  (13,280)
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
Per common share:
   Income (loss) before
    extraordinary item            $       .79   $      .15  $     .75  $       .73  $      .71  $      .68  $      .66  $     (.36)
   Extraordinary item                  -            -          -            -           -           -           -             (.03)
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
   Net income (loss)              $       .79   $      .15  $     .75  $       .73  $      .71  $      .68  $      .66  $     (.39)
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
   Dividends declared             $     .1875   $    .1875  $   .1875  $    .15625  $   .15625  $   .15625  $   .15625  $     .125
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------
                                  -----------   ----------  ---------  -----------  ----------  ----------  ----------  ----------

FINANCIAL RATIOS:
Return on average assets (2)             1.64%         .31%      1.54%        1.48%       1.40%       1.32%       1.27%       (.67)%
Return on average realized common
  equity (2)                            20.53         3.97      20.04        19.97       20.29       20.38       20.41      (11.83)
Return on average
 common equity (2)                      20.49         4.03      20.22        19.67       20.21       20.44       20.48      (11.86)
Average total equity to average
 assets                                  7.98         7.70       7.60         7.51        6.95        6.56        6.53        6.33
Net interest margin (2)(3)               5.36         5.36       5.27         5.06        4.86        4.71        4.58        4.31


_______________________________

(1) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity and FHLB stock.
(2)  Annualized.
(3)  Net interest income divided by average interest-earning assets.