Form 10-K, Exhibit 13
period 1997-12-31
TCF FINANCIAL CORP
filed 1998-03-30
CIK 814184

EXHIBIT 13

DESCRIPTION OF BUSINESS

TCF Financial Corporation is a Minneapolis-based national bank holding company with nearly $10 billion in assets. TCF's banks are based in Minnesota, Illinois, Wisconsin, and Colorado as TCF National Bank, and in Michigan as Great Lakes National Bank. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

TCF has a proven community banking philosophy focused on creating franchise and shareholder value. We emphasize higher-yielding consumer and commercial loans and leases, and lower interest-cost checking, savings, and money market deposit accounts. Since 1992, these POWER ASSETS-SM- and POWER LIABILITIES-SM- have more than doubled over their originally reported balances. That growth has fueled our core earnings improvement and created shareholder value. A $100 investment in TCF stock at the end of 1992 would have grown to $525 at year-end 1997 with dividends reinvested. The same investment in the Standard & Poor's 500 Composite Stock Price Index, which is comprised of 500 widely held stocks, would have been worth $251.




TABLE OF CONTENTS


Financial Review  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . 34
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . 40
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . 69
Selected Quarterly Financial Data . . . . . . . . . . . . . . . . . . . . . 70


                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                                   Financial Review

FINANCIAL REVIEW

     The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation ("TCF" or the "Company"). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 34.

     On September 4, 1997, TCF acquired all of the outstanding common stock of Standard Financial, Inc. ("Standard"), a community-oriented thrift institution with $2.6 billion in assets, $1.9 billion in deposits, and 14 full-service offices on the southwest side of Chicago and in the nearby southwestern and western suburbs. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Standard have been included in TCF's consolidated financial statements from September 4, 1997.

     On June 24, 1997, TCF completed its acquisition of Winthrop Resources Corporation ("Winthrop"), a leasing company with $363 million in assets. The consolidated financial statements of TCF give effect to the acquisition, which has been accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of Winthrop for all periods presented, except for dividends declared per share.

     On January 16, 1997, TCF completed its purchase of BOC Financial Corporation ("BOC"), an Illinois-based bank holding company with $183.1 million in assets and $168 million in deposits. TCF accounted for the acquisition using the purchase method of accounting.

     On January 30, 1998, TCF National Bank Illinois ("TCF Illinois") completed its acquisition of 76 branches and 178 automated teller machines ("ATM") in Jewel-Osco stores in the Chicago area previously operated by Bank of America. TCF Illinois plans to open branches in 11 more Jewel-Osco stores in 1998, and 25 branches per year in subsequent years until branches have been installed in all targeted stores. TCF anticipates that the 1998 cost of this expansion will be weighted more heavily in the first half of 1998. TCF accounted for the acquisition using the purchase method of accounting.

     Further detail on the acquisitions is provided in Note 2 of Notes to Consolidated Financial Statements.

     During the fourth quarter of 1997, TCF adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 supersedes the standards for computing and presenting earnings per share ("EPS") previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share." SFAS No. 128 replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS, respectively. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. In accordance with SFAS No. 128, all prior-period EPS data presented has been restated to reflect the adoption of SFAS No. 128. The per-share amounts for 1996 and 1995 have also been restated giving retroactive recognition to TCF's November 28, 1997 two-for-one stock split. See "Financial Condition - Stockholders' Equity."

     Further detail on the adoption of SFAS No. 128 is provided in Note 1 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

PERFORMANCE SUMMARY

     TCF reported net income of $145.1 million for 1997, up from $100.4 million for 1996 and $72.2 million for 1995. Basic earnings per common share were $1.72 for 1997, compared with $1.23 for 1996 and 88 cents for 1995. Diluted earnings per common share were $1.69 for 1997, compared with $1.20 for 1996 and 86 cents for 1995. Return on average assets was 1.77% in 1997, compared with 1.39% in 1996 and .95% in 1995. Return on average realized common equity was 19.57% in 1997, compared with 16.77% in 1996 and 13.69% in 1995. Basic cash earnings per common share, which exclude amortization of goodwill and deposit base intangibles, were $1.85 for 1997, compared with $1.26 for 1996 and 91 cents for 1995.

     TCF's 1997 results reflect a branch reorganization at Great Lakes National Bank Michigan ("Great Lakes Michigan") and Great Lakes National Bank Ohio ("Great Lakes Ohio"), including the sale of all eight Great Lakes Ohio branches and related deposits for a net gain of $10.6 million, the accelerated amortization of Great Lakes Michigan's remaining $8.7 million of deposit base intangibles, and the write-off of $1.5 million of Great Lakes Michigan's teller equipment.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                             Financial Review - (Continued)

     TCF's 1996 results included a one-time special assessment of $34.8 million from the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF") under federal legislation enacted on September 30, 1996. On an after-tax basis, the FDIC special assessment totaled $21.7 million, or 26 cents per basic common share.

     TCF's 1995 results included certain merger-related charges incurred in connection with TCF's acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"), which is described in Note 2 of Notes to Consolidated Financial Statements. On an after-tax basis, these merger-related charges totaled $32.8 million, or 41 cents per basic common share.

     Net income totaled $145.1 million for 1997, up 18.8% from $122.1 million for 1996 before the FDIC special assessment. Net income totaled $105.1 million for 1995 before the merger-related charges. On the same basis, basic earnings per common share were $1.72, up 15.4% from $1.49 for 1996, and $1.29 for 1995, and diluted earnings per common share were $1.69 for 1997, up 15.8% from $1.46 for 1996, and $1.25 for 1995. Basic cash earnings per common share, on the same basis, were $1.85 for 1997, up from $1.52 for 1996 and $1.32 for 1995.

     Return on average assets was a record 1.77% for 1997, compared with 1.70% for 1996 before the special assessment, and 1.38% for 1995 before the merger-related charges. On the same basis, return on average realized common equity was 19.57% for 1997, compared with 20.40% for 1996 and 19.97% for 1995. As the Standard acquisition was accounted for as a purchase transaction, TCF's results for periods prior to the Standard acquisition have not been restated. Since Standard's performance ratios were lower than TCF's, the Company's performance ratios for 1997 were negatively impacted by the acquisition of Standard. The Company's performance ratios for 1998 will continue to be negatively impacted due to the inclusion of Standard for the entire year.

NET INTEREST INCOME

     A significant component of TCF's earnings is net interest income, which is the difference between interest earned on loans and leases, securities available for sale, investments, mortgage-backed securities held to maturity, and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense). This amount, when divided by average interest-earning assets, is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. The arithmetic difference between the yield on interest-earning assets and the cost of interest-bearing liabilities expressed as a percentage is referred to as the net interest-rate spread.

     Net interest income was a record $393.6 million for the year ended December 31, 1997, up from $354.6 million in 1996 and $329.1 million in 1995. This represents an increase of 11% in 1997, following increases of 7.7% in 1996 and 15.3% in 1995. Total average interest-earning assets increased 12.5% in 1997, following decreases of 5.6% in 1996 and 1.3% in 1995. The net interest margin for 1997 was 5.20%, compared with 5.27% in 1996 and 4.61% in 1995. TCF's net interest margin for 1997 was negatively impacted by the acquisition of Standard and is expected to decline further in 1998 due to the impact of Standard's lower net interest margin for the entire year. In addition, TCF's net interest-rate spread was 4.54% in 1997, compared with 4.68% and 4.14% in 1996 and 1995, respectively.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                           Financial Review - (Continued)

     The following table presents TCF's average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF's interest-earning assets and interest-bearing liabilities:



                                             Year Ended                      Year Ended                       Year Ended
                                          December 31, 1997               December 31, 1996               December 31, 1995
                                    ------------------------------  ------------------------------  ------------------------------
                                                          Interest                        Interest                        Interest
                                                           Yields                          Yields                          Yields
(Dollars in thousands)              Average                 and     Average                 and     Average                 and
                                    Balance   Interest(1)  Rates    Balance   Interest(1)  Rates    Balance   Interest(1)  Rates
                                  ---------- ------------ ------- ---------- ------------ -------  --------- ------------ -------
ASSETS:
   Securities available
     for sale(2)                  $1,338,295 $  95,701    7.15%   $1,054,434 $ 75,303    7.14%    $   57,170  $  4,055     7.09%
                                  ---------- --------             ---------- --------             ----------  --------
   Loans held for sale               211,192    15,755    7.46       227,226   17,080    7.52        226,922    18,253     8.04
                                  ---------- --------             ---------- --------             ----------  --------
   Mortgage-backed securities
     held to maturity                    -         -        -            -        -        -       1,275,073    91,037     7.14
                                  ---------- --------             ---------- --------             ----------  --------
   Loans and leases:
      Residential real estate      2,674,107   206,853    7.74     2,416,865  191,348    7.92      2,690,667   211,128     7.85
      Commercial real estate         856,712    77,829    9.08       923,838   82,971    8.98        980,074    87,764     8.95
      Commercial business            205,402    18,068    8.80       157,400   13,905    8.83        186,928    17,568     9.40
      Consumer                     1,856,299   221,758   11.95     1,624,449  197,916   12.18      1,417,189   171,973    12.13
      Lease financing                335,534    39,458   11.76       263,709   29,914   11.34        212,952    23,330    10.96
                                   ---------   -------             ---------  -------              ---------   -------
        Total loans and leases (3) 5,928,054   563,966    9.51     5,386,261  516,054    9.58      5,487,810   511,763     9.33
                                   ---------   -------             ---------  -------              ---------   -------
   Investments:
      Interest-bearing deposits
         with banks                   15,040     1,593   10.59         6,946      282    4.06         10,343       570     5.51
      Federal funds sold               4,959       279    5.63         2,448      135    5.51          8,484       506     5.96
      U.S. Government and other
         marketable securities
         held to maturity              3,963       213    5.37         3,817      199    5.21          3,595       200     5.56
      FHLB stock                      59,243     4,338    7.32        52,642    3,831    7.28         64,757     4,814     7.43
      FRB stock                       12,941       769    5.94           -        -        -             -         -         -
                                   ---------   -------             ---------  -------              ---------   -------
         Total investments            96,146     7,192    7.48        65,853    4,447    6.75         87,179     6,090     6.99
                                   ---------   -------             ---------  -------              ---------   -------
           Total interest-
           earning assets          7,573,687   682,614    9.01     6,733,774  612,884    9.10      7,134,154   631,198     8.85
                                               -------   -----                -------   -----                  -------    -----
   Other assets (4)                  600,083                         467,328                         476,148
                                   ---------                       ---------                       ---------
      Total assets                $8,173,770                      $7,201,102                      $7,610,302
                                  ----------                      ----------                      ----------
                                  ----------                      ----------                      ----------
LIABILITIES AND
   STOCKHOLDERS' EQUITY:
   Non-interest bearing deposits  $  782,836                      $  608,213                      $  507,550
                                  ----------                      ----------                      ----------
   Interest-bearing deposits:
      Checking                       551,501     6,133    1.11       510,979    5,571    1.09        529,329     6,606     1.25
      Passbook and statement         901,576    17,653    1.96       793,975   14,389    1.81        855,492    18,507     2.16
      Money market                   658,894    20,533    3.12       630,382   19,256    3.05        649,189    21,878     3.37
      Certificates                 2,868,833   150,863    5.26     2,458,291  132,159    5.38      2,657,859   146,253     5.50
                                 -----------   -------            ----------  -------             ----------   -------
         Total interest-bearing
           deposits                4,980,804   195,182    3.92     4,393,627  171,375    3.90      4,691,869   193,244     4.12
                                 -----------   -------            ----------  -------             ----------   -------
   Borrowings:
      Securities sold under
         repurchase agreements and
         federal funds purchased     346,339    19,892    5.74       506,298   28,597    5.65        596,935    36,095     6.05
      FHLB advances                  817,464    48,142    5.89       674,703   37,277    5.52        860,948    50,729     5.89
      Discounted lease rentals       222,558    18,430    8.28       180,586   14,906    8.25        163,871    13,614     8.31
      Subordinated debt               37,953     3,581    9.44        28,911    2,564    8.87         46,429     4,986    10.74
      Collateralized obligations      37,938     2,439    6.43        40,831    2,586    6.33         41,586     2,880     6.93
      Other borrowings                21,656     1,352    6.24        15,829    1,011    6.39          8,095       558     6.89
                                 -----------   -------            ----------  -------             ----------   -------
         Total borrowings          1,483,908    93,836    6.32     1,447,158   86,941    6.01      1,717,864   108,862     6.34
                                 -----------   -------            ----------  -------             ----------   -------
           Total interest-bearing
              liabilities          6,464,712   289,018    4.47     5,840,785  258,316    4.42      6,409,733   302,106     4.71
                                               -------   -----               --------   -----                  -------    -----
   Other liabilities (4)             180,585                         153,373                         157,142
                                 -----------                      ----------                      ----------
      Total liabilities            7,428,133                       6,602,371                       7,074,425
                                 -----------                      ----------                      ----------
   Stockholders' equity: (4)
      Preferred equity                   -                               -                            13,472
      Common equity                  745,637                         598,731                         522,405
                                 -----------                      ----------                      ----------
         Total stockholders'
                equity              745,637                          598,731                         535,877
                                 -----------                      ----------                      ----------
      Total liabilities
         and stockholders'
                equity            $8,173,770                      $7,201,102                      $7,610,302
                                 -----------                      ----------                      ----------
                                 -----------                      ----------                      ----------

Net interest income                           $393,596                       $354,568                         $329,092
                                              --------                       --------                         --------
                                              --------                       --------                         --------
Net interest-rate spread                                  4.54%                          4.68%                             4.14%
                                                         ------                         ------                            ------
                                                         ------                         ------                            ------

Net interest margin                                       5.20%                          5.27%                             4.61%
                                                         ------                         ------                            ------
                                                         ------                         ------                            ------


--------------------------------
(1) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis. Tax-exempt income of $201,000, $363,000 and $511,000 was recognized during the years ended December 31, 1997, 1996 and 1995, respectively.
(2) Average balance and yield of securities available for sale is based upon the historical amortized cost balance.
(3) Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.
(4)  Average balance is based upon month-end balances.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                           Financial Review - (Continued)

          The following table presents the components of the changes in net interest income by volume and rate:


                                               Year Ended                         Year Ended
                                            December 31, 1997                  December 31, 1996
                                       Versus Same Period in 1996         Versus Same Period in 1995
                                     --------------------------------   --------------------------------
                                      Increase  (Decrease)   Due to      Increase  (Decrease)   Due to
                                     --------------------------------   --------------------------------
(In thousands)                       Volume(1)    Rate(1)     Total     Volume(1)    Rate(1)     Total
                                     ---------  ----------  ---------   ---------  ----------  ---------
Securities available for
   sale                              $ 20,293   $     105   $ 20,398    $ 71,219   $      29   $ 71,248
                                     ---------  ----------  ---------   ---------  ----------  ---------
Loans held for sale                    (1,191)       (134)    (1,325)         24      (1,197)    (1,173)
                                     ---------  ----------  ---------   ---------  ----------  ---------
Mortgage-backed securities
   held to maturity                       -           -          -       (91,037)       -       (91,037)
                                     ---------  ----------  ---------   ---------  ----------  ---------
Loans and leases:
   Residential real estate             19,946      (4,441)    15,505     (21,649)      1,869    (19,780)
   Commercial real estate              (6,061)        919     (5,142)     (5,084)        291     (4,793)
   Commercial business                  4,210         (47)     4,163      (2,647)     (1,016)    (3,663)
   Consumer                            27,655      (3,813)    23,842      25,231         712     25,943
   Lease financing                      8,401       1,143      9,544       5,748         836      6,584
                                     ---------  ----------  ---------   ---------  ----------  ---------
      Total loans and leases           54,151      (6,239)    47,912       1,599       2,692      4,291
                                     ---------  ----------  ---------   ---------  ----------  ---------
Investments:
   Interest-bearing
      deposits with banks                 551         760      1,311        (160)       (128)      (288)
   Federal funds sold                     141           3        144        (336)        (35)      (371)
   U.S. Government and
      other marketable
      securities held to
      maturity                              8           6         14          12         (13)        (1)
   FHLB stock                             486          21        507        (887)        (96)      (983)
   FRB stock                              769         -          769         -           -          -
                                     ---------  ----------  ---------   ---------  ----------  ---------
      Total investments                 1,955         790      2,745      (1,371)       (272)    (1,643)
                                     ---------  ----------  ---------   ---------  ----------  ---------
         Total interest
            income                     75,208      (5,478)    69,730     (19,566)      1,252    (18,314)
                                     ---------  ----------  ---------   ---------  ----------  ---------
Deposits:
   Checking                               457         105        562        (220)       (815)    (1,035)
   Passbook and statement               2,026       1,238      3,264      (1,266)     (2,852)    (4,118)
   Money market                           847         430      1,277        (613)     (2,009)    (2,622)
   Certificates                        21,705      (3,001)    18,704     (10,921)     (3,173)    14,094)
                                     ---------  ----------  ---------   ---------  ----------  ---------
      Total deposits                   25,035      (1,228)    23,807     (13,020)     (8,849)   (21,869)
                                     ---------  ----------  ---------   ---------  ----------  ---------
Borrowings:
   Securities sold under
      repurchase agree-
      ments and federal
      funds purchased                  (9,155)        450     (8,705)     (5,223)     (2,275)    (7,498)
   FHLB advances                        8,251       2,614     10,865     (10,424)     (3,028)   (13,452)
   Discounted lease rentals             3,470          54      3,524       1,390         (98)     1,292
   Subordinated debt                      843         174      1,017      (1,657)       (765)    (2,422)
   Collateralized
    obligations                          (187)         40       (147)        (51)       (243)      (294)
   Other borrowings                       365         (24)       341         496         (43)       453
                                     ---------  ----------  ---------   ---------  ----------  ---------
      Total borrowings                  3,587       3,308      6,895     (15,469)     (6,452)   (21,921)
                                     ---------  ----------  ---------   ---------  ----------  ---------
         Total interest
           expense                     28,622       2,080     30,702     (28,489)    (15,301)   (43,790)
                                     ---------  ----------  ---------   ---------  ----------  ---------
Net interest income                  $ 46,586    $ (7,558)  $ 39,028    $  8,923   $  16,553   $ 25,476
                                     ---------  ----------  ---------   ---------  ----------  ---------
                                     ---------  ----------  ---------   ---------  ----------  ---------


-------------------------------
(1) Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

     In 1997, TCF's net interest income increased primarily due to the acquisition of Standard, the growth of higher-yielding consumer loans, commercial business loans, lease financings, and lower-cost retail deposits, and increased capital. Net interest income increased $39 million, or 11%, and total average interest-earning assets increased by $839.9 million, or 12.5%, from 1996 levels. TCF's net interest income improved by $46.6 million due to volume changes and decreased $7.6 million due to rate changes. The favorable impact of the growth in consumer loan, securities available for sale, residential real estate loan and lease financing volumes was partially offset by decreased yields on consumer and residential real estate loans, decreased volumes in commercial real estate loans, and increased certificate of deposit volumes. TCF's net interest margin for the fourth quarter of 1997 was 4.93%, compared with 5.24% for the third quarter of 1997 and 5.37% for the fourth quarter of 1996. As previously noted, TCF's net interest margin for 1997 was negatively impacted by the acquisition of Standard. Margin growth is dependent on TCF's ability to generate higher-yielding assets. TCF expects that the current interest rate environment and the resulting increase in prepayment activity will make it more difficult to generate, or increase the balance of, such higher-yielding assets. Interest income increased $69.7 million in 1997, reflecting an increase of $75.2 million due to volume, partially offset by a decrease of $5.5 million due to rate changes. Interest expense increased $30.7 million in 1997, primarily due to the acquisition of Standard, reflecting increases of $28.6 million due to volume and $2.1 million due to a higher cost of funds. The decrease in net interest income due to the unfavorable impact of rate changes reflects the acquisition of Standard, partially offset by TCF's changing asset/liability mix, with greater emphasis on higher-yielding consumer loans and lease financings.

     If variable index rates (e.g., prime) were to decline, TCF may experience compression of its net interest margin depending on the timing and amount of any reductions, as it is possible that interest rates paid on retail deposits will not decline as quickly, or to the same extent, as the decline in the yield on interest-rate-sensitive assets such as home equity loans. In addition, competition for checking, savings and money market deposits, an important source of lower cost funds for TCF, has intensified among depository and other financial institutions. TCF may also experience compression in its net interest margin if the rates paid on deposits increase. See "Financial Condition - Deposits" and "Financial Condition - Market Risk - Interest-Rate Risk."

     In 1996, TCF's net interest income, net interest margin and interest-rate spread increased primarily due to the growth of higher-yielding consumer loans and lease financings, the favorable impact of the 1995 merger-related restructuring activities, the November 30, 1995 redemption of $34.5 million of 10% subordinated capital notes, lower average levels of non-performing assets, and increased capital. Net interest income increased $25.5 million, or 7.7%, even though total average interest-earning assets decreased by $400.4 million, or 5.6%, from 1995 levels. TCF's net interest income improved by $8.9 million due to volume changes and by $16.6 million due to rate changes. The favorable impact of the lower cost of funds and growth in consumer loan, lease financing and securities available for sale volumes was partially offset by decreased volumes in mortgage-backed securities and residential real estate loans. Interest income decreased $18.3 million in 1996, reflecting a decrease of $19.6 million due to volume and an increase of $1.3 million due to rate changes. Interest expense decreased $43.8 million in 1996, reflecting decreases of $28.5 million due to volume and $15.3 million due to a lower cost of funds. The increase in net interest income due to the favorable impact of rate changes reflects in part TCF's changing asset/liability mix, with greater emphasis on higher-yielding consumer loans and lease financings and less emphasis on mortgage-backed securities.

     In 1995, TCF's net interest income, net interest margin and interest-rate spread increased primarily due to increased yields and growth of consumer loans and lease financings, the favorable impact of the Great Lakes merger-related restructuring activities, lower average levels of non-performing assets, and increased capital. Net interest income increased $43.6 million, or 15.3%, even though total average interest-earning assets decreased by $92.3 million, or 1.3%, from 1994 levels. TCF's net interest income improved by $15 million due to volume changes and by $28.7 million due to rate changes. The favorable impact of growth in higher-yielding consumer loans and lease financings was partially offset by the negative impact of a higher cost of funds and decreased volumes in mortgage-backed securities held to maturity and securities available for sale. Interest income increased $62.3 million in 1995, reflecting an increase of $53 million due to higher yields on interest-earning assets. Interest expense increased $18.7 million in 1995, reflecting a $24.3 million increase due to a higher cost of funds. The increase in net interest income due to the favorable impact of rate changes reflects in part the benefit from TCF's changing asset/liability mix.

PROVISION FOR CREDIT LOSSES

     TCF provided $17.8 million for credit losses in 1997, compared with $21.2 million in 1996 and $16.1 million in 1995. Included in the 1995 provision for credit losses were $5 million of merger-related provisions. The merger-related provisions were established to conform Great Lakes' credit loss reserve practices and methods to those of TCF and to allow for the accelerated disposition of Great Lakes' remaining problem assets. The allowance for loan and lease losses and industrial revenue bond reserves totaled $84 million at December 31, 1997, compared with $73.5 million at December 31, 1996. See "Financial Condition - Allowance for Loan and Lease Losses and Industrial Revenue Bond Reserves."

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Financial Review - (Continued)

NON-INTEREST INCOME

     Non-interest income is a significant source of revenues for TCF and an important factor in TCF's results of operations. Providing a wide range of retail banking services is an integral component of TCF's business philosophy and a major strategy for generating additional non-interest income.
Excluding gains on sales of branches and loans, non-interest income increased $38.9 million, or 22.4%, during 1997 to $212.3 million. The increase was primarily due to increases in fee and service charge revenues, ATM network revenues, leasing revenues and gains on sales of securities available for sale. The following table presents the components of non-interest income:


                                                                                         Percentage
                                           Year Ended December 31,                   Increase (Decrease)
                                    -------------------------------------         -------------------------
(Dollars in thousands)                1997           1996          1995            1997/96         1996/95
                                      ----           ----          ----            -------         -------
Fee and service charge revenues     $101,329       $ 90,424      $ 81,862            12.1%           10.5%
Leasing revenues                      32,025         23,814        19,739            34.5            20.6
ATM network revenues                  30,808         21,478        18,418            43.4            16.6
Title insurance revenues              13,730         13,492        11,509             1.8            17.2
Commissions on sales of annuities      7,894          9,134         8,557           (13.6)            6.7
Gain on sale of loans held for
   sale                                4,777          5,038         3,735            (5.2)           34.9
Gain on sale of securities
   available for sale                  8,509             86           158             N.M.          (45.6)
Gain on sale of loan servicing         1,622            -           1,535           100.0          (100.0)
Other                                 11,642          9,956         7,284            16.9            36.7
Gain on sale of loans                    145          5,443           -             (97.3)          100.0
Gain on sale of branches              14,187          2,747         1,103           416.5           149.0
Merger-related charges:
   Loss on sale of mortgage-
      backed securities                  -              -         (21,037)            -               N.M.
   Loss on sale of securities
      available for sale                 -              -            (310)            -               N.M.
                                    --------       --------      --------
         Total non-interest income  $226,668       $181,612      $132,553            24.8            37.0
                                    --------       --------      --------
                                    --------       --------      --------


-----------------------------
N.M. Not meaningful.

     Fee and service charge revenues increased $10.9 million in 1997 and $8.6 million in 1996 primarily as a result of expanded retail banking activities. Included in fee and service charge revenues are fees of $14.6 million, $15.3 million and $15.1 million received for the servicing of loans owned by others during 1997, 1996 and 1995, respectively. At December 31, 1997, 1996 and 1995, TCF was servicing real estate loans for others with aggregate unpaid principal balances of $4.4 billion, $4.5 billion and $4.5 billion, respectively.

     Leasing revenues increased $8.2 million, or 34.5%, in 1997 and $4.1 million, or 20.6%, in 1996. Leasing revenues can fluctuate as a result of changes in the mix of leases classified as sales-type, direct financing or operating leases in accordance with generally accepted accounting principles. In addition, leasing revenues may be negatively impacted by a decline in economic activity and a resulting decrease in demand for leased equipment.

     ATM network revenues increased $9.3 million, or 43.4%, in 1997 and $3.1 million, or 16.6%, in 1996. These increases reflect TCF's efforts to provide banking services through its ATM network. TCF expanded its network to 1,156 ATMs at December 31, 1997, an increase of 239 ATMs during 1997. As previously noted, on January 30, 1998, TCF acquired 178 ATMs in connection with its acquisition of 76 branches in Jewel-Osco stores. The Company anticipates installing additional ATMs during 1998.

     Title insurance revenues increased $238,000 in 1997 to $13.7 million, following an increase of $2 million in 1996 to $13.5 million. Title insurance revenues are cyclical in nature and are largely dependent on industry levels of residential real estate loan originations and refinancings.

     Commissions on sales of annuities decreased $1.2 million to $7.9 million in 1997, following an increase of $577,000 to $9.1 million in 1996. Sales of annuities may fluctuate from period to period, and future sales levels will depend upon continued favorable tax treatment, the level of interest rates, general economic conditions and investor preferences. Sales of annuities may be negatively impacted by the current interest rate environment.

     Gains on sales of loans held for sale decreased $261,000 in 1997 following an increase of $1.3 million in 1996. Gains on sales of securities available for sale totaled $8.5 million in 1997, an increase of $8.4 million from the $86,000 recognized in 1996. Gains or losses on sales of loans held for sale and securities available for sale may fluctuate significantly from period to period due to changes in interest rates and volumes, and results in any period related to these transactions may not be indicative of results which will be obtained in future periods.

     Gains on sales of third-party loan servicing rights totaled $1.6 million in 1997 on the sale of $144.7 million of third-party loan servicing rights. Gains of $1.5 million were recognized in 1995 on the sale of $146.3 million of third-party loan servicing rights. TCF periodically sells loan servicing rights depending on market conditions.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                          Financial Review - (Continued)

     Other non-interest income increased $1.7 million in 1997 to $11.6 million, and $2.7 million in 1996 to $10 million. The increases were primarily due to increased commission revenue earned on sales of insurance and mutual fund products.

     During 1997, TCF recognized gains of $14.2 million on the sales of eleven branches, compared with gains of $2.7 million on the sales of five branches during 1996.

     During 1997, TCF recognized a $145,000 gain on the sale of $2.8 million of loans related to the sale of a branch. During 1996, TCF recognized a $4.6 million gain on the sale of $39.6 million of credit card loans. The Company now provides credit card products on behalf of a third party through a marketing agreement. Also during 1996, TCF recognized a gain of $810,000 on the sale of $7.2 million of loans related to the sale of branches.

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

     TCF's non-interest income in future periods may be negatively impacted by pending state and federal legislative proposals, which, if enacted, could limit loan, deposit or other fees and service charges. See "Financial Condition - Forward-Looking Information" and "Financial Condition - Legislative and Regulatory Developments."

NON-INTEREST EXPENSE

     Non-interest expense increased $8 million, or 2.3%, in 1997, and $26.6 million, or 8.1%, in 1996, compared with the respective prior years. The following table presents the components of non-interest expense:


                                                                                         Percentage
                                           Year Ended December 31,                   Increase (Decrease)
                                    -------------------------------------         -------------------------
(Dollars in thousands)                1997           1996          1995            1997/96         1996/95
                                      ----           ----          ----            -------         -------
Compensation and employee
   benefits                         $180,482       $157,554      $143,822            14.6%            9.5%
Occupancy and equipment               58,352         51,958        50,953            12.3             2.0
Advertising and promotions            19,157         17,014        16,807            12.6             1.2
Federal deposit insurance
   premiums and assessments            4,689         12,019        13,540           (61.0)          (11.2)
Amortization of goodwill and
   other intangibles                  15,757          3,540         3,163           345.1            11.9
Other                                 83,125         76,638        72,461             8.5             5.8
FDIC special assessment                  -           34,803           -            (100.0)          100.0
Merger-related charges:
   Merger-related expenses               -              -          21,733              -           (100.0)
   Cancellation cost on early
      termination of interest-
      rate exchange contracts            -              -           4,423              -           (100.0)
                                    --------       --------      --------
         Total non-interest
         expense                    $361,562       $353,526      $326,902             2.3             8.1
                                    --------       --------      --------
                                    --------       --------      --------



     Compensation and employee benefits, representing 49.9% and 44.6% of total non-interest expense in 1997 and 1996, respectively, increased $22.9 million, or 14.6%, in 1997, and $13.7 million, or 9.5%, in 1996. The 1997 increase was primarily due to costs associated with expanded retail banking activities, including the impact of the acquisitions of Standard and BOC. The 1996 increase was primarily due to the expansion of consumer lending operations and other retail banking activities.

     Occupancy and equipment expenses increased $6.4 million in 1997 and $1 million in 1996. The 1997 increase reflects the costs associated with expanded retail banking activities, including the addition of 25 bank branch offices. The increase in 1996 reflected the opening of 12 bank branch offices.

     Advertising and promotion expenses increased $2.1 million in 1997 and $207,000 in 1996. The increases reflect the increase in direct mail and other marketing expenses relating to the promotion of TCF's consumer lending, deposit and leasing products.

     Federal deposit insurance premiums and assessments decreased $7.3 million in 1997 and $1.5 million in 1996. The decrease in 1997 reflects a reduction in the rate charged to TCF by the FDIC for federal deposit insurance premiums from 23 basis points to approximately 6.50 basis points as a result of federal legislation enacted on September 30, 1996 to recapitalize the SAIF, partially offset by higher deposit levels due to the acquisition of Standard. The decrease in 1996 was primarily due to lower deposit levels and a decrease in the 1996 fourth quarter deposit insurance premium rates as a result of the recapitalization of the SAIF.

     Amortization of goodwill and other intangibles increased $12.2 million in 1997 and $377,000 in 1996. The increase in 1997 was due to the previously mentioned accelerated amortization of $8.7 million of deposit base intangibles and the amortization of goodwill and deposit base intangibles resulting from the acquisitions of Standard and BOC.

     Other non-interest expense increased $6.5 million, or 8.5%, in 1997 and $4.2 million, or 5.8%, in 1996. The increase for 1997 reflects the write-off of $1.5 million of teller equipment in connection with the previously mentioned Great Lakes Michigan branch reorganization and the recognition of $1.5 million of non-recurring merger-related costs in connection with TCF's acquisition of Winthrop. The increase in 1997 also reflects costs

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                          Financial Review - (Continued)

associated with expanded retail banking activities, including the impact of the acquisitions of Standard and BOC. The increase in 1996 was primarily due to costs associated with the relocation and consolidation of certain back-office operations, the expansion of TCF's consumer lending operations, and other retail banking activities. In addition, the increase reflects an increase in Michigan state business taxes due to improved profitability.

     TCF's 1996 results included a one-time special assessment of $34.8 million from the FDIC to recapitalize the SAIF under federal legislation enacted on September 30, 1996. See "Financial Condition - Legislative and Regulatory Developments."

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

     During 1995, Great Lakes prepaid $112.3 million of Federal Home Loan Bank ("FHLB") advances at a pretax loss of $1.5 million. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item. Interest-rate exchange contracts with notional principal amounts totaling $544.5 million were terminated by Great Lakes during 1995 at a pretax loss of $4.4 million. These actions were taken in order to reduce Great Lakes' level of higher-cost wholesale borrowings and to reduce interest-rate risk.

     TCF, like most owners of computer software, will be required to ascertain that its computer systems will function properly in the year 2000. TCF has established a year 2000 task force and has evaluated its data processing and other systems to determine whether they are year 2000 compliant. Remediation of certain software applications has already begun, and TCF expects substantially all remediation work to be complete by the end of 1998, leaving 1999 for testing. Many of TCF's data processing applications are supplied by third party software vendors. TCF is also evaluating whether such vendor supplied applications are or will be year 2000 compliant. TCF estimates the total additional costs to be incurred prior to 2000 to range from approximately $5 million to $6 million. In addition, a significant amount of existing internal resources will be allocated to this project. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's useful life. TCF's year 2000 compliance initiatives are subject to certain uncertainties which may delay or increase the cost of achieving compliance. To some extent, TCF's operations will be dependent on the year 2000 compliance achieved by outside vendors, borrowers and government agencies or instrumentalities such as the Federal Reserve System, and also on the cooperation of such parties in testing the effectiveness of compliance initiatives. See "Financial Condition - Forward-Looking Information."

INCOME TAXES

     TCF recorded income tax expense of $95.8 million in 1997, compared with $61 million in 1996 and $45.5 million in 1995. Income tax expense represented 39.8% of income before income tax expense and extraordinary item during 1997, compared with 37.8% and 38.3% in 1996 and 1995, respectively. The higher tax rate in 1997 reflects the impact of relatively higher non-deductible expenses, including goodwill amortization resulting from the acquisitions of Standard and BOC, and higher state tax rates due to business expansion. TCF expects that its effective tax rate will increase in 1998, principally due to increased amortization of goodwill.

     Further detail on income taxes is provided in Note 13 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

INVESTMENTS

     Total investments decreased $326.6 million in 1997 to $129.6 million at December 31, 1997. The decrease is primarily due to a decrease of $365.7 million in interest-bearing deposits with banks, partially offset by an
increase of $15.9    million in FHLB stock, and the purchase of $23 million
of Federal Reserve Bank ("FRB") stock in connection with the conversion of TCF's savings bank subsidiaries to national banks. See "Legislative and Regulatory Developments." TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 1997.

SECURITIES AVAILABLE FOR SALE

     Securities available for sale are carried at fair value with the unrealized gains or losses, net of deferred income taxes, reported as a separate component of stockholders' equity. Securities available for sale increased $426.5 million during 1997 to $1.4 billion at December 31, 1997. The increase reflects the acquisition of $866.8 million and $83.1 million of securities available for sale as part of the Standard and BOC transactions, respectively, and purchases of $507 million, partially offset by sales of $467.7 million and payment and prepayment activity. At December 31, 1997, TCF's securities available-for-sale portfolio included $930.1 million and $496 million of fixed-rate and adjustable-rate mortgage-backed securities, respectively. Securities available for sale totaled $999.6 million at December 31, 1996.

LOANS HELD FOR SALE

     Residential real estate and education loans held for sale are carried at the lower of cost or market. Education loans held for sale decreased $11 million and residential real estate loans held for sale increased $51.7 million from year-end 1996, and totaled $135.3 million and $109.3 million, respectively, at December 31, 1997.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                          Financial Review - (Continued)

LOANS AND LEASES

     The following table sets forth information about loans and leases held in TCF's portfolio, excluding loans held for sale:



                                                                    At December 31,
                                       ----------------------------------------------------------------------
                                          1997           1996           1995            1994           1993
                                       ----------     ----------     ----------     ----------     ----------
(In thousands)

Residential real estate                $3,619,527     $2,261,237     $2,618,725     $2,662,707     $2,305,844
Consumer                                2,039,221      1,801,066      1,593,439      1,299,458      1,080,499
Commercial real estate                    862,164        861,056        970,763        997,632      1,091,084
Commercial business                       239,728        156,712        167,663        190,975        214,774
Lease financing                           414,270        341,721        281,122        227,578        184,043
Deferred costs (fees) and
   unearned discounts and
   finance charges, net                  (105,722)      (128,872)      (115,364)       (65,590)       (51,075)
                                       ----------     ----------     ----------     ----------     ----------
         Total loans and leases        $7,069,188     $5,292,920     $5,516,348     $5,312,760     $4,825,169
                                       ----------     ----------     ----------     ----------     ----------
                                       ----------     ----------     ----------     ----------     ----------


     Residential real estate loans increased $1.4 billion from year-end 1996 to $3.6 billion at December 31, 1997, principally due to the acquisition of Standard. At December 31, 1997, TCF's residential real estate loan portfolio was comprised of $1.4 billion of fixed-rate loans and $2.2 billion of adjustable-rate loans.

     Consumer loans, comprised of bank originated and consumer finance originated loans, increased $238.2 million from year-end 1996 to $2 billion at December 31, 1997, reflecting increases of $225.8 million and $28.4 million in home equity loans and automobile loans, respectively. These increases reflect the acquisition of $24.2 million of home equity loans and $64.2 million of automobile loans due to the Standard transaction. The growth in home equity loans reflects TCF's expanded consumer lending and consumer finance operations. Consumer loan growth in recent years reflects TCF's emphasis on expanding its portfolio of these higher-yielding, shorter-term loans, including home equity loans.

     TCF had 60 consumer finance offices in 16 states as of December 31, 1997. TCF's consumer finance loan portfolio totaled $521.5 million at December 31, 1997, compared with $496.3 million at December 31, 1996. The Company is seeking to increase the outstanding loan balances and improve the profitability of its consumer finance subsidiaries. See "Forward-Looking Information."

     TCF's consumer finance subsidiaries primarily originate automobile and home equity loans and purchase automobile loans. The average individual balance of consumer finance automobile loans and home equity loans were $8,000 and $31,000, respectively, at December 31, 1997. At December 31, 1997 and 1996, automobile loans comprised $292.6 million, or 56.1%, and $299.6 million, or 60.4%, respectively, of total consumer finance loans outstanding. At December 31, 1997 and 1996, home equity loans comprised $218.8 million, or 42%, and $185.2 million, or 37.3%, respectively, of total consumer finance loans. TCF's consumer finance subsidiaries are seeking to increase the percentage of home equity loans to total consumer finance loans over time. Home equity loans originated by the Company's consumer finance subsidiaries are generally closed-end.

     Through their purchases of automobile loans, TCF's consumer finance subsidiaries provide indirect financing. Included in the consumer finance loans at December 31, 1997 are $241.3 million of sub-prime automobile loans which carry a higher level of credit risk and higher interest rates. The term sub-prime refers to the Company's assessment of credit risk and bears no relationship to the prime rate of interest or persons who are able to borrow at that rate. There can be no assurances that the Company's sub-prime lending criteria are the same as those utilized by other lenders. Loans classified as sub-prime are owed by borrowers who are unable to obtain credit from traditional sources because of significant past credit problems or limited credit histories.

     Although competition in the sub-prime lending market has increased, the Company believes that sub-prime borrowers represent a substantial market and their demand for financing has not been adequately served by traditional lending sources. The underwriting criteria for loans originated by TCF's consumer finance subsidiaries generally have been less stringent than those historically adhered to by TCF's bank subsidiaries and, as a result, these loans carry a higher level of credit risk and higher interest rates. The consumer finance portfolio also carries an increased risk of loss in the event of adverse economic developments such as a recession. TCF believes that important determinants of success in sub-prime automobile financing include the ability to control borrower and dealer misrepresentations at the point of origination; the evaluation of the creditworthiness of sub-prime borrowers; and the maintenance of an active program to monitor performance and collect payments. Sub-prime lending is inherently more risky than traditional lending and there can be no assurance that all appropriate underwriting criteria have been identified or weighted properly in the assessment of credit risk, or will afford adequate protection against the higher risks inherent in lending to sub-prime borrowers.

     Many of the consumer finance offices are relatively new and are outside TCF's traditional market areas. The geographic location of consumer finance loans may change significantly in future periods. See Note 6 of Notes to Consolidated Financial Statements for additional information concerning the geographic locations of TCF's consumer finance loan portfolio.

     TCF's bank and consumer finance subsidiaries have also initiated the origination of home equity loans with loan-to-value ratios in excess of 80%, and on a limited basis up to 100%, that carry no private mortgage insurance. These loans carry a higher level of credit risk and are made at higher interest rates.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                          Financial Review - (Continued)

     The following table summarizes TCF's commercial real estate loan portfolio by property type:


                                                         At December 31,
                                   -------------------------------------------------------------
                                                 1997                           1996
                                   ------------------------------  -----------------------------
                                                         Number                         Number
(Dollars in thousands)             Balance (1)         of Loans    Balance (1)        of Loans
                                   -----------         --------    -----------        --------

Apartments                            $304,866            675       $339,809              638
Office buildings                       167,607            241        144,642              234
Retail services                        148,985            232        127,312              187
Warehouse/industrial buildings          79,980            143         87,486              130
Hospitality facilities                  60,544             29         78,746               37
Health care facilities                  12,494             10         17,181               14
Other                                   87,688            393         65,880              308
                                      --------          -----       --------            ------
                                      $862,164          1,723       $861,056            1,548
                                      --------          -----       --------            ------
                                      --------          -----       --------            ------
Average balance                                 $500                           $556
                                                ----                           ----
                                                ----                           ----

---------------------------
(1)  Includes construction and development loans.


     Commercial real estate loans increased $1.1 million from year-end 1996 to $862.2 million at December 31, 1997. Commercial business loans increased $83 million in 1997 to $239.7 million at December 31, 1997. TCF is seeking to expand its commercial business lending activity and, to a lesser extent, its commercial real estate lending activity to borrowers located in its primary midwestern markets in an attempt to maintain the size of these lending portfolios and, where feasible under local economic conditions, achieve some growth in these lending categories over time. These loans generally have larger individual balances and a greater inherent risk of loss. The risk of loss is difficult to quantify and in the case of commercial real estate loans, is subject to fluctuations in real estate values. At December 31, 1997, approximately 92% of TCF's commercial real estate loans outstanding were secured by properties located in its primary markets. The average individual balance of commercial real estate loans was $500,000 at December 31, 1997. Apartment loans comprised $304.9 million, or 35.4%, of total commercial real estate loans outstanding at December 31, 1997. The average individual balance of commercial business loans was $291,000 at December 31, 1997.

     Lease financings increased $72.5 million from year-end 1996 to $414.3 million at December 31, 1997, reflecting a $79.7 million increase in direct financing leases, partially offset by a $9.9 million decrease in sales-type leases.

     Winthrop provides a range of comprehensive lease finance products addressing the financing needs of diverse companies through four product groups. The Value Added Lease, which has been Winthrop's primary focus, generally has a term from two to five years and is entered into with large organizations (generally corporations with revenue of $50 million or more). Such leases typically range from $250,000 to $20 million and cover high-technology and other business-essential equipment. These leases are flexible in structure to accommodate equipment additions and upgrades to meet customers' changing needs. Small Ticket Leases are typically less than $250,000, have lease terms of between two and five years, and cover business-essential equipment. Winthrop developed the Small Ticket Lease in response to the expanding technological needs of increasing numbers of small, growing businesses. Leasing to small, growing businesses is inherently more risky than leasing to large, established corporations. The Enterprise Lease is designed to meet the needs of large corporations with influence over multiple business entities (for example, franchise operations). The Enterprise Lease integrates the Value Added Lease and the Small Ticket Lease for organizations in need of enterprise-wide equipment and systems solutions. Through the Wholesale Lease, Winthrop acts as a lease broker that, for a fee, arranges lease financing with other leasing companies for a variety of unaffiliated brokers and vendors. The Wholesale Lease is generally sold to an outside funding source and does not become part of Winthrop's lease portfolio.

     Winthrop enters into standard lease agreements with each customer. Winthrop's leases are noncancelable "net" leases which contain provisions under which the customer, upon acceptance of the equipment, must make all lease payments regardless of any defects in the equipment and which require the customer to maintain and service the equipment, insure the equipment against casualty loss and pay all property, sales and other taxes related to the equipment. Winthrop typically retains ownership of the equipment it leases and, in the event of default by the customer, Winthrop, or the financial institution that has provided non-recourse financing for a particular lease, may declare the customer in default, accelerate all lease payments due under the lease and pursue other available remedies, including repossession of the equipment. Upon completion of the initial term of the lease, the customer may return the equipment to Winthrop, renew the lease for an additional term, or in certain circumstances purchase the equipment. If the equipment is returned to Winthrop, it is either re-leased to another customer or sold into the secondary-user marketplace.

                         TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                                Financial Review - (Continued)

     Winthrop's ability to arrange financing is important to its business. Winthrop may arrange permanent financing of Value Added Leases through non-recourse discounting of lease rentals with various other financial institutions at fixed interest rates. The proceeds from the assignment of the lease rentals are equal to the present value of the remaining lease payments due under the lease, discounted at the interest rate charged by the other financial institutions. Interest rates obtained under this type of financing are negotiated on a transaction-by-transaction basis and reflect the financial strength of the lease customer, the term of the lease and the prevailing interest rates. For a lease discounted on a non-recourse basis, the other financial institution has no recourse against Winthrop unless Winthrop is in default of the terms of the agreement under which the lease and the leased equipment are assigned to the other financial institution as collateral. The other financial institution may, however, take title to the collateral in the event the customer fails to make lease payments or certain other defaults by the lease customer occur under the terms of the lease.

     TCF is seeking to expand its leasing activity to achieve growth over time. TCF has started to internally fund certain Value Added Leases, and consequently retains the credit risk on such leases. TCF and Winthrop also internally fund Small Ticket Leases which, as previously mentioned, generally carry a higher level of credit risk and higher implicit interest rates.

     TCF believes that it has in place experienced personnel and acceptable standards for maintaining the credit quality of its lease portfolio, but no assurance can be given as to the level of future delinquencies and lease charge-offs.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND INDUSTRIAL REVENUE BOND RESERVES

     Credit risk is the risk of loss from a customer default. TCF has in place a process to identify and manage its credit risks. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, identification of problem loans and leases and special procedures for collection of problem loans and leases. The risk of loss is difficult to quantify and is subject to fluctuations in values and general economic conditions. See Note 1 of Notes to Consolidated Financial Statements for additional information concerning TCF's allowance for loan and lease losses.

     At December 31, 1997, the allowance for loan and lease losses and industrial revenue bond reserves totaled $84 million, compared with $73.5 million at December 31, 1996. The increase reflects the addition of $8.9 million and $1.7 million of allowances for loan losses as part of the Standard and BOC acquisitions, respectively. Net loan and lease and industrial revenue bond charge-offs were $17.9 million in 1997, compared with $16 million in 1996. TCF has experienced an increase in the level of net loan charge-offs related to its consumer finance portfolio. As a result, net loan charge-offs as a percentage of average loans outstanding for TCF's consumer finance portfolio increased to 3.02% for the year ended December 31, 1997, compared with 2.42% for 1996. In addition, the net loan charge-offs as a percentage of average loans outstanding for TCF's indirect consumer finance portfolio increased to 4.64% and 4.31% for the three months and year ended December 31, 1997, respectively, compared with 3.59% for the year ended December 31, 1996. The unallocated portion of TCF's allowance for loan and lease losses totaled $29.4 million at December 31, 1997, compared with $22.4 million at December 31, 1996.

     A summary of the allowance for loan and lease losses and industrial revenue bond reserves and selected statistics is presented in Note 7 of Notes to Consolidated Financial Statements.

NON-PERFORMING ASSETS

     Non-performing assets (principally non-accrual loans and leases and other real estate owned) totaled $58.7 million at December 31, 1997, up $12.4 million from the December 31, 1996 total of $46.3 million. The increase in non-performing assets reflects increases of $4.5 million and $5.8 million in residential real estate and consumer finance non-accrual loans, respectively. The increase in residential non-accrual loans reflects the addition of $4.7 million due to the acquisition of Standard. Approximately 68% of non-performing assets consist of, or are secured by, real estate. The accrual of interest income is generally discontinued when loans and leases become 90 days or more past due with respect to either principal or interest unless such loans and leases are adequately secured and in the process of collection.

                         TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                                Financial Review - (Continued)

     Non-performing assets are summarized in the following table:


                                                                    At December 31,
                                        ----------------------------------------------------------------------
(Dollars in thousands)                     1997            1996            1995          1994           1993
                                           ----            ----            ----          ----           ----
Non-accrual loans and leases (1):
   Consumer:
      Bank lending                        $ 3,495        $ 1,746        $ 1,799        $ 1,295       $  1,264
      Consumer finance lending             17,542         11,726          5,688            832             58
                                          -------        -------        -------        -------       --------
                                           21,037         13,472          7,487          2,127          1,322
   Residential real estate                  8,451          3,996          7,045          7,211          9,705
   Commercial real estate                   3,818          7,604         22,255         18,452         52,463
   Commercial business                      3,370          1,149          7,541          5,972         24,770
   Lease financing                            117            176            -              -              -
                                          -------        -------        -------        -------       --------
                                           36,793         26,397         44,328         33,762         88,260
Other real estate owned and
   other assets                            21,953         19,937         26,402         23,849         25,062
                                          -------        -------        -------        -------       --------
      Total non-performing assets         $58,746        $46,334        $70,730        $57,611       $113,322
                                          -------        -------        -------        -------       --------
                                          -------        -------        -------        -------       --------
Non-performing assets as a
   percentage of net loans
   and leases                                 .84%           .89%          1.30%          1.10%          2.38%
Non-performing assets as a
   percentage of total assets                 .60            .62            .94            .71           1.45


---------------------
(1) Included in total loans and leases in the Consolidated Statements of Financial Condition.

     The following table sets forth information regarding TCF's delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:


                                                 At December 31,
                               -------------------------------------------------------
                                         1997                          1996
                               ----------------------------  -------------------------
                                           Percentage of                Percentage of
                                Principal   Gross Loans      Principal   Gross Loans
(Dollars in thousands)          Balances    and Leases       Balances     and Leases
                               ----------  ---------------   ---------  --------------
Loans and leases
     delinquent for:
          30-59 days             $38,902       .54%           $46,520        .87%
          60-89 days              12,730       .18              8,263        .15
          90 days or more           -           -                -            -
                                 -------   -------            -------   --------
               Total             $51,632       .72%           $54,783       1.02%
                                 -------   -------            -------   --------
                                 -------   -------            -------   --------


     The over 30-day delinquency rate on TCF's loans and leases (excluding loans held for sale and non-accrual loans and leases) was .72% of gross loans and leases outstanding at December 31, 1997, compared with 1.02% at year-end 1996. TCF's delinquency rates are determined using the contractual method. The following table sets forth information regarding TCF's over 30-day delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:


                                                            At December 31,
                                      ----------------------------------------------------
                                                 1997                        1996
                                      --------------------------   -------------------------
                                                      Percentage                  Percentage
                                                       of Gross                    of Gross
                                     Principal           Loans     Principal         Loans
(Dollars in thousands)                Balances        and Leases    Balances      and Leases
                                     ---------      ------------  ----------    ------------
Consumer:
   Bank lending                        $ 9,646           .66%        $ 7,473          .61%
   Consumer finance lending             28,964          5.13          21,515         3.86
                                     ---------                     ---------
                                        38,610          1.91          28,988         1.62
Residential real estate                 10,567           .29           8,330          .37
Commercial real estate                   1,173           .14           5,114          .60
Commercial business                        396           .17               9          .01
Lease financing                            886           .21          12,342         3.61
                                     ---------                     ---------
      Total                            $51,632           .72         $54,783         1.02
                                     ---------                     ---------
                                     ---------                     ---------

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                           Financial Review - (Continued)

     TCF's over 30-day delinquency rate on gross consumer loans was 1.91% at December 31, 1997, up from 1.62% at year-end 1996. Management continues to monitor the consumer loan portfolio, which will generally have higher delinquencies, especially consumer finance loans. TCF's over 30-day delinquency rate on gross consumer finance loans was 5.13% at December 31, 1997, compared with 3.86% at December 31, 1996. TCF's over 30-day delinquency rate on gross automobile and home equity consumer finance loans was 6.81% and 2.40%, respectively, at December 31, 1997, compared with 4.24% and 3.09% at December 31, 1996. Consumer finance lending is generally considered to involve a higher level of credit risk. TCF believes that it has in place experienced personnel and acceptable standards for maintaining credit quality that are consistent with its goals for expanding its portfolio of these higher-yielding loans, but no assurance can be given as to the level of future delinquencies and loan charge-offs.

     In addition to the non-accrual loans and leases, there were commercial real estate and commercial business loans with an aggregate principal balance of $23.6 million outstanding at December 31, 1997 for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. This amount consists of loans that were classified for regulatory purposes as substandard, doubtful or loss, or were to borrowers that currently are experiencing financial difficulties or that management believes may experience financial difficulties in the future. This compares with $16 million of such loans at December 31, 1996. Although these loans are secured by commercial real estate or other corporate assets, they may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and the financial condition of these borrowers.

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

     Deposits are the primary source of TCF's funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan repayments, proceeds from the discounting of leases, advances from the FHLB and proceeds from reverse repurchase borrowing agreements. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds and other factors. TCF's deposit inflows and outflows have been affected by these factors and may continue to be affected in future periods. See "Forward-Looking Information." Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under reverse repurchase agreements and, to a lesser extent, from other sources. See "Borrowings."

     Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF's wholly owned bank subsidiaries, issuance of equity securities, borrowings under the Company's $100 million bank line of credit, and interest income. TCF's subsidiary banks' ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Undistributed earnings at December 31, 1997 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

DEPOSITS

     Deposits totaled $6.9 billion at December 31, 1997, up $1.9 billion from December 31, 1996, and reflects the acquisition of $1.9 billion and $160.9 million due to the Standard and BOC transactions, respectively, partially offset by the previously described branch sales. Lower interest-cost checking, savings and money market deposits totaled $3.3 billion, up $673.9 million from year-end 1996, and comprised 47.8% of total deposits at December 31, 1997. Checking, savings and money market deposits are an important source of lower cost funds and fee income for TCF. The Company's weighted-average rate for deposits, including non-interest bearing deposits, increased to 3.42% at December 31, 1997, from 3.29% at December 31, 1996, reflecting a greater proportion of higher-rate certificates at December 31, 1997 than at December 31, 1996, primarily as a result of the Standard acquisition.

BORROWINGS

     Borrowings are used primarily to fund the purchases of investments and securities available for sale. These borrowings totaled $1.7 billion at December 31, 1997, up $19 million from year-end 1996. The increase was primarily due to increases of $198.5 million in FHLB advances and $43 million in discounted lease rentals, partially offset by decreases of $181.5 million in securities sold under repurchase agreements and $38 million in collateralized obligations. The weighted-average rate on borrowings increased to 6.43% at December 31, 1997, from 6.19% at December 31, 1996.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                            Financial Review - (Continued)

STOCKHOLDERS' EQUITY

     Stockholders' equity at December 31, 1997 was $953.7 million, or 9.8% of total assets, up from $630.7 million, or 8.5% of total assets, at December 31, 1996. The increase in stockholders' equity is primarily due to a $185.8 million increase resulting from the issuance of 7,700,000 shares of TCF common stock in connection with the acquisition of Standard, net income of $145.1 million for the year ended December 31, 1997, the June 3, 1997 secondary offering of 1,400,000 shares of TCF common stock for net proceeds of $29.3 million, and the issuance of 839,000 shares of TCF common stock in connection with the conversion of the remaining $7.1 million of 7 1/4% convertible subordinated debentures due 2011, partially offset by the payment of $38.2 million in common stock dividends and the repurchase of 1,295,800 shares of TCF's common stock at a cost of $27.3 million.

     On April 23, 1997, TCF's shareholders approved an increase in the number of authorized shares of TCF common stock from 70,000,000 to 140,000,000.

     On June 3, 1997, TCF completed a public offering of 1,400,000 shares of its common stock at a price of $21.6875 per share. The purpose of the offering was to meet one of the criteria for TCF's merger with Winthrop to be accounted for as a pooling of interests. The net proceeds of $29.3 million were used as a portion of the cash consideration paid in connection with the acquisition of Standard.

     On October 20, 1997, TCF's Board of Directors (the "Board") declared a two-for-one stock split in the form of a 100% common stock dividend payable November 28, 1997 to stockholders of record as of November 7, 1997. The stock split increased TCF's outstanding common shares from 46.4 million to
92.8 million shares.

     On January 19, 1998, the Board authorized the repurchase of up to 5% of TCF's common stock, or approximately 4.6 million shares. The repurchased shares will become treasury shares. On January 20, 1997, the Board authorized the repurchase of up to 5% of TCF's common stock, or approximately 3.5 million shares, but in February 1997, the Board formally rescinded this prior common stock repurchase program in connection with the Company's merger with Winthrop.

     On January 20, 1998, TCF declared a quarterly dividend of 12.5 cents per common share, payable on February 27, 1998 to stockholders of record as of February 6, 1998.

RECENT ACCOUNTING DEVELOPMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management believes the adoption of this statement will not significantly impact TCF's financial condition or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement establishes standards for the way that public business enterprises report information about operating segments and certain other information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. The statement is effective for financial statements for periods beginning after December 15, 1997. Management believes the adoption of this statement will not significantly impact TCF's financial condition or results of operations.

FORWARD-LOOKING INFORMATION

     There are a number of important factors which could cause future results to differ materially from historical performance. These include but are not limited to possible legislative changes; the possibility of adverse economic developments which may increase default and delinquency risks in TCF's loan portfolios; shifts in interest rates which may result in shrinking interest margins; deposit outflows; interest rates on competing investments; demand for financial services and loan products; increases generally in competitive pressure in the banking and financial services industry; changes in accounting policies or guidelines, or monetary and fiscal policies of the federal government; changes in the quality or composition of TCF's loan and investment portfolios; results of litigation or other significant uncertainties. TCF's recently completed acquisitions of Winthrop, Standard and the Jewel-Osco branches (and its commitment to construct additional Jewel-Osco branches in future periods) are subject to additional uncertainties, including the possible failure to fully realize or realize within the expected time frame expected cost savings or cost controls from the transactions; lower than expected income or revenue following the transactions; or higher than expected operating costs; business disruption relating to the transactions; greater than expected costs or difficulties related to the integration, retention and attraction of employees or management of the acquired business operations with those of TCF; litigation costs and delays caused by litigation; and other unanticipated occurrences which may increase the costs related to the transactions or decrease the expected financial benefits of the transactions.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                           Financial Review - (Continued)

LEGISLATIVE AND REGULATORY DEVELOPMENTS

     Federal and state legislation imposes numerous legal and regulatory requirements on financial institutions. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on TCF and its bank and other subsidiaries.

     Federal legislation enacted on September 30, 1996 addressed inadequate funding of the SAIF, which had resulted in a large deposit insurance premium disparity between banks insured by the Bank Insurance Fund ("BIF") and SAIF-insured thrifts. As a result of this legislation, a one-time special assessment was imposed on thrift institutions, and TCF recognized a $34.8 million pretax charge for assessments imposed on its bank subsidiaries during the third quarter of 1996. The legislation also provided for a reduction in deposit insurance premiums in subsequent periods and other regulatory reforms.

     Federal legislation was enacted in 1996 that repealed the reserve method of accounting for thrift bad debt reserves. This legislation eliminated the recapture of a thrift institution's bad debt reserve under certain circumstances, including the institution's conversion to a bank or as a result of similar charter changes.

     After passage of both the BIF/SAIF legislation and the repeal of the reserve method of accounting for bad debts, TCF completed the conversion of its savings bank subsidiaries to national banks and TCF became a national bank holding company on April 7, 1997. In connection with the national bank conversions, TCF chartered two new national bank subsidiaries, Great Lakes Ohio and TCF National Bank Colorado ("TCF Colorado"). As previously mentioned, TCF sold all eight branches and related deposits of Great Lakes Ohio in 1997. TCF now operates five national bank subsidiaries: TCF National Bank Minnesota, TCF Illinois, TCF National Bank Wisconsin, TCF Colorado and Great Lakes Michigan.

MARKET RISK - INTEREST-RATE RISK

     TCF's results of operations are dependent to a large degree on its net interest income, which is the difference between interest income and interest expense, and the Company's ability to manage its interest-rate risk. Although TCF manages other risks, such as credit and liquidity risk, in the normal course of its business, the Company considers interest-rate risk to be its most significant market risk. TCF, like most financial institutions, has a material interest-rate risk exposure to changes in both short-term and long-term interest rates as well as variable index interest rates (e.g., prime). Since TCF does not hold a trading portfolio, the Company is not exposed to significant market risk from trading activities.

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

     For an institution with a negative interest-rate gap for a given period, the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of interest-earning assets repricing within the same period. In a rising interest-rate environment, institutions with negative interest- rate gaps will generally experience more immediate increases in the cost of their liabilities than in the yield on their assets. Conversely, the yield on assets for institutions with negative interest-rate gaps will generally decrease more slowly than the cost of their funds in a falling interest-rate environment.

     TCF's Asset/Liability Management Committee manages TCF's interest-rate risk based on interest rate expectations and other factors. The principal objective of TCF's asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest-rate risk and liquidity risk and facilitating the funding needs of the Company. The amounts in the maturity/rate sensitivity table below represent management's estimates and assumptions. Also, the amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments, competition and a general rise in interest rates. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships. TCF's one-year interest-rate gap was a negative $184.7 million, or (2)% of total assets, at December 31, 1997, compared with a positive $114 million, or 2% of total assets, at December 31, 1996.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                            Financial Review - (Continued)

The following table summarizes TCF's interest-rate gap position at December 31, 1997:



                                                                       Maturity/Rate Sensitivity
                                          ----------------------------------------------------------------------------------
                                                         30 Days       6 Months
                                            Within         to             to
(Dollars in thousands)                     30 Days      6 Months         1 Year   1 to 3 Years       3+ Years          Total
                                      ------------   -----------    -----------  -------------    -----------   ------------
Interest-earning assets:
   Loans held for sale                  $  167,790    $   72,876     $    3,946     $      -       $      -       $  244,612
   Securities available for sale            67,687       304,968        257,718        354,707        441,051      1,426,131
   Real estate loans (1)                   322,508       614,920        766,464      1,515,805      1,264,064      4,483,761
   Lease financings                         12,909        26,963        116,292        153,497         58,860        368,521
   Other loans (1)                       1,461,062       143,909        126,930        280,209        204,796      2,216,906
   Due from brokers                        126,662           -              -              -              -          126,662
   Investments (2)                         106,633           -              -              -           22,979        129,612
                                      ------------   -----------    -----------  -------------    -----------   ------------
                                         2,265,251     1,163,636      1,271,350      2,304,218      1,991,750      8,996,205
                                      ------------   -----------    -----------  -------------    -----------   ------------

Interest-bearing liabilities:
   Checking deposits (3)                    90,821        11,833            -              -        1,366,003      1,468,657
   Passbook and savings deposits (3)        46,736       124,310        124,561        352,412        486,659      1,134,678
   Money market deposits                   698,312           -              -              -              -          698,312
   Certificate deposits                    387,265     1,658,943        899,467        566,715         93,273      3,605,663
   Federal Home Loan Bank advances         288,735        72,000        255,300        673,269         50,274      1,339,578
   Discounted lease rentals                  9,252        18,861         70,312        107,812         22,359        228,596
   Other borrowings                         53,488         6,469         68,240            731         30,050        158,978
                                      ------------   -----------    -----------  -------------    -----------   ------------
                                         1,574,609     1,892,416      1,417,880      1,700,939      2,048,618      8,634,462
                                      ------------   -----------    -----------  -------------    -----------   ------------

Interest-earning assets over (under)
   interest-bearing liabilities         $  690,642    $ (728,780)    $ (146,530)    $  603,279     $  (56,868)    $  361,743
                                      ------------   -----------    -----------  -------------    -----------   ------------
                                      ------------   -----------    -----------  -------------    -----------   ------------

Cumulative gap                          $  690,642    $  (38,138)    $ (184,668)    $  418,611     $  361,743     $  361,743
                                      ------------   -----------    -----------  -------------    -----------   ------------
                                      ------------   -----------    -----------  -------------    -----------   ------------

Cumulative gap as a percentage of
   total assets:
      At December 31, 1997                      7%           -  %           (2)%             4%             4%             4%
                                      ------------   -----------    -----------  -------------    -----------   ------------
                                      ------------   -----------    -----------  -------------    -----------   ------------
      At December 31, 1996                      1%           (1)%            2 %             5%             4%             4%
                                      ------------   -----------    -----------  -------------    -----------   ------------
                                      ------------   -----------    -----------  -------------    -----------   ------------


-------------------------
(1) Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience.
(2) Includes interest-bearing deposits with banks, U.S. Government and other marketable securities held to maturity, FRB stock and FHLB stock.
(3)  Includes non-interest bearing deposits.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                           Financial Review - (Continued)

     The following table provides information about TCF's financial instruments and derivative financial instruments that are held for purposes other than trading and are sensitive to changes in interest rates. For loans held for sale, securities available for sale, real estate loans, other loans, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as modified by the Company's historical experience of the impact of interest rate fluctuations on the prepayment of the assets. For checking, passbook and statement and money market deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, with respect to customer account retention. For forward mortgage loan sales commitments, the table presents notional amounts and, as applicable, weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the commitments. For commitments to extend credit, the balance represents the notional amount of the off-balance-sheet item and the average interest rate represents the weighted average interest rate of the underlying loans. The expected principal/notional maturity amounts at December 31, 1997 are as follows:



                                                              Year Ended December 31,
                                       ----------------------------------------------------------------------
(Dollars in thousands)                       1998          1999           2000           2001           2002
                                       -----------       --------      ---------      ---------     ----------
RATE SENSITIVE ASSETS:
   Fixed-rate loans held for sale      $   47,131        $    -        $     -         $    -         $    -
         Average interest rate               7.31%            - %            - %            - %            - %
   Variable-rate loans held
      for sale                            197,219             -              -              -              -
         Average interest rate               7.17%            - %            - %            - %            - %
   Fixed-rate securities
      available for sale                  185,051        190,019        126,549         73,863         60,620
         Average interest rate               7.20%          7.20%          7.20%          7.20%          7.20%
   Variable-rate securities
      available for sale                  128,275         94,775         70,064         51,839         38,398
         Average interest rate               7.46%          7.46%          7.46%          7.46%          7.46%
   Fixed-rate real estate loans           367,312        276,493        223,184        233,867        114,806
         Average interest rate               7.68%          7.62%          7.64%          7.82%          7.81%
   Variable-rate real estate loans        813,053        549,785        405,341        288,068        228,701
         Average interest rate               7.90%          7.82%          7.87%          7.86%          7.95%
   Fixed-rate other loans                 311,511        201,775        125,332         73,021         43,350
         Average interest rate              15.63%         14.45%         13.07%         11.58%         10.35%
   Variable-rate other loans              183,975        134,264        122,117         79,821         87,326
         Average interest rate              10.50%         10.82%         10.98%         11.12%         10.81%
   Fixed-rate investments                  24,633             -              -              -              -
         Average interest rate               6.09%            - %            - %            - %            - %
   Variable-rate investments                   -              -              -              -              -
         Average interest rate                 - %            - %            - %            - %            - %
   Due from brokers                       126,662             -              -              -              -
         Average interest rate               6.86%            - %            - %            - %            - %
RATE SENSITIVE LIABILITIES:
   Checking deposits                       38,482             -              -              -              -
         Average interest rate                .45%            - %            - %            - %            - %
   Passbook and savings deposits          290,955        202,542        151,905        113,930         85,447
         Average interest rate               2.04%          2.04%          2.04%          2.04%          2.04%
   Money market deposits                    4,217             -              -              -              -
         Average interest rate               3.07%            - %            - %            - %            - %
   Certificate deposits                 2,931,999        400,893        177,899         68,895         18,778
         Average interest rate               5.04%          5.46%          5.54%          5.78%          5.19%
   Fixed-rate Federal Home Loan
      Bank advances                       347,300        375,510        297,758         25,132             -
         Average interest rate               5.92%          6.04%          6.16%          6.09%            - %
   Variable-rate Federal Home
      Loan Bank advances                  175,000         93,735             -              -              -
         Average interest rate               5.96%          5.69%            - %            - %            - %
   Fixed-rate other borrowings             74,248             -              -              -              -
         Average interest rate               7.17%            - %            - %            - %            - %
   Variable-rate other borrowings          53,441             -              -              -              -
         Average interest rate               5.63%            - %            - %            - %            - %
RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
   Forward mortgage loan sales
      commitments                          81,937             -              -              -              -
         Average interest rate               6.77%            - %            - %            - %            - %
   Commitments to extend
      credit (1)                          158,452             -              -              -              -
         Average interest rate               7.12%            - %            - %            - %            - %



                                                                          Fair
(Dollars in thousands)                 Thereafter          Total         Value
                                     ------------     ----------    -----------
RATE SENSITIVE ASSETS:
   Fixed-rate loans held for sale       $      -      $   47,131     $   48,786
         Average interest rate                 - %          7.31%
   Variable-rate loans held
      for sale                                 -         197,219        199,555
         Average interest rate                 - %          7.17%
   Fixed-rate securities
      available for sale                  293,968        930,070        930,070
         Average interest rate               7.20%          7.20%
   Variable-rate securities
      available for sale                  112,710        496,061        496,061
         Average interest rate               7.46%          7.46%
   Fixed-rate real estate loans           306,691      1,522,353      1,531,548
         Average interest rate               7.69%          7.70%
   Variable-rate real estate loans        674,390      2,959,338      3,021,938
         Average interest rate               8.07%          7.92%
   Fixed-rate other loans                  81,189        836,178        825,928
         Average interest rate              10.10%         13.80%
   Variable-rate other loans              835,268      1,442,771      1,572,901
         Average interest rate              11.17%         11.01%
   Fixed-rate investments                  22,977         47,610         47,610
         Average interest rate               6.00%          6.05%
   Variable-rate investments               82,002         82,002         82,002
         Average interest rate               7.34%          7.34%
   Due from brokers                            -         126,662        126,662
         Average interest rate                 - %          6.86%
RATE SENSITIVE LIABILITIES:
   Checking deposits                    1,430,175      1,468,657      1,468,657
         Average interest rate                .45%           .45%
   Passbook and savings deposits          289,899      1,134,678      1,134,678
         Average interest rate               2.04%          2.04%
   Money market deposits                  694,095        698,312        698,312
         Average interest rate               3.07%          3.07%
   Certificate deposits                     7,199      3,605,663      3,637,981
         Average interest rate               5.40%          5.13%
   Fixed-rate Federal Home Loan
      Bank advances                        25,143      1,070,843      1,068,279
         Average interest rate               5.78%          6.03%
   Variable-rate Federal Home
      Loan Bank advances                       -         268,735        268,735
         Average interest rate                 - %          5.86%
   Fixed-rate other borrowings             31,289        105,537        106,972
         Average interest rate               9.24%          7.78%
   Variable-rate other borrowings              -          53,441         53,441
         Average interest rate                 - %          5.63%
RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
   Forward mortgage loan sales
      commitments                              -          81,937           (326X2)
         Average interest rate                 - %          6.77%
   Commitments to extend
      credit (1)                               -         158,452           (209X2)
         Average interest rate                 - %          7.12%


(1) Excludes commitments to extend credit with floating interest rates and repricing terms of one year or less.
(2)  Negative amounts represent liabilities.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                    Consolidated Statements of Financial Condition (Dollars in thousands, except per-share data)

                                        ASSETS
                                                                             At December 31,
                                                                      -----------------------------
                                                                           1997          1996
                                                                           ----          ----

Cash and due from banks                                                $  297,010    $  236,446
Interest-bearing deposits with banks                                       20,572       386,224
U.S. Government and other marketable securities held to
   maturity (fair value of $4,061 and $3,910)                               4,061         3,910
Federal Reserve Bank stock, at cost                                        22,977           -
Federal Home Loan Bank stock, at cost                                      82,002        66,061
Securities available for sale (amortized cost
   of $1,411,979 and $995,384)                                          1,426,131       999,586
Loans held for sale                                                       244,612       203,869
Loans and leases:
   Residential real estate                                              3,619,527     2,261,237
   Commercial real estate                                                 862,164       861,056
   Commercial business                                                    239,728       156,712
   Consumer                                                             2,039,221     1,801,066
   Lease financing                                                        414,270       341,721
   Unearned discounts and deferred fees                                  (105,722)     (128,872)
                                                                      -----------   -----------
      Total loans and leases                                            7,069,188     5,292,920
      Allowance for loan and lease losses                                 (82,583)      (71,865)
                                                                      -----------   -----------
         Net loans and leases                                           6,986,605     5,221,055
Premises and equipment                                                    165,790       129,785
Other real estate owned                                                    18,353        15,771
Accrued interest receivable                                                54,336        42,173
Due from brokers                                                          126,662           -
Goodwill                                                                  177,700        15,431
Deposit base intangibles                                                   19,821        10,843
Mortgage servicing rights                                                  19,512        17,360
Other assets                                                               78,516        81,973
                                                                      -----------   -----------
                                                                       $9,744,660    $7,430,487
                                                                      -----------   -----------
                                                                      -----------   -----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Checking                                                            $1,468,657    $1,212,771
   Passbook and statement                                               1,134,678       783,026
   Money market                                                           698,312       631,922
   Certificates                                                         3,605,663     2,349,911
                                                                      -----------   -----------
      Total deposits                                                    6,907,310     4,977,630
                                                                      -----------   -----------
Securities sold under repurchase agreements and federal
   funds purchased                                                        112,444       293,732
Federal Home Loan Bank advances                                         1,339,578     1,141,040
Discounted lease rentals                                                  228,596       185,604
Subordinated debt                                                          34,998        42,147
Collateralized obligations                                                  2,539        40,505
Other borrowings                                                            8,997         5,144
                                                                      -----------   -----------
       Total borrowings                                                 1,727,152     1,708,172
Accrued interest payable                                                   23,510        20,666
Accrued expenses and other liabilities                                    133,008        93,332
                                                                      -----------   -----------
      Total liabilities                                                 8,790,980     6,799,800
                                                                      -----------   -----------
Stockholders' equity:
   Preferred stock, par value $.01 per share, 30,000,000
      shares authorized; none issued and outstanding                         -             -
   Common stock, par value $.01 per share, 140,000,000 shares
      authorized; 92,821,529 and 85,242,232 shares issued                     928           852
   Additional paid-in capital                                             460,684       274,320
   Unamortized deferred compensation                                      (25,457)       (7,693)
   Retained earnings, subject to certain restrictions                     508,969       402,109
   Loan to Executive Deferred Compensation Plan                              -              (68)
   Unrealized gain on securities available for sale, net                    8,556         2,376
   Treasury stock, at cost, 2,370,036 shares in 1996                         -          (41,209)
                                                                      -----------   -----------
      Total stockholders' equity                                          953,680       630,687
                                                                      -----------   -----------
                                                                       $9,744,660    $7,430,487
                                                                      -----------   -----------
                                                                      -----------   -----------

See accompanying notes to consolidated financial statements.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Operations
                        (In thousands, except per-share data)


                                                                     Year Ended December 31,
                                                            ----------------------------------------
                                                               1997           1996           1995
                                                               ----           ----           ----

Interest income:
   Loans                                                     $524,508       $486,140       $488,433
   Lease financing                                             39,458         29,914         23,330
   Loans held for sale                                         15,755         17,080         18,253
   Securities available for sale                               95,701         75,303          4,055
   Investments                                                  7,192          4,447          6,090
   Mortgage-backed securities held to maturity                    -              -           91,037
                                                             --------       --------       --------
      Total interest income                                   682,614        612,884        631,198
                                                             --------       --------       --------
Interest expense:
   Deposits                                                   195,182        171,375        193,244
   Borrowings                                                  93,836         86,941        108,862
                                                             --------       --------       --------
      Total interest expense                                  289,018        258,316        302,106
                                                             --------       --------       --------
         Net interest income                                  393,596        354,568        329,092
Provision for credit losses                                    17,795         21,246         16,054
                                                             --------       --------       --------
      Net interest income after provision
         for credit losses                                    375,801        333,322        313,038
                                                             --------       --------       --------
Non-interest income:
   Fee and service charge revenues                            101,329         90,424         81,862
   Leasing revenues                                            32,025         23,814         19,739
   ATM network revenues                                        30,808         21,478         18,418
   Title insurance revenues                                    13,730         13,492         11,509
   Commissions on sales of annuities                            7,894          9,134          8,557
   Gain on sale of loans held for sale                          4,777          5,038          3,735
   Gain (loss) on sale of securities available for sale         8,509             86           (152)
   Gain on sale of loan servicing                               1,622            -            1,535
   Gain on sale of loans                                          145          5,443            -
   Loss on sale of mortgage-backed securities                     -              -          (21,037)
   Gain on sale of branches                                    14,187          2,747          1,103
   Other                                                       11,642          9,956          7,284
                                                             --------       --------       --------
      Total non-interest income                               226,668        181,612        132,553
                                                             --------       --------       --------
Non-interest expense:
   Compensation and employee benefits                         180,482        157,554        143,822
   Occupancy and equipment                                     58,352         51,958         50,953
   Advertising and promotions                                  19,157         17,014         16,807
   Federal deposit insurance premiums and assessments           4,689         12,019         13,540
   Amortization of goodwill and other intangibles              15,757          3,540          3,163
   FDIC special assessment                                        -           34,803            -
   Merger-related expenses                                        -              -           21,733
   Cancellation cost on early termination of
      interest-rate exchange contracts                            -              -            4,423
   Other                                                       83,125         76,638         72,461
                                                             --------       --------       --------
      Total non-interest expense                              361,562        353,526        326,902
                                                             --------       --------       --------
         Income before income tax expense
            and extraordinary item                            240,907        161,408        118,689
Income tax expense                                             95,846         61,031         45,482
                                                             --------       --------       --------
         Income before extraordinary item                     145,061        100,377         73,207
Extraordinary item:
   Penalties on early repayment of FHLB advances,
      net of tax benefit of $578                                  -              -             (963)
                                                             --------       --------       --------
         Net income                                           145,061        100,377         72,244
Dividends on preferred stock                                      -              -              678
                                                             --------       --------       --------
      Net income available to common shareholders            $145,061       $100,377       $ 71,566
                                                             --------       --------       --------
                                                             --------       --------       --------

Basic earnings per common share:
   Income before extraordinary item                          $   1.72       $   1.23       $    .89
   Extraordinary item                                             -              -             (.01)
                                                             --------       --------       --------
   Net income                                                $   1.72       $   1.23       $    .88
                                                             --------       --------       --------
                                                             --------       --------       --------

Diluted earnings per common share:
   Income before extraordinary item                          $   1.69       $   1.20       $    .87
   Extraordinary item                                             -              -             (.01)
                                                             --------       --------       --------
   Net income                                                $   1.69       $   1.20       $    .86
                                                             --------       --------       --------
                                                             --------       --------       --------

Dividends declared per common share                          $ .46875       $.359375       $.296875
                                                             --------       --------       --------
                                                             --------       --------       --------

See accompanying notes to consolidated financial statements.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Cash Flows
                                    (In thousands)

                                                                      Year Ended December 31,
                                                           -----------------------------------------
                                                               1997          1996            1995
                                                               ----          ----            ----
   Cash flows from operating activities:
   Net income                                            $    145,061   $   100,377    $    72,244
   Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
         Depreciation and amortization                         23,185        19,724         18,258
         Amortization of goodwill and other intangibles        15,757         3,540          3,163
         Amortization of fees, discounts and premiums             259          (529)        (2,028)
         Proceeds from sales of loans held for sale           624,192       857,050        652,964
         Principal collected on loans held for sale             9,174        10,225         12,100
         Originations and purchases of loans held for
            sale                                             (799,319)     (802,777)      (706,243)
         Net (increase) decrease in other assets and
            liabilities, and accrued interest                 (15,067)       29,231         16,002
         Provision for credit losses                           17,795        21,246         16,054
         (Gain) loss on sale of securities available
            for sale                                           (8,509)          (86)           152
         Gain on sale of loans                                   (145)       (5,443)           -
         Loss on sale of mortgage-backed securities               -             -           21,037
         Gain on sale of branches                             (14,187)       (2,747)        (1,103)
         Gain on sale of loan servicing                        (1,622)          -           (1,535)
         Penalties on early repayment of FHLB advances            -             -            1,541
         Cancellation cost on early termination of
            interest-rate exchange contracts                      -             -            4,423
         Write-off of equipment                                 1,528           -           13,435
         Other, net                                            (6,149)          241         (3,869)
                                                          -----------    -----------    -----------
            Total adjustments                                (153,108)      129,675         44,351
                                                          -----------    -----------    -----------
              Net cash provided (used) by operating
              activities                                       (8,047)      230,052        116,595
                                                          -----------    -----------    -----------
   Cash flows from investing activities:
         Proceeds from sales of mortgage-backed
            securities                                            -             -          211,117
         Principal collected on mortgage-backed
            securities                                            -             -          180,112
         Principal collected on loans and leases            1,952,057      1,868,774     1,417,079
         Loan originations                                 (1,952,261)    (1,687,214)   (1,585,233)

         Purchase of equipment for lease financing           (179,165)      (175,608)     (130,360)
         Proceeds from sales of loans                          15,910         61,302           -
         Net (increase) decrease in interest-bearing
            deposits with banks                               453,895       (374,630)      190,490
         Proceeds from sales of securities available
            for sale                                          476,218         16,636        90,572
         Proceeds from maturities of and principal
            collected on securities available for sale        445,145        201,914       128,167
         Purchases of securities available for sale          (506,970)       (32,993)      (45,805)
         Proceeds from redemption of FHLB stock                15,880         19,055        24,119
         Purchases of FHLB stock                              (10,080)       (25,020)       (4,848)
         Purchases of FRB stock                               (23,397)           -             -
         Net decrease in short-term federal funds sold         45,000            -           6,900
         Proceeds from sales of loan servicing                  2,288            -           1,750
         Purchases of premises and equipment                  (32,837)       (25,379)      (19,718)
         Acquisitions of Standard Financial, Inc. and
            BOC Financial Corporation, net of
            cash acquired                                    (218,896)           -             -
         Acquisitions of deposits, net of cash acquired           -              -           5,752
         Sale of deposits, net of cash paid                  (184,917)       (60,550)      (57,007)
         Other, net                                            35,175         28,983        25,383
                                                          -----------    -----------    -----------
            Net cash provided (used) by investing
              activities                                      333,045       (184,730)      438,470
                                                          -----------    -----------    -----------

                                      36

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Cash Flows - (Continued)
                                    (In thousands)

   Cash flows from financing activities:
         Net increase (decrease) in deposits                   79,819       (150,667)     (155,401)
         Proceeds from securities sold under repurchase
            agreements and federal funds purchased         10,214,941     11,398,478    10,473,013
         Payments on securities sold under repurchase
            agreements and federal funds purchased        (10,396,229)   (11,557,672)  (10,451,056)
         Proceeds from FHLB advances                        1,075,650      1,778,292     1,839,390
         Payments on FHLB advances                         (1,313,023)    (1,530,839)   (2,302,007)
         Proceeds from discounted lease rentals               146,086         92,787       105,066
         Proceeds from subordinated debt                          -           28,750           -
         Payments on subordinated debt                            -              -         (34,500)
         Payments for termination of interest-rate
            exchange contracts                                    -              -          (4,581)
         Proceeds from other borrowings                       613,368        335,460        83,185
         Payments on collateralized obligations and
            other borrowings                                 (647,652)      (371,407)      (48,878)
         Proceeds from exercise of stock warrants and
            stock options                                       1,506          1,698        15,309
         Proceeds from issuance of common stock                29,266         13,726           -
         Repurchases of common stock                          (27,318)       (42,108)       (2,076)
         Payments for redemption of preferred stock               -              -         (27,100)
         Payments for dividends on common stock               (38,201)       (26,487)      (21,841)
         Other, net                                            (2,647)       (11,679)      (13,590)
                                                          -----------    -----------    -----------
            Net cash used by financing activities            (264,434)       (41,668)     (545,067)
                                                          -----------    -----------    -----------
   Net increase in cash and due from banks                     60,564          3,654         9,998
   Cash and due from banks at beginning of year               236,446        232,792       222,794
                                                          -----------    -----------    -----------
   Cash and due from banks at end of year                 $   297,010    $   236,446    $  232,792
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
   Supplemental disclosures of cash flow information:
      Cash paid for:
         Interest on deposits and borrowings              $   285,722    $   239,653    $  291,868
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
         Income taxes                                     $    97,319    $    73,309    $   28,285
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
   Supplemental schedule of non-cash investing
      activities:
         Transfer of loans to other real estate owned
            and other assets                              $    40,837    $    37,417    $   28,015
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------
         Transfer of mortgage-backed securities to
            securities available for sale                 $       -      $       -      $1,187,394
                                                          -----------    -----------    -----------
                                                          -----------    -----------    -----------

     See accompanying notes to consolidated financial statements.

                                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                                 Consolidated Statements of Stockholders' Equity

                                             (Dollars in thousands)


                                         Number                                                       Unamor-
                                         of                                                           tized
                                         Common            Pre-                      Additional       Deferred
                                         Shares            ferred          Common    Paid-in          Compen-       Retained
                                         Issued            Stock           Stock     Capital          sation        Earnings
                                         ------            ------          ------    ----------       --------      --------
Balance, December 31, 1994,
   as originally stated                68,344,692          $ 27            $683      $250,833        $ (6,986)     $ 244,779
Adjustments for pooling
   of interests                        12,392,206            -              124         9,536             -           35,657
                                      -----------         ------          -----      --------        --------      ---------
Balance, December 31,1994,
   as restated                         80,736,898            27             807       260,369          (6,986)       280,436
Net income                                   -               -               -            -               -           72,244
Dividends on preferred stock                 -               -               -            -               -             (678)
Dividends on common stock                    -               -               -            -               -          (21,917)
Purchase of 64,800 shares to
   be held in treasury                       -               -               -            -               -              -
Issuance of 616,800 shares
   of restricted stock, of
   which 608,800 shares were
   from treasury                            8,000            -               -          5,166         (10,628)           -
Grant of 90,000 shares of
   restricted stock to
   outside directors                         -               -               -            369          (1,431)           -
Issuance of 747,520 shares
   from treasury to effect
   merger with Great Lakes               (747,520)           -               (7)       (6,367)            -              -
Issuance of shares to
   Dividend Reinvestment Plan               1,200            -               -             11             -              -
Redemption of preferred stock                -              (27)             -        (27,073)            -              -
Repurchase and cancellation of
   shares                                (153,838)           -               (1)         (167)            -           (1,084)
Cancellation of shares of
   restricted stock                       (18,178)           -               -           (175)            175            -
Amortization of deferred
   compensation                              -               -               -            -             7,675            -
Exercise of stock options and
   stock warrants                       3,314,584            -               33        17,401             -              -
Issuance of common stock on
   conversion of convertible
   debentures                             311,636            -                3         2,653             -              -
Payments on Loan to Executive
   Deferred Compensation Plan
   and ESOP debt                             -               -               -            -               -              -
Change in unrealized gain
   (loss) on securities
   available for sale, net                   -               -               -            -               -              -
                                      -----------         ------          -----      --------        --------      ---------
Balance, December 31, 1995             83,452,782            -              835       252,187         (11,195)       329,001

Net income                                   -               -               -            -               -          100,377
Dividends on common stock                    -               -               -            -               -          (26,595)
Purchase of 2,380,136 shares to
   be held in treasury                       -               -               -            -               -              -
Issuance of 72,800 shares of
   restricted stock, of which
   6,000 shares were from
   treasury                                66,800            -                1         4,519          (4,609)           -
Grant of 4,100 shares of
   restricted stock to outside
   directors from treasury                   -               -               -            295            (366)           -
Issuance of shares of common
   stock, net                           1,164,900            -               12        13,714             -              -
Repurchase and cancellation
   of shares                              (66,942)           -               (1)          (51)            -             (674)
Cancellation of shares of
   restricted stock                       (46,400)           -               (1)         (635)            574            -
Amortization of deferred
   compensation                              -               -               -            -             7,903            -
Exercise of stock options                 656,660            -                6         4,168             -              -
Issuance of common stock on
   conversion of convertible
   debentures                              14,432            -               -            123             -              -
Payments on loan to Executive
   Deferred Compensation Plan                -               -               -            -               -              -
Change in unrealized gain (loss)
   on securities available for
   sale, net                                 -               -               -            -               -              -
                                      -----------         ------          -----      --------        --------      ---------
Balance, December 31, 1996             85,242,232            -              852       274,320          (7,693)       402,109

Net income                                   -               -               -            -               -          145,061
Dividends on common stock                    -               -               -            -               -          (38,201)
Issuance of 1,400,000 shares
   of common stock from
   treasury, net                             -               -               -          2,532             -              -
Issuance of 7,700,000 shares
   of common stock to effect
   purchase acquisition, of
   which 1,194,268 were from
   treasury                             6,505,732            -               65       162,937             -              -
Purchase of 1,295,800 shares
   to be held in treasury                    -               -               -            -               -              -
Issuance of 929,200 shares of
   restricted stock, of which
   869,200 shares were from
   treasury                                60,000            -               -         10,102         (25,270)           -
Grant of 23,984 shares of
   restricted stock to outside
   directors from treasury                   -               -               -            421            (840)           -
Cancellation of shares of
   restricted stock                        (2,000)           -               -            (58)             15            -
Issuance of 133,784 shares
   of treasury stock to
   employee benefit plans                    -               -                1           374             -              -
Repurchase and cancellation
   of shares                                  (86)           -               -             (2)            -              -
Amortization of deferred
   compensation                              -               -               -            -             8,331            -
Exercise of stock options, of
   which 44,600 were from
   treasury                               176,585            -                2         2,917             -              -
Issuance of common stock on
   conversion of convertible
   debentures                             839,066            -                8         7,141             -              -
Payments on Loan to Executive
   Deferred Compensation Plan                -               -               -            -               -              -
Change in unrealized gain (loss)
   on securities available for
   sale, net                                 -               -               -            -               -              -
                                      -----------         ------          -----      --------        --------      ---------
Balance, December 31, 1997             92,821,529          $ -             $928      $460,684        $(25,457)      $508,969
                                      -----------         ------          -----      --------        --------      ---------
                                      -----------         ------          -----      --------        --------      ---------

See accompanying notes to consolidated financial statements.

                         TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                                     (Dollars in thousands)

                                         Loan to     Unrealized
                                         Executive      Gain
                                         Deferred     (Loss) on
                                         Compen-      Securities
                                         sation       Available
                                         Plan and     for Sale,       Treasury
                                         ESOP Debt       Net            Stock          Total
                                        ----------   -----------      --------        -------

Balance, December 31, 1994,
   as originally stated                   $(1,695)     $ (1,160)      $(11,012)       $475,469
Adjustments for pooling
   of interests                               -             -              -            45,317
                                        ---------      --------       --------        --------
Balance, December 31,1994,
   as restated                             (1,695)       (1,160)       (11,012)        520,786
Net income                                    -              -             -            72,244
Dividends on preferred stock                  -              -             -              (678)
Dividends on common stock                     -              -             -           (21,917)
Purchase of 64,800 shares to
   be held in treasury                        -              -            (824)           (824)
Issuance of 616,800 shares
   of restricted stock, of
   which 608,800 shares were
   from treasury                              -              -           5,462             -
Grant of 90,000 shares of
   restricted stock to
   outside directors                          -              -             -            (1,062)
Issuance of 747,520 shares
   from treasury to effect
   merger with Great Lakes                    -              -           6,374             -
Issuance of shares to
   Dividend Reinvestment Plan                 -              -             -                11
Redemption of preferred stock                 -              -             -           (27,100)
Repurchase and cancellation of
   shares                                     -              -             -            (1,252)
Cancellation of shares of
   restricted stock                           -              -             -               -
Amortization of deferred
   compensation                               -              -             -             7,675
Exercise of stock options and
   stock warrants                             -              -             -            17,434
Issuance of common stock on
   conversion of convertible
   debentures                                 -              -             -             2,656
Payments on Loan to Executive
   Deferred Compensation Plan
   and ESOP debt                            1,564            -             -             1,564
Change in unrealized gain
   (loss) on securities
   available for sale, net                    -           12,862           -            12,862
                                        --------         -------      -------         --------
Balance, December 31, 1995                   (131)        11,702           -           582,399
Net income                                    -              -             -           100,377
Dividends on common stock                     -              -             -           (26,595)
Purchase of 2,380,136 shares to
   be held in treasury                        -              -         (41,382)        (41,382)
Issuance of 72,800 shares of
   restricted stock, of which
   6,000 shares were from
   treasury                                   -              -             102              13
Grant of 4,100 shares of
   restricted stock to outside
   directors from treasury                    -              -              71             -
Issuance of shares of common
   stock, net                                 -              -             -            13,726
Repurchase and cancellation
   of shares                                  -              -             -              (726)
Cancellation of shares of
   restricted stock                           -              -             -               (62)
Amortization of deferred
   compensation                               -              -             -             7,903
Exercise of stock options                     -              -             -             4,174
Issuance of common stock on
   conversion of convertible
   debentures                                 -              -             -               123
Payments on loan to Executive
   Deferred Compensation Plan                  63            -             -                63
Change in unrealized gain (loss)
   on securities available for
   sale, net                                  -           (9,326)          -            (9,326)
                                        --------         -------      -------         --------
Balance, December 31, 1996                    (68)         2,376       (41,209)        630,687
Net income                                    -              -             -           145,061
Dividends on common stock                     -              -             -           (38,201)
Issuance of 1,400,000 shares
   of common stock from
   treasury, net                              -              -          26,734          29,266
Issuance of 7,700,000 shares
   of common stock to effect
   purchase acquisition, of
   which 1,194,268 were from
   treasury                                   -              -          22,805         185,807
Purchase of 1,295,800 shares
   to be held in treasury                     -              -         (27,316)        (27,316)
Issuance of 929,200 shares of
   restricted stock, of which
   869,200 shares were from
   treasury                                   -              -          15,168             -
Grant of 23,984 shares of
   restricted stock to outside
   directors from treasury                    -              -             419             -
Cancellation of shares of
   restricted stock                           -              -             -               (43)
Issuance of 133,784 shares
   of treasury stock to
   employee benefit plans                     -              -           2,555           2,930
Repurchase and cancellation
   of shares                                  -              -             -                (2)
Amortization of deferred
   compensation                               -              -             -             8,331
Exercise of stock options, of
   which 44,600 were from
   treasury                                   -              -             844           3,763
Issuance of common stock on
   conversion of convertible
   debentures                                 -              -             -             7,149
Payments on Loan to Executive
   Deferred Compensation Plan                  68            -             -                68
Change in unrealized gain (loss)
   on securities available for
   sale, net                                  -            6,180           -             6,180
                                        --------         -------      -------         --------
Balance, December 31, 1997              $     -          $ 8,556      $    -          $953,680
                                        --------         -------      -------         --------
                                        --------         -------      -------         --------

See accompanying notes to consolidated financial statements.

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                      Notes to Consolidated Financial Statements

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation ("TCF" or the "Company") is a national bank holding company engaged primarily in retail community banking, consumer finance lending and lease financing through its wholly owned subsidiaries, TCF National Bank Minnesota ("TCF Minnesota"), TCF National Bank Illinois ("TCF Illinois"), TCF National Bank Wisconsin, TCF National Bank Colorado, and Great Lakes National Bank Michigan. The preparation of TCF financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation. For consolidated statements of cash flows purposes, cash and cash equivalents include cash and due from banks.

     EARNINGS PER SHARE

          In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 supersedes the standards for computing EPS previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share." TCF adopted SFAS No. 128 effective December 31, 1997. In accordance with SFAS No. 128, all prior-period EPS data has been restated.

          The following table reconciles the weighted average shares outstanding and the income before extraordinary item available to common shareholders used for basic and diluted EPS:

                                                                                   Year Ended December 31,
                                                                       ------------------------------------------
(Dollars in thousands, except per-share data)                              1997            1996           1995
                                                                        ----------      ----------     ----------
Weighted average number of common shares outstanding
   used in basic earnings per common share calculation                  84,477,536      81,903,690     81,115,264

Net dilutive effect of:
   Stock option plans and common stock warrants                            468,275         537,900      1,057,861
   Restricted stock plans                                                  838,189         654,918        376,108
   Assumed conversion of 71/4% convertible subordinated debentures         349,936         842,850      1,010,394
                                                                        ----------      ----------     ----------
Weighted average number of shares outstanding adjusted
   for effect of dilutive securities                                    86,133,936      83,939,358     83,559,627
                                                                        ----------      ----------     ----------
                                                                        ----------      ----------     ----------
Income before extraordinary item                                       $   145,061     $   100,377     $   73,207
Less:  Dividends on preferred stock                                            -               -             (678)
                                                                        ----------      ----------     ----------
Income before extraordinary item available to
   common shareholders                                                     145,061         100,377         72,529
Add:  Interest expense on 71/4% convertible subordinated
   debentures, net of tax                                                      132             328            382
                                                                        ----------      ----------     ----------
Income before extraordinary item available to common
   shareholders including effect of dilutive securities                $   145,193      $  100,705      $  72,911
                                                                        ----------      ----------     ----------
                                                                        ----------      ----------     ----------
Basic earnings per common share before extraordinary item              $      1.72      $     1.23      $     .89
                                                                        ----------      ----------     ----------
                                                                        ----------      ----------     ----------
Diluted earnings per common share before extraordinary item            $      1.69      $     1.20      $     .87
                                                                        ----------      ----------     ----------
                                                                        ----------      ----------     ----------

     CHANGE IN METHOD OF ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

          Effective January 1, 1997, TCF adopted the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," not deferred by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of SFAS No. 125 did not impact TCF's financial condition or results of operations.

     ACCOUNTING FOR STOCK-BASED COMPENSATION

          In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to retain the accounting under APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS No. 123 had been applied. TCF has elected to retain the intrinsic value based method of accounting. See
     Note 18 for additional information concerning SFAS No. 123.

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

     LOANS AND LEASES

          Net fees and costs associated with originating and acquiring loans and leases are deferred and amortized over the lives of the assets. Net fees and costs associated with loan commitments are deferred in other assets or other liabilities until the loan is advanced. Discounts and premiums on loans purchased, net deferred fees and/or costs, unearned discounts and finance charges, and unearned lease income, which are considered yield adjustments, are amortized using methods which approximate a level yield over the estimated remaining lives of the loans and leases.

          Leases that transfer substantially all of the benefits and risks of equipment ownership to the lessee are classified as direct financing or sales-type leases and are included in loans and leases. Direct financing and sales-type leases are carried at the combined present value of the future minimum lease payments and the lease residual value, which represents the estimated fair value of the leased equipment at the termination of the lease based on management's experience and judgment. Lease residual values are reviewed on an ongoing basis and any downward revisions are recorded in the periods in which they become known. Interest income on direct financing and sales-type leases is recognized using methods which approximate a level yield over the term of the leases. Sales-type leases generate dealer profit which is recognized at lease inception by recording lease revenue net of the lease cost. Revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Cost consists of the leased equipment's book value, less the present value of its residual.

          Impaired loans include all non-accrual and restructured commercial real estate and commercial business loans. Consumer and residential real estate loans and lease financings are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial effective interest rate, the fair value of the collateral of an impaired collateral-dependent loan or an observable market price.

          The allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for estimated loan and lease losses. Management's judgment as to the adequacy of the allowance is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of non-performing assets, net charge-offs, geographic location and prevailing economic conditions.
     The allowance for loan and lease losses is established for known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. Loans and leases are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES for loan and lease losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

          Interest income is accrued on loan and lease balances outstanding. Loans and leases, including loans that are considered to be impaired, are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is 90 days or more past due, unless the loan or lease is adequately secured and in the process of collection. When a loan or lease is placed on non-accrual status, unless collection of all principal and interest is considered to be assured, uncollected interest accrued in prior years is charged off against the allowance for loan and lease losses. Interest accrued in the current year is reversed. Interest payments received on non-accrual loans and leases are generally applied to principal unless the remaining principal balance has been determined to be fully collectible.

          Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans are recognized at trade dates.

     PREMISES AND EQUIPMENT

          Premises and equipment are carried at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives.

     OTHER REAL ESTATE OWNED

          Real estate in judgment and real estate acquired through foreclosure are recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to other real estate owned. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in other non-interest expense.

     MORTGAGE SERVICING RIGHTS

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

     INTANGIBLE ASSETS

          Goodwill resulting from acquisitions is amortized over 25 years on a straight-line basis. Deposit base intangibles are amortized over 10 years on an accelerated basis. The Company periodically reviews the recoverability of the carrying values of these assets.

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

     DERIVATIVE FINANCIAL INSTRUMENTS

          TCF utilizes derivative financial instruments in order to meet the ongoing credit needs of its customers and in order to manage the market exposure of its residential loans held for sale portfolio and its commitments to extend credit for residential loans. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments. See Note 16 for additional information concerning these derivative financial instruments.

     ADVERTISING AND PROMOTIONS

          Expenditures for advertising costs are expensed as incurred.

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

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(2)  BUSINESS COMBINATIONS AND ACQUISITIONS

     STANDARD FINANCIAL, INC.

          On September 4, 1997, TCF acquired all of the outstanding common stock of Standard Financial, Inc. ("Standard"), a community-oriented thrift institution with $2.6 billion in assets, $1.9 billion in deposits, and 14 full-service offices on the southwest side of Chicago and in the nearby southwestern and western suburbs, for a purchase price of $423.7 million, which consisted of $237.9 million in cash, including payments of $20.8 million to the holders of all of the outstanding employee and director options to purchase Standard common stock, and 7,700,000 shares of TCF common stock.

          The acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Standard have been included in TCF's consolidated financial statements from September 4, 1997. The excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed of approximately $151 million has been recorded as goodwill and is being amortized over 25 years on a straight-line basis. In connection with the acquisition, Standard was merged into TCF's existing Illinois-based wholly owned national bank subsidiary, TCF Illinois.

          The following unaudited pro forma financial information presents the combined results of operations of TCF and Standard as if the acquisition had been effective January 1, 1995 after giving effect to certain adjustments, including amortization and accretion of discounts, premiums, goodwill and deposit base intangibles, foregone interest income resulting from the planned sale of securities available for sale, reduced occupancy and equipment expense resulting from the write-off of certain fixed assets and duplicative data processing hardware and software, increased interest expense on debt related to the acquisition, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had TCF and Standard constituted a single entity during such periods. TCF expects that the acquisition of Standard will enhance future revenues through improved interest rate margins and fee income as a result of expanded product and service offerings to Standard customers. TCF also expects to achieve operating cost savings primarily through reductions in staff and the consolidation of certain functions such as data processing, investments and other back office operations at Standard. The revenue enhancements and operating cost savings are expected to be achieved in various amounts at various times during the years subsequent to the acquisition of Standard and not ratably over, or at the beginning or end of, such periods. No adjustment has been reflected in the following pro forma financial information for the revenue enhancements or anticipated cost savings.


   (In thousands, except
   per-share data)                           Year Ended December 31,
                                        ----------------------------------
                                          1997         1996         1995
                                        --------     --------     --------
                                                    (Unaudited)
   Interest income                      $788,214     $753,972     $746,763
                                        --------     --------     --------
                                        --------     --------     --------

   Net interest income                  $431,653     $411,519     $382,788
                                        --------     --------     --------
                                        --------     --------     --------

   Non-interest income                  $229,990     $190,492     $137,859
                                        --------     --------     --------
                                        --------     --------     --------

   Net income                           $145,829     $100,713     $ 77,385
                                        --------     --------     --------
                                        --------     --------     --------

   Basic earnings per common share      $   1.63     $   1.12     $    .86
                                        --------     --------     --------
                                        --------     --------     --------

   Diluted earnings per common share    $   1.60     $   1.10     $    .84
                                        --------     --------     --------
                                        --------     --------     --------


     WINTHROP RESOURCES CORPORATION

          On June 24, 1997, TCF completed its acquisition of Winthrop Resources Corporation ("Winthrop"), a leasing company with $363 million in assets. Winthrop leases computers, telecommunications equipment, point-of-sale systems and other business-essential equipment to companies nationwide. In connection with the acquisition, TCF issued approximately 13.4 million shares of its common stock for all of the outstanding common shares of Winthrop. TCF also assumed the obligation to issue common stock upon the exercise of the outstanding employee and director options to purchase Winthrop common stock. Winthrop is operated as a direct subsidiary of TCF Minnesota.

          The consolidated financial statements of TCF give effect to the acquisition, which has been accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of Winthrop for all periods presented, except for dividends declared per share. There were no material intercompany transactions prior to the acquisition and no material differences in the accounting and reporting policies of TCF and Winthrop.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

          Certain operating financial data previously reported by TCF and Winthrop on a separate basis and the combined amounts presented in the accompanying consolidated financial statements are summarized as follows:


                                          Three
                                          Months
                                          Ended         Year Ended December 31,
      In thousands, except               March 31,      -----------------------
      per-share data)                       1997          1996          1995
                                          --------      --------      --------
      Interest income:                  (Unaudited)
         TCF                              $145,136      $582,861      $607,690
         Winthrop                            8,244        30,023        23,508
                                          --------      --------      --------
            Combined                      $153,380      $612,884      $631,198
                                          --------      --------      --------
                                          --------      --------      --------
      Net interest income:
         TCF                              $ 86,018      $340,140      $319,198
         Winthrop                            4,073        14,428         9,894
                                          --------      --------      --------
            Combined                      $ 90,091      $354,568      $329,092
                                          --------      --------      --------
                                          --------      --------      --------
      Non-interest income:
         TCF                              $ 40,381      $157,797      $112,776
         Winthrop                            6,374        23,815        19,777
                                          --------      --------      --------
            Combined                      $ 46,755      $181,612      $132,553
                                          --------      --------      --------
                                          --------      --------      --------
      Net income:
         TCF                              $ 28,931      $ 85,663      $ 60,688
         Winthrop                            4,096        14,714        11,556
                                          --------      --------      --------
            Combined                      $ 33,027      $100,377      $ 72,244
                                          --------      --------      --------
                                          --------      --------      --------
      Basic earnings per common share:
         TCF                              $    .43      $   1.24      $    .87
                                          --------      --------      --------
                                          --------      --------      --------
         Winthrop                         $    .24      $    .89      $    .73
                                          --------      --------      --------
                                          --------      --------      --------
            Combined                      $    .41      $   1.23      $    .88
                                          --------      --------      --------
                                          --------      --------      --------
      Diluted earnings per common share:
         TCF                              $    .42      $   1.21      $    .85
                                          --------      --------      --------
                                          --------      --------      --------
         Winthrop                         $    .23      $    .87      $    .72
                                          --------      --------      --------
                                          --------      --------      --------
            Combined                      $    .40      $   1.20      $    .86
                                          --------      --------      --------
                                          --------      --------      --------

     BOC FINANCIAL CORPORATION

          On January 16, 1997, TCF completed its purchase of BOC Financial Corporation ("BOC"), an Illinois-based bank holding company with $183.1 million in assets and $168 million in deposits. TCF accounted for the acquisition using the purchase method of accounting.

     GREAT LAKES BANCORP, A FEDERAL SAVINGS BANK

          On February 8, 1995, TCF completed its acquisition of Great Lakes Bancorp, A Federal Savings Bank ("Great Lakes"), a Michigan-based savings bank with $2.8 billion in assets and $1.6 billion in deposits.
     In connection with the acquisition, TCF issued approximately 19.4 million shares of its common stock for all of the outstanding common shares of Great Lakes. In addition, each outstanding share of Great
     Lakes preferred stock was exchanged for one share of TCF preferred stock with substantially identical terms. The consolidated financial statements of TCF give effect to the acquisition, which has been accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of Great Lakes for all periods presented, except for dividends declared per share. In connection with the acquisition, an after-tax merger-related charge of $32.8 million was incurred during the 1995 first quarter.

          The following table summarizes the major components of the merger-related charges (in thousands):


       Loss on sale of mortgage-backed securities               $21,037
       Loss on sale of securities available for sale                310
       Loss on prepayment of FHLB advances                        1,541 (1)
       Interest-rate exchange contract termination costs          4,423
       Provision for credit losses                                5,000
       Merger-related expenses:
         Equipment charges                                       13,933
         Severance and employee benefits                          4,721
         Professional fees                                        2,215
         Other                                                      864
                                                                -------
            Total merger-related expenses                        21,733
                                                                -------
              Total pretax merger-related charges               $54,044
                                                                -------
                                                                -------

          ----------------------
          (1) Reflected in the Consolidated Statements of Operations as an extraordinary item, net of tax benefit of $578.

          During 1995, Great Lakes sold $232.2 million of collateralized mortgage obligations from its held-to-maturity portfolio at a pretax loss of $21 million. Proceeds from the sale of collateralized mortgage obligations totaled $211.1 million. Gross losses of $21 million and gross gains of $8,000 were recognized in 1995. Also in 1995, Great Lakes sold $17.3 million of securities available for sale at a pretax loss of $310,000. These

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES merger-related asset sales were completed as part of TCF's strategy to reduce Great Lakes' interest-rate and credit risk to levels consistent with TCF's existing interest-rate risk position and credit risk policy.
     In addition to these asset sales, Great Lakes prepaid $112.3 million of Federal Home Loan Bank ("FHLB") advances at a pretax loss of $1.5 million during 1995. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item. Interest-rate exchange contracts with notional principal amounts totaling $544.5 million were terminated by Great Lakes at a pretax loss of $4.4 million. These actions were taken in order to reduce Great Lakes' level of higher-cost wholesale borrowings and to reduce interest-rate risk.

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

     ACQUISITION

          On January 30, 1998, TCF Illinois completed its acquisition of 76 branches in Jewel-Osco stores in the Chicago area previously operated by Bank of America. TCF Illinois converted existing deposits by offering TCF Illinois products to Bank of America customers and acquired the related fixed assets and 178 ATMs located in Jewel-Osco stores at no cost. TCF accounted for the acquisition using the purchase method of accounting.

(3)  INVESTMENTS

          Investments consist of the following:

                                                                    At December 31,
                                ---------------------------------------------------------------------------------------------------
(Dollars in thousands)                            1997                                          1996
                                -----------------------------------------------    -----------------------------------------------
                                            Gross            Gross                             Gross            Gross
                                Carrying  Unrealized       Unrealized   Fair       Carrying  Unrealized       Unrealized   Fair
                                  Value     Gains            Losses     Value       Value       Gains           Losses     Value
                                --------  ----------       ----------  --------    --------  ----------       ----------  --------
Interest-bearing deposits
  with banks                    $ 20,572      $-              $-       $ 20,572    $386,224      $-                $-     $386,224
U.S. Government and other
  marketable securities
  held to maturity                 4,061       -               -          4,061       3,910       -                 -        3,910
Federal Reserve Bank stock,
  at cost                         22,977       -               -         22,977         -         -                 -           -
Federal Home Loan Bank stock,
  at cost                         82,002       -               -         82,002      66,061       -                 -       66,061
                                --------     ---             ---       --------    --------     ---               ---     --------
                                $129,612      $-              $-       $129,612    $456,195      $-                $-     $456,195
                                --------     ---             ---       --------    --------     ---               ---     --------
                                --------     ---             ---       --------    --------     ---               ---     --------
Weighted-average yield                               6.86%                                              5.50%
                                                     -----                                              -----
                                                     -----                                              -----

          The carrying value and fair value of investments at December 31, 1997, by contractual maturity, are shown below:

                                              Carrying             Fair
          (In thousands)                        Value              Value
                                              --------             -----
           Due in one year or less            $ 24,633            $ 24,633
           No stated maturity                  104,979             104,979
                                              --------            --------
                                              $129,612            $129,612
                                              --------            --------
                                              --------            --------

          Interest and dividend income on investments consist of the following:

                                                     Year Ended December 31,
                                              -------------------------------------
         (In thousands)                         1997          1996          1995
                                                ----          ----          ----
         Interest-bearing deposits with banks   $1,593        $  282        $  570
         Federal funds sold                        279           135           506
         U.S. Government and other marketable
            securities held to maturity            213           199           200
         Federal Reserve Bank stock                769           -             -
         Federal Home Loan Bank stock            4,338         3,831         4,814
                                                ------        ------        ------
                                                $7,192        $4,447        $6,090
                                                ------        ------        ------
                                                ------        ------        ------

          Accrued interest receivable on investments totaled $3,000 and $18,000 at December 31, 1997 and 1996, respectively.

          There were no sales of U.S. Government and other marketable securities held to maturity during 1997, 1996 or 1995.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(4)  SECURITIES AVAILABLE FOR SALE

          Securities available for sale consist of the following:

                                                                   At December 31,
                            ----------------------------------------------------------------------------------------------------
(Dollars in thousands)                              1997                                                1996
                              ------------------------------------------------    ------------------------------------------------
                                           Gross           Gross                               Gross            Gross
                              Amortized  Unrealized      Unrealized   Fair        Amortized  Unrealized       Unrealized   Fair
                                 Cost      Gains           Losses     Value          Cost      Gains           Losses    Value
                              ---------- ----------      ---------- ----------    --------- ----------        --------  --------
U.S. Government and other
  marketable securities       $   -        $  -           $    -    $      -       $     32   $  -            $  -      $     32
                              ----------   --------        --------  ----------     --------   -------        --------  --------
Mortgage-backed
  securities:
    FHLMC                        701,195    10,280           (676)     710,799      318,441     2,710          (3,974)   317,177
    FNMA                         466,820     4,083         (1,003)     469,900      539,475     5,906          (3,234)   542,147
    GNMA                          43,079       932            (18)      43,993      112,732     3,766            (110)   116,388
    Private issuer               199,738     1,381           (794)     200,325       23,272        28            (769)    22,531
    Collateralized
      mortgage obligations         1,147      -               (33)       1,114        1,432      -               (121)     1,311
                              ----------   -------        --------  ----------     --------   -------         --------  --------
                               1,411,979    16,676         (2,524)   1,426,131      995,352    12,410          (8,208)   999,554
                              ----------   -------        --------  ----------     --------   -------         --------  --------
                              $1,411,979   $16,676        $(2,524)  $1,426,131     $995,384   $12,410         $(8,208)  $999,586
                              ----------   -------        --------  ----------     --------   -------         --------  --------
                              ----------   -------        --------  ----------     --------   -------         --------  --------

Weighted-average yield                             7.04%                                                7.15%
                                                   -----                                                -----
                                                   -----                                                -----

          Accrued interest receivable on securities available for sale was $9.5 million and $6.5 million at December 31, 1997 and 1996, respectively.

          Proceeds from sales of securities available for sale totaled $476.2 million, $16.6 million and $90.6 million during 1997, 1996 and 1995,
     respectively.   Gross gains of $9.1 million, $102,000 and $442,000 and
     gross losses of $602,000, $16,000 and $594,000 were recognized during 1997, 1996 and 1995, respectively.

          In November 1995, the FASB issued a Special Report entitled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." In conjunction with the issuance of the guide, the FASB provided entities with a one-time opportunity to reassess the classification of their held-to-maturity debt securities without calling into question the entities' intent to hold to maturity their remaining portfolio of such securities. During the 1995 fourth quarter, TCF reassessed the balance sheet classifications of its mortgage-backed securities. As a result, TCF reclassified its remaining $1.2 billion in mortgage-backed securities from "held to maturity" to "available for sale" effective December 31, 1995. This reclassification allowed for increased asset/liability management flexibility.

(5)   LOANS HELD FOR SALE

          Loans held for sale consist of the following:

                                                   At December 31,
                                             ---------------------------
       (In thousands)                           1997             1996
                                                ----             ----
       Residential real estate                $109,519         $ 57,657
       Education                               134,831          145,835
                                              --------         --------
                                               244,350          203,492
       Less:
          Deferred loan costs, net                (407)            (502)
          Unearned discounts, net                  145              125
                                              --------         --------
                                              $244,612         $203,869
                                              --------         --------
                                              --------         --------

          Accrued interest receivable on loans held for sale was $5.5 million and $5.7 million at December 31, 1997 and 1996, respectively.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(6)  LOANS AND LEASES

          Loans and leases consist of the following:

                                                                 At December 31,
                                                           -------------------------
       (In thousands)                                          1997          1996
                                                               ----          ----
       Residential real estate                              $3,619,527    $2,261,237
                                                            ----------    ----------
       Commercial real estate:
          Apartments                                           294,231       336,038
          Other permanent                                      481,759       466,624
          Construction and development                          86,174        58,394
                                                            ----------    ----------
                                                               862,164       861,056
                                                            ----------    ----------
            Total real estate                                4,481,691     3,122,293
                                                            ----------    ----------
       Commercial business                                     239,728       156,712
                                                            ----------    ----------
       Consumer:
          Home equity                                        1,519,644     1,293,871
          Automobile                                           444,903       416,535
          Loans secured by deposits                             10,112         8,230
          Other secured                                         19,955        19,106
          Unsecured                                             44,607        63,324
                                                            ----------    ----------
                                                             2,039,221     1,801,066
                                                            ----------    ----------
       Lease financing:
          Direct financing leases                              344,889       265,161
          Sales-type leases                                     40,592        50,532
          Lease residuals                                       28,789        26,028
                                                            ----------    ----------
                                                               414,270       341,721
                                                            ----------    ----------
                                                             7,174,910     5,421,792
       Less:
          Unearned (premiums) discounts on loans purchased     (11,898)        2,441
          Deferred loan fees, net                                6,842         6,129
          Unearned discounts and finance charges, net           65,029        75,539
          Deferred lease costs                                  (6,264)       (6,705)
          Unearned lease income                                 47,255        46,971
          Unearned lease residual income                         4,758         4,497
                                                            ----------    ----------
                                                            $7,069,188    $5,292,920
                                                            ----------    ----------
                                                            ----------    ----------

          Accrued interest receivable on loans was $39.3 million and $30 million at December 31, 1997 and 1996, respectively.

          At December 31, 1997, the recorded investment in loans that are considered to be impaired was $7.2 million for which the related allowance for loan losses was $1.7 million. All of the impaired loans were on non-accrual status. The average recorded investment in impaired loans during the year ended December 31, 1997 was $13.5 million. For the year ended December 31, 1997, TCF recognized interest income on impaired loans of $417,000, of which $208,000 was recognized using the cash basis method of income recognition.

          At December 31, 1996, the recorded investment in loans that are considered to be impaired was $10.4 million for which the related allowance for loan losses was $2.8 million. The balance of impaired loans on non-accrual status was $8.8 million at December 31, 1996. The average recorded investment in impaired loans during the year ended December 31, 1996 was $22.1 million. For the year ended December 31, 1996, TCF recognized interest income on impaired loans of $926,000, of which $878,000 was recognized using the cash basis method of income recognition.

          At December 31, 1997, 1996 and 1995, loans and leases on non-accrual status totaled $36.8 million, $26.4 million and $44.3 million, respectively. Had the loans and leases performed in accordance with their original terms throughout 1997, TCF would have recorded gross interest income of $4.7 million for these loans and leases. Interest income of $2.9 million has been recorded on these loans and leases for the year ended December 31, 1997.

          Included in loans and leases at December 31, 1997 and 1996, are commercial real estate loans aggregating $1.3 million and $3 million, respectively, with terms that have been modified in troubled debt restructurings. Had the loans performed in accordance with their original terms throughout 1997, TCF would have recorded gross interest income of $197,000 for these loans. Interest income of $135,000 has been recorded on these loans for the year ended December 31, 1997.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     There were no material commitments to lend additional funds to customers whose loans or leases were classified as restructured or non-accrual at December 31, 1997.

          Included in commercial real estate loans at December 31, 1997 and 1996, are $32.2 million and $35.8 million, respectively, of loans to facilitate the sale of real estate accounted for by the installment method. The installment method of accounting was applied because the borrower's initial and continuing investment was not adequate for full accrual profit recognition.

          TCF had 60 consumer finance offices in 16 states as of December 31, 1997. TCF's consumer finance loan portfolio totaled $521.5 million at December 31, 1997, compared with $496.3 million at December 31, 1996. The underwriting criteria for loans originated by TCF's consumer finance offices are generally less stringent than those historically adhered to by TCF and, as a result, these loans have a higher level of credit risk.

          The following table sets forth the geographic locations (based on the location of the office originating or purchasing the loan) of TCF's consumer finance loan portfolio:


                                            At December 31,
                             ---------------------------------------------
                                     1997                    1996
                             --------------------   ----------------------
                               Loan                   Loan
     (Dollars in thousands)   Balance     Percent    Balance       Percent
                              -------     -------    -------       -------
     Illinois                $126,505       24.3%    $132,474        26.7%
     Minnesota                98,701        18.9       99,279        20.0
     Florida                  41,808         8.0       33,458         6.7
     Michigan                 35,955         6.9       23,214         4.7
     Georgia                  35,506         6.8       32,270         6.5
     Wisconsin                31,097         6.0       33,328         6.7
     North Carolina           29,829         5.7       24,137         4.9
     Missouri                 27,258         5.2       26,185         5.3
     Tennessee                19,218         3.7       17,313         3.5
     Ohio                     16,415         3.1       15,503         3.1
     Mississippi              15,676         3.0       15,579         3.1
     Other                    43,561         8.4       43,596         8.8
                            --------       -----     --------       -----
       Total consumer
         finance loans      $521,529       100.0%    $496,336       100.0%
                            --------       -----     --------       -----
                            --------       -----     --------       -----

          Future minimum lease payments for direct financing and sales-type leases as of December 31, 1997 are as follows:


                  Payments to          Payments to be
                  be Received         Received by Other
(In thousands)      by TCF          Financial Institutions     Total
                  -----------       ----------------------    --------
1998               $ 36,161               $110,764            $146,925
1999                 32,970                 78,909             111,879
2000                 19,318                 42,604              61,922
2001                  8,370                 21,338              29,708
2002                  3,309                  4,041               7,350
                   --------               --------            --------
                   $100,128               $257,656            $357,784
                   --------               --------            --------
                   --------               --------            --------

          At December 31, 1997, 1996 and 1995, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $4.4 billion, $4.5 billion and $4.5 billion, respectively. During 1997 and 1995, TCF sold servicing rights on $144.7 million and $146.3 million of loans serviced for others at net gains of $1.6 million and $1.5 million, respectively. There were no sales of servicing rights on loans serviced for others during 1996.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

 (7) ALLOWANCE FOR LOAN AND LEASE LOSSES AND INDUSTRIAL REVENUE BOND RESERVES

          Following is a summary of the allowance for loan and lease losses, industrial revenue bond reserves and selected statistics:


                                       Allowance      Industrial
                                        for Loan       Revenue
                                       and Lease         Bond
     (In thousands)                     Losses         Reserves        Total
                                       ---------      -----------      -----
     Balance, December 31, 1994         $ 56,343        $2,759      $ 59,102
        Provision for losses              16,973          (919)       16,054
        Charge-offs                      (15,017)         (158)      (15,175)
        Recoveries                         7,991           278         8,269
                                        --------        ------      --------
           Net charge-offs                (7,026)          120        (6,906)
                                        --------        ------      --------
     Balance, December 31, 1995           66,290         1,960        68,250
        Provision for losses              21,446          (200)       21,246
        Charge-offs                      (24,294)         (100)      (24,394)
        Recoveries                         8,423            -          8,423
                                        --------        ------      --------
           Net charge-offs               (15,871)         (100)      (15,971)
                                        --------        ------      --------
     Balance, December 31, 1996           71,865         1,660        73,525
        Acquired balance                  10,592            -         10,592
        Provision for losses              17,995          (200)       17,795
        Charge-offs                      (26,813)           -        (26,813)
        Recoveries                         8,944            -          8,944
                                        --------        ------      --------
           Net charge-offs               (17,869)           -        (17,869)
                                        --------        ------      --------
     Balance, December 31, 1997         $ 82,583        $1,460      $ 84,043
                                        --------        ------      --------
                                        --------        ------      --------


                                                Year Ended December 31,
                                            --------------------------------
                                            1997          1996          1995
                                            ----          ----          ----
     Ratio of net loan and lease
        charge-offs to average loans
        and leases outstanding (1)           .30%          .29%          .13%
     Allowance for loan and lease
        losses as a percentage of gross
        loan and lease balances at
        year-end (1)                        1.15          1.33          1.18

---------------------------------------------
     (1)  Excluding loans held for sale.

          TCF guarantees certain industrial development and housing revenue bonds issued by municipalities to finance commercial and multi-family real estate owned by third parties. The balance of such financial guarantees totaled $11.8 million and $12.2 million at December 31, 1997 and 1996, respectively. The provision for credit losses on industrial revenue bond financial guarantees reflects a reduction in the balance of the financial guarantees. Management has considered these guarantees in its review of the adequacy of the industrial revenue bond reserves, which are included in accrued expenses and other liabilities in the Consolidated Statements of Financial Condition.

                 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(8)  PREMISES AND EQUIPMENT

          Premises and equipment are summarized as follows:

                                                            At December 31,
                                                        ----------------------
   (In thousands)                                         1997          1996
                                                        --------      --------

   Land                                                 $ 32,664      $ 25,876
   Office buildings                                      131,720       100,940
   Leasehold improvements                                 23,266        18,345
   Furniture and equipment                               128,845       108,073
                                                        --------      --------
                                                         316,495       253,234
   Less accumulated depreciation and amortization        150,705       123,449
                                                        --------      --------
                                                        $165,790      $129,785
                                                        --------      --------
                                                        --------      --------

          TCF leases certain premises and equipment under operating leases. Net lease expense was $15 million, $14.7 million and $13.9 million in 1997, 1996 and 1995, respectively.

          At December 31, 1997, the total annual minimum lease commitments for operating leases were as follows:


                        (In thousands)
                        ------------------------------

                        1998                   $13,741
                        1999                    11,575
                        2000                     9,426
                        2001                     6,258
                        2002                     5,227
                        Thereafter              20,558
                                               -------
                                               $66,785
                                               -------
                                               -------

(9)  OTHER REAL ESTATE OWNED

     Other real estate owned is summarized as follows:

                                                            At December 31,
                                                         ---------------------
   (In thousands)                                          1997         1996
                                                         -------       -------

   Real estate held for development                      $  -          $   213
   Real estate in judgment, subject to redemption          9,760        10,862
   Real estate acquired through foreclosure                8,593         4,696
                                                         -------       -------
                                                         $18,353       $15,771
                                                         -------       -------
                                                         -------       -------

(10) MORTGAGE SERVICING RIGHTS

          Mortgage servicing rights, net of valuation allowance, are summarized as follows:

                                              Year Ended December 31,
                                       ------------------------------------
     (In thousands)                      1997         1996            1995
                                       -------       -------        -------

   Balance at beginning of year, net   $17,360       $16,286        $12,247
      Acquired balance                   2,177          -              -
      Mortgage servicing rights
        capitalized                      5,229         5,822          7,904
      Amortization                      (4,753)       (4,648)        (3,805)
      Sale of servicing                   (401)         -               (60)
      Valuation adjustments due to
         accelerated prepayments          (100)         (100)          -
                                       -------       -------        -------
   Balance at end of year, net         $19,512       $17,360        $16,286
                                       -------       -------        -------
                                       -------       -------        -------

          The valuation allowance for mortgage servicing rights is summarized as follows:


                                               Year Ended December 31,
                                         ----------------------------------
   (In thousands)                         1997          1996          1995
                                         ------        ------        ------

   Balance at beginning of year          $1,494        $1,394        $1,394
      Provisions                            100           100           -
      Charge-offs                           -             -             -
                                         ------        ------        ------
   Balance at end of year                $1,594        $1,494        $1,394
                                         ------        ------        ------
                                         ------        ------        ------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(11) DEPOSITS

          Deposits are summarized as follows:

                                                         At December 31,
                                ------------------------------------------------------------------
                                             1997                               1996
                                -------------------------------    -------------------------------
                                Weighted-                          Weighted-
                                 Average                  % of      Average                  % of
   (Dollars in thousands)          Rate      Amount       Total       Rate        Amount     Total
                                ---------    ------       -----    ---------      ------     -----

   Checking:
      Non-interest bearing        0.00%    $  840,714      12.2%     0.00%     $  694,824     14.0%
      Interest bearing            1.05        627,943       9.1      1.04         517,947     10.4
                                           ----------     -----                ----------    -----
                                   .45      1,468,657      21.3       .45       1,212,771     24.4
                                           ----------     -----                ----------    -----
   Passbook and statement         2.04      1,134,678      16.4      1.75         783,026     15.7
   Money market                   3.07        698,312      10.1      3.10         631,922     12.7
   Certificates:
      6 months and less           3.79        214,775       3.1      4.47         183,989      3.7
      over 6 to 18 months         5.06      2,009,114      29.1      5.16       1,076,951     21.6
      over 18 to 30 months        5.53        400,588       5.8      5.66         380,479      7.6
      over 30 months              5.56        477,252       6.9      5.75         436,233      8.8
      $100,000 minimum            5.25        503,934       7.3      5.46         272,259      5.5
                                           ----------     -----                ----------    -----
                                  5.13      3,605,663      52.2      5.33       2,349,911     47.2
                                           ----------     -----                ----------    -----
                                  3.42     $6,907,310     100.0%     3.29      $4,977,630    100.0%
                                           ----------     -----                ----------    -----
                                           ----------     -----                ----------    -----

          Certificates had the following remaining maturities:


(Dollars in                                                        At December 31,
                       --------------------------------------------------------------------------------------------------------
millions)                                    1997                                                   1996
                       -------------------------------------------------     --------------------------------------------------
                                                               Weighted-                                              Weighted-
                       $100,000                                 Average      $100,000                                  Average
Maturity                Minimum        Other         Total        Rate        Minimum          Other        Total        Rate
--------               --------     --------      --------     ---------     --------       --------     --------     ---------

0-3 months               $279.0     $  834.0      $1,113.0        4.98%        $149.5       $  505.9     $  655.4        5.17%
4-6 months                 89.6        812.4         902.0        4.99           31.7          420.4        452.1        5.16
7-12 months                79.0        838.0         917.0        5.16           35.0          508.3        543.3        5.28
13-24 months               30.3        370.6         400.9        5.46           34.2          430.4        464.6        5.53
25-36 months               14.5        163.4         177.9        5.54            9.9          120.4        130.3        5.68
37-48 months                9.2         59.7          68.9        5.78            4.0           44.0         48.0        5.87
49-60 months                2.2         16.6          18.8        5.19            7.0           36.0         43.0        6.33
Over 60 months               .1          7.1           7.2        5.40            1.0           12.2         13.2        5.63
                         ------     --------      --------                     ------       --------     --------
                         $503.9     $3,101.8      $3,605.7        5.13         $272.3       $2,077.6     $2,349.9        5.33
                         ------     --------      --------                     ------       --------     --------
                         ------     --------      --------                     ------       --------     --------

      Interest expense on deposits is summarized as follows:


                                              Year Ended December 31,
                                        ------------------------------------
     (In thousands)                       1997          1996          1995
                                        --------      --------      --------

     Checking                           $  6,133      $  5,571      $  6,606
     Passbook and statement               17,653        14,389        18,507
     Money market                         20,533        19,256        21,878
     Certificates                        151,693       132,861       147,086
                                        --------      --------      --------
                                         196,012       172,077       194,077
     Less early withdrawal penalties         830           702           833
                                        --------      --------      --------
                                        $195,182      $171,375      $193,244
                                        --------      --------      --------
                                        --------      --------      --------

          Accrued interest on deposits totaled $15.4 million and $11.3 million at December 31, 1997 and 1996, respectively.

          Mortgage-backed securities aggregating $61.6 million were pledged as collateral to secure certain deposits at December 31, 1997.

          At December 31, 1997, TCF was required by Federal Reserve Board regulations to maintain reserve balances of approximately $116.8 million in cash on hand or at various Federal Reserve Banks.

                 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(12) BORROWINGS

     Borrowings consist of the following:

                                                                      At December 31,
                                                   ----------------------------------------------------
      (Dollars in thousands)                                 1997                        1996
                                                   ------------------------    ------------------------
                                                                   Weighted                    Weighted
                                       Year of                      Average                     Average
                                       Maturity      Amount          Rate        Amount          Rate
                                       --------      ------        --------      ------        --------
      Securities sold under
      repurchase agreements and
      federal funds purchased:

         Securities sold under
            repurchase agreements        1997      $    -             -  %     $  225,732        5.88%
                                         1998         112,244        5.99          68,000        6.18
                                                   ----------                  ----------
                                                      112,244        5.99         293,732        5.95
         Federal funds purchased         1998             200        6.84            -            -
                                                   ----------                  ----------
                                                      112,444        5.99         293,732        5.95
                                                   ----------                  ----------
   Federal Home Loan Bank
      advances                           1997            -             -          766,514        5.51
                                         1998         522,300        5.93         310,300        5.88
                                         1999         469,245        5.97          41,000        5.98
                                         2000         297,758        6.16           8,074        7.24
                                         2001          25,132        6.09          15,000        6.97
                                         2003          25,000        5.78             -            -
                                         2008             143        6.15             152        6.17
                                                   ----------                  ----------
                                                    1,339,578        6.00       1,141,040        5.66
                                                   ----------                  ----------
   Discounted lease rentals              1997            -             -           78,885        9.22
                                         1998          95,142        8.57          58,406        8.70
                                         1999          70,438        8.56          31,789        8.82
                                         2000          38,922        8.55          13,883        8.90
                                         2001          20,151        8.59           2,641        9.05
                                         2002           3,943        8.43             -            -
                                                   ----------                  ----------
                                                      228,596        8.56         185,604         8.96
                                                   ----------                  ----------
   Subordinated debt:
      Convertible subordinated
         debentures                      1997            -             -            7,149         7.25
      Senior subordinated
         debentures                      2003          28,750        9.50          28,750         9.50
      Senior subordinated
         debentures                      2006           6,248       18.00           6,248        18.00
                                                   ----------                  ----------
                                                       34,998       11.02          42,147        10.38
                                                   ----------                  ----------
   Collateralized obligations:
      Collateralized notes               1997            -             -           37,500         5.94
         Less unamortized
            discount                                     -             -               28          -
                                                   ----------                  ----------
                                                         -             -           37,472         5.94
                                                   ----------                  ----------
   Collateralized mortgage
         obligations                     2008             894        6.50           1,555         6.50
                                         2010           1,720        5.90           1,622         5.90
                                                   ----------                  ----------
                                                        2,614        6.11           3,177         6.19
         Less unamortized
            discount                                       75          -              144          -
                                                   ----------                  ----------
                                                        2,539        6.26           3,033         6.44
                                                   ----------                  ----------
                                                        2,539        6.26          40,505         5.98
                                                   ----------                  ----------
   Other borrowings:
      Treasury, tax and
         loan note                       1997            -             -            5,131         5.21
                                         1998           8,997        5.26             -            -
      Other                              1997            -             -               13         7.60
                                                   ----------                  ----------
                                                        8,997        5.26           5,144         5.21
                                                   ----------                  ----------
                                                   $1,727,152        6.43      $1,708,172         6.19
                                                   ----------                  ----------
                                                   ----------                  ----------

                 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

          At December 31, 1997, borrowings with a contractual maturity of one year or less consisted of the following:

                                                                       Weighted-
                                                                        Average
   (Dollars in thousands)                                Amount           Rate
                                                        --------       ---------

   Securities sold under repurchase
      agreements and federal funds purchased            $112,444          5.99%
   Federal Home Loan Bank advances                       522,300          5.93
   Discounted lease rentals                               95,142          8.57
   Treasury, tax and loan note                             8,997          5.26
                                                        --------
                                                        $738,883          6.27
                                                        --------
                                                        --------

          Accrued interest on borrowings totaled $8.1 million and $9.4 million at December 31, 1997 and 1996, respectively.

          At December 31, 1997, securities sold under repurchase agreements were collateralized by mortgage-backed securities and had the following maturities:

                               Repurchase Borrowing     Collateral Securities
                               --------------------    -----------------------
                                           Interest     Carrying      Market
   (Dollars in thousands)        Amount      Rate        Amount (1)   Value (1)
                                 ------    --------     --------      ------
   Maturity:
     January 1998               $ 44,244     5.70%      $ 45,895     $ 45,895
     August 1998                  68,000      6.18        73,815       73,815
                                --------                --------     --------
                                $112,244      5.99      $119,710     $119,710
                                --------                --------     --------
                                --------                --------     --------

   ------------------------------
   (1) Includes accrued interest.

          The securities underlying the repurchase agreements are book entry securities. During the period, book entry securities were delivered by appropriate entry into the counterparties' accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 1997, all of the securities sold under repurchase agreements provided for the repurchase of identical securities. Securities sold under repurchase agreements averaged $341.1 million and $498.4 million during 1997 and 1996, respectively, and the maximum amount outstanding at any month-end during 1997 and 1996 was $469.7 million and $647.7 million, respectively.

          Great Lakes prepaid $112.3 million of FHLB advances at a pretax loss of $1.5 million during 1995. This amount, net of a $578,000 income tax benefit, was recorded as an extraordinary item in the Consolidated Statements of Operations.

          During 1997, TCF redeemed the convertible subordinated debentures (the "Debentures") at par plus accrued and unpaid interest to the date of redemption. The Debentures were convertible into TCF common stock at a conversion price of $8.52 per share. TCF issued approximately 839,000 shares of common stock in connection with the conversion of the remaining $7.1 million of Debentures.

          The $28.8 million of senior subordinated debentures mature in July 2003. These debentures will be redeemable at par plus accrued interest to the date of redemption beginning July 1, 2001. The $6.2 million of 18% Senior Subordinated Debentures due 2006 (the "Senior Debentures") will be redeemable at par beginning March 1, 1998. TCF intends to exercise its right of redemption on the Senior Debentures in 1998.

          At December 31, 1997, mortgage-backed securities collateralizing TCF's collateralized mortgage obligations had a market value of $2.5 million.

          TCF has a $100 million bank line of credit which is unsecured and contains certain covenants common to such agreements with which TCF is in compliance. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate and term for the line of credit. The line of credit expires in October 1998.

          FHLB advances are collateralized by FHLB stock and residential real estate loans with an aggregate carrying value of $2.1 billion at December 31, 1997.

          Interest expense on borrowings is summarized as follows:

                                                  Year Ended December 31,
                                              -------------------------------
   (In thousands)                             1997          1996         1995
                                              ----          ----         ----

   FHLB advances                             $48,142       $37,277     $ 50,729
   Securities sold under repurchase
      agreements and federal funds purchased  19,892        28,597       36,095
   Discounted lease rentals                   18,430        14,906       13,614
   Subordinated debt                           3,581         2,564        4,986
   Collateralized obligations                  2,439         2,586        2,880
   Other borrowings                            1,352         1,011          558
                                             -------       -------     --------
                                             $93,836       $86,941     $108,862
                                             -------       -------     --------
                                             -------       -------     --------

                 TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(13)  INCOME TAXES

      Income tax expense (benefit) consists of:

   (In thousands)                       Current      Deferred        Total
                                        -------      --------        -----

   Year ended December 31, 1997:
      Federal                           $77,465        $1,395       $78,860
      State                              16,464           522        16,986
                                        -------        ------       -------
                                        $93,929        $1,917       $95,846
                                        -------        ------       -------
                                        -------        ------       -------

   Year ended December 31, 1996:
      Federal                           $49,446        $  934       $50,380
      State                              11,300          (649)       10,651
                                        -------        ------       -------
                                        $60,746        $  285       $61,031
                                        -------        ------       -------
                                        -------        ------       -------

   Year ended December 31, 1995:
      Federal                           $33,930        $4,997       $38,927
      State                               5,613           942         6,555
                                        -------        ------       -------
                                        $39,543        $5,939       $45,482
                                        -------        ------       -------
                                        -------        ------       -------

               Total income tax expense of $95.8 million, $61 million and $45.5 million for the years ended December 31, 1997, 1996 and 1995, respectively, did not include tax benefits specifically allocated to stockholders' equity. The tax benefit allocated to additional paid-in capital for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes totaled $2.3 million, $2.5 million and $2.1 million for the years ended December 31, 1997, 1996 and 1995, respectively.

               At December 31, 1997, TCF has net operating loss ("NOL") carryforwards for federal income tax purposes of $3.8 million, which are available to offset future federal taxable income through 2008, as a result of the acquisition of BOC. The realization of the NOLs is subject to certain Internal Revenue Code ("IRC") limitations. In addition, TCF has certain alternative minimum tax ("AMT") credit carryforwards of approximately $1 million, which are available to reduce future federal income taxes over an indefinite period as a result of the acquisitions of BOC and Winthrop. The realization of the AMT credits is subject to certain IRC limitations. TCF has, in its judgment, made certain reasonable assumptions relating to the realizability of the deferred tax assets.
     Based upon these assumptions, the Company has determined that no valuation allowance is required with respect to the deferred tax assets.


          Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense and extraordinary item as a result of the following:


                                                       Year Ended December 31,
                                                 -----------------------------------
     (In thousands)                                1997         1996          1995
                                                 -------       -------       -------
     Computed income tax expense                 $84,317       $56,493       $41,541

     Increase (reduction) in income tax
       expense resulting from:

        ESOP dividend deduction                     (792)         (649)         (553)

        Amortization of goodwill                   1,287           562           648

        State income tax, net of
          federal income tax benefit              11,041         6,980         4,319

        Other, net                                    (7)       (2,355)         (473)
                                                 -------       -------       -------
                                                 $95,846       $61,031       $45,482
                                                 -------       -------       -------
                                                 -------       -------       -------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

          The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                                                At December 31,
                                                           -----------------------
     (In thousands)                                           1997         1996
                                                              ----         ----
     Deferred tax assets:
        Allowance for loan and lease losses                 $24,434       $22,014
        Discounts on loans arising from acquisitions            -             825
        Pension and other compensation plans                  9,117         4,444
        Insurance premiums                                    3,750         2,832
        Net operating loss carryforward                       1,326           -
        Alternative minimum tax credit carryforward             992         3,225
        Other                                                 1,044           993
                                                            -------       -------
          Total deferred tax assets                          40,663        34,333
                                                            -------       -------
     Deferred tax liabilities:
        Securities available for sale                         5,596         1,826
        FHLB stock                                            4,711         4,027
        Loan basis differences                                1,536         2,166
        Premises and equipment                                2,632         3,379
        Loan fees and discounts                               6,715         6,314
        Mortgage servicing rights                             3,926         2,546
        Lease financing                                      29,305        23,620
        Intangible assets                                     2,316           -
        Other                                                    -            370
                                                            -------       -------
          Total deferred tax liabilities                     56,737        44,248
                                                            -------       -------
            Net deferred tax liabilities                    $16,074       $ 9,915
                                                            -------       -------
                                                            -------       -------

(14) STOCKHOLDERS' EQUITY

     RESTRICTED RETAINED EARNINGS

          In general, TCF's subsidiary banks may not declare or pay a dividend to TCF in excess of 100% of their net profits for that year combined with their retained net profits for the preceding two calendar years without prior approval of the Office of the Comptroller of the Currency ("OCC"). Based on their retained net profits as of December 31, 1997, TCF's subsidiary banks currently would be permitted to make additional capital distributions under OCC regulations of approximately $33.3 million. Additional limitations on dividends declared or paid on, or repurchases of, TCF's subsidiary banks' capital stock are tied to the national banks' level of compliance with their regulatory capital requirements.

          Undistributed earnings at December 31, 1997 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates. In August 1996, federal legislation was enacted which repealed the favorable bad debt method for savings and loan associations. Subsequent to this repeal, TCF continues to be subject to this potential tax liability to the extent payments or distributions of these appropriated earnings occur.

     SHAREHOLDER RIGHTS PLAN

          TCF's preferred share purchase rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF's common stock. This triggering percentage may be reduced to no less than 10% by TCF's Board of Directors (the "Board") under certain circumstances. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $90 per share. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF's common stock or shares in an "acquiring entity" at half of the market value. The Board is generally entitled to redeem the rights at 1 cent per right at any time before they become exercisable. The rights will expire on June 9, 1999, if not previously redeemed or exercised.

     STOCK SPLIT

          On October 20, 1997, the Board declared a two-for-one stock split in the form of a 100% common stock dividend payable November 28, 1997 to stockholders of record as of November 7, 1997. The stock split increased TCF's outstanding common shares from 46.4 million to 92.8 million shares. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES stock the par value of the additional shares arising from the stock split. In addition, all references in the Consolidated Financial Statements and Notes thereto to number of shares, per-share amounts, stock option data and market prices of the Company's common stock have been restated giving retroactive recognition to the stock split.

     STOCK OFFERING

          On June 3, 1997, TCF completed a public offering of 1,400,000 shares of its common stock at a price of $21.6875 per share. The purpose of the offering was to meet one of the criteria for TCF's merger with Winthrop to be accounted for as a pooling of interests. The net proceeds of $29.3 million were used as a portion of the cash consideration paid in connection with the acquisition of Standard.

     TREASURY STOCK

          On December 19, 1995, the Board authorized the repurchase of up to 5% of TCF common stock, or 3.6 million shares. On January 20, 1997, the Board authorized the repurchase of up to 5% of TCF common stock, or 3.5 million shares. On February 25, 1997, the Board formally rescinded TCF's common stock repurchase program in connection with the Company's merger with Winthrop. On January 19, 1998, the Board authorized the repurchase of up to 5% of TCF common stock, or 4.6 million shares. TCF purchased 1,295,800, 2,380,136 and 64,800 shares of common stock during the years ended December 31, 1997, 1996 and 1995, respectively.

     PREFERRED STOCK

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

(15) REGULATORY CAPITAL REQUIREMENTS

          TCF is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the federal banking agencies, that, if undertaken, could have a direct material effect on TCF's financial statements. Under capital adequacy guidelines and the regulatory framework for "prompt corrective action," TCF must meet specific capital guidelines that involve quantitative measures of the Company's assets, stockholders' equity, and certain off-balance-sheet items as calculated under regulatory accounting practices. The following table sets forth the Tier 1 leverage, Tier 1 risk-based and total risk-based capital levels, and applicable percentages of adjusted assets, together with the excess over the minimum capital requirements for TCF at December 31, 1997 and 1996:


                                                    At December 31,
                                     ----------------------------------------------
                                              1997                   1996
                                     -----------------------  ---------------------
     (Dollars in thousands)            Amount     Percentage   Amount    Percentage
                                       ------     ----------   ------    ----------
     Tier 1 leverage capital          $752,091        7.80%   $601,726       8.56%
     Tier 1 leverage capital
        requirement                    289,132        3.00     210,772       3.00
                                      --------       -----    --------      -----
          Excess                      $462,959        4.80%   $390,954       5.56%
                                      --------       -----    --------      -----
                                      --------       -----    --------      -----

     Tier 1 risk-based capital        $752,091       11.97%   $601,726      12.54%
     Tier 1 risk-based capital
        requirement                    251,273        4.00     191,917       4.00
                                      --------       -----    --------      -----
           Excess                     $500,818       7.97%    $409,809       8.54%
                                      --------       -----    --------      -----
                                      --------       -----    --------      -----

     Total risk-based capital         $830,639      13.22%    $675,229      14.07%
     Total risk-based capital
        requirement                    502,547        8.00     383,834       8.00
                                      --------       -----    --------      -----
           Excess                     $328,092        5.22%   $291,395       6.07%
                                      --------       -----    --------      -----
                                      --------       -----    --------      -----


          At December 31, 1997, TCF exceeded its regulatory capital requirements and believes it would be considered "well-capitalized" under guidelines established by the Federal Reserve Board. At December 31, 1997, TCF's bank subsidiaries exceeded their regulatory capital requirements and believe they would be considered "well-capitalized" under guidelines established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

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

          Unless noted otherwise, TCF does not require collateral or other security to support financial instruments with credit risk. The contract or notional amounts of these financial instruments are as follows:

                                                           At December 31,
                                                      ------------------------
     (In thousands)                                       1997        1996
                                                          ----        ----
     Financial instruments whose contract amounts
       represent credit risk:

         Commitments to extend credit                 $1,230,727    $1,058,890
         Standby letters of credit                        30,678        24,055
         Financial guarantees written                     11,830        12,165
         Loans sold with recourse                         16,696        23,311

     Financial instruments whose credit risk is
       less than the notional or contract amount:
         VA loans serviced with partial recourse         335,850       383,806
         Forward mortgage loan sales commitments          81,575        91,132


     COMMITMENTS TO EXTEND CREDIT

          As part of its normal business operations, and in order to meet the ongoing credit needs of its customers, TCF has outstanding at any time a significant number of commitments to extend credit. Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. These commitments take the form of mortgage loan applications, approved loans, commercial business and consumer credit line products and lease applications. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. TCF evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by TCF upon extension of credit, is based on management's credit evaluation of the borrower. Collateral predominantly consists of residential and commercial real estate and personal property. Included in the total commitments to extend credit at December 31, 1997 were mortgage loan commitments and loans in process aggregating $908.8 million, including commercial and residential construction and development commitments totaling $84.4 million. Of the total mortgage loan commitments and loans in process at December 31, 1997, $221.4 million were for fixed-rate loans. Also included in the total commitments to extend credit at December 31, 1997 were various consumer credit line products aggregating $537.7 million, of which $46 million were unsecured and $483.9 million were mortgage loan commitments.

     STANDBY LETTERS OF CREDIT

          Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit are primarily issued to support public and private borrowing arrangements including bond financing, and expire in various years through the year 2005. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in making commercial loans to customers. The amount of collateral TCF obtains to support

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES standby letters of credit is based on management's credit evaluation of the borrower. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. TCF's commitments to the beneficiaries under its outstanding standby letters of credit at December 31, 1997 were collateralized by $24.3 million of TCF's mortgage-backed securities.

     FINANCIAL GUARANTEES WRITTEN

          Financial guarantees written represent agreements whereby, for a fee, certain of TCF's mortgage-backed securities are pledged as collateral for Housing Revenue Bonds and Industrial Development Revenue Bonds which were issued by municipalities to finance commercial and multi-family real estate owned by third parties. In the event the third-party borrowers default on principal or interest payments on the bonds, TCF is required to either pay the amount in default or acquire the then outstanding bonds. TCF may foreclose on the underlying real estate to recover amounts in default. At December 31, 1997, the financial guarantees totaled $11.8 million and mortgage-backed securities aggregating approximately $22.1 million were held by the trustees as collateral for these financial guarantees. Further, in order to protect TCF's ability to recover losses in the event of default by the third-party borrowers, TCF may also be required to pay real estate taxes and other liabilities of the underlying collateral. The collateral agreements expire on various dates from 2004 through 2011.

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

     FORWARD MORTGAGE LOAN SALES COMMITMENTS

          As part of its residential mortgage banking operation, TCF enters into forward mortgage loan sales commitments in order to manage the market exposure on its residential loans held for sale and its commitments to extend credit for residential loans. Because gains or losses to be realized on the sale of residential loans held for sale are dependent on interest rates, forward mortgage loan sales commitments are used to reduce the impact of changes in interest rates on TCF's mortgage banking operation. Forward mortgage loan sales commitments are contracts for the delivery of mortgage loans or pools of loans in which TCF agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from movements in mortgage loan values and interest rates. Included in the total at December 31, 1997 and 1996 were $15 million and $14 million, respectively, of standby forward mortgage loan sales commitments for which TCF has the option to deliver the mortgage loans. Premiums paid for standby forward mortgage loan sales commitments are amortized to gain on sale of loans held for sale over the terms of the agreements. The fair value of the forward mortgage loan sales commitments is not recognized in the financial statements.

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

          Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, TCF has established customer relationships that contribute significant fee income annually. These customer relationships are not considered financial instruments, and their values have not been incorporated into the fair value estimates. Certain financial instruments, including lease financings and discounted lease rentals, and all non-financial instruments are excluded from fair value of financial instrument disclosure requirements. In addition, the tax effects of unrealized gains and losses have not been considered in the estimates, nor have costs necessary to execute a sale been considered. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of TCF, or the value TCF would realize in a negotiated sale of these instruments.

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

     The estimated fair values of TCF's financial instruments are set forth in the following table and explained below:


                                                                               At December 31,
                                                         --------------------------------------------------------
(In thousands)                                                       1997                          1996
                                                         --------------------------    --------------------------
                                                                         Estimated                     Estimated
                                                            Carrying       Fair          Carrying        Fair
                                                             Amount        Value          Amount         Value
                                                          -----------    ---------     ------------    -----------
Financial instrument assets:
   Cash and due from banks                                $  297,010     $  297,010     $  236,446     $  236,446
   Investments                                               129,612        129,612        456,195        456,195
   Securities available for sale                           1,426,131      1,426,131        999,586        999,586
   Residential loans held for sale (1)                       109,315        110,415         57,566         58,276
   Education loans held for sale (1)                         135,297        137,926        146,303        149,448
   Loans: (1)
      Residential real estate                              3,623,845      3,686,635      2,252,311      2,274,098
      Commercial real estate                                 859,916        866,851        858,224        862,244
      Commercial business                                    240,207        239,611        157,057        153,499
      Consumer (2)                                         1,976,699      2,159,218      1,725,635      1,946,955
      Allowance for loan losses (3)                          (79,166)          -           (70,749)          -
                                                          ----------     ----------     ----------     ----------
                                                           6,621,501      6,952,315      4,922,478      5,236,796
   Due from brokers                                          126,662        126,662            -              -
   Accrued interest receivable                                54,336         54,336         42,173         42,173
                                                          ----------     ----------     ----------     ----------
      Total financial instrument assets                   $8,899,864     $9,234,407     $6,860,747     $7,178,920
                                                          ----------     ----------     ----------     ----------
                                                          ----------     ----------     ----------     ----------

Financial instrument liabilities:
   Deposits with no stated maturity                       $3,301,647     $3,301,647     $2,627,719     $2,627,719
   Certificates of deposit                                 3,605,663      3,637,981      2,349,911      2,379,526
   Securities sold under repurchase
     agreements and federal funds purchased                  112,444        112,535        293,732        293,823
   Federal Home Loan Bank advances                         1,339,578      1,337,014      1,141,040      1,140,394
   Subordinated debt                                          34,998         36,270         42,147         53,807
   Collateralized obligations                                  2,539          2,611         40,505         40,566
   Other borrowings                                            8,997          8,997          5,144          5,144
   Accrued interest payable                                   23,510         23,510         20,666         20,666
                                                          ----------     ----------     ----------     ----------
      Total financial instrument liabilities              $8,429,376     $8,460,565     $6,520,864     $6,561,645
                                                          ----------     ----------     ----------     ----------
                                                          ----------     ----------     ----------     ----------
Financial instruments with off-balance-sheet risk: (4)
   Commitments to extend credit                           $    3,463     $     (209)    $    4,860     $     (978)
   Standby letters of credit                                     (17)           (58)           (56)           (67)
   Forward mortgage loan sales commitments                        56           (326)            53            154
   Financial guarantees written                               (1,662)        (1,662)        (1,778)        (1,778)
                                                          ----------     ----------     ----------     ----------
      Total off-balance-sheet financial instruments       $    1,840     $   (2,255)    $    3,079     $   (2,669)
                                                          ----------     ----------     ----------     ----------
                                                          ----------     ----------     ----------     ----------

------------------------------
(1)  Net of unearned discounts, premiums and deferred fees.
(2) Excludes lease receivables not subject to fair value disclosure of $927,000 and $2.7 million at December 31, 1997 and 1996, respectively.
(3)  Excludes the allowance for lease losses.
(4)  Positive amounts represent assets, negative amounts represent liabilities.


     CASH AND DUE FROM BANKS

          The carrying amount of cash and due from banks approximates its fair value.

     INVESTMENTS

          The carrying amounts of short-term investments approximate their fair values since they mature in 90 days or less and do not present unanticipated credit concerns. The fair values of U.S. Government and other marketable securities held to maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amounts of FHLB stock and FRB stock approximate their fair values.

     SECURITIES AVAILABLE FOR SALE

          The fair values of U.S. Government and other marketable securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The fair values of mortgage-backed securities available for sale are based on quoted market prices.

               TCF FINANCIAL CORPORATION AND SUBSIDIARIES

     LOANS HELD FOR SALE

          The fair value of residential mortgage loans held for sale is estimated based on quoted market prices. The fair value of education loans held for sale is estimated based on an existing forward sale agreement TCF has with the Student Loan Marketing Association, or on sales of comparable loans.

          The estimated fair value of capitalized mortgage servicing rights totaled $32.2 million at December 31, 1997, compared with a carrying amount of $19.5 million. The estimated fair value of capitalized mortgage servicing rights is based on estimated cash flows discounted using rates commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

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

     DEPOSITS

          The fair value of deposits with no stated maturity, such as checking, passbook and statement, and money market accounts, is deemed equal to the amount payable on demand. The fair value of certificates is estimated based on discounted cash flow analyses using interest rates offered by TCF at December 31, 1997 and 1996 for certificates of similar remaining maturities.

          The fair value estimates do not include the benefit that results from the lower-cost funding provided by deposits compared with the cost of wholesale borrowings. That benefit is commonly referred to as a deposit base intangible.

     BORROWINGS

          The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF's long-term borrowings are estimated based on quoted market prices or discounted cash flow analyses using interest rates offered at December 31, 1997 and 1996 for borrowings of similar remaining maturities.

     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

          In addition to the financial instruments with off-balance-sheet risk noted above, TCF had $16.7 million and $23.3 million of loans sold with recourse and serviced $335.9 million and $383.8 million of VA loans with partial recourse at December 31, 1997 and 1996, respectively. TCF has not incurred, and does not anticipate, significant losses as a result of the recourse provisions associated with these financial instruments. As a result, the carrying amounts and related estimated fair values of these financial instruments were not material at December 31, 1997 and 1996.

               TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(18) STOCK OPTION AND INCENTIVE PLAN

          The TCF Financial 1995 Incentive Stock Program (the "Program") was adopted to enable TCF to attract and retain key personnel. Under the program, no more than 5% of the shares of TCF common stock outstanding on the date of initial shareholder approval may be awarded. Options generally become exercisable over a period of one to 10 years from the date of the grant and expire after 10 years. All outstanding options have a fixed exercise price equal to the market price of TCF common stock on the date of grant. Restricted stock granted in 1997 generally vests within five years, but may be subject to a delayed vesting schedule if certain return on equity goals are not met. Other restricted stock grants generally vest over periods from three to eight years.

          As disclosed in Note 1, TCF has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option and restricted stock grants. Accordingly, no compensation expense has been recognized for TCF's stock option grants. Compensation expense for restricted stock under APB Opinion No. 25 is recorded over the vesting periods, and totaled $8.3 million, $7.9 million and $6.3 million in 1997, 1996 and 1995, respectively.

          Had compensation expense been determined based on the fair value at the grant dates for awards under the Program consistent with the method of SFAS No. 123, TCF's pro forma net income and earnings per common share would have been as follows:

                                             Year Ended December 31,
                                      ------------------------------------
     (In thousands,
     except per-share data)               1997           1996         1995
                                      --------      ---------     ---------

   Net income:
      As reported                     $145,061       $100,377      $72,244
                                      --------      ---------     ---------
                                      --------      ---------     ---------
      Pro forma                       $146,155       $100,553      $72,328
                                      --------      ---------     ---------
                                      --------      ---------     ---------

   Basic earnings per common share:
      As reported                     $   1.72       $   1.23      $   .88
                                      --------      ---------     ---------
                                      --------      ---------     ---------
      Pro forma                       $   1.73       $   1.23      $   .88
                                      --------      ---------     ---------
                                      --------      ---------     ---------

   Diluted earnings per common share:
      As reported                     $   1.69       $   1.20      $   .86
                                      --------      ---------     ---------
                                      --------      ---------     ---------
      Pro forma                       $   1.70       $   1.20      $   .86
                                      --------      ---------     ---------
                                      --------      ---------     ---------


          Since the pro forma disclosures of results under SFAS No. 123 are only required to consider grants awarded in 1995, 1996 and 1997, the pro forma effects of applying SFAS No. 123 during this initial phase-in period may not be representative of the effects on reported results for future years.

          The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model, with the following assumptions used for 1997, 1996 and 1995, respectively: risk-free interest rates of 5.95, 6.5, and 6.25%; dividend yield of 1.7, 2.1, and 1.0%; expected lives of 10, 5, and 5 years; and volatility of 26.4, 19.6, and 21.1%.

          The weighted-average grant-date fair value of options granted was $11.98, $3.32 and $2.93 in 1997, 1996 and 1995, respectively. The weighted-average grant-date fair value of restricted stock was $22.23, $16.75 and $10.14 in 1997, 1996 and 1995, respectively.

          Prior to being acquired by TCF, Winthrop had a separate stock option plan. TCF assumed the obligation to issue common stock upon the exercise of the outstanding employee and director options to purchase Winthrop common stock. Winthrop did not have compensatory stock option grants or

               TCF FINANCIAL CORPORATION AND SUBSIDIARIES restricted stock transactions with employees. The following table reflects TCF's restricted stock transactions since December 31, 1994 and the pooled Winthrop and TCF stock option transactions since December 31, 1994 as if all Winthrop options were granted, exercised or cancelled as equivalent TCF shares:


                                             Stock Options                               Restricted Stock
                                  ----------------------------------------------   ---------------------------
                                                          Exercise Price
                                                --------------------------------
                                      Shares           Range    Weighted-Average       Shares       Price Range
                                  -----------   ------------   -----------------  -----------  ----------------
Outstanding at
December 31, 1994                  2,316,835    $ 1.94 -9.28         $ 4.03         1,169,148     $ 2.22 -8.75
     Granted                          77,660      7.73-11.43          10.25           616,800       9.41-14.83
     Exercised                      (846,868)     2.22 -7.74           3.99               -             -
     Forfeited                       (15,008)     6.78 -7.74           7.57           (10,178)            9.89
     Vested                              -             -                -            (446,906)      2.22 -9.89
                                  ----------                                        ---------
Outstanding at
December 31, 1995                  1,532,619      1.94-11.43           4.33         1,328,864       7.66-14.83
     Granted                         108,722     11.19-17.54          13.59            72,800      16.56-18.91
     Exercised                      (691,941)     1.94 -9.28           3.32               -             -
     Expired                            (832)           3.00           3.00               -             -
     Forfeited                        (5,600)     5.33 -9.28           8.15           (42,400)      8.10 -9.89
     Vested                              -             -                 -           (167,398)      7.66-16.56
                                  ----------                                        ---------
Outstanding at
December 31, 1996                    942,968      2.22-17.54           6.12         1,191,866       7.66-18.91
     Granted                         123,032     20.40-33.28          31.66           929,200      20.88-27.34
     Exercised                      (224,955)     2.22-17.54           7.06               -             -
     Forfeited                        (4,000)           7.74           7.74               -             -
     Vested                              -            -                 -            (172,138)      8.10 -9.89
                                  ----------                                        ---------
Outstanding at
December 31, 1997                    837,045      2.22-33.28           9.61         1,948,928       7.66-27.34
                                  ----------                                        ---------
                                  ----------                                        ---------
Exercisable at
     December 31, 1997               707,545      2.22-20.40           6.05
                                  ----------
                                  ----------

          The following table summarizes information about stock options outstanding at December 31, 1997:


                                       Options Outstanding                         Options Exercisable
                         ---------------------------------------------------   ----------------------------
                                                         Weighted-Average
                                   Weighted-Average    Remaining Contractual               Weighted-Average
Exercise Price Range      Shares    Exercise Price        Life in Years         Shares      Exercise Price
--------------------     -------   ----------------    ---------------------   -------    -----------------

$2.22 to $5.00           370,064      $ 3.40                   4.1             370,064        $ 3.40
$5.01 to $10.00          250,757        6.94                   5.6             228,757          6.79
$10.01 to $15.00          77,660       11.33                   7.9              77,660         11.33
$15.01 to $33.28         138,564       30.07                   9.7              31,064         18.97
                         -------                                               -------
  Total Options          837,045        9.61                   5.8             707,545          6.05
                         -------                                               -------
                         -------                                               -------

          At December 31, 1997, there were 3,148,561 shares reserved for issuance under the Program, including 837,045 shares for which options had been granted but had not yet been exercised.

(19)  EMPLOYEE BENEFIT PLANS

     PENSION PLANS

          The TCF Cash Balance Pension Plan (the "Plan") is a defined benefit qualified plan covering all "regular stated salary" employees who are at least 21 years old and have completed a year of eligibility service with TCF. Certain part-time employees and employees of Winthrop and Standard are also eligible beginning in 1998. TCF makes a monthly allocation to the participant's account based on a percentage of the participant's compensation. The percentage is based on the sum of the participant's age and years of employment with TCF. Participants are fully vested after five years of vesting service. The projected unit credit method is the actuarial cost method used to compute the pension cost.

               TCF FINANCIAL CORPORATION AND SUBSIDIARIES

          Net pension cost (credit) included the following components:


                                                 Year Ended December 31,
                                       --------------------------------------
     (In thousands)                         1997          1996          1995
                                       ---------     ---------      --------
   Service cost - benefits earned
      during the year                    $ 2,091       $ 2,107       $ 1,762
   Interest cost on projected benefit
      obligation                           1,207           945           762
   Gain on plan assets                   (13,365)       (5,325)       (7,266)
   Net amortization and deferral           9,782         2,047         4,806
                                       ---------     ---------      --------
      Net pension cost (credit)          $  (285)      $  (226)      $    64
                                       ---------     ---------      --------
                                       ---------     ---------      --------


          The following tables set forth the Plan's funded status at the dates indicated:


                                                              At October 1,
                                                        ----------------------
   (In thousands)                                           1997         1996
                                                        --------      --------

   Actuarial present value of accumulated benefit
      obligations:
         Vested benefits                                 $13,102       $10,489
         Non-vested benefits                               1,501         1,115
                                                        --------      --------
           Total accumulated benefits                    $14,603       $11,604
                                                        --------      --------
                                                        --------      --------

                                                            At December 31,
                                                        ----------------------
   (In thousands)                                         1997          1996
                                                        --------      --------
   Projected benefit obligation for service
    rendered to date                                    $ 17,027       $13,551
   Plan assets at fair value                              53,374        38,657
                                                        --------      --------
   Plan assets in excess of projected benefit
    obligation                                            36,347        25,106
   Unrecognized prior service cost                        (4,782)       (3,200)
   Unrecognized net gain                                 (17,063)       (7,689)
                                                        --------      --------
      Prepaid pension cost included in other assets     $ 14,502       $14,217
                                                        --------      --------
                                                        --------      --------


          The Plan's assets consist primarily of listed stocks and government bonds. At December 31, 1997 and 1996, the Plan's assets included TCF common stock with a market value of $12.2 million and $7.8 million, respectively.



          The weighted-average discount rate and rate of increase in future compensation used to measure the projected benefit obligation and the expected long-term rate of return on plan assets were as follows:


                                                                  At December 31,
                                                             ------------------------
                                                             1997      1996      1995
                                                             ----      ----      ----
          Weighted-average discount rate                     7.75%     8.00%     7.75%
          Rate of increase in future compensation            5.00      5.00      5.00
          Expected long-term rate of return on plan assets   9.50      9.50      9.50


          Great Lakes was a participant in the multi-employer Financial Institutions Retirement Fund ("FIRF"). Great Lakes withdrew from the FIRF effective December 31, 1995 and commenced participation in the Plan effective January 1, 1996. The FIRF does not segregate the assets, liabilities or costs by participating employer. As a result, disclosures required by SFAS No. 87, "Employers' Accounting for Pensions," cannot be made. Contributions for plan years beginning July 1, 1988 have not been required due to plan performance. As a result, Great Lakes did not record pension expense during 1995.

     POSTRETIREMENT PLANS

          In addition to providing retirement income benefits, TCF provides health care benefits for eligible retired employees, and in some cases life insurance benefits. Substantially all full-time employees may become eligible for health care benefits if they reach retirement age and have completed 10 years of service with the Company, with certain exceptions. These and similar benefits for active employees are provided through insurance companies or through self-funded programs. Employees of Winthrop and Standard will become eligible for TCF's postretirement benefit plan in 1998.

                  TCF FINANCIAL CORPORATION AND SUBSIDIARIES

          TCF's postretirement benefit plan is currently unfunded. The following table reconciles the status of the plan with the amounts recognized in TCF's Consolidated Statements of Financial Condition at the dates indicated:


                                                                       At December 31,
                                                                      ----------------
     (In thousands)                                                   1997       1996

     Accumulated postretirement benefit obligation:
      Retirees and beneficiaries                                   $ (6,024)     $ (6,005)
      Fully eligible active plan participants                          (955)         (745)
      Other active plan participants                                 (1,624)       (1,121)
                                                                   ---------     ---------
          Total accumulated postretirement benefit obligation        (8,603)       (7,871)
     Unrecognized prior service cost                                    988         1,097
     Unrecognized net gain                                           (1,495)       (2,184)
     Unrecognized transition obligation                               5,117         5,459
                                                                   --------      ---------
      Accrued postretirement benefit cost included in
         other liabilities                                         $ (3,993)     $ (3,499)
                                                                   ---------     ---------
                                                                   ---------     ---------


          Net periodic postretirement benefit cost included the following components:


   (In thousands)                                                        Year Ended December 31,
                                                                        -------------------------
                                                                         1997      1996      1995
                                                                         ----      ----      ----

   Service cost - benefits earned during the year                      $  236    $  177    $  285
   Interest cost on accumulated postretirement benefit
     obligation                                                           604       778       772
   Amortization of unrecognized transition obligation                     342       342       342
   Amortization of unrecognized net (gain) loss                          (116)        -       138
   Amortization of unrecognized prior service cost                        109       109         -
                                                                       -------   -------   ------
        Net periodic postretirement benefit cost                       $1,175    $1,406    $1,537
                                                                       -------   -------   ------
                                                                       -------   -------   ------

          In connection with TCF's acquisition of Great Lakes, a $329,000 curtailment loss and $168,000 in special termination benefits were recognized in 1995 associated with benefits provided under Great Lakes' postretirement benefit plan. These costs are included in merger-related expenses in the Consolidated Statements of Operations.

          The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.75%, 8.0% and 7.75% at December 31, 1997, 1996 and 1995, respectively. For active participants, an 8.4% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. This rate is assumed to decrease gradually to 6% for the year 2004 and remain at that level thereafter. For retired participants, other than certain Great Lakes' retirees, the annual rate of increase is assumed to be 4% for all future years, which represents the Plan's annual limit on increases in TCF's contributions for retirees. The health care cost trend rate assumption does not have a significant effect on the amounts reported.

     EMPLOYEE STOCK PURCHASE PLAN

          The TCF Employees Stock Purchase Plan generally allows participants to make contributions by salary deduction of up to 12% of their salary on a tax-deferred basis pursuant to section 401(k) of the IRC. TCF matches the contributions of all employees at the rate of 50 cents per dollar, with a maximum employer contribution of 3% of the employee's salary. Employee contributions vest immediately while the Company's matching contributions are subject to a graduated vesting schedule based on an employee's years of vesting service. The Company's matching contributions are expensed when made. TCF's contribution to the plan was $2.2 million, $1.8 million and $1.4 million in 1997, 1996 and 1995, respectively.

     PROFIT SHARING 401(k) PLAN

          Prior to being acquired by TCF, Winthrop established a 401(k) profit sharing plan (the "Winthrop Plan"). The Winthrop Plan was a salary reduction cash or deferred profit sharing plan intended to meet the requirements of Sections 401(k) and 401(a) of the IRC. All employees who had completed at least one year of service and had attained the age of 21 were eligible to participate in the Winthrop Plan. The Winthrop Plan allowed eligible employees to contribute a certain percentage of their base compensation into the Winthrop Plan each year. Winthrop could make discretionary contributions to the Winthrop Plan on behalf of eligible participants at the discretion of its Board of Directors. Employee contributions vested immediately while Winthrop's contributions were subject to a graduated vesting schedule. Winthrop's contributions were expensed when made. Winthrop's contribution to the Winthrop Plan was $270,000, $184,000 and $120,000 in 1997, 1996 and 1995, respectively. The Winthrop Plan was terminated (subject to Internal Revenue Service approval) on January 1, 1998 and all of Winthrop's contributions vested on such date. Winthrop's employees became eligible for the TCF Employees Stock Purchase Plan on January 1, 1998.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(20) PARENT COMPANY FINANCIAL INFORMATION

          TCF Financial Corporation's (parent company only) condensed statements of financial condition as of December 31, 1997 and 1996, and the condensed statements of operations and cash flows for the years ended December 31, 1997, 1996 and 1995 are as follows:


     Condensed Statements of Financial Condition
                                                                             At December 31,
                                                                          -------------------
   (In thousands)                                                          1997         1996
                                                                           ----         ----
   Assets:
      Cash                                                             $     16     $    117
      Interest-bearing deposits with banks                               19,821        5,438
      Investment in subsidiaries:
         Bank subsidiaries                                              895,527      608,787
         Other subsidiaries                                                   -        1,544
      Premises and equipment                                              6,330        4,471
      Loan to unconsolidated subsidiary                                   1,709        2,014
      Other assets                                                       41,761       17,221
                                                                       --------     --------
                                                                       $965,164     $639,592
                                                                       --------     --------
                                                                       --------     --------
   Liabilities and Stockholders' Equity:
      Notes payable to non-bank subsidiaries                           $      -     $    957
      Other liabilities                                                  11,484        7,948
                                                                        -------     --------
         Total liabilities                                               11,484        8,905
      Stockholders' equity                                              953,680      630,687
                                                                       --------     --------
                                                                       $965,164     $639,592
                                                                       --------     --------
                                                                       --------     --------

   Condensed Statements of Operations

                                                                   Year Ended December 31,
                                                                -----------------------------
   (In thousands)                                                   1997      1996     1995
                                                                    ----      ----     ----
   Interest income                                                $  1,099  $    352  $ 1,412
   Interest expense                                                    758       923    3,680
                                                                  --------  --------- --------
      Net interest income (expense)                                    341      (571)  (2,268)
   Provision for credit losses                                         679         -        -
                                                                  --------  --------- --------
      Net interest expense after provision
         for credit losses                                            (338)     (571)  (2,268)
                                                                  --------  --------- --------
   Cash dividends received from subsidiaries:
      Bank subsidiaries                                            109,791   103,500   27,500
      Other subsidiaries                                             1,549     4,102    2,832
                                                                  --------  --------- --------
         Total cash dividends received from subsidiaries           111,340   107,602   30,332
                                                                  --------  --------- --------
   Other non-interest income:
      Affiliate service fee revenues                                54,007    44,369   36,427
      Other                                                             (4)        7       (4)
                                                                  --------  --------- --------
         Total other non-interest income                            54,003    44,376   36,423
                                                                  --------  --------- --------
   Non-interest expense:
      Compensation and employee benefits                            42,828    34,174   27,189
      Occupancy and equipment                                       12,217    10,958    8,435
      Other                                                         18,149    16,414   13,508
                                                                  --------  --------- --------
         Total non-interest expense                                 73,194    61,546   49,132
                                                                  --------  --------- --------
      Income before income tax benefit and equity
         in undistributed earnings of subsidiaries                  91,811    89,861   15,355
   Income tax benefit                                                7,518     6,879    5,991
                                                                  --------  --------- --------
      Income before equity in undistributed earnings
         of subsidiaries                                            99,329    96,740   21,346
   Equity in undistributed earnings of subsidiaries                 45,732     3,637   50,898
                                                                  --------  --------- --------
   Net income                                                     $145,061  $100,377  $72,244
                                                                  --------  --------- --------
                                                                  --------  --------- --------


               All dividends were received from consolidated subsidiaries during the three-year period ended December 31, 1997.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES



   Condensed Statements of Cash Flows
                                                                  Year Ended December 31,
                                                                  --------------------------
   (In thousands)                                                 1997      1996      1995
                                                                  ----      ----      ----

   Cash flows from operating activities:
      Net income                                              $145,061  $100,377  $ 72,244
      Adjustments to reconcile net income to net
         cash provided by operating activities:
            Equity in undistributed earnings of
              subsidiaries                                     (45,732)   (3,637)  (50,898)
            Net increase in other assets and
              liabilities                                       (2,394)   (3,702)   (3,604)
            Other, net                                          11,019     9,501     8,849
                                                              --------- --------- ---------
              Total adjustments                                (37,107)    2,162   (45,653)
                                                              --------- --------- ---------
         Net cash provided by operating activities             107,954   102,539    26,591
                                                              --------- --------- ---------

   Cash flows from investing activities:
      Net (increase) decrease in interest-bearing
         deposits with banks                                   (14,383)    6,273    24,467
      Investments in and advances to
         subsidiaries, net                                     (66,265)     (117)  (16,001)
      Loan originations, net                                       305    (1,049)      381
      Purchases of premises and equipment, net                  (3,913)   (2,678)   (2,457)
      Other, net                                                   964        63        64
                                                              --------- --------- ---------
         Net cash provided (used) by investing
             activities                                        (83,292)    2,492     6,454
                                                              --------- --------- ---------
   Cash flows from financing activities:
      Dividends paid on preferred stock                              -         -      (678)
      Dividends paid on common stock                           (37,341)  (25,279)  (20,968)
      Proceeds from issuance of common stock, net               29,266         -         -
      Proceeds from exercise of stock options and
         stock warrants                                          1,506     1,639    12,455
      Proceeds from conversion of convertible
         debentures                                              7,149       123     2,656
      Repurchases of common stock                              (27,318)  (41,382)     (876)
      Redemption of preferred stock                                  -         -   (27,100)
      Proceeds from bank line of credit                         69,100    52,275    40,000
      Repayment of commercial bank note and
         bank line of credit                                   (69,100)  (92,275)   (3,500)
      Repayment of subordinated capital notes                        -         -   (34,500)
      Issuance of treasury stock to employee
         benefit plans                                           2,930         -         -
      Other, net                                                  (955)      (85)      (529)
                                                              --------- --------- ----------
        Net cash used by financing activities                  (24,763) (104,984)   (33,040)
                                                              --------- --------- ----------
   Net increase (decrease) in cash                                (101)       47          5
   Cash at beginning of year                                       117        70         65
                                                              --------- --------- ----------
   Cash at end of year                                        $     16 $     117   $     70
                                                              --------- --------- ----------
                                                              --------- --------- ----------

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(21) BUSINESS SEGMENTS


          The following summarizes financial data for TCF's business segments:

                                                                  Year Ended December 31,
                                                              ------------------------------
     (In thousands)                                           1997         1996         1995
                                                              ----         ----         ----

      Revenues:
            Financial institution                           $720,225     $629,777     $632,837
            Consumer finance                                  82,756       74,930       48,279
            Mortgage banking operations                       36,339       33,498       32,881
            Leasing operations                                72,610       53,838       43,285
            Insurance operations                              32,817       32,797       27,809
            Real estate development                            1,102          437          288
            Eliminations                                     (35,475)     (30,350)     (21,341)
                                                            ---------    ---------    ---------
                                                            $910,374     $794,927     $764,038
                                                            ---------    ---------    ---------
                                                            ---------    ---------    ---------

      Earnings (loss) from continuing
         operations before income tax
         expense and extraordinary item:
            Financial institution                           $179,711     $115,448     $ 76,443
            Consumer finance                                   5,515       (3,846)       2,368
            Mortgage banking operations                        9,833       10,427        7,585
            Leasing operations                                30,700       24,361       19,260
            Insurance operations                              13,825       14,398       12,448
            Real estate development                            1,065          303          169
            Eliminations                                         258          317          416
                                                            --------     ---------    --------
                                                            $240,907     $161,408     $118,689
                                                            --------     ---------    --------
                                                            --------     ---------    --------



                                                                     At December 31,
                                                                ---------------------
     (In thousands)                                                1997         1996
                                                                   ----         ----

      Identifiable assets:
            Financial institution                              $9,319,590    $7,045,604
            Consumer finance                                      519,597       497,619
            Mortgage banking operations                           140,157        83,607
            Leasing operations                                    376,675       350,110
            Insurance operations                                   23,424        18,303
            Real estate development                                    46           293
            Eliminations                                         (634,829)     (565,049)
                                                               -----------   -----------
                                                               $9,744,660    $7,430,487
                                                               ----------    -----------
                                                               ----------    -----------

          Real estate development revenues in the Consolidated Statements of Operations are presented net of costs of operations of real estate and are included in other non-interest expense.

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

(22) FEDERAL DEPOSIT INSURANCE CORPORATION SPECIAL ASSESSMENT

          Federal legislation enacted on September 30, 1996 addressed inadequate funding of the Savings Association Insurance Fund ("SAIF"), which had resulted in a large deposit insurance premium disparity between banks insured by the Bank Insurance Fund ("BIF") and SAIF-insured thrifts. As a result of this new legislation, a one-time special assessment was imposed on thrift institutions, and TCF recognized a $34.8 million pretax charge for assessments imposed on its bank subsidiaries. The legislation also provided for a reduction in deposit insurance premiums in subsequent periods and other regulatory reforms.

(23) LITIGATION AND CONTINGENT LIABILITIES

          From time to time, TCF is a party to legal proceedings arising out of its general lending and operating activities. TCF is and expects to become engaged in a number of foreclosure proceedings and other collection actions as part of its loan collection activities. From time to time, borrowers have also brought actions against TCF, in some cases claiming substantial amounts of damages. TCF is also from time to time involved in litigation relating to its retail banking, consumer credit and mortgage banking operations and related consumer financial services, including class action litigation. Management, after review with its legal counsel, believes that the ultimate disposition of its litigation will not have a material effect on TCF's financial condition.

INDEPENDENT AUDITOR'S REPORT

[LOGO]











To the Board of Directors and Stockholders of TCF Financial Corporation:



We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and Subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.








/s/ KPMG Peat Marwick LLP
Minneapolis, Minnesota
January 20, 1998

                      TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                             Supplementary Information



SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands,                  At           At         At          At          At          At          At        At
 except per-share data)              Dec. 31,    Sept. 30,    June 30,   March 31,    Dec. 31,   Sept. 30,   June 30,  March 31,
                                       1997        1997       1997         1997        1996        1996        1996      1996
SELECTED FINANCIAL CONDITION DATA:
Total assets                       $9,744,660   $9,796,154  $7,403,760  $7,317,584  $7,430,487  $7,433,682 $7,340,539 $7,316,569
Investments (1)                       129,612      130,261      82,098      60,458     456,195     402,328    157,414     63,136
Securities available for sale       1,426,131    1,628,126   1,181,126   1,242,457     999,586     998,001  1,049,219  1,117,476
Loans and leases                    7,069,188    7,052,032   5,382,356   5,354,941   5,292,920   5,332,800  5,393,769  5,418,564
Deposits                            6,907,310    6,976,687   5,243,574   5,291,894   4,977,630   5,018,672  5,052,557  5,150,023
Borrowings                          1,727,152    1,754,445   1,349,369   1,273,411   1,708,172   1,671,598  1,584,493  1,453,895
Stockholders' equity                  953,680      919,952     701,063     626,716     630,687     599,573    597,632    597,891
--------------------------------------------------------------------------------------------------------------------------------
                                                                           Three Months Ended
--------------------------------------------------------------------------------------------------------------------------------
                                     Dec. 31,    Sept. 30,    June 30,   March 31,    Dec. 31,   Sept. 30,   June 30,  March 31,
                                       1997         1997        1997        1997        1996        1996       1996       1996
--------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income                    $198,739       $173,253    $157,242    $153,380    $150,452    $153,049   $153,611  $ 155,772
Interest expense                     87,725         73,399      64,605      63,289      62,288      63,551     64,419     68,058
                                   --------       --------    --------    --------    --------    --------   --------  ---------
   Net interest income              111,014         99,854      92,637      90,091      88,164      89,498     89,192     87,714
Provision for credit losses           5,859          6,341       4,097       1,498       4,048       6,972      7,324      2,902
                                   --------       --------    --------    --------    --------    --------   --------  ---------
   Net interest income after
      provision for credit losses   105,155         93,513      88,540      88,593      84,116      82,526     81,868     84,812
                                   --------       --------    --------    --------    --------    --------   --------  ---------
Non-interest income:
   Gain on sale of loans                145              -           -           -         810       4,633          -          -
   Gain on sale of loan servicing         -              -           -       1,622           -           -          -          -
   Gain (loss) on sale of securities
      available for sale              3,179          2,852       1,093       1,385           2           -         (1)        85
   Gain on sale of branches             742         10,635       2,810           -       1,022           -        480      1,245
   Other non-interest income         55,489         53,917      49,051      43,748      46,340      43,828     43,270     39,898
                                    -------        -------     -------     -------     -------    --------   --------  ---------
         Total non-interest income   59,555         67,404      52,954      46,755      48,174      48,461     43,749     41,228
                                    -------        -------     -------     -------     -------    ---------  --------  ---------
Non-interest expense:
   Amortization of goodwill and
      other intangibles               2,844         10,559       1,161       1,193         881         893        893        873
   FDIC special assessment                -              -           -           -           -      34,803          -          -
   Other non-interest expense        95,082         87,794      82,982      79,947      80,590      81,097     75,317     78,179
                                    -------        -------     -------     -------     -------    --------    -------    -------
         Total non-interest expense  97,926         98,353      84,143      81,140      81,471     116,793     76,210     79,052
                                    -------        -------     -------     -------     -------    --------   --------  ---------
   Income before income tax expense  66,784         62,564      57,351      54,208      50,819      14,194     49,407     46,988
Income tax expense                   26,895         25,354      22,416      21,181      18,923       5,346     19,196     17,566
                                   --------       --------    --------    --------    --------    --------   --------  ---------
         Net income                $ 39,889       $ 37,210    $ 34,935    $ 33,027    $ 31,896    $  8,848   $ 30,211  $  29,422
                                   --------       --------    --------    --------    --------    --------   --------  ---------
                                   --------       --------    --------    --------    --------    --------   --------  ---------
Per common share:
         Basic earnings            $    .44       $    .44    $    .43    $    .41    $    .39    $    .11   $    .37  $     .36
                                   --------       --------    ---------   --------    --------    --------   --------  ---------
                                   --------       --------    ---------   --------    --------    --------   --------  ---------
         Diluted earnings          $    .43       $    .43    $    .42    $    .40    $    .38    $    .11   $    .36  $     .35
                                   --------       --------    ---------   --------    --------    --------   --------  ---------
                                   --------       --------    ---------   --------    --------    --------   --------  ---------
         Dividends declared        $   .125       $   .125    $   .125    $ .09375    $ .09375    $ .09375   $ .09375  $ .078125
                                   --------       --------    ---------   --------    --------    --------   --------  ---------
                                   --------       --------    ---------   --------    --------    --------   --------  ---------
FINANCIAL RATIOS:
Return on average assets (2)           1.63%          1.80%      1.90%        1.82%       1.81%        .49%      1.67%      1.59%
Return on average realized common
   equity (2)                         17.28          19.37      21.35        21.26       20.81        5.82      20.35      20.21
Return on average common equity (2)   17.10          19.20      21.37        21.26       20.78        5.89      20.51      19.93
Average total equity to average
   assets                              9.53           9.38       8.91         8.56        8.73        8.40       8.14       7.99
Net interest margin (2)(3)             4.93           5.24       5.41         5.31        5.37        5.36       5.27       5.07


_______________________________

(1) Includes interest-bearing deposits with banks, federal funds sold, U.S. Government and other marketable securities held to maturity, FRB stock and FHLB stock.
(2)  Annualized.
(3)  Net interest income divided by average interest-earning assets.


                                     70-71