Form 10-K, Exhibit 13
period 1998-12-31
TCF FINANCIAL CORP
filed 1999-03-31
CIK 814184

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES
                                Financial Review

FINANCIAL REVIEW

The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation ("TCF" or the "Company"). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 30.

RESULTS OF OPERATIONS

PERFORMANCE SUMMARY -- TCF reported net income of $156.2 million for 1998, up from $145.1 million for 1997 and $100.4 million for 1996. Diluted earnings per common share was $1.76 for 1998, compared with $1.69 for 1997 and $1.20 for 1996. Return on average assets was 1.62% in 1998, compared with 1.77% in 1997 and 1.39% in 1996. Return on average realized common equity was 17.51% in 1998, compared with 19.57% in 1997 and 16.77% in 1996. Diluted cash earnings per common share, which excludes amortization and reduction of goodwill and deposit base intangibles, was $1.91 for 1998, compared with $1.81 for 1997 and $1.24 for 1996. On the same basis, cash return on average assets was 1.76% for 1998, compared with 1.91% for 1997 and 1.44% for 1996, and cash return on average tangible equity was 23.83% for 1998, compared with 23.96% for 1997 and 18.08% for 1996. As TCF's September 4, 1997 acquisition of Standard Financial, Inc. ("Standard") was accounted for as a purchase transaction, TCF's results for periods prior to the acquisition have not been restated. Since Standard's performance ratios were lower than TCF's, the Company's performance ratios for 1998 were negatively impacted by the acquisition of Standard due to the inclusion of Standard for the entire year.

     TCF significantly expanded its retail banking franchise in recent periods and had 311 retail banking branches at December 31, 1998. In the past three years, TCF opened 147 new branches, of which 128 were supermarket branches. This expansion includes TCF's January 30, 1998 acquisition of 76 branches and 178 automated teller machines ("ATM") in Jewel-Osco stores in the Chicago area previously operated by Bank of America. TCF anticipates opening approximately 40 new branches in 1999, and additional branches in subsequent years, including approximately 25 Jewel-Osco supermarket branches per year in subsequent years until branches have been installed in all targeted stores, including newly constructed stores. See "Financial Condition -- Forward-Looking Information."

     Further detail on the acquisitions of Standard and the Jewel-Osco branches is provided in Note 2 of Notes to Consolidated Financial Statements.

     In December 1998, TCF restructured its consumer finance company operations, including the discontinuation of indirect automobile lending, the consolidation of offices and a renewed focus on home equity lending. TCF recorded a pretax charge of $1.8 million for the reorganization, and increased the provision for credit losses by $3.9 million from the 1997 fourth quarter, primarily in connection with the finance company automobile loan portfolio.

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

     TCF's 1996 results included a one-time special assessment of $34.8 million from the Federal Deposit Insurance Corporation ("FDIC") to recapitalize the Savings Association Insurance Fund ("SAIF") under federal legislation enacted on September 30, 1996. On an after-tax basis, the FDIC special assessment totaled $21.7 million, or 26 cents per diluted common share. Net income totaled $122.1 million for 1996 before the FDIC special assessment. On the same basis, diluted earnings per common share was $1.46, diluted cash earnings per common share was $1.50, return on average assets was 1.70%, return on average realized common equity was 20.40%, cash return on average assets was 1.74% and cash return on average tangible equity was 21.87%.

NET INTEREST INCOME -- A significant component of TCF's earnings is net interest income, which is the difference between interest earned on loans and leases, securities available for sale, investments and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense). This amount, when divided by average interest-earning assets, is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

     Net interest income was $425.7 million for the year ended December 31, 1998, up from $393.6 million in 1997 and $354.6 million in 1996. This represents an increase of 8.2% in 1998, following increases of 11% in 1997 and 7.7% in 1996. Total average interest-earning assets increased 16.2% in 1998, compared with an increase of 12.5% in 1997 and a decrease of 5.6% in 1996. The net interest margin for 1998 was 4.84%, compared with 5.20% in 1997 and 5.27% in 1996. The increase in net interest income for 1998 was primarily due to the 1997 acquisition of Standard and the growth of lower interest-cost retail deposits. TCF's net interest margin for 1998 was negatively impacted due to the impact of Standard's lower net interest margin, loan prepayments and the purchase of $822.4 million of mortgage-backed securities in the second half of 1998 yielding approximately 6.5%. Although these mortgage-backed securities are expected to contribute to future earnings, they will continue to negatively impact TCF's net interest margin.

14 TCF

     The following table presents TCF's average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF's interest-earning assets and interest-bearing liabilities:


                                                         YEAR ENDED                                      YEAR ENDED
                                                    DECEMBER 31, 1998                                  DECEMBER 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
                                                                            INTEREST                                      INTEREST
                                                                              YIELDS                                        YIELDS
                                            AVERAGE                            AND        AVERAGE                             AND
(DOLLARS IN THOUSANDS)                      BALANCE          INTEREST(1)      RATES       BALANCE          INTEREST(1)       RATES
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
   Investments .........................  $  161,239        $   10,356         6.42%    $   96,146       $    7,192          7.48%
                                          ----------        ----------                  ----------       ----------
   Securities available for sale(2) ....   1,359,698            93,124         6.85      1,338,295           95,701          7.15
                                          ----------        ----------                  ----------       ----------
   Loans held for sale .................     197,969            14,072         7.11        211,192           15,755          7.46
                                          ----------        ----------                  ----------       ----------
   Loans and leases:
     Residential real estate ...........   3,687,579           267,916         7.27      2,674,107          206,853          7.74
     Commercial real estate ............     831,287            73,546         8.85        856,712           77,829          9.08
     Commercial business ...............     263,257            22,169         8.42        205,402           18,068          8.80
     Consumer ........................     1,922,943           218,837        11.38      1,856,299          221,758         11.95
     Lease financing ...................     378,824            48,874        12.90        335,534           39,458         11.76
                                          ----------        ----------                  ----------       ----------
       Total loans and leases(3) .......   7,083,890           631,342         8.91      5,928,054          563,966          9.51
                                          ----------        ----------                  ----------       ----------
         Total interest-
           earning assets ..............   8,802,796           748,894         8.51      7,573,687          682,614          9.01
                                                            ----------        -----                      ----------         -----
   Other assets(4) .....................     826,741                                       600,083
                                          ----------                                    ----------
     Total assets ......................  $9,629,537                                    $8,173,770
                                          ----------                                    ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
   Non-interest bearing deposits .......  $1,017,245                                    $  782,836
                                          ----------                                    ----------
   Interest-bearing deposits:
     Checking ..........................     666,956             6,207          .93        551,501            6,133          1.11
     Passbook and statement ............   1,130,067            18,305         1.62        901,576           17,653          1.96
     Money market ......................     700,400            20,496         2.93        658,894           20,533          3.12
     Certificates ......................   3,249,742           167,484         5.15      2,868,833          150,863          5.26
                                          ----------        ----------                  ----------       ----------
       Total interest-bearing
         deposits ......................   5,747,165           212,492         3.70      4,980,804          195,182          3.92
                                          ----------        ----------                  ----------       ----------
   Borrowings:
     Securities sold under
       repurchase agreements and
       federal funds purchased .........     140,414             7,863         5.60        346,339           19,892          5.74
     FHLB advances .....................   1,367,104            79,237         5.80        817,464           48,142          5.89
     Discounted lease rentals ..........     205,393            16,744         8.15        222,558           18,430          8.28
     Other borrowings ..................      92,467             6,824         7.38         97,547            7,372          7.56
                                          ----------        ----------                  ----------       ----------
      Total borrowings .................   1,805,378           110,668         6.13      1,483,908           93,836          6.32
                                          ----------        ----------                  ----------       ----------
         Total interest-bearing
           liabilities .................   7,552,543           323,160         4.28      6,464,712          289,018          4.47
                                                            ----------        -----                      ----------         ------
   Other liabilities(4) ................     159,292                                       180,585
                                          ----------                                    ----------
     Total liabilities .................   8,729,080                                     7,428,133
   Stockholders' equity(4) .............     900,457                                       745,637
                                          ----------                                    ----------
     Total liabilities
       and stockholders' equity ........  $9,629,537                                    $8,173,770
                                          ----------                                    ----------
Net interest income ....................                    $  425,734                                   $  393,596
                                                            ----------                                   ----------
Net interest-rate spread ...............                                       4.23%                                         4.54%
                                                                              -----                                         -----
Net interest margin ....................                                       4.84%                                         5.20%
----------------------------------------------------------------------------------------------------------------------------------


                                                           YEAR ENDED
                                                        DECEMBER 31, 1996
------------------------------------------------------------------------------------
                                                                            INTEREST
                                                                              YIELDS
                                             AVERAGE                           AND
(DOLLARS IN THOUSANDS)                       BALANCE          INTEREST(1)     RATES
------------------------------------------------------------------------------------
ASSETS:
   Investments .........................   $   65,853       $    4,447        6.75%
                                           ----------       ----------
   Securities available for sale(2) ....    1,054,434           75,303        7.14
                                           ----------       ----------
   Loans held for sale .................      227,226           17,080        7.52
                                           ----------       ----------
   Loans and leases:
     Residential real estate ...........    2,416,865          191,348        7.92
     Commercial real estate ............      923,838           82,971        8.98
     Commercial business ...............      157,400           13,905        8.83
     Consumer ..........................    1,624,449          197,916       12.18
     Lease financing ...................      263,709           29,914       11.34
                                           ----------       ----------
       Total loans and leases(3) .......    5,386,261          516,054        9.58
                                           ----------       ----------
         Total interest-
           earning assets ..............    6,733,774          612,884        9.10
                                                            ----------       -----
   Other assets(4) .....................      467,328
                                           ----------
     Total assets ......................   $7,201,102
                                           ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
   Non-interest bearing deposits .......   $  608,213
                                           ----------
   Interest-bearing deposits:
     Checking ..........................      510,979            5,571        1.09
     Passbook and statement ............      793,975           14,389        1.81
     Money market ......................      630,382           19,256        3.05
     Certificates ......................    2,458,291          132,159        5.38
                                           ----------       ----------
       Total interest-bearing
         deposits ......................    4,393,627          171,375        3.90
                                           ----------       ----------
   Borrowings:
     Securities sold under
       repurchase agreements and
       federal funds purchased .........      506,298           28,597        5.65
     FHLB advances .....................      674,703           37,277        5.52
     Discounted lease rentals ..........      180,586           14,906        8.25
     Other borrowings ..................       85,571            6,161        7.20
                                           ----------       ----------
       Total borrowings ................    1,447,158           86,941        6.01
                                           ----------       ----------
         Total interest-bearing
           liabilities .................    5,840,785          258,316        4.42
                                                            ----------       -----
   Other liabilities(4) ................      153,373
                                           ----------
     Total liabilities .................    6,602,371
   Stockholders' equity(4) .............      598,731
                                           ----------
     Total liabilities
       and stockholders' equity ........   $7,201,102
                                           ----------
Net interest income ....................                    $  354,568
                                                            ----------
Net interest-rate spread ...............                                      4.68%
                                                                             -----
Net interest margin ....................                                      5.27%
------------------------------------------------------------------------------------


(1) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis. Tax-exempt income of $147,000, $201,000 and $363,000 was recognized during the years ended December 31, 1998, 1997 and 1996, respectively.
(2) Average balance and yield of securities available for sale is based upon the historical amortized cost balance.
(3) Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.
(4)  Average balance is based upon month-end balances.


                                                                        TCF 15

     The following table presents the components of the changes in net interest income by volume and rate:


                                                   YEAR ENDED                                   YEAR ENDED
                                                DECEMBER 31, 1998                            DECEMBER 31, 1997
                                           VERSUS SAME PERIOD IN 1997                    VERSUS SAME PERIOD IN 1996
----------------------------------------------------------------------------------------------------------------------------
                                           INCREASE (DECREASE) DUE TO                    INCREASE (DECREASE) DUE TO
----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                        VOLUME(1)      RATE(1)         TOTAL          VOLUME(1)        RATE(1)          TOTAL
----------------------------------------------------------------------------------------------------------------------------
INVESTMENTS ......................  $  4,302        $ (1,138)       $  3,164        $  2,222        $    523        $  2,745
                                    --------        --------        --------        --------        --------        --------
SECURITIES AVAILABLE FOR SALE ....     1,505          (4,082)         (2,577)         20,293             105          20,398
                                    --------        --------        --------        --------        --------        --------
LOANS HELD FOR SALE ..............      (962)           (721)         (1,683)         (1,191)           (134)         (1,325)
                                    --------        --------        --------        --------        --------        --------
LOANS AND LEASES:
    Residential real estate ......    74,296         (13,233)         61,063          19,946          (4,441)         15,505
    Commercial real estate .......    (2,311)         (1,972)         (4,283)         (6,061)            919          (5,142)
    Commercial business ..........     4,910            (809)          4,101           4,210             (47)          4,163
    Consumer .....................     7,833         (10,754)         (2,921)         27,655          (3,813)         23,842
    Lease financing ..............     5,376           4,040           9,416           8,401           1,143           9,544
                                    --------        --------        --------        --------        --------        --------
       Total loans and leases ....    90,104         (22,728)         67,376          54,151          (6,239)         47,912
                                    --------        --------        --------        --------        --------        --------
          Total interest
             income ..............    94,949         (28,669)         66,280          75,475          (5,745)         69,730
                                    --------        --------        --------        --------        --------        --------
DEPOSITS:
    Checking .....................     1,161          (1,087)             74             457             105             562
    Passbook and statement .......     4,026          (3,374)            652           2,026           1,238           3,264
    Money market .................     1,254          (1,291)            (37)            847             430           1,277
    Certificates .................    19,812          (3,191)         16,621          21,705          (3,001)         18,704
                                    --------        --------        --------        --------        --------        --------
       Total deposits ............    26,253          (8,943)         17,310          25,035          (1,228)         23,807
                                    --------        --------        --------        --------        --------        --------
BORROWINGS:
    Securities sold under
       repurchase agree-
       ments and federal
       funds purchased ...........   (11,555)           (474)        (12,029)         (9,155)            450          (8,705)
    FHLB advances ................    31,843            (748)         31,095           8,251           2,614          10,865
    Discounted lease rentals .....    (1,401)           (285)         (1,686)          3,470              54           3,524
    Other borrowings .............      (376)           (172)           (548)            675             536           1,211
                                    --------        --------        --------        --------        --------        --------
       Total borrowings ..........    18,511          (1,679)         16,832           3,241           3,654           6,895
                                    --------        --------        --------        --------        --------        --------
          Total interest
             expense .............    44,764         (10,622)         34,142          28,276           2,426          30,702
                                    --------        --------        --------        --------        --------        --------
Net interest income ..............  $ 50,185        $(18,047)       $ 32,138        $ 47,199        $ (8,171)       $ 39,028
----------------------------------------------------------------------------------------------------------------------------

(1) Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.


     In 1998, TCF's net interest income increased primarily due to the acquisition of Standard and the growth of lower interest-cost retail deposits. Net interest income increased $32.1 million, or 8.2%, and total average interest-earning assets increased by $1.2 billion, or 16.2%, from 1997 levels. TCF's net interest income improved by $50.2 million due to volume changes and decreased $18 million due to rate changes. The favorable impact of the growth in residential real estate, consumer and commercial business loan and lease financing volumes, decreased volumes of securities sold under repurchase agreements and federal funds purchased and decreased rates paid on interest-bearing liabilities was partially offset by decreased yields on securities available for sale and consumer and residential real estate loans, and increased certificate of deposit and Federal Home Loan Bank ("FHLB") advance volumes. TCF's net interest margin for the fourth quarter of 1998 was 4.65%, compared with 4.82% for the third quarter of 1998 and 4.93% for the fourth quarter of 1997. As previously noted, TCF's net interest margin for 1998 was negatively impacted by Standard's lower net interest margin, loan prepayments and purchases of mortgage-backed securities. Achieving net interest margin growth is dependent on TCF's ability to generate higher-yielding assets. The current interest rate environment and resulting increase in prepayment activity has made it more difficult for TCF to increase the balance of such higher-yielding assets. Interest income increased $66.3 million in 1998, reflecting an increase of $94.9 million due to volume, partially offset by a decrease of $28.7 million due to rate changes. Interest

16 TCF
expense increased $34.1 million in 1998, reflecting an increase of $44.8 million due to volume, partially offset by a decrease of $10.6 million due to a lower cost of funds. The increase in net interest income due to volume was primarily due to the acquisition of Standard. The decrease in net interest income due to rate changes reflects the impact of Standard's lower net interest margin, and loan prepayments, partially offset by TCF's changing asset/liability mix, with greater emphasis on higher-yielding consumer loans and lease financings.

     As a result of recent declines in variable index rates (e.g., prime), or if such rates were to decline further, TCF may experience additional compression of its net interest margin depending on the timing and amount of any reductions, as it is possible that interest rates paid on retail deposits will not decline as quickly, or to the same extent, as the decline in the yield on interest-rate-sensitive assets such as home equity loans. In addition, competition for checking, savings and money market deposits, an important source of lower cost funds for TCF, has intensified among depository and other financial institutions. TCF may also experience compression in its net interest margin if the rates paid on deposits increase. See "Financial Condition -- Deposits" and "Financial Condition - Market Risk -- Interest-Rate Risk."

     In 1997, TCF's net interest income increased primarily due to the acquisition of Standard, the growth of higher-yielding consumer loans, commercial business loans, lease financings and lower interest-cost retail deposits, and increased capital. Net interest income increased $39 million, or 11%, and total average interest-earning assets increased by $839.9 million, or 12.5%, from 1996 levels. TCF's net interest income improved by $47.2 million due to volume changes and decreased $8.2 million due to rate changes. The favorable impact of the growth in consumer loan, securities available for sale, residential real estate loan and lease financing volumes was partially offset by decreased yields on consumer and residential real estate loans, decreased volumes in commercial real estate loans, and increased certificate of deposit volumes. Interest income increased $69.7 million in 1997, reflecting an increase of $75.5 million due to volume, partially offset by a decrease of $5.7 million due to rate changes. Interest expense increased $30.7 million in 1997, primarily due to the acquisition of Standard, reflecting increases of $28.3 million due to volume and $2.4 million due to a higher cost of funds. The decrease in net interest income due to rate changes reflects the acquisition of Standard, partially offset by TCF's changing asset/liability mix.

     In 1996, TCF's net interest income and net interest margin increased primarily due to the growth of higher-yielding consumer loans and lease financings, the favorable impact of merger-related restructuring activities related to TCF's 1995 acquisition of Great Lakes Bancorp, A Federal Savings Bank, the November 30, 1995 redemption of $34.5 million of 10% subordinated capital notes, lower average levels of non-performing assets, and increased capital. Net interest income increased $25.5 million, or 7.7%, even though total average interest-earning assets decreased by $400.4 million, or 5.6%, from 1995 levels. TCF's net interest income improved by $8.9 million due to volume changes and by $16.6 million due to rate changes. The favorable impact of the lower cost of funds and growth in consumer loan, lease financing and securities available for sale volumes was partially offset by decreased volumes in mortgage-backed securities and residential real estate loans. Interest income decreased $18.3 million in 1996, reflecting a decrease of $19.6 million due to volume and an increase of $1.3 million due to rate changes. Interest expense decreased $43.8 million in 1996, reflecting decreases of $28.5 million due to volume and $15.3 million due to a lower cost of funds. The increase in net interest income due to the favorable impact of rate changes reflects in part TCF's changing asset/liability mix.

PROVISION FOR CREDIT LOSSES -- TCF provided $23.3 million for credit losses in 1998, compared with $18 million in 1997 and $21.4 million in 1996. The allowance for loan and lease losses totaled $80 million at December 31, 1998, compared with $82.6 million at December 31, 1997, and was 237% of non-accrual loans and leases. See "Financial Condition -- Allowance for Loan and Lease Losses."

NON-INTEREST INCOME -- Non-interest income is a significant source of revenues for TCF and an important factor in TCF's results of operations. Providing a wide range of retail banking services is an integral component of TCF's business philosophy and a major strategy for generating additional non-interest income. Excluding gains on sales of securities available for sale, loan servicing, branches, loans and a joint venture interest, non-interest income increased $60.3 million, or 29.8%, during 1998 to $262.7 million. The increase was primarily due to increased fee and service charge revenues, electronic funds transfer revenues and title insurance revenues, and reflects TCF's expanded retail banking activities.

                                                                        TCF 17

The following table presents the components of non-interest income:

                                                                                               PERCENTAGE
                                                     YEAR ENDED DECEMBER 31,               INCREASE (DECREASE)
---------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                           1998           1997           1996       1998/97       1997/96
---------------------------------------------------------------------------------------------------------------
Fee and service charge revenues ...........  $127,952       $101,329       $ 90,424          26.3%         12.1%
Electronic funds transfer revenues ........    50,556         30,808         21,478          64.1          43.4
Leasing revenues ..........................    31,344         32,025         23,814          (2.1)         34.5
Title insurance revenues ..................    20,161         13,730         13,492          46.8           1.8
Commissions on sales of annuities .........     8,413          7,894          9,134           6.6         (13.6)
Commissions on sales of mutual funds ......     5,513          3,998          3,372          37.9          18.6
Gain on sale of loans held for sale .......     7,575          4,777          5,038          58.6          (5.2)
Other .....................................    11,156          7,789          6,584          43.2          18.3
                                             --------      ---------       --------
                                              262,670        202,350        173,336          29.8          16.7
                                             --------      ---------       --------
Gain on sale of securities
    available for sale ....................     2,246          8,509             86         (73.6)         N.M.
Gain on sale of loan servicing ............     2,414          1,622             --          48.8         100.0
Gain on sale of branches ..................    18,585         14,187          2,747          31.0         416.5
Gain on sale of joint venture interest ....     5,580             --             --         100.0            --
Gain on sale of loans .....................        --             --          5,443            --        (100.0)
                                             --------      ---------       --------
                                               28,825         24,318          8,276          18.5         193.8
                                             --------      ---------       --------
          Total non-interest income .......  $291,495       $226,668       $181,612          28.6          24.8
---------------------------------------------------------------------------------------------------------------

N.M. Not meaningful.


     Fee and service charge revenues increased $26.6 million in 1998, or 26.3%, and $10.9 million in 1997, or 12.1%, primarily as a result of expanded retail banking activities. Included in fee and service charge revenues are fees of $13.7 million, $14.6 million and $15.3 million received for the servicing of loans owned by others during 1998, 1997 and 1996, respectively. At December 31, 1998, 1997 and 1996, TCF was servicing real estate loans for others with aggregate unpaid principal balances of $3.7 billion, $4.4 billion and $4.5 billion, respectively.

     Electronic funds transfer revenues increased $19.7 million, or 64.1%, in 1998 and $9.3 million, or 43.4%, in 1997. These increases reflect TCF's efforts to provide banking services through its ATM network. TCF expanded its network to 1,431 ATMs at December 31, 1998, an increase of 275 ATMs during 1998. As previously noted, on January 30, 1998, TCF acquired 178 ATMs in connection with its acquisition of 76 branches in Jewel-Osco stores. The Company anticipates installing additional ATMs during 1999. Included in electronic funds transfer revenues are debit card interchange fees of $11.1 million, $3.7 million and $20,000 for 1998, 1997 and 1996, respectively. The significant increase in these fees during 1998 reflects an increase in the distribution of debit cards, and a significant increase in their utilization by TCF's customers. TCF initiated its debit card program at the end of 1996. TCF had 774,000 debit cards outstanding at December 31, 1998.

     Leasing revenues decreased $681,000 in 1998 to $31.3 million, following an increase of $8.2 million in 1997 to $32 million. Leasing revenues can fluctuate as a result of changes in the mix of leases classified as sales-type, direct financing or operating leases in accordance with generally accepted accounting principles. In addition, leasing revenues may be negatively impacted by a decline in economic activity and a resulting decrease in demand for leased equipment.

     Title insurance revenues increased $6.4 million in 1998 to $20.2 million, following an increase of $238,000 in 1997 to $13.7 million. Title insurance revenues are cyclical in nature and are largely dependent on industry levels of residential real estate loan originations and refinancings.

     Commissions on sales of annuities increased $519,000 to $8.4 million in 1998, following a decrease of $1.2 million to $7.9 million in 1997. Commissions on sales of mutual funds increased $1.5 million to $5.5 million in 1998, following an increase of $626,000 in 1997. Sales of annuities and mutual funds may fluctuate from period to period, and future sales levels will depend upon general economic conditions and investor preferences. Sales of annuities will also depend upon continued favorable tax treatment and may be negatively impacted by the current interest rate environment.

     Gains on sales of loans held for sale increased $2.8 million in 1998 following a decrease of $261,000 in 1997. Gains or losses on sales of loans held for sale may fluctuate significantly from period to period due to changes in interest rates and volumes, and results in any period related to these transactions may not be indicative of results which will be obtained in future periods.

     Gains on sales of securities available for sale totaled $2.2 million in 1998, a decrease of $6.3 million from the $8.5 million recognized in 1997. Gains on sales of third-party loan servicing rights totaled $2.4 million in 1998 on the sale of $200.4 million of third-party loan servicing rights. Gains of $1.6 million were recognized in 1997 on the sale of $144.7 million of third-party loan servicing rights. TCF periodically sells securities available for sale and loan servicing rights depending on market conditions.

18 TCF

     During 1998, TCF recognized gains of $5.6 million on the sale of its joint venture interest in Burnet Home Loans and $18.6 million on the sales of 14 branches, compared with gains of $14.2 million on the sales of 11 branches during 1997 and gains of $2.7 million on the sales of five branches during 1996.

     During 1996, TCF recognized a $5.4 million gain on the sale of $46.8 million of credit card and other loans. The Company now provides credit card products on behalf of a third party through a marketing agreement.


NON-INTEREST EXPENSE -- Non-interest expense increased $67.3 million, or 18.6%, in 1998, and $8 million, or 2.3%, in 1997, compared with the respective prior years. The following table presents the components of non-interest expense:


                                                                                      PERCENTAGE
                                             YEAR ENDED DECEMBER 31,              INCREASE (DECREASE)
-----------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                  1998           1997           1996      1998/97       1997/96
-----------------------------------------------------------------------------------------------------
Compensation and employee
     benefits ....................  $217,401       $180,482       $157,554         20.5%         14.6%
Occupancy and equipment ..........    71,323         58,352         51,958         22.2          12.3
Advertising and promotions .......    19,544         19,157         17,014          2.0          12.6
Federal deposit insurance
     premiums and assessments ....     5,439          4,689         12,019         16.0         (61.0)
Amortization of goodwill and
     other intangibles ...........    11,399         15,757          3,540        (27.7)        345.1
FDIC special assessment ..........        --             --         34,803           --        (100.0)
Other ............................   103,594         82,925         76,438         24.9           8.5
                                    --------       --------       --------
          Total non-interest
               expense ...........  $428,700       $361,362       $353,326         18.6           2.3
-----------------------------------------------------------------------------------------------------

     Compensation and employee benefits, representing 50.7% and 49.9% of total non-interest expense in 1998 and 1997, respectively, increased $36.9 million, or 20.5%, in 1998, and $22.9 million, or 14.6%, in 1997. The increases were primarily due to costs associated with expanded retail banking activities, including the acquisition of Standard and the opening of 106 new branches in 1998.

     Occupancy and equipment expenses increased $13 million in 1998 and $6.4 million in 1997. The 1998 increase reflects the costs associated with expanded retail banking activities. The increase in 1997 reflected the addition of 25 bank branch offices.

     Advertising and promotion expenses increased $387,000 in 1998 and $2.1 million in 1997. The increases reflect the increase in direct mail and other marketing expenses relating to the promotion of TCF's consumer lending and deposit products.

     Federal deposit insurance premiums and assessments increased $750,000 in 1998 following a decrease of $7.3 million in 1997. The increase in 1998 reflects higher deposit levels as a result of expanded retail banking activities. The decrease in 1997 reflected a reduction in the rate charged to TCF by the FDIC for federal deposit insurance premiums from 23 basis points to approximately
6.50 basis points as a result of federal legislation enacted on September 30, 1996 to recapitalize the SAIF, partially offset by higher deposit levels.

     Amortization of goodwill and other intangibles decreased $4.4 million in 1998 and increased $12.2 million in 1997. The decrease in 1998 was primarily due to the previously mentioned 1997 accelerated amortization of $8.7 million of deposit base intangibles, partially offset by an increase in the amortization of goodwill and deposit base intangibles resulting from the acquisition of Standard. Reductions of goodwill associated with branch sales, which are reported as a component of gains on sales of branches, totaled $3.3 million in 1998 and $514,000 in 1996.

     TCF's 1996 results included a one-time special assessment of $34.8 million from the FDIC to recapitalize the SAIF under federal legislation enacted on September 30, 1996. See "Financial Condition -- Legislative and Regulatory Developments."

     Other non-interest expense increased $20.7 million, or 24.9%, in 1998 and $6.5 million, or 8.5%, in 1997. The increase for 1998 primarily reflects costs associated with expanded retail banking activities and increases in deposit account losses. A summary of other expense is presented in Note 21 of Notes to Consolidated Financial Statements. The increase for 1998 also reflects the recognition of $1.8 million of non-recurring costs in connection with TCF's reorganization of its consumer finance company operations. The increase for 1997 reflected the write-off of $1.5 million of teller equipment in connection with the previously mentioned Great Lakes Michigan branch reorganization and the recognition of $1.5 million of non-recurring merger-related costs in connection with TCF's acquisition of Winthrop Resources Corporation. The increase in 1997 also reflected costs associated with expanded retail banking activities.

YEAR 2000 -- During 1998, TCF continued to address the "Year 2000" computer issue. The Year 2000 issue relates to the use of two digits rather than four by computer systems to define the applicable year and whether such systems will properly process information when the year changes to 2000. Failure of computer systems to properly recognize the Year 2000 could potentially result in the production of erroneous data, miscalculations of financial information such as interest, system failures, business disruption and other operational problems.

     TCF has established a Year 2000 Task Force and has evaluated its data processing and other systems with imbedded technologies, such as ATMs, vaults and security systems, to determine whether they are Year 2000 compliant. Remediation of software is substantially complete, leaving 1999 for testing. Such testing includes testing of individual applica-

                                                                        TCF 19
tion systems and "integration testing," which tests the way multiple systems work together. Many of TCF's data processing applications are supplied by third-party vendors. TCF has also evaluated whether such vendor- supplied applications are or will be Year 2000 compliant. Additionally, federal banking regulators are conducting special examinations of FDIC-insured banks and savings associations to determine whether they are taking necessary steps to prepare for the Year 2000, and are closely monitoring the progress made by these institutions in completing key steps required by their individual Year 2000 plans.

     TCF has incurred $4.4 million of internal and external costs for replacement, renovation and testing of its critical internal computer hardware and software and imbedded technologies through December 31, 1998, and expects such costs to total $10.1 million over the three-year period ending December 31, 1999. Of the $4.4 million of Year 2000 costs incurred through December 31, 1998, $1.6 million have been capitalized. Approximately $1.9 million of future Year 2000 costs are expected to be capitalized.

     TCF's Year 2000 Task Force is also developing contingency plans to mitigate potential delays or other problems. TCF's contingency plans include back-up solutions for mission-critical applications and business continuation plans for significant vendors and other business partners. Alternative courses of action for dealing with non-compliant systems are difficult to identify in general terms because they depend on the nature of the system, whether internal or external personnel are responsible for the system, and the cost and availability of replacement systems, among other factors. Although TCF believes its plans address significant contingencies over which it is able to exercise some control, there may be contingencies which cannot be readily identified or contingencies over which it has little or no control and for which few, if any, alternatives are available (for example, system failures that affect government agencies and instrumentalities such as the Federal Reserve System).

     The effect of the Year 2000 issue on TCF will also depend on the way the Year 2000 issue is addressed by TCF's customers, including significant borrowers, vendors, service providers, counterparties, competitors, utilities, government agencies and instrumentalities and other entities with which TCF does business. TCF has surveyed and continues to monitor parties with which it does business to determine how they are addressing the Year 2000 issue and whether computer hardware and software and other services provided to TCF will be, or are, Year 2000 compliant. Additionally, TCF's applicable lending and investment units have implemented procedures for identifying, managing, and underwriting Year 2000 credit risk. TCF is also monitoring the Year 2000 preparation of entities such as the Federal Reserve System, which provides services for processing and settling payments and securities transactions between banks.

     The Year 2000 efforts of third parties are ultimately not within TCF's control, and their failure to remediate Year 2000 issues successfully could result in a disruption in the services TCF provides, including deposit and loan services, and could increase TCF's operating costs and credit, investment or other risks. At the present time, it is not possible to determine with certainty whether any such events are likely to occur, or to quantify any potential negative impact they may have on TCF's future results of operations and financial condition.

     The foregoing discussion regarding Year 2000, including the discussion of the timing and effectiveness of implementation and costs of TCF's Year 2000 efforts, contains forward-looking statements which are based on management's best estimates derived using assumptions considered reasonable. These forward-looking statements involve inherent risks and uncertainties, and actual results could differ materially from those contemplated by such statements. Factors that might cause material differences include, but are not limited to, availability and cost of programmers and other systems personnel, TCF's ability to locate and correct all relevant Year 2000 computer code, including imbedded technologies, and the ability of TCF's customers, including significant borrowers, vendors, competitors, counterparties and government agencies and instrumentalities to effectively address the Year 2000 issue. Such material differences could result in, among other things, business disruption, operational problems, financial loss, legal liability and similar risks. See "Financial Condition -- Forward-Looking Information."

INCOME TAXES -- TCF recorded income tax expense of $109.1 million in 1998, compared with $95.8 million in 1997 and $61 million in 1996. Income tax expense represented 41.1% of income before income tax expense during 1998, compared with 39.8% and 37.8% in 1997 and 1996, respectively. The higher tax rates in 1998 and 1997 reflect the impact of relatively higher non-deductible expenses, including an increase in goodwill amortization resulting from the acquisition of Standard, and higher state tax rates due to business expansion.

     Further detail on income taxes is provided in Note 12 of Notes to Consolidated Financial Statements.


FINANCIAL CONDITION

INVESTMENTS -- Total investments increased $148.1 million in 1998 to $277.7 million at December 31, 1998. The increase primarily reflects increases of $95.3 million in interest-bearing deposits with banks, $41 million in federal funds sold and $11.5 million in FHLB stock. TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 1998.

SECURITIES AVAILABLE FOR SALE -- Securities available for sale are carried at fair value with the unrealized gains or losses, net of deferred income taxes, reported as accumulated other comprehensive income, which is a separate component of stockholders' equity. Securities available for sale increased $251.8 million during 1998 to $1.7 billion at December 31, 1998. The increase reflects purchases of $957.6 million of securities available for sale, partially offset by sales of $229.2 million and payment and prepayment activity. At December 31, 1998, TCF's securities available-for-sale portfolio included $1.4 billion and $289.1 million of fixed-rate and adjustable-rate mortgage-backed securities, respectively. Securities available for sale totaled $1.4 billion at December 31, 1997.

20 TCF

LOANS HELD FOR SALE -- Residential real estate and education loans held for sale are carried at the lower of cost or market. Education loans held for sale increased $3 million and residential real estate loans held for sale decreased $34.5 million from year-end 1997, and totaled $138.3 million and $74.8 million, respectively, at December 31, 1998.

LOANS AND LEASES -- The following table sets forth information about loans and leases held in TCF's portfolio, excluding loans held for sale:


                                                                             AT DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                  1998               1997              1996              1995                1994
-------------------------------------------------------------------------------------------------------------------------------
Residential real estate ................  $3,765,280         $3,623,845        $2,252,312        $2,607,202          $2,646,644
Consumer ...............................   1,876,554          1,976,699         1,728,368         1,534,213           1,286,143
Commercial real estate .................     811,428            859,916           858,225           967,766             994,452
Commercial business ....................     289,104            240,207           157,057           167,920             191,142
Lease financing ........................     398,812            368,521           296,958           239,247             194,379
                                          ----------         ----------        ----------        ----------          ----------
     Total loans and leases ............  $7,141,178         $7,069,188        $5,292,920        $5,516,348          $5,312,760
-------------------------------------------------------------------------------------------------------------------------------

     Loans and leases increased $72 million from year-end 1997 to $7.1 billion at December 31, 1998, reflecting increases of $141.4 million, $48.9 million and $30.3 million in residential real estate and commercial business loans and lease financings, respectively, offset by decreases of $100.1 million and $48.5 million in consumer and commercial real estate loans, respectively. At December 31, 1998, TCF's residential real estate loan portfolio was comprised of $1.7 billion of fixed-rate loans and $2.1 billion of adjustable-rate loans.

     Consumer loans decreased $100.1 million from year-end 1997 to $1.9 billion at December 31, 1998, reflecting decreases of $107 million in automobile loans and $9.3 million in unsecured loans, partially offset by an increase of $6.5 million in home equity loans. TCF continues its emphasis on expanding its home equity portfolio.

     As previously mentioned, TCF restructured its consumer finance company operations in December 1998, including the discontinuation of indirect automobile lending, the consolidation of offices and a renewed focus on home equity lending. In the states where the Company's banks operate (Minnesota, Illinois, Wisconsin, Michigan and Colorado), the finance company home equity operations were combined with the banks, and 25 of the 30 finance company offices were closed. Of the 23 offices in other states, 17 remain open as real estate loan production offices of TCF National Bank Minnesota ("TCF Minnesota") and the remainder were closed. Additionally, TCF reorganized its loan collection operations related to the remaining consumer finance automobile loan portfolio. Previously such collection activities were handled centrally in Pensacola, Florida for loans up to 30-days delinquent and by the branch from which the loans were originated for loans over 30-days delinquent. Beginning in December 1998, all collection operations for these loans were centralized in facilities in Minneapolis, Minnesota and Pensacola, Florida. At December 31, 1998, consumer finance automobile loans totaled $233.9 million, compared with $292.6 million at December 31, 1997.

     Prior to the restructuring, TCF provided financing through the purchase of automobile loans from dealers, an activity referred to as "indirect" automobile lending. Included in consumer finance automobile loans at December 31, 1998 are $211.4 million of sub-prime automobile loans which carry a higher level of credit risk and higher interest rates. Loans classified as sub-prime are owed by borrowers who historically have been unable to obtain credit from traditional sources because of significant past credit problems or limited credit histories. The term sub-prime refers to the Company's assessment of credit risk and bears no relationship to the prime rate of interest or persons who are able to borrow at that rate. There can be no assurances that the Company's sub-prime lending criteria are the same as those utilized by other lenders.

     The underwriting criteria for sub-prime loans originated by TCF generally have been less stringent than those historically adhered to by TCF and, as a result, these loans carry a higher level of credit risk and higher interest rates. The indirect loan portfolio also carries an increased risk of loss in the event of adverse economic developments such as a recession. The risks posed by this portfolio could also be exacerbated by TCF's discontinuation of this lending activity, which has involved the closing of its indirect lending offices and the centralization of its loan collection operations, among other changes. Sub-prime lending is inherently more risky than traditional lending and there can be no assurance that all appropriate underwriting criteria have been identified or weighted properly in the assessment of credit risk, or will afford adequate protection against the higher risks inherent in lending to sub-prime borrowers.

     In recent years, TCF has also initiated the origination of home equity loans with loan-to-value ratios in excess of 80%, and up to 100%, that carry no private mortgage insurance. These loans may carry a higher level of credit risk than loans with a lower loan-to-value ratio.

                                                                        TCF 21

     The following table summarizes TCF's commercial real estate loan portfolio by property type:


                                                               AT DECEMBER 31,
------------------------------------------------------------------------------------------------
                                                  1998                            1997
------------------------------------------------------------------------------------------------
                                                          NUMBER                          NUMBER
(DOLLARS IN THOUSANDS)               BALANCE (1)        OF LOANS      BALANCE (1)       OF LOANS
------------------------------------------------------------------------------------------------
Apartments ......................... $ 269,791              608       $ 304,866              675
Office buildings ...................   155,780              243         167,607              241
Retail services ....................   130,790              236         148,985              232
Warehouse/industrial buildings .....    86,902              135          79,980              143
Hospitality facilities .............    41,338               19          60,544               29
Health care facilities .............    24,280               14          12,494               10
Other ..............................   105,530              317          87,688              393
Unearned discounts and
     deferred loan fees ............    (2,983)            N.A.          (2,248)            N.A.
                                     ---------           ------       ---------            -----
                                     $ 811,428            1,572       $ 859,916            1,723
                                     ---------           ------       ---------            -----
Average balance ....................             $516                               $499
------------------------------------------------------------------------------------------------

(1)  Includes construction and development loans

N.A. Not applicable.


     Commercial real estate loans decreased $48.5 million from year-end 1997 to $811.4 million at December 31, 1998. Commercial business loans increased $48.9 million in 1998 to $289.1 million at December 31, 1998. TCF is seeking to expand its commercial business lending activity and, to a lesser extent, its commercial real estate lending activity to borrowers located in its primary midwestern markets in an attempt to maintain the size of these lending portfolios and, where feasible under local economic conditions, achieve some growth in these lending categories over time. At December 31, 1998, approximately 95% of TCF's commercial real estate loans outstanding were secured by properties located in its primary markets. The average individual balance of commercial real estate loans was $516,000 at December 31, 1998. Apartment loans comprised $269.8 million, or 33.2%, of total commercial real estate loans outstanding at December 31, 1998. The average individual balance of commercial business loans was $336,000 at December 31, 1998.

     Lease financings increased $30.3 million from year-end 1997 to $398.8 million at December 31, 1998, reflecting a $32.3 million increase in direct financing leases, partially offset by a $4.9 million decrease in sales-type leases. At December 31, 1998, TCF internally funded 53.7% of its lease portfolio and consequently retained the credit risk on such leases, compared with 37.6% at December 31, 1997.

ALLOWANCE FOR LOAN AND LEASE LOSSES -- Credit risk is the risk of loss from a customer default. TCF has in place a process to identify and manage its credit risks. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, identification of problem loans and leases and special procedures for collection of problem loans and leases. The risk of loss is difficult to quantify and is subject to fluctuations in values and general economic conditions and other factors. See Note 1 of Notes to Consolidated Financial Statements for additional information concerning TCF's allowance for loan and lease losses.

     At December 31, 1998, the allowance for loan and lease losses totaled $80 million, compared with $82.6 million at December 31, 1997. The allocation of TCF's allowance for loan and lease losses, including general and specific loss allocations, is as follows:



                                                                                        ALLOCATIONS AS A PERCENTAGE OF TOTAL
                                                                                        LOANS AND LEASES OUTSTANDING BY TYPE
                                                AT DECEMBER 31,                                     AT DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)           1998      1997      1996        1995       1994     1998     1997     1996      1995      1994
-------------------------------------------------------------------------------------------------------------------------------
Residential real estate ..... $ 3,471   $ 3,501   $ 2,379     $ 3,238    $ 2,493      .09%     .10%     .11%      .12%      .09%
Commercial real estate ......  12,525    15,065    16,213      20,701     22,006     1.54     1.75     1.89      2.14      2.21
Commercial business .........   5,756     4,520     3,072       7,261      5,603     1.99     1.88     1.96      4.32      2.93
Consumer ....................  32,011    28,129    26,700      16,667     10,757     1.71     1.42     1.54      1.09       .84
Lease financing .............   2,955     2,004     1,116         595         --      .74      .54      .38       .25        --
Unallocated .................  23,295    29,364    22,385      17,828     15,484      N.A.     N.A.     N.A.      N.A.     N.A.
                              -------   -------   -------     -------    -------
Total allowance balance ..... $80,013   $82,583   $71,865     $66,290    $56,343     1.12     1.17     1.36      1.20      1.06
-------------------------------------------------------------------------------------------------------------------------------

N.A.  Not applicable.

22 TCF

    During 1998, TCF did not experience any material changes in loan concentrations or loan terms that affected the December 31, 1998 balance of the allowance for loan and lease losses. The allocated allowance balances for TCF's residential, commercial real estate and commercial business loan portfolios reflect the Company's continued strengthening of its credit quality and related level of net loan charge-offs for these portfolios. The increase in the allocated allowance for lease losses reflects the previously mentioned increase in the percentage of leases that are internally funded. The allocated allowances for these portfolios do not reflect any material changes in estimation methods or assumptions.

    TCF has experienced an increase in the level of net loan charge-offs related to its consumer finance automobile portfolio. As a result, net loan charge-offs as a percentage of average loans outstanding for TCF's consumer portfolio increased to 1.29% for the year ended December 31, 1998, compared with 1.00% for 1997. In addition, the net loan charge-offs as a percentage of average loans outstanding for TCF's consumer finance automobile portfolio increased to 10.76% and 7.16% for the three months and year ended December 31, 1998, respectively, compared with 4.79% and 4.50% for the three months and year ended December 31, 1997. As a result, TCF adjusted its guideline reserve percentages on its consumer finance automobile loans. This change contributed to the increase in the December 31, 1998 balance of the allowance for loan and lease losses allocated to the consumer loan portfolio. The unallocated portion of TCF's allowance for loan and lease losses totaled $23.3 million at December 31, 1998, compared with $29.4 million at December 31, 1997. The decrease in the unallocated allowance for loan and lease losses reflects the reduction in non-accrual loans and leases, and a decrease in the balance of consumer and commercial real estate loans outstanding.

    Net loan and lease charge-offs were $25.9 million in 1998, compared with $17.9 million in 1997 and $15.9 million in 1996. The allowance for loan and lease losses as a percentage of net loan and lease charge-offs was 310% at December 31, 1998, compared with 462% at December 31, 1997 and 453% at December 31, 1996. The decrease in TCF's allowance for loan and lease losses as a percentage of net loan and lease charge-offs at December 31, 1998 reflects the impact of the significant consumer finance automobile loan charge-off activity during 1998, and a decrease in consumer finance automobile loans outstanding.

    A summary of the allowance for loan and lease losses and selected statistics is presented in Note 8 of Notes to Consolidated Financial Statements.


NON-PERFORMING ASSETS--Non-performing assets (principally non-accrual loans and leases and other real estate owned) totaled $48.7 million at December 31, 1998, down $10.1 million from the December 31, 1997 total of $58.7 million. The decrease in total non-performing assets reflects decreases of $3.3 million in consumer non-accrual loans and $7 million in other real estate owned and other assets. Approximately 75% of non-performing assets consist of, or are secured by, real estate. The accrual of interest income is generally discontinued when loans and leases become 90 days or more past due with respect to either principal or interest unless such loans and leases are adequately secured and in the process of collection.

     Non-performing assets are summarized in the following table:


                                                                              AT DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                 1998           1997           1996            1995           1994
-------------------------------------------------------------------------------------------------------------------------
Non-accrual loans and leases:
    Consumer ......................................  $17,745       $21,037         $13,472        $ 7,487         $ 2,127
    Residential real estate .......................    8,078         8,451           3,996          7,045           7,211
    Commercial real estate ........................    4,352         3,818           7,604         22,255          18,452
    Commercial business ...........................    2,797         3,370           1,149          7,541           5,972
    Lease financing ...............................      725           117             176             --              --
                                                     -------       -------        --------       --------        --------
                                                      33,697        36,793          26,397         44,328          33,762
Other real estate owned and other assets ..........   14,972        21,953          19,937         26,402          23,849
                                                     -------       -------        --------       --------        --------
    Total non-performing assets ...................  $48,669       $58,746         $46,334        $70,730         $57,611
                                                     -------       -------        --------       --------        --------
Non-performing assets as a percentage of net loans
    and leases ....................................      .69%          .84%            .89%          1.30%           1.10%
Non-performing assets as a percentage of total
    assets ........................................      .48           .60             .62            .94             .71
-------------------------------------------------------------------------------------------------------------------------

                                                                         TCF 23

     The following table sets forth information regarding TCF's delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:


                                                      AT DECEMBER 31,
-----------------------------------------------------------------------------------------
                                              1998                     1997
-----------------------------------------------------------------------------------------
                                               PERCENTAGE OF               PERCENTAGE OF
                                     PRINCIPAL     LOANS AND    PRINCIPAL      LOANS AND
(DOLLARS IN THOUSANDS)                BALANCES        LEASES     BALANCES         LEASES
-----------------------------------------------------------------------------------------
Loans and leases delinquent for:
      30-59 days ....................  $51,768          .72%    $38,902         .54%
      60-89 days ....................   15,373          .22      12,730         .18
      90 days or more ...............       --           --          --          --
                                       -------         ----     -------         ----
          Total .....................  $67,141          .94%    $51,632         .72%
-----------------------------------------------------------------------------------------


    The over 30-day delinquency rate on TCF's loans and leases (excluding loans held for sale and non-accrual loans and leases) was .94% of loans and leases outstanding at December 31, 1998, compared with .72% at year-end 1997. TCF's delinquency rates are determined using the contractual method. The following table sets forth information regarding TCF's over 30-day delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:


                                                                             AT DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                               1998                                    1997
------------------------------------------------------------------------------------------------------------------------
                                                 PRINCIPAL         PERCENTAGE              PRINCIPAL         PERCENTAGE
(DOLLARS IN THOUSANDS)                           BALANCES         OF PORTFOLIO             BALANCES         OF PORTFOLIO
------------------------------------------------------------------------------------------------------------------------
Consumer ....................................     $52,588               2.83%              $38,610              1.91%
Residential real estate .....................       9,151                .24                10,567               .29
Commercial real estate ......................       1,787                .22                 1,173               .14
Commercial business .........................       1,984                .69                   396               .17
Lease financing .............................       1,631                .41                   886               .21
                                                  -------                                  -------
          Total .............................     $67,141                .94               $51,632               .72
------------------------------------------------------------------------------------------------------------------------

     TCF's over 30-day delinquency rate on total consumer loans was 2.83% at December 31, 1998, up from 1.91% at year-end 1997. Management continues to monitor the consumer loan portfolio, which will generally have higher delinquencies, especially indirect automobile loans. TCF's over 60-day delinquency rate on consumer finance automobile loans was 3.23% at December 31, 1998, compared with 1.65% at December 31, 1997. Indirect automobile lending is generally considered to involve a higher level of credit risk and the management of delinquencies and liquidation of this portfolio will be a key challenge. See "Loans and Leases."

     In addition to non-accrual loans and leases, there were commercial real estate and commercial business loans and lease financings with an aggregate principal balance of $23.1 million outstanding at December 31, 1998 for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. This amount consists of loans and leases that were classified for regulatory purposes as substandard, doubtful or loss, or were to borrowers that currently are experiencing financial difficulties or that management believes may experience financial difficulties in the future. This compares with $23.6 million of such loans and leases at December 31, 1997. Although these loans and leases are secured by commercial real estate or other corporate assets, they may be subject to future modifications of their terms or may become non-performing. Management is monitoring the performance and classification of such loans and leases and the financial condition of these borrowers.

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

     Deposits are the primary source of TCF's funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan and lease repayments, proceeds from the discounting of leases, advances from the FHLB and proceeds from reverse repurchase borrowing agreements. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds and other factors. TCF's deposit inflows and outflows have been and will continue to be affected by these factors. See "Forward-Looking Information." Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under reverse repurchase agreements and, to a lesser extent, from other sources. See "Borrowings."

24 TCF

     Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF's wholly owned bank subsidiaries, issuance of equity securities, borrowings under the Company's $135 million bank line of credit, and interest income. TCF's subsidiary banks' ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Undistributed earnings and profits at December 31, 1998 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

DEPOSITS -- Deposits totaled $6.7 billion at December 31, 1998, down $192.2 million from December 31, 1997. The decrease reflects the previously mentioned branch sales with deposits totaling $234 million. Lower interest-cost checking, savings and money market deposits totaled $3.8 billion, up $454.9 million from year-end 1997, and comprised 55.9% of total deposits at December 31, 1998. Checking, savings and money market deposits are an important source of lower cost funds and fee income for TCF. Higher interest-cost certificates of deposit decreased $647.1 million from December 31, 1997. The Company's weighted-average rate for deposits, including non-interest bearing deposits, decreased to 2.73% at December 31, 1998, from 3.42% at December 31, 1997. This decrease reflects growth in lower interest-cost checking, savings and money market deposits, decreases in rates paid on such deposits and a lower proportion of higher-rate certificates at December 31, 1998 than at December 31, 1997.

BORROWINGS -- Borrowings are used primarily to fund the purchases of investments and securities available for sale. These borrowings totaled $2.5 billion at December 31, 1998, up $733.9 million from year-end 1997. The increase was primarily due to increases of $464.6 million in FHLB advances, $255 million in securities sold under repurchase agreements and $74 million in TCF's bank line of credit, partially offset by a decrease of $44.9 million in discounted lease rentals. The increase in FHLB advances and securities sold under repurchase agreements reflects the previously mentioned purchases of securities available for sale in 1998. The weighted-average rate on borrowings decreased to 6.00% at December 31, 1998, from 6.43% at December 31, 1997.

STOCKHOLDERS' EQUITY -- Stockholders' equity at December 31, 1998 was $845.5 million, or 8.3% of total assets, down from $953.7 million, or 9.8% of total assets, at December 31, 1997. The decrease in stockholders' equity is primarily due to the repurchase of 7,549,300 shares of TCF's common stock at a cost of $210.9 million and the payment of $55 million in common stock dividends, partially offset by net income of $156.2 million for the year ended December 31, 1998.

RECENT ACCOUNTING DEVELOPMENTS -- In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires recognition of all derivative instruments as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. A derivative may be designated as a hedge of an exposure to changes in the fair value of a recognized asset or liability, an exposure to variable cash flows of a forecasted transaction, or a foreign currency exposure. The accounting for gains and losses associated with changes in the fair value of a derivative and the impact on TCF's consolidated statements will depend on its hedge designation and whether the hedge is highly effective in offsetting changes in the fair value or cash flows of the underlying hedged item. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. It is too early to predict what effect, if any, the statement will have on TCF.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise -- an amendment of SFAS No. 65." The statement is effective for the first fiscal quarter beginning after December 15, 1998. The adoption of SFAS No. 134 will not affect TCF's results of operations or financial condition.

FORWARD-LOOKING INFORMATION -- There are a number of important factors which could cause TCF's future results to differ materially from historical performance and which make any forward-looking statements about TCF's financial results subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes; adverse economic developments which may increase default and delinquency risks in TCF's loan and lease portfolios or lead to other adverse developments; increases in bankruptcy filings by TCF's loan and lease customers; adverse credit losses or other unfavorable developments in the liquidation or other disposition of TCF's consumer finance automobile loan portfolio; shifts in interest rates which may result in shrinking interest margins, increased borrowing costs or other adverse developments; deposit outflows; interest rates on competing investments; demand for financial services and loan and lease products; increases in competition in the banking and financial services industry; changes in accounting policies or guidelines, or monetary and fiscal policies of the federal government; inflation; changes in the quality or composition of TCF's loan, lease and investment portfolios; adverse changes in securities markets; results of litigation or other significant uncertainties. TCF's Year 2000 compliance initiatives or other required technological changes are subject to certain uncertainties which may delay or increase the cost of implementation. To some extent, TCF's operations will be dependent on the Year 2000 compliance achieved by outside vendors, borrowers and government agencies or instrumentalities such as the Federal Reserve System, and also on the cooperation of such parties in testing the effectiveness of compliance initiatives. TCF's 1997 and 1998 acquisitions (and its commitment to construct additional Jewel-Osco branches in future periods)

                                                                        TCF 25
are subject to additional uncertainties, including the possible failure to fully realize anticipated benefits from the transactions. Significant uncertainties in such transactions include lower than expected income or revenue or higher than expected operating costs; greater than expected costs or difficulties related to the integration and retention of employees of the acquired business operations; and other unanticipated occurrences which may increase the costs related to the transactions or decrease the expected financial benefits of the transactions.


LEGISLATIVE AND REGULATORY DEVELOPMENTS -- Federal and state legislation imposes numerous legal and regulatory requirements on financial institutions. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on TCF and its bank and other subsidiaries.

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

     After passage of both the BIF/SAIF legislation and the repeal of the reserve method of accounting for bad debts, TCF completed the conversion of its savings bank subsidiaries to national banks and TCF became a national bank holding company on April 7, 1997. In connection with the national bank conversions, TCF chartered two new national bank subsidiaries, Great Lakes Ohio and TCF National Bank Colorado ("TCF Colorado"). As previously mentioned, TCF sold all eight branches and related deposits of Great Lakes Ohio in 1997. TCF now operates five national bank subsidiaries: TCF Minnesota, TCF National Bank Illinois, TCF National Bank Wisconsin, TCF Colorado and Great Lakes Michigan.


MARKET RISK -- INTEREST-RATE RISK -- TCF's results of operations are dependent to a large degree on its net interest income, which is the difference between interest income and interest expense, and the Company's ability to manage its interest-rate risk. Although TCF manages other risks, such as credit and liquidity risk, in the normal course of its business, the Company considers interest-rate risk to be its most significant market risk. TCF, like most financial institutions, has a material interest-rate risk exposure to changes in both short-term and long-term interest rates as well as variable index interest rates (e.g., prime). Since TCF does not hold a trading portfolio, the Company is not exposed to significant market risk from trading activities.

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

     For an institution with a negative interest-rate gap for a given period, the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of interest-earning assets repricing within the same period. In a rising interest-rate environment, institutions with negative interest-rate gaps will generally experience more immediate increases in the cost of their liabilities than in the yield on their assets. Conversely, the yield on assets for institutions with negative interest-rate gaps will generally decrease more slowly than the cost of their funds in a falling interest-rate environment.

     TCF's Asset/Liability Management Committee manages TCF's interest-rate risk based on interest rate expectations and other factors. The principal objective of TCF's asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest-rate risk and liquidity risk and facilitating the funding needs of the Company. The amounts in the maturity/rate sensitivity table below represent management's estimates and assumptions. Also, the amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments, competition and a general rise or decline in interest rates. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships. In addition, TCF's interest-rate risk will increase during periods of rising interest rates due to resulting slower prepayments on loans and mortgage-backed securities, and the increased likelihood that the FHLB will exercise its option to call certain of TCF's longer-term FHLB advances. See Note 11 of Notes to Consolidated Financial Statements for additional information on FHLB advances. TCF's one-year interest-rate gap was a negative $263.9 million, or (3)% of total assets, at December 31, 1998, compared with a negative $184.7 million, or (2)% of total assets, at December 31, 1997.

26 TCF

     The following table summarizes TCF's interest-rate gap position at December 31, 1998:


                                                                               MATURITY/RATE SENSITIVITY
                                                -----------------------------------------------------------------------------------
                                                    WITHIN      30 DAYS TO       6 MONTHS
(DOLLARS IN THOUSANDS)                             30 DAYS        6 MONTHS      TO 1 YEAR   1 TO 3 YEARS     3+ YEARS         TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans held for sale ........................ $   29,515      $   89,481     $   94,077     $       --   $       --    $  213,073
   Securities available for sale ..............     67,266         273,157        258,274        395,766      683,456     1,677,919
   Real estate loans(1) .......................    301,915         694,853        749,200      1,517,542    1,313,198     4,576,708
   Lease financings ...........................     15,792          75,467         71,704        201,893       33,956       398,812
   Other loans(1) .............................  1,244,145         141,277        139,590        337,515      303,131     2,165,658
   Investments ................................    254,603              --             --             --       23,112       277,715
                                                ----------     -----------     ----------     ----------   ----------    ----------
                                                 1,913,236       1,274,235      1,312,845      2,452,716    2,356,853     9,309,885
                                                ----------     -----------     ----------     ----------   ----------    ----------
Interest-bearing liabilities:
   Checking deposits(2) .......................    180,912              --             --             --    1,698,711     1,879,623
   Passbook and statement deposits(2) .........     66,933         124,060        131,258        355,972      498,708     1,176,931
   Money market deposits ......................    700,004              --             --             --           --       700,004
   Certificate deposits .......................    336,455       1,328,160        793,167        459,342       41,464     2,958,588
   Federal Home Loan Bank advances ............    200,000          35,000        335,207      1,184,001       50,000     1,804,208
   Discounted lease rentals ...................      8,586          39,862         41,702         86,141        7,393       183,684
   Other borrowings ...........................    442,585             161            174            530       29,704       473,154
                                                ----------     -----------     ----------     ----------   ----------    ----------
                                                 1,935,475       1,527,243      1,301,508      2,085,986    2,325,980    9,176,192
                                                ----------     -----------     ----------     ----------   ----------    ----------
Interest-earning assets over (under)
   interest-bearing liabilities ............... $  (22,239)     $ (253,008)    $   11,337    $   366,730  $    30,873    $  133,693
                                                ----------     -----------     ----------     ----------   ----------    ----------
Cumulative gap ................................ $  (22,239)     $ (275,247)    $ (263,910)   $   102,820  $   133,693    $  133,693
                                                ----------     -----------     ----------     ----------   ----------    ----------
Cumulative gap as a percentage of total assets:
   At December 31, 1998 .......................         --%             (3)%           (3)%            1%           1%            1%
                                                ----------     -----------     ----------     ----------   ----------    ----------
   At December 31, 1997 .......................          7%             --%           (2)%            4%           4%            4%
-----------------------------------------------------------------------------------------------------------------------------------


(1) Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience.

(2)  Includes non-interest bearing deposits.


     The following tables provide information about TCF's financial instruments and derivative financial instruments, all of which are held for purposes other than trading and are sensitive to changes in interest rates. For loans held for sale, securities available for sale, loans, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as modified by the Company's historical experience of the impact of interest rate fluctuations on the prepayment of the assets. For deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience, management's judgment, and statistical analysis, with respect to customer account retention. For forward mortgage loan sales commitments, the table presents notional amounts and, as applicable, weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the commitments. For commitments to extend credit, the balance represents the notional amount of the off-balance-sheet item and the average interest rate represents the weighted-average interest rate of the underlying loans. This table does not include the effect of repricings, which is an important consideration in management's interest-rate risk analysis. The expected principal/notional maturity amounts at December 31, 1998 and December 31, 1997 are as follows:

                                                                        TCF 27


                                                                                      AT DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                          1999                 2000               2001               2002
---------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
   Fixed-rate loans held for sale .................... $      54,659             $     --         $       --           $     --
      Average interest rate ..........................          6.56%                  --%                --%                --%
   Variable-rate loans held for sale .................       158,414                   --                 --                 --
      Average interest rate ..........................          6.50%                  --%                --%                --%
   Fixed-rate securities available for sale ..........       318,645              239,782            155,753            123,331
      Average interest rate ..........................          6.75%                6.79%              6.82%              6.78%
   Variable-rate securities available for sale .......       107,343               68,652             38,765             24,491
      Average interest rate ..........................          6.14%                6.20%              6.22%              6.23%
   Fixed-rate loans ..................................       778,886              541,290            392,492            281,057
     Average interest rate ...........................         10.25%                9.25%              8.55%              8.09%
   Variable-rate loans ...............................     1,136,629              683,244            437,978            315,395
     Average interest rate ...........................          7.76%                7.86%              7.95%              8.08%
   Fixed-rate investments ............................       161,121                   --                 --                 --
     Average interest rate ...........................          4.85%                  --%                --%                --%
   Variable-rate investments .........................            --                   --                 --                 --
     Average interest rate ...........................            --%                  --%                --%                --%

RATE SENSITIVE LIABILITIES:
   Deposits with no stated maturity ..................       416,463              204,418            151,814            113,860
     Average interest rate ...........................           .88%                1.07%              1.07%              1.07%
   Certificate deposits ..............................     2,459,050              345,232            112,920             22,366
     Average interest rate ...........................          4.94%                5.32%              5.55%              5.29%
   Fixed-rate borrowings .............................       941,487              297,399            936,602                 --
      Average interest rate ..........................          6.21%                6.16%              5.22%                --%
   Variable-rate borrowings ..........................        21,271                   --                 --                 --
      Average interest rate ..........................          5.23%                  --%                --%                --%

RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
   Forward mortgage loan sales commitments ...........       106,676                   --                 --                 --
      Average interest rate ..........................          6.17%                  --%                --%                --%
   Commitments to extend credit(1) ...................       208,699                   --                 --                 --
      Average interest rate ..........................          6.63%                  --%                --%                --%
---------------------------------------------------------------------------------------------------------------------------------




                                                                                    AT DECEMBER 31, 1998
--------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                         2003         THEREAFTER                TOTAL         FAIR VALUE
--------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
   Fixed-rate loans held for sale ....................   $       --       $         --      $        54,659     $       54,994
      Average interest rate ..........................           --%                --%                6.56%
   Variable-rate loans held for sale .................           --                 --              158,414            160,915
      Average interest rate ..........................           --%                --%                6.50%
   Fixed-rate securities available for sale ..........       99,145            436,763            1,373,419          1,388,841
      Average interest rate ..........................         6.75%              6.61%                6.72%
   Variable-rate securities available for sale .......       15,793             37,108              292,152            289,078
      Average interest rate ..........................         6.24%              5.99%                6.16%
   Fixed-rate loans ..................................      218,066            633,391            2,845,182          2,859,691
     Average interest rate ...........................         7.89%              8.05%               8.94%
   Variable-rate loans ...............................      245,998          1,122,003            3,941,247          4,060,036
     Average interest rate ...........................         8.24%              9.24%                8.27%
   Fixed-rate investments ............................           --             23,112              184,233            184,233
     Average interest rate ...........................           --%              6.00%                4.99%
   Variable-rate investments .........................           --             93,482               93,482             93,482
     Average interest rate ...........................           --%              7.06%                7.06%

RATE SENSITIVE LIABILITIES:
   Deposits with no stated maturity ..................       85,395          2,784,608            3,756,558          3,756,558
     Average interest rate ...........................         1.07%               .92%                 .94%
   Certificate deposits ..............................       14,020              5,000            2,958,588          2,994,231
     Average interest rate ...........................         4.10%              4.80%                5.01%
   Fixed-rate borrowings .............................       78,750              1,853            2,256,091          2,270,043
      Average interest rate ..........................         7.14%              5.95%                5.81%
   Variable-rate borrowings ..........................           --                 --               21,271             21,271
      Average interest rate ..........................           --%                --%                5.23%

RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
   Forward mortgage loan sales commitments ...........           --                 --              106,676                113(1)
      Average interest rate ..........................           --%                --%                6.17%
   Commitments to extend credit(1) ...................           --                 --              208,699               (264)(2)
      Average interest rate ..........................           --%                --%                6.63%
--------------------------------------------------------------------------------------------------------------------------------

(1) Excludes commitments to extend credit with floating interest rates and repricing terms of one year or less.

(2)  Positive amounts represent assets, negative amounts represent liabilities.

28 TCF


                                                                              AT DECEMBER 31, 1997
--------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                          1998                 1999               2000          2001
--------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
   Fixed-rate loans held for sale ...................  $      47,131           $       --          $      --       $    --
      Average interest rate .........................           7.31%                  --%                --%           --%
   Variable-rate loans held for sale ................        197,481                   --                 --            --
      Average interest rate .........................           7.17%                  --%                --%           --%
   Fixed-rate securities available for sale .........        185,051              190,019            126,549        73,863
      Average interest rate .........................           7.20%                7.20%              7.20%         7.20%
   Variable-rate securities available for sale ......        128,274               94,775             70,064        51,839
      Average interest rate .........................           7.46%                7.46%              7.46%         7.46%
   Fixed-rate loans .................................        678,823              478,268            348,516       306,888
      Average interest rate .........................          11.33%               10.50%              9.59%         8.71%
   Variable-rate loans ..............................        997,028              684,049            527,458       367,889
      Average interest rate .........................           8.38%                8.41%              8.59%         8.57%
   Fixed-rate investments ...........................         24,633                   --                 --            --
      Average interest rate .........................           6.09%                  --%                --%           --%
   Variable-rate investments ........................             --                   --                 --            --
      Average interest rate .........................             --%                  --%                --%           --%
   Due from brokers .................................        126,662                   --                 --            --
      Average interest rate .........................           6.86%                  --%                --%           --%

RATE SENSITIVE LIABILITIES:
   Deposits with no stated maturity .................        333,654              202,542            151,905       113,930
      Average interest rate .........................           1.87%                2.04%              2.04%         2.04%
   Certificate deposits .............................      2,931,999              400,893            177,899        68,895
      Average interest rate .........................           5.04%                5.46%              5.54%         5.78%
   Fixed-rate borrowings ............................        421,548              375,510            297,758        25,132
      Average interest rate .........................           6.14%                6.04%              6.16%         6.09%
   Variable-rate borrowings .........................        228,441               93,735                 --            --
      Average interest rate .........................           5.88%                5.69%                --%           --%

RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
   Forward mortgage loan sales commitments ..........         81,575                   --                 --            --
      Average interest rate .........................           6.77%                  --%                --%           --%
   Commitments to extend credit(1) ..................        158,452                   --                 --            --
      Average interest rate .........................           7.12%                  --%                --%           --%
--------------------------------------------------------------------------------------------------------------------------


                                                                              AT DECEMBER 31, 1997
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                       2002     THEREAFTER               TOTAL           FAIR VALUE
-------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS:
   Fixed-rate loans held for sale ...................   $      --    $       --        $      47,131        $      48,786
      Average interest rate .........................          --%           --%                7.31%
   Variable-rate loans held for sale ................          --            --              197,481              199,555
      Average interest rate .........................          --%           --%                7.17%
   Fixed-rate securities available for sale .........      60,620       280,299              916,401              930,070
      Average interest rate .........................        7.20%         7.20%                7.20%
   Variable-rate securities available for sale ......      38,398       112,228              495,578              496,061
      Average interest rate .........................        7.46%         7.46%                7.46%
   Fixed-rate loans .................................     158,156       387,880            2,358,531            2,357,476
      Average interest rate .........................        8.51%         8.19%                9.86%
   Variable-rate loans ..............................     316,027     1,509,658            4,402,109            4,594,839
      Average interest rate .........................        8.74%         9.79%                8.93%
   Fixed-rate investments ...........................          --        22,977               47,610               47,610
      Average interest rate .........................          --%         6.00%                6.05%
   Variable-rate investments ........................          --        82,002               82,002               82,002
      Average interest rate .........................          --%         7.34%                7.34%
   Due from brokers .................................          --            --              126,662              126,662
      Average interest rate .........................          --%           --%                6.86%

RATE SENSITIVE LIABILITIES:
   Deposits with no stated maturity .................      85,447     2,414,169            3,301,647            3,301,647
      Average interest rate .........................        2.04%         2.04%                1.39%                1.55%
   Certificate deposits .............................      18,778         7,199            3,605,663            3,637,981
      Average interest rate .........................        5.19%         5.40%                5.13%
   Fixed-rate borrowings ............................          --        56,432            1,176,380            1,175,251
      Average interest rate .........................          --%         7.70%                6.19%
   Variable-rate borrowings .........................          --            --              322,176              322,176
      Average interest rate .........................          --%           --%                5.82%

RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
   Forward mortgage loan sales commitments ..........          --            --               81,575                 (326)(2)
      Average interest rate .........................          --%           --%                6.77%
   Commitments to extend credit(1) ..................          --            --              158,452                 (209)(2)
      Average interest rate .........................          --%           --%                7.12%
-------------------------------------------------------------------------------------------------------------------------

(1) Excludes commitments to extend credit with floating interest rates and repricing terms of one year or less.

(2)  Negative amounts represent liabilities.

                                                                        TCF 29

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                   AT DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)                                1998                  1997
---------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks ..............................................   $    420,477        $    297,010
Investments ..........................................................        277,715             129,612
Securities available for sale ........................................      1,677,919           1,426,131
Loans held for sale ..................................................        213,073             244,612
Loans and leases:
        Residential real estate ......................................      3,765,280           3,623,845
        Commercial real estate .......................................        811,428             859,916
        Commercial business ..........................................        289,104             240,207
        Consumer .....................................................      1,876,554           1,976,699
        Lease financing ..............................................        398,812             368,521
                                                                         ------------        ------------
              Total loans and leases .................................      7,141,178           7,069,188
              Allowance for loan and lease losses ....................        (80,013)            (82,583)
                                                                         ------------        ------------
                     Net loans and leases ............................      7,061,165           6,986,605
Goodwill .............................................................        166,645             177,700
Deposit base intangibles .............................................         16,238              19,821
Other assets .........................................................        331,362             463,169
                                                                         ------------        ------------
                                                                         $ 10,164,594        $  9,744,660
                                                                         ------------        ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
        Checking .....................................................   $  1,879,623        $  1,468,657
        Passbook and statement .......................................      1,176,931           1,134,678
        Money market .................................................        700,004             698,312
        Certificates .................................................      2,958,588           3,605,663
                                                                         ------------        ------------
              Total deposits .........................................      6,715,146           6,907,310
                                                                         ------------        ------------
Securities sold under repurchase agreements and federal
        funds purchased ..............................................        367,280             112,444
Federal Home Loan Bank advances ......................................      1,804,208           1,339,578
Discounted lease rentals .............................................        183,684             228,596
Other borrowings .....................................................        105,874              46,534
                                                                         ------------        ------------
              Total borrowings .......................................      2,461,046           1,727,152
Accrued interest payable .............................................         27,601              23,510
Accrued expenses and other liabilities ...............................        115,299             133,008
                                                                         ------------        ------------
              Total liabilities ......................................      9,319,092           8,790,980
                                                                         ------------        ------------
Stockholders' equity:
        Preferred stock, par value $.01 per share, 30,000,000
              shares authorized; none issued and outstanding .........             --                  --
        Common stock, par value $.01 per share, 280,000,000 shares
              authorized; 92,912,246 and 92,821,529 shares issued ....            929                 928
        Additional paid-in capital ...................................        507,534             460,684
        Retained earnings, subject to certain restrictions ...........        610,177             508,969
        Unamortized deferred compensation ............................        (24,217)            (25,457)
        Loan to Executive Deferred Compensation Plan .................         (6,111)                 --
        Shares held in trust for deferred compensation
              plans, at cost .........................................        (45,740)                 --
        Accumulated other comprehensive income .......................          7,591               8,556
        Treasury stock, at cost, 7,343,117 shares in 1998 ............       (204,661)                 --
                                                                         ------------        ------------
              Total stockholders' equity .............................        845,502             953,680
                                                                         ------------        ------------
                                                                         $ 10,164,594        $  9,744,660
---------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

30 TCF

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                         YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER-SHARE DATA)                                1998           1997           1996
-------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans and leases ............................................... $631,342       $563,966       $516,054
Securities available for sale ..................................   93,124         95,701         75,303
Loans held for sale ............................................   14,072         15,755         17,080
Investments ....................................................   10,356          7,192          4,447
                                                                 --------      ---------       --------
      Total interest income ....................................  748,894        682,614        612,884
                                                                 --------      ---------       --------
INTEREST EXPENSE:
Deposits .......................................................  212,492        195,182        171,375
Borrowings .....................................................  110,668         93,836         86,941
                                                                 --------      ---------       --------
      Total interest expense ...................................  323,160        289,018        258,316
                                                                 --------      ---------       --------
              Net interest income ..............................  425,734        393,596        354,568
Provision for credit losses ....................................   23,280         17,995         21,446
                                                                 --------      ---------       --------
      Net interest income after provision
         for credit losses .....................................  402,454        375,601        333,122
                                                                 --------      ---------       --------
NON-INTEREST INCOME:
Fee and service charge revenues ................................  127,952        101,329         90,424
Electronic funds transfer revenues .............................   50,556         30,808         21,478
Leasing revenues ...............................................   31,344         32,025         23,814
Title insurance revenues .......................................   20,161         13,730         13,492
Commissions on sales of annuities ..............................    8,413          7,894          9,134
Commissions on sales of mutual funds ...........................    5,513          3,998          3,372
Gain on sale of loans held for sale ............................    7,575          4,777          5,038
Other ..........................................................   11,156          7,789          6,584
                                                                 --------      ---------       --------
                                                                  262,670        202,350        173,336
                                                                 --------      ---------       --------
Gain on sale of securities available for sale ..................    2,246          8,509             86
Gain on sale of loan servicing .................................    2,414          1,622             --
Gain on sale of branches .......................................   18,585         14,187          2,747
Gain on sale of joint venture interest .........................    5,580             --             --
Gain on sale of loans ..........................................       --             --          5,443
                                                                 --------      ---------       --------
                                                                   28,825         24,318          8,276
                                                                 --------      ---------       --------
      Total non-interest income ................................  291,495        226,668        181,612
                                                                 --------      ---------       --------
NON-INTEREST EXPENSE:
Compensation and employee benefits .............................  217,401        180,482        157,554
Occupancy and equipment ........................................   71,323         58,352         51,958
Advertising and promotions .....................................   19,544         19,157         17,014
Federal deposit insurance premiums and assessments .............    5,439          4,689         12,019
Amortization of goodwill and other intangibles .................   11,399         15,757          3,540
FDIC special assessment ........................................       --             --         34,803
Other ..........................................................  103,594         82,925         76,438
                                                                 --------      ---------       --------
      Total non-interest expense ...............................  428,700        361,362        353,326
                                                                 --------      ---------       --------
              Income before income tax expense .................  265,249        240,907        161,408
Income tax expense .............................................  109,070         95,846         61,031
                                                                 --------      ---------       --------
              Net income ....................................... $156,179       $145,061       $100,377
                                                                 --------      ---------       --------
NET INCOME PER COMMON SHARE:
      Basic .................................................... $   1.77       $   1.72       $   1.23
                                                                 --------      ---------       --------
      Diluted .................................................. $   1.76       $   1.69       $   1.20
                                                                 --------      ---------       --------
DIVIDENDS DECLARED PER COMMON SHARE ............................ $  .6125       $ .46875       $.359375
-------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                                                         TCF 31

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                         NUMBER OF
                                            COMMON                            ADDITIONAL           RETAINED
(DOLLARS IN THOUSANDS)               SHARES ISSUED       COMMON STOCK    PAID-IN CAPITAL           EARNINGS
-----------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995 ..........  83,452,782        $       835        $   252,187        $   329,001
Comprehensive income:
   Net income .......................          --                 --                 --            100,377
   Unrealized loss on
      securities available
      for sale, net of tax
      and reclassification
      adjustment ....................          --                 --                 --                 --
                                       ----------        -----------        -----------        -----------
   Comprehensive income .............          --                 --                 --            100,377
Dividends on common stock ...........          --                 --                 --            (26,595)
Purchase of 2,380,136 shares
   to be held in treasury ...........          --                 --                 --                 --
Issuance of 1,256,232 shares,
   of which 10,100 shares were
   from treasury ....................   1,246,132                 13             18,651                 --
Repurchase and cancellation
   of shares ........................    (113,342)                (2)              (686)              (674)
Amortization of deferred
   compensation .....................          --                 --                 --                 --
Exercise of stock options ...........     656,660                  6              4,168                 --
Payments on Loan to Executive
   Deferred Compensation Plan . .....          --                 --                 --                 --
                                       ----------        -----------        -----------        -----------

BALANCE, DECEMBER 31, 1996 ..........  85,242,232                852            274,320            402,109
Comprehensive income:
   Net income .......................          --                 --                 --            145,061
   Unrealized gain on
      securities available
      for sale, net of tax
      and reclassification
      adjustment ....................          --                 --                 --                 --
                                       ----------        -----------        -----------        -----------
   Comprehensive income .............          --                 --                 --            145,061
Dividends on common stock ...........          --                 --                 --            (38,201)
Issuance of 7,700,000 shares
   to effect purchase
   acquisition, of which
   1,194,268 were from
   treasury .........................   6,505,732                 65            162,937                 --
Purchase of 1,295,800 shares
   to be held in treasury ...........          --                 --                 --                 --
Issuance of 3,326,034 shares,
   of which 2,426,968 shares
   were from treasury ...............     899,066                  9             20,570                 --
Repurchase and cancellation
   of shares ........................      (2,086)                --                (60)                --
Amortization of deferred
   compensation .....................          --                 --                 --                 --
Exercise of stock options,
   of which 44,600 were from
   treasury .........................     176,585                  2              2,917                 --
Payments on Loan to Executive
   Deferred Compensation Plan . .....          --                 --                 --                 --
                                       ----------        -----------        -----------        -----------

BALANCE, DECEMBER 31, 1997 ..........  92,821,529                928            460,684            508,969
Comprehensive income:
   Net income .......................          --                 --                 --            156,179
   Unrealized loss on
      securities available
      for sale, net of tax
      and reclassification
      adjustment ....................          --                 --                 --                 --
                                       ----------        -----------        -----------        -----------
   Comprehensive income .............          --                 --                 --            156,179
Dividends on common stock ...........          --                 --                 --            (54,971)
Purchase of 7,549,300
   shares to be held in
   treasury .........................          --                 --                 --                 --
Issuance of 108,200
   shares, of which
   61,000 shares were
   from treasury ....................      47,200                  1              2,518                 --
Cancellation of shares ..............     (18,170)                --               (375)                --
Amortization of deferred
   compensation .....................          --                 --                 --                 --
Exercise of stock options,
   of which 145,183 shares
   were from treasury ...............      61,687                 --             (1,033)                --
Shares held in trust for
   deferred compensation
   plans  ............................         --                 --             45,740                 --
Loan to Executive Deferred
   Compensation Plan, net ...........          --                 --                 --                 --
                                       ----------        -----------        -----------        -----------

BALANCE, DECEMBER 31, 1998 ..........  92,912,246        $       929        $   507,534        $   610,177
-----------------------------------------------------------------------------------------------------------

 See accompanying notes to consolidated financial statements.

32 TCF


                                                              LOAN TO     SHARES HELD
                                                            EXECUTIVE    IN TRUST FOR     ACCUMULATED
                                         UNAMORTIZED         DEFERRED        DEFERRED           OTHER
                                            DEFERRED     COMPENSATION   COMPREHENSIVE    COMPENSATION      TREASURY
(DOLLARS IN THOUSANDS                   COMPENSATION             PLAN           PLANS          INCOME         STOCK         TOTAL
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995 ..........   $   (11,195)     $      (131)            $--     $    11,702           $--     $   582,399

Comprehensive income:
   Net income .......................            --               --              --              --            --         100,377
   Unrealized loss on
      securities available
      for sale, net of tax
      and reclassification
      adjustment ....................            --               --              --          (9,326)           --          (9,326)
                                        -----------      -----------        --------    ------------       -------     -----------
   Comprehensive income .............            --               --              --          (9,326)           --          91,051
Dividends on common stock ...........            --               --              --              --            --         (26,595)
Purchase of 2,380,136 shares
   to be held in treasury ...........            --               --              --              --       (41,382)        (41,382)
Issuance of 1,256,232 shares,
   of which 10,100 shares were
   from treasury ....................        (4,975)              --              --              --           173          13,862
Repurchase and cancellation
   of shares ........................           574               --              --              --            --            (788)
Amortization of deferred
   compensation .....................         7,903               --              --              --            --           7,903
Exercise of stock options ...........            --               --              --              --            --           4,174
Payments on Loan to Executive
   Deferred Compensation Plan . .....            --               63              --              --            --              63
                                        -----------      -----------        --------    ------------       -------     -----------

BALANCE, DECEMBER 31, 1996 ..........        (7,693)             (68)             --           2,376       (41,209)        630,687
Comprehensive income:
   Net income .......................            --               --              --              --            --         145,061
   Unrealized gain on
      securities available
      for sale, net of tax
      and reclassification
      adjustment ....................            --               --              --           6,180            --           6,180
                                        -----------      -----------        --------    ------------       -------     -----------
   Comprehensive income .............            --               --              --           6,180            --         151,241
Dividends on common stock ...........            --               --              --              --            --         (38,201)
Issuance of 7,700,000 shares
   to effect purchase
   acquisition, of which
   1,194,268 were from
   treasury .........................            --               --              --              --        22,805         185,807
Purchase of 1,295,800 shares
   to be held in treasury ...........            --               --              --              --       (27,316)        (27,316)
Issuance of 3,326,034 shares,
   of which 2,426,968 shares
   were from treasury ...............       (26,110)              --              --              --        44,876          39,345
Repurchase and cancellation
   of shares ........................            15               --              --              --            --             (45)
Amortization of deferred
   compensation .....................         8,331               --              --              --            --           8,331
Exercise of stock options,
   of which 44,600 were from
   treasury .........................            --               --              --              --           844           3,763
Payments on Loan to Executive
   Deferred Compensation Plan . .....            --               68              --              --            --              68
                                        -----------      -----------        --------    ------------       -------     -----------

BALANCE, DECEMBER 31, 1997 ..........       (25,457)              --              --           8,556            --         953,680
Comprehensive income:
   Net income .......................            --               --              --              --            --         156,179
   Unrealized loss on
      securities available
      for sale, net of tax
      and reclassification
      adjustment ....................            --               --              --            (965)           --            (965)
                                        -----------      -----------        --------    ------------       -------     -----------
   Comprehensive income .............            --               --              --            (965)           --         155,214
Dividends on common stock ...........            --               --              --              --            --         (54,971)
Purchase of 7,549,300
   shares to be held in
   treasury .........................            --               --              --              --      (210,939)       (210,939)
Issuance of 108,200
   shares, of which
   61,000 shares were
   from treasury ....................        (4,815)              --              --              --         1,933            (363)
Cancellation of shares ..............           192               --              --              --            --            (183)
Amortization of deferred
   compensation .....................         5,863               --              --              --            --            5,863
Exercise of stock options,
   of which 145,183 shares
   were from treasury ...............            --               --              --              --         4,345           3,312
Shares held in trust for
   deferred compensation
   plans ............................            --               --         (45,740)             --            --              --
Loan to Executive Deferred
   Compensation Plan, net ...........            --           (6,111)             --              --            --          (6,111)
                                        -----------      -----------        --------    ------------       -------     -----------

BALANCE, DECEMBER 31, 1998 ..........   $   (24,217)     $    (6,111)    $   (45,740)    $     7,591   $  (204,661)    $   845,502
----------------------------------------------------------------------------------------------------------------------------------


                                                                         TCF 33

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                       1998               1997               1996
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .................................................  $   156,179        $   145,061        $   100,377
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
   Depreciation and amortization ...........................       27,914             23,185             19,724
   Amortization of goodwill and other intangibles ..........       11,399             15,757              3,540
   Provision for credit losses .............................       23,280             17,995             21,446
   Proceeds from sales of loans held for sale ..............      577,808            624,192            857,050
   Principal collected on loans held for sale ..............        9,083              9,174             10,225
   Originations and purchases of loans held for
      sale .................................................     (603,567)          (799,319)          (802,777)
   Net (increase) decrease in other assets and
      liabilities, and accrued interest ....................       14,339            (15,067)            29,231
   Gains on sales of assets ................................      (28,825)           (24,318)            (8,276)
   Other, net ..............................................        8,395             (4,707)              (488)
                                                               ----------        -----------        -----------
    Total adjustments ......................................       39,826           (153,108)           129,675
                                                               ----------        -----------        -----------
       Net cash provided (used) by operating activities ....      196,005             (8,047)           230,052
                                                               ----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collected on loans and leases ....................    3,111,218          1,952,057          1,868,774
Originations and purchases of loans ........................   (3,119,924)        (1,952,261)        (1,687,214)
Purchases of equipment for lease financing .................     (186,009)          (179,165)          (175,608)
Proceeds from sales of loans ...............................       20,330             15,910             61,302
Net (increase) decrease in interest-bearing
   deposits with banks .....................................      (95,322)           453,895           (374,630)
Proceeds from sales of securities available
         for sale ..........................................      231,438            476,218             16,636
Proceeds from maturities of and principal
   collected on securities available for sale ..............      606,603            445,145            201,914
Purchases of securities available for sale .................     (967,585)          (506,970)           (32,993)
Net (increase) decrease in short-term
   federal funds sold ......................................      (41,000)            45,000                 --
Acquisitions, net of cash acquired .........................           --           (218,896)                --
Sales of deposits, net of cash paid ........................     (235,742)          (184,917)           (60,550)
Other, net .................................................      (19,956)           (12,971)            (2,361)
                                                               ----------        -----------        -----------
    Net cash provided (used) by investing
       activities ..........................................     (695,949)           333,045           (184,730)
                                                               ----------        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits ........................       64,399             79,819           (150,667)
Net increase (decrease) in securities sold
   under repurchase agreements and federal
   funds purchased .........................................      254,836           (181,288)          (159,194)
Proceeds from borrowings ...................................    3,502,311          1,835,104          2,235,289
Payments on borrowings .....................................   (2,911,853)        (1,960,675)        (1,902,246)
Proceeds from issuance of common stock .....................           --             29,266             13,726
Purchases of common stock to be held in
   treasury ................................................     (210,939)           (27,316)           (41,382)
Payments for dividends on common stock .....................      (54,971)           (38,201)           (26,487)
Other, net .................................................      (20,372)            (1,143)           (10,707)
                                                               ----------        -----------        -----------
    Net cash provided (used) by financing
       activities ..........................................      623,411           (264,434)           (41,668)
                                                               ----------        -----------        -----------
Net increase in cash and due from banks ....................      123,467             60,564              3,654
Cash and due from banks at beginning of year ...............      297,010            236,446            232,792
                                                               ----------        -----------        -----------
Cash and due from banks at end of year .....................  $   420,477        $   297,010        $   236,446
                                                               ----------        -----------        -----------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID FOR:
   Interest on deposits and borrowings .....................  $   306,299        $   285,722        $   239,653
                                                               ----------        -----------        -----------
   Income taxes ............................................  $   105,207        $    97,319        $    73,309
                                                               ----------        -----------        -----------
Transfer of loans to other real estate owned
      and other assets .....................................  $    36,750        $    40,837        $    37,417
---------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

34 TCF

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation ("TCF" or the "Company") is a national bank holding company engaged primarily in community banking and lease financing through its wholly owned subsidiaries, TCF National Bank Minnesota ("TCF Minnesota"), TCF National Bank Illinois ("TCF Illinois"), TCF National Bank Wisconsin ("TCF Wisconsin"), TCF National Bank Colorado ("TCF Colorado"), and Great Lakes National Bank Michigan ("Great Lakes Michigan"). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation. For Consolidated Statements of Cash Flows purposes, cash and cash equivalents include cash and due from banks.


COMPREHENSIVE INCOME -- Effective January 1, 1998, TCF adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the total of net income and other comprehensive income, which for TCF is comprised entirely of unrealized gains and losses on securities available for sale. As permitted by SFAS No. 130, TCF has elected to disclose the components of comprehensive income in the Consolidated Statements of Stockholders' Equity.

     In accordance with SFAS No. 130, reclassification adjustments have been determined for all components of other comprehensive income reported in the Consolidated Statements of Stockholders' Equity.

     The following table summarizes the components of other comprehensive income:

                                                                                    YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                 1998           1997           1996
------------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses)
   on securities available for sale
   (net of tax expense (benefit) of
   $206, $6,994 and $(5,689),
   respectively) .........................................................   $   236         $11,465       $(9,273)
Reclassification adjustment for gains
   included in net income (net of tax
   expense of $1,045, $3,224 and $33,
   respectively) .........................................................    (1,201)         (5,285)          (53)
                                                                             -------         -------       -------
   Total other comprehensive income,
     net of tax ..........................................................   $  (965)        $ 6,180       $(9,326)
------------------------------------------------------------------------------------------------------------------

SEGMENT INFORMATION -- Effective January 1, 1998, TCF adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 superseded SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements, and requires that those enterprises report selected information about operating segments in interim financial reports. The adoption of SFAS No. 131 did not impact TCF's results of operations or financial condition, but did affect the disclosure of segment information. In accordance with SFAS No. 131, prior period financial information has been restated. See Note 20 for TCF's disclosures in accordance with SFAS No. 131.


EMPLOYEE BENEFIT PLANS -- Effective January 1, 1998, TCF adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. The adoption of SFAS No. 132 did not impact TCF's results of operations or financial condition. In accordance with SFAS No. 132, prior period financial information has been restated. See Note 18 for TCF's disclosures in accordance with SFAS No. 132.


INVESTMENTS -- Investments are carried at cost, adjusted for amortization of premiums or accretion of discounts using methods which approximate a level yield.


SECURITIES AVAILABLE FOR SALE -- Securities available for sale are carried at fair value with the unrealized holding gains or losses, net of deferred income taxes, reported as accumulated other comprehensive income, which is a separate component of stockholders' equity. Cost of securities sold is determined on a specific identification basis and gains or losses on sales of securities available for sale are recognized at trade dates.


LOANS HELD FOR SALE -- Loans held for sale are carried at the lower of cost or market determined on an aggregate basis, including related forward mortgage loan sales commitments. Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans held for sale are recognized at settlement dates. Net fees and costs associated with originating and acquiring loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale.

                                                                       TCF 35

LOANS AND LEASES -- Net fees and costs associated with originating and acquiring loans and leases are deferred and amortized over the lives of the assets. Net fees and costs associated with loan commitments are deferred in other assets or other liabilities until the loan is advanced. Discounts and premiums on loans purchased, net deferred fees and costs, unearned discounts and finance charges, and unearned lease income are amortized using methods which approximate a level yield over the estimated remaining lives of the loans and leases.

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

     The allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for estimated loan and lease losses. Management's judgment as to the adequacy of the allowance, including the allocated and unallocated elements, is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of non-performing assets, historical net charge-off amounts, geographic location and prevailing economic conditions. Residential loans, consumer loans, and smaller-balance commercial loans and lease financings are segregated by lease type and sub-type, and are evaluated on a group basis. The allowance for loan and lease losses is established for known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. Loans and leases are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan and lease losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

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


OTHER REAL ESTATE OWNED -- Other real estate owned is recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to other real estate owned. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in other non-interest expense.


MORTGAGE SERVICING RIGHTS -- Mortgage servicing rights are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. Any impairment is recognized through a valuation allowance.


INTANGIBLE ASSETS -- Goodwill resulting from acquisitions is amortized over 25 years on a straight-line basis. Deposit base intangibles are amortized over 10 years on an accelerated basis. The Company periodically reviews the recoverability of the carrying values of these assets.


DERIVATIVE FINANCIAL INSTRUMENTS -- TCF utilizes derivative financial instruments in order to meet the ongoing credit needs of its customers and in order to manage the market exposure of its residential loans held for sale portfolio and its commitments to extend credit for residential loans. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments. See Note 15 for additional information concerning these derivative financial instruments.

36 TCF

ADVERTISING AND PROMOTIONS -- Expenditures for advertising costs are expensed as incurred.


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


EARNINGS PER COMMON SHARE -- The following table reconciles the weighted average shares outstanding and the income applicable to common shareholders used for basic and diluted earnings per share:


                                                                                       YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)                                  1998              1997              1996
-----------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding
  used in basic earnings per common share calculation ...............    88,092,895        84,477,536        81,903,690
Net dilutive effect of:
  Stock option plans ................................................       346,434           468,275           537,900
  Restricted stock plans ............................................       476,486           838,189           654,918
  Assumed conversion of 7 1/4% convertible subordinated debentures ..            --           349,936           842,850
                                                                        -----------        ----------       -----------
Weighted average number of shares outstanding adjusted
  for effect of dilutive securities .................................    88,915,815        86,133,936        83,939,358
                                                                        -----------        ----------       -----------
Net income ..........................................................   $   156,179       $   145,061       $   100,377
Add:  Interest expense on 7 1/4% convertible subordinated
  debentures, net of tax ............................................            --               132               328
                                                                        -----------        ----------       -----------
Income applicable to common shareholders including effect
  of dilutive securities ............................................   $   156,179       $   145,193       $   100,705
                                                                        -----------        ----------       -----------
Basic earnings per common share .....................................   $      1.77       $      1.72       $      1.23
                                                                        -----------        ----------       -----------
Diluted earnings per common share ...................................   $      1.76       $      1.69       $      1.20
-----------------------------------------------------------------------------------------------------------------------


2.  BUSINESS COMBINATIONS AND ACQUISITIONS


JEWEL-OSCO BRANCHES -- On January 30, 1998, TCF Illinois completed its acquisition of 76 branches in Jewel-Osco stores in the Chicago area previously operated by Bank of America. TCF Illinois converted existing deposits by offering TCF Illinois products to Bank of America customers and acquired the related fixed assets and 178 automated teller machines ("ATM") located in Jewel-Osco stores. TCF accounted for the acquisition using the purchase method of accounting.


STANDARD FINANCIAL, INC. -- On September 4, 1997, TCF acquired all of the outstanding common stock of Standard Financial, Inc. ("Standard"), a community-oriented thrift institution with $2.6 billion in assets, $1.9 billion in deposits, and 14 full-service offices in Chicago, Illinois, for a purchase price of $423.7 million, which consisted of $237.9 million in cash and 7,700,000 shares of TCF common stock. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Standard have been included in TCF's consolidated financial statements since September 4, 1997.


WINTHROP RESOURCES CORPORATION -- On June 24, 1997, TCF completed its acquisition of Winthrop Resources Corporation ("Winthrop"), a leasing company with $363 million in assets. Winthrop leases computers, telecommunications equipment, point-of-sale systems and other business-essential equipment to companies nationwide. In connection with the acquisition, TCF issued approximately 13.4 million shares of its common stock for all of the outstanding common shares of Winthrop.

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

BOC FINANCIAL CORPORATION -- On January 16, 1997, TCF completed its purchase of BOC Financial Corporation, an Illinois-based bank holding company with $183.1 million in assets and $168 million in deposits. TCF accounted for the acquisition using the purchase method of accounting.


3.     CASH AND DUE FROM BANKS

At December 31, 1998, TCF was required by Federal Reserve Board regulations to maintain reserve balances of $159 million in cash on hand or at various Federal Reserve Banks.

                                                                        TCF 37

4.     INVESTMENTS

Investments consist of the following:


                                                                                AT DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                              1998                                           1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                           GROSS      GROSS                             GROSS       GROSS
                                            CARRYING  UNREALIZED UNREALIZED      FAIR    CARRYING  UNREALIZED  UNREALIZED      FAIR
 (IN THOUSANDS)                               VALUE        GAINS     LOSSES     VALUE       VALUE       GAINS      LOSSES     VALUE
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks .....  $115,894   $--         $--       $115,894    $ 20,572   $--        $--         $ 20,572
Federal funds sold .......................    41,000    --          --         41,000          --    --         --               --
Federal Home Loan Bank stock, at cost ....    93,482    --          --         93,482      82,002    --         --           82,002
Federal Reserve Bank stock, at cost ......    23,112    --          --         23,112      22,977    --         --           22,977
Other ....................................     4,227    --          --          4,227       4,061    --         --            4,061
                                            --------   ----        ----      --------    --------   ----       ----        --------
                                            $277,715   $--         $--       $277,715    $129,612   $--        $--         $129,612
-----------------------------------------------------------------------------------------------------------------------------------

   The carrying value, fair value and yield of investments at December 31, 1998, by contractual maturity, are shown below:


                                         CARRYING           FAIR
(DOLLARS IN THOUSANDS)                      VALUE          VALUE          YIELD
-------------------------------------------------------------------------------
Due in one year or less ...........      $161,121       $161,121          4.85%
No stated maturity(1)  ............       116,594        116,594          6.85
                                         --------       --------
                                         $277,715       $277,715          5.69
-------------------------------------------------------------------------------

(1) Balance represents FRB and FHLB stock, required regulatory investments.


5.  SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of the following:



                                                                         AT DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                       1998                                          1997
--------------------------------------------------------------------------------------------------------------------------------
                                                  GROSS       GROSS                              GROSS       GROSS
                                 AMORTIZED   UNREALIZED  UNREALIZED     FAIR     AMORTIZED  UNREALIZED  UNREALIZED      FAIR
 (DOLLARS IN THOUSANDS)               COST        GAINS      LOSSES    VALUE          COST       GAINS      LOSSES     VALUE
--------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
    FHLMC .....................  $   989,681   $ 9,966    $  (960)   $  998,687  $   701,195   $10,280    $  (676)    $  710,799
    FNMA ......................      537,197     5,567     (1,336)      541,428      466,820     4,083     (1,003)       469,900
    GNMA ......................       33,721       510       (113)       34,118       43,079       932        (18)        43,993
    Private issuer ............      104,099       311     (1,597)      102,813      199,738     1,381       (794)       200,325
    Collateralized
      mortgage obligations ....          873       --          --           873        1,147        --        (33)         1,114
                                 -----------   -------     ------    ----------   ----------   -------    -------     ----------
                                 $ 1,665,571   $16,354    $(4,006)   $1,677,919   $1,411,979   $16,676    $(2,524)    $1,426,131
                                 -----------   -------     ------    ----------   ----------   -------    -------     ----------
Weighted-average yield ........                    6.63%                                           7.04%
--------------------------------------------------------------------------------------------------------------------------------

     Gross gains of $2.3 million, $9.1 million and $102,000 and gross losses of $57,000, $602,000 and $16,000 were recognized on sales of securities available for sale during 1998, 1997 and 1996, respectively.

     Mortgage-backed securities aggregating $3.6 million were pledged as collateral to secure certain deposits at December 31, 1998.


6.     LOANS HELD FOR SALE

Loans held for sale consist of the following:

                                                             AT DECEMBER 31,
        ---------------------------------------------------------------------------
        (IN THOUSANDS)                                      1998               1997
        ---------------------------------------------------------------------------
        Residential real estate ......................  $ 74,814           $109,315
        Education ....................................   138,259            135,297
        ---------------------------------------------------------------------------
                                                        $213,073           $244,612
        ---------------------------------------------------------------------------

38 TCF

7.     LOANS AND LEASES

Loans and leases consist of the following:

                                                               AT DECEMBER 31,
-------------------------------------------------------------------------------------
(IN THOUSANDS)                                                1998               1997
-------------------------------------------------------------------------------------
Residential real estate ............................   $ 3,757,416        $ 3,619,527
Unearned premiums and deferred loan fees ...........         7,864              4,318
                                                       ------------------------------
                                                         3,765,280          3,623,845
                                                       ------------------------------
Commercial real estate:
    Apartments......................................       257,195            294,231
    Other permanent ................................       464,817            481,759
    Construction and development ...................        92,399             86,174
    Unearned discounts and deferred loan fees ......        (2,983)            (2,248)
                                                       ------------------------------
                                                           811,428            859,916
                                                       ------------------------------
      Total real estate ............................     4,576,708          4,483,761
                                                       ------------------------------

Commercial business ................................       288,676            239,728
Deferred loan costs ................................           428                479
                                                       ------------------------------
                                                           289,104            240,207
                                                       ------------------------------
Consumer:
    Home equity.....................................     1,526,129          1,519,644
    Automobile......................................       337,893            444,903
    Loans secured by deposits ......................         7,581             10,112
    Other secured ..................................        19,033             19,955
    Unsecured ......................................        35,290             44,607
    Unearned discounts and deferred loan fees ......       (49,372)           (62,522)
                                                       ------------------------------
                                                         1,876,554          1,976,699
                                                       ------------------------------
Lease financing:
    Direct financing leases ........................       377,157            344,889
    Sales-type leases...............................        35,695             40,592
    Lease residuals ................................        29,340             28,789
    Unearned income and deferred lease costs .......       (43,380)           (45,749)
                                                       ------------------------------
                                                           398,812            368,521
                                                       ------------------------------
                                                       $ 7,141,178        $ 7,069,188
-------------------------------------------------------------------------------------

     At December 31, 1998, the recorded investment in loans that were considered to be impaired was $7.1 million for which the related allowance for loan losses was $1.7 million. All of the impaired loans were on non-accrual status. The average recorded investment in impaired loans during the year ended December 31, 1998 was $8.7 million. For the year ended December 31, 1998, TCF recognized interest income on impaired loans of $90,000, none of which was recognized using the cash basis method of income recognition.

     At December 31, 1997, the recorded investment in loans that were considered to be impaired was $7.2 million for which the related allowance for loan losses was $1.7 million. All of the impaired loans were on non-accrual status. The average recorded investment in impaired loans during the year ended December 31, 1997 was $13.5 million. For the year ended December 31, 1997, TCF recognized interest income on impaired loans of $417,000, of which $208,000 was recognized using the cash basis method of income recognition.

     At December 31, 1998, 1997 and 1996, loans and leases on non-accrual status totaled $33.7 million, $36.8 million and $26.4 million, respectively. Had the loans and leases performed in accordance with their original terms throughout 1998, TCF would have recorded gross interest income of $3.7 million for these loans and leases. Interest income of $1.6 million has been recorded on these loans and leases for the year ended December 31, 1998.

     At December 31, 1998, TCF had no loans or leases outstanding with terms that had been modified in troubled debt restructurings, compared with $1.3 million of such commercial real estate loans at December 31, 1997. There were no material commitments to lend additional funds to customers whose loans or leases were classified as restructured or non-accrual at December 31, 1998.

                                                                        TCF 39

     Future minimum lease payments for direct financing and sales-type leases as of December 31, 1998 are as follows:

                                                                   PAYMENTS TO
                                        PAYMENTS TO             BE RECEIVED BY
                                        BE RECEIVED            OTHER FINANCIAL
(IN THOUSANDS)                               BY TCF               INSTITUTIONS                 TOTAL
-----------------------------------------------------------------------------------------------------
1999 ..............................        $ 76,791                   $ 98,330              $175,121
2000 ..............................          53,133                     64,139               117,272
2001 ..............................          26,760                     30,694                57,454
2002 ..............................           9,010                      7,084                16,094
2003 ..............................           3,495                      1,234                 4,729
Thereafter ........................              89                         --                    89
                                        ------------------------------------------------------------
                                           $169,278                   $201,481              $370,759
-----------------------------------------------------------------------------------------------------

     At December 31, 1998, 1997 and 1996, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $3.7 billion, $4.4 billion and $4.5 billion, respectively. During 1998 and 1997, TCF sold servicing rights on $200.4 million and $144.7 million of loans serviced for others at net gains of $2.4 million and $1.6 million, respectively. There were no sales of servicing rights on loans serviced for others in 1996.


8.    ALLOWANCE FOR LOAN AND LEASE LOSSES

Following is a summary of the allowance for loan and lease losses and selected statistics:

                                                                 YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------
     (DOLLARS IN THOUSANDS)                               1998                1997                 1996
-------------------------------------------------------------------------------------------------------
Balance at beginning of year ......................   $ 82,583            $ 71,865             $ 66,290
   Acquired balance ...............................         --              10,592                   --
   Provision for credit losses ....................     23,280              17,995               21,446
   Charge-offs ....................................    (32,714)            (26,813)             (24,294)
   Recoveries .....................................      6,864               8,944                8,423
                                                     ---------------------------------------------------
      Net charge-offs .............................    (25,850)            (17,869)             (15,871)
                                                     ---------------------------------------------------
Balance at end of year ............................   $ 80,013            $ 82,583             $ 71,865
                                                     ---------------------------------------------------

Ratio of net loan and lease charge-offs to
   average loans and leases outstanding ...........        .36%               .30%                 .29%
Allowance for loan and lease losses as a
   percentage of total loan and lease balances at
   year-end .......................................       1.12               1.17                 1.36
-------------------------------------------------------------------------------------------------------

9.    OTHER ASSETS

Other assets consist of the following:

                                                                   AT DECEMBER 31,
------------------------------------------------------------------------------------------
    (IN THOUSANDS)                                            1998                    1997
------------------------------------------------------------------------------------------
Premises and equipment ..............................     $173,688                 $165,790
Accrued interest receivable .........................       52,197                   54,336
Mortgage servicing rights ...........................       21,566                   19,512
Other real estate owned .............................       13,602                   18,353
Due from brokers ....................................           --                  126,662
Other ...............................................       70,309                   78,516
                                                        -----------------------------------
                                                          $331,362                 $463,169
------------------------------------------------------------------------------------------

40 TCF

    Premises and equipment are summarized as follows:

                                                                    AT DECEMBER 31,
--------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                 1998                     1997
--------------------------------------------------------------------------------------------
Land..................................................     $ 33,619                 $ 32,664
Office buildings......................................      130,932                  131,720
Leasehold improvements................................       27,084                   23,266
Furniture and equipment...............................      145,835                  128,845
                                                         -----------------------------------
                                                            337,470                  316,495
Less accumulated depreciation and amortization........      163,782                  150,705
                                                         -----------------------------------
                                                           $173,688                 $165,790
--------------------------------------------------------------------------------------------

    TCF leases certain premises and equipment under operating leases. Net lease expense was $19.6 million, $15 million and $14.7 million in 1998, 1997 and 1996, respectively.

    At December 31, 1998, the total annual minimum lease commitments for operating leases were as follows:

(IN THOUSANDS)
-----------------------------------------------------------
1999 ............................................  $ 16,647
2000 ............................................    14,392
2001 ............................................    11,483
2002 ............................................    10,176
2003 ............................................    10,149
Thereafter ......................................    58,408
                                                   --------
                                                   $121,255
-----------------------------------------------------------

    Mortgage servicing rights, net of valuation allowance, are summarized as follows:

                                                  YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------
(IN THOUSANDS)                                  1998         1997          1996
-------------------------------------------------------------------------------
Balance at beginning of year, net .........  $19,512      $17,360       $16,286
   Acquired balance .......................       --        2,177            --
   Mortgage servicing rights capitalized ..    8,966        5,229         5,822
   Amortization ...........................   (5,268)      (4,753)       (4,648)
   Sale of servicing ......................      (97)        (401)           --
   Valuation adjustments ..................   (1,547)        (100)         (100)
                                            -----------------------------------
Balance at end of year, net ...............  $21,566      $19,512       $17,360
-------------------------------------------------------------------------------

    The valuation allowance for mortgage servicing rights is summarized as follows:

                                                        YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------
     (IN THOUSANDS)                                 1998         1997         1996
-----------------------------------------------------------------------------------
Balance at beginning of year .................     $1,594       $1,494       $1,394
   Provisions ................................      1,547          100          100
   Charge-offs ...............................       (403)          --           --
                                                 -----------------------------------
Balance at end of year .......................     $2,738       $1,594       $1,494
-----------------------------------------------------------------------------------

                                                                        TCF 41

10.    DEPOSITS

Deposits are summarized as follows:

                                                                            AT DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------
                                                             1998                                        1997
----------------------------------------------------------------------------------------------------------------------------
                                           WEIGHTED-                                    WEIGHTED-
                                             AVERAGE                                      AVERAGE
(DOLLARS IN THOUSANDS)                          RATE         AMOUNT          TOTAL           RATE        AMOUNT       TOTAL
----------------------------------------------------------------------------------------------------------------------------
Checking:
    Non-interest bearing ................      0.00%       $1,158,685        17.3%          0.00%        $840,714     12.2%
    Interest bearing ....................       .57           720,938        10.7           1.05          627,943      9.1
                                                           ----------------------                      -------------------
                                                .22         1,879,623        28.0            .45        1,468,657     21.3
                                                           ----------------------                      -------------------
Passbook and statement:
    Non-interest bearing ................      0.00            63,024          .9           0.00           33,387       .5
    Interest bearing ....................      1.13         1,113,907        16.6           2.10        1,101,291     15.9
                                                           ----------------------                      -------------------
                                               1.07         1,176,931        17.5           2.04        1,134,678     16.4
                                                           ----------------------                      -------------------
Money market ............................      2.64           700,004        10.4           3.07          698,312     10.1
                                                           ----------------------                      -------------------
                                                .94         3,756,558        55.9           1.55        3,301,647     47.8
Certificates ............................      5.01         2,958,588        44.1           5.13        3,605,663     52.2
                                                           ----------------------
                                               2.73        $6,715,146       100.0%          3.42       $6,907,310    100.0%
----------------------------------------------------------------------------------------------------------------------------

    Certificates had the following remaining maturities at December 31, 1998:

(IN MILLIONS)                            $100,000
MATURITY                                  MINIMUM             OTHER            TOTAL
--------------------------------------------------------------------------------------
0-3 months .............................   $268.6           $  724.5          $  993.1
4-6 months .............................     63.1              626.3             689.4
7-12 months ............................     69.1              707.5             776.6
13-24 months ...........................     32.4              312.8             345.2
25-36 months ...........................     12.7              100.2             112.9
37-48 months ...........................      2.1               20.3              22.4
49-60 months ...........................      2.0               12.0              14.0
Over 60 months .........................       .1                4.9               5.0
                                          ---------------------------------------------
                                           $450.1           $2,508.5          $2,958.6
--------------------------------------------------------------------------------------

42 TCF

11.    BORROWINGS

Borrowings consist of the following:

                                                                              AT DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                               1998                            1997
-------------------------------------------------------------------------------------------------------------------

                                                                          WEIGHTED                         WEIGHTED
                                           YEAR OF                         AVERAGE                          AVERAGE
                                           MATURITY           AMOUNT          RATE             AMOUNT          RATE
-------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase
  agreements and federal funds purchased:
      Securities sold under
         repurchase agreements............   1998           $       --        --%            $  112,244      5.99%
                                             1999              317,280      6.81                     --        --
                                             2001               50,000      5.71                     --        --
                                                            ----------                       ----------
                                                               367,280      6.66                112,244      5.99
      Federal funds purchased.............   1998                   --        --                    200      6.84
                                                            ----------                       ----------
                                                               367,280      6.66                112,444      5.99
                                                            ----------                       ----------
Federal Home Loan Bank advances...........   1998                   --        --                522,300      5.93
                                             1999              570,207      5.85                469,245      5.97
                                             2000              297,399      6.16                297,758      6.16
                                             2001              886,602      5.19                 25,132      6.09
                                             2003               50,000      5.78                 25,000      5.78
                                             2008                   --        --                    143      6.15
                                                            ----------                       ----------
                                                             1,804,208      5.58              1,339,578      6.00
                                                            ----------                       ----------
Discounted lease rentals..................   1998                   --        --                 95,142      8.57
                                             1999               87,791      8.28                 70,438      8.56
                                             2000               58,917      8.18                 38,922      8.55
                                             2001               29,009      8.21                 20,151      8.59
                                             2002                6,772      7.99                  3,943      8.43
                                             2003                1,195      7.65                     --        --
                                                            ----------                       ----------
                                                               183,684      8.22                228,596      8.56
                                                            ----------                       ----------
Other borrowings:
   Senior subordinated debentures.........   1998                   --        --                  6,248     18.00
                                             2003               28,750      9.50                 28,750      9.50
                                                            ----------                       ----------
                                                                28,750      9.50                 34,998     11.02
                                                            ----------                       ----------
   Collateralized mortgage obligations....   2008                   44      6.50                    868      6.69
                                             2010                1,809      5.95                  1,671      6.07
                                                            ----------                       ----------
                                                                 1,853      5.95                  2,539      6.26
                                                            ----------                       ----------
   Bank line of credit...................    1999               74,000      6.19                    --         --

   Treasury, tax and loan note............   1998                   --        --                  8,997      5.26
                                             1999                1,271      4.11                     --        --
                                                            ----------                       ----------
                                                               105,874      7.06                 46,534      9.65
                                                            ----------                       ----------
                                                            $2,461,046      6.00             $1,727,152      6.43
-------------------------------------------------------------------------------------------------------------------

   At December 31, 1998, borrowings with a remaining contractual maturity of one year or less consisted of the following:

----------------------------------------------------------------------------------------
                                                                               WEIGHTED-
                                                                                 AVERAGE
(DOLLARS IN THOUSANDS)                                         AMOUNT               RATE
----------------------------------------------------------------------------------------
Securities sold under repurchase agreements and
   federal funds purchased ...............................   $  317,280             6.81%
Federal Home Loan Bank advances ..........................      570,207             5.85
Discounted lease rentals .................................       87,791             8.28
Bank line of credit ......................................       74,000             6.19
Treasury, tax and loan note ..............................        1,271             4.11
                                                             ----------
                                                             $1,050,549             6.36
----------------------------------------------------------------------------------------

                                                                        TCF 43

    The securities underlying the repurchase agreements are book entry securities. During the period, book entry securities were delivered by appropriate entry into the counterparties' accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 1998, all of the securities sold under repurchase agreements provided for the repurchase of identical securities.

    At December 31, 1998, securities sold under repurchase agreements were collateralized by mortgage-backed securities and had the following maturities:

                                 REPURCHASE BORROWING        COLLATERAL SECURITIES
                               -----------------------------------------------------
                                              INTEREST          CARRYING     MARKET
(DOLLARS IN THOUSANDS)            AMOUNT          RATE            AMOUNT      VALUE
------------------------------------------------------------------------------------
 Maturity:
        January 1999 .........  $317,280          6.81%         $327,479   $327,479
        November 2001 ........    50,000          5.71            53,174     53,174
                                --------                        --------------------
                                $367,280          6.66          $380,653   $380,653
------------------------------------------------------------------------------------

    Included in Federal Home Loan Bank ("FHLB") advances are $705 million of callable advances maturing in 2001 which are callable at par beginning in 1999 on their first anniversary date and quarterly thereafter until maturity. If called, the FHLB will provide replacement funding at the then-prevailing market rate of interest for the remaining term-to-maturity of the advances, subject to standard terms and conditions.

    TCF has a $135 million bank line of credit which is unsecured and contains certain covenants common to such agreements with which TCF is in compliance. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate index and term for advances on the line of credit. The line of credit expires in October 1999.

    During 1998, TCF redeemed the $6.2 million of senior subordinated debentures at par plus accrued and unpaid interest to the date of redemption. The $28.8 million of senior subordinated debentures mature in July 2003. These debentures will be redeemable at par plus accrued interest to the date of redemption beginning July 1, 2001.

    During 1997, TCF redeemed $7.1 million of convertible subordinated debentures (the "Debentures") at par plus accrued and unpaid interest to the date of redemption. The Debentures were convertible into TCF common stock at a conversion price of $8.52 per common share. TCF issued approximately 839,000 shares of common stock in connection with the conversion of the Debentures.

    At December 31, 1998, mortgage-backed securities collateralizing TCF's collateralized mortgage obligations had a market value of $1.7 million.

    FHLB advances are collateralized by residential real estate loans, FHLB stock and mortgage-backed securities with an aggregate carrying value of $2.8 billion at December 31, 1998.

    The following table sets forth TCF's maximum and average borrowing levels for each of the years in the three-year period ended December 31, 1998:

                                                       SECURITIES SOLD
                                                      UNDER REPURCHASE                          DISCOUNTED
                                                        AGREEMENTS AND             FHLB              LEASE            OTHER
(DOLLARS IN THOUSANDS)                         FEDERAL FUNDS PURCHASED         ADVANCES            RENTALS       BORROWINGS
---------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998:
   Average balance ..........................                 $140,414       $1,367,104           $205,393         $ 92,467
   Maximum month-end balance ................                  367,280        1,804,208            222,018          214,087
   Average rate for period ..................                     5.60%            5.80%              8.15%            7.38%

Year ended December 31, 1997:
   Average balance ..........................                 $346,339       $  817,464           $222,558         $ 97,547
   Maximum month-end balance ................                  482,231        1,339,578            241,895          136,259
   Average rate for period ..................                     5.74%            5.89%              8.28%            7.56%

Year ended December 31, 1996:
   Average balance ..........................                 $506,298       $  674,703           $180,586         $ 85,571
   Maximum month-end balance ................                  647,707        1,141,040            189,105          139,658
   Average rate for period ..................                     5.65%            5.52%              8.25%            7.20%
---------------------------------------------------------------------------------------------------------------------------

44 TCF

12.    INCOME TAXES

Income tax expense (benefit) consists of:

(IN THOUSANDS)                                               CURRENT           DEFERRED          TOTAL
--------------------------------------------------------------------------------------------------------
Year ended December 31, 1998:
   Federal.................................................  $ 91,102          $  (994)         $ 90,108
   State...................................................    19,325             (363)           18,962
                                                             -------------------------------------------
                                                             $110,427          $(1,357)         $109,070
                                                             -------------------------------------------


Year ended December 31, 1997:
   Federal.................................................  $ 77,465          $ 1,395          $ 78,860
   State...................................................    16,464              522            16,986
                                                             -------------------------------------------
                                                             $ 93,929          $ 1,917          $ 95,846
                                                             -------------------------------------------


Year ended December 31, 1996:
   Federal.................................................  $ 49,446          $   934          $ 50,380
   State...................................................    11,300             (649)           10,651
                                                             -------------------------------------------
                                                             $ 60,746          $   285          $ 61,031
--------------------------------------------------------------------------------------------------------

    Total income tax expense of $109.1 million, $95.8 million and $61 million for the years ended December 31, 1998, 1997 and 1996, respectively, did not include tax benefits specifically allocated to stockholders' equity. The tax benefit allocated to additional paid-in capital for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes totaled $2.4 million, $2.3 million and $2.5 million for the years ended December 31, 1998, 1997 and 1996, respectively.

    At December 31, 1998, TCF has net operating loss ("NOL") carryforwards for federal income tax purposes of $3.7 million, which are available to offset future federal taxable income through 2008. The realization of the NOLs is subject to certain Internal Revenue Code ("IRC") limitations. In addition, TCF has certain alternative minimum tax ("AMT") credit carryforwards of approximately $1 million, which are available to reduce future federal income taxes over an indefinite period. The realization of the AMT credits is subject to certain IRC limitations. TCF has, in its judgment, made certain reasonable assumptions relating to the realizability of the deferred tax assets. Based upon these assumptions, the Company has determined that no valuation allowance is required with respect to the deferred tax assets.

    Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense as a result of the following:

                                                                            YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                        1998              1997            1996
-------------------------------------------------------------------------------------------------------------
Computed income tax expense..................................     $ 92,837           $84,317          $56,493
Increase (reduction) in income tax expense resulting from:
         ESOP dividend deduction.............................       (1,104)             (792)            (649)
         Amortization of goodwill............................        3,741             1,287              562
         State income tax, net of federal income tax
           benefit...........................................       12,325            11,041            6,980
         Other, net..........................................        1,271                (7)          (2,355)
                                                                  --------------------------------------------
                                                                  $109,070           $95,846          $61,031
-------------------------------------------------------------------------------------------------------------

                                                                        TCF 45

    The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                                      AT DECEMBER 31,
------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                  1998                   1997
------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan and lease losses ...................................    $22,011                $24,434
   Pension and other compensation plans ..................................     11,058                  9,117
   Insurance premiums ....................................................      4,253                  3,750
   Net operating loss carryforward .......................................      1,301                  1,326
   Alternative minimum tax credit carryforward ...........................      1,028                    992
   Other .................................................................        817                  1,044
                                                                             -------------------------------
      Total deferred tax assets ..........................................     40,468                 40,663
                                                                             -------------------------------

Deferred tax liabilities:
   Securities available for sale .........................................      4,757                  5,596
   FHLB stock ............................................................      4,648                  4,711
   Loan basis differences ................................................        469                  1,536
   Premises and equipment ................................................      1,279                  2,632
   Loan fees and discounts ...............................................      8,697                  6,715
   Mortgage servicing rights .............................................      4,105                  3,926
   Lease financing .......................................................     28,883                 29,305
   Intangible assets .....................................................      1,507                  2,316
                                                                             -------------------------------
      Total deferred tax liabilities .....................................     54,345                 56,737
                                                                             -------------------------------
         Net deferred tax liabilities ....................................    $13,877                $16,074
------------------------------------------------------------------------------------------------------------


13.    STOCKHOLDERS' EQUITY


RESTRICTED RETAINED EARNINGS -- In general, TCF's subsidiary banks may not declare or pay a dividend to TCF in excess of 100% of their net profits for that year combined with their retained net profits for the preceding two calendar years without prior approval of the Office of the Comptroller of the Currency ("OCC"). Additional limitations on dividends declared or paid on, or repurchases of, TCF's subsidiary banks' capital stock are tied to the national banks' regulatory capital levels.

    Undistributed earnings and profits at December 31, 1998 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.


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


SHARES HELD IN TRUST FOR DEFERRED COMPENSATION PLANS -- During the third quarter of 1998, TCF applied the consensus reached in the Emerging Issues Task Force ("EITF") Issue No. 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Are Held in a Rabbi Trust and Invested." As a result, the assets of TCF's deferred compensation plans were consolidated with those of TCF. The cost of TCF common stock held by the deferred compensation plans is reported separately in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital. The application of EITF 97-14 did not impact TCF's total stockholders' equity or results of operations for 1998 or any prior period.


LOAN TO EXECUTIVE DEFERRED COMPENSATION PLAN -- During 1998, loans totaling $6.4 million were made by TCF to the Executive Deferred Compensation Plan trustee on a nonrecourse basis to purchase shares of TCF common stock for the accounts of participants. The loans are repayable over five years, bear interest of 7.41% and are secured by the shares of TCF common stock purchased with the loan proceeds. These loans, totaling $6.1 million at December 31, 1998, are reflected as a reduction of stockholders' equity as required by generally accepted accounting principles.

46 TCF

STOCK OFFERING -- On June 3, 1997, TCF completed a public offering of 1,400,000 shares of its common stock at a price of $21.6875 per share. The purpose of the offering was to meet one of the criteria for TCF's merger with Winthrop to be accounted for as a pooling of interests. The net proceeds of $29.3 million were used as a portion of the cash consideration paid in connection with the acquisition of Standard.


TREASURY STOCK -- On January 20, 1997, the Board authorized the repurchase of up to 5% of TCF common stock, or 3.5 million shares. On February 25, 1997, the Board formally rescinded TCF's common stock repurchase program in connection with the Company's merger with Winthrop. On January 19, 1998, the Board authorized the repurchase of up to 5% of TCF common stock, or 4.6 million shares. On June 22, 1998, the Board authorized the repurchase of up to an additional 5% of TCF common stock, or 4.5 million shares. On December 15, 1998, the Board authorized the repurchase of up to an additional 5% of TCF common stock, or 4.3 million shares. TCF purchased 7,549,300, 1,295,800 and 2,380,136 shares of common stock during the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998, TCF has remaining authorization of 1.6 million shares under its June 22, 1998 5% stock repurchase program, which the Company expects to repurchase before initiating the December 15, 1998 program.


14.     REGULATORY CAPITAL REQUIREMENTS

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

    The following table sets forth TCF's tier 1 leverage, tier 1 risk-based and total risk-based capital levels, and applicable percentages of adjusted assets, together with the excess over the minimum capital requirements:

                                                                   AT DECEMBER 31,
---------------------------------------------------------------------------------------------------
                                                           1998                      1997
---------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                               AMOUNT   PERCENTAGE        AMOUNT   PERCENTAGE
---------------------------------------------------------------------------------------------------
Tier 1 leverage capital .........................  $659,661        6.75%      $752,091        7.80%
Tier 1 leverage capital requirement .............   293,024        3.00        289,132        3.00
                                                   ------------------------------------------------
       Excess ...................................  $366,637        3.75%      $462,959        4.80%
                                                   ------------------------------------------------


Tier 1 risk-based capital .......................  $659,661       10.45%      $752,091       11.97%
Tier 1 risk-based capital requirement ...........   252,458        4.00        251,273        4.00
                                                   ------------------------------------------------
       Excess ...................................  $407,203        6.45%      $500,818        7.97%
                                                   ------------------------------------------------


Total risk-based capital ........................  $738,239       11.70%      $830,639       13.22%
Total risk-based capital requirement ............   504,916        8.00        502,547        8.00
                                                   ------------------------------------------------
       Excess ...................................  $233,323        3.70%      $328,092        5.22%
---------------------------------------------------------------------------------------------------

    At December 31, 1998, TCF and its bank subsidiaries exceeded their regulatory capital requirements and are considered "well-capitalized" under guidelines established by the Federal Reserve Board and the Federal Deposit Insurance Corporation Improvement Act of 1991.


15.     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

TCF is a party to financial instruments with off-balance-sheet risk, primarily to meet the financing needs of its customers. These financial instruments, which are issued or held by TCF for purposes other than trading, involve elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition.

    TCF's exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of the commitments. TCF uses the same credit policies in making these commitments as it does for on-balance-sheet instruments. TCF evaluates each customers creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer. For Veterans Administration ("VA") loans serviced with partial recourse and forward mortgage loan sales commitments, the contract or notional amount exceeds TCF's exposure to credit loss. TCF controls the credit risk of forward mortgage loan sales commitments through credit approvals, credit limits and monitoring procedures.

                                                                        TCF 47

COMMITMENTS TO EXTEND CREDIT -- Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. These commitments totaled $1.1 billion and $1.2 billion at December 31, 1998 and 1997, respectively. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral predominantly consists of residential and commercial real estate and personal property. Included in the total commitments to extend credit at December 31, 1998 were fixed-rate mortgage loan commitments and loans in process aggregating $153.3 million.


STANDBY LETTERS OF CREDIT -- Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit expire in various years through the year 2005 and totaled $45.3 million and $30.7 million at December 31, 1998 and 1997, respectively. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. TCF's commitments to the beneficiaries under its outstanding standby letters of credit at December 31, 1998 were collateralized by $30.3 million of TCF's mortgage-backed securities.


VA LOANS SERVICED WITH PARTIAL RECOURSE -- TCF services VA loans on which it must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. The serviced loans are collateralized by residential real estate and totaled $273.2 million and $335.9 million at December 31, 1998 and 1997, respectively.


FORWARD MORTGAGE LOAN SALES COMMITMENTS -- TCF enters into forward mortgage loan sales commitments in order to manage the market exposure on its residential loans held for sale and its commitments to extend credit for residential loans. Forward mortgage loan sales commitments are contracts for the delivery of mortgage loans or pools of loans in which TCF agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from movements in mortgage loan values and interest rates. Forward mortgage loan sales commitments totaled $106.7 million and $81.6 million at December 31, 1998 and 1997, respectively.


16. FAIR VALUES OF FINANCIAL INSTRUMENTS

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

    The carrying amounts of cash and due from banks, investments, accrued interest payable and receivable, and due from brokers approximate their fair values due to the short period of time until their expected realization. Securities available for sale are carried at fair value, which is based on quoted market prices. Certain financial instruments, including lease financings and discounted lease rentals, and all non-financial instruments are excluded from fair value of financial instrument disclosure requirements.

    The following methods and assumptions are used by the Company in estimating its fair value disclosures for its remaining financial instruments, all of which are issued or held for purposes other than trading.


LOANS HELD FOR SALE -- The fair value of loans held for sale is estimated based on quoted market prices.

    The estimated fair value of capitalized mortgage servicing rights totaled $27.8 million at December 31, 1998, compared with a carrying amount of $21.6 million. The estimated fair value of capitalized mortgage servicing rights is based on estimated cash flows discounted using rates commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.


LOANS -- The fair values of residential and consumer loans are estimated using quoted market prices. For certain variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are estimated by discounting contractual cash flows adjusted for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers with similar credit risk characteristics.


DEPOSITS -- The fair value of checking, passbook and statement and money market deposits is deemed equal to the amount payable on demand. The fair value of certificates is estimated based on discounted cash flow analyses using interest rates offered by TCF for certificates of similar remaining maturities.


BORROWINGS -- The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF's long-term borrowings are estimated based on quoted market prices or discounted cash flow analyses using interest rates for borrowings of similar remaining maturities.


FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- The fair values of residential commitments to extend credit and forward mortgage loan sales commitments associated with residential loans held for sale are based upon quoted market prices. The fair values of TCF's remaining commitments to extend credit and standby letters of credit are estimated using fees currently charged to enter into similar agreements. For fixed-rate loan commitments and standby letters of credit issued in conjunction with fixed-rate loan agreements, fair value also considers the difference between current levels of interest rates and the committed rates.

48 TCF

    TCF has not incurred, and does not anticipate, significant losses as a result of the recourse provisions associated with its balance of VA loans serviced with partial recourse. As a result, the carrying amounts and related estimated fair values of these financial instruments were not material at December 31, 1998 and 1997.

    As discussed above, the carrying amounts of certain of the Company's financial instruments approximate their fair value. The carrying amounts disclosed below are included in the Consolidated Financial Statements of Financial Condition under the indicated captions, except where noted otherwise. The carrying amounts and fair values of the Company's remaining financial instruments are set forth in the following table:

                                                                                  AT DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                       1998                          1997
---------------------------------------------------------------------------------------------------------------------
                                                                           ESTIMATED                       ESTIMATED
                                                            CARRYING            FAIR       CARRYING             FAIR
                                                              AMOUNT           VALUE         AMOUNT            VALUE
---------------------------------------------------------------------------------------------------------------------
Financial instrument assets:
   Loans held for sale .................................  $  213,073      $  215,909     $  244,612       $  248,341
   Loans:
     Residential real estate ...........................  $3,765,280      $3,813,684     $3,623,845       $3,686,635
     Commercial real estate ............................     811,428         824,358        859,916          866,851
     Commercial business ...............................     289,104         288,443        240,207          239,611
     Consumer ..........................................   1,876,554       1,993,242      1,976,699        2,159,218
     Allowance for loan losses(1) ......................     (76,024)             --        (79,166)              --
                                                          -----------------------------------------------------------
                                                          $6,666,342      $6,919,727     $6,621,501       $6,952,315
                                                          -----------------------------------------------------------


Financial instrument liabilities:
   Certificates of deposit .............................  $2,958,588      $2,994,231     $3,605,663       $3,637,981
   Federal Home Loan Bank advances .....................   1,804,208       1,817,563      1,339,578        1,337,014
   Other borrowings ....................................     105,874         106,471         46,534           47,878

Financial instruments with off-balance-sheet risk:(2)
   Commitments to extend credit(3) ....................   $    3,085      $     (264)    $    3,463       $     (209)
   Standby letters of credit(4) .......................           --             (21)           (17)             (58)
   Forward mortgage loan sales commitments(3) .........           87             113             56             (326)
                                                          -----------------------------------------------------------
      Total off-balance-sheet financial instruments ....  $    3,172      $     (172)    $    3,502       $     (593)
---------------------------------------------------------------------------------------------------------------------

(1) Excludes the allowance for lease losses.

(2) Positive amounts represent assets, negative amounts represent liabilities.

(3) Carrying amounts are included in other assets.

(4) Carrying amounts are included in accrued expenses and other liabilities.


17. STOCK OPTION AND INCENTIVE PLAN

The TCF Financial 1995 Incentive Stock Program (the "Program") was adopted to enable TCF to attract and retain key personnel. Under the program, no more than 5% of the shares of TCF common stock outstanding on the date of initial shareholder approval may be awarded. Options generally become exercisable over a period of one to 10 years from the date of the grant and expire after 10 years. All outstanding options have a fixed exercise price equal to the market price of TCF common stock on the date of grant. Restricted stock granted in 1998 generally vests within five years, but may be subject to a delayed vesting schedule if certain return on equity goals are not met. Other restricted stock grants generally vest over periods from three to eight years.


ACCOUNTING FOR STOCK-BASED COMPENSATION -- TCF has elected to retain the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," for its stock-based employee compensation plans. Accordingly, no compensation expense has been recognized for TCF's stock option grants. Compensation expense for restricted stock under APB Opinion No. 25 is recorded over the vesting periods, and totaled $5.9 million, $8.3 million and $7.9 million in 1998, 1997 and 1996, respectively.

                                                                        TCF 49

    Had compensation expense been determined based on the fair value at the grant dates for awards under the Program consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," TCF's pro forma net income and earnings per common share would have been as follows:

                                                                          YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER-SHARE DATA)                             1998                1997              1996
------------------------------------------------------------------------------------------------------------
Net income:
     As reported...........................................   $156,179            $145,061          $100,377
                                                              ----------------------------------------------
     Pro forma.............................................   $156,271            $146,155          $100,553
                                                              ----------------------------------------------

Basic earnings per common share:
     As reported...........................................   $   1.77            $   1.72          $   1.23
                                                              ----------------------------------------------
     Pro forma.............................................   $   1.77            $   1.73          $   1.23
                                                              ----------------------------------------------

Diluted earnings per common share:
     As reported...........................................   $   1.76            $   1.69          $   1.20
                                                              ----------------------------------------------
     Pro forma.............................................   $   1.76            $   1.70          $   1.20
------------------------------------------------------------------------------------------------------------

    Since the pro forma disclosures of results under SFAS No. 123 are only required to consider grants awarded since 1995, the pro forma effects of applying SFAS No. 123 during this period may not be representative of the effects on reported results for future years.

    The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model, with the following weighted-average assumptions used for 1998, 1997 and 1996, respectively: risk-free interest rates of 4.78%, 5.95% and 6.50%; dividend yield of 2.6%, 1.7% and 2.1%;
expected lives of 5.25, 10 and 5 years; and volatility of 27.2%, 26.4% and 19.6%.

    The weighted-average grant-date fair value of options granted was $6.49, $11.98 and $3.32 in 1998, 1997 and 1996, respectively. The weighted-average grant-date fair value of restricted stock was $31.19, $22.23 and $16.75 in 1998, 1997 and 1996, respectively.

                                              STOCK OPTIONS                                  RESTRICTED STOCK
                                 ---------------------------------------------------------------------------------------
                                                       EXERCISE PRICE
                                               -------------------------------
                                                                     WEIGHTED-
                                    SHARES            RANGE            AVERAGE               SHARES          PRICE RANGE
------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31,
 1995........................... 1,532,619     $ 1.94-11.43             $ 4.33            1,328,864         $ 7.66-14.83
   Granted......................   108,722      11.19-17.54              13.59               72,800          16.56-18.91
   Exercised....................  (691,941)      1.94- 9.28               3.32                   --                   --
   Expired......................      (832)            3.00               3.00                   --                   --
   Forfeited....................    (5,600)      5.33- 9.28               8.15              (42,400)          8.10- 9.89
   Vested.......................        --               --                 --             (167,398)          7.66-16.56
                                 ---------                                                ---------
Outstanding at December 31,
 1996...........................   942,968       2.22-17.54               6.12            1,191,866           7.66-18.91
   Granted......................   123,032      20.40-33.28              31.66              929,200          20.88-27.34
   Exercised....................  (224,955)      2.22-17.54               7.06                   --                   --
   Forfeited....................    (4,000)            7.74               7.74                   --                   --
   Vested.......................        --               --                 --             (172,138)          8.10- 9.89
                                 ---------                                                ---------
Outstanding at December 31,
  1997..........................   837,045       2.22-33.28               9.61            1,948,928           7.66-27.34
   Granted......................   551,500      23.69-32.19              25.04              108,200          28.97-34.00
   Exercised....................  (208,388)      2.44-17.54               4.69                   --                   --
   Forfeited....................    (1,500)           32.19              32.19               (5,400)         16.56-34.00
   Vested.......................        --               --                 --             (607,994)          7.66-21.91
                                 ---------                                                ---------
OUTSTANDING AT DECEMBER 31,
 1998........................... 1,178,657       2.22-33.28              17.67            1,443,734           7.66-34.00
                                 ---------                                                ---------
EXERCISABLE AT DECEMBER 31,
 1998...........................   517,157       2.22-20.40               6.68
------------------------------------------------------------------------------------------------------------------------

50 TCF

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                               OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                                  ---------------------------------------------            -----------------------
                                                                       WEIGHTED-
                                                WEIGHTED-                AVERAGE                         WEIGHTED-
                                                  AVERAGE              REMAINING                           AVERAGE
                                                 EXERCISE            CONTRACTUAL                          EXERCISE
EXERCISE PRICE RANGE                SHARES          PRICE          LIFE IN YEARS             SHARES          PRICE
------------------------------------------------------------------------------------------------------------------

$2.22 to $5.00..................   224,637         $ 3.38                    3.1            224,637         $ 3.38
$5.01 to $10.00.................   188,796           6.77                    4.6            184,796           6.72
$10.01 to $15.00................    77,660          11.33                    6.9             77,660          11.33
$15.01 to $33.28................   687,564          26.05                    9.6             30,064          19.02
                                ----------                                                 --------
  Total Options................. 1,178,657          17.67                    7.4            517,157           6.68
------------------------------------------------------------------------------------------------------------------


    At December 31, 1998, there were 2,179,073 shares reserved for issuance under the Program, including 1,178,657 shares for which options had been granted but had not yet been exercised.


18.  EMPLOYEE BENEFIT PLANS

The TCF Cash Balance Pension Plan (the "Pension Plan") is a defined benefit qualified plan covering all "regular stated salary" employees and certain part-time employees who are at least 21 years old and have completed a year of eligibility service with TCF. TCF makes a monthly allocation to the participant's account based on a percentage of the participant's compensation. The percentage is based on the sum of the participant's age and years of employment with TCF. Participants are fully vested after five years of vesting service.

    In addition to providing retirement income benefits, TCF provides health care benefits for eligible retired employees, and in some cases life insurance benefits (the "Postretirement Plan"). Substantially all full-time employees may become eligible for health care benefits if they reach retirement age and have completed 10 years of service with the Company, with certain exceptions. These and similar benefits for active employees are provided through insurance companies or through self-funded programs. The Postretirement Plan is an unfunded plan.


    The following tables set forth the status of the Pension Plan and the Postretirement Plan at the dates indicated:


                                                                                  PENSION PLAN         POSTRETIREMENT PLAN
                                                                            ----------------------- ------------------------
                                                                            YEAR ENDED DECEMBER 31, YEAR ENDED DECEMBER 31,
                                                                            ----------------------- ------------------------
(IN THOUSANDS)                                                                   1998        1997        1998        1997
----------------------------------------------------------------------------------------------------------------------------

Change in benefit obligation:
  Benefit obligation at beginning of year ................................   $ 17,027    $ 13,551    $  8,603    $  7,871
  Service cost -- benefits earned during the year .........................     2,967       2,091         299         236
  Interest cost on benefit obligation ....................................      1,454       1,207         641         604
  Acquisition/merger .....................................................      5,006          --          --          --
  Actuarial loss .........................................................      3,647       1,151         358         573
  Benefits paid ..........................................................     (1,134)       (973)       (687)       (681)
                                                                             --------    --------    --------    --------
    Benefit obligation at end of year ....................................     28,967      17,027       9,214       8,603
                                                                             --------    --------    --------    --------

Change in fair value of plan assets:
  Fair value of plan assets at beginning of year .........................     53,374      38,657          --          --
  Actual return on plan assets ...........................................        916      13,365          --          --
  Benefits paid ..........................................................     (1,134)       (973)       (687)       (681)
  Acquisition/merger .....................................................      4,182       2,325          --          --
  Employer contributions .................................................         --          --         687         681
                                                                             --------    --------    --------    --------
   Fair value of plan assets at end of year ..............................     57,338      53,374          --          --
                                                                             --------    --------    --------    --------

Funded status of plans:
  Funded status at end of year ...........................................     28,371      36,347      (9,214)     (8,603)
  Unrecognized transition obligation .....................................         --          --       4,775       5,117
  Unrecognized prior service cost ........................................     (5,040)     (4,782)        879         988
  Unrecognized net gain ..................................................     (7,901)    (17,063)     (1,079)     (1,495)
                                                                             --------    --------    --------    --------
    Prepaid (accrued) benefit cost at end of year ........................   $ 15,430    $ 14,502    $ (4,639)   $ (3,993)
----------------------------------------------------------------------------------------------------------------------------


                                                                        TCF  51

      Net periodic benefit cost (credit) included the following components:


                                                   PENSION PLAN                  POSTRETIREMENT PLAN
                                           ----------------------------     -----------------------------
                                               YEAR ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,
                                           ----------------------------     -----------------------------
  (IN THOUSANDS)                              1998       1997       1996       1998       1997       1996
---------------------------------------------------------------------------------------------------------

Service cost ..........................    $ 2,967    $ 2,091    $ 2,107    $   299    $   236    $   177
Interest cost .........................      1,454      1,207        945        641        604        778
Expected return on plan assets ........     (3,745)    (2,841)    (2,536)        --         --         --
Amortization of transition obligation..         --         --         --        342        342        342
Amortization of prior service cost ....       (876)      (742)      (742)       109        109        109
Recognized actuarial gain .............       (728)        --         --        (58)      (116)        --
                                           -------    -------    -------    -------    -------    -------
  Net periodic benefit cost (credit)...    $  (928)   $  (285)   $  (226)   $ 1,333    $ 1,175    $ 1,406
---------------------------------------------------------------------------------------------------------


    The discount rate and rate of increase in future compensation used to measure the benefit obligation and the expected long-term rate of return on plan assets were as follows:


                                                                  PENSION PLAN           POSTRETIREMENT PLAN
                                                        --------------------------    -------------------------
                                                           YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                                        ---------------------------   -------------------------
                                                           1998       1997     1996     1998     1997     1996
---------------------------------------------------------------------------------------------------------------

Discount rate.........................................     6.75%      7.75%    8.00%    6.75%    7.75%    8.00%
Rate of increase in future compensation...............     5.00       5.00     5.00       --       --       --
Expected long-term rate of return on plan assets......     9.50       9.50     9.50       --       --       --
---------------------------------------------------------------------------------------------------------------


    The Pension Plan's assets consist primarily of listed stocks and government bonds. At December 31, 1998 and 1997, the Plan's assets included TCF common stock with a market value of $7.3 million and $12.2 million, respectively.

    For active participants of the Postretirement Plan, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. This rate is assumed to decrease gradually to 6% for the year 2004 and remain at that level thereafter. For most retired participants, the annual rate of increase is assumed to be 4% for all future years, which represents the Plan's annual limit on increases in TCF's contributions for retirees.

    Assumed health care cost trend rates have an effect on the amounts reported for the Postretirement Plan. A one-percentage point change in assumed health care cost trend rates would have the following effects:


                                                                   1-PERCENTAGE-             1-PERCENTAGE-
(IN THOUSANDS)                                                    POINT INCREASE            POINT DECREASE
----------------------------------------------------------------------------------------------------------

Effect on total of service and interest cost components               $  65                     $ (55)
Effect on postretirement benefit obligation                             416                      (358)
----------------------------------------------------------------------------------------------------------


EMPLOYEE STOCK PURCHASE PLAN -- The TCF Employees Stock Purchase Plan generally allows participants to make contributions by salary deduction of up to 12% of their salary on a tax-deferred basis pursuant to section 401(k) of the IRC. TCF matches the contributions of all employees at the rate of 50 cents per dollar, with a maximum employer contribution of 3% of the employee's salary. Employee contributions vest immediately while the Company's matching contributions are subject to a graduated vesting schedule based on an employee's years of vesting service. The Company's matching contributions are expensed when made. TCF's contribution to the plan was $2.7 million, $2.2 million and $1.8 million in 1998, 1997 and 1996, respectively.


52 TCF

19.     PARENT COMPANY FINANCIAL INFORMATION

TCF Financial Corporation's (parent company only) condensed statements of financial condition as of December 31, 1998 and 1997, and the condensed statements of operations and cash flows for the years ended December 31, 1998, 1997 and 1996 are as follows:



CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                                                       AT DECEMBER 31,
                                                                                  ------------------------
(IN THOUSANDS)                                                                        1998            1997
----------------------------------------------------------------------------------------------------------

Assets:
   Cash........................................................................   $    178        $      16
   Interest-bearing deposits with banks........................................      2,401           19,821
   Investment in subsidiaries:
     Bank subsidiaries.........................................................    879,887          895,527
     Other subsidiaries........................................................        586              586
   Premises and equipment......................................................      8,009            6,330
   Other assets................................................................     41,656           42,884
                                                                                  --------       ----------
                                                                                  $932,717         $965,164
                                                                                  --------       ----------
Liabilities and Stockholders' Equity:
   Bank line of credit.........................................................   $ 74,000         $     --
   Other liabilities...........................................................     13,215           11,484
                                                                                  --------       ----------
      Total liabilities........................................................     87,215           11,484
   Stockholders' equity.........................................................   845,502          953,680
                                                                                  --------       ----------
                                                                                  $932,717         $965,164
----------------------------------------------------------------------------------------------------------




CONDENSED STATEMENTS OF OPERATIONS


                                                            YEAR ENDED DECEMBER 31,
                                                     -----------------------------------
(IN THOUSANDS)                                            1998         1997         1996
----------------------------------------------------------------------------------------


Interest income ..................................   $     581    $   1,099    $     352
Interest expense .................................       2,219          758          923
                                                     ---------    ---------    ---------
    Net interest income (expense) ................      (1,638)         341         (571)
Provision for credit losses ......................         (49)         679           --
                                                     ---------    ---------    ---------
    Net interest expense after provision
      for credit losses ..........................      (1,589)        (338)        (571)
                                                     ---------    ---------    ---------
Cash dividends received from consolidated
    subsidiaries:
    Bank subsidiaries ............................     184,569      109,791      103,500
    Other subsidiaries ...........................          --        1,549        4,102
                                                     ---------    ---------    ---------
      Total cash dividends received from
         consolidated subsidiaries ...............     184,569      111,340      107,602
                                                     ---------    ---------    ---------
Other non-interest income:
    Affiliate service fee revenues ...............      72,483       53,671       44,022
    Other ........................................          35           (4)           7
                                                     ---------    ---------    ---------
      Total other non-interest income ............      72,518       53,667       44,029
                                                     ---------    ---------    ---------
Non-interest expense:
    Compensation and employee benefits ...........      41,379       42,828       34,174
    Occupancy and equipment ......................      14,672       12,217       10,958
    Other ........................................      19,294       17,813       16,067
                                                     ---------    ---------    ---------
      Total non-interest expense .................      75,345       72,858       61,199
                                                     ---------    ---------    ---------
    Income before income tax benefit and equity
      in undistributed earnings of subsidiaries ..     180,153       91,811       89,861
Income tax benefit ...............................       1,588        7,518        6,879
                                                     ---------    ---------    ---------
    Income before equity in undistributed earnings
      of subsidiaries ............................     181,741       99,329       96,740
Equity in undistributed earnings of subsidiaries .     (25,562)      45,732        3,637
                                                     ---------    ---------    ---------
Net income .......................................   $ 156,179    $ 145,061    $ 100,377
                                                     ---------    ---------    ----------



                                                                         TCF  53

CONDENSED STATEMENTS OF CASH FLOWS


                                                                                                     YEAR ENDED DECEMBER 31,
                                                                                           ---------------------------------------
(IN THOUSANDS)                                                                                  1998          1997            1996
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income............................................................................    $ 156,179      $145,061       $100,377
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed earnings of subsidiaries....................................       25,562       (45,732)        (3,637)
    Other, net..........................................................................        1,802         8,625          5,799
                                                                                            --------------------------------------
       Total adjustments................................................................       27,364       (37,107)         2,162
                                                                                            --------------------------------------
     Net cash provided by operating activities..........................................      183,543       107,954        102,539
                                                                                            --------------------------------------
Cash flows from investing activities:
  Net (increase) decrease in interest-bearing deposits with banks.......................       17,420       (14,383)         6,273
  Investments in and advances to subsidiaries, net......................................           --       (66,265)          (117)
  Loan to Executive Deferred Compensation Plan, net.....................................       (6,111)           68             63
  Purchases of premises and equipment, net..............................................       (4,174)       (3,913)        (2,678)
  Other, net............................................................................          765         1,201         (1,049)
                                                                                            --------------------------------------
     Net cash provided (used) by investing activities...................................        7,900       (83,292)         2,492
                                                                                            --------------------------------------
Cash flows from financing activities:
  Dividends paid on common stock........................................................      (54,971)      (37,341)       (25,279)
  Proceeds from issuance of common stock, net...........................................           --        29,266             --
  Proceeds from conversion of convertible debentures....................................           --         7,149            123
  Purchases of common stock to be held in treasury......................................     (210,939)      (27,318)       (41,382)
  Net increase (decrease) in bank line of credit........................................       74,000            --        (40,000)
  Other, net............................................................................          629         3,481          1,554
                                                                                            --------------------------------------
     Net cash used by financing activities..............................................     (191,281)      (24,763)      (104,984)
                                                                                            --------------------------------------
Net increase (decrease) in cash.........................................................          162          (101)            47
Cash at beginning of year...............................................................           16           117             70
                                                                                            --------------------------------------
Cash at end of year.....................................................................    $     178      $     16      $     117
----------------------------------------------------------------------------------------------------------------------------------



20. BUSINESS SEGMENTS

TCF's wholly owned bank subsidiaries, TCF Minnesota, TCF Illinois, TCF Wisconsin, and Great Lakes Michigan (collectively "the banks"), have been identified as reportable operating segments in accordance with the provisions of SFAS No. 131. The banks have the following operating units that provide financial services to customers: deposits and investment products, commercial lending, consumer lending, lease financing, mortgage banking and residential lending, and investments and mortgage-backed securities. In addition, TCF operates a bank holding company ("parent company") that provides data processing, bank operations and other professional services to the banks. The results of the parent company and TCF Colorado, a wholly owned bank subsidiary of TCF, comprise the "other" category in the tables below.

    TCF evaluates performance and allocates resources based on the banks' net income, net interest margin, return on average assets and return on average realized common equity. The banks follow generally accepted accounting principles as described in the Summary of Significant Accounting Policies. TCF generally accounts for intersegment sales and transfers at cost. Certain asset sales between the banks were accounted for at current market prices, resulting in intercompany profit.

    Each bank is managed separately with its own president, who reports directly to TCF's chief operating decision maker, and board of directors.


TCF 54

    The following table sets forth certain information about the reported profit or loss and assets for each of TCF's reportable segments, including reconciliations to TCF's consolidated totals:


                                                                                                       GREAT
                                                         TCF              TCF            TCF           LAKES
(DOLLARS IN THOUSANDS)                             MINNESOTA         ILLINOIS      WISCONSIN        MICHIGAN
-----------------------------------------------------------------------------------------------------------------
At or For the Year Ended December 31, 1998:
   Interest income -- external customers........  $  323,056       $  206,139       $ 45,094      $  173,045
   Non-interest income -- external customers....     169,431           69,589         17,794          31,954
   Intersegment interest income.................         615            1,207            274             (22)
   Intersegment non-interest income.............       6,365               96             51             170
   Interest expense.............................     114,736          103,795         18,525          87,532
   Amortization of goodwill and other
       intangibles..............................       1,165           10,204             30              --
   Income tax expense (benefit).................      63,988           22,418          4,934          20,245
   Net income (loss)............................      89,977           25,512          8,289          37,681
   Total assets.................................   3,798,433        3,400,172        619,201       2,350,532
   Net interest margin..........................        6.37%            3.61%          4.92%           4.01%
   Return on average assets.....................        2.50              .79           1.39            1.70
   Return on average realized common equity.....       32.72             6.54          17.52           21.13

At or For the Year Ended December 31, 1997:
   Interest income -- external customers........  $  341,337       $  121,332       $ 46,536      $  173,058
   Non-interest  income -- external customers...     151,410           26,834         13,124          34,690
   Intersegment interest income.................          47              980           (266)         (1,094)
   Intersegment non-interest income.............       6,831               74             27              66
   Interest expense.............................     127,576           55,523         20,751          87,344
   Amortization of goodwill and other
       intangibles..............................       1,435            4,484             30           9,808
   Income tax expense (benefit).................      64,476           16,360          4,667          17,449
   Net income (loss)............................      93,475           22,630          7,216          32,967
   Total assets.................................   3,687,023        3,334,399        613,485       2,214,651
   Net interest margin..........................        6.32%            4.29%          4.51%           4.03%
   Return on average assets.....................        2.54             1.30           1.18            1.51
   Return on average realized common equity.....       32.50            12.08          15.22           17.65

At or For the Year Ended December 31, 1996:
   Interest income -- external customers........  $  331,955       $   56,641       $ 44,215      $  179,937
   Non-interest income -- external customers....     126,679           18,269         16,238          20,419
   Intersegment interest income.................         168             (721)          (270)           (717)
   Intersegment non-interest income.............       6,101               59            936             175
   Interest expense.............................     121,957           20,860         21,057          94,317
   FDIC special assessment......................      16,111            4,030          3,347          11,315
   Amortization of goodwill and other
       intangibles..............................       1,465              567             30           1,478
   Income tax expense (benefit).................      45,146            5,470          3,650          10,719
   Net income (loss)............................      71,086            8,876          6,315          20,349
   Total assets.................................   3,982,712          683,764        620,233       2,167,447
   Net interest margin..........................        6.33             5.51%          4.07%           3.82%
   Return on average assets.....................        1.97             1.29           1.04             .88
   Return on average realized common equity.....       22.99            15.60          14.07           11.06



                                                            TOTAL
                                                       REPORTABLE                                      CONSOLIDATED
(DOLLARS IN THOUSANDS)                                   SEGMENTS         OTHER     ELIMINATIONS              TOTAL
------------------------------------------------   ----------------------------------------------------------------
At or For the Year Ended December 31, 1998:
   Interest income -- external customers........      $   747,334      $  1,560      $        --       $    748,894
   Non-interest income -- external customer.....          288,768         2,727               --            291,495
   Intersegment interest income.................            2,074           405           (2,479)                --
   Intersegment non-interest income.............            6,682        72,483          (79,165)                --
   Interest expense.............................          324,588         2,870           (4,298)           323,160
   Amortization of goodwill and other
       intangibles..............................           11,399            --               --             11,399
   Income tax expense (benefit).................          111,585        (2,515)              --            109,070
   Net income (loss)............................          161,459        (4,173)          (1,107)           156,179
   Total assets.................................       10,168,338        86,769          (90,513)        10,164,594
   Net interest margin..........................             N.M.          N.M.             N.M.               4.84%
   Return on average assets.....................             N.M.          N.M.             N.M.               1.62
   Return on average realized common equity.....             N.M.          N.M.             N.M.              17.51

At or For the Year Ended December 31, 1997:
   Interest income -- external customers........     $   682,263      $     351      $        --       $    682,614
   Non-interest  income -- external customers...         226,058            610               --            226,668
   Intersegment interest income.................            (333)           997             (664)                --
   Intersegment non-interest income.............           6,998         55,983          (62,981)                --
   Interest expense.............................         291,194            834           (3,010)           289,018
   Amortization of goodwill and other
       intangibles..............................          15,757             --               --             15,757
   Income tax expense (benefit).................         102,952         (7,106)              --             95,846
   Net income (loss)............................         156,288        (11,633)             406            145,061
   Total assets.................................       9,849,558         84,079         (188,977)         9,744,660
   Net interest margin..........................            N.M.           N.M.             N.M.               5.20%
   Return on average assets.....................            N.M.           N.M.             N.M.               1.77
   Return on average realized common equity.....            N.M.           N.M.             N.M.              19.57

At or For the Year Ended December 31, 1996:
   Interest income -- external customers........     $   612,748       $    136      $        --       $    612,884
   Non-interest income -- external customers....         181,605              7               --            181,612
   Intersegment interest income.................          (1,540)           216            1,324                 --
   Intersegment non-interest income.............           7,271         51,442          (58,713)                --
   Interest expense.............................         258,191            923             (798)           258,316
   FDIC special assessment......................          34,803             --               --             34,803
   Amortization of goodwill and other
       intangibles..............................           3,540             --               --              3,540
   Income tax expense (benefit).................          64,985         (3,954)              --             61,031
   Net income (loss)............................         106,626         (6,714)             465            100,377
   Total assets.................................       7,454,156         28,919          (52,588)         7,430,487
   Net interest margin..........................            N.M.           N.M.             N.M.               5.27%
   Return on average assets.....................            N.M.           N.M.             N.M.               1.39
   Return on average realized common equity.....            N.M.           N.M.             N.M.              16.77
---------------------------------------------------------------------------------------------------------------------
N.M.   Not meaningful.


                                                                          TCF 55

    Revenues from external customers, comprised of total interest income and non-interest income, for TCF's operating units are as follows:

                                                                              YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------
(IN THOUSANDS)                                                          1998             1997            1996
-------------------------------------------------------------------------------------------------------------

Deposits and investment products................................  $  194,948         $143,714        $106,091
Commercial lending..............................................      99,383           98,090         100,646
Consumer lending................................................     236,538          241,390         226,125
Lease financing.................................................      80,201           72,610          53,838
Mortgage banking and residential lending........................     322,014          244,078         228,405
Investments and mortgage-backed securities......................     107,305          109,400          79,391
                                                                  ----------         --------        --------
                                                                  $1,040,389         $909,282        $794,496
-------------------------------------------------------------------------------------------------------------

21.      OTHER EXPENSE

Other expense consists of the following:


                                                                             YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------
(IN THOUSANDS)                                                          1998             1997           1996
------------------------------------------------------------------------------------------------------------

Deposit account losses............................................  $ 14,335          $ 4,738        $ 3,455
Telecommunication.................................................    13,049            9,398          8,384
Office supplies...................................................    10,006            8,349          7,173
Postage and courier...............................................     9,926            9,012          7,857
ATM interchange...................................................     9,107            7,005          6,670
Loan and lease....................................................     6,917            5,751          7,403
Mortgage servicing amortization and valuation adjustments.........     6,815            4,853          4,748
Other.............................................................    33,439           33,819         30,748
                                                                    --------          -------        -------
                                                                    $103,594          $82,925        $76,438
------------------------------------------------------------------------------------------------------------

22. FEDERAL DEPOSIT INSURANCE CORPORATION SPECIAL ASSESSMENT

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

23. LITIGATION AND CONTINGENT LIABILITIES

From time to time, TCF is a party to legal proceedings arising out of its general lending and operating activities. TCF is and expects to become engaged in a number of foreclosure proceedings and other collection actions as part of its loan collection activities. From time to time, borrowers have also brought actions against TCF, in some cases claiming substantial amounts of damages. Some financial services companies have recently been subjected to significant exposure in connection with class actions and/or suits seeking punitive damages. While the Company is not aware of any actions or allegations which should reasonably give rise to any material adverse effect, it is possible that the Company could be subjected to such a claim in an amount which could be material. Management, after review with its legal counsel, believes that the ultimate disposition of its litigation will not have a material effect on TCF's financial condition.


56  TCF

INDEPENDENT AUDITOR'S REPORT



[LOGO]


To the Board of Directors and Stockholders of TCF Financial Corporation:


We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
January 19, 1999


                                                                         TCF  57

OTHER FINANCIAL DATA


SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER-SHARE DATA)             AT DECEMBER 31, 1998     AT SEPTEMBER 30, 1998
--------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:

Total assets..........................................            $10,164,594                $9,900,439
Investments...........................................                277,715                   135,491
Securities available for sale.........................              1,677,919                 1,673,722
Loans and leases......................................              7,141,178                 7,092,639
Deposits..............................................              6,715,146                 6,733,368
Borrowings............................................              2,461,046                 2,159,948
Stockholders' equity..................................                845,502                   869,426
--------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
                                                            DECEMBER 31, 1998        SEPTEMBER 30, 1998
--------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income...................................................   $185,286                  $185,229
Interest expense..................................................     80,625                    80,605
                                                                     -----------------------------------
   Net interest income............................................    104,661                   104,624
Provision for credit losses.......................................      9,761                     4,544
                                                                     -----------------------------------
   Net interest income after
       provision for credit losses................................     94,900                   100,080
                                                                     -----------------------------------
Non-interest income:
   Gain (loss) on sale of securities available for sale...........         --                       (43)
   Gain on sale of loan servicing.................................         --                     2,414
   Gain on sale of branches.......................................     12,051                       226
   Gain on sale of joint venture interest.........................         --                        --
   Other non-interest income......................................     70,066                    71,263
                                                                     -----------------------------------
       Total non-interest income..................................     82,117                    73,860
                                                                     -----------------------------------
Non-interest expense:
   Amortization of goodwill and other
     intangibles..................................................      2,829                     2,828
   Other non-interest expense.....................................    107,096                   109,054
                                                                     -----------------------------------
       Total non-interest expense.................................    109,925                   111,882
                                                                     -----------------------------------
   Income before income tax expense...............................     67,092                    62,058
Income tax expense................................................     27,588                    25,477
                                                                     -----------------------------------
   Net income.....................................................   $ 39,504                  $ 36,581
                                                                     -----------------------------------

Per common share:
   Basic earnings.................................................   $    .47                  $    .42
                                                                     -----------------------------------
   Diluted earnings...............................................   $    .46                  $    .42
                                                                     -----------------------------------
   Diluted cash earnings (1)......................................   $    .49                  $    .44
                                                                     -----------------------------------
   Dividends declared.............................................   $  .1625                  $  .1625
                                                                     -----------------------------------

FINANCIAL RATIOS (2):
Return on average assets..........................................       1.60%                     1.54%
Cash return on average assets (1).................................       1.70                      1.64
Return on average realized common equity..........................      18.77                     16.75
Return on average common equity...................................      18.56                     16.58
Cash return on average tangible equity (1)........................      25.18                     22.48
Average total equity to average assets............................       8.63                      9.28
Net interest margin (3)...........................................       4.65                      4.82
--------------------------------------------------------------------------------------------------------

(1) Excludes amortization and reduction of goodwill and deposit base intangibles.

(2)  Annualized.

(3)  Net interest income divided by average interest-earning assets.


58 TCF


----------------------------------------------------------------------------------------------------------------------------------
AT JUNE 30, 1998    AT MARCH 31, 1998   AT DECEMBER 31, 1997     AT SEPTEMBER 30, 1997    AT JUNE 30, 1997       AT MARCH 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
      $9,393,060           $9,664,849             $9,744,660                $9,796,154          $7,403,760              $7,317,584
         122,888              246,364                129,612                   130,261              82,098                  60,458
       1,122,490            1,306,853              1,426,131                 1,628,126           1,181,126               1,242,457
       7,103,686            7,036,646              7,069,188                 7,052,032           5,382,356               5,354,941
       6,741,288            6,925,024              6,907,310                 6,976,687           5,243,574               5,291,894
       1,617,240            1,631,021              1,727,152                 1,754,445           1,349,369               1,273,411
         906,485              948,070                953,680                   919,952             701,063                 626,716
----------------------------------------------------------------------------------------------------------------------------------

                    THREE MONTHS ENDED
----------------------------------------------------------------------------------------------------------------------------------
   JUNE 30, 1998       MARCH 31, 1998      DECEMBER 31, 1997        SEPTEMBER 30, 1997       JUNE 30, 1997          MARCH 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
        $186,903             $191,476               $198,739                  $173,253            $157,242                $153,380
          79,606               82,324                 87,725                    73,399              64,605                  63,289
----------------------------------------------------------------------------------------------------------------------------------
         107,297              109,152                111,014                    99,854              92,637                  90,091
           2,991                5,984                  5,909                     6,391               4,147                   1,548
----------------------------------------------------------------------------------------------------------------------------------
         104,306              103,168                105,105                    93,463              88,490                  88,543
----------------------------------------------------------------------------------------------------------------------------------
           1,787                  502                  3,179                     2,852               1,093                   1,385
              --                   --                     --                        --                  --                   1,622
           4,260                2,048                    742                    10,635               2,810                      --
              --                5,580                     --                        --                  --                      --
          63,531               57,810                 55,634                    53,917              49,051                  43,748
----------------------------------------------------------------------------------------------------------------------------------
          69,578               65,940                 59,555                    67,404              52,954                  46,755
----------------------------------------------------------------------------------------------------------------------------------

           2,826                2,916                  2,844                    10,559               1,161                   1,193
         102,748               98,403                 95,032                    87,744              82,932                  79,897
----------------------------------------------------------------------------------------------------------------------------------
         105,574              101,319                 97,876                    98,303              84,093                  81,090
----------------------------------------------------------------------------------------------------------------------------------
          68,310               67,789                 66,784                    62,564              57,351                  54,208
          28,110               27,895                 26,895                    25,354              22,416                  21,181
----------------------------------------------------------------------------------------------------------------------------------
        $ 40,200             $ 39,894               $ 39,889                  $ 37,210            $ 34,935                $ 33,027
----------------------------------------------------------------------------------------------------------------------------------
        $    .45             $    .44               $    .44                  $    .44            $    .43                $    .41
----------------------------------------------------------------------------------------------------------------------------------
        $    .45             $    .43               $    .43                  $    .43            $    .42                $    .40
----------------------------------------------------------------------------------------------------------------------------------
        $    .48             $    .49               $    .46                  $    .51            $    .43                $    .41
----------------------------------------------------------------------------------------------------------------------------------
        $  .1625             $   .125               $   .125                  $   .125            $   .125                $ .09375
----------------------------------------------------------------------------------------------------------------------------------

            1.69%                1.66%                  1.63%                     1.80%               1.90%                   1.82%
            1.84                 1.86                   1.73                      2.13                1.95                    1.87
           17.52                16.99                  17.28                     19.37               21.35                   21.26
           17.37                16.83                  17.10                     19.20               21.37                   21.26
           23.73                23.78                  23.09                     25.94               23.48                   23.35
            9.75                 9.83                   9.53                      9.38                8.91                    8.56
            4.94                 4.94                   4.93                      5.24                5.41                    5.31
----------------------------------------------------------------------------------------------------------------------------------

                                                                        TCF   59

OTHER FINANCIAL DATA


FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS                                            YEAR ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER-SHARE DATA)                           1998          1997            1996           1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARY OF OPERATIONS
Interest income............................................   $748,894      $682,614        $612,884       $631,198         $568,864
Interest expense...........................................    323,160       289,018         258,316        302,106          283,421
                                                              ----------------------------------------------------------------------
   Net interest income.....................................    425,734       393,596         354,568        329,092          285,443
Provision for credit losses................................     23,280        17,995          21,446         16,973(1)        10,911
                                                              ----------------------------------------------------------------------
   Net interest income after provision for credit losses...    402,454       375,601         333,122        312,119          274,532
Loss on sale of mortgage-backed securities.................         --            --              --        (21,037)              --
Gain (loss) on sale of securities available for sale.......      2,246         8,509              86           (152)             981
Gain on sale of loan servicing.............................      2,414         1,622              --          1,535            2,353
Gain on sale of branches...................................     18,585        14,187           2,747          1,103               --
Gain on sale of joint venture interest.....................      5,580            --              --             --               --
Gain on sale of loans......................................         --            --           5,443             --               --
Other non-interest income..................................    262,670       202,350         173,336        151,104          139,981
Amortization of goodwill and other intangibles.............     11,399        15,757           3,540          3,163            3,282
FDIC special assessment....................................         --            --          34,803             --               --
Merger-related expenses....................................         --            --              --         21,733               --
Cancellation cost on early termination
    of interest-rate exchange contracts....................         --            --              --          4,423               --
Other non-interest expense.................................    417,301       345,605         314,983        296,664          282,378
                                                              ----------------------------------------------------------------------
   Income before income tax expense and extraordinary item.    265,249       240,907         161,408        118,689          132,187
Income tax expense.........................................    109,070        95,846          61,031         45,482           52,643
                                                              ----------------------------------------------------------------------
   Income before extraordinary item........................    156,179       145,061         100,377         73,207           79,544
Extraordinary item, net....................................         --            --              --           (963)              --
                                                              ----------------------------------------------------------------------
   Net income..............................................    156,179       145,061         100,377         72,244           79,544
Dividends on preferred stock...............................         --            --              --            678            2,710
                                                              ----------------------------------------------------------------------
         Net income available to common shareholders.......   $156,179      $145,061        $100,377       $ 71,566         $ 76,834
                                                              ----------------------------------------------------------------------
Basic earnings per common share:
   Income before extraordinary item........................   $   1.77      $   1.72        $   1.23       $    .89         $    .98
   Extraordinary item......................................         --            --              --           (.01)               -
                                                              ----------------------------------------------------------------------
   Net income..............................................   $   1.77      $   1.72        $   1.23       $    .88         $    .98
                                                              ----------------------------------------------------------------------

Diluted earnings per common share:
   Income before extraordinary item........................   $   1.76      $   1.69        $   1.20       $    .87         $    .94
   Extraordinary item......................................         --            --              --           (.01)               -
                                                              ----------------------------------------------------------------------
   Net income..............................................   $   1.76      $   1.69        $   1.20       $    .86         $    .94
                                                              ----------------------------------------------------------------------

Dividends declared per common share........................   $  .6125      $ .46875        $.359375       $.296875         $    .25
                                                              ----------------------------------------------------------------------
Average common and common equivalent shares outstanding:
   Basic...................................................     88,093        84,478          81,904         81,115           78,419
                                                             -----------------------------------------------------------------------

   Diluted.................................................     88,916        86,134          83,939         83,560           81,803

                                                              ----------------------------------------------------------------------


(1)   Includes $5,000 in merger-related provisions.


                                                                                   AT DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER-SHARE DATA)                          1998           1997            1996           1995             1994
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARY OF FINANCIAL CONDITION
Total assets.........................................   $10,164,594     $9,744,660      $7,430,487     $7,507,856       $8,072,299
Interest-bearing deposits with banks.................       115,894         20,572         386,224         11,594          202,084
Federal funds sold...................................        41,000             --              --             --            6,900
Other investments....................................         4,227          4,061           3,910          3,716            3,528
Federal Reserve Bank stock, at cost..................        23,112         22,977              --             --               --
Federal Home Loan Bank stock, at cost................        93,482         82,002          66,061         60,096           78,925
Securities available for sale........................     1,677,919      1,426,131         999,586      1,201,525          138,742
Loans held for sale..................................       213,073        244,612         203,869        242,413          201,511
Mortgage-backed securities held to maturity..........            --             --              --             --        1,601,200
Loans and leases.....................................     7,141,178      7,069,188       5,292,920      5,516,348        5,312,760
Goodwill.............................................       166,645        177,700          15,431         11,569           13,355
Deposit base intangibles.............................        16,238         19,821          10,843         12,918           14,662
Deposits.............................................     6,715,146      6,907,310       4,977,630      5,191,552        5,399,718
Federal Home Loan Bank advances......................     1,804,208      1,339,578       1,141,040        893,587        1,354,663
Other borrowings.....................................       656,838        387,574         567,132        726,314          684,125
Stockholders' equity.................................       845,502        953,680         630,687        582,399          520,786
Tangible net worth...................................       662,619        756,159         604,413        557,912          492,769
Book value per common share..........................          9.88          10.27            7.61           6.98             6.24
Tangible book value per common share.................          7.74           8.15            7.29           6.69             5.89
----------------------------------------------------------------------------------------------------------------------------------


60  TCF

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS (CONTINUED)                     AT OR FOR THE YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                              1998             1997           1996           1995             1994
----------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND OTHER DATA:
Net interest margin..................................         4.84%            5.20%          5.27%          4.61%            3.95%
Return on average assets.............................         1.62             1.77           1.39            .95             1.03
Return on average realized common equity.............        17.51            19.57          16.77          13.69            16.55
Average total equity to average assets...............         9.35             9.12           8.31           7.04             6.33
Average interest-earning assets to
   average interest-bearing liabilities..............       116.55           117.15         115.29         111.30           108.35
Common dividend payout ratio.........................        34.80%           27.74%         29.95%         34.52%           26.60%
Number of full service bank offices..................          311              221            196            185              177
----------------------------------------------------------------------------------------------------------------------------------



ALLOWANCE FOR LOAN AND LEASE LOSS INFORMATION                                 YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                     1998             1997           1996           1995         1994
------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year........................     $ 82,583         $ 71,865      $  66,290      $  56,343      $ 54,444
Acquired balance....................................           --           10,592             --             --            --
Charge-offs:
   Residential real estate..........................         (291)            (444)          (333)          (472)       (1,070)
   Commercial real estate...........................       (1,294)            (927)        (1,944)        (4,189)       (8,039)
   Commercial business..............................          (42)          (1,485)        (2,786)        (1,695)       (2,804)
   Consumer.........................................      (30,108)         (21,660)       (18,317)        (8,414)       (4,081)
   Lease financing..................................         (979)          (2,297)          (914)          (247)         (109)
                                                         ---------------------------------------------------------------------
                                                          (32,714)         (26,813)       (24,294)       (15,017)      (16,103)
                                                         ---------------------------------------------------------------------
Recoveries:
   Residential real estate..........................          103              167            131            157           222
   Commercial real estate...........................          559            2,530          3,690          1,080         2,475
   Commercial business..............................          635            2,488          2,675          4,862         3,132
   Consumer.........................................        5,222            3,141          1,918          1,892         1,262
   Lease financing..................................          345              618              9             --            --
                                                         ---------------------------------------------------------------------
                                                            6,864            8,944          8,423          7,991         7,091
                                                         ---------------------------------------------------------------------
      Net charge-offs                                     (25,850)         (17,869)       (15,871)        (7,026)       (9,012)
Provision charged to operations.....................       23,280           17,995         21,446         16,973        10,911
                                                         ---------------------------------------------------------------------
Balance at end of year..............................     $ 80,013         $ 82,583      $  71,865      $  66,290      $ 56,343
                                                         ---------------------------------------------------------------------
Ratio of net loan and lease charge-offs to average
   loans and leases outstanding.....................          .36%             .30%          .29%            .13%          .18%
Year-end allowance as a percentage of year-end
   total loan and lease balances....................         1.12             1.17          1.36            1.20          1.06
------------------------------------------------------------------------------------------------------------------------------




CONTRACTUAL AMORTIZATION OF
LOAN AND LEASE PORTFOLIOS                                   AT DECEMBER 31, 1998 (1)
--------------------------------------------------------------------------------------------------------------------------
                                       RESIDENTIAL    COMMERCIAL    COMMERCIAL                        LEASE    TOTAL LOANS
(IN THOUSANDS)                         REAL ESTATE   REAL ESTATE      BUSINESS       CONSUMER     FINANCING     AND LEASES
--------------------------------------------------------------------------------------------------------------------------
Amounts due:
   Within 1 year....................  $    137,690   $   120,808    $  171,513    $   194,399    $  206,647    $   831,057
   After 1 year:
      1 to 2 years..................       148,766        82,218        51,029        183,158       140,521        605,692
      2 to 3 years..................       140,473        74,137        23,188        156,871        69,620        464,289
      3 to 5 years..................       279,751       147,447        31,318        258,404        25,314        742,234
      5 to 10 years.................       703,022       286,711        11,433        472,417            90      1,473,673
      10 to 15 years................       607,763        86,296           195        544,248            --      1,238,502
      Over 15 years.................     1,739,951        16,794            --        116,429            --      1,873,174
                                      ------------------------------------------------------------------------------------
         Total after 1 year.........     3,619,726       693,603       117,163      1,731,527       235,545      6,397,564
                                      ------------------------------------------------------------------------------------
              Total.................  $  3,757,416   $   814,411    $  288,676    $ 1,925,926    $  442,192    $ 7,228,621
                                      ------------------------------------------------------------------------------------

Amounts due after 1 year on:
   Fixed-rate loans and leases......  $  1,574,211   $   125,031    $   46,823    $   824,167    $  235,545    $ 2,805,777
   Adjustable-rate loans............     2,045,515       568,572        70,340        907,360            --      3,591,787
                                      ------------------------------------------------------------------------------------
         Total after 1 year.........  $  3,619,726   $   693,603    $  117,163    $ 1,731,527    $  235,545    $ 6,397,564
--------------------------------------------------------------------------------------------------------------------------

(1) Gross of unearned discounts and deferred fees. This table does not include the effect of prepayments, which is an important consideration in management's interest-rate risk analysis. Industry experience indicates that the loans remain outstanding for significantly shorter periods than their contractual terms.


                                                                          TCF 61