Form 10-K, Exhibit 13
period 1999-12-31
TCF FINANCIAL CORP
filed 2000-03-27
CIK 814184

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

RESULTS OF OPERATIONS

PERFORMANCE SUMMARY - TCF reported net income of $166 million for 1999, up from $156.2 million for 1998 and $145.1 million for 1997. Diluted earnings per common share was $2.00 for 1999, compared with $1.76 for 1998 and $1.69 for 1997. Return on average assets was 1.61% in 1999, compared with 1.62% in 1998 and 1.77% in 1997. Return on average realized common equity was 19.83% in 1999, compared with 17.51% in 1998 and 19.57% in 1997. Diluted cash earnings per common share, which excludes amortization and reduction of goodwill net of income tax benefits, was $2.10 for 1999, compared with $1.88 for 1998 and $1.73 for 1997. On the same basis, cash return on average assets was 1.69% for 1999, compared with 1.74% for 1998 and 1.82% for 1997, and cash return on average realized equity was 20.79% for 1999, compared with 18.74% for 1998 and 20.10% for 1997. As TCF's September 4, 1997 acquisition of Standard Financial, Inc. ("Standard") was accounted for as a purchase transaction, TCF's results for periods prior to the acquisition have not been restated. Since Standard's performance ratios were lower than TCF's, the Company's performance ratios since 1997 have been negatively impacted by the acquisition of Standard.

     TCF has significantly expanded its retail banking franchise in recent periods and had 338 retail banking branches at December 31, 1999. In the past three years, TCF opened 164 new branches, of which 151 were supermarket branches. This expansion includes TCF's January 1998 acquisition of 76 branches and 178 automated teller machines ("ATMs") in Jewel-Osco stores in the Chicago area previously operated by Bank of America. TCF anticipates opening approximately 37 new branches in 2000, and additional branches in subsequent years, including approximately 25 Illinois Jewel-Osco supermarket branches per year in subsequent years until branches have been installed in certain existing and all newly constructed stores.

     Further detail on acquisitions is provided in Note 2 of Notes to Consolidated Financial Statements.

     In December 1998, TCF restructured its consumer finance company operations, including the discontinuation of indirect automobile lending, the consolidation of offices and a renewed focus on home equity lending. During 1999, $139.4 million of consumer finance automobile loans and $14.8 million of related allowances were transferred to loans held for sale in connection with the sales of these loans. Losses of $1.4 million were recognized in connection with these sales, which are included in gain on sales of loans held for sale. TCF also closed its Florida consumer finance loan collections facility during 1999.

     In the 1998 fourth quarter, TCF recorded a pretax charge of $1.8 million for the reorganization of its consumer finance company operations, and increased the provision for credit losses by $3.9 million from the 1997 fourth quarter primarily in connection with the finance company automobile loan portfolio.

     TCF's 1997 results reflect a branch reorganization at Great Lakes National Bank Michigan ("Great Lakes Michigan"), including the sale of all eight Ohio branches and related deposits for a net gain of $10.6 million, the accelerated amortization of Great Lakes Michigan's remaining $8.7 million of deposit base intangibles, and the write-off of $1.5 million of Great Lakes Michigan's teller equipment.

NET INTEREST INCOME - A significant component of TCF's earnings is net interest income, which is the difference between interest earned on loans and leases, securities available for sale, investments and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense). This amount, when divided by average interest-earning assets, is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, loan pricing strategies and competitive conditions, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

     Net interest income was $424.2 million for the year ended December 31, 1999, compared with $425.7 million in 1998 and $393.6 million in 1997. This represents a decrease of .4% in 1999, compared with increases of 8.2% in 1998 and 11% in 1997. Total average interest-earning assets increased 7.9% in 1999, following increases of 16.2% in 1998 and 12.5% in 1997. The net interest margin for 1999 was 4.47%, compared with 4.84% in 1998 and 5.20% in 1997. TCF's 1999 net interest income and net interest margin were negatively impacted, as compared with 1998, by $17.4 million or 11 basis points due to the discontinuation and sale of TCF's higher-yielding consumer finance automobile business.

     The following table presents TCF's average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF's interest-earning assets and interest-bearing liabilities:

                                                              Year ended December 31, 1999   Year ended December 31, 1998
-------------------------------------------------------------------------------------------------------------------------
                                                                                        INTEREST
                                                              AVERAGE                     YIELDS    Average
(Dollars in thousands)                                        BALANCE   INTEREST(1)    AND RATES    Balance    Interest(1)
-------------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments ..............................................   $ 142,494   $    9,411      6.60%  $   161,239    $   10,356
                                                             ------------------------------------------------------------
Securities available for sale(2) .........................   1,689,257      111,032      6.57     1,359,698        93,124
                                                             ----------------------               -----------------------
Loans held for sale ......................................     199,073       13,367      6.71       197,969        14,072
                                                             ----------------------               -----------------------
Loans and leases:
        Residential real estate ..........................   3,808,062      266,653      7.00     3,687,579       267,916
        Commercial real estate ...........................     933,227       78,033      8.36       831,287        73,546
        Commercial business ..............................     341,378       27,425      8.03       263,257        22,169
        Consumer .........................................   1,971,069      199,103     10.10     1,922,943       218,837
        Lease financing ..................................     410,245       47,077     11.48       378,824        48,874
                                                             ----------------------               -----------------------
                Total loans and leases(3) ................   7,463,981      618,291      8.28     7,083,890       631,342
                                                             ----------------------               -----------------------
                        Total interest-earning assets ....   9,494,805      752,101      7.92     8,802,796       748,894
                                                                            -----------------                     -------
Other assets(4) ..........................................     798,494                              826,741
                                                            ----------                           ----------
        Total assets ..................................... $10,293,299                          $ 9,629,537
                                                            ----------                           ----------
LIABILITIES AND STOCKHOLDERS' EQUITY:

Non-interest bearing deposits ............................ $ 1,177,723                          $ 1,017,245
                                                            ----------                           ----------
Interest-bearing deposits:
        Checking .........................................     711,440        4,043       .57       666,956         6,207
        Passbook and statement ...........................   1,111,104       12,435      1.12     1,130,067        18,305
        Money market .....................................     728,522       19,074      2.62       700,400        20,496
        Certificates .....................................   2,888,968      139,943      4.84     3,249,742       167,484
                                                            -----------------------              ------------------------
                Total  interest-bearing deposits .........   5,440,034      175,495      3.23     5,747,165       212,492
                                                            -----------------------              ------------------------
                        Total deposits ...................   6,617,757      175,495      2.65     6,764,410       212,492
                                                            -----------------------              ------------------------
Borrowings:
        Securities sold under
                repurchase agreements and
                federal funds purchased ..................     529,359       28,610      5.40       140,414         7,863
        FHLB advances ....................................   1,821,172      100,454      5.52     1,367,104        79,237
        Discounted lease rentals .........................     171,997       13,830      8.04       205,393        16,744
        Other borrowings .................................     151,430        9,499      6.27        92,467         6,824
                                                            -----------------------              ------------------------
                Total borrowings .........................   2,673,958      152,393      5.70     1,805,378       110,668
                                                            -----------------------              ------------------------
                        Total interest-bearing
                                liabilities ..............   8,113,992      327,888      4.04     7,552,543       323,160
                                                                            -----------------                     ---------
Other liabilities(4) .....................................     185,393                              159,292
                                                            ----------                           ----------
        Total liabilities ................................   9,477,108                            8,729,080
Stockholders' equity(4) ..................................     816,191                              900,457
                                                            ----------                           ----------
        Total liabilities and
                stockholders' equity ..................... $10,293,299                           $9,629,537
                                                            ----------                           ----------
Net interest income ......................................                $ 424,213                             $ 425,734
                                                                            -------                               -------
Net interest-rate spread .................................                               3.88%
                                                                                         -----
Net interest margin ......................................                               4.47%
------------------------------------------------------------------------------------------------------------------


                                                                             Year Ended December 31, 1997
------------------------------------------------------------------------------------------------------------------
                                                            Interest                                      Interest
                                                              Yields    Average                             Yields
(Dollars in thousands)                                     and Rates    Balance         Interest(1)      and Rates
------------------------------------------------------------------------------------------------------------------
ASSETS:
Investments ..............................................   6.42%  $    96,146     $     7,192           7.48%
                                                           -------------------------------------------------------
Securities available for sale(2) .........................   6.85     1,338,295          95,701           7.15
                                                                      -------------------------
Loans held for sale ......................................   7.11       211,192          15,755           7.46
                                                                      -------------------------
Loans and leases:
        Residential real estate ..........................   7.27     2,674,107         206,853           7.74
        Commercial real estate ...........................   8.85       856,712          77,829           9.08
        Commercial business ..............................   8.42       205,402          18,068           8.80
        Consumer .........................................  11.38     1,856,299         221,758          11.95
        Lease financing ..................................  12.90       335,534          39,458          11.76
                                                                      -------------------------
                Total loans and leases(3) ................   8.91     5,928,054         563,966           9.51
                                                                      -------------------------
                        Total interest-earning assets ....   8.51     7,573,687         682,614           9.01
                                                           ------                       ----------------------
Other assets(4) ..........................................              600,083
                                                                      ---------
        Total assets .....................................          $ 8,173,770
                                                                      ---------
LIABILITIES AND STOCKHOLDERS' EQUITY:

Non-interest bearing deposits ............................          $   782,836
                                                                      ---------
Interest-bearing deposits:
        Checking .........................................    .93       551,501           6,133           1.11
        Passbook and statement ...........................   1.62       901,576          17,653           1.96
        Money market .....................................   2.93       658,894          20,533           3.12
        Certificates .....................................   5.15     2,868,833         150,863           5.26
                                                                     --------------------------
                Total  interest-bearing deposits .........   3.70     4,980,804         195,182           3.92
                                                                     --------------------------
                        Total deposits ...................   3.14     5,763,640         195,182           3.39
                                                                     --------------------------
Borrowings:
        Securities sold under
                repurchase agreements and
                federal funds purchased ..................   5.60       346,339          19,892           5.74
        FHLB advances ....................................   5.80       817,464          48,142           5.89
        Discounted lease rentals .........................   8.15       222,558          18,430           8.28
        Other borrowings .................................   7.38        97,547           7,372           7.56
                                                                     --------------------------
                Total borrowings .........................   6.13     1,483,908          93,836           6.32
                                                                     --------------------------
                        Total interest-bearing
                                liabilities ..............   4.28     6,464,712         289,018           4.47
                                                           ------                       ----------------------
Other liabilities(4) .....................................              180,585
                                                                      ---------
        Total liabilities ................................            7,428,133
Stockholders' equity(4) ..................................              745,637
                                                                      ---------
        Total liabilities and
                stockholders' equity .....................          $ 8,173,770
                                                                      ---------
Net interest income ......................................                            $ 393,596
                                                                                        -------
Net interest-rate spread .................................   4.23%                                        4.54%
                                                             -----                                        -----
Net interest margin ......................................   4.84%                                        5.20%
---------------------------------------------------------------------------------------------------------------


(1) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis. Tax-exempt income of $189,000, $147,000 and $201,000 was recognized during the years ended December 31, 1999, 1998 and 1997, respectively.

(2) Average balance and yield of securities available for sale is based upon the historical amortized cost.

(3) Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.

(4) Average balance is based upon month-end balances.

     The following table presents the components of the changes in net interest income by volume and rate:


                                                           YEAR ENDED DECEMBER 31, 1999             Year Ended December 31, 1998
                                                            VERSUS SAME PERIOD In 1998                Versus Same Period in 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                            INCREASE (DECREASE) DUE TO                Increase (Decrease) Due to
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                       VOLUME(1)    RATE(1)      TOTAL        Volume(1)     Rate(1)       Total
-----------------------------------------------------------------------------------------------------------------------------------
Investments .....................................    $ (1,229)    $    284     $   (945)    $   4,302     $  (1,138)    $   3,164
                                                      -----------------------------------------------------------------------------
Securities available for sale ...................      21,839       (3,931)      17,908         1,505        (4,082)       (2,577)
                                                      -----------------------------------------------------------------------------
Loans held for sale .............................          79         (784)        (705)         (962)         (721)       (1,683)
                                                      -----------------------------------------------------------------------------
Loans and leases:
        Residential real estate .................       8,728       (9,991)      (1,263)       74,296       (13,233)       61,063
        Commercial real estate ..................       8,704       (4,217)       4,487        (2,311)       (1,972)       (4,283)
        Commercial business .....................       6,323       (1,067)       5,256         4,910          (809)        4,101
        Consumer direct .........................      20,619      (13,067)       7,552        10,482        (4,885)        5,597
        Consumer finance automobile .............     (23,019)      (4,267)     (27,286)       (5,228)       (3,290)       (8,518)
        Lease financing .........................       3,851       (5,648)      (1,797)        5,376         4,040         9,416
                                                      -----------------------------------------------------------------------------
                Total loans and leases ..........      25,206      (38,257)     (13,051)       87,525       (20,149)       67,376
                                                      -----------------------------------------------------------------------------
                        Total interest income ...      45,895      (42,688)       3,207        92,370       (26,090)       66,280
                                                      -----------------------------------------------------------------------------
Deposits:
        Checking ................................         388       (2,552)      (2,164)        1,161        (1,087)           74
        Passbook and statement ..................        (303)      (5,567)      (5,870)        4,026        (3,374)          652
        Money market ............................         803       (2,225)      (1,422)        1,254        (1,291)          (37)
        Certificates ............................     (17,858)      (9,683)     (27,541)       19,812        (3,191)       16,621
                                                      -----------------------------------------------------------------------------
                Total deposits ..................     (16,970)     (20,027)     (36,997)       26,253        (8,943)       17,310
                                                      -----------------------------------------------------------------------------
Borrowings:
        Securities sold under repurchase
                agreements and federal
                funds purchased .................      21,038         (291)      20,747       (11,555)         (474)      (12,029)
        FHLB advances ...........................      25,209       (3,992)      21,217        31,843          (748)       31,095
        Discounted lease rentals ................      (2,691)        (223)      (2,914)       (1,401)         (285)       (1,686)
        Other borrowings ........................       3,825       (1,150)       2,675          (376)         (172)         (548)
                                                      -----------------------------------------------------------------------------
                Total borrowings ................      47,381       (5,656)      41,725        18,511        (1,679)       16,832
                                                      -----------------------------------------------------------------------------
                        Total interest expense ..      30,411      (25,683)       4,728        44,764       (10,622)       34,142
                                                      -----------------------------------------------------------------------------
Net interest income .............................    $ 15,484     $(17,005)    $ (1,521)    $  47,606     $ (15,468)    $  32,138
-----------------------------------------------------------------------------------------------------------------------------------

(1) Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

     In 1999, TCF's net interest income decreased $1.5 million, or .4%, and total average interest-earning assets increased by $692 million, or 7.9%, compared with 1998 levels. TCF's net interest income improved by $15.5 million due to volume changes and decreased $17 million due to rate changes. The unfavorable impact of the discontinuation of TCF's consumer finance automobile business, decreased yields on loans and leases resulting, in part, from the implementation of new tiered pricing for home equity loans in early 1999, and increased borrowing volumes was partially offset by increased securities available for sale and loan and lease volumes, decreased rates paid on interest-bearing liabilities and decreased certificate of deposit volumes. TCF's net interest margin for the fourth quarter of 1999 was 4.38%, compared with 4.46% for the third quarter of 1999 and 4.65% for the fourth quarter of 1998. As previously noted, TCF's net interest margin for 1999 was negatively impacted by the discontinuation of TCF's higher-yielding consumer finance automobile business. Interest income increased $3.2 million in 1999, reflecting an increase of $45.9 million due to volume, partially offset by a decrease of $42.7 million due to rate changes. Interest expense increased $4.7 million in 1999, reflecting an increase of $30.4 million due to volume, partially offset by a decrease of $25.7 million due to a lower cost of funds. The increase in net interest income due to volume reflects the increase in total average interest-earning assets. The decrease in net interest income due to rate changes reflects loan prepayments and the discontinuation of TCF's higher-yielding consumer finance business.

     Changes in net interest income are dependent upon the movement of interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

Achieving net interest margin growth is dependent on TCF's ability to generate higher-yielding assets and lower-cost retail deposits. If variable index rates (e.g., prime) were to decline, TCF may experience additional compression of its net interest margin depending on the timing and amount of any reductions, as it is possible that interest rates paid on retail deposits will not decline as quickly, or to the same extent, as the decline in the yield on interest-rate-sensitive assets such as home equity loans. Competition for checking, savings and money market deposits, important sources of lower cost funds for TCF, is intense. TCF may also experience compression in its net interest margin if the rates paid on deposits increase, or as a result of new pricing strategies and lower rates offered on loan products in order to respond to competitive conditions. See "Financial Condition - Market Risk - Interest-Rate Risk" and "Financial Condition - Deposits."

     In 1998, TCF's net interest income increased primarily due to the acquisition of Standard and the growth of lower interest-cost retail deposits. Net interest income increased $32.1 million, or 8.2%, and total average interest-earning assets increased by $1.2 billion, or 16.2%, from 1997 levels. TCF's net interest income improved by $47.6 million due to volume changes and decreased $15.5 million due to rate changes. The favorable impact of the growth in residential real estate, consumer and commercial business loan and lease financing volumes, decreased volumes of securities sold under repurchase agreements and federal funds purchased and decreased rates paid on interest-bearing liabilities was partially offset by decreased yields on securities available for sale and consumer and residential real estate loans, and increased certificate of deposit and Federal Home Loan Bank ("FHLB") advance volumes. TCF's net interest margin for 1998 was negatively impacted by Standard's lower net interest margin, loan prepayments and purchases of mortgage-backed securities. Interest income increased $66.3 million in 1998, reflecting an increase of $92.4 million due to volume, partially offset by a decrease of $26.1 million due to rate changes. Interest expense increased $34.1 million in 1998, reflecting an increase of $44.8 million due to volume, partially offset by a decrease of $10.6 million due to a lower cost of funds. The increase in net interest income due to volume was primarily due to the acquisition of Standard. The decrease in net interest income due to rate changes reflects the impact of Standard's lower net interest margin, and loan prepayments, partially offset by TCF's changing asset/liability mix, with greater emphasis on higher-yielding consumer loans and lease financings.

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

PROVISION FOR CREDIT LOSSES - TCF provided $16.9 million for credit losses in 1999, compared with $23.3 million in 1998 and $18 million in 1997. The decreased provision in 1999 reflects the significant provisions recognized in 1998 related to TCF's discontinued consumer finance automobile loan portfolio. The allowance for loan and lease losses totaled $55.8 million at December 31, 1999, compared with $80 million at December 31, 1998, and was 232% of non-accrual loans and leases. See "Financial Condition - Allowance for Loan and Lease Losses."

NON-INTEREST INCOME - Non-interest income is a significant source of revenues for TCF and an important factor in TCF's results of operations. Providing a wide range of retail banking services is an integral component of TCF's business philosophy and a major strategy for generating additional non-interest income. Excluding gains on sales of securities available for sale, loan servicing, branches, subsidiaries and a joint venture interest, non-interest income increased $32 million, or 12.2%, during 1999 to $294.6 million. The increase was primarily due to increased fee and service charge revenues and electronic funds transfer revenues, partially offset by decreases in leasing and title insurance revenues, and reflects TCF's expanded retail banking activities. The increases in fee and service charge revenues and electronic funds transfer revenues reflect the increase in the number of retail checking accounts, which totaled 1,044,000 accounts at December 31, 1999, up from 913,000 at December 31, 1998. The average annual fee revenue per retail checking account was $168 for 1999, compared with $143 for 1998.

     The following table presents the components of non-interest income:

                                                                                                            Percentage
                                                                Year Ended December 31,                 Increase (Decrease)
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                     1999            1998          1997          1999/98       1998/97
-----------------------------------------------------------------------------------------------------------------------------------
Fee and service charge revenues ..................      $ 151,988      $ 127,952      $ 101,329          18.8%        26.3%
Electronic funds transfer revenues ...............         67,129         50,556         30,808          32.8         64.1
Leasing revenues .................................         28,505         31,344         32,025          (9.1)        (2.1)
Title insurance revenues .........................         15,421         20,161         13,730         (23.5)        46.8
Commissions on sales of annuities ................          8,797          8,413          7,894           4.6          6.6
Commissions on sales of mutual funds .............          6,052          5,513          3,998           9.8         37.9
Gain on sales of loans held for sale .............          4,747          7,575          4,777         (37.3)        58.6
Other ............................................         12,008         11,156          7,789           7.6         43.2
                                                         --------------------------------------
                                                          294,647        262,670        202,350          12.2         29.8
                                                         --------------------------------------
Gain on sales of securities available for sale ...          3,194          2,246          8,509          42.2        (73.6)
Gain on sales of loan servicing ..................          3,076          2,414          1,622          27.4         48.8
Gain on sales of branches ........................         12,160         18,585         14,187         (34.6)        31.0
Gain on sale of subsidiaries .....................          5,522              -              -         100.0          -
Gain on sale of joint venture interest ...........              -          5,580              -        (100.0)       100.0
                                                         --------------------------------------
                                                           23,952         28,825         24,318         (16.9)        18.5
                                                         --------------------------------------
                Total non-interest income ........      $ 318,599      $ 291,495      $ 226,668           9.3         28.6
-----------------------------------------------------------------------------------------------------------------------------------


     Fee and service charge revenues increased $24 million in 1999, or 18.8%, and $26.6 million in 1998, or 26.3%, primarily as a result of expanded retail banking activities. These increases reflect the increase in the number of retail checking accounts and per account revenues noted above. Included in fee and service charge revenues are fees of $10.3 million, $13.7 million and $14.6 million received for the servicing of loans owned by others during 1999, 1998 and 1997, respectively. At December 31, 1999, 1998 and 1997, TCF was servicing real estate loans for others with aggregate unpaid principal balances of $2.9 billion, $3.7 billion and $4.4 billion, respectively.

     Electronic funds transfer revenues increased $16.6 million, or 32.8%, in 1999 and $19.7 million, or 64.1%, in 1998. These increases reflect TCF's efforts to provide banking services through its ATM network. TCF had 1,406 ATMs at December 31, 1999. As previously noted, in January 1998, TCF acquired 178 ATMs in connection with its acquisition of 76 branches in Jewel-Osco stores. Electronic funds transfer revenues in future periods may be negatively impacted by pending city and state legislative proposals which, if enacted and not judicially restrained, could limit ATM fees. Included in electronic funds transfer revenues are debit card interchange fees of $19.5 million, $11.1 million and $3.7 million for 1999, 1998 and 1997, respectively. The significant increase in these fees reflects an increase in the distribution of debit cards, and a significant increase in their utilization by TCF's customers. TCF initiated its debit card program at the end of 1996. TCF had 929,000 debit cards outstanding at December 31, 1999, up from 774,000 at December 31, 1998.

     Leasing revenues decreased $2.8 million in 1999 to $28.5 million, following a decrease of $681,000 in 1998 to $31.3 million. The year-to-year fluctuations in leasing revenues and the allocation between types of leasing revenues result primarily from the manner and timing in which leasing revenues are recognized over the term of each particular lease. The allocation of revenues is a function of the lease classification as determined in accordance with generally accepted accounting principles. In addition, the volume and type of new lease transactions and the resulting revenues may fluctuate from period to period based upon factors not within the control of TCF, such as economic conditions. TCF's ability to grow its lease portfolio is dependent upon its ability to place new equipment in service. In an adverse economic environment, there may be a decline in the demand for some types of equipment which TCF leases, resulting in a decline in the amount of new equipment being placed into service.

     Title insurance revenues decreased $4.7 million in 1999, to $15.4 million, following an increase of $6.4 million in 1998 to $20.2 million. Title insurance revenues are cyclical in nature and are largely dependent on the levels of residential real estate loan originations and refinancings. During the 1999 fourth quarter, TCF sold its title insurance and appraisal operations and recognized a gain of $5.5 million on the sale, and will recognize an additional gain of up to $15 million over the next five years. The amount of the deferred gain to be recognized in each year will be dependent upon these operations continuing to realize a specified level of use by TCF customers, and will be in direct proportion to the actual level of use realized when compared to the specified level. Title insurance revenues will no longer be recognized by TCF as a result of its sale of these operations.

     Commissions on sales of annuities increased $384,000 to $8.8 million in 1999, following an increase of $519,000 to $8.4 million in 1998. Commissions on sales of mutual funds increased $539,000 to $6.1 million in 1999, following an increase of $1.5 million to $5.5 million in 1998. Sales of annuities and mutual funds may fluctuate from period to period, and future sales levels will depend upon general economic conditions and investor preferences. Sales of annuities will also depend upon continued favorable tax treatment and may be negatively impacted by the interest rate environment.

     Gains on sales of loans held for sale decreased $2.8 million in 1999, following an increase of $2.8 million in 1998. During 1999, TCF recognized losses of $1.4 million on sales of $139.4 million of its consumer finance automobile loan portfolio. See "Financial Condition - Loans Held for Sale" and "Financial Condition - Loans and Leases." Gains or losses on sales of loans held for sale may fluctuate significantly from period to period due to changes in interest rates and volumes, and results in any period related to these transactions may not be indicative of results which will be obtained in future periods.

     Gains on sales of securities available for sale totaled $3.2 million in 1999, an increase of $948,000 from the $2.2 million recognized in 1998. Gains on sales of third-party loan servicing rights totaled $3.1 million in 1999 on the sale of $344.6 million of third-party loan servicing rights. Gains of $2.4 million and $1.6 million were recognized on the sales of $200.4 million and $144.7 million of third-party loan servicing rights in 1998 and 1997, respectively. TCF periodically sells securities available for sale and loan servicing rights depending on market conditions.

     During 1999, TCF recognized gains of $12.2 million on the sales of eight underperforming branches with $116.7 million in deposits, compared with gains of $18.6 million on the sales of 14 underperforming branches with $234 million in deposits and $5.6 million on the sale of its joint venture interest in Burnet Home Loans during 1998. TCF recognized gains of $14.2 million on the sales of 11 underperforming branches with $183.6 million in deposits during 1997. TCF periodically sells branches that it considers to be underperforming, or have limited growth potential, and may continue to do so in the future.

NON-INTEREST EXPENSE - Non-interest expense increased $24.1 million, or 5.6%, in 1999, and $67.3 million, or 18.6%, in 1998, compared with the respective prior years. The following table presents the components of non-interest expense:


                                                                                                            Percentage
                                                                   Year Ended December 31,             Increase (Decrease)
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                     1999            1998          1997          1999/98      1998/97
---------------------------------------------------------------------------------------------------------------------------
Compensation and employee benefits ...............      $ 239,053      $ 217,401      $ 180,482         10.0%        20.5%
Occupancy and equipment ..........................         73,613         71,323         58,352          3.2         22.2
Advertising and promotions .......................         16,981         19,544         19,157        (13.1)         2.0
Amortization of goodwill and other intangibles ...         10,689         11,399         15,757         (6.2)       (27.7)
Other ............................................        112,462        109,033         87,614          3.1         24.4
                                                        ---------------------------------------
                Total non-interest expense .......      $ 452,798      $ 428,700      $ 361,362          5.6         18.6
===========================================================================================================================

     Compensation and employee benefits, representing 52.8% and 50.7% of total non-interest expense in 1999 and 1998, respectively, increased $21.7 million, or 10%, in 1999, and $36.9 million, or 20.5%, in 1998. The increases were primarily due to costs associated with expanded retail banking activities, including the opening of a total of 140 new branches in 1999 and 1998 and the acquisition of Standard.

     Occupancy and equipment expenses increased $2.3 million in 1999 and $13 million in 1998. The 1998 increase reflects the costs associated with expanded retail banking activities, including the acquisitions of the Jewel-Osco supermarket branches and Standard.

     Advertising and promotion expenses decreased $2.6 million in 1999 following an increase of $387,000 in 1998. The 1999 decrease reflects a decrease in direct mail expenses relating to the promotion of consumer and consumer finance loan products.

     Amortization of goodwill and other intangibles decreased $710,000 in 1999 and $4.4 million in 1998. The decrease in 1998 was primarily due to the previously mentioned 1997 accelerated amortization of $8.7 million of deposit base intangibles, partially offset by an increase in the amortization of goodwill and deposit base intangibles resulting from the acquisition of Standard. Reductions of goodwill associated with branch sales, which are reported as a component of gain on sales of branches, totaled $464,000 in 1999 and $3.3 million in 1998. No such reductions occurred in 1997.

     Other non-interest expense increased $3.4 million, or 3.1%, in 1999 and $21.4 million, or 24.4%, in 1998. The increases primarily reflect costs associated with expanded retail banking activities and increases in deposit account losses. A summary of other expense is presented in Note 21 of Notes to Consolidated Financial Statements. Included in other non-interest expense for 1999 are $1 million in non-recurring expenses related to the previously mentioned closing of TCF's Florida consumer finance loan collections facility. The increase for 1998 also reflects the recognition of $1.8 million of non-recurring costs in connection with TCF's reorganization of its consumer finance company operations.

     YEAR 2000 - TCF devoted significant resources to address the "Year 2000" computer issue, which results from the use of two digits rather than four by computer systems to define the applicable year and the need to make certain that such systems will continue to properly process information as a result of the calendar change to the Year 2000. Failure of computer systems to properly recognize the Year 2000 could potentially result in the production of erroneous data, miscalculations of financial information such as interest, system failures, business disruption and other operational problems.

     TCF evaluated its data processing and other systems with imbedded technologies, such as ATMs, vaults and security systems, to determine whether they were Year 2000 compliant. Remediation and testing of all critical systems was completed in 1999. Many of TCF's data processing applications are supplied by third-party vendors. TCF evaluated whether such vendor-supplied applications were Year 2000 compliant. TCF also developed contingency plans to mitigate potential delays or other problems. TCF's contingency plans include back-up solutions for mission-critical applications and business continuation plans for significant vendors and other business partners.

     TCF incurred $10.2 million of internal and external costs for replacement, renovation and testing of its critical internal computer hardware and software and imbedded technologies through December 31, 1999. Of the $10.2 million of Year 2000 costs, $3.7 million has been capitalized. Of the $6.5 million in internal and external costs that were expensed, $3.7 million and $2.8 million was recognized by TCF in 1999 and 1998, respectively. Since a significant portion of the costs incurred on the Year 2000 issue resulted from the redeployment of internal resources from other projects, TCF does not anticipate significant operating cost reductions in 2000 and beyond. TCF does not anticipate significant additional expenditures to be incurred.

     The effect of the Year 2000 issue on TCF is in part dependent on the way the Year 2000 issue was addressed by TCF's customers, including significant borrowers, depositors, vendors, service providers, counterparties, competitors, utilities, government agencies and instrumentalities and other entities with which TCF does business. TCF has surveyed and continues to monitor parties with which it does business to determine whether they have experienced any significant Year 2000 issues since the start of the new year. The Year 2000 efforts of third parties are ultimately not within TCF's control, and their failure to address Year 2000 issues successfully during the Year 2000 transition period could result in a disruption in the services TCF provides, including deposit and loan services, and could increase TCF's operating costs and credit, investment or other risks.

     Based on management's assessment of operations through February 29, 2000, TCF has not experienced any significant operating difficulties resulting from the change to the Year 2000, either directly or indirectly through significant vendors or customers. TCF will continue to monitor this issue and will modify its Year 2000 contingency plans as additional information becomes available.

INCOME TAXES - TCF recorded income tax expense of $107.1 million in 1999, compared with $109.1 million in 1998 and $95.8 million in 1997. Income tax expense represented 39.2% of income before income tax expense during 1999, compared with 41.1% and 39.8% in 1998 and 1997, respectively. The lower tax rates in 1999 reflect lower state taxes, and the impact of relatively higher non-deductible expenses in 1998, including goodwill reductions associated with branch sales.

     Further detail on income taxes is provided in Note 12 of Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

INVESTMENTS - Total investments, which includes interest-bearing deposits with banks, federal funds sold, FHLB stock, Federal Reserve Bank stock and other investments, decreased $129.6 million in 1999 to $148.2 million at December 31, 1999. The decrease primarily reflects decreases of $95.6 million in interest-bearing deposits with banks and $41 million in federal funds sold. TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 1999.

SECURITIES AVAILABLE FOR SALE - Securities available for sale are carried at fair value with the unrealized gains or losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), which is a separate component of stockholders' equity. Securities available for sale decreased $156.3 million during 1999 to $1.5 billion at December 31, 1999. The decrease reflects sales of $288.7 million and payment and prepayment activity, partially offset by purchases of $582.6 million of securities available for sale. At December 31, 1999, TCF's securities available-for-sale portfolio included $1.4 billion and $112 million of fixed-rate and adjustable-rate mortgage-backed securities, respectively. Securities available for sale totaled $1.7 billion at December 31, 1998. Gross unrealized losses on securities available for sale totaled $75.3 million at December 31, 1999, compared with gross unrealized gains of $12.3 million at December 31, 1998. TCF has no plans to sell these securities and it is not anticipated that these unrealized losses will be realized.


LOANS HELD FOR SALE - Residential real estate and education loans held for sale are carried at the lower of cost or market. Education loans held for sale increased $5.7 million and residential real estate loans held for sale decreased $19.8 million from year-end 1998, and totaled $143.9 million and $55 million, respectively, at December 31, 1999.

     As previously noted, $139.4 million of consumer finance automobile loans and $14.8 million of related allowances were transferred to loans held for sale and were subsequently sold during 1999. Losses of $1.4 million were recognized in connection with these sales which are included in gain on sales of loans held for sale. There were no consumer finance automobile loans classified as held for sale at December 31, 1999. See "Loans and Leases."

LOANS AND LEASES- The following table sets forth information about loans and leases held in TCF's portfolio, excluding loans held for sale:

                                                                                  At December 31,
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                     1999               1998             1997              1996               1995
----------------------------------------------------------------------------------------------------------------------------------
Residential real estate ................        $3,919,678        $3,765,280        $3,623,845        $2,252,312        $2,607,202
Consumer ...............................         2,058,584         1,876,554         1,976,699         1,728,368         1,534,213
Commercial real estate .................         1,073,472           811,428           859,916           858,225           967,766
Commercial business ....................           395,513           289,104           240,207           157,057           167,920
Lease financing ........................           448,496           398,812           368,521           296,958           239,247
                                                ----------------------------------------------------------------------------------
        Total loans and leases .........        $7,895,743        $7,141,178        $7,069,188        $5,292,920        $5,516,348
==================================================================================================================================

     Loans and leases increased $754.6 million from year-end 1998 to $7.9 billion at December 31, 1999, reflecting increases of $408.3 million, $262 million and $154.4 million in consumer direct, commercial real estate and residential real estate loans, respectively, partially offset by a decrease of $226.2 million in consumer finance automobile loans. At December 31, 1999, TCF's residential real estate loan portfolio was comprised of $1.7 billion of fixed-rate loans and $2.2 billion of adjustable-rate loans.

     Consumer loans increased $182 million from year-end 1998 to $2.1 billion at December 31, 1999, reflecting an increase of $448.8 million in home equity loans, partially offset by the decrease of $226.2 million in consumer finance automobile loans. In December 1998, TCF restructured its consumer finance company operations, including the discontinuation of indirect automobile lending, the consolidation of offices and a renewed focus on home equity lending using a new tiered pricing strategy. At December 31, 1999, consumer finance automobile loans, net of unearned discounts and deferred fees, totaled $7.7 million, compared with $233.9 million at December 31, 1998. Reflected in the decrease is the previously mentioned sale of $139.4 million of consumer finance automobile loans. The consumer finance automobile loans at December 31, 1999 are substantially comprised of lower quality (sub-prime) loans which carry a higher level of credit risk. The risks posed by this portfolio could also be exacerbated by TCF's discontinuation of this lending activity, which has involved the closing of its indirect lending offices and the centralization of its loan collection operations, among other changes.

     TCF changed its home equity loan origination programs in early 1999. Under the new programs and in response to intensifying price competition, TCF implemented a tiered pricing structure for its home equity loans. TCF also experienced an increase in the loan-to-value ratios on new home equity loans originated in 1999. Many of these loans are secured by a first lien on the home and include an advance to pay off an existing first lien mortgage loan, and many have balances exceeding $100,000. These loans may carry a higher level of credit risk than loans with a lower loan-to-value ratio. The following table sets forth additional information about the loan-to-value ratios for TCF's home equity loan portfolio:

                                                                           At December 31,
------------------------------------------------------------------------------------------------------------
                                                                 1999                          1998
------------------------------------------------------------------------------------------------------------
                                                                      PERCENT                       Percent
(Dollars in thousands)                                  BALANCE       OF TOTAL        Balance       of Total
------------------------------------------------------------------------------------------------------------
Loan-to-Value Ratios(1)
        Over 100%(2) ........................          $   56,530        2.9%        $   53,972        3.5%
        Over 90% to 100% ....................             398,871       20.2             48,469        3.2
        Over 80% to 90% .....................             570,567       28.9            453,502       29.7
        80% or less .........................             948,956       48.0            970,186       63.6
                                                       -----------------------------------------------------
                Total .......................          $1,974,924      100.0%        $1,526,129      100.0%
============================================================================================================

(1) Loan-to-value is based on the loan amount (current outstanding balance on closed-end loans and the total commitment on lines of credit) plus deferred loan origination costs net of fees and refundable insurance premiums, if any, plus the original amount of senior liens, if any. Property values represent the most recent appraised value or property tax assessment value known to TCF. In most cases this value was obtained at the loan origination date and does not reflect subsequent appreciation or depreciation in property values, if any.

(2) Amount reflects the total outstanding loan balance. The portion of the loan balance in excess of 100% of the property value is substantially less.

The following table summarizes TCF's commercial real estate loan portfolio by property type:


                                                                                          At December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                            1999                        1998
--------------------------------------------------------------------------------------------------------------------
                                                                                NUMBER                       Number
(Dollars in thousands)                                          BALANCE(1)     OF LOANS       Balance(1)    of Loans
--------------------------------------------------------------------------------------------------------------------
Apartments ............................................        $   276,312        537        $   269,791       608
Office buildings ......................................            233,184        257            155,780       243
Retail services .......................................            161,032        228            130,790       236
Hospitality facilities ................................            112,652         27             41,338        19
Warehouse/industrial buildings ........................            107,076        136             86,902       135
Health care facilities ................................             20,858         17             24,280        14
Other .................................................            165,481        437            105,530       317
Unearned discounts and deferred loan fees .............             (3,123)      N.A.             (2,983)     N.A.
                                                               -----------------------------------------------------
                                                               $ 1,073,472      1,639        $   811,428     1,572
====================================================================================================================

(1) Includes construction and development loans.

N.A. Not applicable.

     Commercial real estate loans increased $262 million from year-end 1998 to $1.1 billion at December 31, 1999. Commercial business loans increased $106.4 million in 1999 to $395.5 million at December 31, 1999. TCF is seeking to expand its commercial business and commercial real estate lending activity to borrowers located in its primary midwestern markets. At December 31, 1999, approximately 91% of TCF's commercial real estate loans outstanding were secured by properties located in its primary markets. At December 31, 1999, 72% of total commercial business and commercial real estate loans outstanding involved lending relationships of less than $5 million. Outstandings on lending relationships of $5 million or more averaged $9 million at December 31, 1999, with the largest relationship of $38 million. At December 31, 1999 and December 31, 1998, there were no commercial real estate loans with terms that have been modified in troubled debt restructurings included in performing loans.

     Lease financings increased $49.7 million from year-end 1998 to $448.5 million at December 31, 1999, primarily as a result of increased lease originations from both TCF's established leasing subsidiary,

Winthrop Resources Corporation, and its newly formed leasing and equipment finance subsidiary, TCF Leasing, Inc. A significant expansion of equipment leasing and financing activity is currently underway at TCF Leasing, Inc., which specializes in the leasing and financing of industrial and transportation equipment, and discounting leases in key markets in various regions of the United States. At December 31, 1999, 38.9% of TCF's lease portfolio was funded on a non-recourse basis with other banks and consequently TCF retained no credit risk on such leases, compared with 45.9% at December 31, 1998. Total loan and lease originations for TCF's leasing and equipment finance businesses were $327.3 million in 1999, compared with $199.6 million in 1998 and $204.7 million in 1997. At December 31, 1999, the backlog of approved transactions related to TCF's leasing and equipment finance businesses totaled $125.2 million, compared with $55.1 million at December 31, 1998.

     Loan and lease originations were as follows:

                                                                    Year Ended December 31,
---------------------------------------------------------------------------------------------------------
(In thousands)                                         1999                   1998                1997
---------------------------------------------------------------------------------------------------------
Consumer direct ..........................          $1,371,712             $1,078,641          $1,087,235
Consumer finance automobile ..............                   -                102,386              99,114
                                                    -----------------------------------------------------
        Total consumer ...................           1,371,712              1,181,027           1,186,349
Commercial ...............................             792,469(1)             519,386             446,355
Lease financing ..........................             281,565                199,639             204,674
Residential real estate ..................           1,362,742              2,023,078           1,119,355
                                                    -----------------------------------------------------
        Total ............................          $3,808,488             $3,923,130          $2,956,733
=========================================================================================================

(1) Includes $45.7 million in loans originated in TCF's leasing and equipment finance businesses.

ALLOWANCE FOR LOAN AND LEASE LOSSES - Credit risk is the risk of loss from a customer default. TCF has in place a process to identify and manage its credit risks. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, monitoring changes in the risk ratings of loans, identification of problem loans and leases and special procedures for collection of problem loans and leases. The risk of loss is difficult to quantify and is subject to fluctuations in values and general economic conditions and other factors. See
Note 1 of Notes to Consolidated Financial Statements for additional information concerning TCF's allowance for loan and lease losses.

     At December 31, 1999, the allowance for loan and lease losses totaled $55.8 million, compared with $80 million at December 31, 1998. The allocation of TCF's allowance for loan and lease losses, including general and specific loss allocations, is as follows:

                                                                                                Allocations as a Percentage of
                                                                                                    Total Loans and Leases
                                                                                                     Outstanding by Type
                                                           At December 31,                              At December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                       1999      1998     1997       1996     1995      1999    1998    1997    1996    1995
------------------------------------------------------------------------------------------------------------------------------------
Residential real estate ................   $ 3,014   $ 3,471   $ 3,501   $ 2,379   $ 3,238     .08%    .09%    .10%    .11%    .12%
Commercial real estate .................    12,708    12,525    15,065    16,213    20,701    1.18    1.54    1.75    1.89    2.14
Commercial business ....................     8,587     5,756     4,520     3,072     7,261    2.17    1.99    1.88    1.96    4.32
Consumer direct ........................     8,482     9,338    12,109    11,907    11,241     .41     .57     .72     .84     .86
Consumer finance automobile ............     2,219    22,673    16,020    14,793     5,426   28.72    9.69    5.37    4.84    2.57
Lease financing ........................     3,906     2,955     2,004     1,116       595     .87     .74     .54     .38     .25
Unallocated ............................    16,839    23,295    29,364    22,385    17,828    N.A.    N.A.    N.A.    N.A.    N.A.
                                           -----------------------------------------------
Total allowance balance ................   $55,755   $80,013   $82,583   $71,865   $66,290     .71    1.12    1.17    1.36    1.20
====================================================================================================================================

N.A.  Not applicable.

     Additional information on the allowance for loan and lease losses follows:

                                                              AT DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------
                                              ALLOWANCE FOR                  ALLOWANCE      NET
                                                LOAN AND      TOTAL LOANS    AS A % OF    CHARGE
(Dollars in thousands)                        LEASE LOSSES     AND LEASES    PORTFOLIO    OFFS(1)
--------------------------------------------------------------------------------------------------
Commercial real estate ...................     $   12,708     $1,073,472         1.18%      (.08)%
Commercial business ......................          8,587        395,513         2.17       (.08)
Consumer direct ..........................          8,482      2,050,858          .41        .24
Lease financing ..........................          3,906        448,496          .87        .39
Unallocated ..............................         16,839              -         N.A.       N.A.
                                               -------------------------
        Subtotal .........................         50,522      3,968,339         1.27        .14
Residential real estate ..................          3,014      3,919,678          .08          -
                                               -------------------------
        Subtotal .........................         53,536      7,888,017          .68        .07
Consumer finance automobile ..............          2,219          7,726        28.72      17.52
                                               -------------------------
        Total ............................     $   55,755     $7,895,743          .71        .35
==================================================================================================

                                                                 At December 31, 1998
--------------------------------------------------------------------------------------------------
                                                Allowance for                  Allowance    Net
                                                 Loan and       Total Loans    as a % of   Charge
(Dollars in thousands)                          Lease Losses    and Leases     Portfolio   Offs(1)
--------------------------------------------------------------------------------------------------
Commercial real estate ...................       $   12,525     $  811,428        1.54%      .09%
Commercial business ......................            5,756        289,104        1.99      (.23)
Consumer direct ..........................            9,338      1,642,606         .57       .30
Lease financing ..........................            2,955        398,812         .74       .17
Unallocated ..............................           23,295              -        N.A.      N.A.
                                                 -------------------------
        Subtotal .........................           53,869      3,141,950        1.71       .18
Residential real estate ..................            3,471      3,765,280         .09       .01
                                                 -------------------------
        Subtotal .........................           57,340      6,907,230         .83       .09
Consumer finance automobile ..............           22,673        233,948        9.69      7.26
                                                 -------------------------
        Total ............................       $   80,013     $7,141,178        1.12       .36
==================================================================================================

(1) Net charge-offs (recoveries) during the year then ended as a percentage of related average loans and leases.

N.A.  Not applicable.

     The allocated allowance balances for TCF's residential, commercial real estate and commercial business loan portfolios at December 31, 1999 reflect the Company's continued strengthening of its credit quality and related low level of net loan charge-offs for these portfolios. The increase in the allocated allowance for lease losses reflects the previously mentioned increase in the percentage of leases that are internally funded. The allocated allowances for these portfolios do not reflect any material changes in estimation methods or assumptions.

     TCF experienced an increase in the level of net loan charge-offs related to its consumer finance automobile portfolio, a large portion of which was sold or liquidated during 1999. Included in the net loan and lease charge-offs was $21.2 million of net charge-offs related to the consumer finance automobile loans. As a result, the ratio of annualized net loan charge-offs to average loans outstanding for TCF's consumer finance automobile portfolio was 17.52% for the year ended December 31, 1999, compared with 7.26% for 1998. The unallocated portion of TCF's allowance for loan and lease losses totaled $16.8 million at December 31, 1999, compared with $23.3 million at December 31, 1998. The decrease in the unallocated allowance for loan and lease losses reflects the reduction in non-accrual loans and leases, and a decrease in the balance of higher risk consumer finance automobile loans outstanding.

     Net loan and lease charge-offs were $26.4 million in 1999, compared with $25.9 million in 1998 and $17.9 million in 1997. Excluding consumer finance automobile loans, TCF's 1999 net charge-offs were $5.2 million, or .07% of average loans and leases outstanding, compared with $6 million, or .09%, for 1998. The allowance for loan and lease losses as a percentage of net loan and lease charge-offs was 211% at December 31, 1999, compared with 310% at December 31, 1998 and 462% at December 31, 1997. The decrease in TCF's allowance for loan and lease losses as a percentage of total loans and leases at December 31, 1999 reflects the impact of the significant consumer finance automobile loan charge-off activity during 1999, and the significant decrease in consumer finance automobile loans outstanding.

     A summary of the allowance for loan and lease losses and selected statistics is presented in Note 8 of Notes to Consolidated Financial Statements.

NON-PERFORMING ASSETS - Non-performing assets (principally non-accrual loans and leases and other real estate owned) totaled $35.4 million at December 31, 1999, down $13.2 million from the December 31, 1998 total of $48.7 million. The decrease in total non-performing assets reflects decreases of $5.6 million in consumer non-accrual loans and $3.6 million in other real estate owned and other assets. Approximately 75% of non-performing assets consist of, or are secured by, residential real estate. The accrual of interest income is generally discontinued when loans and leases become 90 days or more past due with respect to either principal or interest (150 days for loans secured by residential real estate) unless such loans and leases are adequately secured and in the process of collection.

     Non-performing assets are summarized in the following table:

                                                                                             At December 31,
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                     1999         1998         1997         1996       1995
---------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans and leases:
        Consumer ....................................................   $12,178      $17,745      $21,037      $13,472    $ 7,487
        Residential real estate .....................................     5,431        8,078        8,451        3,996      7,045
        Commercial real estate ......................................     1,576        4,352        3,818        7,604     22,255
        Commercial business .........................................     2,960        2,797        3,370        1,149      7,541
        Lease financing .............................................     1,929          725          117          176          -
                                                                        ---------------------------------------------------------
                                                                         24,074       33,697       36,793       26,397     44,328
Other real estate owned and other assets ............................    11,348       14,972       21,953       19,937     26,402
                                                                        ---------------------------------------------------------
                Total non-performing assets .........................   $35,422      $48,669      $58,746      $46,334    $70,730
                                                                        ---------------------------------------------------------
Non-performing assets as a percentage of net loans and leases .......       .45%         .69%         .84%         .89%      1.30%
Non-performing assets as a percentage of total assets ...............       .33          .48          .60          .62        .94
=================================================================================================================================

     The following table sets forth information regarding TCF's delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:

                                                       At December 31,
------------------------------------------------------------------------------------------
                                              1999                         1998
------------------------------------------------------------------------------------------
                                              Percentage of                  Percentage of
                                  Principal       Loans and      Principal       Loans and
(Dollars in thousands)             Balances          Leases       Balances          Leases
------------------------------------------------------------------------------------------
Loans and leases delinquent for:
30-59 days .....................     $20,368            .26%       $51,768             .72%
60-89 days .....................       6,945            .09         15,373             .22
90 days or more ................       5,789            .07              -               -
                                     -----------------------------------------------------
        Total ..................     $33,102            .42%       $67,141             .94%
===========================================================================================

     The over 30-day delinquency rate on TCF's loans and leases (excluding loans held for sale and non-accrual loans and leases) was .42% of loans and leases outstanding at December 31, 1999, compared with .94% at year-end 1998. TCF had $5.8 million of accruing loans and leases 90 days or more past due at December 31, 1999. TCF's delinquency rates are determined using the contractual method. The following table sets forth information regarding TCF's over 30-day delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:

                                                                    At December 31,
-----------------------------------------------------------------------------------------------------
                                                         1999                           1998
-----------------------------------------------------------------------------------------------------
                                            Principal   Percentage of      Principal    Percentage of
(Dollars in thousands)                       Balances       Portfolio       Balances        Portfolio
-----------------------------------------------------------------------------------------------------
Consumer ...........................          $19,076             .93%       $52,588             2.83%
Residential real estate ............           11,552             .30          9,151              .24
Commercial real estate .............              493             .05          1,787              .22
Commercial business ................            1,595             .41          1,984              .69
Lease financing ....................              386             .09          1,631              .41
                                              -------                        -------
        Total ......................          $33,102             .42        $67,141              .94
=====================================================================================================

     TCF's over 30-day delinquency rate on total consumer loans was .93% at December 31, 1999, down from 2.83% at year-end 1998. Management continues to monitor the consumer loan portfolio, which will generally have higher delinquencies than other loan categories. The decreased consumer loan delinquency rate at December 31, 1999 is due to the significant reduction in TCF's consumer finance automobile loan portfolio and the increase in the home equity loan portfolio during 1999. See "Loans and Leases."

     In addition to the non-accrual loans and leases, there were commercial real estate and commercial business loans and lease financings with an aggregate principal balance of $33 million outstanding at December 31, 1999 for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. This amount consists of loans and leases that were classified for regulatory purposes as substandard, doubtful or loss, or were to borrowers that currently are experiencing financial difficulties or that management believes may experience financial difficulties in the future. This compares with $23.1 million of such loans and leases at December 31, 1998. Although these loans and leases are secured by commercial real estate or other corporate assets, they may be subject to future modifications of their terms or may become non-performing. Management monitors the performance and classification of such loans and leases and the financial condition of these borrowers.

LIQUIDITY MANAGEMENT - TCF manages its liquidity position to ensure that the funding needs of depositors and borrowers are met promptly and in a cost-effective manner. Asset liquidity arises from the ability to convert assets to cash as well as from the maturity of assets. Liability liquidity results from the ability of TCF to attract a diversity of funding sources to meet funding requirements promptly.

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

     Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF's wholly owned bank subsidiaries, issuance of equity securities, borrowings under the Company's $135 million bank line of credit and commercial paper program, and interest income. TCF's subsidiary banks' ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Undistributed earnings and profits at December 31, 1999 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

DEPOSITS - Deposits totaled $6.6 billion at December 31, 1999, down $130.3 million from December 31, 1998. The decrease reflects the previously noted sales of eight underperforming branches with $116.7 million of deposits. Lower interest-cost checking, savings and money market deposits totaled $3.7 billion, down $43.6 million from December 31, 1998, and comprised 56.4% of total deposits at December 31, 1999. The average balance of these deposits for 1999 was $3.7 billion, an increase of $214.1 million over the $3.5 billion average balance for 1998. Checking, savings and money market deposits are an important source of lower cost funds and fee income for TCF. Higher interest-cost certificates of deposit decreased $86.7 million from December 31, 1998. The Company's weighted-average rate for deposits, including non-interest bearing deposits, decreased to 2.71% at December 31, 1999, from 2.73% at December 31, 1998. This decrease reflects the lower proportion of higher-rate certificates at December 31, 1999 than at December 31, 1998.

     As previously noted, TCF continued to expand its supermarket banking franchise during 1999, opening 34 new branches during the year. TCF now has 195 supermarket branches, up from 161 such branches a year ago. During the past year, the number of deposit accounts in TCF's supermarket branches increased 38.1% to over

561,000 accounts and the balances increased 33.6% to $825.7 million. The average rate on these deposits increased from 2.16% at December 31, 1998 to 2.24% at December 31, 1999. Additional information regarding TCF's supermarket branches follows:

Supermarket Banking Summary                                             At December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Increase       Percentage
(Dollars in thousands)                                               1999               1998          (Decrease)          Change
--------------------------------------------------------------------------------------------------------------------------------
Number of branches ....................................               195                161                 34             21.1%
Number of deposit accounts ............................           561,032            406,146            154,886             38.1
Deposits:

        Checking ......................................          $354,074           $272,194           $ 81,880             30.1
        Passbook and statement ........................           120,876             96,496             24,380             25.3
        Money market ..................................            60,169             55,070              5,099              9.3
        Certificates ..................................           290,579            194,456             96,123             49.4
                                                                 ----------------------------------------------
                Total deposits ........................          $825,698           $618,216           $207,482             33.6
                                                                 ==============================================
Average rate on deposits ..............................              2.24%              2.16%               .08%             3.7
                                                                 ==============================================
Total fees and other revenues for the year ............          $ 86,665           $ 53,482           $ 33,183             62.0
                                                                 ==============================================
Consumer loans outstanding ............................          $192,931           $108,213           $ 84,718             78.3
===============================================================================================================

BORROWINGS - Borrowings totaled $3.1 billion at December 31, 1999, up $622.8 million from year-end 1998. The increase was primarily due to an increase of $642.7 million in reverse repurchase agreements, partially offset by a decrease of $44.4 million in FHLB advances. Included in FHLB advances at December 31, 1999 are $1 billion of fixed-rate advances which are callable at par on certain dates. If called, the FHLB will provide replacement funding at the then-prevailing market rate of interest for the remaining term-to-maturity of the advances, subject to standard terms and conditions. Due to recent increases in interest rates, the market rates exceeded the contract rates for TCF's entire portfolio of callable FHLB advances at December 31, 1999. The weighted-average rate on borrowings decreased to 5.91% at December 31, 1999, from 6.00% at December 31, 1998. Management has entered into additional long-term callable FHLB advances to extend the maturity of $189 million of TCF's short-term borrowings. The FHLB advances settle during the first quarter of 2000.

STOCKHOLDERS' EQUITY - Stockholders' equity at December 31, 1999 was $809 million, or 7.6% of total assets, down from $845.5 million, or 8.3% of total assets, at December 31, 1998. The decrease in stockholders' equity is primarily due to the repurchase of 4,091,611 shares of TCF's common stock at a cost of $106.1 million, the payment of $60.8 million in dividends on common stock and the increase of $55 million in accumulated other comprehensive loss, partially offset by net income of $166 million for the year ended December 31, 1999.

MARKET RISK - INTEREST-RATE RISK - TCF's results of operations are dependent to a large degree on its net interest income, which is the difference between interest income and interest expense, and the Company's ability to manage its interest-rate risk. Although TCF manages other risks, such as credit and liquidity risk, in the normal course of its business, the Company considers interest-rate risk to be its most significant market risk. TCF, like most financial institutions, has a material interest-rate risk exposure to changes in both short-term and long-term interest rates as well as variable index interest rates (e.g., prime). Since TCF does not hold a trading portfolio, the Company is not exposed to market risk from trading activities.

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

     Although the measure is subject to a number of assumptions and is only one of a number of measurements, management believes the interest-rate gap (difference between interest-earning assets and interest-bearing liabilities repricing within a given period) is an important indication of TCF's exposure to interest-rate risk and the related volatility of net interest income in a changing interest rate environment. In addition to the interest-rate gap analysis, management also utilizes a simulation model to measure and manage TCF's interest-rate risk. For an institution with a negative interest-rate gap for a given period, the amount of its interest-bearing liabilities maturing or otherwise repricing within such period exceeds the amount of its interest-earning assets repricing within the same period. In a rising interest-rate environment, institutions with negative interest-rate gaps will generally experience more immediate increases in the cost of their liabilities than in the yield on their assets. Conversely, the yield on assets for institutions with negative interest-rate gaps will generally decrease more slowly than the cost of their funds in a falling interest-rate environment.

     The amounts in the maturity/rate sensitivity table below represent management's estimates and assumptions. The amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments, competition, a general rise or decline in interest rates, and the possibility that the FHLB will exercise its option to call certain of TCF's longer-term FHLB advances. See Note 11 of Notes to Consolidated Financial Statements for additional information on FHLB advances. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships. In addition, TCF's interest-rate risk will increase during periods of rising interest rates due to resulting slower prepayments on loans and mortgage-backed securities. TCF's one-year adjusted interest-rate gap was a negative $1 billion, or (10)% of total assets, at December 31, 1999, compared with a negative $203.1 million, or (2)% of total assets, at December 31, 1998. The increase in TCF's negative one-year interest-rate gap reflects the impact of projected slower prepayments on residential loans and mortgage-backed securities.

     The following table summarizes TCF's interest-rate gap position at December 31, 1999:

                                                                               Maturity/Rate Sensitivity
----------------------------------------------------------------------------------------------------------------------------------
                                                   Within    30 Days to    6 Months to
(Dollars in thousands)                            30 Days      6 Months         1 Year   1 to 3 Years       3+ Years         Total
----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
        Loans held for sale ................. $   155,055   $    36,678    $     7,195      $       -      $       -   $   198,928
        Securities available for sale(1) ....      29,041       129,285        119,493        267,674        976,168     1,521,661
        Real estate loans(1) ................     385,652       444,717        625,340      1,405,647      2,131,794     4,993,150
        Lease financings(1) .................      17,192        80,135         85,220        188,725         77,224       448,496
        Other loans(1) ......................   1,312,139       136,835        139,975        397,878        467,270     2,454,097
        Investments .........................     124,930             -              -              -         23,224       148,154
                                              ------------------------------------------------------------------------------------
                                                2,024,009       827,650        977,223      2,259,924      3,675,680     9,764,486
                                              ------------------------------------------------------------------------------------
Interest-bearing liabilities:
        Checking deposits(2) ................     102,325             -              -              -      1,810,954     1,913,279
        Passbook and statement deposits(2) ..      67,957       110,752        116,516        329,404        466,663     1,091,292
        Money market deposits ...............     708,417             -              -              -              -       708,417
        Certificate deposits ................     186,332     1,322,588        871,736        461,313         29,878     2,871,847
        FHLB advances(3) ....................     102,700       207,118        189,898      1,093,071        167,000     1,759,787
        Discounted lease rentals ............       5,729        28,858         35,109        108,673              -       178,369
        Other borrowings ....................     256,982       810,000              -         50,000         28,750     1,145,732
                                              ------------------------------------------------------------------------------------
                                                1,430,442     2,479,316      1,213,259      2,042,461      2,503,245     9,668,723
                                              ------------------------------------------------------------------------------------
Interest-earning assets over (under)
        interest-bearing liabilities
        (Primary gap) .......................     593,567    (1,651,666)      (236,036)       217,463      1,172,435        95,763
Impact of unsettled borrowings(4) ...........      85,000       104,000              -       (189,000)             -             -
Impact of short-term funding of additional
        liquidity for millennium change(5) ..      83,850             -              -              -              -        83,850
                                              ====================================================================================
Adjusted gap ................................ $   762,417   $(1,547,666)   $  (236,036)   $    28,463    $ 1,172,435   $   179,613
                                              ====================================================================================
Adjusted cumulative gap ..................... $   762,417   $  (785,249)   $(1,021,285)   $  (992,822)   $   179,613   $   179,613
                                              ====================================================================================
Adjusted cumulative gap as a percentage
of total assets:
                At December 31, 1999 ........           7%           (7)%          (10)%           (9)%           2%             2%
                                              ------------------------------------------------------------------------------------
                At December 31, 1998 ........           -%           (2)%           (2)%            1%            1%             1%
===================================================================================================================================

(1) Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience.

(2) Includes non-interest bearing deposits. Money market accounts and 5% of checking accounts are included in amounts repricing within one year. In addition, 27% and 30% of passbook and statement accounts are included in the less than 1 year and "1 to 3 Years" categories, respectively. All remaining passbook and statement and checking accounts are assumed to mature in the "3+ Years" category. While management believes these assumptions are well based, no assurance can be given that amounts on deposit in checking and passbook and statement accounts will not significantly change or be repriced in the event of a general change in interest rates. At December 31, 1998, 10% of checking accounts were included in amounts repricing within one year, and 27% and 30% of passbook and statement accounts were included in the less than 1 year and "1 to 3 Years" categories, respectively.

(3) Includes $1 billion of callable FHLB advances, all of which have a call date beyond one year. Due to recent increases in market rates, $911.5 million of these FHLB advances are included as repricing in the "1 to 3 Years" category which corresponds to their next call date, instead of in the "3+ Years" category, which corresponds to their maturity date.

(4) Represents unsettled callable FHLB advances, $85 million that settle within 30 days and $104 million that settle within six months. The call dates for these FHLB advances are beyond one year.

(5) Impact on TCF's interest-rate gap of short-term funding of additional liquidity position in preparation for the millennium change. These short-term borrowings were paid off within 30 days.

     As previously noted, TCF also utilizes simulation models to estimate the near-term effects (next 12 months) of changing interest rates on its net interest income. Net interest income simulation involves forecasting net interest income under a variety of scenarios, including the level of interest rates, the shape of the yield curve, and spreads between market interest rates. At December 31, 1999, net interest income is estimated to increase by 1.2% over the next twelve months if interest rates were to sustain an immediate increase of 200 basis points. At December 31, 1998, net interest income was estimated to increase by 2.2% assuming a similar change in interest rates. If interest rates were to decline by 200 basis points, net interest income is estimated to decrease by .3% over the next twelve months. Simulations at December 31, 1998 projected a decrease in net interest income of 5% assuming a similar change in interest rates.

     Management exercises its best judgment in making assumptions regarding loan prepayments, early deposit withdrawals, and other non-controllable events in estimating TCF's exposure to changes in interest rates. These assumptions are inherently uncertain and, as a result, the simulation models cannot precisely estimate net interest income or precisely predict the impact of a change in interest rates on net interest income. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

RECENT ACCOUNTING DEVELOPMENTS - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires recognition of all derivative instruments as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. A derivative may be designated as a hedge of an exposure to changes in the fair value of a recognized asset or liability, an exposure to variable cash flows of a forecasted transaction, or a foreign currency exposure. The accounting for gains and losses associated with changes in the fair value of a derivative and the impact on TCF's consolidated financial statements will depend on its hedge designation and whether the hedge is highly effective in offsetting changes in the fair value or cash flows of the underlying hedged item. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. TCF has not used derivatives to hedge exposures other than the use of forward contracts in its mortgage banking secondary marketing operations. The impact of SFAS No. 133 on the Company's financial position and results of operations is not expected to be material.

LEGISLATIVE, LEGAL AND REGULATORY DEVELOPMENTS

Federal and state legislation imposes numerous legal and regulatory requirements on financial institutions. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on TCF and its bank and other subsidiaries. Among other possible developments, pending legislation which would impose limitations on ATM surcharges or restrict the sharing of customer information, or adverse decisions in litigation dealing with such legislation, or in litigation against Visa and Mastercard affecting debit card fees, could have an adverse impact on TCF.

     Federal legislation was enacted in 1996 that repealed the reserve method of accounting for thrift bad debt reserves. This legislation eliminated the recapture of a thrift institution's bad debt reserve under certain circumstances, including the institution's conversion to a bank or as a result of similar charter changes. After the repeal of the reserve method of accounting for bad debts, TCF completed the conversion of its savings bank subsidiaries to national banks and TCF became a national bank holding company on April 7, 1997. TCF now operates five national bank subsidiaries: TCF National Bank Minnesota, TCF National Bank Illinois, TCF National Bank Wisconsin, TCF National Bank Colorado and Great Lakes Michigan.

     During the fourth quarter of 1999, TCF received the approval of the Office of the Comptroller of the Currency to merge four of its existing bank charters into one national bank charter based in Minnesota. The merger of the bank charters located in Minnesota, Illinois, Wisconsin and Michigan is expected to be completed in the second quarter of 2000. The merger of the bank charters is not expected to significantly change the management approach or operations within these geographic states.

     On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act (the "Act"). The Act significantly changes the regulatory structure and oversight of the financial services industry and expands financial affiliation opportunities for bank holding companies. The Act permits "financial holding companies" to engage in a range of activities that are "financial in nature" or "incidental" thereto, such as banking, insurance, securities activities, and merchant banking. To qualify to engage in expanded financial activities, a financial holding company must make certain required regulatory filings, and subsidiary depository institutions must be well-capitalized, well-managed and rated "satisfactory" or better under the Community Reinvestment Act.

The Act also permits national banks to engage in certain expanded financial activities through a financial subsidiary, provided the bank and its depository institution affiliates are deemed well-capitalized and well-managed and meet certain other regulatory requirements.

     The Act preempts state laws restricting the establishment of financial affiliations authorized or permitted under the Act, subject to certain limited exceptions, including an exception that allows state insurance regulators to impose certain requirements on financial institutions, so long as they are not substantially more adverse than those applying to other persons. The provisions of the Act relating to financial holding companies become effective on or about March 15, 2000. Federal preemption provisions became effective on the date of enactment.

FORWARD-LOOKING INFORMATION

This Annual Report and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, may contain "forward-looking" statements that deal with future results, plans or performance. In addition, TCF's management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. TCF's future results may differ materially from historical performance and forward-looking statements about TCF's expected financial results or other plans are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan and lease products; changes in accounting policies or guidelines, or monetary and fiscal policies of the federal government; changes in credit and other risks posed by TCF's loan, lease and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                At December 31,
-----------------------------------------------------------------------------------------------------
(Dollars in thousands, except per-share data)                               1999             1998
-----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks.............................................    $   429,262      $   420,477
Investments.........................................................        148,154          277,715
Securities available for sale.......................................      1,521,661        1,677,919
Loans held for sale.................................................        198,928          213,073
Loans and leases:
   Residential real estate..........................................      3,919,678        3,765,280
   Consumer.........................................................      2,058,584        1,876,554
   Commercial real estate...........................................      1,073,472          811,428
   Commercial business..............................................        395,513          289,104
   Lease financing..................................................        448,496          398,812
                                                                        ----------------------------
      Total loans and leases........................................      7,895,743        7,141,178
      Allowance for loan and lease losses...........................        (55,755)         (80,013)
                                                                        ----------------------------
         Net loans and leases.......................................      7,839,988        7,061,165
Goodwill............................................................        158,468          166,645
Deposit base intangibles............................................         13,262           16,238
Other assets........................................................        351,993          331,362
                                                                        ----------------------------
                                                                        $10,661,716      $10,164,594
                                                                        ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Checking.........................................................    $ 1,913,279       $1,879,623
   Passbook and statement...........................................      1,091,292        1,176,931
   Money market.....................................................        708,417          700,004
   Certificates.....................................................      2,871,847        2,958,588
                                                                        ----------------------------
      Total deposits................................................      6,584,835        6,715,146
                                                                        ----------------------------
Securities sold under repurchase agreements.........................      1,010,000          367,280
Federal Home Loan Bank advances.....................................      1,759,787        1,804,208
Discounted lease rentals............................................        178,369          183,684
Other borrowings....................................................        135,732          105,874
                                                                        ----------------------------
      Total borrowings..............................................      3,083,888        2,461,046
Accrued interest payable............................................         40,352           27,601
Accrued expenses and other liabilities..............................        143,659          115,299
                                                                        ----------------------------
      Total liabilities.............................................      9,852,734        9,319,092
                                                                        ----------------------------
Stockholders' equity:
   Preferred stock, par value $.01 per share, 30,000,000
      shares authorized; none issued and outstanding................              -               --
   Common stock, par value $.01 per share, 280,000,000 shares
      authorized; 92,804,205 and 92,912,246 shares issued...........            928              929
   Additional paid-in capital.......................................        500,797          507,534
   Retained earnings, subject to certain restrictions...............        715,461          610,177
   Unamortized deferred compensation................................        (14,887)         (24,217)
   Loan to Executive Deferred Compensation Plan.....................         (4,721)          (6,111)
   Shares held in trust for deferred compensation plans, at cost....        (46,066)         (45,740)
   Accumulated other comprehensive income (loss)....................        (47,382)           7,591
   Treasury stock, at cost, 10,863,017 and 7,343,117 shares.........       (295,148)        (204,661)
                                                                        ----------------------------
         Total stockholders' equity.................................        808,982          845,502
                                                                        ----------------------------
                                                                       $ 10,661,716      $10,164,594
====================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  Year Ended December 31,
------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share data)                                    1999              1998             1997
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans and leases..............................................     $618,291          $631,342          $563,966
   Securities available for sale.................................      111,032            93,124            95,701
   Loans held for sale...........................................       13,367            14,072            15,755
   Investments...................................................        9,411            10,356             7,192
                                                                      --------------------------------------------
      Total interest income......................................      752,101           748,894           682,614
                                                                      --------------------------------------------

INTEREST EXPENSE:
   Deposits......................................................      175,495           212,492           195,182
   Borrowings....................................................      152,393           110,668            93,836
                                                                      --------------------------------------------
      Total interest expense.....................................      327,888           323,160           289,018
                                                                      --------------------------------------------
         Net interest income.....................................      424,213           425,734           393,596
Provision for credit losses......................................       16,923            23,280            17,995
                                                                      --------------------------------------------
      Net interest income after provision for credit losses......      407,290           402,454           375,601
                                                                      --------------------------------------------
NON-INTEREST INCOME:
   Fee and service charge revenues...............................      151,988           127,952           101,329
   Electronic funds transfer revenues............................       67,129            50,556            30,808
   Leasing revenues..............................................       28,505            31,344            32,025
   Title insurance revenues......................................       15,421            20,161            13,730
   Commissions on sales of annuities.............................        8,797             8,413             7,894
   Commissions on sales of mutual funds..........................        6,052             5,513             3,998
   Gain on sales of loans held for sale..........................        4,747             7,575             4,777
   Other.........................................................       12,008            11,156             7,789
                                                                      --------------------------------------------
                                                                       294,647           262,670           202,350
                                                                      --------------------------------------------
   Gain on sales of securities available for sale................        3,194             2,246             8,509
   Gain on sales of loan servicing...............................        3,076             2,414             1,622
   Gain on sales of branches.....................................       12,160            18,585            14,187
   Gain on sale of subsidiaries..................................        5,522                 -                 -
   Gain on sale of joint venture interest........................            -             5,580                 -
                                                                      --------------------------------------------
                                                                        23,952            28,825            24,318
                                                                      --------------------------------------------
      Total non-interest income..................................      318,599           291,495           226,668
                                                                      --------------------------------------------

NON-INTEREST EXPENSE:

   Compensation and employee benefits............................      239,053           217,401           180,482
   Occupancy and equipment.......................................       73,613            71,323            58,352
   Advertising and promotions....................................       16,981            19,544            19,157
   Amortization of goodwill and other intangibles................       10,689            11,399            15,757
   Other.........................................................      112,462           109,033            87,614
                                                                      --------------------------------------------
      Total non-interest expense.................................      452,798           428,700           361,362
                                                                      --------------------------------------------
         Income before income tax expense........................      273,091           265,249           240,907
Income tax expense...............................................      107,052           109,070            95,846
                                                                      --------------------------------------------
         Net income..............................................     $166,039          $156,179          $145,061
                                                                      ============================================
NET INCOME PER COMMON SHARE:
   Basic.........................................................     $   2.01          $   1.77          $   1.72
                                                                      ============================================
   Diluted.......................................................     $   2.00          $   1.76          $   1.69
                                                                      ============================================
DIVIDENDS DECLARED PER COMMON SHARE..............................     $   .725          $  .6125          $ .46875
==================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                             Number of Common           Common
(Dollars in thousands)                                          Shares Issued            Stock
-----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ..................................      85,242,232      $       852
Comprehensive income:
   Net income ...............................................              --               --
   Other comprehensive income ...............................              --               --
                                                                   ----------------------------
      Comprehensive income ..................................              --               --
Dividends on common stock ...................................              --               --
Issuance of 7,700,000 shares to effect purchase acquisition,
    of which 1,194,268 shares were from treasury.............       6,505,732               65
Purchase of 1,295,800 shares to be held in treasury .........              --               --
Issuance of 3,326,034 shares, of which
    2,426,968 shares were from treasury .....................         899,066                9
Repurchase and cancellation of shares .......................          (2,086)              --
Amortization of deferred compensation .......................              --               --
Exercise of stock options, of which 44,600 shares
    were from treasury ......................................         176,585                2
Loan payments ...............................................              --               --
                                                                   ----------------------------

BALANCE, DECEMBER 31, 1997 ..................................      92,821,529              928
Comprehensive income:
   Net income ...............................................              --               --
   Other comprehensive loss .................................              --               --
                                                                   ----------------------------
      Comprehensive income ..................................              --               --
Dividends on common stock ...................................              --               --
Purchase of 7,549,300 shares to be held in treasury .........              --               --
Issuance of 108,200 shares, of which 61,000 shares
     were from treasury .....................................          47,200                1
Cancellation of shares ......................................         (18,170)              --
Amortization of deferred compensation .......................              --               --
Exercise of stock options, of which 145,183 shares
     were from treasury .....................................          61,687               --
Shares held in trust for deferred compensation plans ........              --               --
Loan to Executive Deferred Compensation Plan, net ...........              --               --
                                                                   ----------------------------

BALANCE, DECEMBER 31, 1998 ..................................      92,912,246              929
Comprehensive income:
   Net income ...............................................              --               --
   Other comprehensive loss .................................              --               --
                                                                   ----------------------------
      Comprehensive income ..................................              --               --
Dividends on common stock ...................................              --               --
Purchase of 4,091,611 shares to be held in treasury .........              --               --
Issuance of 21,050 shares from treasury .....................              --               --
Cancellation of shares ......................................        (108,041)              (1)
Amortization of deferred compensation .......................              --               --
Exercise of stock options, 550,661 shares from treasury .....              --               --
Shares held in trust for deferred compensation plans ........              --               --
Loan payments ...............................................              --               --
                                                                   ----------------------------
BALANCE, DECEMBER 31, 1999 ..................................      92,804,205      $       928
===============================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)                                                             Loan to
                                                                                                                      Executive
                                                                    Additional                     Unamortized         Deferred
                                                                       Paid-in         Retained       Deferred     Compensation
(Dollars in thousands)                                                 Capital         Earnings   Compensation             Plan
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ..................................      $   274,320      $   402,109    $    (7,693)     $       (68)
Comprehensive income:
   Net income ...............................................               --          145,061             --               --
   Other comprehensive income ...............................               --               --             --               --
                                                              ------------------------------------------------------------------
      Comprehensive income ..................................               --          145,061             --               --
Dividends on common stock ...................................               --          (38,201)            --               --
Issuance of 7,700,000 shares to effect purchase
    acquisition, of which 1,194,268 shares were from treasury          162,937               --             --               --
Purchase of 1,295,800 shares to be held in treasury .........               --               --             --               --
Issuance of 3,326,034 shares, of which
    2,426,968 shares were from treasury .....................           20,570               --        (26,110)              --
Repurchase and cancellation of shares .......................              (60)              --             15               --
Amortization of deferred compensation .......................               --               --          8,331               --
Exercise of stock options, of which 44,600 shares
    were from treasury ......................................            2,917               --             --               --
Loan payments ...............................................               --               --             --               68
                                                              ------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997 ..................................          460,684          508,969        (25,457)              --
Comprehensive income:
   Net income ...............................................               --          156,179             --               --
   Other comprehensive loss .................................               --               --             --               --
                                                              ------------------------------------------------------------------
      Comprehensive income ..................................               --          156,179             --               --
Dividends on common stock ...................................               --          (54,971)            --               --
Purchase of 7,549,300 shares to be held in treasury .........               --               --             --               --
Issuance of 108,200 shares, of which 61,000 shares
     were from treasury .....................................            2,518               --         (4,815)              --
Cancellation of shares ......................................             (375)              --            192               --
Amortization of deferred compensation .......................               --               --          5,863               --
Exercise of stock options, of which 145,183 shares
     were from treasury .....................................           (1,033)              --             --               --
Shares held in trust for deferred compensation plans ........           45,740               --             --               --
Loan to Executive Deferred Compensation Plan, net ...........               --               --             --           (6,111)
                                                              ------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 ..................................          507,534          610,177        (24,217)          (6,111)
Comprehensive income:
   Net income ...............................................               --          166,039             --               --
   Other comprehensive loss .................................               --               --             --               --
                                                              ------------------------------------------------------------------
      Comprehensive income ..................................               --          166,039             --               --
Dividends on common stock ...................................               --          (60,755)            --               --
Purchase of 4,091,611 shares to be held in treasury .........               --               --             --               --
Issuance of 21,050 shares from treasury .....................              (30)              --           (605)              --
Cancellation of shares ......................................           (2,569)              --            392               --
Amortization of deferred compensation .......................               --               --          9,543               --
Exercise of stock options, 550,661 shares from treasury .....           (4,464)              --             --               --
Shares held in trust for deferred compensation plans ........              326               --             --               --
Loan payments ...............................................               --               --             --            1,390
                                                              ------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 ..................................      $   500,797      $   715,461    $   (14,887)     $    (4,721)
================================================================================================================================

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)
                                                                    Shares Held
                                                                   in Trust for      Accumulated
                                                                       Deferred            Other
                                                                   Compensation    Comprehensive
(Dollars in thousands)                                                     Plan    Income (Loss)   Treasury Stock           Total
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ..................................       $        --      $     2,376     $   (41,209)     $   630,687
Comprehensive income:
   Net income ...............................................                --               --              --          145,061
   Other comprehensive income ...............................                --            6,180              --            6,180
                                                               ------------------------------------------------------------------
      Comprehensive income ..................................                --            6,180              --          151,241
Dividends on common stock ...................................                --               --              --          (38,201)
Issuance of 7,700,000 shares to effect purchase
    acquisition, of which 1,194,268 shares were from treasury                --               --          22,805          185,807

Purchase of 1,295,800 shares to be held in treasury .........                --               --         (27,316)         (27,316)
Issuance of 3,326,034 shares, of which
    2,426,968 shares were from treasury .....................                --               --          44,876           39,345
Repurchase and cancellation of shares .......................                --               --              --              (45)
Amortization of deferred compensation .......................                --               --              --            8,331
Exercise of stock options, of which 44,600 shares
    were from treasury ......................................                --               --             844            3,763
Loan payments ...............................................                --               --              --               68
                                                               ------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997 ..................................                --            8,556              --          953,680
Comprehensive income:
   Net income ...............................................                --               --              --          156,179
   Other comprehensive loss .................................                --             (965)             --             (965)
                                                               ------------------------------------------------------------------
      Comprehensive income ..................................                --             (965)             --          155,214
Dividends on common stock ...................................                --               --              --          (54,971)
Purchase of 7,549,300 shares to be held in treasury .........                --               --        (210,939)        (210,939)
Issuance of 108,200 shares, of which 61,000 shares
     were from treasury .....................................                --               --           1,933             (363)
Cancellation of shares ......................................                --               --              --             (183)
Amortization of deferred compensation .......................                --               --              --            5,863
Exercise of stock options, of which 145,183 shares
     were from treasury .....................................                --               --           4,345            3,312
Shares held in trust for deferred compensation plans ........           (45,740)              --              --               --
Loan to Executive Deferred Compensation Plan, net ...........                --               --              --           (6,111)
                                                               ------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998 ..................................           (45,740)           7,591        (204,661)         845,502
Comprehensive income:
   Net income ...............................................                --               --              --          166,039
   Other comprehensive loss .................................                --          (54,973)             --          (54,973)
                                                               ------------------------------------------------------------------
      Comprehensive income ..................................                --          (54,973)             --          111,066
Dividends on common stock ...................................                --               --              --          (60,755)
Purchase of 4,091,611 shares to be held in treasury .........                --               --        (106,106)        (106,106)
Issuance of 21,050 shares from treasury .....................                --               --             575              (60)
Cancellation of shares ......................................                --               --              --           (2,178)
Amortization of deferred compensation .......................                --               --              --            9,543
Exercise of stock options, 550,661 shares from treasury .....                --               --          15,044           10,580
Shares held in trust for deferred compensation plans ........              (326)              --              --               --
Loan payments ...............................................                --               --              --            1,390
                                                               ------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999 ..................................       $   (46,066)     $   (47,382)    $  (295,148)     $   808,982
=================================================================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                         1999              1998             1997
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................................................   $   166,039         $ 156,179      $   145,061
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
      Depreciation and amortization..........................................        29,031            27,914           23,185
      Amortization of goodwill and other intangibles.........................        10,689            11,399           15,757
      Provision for credit losses............................................        16,923            23,280           17,995
      Proceeds from sales of loans held for sale.............................       586,859           577,808          624,192
      Principal collected on loans held for sale.............................        10,144             9,083            9,174
      Originations and purchases of loans held for sale......................      (457,515)         (603,567)        (799,319)
      Net (increase) decrease in other assets and liabilities,
         and accrued interest................................................        47,088            14,339          (15,067)
      Gains on sales of assets...............................................       (23,952)          (28,825)         (24,318)
      Other, net.............................................................        14,988             8,395           (4,707)
                                                                                ----------------------------------------------
         Total adjustments...................................................       234,255            39,826         (153,108)
                                                                                ----------------------------------------------
            Net cash provided (used) by operating activities.................       400,294           196,005           (8,047)
                                                                                ----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collected on loans and leases......................................     2,315,173         3,111,218         1,952,057
Originations and purchases of loans..........................................    (3,069,408)       (3,119,924)       (1,952,261)
Purchases of equipment for lease financing...................................      (289,156)         (186,009)         (179,165)
Proceeds from sales of loans.................................................             -            20,330            15,910
Net (increase) decrease in interest-bearing deposits with banks..............        95,575           (95,322)          453,895
Proceeds from sales of securities available for sale.........................       288,718           231,438           476,218
Proceeds from maturities of and principal collected on
   securities available for sale.............................................       577,844           606,603           445,145
Purchases of securities available for sale...................................      (791,995)         (967,585)         (506,970)
Net (increase) decrease in federal funds sold................................        41,000           (41,000)           45,000
Acquisitions, net of cash acquired...........................................             -                 -          (218,896)
Sales of deposits, net of cash paid..........................................      (104,404)         (213,159)         (170,171)
Other, net...................................................................         7,723           (19,956)          (12,971)
                                                                                -----------------------------------------------
   Net cash provided (used) by investing activities..........................      (928,930)         (673,366)          347,791
                                                                                -----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits..........................................       (13,649)           41,816           65,073
Net increase (decrease) in securities sold under repurchase agreements and
   federal funds purchased...................................................       642,720           254,836         (181,288)
Proceeds from borrowings.....................................................     4,679,462         3,502,311        1,835,104
Payments on borrowings.......................................................    (4,598,365)       (2,911,853)      (1,960,675)
Proceeds from issuance of common stock.......................................             -                 -           29,266
Purchases of common stock to be held in treasury.............................      (106,106)         (210,939)         (27,316)
Payments of dividends on common stock........................................       (60,755)          (54,971)         (38,201)
Other, net...................................................................        (5,886)          (20,372)          (1,143)
                                                                                ----------------------------------------------
   Net cash provided (used) by financing activities..........................       537,421           600,828         (279,180)
                                                                                ----------------------------------------------
Net increase in cash and due from banks......................................         8,785           123,467           60,564
Cash and due from banks at beginning of year.................................       420,477           297,010          236,446
                                                                                ----------------------------------------------
Cash and due from banks at end of year.......................................   $   429,262         $ 420,477      $   297,010
                                                                                ==============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for:
      Interest on deposits and borrowings....................................   $   302,268         $ 306,299         $285,722
                                                                                ==============================================
      Income taxes...........................................................   $    78,125         $ 105,207         $ 97,319
                                                                                ==============================================
   Transfer of loans to other real estate owned and other assets.............   $    32,074         $  36,750         $ 40,837
==============================================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation ("TCF" or the "Company") is a national bank holding company engaged primarily in community banking and lease financing through its wholly owned subsidiaries, TCF National Bank Minnesota ("TCF Minnesota"), TCF National Bank Illinois ("TCF Illinois"), TCF National Bank Wisconsin ("TCF Wisconsin"), TCF National Bank Colorado ("TCF Colorado"), and Great Lakes National Bank Michigan ("Great Lakes Michigan"). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation. For Consolidated Statements of Cash Flows purposes, cash and cash equivalents include cash and due from banks.

COMPREHENSIVE INCOME - Comprehensive income is the total of net income and other comprehensive income (loss), which for TCF is comprised entirely of unrealized gains and losses on securities available for sale. The following table summarizes the components of other comprehensive income (loss):

                                                                                                        Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                   1999           1998           1997
------------------------------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) on securities available for sale
  (net of tax expense (benefit) of ($31,532), $206 and $6,994, respectively) ............    $(52,971)      $    236       $ 11,465
Reclassification adjustment for gains included in net income
  (net of tax expense of $1,192, $1,045 and $3,224, respectively) .......................      (2,002)        (1,201)        (5,285)
                                                                                             ---------------------------------------
      Total other comprehensive income (loss), net of tax ...............................    $(54,973)      $   (965)      $  6,180
====================================================================================================================================

INVESTMENTS - Investments are carried at cost, adjusted for amortization of premiums or accretion of discounts using methods which approximate a level yield.

SECURITIES AVAILABLE FOR SALE - Securities available for sale are carried at fair value with the unrealized holding gains or losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), which is a separate component of stockholders' equity. Cost of securities sold is determined on a specific identification basis and gains or losses on sales of securities available for sale are recognized at trade dates.

LOANS HELD FOR SALE - Loans held for sale are carried at the lower of cost or market determined on an aggregate basis, including related forward mortgage loan sales commitments. Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans held for sale are recognized at settlement dates. Net fees and costs associated with originating and acquiring loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale.

LOANS AND LEASES - Net fees and costs associated with originating and acquiring loans and leases are deferred and amortized over the lives of the assets. Net fees and costs associated with loan commitments are deferred in other assets or other liabilities until the loan is advanced. Discounts and premiums on loans purchased, net deferred fees and costs, unearned discounts and finance charges, and unearned lease income are amortized using methods which approximate a level yield over the estimated remaining lives of the loans and leases.
     Leases that transfer substantially all of the benefits and risks of equipment ownership to the lessee are classified as direct financing or sales-type leases and are included in loans and leases. Direct financing and sales-type leases are carried at the combined present value of the future minimum lease payments and the lease residual value, which represents the estimated fair value of the leased equipment at the termination of the lease based on management's experience and judgment. Lease residual values are reviewed on an ongoing basis and any downward revisions are recorded in the periods in which they become known. Interest income on direct financing and sales-type leases is recognized using methods which approximate a level yield over the term of the leases. Sales-type leases generate dealer profit which is recognized at lease inception by recording lease revenue net of the lease cost. Lease revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Lease cost consists of the leased equipment's book value, less the present value of its residual.
     Impaired loans include all non-accrual and restructured commercial real estate and commercial business loans. Consumer and residential real estate loans and lease financings are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial effective interest rate, the fair value of the collateral of an impaired collateral-dependent loan or an observable market price.
     The allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for probable loan and lease losses inherent in the portfolio. Management's judgment as to the adequacy of the allowance, including the allocated and unallocated elements, is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of non-performing assets, historical net charge-off amounts, geographic location and prevailing economic conditions. Residential loans, consumer loans, and smaller-balance commercial loans and lease financings are segregated by loan type and sub-type, and are evaluated on a group basis. The allowance for loan and lease losses is established for probable losses inherent in TCF's loan and lease portfolios as of the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. Loans and leases are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan and lease losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.
     Interest income is accrued on loan and lease balances outstanding. Loans and leases, including loans that are considered to be impaired, are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is 90 days or more past due (150 days or more past due for loans secured by residential real estate), unless the loan or lease is adequately secured and in the process of collection. When a loan or lease is placed on non-accrual status, unless collection of all principal and interest is considered to be assured, uncollected interest accrued in prior years is charged off against the allowance for loan and lease losses. Interest accrued in the current year is reversed. Interest payments received on non-accrual loans and leases are generally applied to principal unless the remaining principal balance has been determined to be fully collectible.
     Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans are recognized at trade dates.

PREMISES AND EQUIPMENT - Premises and equipment are carried at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives.

OTHER REAL ESTATE OWNED - Other real estate owned is recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to other real estate owned. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in other non-interest expense.

MORTGAGE SERVICING RIGHTS - Mortgage servicing rights are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. Any impairment is recognized through a valuation allowance.

INTANGIBLE ASSETS - Goodwill resulting from acquisitions is amortized over 25 years on a straight-line basis. Deposit base intangibles are amortized over 10 years on an accelerated basis. The Company periodically reviews the recoverability of the carrying values of these assets.

DERIVATIVE FINANCIAL INSTRUMENTS - TCF utilizes derivative financial instruments in the course of asset and liability management to meet the ongoing credit needs of its customers and in order to manage the market exposure of its residential loans held for sale portfolio and its commitments to extend credit for residential loans. Derivative financial instruments include commitments to extend credit, forward settlements of Federal Home Loan Bank ("FHLB") advances, and forward mortgage loan sales commitments. See Note 15 for additional information concerning these derivative financial instruments.

ADVERTISING AND PROMOTIONS - Expenditures for advertising and promotions are expensed as incurred.

INCOME TAXES - Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER COMMON SHARE - The following table reconciles the weighted average shares outstanding and the income applicable to common shareholders used for basic and diluted earnings per share:

                                                                                                         Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per-share data)                                                        1999          1998         1997
------------------------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding
  used in basic earnings per common share calculation .......................................  82,445,288    88,092,895   84,477,536
Net dilutive effect of:
    Stock option plans ......................................................................     172,486       346,434      468,275
    Restricted stock plans ..................................................................     452,944       476,486      838,189
    Assumed conversion of 7 1/4% convertible subordinated debentures ........................         -             -        349,936
                                                                                              --------------------------------------
Weighted average number of shares outstanding adjusted for effect of dilutive securities ....  83,070,718    88,915,815   86,133,936
                                                                                              ======================================
Net income .................................................................................. $   166,039   $   156,179  $   145,061
Add: Interest expense on 7 1/4% convertible subordinated debentures, net of tax .............          -             -           132
                                                                                              --------------------------------------
Income applicable to common shareholders including effect of dilutive securities ............ $   166,039   $   156,179  $   145,193
                                                                                              ======================================
Basic earnings per common share ............................................................. $      2.01   $      1.77  $      1.72
                                                                                              ======================================
Diluted earnings per common share ........................................................... $      2.00   $      1.76  $      1.69
====================================================================================================================================

2. BUSINESS COMBINATIONS AND ACQUISITIONS

JEWEL-OSCO BRANCHES - On January 30, 1998, TCF Illinois completed its acquisition of the fixed assets and automated teller machines ("ATMs") for 76 branches in Jewel-Osco stores in the Chicago area previously operated by Bank of America. TCF accounted for the acquisition using the purchase method of accounting.

STANDARD FINANCIAL, INC. - On September 4, 1997, TCF acquired all of the outstanding common stock of Standard Financial, Inc. ("Standard"), a community-oriented thrift institution with $2.6 billion in assets, $1.9 billion in deposits, and 14 full-service offices in Chicago, Illinois, for a purchase price of $423.7 million, which consisted of $237.9 million in cash and 7.7 million shares of TCF common stock. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Standard have been included in TCF's consolidated financial statements since September 4, 1997.

WINTHROP RESOURCES CORPORATION - On June 24, 1997, TCF completed its acquisition of Winthrop Resources Corporation ("Winthrop"), a leasing company with $363 million in assets. Winthrop leases computers, telecommunications equipment, point-of-sale systems and other business-essential equipment to companies nationwide. In connection with the acquisition, TCF issued approximately 13.4 million shares of its common stock for all of the outstanding common shares of Winthrop.
     The acquisition of Winthrop was accounted for as a pooling-of-interests combination. Accordingly, TCF's consolidated financial statements for periods prior to the combination have been restated to include the accounts and the results of operations of Winthrop for all periods presented, except for dividends declared per share. There were no material intercompany transactions prior to the acquisition and no material differences in the accounting and reporting policies of TCF and Winthrop.

BOC FINANCIAL CORPORATION - On January 16, 1997, TCF completed its purchase of BOC Financial Corporation, an Illinois-based holding company with $183.1 million in assets and $168 million in deposits. TCF accounted for the acquisition using the purchase method of accounting.

3. CASH AND DUE FROM BANKS

At December 31, 1999, TCF was required by Federal Reserve Board regulations to maintain reserve balances of $180 million in cash on hand or at various Federal Reserve Banks.

4. INVESTMENTS

The carrying values of investments, which approximate their fair values, consist of the following:

                                                                                     At December 31,
--------------------------------------------------------------------------------------------------------
(In thousands)                                                                       1999           1998
--------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks ......................................    $   20,319       $115,894
Federal funds sold ........................................................             -         41,000
Federal Home Loan Bank stock, at cost .....................................       104,611         93,482
Federal Reserve Bank stock, at cost .......................................        23,224         23,112
Other .....................................................................             -          4,227
                                                                               -------------------------
                                                                               $  148,154       $277,715
========================================================================================================

     The carrying value and yield of investments at December 31, 1999, by contractual maturity, are shown below:

                                                                                Carrying
(Dollars in thousands)                                                          Value(1)           Yield
--------------------------------------------------------------------------------------------------------
Due in one year or less ..................................................     $  20,319           3.88%
No stated maturity(2) ....................................................       127,835           7.09
                                                                               ---------
                                                                               $ 148,154           6.65
========================================================================================================

(1) Carrying value is equal to fair value.

(2) Balance represents FRB and FHLB stock, required regulatory investments.

5. SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of the following:

                                                                                At December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                             1999                                           1998
------------------------------------------------------------------------------------------------------------------------------------
                                                       Gross       Gross                               Gross       Gross
                                      Amortized   Unrealized  Unrealized        Fair   Amortized  Unrealized  Unrealized        Fair
(Dollars in thousands)                     Cost        Gains      Losses       Value        Cost       Gains      Losses       Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government and other
   marketable securities .........  $       500      $    -    $      -   $      500    $      -     $     -    $     -   $        -
Mortgage-backed securities:
   FHLMC .........................      928,034         326     (47,491)     880,869     989,681       9,966       (960)     998,687
   FNMA ..........................      589,206         378     (27,633)     561,951     537,197       5,567     (1,336)     541,428
   GNMA ..........................       26,850         179        (174)      26,855      33,721         510       (113)      34,118
   Private issuer ................       51,796         139      (1,073)      50,862     104,099         311     (1,597)     102,813
   Collateralized mortgage
     obligations .................          624           -           -          624         873           -           -         873
                                      ----------------------------------------------------------------------------------------------
                                      $1,597,010      $1,022    $(76,371)  $1,521,661  $1,665,571     $16,354    $(4,006) $1,677,919
                                      ==============================================================================================
Weighted-average yield ...........                           6.58%                                          6.63%
====================================================================================================================================

     Gross gains of $4.7 million, $2.3 million and $9.1 million and gross losses of $1.5 million, $57,000 and $602,000 were recognized on sales of securities available for sale during 1999, 1998 and 1997, respectively.
     Mortgage-backed securities aggregating $3.6 million were pledged as collateral to secure certain deposits at December 31, 1999.

6. LOANS HELD FOR SALE

Loans held for sale consist of the following:

                                                                             At December 31,
--------------------------------------------------------------------------------------------------
(In thousands)                                                          1999                  1998
--------------------------------------------------------------------------------------------------
Residential real estate ........................................    $ 55,016              $ 74,814
Education ......................................................     143,912               138,259
                                                                   -------------------------------
                                                                    $198,928              $213,073
==================================================================================================

7. LOANS AND LEASES

Loans and leases consist of the following:

                                                                             At December 31,
--------------------------------------------------------------------------------------------------
(In thousands)                                                          1999                  1998
--------------------------------------------------------------------------------------------------
Residential real estate ...............................          $ 3,911,184           $ 3,757,416
Unearned premiums and deferred loan fees ..............                8,494                 7,864
                                                                 ---------------------------------
                                                                   3,919,678             3,765,280
                                                                 ---------------------------------
Commercial real estate:
        Apartments ....................................              276,045               257,195
        Other permanent ...............................              637,980               464,817
        Construction and development ..................              162,570                92,399
        Unearned discounts and deferred loan fees .....               (3,123)               (2,983)
                                                                 ---------------------------------
                                                                   1,073,472               811,428
                                                                 ---------------------------------

Commercial business ...................................              394,463               288,676
Deferred loan costs ...................................                1,050                   428
                                                                 ---------------------------------
                                                                     395,513               289,104
                                                                 ---------------------------------

Consumer:
        Home equity ...................................            1,974,924             1,526,129
        Automobile ....................................               55,271               337,893
        Loans secured by deposits .....................                6,859                 7,581
        Other secured .................................               11,148                19,033
        Unsecured .....................................               26,634                35,290
        Unearned discounts and deferred loan fees .....              (16,252)              (49,372)
                                                                 ---------------------------------
                                                                   2,058,584             1,876,554
                                                                 ---------------------------------

Lease financing:
        Direct financing leases .......................              446,351               377,157
        Sales-type leases .............................               30,387                35,695
        Lease residuals ...............................               24,384                29,340
        Unearned income and deferred lease costs ......              (52,626)              (43,380)
                                                                 ---------------------------------
                                                                     448,496               398,812
                                                                 ---------------------------------
                                                                 $ 7,895,743           $ 7,141,178
==================================================================================================

     At December 31, 1999 and 1998, the recorded investment in loans that were considered to be impaired was $4.5 million and $7.1 million, respectively. The related allowance for loan losses at those dates was $1 million and $1.7 million, respectively. All of the impaired loans were on non-accrual status. The average recorded investment in impaired loans during the year ended December 31, 1999 and 1998 was $8.1 million and $8.7 million, respectively. For the year ended December 31, 1999 and 1998, TCF recognized interest income on impaired loans of $519,000 and $90,000, all of which was recognized using the cash basis method of income recognition.

     At December 31, 1999, 1998 and 1997, loans and leases on non-accrual status totaled $24.1 million, $33.7 million and $36.8 million, respectively. Had the loans and leases performed in accordance with their original terms throughout 1999, TCF would have recorded gross interest income of $3.6 million for these loans and leases. Interest income of $1.4 million has been recorded on these loans and leases for the year ended December 31, 1999.

     At December 31, 1999 and 1998, TCF had no loans and leases outstanding with terms that had been modified in troubled debt restructurings. There were no material commitments to lend additional funds to customers whose loans or leases were classified as non-accrual at December 31, 1999.

     The aggregate amount of loans to directors and executive officers of TCF was not significant at December 31, 1999 or 1998. All loans to TCF's directors and executive officers were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management do not represent more than a normal credit risk of collection.

     Future minimum lease payments for direct financing and sales-type leases as of December 31, 1999 are as follows:

                                             Payments to           Payments to be
                                             be Received        Received by Other
(In thousands)                                    by TCF   Financial Institutions           Total
--------------------------------------------------------------------------------------------------
2000.......................................     $104,007                 $ 93,230        $197,237
2001.......................................       69,252                   62,030         131,282
2002.......................................       39,933                   25,325          65,258
2003.......................................       22,571                    9,646          32,217
2004.......................................       11,542                    5,395          16,937
Thereafter.................................        3,706                        -           3,706
                                             -----------------------------------------------------
                                                $251,011                 $195,626        $446,637
==================================================================================================

8. ALLOWANCE FOR LOAN AND LEASE LOSSES

Following is a summary of the allowance for loan and lease losses and selected statistics:

                                                                                  Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                   1999                1998                1997
----------------------------------------------------------------------------------------------------------------------
Balance at beginning of year .....................................   $ 80,013            $ 82,583            $ 71,865
  Acquired balance ...............................................          -                   -              10,592
  Transfers to loans held for sale ...............................    (14,793)                  -                   -
  Provision for credit losses ....................................     16,923              23,280              17,995
  Charge-offs ....................................................    (34,398)            (32,714)            (26,813)
  Recoveries .....................................................      8,010               6,864               8,944
                                                                    --------------------------------------------------
    Net charge-offs ..............................................    (26,388)            (25,850)            (17,869)
                                                                    --------------------------------------------------
Balance at end of year ...........................................   $ 55,755            $ 80,013            $ 82,583
                                                                    ==================================================
Ratio of net loan and lease charge-offs to
 average loans and leases outstanding ............................        .35%                .36%                .30%
Allowance for loan and lease losses as a
 percentage of total loan and lease balances at year-end .........        .71                1.12                1.17
======================================================================================================================

9. OTHER ASSETS

Other assets consist of the following:

                                                       At December 31,
------------------------------------------------------------------------------
(In thousands)                                        1999              1998
------------------------------------------------------------------------------
Premises and equipment .................          $176,108          $173,688
Accrued interest receivable ............            54,550            52,197
Mortgage servicing rights ..............            22,614            21,566
Other real estate owned ................            10,912            13,602
Other ..................................            87,809            70,309
                                            -----------------------------------
                                                  $351,993          $331,362
==============================================================================

     Premises and equipment are summarized as follows:

                                                                     At December 31,
--------------------------------------------------------------------------------------------
(In thousands)                                                       1999              1998
--------------------------------------------------------------------------------------------
Land ..................................................          $ 35,590          $ 33,619
Office buildings ......................................           127,622           130,932
Leasehold improvements ................................            32,709            27,084
Furniture and equipment ...............................           158,368           145,835
                                                            --------------------------------
                                                                  354,289           337,470
Less accumulated depreciation and amortization ........           178,181           163,782
                                                            --------------------------------
                                                                 $176,108          $173,688
============================================================================================

     TCF leases certain premises and equipment under operating leases. Net lease expense was $19.6 million, $19.6 million and $15 million in 1999, 1998 and 1997, respectively.

     At December 31, 1999, the total annual minimum lease commitments for operating leases were as follows:


(In thousands)
-------------------------------------------------------
2000.............................           $ 17,061
2001.............................             15,366
2002.............................             13,344
2003.............................             13,646
2004.............................             12,797
Thereafter.......................             69,240
                                      -----------------
                                            $141,454
=======================================================

     Mortgage servicing rights, net of valuation allowance, are summarized as follows:

                                                                             Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
(In thousands)                                                       1999               1998               1997
-----------------------------------------------------------------------------------------------------------------
Balance at beginning of year, net .....................          $ 21,566           $ 19,512           $ 17,360
        Acquired balance ..............................                 -                  -              2,177
        Mortgage servicing rights capitalized .........             6,991              8,966              5,229
        Amortization ..................................            (4,737)            (5,268)            (4,753)
        Sales of servicing ............................            (1,037)               (97)              (401)
        Valuation adjustments .........................              (169)            (1,547)              (100)
                                                              ---------------------------------------------------
Balance at end of year, net ...........................          $ 22,614           $ 21,566           $ 19,512
=================================================================================================================

     The valuation allowance for mortgage servicing rights is summarized as follows:

                                              Year Ended December 31,
----------------------------------------------------------------------------

(In thousands)                              1999         1998          1997
----------------------------------------------------------------------------
Balance at beginning of year, net..      $ 2,738       $1,594        $1,494
        Provisions.................          169        1,547           100
        Charge-offs................       (1,961)        (403)            -
                                         -----------------------------------
Balance at end of year, net........      $   946       $2,738        $1,594
============================================================================

     At December 31, 1999, 1998 and 1997, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $2.9 billion, $3.7 billion and $4.4 billion, respectively. During 1999, 1998 and 1997, TCF sold servicing rights on $344.6 million, $200.4 million and $144.7 million of loans serviced for others at net gains of $3.1 million, $2.4 million and $1.6 million, respectively.

10. DEPOSITS

Deposits are summarized as follows:

                                                             At December 31,
-----------------------------------------------------------------------------------------------------------------
                                               1999                                      1998
-----------------------------------------------------------------------------------------------------------------
                                 WEIGHTED-                               Weighted-
(Dollars in thousands)        AVERAGE RATE        AMOUNT      TOTAL   Average Rate           Amount        Total
-----------------------------------------------------------------------------------------------------------------
Checking:
  Non-interest bearing......         0.00%   $ 1,185,330      18.0%          0.00%   $    1,158,685        17.3%
  Interest bearing..........          .55        727,949      11.0            .57           720,938        10.7
                                             -----------------------                 ----------------------------
                                      .21      1,913,279      29.0            .22         1,879,623        28.0
                                             -----------------------                 ----------------------------
Passbook and statement:
  Non-interest bearing......         0.00         42,838        .7           0.00            63,024          .9
  Interest bearing..........         1.12      1,048,454      15.9           1.13         1,113,907        16.6
                                             -----------------------                 ----------------------------
                                     1.08      1,091,292      16.6           1.07         1,176,931        17.5
                                             -----------------------                 ----------------------------
Money market................         2.67        708,417      10.8           2.64           700,004        10.4
                                             -----------------------                 ----------------------------
                                      .93      3,712,988      56.4            .94         3,756,558        55.9
Certificates................         5.00      2,871,847      43.6           5.01         2,958,588        44.1
                                             -----------------------                 ----------------------------
                                     2.71    $ 6,584,835     100.0%          2.73    $    6,715,146       100.0%
=================================================================================================================

Certificates had the following remaining maturities at December 31, 1999:

(In millions)                 $100,000
Maturity                       Minimum            Other        Total(1)
--------------------------------------------------------------------------
0-3 months................     $ 294.2         $  520.8        $  815.0
4-6 months................        70.5            651.8           722.3
7-12 months...............        74.6            768.7           843.3
13-24 months..............        37.0            344.7           381.7
25-36 months..............         7.9             71.7            79.6
37-48 months..............         2.2             14.4            16.6
49-60 months..............          .5              9.5            10.0
Over 60 months............          .1              3.2             3.3
                            ----------------------------------------------
                               $ 487.0        $ 2,384.8       $ 2,871.8
==========================================================================

(1) Includes $246.3 million of negotiated rate certificates and no brokered deposits.

11. BORROWINGS

Borrowings consist of the following:

                                                                                    At December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                        1999                                1998
------------------------------------------------------------------------------------------------------------------------------
                                                 Year of                        WEIGHTED-                           Weighted-
(Dollars in thousands)                          Maturity          AMOUNT     AVERAGE RATE             Amount     Average Rate
------------------------------------------------------------------------------------------------------------------------------
Securities sold under repurchase agreements..       1999     $         -               -%       $    317,280            6.81%
                                                    2000         960,000            5.75                   -               -
                                                    2001          50,000            5.71              50,000            5.71
                                                             -----------                        ------------
                                                               1,010,000            5.74             367,280            6.66
                                                             -----------                        ------------
Federal Home Loan Bank advances .............       1999               -               -             570,207            5.85
                                                    2000         499,716            6.00             297,399            6.16
                                                    2001         181,571            5.79             886,602            5.19
                                                    2003          50,000            5.78              50,000            5.78
                                                    2004         903,000            5.55                   -               -
                                                    2006           3,000            5.46                   -               -
                                                    2009         122,500            5.24                   -               -
                                                             -----------                        ------------
                                                               1,759,787            5.69           1,804,208            5.58
                                                             -----------                        ------------

Discounted lease rentals.....................       1999               -               -              87,791            8.28
                                                    2000          83,785            8.43              58,917            8.18
                                                    2001          57,285            8.50              29,009            8.21
                                                    2002          23,284            8.67               6,772            7.99
                                                    2003           8,816            8.84               1,195            7.65
                                                    2004           5,199            8.92                   -               -
                                                             -----------                        ------------
                                                                 178,369            8.52             183,684            8.22
                                                             -----------                        ------------

Other borrowings:
  Senior subordinated debentures.............       2003          28,750            9.50              28,750            9.50

  Collateralized mortgage obligations........       2008               -               -                  44            6.50
                                                    2010               -               -               1,809            5.95
                                                             -----------                        ------------
                                                                       -               -               1,853            5.95
                                                             -----------                        ------------

  Bank line of credit........................       1999               -               -              74,000            6.19
                                                    2000          42,000            6.92                   -               -

  Commercial paper...........................       2000          22,357            6.21                   -               -

  Treasury, tax and loan note................       1999               -               -               1,271            4.11
                                                    2000          42,625            4.53                   -               -
                                                             -----------                        ------------
                                                                 135,732            6.60             105,874            7.06
                                                             -----------                        ------------
                                                             $ 3,083,888            5.91         $ 2,461,046            6.00
==============================================================================================================================

At December 31, 1999, borrowings with a remaining contractual maturity of one year or less consisted of the following:

                                                                           Weighted-
(Dollars in thousands)                                           Amount    Average Rate
-----------------------------------------------------------------------------------------
Securities sold under repurchase agreements...........     $    960,000           5.75%
Federal Home Loan Bank advances.......................          499,716           6.00
Discounted lease rentals..............................           83,785           8.43
Bank line of credit...................................           42,000           6.92
Commercial paper......................................           22,357           6.21
Treasury, tax and loan note...........................           42,625           4.53
                                                          --------------
                                                           $  1,650,483           5.97
=========================================================================================

     The securities underlying the repurchase agreements are book entry securities. During the period, book entry securities were delivered by appropriate entry into the counterparties' accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 1999, all of the securities sold under repurchase agreements provided for the repurchase of identical securities.

     At December 31, 1999, securities sold under repurchase agreements were collateralized by mortgage-backed securities and had the following maturities:

                                        Repurchase Borrowing              Collateral Securities
--------------------------------------------------------------------------------------------------------
(Dollars in thousands)                  Amount     Interest Rate    Carrying Amount     Market Value
--------------------------------------------------------------------------------------------------------
Maturity:
January 2000.................    $     200,000          5.62%      $     220,586     $    208,621
February 2000................          660,000          5.77             741,624          700,808
March 2000...................          100,000          5.83             111,022          104,732
November 2001................           50,000          5.71              54,010           52,916
                                --------------                    --------------------------------------
                                 $   1,010,000          5.74       $   1,127,242     $  1,067,077
========================================================================================================

     Included in FHLB advances at December 31, 1999 are $1 billion of fixed-rate advances which are callable at par on certain dates. If called, the FHLB will provide replacement funding at the then-prevailing market rate of interest for the remaining term-to-maturity of the advances, subject to standard terms and conditions. The stated maturity dates and the next call dates for the callable FHLB advances outstanding at December 31, 1999 were as follows (in thousands):

Year                                                   Stated Maturity         Next Call Date
-----------------------------------------------------------------------------------------------
2000..............................................     $             -        $           -
2001..............................................                   -               703,000
2002..............................................                   -               208,500
2003..............................................                   -                     -
2004..............................................             903,000               117,000
2006..............................................               3,000                     -
2009..............................................             122,500                     -
                                                     ------------------------------------------
                                                       $     1,028,500        $    1,028,500
===============================================================================================

     TCF has a $135 million bank line of credit expiring in April 2000 which is unsecured and contains certain covenants common to such agreements with which TCF is in compliance. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate index and term for advances on the line of credit. The line of credit may be used for appropriate corporate purposes, including serving as a back-up line of credit to support the redemption of TCF's commercial paper.

     TCF has a $50 million commercial paper program which is unsecured and contains certain covenants common to such programs with which TCF is in compliance. Any usage under the commercial paper program requires an equal amount of back-up support by the bank line of credit. Commercial paper generally matures within 90 days, although it may have a term of up to 270 days.

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

     FHLB advances are collateralized by residential real estate loans, FHLB stock and mortgage-backed securities with an aggregate carrying value of $2.8 billion at December 31, 1999.

     The following table sets forth TCF's maximum and average borrowing levels for each of the years in the three-year period ending December 31, 1999:

                                          Securities Sold Under
                                       Repurchase Agreements and                        Discounted
(Dollars in thousands)                   Federal Funds Purchased    FHLB Advances    Lease Rentals     Other Borrowings
-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999:
  AVERAGE BALANCE............................         $  529,359       $1,821,172         $171,997             $151,430
  MAXIMUM MONTH-END BALANCE..................          1,010,000        1,997,346          182,456              367,177
  AVERAGE RATE FOR PERIOD....................               5.40%            5.52%            8.04%                6.27%
Year ended December 31, 1998:
  Average balance............................         $  140,414       $1,367,104         $205,393             $ 92,467
  Maximum month-end balance..................            367,280        1,804,208          222,018              214,087
  Average rate for period....................               5.60%            5.80%            8.15%                7.38%
Year ended December 31, 1997:
  Average balance............................         $  346,339       $  817,464         $222,558             $ 97,547
  Maximum month-end balance..................            482,231        1,339,578          241,895              136,259
  Average rate for period....................               5.74%            5.89%            8.28%                7.56%
=======================================================================================================================

12. INCOME TAXES

Income tax expense (benefit) consists of:


(In thousands)                           Current   Deferred     Total
-----------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999:
        FEDERAL......................   $ 91,647    $2,981     $ 94,628
        STATE........................     11,747       677       12,424
                                        -------------------------------
                                        $103,394    $3,658     $107,052
                                        ===============================
Year ended December 31, 1998:
        Federal......................   $ 91,102    $ (994)    $ 90,108
        State........................     19,325      (363)      18,962
                                        -------------------------------
                                        $110,427    $(1,357)   $109,070
                                        ===============================
Year ended December 31, 1997:
        Federal......................  $  77,465    $ 1,395    $ 78,860
        State........................     16,464        522      16,986
                                        -------------------------------
                                        $ 93,929    $ 1,917    $ 95,846
=======================================================================

     Total income tax expense of $107.1 million, $109.1 million and $95.8 million for the years ended December 31, 1999, 1998 and 1997, respectively, did not include tax benefits specifically allocated to stockholders' equity. The tax benefit allocated to additional paid-in capital for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes totaled $4.1 million, $2.4 million and $2.3 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     At December 31, 1999, TCF has net operating loss ("NOL") carryforwards for federal income tax purposes of $2.7 million, which are available to offset future federal taxable income through 2008. The realization of the NOLs is subject to certain Internal Revenue Code ("IRC") limitations. In addition, at December 31, 1999, TCF has NOL carryforwards for state income tax purposes of $13 million, which are available to offset future state taxable income through 2004. TCF has, in its judgment, made certain reasonable assumptions relating to the realizability of the deferred tax assets. Based upon these assumptions, the Company has determined that no valuation allowance is required with respect to the deferred tax assets.

     Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense as a result of the following:

                                                                         Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
(In thousands)                                                      1999            1998            1997
---------------------------------------------------------------------------------------------------------------
Computed income tax expense...................................       $ 95,582        $ 92,837        $84,317
Increase (reduction) in income tax expense resulting from:....
  Amortization of goodwill....................................          2,724           3,741          1,287
  State income tax, net of federal income tax benefit.........          8,076          12,325         11,041
  Other, net..................................................            670             167           (799)
                                                                     ------------------------------------------
                                                                     $107,052        $109,070        $95,846
===============================================================================================================

     The significant components of the Company's deferred tax assets and deferred tax liabilities are as follows:

                                                                              At December 31,
------------------------------------------------------------------------------------------------
(In thousands)                                                              1999            1998
------------------------------------------------------------------------------------------------
Deferred tax assets:
  Securities available for sale...............................           $27,967         $     -
  Allowance for loan and lease losses.........................            15,437          22,011
  Pension and other compensation plans........................            12,032          11,058
                                                                        ------------------------
     Total deferred tax assets................................            55,436          33,069
                                                                        ------------------------
Deferred tax liabilities:
  Lease financing.............................................            27,292          28,883
  Loan fees and discounts.....................................             9,738           8,697
  Securities available for sale...............................                 -           4,757
  Other, net..................................................             3,216           4,609
                                                                        ------------------------
      Total deferred tax liabilities..........................            40,246          46,946
                                                                        ------------------------
                        Net deferred tax assets (liabilities)            $15,190        $(13,877)
================================================================================================

13. STOCKHOLDERS' EQUITY

RESTRICTED RETAINED EARNINGS - In general, TCF's subsidiary banks may not declare or pay a dividend to TCF in excess of 100% of their net profits for that year combined with their retained net profits for the preceding two calendar years without prior approval of the Office of the Comptroller of the Currency ("OCC"). Additional limitations on dividends declared or paid on, or repurchases of, TCF's subsidiary banks' capital stock are tied to the national banks' regulatory capital levels.
     Undistributed earnings and profits at December 31, 1999 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

SHAREHOLDER RIGHTS PLAN - TCF's preferred share purchase rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF's common stock. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $100. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF's common stock or shares in an "acquiring entity" at half of the market value. TCF's Board of Directors (the "Board") is generally entitled to redeem the rights at 1 cent per right at any time before they become exercisable. The rights will expire on June 9, 2009, if not previously redeemed or exercised.

SHARES HELD IN TRUST FOR DEFERRED COMPENSATION PLANS - The cost of TCF common stock held by TCF's deferred compensation plans is reported separately in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital.

LOAN TO EXECUTIVE DEFERRED COMPENSATION PLAN - During 1998, loans totaling $6.4 million were made by TCF to the Executive Deferred Compensation Plan trustee on a nonrecourse basis to purchase shares of TCF common stock for the accounts of participants. The loans are repayable over five years, bear interest of 7.41% and are secured by the shares of TCF common stock purchased with the loan proceeds. These loans have a remaining principal balance of $4.7 million at December 31, 1999 and are reflected as a reduction of stockholders' equity as required by generally accepted accounting principles.

STOCK OFFERING - On June 3, 1997, TCF completed a public offering of 1.4 million shares of its common stock at a price of $21.6875 per share. The purpose of the offering was to meet one of the criteria for TCF's merger with Winthrop to be accounted for as a pooling of interests. The net proceeds of $29.3 million were used as a portion of the cash consideration paid in connection with the acquisition of Standard.

TREASURY STOCK - On January 20, 1997, the Board authorized the repurchase of up to 5% of TCF common stock, or 3.5 million shares. On February 25, 1997, the Board formally rescinded TCF's common stock repurchase program in connection with the Company's merger with Winthrop. On January 19, 1998, the Board authorized the repurchase of up to 5% of TCF common stock, or 4.6 million shares. On June 22, 1998, the Board authorized the repurchase of up to an additional 5% of TCF common stock, or 4.5 million shares. On December 15, 1998, the Board authorized the repurchase of up to an additional 5% of TCF common stock, or 4.3 million shares. TCF purchased 4,091,611, 7,549,300 and 1,295,800 shares of common stock during the years ended December 31, 1999, 1998 and 1997, respectively. At December 31, 1999, TCF has remaining authorization of 1.8 million shares under its December 15, 1998 5% stock repurchase program.

14. REGULATORY CAPITAL REQUIREMENTS

TCF is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the federal banking agencies that could have a direct material effect on TCF's financial statements. Under capital adequacy guidelines and the regulatory framework for "prompt corrective action," TCF must meet specific capital guidelines that involve quantitative measures of the Company's assets, stockholders' equity, and certain off-balance-sheet items as calculated under regulatory accounting practices.

   The following table sets forth TCF's tier 1 leverage, tier 1 risk-based and total risk-based capital levels, and applicable percentages of adjusted assets, together with the excess over the minimum capital requirements:

                                                              At December 31,
---------------------------------------------------------------------------------------------------
                                                          1999                      1998
---------------------------------------------------------------------------------------------------
(Dollars in thousands)                             Amount     Percentage       Amount    Percentage
---------------------------------------------------------------------------------------------------
Tier 1 leverage capital........................  $688,357           6.56%    $659,661          6.75%
Tier 1 leverage capital requirement............   314,582           3.00      293,024          3.00
                                                 --------------------------------------------------
  Excess.......................................  $373,775           3.56%    $366,637          3.75%
                                                 ==================================================
Tier 1 risk-based capital......................  $688,357          10.22%    $659,661         10.45%
Tier 1 risk-based capital requirement..........   269,448           4.00      252,458          4.00
                                                 --------------------------------------------------
  Excess.......................................  $418,909           6.22%    $407,203          6.45%
                                                 ==================================================
Total risk-based capital.......................  $745,171          11.06%    $738,239         11.70%
Total risk-based capital requirement...........   538,897           8.00      504,916          8.00
                                                 --------------------------------------------------
   Excess......................................  $206,274           3.06%    $233,323          3.70%
===================================================================================================

     At December 31, 1999, TCF and its bank subsidiaries exceeded their regulatory capital requirements and are considered "well-capitalized" under guidelines established by the Federal Reserve Board and the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

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

COMMITMENTS TO EXTEND CREDIT - Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. These commitments totaled $1.2 billion and $1.1 billion at December 31, 1999 and 1998, respectively. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral predominantly consists of residential and commercial real estate and personal property. Included in the total commitments to extend credit at December 31, 1999 were fixed-rate mortgage loan commitments and loans in process aggregating $87.4 million.

STANDBY LETTERS OF CREDIT - Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit expire in various years through the year 2005 and totaled $22 million and $45.3 million at December 31, 1999 and 1998, respectively. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

VA LOANS SERVICED WITH PARTIAL RECOURSE - TCF services VA loans on which it must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. The serviced loans are collateralized by residential real estate and totaled $184.5 million and $273.2 million at December 31, 1999 and 1998, respectively.

FORWARD MORTGAGE LOAN SALES COMMITMENTS - TCF enters into forward mortgage loan sales commitments in order to manage the market exposure on its residential loans held for sale and its commitments to extend credit for residential loans. Forward mortgage loan sales commitments are contracts for the delivery of mortgage loans or pools of loans in which TCF agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from movements in mortgage loan values and interest rates. Forward mortgage loan sales commitments totaled $46.3 million and $106.7 million at December 31, 1999 and 1998, respectively.

FEDERAL HOME LOAN BANK ADVANCES - FORWARD SETTLEMENTS - TCF enters into forward settlements of FHLB advances in the course of asset and liability management and to manage interest rate risk. Forward settlements of FHLB advances totaled $189 million and $150 million at December 31, 1999 and 1998, respectively.

16. FAIR VALUES OF FINANCIAL INSTRUMENTS

TCF is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. Fair value estimates are subjective in nature, involving uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     The carrying amounts of cash and due from banks, investments and accrued interest payable and receivable approximate their fair values due to the short period of time until their expected realization. Securities available for sale are carried at fair value, which is based on quoted market prices. Certain financial instruments, including lease financings and discounted lease rentals, and all non-financial instruments are excluded from fair value of financial instrument disclosure requirements.
     The following methods and assumptions are used by the Company in estimating its fair value disclosures for its remaining financial instruments, all of which are issued or held for purposes other than trading.

LOANS HELD FOR SALE - The fair value of loans held for sale is estimated based on quoted market prices.
     The estimated fair value of capitalized mortgage servicing rights totaled $36 million at December 31, 1999, compared with a carrying amount of $22.6 million. The estimated fair value of capitalized mortgage servicing rights is based on estimated cash flows discounted using rates commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

LOANS - The fair values of residential and consumer loans are estimated using quoted market prices. For certain variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are estimated by discounting contractual cash flows adjusted for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers with similar credit risk characteristics.

DEPOSITS - The fair value of checking, passbook and statement and money market deposits is deemed equal to the amount payable on demand. The fair value of certificates is estimated based on discounted cash flow analyses using interest rates offered by TCF for certificates with similar remaining maturities.

BORROWINGS - The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF's long-term borrowings are estimated based on quoted market prices or discounted cash flow analyses using interest rates for borrowings of similar remaining maturities.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - The fair values of residential commitments to extend credit and forward mortgage loan sales commitments associated with residential loans held for sale are based upon quoted market prices. The fair values of TCF's remaining commitments to extend credit and standby letters of credit are estimated using fees currently charged to enter into similar agreements. For fixed-rate loan commitments and standby letters of credit issued in conjunction with fixed-rate loan agreements, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of forward settlements of FHLB advances are based on the difference between current levels of interest rates and the committed rates.
     TCF has not incurred, and does not anticipate, significant losses as a result of the recourse provisions associated with its balance of VA loans serviced with partial recourse. As a result, the carrying amounts and related estimated fair values of these financial instruments were not material at December 31, 1999 and 1998.

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

                                                                                   At December 31,
------------------------------------------------------------------------------------------------------------------
                                                                         1999                        1998
-------------------------------------------------------------------------------------------------------------------
                                                                 CARRYING     ESTIMATED      Carrying     Estimated
(In thousands)                                                     AMOUNT    FAIR VALUE        Amount    Fair Value
-------------------------------------------------------------------------------------------------------------------
Financial instrument assets:
  Loans held for sale......................................... $  198,928    $  200,617    $  213,073    $  215,909
  Loans:
    Residential real estate...................................  3,919,678     3,825,981     3,765,280     3,813,684
    Commercial real estate....................................  1,073,472     1,061,374       811,428       824,358
    Commercial business.......................................    395,513       391,268       289,104       288,443
    Consumer..................................................  2,058,584     2,116,554     1,876,554     1,993,242
    Allowance for loan losses(1)..............................    (51,847)            -       (76,024)            -
                                                               ----------------------------------------------------
                                                               $7,594,328    $7,595,794    $6,879,415    $7,135,636
                                                               ====================================================
Financial instrument liabilities:
  Certificates................................................ $2,871,847    $2,901,177    $2,958,588     $2,994,231
  Federal Home Loan Bank advances.............................  1,759,787     1,733,859     1,804,208      1,817,563
  Other borrowings............................................    135,732       135,301       105,874        106,471
                                                               -----------------------------------------------------
                                                               $4,767,366    $4,770,337    $4,868,670     $4,918,265
                                                               ====================================================
Financial instruments with off-balance-sheet risk:(2)
  Commitments to extend credit(3)............................. $    8,572    $     (916)   $    3,085     $     (264)
  Standby letters of credit(4)................................        (1)            (2)            -            (21)
  Forward mortgage loan sales commitments(3)..................        39            427            87            113
  Federal Home Loan Bank advance forward settlements..........         -          1,509             -              -
                                       -----------------------------------------------------------------------------
                                                               $   8,610     $    1,018    $    3,172     $     (172)
====================================================================================================================

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

Other restricted stock grants generally vest over periods from three to eight years. TCF also has prior programs with options that remain outstanding. Those options are included in the following tables.

ACCOUNTING FOR STOCK-BASED COMPENSATION - TCF has elected to retain the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," for its stock-based employee compensation plans through 1999. See discussion of subsequent accounting change below. Accordingly, no compensation expense has been recognized for TCF's stock option grants. Compensation expense for restricted stock under APB Opinion No. 25 is recorded over the vesting periods, and totaled $9.5 million, $5.9 million and $8.3 million in 1999, 1998 and 1997, respectively.

     Had compensation expense been determined based on the fair value at the grant dates for awards under the Program consistent with the method of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," TCF's pro forma net income and earnings per common share would have been as follows:


                                                   Year Ended December 31,
------------------------------------------------------------------------------
(In thousands, except per-share data)      1999            1998           1997
------------------------------------------------------------------------------
Net income:
        As reported..................  $166,039        $156,179       $145,061
                                       =======================================
        Pro forma....................  $164,607        $156,271       $146,155
                                       =======================================
Basic earnings per common share:
        As reported..................  $   2.01        $   1.77       $   1.72
                                       =======================================
        Pro forma....................  $   2.00        $   1.77       $   1.73
                                       =======================================
Diluted earnings per common share:
        As reported..................  $   2.00        $   1.76       $   1.69
                                       =======================================
        Pro forma....................  $   1.98        $   1.76       $   1.70
==============================================================================

     Since the pro forma disclosures of results under SFAS No. 123 are only required to consider grants awarded since 1995, the pro forma effects of applying SFAS No. 123 during this period may not be representative of the effects on reported results for future years.

     The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model, with the following weighted-average assumptions used for 1999, 1998 and 1997, respectively: risk-free interest rates of 5.03%, 4.78% and 5.95%; dividend yield of 2.7%, 2.6% and 1.7%;
expected lives of 7, 5.25 and 10 years; and volatility of 27.0%, 27.2% and 26.4%.

     The weighted-average grant-date fair value of options granted was $7.02, $6.49 and $11.98 in 1999, 1998 and 1997, respectively. The weighted-average grant-date fair value of restricted stock was $25.94, $31.19 and $22.23 in 1999, 1998 and 1997, respectively.

     The following table reflects TCF's stock option and restricted stock transactions under the program since December 31, 1996:


                                                               Stock Options                            Restricted Stock
                                             ----------------------------------------------------------------------------------
                                                                     Exercise Price
                                                            --------------------------------
                                                Shares             Range    Weighted-Average         Shares         Price Range
-------------------------------------------------------------------------------------------------------------------------------

Outstanding at December 31, 1996..........     942,968      $ 2.22-17.54              $ 6.12      1,191,866        $ 7.66-18.91
        Granted...........................     123,032       20.40-33.28               31.66        929,200         20.88-27.34
        Exercised.........................    (224,955)       2.22-17.54                7.06              -                   -
        Forfeited.........................      (4,000)             7.74                7.74              -                   -
        Vested............................           -                 -                   -       (172,138)        8.10 - 9.89
                                             ---------                                            ---------
Outstanding at December 31, 1997..........     837,045        2.22-33.28                9.61      1,948,928          7.66-27.34
        Granted...........................     551,500       23.69-32.19               25.04        108,200         28.97-34.00
        Exercised.........................    (208,388)       2.44-17.54                4.69              -                   -
        Forfeited.........................      (1,500)            32.19               32.19         (5,400)        16.56-34.00
        Vested............................           -                 -                   -       (607,994)         7.66-21.91
                                             ---------                                            ---------
Outstanding at December 31, 1998..........   1,178,657        2.22-33.28               17.67      1,443,734          7.66-34.00
        Granted...........................     247,550       23.56-29.03               25.25         21,050         22.53-28.59
        Exercised.........................    (551,107)       2.22-23.69               11.73              -                   -
        Forfeited.........................    (112,000)      23.56-33.28               32.36        (11,760)         8.11-34.00
        Vested............................           -                 -                   -       (331,889)         7.66-27.34
                                             ---------                                            ---------
Outstanding at December 31, 1999..........     763,100        2.63-33.28               22.27      1,121,135          8.11-34.00
                                             =========                                            =========
EXERCISABLE AT DECEMBER 31, 1999..........     430,400        2.63-33.28               18.70
===============================================================================================================================

     The following table summarizes information about stock options outstanding at December 31, 1999:


                                                  Options Outstanding                           Options Exercisable
                                 ---------------------------------------------------------------------------------------
                                                                    Weighted-Average
                                            Weighted-Average    Remaining Contractual                   Weighted-Average
Exercise Price Range              Shares      Exercise Price            Life in Years        Shares       Exercise Price
------------------------------------------------------------------------------------------------------------------------
$ 2.63 to $10.00.............     93,922              $ 5.12                      2.0        93,922               $ 5.12
$10.01 to $20.00.............     45,596               13.38                      6.1        45,596                13.38
$20.01 to $30.00.............    523,082               24.33                      9.0       276,782                23.50
$30.01 to $33.28.............    100,500               31.59                      8.1        14,100                32.24
                                 -------                                                    -------
        Total Options........    763,100               22.27                      7.8       430,400                18.70
========================================================================================================================

     At December 31, 1999, there were 1,666,066 shares reserved for issuance under the Program, including 763,100 shares for which options had been granted but had not yet been exercised.

     Effective January 1, 2000, TCF adopted SFAS No. 123 for stock-based compensation transactions beginning in 2000. Also during January 2000, TCF granted 1,095,000 shares of restricted stock to certain officers. Vesting of these performance-based shares is dependent on TCF achieving certain earnings per share growth goals. The shares will be forfeited after eight years if not earned by that time. The total grant-date fair value of these shares was $21.6 million, which will be recognized as compensation expense ratably during the expected vesting period.

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

     The following table sets forth the status of the Pension Plan and the Postretirement Plan at the dates indicated:


                                                                     Pension Plan               Postretirement Plan
                                                                ----------------------------------------------------
                                                                Year Ended December 31,       Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
(In thousands)                                                       1999          1998          1999           1998
--------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
    Benefit obligation at beginning of year...................   $ 28,967       $17,027       $ 9,214        $ 8,603
    Service cost - benefits earned during the year............      3,297         2,967           426            299
    Interest cost on benefit obligation.......................      2,059         1,454           630            641
    Acquisition/merger........................................          -         5,006             -              -
    Actuarial (gain) loss.....................................     (1,205)        3,647            69            358
    Benefits paid.............................................     (2,390)       (1,134)         (618)          (687)
                                                                 ---------------------------------------------------
        Benefit obligation at end of year.....................     30,728        28,967         9,721          9,214
                                                                 ---------------------------------------------------
Change in fair value of plan assets:
    Fair value of plan assets at beginning of year............     57,338        53,374             -              -
    Actual return on plan assets..............................     18,151           916             -              -
    Benefits paid.............................................     (2,390)       (1,134)         (618)          (687)
    Acquisition/merger........................................      1,768         4,182             -              -
    Employer contributions....................................          -             -           618            687
                                                                 ---------------------------------------------------
        Fair value of plan assets at end of year..............     74,867        57,338             -              -
                                                                 ---------------------------------------------------
Funded status of plans:
    Funded status at end of year..............................     44,139        28,371        (9,721)        (9,214)
    Unrecognized transition obligation........................          -             -         4,433          4,775
    Unrecognized prior service cost...........................     (3,983)       (5,040)          770            879
    Unrecognized net gain.....................................    (23,870)       (7,901)         (998)        (1,079)
                                                                 ---------------------------------------------------
        Prepaid (accrued) benefit cost at end of year.........   $ 16,286       $15,430       $(5,516)       $(4,639)
====================================================================================================================

     Net periodic benefit cost (credit) included the following components:


                                                           Pension Plan                       Postretirement Plan
                                                ----------------------------------------------------------------------
                                                      Year Ended December 31,               Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------
(In thousands)                                      1999        1998         1997        1999         1998        1997
----------------------------------------------------------------------------------------------------------------------
Service cost..................................  $ 3,297      $ 2,967      $ 2,091      $  426       $  299      $  236
Interest cost.................................    2,059        1,454        1,207         630          641         604
Expected return on plan assets................   (5,155)      (3,745)      (2,841)          -            -           -
Amortization of transition obligation.........        -            -            -         342          342         342
Amortization of prior service cost............   (1,057)        (876)        (742)        109          109         109
Recognized actuarial gain.....................        -         (728)           -         (12)         (58)       (116)
                                                ----------------------------------------------------------------------
   Net periodic benefit cost (credit).........  $  (856)     $  (928)     $  (285)     $1,495       $1,333      $1,175
======================================================================================================================

     The discount rate and rate of increase in future compensation used to measure the benefit obligation and the expected long-term rate of return on plan assets were as follows:

                                                                    Pension Plan                     Postretirement Plan
                                                           ------------------------------------------------------------------
                                                               Year Ended December 31,             Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                            1999         1998        1997        1999        1998        1997
-----------------------------------------------------------------------------------------------------------------------------
Discount rate...........................................    7.50%        6.75%       7.75%       7.50%       6.75%       7.75%
Rate of increase in future compensation.................    5.00         5.00        5.00           -           -           -
Expected long-term rate of return on plan assets........   10.00         9.50        9.50           -           -           -
=============================================================================================================================

     The Pension Plan's assets consist primarily of listed stocks and government bonds. At December 31, 1999 and 1998, the Pension Plan's assets included TCF common stock with a market value of $6.3 million and $7.3 million, respectively.

     For active participants of the Postretirement Plan, a 7.6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. This rate is assumed to decrease gradually to 6% for the year 2004 and remain at that level thereafter. For most retired participants, the annual rate of increase is assumed to be 4% for all future years, which represents the Plan's annual limit on increases in TCF's contributions for retirees.

     Assumed health care cost trend rates have an effect on the amounts reported for the Postretirement Plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                                   1-Percentage-       1-Percentage-
(In thousands)                                                                    Point Increase      Point Decrease
--------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components.........................            $ 93               $ (79)
Effect on postretirement benefit obligation.....................................             490                (423)
====================================================================================================================

EMPLOYEE STOCK PURCHASE PLAN - The TCF Employees Stock Purchase Plan generally allows participants to make contributions by salary deduction of up to 12% of their salary on a tax-deferred basis pursuant to section 401(k) of the IRC. TCF matches the contributions of all employees at the rate of 50 cents per dollar, with a maximum employer contribution of 3% of the employee's salary. Employee contributions vest immediately while the Company's matching contributions are subject to a graduated vesting schedule based on an employee's years of vesting service. The Company's matching contributions are expensed when made. TCF's contribution to the plan was $2.8 million, $2.7 million and $2.2 million in 1999, 1998 and 1997, respectively.

19. PARENT COMPANY FINANCIAL INFORMATION

TCF Financial Corporation's (parent company only) condensed statements of financial condition as of December 31, 1999 and 1998, and the condensed statements of operations and cash flows for the years ended December 31, 1999, 1998 and 1997 are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                                                 At December 31,
---------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                                  1999         1998
---------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash................................................................................................... $    673     $    178
    Interest-bearing deposits with banks...................................................................    2,639        2,401
    Investment in subsidiaries:
        Bank subsidiaries..................................................................................  835,997      879,887
        Other subsidiaries.................................................................................      586          586
    Premises and equipment.................................................................................   11,566        8,009
    Other assets...........................................................................................   39,693       41,656
                                                                                                            ---------------------
                                                                                                            $891,154     $932,717
                                                                                                            =====================
Liabilities and Stockholders' Equity:
    Bank line of credit.................................................................................... $ 42,000     $ 74,000
    Commercial paper.......................................................................................   22,357            -
    Other liabilities......................................................................................   17,815       13,215
                                                                                                            ---------------------
        Total liabilities..................................................................................   82,172       87,215
    Stockholders' equity...................................................................................  808,982      845,502
                                                                                                            ---------------------
                                                                                                            $891,154     $932,717
=================================================================================================================================

CONDENSED STATEMENTS OF OPERATIONS


                                                                                                       Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                     1999         1998         1997
---------------------------------------------------------------------------------------------------------------------------------
Interest income............................................................................... $    576     $    581     $  1,099
Interest expense..............................................................................    4,000        2,219          758
                                                                                               ----------------------------------
    Net interest income (expense).............................................................   (3,424)      (1,638)         341
Provision for credit losses...................................................................        -          (49)         679
                                                                                               ----------------------------------
    Net interest expense after provision for credit losses....................................   (3,424)      (1,589)        (338)
                                                                                               ----------------------------------
Cash dividends received from consolidated subsidiaries:
    Bank subsidiaries.........................................................................  164,791      184,569      109,791
    Other subsidiaries........................................................................        -            -        1,549
                                                                                               ----------------------------------
       Total cash dividends received from consolidated subsidiaries...........................  164,791      184,569      111,340
                                                                                               ----------------------------------
Other non-interest income:
    Affiliate service fees....................................................................   82,567       72,483       53,671
    Other.....................................................................................       (3)          35           (4)
                                                                                               ----------------------------------
       Total other non-interest income........................................................   82,564       72,518       53,667
                                                                                               ----------------------------------
Non-interest expense:
    Compensation and employee benefits........................................................   49,171       41,379       42,828
    Occupancy and equipment...................................................................   14,982       14,672       12,217
    Other.....................................................................................   20,622       19,294       17,813
                                                                                               ----------------------------------
       Total non-interest expense.............................................................   84,775       75,345       72,858
                                                                                               ----------------------------------
    Income before income tax benefit and equity in undistributed earnings of subsidiaries.....  159,156      180,153       91,811
Income tax benefit............................................................................    1,852        1,588        7,518
                                                                                               ----------------------------------
    Income before equity in undistributed earnings of subsidiaries............................  161,008      181,741       99,329
Equity in undistributed earnings of subsidiaries..............................................    5,031      (25,562)      45,732
                                                                                               ----------------------------------
Net income.................................................................................... $166,039     $156,179     $145,061
=================================================================================================================================

CONDENSED STATEMENTS OF CASH FLOWS

                                                                        Year Ended December 31,
------------------------------------------------------------------------------------------------------------
(In thousands)                                                       1999            1998             1997
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income.............................................    $    166,039     $   156,179      $   145,061
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Equity in undistributed earnings of subsidiaries.....          (5,031)         25,562          (45,732)
    Other, net                                                     15,554           1,802            8,625
                                                            -------------------------------------------------
      Total adjustments..................................          10,523          27,364          (37,107)
                                                            -------------------------------------------------
    Net cash provided by operating activities............         176,562         183,543          107,954
                                                            -------------------------------------------------
Cash flows from investing activities:

  Net (increase) decrease in interest-bearing deposits
   with banks............................................            (238)         17,420          (14,383)
  Investments in and advances to subsidiaries, net.......          (1,000)              -          (66,265)
  Loan to Executive Deferred Compensation Plan, net......           1,390          (6,111)              68
  Purchases of premises and equipment, net...............          (6,624)         (4,174)          (3,913)
  Other, net.............................................             579             765            1,201
                                                            -------------------------------------------------
    Net cash provided (used) by investing activities.....          (5,893)          7,900          (83,292)
                                                            -------------------------------------------------
Cash flows from financing activities:
  Dividends paid on common stock.........................         (60,755)        (54,971)         (37,341)
  Proceeds from issuance of common stock, net............               -               -           29,266
  Proceeds from conversion of convertible debentures.....               -               -            7,149
  Purchases of common stock to be held in treasury.......        (106,106)       (210,939)         (27,318)
  Net increase in commercial paper.......................          22,357               -                -
  Net increase (decrease) in bank line of credit.........         (32,000)         74,000                -
  Other, net.............................................           6,330             629            3,481
                                                            -------------------------------------------------
    Net cash used by financing activities................        (170,174)       (191,281)         (24,763)
                                                            -------------------------------------------------
Net increase (decrease) in cash..........................             495             162             (101)
Cash at beginning of year................................             178              16              117
                                                            -------------------------------------------------
Cash at end of year......................................    $        673     $       178      $        16
============================================================================================================

20. BUSINESS SEGMENTS

TCF's wholly owned bank subsidiaries, TCF Minnesota, TCF Illinois, TCF Wisconsin, and Great Lakes Michigan (collectively "the banks"), have been identified as reportable operating segments. The banks have the following operating units that provide financial services to customers: deposits and investment products, commercial lending, consumer lending, lease financing, mortgage banking and residential lending, and investments and mortgage-backed securities. In addition, TCF operates a bank holding company ("parent company") that provides data processing, bank operations and other professional services to the banks. The results of the parent company and TCF Colorado, a wholly owned bank subsidiary of TCF, comprise the "other" category in the tables below.

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

     The following table sets forth certain information about the reported profit or loss and assets for each of TCF's reportable segments, including reconciliations to TCF's consolidated totals:

                                                                        Great        Total
                                     TCF          TCF         TCF       Lakes    Reportable                            Consolidated
(Dollars in thousands)         Minnesota     Illinois   Wisconsin    Michigan      Segments      Other   Eliminations         Total
-----------------------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEAR ENDED
 DECEMBER 31, 1999:
  INTEREST INCOME -
    EXTERNAL CUSTOMERS...... $   297,990  $   220,705  $  49,851  $   179,699  $    748,245  $   3,856      $       -  $    752,101
  NON-INTEREST INCOME -
    EXTERNAL CUSTOMERS......     165,740       87,577     24,292       35,509       313,118      5,481              -       318,599
  INTEREST EXPENSE  ........     109,854      107,575     20,763       88,440       326,632      5,403         (4,147)      327,888
  AMORTIZATION OF GOODWILL
    AND OTHER INTANGIBLES...       1,062        9,597         30            -        10,689          -              -        10,689
  INCOME TAX EXPENSE
   (BENEFIT)................      56,897       24,358      6,379       21,494       109,128     (2,076)             -       107,052
  NET INCOME (LOSS) ........      86,819       30,689     11,807       40,181       169,496     (4,104)           647       166,039
  TOTAL ASSETS..............   4,003,542    3,539,364    700,763    2,459,669    10,703,338    118,652       (160,274)   10,661,716
  NET INTEREST MARGIN.......        5.45%        3.67%      4.63%        3.97%         N.M.       N.M.           N.M.          4.47%
  RETURN ON AVERAGE ASSETS..        2.29          .90       1.73         1.68          N.M.       N.M.           N.M.          1.61
  RETURN ON AVERAGE
   REALIZED COMMON EQUITY...       32.24         8.13      25.31        22.95          N.M.       N.M.           N.M.         19.83
                             ======================================================================================================
At or For the Year Ended
 December 31, 1998:
  Interest income -
    external customers...... $   323,056  $   206,139  $  45,094  $   173,045  $    747,334  $   1,560      $       -  $    748,894
  Non-interest income -
    external customers......     169,431       69,589     17,794       31,954       288,768      2,727              -       291,495
  Interest expense  ........     114,736      103,795     18,525       87,532       324,588      2,870         (4,298)      323,160
  Amortization of goodwill
    and other intangibles...       1,165       10,204         30            -        11,399          -              -        11,399
  Income tax expense
   (benefit)................      63,988       22,418      4,934       20,245       111,585     (2,515)             -       109,070
  Net income (loss) ........      89,977       25,512      8,289       37,681       161,459     (4,173)        (1,107)      156,179
  Total assets..............   3,798,433    3,400,172    619,201    2,350,532    10,168,338     86,769        (90,513)   10,164,594
  Net interest margin.......        6.37%        3.61%      4.92%        4.01%         N.M.       N.M.           N.M.          4.84%
  Return on average assets..        2.50          .79       1.39         1.70          N.M.       N.M.           N.M.          1.62
  Return on average
   realized common equity...       32.72         6.54      17.52        21.13          N.M.       N.M.           N.M.         17.51
                             ======================================================================================================
At or For the Year Ended
 December 31, 1997:
  Interest income -
    external customers...... $   341,337  $   121,332  $  46,536  $   173,058  $    682,263  $     351      $       -  $    682,614
  Non-interest income -
    external customers......     151,410       26,834     13,124       34,690       226,058        610              -       226,668
  Interest expense  ........     127,576       55,523     20,751       87,344       291,194        834         (3,010)      289,018
  Amortization of goodwill
     and other intangibles..       1,435        4,484         30        9,808        15,757          -              -        15,757
  Income tax expense
   (benefit)................      64,476       16,360      4,667       17,449       102,952     (7,106)             -        95,846
  Net income (loss) ........      93,475       22,630      7,216       32,967       156,288    (11,633)           406       145,061
  Total assets..............   3,687,023    3,334,399    613,485    2,214,651     9,849,558     84,079       (188,977)    9,744,660
  Net interest margin.......        6.32%        4.29%      4.51%        4.03%         N.M.       N.M.           N.M.          5.20%
  Return on average assets..        2.54         1.30       1.18         1.51          N.M.       N.M.           N.M.          1.77
  Return on average
   realized common equity...       32.50        12.08      15.22        17.65          N.M.       N.M.           N.M.         19.57
===================================================================================================================================

N.M. Not meaningful.

Revenues from external customers for TCF's operating units, comprised of total interest income and non-interest income, are as follows:

                                                            Year Ended December 31,
-------------------------------------------------------------------------------------------------
(In thousands)                                             1999            1998            1997
-------------------------------------------------------------------------------------------------
Deposits and investment products................   $    232,603    $    194,948     $   143,714
Commercial lending..............................        108,817          99,383          98,090
Consumer lending................................        215,671         236,538         241,390
Lease financing.................................         76,052          80,201          72,610
Mortgage banking and residential lending........        311,635         322,014         244,078
Investments and mortgage-backed securities......        125,922         107,305         109,400
                                                  -----------------------------------------------
                                                   $  1,070,700    $  1,040,389     $   909,282
=================================================================================================

21. OTHER EXPENSE

Other expense consists of the following:

                                                             Year Ended December 31,
-------------------------------------------------------------------------------------------------
(In thousands)                                            1999            1998            1997
-------------------------------------------------------------------------------------------------
Deposit account losses........................    $     17,172     $    14,335     $     4,738
Telecommunication.............................          13,386          13,049           9,398
ATM interchange...............................          11,156           9,107           7,005
Postage and courier...........................          10,876           9,926           9,012
Office supplies...............................           8,879          10,006           8,349
Loan and lease................................           5,469           6,917           5,751
Federal deposit insurance premiums and
 assessments..................................           5,307           5,439           4,689
Mortgage servicing amortization and
 valuation adjustments........................           4,906           6,815           4,853
Other.........................................          35,311          33,439          33,819
                                                -------------------------------------------------
                                                  $    112,462     $   109,033     $    87,614
=================================================================================================

22. LITIGATION AND CONTINGENT LIABILITIES

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

INDEPENDENT AUDITORS' REPORT

[LOGO]

The Board of Directors and Stockholders of TCF Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Minneapolis, Minnesota
January 18, 2000

OTHER FINANCIAL DATA
SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                  At           At           At           At           At            At          At          At
(Dollars in thousands,      Dec. 31,    Sept. 30,     June 30,    March 31,     Dec. 31,     Sept. 30,    June 30,   March 31,
except per-share data)          1999         1999         1999         1999         1998          1998        1998        1998
------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL
 CONDITION DATA:
Total assets............ $10,661,716  $10,342,248  $10,338,341  $10,200,744  $10,164,594   $9,900,439   $9,393,060  $9,664,849
Investments.............     148,154      127,701      194,781      158,222      277,715      135,491      122,888     246,364
Securities available
 for sale...............   1,521,661    1,599,438    1,701,063    1,569,406    1,677,919    1,673,722    1,122,490   1,306,853
Loans and leases........   7,895,743    7,602,130    7,431,171    7,293,329    7,141,178    7,092,639    7,103,686   7,036,646
Deposits................   6,584,835    6,633,738    6,648,283    6,632,481    6,715,146    6,733,368    6,741,288   6,925,024
Borrowings..............   3,083,888    2,721,200    2,734,652    2,579,789    2,461,046    2,159,948    1,617,240   1,631,021
Stockholders' equity....     808,982      815,304      810,448      824,442      845,502      869,426      906,485     948,070
==============================================================================================================================

                                                                     Three Months Ended
------------------------------------------------------------------------------------------------------------------------------
                            Dec. 31,    Sept. 30,     June 30,    March 31,     Dec. 31,    Sept. 30,     June 30,   March 31,
                                1999         1999         1999         1999         1998         1998         1998        1998
------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS
 DATA:
Interest income......... $   193,043  $   188,656  $   186,359  $   184,043  $   185,286   $  185,229   $  186,903  $  191,476
Interest expense........      86,931       82,116       79,637       79,204       80,625       80,605       79,606      82,324
                         -----------------------------------------------------------------------------------------------------
  Net interest income...     106,112      106,540      106,722      104,839      104,661      104,624      107,297     109,152
Provision for credit
 losses   ..............       3,371        2,845        2,947        7,760        9,761        4,544        2,991       5,984
                         -----------------------------------------------------------------------------------------------------
  Net interest income
   after provision for
   credit losses........     102,741      103,695      103,775       97,079       94,900      100,080      104,306     103,168
                         -----------------------------------------------------------------------------------------------------
Non-interest income:
  Gain (loss) on sales
   of securities
   available for sale...           -            -           (5)       3,199            -          (43)      1,787         502
  Gain on sales of
   loan servicing.......           -            -          743        2,333            -        2,414           -           -
  Gain on sales of
   branches.............       3,349        6,429        2,382            -       12,051          226       4,260       2,048
  Gain on sale of
   subsidiaries.........       5,522            -            -            -            -            -           -           -
  Gain on sale of
   joint venture
   interest.............           -            -            -            -            -            -           -       5,580
  Other non-interest
   income ..............      77,275       76,090       72,897       68,385       70,066       71,263      63,531      57,810
                         -----------------------------------------------------------------------------------------------------
     Total non-interest
      income............      86,146       82,519       76,017       73,917       82,117       73,860      69,578      65,940
                         -----------------------------------------------------------------------------------------------------
Non-interest expense:
  Amortization of
   goodwill and
   other intangibles....       2,665        2,676        2,673        2,675        2,829        2,828       2,826       2,916
  Other non-interest
   expense..............     112,292      114,061      110,106      105,650      107,096      109,054     102,748      98,403
                         -----------------------------------------------------------------------------------------------------
    Total non-interest
     expense............     114,957      116,737      112,779      108,325      109,925      111,882     105,574     101,319
                         -----------------------------------------------------------------------------------------------------
  Income before income
   tax expense..........      73,930       69,477       67,013       62,671       67,092       62,058      68,310      67,789
Income tax expense......      28,980       26,717       26,024       25,331       27,588       25,477      28,110      27,895
                         -----------------------------------------------------------------------------------------------------
  Net income............ $    44,950  $    42,760  $    40,989  $    37,340  $    39,504   $   36,581   $  40,200   $  39,894
                         =====================================================================================================
Per common share:
  Basic earnings........ $       .55  $       .52  $       .50  $       .45  $       .47   $      .42   $     .45   $     .44
                         =====================================================================================================
  Diluted earnings...... $       .55  $       .52  $       .49  $       .44  $       .46   $      .42   $     .45   $     .43
                         =====================================================================================================
  Diluted cash
   earnings(1).......... $       .58  $       .54  $       .52  $       .47  $       .48   $      .44   $     .48   $     .48
                         =====================================================================================================
  Dividends declared.... $     .1875  $     .1875  $     .1875  $     .1625  $     .1625   $    .1625   $   .1625   $    .125
                         =====================================================================================================

FINANCIAL RATIOS:(2)

Return on average
 assets   ..............        1.72%        1.66%        1.60%        1.48%        1.60%        1.54%       1.69%       1.66%
Cash return on average
 assets(1)..............        1.80         1.73         1.67         1.55         1.68         1.62        1.81        1.83
Return on average
 realized common
 equity   ..............       21.04        20.37        19.81        18.06        18.77        16.75       17.52       16.99
Return on average
 common equity..........       22.03        21.29        20.11        17.99        18.56        16.58       17.37       16.83
Cash return on
 average realized
 common equity(1).......       22.14        21.27        20.73        18.97        19.67        17.62       18.77       18.82
Average total equity
 to average assets......        7.78         7.79         7.95         8.22         8.63         9.28        9.75        9.83
Average realized
 tangible equity to
 average assets.........        6.50         6.44         6.33         6.39         6.67         7.22        7.66        7.71
Net interest margin(3)..        4.38         4.46         4.52         4.52         4.65         4.82        4.94        4.94
==============================================================================================================================


(1) Excludes amortization and reduction of goodwill, net of income tax benefit.
(2) Annualized.
(3) Net interest income divided by average interest-earning assets.

OTHER FINANCIAL DATA

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                        Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share data)                   1999            1998            1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARY OF OPERATIONS:
Interest income                                      $752,101        $748,894        $682,614        $612,884        $631,198
Interest expense                                      327,888         323,160         289,018         258,316         302,106
                                                   ----------------------------------------------------------------------------
        Net interest income                           424,213         425,734         393,596         354,568         329,092
Provision for credit losses                            16,923          23,280          17,995          21,446          16,973(1)
                                                   ----------------------------------------------------------------------------
        Net interest income after
          provision for credit losses                 407,290         402,454         375,601         333,122         312,119
Loss on sale of mortgage-backed securities                  -               -               -               -         (21,037)
Gain (loss) on sales of securities
  available for sale                                    3,194           2,246           8,509              86            (152)
Gain on sales of loan servicing                         3,076           2,414           1,622               -           1,535
Gain on sales of branches                              12,160          18,585          14,187           2,747           1,103
Gain on sale of subsidiaries                            5,522               -               -               -               -
Gain on sale of joint venture interest                      -           5,580               -               -               -
Gain on sales of loans                                      -               -               -           5,443               -
Other non-interest income                             294,647         262,670         202,350         173,336         151,104
                                                   ----------------------------------------------------------------------------
        Total non-interest income                     318,599         291,495         226,668         181,612         132,553
                                                   ----------------------------------------------------------------------------
Amortization of goodwill and other intangibles         10,689          11,399          15,757           3,540           3,163
FDIC special assessment                                     -               -               -          34,803               -
Merger-related expenses                                     -               -               -               -          21,733
Cancellation cost on early termination
  of interest-rate exchange contracts                       -               -               -               -           4,423
Other non-interest expense                            442,109         417,301         345,605         314,983         296,664
                                                   ----------------------------------------------------------------------------
                Total non-interest expense            452,798         428,700         361,362         353,326         325,983
                                                   ----------------------------------------------------------------------------
        Income before income tax expense
          and extraordinary item                      273,091         265,249         240,907         161,408         118,689
Income tax expense                                    107,052         109,070          95,846          61,031          45,482
                                                   ----------------------------------------------------------------------------
        Income before extraordinary item              166,039         156,179         145,061         100,377          73,207
Extraordinary item, net                                     -               -               -               -            (963)
                                                   ----------------------------------------------------------------------------
        Net income                                    166,039         156,179         145,061         100,377          72,244
Dividends on preferred stock                                -               -               -               -             678
                                                   ----------------------------------------------------------------------------
        Net income available to
         common shareholders                         $166,039        $156,179        $145,061        $100,377        $ 71,566
                                                   ============================================================================
Basic earnings per common share:
        Income before extraordinary item             $   2.01        $   1.77        $   1.72        $   1.23        $    .89
        Extraordinary item                                  -               -               -               -            (.01)
                                                   ----------------------------------------------------------------------------
        Net income                                   $   2.01        $   1.77        $   1.72        $   1.23        $    .88
                                                   ============================================================================
Diluted earnings per common share:
        Income before extraordinary item             $   2.00        $   1.76        $   1.69        $   1.20        $    .87
        Extraordinary item                                  -               -               -               -            (.01)
                                                   ----------------------------------------------------------------------------
        Net income                                   $   2.00        $   1.76        $   1.69        $   1.20        $    .86
                                                   ============================================================================
Dividends declared per common share                  $   .725        $  .6125        $ .46875        $.359375        $.296875
                                                   ============================================================================
Average common and common equivalent
  shares outstanding:
        Basic                                          82,445          88,093          84,478          81,904          81,115
                                                   ============================================================================
        Diluted                                        83,071          88,916          86,134          83,939          83,560
===================================================================================================================================

(1) Includes $5,000 in merger-related provisions.

                                                                                 At December 31,
---------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share data)                   1999            1998            1997            1996            1995
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARY OF FINANCIAL CONDITION:
Total assets                                      $ 10,661,716    $ 10,164,594     $ 9,744,660     $ 7,430,487     $ 7,507,856
Interest-bearing deposits with banks                    20,319         115,894          20,572         386,244          11,594
Federal funds sold                                           -          41,000               -               -               -
Other investments                                            -           4,227           4,061           3,910           3,716
Federal Reserve Bank stock, at cost                     23,224          23,112          22,977               -               -
Federal Home Loan Bank stock, at cost                  104,611          93,482          82,002          66,061          60,096
Securities available for sale                        1,521,661       1,677,919       1,426,131         999,586       1,201,525
Loans held for sale                                    198,928         213,073         244,612         203,869         242,413
Loans and leases                                     7,895,743       7,141,178       7,069,188       5,292,920       5,516,348
Goodwill                                               158,468         166,645         177,700          15,431          11,569
Deposit base intangibles                                13,262          16,238          19,821          10,843          12,918
Deposits                                             6,584,835       6,715,146       6,907,310       4,977,630       5,191,552
Federal Home Loan Bank advances                      1,759,787       1,804,208       1,339,578       1,141,040         893,587
Other borrowings                                     1,324,101         656,838         387,574         567,132         726,314
Stockholders' equity                                   808,982         845,502         953,680         630,687         582,399
Tangible net worth                                     637,252         662,619         756,159         604,413         557,912
Book value per common share                               9.87            9.88           10.27            7.61            6.98
Tangible book value per common share                      7.78            7.74            8.15            7.29            6.69
=================================================================================================================================

                                                                     At or For the Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                        1999             1998            1997            1996            1995
---------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND OTHER DATA:
Net interest margin                                       4.47%           4.84%           5.20%           5.27%           4.61%
Return on average assets                                  1.61            1.62            1.77            1.39             .95
Return on average realized common equity                 19.83           17.51           19.57           16.77           13.69
Average total equity to average assets                    7.93            9.35            9.12            8.31            7.04
Average interest-earning assets to average
        interest-bearing liabilities                    117.02          116.55          117.15          115.29          111.30
Common dividend payout ratio                             36.25%          34.80%          27.74%          29.95%          34.52%
Number of full service bank offices                        338             311             221             196             185
=================================================================================================================================

OTHER FINANCIAL DATA

ALLOWANCE FOR LOAN AND LEASE LOSS INFORMATION                                  Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                   1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                           $ 80,013        $ 82,583        $ 71,865        $ 66,290         $ 56,343
Acquired balance                                              -               -          10,592               -                -
Transfers to loans held for sale                        (14,793)              -               -               -                -
Charge-offs:
        Residential real estate                            (155)           (291)           (444)           (333)           (472)
        Commercial real estate                             (674)         (1,294)           (927)         (1,944)         (4,189)
        Commercial business                                 (52)            (42)         (1,485)         (2,786)         (1,695)
        Consumer                                        (31,509)        (30,108)        (21,660)        (18,317)         (8,414)
        Lease financing                                  (2,008)           (979)         (2,297)           (914)           (247)
                                                       -------------------------------------------------------------------------
                                                        (34,398)        (32,714)        (26,813)        (24,294)        (15,017)
                                                       -------------------------------------------------------------------------
Recoveries:
        Residential real estate                              71             103             167             131             157
        Commercial real estate                            1,381             559           2,530           3,690           1,080
        Commercial business                                 329             635           2,488           2,675           4,862
        Consumer                                          5,831           5,222           3,141           1,918           1,892
        Lease financing                                     398             345             618               9               -
                                                       -------------------------------------------------------------------------
                                                          8,010           6,864           8,944           8,423           7,991
                                                       -------------------------------------------------------------------------
                Net charge-offs                         (26,388)        (25,850)        (17,869)        (15,871)         (7,026)
Provision charged to operations                          16,923          23,280          17,995          21,446          16,973
                                                       -------------------------------------------------------------------------
Balance at end of year                                 $ 55,755        $ 80,013        $ 82,583        $ 71,865        $ 66,290
                                                       =========================================================================
Ratio of net loan and lease charge-offs
        to average loans and leases outstanding             .35%            .36%            .30%            .29%            .13%
Year-end allowance as a percentage of
        year-end total loan and lease balances              .71            1.12            1.17            1.36            1.20
================================================================================================================================


CONTRACTUAL AMORTIZATION OF
LOAN AND LEASE PORTFOLIOS                                          At December 31, 1999(1)
-------------------------------------------------------------------------------------------------------------------------------
                                     Residential      Commercial     Commercial                         Lease       Total Loans
(In thousands)                       Real Estate     Real Estate       Business        Consumer      Financing       and Leases
-------------------------------------------------------------------------------------------------------------------------------
Amounts due:
     Within 1 year                   $   136,919     $   177,013       $223,582      $  102,964        $220,920      $  861,398
     After 1 year:
         1 to 2 years                    131,408          93,437         46,219          88,756         147,352         507,172
         2 to 3 years                    128,873          83,395         46,150          90,461          73,512         422,391
         3 to 5 years                    273,262         218,182         57,113         218,548          55,180         822,285
         5 to 10 years                   683,659         351,877         20,597         523,161           4,158       1,583,452
         10 to 15 years                  624,379         135,834            802         823,271               -       1,584,286
         Over 15 years                 1,932,684          16,857              -         227,675               -       2,177,216
                                  ---------------------------------------------------------------------------------------------
           Total after 1 year          3,774,265         899,582        170,881       1,971,872         280,202       7,096,802
                                  ---------------------------------------------------------------------------------------------
              Total                  $ 3,911,184     $ 1,076,595       $394,463      $2,074,836        $501,122      $7,958,200
                                  =============================================================================================
Amounts due after 1 year on:
    Fixed-rate loans and leases      $ 1,643,675     $   184,720       $ 98,325      $  999,956        $280,202      $3,206,878
    Adjustable-rate loans              2,130,590         714,862         72,556         971,916               -       3,889,924
                                  ---------------------------------------------------------------------------------------------
           Total after 1 year        $ 3,774,265     $   899,582       $170,881      $1,971,872        $280,202      $7,096,802
===============================================================================================================================


(1) Gross of unearned discounts and deferred fees. This table does not include the effect of prepayments, which is an important consideration in management's interest-rate risk analysis. Industry experience indicates that the loans remain outstanding for significantly shorter periods than their contractual terms.