Form 10-K405, Exhibit 13
period 2000-12-31
TCF FINANCIAL CORP
filed 2001-03-29
CIK 814184

FINANCIAL REVIEW

The financial review presents management's discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation ("TCF" or the "Company"). This review should be read in conjunction with the consolidated financial statements and other financial data beginning on page 38.

CORPORATE PROFILE

TCF is the national financial holding company of two federally chartered banks, TCF National Bank headquartered in Minnesota and TCF National Bank Colorado. The Company has 352 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana. Other affiliates provide leasing, mortgage banking, and annuity, insurance and mutual fund sales.

   TCF provides convenient financial services through multiple channels to customers located primarily in the Midwest. TCF has developed products and services designed to meet the needs of all consumers with a primary focus on middle- and lower-income individuals. The Company focuses on attracting and retaining customers through service and convenience, including branches that are open seven days a week and on most holidays, extensive full-service supermarket branch and automated teller machine ("ATM") networks, and telephone and Internet banking. TCF's philosophy is to generate top-line revenue growth (net interest income and fees and other revenues) through business lines that emphasize higher yielding assets and lower interest-cost deposits. The Company's growth strategies include de novo branch expansion and the development of new products and services designed to build on its core businesses and expand into complementary products and services through emerging businesses and strategic initiatives.

   TCF's core businesses are comprised of traditional bank branches, ATMs, and commercial, consumer and mortgage lending. TCF emphasizes the "Totally Free" checking account as its anchor account, which provides opportunities to cross sell other account relationships and generate additional fee income. TCF's strategy is to originate high credit quality, primarily secured loans and earn profits through lower interest-cost deposits. Commercial loans are generally made on local properties or to local customers, and are virtually all secured. TCF's largest core lending business is its consumer home equity loan portfolio, comprised of fixed- and variable-rate closed-end loans and lines of credit.

   TCF's emerging businesses and products are comprised of supermarket bank branches, including supermarket consumer lending, and leasing and equipment finance, debit cards, and Internet and college campus banking. TCF's most significant de novo strategy has been its supermarket branch expansion. The Company opened its first supermarket branch in 1988, and now has 213 supermarket branches, with more than $1 billion in deposits. TCF has the nation's fourth largest supermarket branch network. See "Financial Condition-- Deposits." TCF entered the leasing business through its 1997 acquisition of Winthrop Resources Corporation ("Winthrop"), a leasing company that leases computers and other business-essential equipment to companies nationwide. The Company expanded its leasing operations in September 1999 through TCF Leasing, Inc. ("TCF Leasing"), a de novo general equipment leasing business with a focus on middle-market companies, truck and trailer leasing and financing and lease discounting. See "Financial Condition - Loans and Leases." These businesses are among TCF's fastest growing operations. The Company's VISA debit card program has also grown significantly since its inception in 1996. TCF is the 16th largest VISA debit card issuer in the United States according to VISA, with over 1 million cards outstanding.

   TCF's strategic initiatives are businesses that complement the Company's core and emerging businesses. TCF's new products have been significant contributors to the growth in fees and other revenues generated by checking accounts and loan products. Currently, TCF's strategic initiatives include several new card products designed to provide additional convenience to deposit and loan customers and to further leverage its ATM network. The Company is also planning to launch a discount brokerage business and additional insurance products in 2001.

RESULTS OF OPERATIONS

PERFORMANCE SUMMARY - TCF reported net income of $186.2 million for 2000, up from $166 million for 1999 and $156.2 million for 1998. Diluted earnings per common share was $2.35 for 2000, compared with $2.00 for 1999 and $1.76 for 1998. Return on average assets was 1.72% in 2000, compared with 1.61% in 1999 and 1.62% in 1998. Return on average realized common equity was 21.53% in 2000, compared with 19.83% in 1999 and 17.51% in 1998. Diluted cash earnings per common share, which excludes amortization and reduction of goodwill net of applicable income tax benefits, was $2.44 for 2000, compared with $2.10 for 1999 and $1.88 for 1998. On the same basis, cash return on average assets was 1.79% for 2000, compared with 1.69% for 1999 and 1.74% for 1998, and cash return on average realized common equity was 22.40% for 2000, compared with 20.79% for 1999 and 18.74% for 1998.

   TCF has significantly expanded its banking franchise in recent periods and had 352 banking branches at December 31, 2000. In the past three years, TCF opened 164 new branches, of which 154 were supermarket branches. This expansion includes TCF's January 1998 acquisition of 76 branches and 178 ATMs in Jewel-Osco stores in the Chicago area. TCF anticipates opening between 30 and 40 new branches during 2001, including 25 to 30 supermarket branches and 5 to 10 traditional branches.

   In December 1998, TCF restructured its consumer finance company operations, including the discontinuation of indirect automobile lending, the consolidation of offices and a renewed focus on home equity lending. During 1999, $139.4 million of consumer finance automobile loans and $14.8 million of related reserves were transferred to loans held for sale in connection with the sales of these loans. Losses of $1.4 million were recognized in connection with these sales, which are included in gain on sales of loans held for sale.

OPERATING SEGMENT RESULTS - Banking, leasing and equipment finance and mortgage banking comprise TCF's reportable operating segments. The following summarizes the 2000 and 1999 results for these segments.

BANKING

Banking, comprised of deposits and investment products, commercial lending, consumer lending, residential lending and treasury services, reported net income of $164.3 million for 2000, up 8.4% from $151.5 million in 1999. Net interest income for 2000 was $397.9 million, essentially flat with 1999. The provision for credit losses totaled $9.6 million in 2000, down from $15.1 million in 1999. The decrease reflects a reduction in provisions recognized in connection with TCF's discontinued consumer finance automobile lending activity. Non-interest income (excluding title insurance revenues, a business TCF sold in 1999, and gains on asset sales) totaled $274.4 million, up 17.8% from $233 million in 1999. This improvement was primarily due to increased fees and service charges and electronic funds transfer revenues, reflecting TCF's expanded retail banking operations and customer base. Non-interest expense (excluding the amortization of goodwill and deposit base intangibles) totaled $398.9 million, up 1.2% from $394.3 million in 1999. The increase was primarily due to the costs associated with TCF's continued retail banking expansion, including de novo supermarket branches, offset by cost savings from discontinued businesses and sales of underperforming branches.

LEASING AND EQUIPMENT FINANCE

Leasing and equipment finance, an operating segment comprised of TCF's wholly owned subsidiaries Winthrop and TCF Leasing, provides a broad range of comprehensive lease and equipment finance products. This operating segment reported net income of $23 million for 2000, up 19.1% from $19.4 million in 1999. Net interest income for 2000 was $30.4 million, up 20.6% from $25.2 million in 1999. Leasing and equipment finance's provision for credit losses totaled $5.2 million in 2000, up from $1.9 million in 1999, primarily as a result of the significant growth in the portfolio. Non-interest income totaled $38.5 million in 2000, up 35% from $28.5 million in 1999. Non-interest expense (excluding the amortization of goodwill) totaled $25.8 million in 2000, up 35.4% from $19.1 million in 1999. These increases reflect the $363.8 million, or 73.8%, increase in TCF's leasing and equipment finance portfolio during 2000. As previously noted, TCF expanded its leasing operations in September 1999 through TCF Leasing, a de novo leasing business.

MORTGAGE BANKING

Mortgage banking activities include the origination and purchase of residential mortgage loans, generally for sale to third parties with servicing retained. This operating segment reported net income of $1.2 million for 2000, compared with a net loss of $1.1 million for 1999. Non-interest income (excluding gains on sales of loan servicing) totaled $25.5 million, up 16.8% from $21.8 million in 1999. This increase is primarily due to a $5.6 million increase in service fees on mortgage loans. During 2000, TCF purchased the bulk servicing rights on $933 million of residential mortgage loans. In addition, the inter-segment residential loan service fee charged to the banking segment was increased to a market rate in 2000. Non-interest expense totaled $29.2 million, down 10.3% from $32.6 million in 1999. During 2000, TCF's mortgage banking operation consolidated and streamlined its operations in various states. TCF's mortgage banking operation periodically purchases and sells loan servicing rights depending on market conditions.

CONSOLIDATED INCOME STATEMENT ANALYSIS

NET INTEREST INCOME - Net interest income, which is the difference between interest earned on loans and leases, securities available for sale, investments and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense), represented 56.2% of TCF's revenue in 2000. Net interest income divided by average interest-earning assets is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, loan pricing strategies and competitive conditions, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

   Net interest income was $438.5 million for the year ended December 31, 2000, compared with $424.2 million in 1999 and $425.7 million in 1998. This represents an increase of 3.4% in 2000, compared with a decrease of .4% in 1999 and an increase of 8.2% in 1998. Total average interest-earning assets increased 6.1% in 2000, following increases of 7.9% in 1999 and 16.2% in 1998. The net interest margin for 2000 was 4.35%, compared with 4.47% in 1999 and 4.84% in 1998.

   The following table presents TCF's average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF's interest-earning assets and interest-bearing liabilities:

                                       YEAR ENDED                       Year Ended                     Year Ended
                                    DECEMBER 31, 2000                December 31, 1999              December 31, 1998
--------------------------------------------------------------------------------------------------------------------------------
                                                        YIELDS                          Yields                            Yields
                                 AVERAGE                   AND    Average                  and    Average                    and
(Dollars in thousands)           BALANCE   INTEREST(1)   RATES    Balance  Interest(1)   Rates    Balance   Interest(1)    Rates
--------------------------------------------------------------------------------------------------------------------------------
Assets:
Investments ...............   $   139,840     $10,041    7.18%    $142,494   $  9,411    6.60%   $161,239   $ 10,356       6.42%
                              -----------------------          ----------------------          ---------------------
Securities available
     for sale (2) .........     1,500,225      99,185    6.61    1,689,257    111,032    6.57   1,359,698     93,124       6.85
                              -----------------------          ----------------------          ---------------------
Loans held for sale .......       220,560      17,130    7.77      199,073     13,367    6.71     197,969     14,072       7.11
                              -----------------------          ----------------------          ---------------------
Loans and leases:
   Residential real estate      3,860,025     275,124    7.13    3,808,062    266,653    7.00   3,687,579    267,916       7.27
   Commercial real estate .     1,195,985     103,181    8.63      933,227     78,033    8.36     831,287     73,546       8.85
   Commercial business ....       367,072      33,483    9.12      341,378     27,425    8.03     263,257     22,169       8.42
   Consumer ...............     2,139,135     218,577   10.22    1,971,069    199,103   10.10   1,922,943    218,837      11.38
   Leasing and equipment
     finance ..............       650,616      69,960   10.75      410,245     47,077   11.48     378,824     48,874      12.90
                              -----------------------          ----------------------          ---------------------
     Total loans and
         leases (3) .......     8,212,833     700,325    8.53    7,463,981    618,291    8.28   7,083,890    631,342       8.91
                              -----------------------          ----------------------          ---------------------
         Total interest-
            earning assets     10,073,458     826,681    8.21    9,494,805    752,101    7.92   8,802,796    748,894       8.51
                                         ------------                     -----------                    -----------
Other assets (4) .......          773,799                          798,494                        826,741
                              -----------                      -----------                     ----------
   Total assets ........      $10,847,257                      $10,293,299                     $9,629,537
                              ===========                      ===========                     ==========
Liabilities and
   Stockholders' Equity:
Non-interest bearing
   deposits ............      $ 1,328,932                      $ 1,177,723                     $1,017,245
                              -----------                      -----------                     ----------
Interest-bearing deposits:
   Checking ...............       739,429       4,391    .59       711,440      4,043     .57     666,956      6,207        .93
   Passbook and statement .     1,036,861      11,571   1.12     1,111,104     12,435    1.12   1,130,067     18,305       1.62
   Money market ...........       758,240      25,139   3.32       728,522     19,074    2.62     700,400     20,496       2.93
   Certificates ...........     2,824,456     155,993   5.52     2,888,968    139,943    4.84   3,249,742    167,484       5.15
                              -----------------------          ----------------------          ---------------------
     Total interest-
         bearing deposits .     5,358,986     197,094   3.68     5,440,034    175,495    3.23   5,747,165    212,492       3.70
                              -----------------------          ----------------------          ---------------------
         Total deposits ...     6,687,918     197,094   2.95     6,617,757    175,495    2.65   6,764,410    212,492       3.14
                              -----------------------          ----------------------          ---------------------
Borrowings:
   Securities sold under
     repurchase agree-
     ments and federal
     funds purchased ......       925,004      58,652   6.34       529,359     28,610    5.40     140,414      7,863       5.60
   FHLB advances ..........     1,888,892     109,385   5.79     1,821,172    100,454    5.52   1,367,104     79,237       5.80
   Discounted lease rentals       163,758      14,004   8.55       171,997     13,830    8.04     205,393     16,744       8.15
   Other borrowings .......       121,048       9,010   7.44       151,430      9,499    6.27      92,467      6,824       7.38
                              -----------------------          ----------------------          ---------------------
      Total borrowings ....     3,098,702     191,051   6.17     2,673,958    152,393    5.70   1,805,378    110,668       6.13
                              -----------------------          ----------------------          ---------------------
         Total interest-
            bearing
            liabilities ...     8,457,688     388,145   4.59     8,113,992    327,888    4.04   7,552,543    323,160       4.28
                              -----------------------          ----------------------          ---------------------
         Total deposits and
            borrowings ....     9,786,620     388,145   3.97     9,291,715    327,888    3.53   8,569,788    323,160       3.77
                                         ------------                     -----------                    -----------
Other liabilities (4) .....       238,047                          185,393                        159,292
                              -----------                      -----------                     ----------
   Total liabilities ......    10,024,667                        9,477,108                      8,729,080
Stockholders' equity (4) ..       822,590                          816,191                        900,457
                              -----------                      -----------                     ----------
   Total liabilities and
     stockholders' equity .   $10,847,257                      $10,293,299                     $9,629,537
                              ===========                      ===========                     ==========
Net interest income .......                  $438,536                        $424,213                       $425,734
                                         ============                     ===========                    ===========
Net interest margin .......                             4.35%                            4.47%                             4.84%
--------------------------------------------------------------------------------------------------------------------------------


 (1) Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis. Tax-exempt income of $181,000, $189,000 and $147,000 was recognized during the years ended December 31, 2000, 1999 and 1998, respectively.

 (2) Average balance and yield of securities available for sale are based upon the historical amortized cost.

 (3) Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.

 (4) Average balance is based upon month-end balances.

   The following table presents the components of the changes in net interest income by volume and rate:

                                      YEAR ENDED DECEMBER 31, 2000              YEAR ENDED DECEMBER 31, 1999
                                       VERSUS SAME PERIOD IN 1999                VERSUS SAME PERIOD IN 1998
--------------------------------------------------------------------------------------------------------------
                                       INCREASE (DECREASE) DUE TO                Increase (Decrease) Due to
--------------------------------------------------------------------------------------------------------------
(In thousands)                       VOLUME(1)      RATE(1)      TOTAL     Volume(1)      Rate(1)       Total
--------------------------------------------------------------------------------------------------------------
Investments .....................    $  (179)    $    809     $    630      $(1,229)     $   284      $  (945)
                                   ---------------------------------------------------------------------------
Securities available for sale ...    (12,518)         671      (11,847)      21,839       (3,931)      17,908
                                   ---------------------------------------------------------------------------
Loans held for sale .............      1,528        2,235        3,763           79         (784)        (705)
                                   ---------------------------------------------------------------------------
Loans and leases:
   Residential real estate ......      3,588        4,883        8,471        8,728       (9,991)      (1,263)
   Commercial real estate .......     22,560        2,588       25,148        8,704       (4,217)       4,487
   Commercial business ..........      2,161        3,897        6,058        6,323       (1,067)       5,256
   Consumer direct ..............     28,524        7,606       36,130       20,619      (13,067)       7,552
   Consumer finance automobile ..    (16,512)        (144)     (16,656)     (23,019)      (4,267)     (27,286)
   Leasing and equipment finance.     26,046       (3,163)      22,883        3,851       (5,648)      (1,797)
                                   ---------------------------------------------------------------------------
      Total loans and leases ....     66,367       15,667       82,034       25,206      (38,257)     (13,051)
                                   ---------------------------------------------------------------------------
         Total interest income ..     55,198       19,382       74,580       45,895      (42,688)       3,207
                                   ---------------------------------------------------------------------------
Deposits:
   Checking .....................        184          164          348          388       (2,552)      (2,164)
   Passbook and statement .......       (864)          --         (864)        (303)      (5,567)      (5,870)
   Money market .................        804        5,261        6,065          803       (2,225)      (1,422)
   Certificates .................     (3,187)      19,237       16,050      (17,858)      (9,683)     (27,541)
                                   ---------------------------------------------------------------------------
      Total deposits ............     (3,063)      24,662       21,599      (16,970)     (20,027)     (36,997)
                                   ---------------------------------------------------------------------------
Borrowings:
   Securities sold under
      repurchase agreements and
      federal funds purchased ...     24,367        5,675       30,042       21,038         (291)      20,747
   FHLB advances ................      3,857        5,074        8,931       25,209       (3,992)      21,217
   Discounted lease rentals .....       (680)         854          174       (2,691)        (223)      (2,914)
   Other borrowings .............     (2,089)       1,600         (489)       3,825       (1,150)       2,675
                                   ---------------------------------------------------------------------------
      Total borrowings ..........     25,455       13,203       38,658       47,381       (5,656)      41,725
                                   ---------------------------------------------------------------------------
         Total interest expense .     22,392       37,865       60,257       30,411      (25,683)       4,728
                                   ---------------------------------------------------------------------------
Net interest income .............   $ 32,806     $(18,483)    $ 14,323     $ 15,484     $(17,005)    $ (1,521)
==============================================================================================================

(1) Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

     Changes in net interest income are dependent upon the movement of interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets. Achieving net interest margin growth is dependent on TCF's ability to generate higher-yielding assets and lower-interest cost retail deposits. If variable index rates (e.g., prime) were to decline, TCF may experience additional compression of its net interest margin depending on the timing and amount of any reductions, as it is possible that interest rates paid on retail deposits will not decline as quickly, or to the same extent, as the decline in the yield on interest-rate-sensitive assets such as variable-rate home equity and commercial loans. Competition for checking, savings and money market deposits, important sources of lower cost funds for TCF, is intense. TCF may also experience compression in its net interest margin if the rates paid on deposits increase, or as a result of new pricing strategies and lower rates offered on loan products in order to respond to competitive conditions. See "Financial Condition - Market Risk - Interest-Rate Risk" and "Financial Condition - Deposits."

   In 2000, TCF's net interest income increased $14.3 million, or 3.4%, and total average interest-earning assets increased by $578.7 million, or 6.1%, compared with 1999 levels. TCF's net interest income improved by $32.8 million due to volume changes and decreased $18.5 million due to rate changes. The favorable impact of the growth in consumer volumes and rates, leasing and equipment finance volumes, and commercial real estate volumes and rates was partially offset by decreased consumer finance automobile and securities available for sale volumes and increased securities sold under repurchase agreement volumes. Interest income increased $74.6 million in 2000, reflecting increases of $55.2 million due to volume and $19.4 million due to rate changes. Interest expense increased $60.3 million in 2000, reflecting increases of $37.9 million due to a higher cost of funds and $22.4 million due to volume. The increase in net interest income due to volume changes reflects the increase in total average interest-earning assets and an increase in the balance of non-interest bearing deposits. The decrease in net interest income due to rate changes reflects a higher cost of funds.

   In 1999, TCF's net interest income decreased $1.5 million, or .4%, and total average interest-earning assets increased by $692 million, or 7.9%, compared with 1998 levels. TCF's net interest income improved by $15.5 million due to volume changes. The increase in net interest income due to volume reflects the increase in total average interest-earning assets. Net interest income decreased $17 million due to rate changes in 1999, reflecting loan prepayments and the discontinuation of TCF's higher-yielding consumer finance business. TCF's 1999 net interest income and net interest margin were negatively impacted, as compared with 1998, by $17.4 million or 11 basis points due to the discontinuation and sale of TCF's higher-yielding consumer finance automobile business. The unfavorable impact of the discontinuation of TCF's consumer finance automobile business, decreased yields on loans and leases resulting, in part, from the implementation of new tiered pricing for home equity loans in early 1999, and increased borrowing volumes was partially offset by increased securities available for sale and loan and lease volumes, decreased rates paid on interest-bearing liabilities and decreased certificate of deposit volumes. Interest income increased $3.2 million in 1999, reflecting an increase of $45.9 million due to volume, partially offset by a decrease of $42.7 million due to rate changes. Interest expense increased $4.7 million in 1999, reflecting an increase of $30.4 million due to volume, partially offset by a decrease of $25.7 million due to a lower cost of funds.

   In 1998, TCF's net interest income increased $32.1 million, or 8.2%, primarily due to the 1997 acquisition of Standard Financial, Inc. ("Standard"), a community-oriented thrift institution located in Chicago, Illinois, and to the growth of lower interest-cost retail deposits. Total average interest-earning assets increased by $1.2 billion, or 16.2%, from 1997 levels. TCF's net interest income improved by $47.6 million due to volume changes and decreased $15.5 million due to rate changes. The favorable impact of the growth in residential real estate, consumer and commercial business loan and lease financing volumes, decreased volumes of securities sold under repurchase agreements and federal funds purchased and decreased rates paid on interest-bearing liabilities was partially offset by decreased yields on securities available for sale and consumer and residential real estate loans, and increased certificate of deposit and Federal Home Loan Bank ("FHLB") advance volumes. TCF's net interest margin for 1998 was negatively impacted by Standard's lower net interest margin, loan prepayments and purchases of mortgage-backed securities. Interest income increased $66.3 million in 1998, reflecting an increase of $92.4 million due to volume, partially offset by a decrease of $26.1 million due to rate changes. Interest expense increased $34.1 million in 1998, reflecting an increase of $44.8 million due to volume, partially offset by a decrease of $10.6 million due to a lower cost of funds.

PROVISION FOR CREDIT LOSSES - TCF provided $14.8 million for credit losses in 2000, compared with $16.9 million in 1999 and $23.3 million in 1998. The 1998 provision reflects significant provisions recognized related to TCF's discontinued consumer finance automobile lending activity. The allowance for loan and lease losses totaled $66.7 million at December 31, 2000, compared with $55.8 million at December 31, 1999, and was 189% of non-accrual loans and leases. See "Financial Condition - Allowance for Loan and Lease Losses."

NON-INTEREST INCOME - Non-interest income is a significant source of revenues for TCF, representing 43.8% of total revenues in 2000, and is an important factor in TCF's results of operations. Providing a wide range of retail banking services is an integral component of TCF's business philosophy and a major strategy for generating additional non-interest income. Excluding gains on sales of securities available for sale, loan servicing, branches, subsidiaries, a joint venture interest and title insurance revenues, non-interest income increased $49.6 million, or 17.8%, during 2000 to $328.8 million. The increase was primarily due to increased fees and service charges and electronic funds transfer and leasing revenues, reflecting TCF's expanded retail banking and leasing operations and customer base. The increases in fees and service charges and electronic funds transfer revenues reflect the increase in the number of retail checking accounts, which totaled 1,131,000 accounts at December 31, 2000, up from 1,032,000 at December 31, 1999. The average annual fee revenue per retail checking account was $190 for 2000, compared with $168 for 1999.

   The following table presents the components of non-interest income:

                                                    Year Ended December 31,      Percentage Increase (Decrease)
---------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                2000        1999        1998    2000/1999    1999/1998
---------------------------------------------------------------------------------------------------------------
Fees and service charges .....................    $179,563    $151,972    $127,952       18.2%      18.8%
Electronic funds transfer revenues ...........      78,101      67,144      50,556       16.3       32.8
Leasing ......................................      38,442      28,505      31,344       34.9       (9.1)
Investments and insurance ....................      12,266      14,849      13,926      (17.4)       6.6
Gain on sales of loans held for sale .........       4,012       4,747       7,575      (15.5)     (37.3)
Other ........................................      16,405      12,009      11,156       36.6        7.6
                                                ----------------------------------
   Fees and other revenues ...................     328,789     279,226     242,509       17.8       15.1
                                                ----------------------------------
Gain on sales of securities available for sale.         --       3,194       2,246     (100.0)      42.2
Gain on sales of loan servicing ..............          --       3,076       2,414     (100.0)      27.4
Gain on sales of branches ....................      12,813      12,160      18,585        5.4      (34.6)
Gain on sale of subsidiaries .................          --       5,522          --     (100.0)     100.0
Gain on sale of joint venture interest .......          --          --       5,580       --       (100.0)
Title insurance revenues (1)..................          --      15,421      20,161     (100.0)     (23.5)
                                                ----------------------------------
   Other non-interest income .................      12,813      39,373      48,986      (67.5)     (19.6)
                                                ----------------------------------
      Total non-interest income ..............    $341,602    $318,599    $291,495        7.2        9.3
===============================================================================================================

 (1) Title insurance business was sold in 1999.

   Fees and service charges increased $27.6 million, or 18.2%, in 2000 and $24 million, or 18.8%, in 1999, primarily as a result of expanded retail banking activities. These increases reflect the increase in the number of retail checking accounts and per account revenues noted above. Included in fees and service charges are fees of $10.3 million, $10.3 million and $13.7 million received for the servicing of mortgage loans owned by others during 2000, 1999 and 1998, respectively. At December 31, 2000, 1999 and 1998, TCF was servicing mortgage loans for others with aggregate unpaid principal balances of $4 billion, $2.9 billion and $3.7 billion, respectively. These mortgage loans had a weighted-average coupon rate of 7.42% at December 31, 2000. As previously noted, TCF purchased the bulk servicing rights on $933 million of residential loans during 2000.

   Electronic funds transfer revenues increased $11 million, or 16.3%, in 2000 and $16.6 million, or 32.8%, in 1999. These increases reflect TCF's efforts to provide banking services through its ATM network and debit cards. Included in electronic funds transfer revenues are debit card interchange fees of $28.7 million, $19.5 million and $11.1 million for 2000, 1999 and 1998, respectively. The significant increase in these fees reflects an increase in the distribution of debit cards, and an increase in utilization resulting from TCF's phone card promotion which rewards customers with long distance minutes based on usage. TCF had 1.2 million ATM cards outstanding at December 31, 2000, of which 1.1 million were debit cards. At December 31, 1999, TCF had 1.1 million ATM cards outstanding of which 929,000 were debit cards. The percentage of TCF's checking account base with debit cards increased to 74.8% during 2000, from 71.6% during 1999. The percentage of these customers who were active debit card users increased to 49.3% during 2000, from 44.6% during 1999. The average number of transactions per month on active debit cards increased to 9.99 during 2000, from
9.01 during 1999. TCF had 1,384 ATMs in its network at December 31, 2000, compared with 1,406 ATMs at December 31, 1999. Electronic funds transfer revenues in future periods may be negatively impacted by pending legislative proposals which, if enacted and not judicially restrained, could limit ATM fees.

   Leasing revenues increased $9.9 million in 2000 to $38.4 million, following a decrease of $2.8 million in 1999 to $28.5 million. The volume and type of new lease transactions and the resulting revenues may fluctuate from period to period based upon factors not within the control of TCF, such as economic conditions. The increase in total leasing revenues for 2000 is primarily due to increased revenue of $6.8 million from sales-type lease transactions and an increase of $1.7 million in operating lease transactions. The decrease in total leasing revenues for 1999 is primarily due to decreased revenue of $4 million from sales-type lease transactions. TCF's ability to grow its lease portfolio is dependent upon its ability to place new equipment in service. In an adverse economic environment, there may be a decline in the demand for some types of equipment which TCF leases, resulting in a decline in the amount of new equipment being placed into service.

   Investments and insurance income, consisting principally of commissions on sales of annuities and mutual funds, decreased $2.6 million to $12.3 million in 2000, following an increase of $923,000 to $14.8 million in 1999. Annuity and mutual fund sales volumes totaled $170.2 million for the year ended December 31, 2000, compared with $230.5 million during 1999. The decreased volumes during 2000 reflect the impact of lower yields offered by insurance companies on annuity products, and the volatility of the stock market. Sales of annuities and mutual funds may fluctuate from period to period, and future sales levels will depend upon general economic conditions and investor preferences. Sales of annuities will also depend upon continued favorable tax treatment and may be negatively impacted by the level of interest rates.

   Gains on sales of loans held for sale decreased $735,000 in 2000, following a decrease of $2.8 million in 1999. Residential mortgage loan sales volumes totaled $512.4 million for the year ended December 31, 2000, compared with $360.3 million for the same period of 1999. Education loan sales volumes totaled $100.9 million for the year ended December 31, 2000, compared with $97.1 million for the same period of 1999. During 1999, TCF recognized losses of $1.4 million on sales of $139.4 million of its consumer finance automobile loan portfolio. See "Financial Condition - Loans Held for Sale" and "Financial Condition - Loans and Leases." Gains or losses on sales of loans held for sale may fluctuate significantly from period to period due to changes in interest rates and volumes, and results in any period related to these transactions may not be indicative of results which will be obtained in future periods.

   Sales of securities available for sale produced gains of $3.2 million and $2.2 million in 1999 and 1998, respectively. There were no sales of securities available for sale in 2000. Gains of $3.1 million and $2.4 million were recognized on the sales of $344.6 million and $200.4 million of third-party loan servicing rights in 1999 and 1998, respectively. No similar activity occurred during 2000. TCF may, from time to time, sell securities available for sale and loan servicing rights depending on market conditions.

   During the 1999 fourth quarter, TCF sold its title insurance and appraisal operations and recognized a gain of $5.5 million, and will recognize a deferred gain of up to $15 million over the ensuing five years based upon TCF's use of services. During 2000, $4.5 million of this deferred gain was earned and recognized in other non-interest income. Title insurance revenues are no longer recognized by TCF as a result of its sale of these operations. Title insurance revenues totaled $15.4 million in 1999 and $20.2 million in 1998.

   During 2000, TCF recognized gains of $12.8 million on the sales of six branches with $95.7 million in deposits, compared with gains of $12.2 million on the sales of eight branches with $116.7 million in deposits during 1999. TCF recognized gains of $18.6 million on the sales of 14 branches with $234 million in deposits and $5.6 million on the sale of its joint venture interest in Burnet Home Loans during 1998. TCF periodically sells branches that it considers to be underperforming, or have limited growth potential, and may continue to do so in the future, including one planned branch sale during the first quarter of 2001.

NON-INTEREST EXPENSE - Non-interest expense increased $9.7 million, or 2.1%, in 2000, and $24.1 million, or 5.6%, in 1999, compared with the respective prior years. The following table presents the components of non-interest expense:

                                                          Year Ended December 31,               Percentage Increase (Decrease)
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                    2000            1999            1998        2000/1999      1999/1998
------------------------------------------------------------------------------------------------------------------------------
Compensation and employee benefits ..............     $239,544        $239,053        $217,401            .2%         10.0%
Occupancy and equipment .........................       74,938          73,613          71,323           1.8           3.2
Advertising and promotions ......................       19,181          16,981          19,544          13.0         (13.1)
Amortization of goodwill and other intangibles...       10,001          10,689          11,399          (6.4)         (6.2)
Other ...........................................      118,864         112,462         109,033           5.7           3.1
                                                     -----------------------------------------
   Total non-interest expense ...................     $462,528        $452,798        $428,700           2.1           5.6
==============================================================================================================================


   Compensation and employee benefits, representing 51.8% and 52.8% of total non-interest expense in 2000 and 1999, respectively, increased $491,000, or .2%, in 2000, and $21.7 million, or 10%, in 1999. The increases were primarily due to costs associated with expanded retail banking and leasing activities, including the opening of a total of 164 new branches in the past three years, offset by cost savings from discontinued businesses.

   Occupancy and equipment expenses increased $1.3 million in 2000 and $2.3 million in 1999. The increases were primarily due to TCF's expanded retail banking and leasing activities, offset by branch sales.

   Advertising and promotion expenses increased $2.2 million in 2000 following a decrease of $2.6 million in 1999. The increase in 2000 was primarily due to promotional expenses associated with the TCF Express Phone Card, where customers earn free long distance minutes for use of their debit cards. During 2000, TCF awarded over 38.6 million minutes under this promotion. The decrease in 1999 reflected a decrease in direct mail expenses relating to the promotion of consumer finance loan products.

   Amortization of goodwill and other intangibles decreased $688,000 in 2000 and $710,000 in 1999. The decrease in 2000 was primarily due to reduced amortization of deposit base intangibles. The write-off of goodwill associated with branch sales, which is reported as a component of gain on sales of branches, totaled $464,000 in 1999 and $3.3 million in 1998. No such write-offs occurred during 2000.

   Other non-interest expense increased $6.4 million, or 5.7%, in 2000 and $3.4 million, or 3.1%, in 1999. The increases primarily reflect costs associated with expanded retail banking and leasing activities, including increases in deposit account losses. A summary of other expense is presented in Note 19 of Notes to Consolidated Financial Statements.

INCOME TAXES - TCF recorded income tax expense of $116.6 million in 2000, compared with $107.1 million in 1999 and $109.1 million in 1998. Income tax expense represented 38.5% of income before income tax expense during 2000, compared with 39.2% and 41.1% in 1999 and 1998, respectively. The lower tax rates in 2000 and 1999 reflect lower state income taxes, and the impact of relatively lower non-deductible expenses.

   Further detail on income taxes is provided in Note 11 of Notes to Consolidated Financial Statements.

CONSOLIDATED FINANCIAL
CONDITION ANALYSIS

INVESTMENTS - Total investments, which include interest-bearing deposits with banks, federal funds sold, FHLB stock, Federal Reserve Bank stock and other investments, decreased $14.1 million in 2000 to $134.1 million at December 31, 2000. The decrease primarily reflects a decrease of $20 million in interest-bearing deposits with banks, partially offset by an increase of $5.8 million in FHLB stock. TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 2000. TCF is required to invest in FHLB stock in proportion to its level of borrowings from the FHLB.

SECURITIES AVAILABLE FOR SALE - Securities available for sale are carried at fair value with the unrealized gains or losses, net of deferred income taxes, reported as accumulated other comprehensive income (loss), which is a separate component of stockholders' equity. Securities available for sale decreased $117.8 million during 2000 to $1.4 billion at December 31, 2000. The decrease reflects payment and prepayment activity, partially offset by purchases of $314,000 of securities available for sale. At December 31, 2000, TCF's securities available-for-sale portfolio included $1.3 billion and $85.8 million of fixed-rate and adjustable-rate mortgage-backed securities, respectively. Securities available for sale totaled $1.5 billion at December 31, 1999. Net unrealized pre-tax losses on securities available for sale totaled $15.6 million at December 31, 2000, compared with net unrealized pre-tax losses of $75.3 million at December 31, 1999. TCF has no plans to sell these securities and it is not anticipated that these unrealized losses will be realized.

LOANS HELD FOR SALE - Residential real estate and education loans held for sale are carried at the lower of cost or market. Education loans held for sale increased $9.3 million and residential real estate loans held for sale increased $19.5 million from year-end 1999, and totaled $153.2 million and $74.5 million, respectively, at December 31, 2000. As previously noted, $139.4 million of consumer finance automobile loans and $14.8 million of related allowances were transferred to loans held for sale during 1999 and were subsequently sold during 1999. There were no consumer finance automobile loans classified as held for sale at December 31, 2000. See "Loans and Leases."

LOANS AND LEASES - The following table sets forth information about loans and leases held in TCF's portfolio, excluding loans held for sale:

                                                                                  At December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                2000            1999          1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Residential real estate ..........................      $ 3,673,831      $3,919,678    $3,765,280    $3,623,845    $2,252,312
Consumer .........................................        2,234,134       2,058,584     1,876,554     1,976,699     1,728,368
Commercial real estate ...........................        1,371,841       1,073,472       811,428       859,916       858,225
Commercial business ..............................          410,422         351,353       289,104       240,207       157,057
Leasing and equipment finance ....................          856,471         492,656       398,812       368,521       296,958
                                                    --------------------------------------------------------------------------------
      Total loans and leases .....................      $ 8,546,699      $7,895,743    $7,141,178    $7,069,188    $5,292,920
====================================================================================================================================

   Loans and leases increased $651 million from year-end 1999 to $8.5 billion at December 31, 2000, reflecting increases of $363.8 million, $298.4 million and $175.6 million in leasing and equipment finance, and commercial real estate and consumer loans, respectively, partially offset by a decrease of $245.8 million in residential real estate loans. At December 31, 2000, TCF's residential real estate loan portfolio was comprised of $1.6 billion of fixed-rate loans and $2.1 billion of adjustable-rate loans. Management expects that the balance in the residential loan portfolio will continue to decline, which will provide funding for anticipated growth in other loan categories.

   Consumer loans increased $175.6 million from year-end 1999 to $2.2 billion at December 31, 2000, reflecting an increase of $193.9 million in home equity loans, partially offset by a decrease of $17.1 million in automobile loans. Approximately 68% of the home equity loan portfolio at December 31, 2000 consists of closed-end loans. In addition, 47% of this portfolio carries a variable interest rate.

   In December 1998, TCF restructured its consumer finance company operations, including the discontinuation of indirect automobile lending and a renewed focus on home equity lending. In response to intensifying price competition, in early 1999 TCF implemented a tiered pricing structure for its home equity loans. As a result of the new programs, TCF experienced an increase in the loan-to-value ratios on new home equity loans. Many of these loans are secured by a first lien on the home and include an advance to pay off an existing first lien mortgage loan. These loans may have balances exceeding $100,000. These loans may carry a higher level of credit risk than loans with a lower loan-to-value ratio. Higher loan-to-value ratio loans are made to more creditworthy customers based on credit scoring models. The following table sets forth additional information about the loan-to-value ratios for TCF's home equity loan portfolio:

                                                                                       At December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                2000                        1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      PERCENT                     Percent
(Dollars in thousands)                                                   BALANCE      OF TOTAL       Balance      of Total
------------------------------------------------------------------------------------------------------------------------------------
Loan-to-Value Ratios (1)
   Over 100% (2) ...............................................      $   45,633          2.1%       $ 56,530         2.9%
   Over 90% to 100% ............................................         486,536         22.4         398,871        20.2
   Over 80% to 90% .............................................         648,218         29.9         570,567        28.9
   80% or less .................................................         988,440         45.6         948,956        48.0
                                                                    ----------------------------------------------------------------
      Total ....................................................      $2,168,827        100.0%     $1,974,924       100.0%
====================================================================================================================================

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

     The following table summarizes TCF's commercial real estate loan portfolio by property type:

                                                                                           At December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                              2000                        1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        NUMBER                      Number
(Dollars in thousands)                                                   BALANCE      OF LOANS       Balance      of Loans
------------------------------------------------------------------------------------------------------------------------------------
Apartments ......................................................     $  326,594           544      $276,312           537
Office buildings ................................................        318,230           279       233,184           257
Retail services .................................................        171,747           221       161,032           228
Hospitality facilities ..........................................        159,383            34       112,652            27
Warehouse/industrial buildings ..................................        120,852           156       107,076           136
Health care facilities ..........................................         28,783            18        20,858            17
Other ...........................................................        246,252           546       162,358           437
                                                                      --------------------------------------------------------------
                                                                      $1,371,841         1,798    $1,073,472         1,639
====================================================================================================================================

   Commercial real estate loans increased $298.4 million from year-end 1999 to $1.4 billion at December 31, 2000. Commercial business loans increased $59.1 million in 2000 to $410.4 million at December 31, 2000. TCF is seeking to expand its commercial business and commercial real estate lending activity to borrowers located in its primary midwestern markets. At December 31, 2000, approximately 87% of TCF's commercial real estate loans outstanding were secured by properties located in its primary markets. In addition, approximately 96% of TCF's commercial business and commercial real estate loans are secured either by properties or underlying business assets. At December 31, 2000 and December 31, 1999, there were no commercial real estate loans with terms that have been modified in troubled debt restructurings included in performing loans.

   Leasing and equipment finance increased $363.8 million from year-end 1999 to $856.5 million at December 31, 2000. At December 31, 2000, $165.8 million or 25.4% of TCF's lease portfolio was funded on a non-recourse basis with other banks and consequently TCF retains no credit risk on such amounts. This compares with non-recourse fundings of $178.4 million or 38.9% at December 31, 1999. Total loan and lease originations for TCF's leasing business were $648.1 million during 2000, compared with $327.3 million in 1999 and $199.6 million in 1998. At December 31, 2000, the backlog of approved transactions related to TCF's leasing business totaled $165.6 million, compared with $125.2 million at December 31, 1999. The increase in the leasing and equipment finance portfolio is primarily due to the de novo expansion activity of TCF Leasing, which began in 1999. Included in this portfolio at December 31, 2000 are $144.4 million of loans and leases secured by trucks and trailers, compared with $34.1 million at December 31, 1999. TCF's expanded leasing activity is subject to the risk of cyclical downturns and other adverse economic developments affecting these industries and markets. TCF Leasing has originated most of its portfolio during 2000, and consequently the performance of this portfolio may not be reflective of future results and credit quality.

   Loan and lease originations were as follows:

                                                                                          Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                            2000          1999       1998
------------------------------------------------------------------------------------------------------------------------------------
Consumer(1) .............................................................          $ 1,111,644    $1,371,712    $1,181,027
Commercial ..............................................................              768,024       746,769       519,386
Leasing and equipment finance ...........................................              648,052       327,265       199,639
Residential real estate(1) ..............................................              893,873     1,362,742     2,023,078
                                                                               -----------------------------------------------------
      Total .............................................................          $ 3,421,593    $3,808,488    $3,923,130
====================================================================================================================================

 (1) Includes loans held for sale.

ALLOWANCE FOR LOAN AND LEASE LOSSES - Credit risk is the risk of loss from a customer default. TCF has in place a process to identify and manage its credit risk. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, monitoring changes in the risk ratings of loans and leases, identification of problem loans and leases and special procedures for collection of problem loans and leases. The risk of loss is difficult to quantify and is subject to fluctuations in values and general economic conditions and other factors. See Notes 1 and 7 of Notes to Consolidated Financial Statements for additional information concerning TCF's allowance for loan and lease losses.

   At December 31, 2000, the allowance for loan and lease losses totaled $66.7 million, compared with $55.8 million at December 31, 1999. The increase is due to growth in loans and leases, primarily commercial business, commercial real estate and leasing and equipment finance, which carry higher credit risk than residential real estate loans. The allocation of TCF's allowance for loan and lease losses, including general and specific loss allocations, is as follows:

                                                                                   Allocations as a Percentage of Total
                                                                                   Loans and Leases Outstanding by Type
                                                At December 31,                               At December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                 2000    1999     1998    1997    1996      2000    1999      1998      1997      1996
------------------------------------------------------------------------------------------------------------------------------------
Residential real estate .........  $  2,762   $3,014   $3,471  $3,501   $2,379      .08%    .08%      .09%      .10%     .11%
Commercial real estate ..........    20,753   12,708   12,525  15,065   16,213     1.51    1.18      1.54      1.75     1.89
Commercial business .............     9,668    8,256    5,756   4,520    3,072     2.36    2.35      1.99      1.88     1.96
Consumer direct .................     8,394    8,482    9,338  12,109   11,907      .38     .41       .57       .72      .84
Consumer finance automobile .....     1,370    2,219   22,673  16,020   14,793    62.59   28.72      9.69      5.37     4.84
Leasing and equipment finance ...     7,583    4,237    2,955   2,004    1,116      .89     .86       .74       .54      .38
Unallocated .....................    16,139   16,839   23,295  29,364   22,385      .19     .21       .33       .42      .42
                                   ---------------------------------------------
   Total allowance balance ......  $ 66,669  $55,755  $80,013 $82,583  $71,865      .78     .71      1.12      1.17     1.36
====================================================================================================================================


   Additional information on the allowance for loan and lease losses follows:

                                        At December 31, 2000                             At December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                              ALLOWANCE                ALLOWANCE      NET     Allowance                  Allowance      Net
                           FOR LOAN AND  TOTAL LOANS   AS A % OF   CHARGE   for Loan and  Total Loans    as a % of   Charge
(DOLLARS IN THOUSANDS)     LEASE LOSSES   AND LEASES   PORTFOLIO   OFFS(1)  Lease Losses   and Leases    Portfolio    Offs(1)
 -----------------------------------------------------------------------------------------------------------------------------------
Commercial real estate          $20,753   $1,371,841      1.51%     (.02)%       $12,708   $1,073,472         1.18%   (.08)%
Commercial business ...           9,668      410,422      2.36      (.15)          8,256      351,353         2.35    (.08)
Consumer ..............           9,764    2,234,134       .44       .12          10,701    2,058,584          .52    1.30
Leasing and equipment
   finance ............           7,583      856,471       .89       .33           4,237      492,656          .86     .39
Unallocated ...........          16,139         --         .19       N.A.         16,839         --            .21     N.A.
                               ----------------------                         -----------------------
   Subtotal ...........          63,907    4,872,868      1.31       .09          52,741    3,976,065         1.33     .72
Residential real estate           2,762    3,673,831       .08        --           3,014    3,919,678          .08      --
                               ----------------------                         -----------------------
   Total ..............         $66,669   $8,546,699       .78       .05         $55,755   $7,895,743          .71     .35
====================================================================================================================================

(1) Net charge-offs (recoveries) during the year then ended as a percentage of related average loans and leases.
N.A. Not applicable.

     The allocated allowance balances for TCF's residential, consumer and commercial business loan portfolios at December 31, 2000 reflect the Company's continued strengthening of its credit quality and related low level of net loan charge-offs for these portfolios. The increase in the allocated allowance for leasing and equipment finance losses reflects the previously mentioned increase in the percentage of leases that are internally funded, and portfolio growth. The allocated allowances for these portfolios do not reflect any significant changes in estimation methods or assumptions.

   Net loan and lease charge-offs were $3.9 million in 2000, compared with $26.4 million in 1999 and $25.9 million in 1998. TCF has experienced a significant decrease in the level of net loan charge-offs related to its consumer finance automobile portfolio, a large portion of which was sold or liquidated in 1999. As a result, the ratio of annualized net loan charge-offs to average loans outstanding for TCF's consumer portfolio was .12% for the year ended December 31, 2000, compared with 1.30% for the year ended December 31, 1999. Included in the net loan and lease charge-offs for 2000 were $1.5 million of net recoveries related to the consumer finance automobile loans, compared with net charge-offs of $21.2 million for 1999. The allowance for loan and lease losses as a percentage of net loan and lease charge-offs during the year was 1,728% at December 31, 2000, compared with 211% at December 31, 1999 and 310% at December 31, 1998. The increase in this ratio reflects the significant decrease in net loan charge-offs related to TCF's consumer finance automobile portfolio, including a significant level of net recoveries. The increase in TCF's allowance for loan and lease losses as a percentage of total loans and leases at December 31, 2000 reflects the impact of the significant growth in the higher-risk commercial loan and lease portfolios during the past year.

NON-PERFORMING ASSETS - Non-performing assets (principally non-accrual loans and leases and other real estate owned) totaled $46.7 million at December 31, 2000, up $11.3 million from $35.4 million at December 31, 1999. The increase in total non-performing assets reflects increases of $9.4 million in non-accrual leasing and equipment finance and $4.2 million in commercial real estate non-accrual loans, partially offset by a decrease of $2.7 million in commercial business non-accrual loans. Included in non-accrual leasing and equipment finance at December 31, 2000 are $3.9 million of leases that have been funded on a non-recourse basis by third-party financial institutions. Approximately 60% of non-performing assets consist of, or are secured by, residential real estate. The accrual of interest income is generally discontinued when loans and leases become 90 days or more past due with respect to either principal or interest (150 days for loans secured by residential real estate) unless such loans and leases are adequately secured and in the process of collection.

   Non-performing assets are summarized in the following table:

                                                                                   At December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                        2000          1999          1998          1997          1996
-----------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans and leases:
   Consumer ........................................       $13,027       $12,178       $17,745       $21,037       $13,472
   Residential real estate .........................         4,829         5,431         8,078         8,451         3,996
   Commercial real estate ..........................         5,820         1,576         4,352         3,818         7,604
   Commercial business .............................           236         2,960         2,797         3,370         1,149
   Leasing and equipment finance ...................        11,286         1,929           725           117           176
                                                       ----------------------------------------------------------------------------
                                                            35,198        24,074        33,697        36,793        26,397
Other real estate owned and other assets ...........        11,524        11,348        14,972        21,953        19,937
                                                       ----------------------------------------------------------------------------
   Total non-performing assets .....................       $46,722       $35,422       $48,669       $58,746       $46,334
                                                       ============================================================================
Non-performing assets as a percentage of
   net loans and leases ............................           .55%          .45%          .69%          .84%          .89%
Non-performing assets as a percentage of total assets          .42           .33           .48           .60           .62
===================================================================================================================================


   The following table sets forth information regarding TCF's delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:

                                                                                          At December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   2000                        1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    PERCENTAGE OF                Percentage of
                                                                       PRINCIPAL        LOANS AND   Principal        Loans and
(Dollars in thousands)                                                  BALANCES           LEASES    Balances           Leases
------------------------------------------------------------------------------------------------------------------------------------
Loans and leases delinquent for:
   30-59 days ...................................................       $ 40,083              .47%    $20,368             .26%
   60-89 days ...................................................         13,755              .16       6,945             .09
   90 days or more ..............................................          5,020              .06       5,789             .07
                                                                     ---------------------------------------------------------------
      Total .....................................................       $ 58,858              .69%    $33,102             .42%
====================================================================================================================================

   The over 30-day delinquency rate on TCF's loans and leases (excluding loans held for sale and non-accrual loans and leases) was .69% of loans and leases outstanding at December 31, 2000, compared with .42% at year-end 1999. TCF had $5 million of accruing loans and leases 90 days or more past due at December 31, 2000, compared with $5.8 million at December 31, 1999. TCF's delinquency rates are determined using the contractual method. The following table sets forth information regarding TCF's over 30-day delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:

                                                                                       At December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  2000                        1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                       PRINCIPAL    PERCENTAGE OF     Principal   Percentage of
(Dollars in thousands)                                                  BALANCES        PORTFOLIO      Balances       Portfolio
------------------------------------------------------------------------------------------------------------------------------------
Consumer ...................................................         $    20,628              .93%   $   19,076             .93%
Residential real estate ....................................              16,971              .46        11,552             .30
Commercial real estate .....................................               1,793              .13           493             .05
Commercial business ........................................               3,958              .96         1,595             .46
Leasing and equipment finance ..............................              15,508             1.83           386             .08
                                                                      -----------                    ----------
      Total ................................................            $ 58,858              .69       $33,102             .42
====================================================================================================================================


   TCF's over 30-day delinquency rate on total consumer loans was .93% at December 31, 2000, unchanged from year-end 1999. TCF's over 30-day delinquency on total leasing and equipment finance increased to 1.83% at December 31, 2000 from .08% at December 31, 1999. The increase can be attributed to the significant increase in activity in the leasing operations during 2000. Included in delinquent leasing and equipment finance at December 31, 2000 are $2.4 million of leases that have been funded on a non-recourse basis by third-party financial institutions. Contributing to the increase in leasing and equipment finance delinquencies is an increase in delinquencies for the truck and trailer segment during the fourth quarter of 2000. At December 31, 2000, approximately $9.6 million of the truck and trailer segment was over 30-days delinquent. The rise in fuel prices has had an adverse impact on the owner/operator trucking industry. These operators may be experiencing financial difficulties and may be unable to meet their lease obligations. Management continues to monitor the leasing and equipment finance and consumer loan portfolios, which will generally have higher delinquencies than other categories. See "Loans and Leases."

   In addition to the non-accrual loans and leases, there were commercial real estate and commercial business loans and lease financings with an aggregate principal balance of $19.9 million outstanding at December 31, 2000 for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. This amount consists of loans and leases that were classified for regulatory purposes as substandard or doubtful, or were to borrowers that currently are experiencing financial difficulties or that management believes may experience financial difficulties in the future. This compares with $33 million of such loans and leases at December 31, 1999. Although these loans and leases are secured by commercial real estate or other corporate assets, they may be subject to future modifications of their terms or may become non-performing. Management monitors the performance and classification of such loans and leases and the financial condition of these borrowers.

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

   Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF's wholly owned bank subsidiaries, issuance of equity securities, borrowings under the Company's $135 million bank line of credit and commercial paper program, and interest income. TCF's subsidiary banks' ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Undistributed earnings and profits at December 31, 2000 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes, and is generally not available for payment of cash dividends or other distributions to shareholders without incurring an income tax liability based on the amount of earnings removed and current tax rates.

DEPOSITS - Checking, savings and money market deposits are an important source of lower cost funds and fee income for TCF. Deposits totaled $6.9 billion at December 31, 2000, up $307 million from December 31, 1999. As previously noted, TCF sold six branches with $95.7 million of deposits during 2000. Lower interest-cost checking, savings and money market deposits totaled $4.1 billion, up $373.2 million from December 31, 1999, and comprised 59.3% of total deposits at December 31, 2000. The average balance of these deposits for 2000 was $3.9 billion, an increase of $134.7 million over the $3.7 billion average balance for 1999. Higher interest-cost certificates of deposit decreased $66.2 million from December 31, 1999. The Company's weighted-average rate for deposits, including non-interest bearing deposits, increased to 3.12% at December 31, 2000, from 2.71% at December 31, 1999, due to increases in general levels of interest rates.

   As previously noted, TCF continued to expand its supermarket banking franchise during 2000, opening 18 new branches during the year. TCF now has 213 supermarket branches. During the past year, the number of deposit accounts in TCF's supermarket branches increased 17.1% to over 646,000 accounts and the balances increased 30% to $1.1 billion. The average rate on these deposits increased from 2.24% at December 31, 1999 to 2.73% at December 31, 2000, due to general increases in interest rates. Additional information regarding TCF's supermarket branches follows:

Supermarket Banking Summary                                              At December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Percentage
 (Dollars in thousands)                                                     2000           1999     Increase          Change
-----------------------------------------------------------------------------------------------------------------------------
Number of branches ............................................              213            195           18             9.2%
Number of deposit accounts ....................................          646,084        551,536       94,548            17.1
Deposits:
   Checking ...................................................      $   475,162       $354,074     $121,088            34.2
   Passbook and statement .....................................          135,000        120,876       14,124            11.7
   Money market ...............................................          108,557         60,169       48,388            80.4
   Certificates ...............................................          354,891        290,579       64,312            22.1
                                                                    ----------------------------------------
      Total deposits ..........................................      $ 1,073,610       $825,698     $247,912            30.0
                                                                    ========================================
Average rate on deposits ......................................             2.73%          2.24%         .49%           21.9
                                                                    ========================================
Total fees and other revenues for the year ....................      $   112,043        $86,665      $25,378            29.3
                                                                    ========================================
Consumer loans outstanding ....................................      $   233,393       $192,931      $40,462            21.0
==============================================================================================================================

BORROWINGS - Borrowings totaled $3.2 billion at December 31, 2000, up $100.4 million from year-end 1999. The increase was primarily due to increases of $131.3 million in FHLB advances and $91 million in federal funds purchased, partially offset by decreases of $42 million in TCF's bank line of credit, $29.3 million in treasury, tax and loan notes, $22.4 million in commercial paper and $15.7 million in securities sold under agreements to repurchase. See Note 10 of Notes to Consolidated Financial Statements for detailed information on TCF's borrowings. Included in FHLB advances at December 31, 2000 are $1.5 billion of fixed-rate advances which are callable at par on certain anniversary dates and quarterly thereafter until maturity. If called, the FHLB will provide replacement funding at the then-prevailing market rate of interest for the remaining term-to-maturity of the advances, subject to standard terms and conditions. Included in FHLB advances are $688 million of long-term FHLB advances that have call dates within one year. Due to changes in interest rates since the long-term FHLB advances were obtained, the market rates exceeded the contract rates on $53 million of the long-term FHLB advances with call dates within one year. The weighted-average rate on borrowings increased to 6.23% at December 31, 2000, from 5.91% at December 31, 1999, due to general increases in interest rates. At December 31, 2000, borrowings with a maturity of one year or less totaled $1.5 billion. Management has entered into additional long-term callable FHLB advances to extend the maturity of $300 million of TCF's short-term borrowings. The FHLB advances settle during the first quarter of 2001.

STOCKHOLDERS' EQUITY - Stockholders' equity at December 31, 2000 was $910.2 million, or 8.1% of total assets, up from $809 million, or 7.6% of total assets, at December 31, 1999. The increase in stockholders' equity is primarily due to net income of $186.2 million for the year ended December 31, 2000 and the decrease of $37.5 million in accumulated other comprehensive loss, partially offset by the repurchase of 3,243,800 shares of TCF's common stock at a cost of $73.8 million and the payment of $66.1 million in dividends on common stock. Since January 1, 1998, the Company has repurchased 14.9 million shares of TCF's common stock at an average cost of $26.26 per share.

MARKET RISK - Interest-Rate Risk - TCF's results of operations are dependent to a large degree on its net interest income and the Company's ability to manage its interest-rate risk. Although TCF manages other risks, such as credit and liquidity risk, in the normal course of its business, the Company considers interest-rate risk to be its most significant market risk. TCF, like most financial institutions, has a material interest-rate risk exposure to changes in both short-term and long-term interest rates as well as variable index interest rates (e.g., prime). Since TCF does not hold a trading portfolio, the Company is not exposed to market risk from trading activities.

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

   The amounts in the maturity/rate sensitivity table below represent management's estimates and assumptions. The amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments, competition, a general rise or decline in interest rates, and the possibility that the FHLB will exercise its option to call certain of TCF's longer-term FHLB advances. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships. In addition, TCF's interest-rate risk will increase during periods of rising interest rates due to slower prepayments on loans and mortgage-backed securities. TCF's one-year adjusted interest-rate gap was a negative $215.1 million, or (2)% of total assets, at December 31, 2000, compared with a negative $1 billion, or (10)% of total assets, at December 31, 1999. The decrease in TCF's negative one-year interest-rate gap reflects the impact of projected faster prepayment rates on loan and mortgage-backed securities portfolios, and a change in management's maturity/repricing assumptions for money market deposits.

   The following table summarizes TCF's interest-rate gap position at December 31, 2000:

                                                                  Maturity/Rate Sensitivity
--------------------------------------------------------------------------------------------------------------------------------
                                             Within    30 Days to     6 Months to
(Dollars in thousands)                      30 Days      6 Months          1 Year    1 to 3 Years       3+ Years          Total
--------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Loans held for sale ................. $  167,861   $    45,966     $     8,366     $     2,393   $      3,193    $   227,779
   Securities available for sale (1) ...     26,434       102,458         113,620         279,790        881,586      1,403,888
   Real estate loans (1) ...............    559,281       570,888         616,026       1,495,122      1,804,355      5,045,672
   Leasing and equipment finance (1) ...     32,883       143,060         158,175         392,921        129,432        856,471
   Other loans (1) .....................  1,375,937       166,454         171,343         464,089        466,733      2,644,556
   Investments .........................    110,773          --              --              --           23,286        134,059
                                        ----------------------------------------------------------------------------------------
                                          2,273,169     1,028,826       1,067,530       2,634,315      3,308,585     10,312,425
                                        ----------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Checking deposits (2) ...............    165,755          --              --              --        2,038,188      2,203,943
   Passbook and statement deposits (2) .    144,090       101,812         107,111         302,914        389,461      1,045,388
   Money market deposits (3) ...........    441,643          --              --              --          395,245        836,888
   Certificate deposits ................    241,426     1,409,891         723,036         402,511         28,741      2,805,605
   FHLB advances (4) ...................    353,000          --           181,537         293,500      1,063,000      1,891,037
   Discounted lease rentals ............      8,899        39,560          39,424          61,471         16,409        165,763
   Other borrowings ....................    501,753       375,692          50,000            --          200,000      1,127,445
                                        ----------------------------------------------------------------------------------------
                                          1,856,566     1,926,955       1,101,108       1,060,396      4,131,044     10,076,069
                                        ----------------------------------------------------------------------------------------
Interest-earning assets over (under)
   interest-bearing liabilities
   (Primary gap) .......................    416,603      (898,129)        (33,578)      1,573,919       (822,459)       236,356
Impact of unsettled borrowings (5) .....    300,000          --              --          (300,000)          --             --
                                        ----------------------------------------------------------------------------------------
Adjusted gap ........................... $  716,603   $  (898,129)    $   (33,578)    $ 1,273,919   $   (822,459)   $   236,356
                                        ========================================================================================
Adjusted cumulative gap ................ $  716,603   $  (181,526)    $  (215,104)    $ 1,058,815   $    236,356    $   236,356
                                        ========================================================================================
Adjusted cumulative gap as a percentage
   of total assets:
      At December 31, 2000 .............          6%           (2)%            (2)%             9%             2%             2%
                                        ========================================================================================
      At December 31, 1999 .............          7%           (7)%           (10)%            (9)%            2%             2%
================================================================================================================================

 (1) Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience.

 (2) Includes non-interest bearing deposits. 7.5% of checking accounts are included in amounts repricing within one year. In addition, 34% and 29% of passbook and statement accounts are included in the less than 1 year and "1 to 3 Years" categories, respectively. All remaining passbook and statement and checking accounts are assumed to mature in the "3+ Years" category. While management believes these assumptions are well based, no assurance can be given that amounts on deposit in checking and passbook and statement accounts will not significantly change or be repriced in the event of a general change in interest rates. At December 31, 1999, money market accounts and 10% of checking accounts were included in amounts repricing within one year, and 27% and 30% of passbook and statement accounts were included in the less than 1 year and "1 to 3 Years" categories, respectively.

 (3) Reflects a change in maturity/repricing assumptions from those at December 31, 1999. Certain low-rate money market accounts totaling $395.2 million were moved to the "3+ Years" category due to a history of little or no repricing activity for the product types.

 (4) Includes $671.5 million of callable FHLB advances, all of which have a call date beyond one year. Based upon market interest rates at December 31, 2000, $158.5 million of these FHLB advances are included as repricing in the "1 to 3 Years" category which corresponds to their next call date, instead of in the "3+ Years" category, which corresponds to their maturity date.

 (5) Represents $300 million of unsettled callable FHLB advances that settle within 30 days. The call dates for these FHLB advances are beyond one year.

   As previously noted, TCF also utilizes simulation models to estimate the near-term effects (next twelve months) of changing interest rates on its net interest income. Net interest income simulation involves forecasting net interest income under a variety of scenarios, including the level of interest rates, the shape of the yield curve, and spreads between market interest rates. At December 31, 2000, net interest income is estimated to increase by .4% over the next twelve months if interest rates were to sustain an immediate increase of 200 basis points. At December 31, 1999, net interest income was estimated to increase by 1.2% assuming a similar change in interest rates. If interest rates were to decline by 200 basis points, net interest income is estimated to decrease by 3.9% over the next twelve months. Simulations at December 31, 1999 projected a decrease in net interest income of .3% assuming a similar change in interest rates.

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

RECENT ACCOUNTING DEVELOPMENTS - Effective January 1, 2001, TCF adopted Statement of Financial Accounting Standards ("SFAS") No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that all derivative instruments as defined, including derivatives embedded in other financial instruments or contracts, be recognized as either assets or liabilities in the statement of financial condition at fair value. Changes in the fair value of a derivative are recorded in the results of operations. A derivative may be designated as a hedge of an exposure to changes in the fair value of an asset, liability or firm commitment or as a hedge of cash flows of forecasted transactions. The accounting for derivatives that are used as hedges is dependent on the type of hedge and requires that a hedge be highly effective in offsetting changes in the hedged risk.

   Under SFAS No. 133, TCF's pipeline of locked residential mortgage loan commitments are considered derivatives and will be recorded at fair value, with changes in fair value recognized in gains on sales of loans held for sale in the income statement. TCF hedges its risk of changes in the fair value of locked residential mortgage loan commitments due to changes in interest rates through the use of forward sales contracts. Forward sales contracts require TCF to deliver qualifying residential mortgage loans or pools of loans at a specified future date at a specified price or yield. Such forward sales contracts hedging the pipeline of locked residential mortgage loan commitments are derivatives under SFAS No. 133 and are recorded at fair value, with changes in fair value recognized in gains on sales of loans held for sale. TCF also utilizes forward sales contracts to hedge its risk of changes in the fair value of its residential loans held for sale. In accordance with fair value hedge accounting under SFAS No. 133, the forward sales contracts hedging the residential loans held for sale are recorded at fair value, with changes in fair value recognized in gains on sales of loans held for sale as is the offsetting change in the fair value of the hedged loans. The impact of adopting SFAS No. 133 on TCF's financial position and results of operations was not material.

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

   On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act (the "Act"). The Act significantly changed the regulatory structure and oversight of the financial services industry and expanded financial affiliation opportunities for bank holding companies. The Act permits "financial holding companies" to engage in a range of activities that are "financial in nature" or "incidental" thereto, such as banking, insurance, securities activities, and merchant banking. To qualify to engage in expanded financial activities, a financial holding company must make certain required regulatory filings, and subsidiary depository institutions must be well-capitalized, well-managed and rated "satisfactory" or better under the Community Reinvestment Act. TCF filed an election to become a financial holding company with the Federal Reserve, and this election became effective in June 2000. The Act also permits a national bank to engage in certain expanded financial activities through a financial subsidiary, provided the bank and its depository institution affiliates are deemed well-capitalized and well-managed and meet certain other regulatory requirements. The Act preempts state laws restricting the establishment of financial affiliations authorized or permitted under the Act, subject to certain limited exceptions, including an exception that allows state insurance regulators to impose certain requirements on financial institutions, so long as they are not substantially more adverse than those applying to other persons.

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

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                       At December 31,
--------------------------------------------------------------------------------------------------------------
 (Dollars in thousands, except per-share data)                                          2000              1999
--------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks ..................................................     $     392,007        $  429,262
Investments ..............................................................           134,059           148,154
Securities available for sale ............................................         1,403,888         1,521,661
Loans held for sale ......................................................           227,779           198,928
Loans and leases:
   Residential real estate ...............................................         3,673,831         3,919,678
   Consumer ..............................................................         2,234,134         2,058,584
   Commercial real estate ................................................         1,371,841         1,073,472
   Commercial business ...................................................           410,422           351,353
   Leasing and equipment finance .........................................           856,471           492,656
                                                                                ------------------------------
      Total loans and leases .............................................         8,546,699         7,895,743
      Allowance for loan and lease losses ................................           (66,669)          (55,755)
                                                                                ------------------------------
         Net loans and leases ............................................         8,480,030         7,839,988
Goodwill .................................................................           153,239           158,468
Deposit base intangibles .................................................            11,183            13,262
Other assets .............................................................           395,277           351,993
                                                                                ------------------------------
                                                                               $  11,197,462       $10,661,716
                                                                                ==============================
Liabilities and Stockholders' Equity
Deposits:
   Checking ..............................................................     $   2,203,943        $1,913,279
   Passbook and statement ................................................         1,045,388         1,091,292
   Money market ..........................................................           836,888           708,417
   Certificates ..........................................................         2,805,605         2,871,847
                                                                                ------------------------------
      Total deposits .....................................................         6,891,824         6,584,835
                                                                                ------------------------------
Securities sold under repurchase agreements and federal funds purchased ..         1,085,320         1,010,000
Federal Home Loan Bank advances ..........................................         1,891,037         1,759,787
Discounted lease rentals .................................................           165,763           178,369
Other borrowings .........................................................            42,125           135,732
                                                                                ------------------------------
      Total borrowings ...................................................         3,184,245         3,083,888
Accrued interest payable .................................................            37,055            40,352
Accrued expenses and other liabilities ...................................           174,118           143,659
                                                                                ------------------------------
      Total liabilities ..................................................        10,287,242         9,852,734
                                                                                ------------------------------
Stockholders' equity:
   Preferred stock, par value $.01 per share, 30,000,000
      shares authorized; none issued and outstanding .....................                 -                 -
   Common stock, par value $.01 per share, 280,000,000 shares
      authorized; 92,755,659 and 92,804,205 shares issued ................               928               928
   Additional paid-in capital ............................................           508,682           500,797
   Retained earnings, subject to certain restrictions ....................           835,605           715,461
   Accumulated other comprehensive loss ..................................            (9,868)          (47,382)
   Treasury stock at cost, 12,466,626 and 10,863,017 shares, and other ...          (425,127)         (360,822)
                                                                                ------------------------------
         Total stockholders' equity ......................................           910,220           808,982
                                                                                ------------------------------
                                                                               $  11,197,462       $10,661,716
==============================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
 (In thousands, except per-share data)                                2000              1999              1998
--------------------------------------------------------------------------------------------------------------
Interest income:
   Loans and leases ......................................      $  700,325           $618,291         $631,342
   Securities available for sale .........................          99,185            111,032           93,124
   Loans held for sale ...................................          17,130             13,367           14,072
   Investments ...........................................          10,041              9,411           10,356
                                                              ------------------------------------------------
      Total interest income ..............................         826,681            752,101          748,894
                                                              ------------------------------------------------
Interest expense:
   Deposits ..............................................         197,094            175,495          212,492
   Borrowings ............................................         191,051            152,393          110,668
                                                              ------------------------------------------------
      Total interest expense .............................         388,145            327,888          323,160
                                                              ------------------------------------------------
         Net interest income .............................         438,536            424,213          425,734
Provision for credit losses ..............................          14,772             16,923           23,280
                                                              ------------------------------------------------
      Net interest income after provision for
            credit losses ................................         423,764            407,290          402,454
                                                              ------------------------------------------------
Non-interest income:
   Fees and service charges ..............................         179,563            151,972          127,952
   Electronic funds transfer revenues ....................          78,101             67,144           50,556
   Leasing ...............................................          38,442             28,505           31,344
   Investments and insurance .............................          12,266             14,849           13,926
   Gain on sales of loans held for sale ..................           4,012              4,747            7,575
   Other .................................................          16,405             12,009           11,156
                                                              ------------------------------------------------
      Fees and other revenues ............................         328,789            279,226          242,509
                                                              ------------------------------------------------
   Gain on sales of securities available for sale ........               -              3,194            2,246
   Gain on sales of loan servicing .......................               -              3,076            2,414
   Gain on sales of branches .............................          12,813             12,160           18,585
   Gain on sale of subsidiaries ..........................               -              5,522                -
   Gain on sale of joint venture interest ................               -                  -            5,580
   Title insurance revenues ..............................               -             15,421           20,161
                                                              ------------------------------------------------
      Other non-interest income ..........................          12,813             39,373           48,986
                                                              ------------------------------------------------
         Total non-interest income .......................         341,602            318,599          291,495
                                                              ------------------------------------------------
Non-interest expense:
   Compensation and employee benefits ....................         239,544            239,053          217,401
   Occupancy and equipment ...............................          74,938             73,613           71,323
   Advertising and promotions ............................          19,181             16,981           19,544
   Amortization of goodwill and other intangibles ........          10,001             10,689           11,399
   Other .................................................         118,864            112,462          109,033
                                                              ------------------------------------------------
      Total non-interest expense .........................         462,528            452,798          428,700
                                                              ------------------------------------------------
         Income before income tax expense ................         302,838            273,091          265,249
Income tax expense .......................................         116,593            107,052          109,070
                                                              ------------------------------------------------
         Net income ......................................      $  186,245           $166,039         $156,179
                                                              ================================================
Net income per common share:
   Basic .................................................      $     2.37           $   2.01         $   1.77
                                                              ================================================
   Diluted ...............................................      $     2.35           $   2.00         $   1.76
                                                              ================================================
Dividends declared per common share ......................      $     .825            $  .725         $  .6125
==============================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                    Number of Common                          Additional
(Dollars in thousands)                                                 Shares Issued  Common Stock       Paid-in Capital
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ...........................................   92,821,529          $ 928             $ 460,684
Comprehensive income:
   Net income ........................................................         --             --                    --
   Other comprehensive loss ..........................................         --             --                    --
                                                                      ---------------------------------------------------
      Comprehensive income ...........................................         --             --                    --
Dividends on common stock ............................................         --             --                    --
Purchase of 7,549,300 shares to be held in treasury ..................         --             --                    --
Issuance of 108,200 shares, of which 61,000 shares were from treasury        47,200              1                 2,518
Cancellation of shares ...............................................      (18,170)          --                    (375)
Amortization of deferred compensation ................................         --             --                    --
Exercise of stock options, of which 145,183 shares were from treasury        61,687           --                  (1,033)
Shares held in trust for deferred compensation plans .................         --             --                  45,740
Loan to Executive Deferred Compensation Plan, net of payments ........         --             --                    --
                                                                      ---------------------------------------------------
Balance, December 31, 1998 ...........................................   92,912,246            929               507,534
Comprehensive income:
   Net income ........................................................         --             --                    --
   Other comprehensive loss ..........................................         --             --                    --
                                                                      ---------------------------------------------------
      Comprehensive income ...........................................         --             --                    --
Dividends on common stock ............................................         --             --                    --
Purchase of 4,091,611 shares to be held in treasury ..................         --             --                    --
Issuance of 21,050 shares from treasury ..............................         --             --                     (30)
Cancellation of shares ...............................................     (108,041)            (1)               (2,569)
Amortization of deferred compensation ................................         --             --                    --
Exercise of stock options, 550,661 shares from treasury ..............         --             --                  (4,464)
Shares held in trust for deferred compensation plans .................         --             --                     326
Loan payments by Executive Deferred Compensation Plan ................         --             --                    --
                                                                      ---------------------------------------------------
Balance, December 31, 1999 ...........................................   92,804,205            928               500,797
Comprehensive income:
   Net income ........................................................         --             --                    --
   Other comprehensive income ........................................         --             --                    --
                                                                      ---------------------------------------------------
      Comprehensive income ...........................................         --             --                    --
Dividends on common stock ............................................         --             --                    --
Issuance of 37,259 shares from treasury to effect purchase acquisition         --             --                     417
Purchase of 3,243,800 shares to be held in treasury ..................         --             --                    --
Issuance of 1,319,896 shares from treasury ...........................         --             --                  (7,716)
Cancellation of shares ...............................................      (48,546)          --                  (1,262)
Amortization of deferred compensation ................................         --             --                    --
Exercise of stock options, 283,036 shares from treasury ..............         --             --                     (81)
Issuance of stock options ............................................         --             --                       1
Shares held in trust for deferred compensation plans .................         --             --                  15,842
Purchase of TCF stock to fund the 401(k) plan, net ...................         --             --                     684
Loan to Executive Deferred Compensation Plan, net of payments ........         --             --                    --
                                                                      ---------------------------------------------------
Balance, December 31, 2000 ...........................................   92,755,659          $ 928             $ 508,682
=========================================================================================================================

                                                                                  Accumulated Other
                                                                                     Comprehensive   Treasury Stock
                                                                Retained Earnings    Income (Loss)         and Other      Total
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ........................................... $ 508,969         $  8,556       $ (25,457)    $ 953,680
Comprehensive income:
   Net income ........................................................   156,179             --              --         156,179
   Other comprehensive loss ..........................................      --               (965)           --            (965)
                                                                       ---------------------------------------------------------
      Comprehensive income ...........................................   156,179             (965)           --         155,214
Dividends on common stock ............................................   (54,971)            --              --         (54,971)
Purchase of 7,549,300 shares to be held in treasury ..................      --               --          (210,939)     (210,939)
Issuance of 108,200 shares, of which 61,000 shares were from treasury       --               --            (2,882)         (363)
Cancellation of shares ...............................................      --               --               192          (183)
Amortization of deferred compensation ................................      --               --             5,863         5,863
Exercise of stock options, of which 145,183 shares were from treasury       --               --             4,345         3,312
Shares held in trust for deferred compensation plans .................      --               --           (45,740)         --
Loan to Executive Deferred Compensation Plan, net of payments ........      --               --            (6,111)       (6,111)
                                                                       ---------------------------------------------------------
Balance, December 31, 1998 ...........................................   610,177            7,591        (280,729)      845,502
Comprehensive income:
   Net income ........................................................   166,039             --              --         166,039
   Other comprehensive loss ..........................................      --            (54,973)           --         (54,973)
                                                                       ---------------------------------------------------------
      Comprehensive income ...........................................   166,039          (54,973)           --         111,066
Dividends on common stock ............................................   (60,755)            --              --         (60,755)
Purchase of 4,091,611 shares to be held in treasury ..................      --               --          (106,106)     (106,106)
Issuance of 21,050 shares from treasury ..............................      --               --               (30)          (60)
Cancellation of shares ...............................................      --               --               392        (2,178)
Amortization of deferred compensation ................................      --               --             9,543         9,543
Exercise of stock options, 550,661 shares from treasury ..............      --               --            15,044        10,580
Shares held in trust for deferred compensation plans .................      --               --              (326)         --
Loan payments by Executive Deferred Compensation Plan ................      --               --             1,390         1,390
                                                                       ---------------------------------------------------------
Balance, December 31, 1999 ...........................................   715,461          (47,382)       (360,822)      808,982
Comprehensive income:
   Net income ........................................................   186,245             --              --         186,245
   Other comprehensive income ........................................      --             37,514            --          37,514
                                                                       ---------------------------------------------------------
      Comprehensive income ...........................................   186,245           37,514            --         223,759
Dividends on common stock ............................................   (66,101)            --              --         (66,101)
Issuance of 37,259 shares from treasury to effect purchase acquisition      --               --               963         1,380
Purchase of 3,243,800 shares to be held in treasury ..................      --               --           (73,824)      (73,824)
Issuance of 1,319,896 shares from treasury ...........................      --               --             7,716          --
Cancellation of shares ...............................................      --               --               386          (876)
Amortization of deferred compensation ................................      --               --             9,375         9,375
Exercise of stock options, 283,036 shares from treasury ..............      --               --             7,337         7,256
Issuance of stock options ............................................      --               --              --               1
Shares held in trust for deferred compensation plans .................      --               --           (15,842)         --
Purchase of TCF stock to fund the 401(k) plan, net ...................      --               --              --             684
Loan to Executive Deferred Compensation Plan, net of payments ........      --               --              (416)         (416)
                                                                       ---------------------------------------------------------
Balance, December 31, 2000 ........................................... $ 835,605         $ (9,868)      $(425,127)    $ 910,220
================================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
(In thousands)                                                        2000              1999              1998
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income ...............................................    $    186,245         $ 166,039        $  156,179
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and amortization ......................          30,369            29,031            27,914
      Amortization of goodwill and other intangibles .....          10,001            10,689            11,399
      Provision for credit losses ........................          14,772            16,923            23,280
      Proceeds from sales of loans held for sale .........         611,123           586,859           577,808
      Principal collected on loans held for sale .........           9,885            10,144             9,083
      Originations and purchases of loans held for sale ..        (649,750)         (457,515)         (603,567)
      Net (increase) decrease in other assets and
         liabilities, and accrued interest ...............          (1,854)           47,088            14,339
      Gains on sales of assets ...........................         (12,813)          (23,952)          (28,825)
      Other, net .........................................           4,125            14,988             8,395
                                                               ------------------------------------------------
         Total adjustments ...............................          15,858           234,255            39,826
                                                               ------------------------------------------------
            Net cash provided by operating activities ....         202,103           400,294           196,005
                                                               ------------------------------------------------
Cash flows from investing activities:
Principal collected on loans and leases ..................       2,162,839         2,315,173         3,111,218
Originations and purchases of loans ......................      (2,320,239)       (3,069,408)       (3,119,924)
Purchases of equipment for lease financing ...............        (579,595)         (289,156)         (186,009)
Proceeds from sales of loans .............................               -                 -            20,330
Net (increase) decrease in interest-bearing deposits
   with banks ............................................          19,987            95,575           (95,322)
Proceeds from sales of securities available for sale .....               -           288,718           231,438
Proceeds from maturities of and principal collected on
   securities available for sale .........................         176,905           577,844           606,603
Purchases of securities available for sale ...............            (314)         (791,995)         (967,585)
Net (increase) decrease in federal funds sold ............               -            41,000           (41,000)
Sales of deposits, net of cash paid ......................         (82,097)         (104,404)         (213,159)
Other, net ...............................................         (53,000)            7,723           (19,956)
                                                               ------------------------------------------------
   Net cash used by investing activities .................        (675,514)         (928,930)         (673,366)
                                                               ------------------------------------------------
Cash flows from financing activities:
Net increase (decrease) in deposits ......................         402,731           (13,649)           41,816
Net increase in securities sold under repurchase
   agreements and federal funds purchased ................          75,320           642,720           254,836
Proceeds from borrowings .................................       5,443,008         4,679,462         3,502,311
Payments on borrowings ...................................      (5,331,961)       (4,598,365)       (2,911,853)
Purchases of common stock to be held in treasury .........         (73,824)         (106,106)         (210,939)
Payments of dividends on common stock ....................         (66,101)          (60,755)          (54,971)
Other, net ...............................................         (13,017)           (5,886)          (20,372)
                                                               ------------------------------------------------
   Net cash provided by financing activities .............         436,156           537,421           600,828
                                                               ------------------------------------------------
Net increase (decrease) in cash and due from banks .......         (37,255)            8,785           123,467
Cash and due from banks at beginning of year .............         429,262           420,477           297,010
                                                               ------------------------------------------------
Cash and due from banks at end of year ...................    $    392,007         $ 429,262        $  420,477
                                                               ===============================================
Supplemental disclosures of cash flow information:
Cash paid for:
   Interest on deposits and borrowings ...................    $    377,430         $ 302,268        $  306,299
                                                               ===============================================
   Income taxes ..........................................    $     89,852         $  78,125        $  105,207
                                                               ===============================================
Transfer of loans to other real estate owned
   and other assets ......................................    $     16,580         $  32,074        $   36,750
==============================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1    >   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation ("TCF" or the "Company") is a national financial holding company engaged primarily in community banking and lease financing through its wholly owned subsidiaries, TCF National Bank and TCF National Bank Colorado ("TCF Colorado"). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' financial statements to conform to the current year presentation. For Consolidated Statements of Cash Flows purposes, cash and cash equivalents include cash and due from banks.

COMPREHENSIVE INCOME - Comprehensive income is the total of net income and other comprehensive income (loss), which for TCF is comprised entirely of unrealized gains and losses on securities available for sale. The following table summarizes the components of other comprehensive income (loss):

                                                                                             Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                          2000           1999          1998
----------------------------------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) on securities available for sale (net of tax
   expense (benefit) of $22,212, ($31,532) and $206, respectively) .............    $ 37,514       $(52,971)       $   236
Reclassification adjustment for gains included in net income (net of tax expense
      of $1,192 and $1,045 in 1999 and 1998, respectively) .....................           -         (2,002)        (1,201)
                                                                                  ------------------------------------------
          Total other comprehensive income (loss), net of tax ..................    $ 37,514       $(54,973)       $  (965)
============================================================================================================================

INVESTMENTS - Investments are carried at cost, adjusted for amortization of premiums or accretion of discounts using methods which approximate a level yield.

SECURITIES AVAILABLE FOR SALE - Securities available for sale are carried at fair value with the unrealized holding gains or losses, net of related deferred income taxes, reported as accumulated other comprehensive income (loss), which is a separate component of stockholders' equity. Cost of securities sold is determined on a specific identification basis and gains or losses on sales of securities available for sale are recognized at trade dates. Declines in the value of securities available for sale that are considered other than temporary are recorded in noninterest income as a loss on securities available for sale.

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

   Lease financings include direct financing and sales-type leases as well as leveraged leases. Leases that transfer substantially all of the benefits and risks of equipment ownership to the lessee are classified as direct financing or sales-type leases and are included in loans and leases. Direct financing and sales-type leases are carried at the combined present value of the future minimum lease payments and the lease residual value, which represents the estimated fair value of the leased equipment at the termination of the lease. Lease residual values are reviewed on an ongoing basis and any downward revisions are recorded in the periods in which they become known. Interest income on direct financing and sales-type leases is recognized using methods which approximate a level yield over the term of the leases. Sales-type leases generate dealer profit which is recognized at lease inception by recording lease revenue net of the lease cost. Lease revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Lease cost consists of the leased equipment's book value, less the present value of its residual. The investment in leveraged leases is the sum of all lease payments (less nonrecourse debt payments) plus estimated residual values, less unearned income. Income from leveraged leases is recognized using a method which approximates a level yield over the term of the leases based on the unrecovered equity investment.

   Impaired loans include all non-accrual and restructured commercial real estate and commercial business loans and equipment financings. Consumer and residential real estate loans and lease financings are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial effective interest rate or the fair value of the collateral for collateral-dependent loans.

   The allowance for loan and lease losses is maintained at a level believed to be appropriate by management to provide for probable loan and lease losses inherent in the portfolio as of the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. Management's judgment as to the amount of the allowance, including the allocated and unallocated elements, is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of non-performing assets, historical net charge-off amounts, geographic location, prevailing economic conditions and other relevant factors. Residential loans, consumer loans, and smaller-balance commercial loans and lease and equipment financings are segregated by loan type and sub-type, and are evaluated on a group basis. Loans and leases are charged off to the extent they are deemed to be uncollectible. The amount of the allowance for loan and lease losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

   Interest income is accrued on loan and lease balances outstanding. Loans and leases, including loans that are considered to be impaired, are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is 90 days or more past due (150 days or more past due for loans secured by residential real estate), unless the loan or lease is adequately secured and in the process of collection. When a loan or lease is placed on non-accrual status, unless collection of all principal and interest is considered to be assured, uncollected interest accrued in prior years is charged off against the allowance for loan and lease losses. Interest accrued in the current year is reversed. For those non-accrual leases that have been funded on a non-recourse basis by third-party financial institutions, the related debt is also placed on non-accrual status. Interest payments received on non-accrual loans and leases are generally applied to principal unless the remaining principal balance has been determined to be fully collectible.

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

INTANGIBLE ASSETS - Goodwill resulting from acquisitions is amortized over 20 to 25 years on a straight-line basis. Deposit base intangibles are amortized over 10 years on an accelerated basis. The Company reviews the recoverability of the carrying values of these assets whenever an event occurs indicating that they may be impaired.

DERIVATIVE FINANCIAL INSTRUMENTS - TCF utilizes derivative financial instruments in the course of asset and liability management to meet the ongoing credit needs of its customers and in order to manage the market exposure of its residential loans held for sale and its commitments to extend credit for residential loans. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments. See Note 14 for additional information concerning these derivative financial instruments.

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

EARNINGS PER COMMON SHARE - The following table reconciles the weighted average shares outstanding and the income applicable to common shareholders used for basic and diluted earnings per share:

                                                                                          Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per-share data)                                             2000          1999          1998
--------------------------------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding used in basic earnings
   per common share calculation ..............................................      78,648,765    82,445,288    88,092,895
Net dilutive effect of:
      Stock option plans .....................................................         113,338       172,486       346,434
      Restricted stock plans .................................................         626,572       452,944       476,486
                                                                                 -----------------------------------------
Weighted average number of shares outstanding adjusted for effect of
   dilutive securities .......................................................      79,388,675    83,070,718    88,915,815
                                                                                 =========================================
Net income ...................................................................    $    186,245     $ 166,039     $ 156,179
                                                                                 =========================================
Basic earnings per common share ..............................................    $       2.37     $    2.01     $    1.77
                                                                                 =========================================
Diluted earnings per common share ............................................    $       2.35     $    2.00     $    1.76
==========================================================================================================================


2    >   CASH AND DUE FROM BANKS

At December 31, 2000, TCF was required by Federal Reserve Board ("FRB") regulations to maintain reserve balances of $17.7 million in cash on hand or at various Federal Reserve Banks.

3    >   INVESTMENTS

The carrying values of investments, which approximate their fair values, consist of the following:

                                                                                                         At December 31,
--------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                          2000          1999
--------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks .....................................................         $     332       $20,319
Federal Home Loan Bank stock, at cost ....................................................           110,441       104,611
Federal Reserve Bank stock, at cost ......................................................            23,286        23,224
                                                                                                 -------------------------
                                                                                                   $ 134,059      $148,154
==========================================================================================================================


   The carrying value and yield of investments at December 31, 2000, by contractual maturity, are shown below:

(Dollars in thousands)                                                            Carrying  Value(1)          Yield
-------------------------------------------------------------------------------------------------------------------
Due in one year or less .....................................................             $   332             6.17%
No stated maturity (2) ......................................................             133,727             7.44
                                                                                     ------------
                                                                                         $134,059             7.44
===================================================================================================================

---------------------------
 (1) Carrying value is equal to fair value.
 (2) Balance represents FRB and Federal Home Loan Bank ("FHLB") stock, required regulatory investments.

4    >   SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of the following:

                                                                     At December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                    2000                                          1999
-------------------------------------------------------------------------------------------------------------------------------
                                              GROSS        GROSS                               Gross        Gross
                              AMORTIZED  UNREALIZED   UNREALIZED         FAIR   Amortized Unrealized    Unrealized         Fair
(Dollars in thousands)             COST       GAINS       LOSSES        VALUE        Cost      Gains        Losses        Value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government and other
marketable securities .....  $      550      $ --     $     --     $      550  $      500     $ --        $    --   $      500

Mortgage-backed securities:
   FHLMC ..................     830,516       1,234      (11,738)     820,012     928,034        326       (47,491)    880,869
   FNMA ...................     527,288       1,195       (5,392)     523,091     589,206        378       (27,633)    561,951
   GNMA ...................      22,392         230         (105)      22,517      26,850        179          (174)     26,855
   Private issuer .........      38,328         112       (1,159)      37,281      51,796        139        (1,073)     50,862
   Collateralized mortgage
      obligations .........         437        --           --            437         624       --            --           624
                             ---------------------------------------------------------------------------------------------------
                             $1,419,511      $2,771    $ (18,394)  $1,403,888  $1,597,010     $1,022      $(76,371) $1,521,661
                            ====================================================================================================
Weighted-average yield ....                       6.63%                                                 6.58
================================================================================================================================


     The carrying value and yield of U.S. Government and other marketable securities at December 31, 2000, by contractual maturity, are shown below:

(Dollars in thousands)                                                                        Carrying  Value(1)         Yield
------------------------------------------------------------------------------------------------------------------------------
2004 .....................................................................................               $500             7.00%
2005 .....................................................................................                 50             6.60
                                                                                                         ----
                                                                                                         $550             6.96
==============================================================================================================================

 (1) Carrying value is equal to fair value.

   Gross gains of $4.7 million and $2.3 million and gross losses of $1.5 million and $57,000 were recognized on sales of securities available for sale during 1999 and 1998, respectively. There were no sales of securities available for sale in 2000.

   Mortgage-backed securities aggregating $5.3 million were pledged as collateral to secure certain deposits at December 31, 2000. In addition, mortgage-backed securities aggregating $1.1 billion were pledged as collateral to secure certain borrowings. See Note 10 of Notes to Consolidated Financial Statements for additional information regarding securities pledged as collateral to secure certain borrowings.

5    >   LOANS HELD FOR SALE

Loans held for sale consist of the following:

                                                                                                      At December 31,
--------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                          2000          1999
--------------------------------------------------------------------------------------------------------------------------
Residential real estate ..................................................................         $  74,545       $55,016
Education ................................................................................           153,234       143,912
                                                                                                  ------------------------
                                                                                                   $ 227,779      $198,928
==========================================================================================================================

6    >   LOANS AND LEASES

Loans and leases consist of the following:

                                                    At December 31,
-------------------------------------------------------------------------------
(In thousands)                                         2000          1999
-------------------------------------------------------------------------------

Residential real estate ......................  $ 3,666,765   $ 3,911,184
Unearned premiums and deferred loan fees .....        7,066         8,494
                                                -------------------------
                                                  3,673,831     3,919,678
                                                -------------------------
Consumer:
   Home equity ...............................    2,168,827     1,974,924
   Automobile ................................       38,138        55,271
   Loans secured by deposits .................        6,881         6,859
   Other secured .............................       11,900        11,148
   Unsecured .................................       25,175        26,634
   Unearned discounts and deferred loan fees .      (16,787)      (16,252)
                                                -------------------------
                                                  2,234,134     2,058,584
                                                -------------------------
Commercial real estate:
   Apartments ................................      324,666       276,045
   Other permanent ...........................      871,614       637,980
   Construction and development ..............      178,372       162,570
   Unearned discounts and deferred loan fees .       (2,811)       (3,123)
                                                -------------------------
                                                  1,371,841     1,073,472
                                                -------------------------

Commercial business ..........................      409,915       350,816
Deferred loan costs ..........................          507           537
                                                -------------------------
                                                    410,422       351,353
                                                -------------------------
Leasing and equipment finance:
   Loans:
      Equipment finance loans ................      204,351        43,647
      Deferred loan costs ....................        2,708           513
                                                -------------------------
                                                    207,059        44,160
                                                -------------------------
   Lease financings:
      Direct financing leases ................      658,678       446,351
      Sales-type leases ......................       37,645        30,387
      Lease residuals ........................       30,426        24,384
      Unearned income and deferred lease costs      (94,506)      (52,626)
      Investment in leveraged leases .........       17,169          --
                                                -------------------------
                                                    649,412       448,496
                                                -------------------------
                                                    856,471       492,656
                                                -------------------------
                                                $ 8,546,699   $ 7,895,743
=========================================================================


   At December 31, 2000 and 1999, the recorded investment in loans that were considered to be impaired was $6.1 million and $4.5 million, respectively. The related allowance for loan losses at those dates was $1.2 million and $1 million, respectively. All of the impaired loans were on non-accrual status. The average recorded investment in impaired loans during the year ended December 31, 2000 and 1999 was $4.3 million and $8.1 million, respectively. For the year ended December 31, 2000 and 1999, TCF recognized interest income on impaired loans of $40,000 and $519,000, all of which was recognized using the cash basis method of income recognition.

   At December 31, 2000, 1999 and 1998, loans and leases on non-accrual status totaled $35.2 million, $24.1 million and $33.7 million, respectively. Had the loans and leases performed in accordance with their original terms throughout 2000, TCF would have recorded gross interest income of $3.9 million for these loans and leases. Interest income of $1.6 million has been recorded on these loans and leases for the year ended December 31, 2000.

   At December 31, 2000 and 1999, TCF had no loans and leases outstanding with terms that had been modified in troubled debt restructurings. There were no material commitments to lend additional funds to customers whose loans or leases were classified as non-accrual at December 31, 2000.

   The aggregate amount of loans to directors and executive officers of TCF was not significant at December 31, 2000 or 1999. All loans to TCF's directors and executive officers were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and in the opinion of management do not represent more than a normal credit risk of collection.

   During 2000, TCF purchased the equity interest in a leveraged lease transaction for an aircraft. The investment in leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of the leased assets, less related unearned income. TCF has no general obligation for principal and interest on notes representing third-party participation related to the leveraged lease; such notes are recorded as an offset against the related rental receivable. As the equity owner in the leveraged lease, TCF is taxed on total lease payments received and is entitled to tax deductions based on the cost of the leased asset and tax deductions for interest paid to third-party participants. The leveraged lease has renewal and purchase options by the lessee at the end of the 9.75 year lease term.

   At December 31, 2000, TCF's net investment in leveraged leases is comprised of the following:

(In thousands)
--------------------------------------------------------------------------------
Rental receivable (net of principal and interest on non-recourse debt)  $ 11,066

Estimated residual value of leased assets ............................    18,056
Less: Unearned income ................................................   (11,953)
                                                                        --------
Investment in leveraged leases .......................................    17,169
Less: Deferred taxes .................................................    (1,929)
                                                                        --------
   Net investment in leveraged leases ................................  $ 15,240
================================================================================


   Future minimum lease payments for direct financing and sales-type leases as of December 31, 2000 are as follows:

                                      Payments to be
                       Payments to       Received by
                       be Received   Other Financial
(In thousands)              by TCF      Institutions         Total
--------------------------------------------------------------------
      2001 ............   $152,336          $ 94,295      $246,631
      2002 ............    114,248            52,826       167,074
      2003 ............     81,935            22,607       104,542
      2004 ............     56,556            10,646        67,202
      2005 ............     37,917             1,397        39,314
Thereafter                  25,585               527        26,112
                        --------------------------------------------
                          $468,577          $182,298      $650,875
====================================================================


7    >   ALLOWANCE FOR LOAN AND LEASE LOSSES

Following is a summary of the allowance for loan and lease losses and selected statistics:

                                                                                     Year Ended December 31,
------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                            2000          1999          1998
------------------------------------------------------------------------------------------------------------------

Balance at beginning of year ..................................................  $ 55,755    $ 80,013    $ 82,583
   Transfers to loans held for sale ...........................................      --       (14,793)       --
   Provision for credit losses ................................................    14,772      16,923      23,280
   Charge-offs ................................................................    (9,701)    (34,398)    (32,714)
   Recoveries .................................................................     5,843       8,010       6,864
                                                                                ----------------------------------
      Net charge-offs .........................................................    (3,858)    (26,388)    (25,850)
                                                                                ----------------------------------
Balance at end of year ........................................................  $ 66,669    $ 55,755    $ 80,013
                                                                                ==================================
Ratio of net loan and lease charge-offs to average loans and leases outstanding       .05%        .35%        .36%
Allowance for loan and lease losses as a percentage of total loan and
   lease balances at year end .................................................       .78         .71        1.12
==================================================================================================================

8    >   OTHER ASSETS

Other assets consist of the following:

                               At December 31,
------------------------------------------------
(In thousands)                2000          1999
------------------------------------------------
Premises and equipment ....  $197,525  $176,108
Accrued interest receivable    63,128    54,550
Mortgage servicing rights .    40,086    22,614
Other real estate owned ...    10,869    10,912
Other .....................    83,669    87,809
                           --------------------
                             $395,277  $351,993
===============================================


   Premises and equipment are summarized as follows:

                                                  At December 31,
-------------------------------------------------------------------
(In thousands)                                  2000          1999
-------------------------------------------------------------------
Land .........................................  $ 42,088  $ 35,590
Office buildings .............................   134,034   127,622
Leasehold improvements .......................    33,778    32,709

Furniture and equipment ......................   174,232   158,368
                                              --------------------

                                                 384,132   354,289
Less accumulated depreciation and amortization   186,607   178,181
                                              --------------------
                                                $197,525  $176,108
==================================================================


   TCF leases certain premises and equipment under operating leases. Net lease expense was $20.3 million, $19.6 million and $19.6 million in 2000, 1999 and 1998, respectively.

   At December 31, 2000, the total annual minimum lease commitments for operating leases were as follows:

(In thousands)
----------------------------
      2001 ......   $ 17,282
      2002 ......     15,221
      2003 ......     14,800
      2004 ......     13,967
      2005 ......     11,521
Thereafter ......     60,256
                    --------
                    $133,047
============================

   Mortgage servicing rights, net of valuation allowance, are summarized as follows:

                                           Year Ended December 31,
-------------------------------------------------------------------------
(In thousands)                           2000          1999          1998
-------------------------------------------------------------------------
Balance at beginning of year, net ......  $ 22,614   $ 21,566   $ 19,512
   Mortgage servicing rights capitalized     8,992      6,991      8,966
   Purchased mortgage servicing rights .    13,806       --         --
   Amortization ........................    (5,326)    (4,737)    (5,268)
   Sales of servicing ..................      --       (1,037)       (97)
   Valuation adjustments ...............      --         (169)    (1,547)
                                          -------------------------------
Balance at end of year, net ............  $ 40,086   $ 22,614   $ 21,566
=========================================================================

   The valuation allowance for mortgage servicing rights is summarized as follows:

                                   Year Ended December 31,
----------------------------------------------------------------
(In thousands)                  2000          1999          1998
----------------------------------------------------------------
Balance at beginning of year     $946     $ 2,738      $ 1,594
   Provisions ..............      --          169        1,547
      Charge-offs ..........      --       (1,961)        (403)
                                --------------------------------
Balance at end of year .....     $946     $   946      $ 2,738
================================================================


   At December 31, 2000, 1999 and 1998, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $4 billion, $2.9 billion and $3.7 billion, respectively. During 2000, TCF purchased the bulk servicing rights on $933 million of residential mortgage loans at a cost of $13.8 million. During 1999 and 1998, TCF sold servicing rights on $344.6 million and $200.4 million of loans serviced for others at net gains of $3.1 million and $2.4 million, respectively. No servicing rights were sold during 2000.

9    >   DEPOSITS

Deposits are summarized as follows:

                                                               At December 31,
---------------------------------------------------------------------------------------------------------------
                                                2000                                      1999
---------------------------------------------------------------------------------------------------------------
                            Weighted-                                 Weighted-
                              Average                          % of     Average                           % of
(Dollars in thousands)           Rate          Amount         Total        Rate           Amount          Total
---------------------------------------------------------------------------------------------------------------
Checking:
   Non-interest bearing           --%     $ 1,430,102         20.8%           --%    $ 1,185,330          18.0%
   Interest bearing ...          .58          773,841         11.2           .55         727,949          11.0
                                          ------------------------                   --------------------------
                                 .21        2,203,943         32.0           .21       1,913,279          29.0
                                          ------------------------                   --------------------------
Passbook and statement:
   Non-interest bearing           --           71,957          1.1            --          42,838            .7
   Interest bearing ...         1.13          973,431         14.1          1.12       1,048,454          15.9
                                          ------------------------                   --------------------------
                                1.05        1,045,388         15.2          1.08       1,091,292          16.6
                                          ------------------------                   --------------------------
Money market ..........         3.83          836,888         12.1          2.67         708,417          10.8
                                          ------------------------                   --------------------------
                                1.17        4,086,219         59.3           .93       3,712,988          56.4
Certificates ..........         5.96        2,805,605         40.7          5.00       2,871,847          43.6
                                          ------------------------                   --------------------------
                                3.12       $6,891,824        100.0%         2.71      $6,584,835          100.0%
================================================================================================================


   Certificates had the following remaining maturities at December 31, 2000:

(In thousands)                                                                        $100,000
Maturity                                                                               Minimum        Other       Total(1)
--------------------------------------------------------------------------------------------------------------------------
0-3 months .................................................................          $302,188      $672,717      $974,905
4-6 months .................................................................            65,496       629,364       694,860
7-12 months ................................................................            74,890       629,910       704,800
13-24 months ...............................................................            37,242       270,631       307,873
25-36 months ...............................................................             9,189        85,333        94,522
37-48 months ...............................................................             1,755        16,881        18,636
49-60 months ...............................................................               232         7,013         7,245
Over 60 months .............................................................                --         2,764         2,764
                                                                                ------------------------------------------
                                                                                      $490,992    $2,314,613    $2,805,605
==========================================================================================================================

(1) Includes $235.7 million of negotiated rate certificates and no brokered deposits.

10    >    BORROWINGS

Borrowings consist of the following:

                                                                            At December 31,
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                2000                        1999
---------------------------------------------------------------------------------------------------------------------
                                                                               Weighted-                   Weighted-
                                                        Year of                  Average                     Average
                                                       Maturity      Amount         Rate        Amount          Rate
----------------------------------------------------------------------------------------------------------------------
Federal funds purchased ............................       2001  $   91,000        6.49%      $        --          --%
Securities sold under repurchase agreements ........       2000          --          --           960,000        5.75
                                                           2001     794,320        6.61            50,000        5.71
                                                           2005     200,000        6.27                --          --
                                                                  ---------                   -----------
                                                                    994,320        6.54         1,010,000        5.74
                                                                  ---------                   -----------
Federal Home Loan Bank advances ....................       2000         --          --            499,716        6.00
                                                           2001     481,537        5.89           181,571        5.79
                                                           2003     135,000        5.76            50,000        5.78
                                                           2004     803,000        5.69           903,000        5.55
                                                           2005     246,000        6.02                --          --
                                                           2006       3,000        5.48             3,000        5.46
                                                           2009     122,500        5.25           122,500        5.24
                                                           2010     100,000        6.02                --          --
                                                                  ---------                   -----------
                                                                  1,891,037        5.78         1,759,787        5.69
                                                                  ---------                   -----------
Discounted lease rentals ............................      2000         --          --             83,785        8.43
                                                           2001      84,529        8.81            57,285        8.50
                                                           2002      48,369        8.96            23,284        8.67
                                                           2003      20,897        9.10             8,816        8.84
                                                           2004      10,114        9.22             5,199        8.92
                                                           2005       1,355        9.15                --          --
                                                           2006         390        8.25                --          --
                                                           2007         109        8.36                --          --
                                                                  ---------                   -----------
                                                                    165,763        8.92           178,369        8.52
                                                                  ---------                   -----------
Other borrowings:
  Senior subordinated debentures ....................      2003      28,750        9.50            28,750        9.50
  Bank line of credit ...............................      2000          --          --            42,000        6.92
  Commercial paper ..................................      2000          --          --            22,357        6.21
  Treasury, tax and loan note .......................      2000          --          --            42,625        4.53
                                                           2001      13,375        5.73                --          --
                                                                  ---------                   -----------
                                                                     42,125        8.30           135,732        6.60
                                                                  ---------                   -----------
                                                                 $3,184,245        6.23       $ 3,083,888        5.91
=====================================================================================================================


   At December 31, 2000, borrowings with a remaining contractual maturity of one year or less consisted of the following:

                                                               Weighted-
(Dollars in thousands)                              Amount  Average Rate
------------------------------------------------------------------------
Federal funds purchased ...................     $   91,000        6.49%
Securities sold under repurchase agreements        794,320        6.61
Federal Home Loan Bank advances ...........        481,537        5.89
Discounted lease rentals ..................         84,529        8.81
Treasury, tax and loan note ...............         13,375        5.73
                                                 ---------

                                                $1,464,761        6.48
=========================================================================

   The securities underlying the repurchase agreements are book entry securities. During the period, book entry securities were delivered by appropriate entry into the counterparties' accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 2000, all of the securities sold under repurchase agreements provided for the repurchase of identical securities.

   At December 31, 2000, securities sold under repurchase agreements were collateralized by mortgage-backed securities and had the following maturities:

                                                                      Repurchase Borrowing           Collateral Securities
----------------------------------------------------------------------------------------------------------------------------
                                                                                       Interest     Carrying        Market
(Dollars in thousands)                                                    Amount          Rate        Amount         Value
----------------------------------------------------------------------------------------------------------------------------
Maturity:
2001 ................................................................    $794,320          6.61%   $  846,172       $836,278
2005 ................................................................     200,000          6.27       219,359        216,307
                                                                        ---------                  -------------------------
                                                                         $994,320          6.54    $1,065,531     $1,052,585
============================================================================================================================


   Included in FHLB advances at December 31, 2000 are $1.5 billion of fixed-rate advances which are callable at par on certain dates. If called, the FHLB will provide replacement funding at the then-prevailing market interest rates. Due to changes in interest rates since the long-term FHLB advances were obtained, the market rates exceeded the contract rates on $53 million of the long-term FHLB advances with call dates within one year. The probability that these advances will be called depends primarily on the level of related interest rates during the call period. The stated maturity dates and the next call dates for the callable FHLB advances outstanding at December 31, 2000 were as follows (in thousands):

                                                                                  Weighted-                          Weighted-
                                                                                    Average                            Average
Year                                                             Stated Maturity       Rate   Next Call Date              Rate
------------------------------------------------------------------------------------------------------------------------------
2001 ................................................................   $100,000      4.60%         $788,000             5.58%
2002 ................................................................         --        --           454,500             5.81
2003 ................................................................     85,000      5.74           100,000             6.02
2004 ................................................................    803,000      5.69           117,000             5.28
2005 ................................................................    246,000      6.02                --              --
2006 ................................................................      3,000      5.48                --              --
2009 ................................................................    122,500      5.25                --              --
2010 ................................................................    100,000      6.02                --              --
                                                                      ----------                  ----------
                                                                      $1,459,500      5.66        $1,459,500             5.66
==============================================================================================================================


   For certain equipment leases, TCF utilizes its lease rentals and underlying equipment as collateral to borrow from other financial institutions at fixed rates on a non-recourse basis. In the event of a default by the customer in non-recourse financings, the other financial institution has a first lien on the underlying leased equipment with no further recourse against TCF.

   The $28.8 million of senior subordinated debentures mature in July 2003. These debentures will be redeemable at par plus accrued interest to the date of redemption beginning July 1, 2001. TCF intends to exercise its right of redemption on the debentures in 2001.

   TCF has a $135 million bank line of credit expiring in April 2001 which is unsecured and contains certain covenants common to such agreements with which TCF is in compliance. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate index and term for advances on the line of credit. The line of credit may be used for appropriate corporate purposes, including serving as a back-up line of credit to support the redemption of TCF's commercial paper.

   TCF has a $50 million commercial paper program which is unsecured and contains certain covenants common to such programs with which TCF is in compliance. Any usage under the commercial paper program requires an equal amount of back-up support by the bank line of credit. Commercial paper generally matures within 90 days, although it may have a term of up to 270 days.

   FHLB advances are collateralized by residential real estate loans and FHLB stock with an aggregate carrying value of $2.5 billion at December 31, 2000.

   The following table sets forth TCF's maximum and average borrowing levels for each of the years in the three-year period ended December 31, 2000:

                             Securities Sold
                            Under Repurchase
                              Agreements and                    Discounted
                               Federal Funds            FHLB         Lease          Other
(Dollars in thousands)             Purchased        Advances       Rentals     Borrowings
-----------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000:
   AVERAGE BALANCE ..........     $  925,004      $1,888,892      $163,758      $121,048
   MAXIMUM MONTH-END BALANCE       1,151,913       2,016,040       172,348       296,750
   AVERAGE RATE FOR PERIOD ..           6.34%           5.79%         8.55%         7.44%
Year ended December 31, 1999:
   Average balance ..........     $  529,359      $1,821,172      $171,997      $151,430
   Maximum month-end balance       1,010,000       1,997,346       182,456       367,177
   Average rate for period ..           5.40%           5.52%         8.04%         6.27%
Year ended December 31, 1998:
   Average balance ..........     $  140,414      $1,367,104      $205,393      $ 92,467
   Maximum month-end balance         367,280       1,804,208       222,018       214,087
   Average rate for period ..           5.60%           5.80%         8.15%         7.38%
=========================================================================================


11    >    INCOME TAXES

Income tax expense (benefit) consists of:

(In thousands)                       Current      Deferred         Total
-------------------------------------------------------------------------
 YEAR ENDED DECEMBER 31, 2000:
   FEDERAL ...................     $  88,746      $  18,862      $107,608
   STATE .....................         6,457          2,528         8,985
                                   --------------------------------------
                                   $  95,203      $  21,390      $116,593
                                   ======================================
Year ended December 31, 1999:
   Federal ...................     $  91,647      $   2,981      $ 94,628
   State .....................        11,747            677        12,424
                                   --------------------------------------
                                   $ 103,394      $   3,658      $107,052
                                   ======================================
Year ended December 31, 1998:
   Federal ...................     $  91,102      $    (994)     $ 90,108
   State .....................        19,325           (363)       18,962
                                   --------------------------------------
                                   $ 110,427      $  (1,357)     $109,070
=========================================================================


   Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense as a result of the following:

                                                                 Year Ended December 31,
---------------------------------------------------------------------------------------------
(In thousands)                                              2000          1999          1998
---------------------------------------------------------------------------------------------
Computed income tax expense ..........................     $105,993     $ 95,582     $ 92,837
Increase in income tax expense resulting from:
   Amortization of goodwill ..........................        2,544        2,724        3,741
   State income tax, net of federal income tax benefit        5,840        8,076       12,325
   Other, net ........................................        2,216          670          167
                                                          -----------------------------------
                                                           $116,593     $107,052     $109,070
=============================================================================================


   The tax benefit recorded in additional paid-in capital for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes totaled $1.5 million, $4.1 million and $2.4 million for the years ended December 31, 2000, 1999 and, 1998, respectively.

   The significant components of the Company's deferred tax assets and deferred tax liabilities are as follows:

                                                      At December 31,
------------------------------------------------------------------------
(In thousands)                                       2000          1999
------------------------------------------------------------------------
Deferred tax assets:
   Securities available for sale .............     $  5,755      $27,967
   Allowance for loan and lease losses .......       20,471       15,437
   Pension and other compensation plans ......       15,710       12,032
                                                     -------------------
      Total deferred tax assets ..............       41,936       55,436
                                                     -------------------
Deferred tax liabilities:
   Lease financing ...........................       50,653       27,292
   Loan fees and discounts ...................       12,570        9,738
   Other, net ................................        7,124        3,216
                                                     -------------------
      Total deferred tax liabilities .........       70,347       40,246
                                                     -------------------
         Net deferred tax assets (liabilities)     $(28,411)     $15,190
========================================================================


12    >    STOCKHOLDERS' EQUITY

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

   Undistributed earnings and profits at December 31, 2000 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

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

TREASURY STOCK AND OTHER - Treasury stock and other consists of the following:

                                                                     At December 31,
-------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                         2000            1999

Treasury stock, at cost .....................................     $(325,026)     $(295,148)
Shares held in trust for deferred compensation plans, at cost       (61,908)       (46,066)
Unamortized deferred compensation ...........................       (33,056)       (14,887)
Loan to Executive Deferred Compensation Plan ................        (5,137)        (4,721)
                                                                 --------------------------
                                                                  $(425,127)     $(360,822)
===========================================================================================


   On January 19, 1998, the Board authorized the repurchase of up to 5% of TCF common stock, or 4.6 million shares. On June 22, 1998, the Board authorized the repurchase of up to an additional 5% of TCF common stock, or 4.5 million shares. On December 15, 1998, the Board authorized the repurchase of up to an additional 5% of TCF common stock, or 4.3 million shares. On March 8, 2000, the Board authorized the repurchase of up to an additional 5% of TCF common stock, or 4.1 million shares. TCF purchased 3,243,800, 4,091,611 and 7,549,300 shares of common stock during the years ended December 31, 2000, 1999 and 1998, respectively. At December 31, 2000, TCF has remaining authorization of 2.6 million shares under its March 8, 2000 5% stock repurchase program.

   On June 22, 2000, the Company entered into an agreement with a third party that provides TCF with an option to purchase up to $50 million of TCF's common stock under a forward share repurchase contract. The forward transactions can be settled from time to time, at the Company's election, on a physical, net cash or net share basis. The final maturity date of the agreement is June 24, 2002. At December 31, 2000, there were no open forward purchases under this contract.

SHARES HELD IN TRUST FOR DEFERRED COMPENSATION PLANS - The cost of TCF common stock held by TCF's deferred compensation plans is reported separately in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital.

LOAN TO EXECUTIVE DEFERRED COMPENSATION PLAN - During 1998 and 2000, loans totaling $6.4 million and $2 million, respectively, were made by TCF to the Executive Deferred Compensation Plan trustee on a nonrecourse basis to purchase shares of TCF common stock for the accounts of participants. The loans are repayable by the participants over five years and bear interest at 7.41% to 8.00% and are secured by the shares of TCF common stock purchased with the loan proceeds. These loans have a remaining principal balance of $5.1 million at December 31, 2000, which is reflected as a reduction of stockholders' equity as required by generally accepted accounting principles.

13    >    REGULATORY CAPITAL REQUIREMENTS

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

   The following table sets forth TCF's tier I leverage, tier I risk-based and total risk-based capital levels, and applicable percentages of adjusted assets, together with the excess over the minimum capital requirements:

                                                        At December 31,
----------------------------------------------------------------------------------------
                                                 2000                        1999
----------------------------------------------------------------------------------------
(Dollars in thousands)                       AMOUNT   PERCENTAGE    Amount    Percentage
----------------------------------------------------------------------------------------
Tier 1 leverage capital .............     $758,766         6.90%  $688,357         6.56%
Tier 1 leverage capital requirement .      330,110         3.00    314,582         3.00
                                       -------------------------------------------------
   Excess ...........................     $428,656         3.90%  $373,775         3.56%
                                       =================================================
Tier 1 risk-based capital ...........     $758,766        10.66%  $688,357        10.22%
Tier 1 risk-based capital requirement      284,827         4.00    269,448         4.00
                                       -------------------------------------------------
   Excess ...........................     $473,939         6.66%  $418,909         6.22%
                                       =================================================
Total risk-based capital ............     $825,527        11.59%  $745,171        11.06%
Total risk-based capital requirement       569,655         8.00    538,897         8.00
                                       -------------------------------------------------
   Excess ...........................     $255,872         3.59%  $206,274         3.06%
========================================================================================


   At December 31, 2000, TCF and its bank subsidiaries exceeded their regulatory capital requirements and are considered "well-capitalized" under guidelines established by the FRB and the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

14    >    FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

COMMITMENTS TO EXTEND CREDIT - Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. These commitments totaled $1.1 billion and $1.2 billion at December 31, 2000 and 1999, respectively. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral predominantly consists of residential and commercial real estate and personal property. Included in the total commitments to extend credit at December 31, 2000 were fixed-rate mortgage loan commitments and loans in process aggregating $27.5 million.

STANDBY LETTERS OF CREDIT - Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit expire in various years through the year 2005 and totaled $28.8 million and $22 million at December 31, 2000 and 1999, respectively. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

VA LOANS SERVICED WITH PARTIAL RECOURSE - TCF services VA loans on which it must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. The serviced loans are collateralized by residential real estate and totaled $182.1 million and $184.5 million at December 31, 2000 and 1999, respectively.

FORWARD MORTGAGE LOAN SALES COMMITMENTS - TCF enters into forward mortgage loan sales commitments in order to manage the market exposure on its residential loans held for sale and its commitments to extend credit for residential loans. Forward mortgage loan sales commitments are contracts for the delivery of mortgage loans or pools of loans in which TCF agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from movements in mortgage loan values and interest rates. Forward mortgage loan sales commitments totaled $121.7 million and $46.3 million at December 31, 2000 and 1999, respectively.

FEDERAL HOME LOAN BANK ADVANCES - FORWARD SETTLEMENTS - TCF enters into forward settlements of FHLB advances in the course of asset and liability management and to manage interest rate risk. Forward settlements of FHLB advances totaled $300 million and $189 million at December 31, 2000 and 1999, respectively.

15    >    FAIR VALUES OF FINANCIAL INSTRUMENTS

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

   The following methods and assumptions are used by the Company in estimating fair value disclosures for its remaining financial instruments, all of which are issued or held for purposes other than trading.

LOANS HELD FOR SALE - The fair value of loans held for sale is estimated based on quoted market prices.

   The estimated fair value of capitalized mortgage servicing rights totaled $49.8 million at December 31, 2000, compared with a carrying amount of $40.1 million. The estimated fair value of capitalized mortgage servicing rights is based on estimated cash flows discounted using rates commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

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

   TCF has not incurred, and does not anticipate, significant losses as a result of the recourse provisions associated with its balance of VA loans serviced with partial recourse. As a result, the carrying amounts and related estimated fair values of these financial instruments were not material at December 31, 2000 and 1999.

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

                                                                                       At December 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                              2000                        1999
-------------------------------------------------------------------------------------------------------------------------
                                                              CARRYING        ESTIMATED         Carrying        Estimated
(In thousands)                                                  AMOUNT       FAIR VALUE           Amount       Fair Value
-------------------------------------------------------------------------------------------------------------------------
Financial instrument assets:
   Loans held for sale ...............................     $   227,779      $   231,306      $   198,928      $   200,617
   Loans:
      Residential real estate ........................       3,673,831        3,712,568        3,919,678        3,825,981
      Commercial real estate .........................       1,371,841        1,381,222        1,073,472        1,061,374
      Commercial business ............................         410,422          410,003          351,353          347,108
      Consumer .......................................       2,234,134        2,408,672        2,058,584        2,116,554
      Equipment finance loans ........................         207,059          210,434           44,160           44,160
      Allowance for loan losses (1) ..................         (60,816)            --            (51,847)            --
                                                           ---------------------------------------------------------------
                                                           $ 8,064,250      $ 8,354,205      $ 7,594,328      $ 7,595,794
                                                           ===============================================================
Financial instrument liabilities:
   Certificates ......................................     $ 2,805,605      $ 2,836,340      $ 2,871,847      $ 2,901,177
   Securities sold under agreements to repurchase ....         994,320        1,003,645        1,010,000        1,010,000
   Federal Home Loan Bank advances ...................       1,891,037        1,903,898        1,759,787        1,733,859
   Other borrowings ..................................          42,125           41,694          135,732          135,301
                                                           ---------------------------------------------------------------
                                                           $ 5,733,087      $ 5,785,577      $ 5,777,366      $ 5,780,337
                                                           ===============================================================
Financial instruments with off-balance-sheet risk: (2)
   Commitments to extend credit (3) ..................     $    12,045      $      (342)     $     8,572      $      (916)
   Standby letters of credit (4) .....................              (2)              (2)              (1)              (2)
   Forward mortgage loan sales commitments (3) .......              50           (1,151)              39              427
   Federal Home Loan Bank advance forward settlements             --             (6,985)            --              1,509
                                                           ---------------------------------------------------------------
                                                           $    12,093      $    (8,480)     $     8,610      $     1,018
==========================================================================================================================

 (1) Excludes the allowance for lease losses.
 (2) Positive amounts represent assets, negative amounts represent liabilities.
 (3) Carrying amounts are included in other assets.
 (4) Carrying amounts are included in accrued expenses and other liabilities.

16    >    STOCK OPTION AND INCENTIVE PLAN

The TCF Financial 1995 Incentive Stock Program (the "Program") was adopted to enable TCF to attract and retain key personnel. Under the Program, no more than 5% of the shares of TCF common stock outstanding on the date of initial shareholder approval may be awarded. Options generally become exercisable over a period of one to 10 years from the date of the grant and expire after 10 years.

   All outstanding options have a fixed exercise price equal to the market price of TCF common stock on the date of grant. Restricted stock granted in 1998 generally vests within five years, but may be subject to a delayed vesting schedule if certain return on equity goals are not met. Restricted stock granted to certain executive officers in 2000 will vest only if certain earnings per share goals are achieved by 2008. Failure to achieve the goals will result in all or a portion of the shares being forfeited. Other restricted stock grants generally vest over periods from three to eight years. TCF also has prior programs with options that remain outstanding. Those options are included in the following tables.

ACCOUNTING FOR STOCK-BASED COMPENSATION - Effective January 1, 2000, TCF adopted the recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," for stock-based transactions beginning in 2000. Under SFAS No. 123, the fair value of an option or similar equity instrument on the date of grant is amortized to expense over the vesting period of the grant. The recognition provisions of SFAS No. 123 are applied prospectively upon adoption. TCF applied the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," as amended, for stock-based transactions through December 31, 1999. Accordingly, no compensation expense was recognized prior to 2000 for TCF's non-compensatory stock option grants.

   TCF believes the fair value method of accounting more appropriately reflects the substance of the transaction between an entity that issues stock options, or other stock-based instruments, and its employees; that is, an entity has granted something of value to an employee generally in return for their continued employment and services. The fair value based method is designated as the preferred method of accounting by SFAS No. 123.

   Compensation expense for restricted stock under SFAS No. 123 and APB Opinion No. 25 is recorded over the vesting periods, and totaled $9.4 million, $9.5 million and $5.9 million in 2000, 1999 and 1998, respectively.

   Had compensation expense for all periods been determined based on the fair value at the grant dates for awards under the Program consistent with the method of SFAS No. 123, TCF's pro forma net income and earnings per common share would have been as follows for periods prior to TCF's adoption of SFAS No. 123:

                                        Year Ended December 31,
------------------------------------------------------------------
(In thousands, except per-share data)        1999          1998
------------------------------------------------------------------
Net income:
   As reported ...................     $   166,039     $   156,179
                                       ===========================
   Pro forma .....................     $   164,607     $   156,271
                                       ===========================
Basic earnings per common share:
   As reported ...................     $      2.01     $      1.77
                                       ===========================
   Pro forma .....................     $      2.00     $      1.77
                                       ===========================
Diluted earnings per common share:
   As reported ...................     $      2.00     $      1.76
                                       ===========================
   Pro forma .....................     $      1.98     $      1.76
==================================================================


   The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model, with the following weighted-average assumptions used for 1999 and 1998, respectively: risk-free interest rates of 5.03% and 4.78%; dividend yield of 2.7% and 2.6%; expected lives of 7 and 5.25 years; and volatility of 27.0% and 27.2%.

   The weighted-average grant date fair value of options was $6.59, $7.02 and $6.49 in 2000, 1999 and 1998, respectively. The weighted-average grant date fair value of restricted stock was $24.60, $25.94 and $31.19 in 2000, 1999 and 1998, respectively.

   The following table reflects TCF's stock option and restricted stock transactions under the Program since December 31, 1997:

                                                  Stock Options                       Restricted Stock
                                            ---------------------------------------------------------------
                                                               Exercise Price
                                                           ---------------------
                                                                     Weighted-
                                         Shares         Range          Average      Shares      Price Range
-----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997        837,045      $2.22-33.28    $     9.61   1,948,928     $ 7.66-27.34
   Granted .....................        551,500      23.69-32.19         25.04     108,200      28.97-34.00
   Exercised ...................       (208,388)      2.44-17.54          4.69        --                 --
   Forfeited ...................         (1,500)           32.19         32.19      (5,400)     16.56-34.00
   Vested ......................           --                --             --    (607,994)      7.66-21.91
                                     -----------                                 ---------
Outstanding at December 31, 1998      1,178,657       2.22-33.28         17.67   1,443,734       7.66-34.00
   Granted .....................        247,550      23.56-29.03         25.25      21,050      22.53-28.59
   Exercised ...................       (551,107)      2.22-23.69         11.73        --                 --
   Forfeited ...................       (112,000)     23.56-33.28         32.36     (11,760)      8.11-34.00
   Vested ......................          --                --              --    (331,889)      7.66-27.34
                                     -----------                                 ---------
Outstanding at December 31, 1999        763,100      2.63-33.28          22.27   1,121,135       8.11-34.00
   Granted .....................          1,000           21.81          21.81   1,300,080      22.10-43.70
   Exercised ...................       (283,585)     2.63-28.88          20.25        --                 --
   Forfeited ...................        (13,000)    23.56-32.19          28.32     (20,940)     20.88-34.00
   Vested ......................           --              --              --     (125,175)      8.11-28.59
                                     -----------                                 ---------
OUTSTANDING AT DECEMBER 31, 2000        467,515      3.46-33.28          23.32   2,275,100      16.56-43.70
                                     ===========                                 =========
EXERCISABLE AT DECEMBER 31, 2000        180,965      3.46-33.28          18.34
==========================================================================================================

   The following table summarizes information about stock options outstanding at December 31, 2000:

                                                  Options Outstanding                Options Exercisable
-----------------------------------------------------------------------------------------------------------
                                                                   Weighted-
                                                                     Average
                                                     Weighted-     Remaining                      Weighted-
                                                       Average   Contractual                        Average
Exercise Price Range                   Shares   Exercise Price Life in Years        Shares   Exercise Price
------------------------------------------------------------------------------------------------------------
$3.46 to $10.00 ...................    49,885            $5.45           1.5        49,885           $ 5.45
$10.01 to $20.00 ..................    37,830            13.78           5.2        37,830            13.78
$20.01 to $30.00 ..................   285,300            24.98           8.1        65,050            24.85
$30.01 to $33.28 ..................    94,500            31.55           7.1        28,200            32.24
                                     --------                                   ----------
   Total Options ..................   467,515            23.32           7.0       180,965            18.34
============================================================================================================


   At December 31, 2000, there were 3,211,391 shares reserved for issuance under the Program, including 467,515 shares for which options had been granted but had not yet been exercised.

17    >    EMPLOYEE BENEFIT PLANS

The TCF Cash Balance Pension Plan (the "Pension Plan") is a qualified defined benefit plan covering all "regular stated salary" employees and certain part-time employees who are at least 21 years old and have completed a year of eligibility service with TCF. TCF makes a monthly allocation to the participant's account based on a percentage of the participant's compensation. The percentage is based on the sum of the participant's age and years of employment with TCF. Participants are fully vested after five years of qualifying service.

   In addition to providing retirement income benefits, TCF provides health care benefits for eligible retired employees, and in some cases life insurance benefits (the "Postretirement Plan"). Substantially all full-time employees may become eligible for health care benefits if they reach retirement age and have completed ten years of service with the Company, with certain exceptions. Effective January 1, 2000, TCF modified the Postretirement Plan by eliminating the Company subsidy for employees not yet eligible for benefits under the Postretirement Plan. The plan provisions for full-time and retired employees eligible for these benefits were not changed. These and similar benefits for active employees are provided through insurance companies or through self-funded programs. The Postretirement Plan is an unfunded plan.

   The following table sets forth the status of the Pension Plan and the Postretirement Plan at the dates indicated:

                                                          Pension Plan           Postretirement Plan
                                                          ------------           -------------------
                                                     Year Ended December 31,  Year Ended December 31,
----------------------------------------------------------------------------------------------------
(In thousands)                                           2000        1999        2000         1999
----------------------------------------------------------------------------------------------------
Change in benefit obligation:
   Benefit obligation at beginning of year ........   $ 30,728    $ 28,967    $  9,721    $  9,214
   Service cost - benefits earned during the year..      3,248       3,297          56         426
   Interest cost on benefit obligation ............      2,431       2,059         523         630
   Amendments .....................................         --          --      (2,481)         --
   Actuarial (gain) loss ..........................     (1,942)     (1,205)        179          69
   Benefits paid ..................................     (1,921)     (2,390)       (389)       (618)
                                                        ------      ------        ----        ----
      Benefit obligation at end of year ...........     32,544      30,728       7,609       9,721
                                                        ------      ------       -----       -----
Change in fair value of plan assets:
   Fair value of plan assets at beginning of year .     74,867      57,338          --          --
   Actual return on plan assets ...................     14,118      18,151          --          --
   Benefits paid ..................................     (1,921)     (2,390)       (389)       (618)
   Plan merger ....................................         --       1,768          --          --
   Employer contributions .........................         --          --         389         618
                                                        ------      ------       -----       -----
      Fair value of plan assets at end of year ....     87,064      74,867          --          --
                                                        ------      ------       -----       -----
Funded status of plans:
   Funded status at end of year ...................     54,520      44,139      (7,609)     (9,721)
   Unrecognized transition obligation .............         --          --       2,513       4,433
   Unrecognized prior service cost ................     (2,926)     (3,983)         --         770
   Unrecognized net gain ..........................    (32,808)    (23,870)       (797)       (998)
                                                        ------      ------       -----       -----
      Prepaid (accrued) benefit cost at end of year   $ 18,786    $ 16,286    $ (5,893)   $ (5,516)
==================================================================================================


   Net periodic benefit cost (credit) included the following components:

                                                Pension Plan                   Postretirement Plan
                                              -------------------------------------------------------
                                            Year Ended December 31,           Year Ended December 31,
-----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                             2000       1999       1998       2000       1999       1998
-----------------------------------------------------------------------------------------------------
Service cost .......................... $ 3,248    $ 3,297    $ 2,967    $    56    $   426    $   299
Interest cost .........................   2,431      2,059      1,454        523        630        641
Expected return on plan assets ........  (6,207)    (5,155)    (3,745)        --         --         --
Amortization of transition obligation .      --         --         --        209        342        342
Amortization of prior service cost ....  (1,057)    (1,057)      (876)        --        109        109
Recognized actuarial gain .............    (915)        --       (728)       (22)       (12)       (58)
                                       ---------------------------------------------------------------
   Net periodic benefit cost (credit).. $(2,500)   $  (856)   $  (928)   $   766    $ 1,495    $ 1,333
======================================================================================================

   The discount rate and rate of increase in future compensation used to measure the benefit obligation and the expected long-term rate of return on plan assets were as follows:

                                             Pension Plan          Postretirement Plan
                                        ------------------------------------------------
                                        Year Ended December 31,  Year Ended December 31,
----------------------------------------------------------------------------------------
                                        2000     1999    1998    2000    1999    1998
----------------------------------------------------------------------------------------

Discount rate ........................  7.50%    7.50%   6.75%   7.50%   7.50%   6.75%
Rate of increase in future
   compensation ......................  5.00     5.00    5.00       --      --      --
Expected long-term rate of return
   on plan assets .................... 10.00    10.00    9.50       --      --      --
========================================================================================

   The Pension Plan's assets consist primarily of listed stocks and government bonds. At December 31, 2000 and 1999, the Pension Plan's assets included TCF common stock with a market value of $11.3 million and $6.3 million, respectively.

   For active participants of the Postretirement Plan, a 7.2% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. This rate is assumed to decrease gradually to 6% for the year 2005 and remain at that level thereafter. For most retired participants, the annual rate of increase is assumed to be 4% for all future years, which represents the Plan's annual limit on increases in TCF's contributions for retirees.

   Assumed health care cost trend rates have an effect on the amounts reported for the Postretirement Plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                      1-Percentage-  1-Percentage-
(In thousands)                                       Point Increase  Point Decrease
-----------------------------------------------------------------------------------
Effect on total of service and interest cost components ..  $  14     $ (13)
Effect on postretirement benefit obligation ..............    132      (119)
===================================================================================


Employee Stock Purchase Plan - The TCF Employees Stock Purchase Plan generally allows participants to make contributions by salary deduction of up to 12% of their salary on a tax-deferred basis pursuant to section 401(k) of the Internal Revenue Code. TCF matches the contributions of all employees at the rate of 50 cents per dollar, with a maximum employer contribution of 3% of the employee's salary. Employee contributions vest immediately while the Company's matching contributions are subject to a graduated vesting schedule based on an employee's years of vesting service. The Company's matching contributions are expensed when made. TCF's contribution to the plan was $2.7 million, $2.8 million and $2.7 million in 2000, 1999 and 1998, respectively.

18    >    BUSINESS SEGMENTS

Prior to April 1, 2000, TCF's wholly owned bank subsidiaries located in Minnesota, Illinois, Wisconsin and Michigan had been identified as reportable segments. In April 2000, TCF merged these four bank charters into one national bank charter headquartered in Minnesota.

   Following the bank merger, certain management responsibilities were realigned within the organization. Management reporting was revised to reflect the charter merger and the resulting changes in responsibilities. Banking, leasing and equipment finance, and mortgage banking have been identified as reportable operating segments. Banking includes the following operating units that provide financial services to customers: deposits and investment products, commercial lending, consumer lending, residential lending and treasury services. Management of TCF's banking area is organized by state. The separate state operations have been aggregated for purposes of segment disclosures. Leasing and equipment finance provides a broad range of comprehensive lease and equipment finance products addressing the financing needs of diverse companies. Mortgage banking activities include the origination and purchase of residential mortgage loans for portfolio loans and sales to third parties, generally with servicing retained. In addition, TCF operates a bank holding company ("parent company") that provides data processing, bank operations and other professional services to the operating segments.

   TCF evaluates performance and allocates resources based on the segments' net income. The segments follow generally accepted accounting principles as described in the Summary of Significant Accounting Policies. TCF generally accounts for intersegment sales and transfers at cost. Each segment is managed separately with its own president, who reports directly to TCF's chief operating decision maker.

   The following table sets forth certain information about the reported profit or loss and assets for each of TCF's reportable segments, including reconciliation to TCF's consolidated totals. The results of TCF's parent company and other administrative areas comprise the "other" category in the table below. Prior period data has been restated to reflect the change in composition of TCF's operating segments.

                                                     Leasing and                             Eliminations
                                                      Equipment     Mortgage                          and
(In thousands)                           Banking       Finance      Banking        Other  Reclassification Consolidated
-----------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEAR ENDED
   DECEMBER 31, 2000:
   REVENUES FROM EXTERNAL CUSTOMERS:
     INTEREST INCOME ................ $   751,103  $    69,960  $     5,192   $       426   $        --   $   826,681
      NON-INTEREST INCOME ...........     287,219       38,451       15,846            86            --       341,602
                                     --------------------------------------------------------------------------------
         TOTAL ...................... $ 1,038,322  $   108,411  $    21,038   $       512   $        --   $ 1,168,283
                                     ================================================================================
   NET INTEREST INCOME .............. $   397,887  $    30,405  $     5,609   $      (556)  $     5,191   $   438,536
   PROVISION FOR CREDIT LOSSES ......       9,594        5,178           --            --            --        14,772
   NON-INTEREST INCOME ..............     287,219       38,451       25,497        90,640      (100,205)      341,602
   AMORTIZATION OF GOODWILL AND
      OTHER INTANGIBLES .............       9,605          396           --            --            --        10,001
   OTHER NON-INTEREST EXPENSE .......     398,922       25,813       29,218        93,588       (95,014)      452,527
   INCOME TAX EXPENSE ...............     102,722       14,420          717        (1,266)           --       116,593
                                     --------------------------------------------------------------------------------
      NET INCOME (LOSS) ............. $   164,263  $    23,049  $     1,171   $    (2,238)  $        --   $   186,245
                                     ================================================================================
   TOTAL ASSETS ..................... $10,800,942  $   876,540  $   130,477   $   112,309   $  (722,806)  $11,197,462
                                     ================================================================================
At or For the Year Ended
   December 31, 1999:
   Revenues from External Customers:
      Interest Income ............... $   699,451  $    47,562  $     4,668   $       420   $        --   $   752,101
      Non-Interest Income ...........     269,384       28,490       20,723             2            --       318,599
                                     --------------------------------------------------------------------------------
         Total ...................... $   968,835  $    76,052  $    25,391   $       422   $        --   $ 1,070,700
                                     ================================================================================
   Net Interest Income .............. $   398,264  $    25,212  $     6,029   $    (3,487)  $    (1,805)  $   424,213
   Provision for Credit Losses ......      15,065        1,858           --            --            --        16,923
   Non-Interest Income ..............     269,384       28,490       24,914        82,564       (86,753)      318,599
   Amortization of Goodwill and
      Other Intangibles .............      10,296          393           --            --            --        10,689
   Other Non-Interest Expense .......     394,303       19,062       32,571        84,731       (88,558)      442,109
   Income Tax Expense ...............      96,473       13,037         (491)       (1,967)           --       107,052
                                     --------------------------------------------------------------------------------
      Net Income (Loss) ............. $   151,511  $    19,352  $    (1,137)  $    (3,687)  $        --   $   166,039
                                     ================================================================================
   Total Assets ..................... $10,270,641  $   524,702  $   122,685   $    56,188   $  (312,500)  $10,661,716
                                     ================================================================================
At or For the Year Ended
December 31, 1998:
   Revenues from External Customers:
      Interest Income ............... $   691,282  $    48,861  $     8,591   $       160   $        --   $   748,894
      Non-Interest Income ...........     228,486       31,340       31,640            29            --       291,495
                                     --------------------------------------------------------------------------------
         Total ...................... $   919,768  $    80,201  $    40,231   $       189   $        --   $ 1,040,389
                                     ================================================================================
   Net Interest Income .............. $   393,273  $    26,833  $     9,874   $    (1,759)  $    (2,487)  $   425,734
   Provision for Credit Losses ......      22,073        1,255           --           (48)           --        23,280
   Non-Interest Income ..............     228,561       31,340       37,184        70,783       (76,373)      291,495
   Amortization of Goodwill and
      Other Intangibles .............      11,006          393           --            --            --        11,399
   Other Non-Interest Expense .......     368,661       16,705       37,274        73,521       (78,860)      417,301
   Income Tax Expense ...............      90,470       16,166        3,941        (1,507)           --       109,070
                                     --------------------------------------------------------------------------------
      Net Income (Loss) ............. $   129,624  $    23,654  $     5,843   $    (2,942)  $        --   $   156,179
                                     ================================================================================
   Total Assets ..................... $ 9,757,427  $   417,094  $   262,794   $    54,485   $  (327,206)  $10,164,594
=====================================================================================================================


   Revenues from external customers for TCF's operating units, comprised of total interest income and non-interest income, are as follows:

                                                       Year Ended December 31,
--------------------------------------------------------------------------------------
(In thousands)                                     2000          1999           1998
--------------------------------------------------------------------------------------
Deposits and investment products ...........  $  272,785     $  232,603     $  194,948
Commercial lending .........................     139,697        108,817         99,383
Consumer lending ...........................     239,916        215,671        236,538
Residential lending and treasury services ..     385,924        411,744        388,899
Leasing and equipment finance ..............     108,411         76,052         80,201
Mortgage banking ...........................      21,038         25,391         40,231
Other ......................................         512            422            189
                                              ----------------------------------------
                                              $1,168,283     $1,070,700     $1,040,389
======================================================================================



19    >    OTHER EXPENSE

Other expense consists of the following:

                                          Year Ended December 31,
-------------------------------------------------------------------------
(In thousands)                       2000            1999            1998
-------------------------------------------------------------------------
Deposit account losses ........  $ 19,479        $ 17,172        $ 14,335
Telecommunication .............    13,345          13,386          13,049
ATM interchange ...............    11,735          11,156           9,107
Postage and courier ...........    11,442          10,876           9,926
Office supplies ...............     9,216           8,879          10,006
Loan and lease ................     3,979           5,469           6,917
Federal deposit insurance .....     2,837           5,307           5,439
Mortgage servicing rights .....     5,326           4,906           6,815
Other .........................    41,505          35,311          33,439
                                 ----------------------------------------
                                 $118,864        $112,462        $109,033
=========================================================================

20    >    PARENT COMPANY FINANCIAL INFORMATION

TCF Financial Corporation's (parent company only) condensed statements of financial condition as of December 31, 2000 and 1999, and the condensed statements of operations and cash flows for the years ended December 31, 2000, 1999 and 1998 are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                            At December 31,
------------------------------------------------------------------------------
(In thousands)                                            2000            1999
------------------------------------------------------------------------------
Assets:
   Cash .........................................     $    191        $    673
   Interest-bearing deposits with banks .........       23,996           2,639
   Investment in bank subsidiaries ..............      835,933         835,997
   Premises and equipment .......................       11,947          11,566
   Dividends receivable from bank subsidiaries ..       25,000           7,272
   Other assets .................................       35,315          33,007
                                                      ------------------------
                                                      $932,382        $891,154
                                                      ========================
Liabilities and Stockholders' Equity:
   Bank line of credit ..........................     $     --        $ 42,000
   Commercial paper .............................           --          22,357
   Other liabilities ............................       22,162          17,815
                                                      ------------------------
      Total liabilities .........................       22,162          82,172
   Stockholders' equity .........................      910,220         808,982
                                                      ------------------------
                                                      $932,382        $891,154
==============================================================================

CONDENSED STATEMENTS OF OPERATIONS

                                                                                   Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                2000              1999              1998
----------------------------------------------------------------------------------------------------------------------
Interest income ......................................................   $   1,192         $     576         $     581
Interest expense .....................................................       1,726             4,000             2,219
                                                                         ---------------------------------------------
   Net interest expense ..............................................        (534)           (3,424)           (1,638)
Provision for credit losses ..........................................          --                --               (49)
                                                                         ---------------------------------------------
   Net interest expense after provision for credit losses ............        (534)           (3,424)           (1,589)
                                                                         ---------------------------------------------
Cash dividends received from consolidated bank subsidiaries ..........     212,327           164,791           184,569
Other non-interest income:
   Affiliate service fees ............................................      90,553            82,567            72,483
   Other .............................................................          87                (3)               35
                                                                         ---------------------------------------------
      Total other non-interest income ................................      90,640            82,564            72,518
                                                                         ---------------------------------------------
Non-interest expense:
   Compensation and employee benefits ................................      54,506            49,171            41,379
   Occupancy and equipment ...........................................      16,133            14,982            14,672
   Other .............................................................      22,970            20,622            19,294
                                                                         ---------------------------------------------
      Total non-interest expense .....................................      93,609            84,775            75,345
                                                                         ---------------------------------------------
   Income before income tax benefit and equity in undistributed
      earnings of subsidiaries .......................................     208,824           159,156           180,153
Income tax benefit ...................................................       1,435             1,852             1,588
                                                                         ---------------------------------------------
   Income before equity in undistributed earnings of subsidiaries ....     210,259           161,008           181,741
Equity in undistributed earnings of subsidiaries .....................     (24,014)            5,031           (25,562)
                                                                         ---------------------------------------------
Net income ...........................................................   $ 186,245         $ 166,039         $ 156,179
======================================================================================================================


CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                 Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                2000           1999           1998
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income .........................................................................  $ 186,245      $ 166,039      $ 156,179
   Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed earnings of subsidiaries ................................     24,014         (5,031)        25,562
      Other, net ......................................................................     13,381         15,554          1,802
                                                                                         ---------------------------------------
         Total adjustments ............................................................     37,395         10,523         27,364
                                                                                         ---------------------------------------
      Net cash provided by operating activities .......................................    223,640        176,562        183,543
                                                                                         ---------------------------------------
Cash flows from investing activities:
   Net (increase) decrease in interest-bearing deposits with banks ....................    (21,357)          (238)        17,420
   Investments in and advances to subsidiaries, net ...................................         --         (1,000)            --
   Loan to Executive Deferred Compensation Plan, net ..................................       (416)         1,390         (6,111)
   Purchases of premises and equipment, net ...........................................     (4,300)        (6,624)        (4,174)
   Other, net .........................................................................        525            579            765
                                                                                         ---------------------------------------
      Net cash provided (used) by investing activities ................................    (25,548)        (5,893)         7,900
                                                                                         ---------------------------------------
Cash flows from financing activities:
   Dividends paid on common stock .....................................................    (66,101)       (60,755)       (54,971)
   Purchases of common stock to be held in treasury ...................................    (73,824)      (106,106)      (210,939)
   Net increase (decrease) in commercial paper ........................................    (22,357)        22,357             --
   Net increase (decrease) in bank line of credit .....................................    (42,000)       (32,000)        74,000
   Other, net .........................................................................      5,708          6,330            629
                                                                                         ---------------------------------------
      Net cash used by financing activities ...........................................   (198,574)      (170,174)      (191,281)
                                                                                         ---------------------------------------
Net increase (decrease) in cash .......................................................       (482)           495            162
Cash at beginning of year .............................................................        673            178             16
                                                                                         ---------------------------------------
Cash at end of year ...................................................................  $     191      $     673      $     178
================================================================================================================================

21    >    LITIGATION AND CONTINGENT LIABILITIES

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

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
TCF Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in note 16 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, as of January 1, 2000.

KPMG LLP

Minneapolis, Minnesota
January 17, 2001

OTHER FINANCIAL DATA

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                   AT DEC. 31,     At Sept. 30,      At June 30,      At March 31,
(Dollars in thousands,
except per-share data)                    2000             2000             2000              2000
--------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:

Total assets ...................   $11,197,462      $10,980,000      $10,905,705       $10,761,821
Investments ....................       134,059          132,173          131,635           155,265
Securities available for sale ..     1,403,888        1,413,218        1,436,836         1,470,532
Residential real estate loans ..     3,673,831        3,797,023        3,866,659         3,932,944
Other loans and leases .........     4,872,868        4,562,644        4,364,491         4,158,849
Deposits .......................     6,891,824        6,810,921        6,719,962         6,823,248
Borrowings .....................     3,184,245        3,115,066        3,205,732         2,975,080
Stockholders' equity ...........       910,220          859,444          807,382           780,311
==================================================================================================
                                   At Dec. 31,     At Sept. 30,      At June 30,      At March 31,
                                          1999             1999             1999              1999
--------------------------------------------------------------------------------------------------
Total assets ...................   $10,661,716      $10,342,248     $ 10,338,341       $10,200,744
Investments ....................       148,154          127,701          194,781           158,222
Securities available for sale ..     1,521,661        1,599,438        1,701,063         1,569,406
Residential real estate loans ..     3,919,678        3,819,673        3,773,094         3,788,352
Other loans and leases .........     3,976,065        3,782,457        3,658,077         3,504,977
Deposits .......................     6,584,835        6,633,738        6,648,283         6,632,481
Borrowings .....................     3,083,888        2,721,200        2,734,652         2,579,789
Stockholders' equity ...........       808,982          815,304          810,448           824,442
==================================================================================================

                                                                       Three Months Ended
----------------------------------------------------------------------------------------------------------
                                              DEC. 31,        Sept. 30,         June 30,         March 31,
                                                  2000             2000             2000              2000
----------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income .......................       $214,408         $210,709         $204,407          $197,157
Interest expense ......................        103,584          100,035           94,209            90,317
                                            --------------------------------------------------------------
   Net interest income ................        110,824          110,674          110,198           106,840
Provision for credit losses ...........          4,711            3,688            5,383               990
                                            --------------------------------------------------------------
   Net interest income after
      provision for credit losses .....        106,113          106,986          104,815           105,850
Non-interest income:
   Fees and other revenues ............         88,122           85,276           82,438            72,953
   Other non-interest income:
      Gain (loss) on sales of
         securities available for sale.             --               --               --                --
      Gain on sales of loan servicing .             --               --               --                --
      Gain on sales of branches .......          8,947               --            3,866                --
      Gain on sale of subsidiaries ....             --               --               --                --
      Title insurance revenues ........             --               --               --                --
                                            --------------------------------------------------------------
         Other non-interest income ....          8,947               --            3,866                --
                                            --------------------------------------------------------------
            Total non-interest income .         97,069           85,276           86,304            72,953
                                            --------------------------------------------------------------
Non-interest expense:
   Amortization of goodwill and
      other intangibles ...............          2,519            2,515            2,484             2,483
   Other non-interest expense .........        115,841          113,818          112,761           110,107
                                            --------------------------------------------------------------
      Total non-interest expense ......        118,360          116,333          115,245           112,590
                                            --------------------------------------------------------------
Income before income tax expense ......         84,822           75,929           75,874            66,213
Income tax expense ....................         32,657           29,232           29,212            25,492
                                            --------------------------------------------------------------
   Net income .........................       $ 52,165         $ 46,697         $ 46,662          $ 40,721
                                            ==============================================================
Per common share:
   Basic earnings .....................       $    .67         $    .60         $    .60          $    .51
                                            ==============================================================
   Diluted earnings ...................       $    .66         $    .59         $    .59          $    .51
                                            ==============================================================
   Diluted cash earnings (1)...........       $    .68         $    .61         $    .61          $    .53
                                            ==============================================================
   Dividends declared .................       $  .2125         $  .2125         $  .2125          $  .1875
                                            ==============================================================
FINANCIAL RATIOS: (2)
Return on average assets ..............           1.89%            1.71%            1.73%             1.53%
Cash return on average assets (1) .....           1.96             1.78             1.80              1.60
Return on average realized
   common equity ......................          23.17            21.52            22.19             19.24
Return on average common equity .......          23.78            22.55            23.72             20.55
Cash return on average
   realized common equity (1) .........          24.01            22.39            23.09             20.12
Average total equity to average assets            7.95             7.60             7.28              7.44
Average realized tangible equity
   to average assets ..................           6.66             6.43             6.23              6.35
Average tangible equity to
   average assets .....................           6.45             6.06             5.72              5.84
Net interest margin (3) ...............           4.33             4.38             4.38              4.32
==========================================================================================================

----------------------------------------------------------------------------------------------------------
                                              Dec. 31,        Sept. 30,         June 30,         March 31,
                                                  1999             1999             1999              1999
----------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income .......................       $193,043         $188,656         $186,359          $184,043
Interest expense ......................         86,931           82,116           79,637            79,204
                                            --------------------------------------------------------------
   Net interest income ................        106,112          106,540          106,722           104,839
Provision for credit losses ...........          3,371            2,845            2,947             7,760
                                            --------------------------------------------------------------
   Net interest income after
      provision for credit losses .....        102,741          103,695          103,775            97,079
Non-interest income:
   Fees and other revenues ............         74,785           72,137           68,385            63,919
   Other non-interest income:
      Gain (loss) on sales of
         securities available for sale.             --               --               (5)            3,199
      Gain on sales of loan servicing .             --               --              743             2,333
      Gain on sales of branches .......          3,349            6,429            2,382                --
      Gain on sale of subsidiaries ....          5,522               --               --                --
      Title insurance revenues ........          2,490            3,953            4,512             4,466
                                            --------------------------------------------------------------
         Other non-interest income ....         11,361           10,382            7,632             9,998
                                            --------------------------------------------------------------
            Total non-interest income .         86,146           82,519           76,017            73,917
                                            --------------------------------------------------------------
Non-interest expense:
   Amortization of goodwill and
      other intangibles ...............          2,665            2,676            2,673             2,675
   Other non-interest expense .........        112,292          114,061          110,106           105,650
                                            --------------------------------------------------------------
      Total non-interest expense ......        114,957          116,737          112,779           108,325
                                            --------------------------------------------------------------
Income before income tax expense ......         73,930           69,477           67,013            62,671
Income tax expense ....................         28,980           26,717           26,024            25,331
                                            --------------------------------------------------------------
   Net income .........................       $ 44,950         $ 42,760         $ 40,989          $ 37,340
                                            ==============================================================
Per common share:
   Basic earnings .....................       $    .55         $    .52         $    .50          $    .45
                                            ==============================================================
   Diluted earnings ...................       $    .55         $    .52         $    .49          $    .44
                                            ==============================================================
   Diluted cash earnings (1) ..........       $    .58         $    .54         $    .52          $    .47
                                            ==============================================================
   Dividends declared .................       $  .1875         $  .1875         $  .1875          $  .1625
                                            ==============================================================
FINANCIAL RATIOS: (2)
Return on average assets ..............           1.72%            1.66%            1.60%             1.48%
Cash return on average assets (1) .....           1.80             1.73             1.67              1.55
Return on average realized
   common equity ......................          21.04            20.37            19.81             18.06
Return on average common equity .......          22.03            21.29            20.11             17.99
Cash return on average
   realized common equity (1) .........          22.14            21.27            20.73             18.97
Average total equity to average assets            7.78             7.79             7.95              8.22
Average realized tangible equity
   to average assets ..................           6.50             6.44             6.33              6.39
Average tangible equity to
   average assets .....................           6.13             6.08             6.21              6.42
Net interest margin (3) ...............           4.38             4.46             4.52              4.52
==========================================================================================================

(1)Excludes amortization and reduction of goodwill, net of income tax benefit.
(2)Annualized.
(3) Net interest income divided by average interest-earning assets.

FIVE-YEAR CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                                Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share data)                                  2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARY OF OPERATIONS:
Interest income .............................................      $826,681   $752,101   $748,894   $682,614   $612,884
Interest expense ............................................       388,145    327,888    323,160    289,018    258,316
                                                                  -----------------------------------------------------
   Net interest income ......................................       438,536    424,213    425,734    393,596    354,568
Provision for credit losses .................................        14,772     16,923     23,280     17,995     21,446
                                                                  -----------------------------------------------------
   Net interest income after provision for credit losses ....       423,764    407,290    402,454    375,601    333,122
Fees and other revenues .....................................       328,789    279,226    242,509    188,620    159,844
Other non-interest income:
   Gain on sales of securities available for sale ...........            --      3,194      2,246      8,509         86
   Gain on sales of loan servicing ..........................            --      3,076      2,414      1,622         --
   Gain on sales of branches ................................        12,813     12,160     18,585     14,187      2,747
   Gain on sale of subsidiaries .............................            --      5,522         --         --         --
   Gain on sale of joint venture interest ...................            --         --      5,580         --         --
   Gain on sales of loans ...................................            --         --         --         --      5,443
   Title insurance revenues .................................            --     15,421     20,161     13,730     13,492
                                                                  -----------------------------------------------------
      Other non-interest income .............................        12,813     39,373     48,986     38,048     21,768
                                                                  -----------------------------------------------------
         Total non-interest income ..........................       341,602    318,599    291,495    226,668    181,612
                                                                  -----------------------------------------------------
Amortization of goodwill and other intangibles ..............        10,001     10,689     11,399     15,757      3,540
FDIC special assessment .....................................            --         --         --         --     34,803
Other non-interest expense ..................................       452,527    442,109    417,301    345,605    314,983
                                                                  -----------------------------------------------------
      Total non-interest expense ............................       462,528    452,798    428,700    361,362    353,326
                                                                  -----------------------------------------------------
   Income before income tax expense .........................       302,838    273,091    265,249    240,907    161,408
Income tax expense ..........................................       116,593    107,052    109,070     95,846     61,031
                                                                  -----------------------------------------------------
   Net income ...............................................      $186,245   $166,039   $156,179   $145,061   $100,377
                                                                  =====================================================
Basic earnings per common share .............................      $   2.37   $   2.01   $   1.77   $   1.72   $   1.23
                                                                  =====================================================
Diluted earnings per common share ...........................      $   2.35   $   2.00   $   1.76   $   1.69   $   1.20
                                                                  =====================================================
Diluted cash earnings per common share ......................      $   2.44   $   2.10   $   1.88   $   1.73   $   1.22
                                                                  =====================================================
Dividends declared per common share .........................      $   .825   $   .725   $  .6125   $ .46875   $.359375
                                                                  =====================================================
Average common and common equivalent shares outstanding:
   Basic ....................................................        78,649     82,445     88,093     84,478     81,904
                                                                  =====================================================
   Diluted ..................................................        79,389     83,071     88,916     86,134     83,939
=======================================================================================================================


                                                                                At December 31,
--------------------------------------------------------------------------------------------------------------------------
(In thousands, except per-share data)                   2000            1999            1998           1997           1996
--------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SUMMARY OF FINANCIAL CONDITION:
Total assets .................................   $11,197,462     $10,661,716     $10,164,594     $9,744,660     $7,430,487
Interest-bearing deposits with banks .........           332          20,319         115,894         20,572        386,244
Federal funds sold ...........................            --              --          41,000             --             --
Other investments ............................            --              --           4,227          4,061          3,910
Federal Reserve Bank stock, at cost ..........        23,286          23,224          23,112         22,977             --
Federal Home Loan Bank stock, at cost ........       110,441         104,611          93,482         82,002         66,061
Securities available for sale ................     1,403,888       1,521,661       1,677,919      1,426,131        999,586
Loans held for sale ..........................       227,779         198,928         213,073        244,612        203,869
Residential real estate loans ................     3,673,831       3,919,678       3,765,280      3,623,845      2,252,312
Other loans and leases .......................     4,872,868       3,976,065       3,375,898      3,445,343      3,040,608
Goodwill .....................................       153,239         158,468         166,645        177,700         15,431
Deposit base intangibles .....................        11,183          13,262          16,238         19,821         10,843
Deposits .....................................     6,891,824       6,584,835       6,715,146      6,907,310      4,977,630
Federal Home Loan Bank advances ..............     1,891,037       1,759,787       1,804,208      1,339,578      1,141,040
Other borrowings .............................     1,293,208       1,324,101         656,838        387,574        567,132
Stockholders' equity .........................       910,220         808,982         845,502        953,680        630,687
Tangible equity ..............................       745,798         637,252         662,619        756,159        604,413
Book value per common share ..................         11.34            9.87            9.88          10.27           7.61
Tangible book value per common share .........          9.29            7.78            7.74           8.15           7.29
==========================================================================================================================

                                                                      At or For the Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                        2000            1999            1998           1997           1996
--------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND OTHER DATA:
Net interest margin .............................       4.35%           4.47%           4.84%          5.20%          5.27%
Return on average assets ........................       1.72            1.61            1.62           1.77           1.39
Return on average realized common equity ........      21.53           19.83           17.51          19.57          16.77
Average total equity to average assets ..........       7.58            7.93            9.35           9.12           8.31
Average interest-earning assets to average
   interest-bearing liabilities .................     119.10          117.02          116.55         117.15         115.29
Common dividend payout ratio ....................      35.11%          36.25%          34.80%         27.74%         29.95%
Number of full service bank offices .............        352             338             311            221            196
Number of checking accounts (in thousands) ......      1,131           1,032             913            772            669
==========================================================================================================================

ALLOWANCE FOR LOAN AND LEASE LOSS INFORMATION

                                                                            Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                        2000          1999          1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year ....................         $ 55,755       $ 80,013       $ 82,583       $ 71,865       $ 66,290
Acquired balance ................................               --             --             --         10,592             --
Transfers to loans held for sale ................               --        (14,793)            --             --             --
Charge-offs:
   Residential real estate ......................              (15)          (155)          (291)          (444)          (333)
   Commercial real estate .......................              (76)          (674)        (1,294)          (927)        (1,944)
   Commercial business ..........................             (360)           (52)           (42)        (1,485)        (2,786)
   Consumer .....................................           (7,041)       (31,509)       (30,108)       (21,660)       (18,317)
   Leasing and equipment finance ................           (2,209)        (2,008)          (979)        (2,297)          (914)
                                                      -------------------------------------------------------------------------
                                                            (9,701)       (34,398)       (32,714)       (26,813)       (24,294)
                                                      -------------------------------------------------------------------------
Recoveries:
   Residential real estate ......................               28             71            103            167            131
   Commercial real estate .......................              295          1,381            559          2,530          3,690
   Commercial business ..........................              694            329            635          2,488          2,675
   Consumer .....................................            4,576          5,831          5,222          3,141          1,918
      Leasing and equipment finance .............              250            398            345            618              9
                                                      -------------------------------------------------------------------------
                                                             5,843          8,010          6,864          8,944          8,423
                                                      -------------------------------------------------------------------------
      Net charge-offs ...........................           (3,858)       (26,388)       (25,850)       (17,869)       (15,871)
Provision charged to operations .................           14,772         16,923         23,280         17,995         21,446
                                                      -------------------------------------------------------------------------
Balance at end of year ..........................         $ 66,669       $ 55,755       $ 80,013       $ 82,583       $ 71,865
                                                      ========================================================================
Ratio of net loan and lease charge-offs to average
   loans and leases outstanding .................              .05%           .35%           .36%           .30%           .29%
Year-end allowance as a percentage of year-end
   total loan and lease balances ................              .78            .71           1.12           1.17           1.36
Year-end allowance as a percentage of year-end loans
   and leases excluding residential real estate loans         1.31           1.33           2.27           2.30           2.29
==============================================================================================================================

CONTRACTUAL AMORTIZATION OF LOAN AND LEASE PORTFOLIOS

                                                             At December 31, 2000 (1)
--------------------------------------------------------------------------------------------------------------------
                                                                                            Leasing and
                                  Residential     Commercial    Commercial                   Equipment    Total Loans
(In thousands)                    Real Estate     Real Estate    Business       Consumer      Finance      and Leases
--------------------------------------------------------------------------------------------------------------------
Amounts due:
   Within 1 year .............     $  114,568     $  213,456     $234,965     $   97,393     $312,119     $  972,501
   After 1 year:
      1 to 2 years ...........        115,641        162,865       60,183         88,604      239,938        667,231
      2 to 3 years ...........        120,013         88,205       48,904        100,528      168,565        526,215
      3 to 5 years ...........        250,073        266,182       43,971        204,425      227,647        992,298
      5 to 10 years ..........        629,189        487,696       20,752        566,558           --      1,704,195
      10 to 15 years .........        572,963        135,716          894        948,031           --      1,657,604
      Over 15 years ..........      1,864,318         20,532          246        245,382           --      2,130,478
                                 -----------------------------------------------------------------------------------
         Total after 1 year ..      3,552,197      1,161,196      174,950      2,153,528      636,150      7,678,021
                                 -----------------------------------------------------------------------------------
            Total ............     $3,666,765     $1,374,652     $409,915     $2,250,921     $948,269     $8,650,522
                                 ===================================================================================
Amounts due after 1 year on:
   Fixed-rate loans and leases     $1,479,438     $  244,741     $ 75,647     $1,143,996     $636,150     $3,579,972
   Adjustable-rate loans .....      2,072,759        916,455       99,303      1,009,532           --      4,098,049
                                 -----------------------------------------------------------------------------------
      Total after 1 year .....     $3,552,197     $1,161,196     $174,950     $2,153,528     $636,150     $7,678,021
====================================================================================================================

 (1) Gross of unearned discounts and deferred fees. This table does not include the effect of prepayments, which is an important consideration in management's interest-rate risk analysis. Company experience indicates that the loans remain outstanding for significantly shorter periods than their contractual terms.