Form 10-K, Exhibit 13
period 2001-12-31
TCF FINANCIAL CORP
filed 2002-03-06
CIK 814184

Financial Highlights

	At or For the Year Ended December 31,
	2001	2000	% Change
	(Dollars in thousands, except per-share data)
Operating Results:
Net interest income	$481,222	$438,536	9.7%
Fees and other revenues(1)	367,307	323,463	13.6
Top-line revenue	848,529	761,999	11.4
Provision for credit losses	20,878	14,772	41.3
Non-interest expense	501,996	457,202	9.8
Operating income (pre-tax)	325,655	290,025	12.3
Non-operating income	4,179	12,813	(67.4)
Income tax expense	122,512	116,593	5.1
Net income	$207,322	$186,245	11.3

Per Common Share Information:
Diluted earnings	$2.70	$2.35	14.9
Basic earnings	2.73	2.37	15.2
Diluted cash earnings(2)	2.80	2.44	14.8
Dividends declared	1.00	.825	21.2
Stock price:
High	51.12	45.56
Low	32.81	18.00
Close	47.98	44.56	7.7
Book value	11.92	11.34	5.1
Tangible book value	9.91	9.29	6.7
Price to book value	403%	393%	2.5
Price to tangible book value	484	480	0.8

Financial Ratios:
Return on average assets	1.79%	1.72%	4.1
Return on average realized common equity	23.18	21.53	7.7
Cash return on average assets(2)	1.86	1.79	3.9
Cash return on average realized common equity(2)	24.03	22.40	7.3
Net interest margin	4.51	4.35	3.7
Total equity to total assets at year end	8.07	8.13	(0.7)
Tangible equity to total assets at year end	6.71	6.66	0.8

(1) Excludes gains on sales of branches and securities.

(2) Excludes amortization of goodwill, net of income tax benefit.

	At December 31,
	2001	2000	% Change
	(Dollars in thousands)
Selected Balance Sheet Data:
Total assets	$11,358,715	$11,197,462	1.4%
Securities available for sale	1,584,661	1,403,888	12.9
Residential real estate loans	2,733,290	3,673,831	(25.6)
Other loans and leases	5,510,912	4,872,868	13.1
Goodwill	145,462	153,239	(5.1)
Deposit base intangibles	9,244	11,183	(17.3)
Deposits	7,098,958	6,891,824	3.0
Short-term borrowings	719,859	898,695	(19.9)
Long-term borrowings	2,303,166	2,285,550	0.8
Stockholders’ equity	917,033	910,220	0.7
Tangible equity	$762,327	$745,798	2.2
Common shares outstanding	76,931,828	80,289,033	(4.2)

Financial Review

This financial review presents management’s discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation (“TCF” or the “Company”) and should be read in conjunction with the consolidated financial statements and other financial data beginning on page 44.

Corporate Profile

TCF is the national financial holding company of two federally chartered banks, TCF National Bank headquartered in Minnesota and TCF National Bank Colorado. The Company has 375 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana. Other affiliates provide leasing and equipment finance, mortgage banking, discount brokerage and investment and insurance sales.

TCF provides convenient financial services through multiple channels to customers located primarily in the Midwest. TCF has developed products and services designed to meet the needs of all consumers with a primary focus on middle- and lower-income individuals. The Company focuses on attracting and retaining customers through service and convenience, including branches that are open seven days a week and on most holidays, extensive full-service supermarket branch and automated teller machine (“ATM”) networks, and telephone and Internet banking. TCF’s philosophy is to generate top-line revenue growth (net interest income and fees and other revenues) through business lines that emphasize higher yielding assets and lower interest-cost deposits. The Company’s growth strategies include de novo branch expansion and the development of new products and services designed to build on its core businesses and expand into complementary products and services through emerging businesses and strategic initiatives.

TCF’s core businesses are comprised of mature traditional bank branches, EXPRESS TELLER ATMs, and commercial, consumer and mortgage lending. TCF emphasizes the “Totally Free” checking account as its anchor account, which provides opportunities to cross sell other convenience products and services and generate additional fee income. TCF’s strategy is to originate high credit quality, primarily secured loans and earn profits through lower interest-cost deposits. Commercial loans are generally made on local properties or to local customers, and are virtually all secured. TCF’s largest core lending business is its consumer home equity loan portfolio, comprised of fixed- and variable-rate closed-end loans and lines of credit.

TCF’s emerging businesses and products are comprised of supermarket bank branches, including supermarket consumer lending, leasing and equipment finance, debit cards, and Internet and college campus banking. TCF’s most significant de novo strategy has been its supermarket branch expansion. The Company opened its first supermarket branch in 1988, and now has 234 supermarket branches, with more than $1.2 billion in deposits. TCF has the nation’s fourth largest supermarket branch network. See “Financial Condition—Deposits.” TCF entered the leasing business through its 1997 acquisition of Winthrop Resources Corporation (“Winthrop”), a leasing company that leases computers and other business-essential equipment to companies nationwide. The Company expanded its leasing operations in September 1999 through TCF Leasing, Inc. (“TCF Leasing”), a de novo general equipment leasing business to serve the transportation, general middle-market equipment, lease discounting, and syndication sectors. See “Financial Condition—Loans and Leases.” The Company’s VISA® debit card program has also grown significantly since its inception in 1996. According to a September 30, 2001 statistical report issued by VISA, TCF is the 13th largest VISA debit card issuer in the United States, with 1.2 million cards outstanding and the 12th largest based on sales volume.

TCF’s strategic initiatives are businesses that complement the Company’s core and emerging businesses. TCF’s new products have been significant contributors to the growth in fees and other revenues generated by checking accounts and loan products. Currently, TCF’s strategic initiatives include continued investment in de novo branch expansion, new loan and deposit products, including card products, designed to provide additional convenience to deposit and loan customers and to further leverage its EXPRESS TELLER ATM network. In June 2001, the Company launched its discount brokerage, TCF Express Trade, Inc. The Company is also planning to launch additional insurance and investment products in 2002.

Results of Operations

PERFORMANCE SUMMARY—TCF reported diluted earnings per common share of $2.70 for 2001, compared with $2.35 for 2000 and $2.00 for 1999. Net income was $207.3 million for 2001, up from $186.2 million for 2000 and $166 million for 1999. Return on average assets was 1.79% in 2001, compared with 1.72% in 2000 and 1.61% in 1999. Return on average realized common equity was 23.18% in 2001, compared with 21.53% in 2000 and 19.83% in 1999. Diluted cash earnings per common share, which excludes amortization of goodwill net of income tax benefits, was $2.80 for 2001, compared with $2.44 for 2000 and $2.09 for 1999. On the same basis, cash return on average assets was 1.86% for 2001, compared with 1.79% for 2000 and 1.69% for 1999, and cash return on average realized common equity was 24.03% for 2001, compared with 22.40% for 2000 and 20.74% for 1999.

FIVE YEAR FINANCIAL SUMMARY

Consolidated Income:

	Year Ended December 31,					Percentage Increase (Decrease)
	2001	2000	1999	1998	1997	2001/2000	2000/1999
	(Dollars in thousands, except per-share data)
Top-line revenue(1)	$848,529	$761,999	$698,533	$661,429	$577,363	11.4%	9.1%
Net interest income	$481,222	$438,536	$424,213	$425,734	$393,596	9.7	3.4
Provision for credit losses	20,878	14,772	16,923	23,280	17,995	41.3	(12.7)
Non-interest income	371,486	336,276	313,693	284,681	221,815	10.5	7.2
Non-interest expense	501,996	457,202	447,892	421,886	356,509	9.8	2.1
Income before income tax expense	329,834	302,838	273,091	265,249	240,907	8.9	10.9
Income tax expense	122,512	116,593	107,052	109,070	95,846	5.1	8.9
Net income	$207,322	$186,245	$166,039	$156,179	$145,061	11.3	12.2
Per common share:
Basic earnings	$2.73	$2.37	$2.01	$1.77	$1.72	15.2	17.9
Diluted earnings	$2.70	$2.35	$2.00	$1.76	$1.69	14.9	17.5
Diluted cash earnings(2)	$2.80	$2.44	$2.09	$1.84	$1.73	14.8	16.2
Dividends declared	$1.00	$.825	$.725	$.6125	$.46875	21.2	13.8

Consolidated Financial Condition:

	At December 31,					Percentage Increase (Decrease)
	2001	2000	1999	1998	1997	2001/2000	2000/1999
	(Dollars in thousands, except per-share data)
Total assets	$11,358,715	$11,197,462	$10,661,716	$10,164,594	$9,744,660	1.4%	5.0%
Securities available for sale	1,584,661	1,403,888	1,521,661	1,677,919	1,426,131	12.9	(7.7)
Residential real estate loans	2,733,290	3,673,831	3,919,678	3,765,280	3,623,845	(25.6)	(6.3)
Other loans and leases	5,510,912	4,872,868	3,976,065	3,375,898	3,445,343	13.1	22.6
Checking, savings and money market deposits	4,778,714	4,086,219	3,712,988	3,756,558	3,301,647	16.9	10.1
Certificates	2,320,244	2,805,605	2,871,847	2,958,588	3,605,663	(17.3)	(2.3)
Borrowings	3,023,025	3,184,245	3,083,888	2,461,046	1,727,152	(5.1)	3.3
Stockholders’ equity	917,033	910,220	808,982	845,502	953,680	0.7	12.5
Tangible equity	762,327	745,798	637,252	662,619	756,159	2.2	17.0
Per common share:
Book value	11.92	11.34	9.87	9.88	10.27	5.1	14.9
Tangible equity	9.91	9.29	7.78	7.74	8.15	6.7	19.4

Key Ratios and Other Data:

	At or For the Year Ended December 31,					Percentage Increase (Decrease)
	2001	2000	1999	1998	1997	2001/2000	2000/1999
Return on average assets	1.79%	1.72%	1.61%	1.62%	1.77%	4.1%	6.8%
Cash return on average assets(2)	1.86	1.79	1.69	1.70	1.82	3.9	5.9
Return on average realized common equity	23.18	21.53	19.83	17.51	19.57	7.7	8.6
Return on average common equity	23.06	22.64	20.34	17.34	19.45	1.9	11.3
Cash return on average realized common equity(2)	24.03	22.40	20.74	18.37	20.10	7.3	8.0
Average total equity to average assets	7.78	7.58	7.93	9.35	9.12	2.6	(4.4)
Average tangible equity to average assets	6.40	6.04	6.21	7.38	7.97	6.0	(2.7)
Average realized tangible equity to average assets	6.36	6.43	6.41	7.29	7.92	(1.1)	0.3
Net interest margin(3)	4.51	4.35	4.47	4.84	5.20	3.7	(2.7)
Common dividend payout ratio	37.04%	35.11%	36.25%	34.80%	27.74%	5.5	(3.1)
Number of banking locations	375	352	338	311	221	6.5	4.1
Number of checking accounts (in thousands)	1,249	1,131	1,032	913	772	10.4	9.6

(1)

Top-line revenue consists of net interest income plus fees and other revenues excluding gains on sales of branches, securities available for sale, loan servicing and subsidiaries and title insurance revenues.

(2)	Excludes amortization of goodwill, net of income tax benefit.

(3)	Net interest income divided by average interest-earning assets.

OPERATING SEGMENT RESULTS

Banking, comprised of deposits and investment products, commercial lending, consumer lending, residential lending and treasury services, reported net income of $180.5 million for 2001, up 9.9% from $164.3 million in 2000. Net interest income for 2001 was $423 million, compared with $397.9 million for 2000. The provision for credit losses totaled $7.4 million in 2001, down from $9.6 million in 2000. Non-interest income (excluding gains on sales of branches and securities available for sale) totaled $309.3 million, up 12.7% from $274.4 million in 2000. This improvement was primarily due to increased fees and service charges and electronic funds transfer revenues, reflecting TCF’s expanded retail banking operations and customer base. Non-interest expense (excluding the amortization of goodwill) totaled $432.3 million, up 7.7% from $401.2 million in 2000. The increase was primarily due to the costs associated with TCF’s continued retail banking expansion, including de novo supermarket branches, offset by cost savings from sales of underperforming branches.

TCF has significantly expanded its banking franchise in recent periods and had 375 banking branches at December 31, 2001. Since January 1, 1998, TCF has opened 193 new branches, of which 176 were supermarket branches. TCF continued to expand its retail banking franchise by opening 27 new branches during 2001. TCF anticipates opening between 25 and 30 new branches during 2002 (including approximately 15 more supermarket branches) and plans to continue expanding in future years.

Leasing and Equipment Finance, an operating segment comprised of TCF’s wholly owned subsidiaries Winthrop and TCF Leasing, provides a broad range of comprehensive lease and equipment finance products. This operating segment reported net income of $20.4 million for 2001, down 11.3% from $23 million in 2000. Results for 2001 reflect changes in methodologies of certain allocations from prior years. Leasing and equipment finance results include an increase of $1.5 million, after tax, in intercompany expense as a result of the change in methodologies. Net interest income for 2001 was $39.4 million, up 29.7% from $30.4 million in 2000. Leasing and equipment finance’s provision for credit losses totaled $13.5 million in 2001, up from $5.2 million in 2000, primarily as a result of increased delinquencies and net charge-offs coupled with growth in the portfolio. Non-interest income totaled $45.7 million in 2001, up 18.9% from $38.5 million in 2000 due to higher levels of sales type lease revenues during 2001. Non-interest expense (excluding the amortization of goodwill) totaled $38.4 million in 2001, up 48.6% from $25.8 million in 2000 primarily as a result of the growth experienced in TCF Leasing.

Mortgage Banking activities include the origination and purchase of residential mortgage loans, generally for sale to third parties with servicing retained. This operating segment reported net income of $5.9 million for 2001, compared with $1.2 million for 2000. As a result of changes in methodologies of certain allocations in 2001, the 2001 results for the mortgage banking operating segment include a reduction in intercompany expense of $1.2 million, after tax, compared with 2000. Non-interest income totaled $15.4 million, down 1.7% from $15.7 million in 2000. This decrease in non-interest income from 2000 is primarily due to a $13.1 million decrease in net servicing income, partially offset by increases of $10.4 million in gains on sales of loans held for sale and $2.4 million in other income on higher volume of loan originations. The decline in net servicing income from 2000 is attributable to a $16 million increase in amortization and impairment of mortgage servicing rights, due to accelerating actual and assumed prepayments and increased volumes. As a result of declines in interest rates during 2001, the mortgage banking segment has experienced an increase in refinance activity. During 2001, this operating segment generated $3.7 billion in new loan applications and $2.6 billion in closed loans, up from $1.3 billion and $876.9 million, respectively for the same 2000 period. Refinances were 59% of originations for 2001, compared with 19% for 2000. TCF’s mortgage pipeline (applications in process, but not yet closed) was $606.7 million at December 31, 2001, compared with $221.4 million at December 31, 2000. The third party servicing portfolio was $4.7 billion at December 31, 2001, with a weighted average coupon of 7.13%, compared with $4 billion at December 31, 2000, with a weighted average coupon of 7.42%. Capitalized mortgage servicing rights totaled $58.3 million, or 1.25% of the servicing portfolio, at December 31, 2001, compared with $40.1 million, or 1.01%, at December 31, 2000. Non-interest expense totaled $20.9 million for 2001, up 7.5% from $19.4 million for 2000. Contributing to the increase in non-interest expense during 2001 were increased expenses resulting from the high level of loan originations during the year.

Consolidated Income Statement Analysis

NET INTEREST INCOME—Net interest income, which is the difference between interest earned on loans and leases, securities available for sale, investments and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense), represented 56.4% of TCF’s revenue in 2001. Net interest income divided by average interest-earning assets is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, loan pricing strategies and competitive conditions, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

Net interest income was $481.2 million for the year ended December 31, 2001, compared with $438.5 million in 2000 and $424.2 million in 1999. This represents an increase of 9.7% in 2001, compared with an increase of 3.4% in 2000 and a decrease of .4% in 1999. Total average interest-earning assets increased 5.9% in 2001, following increases of 6.1% in 2000 and 7.9% in 1999. The net interest margin for 2001 was 4.51%, compared with 4.35% in 2000 and 4.47% in 1999.

The following table presents TCF’s average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF’s interest-earning assets and interest-bearing liabilities:

	Year Ended December 31, 2001			Year Ended December 31, 2000			Year Ended December 31, 1999
	Average Balance	Interest(1)	Yields and Rates	Average Balance	Interest(1)	Yields and Rates	Average Balance	Interest(1)	Yields and Rates
	(Dollars in thousands)
Assets:
Investments	$164,362	$8,966	5.46%	$139,840	$10,041	7.18%	$142,494	$9,411	6.60%
Securities available for sale(2)	1,706,093	112,267	6.58	1,500,225	99,185	6.61	1,689,257	111,032	6.57
Loans held for sale	379,045	24,266	6.40	220,560	17,130	7.77	199,073	13,367	6.71
Loans and leases:
Consumer	2,346,349	215,438	9.18	2,139,135	218,577	10.22	1,971,069	199,103	10.10
Commercial real estate	1,490,616	116,128	7.79	1,195,985	103,181	8.63	933,227	78,033	8.36
Commercial business	409,685	29,893	7.30	367,072	33,483	9.12	341,378	27,425	8.03
Leasing and equipment finance	918,915	89,131	9.70	650,616	69,960	10.75	410,245	47,077	11.48
Subtotal	5,165,565	450,590	8.72	4,352,808	425,201	9.77	3,655,919	351,638	9.62
Residential real estate	3,251,328	230,520	7.09	3,860,025	275,124	7.13	3,808,062	266,653	7.00
Total loans and leases(3)	8,416,893	681,110	8.09	8,212,833	700,325	8.53	7,463,981	618,291	8.28
Total interest-earning assets	10,666,393	826,609	7.75	10,073,458	826,681	8.21	9,494,805	752,101	7.92
Other assets(4)	886,713			773,799			798,494
Total assets	$11,553,106			$10,847,257			$10,293,299
Liabilities and Stockholders’ Equity:
Non-interest bearing deposits	$1,580,907			$1,328,932			$1,177,723
Interest-bearing deposits:
Checking	790,023	3,549.45		739,429	4,391.59		711,440	4,043.57
Savings	1,018,730	7,472.73		1,036,861	11,571	1.12	1,111,104	12,435	1.12
Money market	902,091	21,144	2.34	758,240	25,139	3.32	728,522	19,074	2.62
Subtotal	2,710,844	32,165	1.19	2,534,530	41,101	1.62	2,551,066	35,552	1.39
Certificates	2,607,009	130,562	5.01	2,824,456	155,993	5.52	2,888,968	139,943	4.84
Total interest-bearing deposits	5,317,853	162,727	3.06	5,358,986	197,094	3.68	5,440,034	175,495	3.23
Total deposits	6,898,760	162,727	2.36	6,687,918	197,094	2.95	6,617,757	175,495	2.65
Borrowings:
Short-term borrowings	1,097,688	44,800	4.08	767,302	49,218	6.41	601,224	32,333	5.38
Long-term borrowings	2,345,742	137,860	5.88	2,331,400	141,833	6.08	2,072,734	120,060	5.79
Total borrowings	3,443,430	182,660	5.30	3,098,702	191,051	6.17	2,673,958	152,393	5.70
Total interest-bearing liabilities	8,761,283	345,387	3.94	8,457,688	388,145	4.59	8,113,992	327,888	4.04
Total deposits and borrowings	10,342,190	345,387	3.34	9,786,620	388,145	3.97	9,291,715	327,888	3.53
Other liabilities(4)	311,871			238,047			185,393
Total liabilities	10,654,061			10,024,667			9,477,108
Stockholders’ equity(4)	899,045			822,590			816,191
Total liabilities and stockholders’ equity	$11,553,106			$10,847,257			$10,293,299
Net interest income and margin		$481,222	4.51%		$438,536	4.35%		$424,213	4.47%

(1)      Tax-exempt income was not significant and thus has not been presented on a tax equivalent basis. Tax-exempt income of $156,000, $181,000 and $189,000 was recognized during the years ended December 31, 2001, 2000 and 1999, respectively.

(2)      Average balance and yield of securities available for sale are based upon the historical amortized cost.

(3)      Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.

(4)      Average balance is based upon month-end balances.

The following table presents the components of the changes in net interest income by volume and rate:

	Year Ended December 31, 2001 Versus Same Period in 2000			Year Ended December 31, 2000 Versus Same Period in 1999
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
	(In thousands)
Investments	$1,579	$(2,654)	$(1,075)	$(179)	$809	$630
Securities available for sale	13,534	(452)	13,082	(12,518)	671	(11,847)
Loans held for sale	10,583	(3,447)	7,136	1,528	2,235	3,763
Loans and leases:
Consumer	20,168	(23,307)	(3,139)	12,012	7,462	19,474
Commercial real estate	23,682	(10,735)	12,947	22,560	2,588	25,148
Commercial business	3,594	(7,184)	(3,590)	2,161	3,897	6,058
Leasing and equipment finance	26,546	(7,375)	19,171	26,046	(3,163)	22,883
Subtotal	73,990	(48,601)	25,389	62,779	10,784	73,563
Residential real estate	(43,072)	(1,532)	(44,604)	3,588	4,883	8,471
Total loans and leases	30,918	(50,133)	(19,215)	66,367	15,667	82,034
Total interest income	56,614	(56,686)	(72)	55,198	19,382	74,580
Deposits:
Checking	275	(1,117)	(842)	184	164	348
Savings	(196)	(3,903)	(4,099)	(864)	—	(864)
Money market	4,252	(8,247)	(3,995)	804	5,261	6,065
Subtotal	4,331	(13,267)	(8,936)	124	5,425	5,549
Certificates	(11,559)	(13,872)	(25,431)	(3,187)	19,237	16,050
Total deposits	(7,228)	(27,139)	(34,367)	(3,063)	24,662	21,599
Borrowings:
Short-term borrowings	16,993	(21,411)	(4,418)	9,973	6,912	16,885
Long-term borrowings	843	(4,816)	(3,973)	15,537	6,236	21,773
Total borrowings	17,836	(26,227)	(8,391)	25,510	13,148	38,658
Total interest expense	10,608	(53,366)	(42,758)	22,447	37,810	60,257
Net interest income	$46,006	$(3,320)	$42,686	$32,751	$(18,428)	$14,323

(1)   Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

Changes in net interest income are dependent upon the volume and mix of interest-earning assets and interest-bearing liabilities, the movement of interest rates and the level of non-performing assets. Achieving net interest margin growth is dependent on TCF’s ability to generate higher-yielding assets and lower cost retail deposits. If variable index rates (e.g., prime) were to decline, TCF may experience compression of its net interest margin depending on the timing and amount of any reductions, as it is possible that interest rates paid on retail deposits will not decline as quickly, or to the same extent, as the decline in the yield on interest-rate-sensitive assets such as home equity loans. Competition for checking, savings and money market deposits, important sources of lower cost funds for TCF, is intense. TCF may also experience compression in its net interest margin if the rates paid on deposits increase, or as a result of new pricing strategies and lower rates offered on loan products in order to respond to competitive conditions or if the rates paid for short-term and long-term borrowings increase faster, or to a greater extent, than the increase in the yield or interest-rate-sensitive assets. See “Financial Condition—Market Risk—Interest-Rate Risk” and “Financial Condition—Deposits.”

In 2001, TCF’s net interest income increased $42.7 million, or 9.7%, and total average interest-earning assets increased by $592.9 million, or 5.9%, compared with 2000 levels. TCF’s net interest income improved by $46 million due to volume changes and decreased $3.3 million due to rate changes. The increases in net interest income and net interest margin are primarily due to the growth in higher yielding commercial and consumer loans and leasing and equipment finance along with the strong growth in low-cost checking, savings and money market deposits, as well as the decrease in interest rates and interest paid on certificates and borrowings. These favorable trends were partially offset by the anticipated reduction in residential real estate loans. Interest income decreased by $72,000 in 2001 reflecting a decrease of $56.7 million due to rate, substantially offset by an increase of $56.6 million due to volume changes. Interest expense decreased $42.8 million in 2001, reflecting a decrease of $53.4 million due to lower cost of funds, partially offset by a $10.6 million increase due to volume changes. The increase in net interest income due to volume changes reflects the increase in total average interest-earning assets and an increase in the balance of non-interest bearing deposits. The decrease in net interest income due to rate changes reflects the impact of declining rates on interest earning assets greater than the impact of declining rates on interest bearing liabilities.

In 2000, TCF’s net interest income increased $14.3 million, or 3.4%, and total average interest-earning assets increased by $578.7 million, or 6.1%, compared with 1999 levels. TCF’s net interest income improved by $32.8 million due to volume changes and decreased $18.4 million due to rate changes. The favorable impact of the growth in consumer lending volumes and rates, leasing and equipment finance volumes, and commercial real estate volumes and rates was partially offset by decreased consumer finance automobile and securities available for sale volumes and increased borrowings volumes. Interest income increased $74.6 million in 2000, reflecting increases of $55.2 million due to volume and $19.4 million due to rate changes. Interest expense increased $60.3 million in 2000, reflecting increases of $37.8 million due to a higher cost of funds and $22.4 million due to volume. The increase in net interest income due to volume changes reflects the increase in total average interest-earning assets and an increase in the balance of non-interest bearing deposits. The decrease in net interest income due to rate changes reflects a higher cost of funds.

In 1999, TCF’s net interest income decreased $1.5 million, or .4%, and total average interest-earning assets increased by $692 million, or 7.9%, compared with 1998 levels. TCF’s net interest income improved by $15.5 million due to volume changes. The increase in net interest income due to volume reflects the increase in total average interest-earning assets. Net interest income decreased $17 million due to rate changes in 1999, reflecting loan prepayments and the discontinuation of TCF’s higher-yielding consumer finance business. TCF’s 1999 net interest income and net interest margin were negatively impacted, as compared with 1998, by $17.4 million or 11 basis points due to the discontinuation and sale of TCF’s higher-yielding consumer finance automobile business. The unfavorable impact of the discontinuation of TCF’s consumer finance automobile business, decreased yields on loans and leases resulting, in part, from the implementation of new tiered pricing for home equity loans in early 1999, and increased borrowing volumes was partially offset by increased securities available for sale and loan and lease volumes, decreased rates paid on interest-bearing liabilities and decreased certificate of deposit volumes. Interest income increased $3.2 million in 1999, reflecting an increase of $45.9 million due to volume, partially offset by a decrease of $42.7 million due to rate changes. Interest expense increased $4.7 million in 1999, reflecting an increase of $30.4 million due to volume, partially offset by a decrease of $25.7 million due to a lower cost of funds.

PROVISION FOR CREDIT LOSSES—TCF provided $20.9 million for credit losses in 2001, compared with $14.8 million in 2000 and $16.9 million in 1999. Net loan and lease charge-offs were $12.5 million, or .15% of average loans and leases, in 2001, compared with $3.9 million, or .05%, in 2000 and $26.4 million, or .35% of average loans and leases in 1999. The increase in provisions and net loan and lease charge-offs from 2000 reflects the impact of the growth in commercial loan and leasing and equipment finance portfolios coupled with increased charge-offs in the leasing and equipment finance portfolio. Leasing and equipment finance net charge-offs were $9.1 million, or 1% of related average loans and leases during 2001, compared with $2.2 million, or .33% in 2000 and $1.6 million, or .39% of related average loans and leases in 1999. The provision for credit losses is calculated as part of the determination of the allowance for loan and lease losses. The determination of the allowance for loan and lease losses and the related provision for credit losses is a critical accounting policy which involves a number of factors such as net charge-offs, delinquencies in the loan and lease portfolio, general economic conditions and management’s assessment of credit risk in the current loan and lease portfolio. The allowance for loan and lease losses totaled $75 million at December 31, 2001, compared with $66.7 million at December 31, 2000, and was 144% of non-accrual loans and leases. See “Financial Condition—Allowance for Loan and Lease Losses.”

NON-INTEREST INCOME—Non-interest income is a significant source of revenues for TCF, representing 43.6% of total revenues in 2001, and is an important factor in TCF’s results of operations. Providing a wide range of retail banking services is an integral component of TCF’s business philosophy and a major strategy for generating additional non-interest income. Excluding gains on sales of securities available for sale, loan servicing, branches, subsidiaries and title insurance revenues, non-interest income increased $43.8 million, or 13.6%, during 2001 to $367.3 million. The increase was primarily due to increased fees and service charges and electronic funds transfer and leasing revenues, reflecting TCF’s expanded retail banking and leasing operations and customer base. The increases in fees and service charges and electronic funds transfer revenues primarily reflect the increase in the number of retail checking accounts, which totaled 1,249,000 accounts at December 31, 2001, up from 1,131,000 at December 31, 2000. The average annual fee revenue per retail checking account was $209 for 2001, compared with $190 for 2000.

The following table presents the components of non-interest income:

	Year Ended December 31,					Percentage Increase (Decrease)
	2001	2000	1999	1998	1997	2001/2000	2000/1999
	(Dollars in thousands)
Fees and service charges	$194,321	$166,240	$138,198	$109,934	$83,993	16.9%	20.3%
Electronic funds transfer revenues	87,134	78,101	67,144	50,556	30,808	11.6	16.3
Leasing and equipment finance	45,730	38,442	28,505	31,344	32,025	19.0	34.9
Mortgage banking	12,042	10,519	12,770	16,877	13,768	14.5	(17.6)
Investments and insurance	11,535	12,266	14,849	13,926	11,892	(6.0)	(17.4)
Other	16,545	17,895	12,854	13,058	11,281	(7.5)	39.2
Fees and other revenues	367,307	323,463	274,320	235,695	183,767	13.6	17.9
Gains on sales of:
Branches	3,316	12,813	12,160	18,585	14,187	(74.1)	5.4
Securities available for sale	863	—	3,194	2,246	8,509	N.M.	(100.0)
Loan servicing	—	—	3,076	2,414	1,622	—	(100.0)
Subsidiaries and joint venture interest	—	—	5,522	5,580	—	—	(100.0)
Title insurance revenues(1)	—	—	15,421	20,161	13,730	—	(100.0)
Other non-interest income	4,179	12,813	39,373	48,986	38,048	(67.4)	(67.5)
Total non-interest income	$371,486	$336,276	$313,693	$284,681	$221,815	10.5	7.2
Fees and other revenues as a percentage of top-line revenues	43.29%	42.45%	39.27%	35.63%	31.83%
Fees and other revenues as a percentage of average assets	3.18	2.98	2.67	2.45	2.25

(1) Title insurance business was sold in 1999.

N.M. Not meaningful.

Fees and service charges increased $28.1 million, or 16.9%, in 2001 and $28 million, or 20.3%, in 2000, primarily as a result of expanded retail banking activities. These increases reflect the impact of the investment in de novo branch expansion and the increase in the number of retail checking accounts and per account revenues noted above.

Electronic funds transfer revenues increased $9 million, or 11.6%, in 2001 and $11 million, or 16.3%, in 2000. These increases reflect TCF’s efforts to provide banking services through its EXPRESS TELLER ATM network and TCF Express Cards. Included in electronic funds transfer revenues are Express Card interchange fees of $37.4 million, $28.7 million and $19.5 million for 2001, 2000 and 1999, respectively. The significant increase in these fees reflects an increase in the distribution of Express Cards, and an increase in utilization resulting from TCF’s phone card promotion which rewards customers with long distance minutes based on usage, a promotion begun in February 2000. TCF had 1.4 million EXPRESS TELLER ATM cards outstanding at December 31, 2001, of which 1.2 million were Express Cards. At December 31, 2000, TCF had 1.2 million EXPRESS TELLER ATM cards outstanding, of which 1.1 million were Express Cards. The percentage of TCF’s checking account base with Express Cards increased to 78.3% during 2001, from 74.8% during 2000. The percentage of these customers who were active Express Card users increased to 51.3% during 2001, from 49.3% during 2000. The average number of transactions per month on active Express Cards increased to 10.92 during 2001, from 9.99 during 2000. Also included in electronic funds transfer revenues are ATM revenues of $45.8 million, $47.3 million and $46.4 million for 2001, 2000 and 1999, respectively. The decline in ATM revenues in 2001 was attributable to fewer ATM machines coupled with a decline in utilization of machines by non-customers as the number of alternative ATM machines has increased and as check card usage has reduced the need for cash by customers. Additionally, as contracts are renewed and entered into, merchants have generally required larger percentages of the fee charged to non-customers. At December 31, 2001, TCF had 1,341 EXPRESS TELLER ATM’s in its network compared with 1,384 EXPRESS TELLER ATM’s at December 31, 2000. In 2002, the contracts covering 256 EXPRESS TELLER ATM’s will expire and not be renewed. The expiration of the contracts on these machines is not expected to have a material impact on future ATM revenues.

Leasing and equipment finance revenues increased $7.3 million, or 19%, in 2001 to $45.7 million, following an increase of $9.9 million or 34.9%, in 2000 to $38.4 million. The volume and type of new lease transactions and the resulting revenues may fluctuate from period to period based upon factors not within the control of TCF, such as economic conditions. The increase in total leasing and equipment finance revenues for 2001 is primarily due to increases of $3.6 million from sales-type lease transactions, $3.1 million from operating lease transactions and $644,000 in other revenues. The increase in total leasing revenues for 2000 was primarily due to increased revenue of $6.8 million from sales-type lease transactions and an increase of $1.7 million in operating lease transactions. TCF’s ability to grow its lease portfolio is dependent upon its ability to place new equipment in service. In an adverse economic environment, there may be a decline in the demand for some types of equipment which TCF leases, resulting in a decline in the amount of new equipment being placed into service.

The following table sets forth information about mortgage banking revenues:

						Percentage
	Year Ended December 31,					Increase (Decrease)
	2001	2000	1999	1998	1997	2001/2000	2000/1999
	(Dollars in thousands)
Servicing income	$16,932	$12,642	$12,981	$17,146	$17,093	33.9%	(2.6)%
Less: Mortgage servicing amortization and impairment	20,964	5,326	4,906	6,814	4,853	N.M.	8.6
Net servicing income (loss)	(4,032)	7,316	8,075	10,332	12,240	N.M.	(9.4)
Gains on sales of loans	11,795	1,347	3,194	4,536	1,229	N.M.	(57.8)
Other income	4,279	1,856	1,501	2,009	299	130.5	23.7
Total mortgage banking	$12,042	$10,519	$12,770	$16,877	$13,768	14.5	(17.6)

N.M. Not meaningful.

Mortgage banking revenues increased $1.5 million or 14.5% in 2001, following a decrease of $2.3 million or 17.6% in 2000. The increase in revenues during 2001 is attributable to increased loan origination and sale activity, partially offset by increased amortization and impairment of mortgage service rights due to high levels of actual and assumed prepayments and increased volumes. The decrease in total mortgage banking revenues for 2000 was primarily due to a decline in gains on sales of loans and net servicing income due to lower levels of originations of mortgages and the related servicing rights. At December 31, 2001, 2000 and 1999, TCF was servicing mortgage loans for others with aggregate unpaid principal balances of $4.7 billion, $4 billion and $2.9 billion, respectively.

As noted above, mortgage banking revenues are impacted by the amount of amortization and impairment of mortgage servicing rights. The capitalization, amortization and impairment of mortgage servicing rights are critical accounting policies  to TCF and are subject to significant estimates. These estimates are based upon loan types, note rates and prepayment assumptions for the overall portfolio. Changes in the mix of loans, interest rates, defaults or prepayment speeds may have a material effect on the amortization amount and possible impairment in valuation. In a declining interest rate environment, prepayments will increase and result in an acceleration in the amortization of the mortgage servicing rights as the underlying portfolio declines and also may result in impairment valuation charges as the value of the mortgage servicing rights decline. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. Any impairment is recognized through a valuation allowance. See Notes 1 and 9 of Notes to Consolidated Financial Statements for additional information concerning TCF’s mortgage servicing rights.

The following table summarizes the prepayment speed assumptions used in the determination of the valuation and amortization of mortgage servicing rights as of December 31, 2001:

		Prepayment Speed	Weighted Average
Interest Rate Tranche	Unpaid Balance	Assumption	Life (in Years)
	(Dollars in thousands)
0 to 7.00%	$2,386,402	12.4%	7.4
7.01 to 8.00%	1,993,510	17.9	5.1
8.01 to 9.00%	275,001	27.8	3.1
9.01% and higher	24,442	29.4	2.6
	$4,679,355	14.9	6.2

Investments and insurance income, consisting principally of commissions on sales of annuities and mutual funds, decreased $731,000 to $11.5 million in 2001, following a decrease of $2.6 million to $12.3 million in 2000. Annuity and mutual fund sales volumes totaled $165 million for the year ended December 31, 2001, compared with $170.2 million during 2000. The decreased sales volumes during 2001 reflect the impact of lower yields offered by insurance companies on annuity products, and the volatility of the stock market affecting sales of mutual funds. Sales of insurance and investments may fluctuate from period to period, and future sales levels will depend upon general economic conditions and investor preferences. Sales of annuities will also depend upon continued favorable tax treatment and may be negatively impacted by the level of interest rates.

During 2001, TCF recognized a gain of $3.3 million on the sale of a branch with $30 million in deposits, compared with gains of $12.8 million on the sales of six branches with $95.7 million in deposits during 2000. TCF recognized gains of $12.2 million on the sales of eight branches with $116.7 million in deposits in 1999. TCF periodically sells branches that it considers to be underperforming, or have limited growth potential, and may continue to do so in the future, including one planned branch sale during the first quarter of 2002.

Gains on sales of securities available for sale totaled $863,000 in 2001. There were no sales of securities available for sale during 2000. Sales of securities available for sale produced gains of $3.2 million in 1999. In 1999, TCF recognized $3.1 million in gains on sales of $344.6 million of third-party loan servicing rights. No sales of third-party loan servicing rights occurred during 2000 and 2001. TCF may, from time to time, sell securities available for sale and loan servicing rights depending on market conditions.

During the 1999 fourth quarter, TCF sold its title insurance and appraisal operations and recognized a gain of $5.5 million, and will recognize a deferred gain of up to $15 million over the ensuing five years based upon TCF’s use of services. TCF earned and recognized in other non-interest income $5.2 million and $4.5 million during 2001 and 2000, respectively. Title insurance revenues are no longer recognized by TCF as a result of its sale of these operations. Title insurance revenues totaled $15.4 million in 1999.

NON-INTEREST EXPENSE—Non-interest expense increased $44.8 million, or 9.8%, in 2001, and $9.3 million, or 2.1%, in 2000, compared with the respective prior years. The following table presents the components of non-interest expense:

						Percentage
	Year Ended December 31,					Increase (Decrease)
	2001	2000	1999	1998	1997	2001/2000	2000/1999
	(Dollars in thousands)
Compensation and employee benefits	$267,716	$239,544	$239,053	$217,401	$180,482	11.8%	.2%
Occupancy and equipment	78,774	74,938	73,613	71,323	58,352	5.1	1.8
Advertising and promotions	20,909	19,181	16,981	19,544	19,157	9.0	13.0
Amortization of goodwill	7,777	7,706	7,713	7,816	4,069.9		(.1)
Other	126,820	115,833	110,532	105,802	94,449	9.5	4.8
Total non-interest expense	$501,996	$457,202	$447,892	$421,886	$356,509	9.8	2.1

Compensation and employee benefits, representing 53.3% and 52.4% of total non-interest expense in 2001 and 2000, respectively, increased $28.2 million, or 11.8%, in 2001, and $491,000, or .2%, in 2000. The 2001 increase of 11.8% was primarily due to costs associated with expanded retail banking and leasing activities. Also contributing to the increase during 2001 is the increase in compensation and benefits resulting from the significant increase in mortgage banking activities. The slight increase in 2000 is the result of increases in expanded retail and leasing activities offset by the cost savings from the sale of TCF’s title insurance and appraisal operations during the fourth quarter of 1999.

Occupancy and equipment expenses increased $3.8 million in 2001 and $1.3 million in 2000. The increases were primarily due to TCF’s expanded retail banking and leasing activities, partially offset by branch sales.

Advertising and promotion expenses increased $1.7 million in 2001 following an increase of $2.2 million in 2000. These increases are primarily due to retail banking activities and promotional expenses associated with the TCF Express Phone Card, where customers earn free long distance phone minutes for use of their Express Cards. TCF awarded over 67 million and 38 million phone minutes during 2001 and 2000, respectively, under this promotion.

Other non-interest expense increased $11 million, or 9.5%, in 2001, primarily the result of increased expenses associated with higher levels of activity in mortgage banking and expanded retail banking and leasing operations. In 2000, other non-interest expense increased $5.3 million, or 4.8%, reflecting costs associated with expanded retail banking and leasing activities, including increases in deposit account losses. A summary of other expense is presented in Note 24 of Notes to Consolidated Financial Statements.

INCOME TAXES—TCF recorded income tax expense of $122.5 million in 2001, compared with $116.6 million in 2000 and $107.1 million in 1999. Income tax expense represented 37.14% of income before income tax expense during 2001, compared with 38.5% and 39.2% in 2000 and 1999, respectively. The lower tax rates in 2001 and 2000 primarily reflect the impact of favorable conclusion of prior years taxes, lower state income taxes and the reduced effect of non-deductible expenses as a percent of pre-tax net income.

The determination of current and deferred income taxes is a critical accounting policy which is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the differences between tax and financial reporting basis of assets and liabilities (temporary differences), estimates of amounts due or owed such as the timing of reversal of temporary differences and current financial accounting standards. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities. Further detail on income taxes is provided in Note 13 of Notes to Consolidated Financial Statements.

Consolidated Financial Condition Analysis

INVESTMENTS—Total investments, which include interest-bearing deposits with banks, federal funds sold, Federal Home Loan Bank (“FHLB”) stock, Federal Reserve Bank stock and other investments, increased $21.9 million in 2001 to $155.9 million at December 31, 2001. The increase primarily reflects an increase of $20.7 million in FHLB stock. TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 2001 or 2000. TCF is required to invest in FHLB stock in proportion to its level of borrowings from the FHLB.

SECURITIES AVAILABLE FOR SALE—Securities available for sale increased $180.8 million during 2001 to $1.6 billion at December 31, 2001. This increase reflects purchases of $567.3 million of mortgage-backed securities in March 2001 in response to expected declines in the residential real estate loan portfolio, partially offset by sales of $33.6 million in mortgage-backed securities and normal payment and prepayment activity. At December 31, 2001, TCF’s securities available-for-sale portfolio included $1.5 billion and $47.2 million of fixed-rate and adjustable-rate mortgage-backed securities, respectively. Net unrealized pre-tax gains on securities available for sale totaled $9.8 million at December 31, 2001, compared with net unrealized pre-tax losses of $15.6 million at December 31, 2000.

LOANS HELD FOR SALE—Loans held for sale included residential mortgage and education loans. Education loans held for sale were $165.1 million and $153.2 million at December 31, 2001 and 2000, respectively. Residential mortgage loans held for sale were $286.6 million and $74.5 million at December 31, 2001 and 2000, respectively. The increase in residential mortgage loans held for sale reflects the increase in refinance activity experienced in the mortgage banking segment as a result of the decline in interest rates.

LOANS AND LEASES—The following table sets forth information about loans and leases held in TCF’s portfolio, excluding loans held for sale:

						Percentage
	Year Ended December 31,					Increase (Decrease)
	2001	2000	1999	1998	1997	2001/2000	2000/1999
	(Dollars in thousands)
Consumer	$2,509,333	$2,234,134	$2,058,584	$1,876,554	$1,976,699	12.3%	8.5%
Commercial real estate	1,622,461	1,371,841	1,073,472	811,428	859,916	18.3	27.8
Commercial business	422,381	410,422	351,353	289,104	240,207	2.9	16.8
Leasing and equipment finance	956,737	856,471	492,656	398,812	368,521	11.7	73.8
Subtotal	5,510,912	4,872,868	3,976,065	3,375,898	3,445,343	13.1	22.6
Residential real estate	2,733,290	3,673,831	3,919,678	3,765,280	3,623,845	(25.6)	(6.3)
Total loans and leases	$8,244,202	$8,546,699	$7,895,743	$7,141,178	$7,069,188	(3.5)	8.2

Loans and leases decreased $302.5 million from year-end 2000 to $8.2 billion at December 31, 2001, reflecting increases of $275.2 million in consumer loans, $250.6 million in commercial real estate loans and $100.3 million in leasing and equipment finance, respectively, offset by an anticipated decrease of $940.5 million in residential real estate loans. At December 31, 2001, TCF’s residential real estate loan portfolio was comprised of $1.5 billion of fixed-rate loans and $1.2 billion of adjustable-rate loans. The decline in the residential portfolio during 2001 was due to accelerating prepayments brought on by the declining interest rate environment. Management expects that the balance in the residential loan portfolio will continue to decline, which will provide funding for anticipated growth in other loan categories.

Consumer loans increased $275.2 million from year-end 2000 to $2.5 billion at December 31, 2001, reflecting an increase of $291.6 million in home equity loans. Approximately 70% of the home equity loan portfolio at December 31, 2001 consists of closed-end loans, compared with 68% at December 31, 2000. In addition, 51% of this portfolio carries a variable interest rate, compared with 47% at December 31, 2000. As a result of falling interest rates during 2001, $946 million of the variable rate consumer loans were at their interest rate floors as of December 31, 2001. These loans will remain at their interest rate floor until interest rates rise above the floor rate. An increase in the TCF base interest rate of 100 basis points would result in the repricing of $366.9 million of variable rate consumer loans currently at their floor. A 200 basis point increase in the TCF base interest rate would result in a total of $654.5 million of these loans repricing at interest rates above their current floor.

As a result of the tiered pricing structure introduced in early 1999 for its home equity loans, TCF experienced an increase in the loan-to-value ratios on new home equity loans. Many of these loans are secured by a first lien on the home and include an advance to pay off an existing first lien mortgage loan. These loans may carry a higher level of credit risk than loans with a lower loan-to-value ratio. Higher loan-to-value ratio loans are made to more creditworthy customers based on credit scoring models. Notwithstanding the above mentioned increase, the weighted average loan-to-value ratio for the home equity loan portfolio at December 31, 2001 was 72%, compared with 77% at December 31, 2000.

The following table sets forth additional information about the loan-to-value ratios for TCF’s home equity loan portfolio:

	At December 31,
	2001			2000
Loan-to-Value Ratios(1)	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Portfolio	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Portfolio
	(Dollars in thousands)
Over 105%(2)		$10,203.4%	2.69%	$5,766.3%		—%
Over 100% to 105%(2)	56,375	2.3	1.43	39,867	1.8	2.10
Over 90% to 100%	396,333	16.2	.69	486,536	22.6	.97
Over 80% to 90%	802,094	32.8	.64	648,218	30.1	.93
80% or less	1,178,783	48.3	.69	971,760	45.2	.77
Total	$2,443,788	100.0%	.70	$2,152,147	100.0%	.89

(1) Loan-to-value is based on the loan amount (current outstanding balance on closed-end loans and the total commitment on lines of credit) plus deferred loan origination costs net of fees and refundable insurance premiums, if any, plus the original amount of senior liens, if any. Property values represent the most recent appraised value or property tax assessment value known to TCF.

(2) Amount reflects the total outstanding loan balance. The portion of the loan balance in excess of 100% of the property value is substantially less.

The following table summarizes TCF’s commercial real estate loan portfolio by property type:

	At December 31,
	2001			2000
			Over 30-Day			Over 30-Day
			Delinquency as			Delinquency as
		Number	a Percentage		Number	a Percentage
	Balance	of Loans	of Portfolio	Balance	of Loans	of Portfolio
	(Dollars in thousands)
Apartments	$431,679	586.03%		$326,594	544.12%
Office buildings	364,357	283.08		318,230	279	—
Retail services	217,408	243	—	171,747	221.05
Hotels and motels	144,424	34	—	159,383	34	—
Warehouse/industrial buildings	159,090	165	—	120,852	156	—
Health care facilities	24,698	15	—	28,783	18	—
Other	280,805	448.04		246,252	546.54
	$1,622,461	1,774.03		$1,371,841	1,798.13

Commercial real estate loans increased $250.6 million from year-end 2000 to $1.6 billion at December 31, 2001. Commercial business loans increased $12 million in 2001 to $422.4 million at December 31, 2001. TCF continues to expand its commercial business and commercial real estate lending activity to borrowers located in its primary midwestern markets. With a primary focus on secured lending, at December 31, 2001, approximately 98% of TCF’s commercial real estate and commercial business loans are secured either by properties or underlying business assets. At December 31, 2001 and December 31, 2000, the construction and development portfolio included $31.5 million and $28 million, respectively, of hotel and motel loans and $2.5 million and $1.9 million, respectively, of apartment loans. At December 31, 2001, approximately 86% of TCF’s commercial real estate loans outstanding were secured by properties located in its primary markets.

The following table summarizes TCF’s leasing and equipment finance portfolio:

	At December 31,
	2001			2000
			Over 30-Day			Over 30-Day
			Delinquency as			Delinquency as
		Percent	a Percentage		Percent	a Percentage
	Balance	of Total	of Portfolio	Balance	of Total	of Portfolio
	(Dollars in thousands)
Winthrop(1)	$307,335	32.1%	.24%	$357,113	41.7%	.73%
Wholesale(2)	204,792	21.4	.28	160,050	18.7	.35
Middle market	181,826	19.0	2.14	86,532	10.1	1.66
Truck and trailer	144,485	15.1	7.59	152,740	17.8	6.84
Small ticket(3)	100,691	10.5	1.17	82,867	9.7	.80
Leveraged lease	17,608	1.9	—	17,169	2.0	—
Total	$956,737	100.0%	1.84	$856,471	100.0%	1.83

(1) Winthrop consists primarily of high-tech equipment, computers, telecommunications and point of sale equipment.

(2) Wholesale includes the discounting and purchase or origination of lease receivables sourced by third party lessors.

(3) Small ticket includes lease financings to small- and mid-size companies through programs with vendors, manufacturers, distributors and franchise organizations. Individual contracts generally range from $25,000 to $250,000.

Leasing and equipment finance increased $100.3 million from year-end 2000 to $956.7 million at December 31, 2001. At December 31, 2001, $143.7 million or 20.6% of TCF’s lease portfolio was funded on a non-recourse basis with other banks and consequently TCF retains no credit risk on such amounts. This compares with non-recourse fundings of $165.8 million or 25.4% at December 31, 2000. Total loan and lease originations for TCF’s leasing businesses were $492.3 million during 2001, compared with $648.1 million in 2000 and $327.3 million in 1999. The leasing and equipment finance businesses have experienced a slowdown in originations due to the current economy. At December 31, 2001, the backlog of approved transactions related to TCF’s leasing businesses totaled $126.1 million, compared with $165.6 million at December 31, 2000. The increase in the leasing and equipment finance portfolio is primarily due to the de novo expansion activity of TCF Leasing, which began in 1999. The investment in a leveraged lease represents a 100% equity interest in a Boeing 767 aircraft on lease to Delta Airlines in the United States. The aircraft is in service, the lessee is current on the lease payments and the lease expires in 2010. This lease represents TCF’s only material direct exposure to the commercial airline industry. TCF’s expanded leasing activity is subject to risk of cyclical downturns and other adverse economic developments affecting these industries and markets. TCF’s ability to grow its lease portfolio is dependent upon its ability to place new equipment in service. In an adverse economic environment, there is a lower demand for some types of equipment which TCF leases, resulting in a decline in the amount of new equipment being placed into service. TCF Leasing has originated most of its portfolio during recent periods, and consequently the performance of this portfolio may not be reflective of future results and credit quality.

Loans and leases outstanding at December 31, 2001 are shown in the following table by maturity:

	At December 31, 2001(1)
				Leasing and
		Commercial	Commercial	Equipment	Residential	Total Loans
	Consumer	Real Estate	Business	Finance	Real Estate	and Leases
	(In thousands)
Amounts due:
Within 1 year	$105,145	$226,205	$223,956	$353,403	$96,619	$1,005,328
After 1 year:
1 to 2 years	98,836	144,017	86,765	274,793	97,549	701,960
2 to 3 years	110,143	120,444	59,135	184,754	99,774	574,250
3 to 5 years	180,394	264,999	40,975	235,278	205,893	927,539
5 to 10 years	607,274	673,189	7,007	—	495,478	1,782,948
10 to 15 years	1,077,266	144,375	87	—	432,558	1,654,286
Over 15 years	341,158	53,212	3,874	—	1,299,601	1,697,845
Total after 1 year	2,415,071	1,400,236	197,843	694,825	2,630,853	7,338,828
Total	$2,520,216	$1,626,441	$421,799	$1,048,228	$2,727,472	$8,344,156
Amounts due after 1 year on:
Fixed-rate loans and leases	$1,195,400	$279,948	$65,426	$694,825	$1,447,277	$3,682,876
Adjustable-rate loans	1,219,671	1,120,288	132,417	—	1,183,576	3,655,952
Total after 1 year	$2,415,071	$1,400,236	$197,843	$694,825	$2,630,853	$7,338,828

(1) Gross of unearned discounts and deferred fees. This table does not include the effect of prepayments, which is an important consideration in management’s interest rate risk analysis. Company experience indicates that the loans remain outstanding for significantly shorter periods than their contractual terms.

ALLOWANCE FOR LOAN AND LEASE LOSSES—Credit risk is the risk of loss from a customer default. TCF has in place a process to identify and manage its credit risk. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, monitoring changes in the risk ratings of loans and leases, identification of problem loans and leases and special procedures for collection of problem loans and leases. The risk of loss is difficult to quantify and is subject to fluctuations in values and general economic conditions and other factors. As discussed previously, the determination of the allowance for loan and lease losses is a critical accounting policy which involves estimates and management’s judgment on a number of factors such as net charge-offs, delinquencies in the loan and lease portfolio and general and economic conditions. The Company considers the allowance for loan and lease losses of $75 million adequate to cover losses inherent in the loan and lease portfolio as of December 31, 2001. However, no assurance can be given that TCF will not, in any particular period, sustain loan and lease losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions and the on-going credit review process by TCF, will not require significant increases in the allowance for loan and lease losses. A protracted economic slowdown and/or a decline in real estate may have an adverse impact on the adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss. See Notes 1 and 7 of Notes to Consolidated Financial Statements for additional information concerning TCF’s allowance for loan and lease losses.

The following table sets forth information detailing the allowance for loan and lease losses and selected statistics:

	Year Ended December 31,
	2001	2000	1999	1998	1997
	(Dollars in thousands)
Balance at beginning of year	$66,669	$55,755	$80,013	$82,583	$71,865
Acquired balance	—	—	—	—	10,592
Transfers to loans held for sale	—	—	(14,793)	—	—
Charge-offs:
Consumer	(6,605)	(7,041)	(31,509)	(30,108)	(21,660)
Commercial real estate	(122)	(76)	(674)	(1,294)	(927)
Commercial business	(429)	(143)	(52)	(42)	(1,485)
Leasing and equipment finance	(9,794)	(2,426)	(2,008)	(979)	(2,297)
Residential real estate	(1)	(15)	(155)	(291)	(444)
	(16,951)	(9,701)	(34,398)	(32,714)	(26,813)
Recoveries:
Consumer	3,487	4,576	5,831	5,222	3,141
Commercial real estate	103	295	1,381	559	2,530
Commercial business	193	690	329	635	2,488
Leasing and equipment finance	649	254	398	345	618
Residential real estate	—	28	71	103	167
	4,432	5,843	8,010	6,864	8,944
Net charge-offs	(12,519)	(3,858)	(26,388)	(25,850)	(17,869)
Provision charged to operations	20,878	14,772	16,923	23,280	17,995
Balance at end of year	$75,028	$66,669	$55,755	$80,013	$82,583
Ratio of net loan and lease charge-offs to average loans and leases outstanding	.15%	.05%	.35%	.36%	.30%
Year-end allowance as a percentage of year-end total loan and lease balances	.91	.78	.71	1.12	1.17
Year-end allowance as a percentage of year-end loans and leases excluding residential real estate loans	1.32	1.31	1.33	2.27	2.30

The allocation of TCF’s allowance for loan and lease losses, including general and specific loss allocations, is as follows:

	At December 31,					Allocations as a Percentage of Total Loans and Leases Outstanding by Type At December 31,
	2001	2000	1999	1998	1997	2001	2000	1999	1998	1997
	(Dollars in thousands)
Consumer	$8,355	$9,764	$10,701	$32,011	$28,129.33%		.44%	.52%	1.71%	1.42%
Commercial real estate	24,459	20,753	12,708	12,525	15,065	1.51	1.51	1.18	1.54	1.75
Commercial business	12,117	9,668	8,256	5,756	4,520	2.87	2.36	2.35	1.99	1.88
Leasing and equipment finance	11,774	7,583	4,237	2,955	2,004	1.23	.89	.86	.74	.54
Unallocated	16,139	16,139	16,839	23,295	29,364	N.A.	N.A.	N.A.	N.A.	N.A.
Subtotal	72,844	63,907	52,741	76,542	79,082	1.32	1.31	1.33	2.27	2.30
Residential real estate	2,184	2,762	3,014	3,471	3,501.08		.08	.08	.09	.10
Total allowance balance	$75,028	$66,669	$55,755	$80,013	$82,583.91		.78	.71	1.12	1.17

N.A. Not applicable.

Additional information on the allowance for loan and lease losses follows:

	At December 31, 2001				At December 31, 2000
	Allowance for		Allowance	Net	Allowance for		Allowance	Net
	Loan and	Total Loans	as a% of	Charge	Loan and	Total Loans	as a% of	Charge
	Lease Losses	and Leases	Portfolio	Offs(1)	Lease Losses	and Leases	Portfolio	Offs(1)
	(Dollars in thousands)
Consumer	$8,355	$2,509,333.33%		.13%	$9,764	$2,234,134.44%		.12%
Commercial real estate	24,459	1,622,461	1.51	—	20,753	1,371,841	1.51	(.02)
Commercial business	12,117	422,381	2.87	.06	9,668	410,422	2.36	(.15)
Leasing and equipment finance	11,774	956,737	1.23	1.00	7,583	856,471.89		.33
Unallocated	16,139	—	N.A.	N.A.	16,139	—	N.A.	N.A.
Subtotal	72,844	5,510,912	1.32	.24	63,907	4,872,868	1.31	.09
Residential real estate	2,184	2,733,290.08		—	2,762	3,673,831.08		—
Total	$75,028	$8,244,202.91		.15	$66,669	$8,546,699.78		.05

(1) Net charge-offs (recoveries) during the year as a percentage of related average loans and leases.

N.A. Not applicable.

The allocated allowance balances for TCF’s residential, consumer and commercial real estate loan portfolios at December 31, 2001 reflect the Company’s continued strengthening of its credit quality and related low level of net loan charge-offs for these portfolios. The increase in the allocated allowance for leasing and equipment finance losses reflects the previously mentioned increase in the percentage of leases that are internally funded and the increase in charge-offs in the leasing and equipment finance portfolio. The allocated allowances for these portfolios do not reflect any significant changes in estimation methods or assumptions.

The increase in TCF’s allowance for loan and lease losses as a percentage of total loans and leases at December 31, 2001 reflects the impact of the significant growth in the commercial loan and leasing and equipment finance portfolios coupled with increased charge-offs in the leasing business. The allowance for loan and lease losses as a percentage of net loan and lease charge-offs during the year was 599% at December 31, 2001, compared with 1,728% at December 31, 2000 and 211% at December 31, 1999. Net loan and lease charge-offs were $12.5 million, or .15% of average loans and leases outstanding in 2001, compared with $3.9 million, or .05% of average loans and leases in 2000 and $26.4 million, or .35% of average loans and leases in 1999. The ratio of net loan charge-offs to average loans outstanding for TCF’s consumer portfolio was .13% for the year ended December 31, 2001, compared with ..12% for the year ended December 31, 2000. Included in total net loan and lease charge-offs were $9.1 million and $2.2 million of leasing and equipment finance net charge-offs during 2001 and 2000, respectively.

The following table sets forth additional information regarding TCF’s leasing and equipment finance net charge-offs:

	Year Ended December 31,
	2001		2000
		% of Average		% of Average
	Net	Loans and	Net	Loans and
	Charge-offs	Leases	Charge-offs	Leases
	(Dollars in thousands)
Winthrop	$2,182.64%		$1,325.38%
Wholesale	1,621.85		—	—
Middle market	513.39		12.03
Truck and trailer	3,587	2.31	299.32
Small ticket	1,242	1.37	536.81
Leveraged lease	—	—	—	—
Total	$9,145	1.00	$2,172.33

NON-PERFORMING ASSETS—Non-performing assets consisting of non-accrual loans and leases and other real estate owned totaled $66.6 million at December 31, 2001, or .82% of net loans and leases, up $20.6 million from $46.1 million, or .54% at December 31, 2000. The increase in total non-performing assets reflects increases of $6.7 million, $3.3 million and $2.4 million in non-performing commercial real estate, commercial business and residential real estate assets, respectively. Also contributing to the increase in non-performing assets are increases of $3.4 million in non-accrual consumer loans and $2.6 million in non-accrual leasing and equipment finance. Approximately 57% of non-performing assets consist of, or are secured by, residential real estate. The accrual of interest income is generally discontinued when loans and leases become 90 days or more past due with respect to either principal or interest (150 days for loans secured by residential real estate) unless such loans and leases are adequately secured and in the process of collection.

Non-performing assets are summarized in the following table:

	At December 31,
	2001	2000	1999	1998	1997
	(Dollars in thousands)
Non-accrual loans and leases:
Consumer	$16,473	$13,027	$12,178	$17,745	$21,037
Commercial real estate	11,135	5,820	1,576	4,352	3,818
Commercial business	3,550	236	2,960	2,797	3,370
Leasing and equipment finance, net	11,723	7,376	1,310	290	117
Residential real estate	6,959	4,829	5,431	8,078	8,451
Total non-accrual loans and leases, net	49,840	31,288	23,455	33,262	36,793
Non-recourse discounted lease rentals	2,134	3,910	619	435	—
Total non-accrual loans and leases, gross	51,974	35,198	24,074	33,697	36,793
Other real estate owned	14,655	10,869	10,912	13,602	18,353
Total non-performing assets, gross	$66,629	$46,067	$34,986	$47,299	$55,146
Total non-performing assets, net	$64,495	$42,157	$34,367	$46,864	$55,146
Accruing loans and leases 90 days or more past due	$5,129	$5,020	$5,789	$—	$—
Gross non-performing assets as a percentage of net loans and leases	.82%	.54%	.45%	.67%	.79%
Gross non-performing assets as a percentage of total assets	.59	.41	.33	.47	.57

The following table sets forth information regarding TCF’s delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:

	At December 31,
	2001		2000
		Percentage		Percentage
	Principal	of Loans	Principal	of Loans
	Balances	and Leases	Balances	and Leases
	(Dollars in thousands)
Loans and leases delinquent for:
30-59 days	$25,998.32%		$40,083.47%
60-89 days	15,646.19		13,755.16
90 days or more	5,129.06		5,020.06
Total	$46,773.57%		$58,858.69%

The over 30-day delinquency rate on TCF’s loans and leases (excluding loans held for sale and non-accrual loans and leases) was .57% of loans and leases outstanding at December 31, 2001, compared with .69% at year-end 2000. TCF’s delinquency rates are determined using the contractual method. The following table sets forth information regarding TCF’s over 30-day delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases:

	At December 31,
	2001		2000
	Principal	Percentage	Principal	Percentage
	Balances	of Portfolio	Balances	of Portfolio
	(Dollars in thousands)
Consumer	$17,939.72%		$20,628.93%
Commercial real estate	538.03		1,793.13
Commercial business	526.13		3,958.96
Leasing and equipment finance	17,393	1.84	15,508	1.83
Residential real estate	10,377.38		16,971.46
Total	$46,773.57		$58,858.69

TCF’s over 30-day delinquency on total leasing and equipment finance increased to 1.84% at December 31, 2001 from 1.83% at December 31, 2000. Included in delinquent leasing and equipment finance at December 31, 2001 are $754,000 of leases that have been funded on a non-recourse basis by third-party financial institutions, compared with $2.4 million at December 31, 2000. Delinquencies in the truck and trailer segment of the leasing and equipment finance portfolio were $11 million, or 7.6% at December 31, 2001, compared with $10.4 million, or 6.8%, at December 31, 2000. Also, non-accrual loans and leases in the truck and trailer segment of the leasing and equipment finance portfolio were $6.9 million at December 31, 2001, compared with $4.7 million at December 31, 2000. The increase in delinquencies and non-accrual loans and leases in the truck and trailer  segment reflects the impact of higher fuel and insurance costs, driver shortages and the slowdown in freight activity caused by the slowing economy. Management continues to closely monitor the truck and trailer portfolio given the current economic environment. See “Loans and Leases.”

In addition to the non-accrual loans and leases, there were $79.9 million of loans and leases at December 31, 2001 for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. This amount consists of loans and leases that were classified for regulatory purposes as substandard or doubtful, or were to customers that currently are experiencing financial difficulties or that management believes may experience financial difficulties in the future. This compares with $19.8 million of loans and leases at December 31, 2000. The increase in these classified assets is generally due to the slowing economy and results from the periodic review process and risk rating performed by TCF. Although these loans and leases are generally secured by commercial real estate or other corporate assets, they may be subject to future modifications of their terms or may become non-performing.

The recorded investment in loans that are considered to be impaired was $18.8 million and $6.8 million at December 31, 2001 and December 31, 2000, respectively. The related allowance for credit losses was $5 million at December 31, 2001, compared with $1.3 million at December 31, 2000. All of the impaired loans were on non-accrual status. Management monitors the performance and classification of such loans and leases and the financial condition of these borrowers.

LIQUIDITY MANAGEMENT—TCF manages its liquidity position to ensure that the funding needs of depositors and borrowers are met promptly and in a cost-effective manner. Asset liquidity arises from the ability to convert assets to cash as well as from the maturity of assets. Liability liquidity results from the ability of TCF to attract a diversity of funding sources to meet funding requirements promptly.

Deposits are the primary source of TCF’s funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan and lease repayments, proceeds from the discounting of leases and borrowings. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds and other factors. TCF’s deposit inflows and outflows have been and will continue to be affected by these factors. See “FORWARD-LOOKING INFORMATION.” Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under reverse repurchase agreements and, to a lesser extent, from other sources. At December 31, 2001, TCF had over $2.3 billion in unused capacity under these funding sources, which could be used to meet future liquidity needs. See “Borrowings.”

Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF’s wholly-owned bank subsidiaries, issuance of equity securities, borrowings under the Company’s $105 million bank line of credit and commercial paper program, and interest income. TCF’s subsidiary banks’ ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Undistributed earnings and profits at December 31, 2001 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes, and is generally not available for payment of cash dividends or other distributions to shareholders without incurring an income tax liability based on the amount of earnings removed and current tax rates.

DEPOSITS—Checking, savings and money market deposits are an important source of lower cost funds and fee income for TCF. Deposits totaled $7.1 billion at December 31, 2001, up $207.1 million from December 31, 2000. As previously noted, TCF sold one branch with $30 million of deposits during 2001. Lower interest-cost checking, savings and money market deposits totaled $4.8 billion, up $692.5 million from December 31, 2000, and comprised 67.3% of total deposits at December 31, 2001, compared with 59.3% of total deposits at December 31, 2000. The average balance of these deposits for 2001 was $4.3 billion, an increase of $428.3 million over the $3.9 billion average balance for 2000. Higher interest-cost certificates of deposit decreased $485.4 million from December 31, 2000 as a result of TCF’s disciplined pricing and availability of other lower-cost funding sources. The Company’s weighted-average rate for deposits, including non-interest bearing deposits, decreased to 1.49% at December 31, 2001, from 3.12% at December 31, 2000, due to the change in mix of deposits and the declines in overall interest rates during 2001.

As previously noted, TCF continued to expand its supermarket banking franchise during 2001, opening 21 new branches during the year. TCF now has 234 supermarket branches. During the past year, the number of deposit accounts in TCF’s supermarket branches increased 14.6% to over 740,000 accounts and the balances increased 13% to $1.2 billion. The average rate on these deposits decreased from 2.73% at December 31, 2000 to 1.23% at December 31, 2001, due to general decreases in interest rates.

Additional information regarding TCF’s supermarket branches follows:

					Percentage
	At December 31,				Increase (Decrease)
	2001	2000	1999	1998	2001/2000	2000/1999
	(Dollars in thousands)
Number of branches	234	213	195	160	9.9%	9.2%
Number of deposit accounts	740,457	646,084	551,536	406,146	14.6	17.1
Deposits:
Checking	$591,000	$475,162	$354,074	$272,194	24.4	34.2
Savings	211,190	135,000	120,876	96,496	56.4	11.7
Money market	130,758	108,557	60,169	55,070	20.5	80.4
Subtotal	932,948	718,719	535,119	423,760	29.8	34.3
Certificates	279,777	354,891	290,579	194,456	(21.2)	22.1
Total deposits	$1,212,725	$1,073,610	$825,698	$618,216	13.0	30.0
Average rate on deposits	1.23%	2.73%	2.24%	2.16%	(54.9)	21.9
Total fees and other revenues for the year	$136,709	$112,043	$86,665	$53,482	22.0	29.3
Consumer loans outstanding	$305,081	$233,393	$192,931	$108,213	30.7	21.0

BORROWINGS—Borrowings totaled $3 billion at December 31, 2001, down $161.2 million from year-end 2000. The decrease was primarily due to high prepayments on the residential and securities available for sale portfolios and increased deposit funding which reduces reliance on borrowings. See Note 11 and 12 of Notes to Consolidated Financial Statements for detailed information on TCF’s borrowings. Included in long-term borrowings at December 31, 2001, are $1.3 billion of fixed-rate FHLB advances which are callable at par on certain anniversary dates and quarterly thereafter until maturity. If called, the FHLB will provide replacement funding at the then prevailing market rate of interest for the remaining term-to-maturity of the advances, subject to standard terms and conditions. The weighted-average rate on borrowings decreased to 4.85% at December 31, 2001, from 6.23% at December 31, 2000, due to general decreases in interest rates. At December 31, 2001, borrowings with a maturity of one year or less totaled $795.5 million.

TCF does not have any unconsolidated subsidiaries, partnerships, special purpose entities or other forms of off-balance-sheet borrowings. See Note 19 of Notes to Consolidated Financial Statements for information relating to off-balance-sheet instruments.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS—As disclosed in the Notes to Consolidated Financial Statements, TCF has certain obligations and commitments to make future payments under contracts. At December 31, 2001, the aggregate contractual obligations (excluding bank deposits) and commercial commitments are as follows:

	Payments Due by Period
		Less than	1-3	4-5	After 5
Contractual Obligations	Total	1 year	Years	Years	Years
	(Dollars in thousands)
Total borrowings	$3,023,025	$719,859	$1,577,204	$303,462	$422,500
Annual rental commitments under non-cancellable operating leases	118,048	16,649	29,067	23,898	48,434
	$3,141,073	$736,508	$1,606,271	$327,360	$470,934

	Amount of Commitment—Expiration by Period
		Less than	1-3	4-5	After 5
Other Commercial Commitments	Total	1 year	Years	Years	Years
	(Dollars in thousands)
Commitments to lend	$1,550,207	$1,409,771	$125,237	$10,483	$4,716
Standby letters of credit	12,748	11,070	1,260	418	—
	$1,562,955	$1,420,841	$126,497	$10,901	$4,716

STOCKHOLDERS’ EQUITY—Stockholders’ equity at December 31, 2001 was $917 million, or 8.1% of total assets, up from $910.2 million, or 8.1% of total assets, at December 31, 2000. The increase in stockholders’ equity is primarily due to net income of $207.3 million for the year ended December 31, 2001, partially offset by the repurchase of 3.7 million shares of TCF’s common stock at a cost of $148 million and the payment of $77.5 million in dividends on common stock. Since January 1, 1998, the Company has repurchased 18.6 million shares of TCF’s common stock at an average cost of $29.04 per share. At December 31, 2001, average total equity to average assets was 7.78% compared to 7.58% at December 31, 2000. Dividends paid to common shareholders on a per share basis totaled $1.00 in 2001, an increase of 21.2% from $.825 in 2000. TCF’s dividend payout ratio was 37.04% in 2001 and 35.11% in 2000. The Company’s primary funding sources for common dividends are dividends  received from its subsidiary banks. At December 31, 2001, TCF and its bank subsidiaries exceeded their regulatory capital requirements and are considered “well-capitalized” under guidelines established by the Federal Reserve Board and the Office of the Comptroller of the Currency pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991. See Note 14 of Notes to Consolidated Financial Statements. TCF does not have any trust preferred securities or other quasi-equity instruments.

TCF has used stock options as a form of employee compensation only to a limited extent. At December 31, 2001, the amount of incentive stock options outstanding was .48% of total shares outstanding.

MARKET RISK—INTEREST-RATE RISK—TCF’s results of operations are dependent to a large degree on its net interest income and the Company’s ability to manage its interest-rate risk. Although TCF manages other risks, such as credit and liquidity risk, in the normal course of its business, the Company considers interest-rate risk to be its most significant market risk. TCF, like most financial institutions, has a material interest-rate risk exposure to changes in both short-term and long-term interest rates as well as variable index interest rates (e.g., prime). Since TCF does not hold a trading portfolio, the Company is not exposed to market risk from trading activities.

Like most financial institutions, TCF’s interest income and cost of funds are significantly affected by general economic conditions and by policies of regulatory authorities. The mismatch between maturities and interest-rate sensitivities of assets and liabilities results in interest-rate risk. TCF’s Asset/Liability Management Committee manages TCF’s interest-rate risk based on interest rate expectations and other factors. The principal objective of TCF’s asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest-rate risk and liquidity risk and facilitating the funding needs of the Company.

Although the measure is subject to a number of assumptions and is only one of a number of measurements, management believes the interest-rate gap (difference between interest-earning assets and interest-bearing liabilities repricing within a given period) is an important indication of TCF’s exposure to interest-rate risk and the related volatility of net interest income in a changing interest rate environment. In addition to the interest-rate gap analysis, management also utilizes a simulation model to measure and manage TCF’s interest-rate risk, relative to a base case scenario.

The amounts in the maturity/rate sensitivity table below represent management’s estimates and assumptions. The amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments, competition, a general rise or decline in interest rates, and the possibility that the FHLB will exercise its option to call certain of TCF’s longer-term FHLB advances. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships. In addition, TCF’s interest-rate risk will increase during periods of rising interest rates due to slower prepayments on loans and mortgage-backed securities. TCF’s one-year adjusted interest-rate gap was a positive $241.8 million, or 2% of total assets, at December 31, 2001, compared with a negative $215.1 million, or (2)% of total assets, at December 31, 2000. A positive interest-rate gap position exists when the amount of interest-earning assets maturing or repricing within a particular time period exceeds the amount of interest-bearing liabilities maturing or repricing. The change in the one-year gap was primarily due to an increase in projected prepayment speeds on residential loans and mortgage-backed securities, partially offset by the impact of interest-rate floors on consumer loans.

The following table summarizes TCF’s interest-rate gap position at December 31, 2001:

	Maturity/Rate Sensitivity
	Within 30 Days	30 Days to 6 Months	6 Months to 1 Year	1 to 3 Years	3+ Years	Total
	(Dollars in thousands)
Interest-earning assets:
Loans held for sale	$244,993	$178,839	$10,909	$8,353	$8,515	$451,609
Securities available for sale(1)	41,841	185,030	192,732	376,931	788,127	1,584,661
Real estate loans(1)	544,123	542,199	565,312	1,223,660	1,480,457	4,355,751
Leasing and equipment finance(1)	40,136	164,452	169,821	416,254	166,074	956,737
Other loans(1)	751,775	232,600	157,628	1,334,890	454,821	2,931,714
Investments	915	131,181	—	—	23,846	155,942
	1,623,783	1,434,301	1,096,402	3,360,088	2,921,840	10,436,414
Interest-bearing liabilities:
Checking deposits(2)	209,041	—	—	—	2,327,824	2,536,865
Savings deposits(2)	185,820	124,823	131,318	371,374	477,481	1,290,816
Money market deposits(2)	560,983	—	—	—	390,051	951,034
Certificate deposits	392,137	923,630	578,372	365,007	61,098	2,320,244
Short-term borrowings(3)	719,859	—	—	—	—	719,859
Long-term borrowings(3)	14,325	37,493	34,897	1,248,020	968,430	2,303,165
	2,082,165	1,085,946	744,587	1,984,401	4,224,884	10,121,983
Interest-earning assets over (under) interest-bearing liabilities	$(458,382)	$348,355	$351,815	$1,375,687	$(1,303,044)	$314,431
Cumulative gap	$(458,382)	$(110,027)	$241,788	$1,617,475	$314,431	$314,431
Cumulative gap as a percentage of total assets:
At December 31, 2001	(4)%	(1)%	2%	14%	3%	3%
At December 31, 2000	6%	(2)%	(2)%	9%	2%	2%

(1) Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience.

(2) Includes non-interest bearing deposits. 8% of checking deposits, 34% of savings deposits, and 59% of money market deposits are included in amounts repricing within one year. 29% of savings deposits are included in the “1 to 3 Years” category. All remaining checking, savings and money market deposits are assumed to mature in the “3+ Years” category. While management believes that these assumptions are well based, no assurance can be given that amounts on deposit in checking, savings, and money market accounts will not significantly change or be repriced in the event of a general change in interest rates. At December 31, 2000, 8% of checking deposits, 34% of savings deposits, and 53% of money market deposits were included in amounts repricing within one year. 29% of savings deposits were included in the “1 to 3 Years” category.

(3) Includes $1.5 billion of callable long-term borrowings. Based upon market interest rates at December 31, 2001, $5.5 million and $200 million of these callable long-term borrowings are forecasted to be called prior to maturity and are included in amounts repricing within one year and “1 to 3 Years”, respectively, which corresponds to their next call date, instead of in the “3+ Years” category, which corresponds to their maturity date.

As previously noted, TCF also utilizes simulation models to estimate the near-term effects (next twelve months) of changing interest rates on its net interest income. Net interest income simulation involves forecasting net interest income under a variety of scenarios, including the level of interest rates, the shape of the yield curve, and spreads between market interest rates. At December 31, 2001, net interest income is estimated to increase by 3.1%, compared with the base case scenario, over the next twelve months if interest rates were to sustain an immediate increase of 200 basis points. At December 31, 2000, net interest income was estimated to increase by ..4%, compared with the base case scenario, assuming a similar change in interest rates. If interest rates were to decline by 200 basis points, net interest income is estimated to decrease by 6.2%, compared with the base case scenario, over the next twelve months. Simulations at December 31, 2000 projected a decrease in net interest income of 3.9%, compared with the base case scenario, assuming a similar change in interest rates.

Management exercises its best judgment in making assumptions regarding loan prepayments, early deposit withdrawals, and other non-controllable events in estimating TCF’s exposure to changes in interest rates. These assumptions are inherently uncertain and, as a result, the simulation models cannot precisely estimate net interest income or precisely predict the impact of a change in interest rates on net interest income. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

RECENT ACCOUNTING DEVELOPMENTS—Effective July 1, 2001, TCF adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” which requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

Upon adoption of SFAS No. 142, TCF is required to evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications of intangible assets in order to conform with the new criteria of SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Company is required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first quarter of 2002. In addition, to the extent an intangible asset is identified as having an indefinite useful life, as in the case of goodwill, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first quarter of 2002. Any impairment loss will be measured as of the date of adoption and recognized as a cumulative effect of a change in accounting principle during the first quarter of 2002.

As of the date of adoption, the Company had unamortized goodwill in the amount of $145.5 million and unamortized identifiable intangible assets (deposit base intangibles) in the amount of $9.2 million, all of which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense related to goodwill was $7.8 million ($7.6 million after-tax, or 10 cents per common diluted share) and $7.7 million ($7.5 million after-tax, or 9 cents per common diluted share) for the year ended December 31, 2001 and December 31, 2000, respectively. Management finalized its study of the effects of SFAS No. 142 and concluded that goodwill is not impaired as of January 1, 2002.

FOURTH QUARTER SUMMARY—In the fourth quarter of 2001, TCF had net income of $54.2 million, up 3.9% from $52.2 million in the fourth quarter of 2000. Diluted earnings per common share was 72 cents for the fourth quarter of 2001, compared to 66 cents for the fourth quarter of 2000. The 2000 fourth quarter results included a $5.5 million after-tax gain on sales of three branches, or 7 cents per diluted common share. TCF opened 8 new branches in the fourth quarter of 2001, of which 3 were supermarket branches.

Net interest income was $125.7 million and $110.8 million for the quarter ended December 31, 2001 and 2000, respectively. The net interest margin was 4.74% and 4.33% for the fourth quarter of 2001 and 2000, respectively. TCF net interest income improved by $10.6 million, or 9.6% over the fourth quarter of 2000 due to volume changes and $4.3 million due to rate changes.

TCF provided $7 million for credit losses in the fourth quarter of 2001, compared with $4.7 million in the fourth quarter of 2000. Net loan and lease charge-offs were $5.6 million, or .27% of average loans and leases outstanding, compared with $2 million, or .10% of average loans and leases outstanding during the same 2000 period. The increase in the provision and net loan and lease charge-offs from 2000 reflects the impact of the growth in the commercial loan and leasing and equipment finance portfolios coupled with increased charge-offs in the leasing and equipment finance portfolio.

Non-interest income, excluding gains on sales of securities available for sale and branches, increased $9.3 million, or 10.7%, during the fourth quarter of 2001 to $95.6 million. The increase was primarily due to increased fees and service charges and leasing revenues, reflecting TCF’s expanding retail banking and lease operations and customer base.

Non-interest expense increased $14.8 million, or 12.7%, in the fourth quarter of 2001 to $131.4 million. The increases were primarily due to costs associated with expanded retail banking and leasing activities.

In the fourth quarter of 2001, the effective income tax rate was reduced to 35.36% of income before income tax expense for the quarter due to the favorable conclusion of prior year taxes.

Legislative, Legal and Regulatory Developments

Federal and state legislation imposes numerous legal and regulatory requirements on financial institutions. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on TCF and its bank and other subsidiaries.

Forward-Looking Information

This Annual Report and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, may contain “forward-looking” statements that deal with future results, plans or performance. In addition, TCF’s management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. TCF’s future results may differ materially from historical performance and forward-looking statements about TCF’s expected financial results or other plans are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan and lease products; changes in accounting policies or guidelines, or monetary and fiscal policies of the federal government; changes in credit and other risks posed by TCF’s loan, lease and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. The terrorist attacks on September 11, 2001 have had an adverse impact on the United States’ economy and could have a continuing adverse impact on the economy and the Company’s business, most likely by reducing capital and consumer spending. Such developments could result in decreased demand for TCF’s products and services and increased credit losses.

Consolidated Statements of Financial Condition

	At December 31,
	2001	2000
	(Dollars in thousands, except per-share data)
Assets
Cash and due from banks	$386,700	$392,007
Investments	155,942	134,059
Securities available for sale	1,584,661	1,403,888
Loans held for sale	451,609	227,779
Loans and leases:
Consumer	2,509,333	2,234,134
Commercial real estate	1,622,461	1,371,841
Commercial business	422,381	410,422
Leasing and equipment finance	956,737	856,471
Subtotal	5,510,912	4,872,868
Residential real estate	2,733,290	3,673,831
Total loans and leases	8,244,202	8,546,699
Allowance for loan and lease losses	(75,028)	(66,669)
Net loans and leases	8,169,174	8,480,030
Premises and equipment, net	215,237	197,525
Goodwill	145,462	153,239
Deposit base intangibles	9,244	11,183
Other assets	240,686	197,752
	$11,358,715	$11,197,462
Liabilities and Stockholders’ Equity
Deposits:
Checking	$2,536,865	$2,203,943
Savings	1,290,816	1,045,388
Money market	951,033	836,888
Subtotal	4,778,714	4,086,219
Certificates	2,320,244	2,805,605
Total deposits	7,098,958	6,891,824
Short-term borrowings	719,859	898,695
Long-term borrowings	2,303,166	2,285,550
Total borrowings	3,023,025	3,184,245
Accrued expenses and other liabilities	319,699	211,173
Total liabilities	10,441,682	10,287,242
Stockholders’ equity:
Preferred stock, par value $.01 per share, 30,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $.01 per share, 280,000,000 shares authorized; 92,719,544 and 92,755,659 shares issued	927	928
Additional paid-in capital	520,940	508,682
Retained earnings, subject to certain restrictions	965,454	835,605
Accumulated other comprehensive income (loss)	6,229	(9,868)
Treasury stock at cost, 15,787,716 and 12,466,626 shares, and other	(576,517)	(425,127)
Total stockholders’ equity	917,033	910,220
	$11,358,715	$11,197,462

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

	Year Ended December 31,
	2001	2000	1999
	(In thousands, except per-share data)
Interest income:
Loans and leases	$681,110	$700,325	$618,291
Securities available for sale	112,267	99,185	111,032
Loans held for sale	24,266	17,130	13,367
Investments	8,966	10,041	9,411
Total interest income	826,609	826,681	752,101
Interest expense:
Deposits	162,727	197,094	175,495
Borrowings	182,660	191,051	152,393
Total interest expense	345,387	388,145	327,888
Net interest income	481,222	438,536	424,213
Provision for credit losses	20,878	14,772	16,923
Net interest income after provision for credit losses	460,344	423,764	407,290
Non-interest income:
Fees and service charges	194,321	166,240	138,198
Electronic funds transfer revenues	87,134	78,101	67,144
Leasing and equipment finance	45,730	38,442	28,505
Mortgage banking	12,042	10,519	12,770
Investments and insurance	11,535	12,266	14,849
Other	16,545	17,895	12,854
Fees and other revenues	367,307	323,463	274,320
Gains on sales of branches	3,316	12,813	12,160
Gains on sales of securities available for sale	863	—	3,194
Gains on sales of loan servicing	—	—	3,076
Gain on sale of subsidiaries	—	—	5,522
Title insurance revenues	—	—	15,421
Other non-interest income	4,179	12,813	39,373
Total non-interest income	371,486	336,276	313,693
Non-interest expense:
Compensation and employee benefits	267,716	239,544	239,053
Occupancy and equipment	78,774	74,938	73,613
Advertising and promotions	20,909	19,181	16,981
Amortization of goodwill	7,777	7,706	7,713
Other	126,820	115,833	110,532
Total non-interest expense	501,996	457,202	447,892
Income before income tax expense	329,834	302,838	273,091
Income tax expense	122,512	116,593	107,052
Net income	$207,322	$186,245	$166,039
Net income per common share:
Basic	$2.73	$2.37	$2.01
Diluted	$2.70	$2.35	$2.00
Dividends declared per common share	$1.00	$.825	$.725

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock and Other	Total
	(Dollars in thousands)
Balance, December 31, 1998	92,912,246	$929	$507,534	$610,177	$7,591	$(280,729)	$845,502
Comprehensive income:
Net income	—	—	—	166,039	—	—	166,039
Other comprehensive loss	—	—	—	—	(54,973)	—	(54,973)
Comprehensive income	—	—	—	166,039	(54,973)	—	111,066
Dividends on common stock	—	—	—	(60,755)	—	—	(60,755)
Repurchase of 4,091,611 shares	—	—	—	—	—	(106,106)	(106,106)
Issuance of 21,050 shares	—	—	(30)	—	—	(30)	(60)
Cancellation of shares	(108,041)	(1)	(2,569)	—	—	392	(2,178)
Amortization of deferred compensation	—	—	—	—	—	9,543	9,543
Exercise of stock options, 550,661 shares	—	—	(4,464)	—	—	15,044	10,580
Shares held in trust for deferred compensation plans	—	—	326	—	—	(326)	—
Loan payments by deferred compensation plans	—	—	—	—	—	1,390	1,390
Balance, December 31, 1999	92,804,205	928	500,797	715,461	(47,382)	(360,822)	808,982
Comprehensive income:
Net income	—	—	—	186,245	—	—	186,245
Other comprehensive income	—	—	—	—	37,514	—	37,514
Comprehensive income	—	—	—	186,245	37,514	—	223,759
Dividends on common stock	—	—	—	(66,101)	—	—	(66,101)
Issuance of 37,259 shares to effect purchase acquisition	—	—	417	—	—	963	1,380
Repurchase of 3,243,800 shares	—	—	—	—	—	(73,824)	(73,824)
Issuance of 1,319,896 shares	—	—	(7,716)	—	—	7,716	—
Cancellation of shares	(48,546)	—	(1,262)	—	—	386	(876)
Amortization of deferred compensation	—	—	—	—	—	9,375	9,375
Exercise of stock options, 283,036 shares	—	—	(81)	—	—	7,337	7,256
Issuance of stock options	—	—	1	—	—	—	1
Shares held in trust for deferred compensation plans	—	—	15,842	—	—	(15,842)	—
Purchase of TCF stock to fund the Employees Stock Purchase Plan, net	—	—	684	—	—	—	684
Loan to deferred compensation plans, net of payments	—	—	—	—	—	(416)	(416)
Balance, December 31, 2000	92,755,659	928	508,682	835,605	(9,868)	(425,127)	910,220
Comprehensive income:
Net income	—	—	—	207,322	—	—	207,322
Other comprehensive income	—	—	—	—	16,097	—	16,097
Comprehensive income	—	—	—	207,322	16,097	—	223,419
Dividends on common stock	—	—	—	(77,473)	—	—	(77,473)
Repurchase of 3,670,107 shares	—	—	—	—	—	(148,043)	(148,043)
Issuance of 262,340 shares	—	—	3,057	—	—	(3,057)	—
Cancellation of shares	(36,115)	(1)	(1,484)	—	—	646	(839)
Amortization of deferred compensation	—	—	15	—	—	11,049	11,064
Exercise of stock options, 86,677 shares	—	—	885	—	—	2,405	3,290
Shares held in trust for deferred compensation plans	—	—	9,744	—	—	(9,744)	—
Purchase of TCF stock to fund the Employees Stock Purchase Plan, net	—	—	41	—	—	—	41
Loan to deferred compensation plans, net of payments	—	—	—	—	—	(4,646)	(4,646)
Balance, December 31, 2001	92,719,544	$927	$520,940	$965,454	$6,229	$(576,517)	$917,033

See accompanying notes to consolidated financial statements.

46-47

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Cash flows from operating activities:
Net income	$207,322	$186,245	$166,039
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	42,412	30,369	29,031
Amortization of goodwill and other intangibles	9,716	10,001	10,689
Provision for credit losses	20,878	14,772	16,923
Proceeds from sales of loans held for sale	2,135,218	611,123	586,859
Principal collected on loans held for sale	12,469	9,885	10,144
Originations and purchases of loans held for sale	(2,375,396)	(649,750)	(457,515)
Net (increase) decrease in other assets and accrued expenses and other liabilities	91,612	(1,854)	47,088
Gains on sales of assets	(4,393)	(12,813)	(23,952)
Other, net	5,550	4,125	14,988
Total adjustments	(61,934)	15,858	234,255
Net cash provided by operating activities	145,388	202,103	400,294

Cash flows from investing activities:
Principal collected on loans and leases	3,352,341	2,162,839	2,315,173
Originations and purchases of loans	(2,719,682)	(2,320,239)	(3,069,408)
Purchases of equipment for lease financing	(449,231)	(579,595)	(289,156)
Net (increase) decrease in interest-bearing deposits with banks	(559)	19,987	95,575
Proceeds from sales of securities available for sale	33,645	—	288,718
Proceeds from maturities of and principal collected on securities available for sale	398,316	176,905	577,844
Purchases of securities available for sale	(587,324)	(314)	(791,995)
Net decrease in federal funds sold		—	41,000
Net increase in Federal Home Loan Bank stock	(18,927)	(4,671)	(11,129)
Sales of deposits, net of cash paid	(26,958)	(82,097)	(104,404)
Other, net	(64,313)	(48,329)	18,852
Net cash used by investing activities	(82,692)	(675,514)	(928,930)

Cash flows from financing activities:
Net increase (decrease) in deposits	237,180	402,731	(13,649)
Net increase (decrease) in short-term borrowings	(178,836)	(168,287)	674,431
Proceeds from long-term borrowings	677,334	954,252	1,566,253
Payments on long-term borrowings	(579,529)	(619,250)	(1,529,301)
Purchases of common stock	(148,043)	(73,824)	(106,106)
Payments of dividends on common stock	(77,473)	(66,101)	(60,755)
Other, net	1,364	6,635	6,548
Net cash provided (used) by financing activities	(68,003)	436,156	537,421
Net increase (decrease) in cash and due from banks	(5,307)	(37,255)	8,785
Cash and due from banks at beginning of year	392,007	429,262	420,477
Cash and due from banks at end of year	$386,700	$392,007	$429,262

Supplemental disclosures of cash flow information:
Cash paid for:
Interest on deposits and borrowings	$352,903	$377,430	$302,268
Income taxes	$24,128	$89,852	$78,125

Transfer of loans and leases to other real estate owned and other assets	$33,447	$16,580	$32,074

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1      Summary of Significant Accounting Policies

BASIS OF PRESENTATION—The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation (“TCF” or the “Company”) is a national financial holding company engaged primarily in community banking, mortgage banking and leasing and equipment finance through its wholly owned subsidiaries, TCF National Bank and TCF National Bank Colorado (“TCF Colorado”). TCF National Bank and TCF Colorado own leasing and equipment finance, mortgage banking, discount brokerage, investment and insurance sales, and real estate investment trusts, (“REIT”) subsidiaries. These subsidiaries are consolidated with TCF National Bank and TCF Colorado and are therefore included in the consolidated financial statements of TCF Financial Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to prior years’ financial statements to conform to the current year presentation.

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

Critical Accounting Policies

Critical accounting policies are dependent on estimates that are particularly susceptible to significant change include the determination of the allowance for loan and lease losses, mortgage servicing rights and income taxes. The following have been identified as “Critical Accounting Policies.”

ALLOWANCE FOR LOAN AND LEASE LOSSES—The allowance for loan and lease losses is maintained at a level believed to be appropriate by management to provide for probable loan and lease losses inherent in the portfolio as of the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. Management’s judgment as to the amount of the allowance, including the allocated and unallocated elements, is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of impaired loans and non-performing assets, historical net charge-off amounts, geographic location, prevailing economic conditions and other relevant factors. Impaired loans include all non-accrual and restructured commercial real estate and commercial business loans and equipment financings. Consumer and residential real estate loans and lease financings are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of expected future cash flows discounted at the loan’s initial effective interest rate or the fair value of the collateral for collateral-dependent loans. Residential loans, consumer loans, and smaller-balance commercial loans and lease and equipment financings are segregated by loan type and sub-type, and are evaluated on a group basis. Loans and leases are charged off to the extent they are deemed to be uncollectible. The amount of the allowance for loan and lease losses is highly dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

MORTGAGE SERVICING RIGHTS—Mortgage servicing rights are capitalized and amortized in proportion to, and over the period of, estimated net servicing income. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. Any impairment is recognized through a valuation allowance.

INCOME TAXES—Income taxes are accounted for using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The determination of current and deferred income taxes is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the difference between tax and financial reporting basis of assets and liabilities (temporary differences), estimates of amounts due or owed such as the timing of reversals of temporary differences and current financial accounting standards. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities.

Other Significant Accounting Policies

INVESTMENTS—Investments are carried at cost, adjusted for amortization of premiums or accretion of discounts using methods which approximate a level yield.

SECURITIES AVAILABLE FOR SALE—Securities available for sale are carried at fair value with the unrealized holding gains or losses, net of related deferred income taxes, reported as accumulated other comprehensive income (loss), which is a separate component of stockholders’ equity. Cost of securities sold is determined on a specific identification basis and gains or losses on sales of securities available for sale are recognized at trade dates. Declines in the value of securities available for sale that are considered other than temporary are recorded in noninterest income as a loss on securities available for sale.

LOANS HELD FOR SALE—Loans held for sale include residential mortgage and education loans. Residential mortgage loans held for sale are carried at the lower of cost or market as adjusted for the effects of fair value hedges using quoted market prices. See Note 18 for additional information concerning derivative instruments and hedging activities. Education loans held for sale are carried at the lower of cost or market. Net fees and costs associated with originating and acquiring loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale. Gains on sales are recorded at the settlement date and cost is determined on a specific identification basis.

LOANS AND LEASES—Net fees and costs associated with originating and acquiring loans and leases are deferred and amortized over the lives of the assets. Discounts and premiums on loans purchased, net deferred fees and costs, unearned discounts and finance charges, and unearned lease income are amortized using methods which approximate a level yield over the estimated remaining lives of the loans and leases.

Lease financings include direct financing and sales-type leases as well as a leveraged lease. Leases that transfer substantially all of the benefits and risks of equipment ownership to the lessee are classified as direct financing or sales-type leases and are included in loans and leases. Direct financing and sales-type leases are carried at the combined present value of the future minimum lease payments and the lease residual value. The lease residual value represents the estimated fair value of the leased equipment at the termination of the lease. Lease residual values are reviewed on an ongoing basis and any downward revisions are recorded in the periods in which they become known. Interest income on direct financing and sales-type leases is recognized using methods which approximate a level yield over the term of the leases. Sales-type leases generate dealer profit which is recognized at lease inception by recording lease revenue net of the lease cost. Lease revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Lease cost consists of the leased equipment’s book value, less the present value of its residual. The investment in a leveraged lease is the sum of all lease payments (less nonrecourse debt payments) plus estimated residual values, less unearned income. Income from the leveraged lease is recognized using a method which approximates a level yield over the term of the lease based on the unrecovered equity investment.

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

PREMISES AND EQUIPMENT—Premises and equipment are carried at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives.

OTHER REAL ESTATE OWNED—Other real estate owned is recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to other real estate owned. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in other non-interest expense.

INTANGIBLE ASSETS—Goodwill resulting from acquisitions is amortized over 20 to 25 years on a straight-line basis. Deposit base intangibles are amortized over 10 years on an accelerated basis. The Company reviews the recoverability of the carrying values of these assets whenever an event occurs indicating that they may be impaired. On January 1, 2002, TCF adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead tested for impairment annually.

DERIVATIVE FINANCIAL INSTRUMENTS—TCF utilizes derivative financial instruments to meet the ongoing credit needs of its customers and in order to manage the market exposure of its residential loans held for sale and its commitments to extend credit for residential loans. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments. TCF does not use interest rate contracts (e.g. swaps, caps, floors) or other derivatives to manage interest rate risk and has none of these instruments outstanding. See Notes 18 and 19 for additional information concerning these derivative financial instruments.

2      Cash and Due from Banks

At December 31, 2001, TCF was required by Federal Reserve Board (“FRB”) regulations to maintain reserve balances of $39 million in cash on hand or at various Federal Reserve Banks.

3      Investments

The carrying values of investments, which approximate their fair values, consist of the following:

	At December 31,
	2001	2000
	(In thousands)
Federal Home Loan Bank stock, at cost	$131,181	$110,441
Federal Reserve Bank stock, at cost	23,847	23,286
Interest-bearing deposits with banks	914	332
	$155,942	$134,059

The carrying value, which approximates fair value, and yield of investments at December 31, 2001, by contractual maturity, are shown below:

	Carrying Value	Yield
	(Dollars in thousands)
Due in one year or less	$914	2.64%
No stated maturity(1)	155,028	4.17
	$155,942	4.16

(1) Balance represents FRB and Federal Home Loan Bank (“FHLB”) stock, required regulatory investments.

4      Securities Available for Sale

Securities available for sale consist of the following:

	At December 31,
	2001				2000
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
	(Dollars in thousands)
Mortgage-backed securities:
Federal agencies	$1,547,374	$11,691	$(979)	$1,558,086	$1,380,196	$2,659	$(17,235)	$1,365,620
Private issuer and collateralized mortgage obligations	26,828	90	(993)	25,925	38,765	112	(1,159)	37,718
U.S. Government and other marketable securities	650	—	—	650	550	—	—	550
	$1,574,852	$11,781	$(1,972)	$1,584,661	$1,419,511	$2,771	$(18,394)	$1,403,888
Weighted-average yield	6.55%				6.63%

A gross gain of $863,000 was recognized on sales of securities available for sale during 2001. There were no sales of securities available for sale in 2000, while a gross gain of $4.7 million and a gross loss of $1.5 million were recognized on sales of securities available for sale during 1999.

Mortgage-backed securities aggregating $1.1 billion were pledged as collateral to secure certain deposits and borrowings at December 31, 2001. See Notes 11 and 12 for additional information regarding securities pledged as collateral to secure certain borrowings.

5      Loans Held for Sale

Loans held for sale consist of the following:

	At December 31,
	2001	2000
	(In thousands)
Residential mortgage loans	$286,552	$74,545
Education loans	165,057	153,234
	$451,609	$227,779

6      Loans and Leases

Loans and leases consist of the following:

	At December 31,		Percentage
	2001	2000	Change
	(Dollars in thousands)
Consumer:
Home equity	$2,443,788	$2,152,147	13.6%
Other secured	43,433	56,812	(23.5)
Unsecured	22,112	25,175	(12.2)
	2,509,333	2,234,134	12.3
Commercial:
Commercial real estate:
Permanent	1,444,484	1,193,469	21.0
Construction and development	177,977	178,372	(0.2)
	1,622,461	1,371,841	18.3

Commercial business	422,381	410,422	2.9
	2,044,842	1,782,263	14.7
Leasing and equipment finance:
Equipment finance loans	271,398	207,059	31.1
Lease financings:
Direct financing leases	691,899	658,678	5.0
Sales-type leases	36,272	37,645	(3.6)
Lease residuals	33,860	30,426	11.3
Unearned income and deferred lease costs	(94,300)	(94,506)	(0.2)
Investment in leveraged lease	17,608	17,169	2.6
	685,339	649,412	5.5
	956,737	856,471	11.7
Total consumer, commercial and leasing and equipment finance	5,510,912	4,872,868	13.1
Residential real estate	2,733,290	3,673,831	(25.6)
	$8,244,202	$8,546,699	(3.5)

At December 31, 2001 and 2000, the recorded investment in loans that were considered to be impaired was $18.8 million and $6.8 million, respectively. The related allowance for loan losses at those dates was $5 million and $1.3 million, respectively. All of the impaired loans were on non-accrual status. The average recorded investment in impaired loans during the year ended December 31, 2001, 2000 and 1999 was $9.9 million, $4.5 million and $8.1 million, respectively. For the year ended December 31, 2001, 2000 and 1999, TCF recognized interest income on impaired loans of $29,000, $40,000 and $519,000 all of which was recognized using the cash basis method of income recognition.

At December 31, 2001, 2000 and 1999, loans and leases on non-accrual status totaled $52 million, $35.2 million and $24.1 million, respectively. Had the loans and leases performed in accordance with their original terms for 2001, 2000 and 1999, TCF would have recorded gross interest income of $5.4 million, $3.9 million and $3.6 million, respectively, for these loans and leases. Interest income of $1.7 million, $1.6 million and $1.4 million has been recorded on these loans and leases for the years ended December 31, 2001, 2000 and 1999, respectively.

At December 31, 2001 and 2000, TCF had no loans outstanding with terms that had been modified in troubled debt restructurings. There were no material commitments to lend additional funds to customers whose loans or leases were classified as non-accrual at December 31, 2001.

The aggregate amount of loans to outside directors of TCF and their related interests was $31.8 million and $27 million at December 31, 2001 and 2000, respectively. During 2001, $12 million of new loans were made, repayments totaled $8.8 million and changes in the composition of the outside directors and their related interests increased loans outstanding by $1.6 million. All loans outside directors and their related interests were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate amount of loans to executive officers of TCF was $9.1 million and $5.2 million at December 31, 2001 and 2000, respectively. Included in these amounts were loans made to the Executive Deferred Compensation Plan trustee on behalf of the executive officers. During 2001, $6.2 million of new loans to the Executive Deferred Compensation Plan were made and repayments totaled $2.3 million. See Note 14 for additional information regarding loans to the deferred compensation plan. In the opinion of management the above mentioned loans to outside directors and their related interests and executive officers do not represent more than a normal credit risk of collection.

During 2000, TCF purchased the equity interest in a leveraged lease transaction for a Boeing 767 aircraft on lease to Delta Airlines in the United States. The investment in a leveraged lease represents net unpaid rentals and estimated unguaranteed residual values of the leased assets, less related unearned income. TCF has no general obligation for principal and interest on notes representing third-party participation related to the leveraged lease; such notes are recorded as an offset against the related rental receivable. As the equity owner in the leveraged lease, TCF is taxed on total lease payments received and is entitled to tax deductions based on the cost of the leased asset and tax deductions for interest paid to third-party participants. The leveraged lease has renewal and purchase options by the lessee at the end of the 9.75 year lease term. The aircraft is in service, the lessee is current on the lease payments and the lease expires in 2010. This lease represents TCF’s only material direct exposure to the commercial airline industry.

TCF’s net investment in a leveraged lease is comprised of the following:

	At December 31,
	2001	2000
	(In thousands)
Rental receivable (net of principal and interest on non-recourse debt)	$10,134	$11,066
Estimated residual value of leased assets	18,056	18,056
Less: Unearned income	(10,582)	(11,953)
Investment in leveraged lease	17,608	17,169
Less: Deferred taxes	(5,568)	(1,929)
Net investment in leveraged lease	$12,040	$15,240

Future minimum lease payments for direct financing and sales-type leases as of December 31, 2001 are as follows:

		Payments to
	Payments to	be Received by
	be Received	Other Financial
	by TCF	Institutions	Total
	(In thousands)
2002	$170,703	$83,600	$254,303
2003	134,019	49,901	183,920
2004	96,398	19,379	115,777
2005	68,976	2,966	71,942
2006	35,062	303	35,365
Thereafter	28,921	13	28,934
	$534,079	$156,162	$690,241

7      Allowance for Loan and Lease Losses

Following is a summary of the allowance for loan and lease losses and selected statistics:

	Year Ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of year	$66,669	$55,755	$80,013
Transfers to loans held for sale	—	—	(14,793)
Provision for credit losses	20,878	14,772	16,923
Charge-offs	(16,951)	(9,701)	(34,398)
Recoveries	4,432	5,843	8,010
Net charge-offs	(12,519)	(3,858)	(26,388)
Balance at end of year	$75,028	$66,669	$55,755
Ratio of net loan and lease charge-offs to average loans and leases outstanding	.15%	.05%	.35%
Allowance for loan and lease losses as a percentage of total loan and lease balances at year end	.91	.78	.71

8      Premises and Equipment

Premises and equipment are summarized as follows:

	At December 31,
	2001	2000
	(In thousands)
Land	$48,549	$42,088
Office buildings	143,681	134,034
Leasehold improvements	36,539	33,778
Furniture and equipment	196,283	174,232
	425,052	384,132
Less accumulated depreciation and amortization	209,815	186,607
	$215,237	$197,525

TCF leases certain premises and equipment under operating leases. Net lease expense was $20.7 million, $20.3 million and $19.6 million in 2001, 2000 and 1999, respectively.

At December 31, 2001, the total annual minimum lease commitments for operating leases were as follows:

(In thousands)
2002	$16,649
2003	15,255
2004	13,812
2005	12,410
2006	11,488
Thereafter	48,434
$118,048

9      Mortgage Servicing Rights

Mortgage servicing rights, net of valuation allowance, are summarized as follows:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Balance at beginning of year, net	$40,086	$22,614	$21,566
Purchases and originations	39,139	22,798	6,991
Amortization	(16,564)	(5,326)	(4,737)
Sales of servicing	—	—	(1,037)
Valuation adjustments	(4,400)	—	(169)
Balance at end of year, net	$58,261	$40,086	$22,614

The valuation allowance for mortgage servicing rights is summarized as follows:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Balance at beginning of year	$946	$946	$2,738
Provisions	4,400	—	169
Charge-offs	—	—	(1,961)
Balance at end of year	$5,346	$946	$946

At December 31, 2001, 2000 and 1999, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $4.7 billion, $4 billion and $2.9 billion, respectively. During 2000, TCF purchased the bulk servicing rights on $933 million of residential mortgage loans at a cost of $13.8 million. During 1999, TCF sold servicing rights on $344.6 million of loans serviced for others at a net gain of $3.1 million. No servicing rights were sold during 2000 or 2001.

The estimated fair value of mortgage servicing rights included in the Consolidated Statements of Financial Condition at December 31, 2001 was approximately $64.7 million. The estimated fair value of capitalized mortgage servicing rights is based on estimated cash flows discounted using rates commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

10   Deposits

Deposits are summarized as follows:

	At December 31,
	2001			2000
	Weighted-			Weighted-
	Average		% of	Average		% of
	Rate	Amount	Total	Rate	Amount	Total
	(Dollars in thousands)
Checking:
Non-interest bearing	—%	$1,664,403	23.4%	—%	$1,430,102	20.8%
Interest bearing	.20	872,462	12.3	.58	773,841	11.2
	.07	2,536,865	35.7	.21	2,203,943	32.0

Savings:
Non-interest bearing	—	169,527	2.4	—	71,957	1.1
Interest bearing	.61	1,121,289	15.8	1.13	973,431	14.1
	.53	1,290,816	18.2	1.05	1,045,388	15.2
Money market	1.20	951,033	13.4	3.83	836,888	12.1
Subtotal	.42	4,778,714	67.3	1.17	4,086,219	59.3
Certificates	3.71	2,320,244	32.7	5.96	2,805,605	40.7
	1.49	$7,098,958	100.0%	3.12	$6,891,824	100.0%

Certificates had the following remaining maturities at December 31, 2001:

Maturity	$100,000 Minimum	Other	Total(1)
	(In thousands)
0-3 months	$200,304	$598,485	$798,789
4-6 months	59,323	457,654	516,977
7-12 months	69,526	508,846	578,372
13-24 months	36,385	291,800	328,185
25-36 months	2,678	34,145	36,823
37-48 months	3,046	23,210	26,256
49-60 months	4,787	27,089	31,876
Over 60 months	127	2,839	2,966
	$376,176	$1,944,068	$2,320,244

(1) Includes no brokered deposits.

11   Short-term Borrowings

The following table sets forth selected information for short-term borrowings (borrowings with an original maturity of less than one year) for each of the years in the three year period ended December 31, 2001:

	2001		2000		1999
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
At December 31,
Federal funds purchased	$48,000	1.73%	$91,000	6.49%	$—	—%
Securities sold under repurchase agreements	669,734	1.83	794,320	6.61	960,000	5.75
Treasury, tax and loan note payable	125	1.40	13,375	5.73	42,625	4.53
Commercial paper	—	—	—	—	22,357	6.21
Line of credit	2,000	2.41	—	—	42,000	6.92
Total	$719,859	1.82	$898,695	6.58	$1,066,982	5.76
Year ended December 31,
Average daily balance
Federal funds purchased	$120,812	3.77%	$10,989	6.68%	$1,977	4.81%
Securities sold under repurchase agreements	908,016	4.14	664,015	6.41	477,382	5.38
Treasury, tax and loan note payable	62,111	3.61	68,631	6.14	53,999	4.72
Commercial paper	—	—	4,843	6.18	22,621	5.62
Line of credit	6,749	5.57	18,824	7.58	45,245	6.03
Total	$1,097,688	4.08	$767,302	6.41	$601,224	5.38
Maximum month-end balance
Federal funds purchased	$304,000	N.A.	$91,000	N.A.	$10,000	N.A.
Securities sold under repurchase agreements	1,047,301	N.A.	1,070,790	N.A.	960,000	N.A.
Treasury, tax and loan note payable	262,680	N.A.	250,000	N.A.	258,837	N.A.
Commercial paper	—	N.A.	19,039	N.A.	45,073	N.A.
Line of credit	30,500	N.A.	79,000	N.A.	89,000	N.A.

N.A. Not Applicable

The securities underlying the repurchase agreements are book entry securities. During the borrowing period, book entry securities were delivered by appropriate entry into the counterparties’ accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 2001, all of the securities sold under repurchase agreements provided for the repurchase of identical securities. At December 31, 2001, $669.7 million of securities sold under repurchase agreements with an interest rate of 1.83% maturing in 2002 were collateralized by mortgaged-backed securities having a carrying value of $689.5 million and a market value of $692 million.

TCF Financial Corporation has a $105 million bank line of credit maturing in April 2002 which is unsecured and contains certain covenants common to such agreements with which TCF is in compliance. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate index and term for advances on the line of credit. The line of credit may be used for appropriate corporate purposes, including serving as a back-up line of credit to support the redemption of TCF’s commercial paper.

TCF Financial Corporation has a $50 million commercial paper program which is unsecured and contains certain covenants common to such programs with which TCF is in compliance. Any usage under the commercial paper program requires an equal amount of back-up support by the bank line of credit. Commercial paper generally matures within 90 days, although it may have a term of up to 270 days.

12   Long-term Borrowings

Long-term borrowings consist of the following:

		At December 31,
		2001		2000
			Weighted-		Weighted-
	Year of		Average		Average
	Maturity	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Securities sold under repurchase agreements	2005	$200,000	6.27%	$200,000	6.27%

Federal Home Loan Bank advances	2001	—	—	481,537	5.89
	2003	135,000	5.76	135,000	5.76
	2004	853,000	5.72	803,000	5.69
	2005	246,000	6.02	246,000	6.02
	2006	303,000	5.26	3,000	5.48
	2009	122,500	5.25	122,500	5.25
	2010	100,000	6.02	100,000	6.02
	2011	200,000	4.85	—	—
		1,959,500	5.58	1,891,037	5.78

Discounted lease rentals	2001	—	—	84,529	8.81
	2002	75,600	8.01	48,369	8.96
	2003	46,458	8.00	20,897	9.10
	2004	18,462	8.33	10,114	9.22
	2005	2,684	8.50	1,355	9.15
	2006	450	7.68	390	8.25
	2007	12	8.53	109	8.36
		143,666	8.06	165,763	8.92
Other borrowings:
Senior subordinated debentures	2003	—	—	28,750	9.50
		$2,303,166	5.79	$2,285,550	6.10

At December 31, 2001, $200 million of securities sold under repurchase agreements with an interest rate of 6.27% maturing in 2005 were collateralized by mortgage-backed securities having a carrying value of $213.3 million and a market value of $214.7 million. These borrowings are callable quarterly by the counterparty beginning in the third quarter of 2002.

For certain equipment leases, TCF utilizes its lease rentals and underlying equipment as collateral to borrow from other financial institutions at fixed rates on a non-recourse basis. In the event of a default by the customer in non-recourse financings, the other financial institution has a first lien on the underlying leased equipment with no further recourse against TCF.

On July 1, 2001, TCF exercised its right of redemption on the $28.8 million of 9.50% senior subordinated debentures at par plus accrued earnings to the date of redemption in accordance with redemption provisions of the debentures.

Included in FHLB advances at December 31, 2001 are $1.3 billion of fixed-rate advances which are callable at par on certain dates. If called, the FHLB will provide replacement funding at the then-prevailing market interest rates. Due to changes in interest rates since the long-term FHLB advances were obtained, the market rate exceeded the contract rates on $5.5 million of long-term advances with call dates within one year. The probability that these advances will be called depends primarily on the level of related interest rates during the call period. The stated maturity dates and the next call dates for the callable FHLB advances outstanding at December 31, 2001 were as follows (dollars in thousands):

		Weighted-		Weighted-
Year	Stated Maturity	Average Rate	Next Call Date	Average Rate
2002	$—	—%	$642,500	5.67%
2003	85,000	5.65	300,000	5.68
2004	303,000	5.49	317,000	4.93
2005	246,000	5.92	—	—
2006	203,000	5.55	—	—
2009	122,500	5.16	—	—
2010	100,000	5.92	—	—
2011	200,000	4.78	—	—
	$1,259,500	5.49	$1,259,500	5.49

FHLB advances are collateralized by residential real estate loans and FHLB stock with an aggregate carrying value of $2.5 billion at December 31, 2001.

13   Income Taxes

Income tax expense consists of:

	Current	Deferred	Total
	(In thousands)
Year ended December 31, 2001:
Federal	$112,288	$3,707	$115,995
State	6,188	329	6,517
	$118,476	$4,036	$122,512
Year ended December 31, 2000:
Federal	$88,746	$18,862	$107,608
State	6,457	2,528	8,985
	$95,203	$21,390	$116,593
Year ended December 31, 1999:
Federal	$91,647	$2,981	$94,628
State	11,747	677	12,424
	$103,394	$3,658	$107,052

Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense as a result of the following:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Computed income tax expense	$115,442	$105,993	$95,582
Increase in income tax expense resulting from:
Amortization of goodwill	2,553	2,544	2,724
State income tax, net of federal income tax benefit	4,236	5,840	8,076
Other, net	281	2,216	670
	$122,512	$116,593	$107,052

The significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows:

	At December 31,
	2001	2000
	(In thousands)
Deferred tax assets:
Securities available for sale	$—	$5,755
Allowance for loan and lease losses	21,829	20,471
Pension and other compensation plans	17,034	15,710
Total deferred tax assets	38,863	41,936
Deferred tax liabilities:
Securities available for sale	3,580	—
Lease financing	53,158	50,653
Loan fees and discounts	14,596	12,570
Mortgage servicing	8,912	2,884
Other, net	399	4,240
Total deferred tax liabilities	80,645	70,347
Net deferred tax assets (liabilities)	$(41,782)	$(28,411)

14   Stockholders’ Equity

RESTRICTED RETAINED EARNINGS—Retained earnings at December 31, 2001 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

In general, TCF’s subsidiary banks may not declare or pay a dividend to TCF in excess of 100% of their net profits for that year combined with their retained net profits for the preceding two calendar years without prior approval of the Office of the Comptroller of the Currency (“OCC”). Additional limitations on dividends declared or paid on, or repurchases of, TCF’s subsidiary banks’ capital stock are tied to the national banks’ regulatory capital levels.

SHAREHOLDER RIGHTS PLAN—TCF’s preferred share purchase rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF’s common stock. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $100. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF’s common stock or shares in an “acquiring entity” at half of the market value. TCF’s Board of Directors (the “Board”) is generally entitled to redeem the rights at one cent per right at any time before they become exercisable. The rights will expire on June 9, 2009, if not previously redeemed or exercised.

TREASURY STOCK AND OTHER—Treasury stock and other consists of the following:

	At December 31,
	2001	2000
	(In thousands)
Treasury stock, at cost	$(463,394)	$(325,026)
Shares held in trust for deferred compensation plans, at cost	(71,652)	(61,908)
Unamortized deferred compensation	(31,688)	(33,056)
Loans to deferred compensation plans	(9,783)	(5,137)
	$(576,517)	$(425,127)

TCF purchased 3,670,107, 3,243,800 and 4,091,611 shares of its common stock during the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2001, TCF has 6.7 million shares remaining in its stock repurchase programs authorized by the Board of Directors.

On June 22, 2000, the Company entered into an agreement with a third party that provides TCF with an option to purchase up to $50 million of TCF’s common stock under a forward share repurchase contract. The forward transactions can be settled from time to time, at the Company’s election, on a physical, net cash or net share basis. The final maturity date of the agreement is June 24, 2002. At December 31, 2001 and 2000, there were no open forward purchases under this contract.

SHARES HELD IN TRUST FOR DEFERRED COMPENSATION PLANS—TCF has deferred compensation plans that allow eligible executives, senior officers and certain other employees to defer payment of up to 100% of their base salary and bonus as well as grants of restricted stock. There are no company contributions to these plans, other than payment of administrative expenses. The amounts deferred are invested in TCF stock or other publicly traded stocks and bonds. At December 31, 2001 the assets in the plans totaled $200.4 million and included $193.6 million invested in TCF common stock. The cost of TCF common stock held by TCF’s deferred compensation plans is reported separately in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital.

LOANS TO DEFERRED COMPENSATION PLANS—During 1998 and 2000, loans totaling $6.4 million and $2 million, respectively, were made by TCF to the Executive Deferred Compensation Plan trustee on a non-recourse basis to purchase shares of TCF common stock for the accounts of participants. During September 2001, most participant accounts were refinanced and an additional $6.2 million was loaned to the plan to purchase additional shares of TCF stock. The amount of the loan related to an individual participant is limited to what could be serviced (fully amortized over a five-year term) through dividend payments on existing and newly acquired shares of TCF common stock in the participant’s account. The loans are repayable by the participants over five years and bear interest at 6.625% to 8.00% and are secured by a pledge of stock acquired through the loan, future income to the participant’s account and a contingent deferral commitment from each participant. These loans are reflected as a reduction of stockholders’ equity as required by generally accepted accounting principles.

During 2001, loans totaling $755,000 were made by TCF to the Directors’ Deferred Compensation Plan trustee on a non-recourse basis to purchase shares of TCF common stock for the accounts of participants. The loans are repayable by the participants over five years and bear interest at 6.625% and are secured by the shares of TCF common stock purchases with the loan proceeds. These loans have a remaining principal balance of $721,000 at December 31, 2001, which is reflected as a reduction of stockholders’ equity as required by generally accepted accounting principles.

15   Regulatory Capital Requirements

TCF is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the federal banking agencies that could have a direct material effect on TCF’s financial statements. Under capital adequacy guidelines and the regulatory framework for “prompt corrective action,” TCF must meet specific capital guidelines that involve quantitative measures of the Company’s assets, stockholders’ equity, and certain off-balance-sheet items as calculated under regulatory accounting practices.

The following table sets forth TCF’s tier 1 leverage, tier 1 risk-based and total risk-based capital levels, and applicable percentages of adjusted assets, together with the excess over the minimum capital requirements:

	At December 31,
	2001		2000
	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Tier 1 leverage capital	$758,728	6.62%	$758,766	6.90%
Tier 1 leverage capital requirement	343,996	3.00	330,110	3.00
Excess	$414,732	3.62%	$428,656	3.90%
Tier 1 risk-based capital	$758,728	10.24%	$758,766	10.66%
Tier 1 risk-based capital requirement	296,260	4.00	284,827	4.00
Excess	$462,468	6.24%	$473,939	6.66%
Total risk-based capital	$833,821	11.26%	$825,527	11.59%
Total risk-based capital requirement	592,520	8.00	569,655	8.00
Excess	$241,301	3.26%	$255,872	3.59%

At December 31, 2001, TCF and its bank subsidiaries exceeded their regulatory capital requirements and are considered “well-capitalized” under guidelines established by the FRB and the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

16   Stock Option and Incentive Plan

The TCF Financial 1995 Incentive Stock Program (the “Program”) was adopted to enable TCF to attract and retain key personnel. Under the Program, no more than 5% of the shares of TCF common stock outstanding on the date of initial shareholder approval may be awarded. At December 31, 2001, there were 2,881,069 shares reserved for issuance under the Program, including 370,125 shares related to outstanding stock options.

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

ACCOUNTING FOR STOCK-BASED COMPENSATION—Effective January 1, 2000, TCF adopted the recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” for stock-based grants beginning in 2000. Under SFAS No. 123, the fair value of an option or similar equity instrument on the date of grant is amortized to expense over the vesting period of the grant. The recognition provisions of SFAS No. 123 were applied prospectively upon adoption. TCF applied the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended, for stock-based transactions through December 31, 1999. Accordingly, no compensation expense was recognized prior to 2000 for TCF’s stock option grants.

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

Compensation expense for restricted stock under SFAS No. 123 and APB Opinion No. 25 is recorded over the vesting periods, and totaled $11.1 million, $9.4 million and $9.5 million in 2001, 2000 and 1999, respectively.

Had compensation expense for all periods been determined based on the fair value at the grant dates for awards under the Program consistent with the method of SFAS No. 123, TCF’s pro forma net income and diluted earnings per common share would have been $164.6 million and $1.98, respectively, for the year ended December 31, 1999.

The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model, with the following weighted-average assumptions used for 1999: risk-free interest rates of 5.03%; dividend yield of 2.7%; expected lives of 7 years; and volatility of 27.0%.

The weighted-average grant date fair value of options was $6.59 and $7.02 in 2000 and 1999, respectively. No options were granted in 2001. The weighted-average grant date fair value of restricted stock was $39.53, $24.60 and $25.94 in 2001, 2000 and 1999, respectively.

The following table reflects TCF’s stock option and restricted stock transactions under the Program since December 31, 1998:

	Stock Options			Restricted Stock
		Exercise Price
			Weighted-
	Shares	Range	Average	Shares	Price Range
Outstanding at December 31, 1998	1,178,657	$2.22-33.28	$17.67	1,443,734	$7.66-34.00
Granted	247,550	23.56-29.03	25.25	21,050	22.53-28.59
Exercised	(551,107)	2.22-23.69	11.73	—	—
Forfeited	(112,000)	23.56-33.28	32.36	(11,760)	8.11-34.00
Vested	—	—	—	(331,889)	7.66-27.34
Outstanding at December 31, 1999	763,100	2.63-33.28	22.27	1,121,135	8.11-34.00
Granted	1,000	21.81	21.81	1,300,080	22.10-43.70
Exercised	(283,585)	2.63-28.88	20.25	—	—
Forfeited	(13,000)	23.56-32.19	28.32	(20,940)	20.88-34.00
Vested	—	—	—	(125,175)	8.11-28.59
Outstanding at December 31, 2000	467,515	3.46-33.28	23.32	2,275,100	16.56-43.70
Granted	—	—	—	262,340	27.98-48.20
Exercised	(86,832)	3.46-32.19	17.47	—	—
Forfeited	(10,558)	23.56-32.19	24.73	(18,850)	27.98-48.20
Vested	—	—	—	(59,179)	16.56-40.75
Outstanding at December 31, 2001	370,125	5.33-33.28	24.65	2,459,411 (1)
Exercisable at December 31, 2001	204,127	5.33-33.28	22.48

(1) 848,899 shares vested on January 2, 2002.

The following table summarizes information about stock options outstanding at December 31, 2001:

	Options Outstanding		Options Exercisable
Exercise Price Range	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Shares	Weighted- Average Exercise Price
$5.33 to $20.00	43,325	$7.83	1.9	43,325	$7.83
$20.01 to $25.00	167,250	23.59	7.0	96,902	23.61
$25.01 to $30.00	72,050	28.91	7.5	30,400	28.94
$30.01 to $33.28	87,500	31.50	6.1	33,500	32.26
Total Options	370,125	24.65	6.3	204,127	22.48

17   Employee Benefit Plans

The TCF Cash Balance Pension Plan (the “Pension Plan”) is a qualified defined benefit plan covering all “regular stated salary” employees and certain part-time employees who are at least 21 years old and have completed a year of eligibility service with TCF. TCF makes a monthly allocation to the participant’s account based on a percentage of the participant’s compensation. The percentage is based on the sum of the participant’s age and years of employment with TCF. Participants are fully vested after five years of qualifying service.

In addition to providing retirement income benefits, TCF provides health care benefits for eligible retired employees, and in some cases life insurance benefits (the “Postretirement Plan”). Substantially all full-time employees may become eligible for health care benefits if they reach retirement age and have completed ten years of service with the Company, with certain exceptions. Effective January 1, 2000, TCF modified the Postretirement Plan by eliminating the Company subsidy for employees not yet eligible for benefits under the Postretirement Plan. The plan provisions for full-time and retired employees then eligible for these benefits were not changed. These and similar benefits for active employees are provided through insurance companies or through self-funded programs. The Postretirement Plan is an unfunded plan.

The following table sets forth the status of the Pension Plan and the Postretirement Plan at the dates indicated:

	Pension Plan		Postretirement Plan
	Year Ended December 31,		Year Ended December 31,
	2001	2000	2001	2000
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$32,544	$30,728	$7,609	$9,721
Service cost-benefits earned during the year	2,969	3,248	49	56
Interest cost on benefit obligation	2,480	2,431	547	523
Amendments	—	—	—	(2,481)
Actuarial (gain) loss	323	(1,942)	2,182	179
Benefits paid	(2,263)	(1,921)	(809)	(389)
Benefit obligation at end of year	36,053	32,544	9,578	7,609
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	87,064	74,867	—	—
Actual return on plan assets	(25,197)	14,118	—	—
Benefits paid	(2,263)	(1,921)	(809)	(389)
Employer contributions	—	—	809	389
Fair value of plan assets at end of year	59,604	87,064	—	—
Funded status of plans:
Funded status at end of year	23,551	54,520	(9,578)	(7,609)
Unrecognized transition obligation	—	—	2,304	2,513
Unrecognized prior service cost	(1,869)	(2,926)	—	—
Unrecognized net (gain) loss	1,678	(32,808)	1,388	(797)
Prepaid (accrued) benefit cost at end of year	$23,360	$18,786	$(5,886)	$(5,893)

Net periodic benefit cost (credit) included the following components:

	Pension Plan			Postretirement Plan
	Year Ended December 31,			Year Ended December 31,
	2001	2000	1999	2001	2000	1999
	(In thousands)
Service cost	$2,969	$3,248	$3,297	$49	$56	$426
Interest cost	2,480	2,431	2,059	547	523	630
Expected return on plan assets	(7,156)	(6,207)	(5,155)	—	—	—
Amortization of transition obligation	—	—	—	209	209	342
Amortization of prior service cost	(1,057)	(1,057)	(1,057)	—	—	109
Recognized actuarial gain	(1,810)	(915)	—	(3)	(22)	(12)
Net periodic benefit cost (credit)	$(4,574)	$(2,500)	$(856)	$802	$766	$1,495

The discount rate and rate of increase in future compensation used to measure the benefit obligation and the expected long-term rate of return on plan assets were as follows:

	Pension Plan			Postretirement Plan
	Year Ended December 31,			Year Ended December 31,
	2001	2000	1999	2001	2000	1999
Discount rate	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%
Rate of increase in future compensation	4.50	5.00	5.00	N.A.	N.A.	N.A.
Expected long-term rate of return on plan assets	10.00	10.00	10.00	N.A.	N.A.	N.A.

N.A. Not applicable.

The Pension Plan’s assets consist primarily of listed stocks. At December 31, 2001 and 2000, the Pension Plan’s assets included TCF common stock with a market value of $11.8 million and $11.3 million, respectively.

For active participants of the Postretirement Plan, a 6.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. This rate is assumed to decrease gradually to 6% for the year 2004 and remain at that level thereafter. For most retired participants, the annual rate of increase is assumed to be 4% for all future years.

Assumed health care cost trend rates have an effect on the amounts reported for the Postretirement Plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1- Percentage-	1- Percentage-
	Point Increase	Point Decrease
	(In thousands)
Effect on total service and interest cost components	$13	$(12)
Effect on postretirement benefits obligations	131	(117)

EMPLOYEES STOCK PURCHASE PLAN—The TCF Employees Stock Purchase Plan generally allows participants to make contributions by salary deduction of up to 18% of their salary on a tax-deferred basis (12% prior to November 1, 2001). TCF matches the contributions of all employees at the rate of 50 cents per dollar, with a maximum employer contribution of 3% of the employee’s salary. Employee contributions vest immediately while the Company’s matching contributions are subject to a graduated vesting schedule based on an employee’s years of vesting service. Employee contributions and matching contributions are invested in TCF stock. Employees age 50 and over may invest all or a portion of their account balance in various mutual funds. The Company’s matching contributions are expensed when made. At December 31, 2001, the assets in the plan totaled $200.2 million and included $197.3 million invested in TCF common stock. Additionally, as of December 31, 2001, $76.5 million of plan assets were eligible for diversification under plan provisions. TCF’s contribution to the plan was $3 million, $2.7 million and $2.8 million in 2001, 2000 and 1999, respectively.

18   Derivative Instruments and Hedging Activities

Effective January 1, 2001, TCF adopted SFAS No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 requires that all derivative instruments as defined, including derivatives embedded in other financial instruments or contracts, be recognized as either assets or liabilities in the statement of financial condition at fair value. Changes in the fair value of a derivative are recorded in the results of operations. A derivative may be designated as a hedge of an exposure to changes in the fair value of an asset, liability or firm commitment or as a hedge of cash flows of forecasted transactions. The accounting for derivatives that are used as hedges is dependent on the type of hedge and requires that a hedge be highly effective in offsetting changes in the hedged risk.

Under SFAS No. 133, TCF’s pipeline of locked residential mortgage loan commitments are considered derivatives and are recorded at fair value, with the changes in fair value recognized in gains on sales of loans held for sale in the consolidated statements of income. TCF economically hedges its risk of changes in the fair value of locked residential mortgage loan commitments due to changes in interest rates through the use of forward sales contracts. Forward sales contracts require TCF to deliver qualifying residential mortgage loans or pools of loans at a specified future date at a specified price or yield. Such forward sales contracts hedging the pipeline of locked residential mortgage loan commitments are derivatives under SFAS No. 133 and are recorded at fair value, with changes in fair value recognized in gains on sales of loans held for sale. TCF also utilizes forward sales contracts to hedge its risk of changes in the fair value of its residential loans held for sale. In accordance with fair value hedge accounting under SFAS No. 133, the forward sales contracts hedging the residential loans held for sale are recorded at fair value, with changes in fair value recognized in gains on sales of loans held for sale as is the offsetting change in the fair value of the hedged loans.

The impact of adopting SFAS No. 133 on TCF’s financial position was not material. A transition adjustment of $117,000 was recorded in other income in the consolidated statements of income on January 1, 2001. During 2001, the ineffectiveness of the fair value hedges was not material. Forward mortgage loan sales commitments totaled $490.9 million and $121.7 million at December 31, 2001 and 2000, respectively.

19   Financial Instruments with Off-Balance-Sheet Risk

TCF is a party to financial instruments with off-balance-sheet risk, primarily to meet the financing needs of its customers. These financial instruments, which are issued or held by TCF for purposes other than trading, involve elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition.

TCF’s exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of the commitments. TCF uses the same credit policies in making these commitments as it does for on-balance-sheet instruments. TCF evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management’s credit evaluation of the customer.

COMMITMENTS TO EXTEND CREDIT—Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2001 these commitments totaled $1.6 billion and consisted of consumer commitments of $955.7 million, commercial commitments of $494.5 million, leasing and equipment financing commitments of $71.6 million and other commitments of $32.5 million. At December 31, 2000 these commitments totaled $1.2 billion and consisted of consumer commitments of $706.9 million, commercial commitments of $411.3 million, leasing and equipment finance commitments of $71.6 million and other commitments of $47 million. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral predominantly consists of residential and commercial real estate and personal property.

STANDBY LETTERS OF CREDIT—Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit expire in various years through the year 2003 and totaled $12.7 million and $28.8 million at December 31, 2001 and 2000, respectively. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

VA LOANS SERVICED WITH PARTIAL RECOURSE—TCF services VA loans on which it must cover any principal loss in excess of the VA’s guarantee if the VA elects its “no-bid” option upon the foreclosure of a loan. The liability relating to the loans serviced with  partial recourse was $100,000 and $100,000 at December 31, 2001 and 2000, respectively and was recorded in other liabilities. The serviced loans are collateralized by residential real estate and totaled $179.7 million and $182.1 million at December 31, 2001 and 2000, respectively.

FEDERAL HOME LOAN BANK ADVANCES—FORWARD SETTLEMENTS—TCF enters into forward settlements of FHLB advances in the course of asset and liability management and to manage interest rate risk. There were no forward settlements of FHLB advances at December 31, 2001. Forward settlements of FHLB advances totaled  $300 million at December 31, 2000.

20   Fair Values of Financial Instruments

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

LOANS—The fair value of residential loans is estimated using quoted market prices. For certain variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are estimated by discounting contractual cash flows adjusted for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers with similar credit risk characteristics.

DEPOSITS—The fair value of checking, savings and money market deposits is deemed equal to the amount payable on demand. The fair value of certificates is estimated based on discounted cash flow analyses using interest rates offered by TCF for certificates with similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in the fair values disclosed in the table below.

BORROWINGS—The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF’s long-term borrowings are estimated based on quoted market prices or discounted cash flow analyses using interest rates for borrowings of similar remaining maturities.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK—The fair values of TCF’s commitments to extend credit and standby letters of credit are estimated using fees currently charged to enter into similar agreements. For fixed-rate loan commitments and standby letters of credit issued in conjunction with fixed-rate loan agreements, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of VA loans serviced with partial recourse approximates the carrying value recorded in other liabilities. The fair values of forward settlements of FHLB advances are based on the difference between current levels of interest rates and the committed rates.

As discussed above, the carrying amounts of certain of the Company’s financial instruments approximate their fair value. The carrying amounts and fair values of the Company’s remaining financial instruments are set forth in the following table:

	At December 31,
	2001		2000
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(In thousands)
Financial instrument assets:
Loans held for sale	$451,609	$454,536	$227,779	$231,306
Forward mortgage loan sales commitments	7,352	7,352	—	—
Loans:
Consumer	2,509,333	2,548,617	2,234,134	2,408,672
Commercial real estate	1,622,461	1,644,263	1,371,841	1,381,222
Commercial business	422,381	417,896	410,422	410,003
Equipment finance loans	271,398	275,148	207,059	210,434
Residential real estate	2,733,290	2,795,894	3,673,831	3,712,568
Allowance for loan losses(1)	(66,876)	—	(60,816)	—
	$7,950,948	$8,143,706	$8,064,250	$8,354,205
Financial instrument liabilities:
Checking, savings and money market deposits	$4,778,714	$4,778,714	$4,086,219	$4,086,219
Certificates	2,320,244	2,357,872	2,805,605	2,836,340
Short-term borrowings	719,859	719,859	898,695	898,695
Long-term borrowings	2,303,166	2,410,329	2,285,550	2,309,323
	$10,121,983	$10,266,774	$10,076,069	$10,130,577
Financial instruments with off-balance-sheet risk:(2)
Commitments to extend credit(3)	$13,767	$13,767	$12,045	$12,045
Standby letters of credit(4)	2,409	2,409	(2)	(2)
Federal Home Loan Bank advance forward settlements	—	—	—	(6,985)
	$16,176	$16,176	$12,043	$5,058

(1) Excludes the allowance for lease losses.

(2) Positive amounts represent assets, negative amounts represent liabilities.

(3) Carrying amounts are included in other assets.

(4) Carrying amounts are included in accrued expenses and other liabilities.

21   Earnings Per Common Share

The computation of basic and diluted earnings per share is presented in the following table:

	Year Ended December 31,
	2001	2000	1999
	(Dollars in thousands, except per-share data)
Basic Earnings Per Common Share
Net income	$207,322	$186,245	$166,039
Weighted average common shares outstanding	75,825,017	78,648,765	82,445,288
Basic earnings per common share	$2.73	$2.37	$2.01
Diluted Earnings Per Common Share
Net income	$207,322	$186,245	$166,039
Weighted average number of common shares outstanding adjusted for effect of dilutive securities:
Weighted average common shares outstanding used in basic earnings per common share calculation	75,825,017	78,648,765	82,445,288
Net dilutive effect of:
Stock option plans	149,711	113,338	172,486
Restricted stock plans	868,209	626,572	452,944
	76,842,937	79,388,675	83,070,718
Diluted earnings per common share	$2.70	$2.35	$2.00

22   Comprehensive Income

Comprehensive income is the total of net income and other comprehensive income (loss), which for TCF is comprised entirely of unrealized gains and losses on securities available for sale. The following table summarizes the components of comprehensive income:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Net income	$207,322	$186,245	$166,039
Other comprehensive income (loss) before tax:
Unrealized holding gains (losses) arising during the period on securities available for sale	26,295	59,726	(84,503)
Reclassification adjustment for gains included in net income	(863)	—	(3,194)
Income tax expense (benefit)	9,335	22,212	(32,724)
Total other comprehensive income (loss), net of tax	16,097	37,514	(54,973)
Comprehensive income	$223,419	$223,759	$111,066

23   Business Segments

Banking, leasing and equipment finance, and mortgage banking have been identified as reportable operating segments. Banking includes the following operating units that provide financial services to customers: deposits and investment products, commercial lending, consumer lending, residential lending and treasury services. Management of TCF’s banking segment is organized by state. The separate state operations have been aggregated for purposes of segment disclosures. Leasing and equipment finance provides a broad range of comprehensive leasing and equipment finance products addressing the financing needs of diverse companies. Mortgage banking activities include the origination and purchase of residential mortgage loans primarily for sale to third parties, generally with servicing retained. In addition, TCF operates a bank holding company (“parent company”) and has corporate functions that provide data processing, bank operations and other professional services to the operating segments.

TCF evaluates performance and allocates resources based on the segments’ net income. The segments follow generally accepted accounting principles as described in the Summary of Significant Accounting Policies. TCF generally accounts for intersegment sales and transfers at cost. Each segment is managed separately with its own president, who reports to TCF’s chief operating decision maker.

The following table sets forth certain information about the reported profit or loss and assets of each of TCF’s reportable segments, including a reconciliation of TCF’s consolidated totals. Results for 2001 reflect changes in methodologies of certain allocations. Leasing and equipment finance results for 2001 include an increase of $1.5 million, after-tax, in intercompany expense. The mortgage banking results for 2001 include a reduction of $1.2 million after-tax, in intercompany expense compared with 2000. The net offsets to these changes in intercompany expenses are included in banking results. The results of TCF’s parent company and corporate functions comprise the “other” category in the table below.

		Leasing and			Eliminations
		Equipment	Mortgage		and
	Banking	Finance	Banking	Other	Reclassifications	Consolidated
	(In thousands)
At or For the Year Ended December 31, 2001:
Revenues from external customers:
Interest income	$722,722	$89,131	$14,334	$422	$—	$826,609
Non-interest income	313,501	45,730	12,042	213	—	371,486
Total	$1,036,223	$134,861	$26,376	$635	$—	$1,198,095
Net interest income	$423,043	$39,429	$14,919	$433	$3,398	$481,222
Provision for credit losses	7,359	13,519	—	—	—	20,878
Non-interest income	313,501	45,730	15,439	96,829	(100,013)	371,486
Amortization of goodwill	7,350	427	—	—	—	7,777
Other non-interest expense	432,298	38,369	20,893	99,274	(96,615)	494,219
Income tax expense	109,063	12,410	3,577	(2,538)	—	122,512
Net income	$180,474	$20,434	$5,888	$526	$—	$207,322
Total assets	$10,982,411	$988,387	$374,263	$102,132	$(1,088,478)	$11,358,715

At or For the Year Ended December 31, 2000:
Revenues from external customers:
Interest income	$751,103	$69,960	$5,192	$426	$—	$826,681
Non-interest income	287,219	38,451	10,519	87	—	336,276
Total	$1,038,322	$108,411	$15,711	$513	$—	$1,162,957
Net interest income	$397,887	$30,405	$5,609	$(556)	$5,191	$438,536
Provision for credit losses	9,594	5,178	—	—	—	14,772
Non-interest income	287,219	38,451	15,711	90,640	(95,745)	336,276
Amortization of goodwill	7,310	396	—	—	—	7,706
Other non-interest expense	401,217	25,813	19,432	93,588	(90,554)	449,496
Income tax expense	102,722	14,420	717	(1,266)	—	116,593
Net income (loss)	$164,263	$23,049	$1,171	$(2,238)	$—	$186,245
Total assets	$10,800,942	$876,540	$130,477	$112,309	$(722,806)	$11,197,462

At or For the Year Ended December 31, 1999:
Revenues from external customers:
Interest income	$699,451	$47,562	$4,668	$420	$—	$752,101
Non-interest income	269,240	28,490	15,961	2	—	313,693
Total	$968,691	$76,052	$20,629	$422	$—	$1,065,794
Net interest income	$398,264	$25,212	$6,029	$(3,487)	$(1,805)	$424,213
Provision for credit losses	15,065	1,858	—	—	—	16,923
Non-interest income	269,240	28,490	20,152	82,564	(86,753)	313,693
Amortization of goodwill	7,320	393	—	—	—	7,713
Other non-interest expense	397,135	19,062	27,809	84,731	(88,558)	440,179
Income tax expense	96,473	13,037	(491)	(1,967)	—	107,052
Net income (loss)	$151,511	$19,352	$(1,137)	$(3,687)	$—	$166,039
Total assets	$10,270,641	$524,702	$122,685	$56,188	$(312,500)	$10,661,716

24   Other Expense

Other expense consists of the following:

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Deposit account losses	$19,415	$19,479	$17,172
Postage and courier	13,150	11,442	10,876
Telecommunication	11,541	13,345	13,386
Office supplies	9,881	9,216	8,879
ATM interchange	9,723	11,735	11,156
Loan and lease	6,787	3,979	5,469
Federal deposit insurance and OCC assessments	2,757	2,837	5,307
Deposit base intangible amortization	1,939	2,295	2,976
Other	51,627	41,505	35,311
	$126,820	$115,833	$110,532

25   Parent Company Financial Information

Effective January 1, 2001, certain company-wide functions previously included in the parent company were transferred, with related assets and liabilities, to TCF National Bank. The impact of this transfer is reflected in the following financial statements. TCF Financial Corporation’s (parent company only) condensed statements of financial condition as of December 31, 2001 and 2000, and the condensed statements of income and cash flows for the years ended December 31, 2001, 2000 and 1999 are as follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	At December 31,
	2001	2000
	(In thousands)
Assets:
Cash	$37	$191
Interest-bearing deposits with banks	2,657	23,996
Investment in bank subsidiaries	880,200	835,933
Premises and equipment	388	11,947
Dividends receivable from bank subsidiaries	16,100	25,000
Other assets	32,221	35,315
	$931,603	$932,382
Liabilities and Stockholders’ Equity:
Short-term borrowings	$2,000	$—
Other liabilities	12,570	22,162
Total liabilities	14,570	22,162
Stockholders’ equity	917,033	910,220
	$931,603	$932,382

CONDENSED STATEMENTS OF INCOME

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Interest income	$833	$1,192	$576
Interest expense	376	1,726	4,000
Net interest income (expense)	457	(534)	(3,424)
Cash dividends received from consolidated bank subsidiaries	206,970	212,327	164,791
Other non-interest income:
Affiliate service fees	14,292	90,553	82,567
Other	95	87	(3)
Total other non-interest income	14,387	90,640	82,564
Non-interest expense:
Compensation and employee benefits	13,785	54,506	49,171
Occupancy and equipment	784	16,133	14,982
Other	1,690	22,970	20,622
Total non-interest expense	16,259	93,609	84,775
Income before income tax benefit and equity in undistributed earnings of subsidiaries	205,555	208,824	159,156
Income tax benefit	496	1,435	1,852
Income before equity in undistributed earnings of subsidiaries	206,051	210,259	161,008
Equity in undistributed earnings of subsidiaries	1,271	(24,014)	5,031
Net income	$207,322	$186,245	$166,039

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Cash flows from operating activities:
Net income	$207,322	$186,245	$166,039
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(1,271)	24,014	(5,031)
Other, net	5,381	13,381	15,554
Total adjustments	4,110	37,395	10,523
Net cash provided by operating activities	211,432	223,640	176,562
Cash flows from investing activities:
Net (increase) decrease in interest-bearing deposits with banks	21,339	(21,357)	(238)
Investments in subsidiaries, net	(6,000)	—	(1,000)
Loan to deferred compensation plans, net	(4,646)	(416)	1,390
Purchases of premises and equipment, net	(273)	(4,300)	(6,624)
Other, net	—	525	579
Net cash provided (used) by investing activities	10,420	(25,548)	(5,893)
Cash flows from financing activities:
Dividends paid on common stock	(77,473)	(66,101)	(60,755)
Purchases of common stock	(148,043)	(73,824)	(106,106)
Net increase (decrease) in short-term borrowings	2,000	(64,357)	(9,643)
Other, net	1,510	5,708	6,330
Net cash used by financing activities	(222,006)	(198,574)	(170,174)
Net increase (decrease) in cash	(154)	(482)	495
Cash at beginning of year	191	673	178
Cash at end of year	$37	$191	$673

26   Litigation and Contingent Liabilities

From time to time, TCF is a party to legal proceedings arising out of its lending, deposit operations or other activities. TCF engages in foreclosure proceedings and other collection actions as part of its loan collection activities. From time to time, borrowers have also brought actions against TCF, in some cases claiming substantial amounts of damages. Some financial services companies have been subjected to significant exposure in connection with litigation, including class action litigation and punitive damage claims. While the Company is not aware of any actions or allegations which should reasonably give rise to any material adverse effect, it is possible that the Company could be subjected to such a claim in an amount which could be material. Based upon a review with its legal counsel, management believes that the ultimate disposition of pending litigation will not have a material effect on TCF’s financial condition.

Independent Auditors’ Report

The Board of Directors and Stockholders of

TCF Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 16 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as of January 1, 2000.

Minneapolis, Minnesota

January 16, 2002

Other Financial Data

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	At Dec. 31,	At Sept. 30,	At June 30,	At March 31,	At Dec. 31,	At Sept. 30,	At June 30,	At March 31,
	2001	2001	2001	2001	2000	2000	2000	2000
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$11,358,715	$11,723,353	$11,628,663	$11,845,124	$11,197,462	$10,980,000	$10,905,705	$10,761,821
Securities available for sale	1,584,661	1,794,136	1,843,871	1,928,338	1,403,888	1,413,218	1,436,836	1,470,532
Residential real estate loans	2,733,290	3,122,970	3,251,813	3,450,311	3,673,831	3,797,023	3,866,659	3,932,944
Other loans and leases	5,510,912	5,334,359	5,181,260	5,010,256	4,872,868	4,562,644	4,364,491	4,158,849
Deposits	7,098,958	7,057,945	6,916,145	7,030,818	6,891,824	6,810,921	6,719,962	6,823,248
Borrowings	3,023,025	3,459,286	3,571,501	3,675,428	3,184,245	3,115,066	3,205,732	2,975,080
Stockholders’ equity	917,033	898,486	890,369	895,066	910,220	859,444	807,382	780,311

	Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2001	2001	2001	2001	2000	2000	2000	2000
	(Dollars in thousands, except per-share data)
Selected Operations Data:
Interest income	$195,777	$205,545	$212,726	$212,561	$214,408	$210,709	$204,407	$197,157
Interest expense	70,031	83,138	93,448	98,770	103,584	100,035	94,209	90,317
Net interest income	125,746	122,407	119,278	113,791	110,824	110,674	110,198	106,840
Provision for credit losses	6,955	6,076	5,422	2,425	4,711	3,688	5,383	990
Net interest income after provision for credit losses	118,791	116,331	113,856	111,366	106,113	106,986	104,815	105,850
Non-interest income:
Fees and other revenues	95,621	95,295	95,650	80,741	86,343	84,069	81,308	71,743
Gains on sales of branches	—	—	—	3,316	8,947	—	3,866	—
Gains on sales of securities available for sale	863	—	—	—	—	—	—	—
Total	96,484	95,295	95,650	84,057	95,290	84,069	85,174	71,743
Non-interest expense:
Amortization of goodwill	1,944	1,944	1,945	1,944	1,940	1,937	1,915	1,914
Other non-interest expense	129,484	124,715	124,008	116,012	114,641	113,189	112,200	109,466
Total	131,428	126,659	125,953	117,956	116,581	115,126	114,115	111,380
Income before income tax expense	83,847	84,967	83,553	77,467	84,822	75,929	75,874	66,213
Income tax expense	29,652	32,077	31,539	29,244	32,657	29,232	29,212	25,492
Net income	$54,195	$52,890	$52,014	$48,223	$52,165	$46,697	$46,662	$40,721
Per common share:
Basic earnings	$.73	$.70	$.68	$.62	$.67	$.60	$.60	$.51
Diluted earnings	$.72	$.69	$.67	$.62	$.66	$.59	$.59	$.51
Diluted cash earnings(1)	$.74	$.72	$.70	$.64	$.68	$.61	$.61	$.53
Dividends declared	$.25	$.25	$.25	$.25	$.2125	$.2125	$.2125	$.1875
Mortgage Banking Revenues:
Servicing income	$4,676	$4,316	$4,180	$3,760	$3,739	$3,141	$2,860	$2,902
Less: Mortgage servicing amortization and impairment	9,411	4,973	4,076	2,504	1,779	1,207	1,130	1,210
Net servicing income (loss)	(4,735)	(657)	104	1,256	1,960	1,934	1,730	1,692
Gains on sales of loans	4,551	3,277	3,373	594	637	215	246	249
Other income	1,240	1,012	1,358	669	563	601	475	217
Total mortgage banking	$1,056	$3,632	$4,835	$2,519	$3,160	$2,750	$2,451	$2,158
Financial Ratios:(2)
Return on average assets	1.88%	1.81%	1.78%	1.71%	1.89%	1.71%	1.73%	1.53%
Cash return on average assets(1)	1.94	1.88	1.84	1.77	1.96	1.78	1.80	1.60
Return on average realized common equity	24.44	23.68	23.22	21.47	23.17	21.52	22.19	19.24
Return on average common equity	23.92	23.48	23.37	21.54	23.78	22.55	23.72	20.55
Cash return on average realized common equity(1)	25.30	24.53	24.07	22.31	24.01	22.39	23.09	20.12
Average total equity to average assets	7.85	7.72	7.61	7.93	7.95	7.60	7.28	7.44
Average tangible equity to average assets	6.50	6.36	6.23	6.48	6.45	6.06	5.72	5.84
Net interest margin	4.74	4.55	4.40	4.35	4.33	4.38	4.38	4.32

(1) Excludes amortization of goodwill, net of income tax benefit.

(2) Annualized.