Form 10-K, Exhibit 13
period 2002-12-31
TCF FINANCIAL CORP
filed 2003-03-04
CIK 814184

Exhibit 13

Financial Highlights

TCF Financial Corporation and Subsidiaries _ 2002 Annual Report

	At or For the Year Ended December 31,
(Dollars in thousands, except per-share data)	2002	2001	% Change
OPERATING RESULTS:
Net interest income	$499,225	$481,222	3.7%
Fees and other revenue (1)	405,344	367,307	10.4
Top-line revenue	904,569	848,529	6.6
Provision for credit losses	22,006	20,878	5.4
Gains on sales of securities and branches	13,498	4,179	N.M.
Non-interest expense	538,369	501,996	7.2
Income before income tax expense	357,692	329,834	8.4
Income tax expense	124,761	122,512	1.8
Net income	$232,931	$207,322	12.4

PER COMMON SHARE INFORMATION:
Basic earnings	$3.17	$2.73	16.1
Diluted earnings	3.15	2.70	16.7
Dividends declared	1.15	1.00	15.0
Stock price:
High	54.60	51.12
Low	35.10	32.81
Close	43.69	47.98	(8.9)
Book value	13.23	11.92	11.0
Tangible book value	11.16	9.91	12.6
Price to book value	330%	403%	(18.1)
Price to tangible book value	391	484	(19.2)

FINANCIAL RATIOS:
Return on average assets	2.01%	1.79%	12.3
Return on average realized common equity	25.82	23.18	11.4
Return on average common equity	25.38	23.06	10.1
Net interest margin	4.71	4.51	4.4
Total equity to total assets at year end	8.01	8.07	(.7)
Tangible equity to total assets at year end	6.75	6.71	.6

(1) Excludes gains on sales of securities and branches.

N.M. Not meaningful.

	At December 31,
(Dollars in thousands)	2002	2001	% Change
SELECTED BALANCE SHEET DATA:
Securities available for sale	$2,426,794	$1,584,661	53.1%
Residential real estate loans	1,800,344	2,733,290	(34.1)
Subtotal	4,227,138	4,317,951	(2.1)
Other loans and leases	6,320,784	5,510,912	14.7
Goodwill	145,462	145,462	—
Mortgage servicing rights	62,644	58,261	7.5
Total assets	12,202,069	11,358,715	7.4
Deposits	7,709,988	7,098,958	8.6
Short-term borrowings	842,051	719,859	17.0
Long-term borrowings	2,268,244	2,303,166	(1.5)
Stockholders’ equity	977,020	917,033	6.5
Tangible equity	823,985	762,327	8.1
Common shares outstanding	73,855,886	76,931,828	(4.0)

Financial Review

This financial review presents management’s discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation (“TCF” or the “Company”) and should be read in conjunction with the consolidated financial statements and other financial data beginning on page 46.

Corporate Profile

TCF is a national financial holding company. Its principal subsidiary,TCF National Bank, is headquartered in Minnesota and had 395 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana at December 31, 2002. Other affiliates provide leasing and equipment finance, mortgage banking, brokerage and investment and insurance sales.

TCF provides convenient financial services through multiple channels to customers located primarily in the Midwest. TCF has developed products and services designed to meet the needs of all consumers. The Company focuses on attracting and retaining customers through service and convenience, including branches that are open seven days a week and on most holidays, extensive full-service supermarket branch and automated teller machine (“ATM”) networks, and telephone and Internet banking. TCF’s philosophy is to generate top-line revenue growth (net interest income and fees and other revenue) through business lines that emphasize higher yielding assets and lower or no interest-cost deposits. The Company’s growth strategies include new branch expansion and the development of new products and services designed to build on its core businesses and expand into complementary products and services through emerging businesses and strategic initiatives.

TCF’s core businesses are comprised of mature traditional bank branches, EXPRESS TELLER® ATMs, and commercial, consumer and mortgage lending. TCF emphasizes the “Totally Free” checking account as its anchor account, which provides opportunities to cross sell other convenience products and services and generate additional fee income. TCF’s strategy is to originate high credit quality, primarily secured loans and earn profits through lower or no interest-cost deposits. Commercial loans are generally made on local properties or to local customers, and are virtually all secured. TCF’s largest core lending business is its consumer home equity loan operation, which offers fixed- and variable-rate closed-end loans and lines of credit secured by residential real estate properties.

TCF’s emerging businesses and products are comprised of supermarket bank branches, including supermarket consumer lending, leasing and equipment finance, VISA® debit cards, and Internet and college campus banking. TCF’s most significant de novo strategy has been its supermarket branch expansion. The Company opened its first supermarket branch in 1988, and now has 244 supermarket branches, with $1.5 billion in deposits. TCF has the nation’s 4th largest supermarket banking branch system. The success of TCF’s branch expansion is dependent on the continued long-term success of branch banking as well as the continued success and viability of TCF’s supermarket partners and TCF’s ability to maintain leases or license agreements for its supermarket branch locations. TCF is subject to the risk, among others, that its license for a location or locations will terminate upon the sale or closure of that location or locations by its supermarket partner. TCF entered the leasing business through its 1997 acquisition of Winthrop Resources Corporation (“Winthrop”), a leasing company that leases computers and other equipment or software to companies nationwide. The Company expanded its leasing operations in September 1999 through TCF Leasing, Inc. (“TCF Leasing”), a de novo general leasing and equipment finance leasing business. TCF’s leasing and equipment finance businesses finance equipment in all 50 states. The Company’s VISA® debit card program has also grown significantly since its inception in 1996. According to a September 30, 2002 statistical report issued by VISA®, TCF, with approximately 1.4 million cards outstanding, was the 11th largest VISA® debit card issuer in the United States, based on the number of cards outstanding, and the 11th largest based on sales volume of $732.1 million for the 2002 third quarter.

TCF’s strategic initiatives complement the Company’s core and emerging businesses. TCF’s new products have been significant contributors to the growth in fees and other revenues generated by checking accounts and loan products. Currently, TCF’s strategic initiatives include continued investment in new branch expansion and new loan and deposit products, including card products designed to provide additional convenience to deposit and loan customers. The Company operates a securities brokerage operation, TCF Express Trade, and plans to continue to provide new insurance and investment products during the upcoming year.

TCF does not utilize unconsolidated subsidiaries  or special purpose entities to provide off-balance-sheet borrowings. The Company does not use derivatives to manage its interest rate risk position. TCF has not issued trust preferred or other quasi-equity instruments. The Company does not report “pro forma earnings.” TCF does not have foreign loans and has not purchased any bank owned life insurance (BOLI). The Company adopted the fair value method of accounting for stock compensation pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation” in 2000. TCF has used stock options as a form of employee compensation only to a limited extent, and the number of stock options outstanding as a percentage of total shares outstanding is less than one-half of 1%.

Five Year Financial Summary

Consolidated Income:	Year Ended December 31,					Compound Annual Growth Rate
(Dollars in thousands, except per-share data)	2002	2001	2000	1999	1998	1-Year 2002/2001	5-Year 2002/1997
Top-line revenue (1)	$904,569	$848,529	$761,999	$698,533	$661,429	6.6%	9.4%
Net interest income	$499,225	$481,222	$438,536	$424,213	$425,734	3.7	4.9
Provision for credit losses	22,006	20,878	14,772	16,923	23,280	5.4	4.1
Non-interest income	418,842	371,486	336,276	313,693	284,681	12.7	13.6
Non-interest expense	538,369	501,996	457,202	447,892	421,886	7.2	8.6
Income before income tax expense	357,692	329,834	302,838	273,091	265,249	8.4	8.2
Income tax expense	124,761	122,512	116,593	107,052	109,070	1.8	5.4
Net income	$232,931	$207,322	$186,245	$166,039	$156,179	12.4	9.9
Per common share:
Basic earnings	$3.17	$2.73	$2.37	$2.01	$1.77	16.1	13.0
Diluted earnings	$3.15	$2.70	$2.35	$2.00	$1.76	16.7	13.3
Dividends declared	$1.15	$1.00	$.825	$.725	$.6125	15.0	19.7

Consolidated Financial Condition:	At December 31,					Compound Annual Growth Rate
(Dollars in thousands, except per-share data)	2002	2001	2000	1999	1998	1-Year 2002/2001	5-Year 2002/1997
Securities available for sale	$2,426,794	$1,584,661	$1,403,888	$1,521,661	$1,677,919	53.1%	11.2%
Residential real estate loans	1,800,344	2,733,290	3,673,831	3,919,678	3,765,280	(34.1)	(13.1)
Subtotal	4,227,138	4,317,951	5,077,719	5,441,339	5,443,199	(2.1)	(3.5)
Other loans and leases	6,320,784	5,510,912	4,872,868	3,976,065	3,375,898	14.7	12.9
Total assets	12,202,069	11,358,715	11,197,462	10,661,716	10,164,594	7.4	4.6
Checking, savings and money market deposits	5,791,233	4,778,714	4,086,219	3,712,988	3,756,558	21.2	11.9
Certificates	1,918,755	2,320,244	2,805,605	2,871,847	2,958,588	(17.3)	(11.9)
Borrowings	3,110,295	3,023,025	3,184,245	3,083,888	2,461,046	2.9	12.5
Stockholders’ equity	977,020	917,033	910,220	808,982	845,502	6.5	.5
Tangible equity (2)	823,985	762,327	745,798	637,252	662,619	8.1	1.7
Per common share:
Book value	13.23	11.92	11.34	9.87	9.88	11.0	5.2
Tangible equity	11.16	9.91	9.29	7.78	7.74	12.6	6.5

Key Ratios and Other Data:	At or For the Year Ended December 31,
	2002	2001	2000	1999	1998
Return on average assets	2.01%	1.79%	1.72%	1.61%	1.62%
Return on average realized common equity	25.82	23.18	21.53	19.83	17.51
Return on average common equity	25.38	23.06	22.64	20.34	17.34
Average total equity to average assets	7.91	7.78	7.58	7.93	9.35
Average tangible equity to average assets	6.58	6.40	6.04	6.21	7.38
Net interest margin (3)	4.71	4.51	4.35	4.47	4.84
Common dividend payout ratio	36.51%	37.04%	35.11%	36.25%	34.80%
Number of banking locations	395	375	352	338	311
Number of checking accounts (in thousands)	1,338	1,249	1,131	1,032	913

(1)

Top-line revenue consists of net interest income plus fees and other revenue excluding gains on sales of branches, securities available for sale, loan servicing  and subsidiaries and title insurance revenues.

(2)	Tangible equity represents total stockholders’ equity less goodwill and deposit based intangibles.
(3)	Net interest income divided by average interest-earning assets.

Results of Operations

Performance Summary   TCF reported diluted earnings per common share of $3.15 for 2002, compared with $2.70 for 2001 and $2.35 for 2000. Net income was $232.9 million for 2002, up from $207.3 million for 2001 and $186.2 million for 2000. The 2002 results included a $1.3 million after-tax gain on sale of a branch, or 2 cents per common share, compared with a $2.1 million after-tax gain on sale of a branch, or 3 cents per common share in 2001 and a $7.9 million after-tax gain on sales six of branches, or 10 cents per common share in 2000. Return on average assets was 2.01% in 2002, compared with 1.79% in 2001 and 1.72% in 2000. Return on average realized common equity was 25.82% in 2002, compared with 23.18% in 2001 and 21.53% in 2000. In 2002, new accounting rules under generally accepted accounting principles (“GAAP”) eliminated the amortization of goodwill. Goodwill amortization reduced net income by $7.6 million and $7.5 million, or 10 cents and 9 cents per diluted common share in 2001 and 2000, respectively.

Operating Segment Results   Banking, comprised of deposits and investment products, commercial banking, small business banking,  consumer lending, residential lending and treasury services, reported net income of $201.1 million for 2002, up 11.4% from $180.5 million in 2001. Banking net interest income for 2002 was $435.9 million, compared with $423 million for 2001. The provision for credit losses totaled $12.8 million in 2002, up from $7.4 million in 2001. The increase in provision for credit losses is primarily a result of increased net charge-offs and growth in the loan portfolio. Non-interest income (excluding gains on sales of branches and securities available for sale) totaled $345.5 million, up 11.7% from $309.3 million in 2001. This improvement was driven by increased fees, service charges and debit card and ATM revenues generated by TCF’s expanding branch network and customer base. Non-interest expense (excluding the amortization of goodwill) totaled $470.8 million, up 8.9% from $432.3 million in 2001. The increase was primarily due to the costs associated with new branch expansion, and the addition of lenders and sales representatives in the banking operations.

Beginning in 1998, TCF significantly expanded its retail banking franchise and had 395 retail banking branches at December 31, 2002. Since January 1, 1998, TCF has opened 220 new branches, of which 191 were supermarket branches. TCF continued expanding its retail banking franchise by opening 27 new branches during 2002. TCF anticipates opening 24 new branches during 2003 consisting of 18 new traditional branches, including eight in Colorado, six in Michigan and four in Illinois, and six new supermarket branches, including four in Minnesota and two in Illinois, and plans to continue expanding in future years. In 2002, one Colorado supermarket branch was closed involuntarily when TCF’s supermarket partner in Colorado sold a store and discontinued TCF’s license agreement for this location. Subsequent to December 31, 2002, TCF has been notified by its supermarket partners that seven additional supermarket branches will be closed involuntarily when TCF’s supermarket partners in Michigan, Colorado and Wisconsin close stores and discontinue TCF’s license agreements for these locations. At December 31, 2002, these seven branches had total deposits of $36.3 million which will transfer to other TCF branches. TCF is subject to the risk, among others, that in addition to the seven branches mentioned above, its license for additional locations may be terminated in the future, upon the sale or closure of a location by its supermarket partners.

Leasing And Equipment Finance, an operating segment comprised of TCF’s wholly-owned subsidiaries Winthrop and TCF Leasing, provides a broad range of comprehensive lease and equipment finance products. This operating segment reported net income of $27.5 million for 2002, up 34.4% from $20.4 million in 2001. Net interest income for 2002 was $41.4 million, up 4.9% from $39.4 million in 2001. The provision for credit losses for this operating segment totaled $9.2 million in 2002, down from $13.5 million in 2001, primarily as a result of decreased delinquencies and net charge-offs. Non-interest income totaled $51.8 million in 2002, up 13.3% from $45.7 million in 2001, primarily due to high levels of sales-type lease transactions. The volume of sales-type lease transactions and resulting revenues fluctuate from period to period based on customer-driven factors not within the control of TCF. Non-interest expense (excluding the amortization of goodwill) totaled $41 million in 2002, up 6.8% from $38.4 million in 2001, primarily a result of the growth experienced in TCF Leasing.

Mortgage Banking activities include the origination and purchase of residential mortgage loans, generally for sale to third parties with servicing retained. This operating segment reported net income of $2.7 million for 2002, compared with $5.9 million for 2001. Non-interest income totaled $8.3 million, down 46.1% from $15.4 million in 2001. TCF’s mortgage banking operations funded $2.9 billion in loans during 2002, up from $2.6 billion in 2001, primarily as a result of a resurgence in refinancing activity driven by lower mortgage interest rates. Mortgage applications in process (mortgage pipeline) decreased $74.7 million from December 31, 2001, to $532 million at December 31, 2002. The lower mortgage interest rates led to sharply higher prepayments and assumed future prepayments in TCF’s servicing portfolio and led to impairment and amortization expense on mortgage servicing rights of $35.4 million for 2002, up from $21 million during 2001. The increased amortization and impairment were partially offset by the increased loan production activity and the related increase in gains on sales of loans. Mortgage Banking’s non-interest expense totaled $24.8 million for 2002, up 18.7% from $20.9 million for 2001. Contributing to the increase in non-interest expense during 2002 were increased expenses resulting from higher levels of production and prepayment activity and increased compensation.

Consolidated Income Statement Analysis

Net Interest Income   Net interest income, which is the difference between interest earned on loans and leases, securities available for sale and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense), represented 54.4% of TCF’s revenue in 2002. Net interest income divided by average interest-earning assets is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, loan pricing strategies and competitive conditions, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

Net interest income was $499.2 million for the year ended December 31, 2002, compared with $481.2 million in 2001 and $438.5 million in 2000. This represents an increase of 3.7% in 2002, compared with an increase of 9.7% in 2001 and an increase of 3.4% in 2000. Total average interest-earning assets decreased .7% in 2002, following increases of 5.9% in 2001 and 6.1% in 2000. The net interest margin for 2002 was 4.71%, compared with 4.51% in 2001 and 4.35% in 2000.

The following table presents TCF’s average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF’s interest-earning assets and interest-bearing liabilities:

	Year Ended			Year Ended			Year Ended
	December 31, 2002			December 31, 2001			December 31, 2000
(Dollars in thousands)	Average Balance	Interest(1)	Yields and Rates	Average Balance	Interest(1)	Yields and Rates	Average Balance	Interest(1)	Yields and Rates
Assets:
Investments	$154,862	$6,934	4.48%	$164,362	$8,966	5.46%	$139,840	$10,041	7.18%
Securities available for sale (2)	1,879,893	118,272	6.29	1,706,093	112,267	6.58	1,500,225	99,185	6.61
Loans held for sale	437,702	22,464	5.13	379,045	24,266	6.40	220,560	17,130	7.77
Loans and leases:
Consumer	2,712,812	207,492	7.65	2,346,349	215,438	9.18	2,139,135	218,577	10.22
Commercial real estate	1,746,207	118,355	6.78	1,490,616	116,128	7.79	1,195,985	103,181	8.63
Commercial business	435,488	22,699	5.21	409,685	29,893	7.30	367,072	33,483	9.12
Leasing and equipment finance	995,672	85,447	8.58	918,915	89,131	9.70	650,616	69,960	10.75
Subtotal	5,890,179	433,993	7.37	5,165,565	450,590	8.72	4,352,808	425,201	9.77
Residential real estate	2,227,537	151,700	6.81	3,251,328	230,520	7.09	3,860,025	275,124	7.13
Total loans and leases (3)	8,117,716	585,693	7.21	8,416,893	681,110	8.09	8,212,833	700,325	8.53
Total interest-earning assets	10,590,173	733,363	6.92	10,666,393	826,609	7.75	10,073,458	826,681	8.21
Other assets (4)	1,020,331			886,713			773,799
Total assets	$11,610,504			$11,553,106			$10,847,257
Liabilities and Stockholders’ Equity:
Non-interest bearing deposits	$1,893,916			$1,580,907			$1,328,932
Interest-bearing deposits:
Checking	915,720	1,479.16		790,023	3,549.45		739,429	4,391.59
Savings	1,560,539	15,924	1.02	1,018,730	7,472.73		1,036,861	11,571	1.12
Money market	919,393	9,737	1.06	902,091	21,144	2.34	758,240	25,139	3.32
Subtotal	3,395,652	27,140.80		2,710,844	32,165	1.19	2,534,530	41,101	1.62
Certificates	2,108,708	68,246	3.24	2,607,009	130,562	5.01	2,824,456	155,993	5.52
Total interest-bearing deposits	5,504,360	95,386	1.73	5,317,853	162,727	3.06	5,358,986	197,094	3.68
Total deposits	7,398,276	95,386	1.29	6,898,760	162,727	2.36	6,687,918	197,094	2.95
Borrowings:
Short-term borrowings	573,935	9,874	1.72	1,097,688	44,800	4.08	767,302	49,218	6.41
Long-term borrowings	2,277,974	128,878	5.66	2,345,742	137,860	5.88	2,331,400	141,833	6.08
Total borrowings	2,851,909	138,752	4.87	3,443,430	182,660	5.30	3,098,702	191,051	6.17
Total interest-bearing liabilities	8,356,269	234,138	2.80	8,761,283	345,387	3.94	8,457,688	388,145	4.59
Total deposits and borrowings	10,250,185	234,138	2.28	10,342,190	345,387	3.34	9,786,620	388,145	3.97
Other liabilities (4)	442,404			311,871			238,047
Total liabilities	10,692,589			10,654,061			10,024,667
Stockholders’ equity (4)	917,915			899,045			822,590
Total liabilities and stockholders’ equity	$11,610,504			$11,553,106			$10,847,257
Net interest income and margin		$499,225	4.71%		$481,222	4.51%		$438,536	4.35%

(1)          Tax-exempt income was not significant and thus interest income and related yields have not been presented on a tax equivalent basis. Tax-exempt income of $354,000, $156,000 and $181,000 was recognized during the years ended December 31, 2002, 2001 and 2000, respectively.

(2)          Average balance and yield of securities available for sale are based upon the historical amortized cost.

(3)          Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.

(4)          Average balance is based upon month-end balances.

The following table presents the components of the changes in net interest income by volume and rate:

	Year Ended December 31, 2002 Versus Same Period in 2001			Year Ended December 31, 2001 Versus Same Period in 2000
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume (1)	Rate (1)	Total	Volume (1)	Rate (1)	Total
Investments	$(495)	$(1,537)	$(2,032)	$1,579	$(2,654)	$(1,075)
Securities available for sale	11,099	(5,094)	6,005	13,534	(452)	13,082
Loans held for sale	3,429	(5,231)	(1,802)	10,583	(3,447)	7,136
Loans and leases:
Consumer	30,889	(38,835)	(7,946)	20,168	(23,307)	(3,139)
Commercial real estate	18,414	(16,187)	2,227	23,682	(10,735)	12,947
Commercial business	1,791	(8,985)	(7,194)	3,594	(7,184)	(3,590)
Leasing and equipment finance	7,094	(10,778)	(3,684)	26,546	(7,375)	19,171
Subtotal	58,188	(74,785)	(16,597)	73,990	(48,601)	25,389
Residential real estate	(70,036)	(8,784)	(78,820)	(43,072)	(1,532)	(44,604)
Total loans and leases	(11,848)	(83,569)	(95,417)	30,918	(50,133)	(19,215)
Total interest income	2,185	(95,431)	(93,246)	56,614	(56,686)	(72)
Deposits:
Checking	498	(2,568)	(2,070)	275	(1,117)	(842)
Savings	4,838	3,614	8,452	(196)	(3,903)	(4,099)
Money market	396	(11,803)	(11,407)	4,252	(8,247)	(3,995)
Subtotal	5,732	(10,757)	(5,025)	4,331	(13,267)	(8,936)
Certificates	(21,878)	(40,438)	(62,316)	(11,559)	(13,872)	(25,431)
Total deposits	(16,146)	(51,195)	(67,341)	(7,228)	(27,139)	(34,367)
Borrowings:
Short-term borrowings	(15,787)	(19,139)	(34,926)	16,993	(21,411)	(4,418)
Long-term borrowings	(3,914)	(5,068)	(8,982)	843	(4,816)	(3,973)
Total borrowings	(19,701)	(24,207)	(43,908)	17,836	(26,227)	(8,391)
Total interest expense	(35,847)	(75,402)	(111,249)	10,608	(53,366)	(42,758)
Net interest income	$38,032	$(20,029)	$18,003	$46,006	$(3,320)	$42,686

(1)          Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

Changes in net interest income are dependent upon the movement of interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities and the level of non-performing assets. Achieving net interest margin growth is dependent on TCF’s ability to generate higher-yielding assets and lower-cost retail deposits. As a result of customer demand for variable-rate products, TCF’s variable-rate commercial and consumer loans (excluding loans at their floor rate) increased $703 million since December 31, 2001 compared with a decline in TCF’s fixed-rate and adjustable-rate commercial and consumer loans of $70 million since December 31, 2001. The net impact of these changes in interest-bearing assets and liabilities has positioned TCF to be more asset sensitive (i.e. more assets than liabilities will be maturing, repricing or prepaying during the next twelve months). Although this positive gap position will benefit TCF in a rising rate environment, if interest rates remain at current levels or fall further, net interest income may decline and the net interest margin may compress. Competition for checking, savings and money market deposits, important sources of lower cost funds for TCF, is intense. See “Consolidated Financial Condition Analysis — Market Risk — Interest-Rate Risk” on page 41 for further discussion of TCF’s interest rate risk position.

In 2002, TCF’s net interest income increased $18 million, or 3.7%, and total average interest-earning assets decreased by $76.2 million, or .7%, compared with 2001 levels. TCF’s net interest income improved by $38 million due to volume changes, partially offset by a decrease of $20 million due to rate changes. The improvement in net interest income and net interest margin was primarily due to growth in average low-cost deposits (checking, savings and money market), up $997.8 million, or 23.2%, coupled with growth in higher-yielding loans and leases (commercial, consumer and leasing and equipment finance) of $724.6 million, or 14%, and lower borrowing costs. These increases were partially offset by a decrease of $850 million, or 17.1%, for 2002 in lower-yielding residential mortgages and mortgage-backed securities. Interest income decreased by $93.2 million in 2002, reflecting a decrease of $95.4 million due to rate changes, partially offset by an increase of  $2.2 million due to volume changes. Interest expense decreased $111.2 million in 2002, reflecting decreases of $75.4 million due to lower cost of funds and $35.8 million due to volume changes. The increase in net interest income due to volume changes reflects decreases in high-cost certificates and short-term borrowings. The decrease in net interest income due to rate changes reflects the impact of declining rates on interest-earning assets greater than the impact of declining rates on interest-bearing liabilities.

In 2001, TCF’s net interest income increased $42.7 million, or 9.7%, and total average interest-earning assets increased by $592.9 million, or 5.9%, compared with 2000 levels. TCF’s net interest income improved by $46 million due to volume changes and decreased $3.3 million due to rate changes. The increases in 2001, in net interest income and net interest margin were primarily due to the growth in higher yielding commercial and consumer loans and leasing and equipment finance along with the strong growth in low-cost checking, savings and money market deposits, as well as the decrease in interest rates resulting in lower interest paid on certificates and borrowings. These favorable trends were partially offset by the managed reduction in residential real estate loans. Interest income decreased by $72,000 in 2001, reflecting a decrease of $56.7 million due to rate changes, substantially offset by an increase of $56.6 million due to volume changes. Interest expense decreased $42.8 million in 2001, reflecting a decrease of $53.4 million due to a lower cost of funds, partially offset by a $10.6 million increase due to volume changes. The increase in net interest income due to volume changes reflects the increase in total average interest-earning assets and an increase in the balance of non-interest-bearing deposits. The decrease in net interest income due to rate changes in 2001 reflects the impact of declining rates on interest-earning assets greater than the impact of declining rates on interest-bearing liabilities.

In 2000, TCF’s net interest income increased $14.3 million, or 3.4%, and total average interest-earning assets increased by $578.7 million, or 6.1%, compared with 1999 levels. TCF’s net interest income improved by $32.8 million due to volume changes and decreased $18.4 million due to rate changes. The favorable impact of the growth in consumer lending volumes and rates, leasing and equipment finance volumes, and commercial real estate volumes and rates was partially offset by decreased consumer finance automobile loans and securities available for sale balances and increased borrowings volumes. Interest income increased $74.6 million in 2000, reflecting increases of $55.2 million due to volume and $19.4 million due to rate changes. Interest expense increased $60.3 million in 2000, reflecting increases of $37.8 million due to a higher cost of funds and $22.4 million due to volume. The increase in net interest income due to volume changes in 2000 reflects the increase in total average interest-earning assets and an increase in the balance of non-interest-bearing deposits. The decrease in net interest income due to rate changes reflects a higher cost of funds in 2000 compared with 1999.

Provision for Credit Losses   TCF provided $22 million for credit losses in 2002, compared with $20.9 million in 2001 and $14.8 million in 2000. Net loan and lease charge-offs were $20 million, or .25% of average loans and leases in 2002, compared with $12.5 million, or .15% of average loans and leases in 2001 and $3.9 million, or .05% of average loans and leases in 2000. The increase in the provision from 2001 reflects the impact of the growth in the consumer, commercial business, commercial real estate and leasing and equipment finance portfolios, coupled with increased charge-offs in these portfolios. Commercial lending net charge-offs were $5.9 million in 2002, compared with net charge-offs of $236,000 for 2001. Included in the commercial lending charge-offs for 2002 was $4.3 million related to $7.4 million of loans to a banking customer who is dependent on the transportation industry, which has been severely impacted by the economic slowdown. Leasing and equipment finance net charge-offs were $8 million, or .80% of related average loans and leases during 2002, compared with $9.1 million, or 1% of average loans and leases in 2001. The provision for credit losses is calculated as part of the determination of the allowance for loan and lease losses. The determination of the allowance for loan and lease losses and the related provision for credit losses is a critical accounting policy which involves a number of factors such as net charge-offs, delinquencies in the loan and lease portfolio, value of collateral, general economic conditions and management’s assessment of credit risk in the current loan and lease portfolio. The allowance for loan and lease losses totaled $77 million at December 31, 2002, compared with $75 million at December 31, 2001, and was 176% of non-accrual loans and leases compared with 144% at December 31, 2001. See “Consolidated Financial Condition Analysis — Allowance for Loan and Lease Losses” on page 35.

Non-Interest Income   Non-interest income is a significant source of revenue for TCF, representing 45.6% of total revenues in 2002, and is an important factor in TCF’s results of operations. Providing a wide range of retail banking services is an integral component of TCF’s business philosophy and a major strategy for generating additional non-interest income. Excluding gains on sales of securities available for sale and branches, non-interest income increased $38 million, or 10.4%, during 2002 to $405.3 million. This increase in 2002 was driven by increased fees, service charges, debit card revenue, ATM revenue and investment and insurance commissions generated by TCF’s expanding branch network and customer base. The increase in fees and service charges, debit card revenue and ATM revenue primarily reflect the increase in the number of retail checking accounts, which totaled 1,338,000 accounts at December 31, 2002, up from 1,249,000 accounts at December 31, 2001. The average annual fee revenue per retail checking account was $218 for 2002, compared with $209 for 2001.

The following table presents the components of non-interest income:

	Year Ended December 31,					Compound Annual Growth Rate
						1-Year	5-Year
(Dollars in thousands)	2002	2001	2000	1999	1998	2002/2001	2002/1997
Fees and service charges	$226,051	$195,162	$166,394	$138,198	$109,934	15.8%	21.9%
Debit card revenue	46,224	40,525	30,614	20,746	11,639	14.1	64.9
ATM revenue	45,342	45,768	47,333	46,398	38,917	(.9)	10.9
Investments and insurance commissions	15,781	11,535	12,266	14,849	13,926	36.8	5.8
Subtotal	333,398	292,990	256,607	220,191	174,416	13.8	21.4
Leasing and equipment finance	51,628	45,730	38,442	28,505	31,344	12.9	10.0
Mortgage banking	6,979	12,042	10,519	12,770	16,877	(42.0)	(12.7)
Other	13,339	16,545	17,895	12,854	13,058	(19.4)	3.4
Fees and other revenue	405,344	367,307	323,463	274,320	235,695	10.4	17.1
Gains on sales of:
Securities available for sale	11,536	863	—	3,194	2,246
Branches	1,962	3,316	12,813	12,160	18,585
Loan servicing	—	—	—	3,076	2,414
Subsidiaries and joint venture interest	—	—	—	5,522	5,580
Title insurance revenues (1)	—	—	—	15,421	20,161
Other non-interest income	13,498	4,179	12,813	39,373	48,986
Total non-interest income	$418,842	$371,486	$336,276	$313,693	$284,681	12.7	13.6
Fees and other revenue as a:
percentage of top-line revenue	44.81%	43.29%	42.45%	39.27%	35.63%
percentage of average assets	3.49	3.18	2.98	2.67	2.45

(1)          Title insurance business was sold in 1999.

Fees and service charges increased $30.9 million, or 15.8%, to $226.1 million in 2002 and $28.8 million, or 17.3%, to $195.2 million in 2001. This increase reflects the impact of the investment in new branch expansion and the increase in the number of retail checking accounts.

Debit card revenue includes interchange fees on the TCF Express Card which were $46.2 million, $37.6 million and $28.8 million for 2002, 2001 and 2000, respectively. The significant increase in these fees since 2000 reflects an increase in the distribution of TCF Express Cards, and an increase in utilization which is promoted by TCF’s phone card program rewarding customers with long-distance minutes based on usage. Debit card revenue consists primarily of TCF Express Card interchange fees received for handling off-line customer transactions (signature based) processed through the VISA® association system. The ATM interchange fees received for handling on-line customer transactions (PIN based), which are processed through various regional ATM networks, are included in ATM revenue. TCF Express Card interchange fees are higher than ATM interchange fees. TCF has experienced some shifting in sales volumes from off-line transactions toward on-line transactions. TCF’s effort to increase the number of cards outstanding and the number of customer transactions should lessen the impact on future debit card revenue of a continued change in mix of transactions. While TCF is not party to the pending debit card class action litigation against VISA®, USA and Mastercard®, a ruling against VISA® and Mastercard® could also have an adverse impact on future debit card revenue for TCF.

The following table sets forth information about TCF’s ATM network and related cards:

	At December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2002	2001	2000	2002/2001	2001/2000
TCF Express Cards	1,381,000	1,196,000	1,057,000	15.5%	13.2%
Other ATM Cards	144,000	158,000	163,000	(8.9)	(3.1)
Total EXPRESS TELLER® ATM cards outstanding	1,525,000	1,354,000	1,220,000	12.6	11.0
Number of EXPRESS TELLER® ATM’s (1)	1,143	1,341	1,384	(14.8)	(3.1)
Percentage of customers with Express Cards who were active users	53.2%	51.3%	49.3%
Average number of transactions per month on active Express Cards for the year ended	11.8	10.9	10.0	8.3	9.0
TCF Express Card off-line sales volume for the year ended	$2,958,633	$2,404,299	$1,875,836	23.1	28.2

(1)          In 2002, the contracts covering 256 EXPRESS TELLER® ATM’s expired and were not renewed.

ATM revenue was $45.3 million, $45.8 million and $47.3 million for 2002, 2001, and 2000, respectively. The decline in ATM revenue in 2002 was attributable to fewer ATM machines coupled with a decline in utilization of machines by non-customers, as the number of alternative ATM machines has increased and as increased check card usage has reduced the need for cash by customers. Additionally, as ATM site contracts are renewed, merchants have generally required a larger percentage of the fee charged to non-customers for use of TCF’s ATM’s.

Investments and insurance commissions consisting principally of commissions on sales of annuities and mutual funds, increased $4.2 million to $15.8 million in 2002, following a decrease of $731,000 to $11.5 million in 2001. Annuity and mutual fund sales volumes totaled $242.7 million for the year ended December 31, 2002, compared with $165 million during 2001. The increased sales volumes during 2002 reflect the impact of a new array of competitively priced fixed annuity products offered by insurance companies, partially offset by the volatility of the stock market which negatively impacted sales of mutual funds and variable annuities. Sales of insurance and investment products may fluctuate from period to period, and future sales levels will depend upon general economic conditions and investor preferences. Sales of annuities will also depend upon their continued tax advantage and may be negatively impacted by the level of interest rates and alternative investment products.

Leasing and equipment finance revenues increased $5.9 million, or 12.9%, in 2002 to $51.6 million, following an increase of $7.3 million or 19%, in 2001 to $45.7 million. The increase in leasing revenues for 2002 was driven by an increase of $5.3 million in sales-type lease revenues. The increase in total leasing and equipment finance revenues for 2001 was primarily due to increases of $3.6 million from sales-type lease transactions, $3.1 million from operating lease transactions and $644,000 in other revenues. The volume of sales-type lease transactions and resulting revenues fluctuate from period to period based on customer-driven factors not within the control of TCF. TCF’s ability to increase its lease portfolio is dependent upon its ability to place new equipment in service. In an adverse economic environment, there may be a decline in the demand for some types of equipment which TCF leases, resulting in a decline in the amount of new equipment being placed into service.

The following table sets forth information about mortgage banking revenues:

	Year Ended December 31,
(Dollars in thousands)	2002	2001	2000	1999	1998
Servicing income	$20,443	$16,932	$12,642	$12,981	$17,146
Less mortgage servicing:
Amortization	22,874	16,564	5,326	4,737	5,267
Impairment	12,500	4,400	—	169	1,547
Subtotal	35,374	20,964	5,326	4,906	6,814
Net servicing income (loss)	(14,931)	(4,032)	7,316	8,075	10,332
Gains on sales of loans	18,110	11,795	1,347	3,194	4,536
Other income	3,800	4,279	1,856	1,501	2,009
Total mortgage banking revenue	$6,979	$12,042	$10,519	$12,770	$16,877

Mortgage banking revenues decreased $5.1 million, or 42%, and totaled $7 million in 2002, following an increase of $1.5 million, or 14.5%, to $12 million in 2001. The decrease in mortgage banking revenues during 2002 was primarily due to increased impairment and amortization expense on mortgage servicing rights resulting from increased refinance activity and sharply higher actual and assumed prepayments in TCF’s servicing portfolio. The increase in mortgage banking revenues during 2001 was attributable to increased loan origination and sale activity, partially offset by increased amortization and impairment of mortgage servicing rights due to high levels of actual and assumed prepayments and increased volumes. At December 31, 2002, 2001 and 2000, TCF was servicing mortgage loans for others with aggregate unpaid principal balances of $5.6 billion, $4.7 billion and $4 billion, respectively.

	At December 31,				Change
(Dollars in thousands)	2002		2001		$		%
Third party servicing portfolio	$5,576,066		$4,679,355		$896,711		19.2%
Weighted average note rate	6.64%		7.13%		(49	)bps	N.A.
Mortgage applications in process	$532,012		$606,676		$(74,664)		(12.3)
Capitalized mortgage servicing rights, net	$62,644		$58,261		$4,383		7.5
Mortgage servicing rights as a percentage of servicing portfolio	1.12%		1.25%		(13	)bps	N.A.
Average servicing fee (basis points)	32.9	bps	32.6	bps	.3	bps	N.A.
Mortgage servicing rights as a multiple of average servicing fee	3.4	X	3.8	X	(.4	)X	N.A.

N.A. Not applicable.

As noted above, mortgage banking revenues are impacted by the amount of amortization and impairment of mortgage servicing rights. The capitalization, amortization and impairment of mortgage servicing rights are critical accounting policies for TCF and are subject to significant estimates. These estimates are based upon loan types, note rates and prepayment assumptions for the overall portfolio. Changes in the mix of loans, interest rates, defaults or prepayment speeds may have a material effect on the amortization amount and possible impairment in valuation. In a declining interest rate environment, prepayment speed assumptions will increase and result in an acceleration in the amortization of the mortgage servicing rights as the assumed underlying portfolio declines and also may result in impairment as the value of the mortgage servicing rights decline. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. TCF experienced a resurgence in refinance activity during 2002 driven by lower mortgage interest rates, which led to sharply higher prepayments in TCF’s servicing portfolio and increased amortization and impairment of mortgage servicing rights. The increased amortization and impairment were partially offset by the increased mortgage loan production activity and the related increase in gains on sales of loans. See Notes 1 and 10 of Notes to Consolidated Financial Statements for additional information concerning TCF’s mortgage servicing rights.

The following table summarizes the prepayment speed assumptions used in the estimation of fair value of mortgage servicing rights as of December 31, 2002 and 2001:

(Dollars in thousands)	December 31, 2002
		Prepayment Speed Assumption			Weighted
	Unpaid			Weighted	Average Life
Interest Rate Tranche	Balance	High	Low	Average	(in Years)
0 to 6.00%	$1,121,794	33.0%	11.9%	15.3%	6.5
6.01 to 6.50%	1,183,572	44.8	16.2	20.8	4.8
6.51 to 7.00%	1,944,477	57.8	20.9	26.8	3.5
7.01 to 7.50%	865,452	62.3	22.5	28.9	3.1
7.51 to 8.00%	313,128	60.1	21.7	27.9	3.0
8.01% and higher	147,643	58.0	21.0	26.9	3.0
	$5,576,066	48.9	17.7	22.7	4.3

(Dollars in thousands)	December 31, 2001
		Weighted Average	Weighted
	Unpaid	Prepayment Speed	Average Life
Interest Rate Tranche	Balance	Assumption	(in Years)
0 to 6.00%	$129,030	6.9%	10.1
6.01 to 6.50%	445,322	11.8	7.5
6.51 to 7.00%	1,812,050	13.0	7.2
7.01 to 7.50%	1,352,877	16.2	5.8
7.51 to 8.00%	640,633	23.3	3.8
8.01% and higher	299,443	27.8	3.1
	$4,679,355	14.9	6.2

A key component in determining the fair value of mortgage servicing rights is the projected cash flows of the underlying loan portfolio. TCF uses projected cash flows and related prepayment assumptions based on management’s best estimate for the estimated life of the loans. The range in prepayment assumptions at December 31, 2002 reflects management’s assumption of higher initial prepayments that decline over time and level off to a constant prepayment speed. The table above summarizes, by interest rate tranche, the range of prepayment speed assumptions and also includes the weighted average remaining life of the loans by tranche. In 2001, TCF used constant prepayment speed assumptions.

At December 31, 2002, the sensitivity of the fair value of mortgage servicing rights to a hypothetical immediate 10% and 25% adverse change in prepayment speed and discount rate assumptions is as follows:

At December 31,
(Dollars in millions)	2002
Fair value of mortgage servicing rights	$62.6
Weighted-average life (in years)	4.3
Weighted average prepayment speed assumption	22.7%
Weighted average discount rate	8.0%
Impact on fair value of 10% adverse change in prepayment speed assumptions	$(3.8)
Impact on fair value of 25% adverse change in prepayment speed assumptions	$(8.4)
Impact on fair value of 10% adverse change in discount rate assumptions	$(1.5)
Impact on fair value of 25% adverse change in discount rate assumptions	$(3.5)

These sensitivities are theoretical and should be used with caution. As the figures indicate, changes in fair value based on a given variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the mortgage servicing rights is calculated independently without changing any other assumptions. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in discount rates or market interest rates), which might either magnify or counteract the sensitivities.

During 2002, TCF recognized a gain of $2 million on the sale of a branch with $17.1 million in deposits, compared with a gain of $3.3 million on the sale of a branch with $30 million in deposits during 2001. TCF recognized gains of $12.8 million on the sales of six branches with $95.7 million in deposits during 2000. TCF periodically sells branches that it considers to be underperforming or have limited growth potential and branches may also be subject to involuntary closure under certain circumstances, such as the termination of a license agreement by one of the supermarket chains in which TCF operates branches.

Gains on sales of securities available for sale of $11.5 million and $863,000 were recognized on the sales of $473.9 million and $33.6 million in mortgage-backed securities in 2002 and 2001, respectively. There were no sales of securities available for sale during 2000.

Non-Interest Expense   Non-interest expense increased $36.4 million, or 7.2%, in 2002, and $44.8 million, or 9.8%, in 2001, compared with the respective prior years. The following table presents the components of non-interest expense:

	Year Ended December 31,					Compound Annual Growth Rate
						1-Year	5-Year
(Dollars in thousands)	2002	2001	2000	1999	1998	2002/2001	2002/1997
Compensation and employee benefits	$295,787	$267,716	$239,544	$239,053	$217,401	10.5%	10.4%
Occupancy and equipment	83,131	78,774	74,938	73,613	71,323	5.5	7.3
Advertising and promotions	21,894	20,909	19,181	16,981	19,544	4.7	2.7
Other	137,557	126,820	115,833	110,532	105,802	8.5	7.8
Subtotal	538,369	494,219	449,496	440,179	414,070	8.9	8.8
Amortization of goodwill	—	7,777	7,706	7,713	7,816	(100.0)	(100.0)
Total	$538,369	$501,996	$457,202	$447,892	$421,886	7.2	8.6

Compensation and employee benefits, representing 54.9% and 53.3% of total non-interest expense in 2002 and 2001, respectively, increased $28.1 million, or 10.5%, in 2002, and $28.2 million, or 11.8%, in 2001. The 2002 increase of 10.5% was primarily due to costs associated with new branch expansion and the addition of lenders and sales representatives. The 2001 increase of 11.8% was primarily due to costs associated with expanded retail banking and leasing activities, along with the significant increase in mortgage banking activities.

Occupancy and equipment expenses increased $4.4 million in 2002 and $3.8 million in 2001. The increases were primarily due to TCF’s new branch expansion and retail banking and leasing activities, partially offset by branch sales.

Advertising and promotion expenses increased $985,000 in 2002 following an increase of $1.7 million in 2001. The increase in 2002 was primarily due to increases in retail banking media advertising. The 2001 increase was primarily due to retail banking activities and promotional expenses associated with the TCF Express Phone Card, where customers earn free long-distance minutes for use of their TCF Express Cards. TCF awarded 71 million minutes and 67 million minutes during 2002 and 2001, respectively, under this promotion.

Other non-interest expense increased $10.7 million, or 8.5%, in 2002, primarily the result of increased expenses associated with expanded retail banking and leasing operations, Express Card interchange expense resulting from increased utilization and the higher levels of production and prepayment activity in the mortgage banking area. In 2001, other non-interest expense increased $11 million, or 9.5%, primarily the result of increased expenses associated with higher levels of activity in mortgage banking and expanded retail banking and leasing operations. A summary of other expense is presented in Note 25 of Notes to Consolidated Financial Statements.

On January 1, 2002, TCF adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. Further detail on goodwill amortization is provided in Note 22 of Notes to Consolidated Financial Statements.

Income Taxes   TCF recorded income tax expense of $124.8 million in 2002, compared with $122.5 million in 2001 and $116.6 million in 2000. Income tax expense represented 34.88% of income before income tax expense during 2002, compared with 37.14% and 38.5% in 2001 and 2000, respectively. The lower effective tax rate in 2002 primarily reflects the effect of the change in accounting for goodwill, lower state income taxes, a favorable resolution of uncertainties during tax examinations and the reduced effect of non-deductible expenses as a percentage of pre-tax net income.

TCF has Real Estate Investment Trusts (“REITs”) and related companies, that acquire, hold and manage mortgage assets and other authorized investments to generate income. These companies are consolidated with TCF National Bank and are therefore included in the consolidated financial statements of TCF Financial Corporation. The REITs must meet specific provisions of the Internal Revenue Code (“IRC”) to continue to qualify as a REIT. Two specific provisions applicable to REITs are an income test and an asset test. At least 75% of each REIT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Additionally, at least 75% of each REIT’s assets must be represented by real estate assets. At December 31, 2002, TCF’s REITs met the applicable provisions of the IRC to qualify as REITs. State laws may also impose limitations or restrictions on operations of these companies. These laws are subject to change. If these companies fail to meet any of the required provisions of Federal and state tax laws, the resulting tax consequences would increase TCF’s effective tax rate.

The determination of current and deferred income taxes is a critical accounting policy which is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the differences between tax and financial reporting basis of assets and liabilities (temporary differences), estimates of amounts due or owed such as the timing of reversal of temporary differences and current financial accounting standards. Additionally, there can be no assurances that estimates and interpretations used in determining income tax liabilities may not be challenged by Federal and state taxing authorities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities. In addition, under generally accepted accounting principles, deferred income tax assets and liabilities are recorded at the current prevailing Federal and state income tax rates. If such rates change, deferred income tax assets and liabilities must be adjusted in the period of change through a charge or credit through the Consolidated Statement of Income. Further detail on income taxes is provided in Note 14 of Notes to Consolidated Financial Statements.

Consolidated Financial Condition Analysis

Investments   Total investments, which include interest-bearing deposits with banks, federal funds sold, Federal Home Loan Bank (“FHLB”) stock, Federal Reserve Bank stock and other investments, decreased $2.2 million to $153.7 million at December 31, 2002. The decrease primarily reflects a decrease of $2.3 million in FHLB stock. TCF is required to invest in FHLB stock in proportion to its level of mortgage assets (defined as mortgage-backed securities and residential and consumer 1-4 family and multi-family loans) and the level of borrowings from the FHLB. TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 2002 or 2001.

Securities Available for Sale   Securities available for sale increased $842.1 million during 2002 to $2.4 billion at December 31, 2002. This increase reflects purchases of $2 billion of mortgage-backed securities, partially offset by sales of $473.9 million in which the Company recognized $11.5 million in gains on sales of securities available for sale, and normal payment and prepayment activity. At December 31, 2002, TCF’s securities available-for-sale portfolio included $2.4 billion and $18.3 million of fixed-rate and adjustable-rate mortgage-backed securities, respectively. Net unrealized pre-tax gains on securities available for sale totaled $72.3 million at December 31, 2002, compared with $9.8 million at December 31, 2001.

Loans Held for Sale   Loans held for sale included residential mortgage and education loans. Residential mortgage loans held for sale were $277.4 million and $286.6 million at December 31, 2002 and 2001, respectively. Education loans held for sale were $199.1 million and $165.1 million at December 31, 2002 and 2001, respectively.

Loans and Leases   The following tables set forth information about loans and leases held in TCF’s portfolio, excluding loans held for sale:

	At December 31,					Compound Annual Growth Rate
						1-Year	5-Year
(Dollars in thousands)	2002	2001	2000	1999	1998	2002/2001	2002/1997
Consumer	$3,005,882	$2,509,333	$2,234,134	$2,058,584	$1,876,554	19.8%	8.7%
Commercial real estate	1,835,788	1,622,461	1,371,841	1,073,472	811,428	13.1	16.4
Commercial business	440,074	422,381	410,422	351,353	289,104	4.2	12.9
Leasing and equipment finance	1,039,040	956,737	856,471	492,656	398,812	8.6	23.0
Subtotal	6,320,784	5,510,912	4,872,868	3,976,065	3,375,898	14.7	12.9
Residential real estate	1,800,344	2,733,290	3,673,831	3,919,678	3,765,280	(34.1)	(13.1)
Total loans and leases	$8,121,128	$8,244,202	$8,546,699	$7,895,743	$7,141,178	(1.5)	2.8

	At December 31, 2002
			Leasing and
			Equipment
(Dollars in thousands)	Consumer	Commercial	Finance	Residential	Total
Minnesota	$1,136,678	$646,609	$72,926	$747,512	$2,603,725
Michigan	560,344	738,427	86,496	501,707	1,886,974
Illinois	760,417	289,084	36,656	457,900	1,544,057
Wisconsin	339,727	307,684	25,087	46,076	718,574
Colorado	139,478	—	27,226	703	167,407
California	1,051	38,732	111,136	—	150,919
Ohio	9,269	21,147	38,196	13,714	82,326
Florida	14,713	9,825	47,086	769	72,393
Texas	706	1,449	65,556	2,085	69,796
Other	43,499	222,905	528,675	29,878	824,957
Total	$3,005,882	$2,275,862	$1,039,040	$1,800,344	$8,121,128

Loans and leases decreased $123.1 million from year-end 2001 to $8.1 billion at December 31, 2002. Increases of $496.5 million, or 19.8%, in consumer loans, $213.3 million, or 13.1%, in commercial real estate loans and $82.3 million, or 8.6%, in leasing and equipment finance were more than offset by a $932.9 million reduction in residential real estate loans. The decline in the residential real estate loan portfolio during 2002 was due to accelerating prepayments brought on by the continued decline, throughout 2002, in interest rates and was partially offset by the increase in mortgage-backed securities. At December 31, 2002, TCF’s residential real estate loan portfolio was comprised of $1.2 billion of fixed-rate loans and $610.3 million of adjustable-rate loans.

Consumer loans increased $496.5 million from year-end 2001 to $3 billion at December 31, 2002, driven by an increase of $511.9 million in home equity loans. Approximately 69% of the home equity loan portfolio at December 31, 2002 consisted of closed-end loans, compared with 70% at December 31, 2001. In addition, 62% of this portfolio at December 31, 2002, carries a variable interest rate, compared with 51% at December 31, 2001. As of December 31, 2002, $1 billion of the variable rate consumer loans were at their interest rate floors. These loans will remain at their interest rate floor until interest rates rise above the floor rate. An increase in the TCF base rate of 100 basis points would result in the repricing of $521.9 million of variable rate consumer loans currently at their floor. A 200 basis point increase in the TCF base rate would result in a total of $833.2 million of these loans repricing at interest rates above their current floor rate.

At December 31, 2002, the weighted average loan-to-value ratio for the home equity portfolio was 72%, unchanged from December 31, 2001. Many of these loans are secured by a first lien on the home and include an advance to pay off an existing first lien mortgage loan. These loans may carry a higher level of credit risk than loans with  lower loan-to-value ratios. Higher loan-to-value ratio loans are made to more creditworthy customers based on credit scoring models.

The following table sets forth additional information about the loan-to-value ratios for TCF’s home equity loan portfolio:

	At December 31,
(Dollars in thousands)	2002			2001
Loan-to-Value Ratios (1)	Balance	Percentage of Total	Over 30-Day Delinquency as a Percentage of Balance	Balance	Percentage of Totals	Over 30-Day Delinquency as a Percentage of Balance
Over 100% (2)	$53,916	1.8%	2.17%	$66,578	2.7%	1.62%
Over 90% to 100%	384,988	13.0	.80	396,333	16.2	.69
Over 80% to 90%	1,028,207	34.8	.62	802,094	32.8	.64
80% or less	1,488,533	50.4	.52	1,178,783	48.3	.69
Total	$2,955,644	100.0%	.62	$2,443,788	100.0%	.70

(1)          Loan-to-value is based on the loan amount (current outstanding balance on closed-end loans and the total commitment on lines of credit) plus deferred loan origination costs net of fees and refundable insurance premiums, if any, plus the amount of senior liens, if any. Property values represent the most recent market value or property tax assessment value known to TCF.

(2)          Amount reflects the total outstanding loan balance. The portion of the loan balance in excess of 100% of the property value is substantially less than the amount included above.

The following table summarizes TCF’s commercial real estate loan portfolio by property type:

	At December 31,
	2002			2001
			Over 30-Day			Over 30-Day
		Number	Delinquency Rate as a Percentage		Number	Delinquency Rate as a Percentage
(Dollars in thousands)	Balance	of Loans	of Balance	Balance	of Loans	of Balance
Apartments	$484,755	562.07%		$431,679	586.03%
Office buildings	368,402	289.44		364,357	283.08
Retail services	284,701	264.02		217,408	243	—
Warehouse/industrial buildings	185,529	173	2.61	159,090	165	—
Hotels and motels	149,023	32	—	144,424	34	—
Health care facilities	45,125	17	—	24,698	15	—
Other	318,253	392	—	280,805	448.04
Total	$1,835,788	1,729.37		$1,622,461	1,774.03

Commercial real estate loans increased $213.3 million from year-end 2001 to $1.8 billion at December 31, 2002. Commercial business loans increased $17.7 million in 2002 to $440.1 million at December 31, 2002. TCF continues to expand its commercial business and commercial real estate lending activity to borrowers located in its primary midwestern markets. With a focus on secured lending, at December 31, 2002, approximately 98% of TCF’s commercial real estate and commercial business loans were secured either by properties or underlying business assets. At December 31, 2002 and December 31, 2001, the construction and development portfolio included hotel and motel loans of $41.1 million and $31.5 million, respectively, and apartment loans of $5.1 million and $2.5 million, respectively. At December 31, 2002, approximately 88% of TCF’s commercial real estate loans outstanding were secured by properties located in its primary markets.

The following tables summarize TCF’s leasing and equipment finance portfolio by marketing segment and by equipment type:

	At December 31,
(Dollars in thousands)	2002			2001
			Over 30-Day			Over 30-Day
			Delinquency as			Delinquency as
		Percent	a Percentage		Percent	a Percentage
Marketing Segment	Balance	of Total	of Balance	Balance	of Total	of Balance
Middle market (1)	$337,668	32.5%	1.30%	$181,826	19.0%	2.14%
Winthrop (2)	266,709	25.7	—	307,335	32.1	.24
Wholesale (3)	181,038	17.4	.42	204,792	21.4	.28
Small ticket (4)	131,389	12.6	.47	100,691	10.5	1.17
Leveraged leases	21,519	2.1	—	17,608	1.9	—
Subtotal	938,323	90.3	.61	812,252	84.9	.79
Truck and trailer (5)	100,717	9.7	4.72	144,485	15.1	7.59
Total	$1,039,040	100.0%	1.00	$956,737	100.0%	1.84

(1)          Middle market consists primarily of lease financings on manufacturing and construction equipment, as well as specialty vehicles, to companies nationwide.

(2)          Winthrop’s portfolio consists primarily of technology and data processing equipment.

(3)          Wholesale includes the discounting, purchase and originating of lease receivables sourced by third party lessors.

(4)          Small ticket includes lease financings to small- and mid-size companies through programs with vendors, manufacturers, distributors and franchise organizations. Individual contracts generally range from $25,000 to $250,000.

(5)          TCF discontinued originations in the truck and trailer marketing segment during 2001. TCF will continue to provide financing on trucks and trailers to customers in the middle market segment for use in their businesses which are unrelated to the over-the-road trucking industry. See the portfolio summary by equipment type below for TCF’s total financing of trucks and trailers.

	At December 31,
(Dollars in thousands)	2002		2001
		Percent		Percent
Equipment Type	Balance	of Total	Balance	of Total
Technology and data processing	$291,091	28.0%	$323,439	33.8%
Specialty vehicles	149,997	14.4	105,367	11.0
Manufacturing	140,014	13.5	82,699	8.6
Trucks and trailers	113,587	10.9	149,441	15.6
Construction	87,857	8.5	65,081	6.8
Furniture and fixtures	62,153	6.0	80,330	8.4
Printing	31,181	3.0	23,450	2.5
Material handling	24,749	2.4	14,537	1.5
Aircraft	23,420	2.3	20,585	2.2
Medical	23,378	2.2	7,978.8
Other	91,613	8.8	83,830	8.8
Total	$1,039,040	100.0%	$956,737	100.0%

Leasing and equipment finance increased $82.3 million from year-end 2001 to $1 billion at December 31, 2002. At December 31, 2002, $108.7 million, or 13.9%, of TCF’s lease portfolio was discounted on a non-recourse basis with other third-party financial institutions and consequently TCF retains no credit risk on such amounts. This compares with non-recourse fundings of $143.7 million, or 20.6%, at December 31, 2001. Total loan and lease originations for TCF’s leasing businesses were $518.1 million during 2002, compared with $492.3 million in 2001 and $648.1 million in 2000. The backlog of approved transactions increased to $140.8 million, at December 31, 2002, compared with $126.1 million at December 31, 2001. Included in the investment in leveraged leases, at December 31, 2002, is $18.7 million for a 100% equity interest in a Boeing 767-300 aircraft on lease to Delta Airlines in the United States. The aircraft is in service, the lessee is current on the lease payments and the lease expires in 2010. This lease represents TCF’s only material direct exposure to the commercial airline industry. TCF’s expanded leasing activity is subject to risk of cyclical downturns and other adverse economic developments. TCF’s ability to increase its lease portfolio is dependent upon its ability to place new equipment in service. In an adverse economic environment, there may be a decline in the demand for some types of equipment which TCF leases, resulting in a decline in the amount of new equipment being placed into service as well as a decline in equipment values for equipment previously placed in service. TCF Leasing has originated most of its portfolio during recent periods, and consequently the performance of this portfolio may not be reflective of future results and credit quality. During 2001, TCF discontinued originations in the truck and trailer marketing segment and in the first quarter of 2002, completed the shutdown of this segment.

Loans and leases outstanding at December 31, 2002 are shown in the following table by maturity:

	At December 31, 2002 (1)
				Leasing and
		Commercial	Commercial	Equipment	Residential	Total Loans
(In thousands)	Consumer	Real Estate	Business	Finance	Real Estate	and Leases
Amounts due:
Within 1 year	$108,147	$299,728	$238,084	$401,078	$74,491	$1,121,528
After 1 year:
1 to 2 years	104,595	172,004	93,577	302,434	73,721	746,331
2 to 3 years	93,474	127,098	48,068	197,675	76,040	542,355
3 to 5 years	186,693	316,134	38,464	209,701	154,642	905,634
5 to 10 years	661,177	745,935	14,039	31,437	345,772	1,798,360
10 to 15 years	1,222,122	136,816	415	—	284,556	1,643,909
Over 15 years	634,615	41,662	6,777	—	787,160	1,470,214
Total after 1 year	2,902,676	1,539,649	201,340	741,247	1,721,891	7,106,803
Total	$3,010,823	$1,839,377	$439,424	$1,142,325	$1,796,382	$8,228,331
Amounts due after 1 year on:
Fixed-rate loans and leases	$1,116,389	$273,496	$54,974	$741,247	$1,129,740	$3,315,846
Variable and adjustable-rate loans (2)	1,786,287	1,266,153	146,366	—	592,151	3,790,957
Total after 1 year	$2,902,676	$1,539,649	$201,340	$741,247	$1,721,891	$7,106,803

(1)          Gross of unearned discounts and deferred fees. This table does not include the effect of prepayments, which is an important consideration in management’s interest rate risk analysis. Company experience indicates that loans remain outstanding for significantly shorter periods than their contractual terms.

(2)          Includes $1 billion of consumer loans and $196.5 million of variable-rate commercial real estate and commercial business loans at their interest rate floor.

Allowance for Loan and Lease Losses   Credit risk is the risk of loss from a customer default on a loan or lease. TCF has in place a process to identify and manage its credit risk. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, monitoring changes in the risk ratings of loans and leases, identification of problem loans and leases and procedures for the collection of problem loans and leases. The risk of loss is difficult to quantify and is subject to fluctuations in values, general economic conditions and other factors. The determination of the allowance for loan and lease losses is a critical accounting policy which involves estimates and management’s judgment on a number of factors such as net charge-offs, delinquencies in the loan and lease portfolio, general economic conditions and management’s assessment of credit risk in the current loan and lease portfolio. The Company considers the allowance for loan and lease losses of $77 million adequate to cover losses inherent in the loan and lease portfolios as of December 31, 2002. However, no assurance can be given that TCF will not, in any particular period, sustain loan and lease losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions and TCF’s on-going credit review process, will not require significant increases in the allowance for loan and lease losses. Among other factors, a protracted economic slowdown and/or a decline in commercial or residential real estate values in TCF’s markets may have an adverse impact on the adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss. See “Forward-Looking Information” and Notes 1 and 7 of Notes to Consolidated Financial Statements for additional information concerning TCF’s allowance for loan and lease losses.

The following table sets forth information detailing the allowance for loan and lease losses and selected statistics:

	Year Ended December 31,
(Dollars in thousands)	2002		2001		2000		1999		1998
Balance at beginning of year	$75,028		$66,669		$55,755		$80,013		$82,583
Transfers to loans held for sale	—		—		—		(14,793)		—
Charge-offs:
Consumer	(6,939)		(6,605)		(7,041)		(31,509)		(30,108)
Commercial real estate	(2,181)		(122)		(76)		(674)		(1,294)
Commercial business	(5,952)		(429)		(143)		(52)		(42)
Leasing and equipment finance	(9,230)		(9,794)		(2,426)		(2,008)		(979)
Residential real estate	(59)		(1)		(15)		(155)		(291)
	(24,361)		(16,951)		(9,701)		(34,398)		(32,714)
Recoveries:
Consumer	2,965		3,487		4,576		5,831		5,222
Commercial real estate	43		103		295		1,381		559
Commercial business	54		193		690		329		635
Leasing and equipment finance	1,264		649		254		398		345
Residential real estate	9		—		28		71		103
	4,335		4,432		5,843		8,010		6,864
Net charge-offs	(20,026)		(12,519)		(3,858)		(26,388)		(25,850)
Provision charged to operations	22,006		20,878		14,772		16,923		23,280
Balance at end of year	$77,008		$75,028		$66,669		$55,755		$80,013
Ratio of net loan and lease charge-offs to average loans and leases outstanding	.25%		.15%		.05%		.35%		.36%
Year-end allowance as a percentage of year-end total loans and leases	.95		.91		.78		.71		1.12
Year-end allowance as a percentage of year-end loans and leases excluding residential real estate loans	1.20		1.32		1.31		1.33		2.27
Year-end allowance as a multiple of net charge-offs	3.8	X	6.0	X	17.3	X	2.1	X	3.1	X

The allocation of TCF’s allowance for loan and lease losses, including general and specific loss allocations, is as follows:

	At December 31,					Allocations as a Percentage of Total Loans and Leases Outstanding by Type At December 31,
(Dollars in thousands)	2002	2001	2000	1999	1998	2002	2001	2000	1999	1998
Consumer	$8,532	$8,355	$9,764	$10,701	$32,011.28%		.33%	.44%	.52%	1.71%
Commercial real estate	22,176	24,459	20,753	12,708	12,525	1.21	1.51	1.51	1.18	1.54
Commercial business	15,910	12,117	9,668	8,256	5,756	3.62	2.87	2.36	2.35	1.99
Leasing and equipment finance	12,881	11,774	7,583	4,237	2,955	1.24	1.23	.89	.86	.74
Unallocated	16,139	16,139	16,139	16,839	23,295	N.A.	N.A.	N.A.	N.A.	N.A.
Subtotal	75,638	72,844	63,907	52,741	76,542	1.20	1.32	1.31	1.33	2.27
Residential real estate	1,370	2,184	2,762	3,014	3,471.08		.08	.08	.08	.09
Total allowance balance	$77,008	$75,028	$66,669	$55,755	$80,013.95		.91	.78	.71	1.12

N.A. Not applicable.

The allocated allowance balances for TCF’s residential and consumer loan portfolios, at December 31, 2002, reflect the Company’s credit quality and related low level of net loan charge-offs for these portfolios. The increase in the allocated allowance for the commercial business portfolio reflects the growth in the portfolio and the increase in charge-offs in the commercial business portfolio. The increase in the allocated allowance for leasing and equipment finance losses reflects the continued growth in the portfolio. The allocated allowances for these portfolios do not reflect any significant changes in estimation methods or assumptions.

The increase in TCF’s allowance for loan and lease losses as a percentage of total loans and leases, at December 31, 2002, reflects the impact of the continued growth in the commercial loan and leasing and equipment finance portfolios coupled with increased charge-offs in the commercial loan portfolio. Net loan and lease charge-offs were $20 million, or .25% of average loans and leases outstanding in 2002, compared with $12.5 million, or .15% of average loans and leases in 2001 and $3.9 million, or .05% of average loans and leases in 2000. Commercial real estate net charge-offs were $2.1 million for 2002, compared with $19,000 for 2001. Commercial real estate net charge-offs for 2002 included a $1.6 million charge-off on a commercial real estate property transferred to other real estate owned in the second quarter of 2002. Commercial business net charge-offs were $5.9 million during 2002, compared with net charge-offs of $236,000 in 2001, and included a $4.3 million charge-off related to $7.4 million of loans to a banking customer who is dependent on the transportation industry, which has been severely impacted by the economic slowdown. Leasing and equipment finance net charge-offs were $8 million during 2002, compared with net charge-offs of $9.1 million for 2001.

The following table sets forth additional information regarding net charge-offs:

	Year Ended December 31,
	2002		2001
		% of Average		% of Average
	Net	Loans and	Net	Loans and
(Dollars in thousands)	Charge-offs	Leases	Charge-offs	Leases
Consumer	$3,974.15%		$3,118.13%
Commercial real estate	2,138.12		19	—
Commercial business	5,898	1.35	236.06
Leasing and equipment finance:
Middle market	901.35		513.39
Winthrop	113.04		2,182.64
Wholesale	2,998	1.57	1,621.85
Small ticket	875.77		1,242	1.37
Leveraged leases	—	—	—	—
Subtotal	4,887.56		5,558.73
Truck and trailer	3,079	2.50	3,587	2.31
Total leasing and equipment finance	7,966.80		9,145	1.00
Subtotal	19,976.34		12,518.24
Residential real estate	50	—	1	—
Total	$20,026.25		$12,519.15

Non-Performing Assets   Non-performing assets consisting of non-accrual loans and leases and other real estate owned totaled $70.2 million at December 31, 2002, or .87%, of net loans and leases, up $3.6 million from $66.6 million, or .82%, at December 31, 2001. The increase in total non-performing assets reflects increases of $4.8   million and $2.4 million in non-performing leasing and equipment finance and commercial business assets, respectively, partially offset by decreases of $2.9 million and $862,000, respectively, in consumer and commercial real estate non-performing assets. Approximately 49% of non-performing assets at December 31, 2002 consisted of, or were secured by, residential real estate. Non-accrual loans and leases in the truck and trailer marketing segment of the leasing and equipment finance portfolio totaled $7.5 million at December 31, 2002, compared with $6.9 million at December 31, 2001. The accrual of interest income is generally discontinued when loans and leases become 90 days or more past due with respect to either principal or interest (150 days for loans secured by residential real estate) unless such loans and leases are adequately secured and in the process of collection. Included in non-performing assets are loans that are considered impaired. The recorded investment in impaired loans was $12.1 million and $18.8 million at December 31, 2002 and December 31, 2001, respectively. The related allowance for credit losses was $5.5 million at December 31, 2002, compared with $5 million at December 31, 2001. All of the impaired loans were on non-accrual status. Management monitors the performance and classification of such loans and leases and the financial condition of these borrowers.

Non-performing assets are summarized in the following table:

	At December 31,
(Dollars in thousands)	2002	2001	2000	1999	1998
Non-accrual loans and leases:
Consumer	$11,163	$16,473	$13,027	$12,178	$17,745
Commercial real estate	3,213	11,135	5,820	1,576	4,352
Commercial business	4,777	3,550	236	2,960	2,797
Leasing and equipment finance, net	17,127	11,723	7,376	1,310	290
Residential real estate	5,798	6,959	4,829	5,431	8,078
Total non-accrual loans and leases, net	42,078	49,840	31,288	23,455	33,262
Non-recourse discounted lease rentals	1,562	2,134	3,910	619	435
Total non-accrual loans and leases, gross	43,640	51,974	35,198	24,074	33,697
Other real estate owned:
Residential real estate	16,479	12,830	10,422	9,454	11,823
Commercial real estate	10,093	1,825	447	1,458	1,779
Total other real estate owned	26,572	14,655	10,869	10,912	13,602
Total non-performing assets, gross	$70,212	$66,629	$46,067	$34,986	$47,299
Total non-performing assets, net	$68,650	$64,495	$42,157	$34,367	$46,864
Gross non-performing assets as a percentage of net loans and leases	.87%	.82%	.54%	.45%	.67%
Gross non-performing assets as a percentage of total assets	.58	.59	.41	.33	.47

Past Due Loans and Leases   The following table sets forth information regarding TCF’s delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases. TCF’s delinquency rates are determined using the contractual method.

	At December 31,
	2002		2001
		Percentage of		Percentage of
	Principal	Loans and	Principal	Loans and
(Dollars in thousands)	Balances	Leases	Balances	Leases
Accruing loans and leases delinquent for:
30-59 days	$24,683.31%		$25,998.32%
60-89 days	16,557.20		15,646.19
90 days or more	5,084.06		5,129.06
Total	$46,324.57%		$46,773.57%

The following table summarizes TCF’s over 30-day delinquent loan and lease portfolio by loan type:

	At December 31,
	2002		2001
(Dollars in thousands)	Principal Balances	Percentage of Portfolio	Principal Balances	Percentage of Portfolio
Consumer	$19,067.64%		$17,939.72%
Commercial real estate	6,835.37		538.03
Commercial business	555.13		526.13
Leasing and equipment finance	10,159	1.00	17,393	1.84
Residential real estate	9,708.54		10,377.38
Total	$46,324.57		$46,773.57

TCF’s over 30-day delinquency on total leasing and equipment finance decreased to 1% at December 31, 2002 from 1.84% at December 31, 2001. At December 31, 2002 there were no delinquent leases that have been funded on a non-recourse basis by third-party financial institutions, compared with $754,000 at December 31, 2001. The decline in delinquencies in the leasing and equipment finance portfolio during 2002 was primarily in the discontinued truck and trailer marketing segment. Delinquencies in this segment of the leasing and equipment finance portfolio were $4.4 million, or 4.7%, at December 31, 2002, compared with $11 million, or 7.6%, at December 31, 2001.

Potential Problem Loans and Leases   In addition to the non-performing assets, there were $83.4 million of loans and leases at December 31, 2002, for which management has concerns regarding the ability of the borrowers to meet existing repayment terms. These loans and leases are less than 90 days past due, were classified for regulatory purposes as substandard and reflect the distinct possibility, but not probability, that the Company will not be able to collect all amounts due according to the contractual terms of the loan or lease agreement. Although these loans and leases have been identified as potential problem loans and leases, they may never become non-performing. Additionally, these loans and leases are generally secured by commercial real estate or assets, thus reducing the potential for loss should they become non-performing. Potential problem loans and leases are considered in the determination of the adequacy of the allowance for loan and lease losses.

Potential problem loans and leases are summarized as follows:

	At December 31,		Change
(Dollars in thousands)	2002	2001	$	%
Consumer	$4,500	$567	$3,933	N.M.
Commercial real estate	30,132	15,004	15,128	N.M.
Commercial business	33,408	41,217	(7,809)	(18.9)%
Leasing and equipment finance	15,314	15,083	231	1.5
Total	$83,354	$71,871	$11,483	16.0

N.M. Not meaningful.

Liquidity Management   TCF manages its liquidity position to ensure that the funding needs of depositors and borrowers are met promptly and in a cost-effective manner. Asset liquidity arises from the ability to convert assets to cash as well as from the maturity of assets. Liability liquidity results from the ability of TCF to attract a diversity of funding sources to promptly meet funding requirements.

Deposits are the primary source of TCF’s funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan and lease payments, proceeds from the discounting of leases and borrowings. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds, customer service and other factors. TCF’s deposit inflows and outflows have been and will continue to be affected by these factors. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under reverse repurchase agreements and, to a lesser extent, from other sources. At December 31, 2002, TCF had over $2.5 billion in unused capacity under these funding sources, which could be used to meet future liquidity needs. See “Borrowings.”

Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF’s wholly owned bank subsidiary, issuance of equity securities and borrowings under the Company’s $105 million bank line of credit and commercial paper program. TCF National Bank’s ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Undistributed earnings and profits at December 31, 2002 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes, and is generally not available for payment of cash dividends or other distributions to shareholders without incurring an income tax liability based on the amount of earnings removed and current tax rates.

Deposits   Checking, savings and money market deposits are an important source of low cost funds and fee income for TCF. Deposits totaled $7.7 billion at December 31, 2002, up $611 million from December 31, 2001. The increase in deposits is net of the impact of the previously noted branch sale with $17.1 million of deposits during 2002. Lower interest-cost checking, savings and money market deposits totaled $5.8 billion, up $1 billion from December 31, 2001, and comprised 75.1% of total deposits at December 31, 2002, compared with 67.3% of total deposits at December 31, 2001. The average balance of these deposits for 2002 was $5.3 billion, an increase of $997.8 million over the $4.3 billion average balance for 2001. Higher interest-cost certificates of deposit decreased $401.5 million from December 31, 2001 as a result of TCF’s disciplined pricing and availability of other lower-cost funding sources. TCF’s weighted-average rate for deposits, including non-interest-bearing deposits, was 1.02% at December 31, 2002, down from 1.49% at December 31, 2001.

Supermarket Banking   As previously noted, TCF continued to expand its supermarket banking franchise by opening 15 new branches during 2002. TCF now has 244 supermarket branches, up from 234 such branches a year ago. Supermarket banking continues to play an important role in TCF’s growth, as these branches have been consistent generators of account growth in both deposit and lending products. During the past year, the number of deposit accounts in TCF’s supermarket branches increased 8.9% to over 806,000 accounts and the balances increased 25.1% to $1.5 billion. The average rate on these deposits decreased from 1.23% at December 31, 2001 to .90% at December 31, 2002.

Additional information regarding TCF’s supermarket branches is displayed in the table below:

	At December 31,
(Dollars in thousands)	2002	2001	2000	1999	1998
Number of branches	244	234	213	195	160
Number of deposit accounts	806,276	740,457	646,084	551,536	406,146
Deposits:
Checking	$694,472	$591,000	$475,162	$354,074	$272,194
Savings	492,278	211,190	135,000	120,876	96,496
Money market	107,848	130,758	108,557	60,169	55,070
Subtotal	1,294,598	932,948	718,719	535,119	423,760
Certificates	223,073	279,777	354,891	290,579	194,456
Total deposits	$1,517,671	$1,212,725	$1,073,610	$825,698	$618,216
Average rate on deposits	.90%	1.23%	2.73%	2.24%	2.16%
Total fees and other revenue for the year	$160,204	$136,709	$112,043	$86,665	$53,482
Consumer loans outstanding	$369,393	$305,081	$233,393	$192,931	$108,213

Borrowings   Borrowings totaled $3.1 billion at December 31, 2002, up $87.3 million from year-end 2001. The increase was primarily due to increases in consumer loans, commercial loans, leasing and equipment finance and securities available for sale in excess of the increase in deposits and a decrease in residential real estate loans which increases reliance on borrowings. See Notes 12 and 13 of Notes to Consolidated Financial Statements for detailed information on TCF’s borrowings. Included in long-term borrowings at December 31, 2002 are $1.1 billion of fixed-rate FHLB advances and reverse repurchase agreements which are callable at par on certain anniversary dates and, for most, quarterly thereafter until maturity. If called, replacement funding will be provided by the counterparties at the then-prevailing market rate of interest for the remaining term-to-maturity of the advances, subject to standard terms and conditions. The weighted-average rate on borrowings decreased to 4.43% at December 31, 2002, from 4.85% at December 31, 2001. At December 31, 2002, borrowings with a maturity of one year or less totaled $977.1 million.

TCF does not utilize unconsolidated subsidiaries or special purpose entities to provide off-balance-sheet borrowings. See Note 20 of Notes to Consolidated Financial Statements for information relating to off-balance-sheet instruments.

Contractual Obligations and Commercial Commitments   As disclosed in the Notes to Consolidated Financial Statements, TCF has certain obligations and commitments to make future payments under contracts. At December 31, 2002, the aggregate contractual obligations (excluding bank deposits) and commercial commitments are as follows:

	Payments Due by Period
Contractual Obligations		Less than	1-3	4-5	After 5
(Dollars in thousands)	Total	1 year	Years	Years	Years
Total borrowings	$3,110,295	$842,051	$1,542,021	$303,723	$422,500
Annual rental commitments under non-cancelable operating leases	138,856	20,236	35,585	30,068	52,967
	$3,249,151	$862,287	$1,577,606	$333,791	$475,467

	Amount of Commitment — Expiration by Period
Other Commercial Commitments		Less than	1-3	4-5	After 5
(Dollars in thousands)	Total	1 year	Years	Years	Years
Commitments to lend:
Consumer	$1,154,133	$1,153,901	$111	$121	$—
Commercial	576,568	385,069	157,527	17,836	16,136
Leasing and equipment finance	67,006	67,006	—	—	—
Other	32,419	32,419	—	—	—
Total commitments to lend	1,830,126	1,638,395	157,638	17,957	16,136
Loans serviced with recourse	180,285	4,120	8,852	8,350	158,963
Standby letters of credit	20,869	13,317	2,862	4,690	—
	$2,031,280	$1,655,832	$169,352	$30,997	$175,099

Commitments to lend are agreements to lend a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral predominantly consists of residential and commercial real estate and personal property.

Loans serviced with recourse represent a contingent guarantee based upon the failure to perform by another party. These loans consist of Veterans Administration (“VA”) loans and loans sold with recourse to the Federal National Mortgage Association (“FNMA”). As is typical of a servicer of VA loans, TCF must cover any principal loss in excess of the VA’s guarantee if the VA elects its “no-bid” option upon the foreclosure of a loan. TCF has established a liability of $100,000 relating to the VA “no-bid” exposure on VA loans serviced with partial recourse at December 31, 2002 which was recorded in other liabilities. No claims have been made under the “no-bid” option during 2002 or 2001. Loans sold with recourse to FNMA represent residential real estate loans sold to FNMA prior to 1982. TCF no longer sells loans on a recourse basis, and thus has limited the amount of loans subject to this contingent guarantee. The contingent guarantee related to both types of recourse remains in effect for the duration of the loans and thus expires in various years through the year 2032. All loans sold with recourse are collateralized by residential real estate. Since conditions under which TCF would be required either to cover any principal loss in excess of the VA’s guarantee or repurchase the loan sold to FNMA may not materialize, the actual cash requirements are expected to be less than the amount provided in the table above.

Standby letters of credit are conditional commitments issued by TCF guaranteeing the  performance of a customer to a third party. The standby letters of credit expire in various years through the year 2007. Since the conditions under which TCF is required to fund the standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments. Collateral held on standby letters of credit primarily consists of commercial real estate mortgages.

Stockholders’ Equity   Stockholders’ equity at December 31, 2002 was $977 million, or 8% of total assets, up from $917 million, or 8.1% of total assets, at December 31, 2001. The increase in stockholders’ equity was primarily due to net income of $232.9 million for the year ended December 31, 2002, a $39.9 million increase in accumulated other comprehensive income and the $9.8 million repayment of all outstanding loans to the officers’ and directors’ deferred compensation plans, partially offset by the repurchase of 3.1 million shares of TCF’s common stock at a cost of $148 million and the payment of $86.4 million in dividends on common stock. Since January 1, 1998, the Company has repurchased 21.7 million shares of TCF’s common stock at an average cost of $31.71 per share. For the year ended December 31, 2002, average total equity to average assets was 7.91% compared to 7.78% for the year ended December 31, 2001. Dividends paid to common shareholders on a per share basis totaled $1.15 in 2002, an increase of 15% from $1.00 in 2001. TCF’s dividend payout ratio was 36.51% in 2002 and 37.04% in 2001. The Company’s primary funding sources for common dividends are dividends received from its subsidiary bank. At December 31, 2002, TCF and TCF National Bank exceeded their regulatory capital requirements and are considered “well-capitalized” under guidelines established by the Federal Reserve Board and the Office of the Comptroller of the Currency. See Notes 15 and 16 of Notes to Consolidated Financial Statements. TCF does not have any trust preferred securities or other quasi-equity instruments.

TCF has used stock options as a form of employee compensation only to a limited extent. At December 31, 2002, the amount of stock options outstanding was .41% of total shares outstanding.

Market Risk — Interest-Rate Risk   TCF’s results of operations are dependent to a large degree on its net interest income and its ability to manage its interest rate risk. Although TCF manages other risks, such as credit and liquidity risk, in the normal course of its business, the Company considers interest rate risk to be its most significant market risk. Since TCF does not hold a trading portfolio, the Company is not exposed to market risk from trading activities. The mismatch between maturities, interest rate sensitivities and prepayment characteristics of assets and liabilities results in interest rate risk. TCF, like most financial institutions, has a material interest rate risk exposure to changes in both short-term and long-term interest rates as well as variable interest rate indices (e.g., prime).

TCF’s Asset/Liability Management Committee manages TCF’s interest-rate risk based on interest rate expectations and other factors. The principal objective of TCF’s asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate risk and liquidity risk and facilitating the funding needs of the Company.

Although the measure is subject to a number of assumptions and is only one of a number of measurements, management believes that interest rate gap (difference between interest-earning assets and interest-bearing liabilities repricing within a given period) is an important indication of TCF’s exposure to interest rate risk and the related volatility of net interest income in a changing interest rate environment. While the interest rate gap measurement has some limitations, which include no assumptions regarding future asset or liability production and the possibility of a static interest rate environment which can result in large quarterly changes due to changes of the above items, interest rate gap calculates the net asset or liability sensitivity at a point in time. In addition to the interest rate gap analysis, management also utilizes a simulation model to measure and manage TCF’s interest rate risk, relative to a base case scenario.

The amounts in the maturity/rate sensitivity table on page 42 represent management’s estimates and assumptions. The amounts could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments, competition, a general rise or decline in interest rates, and the possibility that TCF’s counterparties will exercise its option to call certain of TCF’s longer-term callable borrowings. Decisions by management to purchase or sell assets, or retire debt could change the maturity/repricing and spread relationships. In addition, TCF’s interest-rate risk will increase during periods of rising interest rates due to slower prepayments on loans and mortgage-backed securities. TCF’s one-year adjusted interest rate gap was a positive $1.1 billion, or 9% of total assets, at December 31, 2002, compared with a positive $241.8 million, or 2% of total assets, at December 31, 2001. A positive interest rate gap position exists when the amount of interest-earning assets maturing or repricing, including assumed prepayments, within a particular time period exceeds the amount of interest-bearing liabilities maturing or repricing. The increase in the one-year gap reflects the current low interest rate environment in which TCF, and the banking industry as a whole, has experienced sharp increases in actual and forecasted prepayments of mortgage-backed securities, residential real estate loans, fixed-rate consumer and commercial real estate loans. Also impacting the gap is significant customer demand for variable-rate consumer and commercial loan products, in addition to the growth in deposits. TCF has managed this change by repositioning the balance sheet for a rising short-term interest rate environment. If interest rates remain at current levels or fall further, the net interest margin may compress and net interest income may decline.

TCF’s consumer and commercial loans (excluding loans at their floor rate) tied to a floating interest rate (prime or LIBOR) have increased $703 million in 2002. This is primarily due to TCF meeting customer demand by offering variable-rate loans. TCF has experienced growth in non-rate sensitive checking accounts and has experienced a lengthening of the maturity of certificates of deposit.

TCF’s net interest income is positioned to benefit from rising short-term rates due to a positive gap position. TCF would also likely benefit from an increase in short-term interest rates as this might signify that economic conditions are improving. An increase in short-term interest rates would affect TCF’s fixed-rate/variable-rate product origination mix and origination volumes and would likely slow prepayments.

While this positive gap may compress net interest income in the short-term or if the current interest rate environment continues for an extended period of time, TCF believes this positive gap to be warranted because current rates are well below historical averages and, consequently, there is a greater possibility over time of higher interest rates versus lower interest rates. However, if long-term interest rates remain stable or decrease, TCF could continue to experience an increase in prepayments of residential loans, mortgage-backed securities and mortgage servicing rights and may experience further compression of net interest margin or net interest income.

The following table summarizes TCF’s interest-rate gap position at December 31, 2002:

	Maturity/Rate Sensitivity
	Within	30 Days to	6 Months to	1 to 3
(Dollars in thousands)	30 Days	6 Months	1 Year	Years	3+ Years	Total
Interest-earning assets:
Loans held for sale	$346,341	$120,210	$9,924	$—	$—	$476,475
Securities available for sale (1)	91,387	409,120	395,087	728,409	802,791	2,426,794
Real estate loans (1)	44,330	479,118	403,702	512,546	360,648	1,800,344
Leasing and equipment finance (1)	41,543	177,544	189,985	455,467	174,501	1,039,040
Other loans (1)(2)	1,872,051	493,522	368,941	1,581,347	965,883	5,281,744
Investments	868	128,855	—	—	23,999	153,722
	2,396,520	1,808,369	1,367,639	3,277,769	2,327,822	11,178,119
Interest-bearing liabilities:
Checking deposits (3)	213,612	—	—	—	2,651,284	2,864,896
Savings deposits (3)	950,693	123,245	129,659	366,680	471,446	2,041,723
Money market deposits (3)	465,687	—	—	—	418,927	884,614
Certificate deposits	151,137	642,122	642,940	407,787	74,769	1,918,755
Short-term borrowings	842,051	—	—	—	—	842,051
Long-term borrowings (4)	217,193	54,995	29,091	1,340,906	626,059	2,268,244
	2,840,373	820,362	801,690	2,115,373	4,242,485	10,820,283
Interest-earning assets over (under)
Interest-bearing liabilities	$(443,853)	$988,007	$565,949	$1,162,396	$(1,914,663)	$357,836
Cumulative gap	$(443,853)	$544,154	$1,110,103	$2,272,499	$357,836	$357,836
Cumulative gap as a percentage of total assets:
At December 31, 2002	(4)%	4%	9%	19%	3%	3%
At December 31, 2001	(4)%	(1)%	2%	14%	3%	3%

(1)          Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience and third party projections.

(2)          At December 31, 2002, $1 billion of consumer variable rate loans were at their floor rate and were treated as fixed-rate for gap reporting purposes. At December 31, 2001, $892 million of consumer variable rate loans were at their floor rate and were treated as fixed-rate.

(3)          Includes non-interest bearing deposits. At December 31, 2002, 7% of checking deposits, 59% of savings deposits, and 53% of money market deposits are included in amounts repricing within one year. 18% of savings deposits are included in the “1 to 3 Years” category. All remaining  checking, savings and money market deposits are assumed to mature in the “3+ Years” category. While management believes that these assumptions are reasonable, no assurance can be given that amounts on deposit in checking, savings, and money market accounts will not significantly change or be repriced in the event of a general change in interest rates. At December 31, 2001, 8% of checking deposits, 34% of savings deposits, and 59% of money market deposits were included in amounts repricing within one year. 29% of savings deposits were included in the “1 to 3 Years” category.

(4)          Includes $1.1 billion of callable borrowings. At December 31, 2002, the contract rates on all callable borrowings exceeded current market rates.

As previously noted, TCF also utilizes simulation models to estimate the near-term effects (next twelve months) of changing interest rates on its net interest income. Net interest income simulation involves forecasting net interest income under a variety of scenarios, including the level of interest rates, the shape of the yield curve, and spreads between market interest rates. At December 31, 2002, net interest income is estimated to increase by 2.6%, compared with the base case scenario, over the next twelve months if interest rates were to sustain an immediate increase of 100 basis points. At December 31, 2001, net interest income was estimated to increase by .7%, compared with the base case scenario, assuming a similar change in interest rates. If interest rates were to decline by 100 basis points, net interest income is estimated to decrease by 2.8%, compared with the base case scenario, over the next twelve months. Simulations at December 31, 2001 projected a decrease in net interest income of 2%, compared with the base case scenario, assuming a similar change in interest rates.

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

Recent Accounting Developments   In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses the recognition and measurement of obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective January 1, 2003, with early adoption permitted. The Company plans to adopt SFAS No. 143 effective January 1, 2003 and does not expect the adoption of the statement to have a material effect on the financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities. Under SFAS No. 146, such costs will be recognized when the liability is incurred, rather than at the date of commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application permitted. Management is currently evaluating the impact of the adoption of SFAS No. 146 on its financial statements.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9,” which addresses accounting for purchases of certain financial institutions. SFAS No. 147 is effective October 1, 2002, with early application permitted. TCF does not have any goodwill that was subject to Statement No. 72 and therefore the provisions of Statement No. 147 required no change in classification or treatment of recorded goodwill.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123,” which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the requirements of SFAS No. 123 in January 2000 and SFAS No. 148 effective December 31, 2002 with no material effect on its financial statements.

Fourth Quarter Summary   In the fourth quarter of 2002, TCF had net income of $59.8 million, up 10.3% from $54.2 million in the fourth quarter of 2001. Diluted earnings per common share was 82 cents for the fourth quarter of 2002, compared to 72 cents for the fourth quarter of 2001. TCF opened 12 new branches in the fourth quarter of 2002, of which four were supermarket branches.

Net interest income was $126.6 million and $125.7 million for the quarter ended December 31, 2002 and 2001 respectively. The net interest margin was 4.59% and 4.74% for the fourth quarter of 2002 and 2001, respectively. TCF’s net interest income improved by $877,000, or .7% over the fourth quarter of 2001. TCF’s net interest income improvement was due to an increase of $12.3 million due to volume changes, partially offset by a decrease of $11.4 million due to lower interest rates over the 2001 fourth quarter.

TCF provided $4.1 million for credit losses in the fourth quarter of 2002, compared with $7 million in the fourth quarter of 2001. Net loan and lease charge-offs were $3.2 million, or .16% of average loans and leases outstanding, compared with $5.6 million, or .27% of average loans and leases outstanding during the same 2001 period. The decrease in the provision and net loan and lease charge-offs from 2001 reflects the impact of decreased charge-offs in the leasing and equipment finance portfolio.

Non-interest income, excluding gains on sales of securities available for sale, increased $10.4 million, or 10.9%, during the fourth quarter of 2002 to $106.1 million. The increase was primarily due to increased fees and service charges, investments and insurance commissions and debit card and ATM revenue, reflecting TCF’s expanding retail banking and customer base.

Non-interest expense increased $9.5 million, or 7.3%, in the fourth quarter of 2001 to $141 million. The increases were primarily due to costs associated with expanded retail banking and mortgage banking activities.

In the fourth quarter of 2002, the effective income tax rate was reduced to 33.93% of income before tax expense for the quarter due to the favorable resolution of uncertainties during tax examinations.

Earnings Teleconference and Website Information   TCF hosts quarterly conference calls to discuss its financial results.  Additional information regarding TCF’s conference calls can be obtained from the investor relations section within TCF’s web site at www.tcfexpress.com or by contacting TCF’s Corporate Communications Department at (952) 745-2760. The website also includes free access to company news releases, TCF’s annual report, quarterly reports, investor presentations and SEC filings.

Legislative, Legal and Regulatory Developments

Federal and state legislation imposes numerous legal and regulatory requirements on financial institutions. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on TCF and its bank and other subsidiaries.

The Federal Deposit Insurance Corporation (“FDIC”) and members of the United States Congress have recently proposed new legislation that would reform the bank deposit insurance system. This reform could merge BIF and SAIF insurance funds, increase the deposit insurance coverage limits and index future coverage limitations, among other changes. Most significantly, reform proposals could allow the FDIC to raise or lower (within certain limits) the currently mandated designated reserve ratio requiring the FDIC to maintain a 1.25% reserve ratio ($1.25 against $100 of insured deposits), and require certain changes in the calculation methodology. Although it is too early to predict the ultimate impact of such proposals, they could, if adopted, result in the imposition of additional deposit insurance premium costs on TCF.

On July 30, 2002, the Sarbanes-Oxley Act of 2002 (“the Act”) was signed into law by the President of the United States. The Act provides for sweeping changes dealing with corporate governance, accounting practices and disclosure requirements for public companies, and also for their directors and officers. Section 302 of the Act, entitled “Corporate Responsibility for Financial Reports,” required the SEC to adopt rules to implement certain requirements noted in the Act and it did so effective August 29, 2002. The new rules require a company’s chief executive and chief financial officers to certify the financial and other information included in the company’s quarterly and annual reports. The rules also require these officers to certify that they are responsible for establishing, maintaining and regularly evaluating the effectiveness of the company’s disclosure controls and procedures; that they have made certain disclosures to the auditors and to the audit committee of the board of directors about the company’s controls and procedures; and that they have included information in their quarterly and annual filings about their evaluation and whether there have been significant changes to the controls and procedures or other factors which would significantly impact these controls subsequent to their evaluation.

In September 2002, the Securities and Exchange Commission (“SEC”) issued its final ruling covering the acceleration of periodic report filing dates. The rule applies to all companies, including TCF, that have a public float of at least $75 million that have been subject to the SEC’s reporting requirements for at least 12 calendar months and that have previously filed at least one annual report. For companies meeting the definition of accelerated filer as of the end of their first fiscal year ending on or after December 15, 2002, the annual report deadline will remain 90 days for year one and will then be reduced 15 days per year over two years to 60 days. The quarterly report on Form 10-Q will remain due 45 days after quarter end for year one and will then be reduced five days per year over two years to 35 days.

Non-GAAP Financial Measures

In analyzing results, TCF may utilize or make reference to various non-GAAP financial measures. The use of these non-GAAP financial measures is intended to provide more meaningful information related to TCF’s consolidated financial condition and results of operations and is summarized as follows:

“Top-line revenue” Top-line revenue consists of net interest income plus fees and other revenues. These amounts are reported separately in the consolidated statements of income. This measure is intended to represent revenues from core operations for TCF and exclude certain components of non-interest income which generally occur less frequently and are not derived from ongoing customer transactions including: gains on sales of securities available for sale, branches, loan servicing and subsidiaries and title insurance revenues. TCF believes “Top-line revenue” is a meaningful measurement of core business revenues.

“Power Assets® and Power Liabilities®” Power Assets and Power Liabilities are names associated with certain subtotals already present on the consolidated statements of financial condition. Power Assets represent the subtotal of all consumer, commercial real estate, commercial business, and leasing and equipment finance loans and leases. Power Liabilities is synonymous with total deposits and thus includes all checking, savings, money market, and certificate deposits. Growth in Power Assets leads to improved net interest income as the margin on such loans is greater than other investment alternatives. Growth in Power Liabilities will benefit net interest income by allowing TCF to reduce higher cost borrowings and generally is the starting point to a customer’s use of other TCF products and services.

“Return on average realized common equity” Return on average realized common equity (“RORE”) is computed by taking annualized net income from the consolidated statements of income and dividing it by average common stockholders’ equity, excluding accumulated other comprehensive income (loss), for the period. The comparable GAAP financial measure is return on average common equity (“ROE”) which is reported along with RORE. TCF believes the use of RORE more accurately reflects the return on the common equity of the Company, and removes the volatility that is present in the ROE computation resulting from the inclusion of net unrealized gains (losses) on securities available for sale which can fluctuate significantly from period- to-period due to changes in the fair value of such securities.

Forward-Looking Information

This Annual Report and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, may contain “forward-looking” statements that deal with future results, plans or performance. In addition, TCF’s management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. TCF’s future results may differ materially from historical performance and forward-looking statements about TCF’s expected financial results or other plans are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; ability to increase the number of checking accounts and the possibility that deposit account losses (fraudulent checks, etc.) may increase; reduced demand for financial services and loan and lease products; adverse developments affecting TCF’s supermarket banking relationships or any of the supermarket chains in which TCF maintains supermarket branches; changes in accounting policies or guidelines, or monetary and fiscal policies of the federal government; changes in credit and other risks posed by TCF’s loan, lease and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; the risk that TCF could be unable to effectively manage the volatility of its mortgage banking business, which could adversely affect earnings; results of litigation or other significant uncertainties.

Consolidated Statements of Financial Condition

	At December 31,
(Dollars in thousands, except per-share data)	2002	2001
ASSETS
Cash and due from banks	$416,397	$386,700
Investments	153,722	155,942
Securities available for sale	2,426,794	1,584,661
Loans held for sale	476,475	451,609
Loans and leases:
Consumer	3,005,882	2,509,333
Commercial real estate	1,835,788	1,622,461
Commercial business	440,074	422,381
Leasing and equipment finance	1,039,040	956,737
Subtotal	6,320,784	5,510,912
Residential real estate	1,800,344	2,733,290
Total loans and leases	8,121,128	8,244,202
Allowance for loan and lease losses	(77,008)	(75,028)
Net loans and leases	8,044,120	8,169,174
Premises and equipment	243,452	215,237
Goodwill	145,462	145,462
Deposit base intangibles	7,573	9,244
Mortgage servicing rights	62,644	58,261
Other assets	225,430	182,425
	$12,202,069	$11,358,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Checking	$2,864,896	$2,536,865
Savings	2,041,723	1,290,816
Money market	884,614	951,033
Subtotal	5,791,233	4,778,714
Certificates	1,918,755	2,320,244
Total deposits	7,709,988	7,098,958
Short-term borrowings	842,051	719,859
Long-term borrowings	2,268,244	2,303,166
Total borrowings	3,110,295	3,023,025
Accrued expenses and other liabilities	404,766	319,699
Total liabilities	11,225,049	10,441,682
Stockholders’ equity:
Preferred stock, par value $.01 per share, 30,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $.01 per share, 280,000,000 shares authorized; 92,638,937 and 92,719,544 shares issued	926	927
Additional paid-in capital	518,813	520,940
Retained earnings, subject to certain restrictions	1,111,955	965,454
Accumulated other comprehensive income	46,102	6,229
Treasury stock at cost, 18,783,051 and 15,787,716 shares, and other	(700,776)	(576,517)
Total stockholders’ equity	977,020	917,033
	$12,202,069	$11,358,715

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

	Year Ended December 31,
(In thousands, except per-share data)	2002	2001	2000
INTEREST INCOME:
Loans and leases	$585,693	$681,110	$700,325
Securities available for sale	118,272	112,267	99,185
Loans held for sale	22,464	24,266	17,130
Investments	6,934	8,966	10,041
Total interest income	733,363	826,609	826,681

INTEREST EXPENSE:
Deposits	95,386	162,727	197,094
Borrowings	138,752	182,660	191,051
Total interest expense	234,138	345,387	388,145
Net interest income	499,225	481,222	438,536
Provision for credit losses	22,006	20,878	14,772
Net interest income after provision for credit losses	477,219	460,344	423,764

NON-INTEREST INCOME:
Fees and service charges	226,051	195,162	166,394
Debit card revenue	46,224	40,525	30,614
ATM revenue	45,342	45,768	47,333
Investments and insurance commissions	15,781	11,535	12,266
Subtotal	333,398	292,990	256,607
Leasing and equipment finance	51,628	45,730	38,442
Mortgage banking	6,979	12,042	10,519
Other	13,339	16,545	17,895
Fees and other revenue	405,344	367,307	323,463
Gains on sales of securities available for sale	11,536	863	—
Gains on sales of branches	1,962	3,316	12,813
Other non-interest income	13,498	4,179	12,813
Total non-interest income	418,842	371,486	336,276

NON-INTEREST EXPENSE:
Compensation and employee benefits	295,787	267,716	239,544
Occupancy and equipment	83,131	78,774	74,938
Advertising and promotions	21,894	20,909	19,181
Amortization of goodwill	—	7,777	7,706
Other	137,557	126,820	115,833
Total non-interest expense	538,369	501,996	457,202
Income before income tax expense	357,692	329,834	302,838
Income tax expense	124,761	122,512	116,593
Net income	$232,931	$207,322	$186,245

EARNINGS PER COMMON SHARE:
Basic	$3.17	$2.73	$2.37
Diluted	$3.15	$2.70	$2.35
DIVIDENDS DECLARED PER COMMON SHARE	$1.15	$1.00	$.825

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

(Dollars in thousands)	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock and Other	Total
BALANCE, DECEMBER 31, 1999	92,804,205	$928	$500,797	$715,461	$(47,382)	$(360,822)	$808,982
Comprehensive income:
Net income	—	—	—	186,245	—	—	186,245
Other comprehensive income	—	—	—	—	37,514	—	37,514
Comprehensive income	—	—	—	186,245	37,514	—	223,759
Dividends on common stock	—	—	—	(66,101)	—	—	(66,101)
Issuance of 37,259 shares to effect purchase acquisition	—	—	417	—	—	963	1,380
Repurchase of 3,243,800 shares	—	—	—	—	—	(73,824)	(73,824)
Issuance of 1,319,896 shares	—	—	(7,716)	—	—	7,716	—
Cancellation of shares	(48,546)	—	(1,262)	—	—	386	(876)
Amortization of deferred compensation	—	—	—	—	—	9,375	9,375
Exercise of stock options, 283,036 shares	—	—	(81)	—	—	7,337	7,256
Issuance of stock options	—	—	1	—	—	—	1
Change in shares held in trust for deferred compensation plans, at cost	—	—	15,842	—	—	(15,842)	—
Purchase of TCF stock to fund the Employees Stock Purchase Plan, net	—	—	684	—	—	—	684
Loan to deferred compensation plans	—	—	—	—	—	(416)	(416)
BALANCE, DECEMBER 31, 2000	92,755,659	928	508,682	835,605	(9,868)	(425,127)	910,220
Comprehensive income:
Net income	—	—	—	207,322	—	—	207,322
Other comprehensive income	—	—	—	—	16,097	—	16,097
Comprehensive income	—	—	—	207,322	16,097	—	223,419
Dividends on common stock	—	—	—	(77,473)	—	—	(77,473)
Repurchase of 3,670,107 shares	—	—	—	—	—	(148,043)	(148,043)
Issuance of 262,340 shares	—	—	3,057	—	—	(3,057)	—
Cancellation of shares	(36,115)	(1)	(1,484)	—	—	646	(839)
Amortization of deferred compensation	—	—	15	—	—	11,049	11,064
Exercise of stock options, 86,677 shares	—	—	885	—	—	2,405	3,290
Change in shares held in trust for deferred compensation plans, at cost	—	—	9,744	—	—	(9,744)	—
Purchase of TCF stock to fund the Employees Stock Purchase Plan, net	—	—	41	—	—	—	41
Loan to deferred compensation plans	—	—	—	—	—	(4,646)	(4,646)
BALANCE, DECEMBER 31, 2001	92,719,544	927	520,940	965,454	6,229	(576,517)	917,033
Comprensive income:
Net income	—	—	—	232,931	—	—	232,931
Other comprehensive income	—	—	—	—	39,873	—	39,873
Comprehensive income	—	—	—	232,931	39,873	—	272,804
Dividends on common stock	—	—	—	(86,430)	—	—	(86,430)
Repurchase of 3,108,341 shares	—	—	—	—	—	(148,030)	(148,030)
Issuance of 61,440 shares	—	—	1,139	—	—	(1,139)	—
Cancellation of shares	(80,607)	(1)	(3,586)	—	—	742	(2,845)
Amortization of deferred compensation	—	—	28	—	—	11,590	11,618
Exercise of stock options, 51,656 shares	—	—	1,536	—	—	1,551	3,087
Change in shares held in trust for deferred compensation plans, at cost	—	—	(1,244)	—	—	1,244	—
Repayment of loans to deferred compensation plans	—	—	—	—	—	9,783	9,783
BALANCE, DECEMBER 31, 2002	92,638,937	$926	$518,813	$1,111,955	$46,102	$(700,776)	$977,020

See accompanying notes to consolidated financial statements.

page 48-49

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$232,931	$207,322	$186,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,772	46,599	44,419
Mortgage servicing rights amortization and impairment	35,374	20,964	5,326
Provision for credit losses	22,006	20,878	14,772
Proceeds from sales of loans held for sale	2,703,744	2,135,218	611,123
Principal collected on loans held for sale	15,814	12,469	9,885
Originations and purchases of loans held for sale	(2,734,741)	(2,375,396)	(649,750)
Net (increase) decrease in other assets and accrued expenses and other liabilities	43,091	91,612	(1,854)
Gains on sales of assets	(13,900)	(4,393)	(12,813)
Other, net	(20,141)	(9,885)	(5,250)
Total adjustments	92,019	(61,934)	15,858
Net cash provided by operating activities	324,950	145,388	202,103

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal collected on loans and leases	3,434,153	3,352,341	2,162,839
Originations and purchases of loans	(2,984,568)	(2,719,682)	(2,320,239)
Purchases of equipment for lease financing	(470,917)	(449,231)	(579,595)
Proceeds from sales of securities available for sale	485,406	33,645	—
Proceeds from maturities of and principal collected on securities available for sale	718,431	398,316	176,905
Purchases of securities available for sale	(1,973,974)	(587,324)	(314)
Net (increase) decrease in Federal Home Loan Bank stock	3,126	(18,927)	(4,671)
Purchases of premises and equipment	(60,279)	(44,682)	(50,973)
Sales of deposits, net of cash paid	(15,206)	(26,958)	(82,097)
Loans to deferred compensation plans, net	9,783	(4,646)	(416)
Other, net	92	(15,544)	23,047
Net cash used by investing activities	(853,953)	(82,692)	(675,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	628,142	237,180	402,731
Net increase (decrease) in short-term borrowings	122,192	(178,836)	(168,287)
Proceeds from long-term borrowings	52,462	677,334	954,252
Payments on long-term borrowings	(11,665)	(579,529)	(619,250)
Purchases of common stock	(148,030)	(148,043)	(73,824)
Dividends on common stock	(86,430)	(77,473)	(66,101)
Other, net	2,029	1,364	6,635
Net cash provided (used) by financing activities	558,700	(68,003)	436,156
Net increase (decrease) in cash and due from banks	29,697	(5,307)	(37,255)
Cash and due from banks at beginning of year	386,700	392,007	429,262
Cash and due from banks at end of year	$416,397	$386,700	$392,007

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for:
Interest on deposits and borrowings	$234,046	$352,903	$377,430
Income taxes	$87,899	$24,128	$89,852
Transfer of loans and leases to other assets	$51,713	$33,447	$16,580

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.   Summary of Signiﬁcant Accounting Policies

Basis of Presentation   The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation (“TCF” or the “Company”) is a national financial holding company engaged primarily in community banking, mortgage banking and leasing and equipment finance through its wholly owned subsidiary, TCF National Bank. TCF National Bank owns leasing and equipment finance, mortgage banking, brokerage and investment and insurance sales, and real estate investment trusts (“REIT”) subsidiaries. These subsidiaries are consolidated with TCF National Bank and are therefore included in the consolidated financial statements of TCF Financial Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made to prior years’ financial statements to conform to the current year presentation. For Consolidated Statements of Cash Flows purposes, cash and cash equivalents include cash and due from banks.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CRITICAL ACCOUNTING POLICIES

Critical accounting policies are dependent on estimates that are particularly susceptible to significant change. TCF’s critical accounting policies include the determination of the allowance for loan and lease losses, mortgage servicing rights and income taxes.

Allowance for Loan and Lease Losses   The allowance for loan and lease losses is maintained at a level believed to be appropriate by management to provide for probable loan and lease losses inherent in the portfolio as of the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. Management’s judgment as to the amount of the allowance, including the allocated and unallocated elements, is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of impaired and non-performing assets, historical net charge-off amounts, geographic location, prevailing economic conditions and other relevant factors. Impaired loans include all non-accrual and restructured commercial real estate and commercial business loans and equipment financings. Consumer and residential real estate loans and lease financings are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of the expected future cash flows discounted at the loan’s initial effective interest rate or the fair value of the collateral for collateral-dependent loans. Residential loans, consumer loans, and smaller-balance commercial loans and lease and equipment financings are segregated by loan type and sub-type, and are evaluated on a group basis. Loans and leases are charged off to the extent they are deemed to be uncollectible. The amount of the allowance for loan and lease losses is highly dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

Mortgage Servicing Rights   TCF records a mortgage servicing rights asset for its right to service mortgage loans it has sold to third parties but continues to service for a fee. The total cost of loans sold is allocated between the loans sold and the servicing rights retained based on the relative fair values of each. Mortgage servicing rights are initially recorded at cost and are subsequently carried at the lower of cost, adjusted for amortization, or estimated fair value. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

TCF periodically evaluates its capitalized mortgage servicing rights for impairment. Loan type and note rate are the predominant risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment. The fair value of mortgage servicing rights is estimated by calculating the present value of estimated future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and other economic factors. The expected and actual rate of mortgage loan prepayments are the most significant factors driving the value of mortgage servicing rights.

Adjustments to the mortgage servicing rights valuation allowance for other than permanent impairment are recorded in mortgage banking revenues. Permanent impairment is recognized as a write-down of the mortgage servicing rights and the related valuation allowance.

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

Securities Available for Sale   Securities available for sale are carried at fair value with the unrealized holding gains or losses, net of related deferred income taxes, reported as accumulated other comprehensive income (loss), which is a separate component of stockholders’ equity. Cost of securities sold is determined on a specific identification basis and gains or losses on sales of securities available for sale are recognized at trade dates. Declines in the value of securities available for sale that are considered other than temporary are recorded in non-interest income as a loss on securities available for sale. Discounts and premiums on securities available for sale are amortized using methods which approximate a level yield over the life of the security.

Loans Held for Sale   Loans held for sale include residential mortgage and education loans. Residential mortgage loans held for sale are carried at the lower of cost or market as adjusted for the effects of fair value hedges using quoted market prices. See Note 19 for additional information concerning derivative instruments and hedging activities. Education loans held for sale are carried at the lower of cost or market. Net fees and costs associated with originating and acquiring loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale. Gains on sales are recorded at the settlement date and cost is determined on a specific identification basis.

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

Lease financings include direct financing and sales-type leases as well as leveraged leases. Leases that transfer substantially all of the benefits and risks of equipment ownership to the lessee are classified as direct financing or sales-type leases and are included in loans and leases. Direct financing and sales-type leases are carried at the combined present value of the future minimum lease payments and the lease residual value. The lease residual value represents the estimated fair value of the leased equipment at the termination of the lease. Lease residual values are reviewed on an ongoing basis and any downward revisions are recorded in the periods in which they become known. Interest income on direct financing and sales-type leases is recognized using methods which approximate a level yield over the term of the leases. Sales-type leases generate dealer profit which is recognized at lease inception by recording lease revenue net of the lease cost. Lease revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Lease cost consists of the leased equipment’s book value, less the present value of its residual. Investments in leveraged leases are the sum of all lease payments (less nonrecourse debt payments) plus estimated residual values, less unearned income. Income from leveraged leases is recognized using a method which approximates a level yield over the term of the leases based on the unrecovered equity investment.

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

Other Real Estate Owned   Other real estate owned is recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to other real estate owned. If the fair value of an asset minus the estimated costs to sell should decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in other non-interest expense.

Investments in Affordable Housing   Investments in affordable housing consist of investments in limited partnerships that operate qualified affordable housing projects or that invest in other limited partnerships formed to operate affordable housing projects. TCF generally utilizes the effective yield method to account for these investments with the tax credits net of the amortization of the investment reflected in the Consolidated Statements of Income as a reduction of income tax expense, however, depending on circumstances, the equity or cost methods may be utilized. The amount of the investment along with any unfunded equity contributions which are unconditional and legally binding are recorded in other assets. A liability for the unfunded equity contributions is recorded in other liabilities. At December 31, 2002, TCF’s investments in affordable housing were $27.2 million, compared with $2.1 million at December 31, 2001.

Intangible Assets   On January 1, 2002, TCF adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead tested for impairment annually. Upon adoption of SFAS No. 142, TCF performed impairment testing and concluded that goodwill was not impaired. Deposit based intangibles are amortized over 10 years on an accelerated basis. The Company reviews the recoverability of the carrying values of these assets annually or whenever an event occurs indicating that they may be impaired. See Note 9 for additional information concerning intangible assets and goodwill.

Stock-Based Compensation   Effective January 1, 2000, TCF adopted prospectively the recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” for stock-based grants beginning in 2000. Under SFAS No. 123, the fair value of an option or similar equity instrument on the date of grant is amortized to expense over the vesting period of the grant. TCF applied the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended, for stock-based transactions through December 31, 1999. Accordingly, no compensation expense has been recognized for any stock option grants made prior to 2000. Compensation expense for restricted stock under SFAS No. 123 and APB Opinion No. 25 is recorded over the vesting periods. The amount of stock option grants accounted for under APB Opinion No. 25 and the related pro-forma impact on net income and earnings per share had the recognition provisions of SFAS No. 123 been applied to such grants during 2002, 2001 and 2000 is not material. See Note 17 for additional information concerning stock-based compensation.

Derivative Financial Instruments   TCF utilizes derivative financial instruments to meet the ongoing credit needs of its customers and in order to manage the market exposure of its residential loans held for sale and its commitments to extend credit for residential loans. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments. TCF does not use derivatives to manage its interest rate risk position. See Notes 19 and 20 for additional information concerning these derivative financial instruments.

2.    Cash and Due from Banks

At December 31, 2002, TCF was required by Federal Reserve Board (“FRB”) regulations to maintain reserve balances of $43.7 million in cash on hand or at various Federal Reserve Banks.

3.    Investments

The carrying values of investments, which approximate their fair values, consist of the following:

	At December 31,
(In thousands)	2002	2001
Federal Home Loan Bank stock, at cost	$128,855	$131,181
Federal Reserve Bank stock, at cost	23,999	23,847
Interest-bearing deposits with banks	868	914
	$153,722	$155,942

The carrying values and yields on investments at December 31, 2002, by contractual maturity, are shown below:

(Dollars in thousands)	Carrying Value	Yield
Due in one year or less	$868	1.57%
No stated maturity (1)	152,854	4.49
	$153,722	4.47

(1) Balance represents FRB and Federal Home Loan Bank (“FHLB”) stock, required regulatory investments.

4.    Securities Available for Sale

Securities available for sale consist of the following:

	At December 31,
	2002				2001
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Mortgage-backed securities:
Federal agencies	$2,341,549	$73,225	$(35)	$2,414,739	$1,547,374	$11,691	$(979)	$1,558,086
Private issuer and collateralized mortgage obligations	12,178	4	(877)	11,305	26,828	90	(993)	25,925
Other securities	750	—	—	750	650	—	—	650
	$2,354,477	$73,229	$(912)	$2,426,794	$1,574,852	$11,781	$(1,972)	$1,584,661
Weighted-average yield	5.96%				6.55%

Gross gains of $11.5 million and $863,000 were recognized on sales of securities available for sale during 2002 and 2001, respectively. There were no sales of securities available for sale in 2000. Mortgage-backed securities aggregating $867.7 million were pledged as collateral to secure certain deposits and borrowings at December 31, 2002. See Notes 12 and 13 for additional information regarding securities pledged as collateral to secure certain borrowings.

5.    Loans Held for Sale

Loans held for sale consist of the following:

	At December 31,
(In thousands)	2002	2001
Residential mortgage loans	$277,395	$286,552
Education loans	199,080	165,057
	$476,475	$451,609

6.    Loans and Leases

Loans and leases consist of the following:

	At December 31,		Percentage
(Dollars in thousands)	2002	2001	Change
Consumer:
Home equity	$2,955,644	$2,443,788	20.9%
Other secured	33,411	43,433	(23.1)
Unsecured	16,827	22,112	(23.9)
	3,005,882	2,509,333	19.8
Commercial:
Commercial real estate:
Permanent	1,639,860	1,444,484	13.5
Construction and development	195,928	177,977	10.1
	1,835,788	1,622,461	13.1
Commercial business	440,074	422,381	4.2
	2,275,862	2,044,842	11.3
Leasing and equipment finance:
Equipment finance loans	289,558	271,398	6.7
Lease financings:
Direct financing leases	758,169	691,899	9.6
Sales-type leases	30,346	36,272	(16.3)
Lease residuals	35,375	33,860	4.5
Unearned income and deferred lease costs	(95,927)	(94,300)	1.7
Investment in leveraged leases	21,519	17,608	22.2
	749,482	685,339	9.4
	1,039,040	956,737	8.6
Total consumer, commercial and leasing and equipment finance	6,320,784	5,510,912	14.7
Residential real estate	1,800,344	2,733,290	(34.1)
	$8,121,128	$8,244,202	(1.5)

At December 31, 2002 and 2001, the recorded investment in loans that were considered to be impaired was $12.1 million and $18.8 million, respectively. The related allowance for loan losses at those dates was $5.5 and $5 million, respectively. All of the impaired loans were on non-accrual status. There were no impaired loans at December 31, 2002 or 2001 which did not have a related allowance for loan losses. The average recorded investment in impaired loans during the years ended December 31, 2002, 2001 and 2000 was $14.7 million, $9.9 million and $4.5 million, respectively. For the year ended December 31, 2002, 2001 and 2000, TCF recognized interest income on impaired loans of $92,000, $29,000 and $40,000, all of which was recognized using the cash basis method of income recognition.

At December 31, 2002, 2001 and 2000, loans and leases on non-accrual status totaled $43.6 million, $52 million and $35.2 million, respectively. Had the loans and leases performed in accordance with their original terms for 2002, 2001 and 2000, TCF would have recorded gross interest income of $4.3 million, $5.4 million and $3.9 million, respectively, for these loans and leases. Interest income of $1.2 million, $1.7 million and $1.6 million has been recorded on these loans and leases for the years ended December 31, 2002, 2001 and 2000, respectively.

At December 31, 2002 and 2001, TCF had no loans outstanding with terms that had been modified in troubled debt restructurings. There were no material commitments to lend additional funds to customers whose loans or leases were classified as non-accrual at December 31, 2002.

The aggregate amount of loans to non-management directors of TCF and their related interests was $35.3 million and $31.8 million at December 31, 2002 and 2001, respectively. During 2002, $5.1 million of new loans were made and repayments of such loans totaled $1.6 million. All loans to outside directors and their related interests were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate amount of loans to executive officers of TCF was $25,000 and $9.1 million at December 31, 2002 and 2001, respectively. Included in these amounts were loans made to the Executive Deferred Compensation Plan trustee on behalf of the executive officers. During 2002, TCF’s Board of Directors decided to eliminate the loan feature from its officers’ and directors’ deferred compensation plans and requested and received repayment in full of all outstanding loans totaling $9.8 million. The deferred compensation plans sold 166,665 shares of TCF common stock owned by plan participants to repay the outstanding loans to the plans. See Note 15 for additional information regarding loans to the deferred compensation plan. In the opinion of management, the above mentioned loans to outside directors and their related interests and executive officers do not represent more than a normal credit risk of collection.

The investment in leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of the leased assets, less related unearned income. TCF has no general obligation for principal and interest on notes representing third-party participation related to leveraged leases; such notes, which totaled $34.6 million at December 31, 2002, are recorded as an offset against the related rental receivable. As the equity owner in a leveraged lease, TCF is taxed on total lease payments received and is entitled to tax deductions based on the cost of the leased assets and tax deductions for interest paid to third-party participants. A portion of the investment in leveraged leases at December 31, 2002 included a 100% equity interest in a Boeing 767-300 aircraft on lease to Delta Airlines in the United States. This leveraged lease has renewal and purchase options by the lessee at the end of the 9.75 year lease term. The aircraft is in service, the lessee is current on the lease payments and the lease expires in 2010. This lease represents TCF’s only material direct exposure to the commercial airline industry.

TCF’s net investment in leveraged leases is comprised of the following:

	At December 31,
(In thousands)	2002	2001
Rental receivable (net of principal and interest on non-recourse debt)	$12,758	$10,134
Estimated residual value of leased assets	18,679	18,056
Less: Unearned income	(9,918)	(10,582)
Investment in leveraged leases	21,519	17,608
Less: Deferred taxes	(9,005)	(5,568)
Net investment in leveraged leases	$12,514	$12,040

Future minimum lease payments for direct financing and sales-type leases as of December 31, 2002 are as follows:

		Payments to
	Payments to	be Received by Other
	be Received	Financial
(In thousands)	by TCF	Institutions	Total
2003	$234,284	$67,657	$301,941
2004	166,718	37,902	204,620
2005	121,478	9,632	131,110
2006	79,304	739	80,043
2007	46,242	—	46,242
Thereafter	24,559	—	24,559
	$672,585	$115,930	$788,515

7.     Allowance for Loan and Lease Losses

Following is a summary of the allowance for loan and lease losses and selected statistics:

	Year Ended December 31,
(Dollars in thousands)	2002	2001	2000
Balance at beginning of year	$75,028	$66,669	$55,755
Provision for credit losses	22,006	20,878	14,772
Charge-offs	(24,361)	(16,951)	(9,701)
Recoveries	4,335	4,432	5,843
Net charge-offs	(20,026)	(12,519)	(3,858)
Balance at end of year	$77,008	$75,028	$66,669
Ratio of net loan and lease charge-offs to average loans and leases outstanding	.25%	.15%	.05%
Allowance for loan and lease losses as a percentage of total loans and leases at year end	.95	.91	.78

8.    Premises and Equipment

Premises and equipment are summarized as follows:

	At December 31,
(In thousands)	2002	2001
Land	$62,226	$48,549
Office buildings	155,954	143,681
Leasehold improvements	39,208	36,539
Furniture and equipment	213,759	196,283
	471,147	425,052
Less accumulated depreciation and amortization	227,695	209,815
	$243,452	$215,237

TCF leases certain premises and equipment under operating leases. Net lease expense was $20.8 million, $20.7 million and $20.3 million in 2002, 2001 and 2000, respectively.

At December 31, 2002, the total annual minimum lease commitments for operating leases were as follows:

(In thousands)
2003	$20,236
2004	18,631
2005	16,954
2006	15,902
2007	14,166
Thereafter	52,967
$138,856

9.    Goodwill and Other Intangible Assets

Goodwill and other intangible assets are summarized as follows:

	As of December 31,
	2002			2001
	Gross	Accumulated	Net	Gross	Accumulated	Net
(In thousands)	Amount	Amortization	Amount	Amount	Amortization	Amount
Amortizable intangible assets:
Mortgage servicing rights, net	$92,525	$29,881	$62,644	$76,782	$18,521	$58,261
Deposit base intangibles	21,180	13,607	7,573	21,180	11,936	9,244
Total	$113,705	$43,488	$70,217	$97,962	$30,457	$67,505
Unamortizable intangible assets:
Goodwill (included in Banking Segment)	$145,462		$145,462	$145,462		$145,462

Amortization expense for intangible assets was $24.5 million and $26.3 million for the years ended December 31, 2002 and 2001, respectively. The following table shows the estimated future amortization expense for intangible assets based on existing asset balances and the interest rate environment as of December 31, 2002. The Company’s actual amortization expense in any given period may be significantly different from the estimated amounts depending upon the addition of new intangible assets, changes in mortgage interest rates, prepayment rates and market conditions.

(In thousands)	Mortgage Servicing	Deposit Base
Estimated Amortization Expense:	Rights	Intangibles	Total
For the year ended December 31, 2003	$16,899	$1,666	$18,565
For the year ended December 31, 2004	13,519	1,662	15,181
For the year ended December 31, 2005	10,815	1,659	12,474
For the year ended December 31, 2006	8,652	1,630	10,282
For the year ended December 31, 2007	6,922	913	7,835

10.     Mortgage Banking

The activity in mortgage servicing rights and the related valuation allowance is summarized as follows:

	Year Ended December 31,
(In thousands)	2002	2001	2000
Mortgage servicing rights at beginning of year	$63,607	$41,032	$23,560
Purchases and originations	39,757	39,139	22,798
Amortization	(22,874)	(16,564)	(5,326)
Impairment write-down	(8,500)	—	—
Mortgage servicing rights at end of year	71,990	63,607	41,032
Valuation allowance at beginning of year	5,346	946	946
Provision for impairment	12,500	4,400	—
Impairment write-down	(8,500)	—	—
Valuation allowance at end of year	9,346	5,346	946
Mortgage servicing rights, net	$62,644	$58,261	$40,086

Mortgage banking revenue consists of the following:

	Year Ended December 31,
(Dollars in thousands)	2002	2001	2000
Servicing income	$20,443	$16,932	$12,642
Less mortgage servicing:
Amortization	22,874	16,564	5,326
Impairment	12,500	4,400	—
Subtotal	35,374	20,964	5,326
Net servicing income (loss)	(14,931)	(4,032)	7,316
Gains on sales of loans	18,110	11,795	1,347
Other income	3,800	4,279	1,856
Total mortgage banking revenue	$6,979	$12,042	$10,519

At December 31, 2002, 2001 and 2000, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $5.6 billion, $4.7 billion and $4 billion, respectively. During 2000, TCF purchased the bulk servicing rights on $933 million of residential mortgage loans at a cost of $13.8 million. No bulk servicing rights were purchased during 2002 or 2001. No bulk servicing rights were sold during 2002, 2001 or 2000. At December 31, 2002, and 2001, TCF had custodial funds of $287.4 million and $219.1 million, respectively, relating to the servicing of residential real estate loans, which are included in deposits in the Consolidated Statements of Financial Condition.  These custodial deposits relate primarily to mortgage servicing operations and represent customer funds for taxes and insurance and funds due investors on mortgage loans serviced by TCF.

The estimated fair value of mortgage servicing rights included in the Consolidated Statements of Financial Condition at December 31, 2002 was approximately $62.6 million. The estimated fair value of capitalized mortgage servicing rights is based on estimated cash flows discounted using rates management believes are commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

11.     Deposits

Deposits are summarized as follows:

	At December 31,
	2002			2001
	Weighted-			Weighted-
	Average		% of	Average		% of
(Dollars in thousands)	Rate	Amount	Total	Rate	Amount	Total
Checking:
Non-interest bearing	—%	$1,879,584	24.4%	—%	$1,664,403	23.4%
Interest bearing	.12	985,312	12.8	.20	872,462	12.3
	.04	2,864,896	37.2	.07	2,536,865	35.7
Savings:
Non-interest bearing	—	228,210	2.9	—	169,527	2.4
Interest bearing	.90	1,813,513	23.5	.61	1,121,289	15.8
	.80	2,041,723	26.4	.53	1,290,816	18.2
Money market	.74	884,614	11.5	1.20	951,033	13.4
Total checking, savings and money market	.42	5,791,233	75.1	.42	4,778,714	67.3
Certificates	2.85	1,918,755	24.9	3.71	2,320,244	32.7
	1.02	$7,709,988	100.0%	1.49	$7,098,958	100.0%

Certificates had the following remaining maturities at December 31, 2002:

(In thousands)	$100,000
Maturity	Minimum	Other	Total (1)
0-3 months	$107,008	$337,239	$444,247
4-6 months	35,300	313,710	349,010
7-12 months	76,708	566,233	642,941
13-24 months	47,824	299,677	347,501
25-36 months	7,547	52,743	60,290
37-48 months	4,685	30,925	35,610
49-60 months	7,076	29,497	36,573
Over 60 months	252	2,331	2,583
	$286,400	$1,632,355	$1,918,755

(1) Includes no brokered deposits.

12.     Short-term Borrowings

The following table sets forth selected information for short-term borrowings (borrowings with an original maturity of less than one year) for each of the years in the three year period ended December 31, 2002:

	2002		2001		2000
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased	$265,000	1.20%	$48,000	1.73%	$91,000	6.49%
Securities sold under repurchase agreements	547,743	1.37	669,734	1.83	794,320	6.61
Treasury, tax and loan note payable	15,808	1.12	125	1.40	13,375	5.73
Line of credit	13,500	2.20	2,000	2.41	—	—
Total	$842,051	1.32	$719,859	1.82	$898,695	6.58
Year ended December 31,
Average daily balance
Federal funds purchased	$188,559	1.67%	$120,812	3.77%	$10,989	6.68%
Securities sold under repurchase agreements	340,311	1.70	908,016	4.14	664,015	6.41
Treasury, tax and loan note payable	29,348	1.50	62,111	3.61	68,631	6.14
Commercial paper	—	—	—	—	4,843	6.18
Line of credit	15,717	3.23	6,749	5.57	18,824	7.58
Total	$573,935	1.72	$1,097,688	4.08	$767,302	6.41
Maximum month-end balance
Federal funds purchased	$271,000	N.A.	$304,000	N.A.	$91,000	N.A.
Securities sold under repurchase agreements	766,511	N.A.	1,047,301	N.A.	1,070,790	N.A.
Treasury, tax and loan note payable	200,000	N.A.	262,680	N.A.	250,000	N.A.
Commercial paper	—		—		19,039	N.A.
Line of credit	42,500	N.A.	30,500	N.A.	79,000	N.A.

N.A. Not applicable.

The securities underlying the repurchase agreements are book entry securities. During the borrowing period, book entry securities were delivered by appropriate entry into the counterparties’ accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 2002, all of the securities sold under repurchase agreements provided for the repurchase of identical securities. At December 31, 2002, $547.7 million of securities sold under repurchase agreements with an interest rate of 1.37% maturing in 2003 were collateralized by mortgage-backed securities having a fair value of $559 million.

TCF Financial Corporation has a $105 million bank line of credit maturing in April 2003 which is unsecured and contains certain covenants common to such agreements. TCF is not in default with respect to any of its covenants under the credit agreement. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate index and term for advances on the line of credit. The line of credit may be used for appropriate corporate purposes, including serving as a back-up line of credit to support the redemption of TCF’s commercial paper.

TCF Financial Corporation has a $50 million commercial paper program which is unsecured and contains certain covenants common to such programs with which TCF is in compliance. Any usage under the commercial paper program requires an equal amount of back-up support by the bank line of credit. Commercial paper generally matures within 90 days, although it may have a term of up to 270 days.

13.     Long-term Borrowings

Long-term borrowings consist of the following:

		At December 31,
		2002		2001
			Weighted-		Weighted-
	Year of		Average		Average
(Dollars in thousands)	Maturity	Amount	Rate	Amount	Rate
Securities sold under repurchase agreements	2005	$200,000	6.26%	$200,000	6.26%

Federal Home Loan Bank advances	2003	135,000	5.76	135,000	5.76
	2004	853,000	5.72	853,000	5.72
	2005	246,000	6.02	246,000	6.02
	2006	303,000	4.30	303,000	5.26
	2009	122,500	5.25	122,500	5.25
	2010	100,000	6.02	100,000	6.02
	2011	200,000	4.85	200,000	4.85
		1,959,500	5.44	1,959,500	5.58

Discounted lease rentals	2002	—	—	75,600	8.01
	2003	62,461	7.30	46,458	8.00
	2004	36,101	7.08	18,462	8.33
	2005	9,459	6.88	2,684	8.50
	2006	723	6.94	450	7.68
	2007	—	—	12	8.53
		108,744	7.19	143,666	8.06
		$2,268,244	5.59	$2,303,166	5.79

At December 31, 2002, $200 million of securities sold under repurchase agreements with an interest rate of 6.26% maturing in 2005 were collateralized by mortgage-backed securities having a fair value of $214.6 million. These borrowings are callable quarterly by the counterparty.

For certain equipment leases, TCF utilizes its lease rentals and underlying equipment as collateral to borrow from other financial institutions at fixed rates on a non-recourse basis. In the event of a default by the customer in non-recourse financings, the other financial institution has a first lien on the underlying leased equipment with no further recourse against TCF.

FHLB advances are collateralized by residential real estate loans, consumer loans and FHLB stock with an aggregate carrying value of $2.5 billion at December 31, 2002 and are generally fixed-rate advances. Included in FHLB advances at December 31, 2002 are $928.5 million of fixed-rate advances which are callable at par on certain dates. If called, the FHLB will provide replacement funding at the then-prevailing market interest rates. The probability that these advances will be called depends primarily on the level of related interest rates during the call period. At December 31, 2002, the contract rate exceeded the market rate on all of the fixed-rate callable advances. The stated maturity dates and the next call dates for the callable FHLB advances outstanding at December 31, 2002 were as follows (dollars in thousands):

		Weighted-		Weighted-
	Stated	Average	Next Call	Average
Year	Maturity	Rate	Date	Rate
2003	$—	—%	$611,500	5.69%
2004	153,000	5.51	317,000	4.93
2005	150,000	6.10	—	—
2006	203,000	5.63	—	—
2009	122,500	5.25	—	—
2010	100,000	6.02	—	—
2011	200,000	4.85	—	—
	$928,500	5.43	$928,500	5.43

14.     Income Taxes

Income tax expense consists of the following:

(In thousands)	Current	Deferred	Total
Year ended December 31, 2002:
Federal	$31,829	$86,288	$118,117
State	1,810	4,834	6,644
	$33,639	$91,122	$124,761
Year ended December 31, 2001:
Federal	$112,288	$3,707	$115,995
State	6,188	329	6,517
	$118,476	$4,036	$122,512
Year ended December 31, 2000:
Federal	$88,746	$18,862	$107,608
State	6,457	2,528	8,985
	$95,203	$21,390	$116,593

Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense as a result of the following:

	Year Ended December 31,
(In thousands)	2002	2001	2000
Computed income tax expense	$125,192	$115,442	$105,993
Increase in income tax expense resulting from:
Amortization of goodwill	—	2,553	2,544
State income tax, net of federal income tax benefit	4,319	4,236	5,840
Deductible stock dividends	(2,171)	(2,109)	(1,969)
Tax credits from investments in affordable housing	(489)	(331)	(326)
Other, net	(2,090)	2,721	4,511
	$124,761	$122,512	$116,593

The significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows:

	At December 31,
(In thousands)	2002	2001
Deferred tax assets:
Allowance for loan and lease losses	$28,811	$21,829
Pension and other compensation plans	23,734	17,034
Total deferred tax assets	52,545	38,863
Deferred tax liabilities:
Lease financing	91,770	53,158
Subsidiary tax year-end	59,857	—
Securities available for sale	26,215	3,580
Loan fees and discounts	15,326	14,596
Mortgage servicing rights	12,970	8,912
Other, net	1,946	399
Total deferred tax liabilities	208,084	80,645
Net deferred tax liabilities	$(155,539)	$(41,782)

15.    Stockholders’ Equity

Restricted Retained Earnings   Retained earnings at December 31, 2002 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of earnings removed and current tax rates.

Shareholder Rights Plan   TCF’s preferred share purchase rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF’s common stock. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $100. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF’s common stock or shares in an “acquiring entity” at half of the market value. TCF’s Board of Directors (the “Board”) is generally entitled to redeem the rights at one cent per right at any time before they become exercisable. The rights will expire on June 9, 2009, if not previously redeemed or exercised.

Treasury Stock and Other   Treasury stock and other consists of the following:

	At December 31,
(In thousands)	2002	2001
Treasury stock, at cost	$(608,007)	$(463,394)
Shares held in trust for deferred compensation plans, at cost	(70,408)	(71,652)
Unamortized deferred compensation	(22,361)	(31,688)
Loans to deferred compensation plans	—	(9,783)
	$(700,776)	$(576,517)

TCF purchased 3,108,431, 3,670,107 and 3,243,800 shares of its common stock during the years ended December 31, 2002, 2001 and 2000, respectively. At December 31, 2002, TCF had 3.6 million shares remaining in its stock repurchase program authorized by the Board of Directors.

During the 2002 second quarter, TCF’s Board of Directors decided to eliminate the loan feature from its officers’ and directors’ deferred compensation plans and requested and received repayment in full of all outstanding loans totaling $9.8 million. The deferred compensation plans sold 166,665 shares of TCF common stock owned by plan participants to repay the outstanding loans to the plans.

Shares Held in Trust for Deferred Compensation Plans   TCF has deferred compensation plans that allow eligible executives, senior officers and certain other employees to defer payment of up to 100% of their base salary and bonus as well as grants of restricted stock. There are no company contributions to these plans, other than payment of administrative expenses. The amounts deferred are invested in TCF stock or other publicly traded stocks, bonds or mutual funds. At December 31, 2002 the assets in the plans totaled $174.3 million and included $168.1 million invested in TCF common stock. The cost of TCF common stock held by TCF’s deferred compensation plans is reported separately in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital.

16.     Regulatory Capital Requirements

TCF is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the federal banking agencies that could have a direct material effect on TCF’s financial statements. Also, in general, TCF National Bank may not declare or pay a dividend to TCF in excess of 100% of its net profits for that year combined with its retained net profits for the preceding two calendar years without prior approval of the Office of the Comptroller of the Currency (“OCC”).

The following tables set forth TCF’s and TCF National Bank’s regulatory tier 1 leverage, tier 1 risk-based and total risk-based capital levels, and applicable percentages of adjusted assets, together with the excess over minimum capital requirements:

(Dollars in thousands)	Actual		Minimum Capital Requirement		Excess
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002:
Tier 1 leverage capital
TCF Financial Corporation	$773,594	6.42%	$361,435	3.00%	$412,159	3.42%
TCF National Bank	750,935	6.24	361,017	3.00	389,918	3.24
Tier 1 risk-based capital
TCF Financial Corporation	773,594	9.96	310,828	4.00	462,766	5.96
TCF National Bank	750,935	9.68	310,247	4.00	440,688	5.68
Total risk-based capital
TCF Financial Corporation	850,694	10.95	621,657	8.00	229,037	2.95
TCF National Bank	828,035	10.68	620,493	8.00	207,542	2.68

As of December 31, 2001:
Tier 1 leverage capital
TCF Financial Corporation	$758,728	6.62%	$343,996	3.00%	$414,732	3.62%
TCF National Bank	711,586	6.26	341,147	3.00	370,439	3.26
Tier 1 risk-based capital
TCF Financial Corporation	758,728	10.24	296,260	4.00	462,468	6.24
TCF National Bank	711,586	9.72	292,781	4.00	418,805	5.72
Total risk-based capital
TCF Financial Corporation	833,821	11.26	592,520	8.00	241,301	3.26
TCF National Bank	786,305	10.74	585,562	8.00	200,743	2.74

At December 31, 2002, TCF and TCF National Bank exceeded their regulatory capital requirements and are considered “well-capitalized” under guidelines established by the FRB and the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

17.     Incentive Stock Program

The TCF Financial 1995 Incentive Stock Program (the “Program”) was adopted to enable TCF to attract and retain key personnel. Under the Program, no more than 5% of the shares of TCF common stock outstanding on the date of initial shareholder approval may be awarded. At December 31, 2002, there were 2,791,116 shares reserved for issuance under the Program, including 303,877 shares related to outstanding stock options.

At December 31, 2002, there were 1,145,000 shares of performance-based restricted stock that will vest only if certain earnings per share goals are achieved by 2008. Failure to achieve the goals will result in all or a portion of the shares being forfeited. Other restricted stock grants generally vest over periods from three to eight years. The weighted-average grant date fair value of restricted stock was $48.93, $39.53 and $24.60 per share in 2002, 2001 and 2000, respectively. Compensation expense for restricted stock is recorded over the vesting periods, and totaled $11.6 million, $11.1 million and $9.4 million in 2002, 2001 and 2000, respectively.

TCF has also issued stock options under the Program that generally become exercisable over a period of one to 10 years from the date of the grant and expire after 10 years. All outstanding stock  options have a fixed exercise price equal to the market price of TCF common stock on the date of grant. The weighted-average grant date fair value of stock options granted in 2000 was $6.59.

The following table reflects TCF’s restricted stock and stock option transactions under the Program since December 31, 1999:

	Restricted Stock		Stock Options
			Exercise Price
		Grant Date Fair			Weighted-
	Shares	Value Range	Shares	Range	Average
Outstanding at December 31, 1999	1,121,135	$8.11-34.00	763,100	$2.63-33.28	$22.27
Granted	1,300,080	22.10-43.70	1,000	21.81	21.81
Exercised	—	—	(283,585)	2.63-28.88	20.25
Forfeited	(20,940)	20.88-34.00	(13,000)	23.56-32.19	28.32
Vested	(125,175)	8.11-28.59	—	—	—
Outstanding at December 31, 2000	2,275,100	16.56-43.70	467,515	3.46-33.28	23.32
Granted	262,340	27.98-48.20	—	—	—
Exercised	—	—	(86,832)	3.46-32.19	17.47
Forfeited	(18,850)	27.98-48.20	(10,558)	23.56-32.19	24.73
Vested	(59,179)	16.56-40.75	—	—	—
Outstanding at December 31, 2001	2,459,411	20.88-48.20	370,125	5.33-33.28	24.65
Granted	61,400	41.42-52.78	—	—	—
Exercised	—	—	(51,798)	5.33-33.28	19.72
Forfeited	(23,245)	22.10-52.78	(14,450)	23.56-32.19	25.91
Vested	(862,250)	20.88-50.33	—	—	—
Outstanding at December 31, 2002	1,635,316	22.10-52.78	303,877	6.88-33.28	25.43
Exercisable at December 31, 2002	N.A.	N.A.	183,935	6.88-33.28	24.36

N.A. Not applicable.

The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Shares	Weighted- Average Exercise Price
$6.88 to $20.00	23,298	$9.91	2.4	23,298	$9.91
$20.01 to $25.00	147,029	23.59	6.0	91,787	23.61
$25.01 to $30.00	64,250	28.94	6.4	42,050	28.94
$30.01 to $33.28	69,300	31.31	5.2	26,800	32.26
Total options	303,877	25.43	5.6	183,935	24.36

18.     Employee Benefit Plans

Pension Plan   The TCF Cash Balance Pension Plan (the “Pension Plan”) is a qualified defined benefit plan covering all “regular stated salary” employees and certain part-time employees who are at least 21 years old and have completed a year of eligibility service with TCF. TCF makes a monthly allocation to the participant’s account based on a percentage of the participant’s compensation. The percentage is based on the sum of the participant’s age and years of employment with TCF. Participants are fully vested after five years of qualifying service.

Postretirement Plan   TCF provides health care benefits for eligible retired employees (the “Postretirement Plan”). Effective January 1, 2000, TCF modified the Postretirement Plan by eliminating the Company subsidy for employees not yet eligible for benefits under the Postretirement Plan. The plan provisions for full-time and retired employees then eligible for these benefits were not changed. The Postretirement Plan is an unfunded plan.

The following table sets forth the status of the Pension Plan and the Postretirement Plan at the dates indicated:

	Pension Plan		Postretirement Plan
	Year Ended December 31,		Year Ended December 31,
(In thousands)	2002	2001	2002	2001
Benefit obligation:
Accrued participant balances — vested	$33,695	$28,068	N.A.	N.A.
Accrued participant balances — unvested	4,123	3,461	N.A.	N.A.
Subtotal	37,818	31,529	N.A.	N.A.
Present value of future service and benefits	4,506	4,524	N.A.	N.A.
Total benefit obligation	$42,324	$36,053	N.A.	N.A.
Change in benefit obligation:
Benefit obligation at beginning of year	$36,053	$32,544	$9,578	$7,609
Service cost — benefits earned during the year	3,547	2,969	48	49
Interest cost on benefit obligation	2,857	2,480	685	547
Actuarial (gain) loss	1,736	323	3,012	2,182
Benefits paid	(1,869)	(2,263)	(1,486)	(809)
Benefit obligation at end of year	42,324	36,053	11,837	9,578
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	59,604	87,064	—	—
Actual return on plan assets	(8,249)	(25,197)	—	—
Benefits paid	(1,869)	(2,263)	(1,486)	(809)
Employer contributions	—	—	1,486	809
Fair value of plan assets at end of year	49,486	59,604	—	—
Funded status of plans:
Funded status at end of year	7,162	23,551	(11,837)	(9,578)
Unrecognized transition obligation	—	—	2,093	2,304
Unrecognized prior service cost	(813)	(1,869)	—	—
Unrecognized net loss	19,733	1,678	4,362	1,388
Prepaid (accrued) benefit expense at end of year	$26,082	$23,360	$(5,382)	$(5,886)

N.A. Not applicable.

Net periodic benefit cost (credit) included in compensation and employee benefits expense consists of the following:

	Pension Plan			Postretirement Plan
	Year Ended December 31,			Year Ended December 31,
(In thousands)	2002	2001	2000	2002	2001	2000
Service cost	$3,547	$2,969	$3,248	$48	$49	$56
Interest cost	2,857	2,480	2,431	685	547	523
Expected return on plan assets	(7,683)	(7,156)	(6,207)	—	—	—
Amortization of transition obligation	—	—	—	210	209	209
Amortization of prior service cost	(1,056)	(1,057)	(1,057)	—	—	—
Recognized actuarial gain	(387)	(1,810)	(915)	38	(3)	(22)
Net periodic benefit cost (credit)	$(2,722)	$(4,574)	$(2,500)	$981	$802	$766

The discount rate and rate of increase in future compensation used to measure the benefit obligation and the expected long-term rate of return on plan assets were as follows:

	Pension Plan			Postretirement Plan
	Year Ended December 31,			Year Ended December 31,
	2002	2001	2000	2002	2001	2000
Discount rate	6.50%	7.50%	7.50%	6.50%	7.50%	7.50%
Rate of increase in future compensation	4.50	4.50	5.00	N.A.	N.A.	N.A.
Expected long-term rate of return on plan assets	8.50	10.00	10.00	N.A.	N.A.	N.A.

N.A. Not applicable.

The Pension Plan’s assets consist primarily of listed stocks and bonds. At December 31, 2002 and 2001, the Pension Plan’s assets included 28,400 and 246,000 shares of TCF common stock with a market value of $1.2 million and $11.8 million, respectively.

For active participants of the Postretirement Plan, a 12% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. This rate is assumed to decrease gradually to 5% by 2009 and remain at that level thereafter.

Assumed health care cost trend rates have an effect on the amounts reported for the Postretirement Plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
(In thousands)	Point Increase	Point Decrease
Effect on total of service and interest cost components	$16	$15
Effect on postretirement benefits obligations	556	503

Employee Stock Purchase Plan   The TCF Employees Stock Purchase Plan generally allows participants to make contributions by salary deduction of up to 50% of their salary on a tax-deferred basis. TCF matches the contributions of all employees at the rate of 50 cents per dollar, with a maximum employer contribution of 3% of the employee’s salary. Employee contributions vest immediately while the Company’s matching contributions are subject to a graduated vesting schedule based on an employee’s years of vesting service over five years. Employee contributions and matching contributions are invested in TCF stock. Employees age 50 and over may invest all or a portion of their account balance in various mutual funds. The Company’s matching contributions are expensed when made. At December 31, 2002, the assets in the plan totaled $183.4 million and included $179.3 million invested in TCF common stock. Additionally, as of December 31, 2002, $69.7 million of plan assets were eligible for diversification under plan provisions. TCF’s contributions to the plan were $3.6 million, $3 million and $2.7 million in 2002, 2001 and 2000, respectively.

19.     Derivative Instruments and Hedging Activities

All derivative instruments as defined, including derivatives embedded in other financial instruments or contracts, are recognized as either assets or liabilities in the Consolidated Statements of Financial Condition at fair value. Changes in the fair value of a derivative are recorded in the Consolidated Statements of Income. A derivative may be designated as a hedge of an exposure to changes in fair value of an asset, liability or firm commitment or as a hedge of cash flows of forecasted transactions. The accounting for derivatives that are used as hedges is dependent on the type of hedge and requires that a hedge be highly effective in offsetting changes in the hedged risk.

TCF’s pipeline of locked residential mortgage loan commitments are considered derivatives and are recorded at fair value, with the changes in fair value recognized in gains on sales of loans under mortgage banking revenue in the Consolidated Statements of Income. TCF economically hedges its risk of changes in the fair value of locked residential mortgage loan commitments due to changes in interest rates through the use of forward sales contracts. Forward sales contracts require TCF to deliver qualifying residential mortgage loans or pools of loans at a specified future date at a specified price or yield. Such forward sales contracts hedging the pipeline of locked residential mortgage loan commitments are derivatives and are recorded at fair value, with changes in fair value recognized in gains on sales of loans. TCF also utilizes forward sales contracts to hedge its risk of changes in the fair value of its residential loans held for sale. The forward sales contracts hedging the residential loans held for sale are recorded at fair value, with changes in fair value recognized in gains on sales of loans as is the offsetting change in the fair value of hedged loans. Because the fair value of the residential loans held for sale are hedged with forward sales contracts of the same loan types, or substantially the same loan types, the hedges are highly effective at managing the risk of changing fair values of such loans. Any differences between the changes in fair value of the hedged residential loans held for sale and in the fair value of the forward sales contracts (defined as ineffectiveness under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”) are not expected to be material due to the nature of the hedging instruments and are required to be recorded in the Consolidated Statements of Income. During 2002 and 2001, the ineffectiveness of the fair value hedges was recorded in gains on sales of loans and was not material. Forward mortgage loan sales commitments totaled $511 million and $490.9 million at December 31, 2002 and 2001, respectively.

20.     Financial Instruments with Off-Balance-Sheet Risk

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

Commitments to Extend Credit   Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. At December 31, 2002, the unused portion of these commitments totaled $1.8 billion and consisted of consumer commitments of $1.2 billion, commercial commitments of $576.6 million, leasing and equipment financing commitments of $67 million and other commitments of $38.4 million. At December 31, 2001, the unused portion of these commitments totaled $1.6 billion and consisted of consumer commitments of $955.7 million, commercial commitments of $496.4 million, leasing and equipment financing commitments of $71.6 million and other commitments of $30.6 million. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral predominantly consists of residential and commercial real estate and personal property.

Standby Letters of Credit   Standby letters of credit are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. The standby letters of credit expire in various years through the year 2007 and totaled $20.9 million and $12.7 million at December 31, 2002 and 2001, respectively. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund standby letters of credit may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

Loans Serviced with Recourse   Loans serviced with recourse consist of Veterans Administration (“VA”) loans and loans sold with recourse to the Federal National Mortgage Association (“FNMA”). As is typical of a servicer of VA loans, TCF must cover any principal loss in excess of the VA’s guarantee if the VA elects its “no-bid” option upon the foreclosure of a loan. The liability relating to this VA “no-bid” exposure on VA loans serviced with partial recourse was $100,000 at December 31, 2002 and 2001 and was recorded in other liabilities. No claims have been made under the “no-bid” option during 2002 or 2001. Loans sold with recourse to FNMA represent residential real estate loans sold to FNMA prior to 1982. TCF no longer sells loans on a recourse basis. The contingent guarantee related to both types of recourse remains in effect for the duration of the loans and thus expires in various years through the year 2032. All loans sold with recourse are collateralized by residential real estate.

21.     Fair Values of Financial Instruments

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

Loans   The fair value of residential loans is estimated based on quoted market prices. For certain variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are estimated by discounting contractual cash flows adjusted for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers with similar credit risk characteristics.

Deposits   The fair value of checking, savings and money market deposits is deemed equal to the amount payable on demand. The fair value of certificates is estimated based on discounted cash flow analyses using interest rates offered by TCF for certificates with similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in the fair values disclosed in the table below.

Borrowings   The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF’s long-term borrowings are estimated based on quoted market prices or discounted cash flow analyses using interest rates for borrowings of similar remaining maturities.

Financial Instruments with Off-Balance-Sheet Risk   The fair values of TCF’s commitments to extend credit and standby letters of credit are estimated using fees currently charged to enter into similar agreements. For fixed-rate loan commitments and standby letters of credit issued in conjunction with fixed-rate loan agreements, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of loans serviced with recourse approximates the carrying value recorded in other liabilities.

As discussed above, the carrying amounts of certain of the Company’s financial instruments approximate their fair value. The carrying amounts and fair values of the Company’s remaining financial instruments are set forth in the following table:

	At December 31,
	2002		2001
	Carrying	Estimated	Carrying	Estimated
(In thousands)	Amount	Fair Value	Amount	Fair Value
Financial instrument assets:
Loans held for sale	$476,475	$480,409	$451,609	$454,536
Forward mortgage loan sales commitments (1)	(7,454)	(7,454)	7,352	7,352
Loans:
Consumer	3,005,882	3,068,900	2,509,333	2,548,617
Commercial real estate	1,835,788	1,883,183	1,622,461	1,644,263
Commercial business	440,074	438,106	422,381	417,896
Equipment finance loans	289,558	299,035	271,398	275,148
Residential real estate	1,800,344	1,868,132	2,733,290	2,795,894
Allowance for loan losses (2)	(68,143)	—	(66,876)	—
	$7,772,524	$8,030,311	$7,950,948	$8,143,706
Financial instrument liabilities:
Checking, savings and money market deposits	$5,791,233	$5,791,233	$4,778,714	$4,778,714
Certificates	1,918,755	1,948,947	2,320,244	2,357,872
Short-term borrowings	842,051	842,051	719,859	719,859
Long-term borrowings	2,268,244	2,443,653	2,303,166	2,410,329
	$10,820,283	$11,025,884	$10,121,983	$10,266,774
Financial instruments with off-balance-sheet risk: (3)
Commitments to extend credit (4)	$24,569	$24,569	$13,767	$13,767
Standby letters of credit (1)	(5,382)	(5,382)	(2,409)	(2,409)
Loans serviced with recourse (1)	(100)	(100)	(100)	(100)
	$19,087	$19,087	$11,258	$11,258

(1)          Carrying amounts are included in accrued expenses and other liabilities.

(2)          Excludes the allowance for lease losses.

(3)          Positive amounts represent assets, negative amounts represent liabilities.

(4)          Carrying amounts are included in other assets.

22.     Net Income and Goodwill Amortization

On January 1, 2002, TCF adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The following table reconciles prior period net income and earnings per share to an adjusted basis, which excludes goodwill amortization, for comparison purposes:

	Year Ended December 31,
(In thousands, except per-share data)	2002	2001	2000
Net Income
Reported net income	$232,931	$207,322	$186,245
Add back: Amortization of goodwill, net of applicable income taxes	—	7,600	7,543
Adjusted net income	$232,931	$214,922	$193,788
Basic Earnings Per Common Share
Reported earnings per common share	$3.17	$2.73	$2.37
Amortization of goodwill, net of applicable income taxes	—	.10	.09
Adjusted earnings per common share	$3.17	$2.83	$2.46
Diluted Earnings Per Common Share
Reported earnings per common share	$3.15	$2.70	$2.35
Amortization of goodwill, net of applicable income taxes	—	.10	.09
Adjusted earnings per common share	$3.15	$2.80	$2.44

23.     Earnings per Common Share

The computation of basic and diluted earnings per share is presented in the following table:

	Year Ended December 31,
(Dollars in thousands, except per-share data)	2002	2001	2000
Basic Earnings Per Common Share
Net income	$232,931	$207,322	$186,245
Weighted average shares outstanding	75,240,321	78,233,471	80,881,499
Unvested restricted stock grants (1)	(1,644,879)	(2,408,454)	(2,232,734)
Weighted average common shares outstanding for basic earnings per common share	73,595,442	75,825,017	78,648,765
Basic earnings per common share	$3.17	$2.73	$2.37

Diluted Earnings Per Common Share
Net income	$232,931	$207,322	$186,245
Weighted average number of common shares outstanding adjusted for effect of dilutive securities:
Weighted average common shares outstanding used in basic earnings per common share calculation	73,595,442	75,825,017	78,648,765
Net dilutive effect of:
Stock option plans	124,222	149,711	113,338
Restricted stock plans (1)	221,280	868,209	626,572
	73,940,944	76,842,937	79,388,675
Diluted earnings per common share	$3.15	$2.70	$2.35

(1)          At December 31, 2002, December 31, 2001 and December 31, 2000, there were 1,145,000, 1,145,000 and 1,135,000 shares, respectively, of performance-based restricted stock granted to certain executive officers which will vest only if certain earnings per share goals are achieved by 2008. Failure to achieve the goals will result in all or a portion of the shares being forfeited. In accordance with SFAS No. 128, “Earnings per Share,” these shares have been deducted from weighted average shares outstanding used for the computation of basic and diluted earnings per common share, as all necessary conditions for inclusion have not been satisfied. The remaining unvested restricted stock grants vest over specified time periods, and are included in the computation of diluted earnings per common share in accordance with the treasury stock method prescribed in SFAS No. 128.

24.    Comprehensive Income

Comprehensive income is the total of net income and other comprehensive income (loss), which for TCF is comprised entirely of unrealized gains and losses on securities available for sale. The following table summarizes the components of comprehensive income:

	Year Ended December 31,
(In thousands)	2002	2001	2000
Net income	$232,931	$207,322	$186,245
Other comprehensive income before tax:
Unrealized holding gains arising during the period on securities available for sale	74,044	26,295	59,726
Reclassification adjustment for gains included in net income	(11,536)	(863)	—
Income tax expense	22,635	9,335	22,212
Total other comprehensive income, net of tax	39,873	16,097	37,514
Comprehensive income	$272,804	$223,419	$223,759

25.    Other Expense

Other expense consists of the following:

	Year Ended December 31,
(In thousands)	2002	2001	2000
Deposit account losses	$19,750	$19,415	$19,479
Postage and courier	13,579	13,150	11,442
Telecommunication	12,738	11,541	13,345
TCF Express Card interchange	10,047	6,901	4,882
Office supplies	9,848	9,881	9,216
ATM interchange	9,374	9,723	11,735
Federal deposit insurance and OCC assessments	2,761	2,757	2,837
Mortgage servicing liquidation expense	2,394	1,440	313
Deposit base intangible amortization	1,671	1,939	2,295
Other	55,395	50,073	40,289
	$137,557	$126,820	$115,833

26.     Business Segments

Banking, leasing and equipment finance, and mortgage banking have been identified as reportable operating segments. Banking includes the following operating units that provide financial services to customers: deposits and investment products, commercial lending, consumer lending, residential lending and treasury services. Management of TCF’s banking business segment is organized by state. The separate state operations have been aggregated for purposes of segment disclosures. Leasing and equipment finance provides a broad range of comprehensive leasing and equipment finance products addressing the financing needs of diverse companies. Mortgage banking activities include the origination and purchase of residential mortgage loans primarily for sale to third parties, generally with servicing retained. In addition, TCF operates a bank holding company (“parent company”) and has corporate functions that provide data processing, bank operations and other professional services to the operating segments.

TCF evaluates performance and allocates resources based on the business segments’ net income. The business segments follow generally accepted accounting principles as described in the Summary of Significant Accounting Policies. TCF generally accounts for intersegment sales and transfers at cost.

The following table sets forth certain information about the reported profit or loss and assets of each of TCF’s reportable segments, including a reconciliation of TCF’s consolidated totals. The results of TCF’s parent company and corporate functions comprise the “other” category in the table below.

		Leasing and			Eliminations
		Equipment	Mortgage		and
(In thousands)	Banking	Finance	Banking	Other	Reclassifications	Consolidated
At or For the Year Ended December 31, 2002 (1):
Revenues from external customers:
Interest income	$632,803	$85,447	$15,112	$1	$—	$733,363
Non-interest income	358,976	51,628	6,979	1,259	—	418,842
Total	$991,779	$137,075	$22,091	$1,260	$—	$1,152,205
Net interest income	$435,883	$41,374	$20,676	$(45)	$1,337	$499,225
Provision for credit losses	12,778	9,228	—	—	—	22,006
Non-interest income	358,976	51,806	8,316	95,272	(95,528)	418,842
Other non-interest expense	470,820	40,983	24,796	95,961	(94,191)	538,369
Income tax expense	110,157	15,497	1,511	(2,404)	—	124,761
Net income	$201,104	$27,472	$2,685	$1,670	$—	$232,931
Total assets	$11,806,072	$1,100,744	$447,840	$3,090	$(1,155,677)	$12,202,069
At or For the Year Ended December 31, 2001 (1):
Revenues from external customers:
Interest income	$722,722	$89,131	$14,334	$422	$—	$826,609
Non-interest income	313,501	45,730	12,042	213	—	371,486
Total	$1,036,223	$134,861	$26,376	$635	$—	$1,198,095
Net interest income	$423,043	$39,429	$14,919	$433	$3,398	$481,222
Provision for credit losses	7,359	13,519	—	—	—	20,878
Non-interest income	313,501	45,730	15,439	96,829	(100,013)	371,486
Amortization of goodwill	7,350	427	—	—	—	7,777
Other non-interest expense	432,298	38,369	20,893	99,274	(96,615)	494,219
Income tax expense	109,063	12,410	3,577	(2,538)	—	122,512
Net income	$180,474	$20,434	$5,888	$526	$—	$207,322
Total assets	$10,982,411	$988,387	$374,263	$102,132	$(1,088,478)	$11,358,715
At or For the Year Ended December 31, 2000 (1):
Revenues from external customers:
Interest income	$751,103	$69,960	$5,192	$426	$—	$826,681
Non-interest income	287,219	38,451	10,519	87	—	336,276
Total	$1,038,322	$108,411	$15,711	$513	$—	$1,162,957
Net interest income	$397,887	$30,405	$5,609	$(556)	$5,191	$438,536
Provision for credit losses	9,594	5,178	—	—	—	14,772
Non-interest income	287,219	38,451	15,711	90,640	(95,745)	336,276
Amortization of goodwill	7,310	396	—	—	—	7,706
Other non-interest expense	401,217	25,813	19,432	93,588	(90,554)	449,496
Income tax expense	102,722	14,420	717	(1,266)	—	116,593
Net income (loss)	$164,263	$23,049	$1,171	$(2,238)	$—	$186,245
Total assets	$10,800,942	$876,540	$130,477	$112,309	$(722,806)	$11,197,462

(1)          Results for 2001 reflect changes in methodologies of certain allocations. Leasing and equipment finance results for 2001 included an increase of $1.5 million, after-tax, in intercompany expense compared with 2000. The mortgage banking results for 2001 included a reduction of $1.2 million after-tax, in intercompany expense compared with 2000. The net offsets to these changes in intercompany expenses were included in banking results. There were no significant methodology changes for allocations in 2002 from 2001.

27.     Parent Company Financial Information

TCF Financial Corporation’s (parent company only) condensed statements of financial condition as of December 31, 2002 and 2001, and the condensed statements of income and cash flows for the years ended December 31, 2002, 2001 and 2000 are as follows:

Condensed Statements of Financial Condition

	At December 31,
(In thousands)	2002	2001
Assets:
Cash	$352	$37
Interest-bearing deposits with banks	1,796	2,657
Investment in bank subsidiaries	954,361	880,200
Premises and equipment	366	388
Dividends receivable from bank subsidiaries	10,308	16,100
Other assets	34,829	32,221
	$1,002,012	$931,603
Liabilities and Stockholders’ Equity:
Short-term borrowings	$13,500	$2,000
Other liabilities	11,492	12,570
Total liabilities	24,992	14,570
Stockholders’ equity	977,020	917,033
	$1,002,012	$931,603

Condensed Statements of Income

	Year Ended December 31,
(In thousands)	2002	2001	2000
Interest income	$323	$833	$1,192
Interest expense	508	376	1,726
Net interest income (expense)	(185)	457	(534)
Cash dividends received from consolidated bank subsidiaries	206,566	206,970	212,327
Other non-interest income:
Affiliate service fees	13,755	14,292	90,553
Other	(322)	95	87
Total other non-interest income	13,433	14,387	90,640
Non-interest expense:
Compensation and employee benefits	12,965	13,785	54,506
Occupancy and equipment	847	784	16,133
Other	1,348	1,690	22,970
Total non-interest expense	15,160	16,259	93,609
Income before income tax benefit and equity in undistributed earnings of subsidiaries	204,654	205,555	208,824
Income tax benefit	1,852	496	1,435
Income before equity in undistributed earnings of subsidiaries	206,506	206,051	210,259
Equity in undistributed earnings of subsidiaries	26,425	1,271	(24,014)
Net income	$232,931	$207,322	$186,245

Condensed Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2002	2001	2000
Cash flows from operating activities:
Net income	$232,931	$207,322	$186,245
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(26,425)	(1,271)	24,014
Other, net	5,323	5,381	13,381
Total adjustments	(21,102)	4,110	37,395
Net cash provided by operating activities	211,829	211,432	223,640
Cash flows from investing activities:
Net (increase) decrease in interest-bearing deposits with banks	861	21,339	(21,357)
Investments in subsidiaries, net	—	(6,000)	—
Loan to deferred compensation plans, net	9,783	(4,646)	(416)
Purchases of premises and equipment, net	(112)	(273)	(4,300)
Other, net	—	—	525
Net cash provided (used) by investing activities	10,532	10,420	(25,548)
Cash flows from financing activities:
Dividends paid on common stock	(86,430)	(77,473)	(66,101)
Purchases of common stock	(148,030)	(148,043)	(73,824)
Net increase (decrease) in short-term borrowings	11,500	2,000	(64,357)
Other, net	914	1,510	5,708
Net cash used by financing activities	(222,046)	(222,006)	(198,574)
Net increase (decrease) in cash	315	(154)	(482)
Cash at beginning of year	37	191	673
Cash at end of year	$352	$37	$191

Effective January 1, 2001, certain company-wide functions previously included in the parent company transferred, with related assets and liabilities, to TCF National Bank.

28. Litigation and Contingent Liabilities

From time to time, TCF is a party to legal proceedings arising out of its lending, leasing, deposit operations or other activities. TCF engages in foreclosure proceedings and other collection actions as part of its loan and leasing collection activities. From time to time, borrowers and other customers have also brought actions against TCF, in some cases claiming substantial amounts of damages. Some financial services companies have been subjected to significant exposure in connection with litigation, including class action litigation and punitive damage claims, and it is possible that the Company could be subjected to such a claim in an amount which could be material. Based upon a review with its legal counsel, management believes that the ultimate disposition of pending litigation will not have a material effect on TCF’s financial condition.

Independent Auditors’ Report

[KPMG LOGO]

The Board of Directors and Stockholders of

TCF Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as of January 1, 2000 and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/ KPMG LLP

Minneapolis, Minnesota

January 15, 2003

Other Financial Data

TCF Financial Coporation and Subsidiaires _ 2002 Annual Report

Selected Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per-share data)	At Dec. 31, 2002	At Sept. 30, 2002	At June 30, 2002	At March 31, 2002	At Dec. 31, 2001	At Sept. 30, 2001	At June 30, 2001	At March 31, 2001
Selected Financial Condition Data:
Securities available for sale	$2,426,794	$2,252,786	$1,965,664	$1,556,798	$1,584,661	$1,794,136	$1,843,871	$1,928,338
Residential real estate loans	1,800,344	1,975,481	2,249,365	2,458,431	2,733,290	3,122,970	3,251,813	3,450,311
Subtotal	4,227,138	4,228,267	4,215,029	4,015,229	4,317,951	4,917,106	5,095,684	5,378,649
Other loans and leases	6,320,784	6,106,818	5,879,607	5,693,330	5,510,912	5,334,359	5,181,260	5,010,256
Total assets	12,202,069	11,970,331	11,527,351	11,170,583	11,358,715	11,723,353	11,628,663	11,845,124
Deposits	7,709,988	7,660,497	7,556,626	7,293,972	7,098,958	7,057,945	6,916,145	7,030,818
Borrowings	3,110,295	2,955,295	2,702,133	2,610,712	3,023,025	3,459,286	3,571,501	3,675,428
Stockholders’ equity	977,020	950,290	920,088	921,847	917,033	898,486	890,369	895,066

	Three Months Ended
	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001	June 30, 2001	March 31, 2001
Selected Operations Data:
Interest income	$182,352	$182,406	$184,234	$184,371	$195,777	$205,545	$212,726	$212,561
Interest expense	55,729	58,637	59,925	59,847	70,031	83,138	93,448	98,770
Net interest income	126,623	123,769	124,309	124,524	125,746	122,407	119,278	113,791
Provision for credit losses	4,067	4,071	4,714	9,154	6,955	6,076	5,422	2,425
Net interest income after provision for credit losses	122,556	119,698	119,595	115,370	118,791	116,331	113,856	111,366
Non-interest income:
Fees and other revenue	106,057	102,575	101,788	94,924	95,621	95,295	95,650	80,741
Gains on sales of securities available for sale	2,830	2,662	—	6,044	863	—	—	—
Gains on sales of branches	—	—	—	1,962	—	—	—	3,316
Total	108,887	105,237	101,788	102,930	96,484	95,295	95,650	84,057
Non-interest expense:
Amortization of goodwill	—	—	—	—	1,944	1,944	1,945	1,944
Other non-interest expense	140,963	134,223	131,886	131,297	129,484	124,715	124,008	116,012
Total	140,963	134,223	131,886	131,297	131,428	126,659	125,953	117,956
Income before income tax expense	90,480	90,712	89,497	87,003	83,847	84,967	83,553	77,467
Income tax expense	30,704	31,845	31,526	30,686	29,652	32,077	31,539	29,244
Net income	$59,776	$58,867	$57,971	$56,317	$54,195	$52,890	$52,014	$48,223
Per common share:
Basic earnings	$.83	$.81	$.78	$.75	$.73	$.70	$.68	$.62
Diluted earnings	$.82	$.80	$.78	$.75	$.72	$.69	$.67	$.62
Dividends declared	$.2875	$.2875	$.2875	$.2875	$.25	$.25	$.25	$.25
Financial Ratios: (1)
Return on average assets	1.97%	2.03%	2.04%	2.01%	1.88%	1.81%	1.78%	1.71%
Return on average realized common equity	26.22	26.19	25.75	24.86	24.44	23.68	23.22	21.47
Return on average common equity	25.17	25.53	25.36	24.68	23.92	23.48	23.37	21.54
Average total equity to average assets	7.82	7.96	8.03	8.15	7.85	7.72	7.61	7.93
Average tangible equity to average assets	6.56	6.64	6.68	6.77	6.50	6.36	6.23	6.48
Net interest margin	4.59	4.68	4.76	4.83	4.74	4.55	4.40	4.35

(1) Annualized.