Form 10-K, Exhibit 13
period 2003-12-31
TCF FINANCIAL CORP
filed 2004-03-09
CIK 814184

QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 13

FINANCIAL HIGHLIGHTS
TCF Financial Corporation and Subsidiaries—2003 Annual Report

	At or For the Year Ended December 31,
(Dollars in thousands, except per-share data)
	2003	2002	% Change
Operating Results:
Interest income	$641,519	$733,363	(12.5)%
Interest expense	160,374	234,138	(31.5)

Net interest income	481,145	499,225	(3.6)
Provision for credit losses	12,532	22,006	(43.1)

Net interest income after provision for credit losses	468,613	477,219	(1.8)
Non-interest income:
Fees and other revenue	430,792	406,264	6.0
Gains on sales of securities available for sale	32,832	11,536	184.6
Gains (losses) on termination of debt	(44,345)	—	(100.0)
Gains on sales of branches	—	1,962	(100.0)

Total non-interest income	419,279	419,762	(.1)
Non-interest expense	560,109	539,289	3.9

Income before income tax expense	327,783	357,692	(8.4)
Income tax expense	111,905	124,761	(10.3)

Net income	$215,878	$232,931	(7.3)

Per Common Share Information:
Basic earnings	$3.06	$3.17	(3.5)
Diluted earnings	3.05	3.15	(3.2)
Dividends declared	1.30	1.15	13.0
Stock price:
High	54.25	54.60
Low	36.50	35.10
Close	51.35	43.69	17.5
Book value	13.07	13.23	(1.2)
Price to book value	393%	330%	19.1
Financial Ratios:
Return on average assets	1.85%	2.01%	(8.0)
Return on average common equity	23.05	25.38	(9.2)
Net interest margin	4.54	4.71	(3.6)
Total equity to total assets at year end	8.14	8.01	1.6
	At December 31,
(Dollars in thousands)
	2003	2002	% Change
Selected Balance Sheet Data:
Securities available for sale	$1,533,288	$2,426,794	(36.8)%
Residential real estate loans	1,212,643	1,800,344	(32.6)

Subtotal	2,745,931	4,227,138	(35.0)
Loans and leases excluding residential real estate loans	7,135,135	6,320,784	12.9
Goodwill	145,462	145,462	—
Mortgage servicing rights	52,036	62,644	(16.9)
Total assets	11,319,015	12,202,069	(7.2)
Checking, savings and money market deposits	5,999,626	5,791,233	3.6
Certificates of deposit	1,612,123	1,918,755	(16.0)

Total deposits	7,611,749	7,709,988	(1.3)
Short-term borrowings	878,412	842,051	4.3
Long-term borrowings	1,536,413	2,268,244	(32.3)
Stockholders' equity	920,858	977,020	(5.7)
Common shares outstanding	70,476,330	73,855,886	(4.6)

MANAGEMENT'S DISCUSSION AND ANALYSIS

        Management's discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation ("TCF" or the "Company") should be read in conjunction with the consolidated financial statements and other financial data beginning on page 48.

OVERVIEW

        TCF is a national financial holding company located in Wayzata, Minnesota. Its principal subsidiary, TCF National Bank, is headquartered in Minnesota and had 401 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana at December 31, 2003.

        TCF provides convenient financial services through multiple channels to customers located primarily in the Midwest. TCF has developed products and services designed to meet the needs of all consumers. The Company focuses on attracting and retaining customers through service and convenience, including branches that are open seven days a week and on most holidays, extensive full-service supermarket branch and automated teller machine ("ATM") networks, and telephone and Internet banking. TCF's philosophy is to generate net interest income and fees and other revenue growth through business lines that emphasize higher yielding assets and lower or no interest-cost deposits. The Company's growth strategies include new branch expansion and the development of new products and services. New products and services are designed to build on existing businesses and expand into complementary products and services through strategic initiatives.

        TCF's core businesses are comprised of traditional and supermarket bank branches, campus banking, EXPRESS TELLER® ATMs, VISA® debit cards, commercial lending, small business banking, consumer lending, mortgage banking, leasing and equipment finance and investment, brokerage and insurance services. TCF emphasizes the "Totally Free" checking account as its anchor account, which provides opportunities to cross sell other convenience products and services and generate additional fee income.

        TCF has opened 239 new branches since January 1, 1998; 196 supermarket branches and 43 traditional branches. Opening new branches is an integral part of TCF's growth strategy for generating new deposit accounts and the related revenue that is associated with the accounts and other products. New branches typically produce net losses during the first 24 - 30 months of operations before they become profitable, and therefore the level and timing of new branch expansion can have a significant impact on TCF's reported profitability. TCF's growth in checking accounts is primarily occurring in new branches with growth in older, mature branches being slower and more difficult to generate. During 2003, TCF closed twelve supermarket branches and one traditional branch. Closure of the twelve supermarket branches was the result of the supermarket owner closing the stores and discontinuing TCF's license agreements for these locations. The deposits in all these branches were transferred to other nearby branches. The success of TCF's branch expansion is dependent on the continued long-term success and viability of branch banking. Success in the supermarket branches is also dependent on the success and viability of the supermarket branch locations. Economic slowdowns, financial or labor difficulties and competitive pressures from new grocery retailers may have an adverse impact on the supermarket industry and therefore reduce customer activity in TCF's supermarket branches. TCF is subject to the risk, among others, that its license for its supermarket branches will terminate in connection with the sale or closure of a store by a supermarket chain.

        TCF's lending strategy is to originate high credit quality, primarily secured, loans and leases. Commercial loans are generally made on local properties or to local customers, and are virtually all secured. TCF's largest core lending business is its consumer home equity loan operation, which offers fixed- and variable-rate loans and lines of credit secured by residential real estate properties. The leasing and equipment finance businesses consist of Winthrop Resources Corporation ("Winthrop"), a leasing company that leases technology and data processing equipment to companies nationwide and TCF Leasing, Inc.("TCF Leasing"), a general leasing and equipment finance leasing business. TCF's leasing and equipment finance businesses operate in all 50 states.

        As a primarily secured lender, TCF emphasizes credit quality over asset growth. As a result, TCF's credit losses are generally lower than those experienced by other banks. The allowance for loan and lease losses, while generally lower as a percent of loans and leases than the average in the banking industry, reflects the lower historical charge-offs and management's expectation of the risk of loss inherent in the loan and lease portfolio. See "Consolidated Financial Condition Analysis—Allowance for Loan and Lease Losses."

        Net interest income, the difference between interest income, earned on loans and leases and on investments, and interest expense, paid on deposits and short-term and long-term borrowings, represents 53.4% of TCF's total revenue. Net interest income can change significantly from period to period based on general levels of interest rates, customer prepayment patterns, the mix of interest earning assets and the mix of interest bearing and non-interest bearing deposits and borrowings. TCF manages the risk of changes in interest rates on its net interest income through an Asset/Liability Committee and through related interest rate risk monitoring and management policies.

        The historically low interest rates in 2003 were a significant challenge to the management of asset/liability risk and TCF made several key decisions that impacted the year's results. These very low interest rates caused a high level of prepayment in the residential loan and mortgage-backed securities portfolio, which declined a combined $1.5 billion in total during the year. Early in 2003, TCF decided to stop reinvesting cash flows created by the high level of prepayments into new mortgage-backed securities as the available yields on new investments were deemed unacceptable. Additionally during the year, TCF prepaid $954 million of high cost fixed-rate Federal Home Loan Bank ("FHLB") borrowings, at a cost of $44.3 million, and replaced some of these borrowings with lower cost borrowings that will reduce interest expense over the remaining term of the prepaid borrowings into 2004. TCF does not utilize any unconsolidated subsidiaries or special purpose entities to provide off-balance sheet borrowings. If interest rates continue at similar low levels through-out 2004, TCF will continue to experience prepayments of higher yielding assets that might not be replaced. Therefore, net interest margin and net interest income would continue to decline.

        The Company's VISA® debit card program has grown significantly since its inception in 1996. According to a September 30, 2003 statistical report issued by VISA®, TCF, with approximately 1.5 million cards outstanding, was the 12th largest VISA® Classic debit card issuer in the United States, based on the number of cards outstanding, and 11th largest based on sales volume of $998.7 million for the 2003 third quarter. TCF earns interchange revenue from customer debit card transactions. During 2003, 90.9% of TCF's debit card sales volume was generated from off-line (signature-based) transactions. The average interchange rate on these off-line transactions declined from 1.55% in 2002 to 1.43% in 2003. The decline in the average offline interchange rate was the result of VISA® USA lowering interchange rates for many merchants effective August 1, 2003, as part of the settlement of class action lawsuits brought by these merchants against VISA challenging rules imposed by VISA governing the acceptance of debit and credit cards by merchants. Additionally, as part of the settlement, VISA established new interchange rates which took effect in February 2004, and these rates increased slightly from the rates established August 1, 2003. In 2003, TCF renegotiated its contract with VISA and agreed to an extension through 2013. The effect of this new contract is to lower various costs that TCF pays for processing and marketing of the VISA debit cards. The continued success of TCF's debit card program is dependent on the success and viability of VISA and the continued use by customers and acceptance by merchants of debit cards.

        TCF's mortgage banking business originates residential mortgage loans and sells them to investors, primarily retaining the servicing rights and related servicing revenue. Generally accepted accounting principles require TCF to record the value of the servicing rights on the balance sheet at the time the loans are sold. Capitalized servicing rights are amortized based on the expected pattern and life of related servicing revenues and are also evaluated quarterly for impairment. As interest rates fall, there is a higher probability of prepayment as the customer can generally refinance the loan with relative ease. In addition, as property values increase, customers' home equity increases, enabling customers to engage in "cash-out" refinance transactions where the customer refinances an existing mortgage into a higher balance loan in order to draw out the increased home equity. The historically low mortgage interest rate environment in 2003 and continued increases in property values in our markets led to historically high prepayments and refinancing resulting in unusually high levels of servicing rights amortization and a $21.2 million provision for impairment. At December 31, 2003, 60% of TCF's servicing portfolio consisted of loans with interest rates below 6%. If interest rates remain at current levels or increase in 2004, there should be significantly reduced refinance activity and reduced related amortization and provision for impairment. TCF does not utilize derivatives to manage the impairment risk in its capitalized mortgage servicing rights.

        The following portions of the Management's Discussion and Analysis focus in more detail on the results of operations for 2003, 2002 and 2001 and on information about TCF's balance sheet, credit quality, liquidity and funding resources, capital, critical accounting estimates and other matters.

RESULTS OF OPERATIONS

Five Year Financial Summary

Consolidated Income:

	Year Ended December 31,					Compound Annual Growth Rate
(Dollars in thousands, except per-share data)	2003	2002	2001	2000	1999	1-Year 2003/2002	5-Year 2003/1998
Total revenue	$900,424	$918,987	$852,708	$774,812	$737,906	(2.0)%	4.9%

Net interest income	$481,145	$499,225	$481,222	$438,536	$424,213	(3.6)	2.5
Provision for credit losses	12,532	22,006	20,878	14,772	16,923	(43.1)	(11.6)
Fees and other revenue	430,792	406,264	367,307	323,463	274,320	6.0	12.8
Other non-interest income	(11,513)	13,498	4,179	12,813	39,373	N.M.	N.M.
Non-interest expense	560,109	539,289	501,996	457,202	447,892	3.9	5.8

Income before income tax expense	327,783	357,692	329,834	302,838	273,091	(8.4)	4.3
Income tax expense	111,905	124,761	122,512	116,593	107,052	(10.3)	.5

Net income	$215,878	$232,931	$207,322	$186,245	$166,039	(7.3)	6.7

Per common share:
Basic earnings	$3.06	$3.17	$2.73	$2.37	$2.01	(3.5)	11.6

Diluted earnings	$3.05	$3.15	$2.70	$2.35	$2.00	(3.2)	11.6

Dividends declared	$1.30	$1.15	$1.00	$.825	$.725	13.0	16.2

N.M. Not meaningful.

Consolidated Financial Condition:

	At December 31,					Compound Annual Growth Rate
(Dollars in thousands, except per-share data)	2003	2002	2001	2000	1999	1-Year 2003/2002	5-Year 2003/1998
Securities available for sale	$1,533,288	$2,426,794	$1,584,661	$1,403,888	$1,521,661	(36.8)%	(1.8)%
Residential real estate loans	1,212,643	1,800,344	2,733,290	3,673,831	3,919,678	(32.6)	(20.3)

Subtotal	2,745,931	4,227,138	4,317,951	5,077,719	5,441,339	(35.0)	(12.8)
Loans and leases excluding residential real estate loans	7,135,135	6,320,784	5,510,912	4,872,868	3,976,065	12.9	16.1
Total assets	11,319,015	12,202,069	11,358,715	11,197,462	10,661,716	(7.2)	2.2
Checking, savings and money market deposits	5,999,626	5,791,233	4,778,714	4,086,219	3,712,988	3.6	9.8
Certificates of deposit	1,612,123	1,918,755	2,320,244	2,805,605	2,871,847	(16.0)	(11.4)
Borrowings	2,414,825	3,110,295	3,023,025	3,184,245	3,083,888	(22.4)	(.4)
Stockholders' equity	920,858	977,020	917,033	910,220	808,982	(5.7)	1.7
Book value per common share	13.07	13.23	11.92	11.34	9.87	(1.2)	5.8

Key Ratios and Other Data:

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999
Return on average assets	1.85%	2.01%	1.79%	1.72%	1.61%
Return on average equity	23.05	25.38	23.06	22.64	20.34
Average total equity to average assets	8.03	7.91	7.78	7.58	7.93
Net interest margin(1)	4.54	4.71	4.51	4.35	4.47
Common dividend payout ratio	42.62%	36.51%	37.04%	35.11%	36.25%
Number of banking locations	401	395	375	352	338
Number of checking accounts (in thousands)	1,444	1,338	1,249	1,131	1,032

(1)
Net interest income divided by average interest-earning assets.

        Performance Summary    TCF reported diluted earnings per common share of $3.05 for 2003, compared with $3.15 for 2002 and $2.70 for 2001. Net income was $215.9 million for 2003, down from $232.9 million for 2002 and up from $207.3 million for 2001. Return on average assets was 1.85% in 2003, compared with 2.01% in 2002 and 1.79% in 2001. Return on average equity was 23.05% in 2003, compared with 25.38% in 2002 and 23.06% in 2001.During 2003, TCF prepaid $954 million of high cost FHLB borrowings, at a cost of $44.3 million ($29.2 million after-tax) which reduced diluted earnings per share by 41 cents. This was done to restructure the balance sheet and reduce interest expense in future periods. The 2002 results included a $1.3 million after-tax gain on sale of a branch, or 2 cents per common share, compared with a $2.1 million after-tax gain on sale of a branch, or 3 cents per common share in 2001. There were no branch sales in 2003. In 2002, new accounting rules under generally accepted accounting principles ("GAAP") eliminated the amortization of goodwill. Goodwill amortization reduced net income by $7.6 million, or 10 cents per diluted common share in 2001.

        Operating Segment Results    BANKING, comprised of deposits and investment products, commercial banking, small business banking, consumer lending, residential lending and treasury services, reported net income of $181 million for 2003, down 10% from $201.1 million in 2002. Banking net interest income for 2003 was $414.3 million, compared with $435.9 million for 2002. The provision for credit losses totaled $4.4 million in 2003, down from $12.8 million in 2002, driven by decreases in net charge-offs in the commercial business, commercial real estate, and consumer loan portfolios. Non-interest income totaled $355.4 million, down 1.3% from $359.9 million in 2002. During 2003, TCF prepaid $954 million of FHLB advances and recorded losses on terminations of debt totaling $44.3 million. There were no similar debt terminations during 2002. During 2003, TCF sold mortgage-backed securities and realized gains of $32.8 million, compared with similar gains of $11.5 million for 2002. See "Consolidated Income Statement Analysis—Consolidated Net Interest Income" for further discussion on debt terminations and on the sales of mortgage-backed securities during 2003. In addition to the gains and losses discussed above, fees, service charges, debit card and other revenues were $366.9 million for 2003, up $20.5 million, or 5.9%, from 2002. These increases resulted from TCF's expanding branch network and customer base, and increased utilization of debit cards by customers. Non-interest expense totaled $487.8 million, up 3.4% from $471.7 million in 2002. The increase was primarily due to additional advertising and promotion expense focused on the production and retention of TCF's deposit customer base, costs associated with new branch expansion and the write-off of $1.2 million of leasehold improvements related to 12 closed supermarket branches.

        TCF had 401 branches, including 237 full service branches in supermarkets at December 31, 2003. During 2003, TCF opened 19 new branches, of which five were supermarket branches. TCF remains focused on a long-term strategy of expanding its franchise with the planned opening of 28 new branches in 2004, consisting of 22 new traditional branches and six new supermarket branches.

        LEASING AND EQUIPMENT FINANCE, an operating segment comprised of TCF's wholly-owned subsidiaries Winthrop and TCF Leasing, provides a broad range of comprehensive lease and equipment finance products. This operating segment reported net income of $29.3 million for 2003, up 6.5% from $27.5 million in 2002. Net interest income for 2003 was $45.4 million, up 9.6% from $41.4 million in 2002. The provision for credit losses for this operating segment totaled $8.2 million in 2003, down from $9.2 million in 2002, primarily as a result of a decrease in non-accrual loans and leases. Non-interest income totaled $51.1 million in 2003, down $718 thousand from $51.8 million in 2002. Leasing and Equipment Finance revenues may fluctuate from period to period based on customer driven factors not entirely within the control of TCF. Non-interest expense totaled $42 million in 2003, up $994 thousand from $41 million in 2002.

        MORTGAGE BANKING activities include the origination of residential mortgage loans, generally for sale to third parties with servicing retained. This operating segment reported net income of $2.9 million for 2003, compared with $2.7 million for 2002. TCF's mortgage banking operations funded $3 billion in loans during 2003, up from $2.9 billion in 2002, primarily reflecting continued high levels of refinance activity. In 2003, 74% of total mortgage banking loan originations were refinancings, up from 67% in 2002. Non-interest income totaled $13.1 million, up 57.6% from $8.3 million in 2002. The increase in non-interest income was primarily due to increased gains on sales of loans over 2002, which was partially offset by increased amortization and provision for impairment of mortgage servicing rights related to the sustained high level of prepayments. The increase in gains on sales of loans was primarily due to the increase in retail loan originations as a percentage of total loan originations from 37% in 2002 to 45% in 2003 and the improved pricing on retail and wholesale loan originations during the refinance boom. Mortgage applications in process (mortgage pipeline) declined to $241.1 million at December 31, 2003 from $532 million at December 31, 2002 as refinance activity slowed during the latter part of 2003. The annualized prepayment rate on the third party servicing portfolio was 22% for the fourth quarter of 2003, down from 67% for the fourth quarter of 2002, and 71% for the third quarter of 2003. Mortgage Banking's non-interest expense totaled $30 million for 2003, up 20.8% from $24.8 million for 2002. Contributing to the increase in non-interest expense during 2003 were increased expenses resulting from higher levels of production and prepayment activity.

CONSOLIDATED INCOME STATEMENT ANALYSIS

        Net Interest Income    Net interest income, which is the difference between interest earned on loans and leases, securities available for sale, investments and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense), represented 53.4% of TCF's revenue in 2003. Net interest income divided by average interest-earning assets is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, and by loan and deposit pricing strategies and competitive conditions, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

        The following tables present TCF's average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF's interest-earning assets and interest-bearing liabilities:

	Year Ended December 31, 2003			Year Ended December 31, 2002			Change
(Dollars in thousands)	Average Balance	Interest(1)	Average Yields and Rates	Average Balance	Interest(1)	Average Yields and Rates	Average Balance	Interest(1)	Average Yields and Rates (bps)
Assets:
Investments	$101,455	$4,511	4.45%	$154,862	$6,934	4.48%	$(53,407)	$(2,423)	(3)
Securities available for sale(2)	1,891,062	103,821	5.49	1,879,674	118,272	6.29	11,388	(14,451)	(80)
Loans held for sale	488,634	20,016	4.10	437,702	22,464	5.13	50,932	(2,448)	(103)
Loans and leases:
Consumer	3,288,040	214,971	6.54	2,712,812	207,492	7.65	575,228	7,479	(111)
Commercial real estate	1,854,452	108,867	5.87	1,746,207	118,355	6.78	108,245	(9,488)	(91)
Commercial business	445,634	19,020	4.27	435,488	22,699	5.21	10,146	(3,679)	(94)
Leasing and equipment finance	1,094,532	81,912	7.48	995,672	85,447	8.58	98,860	(3,535)	(110)

Subtotal	6,682,658	424,770	6.36	5,890,179	433,993	7.37	792,479	(9,223)	(101)
Residential real estate	1,440,688	88,401	6.14	2,227,537	151,700	6.81	(786,849)	(63,299)	(67)

Total loans and leases(3)	8,123,346	513,171	6.32	8,117,716	585,693	7.21	5,630	(72,522)	(89)

Total interest-earning assets	10,604,497	641,519	6.05	10,589,954	733,363	6.92	14,543	(91,844)	(87)

Other assets(4)	1,053,073			1,020,550			32,523

Total assets	$11,657,570			$11,610,504			$47,066

Liabilities and Stockholders' Equity:
Non-interest bearing deposits	$2,232,883			$1,893,916			$338,967
Interest-bearing deposits:
Checking	1,064,380	948.09		915,720	1,479.16		148,660	(531)	(7)
Savings	1,847,775	9,298.50		1,560,539	15,924	1.02	287,236	(6,626)	(52)
Money market	887,273	4,447.50		919,393	9,737	1.06	(32,120)	(5,290)	(56)

Subtotal	3,799,428	14,693.39		3,395,652	27,140.80		403,776	(12,447)	(41)
Certificates	1,743,533	42,102	2.41	2,108,708	68,246	3.24	(365,175)	(26,144)	(83)

Total interest-bearing deposits	5,542,961	56,795	1.02	5,504,360	95,386	1.73	38,601	(38,591)	(71)

Total deposits	7,775,844	56,795.73		7,398,276	95,386	1.29	377,568	(38,591)	(56)

Borrowings:
Short-term borrowings	757,128	9,451	1.25	573,935	9,874	1.72	183,193	(423)	(47)
Long-term borrowings	1,778,671	94,128	5.29	2,277,974	128,878	5.66	(499,303)	(34,750)	(37)

Total borrowings	2,535,799	103,579	4.08	2,851,909	138,752	4.87	(316,110)	(35,173)	(79)

Total interest-bearing liabilities	8,078,760	160,374	1.99	8,356,269	234,138	2.80	(277,509)	(73,764)	(81)

Total deposits and borrowings	10,311,643	160,374	1.56	10,250,185	234,138	2.28	61,458	(73,764)	(72)

Other liabilities(4)	409,539			442,404			(32,865)

Total liabilities	10,721,182			10,692,589			28,593
Stockholders' equity(4)	936,388			917,915			18,473

Total liabilities and stockholders' equity	$11,657,570			$11,610,504			$47,066

Net interest income and margin		$481,145	4.54%		$499,225	4.71%		$(18,080)	(17)

bps = basis points

(1)
Tax-exempt income was not significant and thus interest income and related yields have not been presented on a tax equivalent basis. Tax-exempt income of $523,000, $354,000 and $156,000 was recognized during the years ended December 31, 2003, 2002 and 2001, respectively.

(2)
Average balance and yield of securities available for sale are based upon the historical amortized cost.

(3)
Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.

(4)
Average balance is based upon month-end balances.

	Year Ended December 31, 2002			Year Ended December 31, 2001			Change
(Dollars in thousands)	Average Balance	Interest(1)	Average Yields and Rates	Average Balance	Interest(1)	Average Yields and Rates	Average Balance	Interest(1)	Average Yields and Rates (bps)
Assets:
Investments	$154,862	$6,934	4.48%	$164,362	$8,966	5.46%	$(9,500)	$(2,032)	(98)
Securities available for sale(2)	1,879,674	118,272	6.29	1,705,983	112,267	6.58	173,691	6,005	(29)
Loans held for sale	437,702	22,464	5.13	379,045	24,266	6.40	58,657	(1,802)	(127)
Loans and leases:
Consumer	2,712,812	207,492	7.65	2,346,349	215,438	9.18	366,463	(7,946)	(153)
Commercial real estate	1,746,207	118,355	6.78	1,490,616	116,128	7.79	255,591	2,227	(101)
Commercial business	435,488	22,699	5.21	409,685	29,893	7.30	25,803	(7,194)	(209)
Leasing and equipment finance	995,672	85,447	8.58	918,915	89,131	9.70	76,757	(3,684)	(112)

Subtotal	5,890,179	433,993	7.37	5,165,565	450,590	8.72	724,614	(16,597)	(135)
Residential real estate	2,227,537	151,700	6.81	3,251,328	230,520	7.09	(1,023,791)	(78,820)	(28)

Total loans and leases(3)	8,117,716	585,693	7.21	8,416,893	681,110	8.09	(299,177)	(95,417)	(88)

Total interest-earning assets	10,589,954	733,363	6.92	10,666,283	826,609	7.75	(76,329)	(93,246)	(83)

Other assets(4)	1,020,550			886,823			133,727

Total assets	$11,610,504			$11,553,106			$57,398

Liabilities and Stockholders' Equity:
Non-interest bearing deposits	$1,893,916			$1,580,907			313,009
Interest-bearing deposits:
Checking	915,720	1,479.16		790,023	3,549.45		125,697	(2,070)	(29)
Savings	1,560,539	15,924	1.02	1,018,730	7,472.73		541,809	8,452	29
Money market	919,393	9,737	1.06	902,091	21,144	2.34	17,302	(11,407)	(128)

Subtotal	3,395,652	27,140.80		2,710,844	32,165	1.19	684,808	(5,025)	(39)
Certificates	2,108,708	68,246	3.24	2,607,009	130,562	5.01	(498,301)	(62,316)	(177)

Total interest-bearing deposits	5,504,360	95,386	1.73	5,317,853	162,727	3.06	186,507	(67,341)	(133)

Total deposits	7,398,276	95,386	1.29	6,898,760	162,727	2.36	499,516	(67,341)	(107)

Borrowings:
Short-term borrowings	573,935	9,874	1.72	1,097,688	44,800	4.08	(523,753)	(34,926)	(236)
Long-term borrowings	2,277,974	128,878	5.66	2,345,742	137,860	5.88	(67,768)	(8,982)	(22)

Total borrowings	2,851,909	138,752	4.87	3,443,430	182,660	5.30	(591,521)	(43,908)	(43)

Total interest-bearing liabilities	8,356,269	234,138	2.80	8,761,283	345,387	3.94	(405,014)	(111,249)	(114)

Total deposits and borrowings	10,250,185	234,138	2.28	10,342,190	345,387	3.34	(92,005)	(111,249)	(106)

Other liabilities(4)	442,404			311,871			130,533

Total liabilities	10,692,589			10,654,061			38,528
Stockholders' equity(4)	917,915			899,045			18,870

Total liabilities and stockholders' equity	$11,610,504			$11,553,106			$57,398

Net interest income and margin		$499,225	4.71%		$481,222	4.51%		$18,003	20

bps = basis points

(1)
Tax-exempt income was not significant and thus interest income and related yields have not been presented on a tax equivalent basis. Tax-exempt income of $523,000, $354,000 and $156,000 was recognized during the years ended December 31, 2003, 2002 and 2001, respectively.

(2)
Average balance and yield of securities available for sale are based upon the historical amortized cost.

(3)
Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.

(4)
Average balance is based upon month-end balances.

        The following table presents the components of the changes in net interest income by volume and rate:

	Year Ended December 31, 2003 Versus Same Period in 2002 Increase (Decrease) Due to			Year Ended December 31, 2002 Versus Same Period in 2001 Increase (Decrease) Due to
(In thousands)
	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
Interest income:
Investments	$(2,375)	$(48)	$(2,423)	$(495)	$(1,537)	$(2,032)
Securities available for sale	713	(15,164)	(14,451)	11,099	(5,094)	6,005
Loans held for sale	2,421	(4,869)	(2,448)	3,429	(5,231)	(1,802)
Loans and leases:
Consumer	40,204	(32,725)	7,479	30,889	(38,835)	(7,946)
Commercial real estate	7,026	(16,514)	(9,488)	18,414	(16,187)	2,227
Commercial business	518	(4,197)	(3,679)	1,791	(8,985)	(7,194)
Leasing and equipment finance	8,009	(11,544)	(3,535)	7,094	(10,778)	(3,684)
Residential real estate	(49,442)	(13,857)	(63,299)	(70,036)	(8,784)	(78,820)
Total interest income	1,006	(92,850)	(91,844)	(5,876)	(87,370)	(93,246)
Interest expense:
Checking	211	(742)	(531)	498	(2,568)	(2,070)
Savings	2,535	(9,161)	(6,626)	4,838	3,614	8,452
Money market	(329)	(4,961)	(5,290)	396	(11,803)	(11,407)
Certificates	(10,602)	(15,542)	(26,144)	(21,878)	(40,438)	(62,316)
Short-term borrowings	2,685	(3,137)	(452)	(15,787)	(19,139)	(34,926)
Long-term borrowings	(26,843)	(7,878)	(34,721)	(3,914)	(5,068)	(8,982)
Total interest expense	(7,544)	(66,220)	(73,764)	(15,329)	(95,920)	(111,249)
Net interest income	685	(18,765)	(18,080)	(3,465)	21,468	18,003

(1)
Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

        During 2003, TCF prepaid $954 million of fixed-rate borrowings. These borrowings had an average interest rate of 5.66% and an average remaining maturity of 13 months. Certain of these borrowings were replaced with $787 million of fixed-rate borrowings with an average maturity of 12 months and an average interest rate of 1.42%. 2003 net interest income and net interest margin were positively impacted by $12.2 million, and 12 basis points, respectively, as a result of the reduction in interest expense related to the debt prepayment and replacement funding. TCF may, from time to time, sell mortgage-backed securities. During 2003, TCF sold $816.5 million of fixed-rate mortgage-backed securities with a weighted-average coupon of 6.49% and recognized $32.8 million in gains on securities available for sale. At December 31, 2003, the unrealized gain on TCF's securities available for sale portfolio was $8.9 million.

        Changes in net interest income are dependent upon the movement of interest rates, the volume and mix of interest-earning assets and deposits and borrowings and the level of non-performing assets. Achieving net interest margin growth over time is dependent on TCF's ability to generate higher-yielding assets and lower-cost retail deposits. The net impact of the changes in interest-bearing assets and deposits and borrowings has positioned TCF to be more asset sensitive (i.e. more assets than liabilities will be maturing, repricing, or prepaying during the next twelve months). Although this positive gap position will benefit TCF in a rising rate environment, if interest rates remain at current levels or fall further, the net interest margin may continue to compress and net interest income may decline. An increase in interest rates would affect TCF's fixed-rate/variable-rate product origination mix and would extend the estimated life of its residential real estate loan and mortgage-backed securities portfolios. A change in origination mix and/or the extending of the estimated life of mortgage-related assets may have an adverse impact on future net interest income or net interest margin. Competition for checking, savings and money market deposits, important sources of lower-cost funds for TCF, is intense. A decline in these low-cost deposits may have an adverse impact on future net interest income or net interest margin as TCF would need to replace these funds with short- or long-term borrowings which may have a higher interest cost. See "Consolidated Financial Condition Analysis—Interest-Rate Risk" and "Consolidated Financial Condition Analysis—Deposits" for further discussion on TCF's interest rate risk position.

        The decrease, in 2003, in both net interest income and net interest margin was primarily the result of a decline in the overall yield on interest-earning assets during 2003, partially offset by a decline in the overall cost of funds on interest-bearing liabilities.The yield on interest-earning assets declined 87 basis points from 6.92% for 2002 to 6.05% for 2003, while the overall cost of funds on interest-bearing liabilities declined 72 basis points to 1.56% for 2003. Interest income decreased $91.8 million in 2003, reflecting decreases of $92.9 million due to the decline in rates partially offset by a $1 million increase due to volume. Interest expense decreased $73.8 million in 2003, reflecting decreases of $66.2 million due to lower cost of funds and $7.5 million due to volume changes.

        The improvement, in 2002, in net interest income and net interest margin was primarily due to growth in average low-cost deposits (checking, savings and money market), up $997.8 million, or 23.2%, coupled with growth in higher-yielding loans and leases (commercial, consumer and lease equipment finance) of $724.6 million, or 14% and lower borrowing costs. These increases were partially offset by a decrease of $850 million, or 17.1%, for 2002 in lower-yielding residential mortgages and mortgage-backed securities. Interest income decreased by $93.2 million in 2002, reflecting decreases of $87.4 million due to rate changes and $5.9 million due to volume changes. Interest expense decreased $111.2 million in 2002, reflecting decreases of $95.9 million due to lower cost of funds and $15.3 million due to volume changes. The increase in net interest income due to rate changes reflects the impact of declining rates on interest-bearing liabilities greater than the impact of declining rates on interest-earning assets. The decrease in net interest income due to volume reflects the overall decline in interest-earning assets.

        In 2001, TCF's net interest income increased $42.7 million, or 9.7%, and total average interest-earning assets increased by $592.9 million, or 5.9%, compared with 2000 levels. TCF's net interest income improved by $46 million due to volume changes and decreased $3.3 million due to rate changes. The increases in 2001, in net interest income and net interest margin were primarily due to the growth in higher yielding commercial and consumer loans and leasing and equipment finance along with the strong growth in low-cost checking, savings and money market deposits, as well as the decrease in interest rates resulting in lower interest paid on certificates of deposit and borrowings. These favorable trends were partially offset by the managed reduction in residential real estate loans. Interest income decreased by $72 thousand in 2001 reflecting a decrease of $56.7 million due to rate changes, offset by an increase of $56.6 million due to volume changes. Interest expense decreased $42.8 million in 2001, reflecting a decrease of $53.4 million due to a lower cost of funds, partially offset by a $10.6 million increase due to volume changes. The increase in net interest income due to volume changes reflects the increase in total average interest-earning assets and an increase in the balance of non-interest-bearing deposits. The decrease in net interest income due to rate changes in 2001 reflects the impact of declining rates on interest-earning assets greater than the impact of declining rates on interest-bearing liabilities.

        Provision for Credit Losses    TCF provided $12.5 million for credit losses in 2003, compared with $22 million in 2002 and $20.9 million in 2001. The decrease in the provision from 2002 primarily reflect declines in net charge-offs and non-accrual loans and leases. Net loan and lease charge-offs were $12.9 million, or .16% of average loans and leases in 2003, down from $20 million, or .25% of average loans and leases in 2002 and up slightly from $12.5 million, or .15% of average loans and leases in 2001. Commercial lending net charge-offs were $782 thousand in 2003, down from $5.9 million in 2002. Leasing and equipment finance net charge-offs were $7.5 million, or .69% of related average loans and leases during 2003, down from $8 million, or .80% of related average loans and leases in 2002. The provision for credit losses is calculated as part of the determination of the allowance for loan and lease losses. The determination of the allowance for loan and lease losses and the related provision for credit losses is a critical accounting estimate which involves a number of factors such as net charge-offs, delinquencies in the loan and lease portfolio, value of collateral, general economic conditions and management's assessment of credit risk in the current loan and lease portfolio. Also see "Consolidated Financial Condition Analysis—Allowance for Loan and Lease Losses."

        Non-Interest Income    Non-interest income is a significant source of revenue for TCF, representing 46.6% of total revenues in 2003, and is an important factor in TCF's results of operations. Providing a wide range of retail banking services is an integral component of TCF's business philosophy and a major strategy for generating additional non-interest income. Total non-interest income was $419.3 million for 2003, down $483 thousand from $419.8 million in 2002. Significantly impacting non-interest income during 2003 were gains on securities available for sale and losses on terminations of debt, which were part of the strategy to restructure the balance sheet and reduce funding costs in future periods. Fees and other revenue increased $24.5 million, or 6%, during 2003. This increase in 2003 was driven by increased fees, service charges, debit card revenue, and mortgage banking revenue generated by TCF's expanding branch network and customer base and increased gains on sales of loans which drove the increase in mortgage banking revenue. The increases in fees and service charges and debit card revenue primarily reflect an increase in the number of checking accounts, which totaled 1,443,821 accounts at December 31, 2003, up from 1,338,313 accounts at December 31, 2002. The average annual fee revenue per retail checking account was $223 for 2003, compared with $218 for 2002.

        The following table presents the components of non-interest income:

	Year Ended December 31,					Compound Annual Growth Rate
(Dollars in thousands)	2003	2002	2001	2000	1999	1-Year 2003/2002	5-Year 2003/1998
Fees and service charges	$247,456	$226,051	$195,162	$166,394	$138,198	9.5%	17.6%
Debit card revenue	52,991	47,190	40,525	30,613	20,747	12.3	35.4
ATM revenue	43,623	45,296	45,768	47,334	46,397	(3.7)	2.3
Investments and insurance commissions	13,901	15,848	11,554	12,266	14,849	(12.3)

Subtotal	357,971	334,385	293,009	256,607	220,191	7.1	15.5
Leasing and equipment finance	51,088	51,628	45,730	38,442	28,505	(1.0)	10.3
Mortgage banking	12,719	6,979	12,042	10,519	12,770	82.2	(5.5)
Other	9,014	13,272	16,526	17,895	12,854	(32.1)	(7.1)

Fees and other revenue	430,792	406,264	367,307	323,463	274,320	6.0	12.8

Gains on sales of:
Securities available for sale	32,832	11,536	863	—	3,194
Branches	—	1,962	3,316	12,813	12,160
Loan servicing	—	—	—	—	3,076
Subsidiaries and joint venture interest	—	—	—	—	5,522
Gains (losses) on termination of debt	(44,345)	—	—	—	—
Title insurance revenues(1)	—	—	—	—	15,421

Other non-interest income	(11,513)	13,498	4,179	12,813	39,373

Total non-interest income	$419,279	$419,762	$371,486	$336,276	$313,693	(.1)	8.1

Fee revenue per retail checking account (in dollars)	$223	$218	$209	$190	$168	2.3	9.3
Fees and other revenue as a:
percentage of total revenue	47.84%	44.21%	43.08%	41.75%	37.18%
percentage of average assets	3.70	3.50	3.18	2.98	2.67

(1)
Title insurance business was sold in 1999.

        Fees and Service Charges    Fees and service charges increased $21.4 million, or 9.5%, in 2003 and $30.9 million, or 15.8%, in 2002. These increases primarily reflect the impact of the investment in new branch expansion and the increase in the number of checking accounts.

        Debit Card Revenue    Debit card revenue includes interchange fees on the TCF Check Card. Class action lawsuits were brought by various retail merchants against VISA® USA challenging rules imposed by VISA governing the acceptance of debit and credit cards by merchants. In the second quarter of 2003, VISA reached a settlement of the litigation with various retail merchants, which resulted in lower interchange rates effective August 1, 2003 for many retail merchants. Additionally, as part of the settlement, VISA established new interchange rates which took effect in February 2004, and these rates increased slightly from the rates established August 1, 2003.

        As a result of the lowering of interchange rates on August 1, 2003, TCF's average off-line interchange rate declined approximately 7.7% to 1.43% for 2003, down from 1.55% in 2002. In 2003, TCF re-negotiated its contract with VISA and agreed to an extension through 2013. The effect of this new contract is to lower various processing and promotional costs incurred relating to the VISA debit cards.

        ATM Revenue    The declines in ATM revenue were attributable to a decline in utilization of non-owned ATM machines by TCF customers and declines in utilization of TCF's ATM machines by non-customers. These declines resulted from increased use of debit cards as well as the increased competition from other ATM machines. Additionally, as ATM site contracts are renewed, merchants have generally required a larger percentage of the fee charged to non-customers for use of TCF's ATM's.

        The following table sets forth information about TCF's Check Card and ATM network:

				Percentage Increase (Decrease)
	At or For the Year Ended December 31,
(Dollars in thousands)
	2003	2002	2001	2003/2002	2002/2001
TCF Check Cards	1,534,383	1,380,893	1,195,522	11.1%	15.5%
Other ATM Cards	124,277	144,592	158,254	(14.0)	(8.6)

Total EXPRESS TELLER® ATM cards outstanding	1,658,660	1,525,485	1,353,776	8.7	12.7

Number of EXPRESS TELLER® ATM's(1)	1,166	1,143	1,341	2.0	(14.8)
TCF Check Card:
Average number of checking accounts with debit cards	1,193,936	1,087,592	974,734	9.8	11.6
Percentage of customers with TCF Check Cards who were active users	54.3%	53.2%	51.3%	2.1	3.7
Average number of transactions per month on active TCF Check Cards for the year ended	12.5	11.8	10.9	5.9	8.3
Sales volume for the year ended:
Off-line (Signature)	$3,543,657	$2,958,633	$2,404,299	19.8	23.1
On-line (PIN)	355,045	257,560	155,462	37.8	65.7

Total	$3,898,702	$3,216,193	$2,559,761	21.2	25.6

Percentage off-line	90.89%	91.99%	93.93%	(1.2)	(2.1)
Average off-line interchange rate	1.43%	1.55%	1.55%	(7.7)	—

(1)
In 2002, the contracts covering 256 EXPRESS TELLER® ATM's expired and were not renewed.

        Investments and Insurance Revenue    Investments and insurance commissions revenue, consisting principally of commissions on sales of annuities and mutual funds, decreased $1.9 million in 2003, compared with an increase of $4.3 million in 2002. Annuity and mutual fund sales volumes totaled $239.5 million for the year ended December 31, 2003, compared with $242.7 million during 2002. The decreased sales volumes during 2003 were the result of the lower interest rate environment which reduced the rate of return on annuity products offered by insurance companies. Sales of insurance and investment products may fluctuate from period to period, and future sales levels will depend upon general economic conditions and investor preferences. Sales of annuities will also depend upon their continued tax advantage and may be negatively impacted by the level of interest rates and alternative investment products.

        Leasing and Equipment Finance Revenue    Leasing and equipment finance revenues decreased $540 thousand, or 1%, in 2003, following an increase of $5.9 million or 12.9%, in 2002. The decrease in leasing revenues for 2003 was primarily driven by a decline in sales-type lease revenues of $3 million for 2003, partially offset by a $2 million increase in operating lease revenues during 2003. The increase in total leasing and equipment finance revenues for 2002 was driven by an increase of $5.3 million in sales-type lease revenues. Leasing and equipment finance revenues may fluctuate from period to period based on customer-driven factors not entirely within the control of TCF.

        Mortgage Banking Revenue    The following table sets forth information about mortgage banking revenues:

	Year Ended December 31,
(In thousands)
	2003	2002	2001	2000	1999
Servicing income	$20,533	$20,443	$16,932	$12,642	$12,981
Less mortgage servicing:
Amortization	23,679	22,874	16,564	5,326	4,737
Provision for impairment	21,154	12,500	4,400	—	169

Subtotal	44,833	35,374	20,964	5,326	4,906

Net servicing income (loss)	(24,300)	$(14,931)	(4,032)	7,316	8,075
Gains on sales of loans	33,505	18,110	11,795	1,347	3,194
Other income	3,514	3,800	4,279	1,856	1,501

Total mortgage banking	$12,719	$6,979	$12,042	$10,519	$12,770

        Mortgage banking revenue increased $5.7 million, or 82.2%, in 2003, following a decrease of $5.1 million, or 42%, in 2002. The increase in mortgage banking revenues during 2003 was primarily due to increased gains on sales of loans, up $15.4 million over 2002, partially offset by a $9.5 million increase in amortization and provision for impairment of mortgage servicing rights related to the sustained high level of prepayments in 2003. The decrease in mortgage banking revenues during 2002 was primarily due to increased amortization and provision for impairment on mortgage servicing rights resulting from increased refinance activity and sharply higher actual and assumed prepayments in TCF's servicing portfolio. TCF's mortgage banking operations funded $3 billion in loans during 2003, up from $2.9 billion and $2.6 billion during 2002 and 2001, respectively. The percentage of these loans that were refinances was 74% for 2003, compared with 67% and 60% for 2002 and 2001, respectively.

        The following table sets forth further information about mortgage banking:

							Percentage Increase (Decrease)
	At December 31,
(Dollars in thousands)
	2003		2002		2001		2003/2002	2002/2001
Third party servicing portfolio	$5,122,741		$5,576,066		$4,679,355		(8.1)%	19.2%
Weighted average note rate	5.97%		6.64%		7.13%		(10.1)	(6.9)
Mortgage applications in process	$241,126		$532,012		$606,676		(54.7)	(12.3)
Capitalized mortgage servicing rights, net	$52,036		$62,644		$58,261		(16.9)	7.5
Mortgage servicing rights as a percentage of servicing portfolio	1.02%		1.12%		1.25%		(8.9)	(10.4)
Average servicing fee (basis points)	31.7	bps	32.9	bps	32.6	bps	(3.6)	.9
Mortgage servicing rights as a multiple of average servicing fee	3.2	X	3.4	X	3.8	X	(5.9)	(10.5)

bps = basis points

        Mortgage banking revenues can be significantly impacted by the amount of amortization and provision for impairment of mortgage servicing rights. The valuation of mortgage servicing rights is a critical accounting estimate for TCF. This estimate is based upon loan types, note rates and prepayment assumptions. Changes in the mix of loans, interest rates, defaults or prepayment speeds may have a material effect on the amortization amount and possible impairment in valuation. In a declining interest rate environment, prepayment speed assumptions will increase and result in an acceleration in the amortization of the mortgage servicing rights as the assumed underlying portfolio declines and also may result in impairment as the value of the mortgage servicing rights decline. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. During 2003, TCF recorded $21.2 million in provision for impairment on its capitalized mortgage servicing rights as a result of strong refinance activity and high prepayments in the servicing portfolio. In addition, in 2003, TCF recorded $28.5 million of permanent impairment write-downs on its capitalized mortgage servicing rights. These permanent impairment write-downs were offset with the valuation allowance on the capitalized mortgage servicing rights. A key component in determining the fair value of mortgage servicing rights is the projected cash flows of the underlying loan portfolio. TCF uses projected cash flows and related prepayment assumptions based on management's best estimates. The range in prepayment assumptions at December 31, 2003 and 2002 reflects management's assumption of higher initial prepayments in early periods that decline over time and level off to a constant prepayment speed. In light of the continued decline in interest rates since December 31, 2002, TCF lowered the weighted-average discount rate used in the determination of the fair value of mortgage servicing rights at December 31, 2003. See Notes 1 and 10 of Notes to Consolidated Financial Statements for additional information concerning TCF's mortgage servicing rights.

        The following tables summarize the servicing portfolio by interest rate tranche, the range of prepayment speed assumptions and the weighted average remaining life of the loans by interest rate tranche used in the determination of the valuation and amortization of mortgage servicing rights as of December 31, 2003 and 2002:

	December 31, 2003
		Prepayment Speed Assumption
(Dollars in thousands) Interest Rate Tranche	Unpaid Balance	High	Low	Weighted Average	Weighted Average Life (in Years)
0 to 5.50%	$1,648,918	15.1%	13.0%	13.3%	7.2
5.51 to 6.00%	1,407,315	20.5	17.7	17.9	5.6
6.01 to 6.50%	830,161	28.8	24.9	25.4	3.8
6.51 to 7.00%	740,675	35.9	31.0	31.8	2.7
7.01% and higher	495,672	39.8	34.4	35.5	2.3

	$5,122,741	21.6	18.6	19.0	5.1

	December 31, 2002
		Prepayment Speed Assumption
(Dollars in thousands) Interest Rate Tranche	Unpaid Balance	High	Low	Weighted Average	Weighted Average Life (in Years)
0 to 5.50%	$387,417	27.4%	9.9%	12.7%	7.4
5.51 to 6.00%	734,377	36.4	13.2	16.9	6.0
6.01 to 6.50%	1,183,572	44.8	16.2	20.8	4.8
6.51 to 7.00%	1,944,477	57.8	20.9	26.8	3.5
7.01% and higher	1,326,223	61.3	22.1	28.4	3.1

	$5,576,066	48.9	17.7	22.7	4.3

        At December 31, 2003 and 2002, the sensitivity of the current fair value of mortgage servicing rights to a hypothetical immediate 10% and 25% adverse change in prepayment speed assumptions and discount rate are as follows:

	At December 31,
(Dollars in millions)
	2003	2002
Fair value of mortgage servicing rights	$58.0	$62.6
Weighted-average life (in years)	5.1	$4.3
Weighted average prepayment speed assumption	19.0%	22.7%
Weighted average discount rate	7.5%	8.0%
Impact on fair value of 10% adverse change in prepayment speed assumptions	$(3.2)	$(3.8)
Impact on fair value of 25% adverse change in prepayment speed assumptions	$(7.4)	$(8.4)
Impact on fair value of 10% adverse change in discount rate	$(1.3)	$(1.5)
Impact on fair value of 25% adverse change in discount rate	$(3.3)	$(3.5)

        These sensitivities are theoretical and should be used with caution. As the figures indicate, changes in fair value based on a given variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the mortgage servicing rights is calculated independently without changing any other assumptions. In reality, changes in one factor may result in changes in another (for example, changes in prepayment speed estimates could result in changes in discount rates or market interest rates), which might either magnify or counteract the sensitivities. As reflected above, a significant increase in future prepayment speeds can have a significant impact on the impairment of the mortgage servicing rights. TCF does not use derivatives to hedge its mortgage servicing rights asset.

        Other Non-interest Income    Other non-interest income consists of gains on sales of securities available for sale, losses on termination of debt and gains on sales of branches.

        Gains on securities available for sale of $32.8 million, $11.5 million and $863 thousand were recognized on the sales of $816.5 million, $473.9 million and $33.6 million in mortgage-backed securities in 2003, 2002 and 2001, respectively. Also, as previously discussed, TCF prepaid $954 million of fixed-rate FHLB advances during 2003, and recorded losses on terminations of debt of $44.3 million in 2003. There were no similar prepayments of debt during 2002 or 2001.

        There were no branch sales during 2003. During 2002, TCF recognized a gain of $2 million on the sale of a branch with $17.1 million in deposits, compared with a gain of $3.3 million on the sale of a branch with $30 million in deposits during 2001. TCF periodically sells branches that it considers underperforming or have limited growth potential.

        Non-Interest Expense    Non-interest expense increased $20.8 million, or 3.9%, in 2003, and $37.3 million, or 7.4%, in 2002, compared with the respective prior years. The following table presents the components of non-interest expense:

	Year Ended December					Compound Annual Growth Rate
(Dollars in thousands)	2003	2002	2001	2000	1999	1-Year 2003/2002	5-Year 2003/1998
Compensation and employee benefits	$302,804	$294,295	$266,818	$238,934	$238,464	2.9%	6.9%
Occupancy and equipment	88,423	83,131	78,774	74,938	73,613	6.4	4.4
Advertising and promotions	25,536	21,894	20,909	19,181	16,981	16.6	5.5
Other	143,346	139,969	127,718	116,443	111,121	2.4	6.1

Subtotal	560,109	539,289	494,219	449,496	440,179	3.9	6.2
Amortization of goodwill	—	—	7,777	7,706	7,713	—	—

Total non-interest expense	$560,109	$539,289	$501,996	$457,202	$447,892	3.9	5.8

        Compensation and employee benefits, representing 54.1%, 54.6% and 53.2% of total non-interest expense in 2003, 2002 and 2001, respectively, increased $8.5 million, or 2.9%, in 2003, $27.5 million, or 10.3%,in 2002 and $27.9 million, or 11.8%, in 2001. The 2003 increase of 2.9% was primarily due to higher levels of mortgage banking production and costs associated with branches opened during 2002 and 2003, and a net increase in pension plan and postretirement plan expenses of $3.1 million, partially offset by a $6.6 million reduction in executive incentive compensation as a result of TCF not achieving specific earnings goals for 2003. The 2002 increase of 10.3% was primarily due to costs associated with new branch expansion and the addition of lenders and sales representatives. The 2001 increase of 11.8% was primarily due to costs associated with expanded retail banking and leasing activities, along with a significant increase in mortgage banking activities.

        Occupancy and equipment expenses increased $5.3 million in 2003, $4.4 million in 2002 and $3.8 million in 2001. The increases were primarily due to TCF's new branch expansion and retail banking and leasing activities, partially offset by branch sales in 2002 and 2001.

        Advertising and promotion expenses increased $3.6 million in 2003 following increases of $985 thousand in 2002 and $1.7 million in 2001. The increase in 2003 is directly attributable to additional advertising and promotions expenses focused on the acquisition and retention of TCF's deposit customer base. The increase in 2002 was primarily due to increases in retail banking media advertising. The increase in 2001 was primarily due to increases in retail banking activities and promotional expenses associated with the TCF Express Phone Card rewards program.

        Other non-interest expense increased $3.4 million, or 2.4%, in 2003, primarily the result of higher levels of mortgage banking production and prepayment activity. In 2002, other non-interest expense increased $12.3 million, or 9.6%, primarily the result of increased expenses associated with expanded retail banking and leasing operations, debit card processing expense resulting from increased utilization and the higher levels of production and prepayment activity in the mortgage banking business. In 2001, other non-interest expense increased $11.3 million primarily the result of increased expenses associated with higher levels of activity in mortgage banking and expanded retail banking and leasing operations. A summary of other expense is presented in Note 25 of Notes to Consolidated Financial Statements.

        On January 1, 2002, TCF adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. Further detail on goodwill amortization is provided in Note 22 of Notes to Consolidated Financial Statements.

        Income Taxes    Income tax expense represented 34.14% of income before income tax expense during 2003, compared with 34.88% and 37.14% in 2002 and 2001, respectively. The lower effective tax rate in 2003 primarily reflects increases in investments in tax-advantaged affordable housing limited partnerships and lower state and local income taxes. The lower effective rate in 2002 primarily reflects the effects of the change in accounting for goodwill, lower state income taxes, a favorable resolution of uncertainties during tax examinations and the reduced effect of non-deductible expenses as a percentage of pre-tax net income.

        TCF has a Real Estate Investment Trust ("REIT") and related companies, that acquire, hold and manage mortgage assets and other authorized investments to generate income. These companies are consolidated with TCF National Bank and are therefore included in the consolidated financial statements of TCF Financial Corporation. The REIT must meet specific provisions of the Internal Revenue Code ("IRC") to continue to qualify as a REIT. Two specific provisions applicable to the REIT are an income test and an asset test. At least 75% of the REIT's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Additionally, at least 75% of the REIT's assets must be represented by real estate assets. At December 31, 2003, TCF's REIT met the applicable provisions of the IRC to qualify as a REIT. State laws may also impose limitations or restrictions on operations of the REIT and the related companies. These laws are subject to change. If these companies fail to meet any of the required provisions of Federal and state tax laws or if the state tax laws change, TCF's effective tax rate would increase.

        The determination of current and deferred income taxes is a critical accounting estimate which is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the differences between the tax and financial reporting basis of assets and liabilities (temporary differences), estimates of amounts due or owed such as the timing of reversal of temporary differences and current financial accounting standards. Additionally, there can be no assurances that estimates and interpretations used in determining income tax liabilities may not be challenged by Federal and state taxing authorities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities. In addition, under generally accepted accounting principles, deferred income tax assets and liabilities are recorded at the current prevailing Federal and state income tax rates. If such rates change, deferred income tax assets and liabilities must be adjusted in the period of change through a charge or credit through the Consolidated Statement of Income. Further detail on income taxes is provided in Note 14 of Notes to Consolidated Financial Statements.

CONSOLIDATED FINANCIAL CONDITION ANALYSIS

        Investments    Total investments, which includes interest-bearing deposits with banks, FHLB stock, Federal Reserve Bank stock and other investments, were $75.2 million at December 31,2003, down $78.5 million from December 31, 2002. The decrease primarily reflects a decrease of $78.4 million in FHLB stock resulting from the implementation of new capital plans at two FHLB banks which resulted in a decrease in FHLB stock, and also lower stock ownership requirements resulting from the previously mentioned prepayment of $954 million in fixed-rate borrowings which resulted in FHLB stock redemptions. TCF is required to invest in FHLB stock in proportion to its level of mortgage assets and the level of borrowings from the FHLB. TCF had no non-investment grade debt securities (junk bonds) and there were no open trading account or investment option positions as of December 31, 2003 or 2002.

        Securities Available for Sale    Securities available for sale decreased $893.5 million during 2003 to $1.5 billion at December 31, 2003. This decrease reflects sales of $816.5 million of mortgage-backed securities, in which the Company recognized $32.8 million in gains on sales of securities available for sale, and normal payment and prepayment activity. Partially offsetting these sales were 2003 purchases of $871.6 million of mortgage-backed securities, with the majority, $812.2 million, purchased during the first quarter of 2003. TCF's securities available for sale portfolio included$1.5 billion and $13.8 million of fixed-rate and adjustable-rate mortgage-backed securities, respectively. Net unrealized gains on securities available for sale totaled $8.9 million at December 31, 2003, compared with $72.3 million at December 31, 2002. TCF may, from time to time, sell additional mortgage-backed securities and utilize the proceeds to either reduce borrowings or to fund growth in loans and leases.

        Loans Held for Sale    Loans held for sale included residential mortgage and education loans. Residential mortgage loans held for sale were $101 million and $277.4 million at December 31, 2003 and 2002, respectively. Residential mortgage loans held for sale are part of TCF's mortgage banking business and are generally committed to be sold at the time a customer locks in the interest rate on the loan. Education loans held for sale were $234.3 million and $199.1 million at December 31, 2003 and 2002, respectively. Education loans are sold when the student graduates or drops below half-time status.

        Loans and Leases    The following tables set forth information about loans and leases held in TCF's portfolio, excluding loans held for sale:

	At December 31,					Compound Annual Growth Rate
(Dollars in thousands) Portfolio Distribution:	2003	2002	2001	2000	1999	1-Year 2003/2002	5-Year 2003/1998
Consumer	$3,630,341	$3,005,882	$2,509,333	$2,234,134	$2,058,584	20.8%	14.1%
Commercial real estate	1,916,701	1,835,788	1,622,461	1,371,841	1,073,472	4.4	18.8
Commercial business	427,696	440,074	422,381	410,422	351,353	(2.8)	8.1
Leasing and equipment finance	1,160,397	1,039,040	956,737	856,471	492,656	11.7	23.8

Subtotal	7,135,135	6,320,784	5,510,912	4,872,868	3,976,065	12.9	16.1
Residential real estate	1,212,643	1,800,344	2,733,290	3,673,831	3,919,678	(32.6)	(20.3)

Total loans and leases	$8,347,778	$8,121,128	$8,244,202	$8,546,699	$7,895,743	2.8	3.2

	At December 31, 2003
(In thousands) Geographic Distribution:	Consumer	Commercial	Leasing and Equipment Finance	Residential Real Estate	Total
Minnesota	$1,431,566	$684,105	$60,772	$585,924	$2,762,367
Michigan	643,455	689,523	86,963	322,017	1,741,958
Illinois	945,140	377,574	41,171	233,558	1,597,443
Wisconsin	376,928	321,335	31,855	34,964	765,082
Colorado	180,234	5,259	24,795	1,298	211,586
California	653	36,385	135,428	—	172,466
Florida	11,960	20,796	64,207	756	97,719
Ohio	6,298	21,650	43,966	8,220	80,134
Texas	735	1,370	71,614	1,584	75,303
Other	33,372	186,400	599,626	24,322	843,720

Total	$3,630,341	$2,344,397	$1,160,397	$1,212,643	$8,347,778

        Loans and leases increased $226.7 million from year-end 2002 to $8.3 billion at December 31,2003, reflecting increases of $624.5 million in consumer loans, $121.4 million in leasing and equipment finance and $80.9 million in commercial real estate loans, partially offset by decreases of $587.7 million in residential real estate loans and $12.4 million in commercial business loans. The decline in residential real estate loans during 2003 was due to accelerating prepayments brought on by the decline in interest rates. Management expects that the residential loan portfolio will continue to decline, which will provide funding for anticipated growth in other loan categories. At December 31, 2003, TCF's residential real estate loan portfolio was comprised of $894.3 million of fixed-rate loans and $312.4 million of adjustable-rate loans.

        Consumer loans increased $624.5 million from year-end 2002 to $3.6 billion at December 31, 2003, driven by an increase of $632.4 million in home equity loans. Approximately 70% of the home equity portfolio at December 31, 2003 consisted of closed-end loans, compared with 69% at December 31, 2002. In addition, 60% of this portfolio carries a variable interest rate tied to the prime rate, at December 31, 2003, compared with 62% at December 31, 2002. Outstanding balances on home equity lines of credit were 45.4% of total lines of credit balances at December 31, 2003, compared with 45.7% at December 31, 2002. As of December 31, 2003, $1.7 billion of the variable rate consumer loans were at their interest rate floors. These loans will remain at their interest rate floor until interest rates rise above the floor rates. An increase in the TCF base rate of 50 basis points would result in the repricing of $1.2 billion of variable rate consumer loans currently at their floor rates. A 100 basis point increase in the TCF base rate would result in a total of $1.4 billion of these loans repricing at interest rates above their current floor rates.

        At December 31, 2003, the weighted average loan-to-value ratio for the home equity portfolio was 74%, compared with 72% at December 31, 2002. TCF's credit standards limit higher loan-to-value ratio loans to more creditworthy customers, generally based on credit scoring models.

        The following table sets forth additional information about the loan-to-value ratios for TCF's home equity loan portfolio:

	At December 31,
	2003			2002
(Dollars in thousands) Loan-to-Value Ratios(1)	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Balance	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Balance
Over 100%(2)	$39,452	1.1%	4.81%	$53,916	1.8%	2.17%
Over 90% to 100%	361,374	10.1	.78	384,988	13.0	.80
Over 80% to 90%	1,370,523	38.2	.40	1,028,207	34.8	.62
80% or less	1,816,678	50.6	.39	1,488,533	50.4	.52

Total	$3,588,027	100.0%	.48%	$2,955,644	100.0%	.62

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

        The following tables summarize TCF's commercial real estate loan portfolio by property type:

	At December 31, 2003			At December 31, 2002
(Dollars in thousands)	Permanent	Construction and Development	Total	Permanent	Construction and Development	Total
Apartments	$519,622	$28,983	$548,605	$479,703	$5,052	$484,755
Office buildings	399,112	33,262	432,374	356,814	11,588	368,402
Retail services	304,295	10,139	314,434	279,587	23,149	302,736
Warehouse/industrial buildings	189,635	1,253	190,888	184,073	1,456	185,529
Hotels and motels	131,367	19,270	150,637	107,905	41,118	149,023
Health care facilities	32,157	17,664	49,821	36,250	11,220	47,470
Other	169,247	60,695	229,942	195,528	102,345	297,873

Total	$1,745,435	$171,266	$1,916,701	$1,639,860	$195,928	$1,835,788

	At December 31,
	2003			2002
(Dollars in thousands)	Balance	Number of Loans	Over 30-Day Delinquency as a Percentage of Balance	Balance	Number of Loans	Over 30-Day Delinquency as a Percentage of Balance
Apartments	$548,605	730	—%	$484,755	562.07%
Office buildings	432,374	304	—	368,402	289.44
Retail services	314,434	282	—	302,736	285.02
Warehouse/industrial buildings	190,888	172	—	185,529	173	2.61
Hotels and motels	150,637	35	—	149,023	32	—
Health care facilities	49,821	17	—	47,470	19	—
Other	229,942	200.03		297,873	369	—

Total	$1,916,701	1,740	—%	$1,835,788	1,729.37%

        Commercial real estate loans increased $80.9 million from year-end 2002 to $1.9 billion at December 31, 2003. Commercial business loans decreased $12.4 million in 2003 to $427.7 million at December 31, 2003. TCF continues to expand its commercial business and commercial real estate lending activity generally to borrowers located in its primary markets. With a focus on secured lending, at December 31, 2003, approximately 99% of TCF's commercial real estate and commercial business loans were secured either by properties or underlying business assets. At December 31, 2003 and 2002, the construction and development portfolio had no loans over 30-days delinquent. At December 31, 2003, approximately 90% of TCF's commercial real estate loans outstanding were secured by properties located in its primary markets. At December 31, 2003, $379 million of variable rate commercial loans were at their interest rate floors. These loans will remain at their interest rate floor until interest rates rise above the floor rates. An increase in the associated base rates of 50 basis points would result in the repricing of $303.9 million of variable rate commercial loans currently at their floor rates. A 100 point increase in interest rates would result in a total of $350 million of these loans repricing at interest rates above their current floor rates.

        The following tables summarize TCF's leasing and equipment finance portfolio by marketing segment and by equipment type:

	At December 31,
	2003			2002
(Dollars in thousands) Marketing Segment	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Balance	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Balance
Middle Market(1)	$595,812	51.3%	.88%	$363,568	35.0%	1.26%
Winthrop(2)	229,441	19.8	1.14	266,709	25.7	—
Wholesale(3)	137,062	11.8	.29	181,038	17.4	.42
Small ticket(4)	124,178	10.7	.56	105,489	10.1	.41
Leveraged leases	22,728	2.0	—	21,519	2.1	—

Subtotal	1,109,221	95.6	.81	938,323	90.3	.61
Truck and trailer(5)	51,176	4.4	3.66	100,717	9.7	4.72

Total	$1,160,397	100.0%	.93	$1,039,040	100.0%	1.00

(1)
Middle market consists primarily of loan and lease financing of construction and manufacturing equipment and speciality vehicles.

(2)
Winthrop's portfolio consists primarily of technology and data processing equipment.

(3)
Wholesale includes the discounting and purchasing of lease receivables sourced by third party lessors.

(4)
Small ticket includes loan and lease financings to small- and mid-size companies through programs with vendors, manufacturers, distributors, and franchise organizations. Individual contracts generally range from $25 thousand to $250 thousand.

(5)
TCF discontinued originations in the truck and trailer marketing segment during 2001. TCF will continue to provide financing on trucks and trailers to customers in the middle market segment for use in their businesses which are unrelated to the over-the-road trucking industry. See the portfolio summary by equipment type below for TCF's total financing of truck and trailers.

	At December 31,
	2003		2002
(Dollars in thousands) Equipment Type	Balance	Percent of Total	Balance	Percent of Total
Technology and data processing	$249,515	21.5%	$291,091	28.0%
Specialty vehicles	225,073	19.4	149,997	14.4
Manufacturing	198,321	17.1	140,014	13.5
Construction	133,104	11.5	87,857	8.5
Trucks and trailers	89,262	7.7	113,587	10.9
Furniture and fixtures	54,052	4.7	62,153	6.0
Printing	38,977	3.3	31,181	3.0
Medical	33,462	2.9	23,378	2.2
Material handling	27,111	2.3	24,749	2.4
Aircraft	23,965	2.1	23,420	2.3
Other	87,555	7.5	91,613	8.8

Total	$1,160,397	100.0%	$1,039,040	100.0%

        The leasing and equipment finance portfolio increased $121.4 million from December 31, 2002 to $1.2 billion at December 31, 2003 and included the purchase of a specialty vehicles lease portfolio totaling $58.4 million. This increase was net of a $37.3 million decline in the Winthrop lease portfolio. Winthrop leases technology and data processing equipment to companies. Technology spending by companies has been slow over the past few years. In addition, the low interest rate environment has led many companies to decide to purchase instead of lease technology. These factors have contributed to the reduced levels of new leases at Winthrop. TCF continues to focus attention on increasing sales efforts at Winthrop to increase overall balances and maintain its high level of profitability in the business. At December 31, 2003, $66.4 million, or 7.4% of TCF's lease portfolio, was discounted on a non-recourse basis with other third-party financial institutions and consequently TCF retains no credit risk on such amounts. This compares with non-recourse fundings of $108.7 million, or 13.9%, at December 31, 2002. The leasing and equipment finance portfolio tables above include lease residuals. Lease residuals represent the estimated fair value of the leased equipment at the expiration of the initial term of the transaction. At December 31, 2003, lease residuals, excluding leveraged lease residuals, totaled $34.2 million, down from $35.4 million at December 31, 2002. The lease residuals on leveraged leases are included in investments in leveraged leases and totaled $18.7 million at December 31, 2003, unchanged from December 31, 2002. Lease residual values are initially determined at the inception of the lease and are reviewed on an ongoing basis. Any downward revisions are recorded in the periods in which they become known.

        Included in the investment in leveraged leases, at December 31, 2003, is $19.8 million for a 100% equity interest in a Boeing 767-300 aircraft on lease to Delta Airlines in the United States. An economic slowdown has adversely impacted the airline industry and could have an adverse impact on the lessee's ability to meet its lease obligations and the residual value of the aircraft. The lessee is current on the lease payments and the lease expires in 2010. This lease represents TCF's only material direct exposure to the commercial airline industry. Total loan and lease originations and purchases for TCF's leasing businesses were $618.3 million at December 31, 2003, compared with $518.1 million during 2002 and $492.3 million in 2001. The backlog of approved transactions increased to $155.2 million at December 31, 2003, from $140.8 million at December 31, 2002. TCF's expanded leasing activity is subject to risk of cyclical downturns and other adverse economic developments. TCF's ability to increase its lease portfolio is dependent upon its ability to place new equipment in service. In an adverse economic environment, there may be a decline in the demand for some types of equipment which TCF leases, resulting in a decline in the amount of new equipment being placed into service as well as a decline in equipment values for equipment previously placed in service. TCF Leasing has originated most of its portfolio during recent periods, and consequently the performance of this portfolio may not be reflective of future results and credit quality.

        Loan and leases outstanding at December 31, 2003 are shown in the following table by maturity:

	At December 31, 2003(1)
(In thousands)	Consumer	Commercial Real Estate	Commercial Business	Leasing and Equipment Finance	Residential Real Estate	Total Loans and Leases
Amounts due:
Within 1 year	$110,042	$295,481	$213,615	$399,224	$52,585	$1,070,947
After 1 year:
1 to 2 years	93,903	129,837	107,229	318,314	54,914	704,197
2 to 3 years	192,580	319,498	70,466	365,922	111,445	1,059,911
3 to 5 years	124,752	190,267	8,843	88,622	53,108	465,592
5 to 10 years	689,949	837,905	20,252	59,838	241,217	1,849,161
10 to 15 years	1,398,267	114,053	1,999	26,708	199,084	1,740,111
Over 15 years	1,023,605	33,149	4,837	—	494,394	1,555,985

Total after 1 year	3,523,056	1,624,709	213,626	859,404	1,154,162	7,374,957

Total	$3,633,098	$1,920,190	$427,241	$1,258,628	$1,206,747	$8,445,904

Amounts due after 1 year on:
Fixed-rate loans and leases	$1,416,392	$278,796	$56,042	$859,404	$849,274	$3,459,908
Variable and adjustable-rate loans(2)	2,106,664	1,345,913	157,584	—	304,888	3,915,049

Total after 1 year	$3,523,056	$1,624,709	$213,626	$859,404	$1,154,162	$7,374,957

(1)
Gross of unearned discounts and deferred fees. This table does not include the effect of prepayments, which is an important consideration in management's interest rate risk analysis. Company experience indicates that the loans remain outstanding for significantly shorter periods than their contractual terms.

(2)
Includes $1.7 billion of consumer loans and $379 million of variable-rate commercial real estate and commercial business loans at their interest rate floor.

        Allowance for Loan and Lease Losses    Credit risk is the risk of loss from a customer default on a loan or lease. TCF has in place a process to identify and manage its credit risk. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, monitoring changes in the risk ratings of loans and leases, identification of problem loans and leases and procedures for the collection of problem loans and leases. The risk of loss is difficult to quantify and is subject to fluctuations in values, general economic conditions and other factors. The determination of the allowance for loan and lease losses is a critical accounting estimate which involves management's judgment on a number of factors such as net charge-offs, delinquencies in the loan and lease portfolio, general economic conditions and management's assessment of credit risk in the current loan and lease portfolio. The Company considers the allowance for loan and lease losses of $76.6 million appropriate to cover losses inherent in the loan and lease portfolios as of December 31, 2003. However, no assurance can be given that TCF will not, in any particular period, sustain loan and lease losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions and TCF's on-going credit review process, will not require significant changes in the allowance for loan and lease losses. Among other factors, a protracted economic slowdown and/or a decline in commercial or residential real estate values in TCF's markets may have an adverse impact on the adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss. See "Forward-Looking Information" and Notes 1 and 7 of Notes to Consolidated Financial Statements for additional information concerning TCF's allowance for loan and lease losses.

        The next several pages include detail information regarding TCF's allowance for loan and lease losses, net charge-offs, non-performing assets, past due loans and leases and potential problem loans and leases. Included in this data are numerous portfolio ratios that must be carefully reviewed and related to the nature of the underlying loan and lease portfolios before appropriate conclusions can be reached regarding TCF or for purposes of making comparisons to other companies. Most of TCF's non-performing assets and past due loans and leases are secured by residential real estate. Given the nature of these assets and the related mortgage foreclosure, property sale and, if applicable, mortgage insurance claims processes, it can take 18 months or longer for a loan to migrate from initial delinquency to final disposition. This resolution process generally takes much longer for loans secured by real estate than for unsecured loans or loans secured by other property primarily due to state foreclosure laws.

        The key indicators of TCF's credit quality and reserve coverage for 2003 include net charge-offs to average loans and leases of .16%, the year-end allowance as a multiple of net charge-offs of 5.9X and an earnings coverage ratio of 26.3X.

        The following table sets forth information detailing the allowance for loan and lease losses and selected key indicators:

	Year Ended December 31,
(Dollars in thousands)
	2003		2002		2001		2000		1999
Balance at beginning of year	$77,008		$75,028		$66,669		$55,755		$80,013
Transfers to loans held for sale	—		—		—		—		(14,793)
Charge-offs:
Consumer	(5,362)		(6,939)		(6,605)		(7,041)		(31,509)
Commercial real estate	(1,381)		(2,181)		(122)		(76)		(674)
Commercial business	(920)		(5,952)		(429)		(143)		(52)
Leasing and equipment finance	(8,620)		(9,230)		(9,794)		(2,426)		(2,008)
Residential real estate	(86)		(59)		(1)		(15)		(155)

	(16,369)		(24,361)		(16,951)		(9,701)		(34,398)

Recoveries:
Consumer	2,173		2,965		3,487		4,576		5,831
Commercial real estate	45		43		103		295		1,381
Commercial business	138		54		193		690		329
Leasing and equipment finance	1,083		1,264		649		254		398
Residential real estate	9		9		—		28		71

	3,448		4,335		4,432		5,843		8,010

Net charge-offs	(12,921)		(20,026)		(12,519)		(3,858)		(26,388)
Provision charged to operations	12,532		22,006		20,878		14,772		16,923

Balance at end of year	$76,619		$77,008		$75,028		$66,669		$55,755

Key Indicators:
Ratio of net loan and lease charge-offs to average loans and leases outstanding	.16%		.25%		.15%		.05%		.35%
Year-end allowance as a multiple of net charge-offs	5.9	X	3.8	X	6.0	X	17.3	X	2.1	X
Income before income taxes and provision for loan losses as a multiple of net charge-offs	26.3	X	19.0	X	28.0	X	82.3	X	11.0	X

        The allocation of TCF's allowance for loan and lease losses, including general and specific loss allocations, is as follows:

						Allocation as a Percentage of Total Loans and Leases Outstanding by Type
	At December 31,					At December 31,
(Dollars in thousands)
	2003	2002	2001	2000	1999	2003	2002	2001	2000	1999
Consumer	$9,084	$8,532	$8,355	$9,764	$10,701.25%		.28%	.33%	.44%	.52%
Commercial real estate	25,142	22,176	24,459	20,753	12,708	1.31	1.21	1.51	1.51	1.18
Commercial business	11,797	15,910	12,117	9,668	8,256	2.76	3.62	2.87	2.36	2.35
Leasing and equipment finance	13,515	12,881	11,774	7,583	4,237	1.16	1.24	1.23	.89	.86
Unallocated	16,139	16,139	16,139	16,139	16,839	N.A.	N.A.	N.A.	N.A.	N.A.

Subtotal	75,677	75,638	72,844	63,907	52,741	1.06	1.20	1.32	1.31	1.33
Residential real estate	942	1,370	2,184	2,762	3,014.08		.08	.08	.08	.08

Total allowance balance	$76,619	$77,008	$75,028	$66,669	$55,755.92		.95	.91	.78	.71

N.A.
Not applicable.

        The allocated allowance balances for TCF's residential and consumer loan portfolios, at December 31, 2003, reflect the Company's credit quality and related low level of net loan charge-offs for these portfolios. The increase in the allocated allowance for commercial real estate losses reflects the growth in the portfolio. The decline in the allocated allowance for commercial business reflects the decline in the portfolio coupled with declines in net charge-offs, non-performing loans and potential problem loans in the commercial business portfolio during 2003. The allocated allowance for the loan and lease portfolios do not reflect any significant changes in estimation methods or assumptions.

        The decrease in TCF's allowance for loan and lease losses as a percentage of total loans and leases, at December 31, 2003, reflects the impact of the reduction in commercial and commercial real estate, consumer and leasing and equipment finance charge-offs and the reduction in non-accrual loans and leases, partially offset by growth in loans and leases.

        The following table sets forth additional information regarding net charge-offs:

	Year Ended December 31,
	2003		2002
(Dollars in thousands)	Net Charge-offs	% of Average Loans and Leases	Net Charge-offs	% of Average Loans and Leases
Consumer	$3,189.10%		$3,974.15%
Commercial real estate	1,336.07		2,138.12
Commercial business	782.18		5,898	1.35
Leasing and equipment finance:
Middle market	1,883.40		1,017.39
Winthrop	(32)	—	113.04
Wholesale	1,774	1.13	2,998	1.57
Small ticket	1,422	1.28	759.83
Leveraged leases	—	—	—	—

Subtotal	5,047.31		4,887.56
Truck and trailer	2,490	3.03	3,079	2.50

Total leasing and equipment finance	7,537.69		7,966.80

Subtotal	12,844.19		19,976.34

Residential real estate	77.01		50	—

Total	$12,921.16		$20,026.25

        Non-Performing Assets    Non-performing assets consist of non-accrual loans and leases and other real estate owned. The decrease in total non-performing assets reflects decreases of $4.7 million, $3.9 million and $3.1 million, respectively, in leasing and equipment finance, residential real estate and commercial business non-performing assets, partially offset by increases of $7 million and $3.4 million, respectively, in consumer and commercial real estate non-performing assets.

        Approximately 53% of non-performing assets at December 31, 2003 consisted of, or were secured by, residential real estate. Non-accrual loans and leases in the truck and trailer marketing segment of the leasing and equipment finance portfolio totaled $3.5 million at December 31, 2003, compared with $7.5 million at December 31, 2002. The accrual of interest income is generally discontinued when loans and leases become 90 days or more past due with respect to either principal or interest (150 days or six payments past due for loans secured by residential real estate) unless such loans and leases are adequately secured and in the process of collection.

        Non-performing assets are summarized in the following table:

	At December 31,
(Dollars in thousands)
	2003	2002	2001	2000	1999
Non-accrual loans and leases:
Consumer	$12,052	$11,163	$16,473	$13,027	$12,178
Commercial real estate	2,490	3,213	11,135	5,820	1,576
Commercial business	2,931	4,777	3,550	236	2,960
Leasing and equipment finance, net	13,241	17,127	11,723	7,376	1,310
Residential real estate	3,993	5,798	6,959	4,829	5,431

Total non-accrual loans and leases, net	34,707	42,078	49,840	31,288	23,455
Non-recourse discounted lease rentals	699	1,562	2,134	3,910	619

Total non-accrual loans and leases, gross	35,406	43,640	51,974	35,198	24,074
Other real estate owned:
Residential	20,462	16,479	12,830	10,422	9,454
Commercial	12,992	10,093	1,825	447	1,458

Total other real estate owned	33,454	26,572	14,655	10,869	10,912

Total non-performing assets, gross	$68,860	$70,212	$66,629	$46,067	$34,986

Total non-performing assets, net	$68,161	$68,650	$64,495	$42,157	$34,367

Gross non-performing assets as a percentage of net loans and leases	.83%	.87%	.82%	.54%	.45%
Gross non-performing assets as a percentage of total assets	.61	.58	.59	.41	.33

        Included in non-performing assets are loans that are considered impaired. The recorded investment in impaired loans was $9.1 million and $12.1 million at December 31, 2003 and December 31, 2002, respectively. The related allowance for credit losses was $4.5 million at December 31, 2003,compared with $5.5 million at December 31, 2002. All of the impaired loans were on non-accrual status. There were no impaired loans at December 31, 2003 and 2002 which did not have a related allowance for loan losses. The average recorded investment in impaired loans was $10.8 million for 2003, compared with $14.7 million for 2002.

        Past Due Loans and Leases    The following table sets forth information regarding TCF's delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases. TCF's delinquency rates are determined using the contractual method.

	At December 31,
	2003		2002
(Dollars in thousands)	Principal Balances	Percentage of Loans and Leases	Principal Balances	Percentage of Loans and Leases
Accruing loans and leases delinquent for:
30-59 days		$24,187.29%		$24,683.31%
60-89 days		8,953.11		16,557.20
90 days or more		5,604.07		5,084.06

Total		$38,744.47%		$46,324.57%

        The following table summarizes TCF's over 30-day delinquent loan and lease portfolio, by loan type:

	At December 31,
	2003		2002
(Dollars in thousands)	Principal Balances	Percentage of Portfolio	Principal Balances	Percentage of Portfolio
Consumer	$17,673.49%		$19,067.64%
Commercial real estate	58	—	6,835.37
Commercial business	282.07		555.13
Leasing and equipment finance	10,619.93		10,159	1.00
Residential real estate	10,112.84		9,708.54

Total	$38,744.47		$46,324.57

        TCF's over 30-day delinquency on total commercial real estate decreased to less than .01% at December 31, 2003 from .37% at December 31, 2002. The decline in delinquencies in the commercial real estate portfolio during 2003 was primarily due to one customer who brought their loans current in the first quarter of 2003. TCF's over 30-day delinquency on total leasing and equipment finance decreased to .93% at December 31, 2003 from 1% at December 31, 2002. Included in delinquent leasing and equipment finance at December 31, 2003 are $654 thousand of leases that have been funded on a non-recourse basis by third-party financial institutions. At December 31, 2002, there were no delinquent leases that have been funded on a non-recourse basis by third-party financial institutions.

        Potential Problem Loans and Leases    In addition to non-performing assets, there were $48.1 million of loans and leases at December 31, 2003, for which management has concerns regarding the ability of the borrowers to meet existing repayment terms, compared with $83.4 million at December 31, 2002. These loans and leases are primarily classified for regulatory purposes as substandard and reflect the distinct possibility, but not probability, that the Company will not be able to collect all amounts due according to the contractual terms of the loan or lease agreement. Although these loans and leases have been identified as potential problem loans and leases, they may never become non-performing. Additionally, these loans and leases are generally secured by commercial real estate or assets, thus reducing the potential for loss should they become non-performing. Potential problem loans and leases are considered in the determination of the adequacy of the allowance for loan and lease losses. At December 31, 2003, commercial business potential problem loans were down $20.7 million from December 31, 2002 primarily due to paydowns received. Commercial real estate potential problem loans totaled $20.3 million at December 31, 2003, and were down $9.9 million from December 31, 2002, primarily due to paydowns received and improvement in the regulatory classification on certain loans. Leasing and equipment finance potential problem loans include $1.1 million and $1.8 million funded on a non-recourse basis at December 31, 2003 and 2002, respectively.

        Potential problem loans and leases are summarized as follows:

	At December 31,		Change
(Dollars in thousands)
	2003	2002	$	%
Consumer	$—	$4,500	$(4,500)	(100.0)%
Commercial real estate	20,279	30,132	(9,853)	(32.7)
Commercial business	12,721	33,408	(20,687)	(61.9)
Leasing and equipment finance	15,094	15,314	(220)	(1.4)

Total	$48,094	$83,354	$(35,260)	(42.3)

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

        Deposits are the primary source of TCF's funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan and lease repayments and proceeds from the discounting of leases and borrowings. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds, customer service and other factors. TCF's deposit inflows and outflows have been and will continue to be affected by these factors. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under repurchase agreements and, to a lesser extent, from other sources. At December 31, 2003, TCF had over $2.4 billion in unused capacity under these funding sources, which could be used to meet future liquidity needs. See "Borrowings."

        Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF's wholly owned bank subsidiary, issuance of equity securities and borrowings under a $105 million line of credit. TCF's National Bank's ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Undistributed earnings and profits at December 31, 2003 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes, and is generally not available for payment of cash dividends or other distributions to shareholders without incurring an income tax liability based on the amount of earnings removed and current tax rates.

        Deposits    Checking, savings and money market deposits are an important source of low cost funds and fee income for TCF. Deposits totaled $7.6 billion at December 31, 2003, down $98.2 million from December 31, 2002. Lower interest-cost checking, savings and money market deposits totaled $6 billion, up $208.4 million from December 31, 2002, and comprised 78.8% of total deposits at December 31, 2003, compared with 75.1% of total deposits at December 31, 2002. The average balance of these deposits for 2003 was $6 billion, an increase of $742.7 million over the $5.3 billion average balance for 2002. Higher interest-cost certificates of deposit decreased $306.6 million from December 31, 2002 as other lower-cost funding sources were available to TCF. TCF's weighted-average rate for deposits, including non-interest-bearing deposits, was .58% at December 31, 2003, down from 1.02% at December 31, 2002.

        New Branch Expansion    Key to TCF's growth is its continued investment in new branch expansion. New branches are an important source of new customers in both deposit products and consumer lending products. While supermarket branches continue to play an important role in TCF's expansion strategy, the opportunity to add new supermarket branches within TCF's markets has slowed from prior years. Therefore,TCF has continued new branch expansion by opening more traditional branches. Although traditional branches require a higher initial investment than supermarket branches, they ultimately attract more customers and become more profitable. During 2003, TCF opened 19 new branches. The focus on opening new branches will continue in 2004, with the planned opening of 28 branches, including 22 new traditional branches and six new supermarket branches.

        Of TCF's 401 branches, 228, or 57%, were newly opened since January 1, 1998. Additional information regarding TCF's branches opened since January 1, 1998 is displayed in the table below:

						Compound Annual Growth Rate
	At or For the Year Ended December 31,
(Dollars in thousands)						1-Year 2003/2002	5-Year 2003/1998
	2003	2002	2001	2000	1999
Number of new branches opened during the year
Traditional	14	12	6	3	1	N.M.	N.M.
Supermarket	5	15	21	22	34	N.M.	N.M.

Total	19	27	27	25	35	N.M.	N.M.

Number of new branches* at year-end
Traditional	42	28	16	10	7	N.M.	N.M.
Supermarket	186	184	174	153	133	N.M.	N.M.

Total	228	212	190	163	140	N.M.	N.M.

Percent of total branches	56.9%	53.7%	50.7%	46.3%	41.4%	N.M.	N.M.

Number of checking accounts	480,371	396,266	327,792	239,052	180,230	21.2%	39.5%
Deposits:
Checking	$616,539	$447,914	$335,198	$236,633	$140,880	37.6	50.7
Savings	390,253	407,088	133,987	63,764	49,863	(4.1)	65.7
Money market	66,604	70,476	91,092	68,504	13,729	(5.5)	46.8

Subtotal	1,073,396	925,478	560,277	368,901	204,472	16.0	54.9
Certificates	152,050	162,655	184,020	225,401	139,116	(6.5)	16.9

Total deposits	$1,225,446	$1,088,133	$744,297	$594,302	$343,588	12.6	45.2

Total fees and other revenue for the year	$126,123	$107,769	$85,333	$60,750	$39,164	17.0	54.4

N.M.
Not meaningful.

*
New branches opened since January 1, 1998.

        Borrowings    Borrowings totaled $2.4 billion at December 31, 2003, down $695.5 million from year-end 2002. The decrease was primarily due to decreases in residential real estate loans and mortgage-backed securities which reduces TCF's reliance on borrowings. See Notes 12 and 13 of Notes to Consolidated Financial Statements for detailed information on TCF's borrowings. Included in long-term borrowings at December 31, 2003 are $767.5 million of fixed-rate FHLB advances and repurchase agreements with other financial institutions which are callable by the counterparty at par on certain anniversary dates and, for most, quarterly thereafter until maturity. If called, replacement funding will be provided by the counterparties at the then-prevailing short-term market rate of interest for the remaining term-to-maturity of the advances and repurchase agreements, subject to standard terms and conditions. The weighted-average rate on borrowings decreased to 3.24% at December 31, 2003, from 4.43% at December 31, 2002 as a result of the previously discussed prepayments of FHLB advances and generally lower interest rates on short-term borrowings.

        TCF does not utilize unconsolidated subsidiaries or special purpose entities to provide off-balance-sheet borrowings. See Note 20 of Notes to Consolidated Financial Statements for information relating to off-balance-sheet instruments.

        Contractual Obligations and Commitments    As disclosed in the Notes to Consolidated Financial Statements, TCF has certain obligations and commitments to make future payments under contracts. At December 31, 2003, the aggregate contractual obligations (excluding bank deposits) and commitments are as follows:

	Payments Due by Period
(In thousands) Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Total borrowings	$2,414,825	$925,019	$1,067,253	$122,553	$300,000
Annual rental commitments under non-cancelable operating leases	164,784	22,310	42,601	31,517	68,356
Purchase obligations (construction contracts and land purchase commitments for future branch sites)	13,807	13,807	—	—	—

	$2,593,416	$961,136	$1,109,854	$154,070	$368,356

	Amount of Commitment—Expiration by Period
(In thousands) Other Commitments	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Commitments to lend:
Consumer	$1,382,348	$25,083	$15,050	$19,470	$1,322,745
Commercial	624,664	443,012	164,507	4,598	12,547
Leasing and equipment finance	57,485	57,485	—	—	—
Other	56,007	56,007	—	—	—

Total commitments to lend	2,120,504	581,587	179,557	24,068	1,335,292
Loans serviced with recourse	130,765	3,096	6,828	6,529	114,312
Standby letters of credit and guarantees on industrial revenue bonds	40,796	18,369	21,196	160	1,071

	$2,292,065	$603,052	$207,581	$30,757	$1,450,675

        Commitments to lend are agreements to lend to a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral predominantly consists of residential and commercial real estate.

        Loans serviced with recourse represent a contingent guarantee based upon the failure to perform by another party. These loans consist of $126 million of Veterans Administration ("VA") loans and $4.8 million of loans sold with recourse to the Federal National Mortgage Association ("FNMA"). As is typical of a servicer of VA loans, TCF must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. TCF has established a liability of $100 thousand relating to the VA "no-bid" exposure on VA loans serviced with partial recourse at December 31, 2003 which was recorded in other liabilities. No claims have been made under the "no-bid" option during 2003 or 2002. Loans sold with recourse to FNMA represent residential real estate loans sold to FNMA prior to 1982. TCF no longer sells loans on a recourse basis, and thus has limited the amount of loans subject to this contingent guarantee. The contingent guarantee related to both types of recourse remains in effect for the duration of the loans and thus expires in various years through the year 2033. All loans sold with recourse are collateralized by residential real estate. Since conditions under which TCF would be required either to cover any principal loss in excess of the VA's guarantee or repurchase the loan sold to FNMA may not materialize, the actual cash requirements are expected to be significantly less than the amount provided in the table above.

        Standby letters of credit and guarantees on industrial revenue bonds are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. These conditional commitments expire in various years through the year 2011. Since the conditions under which TCF is required to fund these commitments may not materialize, the cash requirements are expected to be less than the total outstanding commitments. Collateral held on these commitments primarily consists of commercial real estate mortgages.

        Stockholders' Equity    Stockholders' equity at December 31, 2003 was $920.9 million, or 8.1% of total assets, down from $977 million, or 8% of total assets, at December 31, 2002. The decrease in stockholders' equity was primarily due to the repurchase of 3.5 million shares of TCF's common stock at a cost of $150.4 million, the payment of $93 million in dividends on common stock and a $40.5 million decrease in accumulated comprehensive income, partially offset by net income of $215.9 million for the year ended December 31, 2003. On July 21, 2003, TCF's Board of Directors authorized the repurchase of up to an additional 5% of TCF's common stock, or 3.6 million shares. At December 31, 2003, 3.7 million shares remain available under remaining authorizations from the Board of Directors. Since January 1, 1998, the Company has repurchased 25.1 million shares of its common stock at an average cost of $33.33 per share. For the year ended December 31, 2003, average total equity to average assets was 8.03% compared with 7.91% for the year ended December 31, 2002. Dividends paid to common shareholders on a per share basis totaled $1.30 in 2003, an increase of 13% from $1.15 in 2002. TCF's dividend payout ratio was 42.62% in 2003 and 36.51% in 2002.The Company's primary funding sources for common dividends are dividends received from its subsidiary bank. At December 31, 2003, TCF and TCF National Bank exceeded their regulatory capital requirements and are considered "well-capitalized" under guidelines established by the Federal Reserve Board and the Office of the Comptroller of the Currency. See Notes 15 and 16 of Notes to Consolidated Financial Statements.

        TCF has used stock options as a form of employee compensation only to a limited extent. At December 31, 2003, the number of incentive stock options outstanding was 240,848 or .34% of total shares outstanding.

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

TCF, like most financial institutions, has material interest rate risk exposure to changes in both short-term and long-term interest rates as well as variable interest rate indices (e.g., prime).

        TCF's Asset/Liability Committee manages TCF's interest-rate risk based on interest rate expectations and other factors. The principal objective of TCF's asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate risk and liquidity risk and facilitating the funding needs of the Company.

        Although the measure is subject to a number of assumptions and is only one of a number of measurements, management believes that the interest rate gap (difference between interest-earning assets and interest-bearing liabilities repricing within a given period) is an important indication of TCF's exposure to interest rate risk and the related volatility of net interest income in a changing interest rate environment. While the interest rate gap measurement has some limitations, which include no assumptions regarding future asset or liability production and the possibility of a static interest rate environment which can result in large quarterly changes due to changes of the above items, interest rate gap represents the net asset or liability sensitivity at a point in time. In addition to the interest rate gap analysis, management also utilizes a simulation model to measure and manage TCF's interest rate risk, relative to a base case scenario.

        TCF's one-year interest rate gap was a positive $161.3 million, or 1% of total assets, at December 31, 2003, compared with a positive $1.1 billion, or 9% of total assets at December 31, 2002. A positive interest rate gap position exists when the amount of interest-earning assets maturing or repricing, including assumed prepayments, within a particular time period exceeds the amount of interest-bearing liabilities maturing or repricing. The decrease in the one-year interest rate gap is primarily the result of a decrease in fixed-rate mortgage-backed securities and residential real estate loans of $1.5 billion.

        TCF's balance sheet is generally positioned to benefit from rising interest rates due to a positive interest rate gap position. TCF would also likely benefit from an increase in interest rates as this might signify that economic conditions are improving. The favorable impact of an increase in interest rates on net interest income would be partially diminished by the fact that at December 31, 2003, $1.7 billion of variable rate consumer loans and $379 million of variable rate commercial loans were at their interest rate floors. These loans will remain at their interest rate floors until interest rates rise above the floor rates. An increase in the TCF base rate of 50 basis points would result in the repricing of $1.2 billion of variable rate consumer loans and $303.9 million of variable rate commercial loans currently at their floor rates. Additionally, increases in interest rates could have an adverse impact on TCF's checking account balances, if customers transfer some of these funds to higher interest rate deposit products or other investments and would likely result in an increase in the cost of interest-bearing deposits. An increase in interest rates would affect TCF's fixed-rate/variable-rate product origination mix and origination volumes and would also likely result in slower fixed-rate loan prepayments.

        While this positive interest rate gap may compress net interest income in the short-term, TCF believes this positive interest rate gap to be warranted because current rates are well below historical averages, and consequently, there is a greater possibility over time of higher interest rates versus lower interest rates. However, if interest rates remain at current levels or fall further, TCF could continue to experience an increase in prepayments of residential loans, mortgage-backed securities and fixed-rate consumer and commercial real estate loans and may continue to experience further compression of its net interest income.

        The one-year interest rate gap could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments, competition, a general rise or decline in interest rates, and the possibility that TCF's counterparties will exercise their option to call certain of TCF's longer-term callable borrowings. Decisions by management to purchase or sell assets or to retire debt could change the maturity/repricing and spread relationships. In addition, TCF's interest-rate risk may increase during periods of rising interest rates due to slower prepayments on fixed-rate loans and mortgage-backed securities. TCF estimates that a 100 basis point increase in interest rates would slow prepayments on the $2.7 billion of mortgage-backed securities and residential real estate loans at December 31, 2003 by approximately $328.8 million, or 49%. A slowing in prepayments would increase the estimated life of the mortgage-backed securities and residential real estate loan portfolios and may adversely impact net interest income or net interest margin in the future.

        The following table summarizes TCF's interest-rate gap position at December 31, 2003:

	Maturity/Rate Sensitivity
(Dollars in thousands)	Within 30 Days	30 Days to 6 Months	6 Months to 1 Year	1 to 3 Years	3+ Years	Total
Interest-earning assets:
Loans held for sale	$297,068	$26,837	$674	$2,855	$7,938	$335,372
Securities available for sale(1)	29,827	154,165	192,421	461,476	695,399	1,533,288
Real estate loans(1)	34,190	219,260	225,849	345,461	387,883	1,212,643
Leasing and equipment finance(1)	38,964	165,563	182,498	496,363	277,009	1,160,397
Other loans(1)(2)	1,313,030	613,204	624,448	2,267,208	1,156,848	5,974,738
Investments	21	51,157	—	—	24,045	75,223

	1,713,100	1,230,186	1,225,890	3,573,363	2,549,122	10,291,661

Interest-bearing liabilities:
Checking deposits(3)	203,034	—	—	—	3,045,378	3,248,412
Savings deposits(3)	928,532	—	—	—	977,391	1,905,923
Money market deposits(3)	405,591	—	—	—	439,700	845,291
Certificate deposits	164,318	631,897	414,166	336,970	64,772	1,612,123
Short-term borrowings	290,689	190,025	397,698	—	—	878,412
Long-term borrowings(4)	109,134	21,834	17,541	964,109	423,795	1,536,413

	2,101,298	843,756	829,405	1,301,079	4,951,036	10,026,574

Interest-earning assets over (under) interest-bearing liabilities (Primary gap)	(388,198)	386,430	396,485	2,272,284	(2,401,914)	265,087
Impact of unsettled transactions:
Securities available for sale	(283,678)	13,546	36,692	106,283	127,157	—

Adjusted gap	$(671,876)	$399,976	$433,177	$2,378,567	$(2,274,757)	$265,087

Cumulative adjusted gap	$(671,876)	$(271,900)	$161,277	$2,539,844	$265,087	$265,087

Cumulative adjusted gap as a percentage of total assets:
At December 31, 2003	(6)%	(2)%	1%	22%	2%	2%

At December 31, 2002	(4)%	4%	9%	19%	3%	3%

(1)
Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience and third party projections.

(2)
At December 31, 2003, $1.7 billion of consumer variable rate loans and $379 million of commercial variable rate loans were at their floor rate and were treated as fixed-rate for gap reporting purposes. At December 31, 2002, $1.1 billion of consumer variable rate loans were at their floor rate and were treated as fixed-rate.

(3)
Includes non-interest bearing deposits. At December 31, 2003, 6% of checking deposits, 49% of savings deposits, and 48% of money market deposits are included in amounts repricing within one year. All remaining checking, savings and money market deposits are assumed to mature in the "3+ Years" category. While management believes that these assumptions are reasonable, no assurance can be given that amounts on deposit in checking, savings, and money market accounts will not significantly change or be repriced in the event of a general change in interest rates. At December 31, 2002, 7% of checking deposits, 59% of savings deposits, and 53% of money market deposits were included in amounts repricing within one year and 18% of savings deposits were included in the "1 to 3 Years" category.

(4)
Includes $767.5 million of callable borrowings. At December 31, 2003, the contract rates on all callable borrowings exceeded current market rates.

        As previously noted, TCF also utilizes simulation models to estimate the near-term effects (next twelve months) of changing interest rates on its net interest income. Net interest income simulation involves forecasting net interest income under a variety of scenarios, including the level of interest rates, the shape of the yield curve, and spreads between market interest rates. At December 31, 2003, net interest income is estimated to increase by 2.3%, compared with the base case scenario, over the next twelve months if interest rates were to sustain an immediate increase of 100 basis points. In the unlikely event interest rates were to decline by 100 basis points, reflecting an interest rate on overnight Federal Funds of 0%, net interest income is estimated to decrease by 5%, compared with the base case scenario, over the next twelve months. The decrease from the base case scenario is largely due to an assumed continued decrease in total interest-earning assets.

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

        Summary of Critical Accounting Estimates    Critical accounting estimates occur in certain accounting policies and procedures and are particularly susceptible to significant change.Policies that contain critical accounting estimates include the determination of the allowance for loan and lease losses, mortgage servicing rights, income taxes, lease financings and pension liability and expenses. See Note 1 of Notes to Consolidated Financial Statements for further discussion of critical accounting estimates.

        Recent Accounting Developments    In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 46 "Consolidation of Variable Interest Entities," which addresses consolidation and disclosure of interests in variable interest entities ("VIEs"). See Note 1 of Notes to Consolidated Financial Statements for information relating to investments in affordable housing limited partnerships. There was no impact on TCF's financial statements upon adoption of this interpretation.

        In December 2003, the FASB issued a revised version of FIN No. 46. The revised FIN No. 46 clarifies some of the provisions of the original interpretation and adds new scope exceptions. TCF expects no significant impact on TCF's financial statements upon adoption of the revised interpretation.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is generally effective for contracts entered into or modified and hedging relationships designated after June 30, 2003. There was no impact on TCF's financial statements as a result of the adoption of this Statement.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both a liability and equity. It requires that an issuer classify certain financial instruments as a liability, although the financial instrument may previously have been classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. There was no impact on TCF's financial statements upon adoption of this Statement.

        On December 8, 2003, the Medicare Prescription Drug,Improvement, and Modernization Act of 2003 (the "Act") was signed into law. This Act includes a prescription drug benefit and a federal subsidy for sponsors of retiree healthcare plans beginning in 2006. TCF offers a prescription drug benefit to certain retirees in its post-retirement medical plan. In January 2004, the FASB issued limited guidance regarding the effects of the Act on the estimated costs of providing this retirement benefit under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" with various implementation options. The impact of the Act has not yet been included in TCF's determination of post retirement benefit obligations or expense. TCF is currently reviewing the Act and considering its options. However, the effects of this Act are not expected to be significant.

        Fourth Quarter Summary    In the fourth quarter of 2003, TCF reported net income of $59.5 million, compared with $59.8 million in the fourth quarter of 2002. Diluted earnings per common share was 86 cents for the fourth quarter of 2003, compared with 82 cents for the fourth quarter of 2002. TCF opened 10 new branches in the fourth quarter of 2003, of which two were supermarket branches.

        Net interest income was $119.1 million and $126.6 million for the quarter ended December 31, 2003 and 2002 respectively. The net interest margin was 4.68% and 4.59% for the fourth quarter of 2003 and 2002, respectively. TCF's net interest income declined by $7.5 million, or 5.9% over the fourth quarter of 2002. Of this decline in net interest income $11.6 million was due to interest rate changes, partially offset by an increase of $4 million due to volume changes.

        TCF provided $4 million for credit losses in the fourth quarter of 2003, compared with $4.1 million in the fourth quarter of 2002. Net loan and lease charge-offs were $6.1 million, or .30% of average loans and leases outstanding, compared with $3.2 million, or .16% of average loans and leases outstanding during the same 2002 period. Included in net charge-offs was a $1.3 million charge-off related to an office building that TCF took ownership of during the fourth quarter of 2003. Included in leasing and equipment net charge-offs in the fourth quarter of 2003 was a $1.3 million charge-off related to the sale of $5.6 million of under-performing leases from the transportation portfolio.

        Non-interest income increased $5.7 million, or 5.2%, during the fourth quarter of 2003 to $114.9 million. The increase was primarily due to increased leasing and mortgage banking revenues and fees and service charges.

        Non-interest expense increased $993 thousand, or.7%, in the fourth quarter of 2003 to $142.2 million. Increases from the fourth quarter of 2002 in occupancy expense of $1.2 million due to branch expansion and in advertising of $1 million to support checking account promotions were mostly offset by a $1.9 million decrease in other non-interest expense primarily due to lower mortgage banking volumes and lower ATM and debit card processing expense.

        In the fourth quarter of 2003, the effective income tax rate was reduced to 32.14% of income before tax expense for the quarter due to the increased investments in affordable housing limited partnerships and a reduction in state and local income taxes.

        Earnings Teleconference and Website Information    TCF hosts quarterly conference calls to discuss its financial results. Additional information regarding TCF's conference calls can be obtained from the investor relations section within TCF's website at www.tcfexpress.com or by contacting TCF's Corporate Communications Department at (952) 745-2760. The website also includes free access to company news releases, TCF's annual report, quarterly reports, investor presentations and Securities and Exchange Commission ("SEC") filings. Replays of prior quarterly conference calls discussing financial results may also be accessed at the investor relations section within TCF's website.

Legislative, Legal and Regulatory Developments

        Federal and state legislation imposes numerous legal and regulatory requirements on financial institutions. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on TCF and its bank and other subsidiaries.

        The Federal Deposit Insurance Corporation ("FDIC") and members of the United States Congress have proposed new legislation that would reform the bank deposit insurance system. This reform could merge the Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF"), increase the deposit insurance coverage limits and index future coverage limitations, among other changes. Most significantly, reform proposals could allow the FDIC to raise or lower (within certain limits) the currently mandated designated reserve ratio requiring the FDIC to maintain a 1.31% reserve ratio ($1.31 against $100 of insured deposits), and require certain changes in the calculation methodology. Although it is too early to predict the ultimate impact of such proposals, they could, if adopted, result in the imposition of additional deposit insurance premium costs on TCF.

        On July 30, 2002, the Sarbanes-Oxley Act of 2002 ("the Act") was signed into law by the President of the United States. The Act provides for sweeping changes dealing with corporate governance, accounting practices and disclosure requirements for public companies, and also for their directors and officers. Section 302 of the Act, entitled "Corporate Responsibility for Financial Reports,"required the SEC to adopt rules to implement certain requirements noted in the Act and it did so effective August 29, 2002. The new rules require a company's chief executive and chief financial officers to certify the financial and other information included in the company's quarterly and annual reports. The rules also require these officers to certify that they are responsible for establishing, maintaining and regularly evaluating the effectiveness of the company's disclosure controls and procedures; that they have made certain disclosures to the auditors and to the audit committee of the board of directors about the company's controls and procedures; and that they have included information in their quarterly and annual filings about their evaluation and whether there have been significant changes in disclosure controls or internal controls over financial reporting during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. These certifications called for under Section 302 of the Act are filed as an exhibit to Form 10-K. See "Controls and Procedures" in Form 10-K for TCF's evaluation of disclosure controls and procedures. TCF is also furnishing as an exhibit to Form 10-K certificates called for under Section 906 of the Act.

        On June 5, 2003, the SEC published its final rules on Section 404 of the Act,requiring public companies to complete an annual assessment of the effectiveness of internal control over financial reporting. The rules are effective in 2004 and a management report must be included in the 2004 Form 10-K describing management's responsibility for establishing and maintaining adequate internal control over financial reporting and its assessment of the effectiveness of such controls as of year-end. The Company's independent auditors will also be required to complete an attestation report on management's assessment.

        In September 2002, the SEC issued its final ruling covering the acceleration of periodic report filing dates. The rule applies to certain companies, including TCF, and will reduce the annual report filing deadline from 90 days after year-end to 60 days after year-end for TCF's 2004 Annual Report. The quarterly report on Form 10-Q filing deadline will also be accelerated from 45 days after quarter-end to 35 days after quarter-end for the quarterly Form 10-Q filings in 2005. TCF has taken steps to modify its financial reporting process to meet these accelerated filing deadlines.

Forward-Looking Information

        This Annual Report and other reports issued by the Company, including reports filed with the SEC, may contain "forward-looking" statements that deal with future results, plans or performance. In addition,TCF's management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. TCF's future results may differ materially from historical performance and forward-looking statements about TCF's expected financial results or other plans are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins, which could be impacted by lower prepayment rates in a period of rising interest rates; deposit outflows;ability to increase the number of checking accounts and the possibility that deposit account losses (fraudulent checks, etc.) may increase; reduced demand for financial services and loan and lease products; adverse developments affecting TCF's supermarket banking relationships or any of the supermarket chains in which TCF maintains supermarket branches; changes in accounting policies or guidelines, or monetary, fiscal or tax policies of the federal or state governments; changes in credit and other risks posed by TCF's loan, lease and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; the risk that TCF could be unable to effectively manage the volatility of its mortgage banking business, which could adversely affect earnings; results of litigation, including reductions in debit card revenues resulting from litigation brought by retail merchants against VISA® USA, or other significant uncertainties.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	At December 31,
(Dollars in thousands, except per-share data)
	2003	2002
Assets
Cash and due from banks	$370,054	$416,397
Investments	75,223	153,722
Securities available for sale	1,533,288	2,426,794
Loans held for sale	335,372	476,475
Loans and leases:
Consumer	3,630,341	3,005,882
Commercial real estate	1,916,701	1,835,788
Commercial business	427,696	440,074
Leasing and equipment finance	1,160,397	1,039,040

Subtotal	7,135,135	6,320,784
Residential real estate	1,212,643	1,800,344

Total loans and leases	8,347,778	8,121,128
Allowance for loan and lease losses	(76,619)	(77,008)

Net loans and leases	8,271,159	8,044,120
Premises and equipment	282,193	243,452
Goodwill	145,462	145,462
Deposit base intangibles	5,907	7,573
Mortgage servicing rights	52,036	62,644
Other assets	248,321	225,430

	$11,319,015	$12,202,069

Liabilities and Stockholders' Equity
Deposits:
Checking	$3,248,412	$2,864,896
Savings	1,905,923	2,041,723
Money market	845,291	884,614

Subtotal	5,999,626	5,791,233
Certificates of deposit	1,612,123	1,918,755

Total deposits	7,611,749	7,709,988

Short-term borrowings	878,412	842,051
Long-term borrowings	1,536,413	2,268,244

Total borrowings	2,414,825	3,110,295
Accrued expenses and other liabilities	371,583	404,766

Total liabilities	10,398,157	11,225,049

Stockholders' equity:
Preferred stock, par value $.01 per share, 30,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $.01 per share, 280,000,000 shares authorized; 92,513,355 and 92,638,937 shares issued	925	926
Additional paid-in capital	518,878	518,813
Retained earnings, subject to certain restrictions	1,234,804	1,111,955
Accumulated other comprehensive income	5,652	46,102
Treasury stock at cost, 22,037,025 and 18,783,051 shares, and other	(839,401)	(700,776)

Total stockholders' equity	920,858	977,020

	$11,319,015	$12,202,069

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(In thousands, except per-share data)
	2003	2002	2001
Interest income:
Loans and leases	$513,171	$585,693	$681,110
Securities available for sale	103,821	118,272	112,267
Loans held for sale	20,016	22,464	24,266
Investments	4,511	6,934	8,966

Total interest income	641,519	733,363	826,609

Interest expense:
Deposits	56,795	95,386	162,727
Borrowings	103,579	138,752	182,660

Total interest expense	160,374	234,138	345,387

Net interest income	481,145	499,225	481,222
Provision for credit losses	12,532	22,006	20,878

Net interest income after provision for credit losses	468,613	477,219	460,344

Non-interest income:
Fees and service charges	247,456	226,051	195,162
Debit card revenue	52,991	47,190	40,525
ATM revenue	43,623	45,296	45,768
Investments and insurance commissions	13,901	15,848	11,554

Subtotal	357,971	334,385	293,009
Leasing and equipment finance	51,088	51,628	45,730
Mortgage banking	12,719	6,979	12,042
Other	9,014	13,272	16,526

Fees and other revenue	430,792	406,264	367,307
Gains on sales of securities available for sale	32,832	11,536	863
Gains (losses) on termination of debt	(44,345)	—	—
Gains on sales of branches	—	1,962	3,316

Other non-interest income	(11,513)	13,498	4,179

Total non-interest income	419,279	419,762	371,486

Non-interest expense:
Compensation and employee benefits	302,804	294,295	266,818
Occupancy and equipment	88,423	83,131	78,774
Advertising and promotions	25,536	21,894	20,909
Amortization of goodwill	—	—	7,777
Other	143,346	139,968	127,718

Total non-interest expense	560,109	539,288	501,996

Income before income tax expense	327,783	357,693	329,834
Income tax expense	111,905	124,762	122,512

Net income	$215,878	$232,931	$207,322

Net income per common share:
Basic	$3.06	$3.17	$2.73

Diluted	$3.05	$3.15	$2.70

Dividends declared per common share	$1.30	$1.15	$1.00

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Dollars in thousands)	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock and Other	Total
Balance, December 31, 2000	92,755,659	$928	$508,682	$835,605	$(9,868)	$(425,127)	$910,220
Comprehensive income:
Net income	—	—	—	207,322	—	—	207,322
Other comprehensive income	—	—	—	—	16,097	—	16,097

Comprehensive income	—	—	—	207,322	16,097	—	223,419
Dividends on common stock	—	—	—	(77,473)	—	—	(77,473)
Repurchase of 3,670,107 shares	—	—	—	—	—	(148,043)	(148,043)
Issuance of 262,340 shares	—	—	3,057	—	—	(3,057)	—
Cancellation of shares	(36,115)	(1)	(1,484)	—	—	646	(839)
Amortization of deferred compensation	—	—	15	—	—	11,049	11,064
Exercise of stock options, 86,677 shares	—	—	885	—	—	2,405	3,290
Change in shares held in trust for deferred compensation plans, at cost	—	—	9,744	—	—	(9,744)	—
Purchase of TCF stock to fund the Employees Stock Purchase Plan, net	—	—	41	—	—	—	41
Loan to deferred compensation plans	—	—	—	—	—	(4,646)	(4,646)

Balance, December 31, 2001	92,719,544	927	520,940	965,454	6,229	(576,517)	917,033
Comprehensive income:
Net income	—	—	—	232,931	—	—	232,931
Other comprehensive income	—	—	—	—	39,873	—	39,873

Comprehensive income	—	—	—	232,931	39,873	—	272,804
Dividends on common stock	—	—	—	(86,430)	—	—	(86,430)
Repurchase of 3,108,431 shares	—	—	—	—	—	(148,030)	(148,030)
Issuance of 61,440 shares	—	—	1,139	—	—	(1,139)	—
Cancellation of shares	(80,607)	(1)	(3,586)	—	—	742	(2,845)
Amortization of deferred compensation	—	—	28	—	—	11,590	11,618
Exercise of stock options, 51,656 shares	—	—	1,536	—	—	1,551	3,087
Change in shares held in trust for deferred compensation plans, at cost	—	—	(1,244)	—	—	1,244	—
Repayment of loans to deferred compensation plans	—	—	—	—	—	9,783	9,783

Balance, December 31, 2002	92,638,937	926	518,813	1,111,955	46,102	(700,776)	977,020
Comprehensive income (loss):
Net income	—	—	—	215,878	—	—	215,878
Other comprehensive income (loss)	—	—	—	—	(40,450)	—	(40,450)

Comprehensive income (loss)	—	—	—	215,878	(40,450)	—	175,428
Dividends on common stock	—	—	—	(93,029)	—	—	(93,029)
Repurchase of 3,459,490 shares	—	—	—	—	—	(150,356)	(150,356)
Issuance of 142,737 shares	—	—	1,704	—	—	(1,704)	—
Cancellation of shares	(125,582)	(1)	(3,598)	—	—	2,371	(1,228)
Amortization of deferred compensation	—	—	—	—	—	9,701	9,701
Exercise of stock options, 62,779 shares	—	—	1,264	—	—	2,058	3,322
Change in shares held in trust for deferred compensation plans, at cost	—	—	695	—	—	(695)	—

Balance, December 31, 2003	92,513,355	$925	$518,878	$1,234,804	$5,652	$(839,401)	$920,858

See accompanying notes to consolidated financial statements.

page 50-51

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)
	2003	2002	2001
Cash flows from operating activities:
Net income	$215,878	$232,931	$207,322
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,478	40,772	46,599
Mortgage servicing rights amortization and impairment	44,833	35,374	20,964
Provision for credit losses	12,532	22,006	20,878
Proceeds from sales of loans held for sale	2,944,298	2,703,744	2,135,218
Principal collected on loans held for sale	8,913	15,814	12,469
Originations of loans held for sale	(2,816,960)	(2,734,741)	(2,375,396)
Net (increase) decrease in other assets and accrued expenses and other liabilities	(14,913)	43,091	91,612
Gains on sales of assets	(32,832)	(13,900)	(4,393)
Losses on termination of debt	44,345	—	—
Other, net	(8,655)	(20,141)	(9,885)

Total adjustments	221,039	92,019	(61,934)

Net cash provided by operating activities	436,917	324,950	145,388

Cash flows from investing activities:
Principal collected on loans and leases	4,343,655	3,434,153	3,352,341
Originations and purchases of loans	(4,108,727)	(2,984,568)	(2,719,682)
Purchases of lease financing receivables	(58,421)	—	—
Purchases of equipment for lease financing	(510,140)	(470,917)	(449,231)
Proceeds from sales of securities available for sale	849,333	485,406	33,645
Proceeds from maturities of and principal collected on securities available for sale	881,885	718,431	398,316
Purchases of securities available for sale	(871,559)	(1,973,974)	(587,324)
Net (increase) decrease in Federal Home Loan Bank stock	79,307	3,126	(18,927)
Purchases of premises and equipment	(69,782)	(60,279)	(44,682)
Sales of deposits, net of cash paid	—	(15,206)	(26,958)
Repayment of loans to deferred compensation plans	—	9,783	(4,646)
Other, net	7,648	92	(15,544)

Net cash provided (used) by investing activities	543,199	(853,953)	(82,692)

Cash flows from financing activities:
Net increase (decrease) in deposits	(98,239)	628,142	237,180
Net increase (decrease) in short-term borrowings	36,361	122,192	(178,836)
Proceeds from long-term borrowings	425,469	52,462	677,334
Payments on long-term borrowings	(1,147,876)	(11,665)	(579,529)
Purchases of common stock	(150,356)	(148,030)	(148,043)
Dividends paid on common stock	(93,029)	(86,430)	(77,473)
Other, net	1,211	2,029	1,364

Net cash provided (used) by financing activities	(1,026,459)	558,700	(68,003)

Net increase (decrease) in cash and due from banks	(46,343)	29,697	(5,307)
Cash and due from banks at beginning of year	416,397	386,700	392,007

Cash and due from banks at end of year	$370,054	$416,397	$386,700

Supplemental disclosures of cash flow information:
Cash paid for:
Interest on deposits and borrowings	$157,751	$234,046	$352,903

Income taxes	$139,120	$87,899	$24,128

Transfer of loans and leases to other assets	$44,292	$51,713	$33,447

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Summary of Significant Accounting Policies

        Basis of Presentation    The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation ("TCF" or the "Company") is a national financial holding company engaged primarily in community banking, mortgage banking and leasing and equipment finance through its wholly owned subsidiary, TCF National Bank. TCF National Bank owns leasing and equipment finance, mortgage banking, brokerage and investment and insurance sales, and real estate investment trust ("REIT") subsidiaries. These subsidiaries are consolidated with TCF National Bank and are therefore included in the consolidated financial statements of TCF Financial Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

POLICIES RELATED TO CRITICAL ACCOUNTING ESTIMATES

        Summary of Critical Accounting Estimates    Critical accounting estimates occur in certain accounting policies and procedures and are particularly susceptible to significant change. Policies that contain critical accounting estimates include the determination of the allowance for loan and lease losses, mortgage servicing rights, income taxes, lease financings and pension liability and expenses.

        Allowance for Loan and Lease Losses    The allowance for loan and lease losses is maintained at a level believed to be appropriate by management to provide for probable loan and lease losses inherent in the portfolio as of the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. Management's judgment as to the amount of the allowance, including the allocated and unallocated elements, is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of impaired and non-performing assets, historical net charge-off amounts, geographic location, prevailing economic conditions and other relevant factors. Impaired loans include all non-accrual and restructured commercial real estate and commercial business loans and equipment finance loans. Consumer loans, residential real estate loans and leases are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of the expected future cash flows discounted at the loan's initial effective interest rate or the fair value of the collateral for collateral-dependent loans. Consumer loans, residential loans, smaller-balance commercial loans and leases and equipment finance loans are segregated by loan type and sub-type, and are evaluated on a group basis. Loans and leases are charged off to the extent they are deemed to be uncollectible. The amount of the allowance for loan and lease losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

        Mortgage Servicing Rights    TCF records a mortgage servicing rights asset for its right to service mortgage loans it has sold to third parties, but continues to service for a fee. The total cost of loans sold is allocated between the loans sold and the servicing rights retained based on the relative fair values of each. Mortgage servicing rights are initially recorded at cost and are subsequently carried at the lower of cost, adjusted for amortization, or estimated fair value. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income.

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

        Adjustments to the mortgage servicing rights valuation allowance for other than permanent impairment are recorded in mortgage banking revenues. Permanent impairment is recognized as a reduction in the capitalized mortgage servicing rights and a charge to the related valuation allowance.

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

        Lease Financing    TCF provides various types of lease financing that are classified for accounting purposes as either direct financing, sales-type, leveraged or operating leases. Leases that transfer substantially all of the benefits and risks of equipment ownership to the lessee are classified as direct financing or sales-type leases and are included in loans and leases. Direct financing and sales-type leases are carried at the combined present value of the future minimum lease payments and the lease residual value. Investments in leveraged leases are the sum of all lease payments (less non-recourse debt payments) plus estimated residual values, less unearned income. The determination of the lease classification requires various judgments and estimates by management including the fair value of the equipment at lease inception, useful life of the equipment under lease, and collectibility of minimum lease payments.

        Sales-type leases generate dealer profit which is recognized at lease inception by recording lease revenue net of the lease cost. Lease revenue consists of the present value of the future minimum lease payments discounted at the rate implicit in the lease. Lease cost consists of the leased equipment's book value, less the present value of its residual. The revenues associated with other types of leases are recognized over the term of the underlying leases. Interest income on direct financing and sales-type leases is recognized using methods which approximate a level yield over the term of the leases. Income from leveraged leases is recognized using a method which approximates a level yield over the term of the leases based on the unrecovered equity investment. Management has policies and procedures in place for the determination of lease classification and review of the related judgments and estimates for all lease financings.

        Additionally, some lease financings include a residual value component, which represents the estimated value of the leased equipment at the end of the initial term of the lease. The estimation of residual values involves judgments regarding product and technology changes, customer behavior, shifts in supply and demand and other economic assumptions. These estimates are reviewed at least annually and downward adjustments, if necessary, are charged to non-interest expense in the periods in which they become known.

        Pension Plan    As summarized in Note 18, TCF provides pension benefits to eligible employees in the TCF Cash Balance Pension Plan. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 87 "Employers' Accounting for Pensions," the Company does not consolidate the assets and liabilities associated with the pension plan.

        The measurement of the projected benefit obligation, prepaid pension asset and annual pension expense involves complex actuarial valuation methods and the use of actuarial and economic assumptions. Due to the long-term nature of the pension plan obligation, actual results may differ significantly from the actuarial-based estimates. Differences between estimates and actual experience are required to be deferred and under certain circumstances amortized over the future expected working lifetime of plan participants. As a result, these differences are not recognized when they occur. TCF closely monitors all assumptions and updates them annually.

OTHER SIGNIFICANT ACCOUNTING POLICIES

        Investments    Investments are carried at cost, adjusted for amortization of premiums or accretion of discounts, using methods which approximate a level yield.

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

        Loans Held for Sale    Loans held for sale include residential mortgage and education loans. Residential mortgage loans held for sale are carried at the lower of cost or market as adjusted for the effects of fair value hedges using quoted market prices. See Note 19 for additional information concerning derivative instruments and hedging activities. Education loans held for sale are carried at the lower of cost of market. Net fees and costs associated with originating and acquiring loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale. Gains on sales are recorded at the settlement date and cost is determined on a specific identification basis.

        Loans and Leases    Net fees and costs associated with originating and acquiring loans and most leases are deferred and amortized over the lives of the assets. The net fees and costs for sales-type leases are offset against revenues recorded at the commencement of sales-type leases. Discounts and premiums on loans purchased, net deferred fees and costs, unearned discounts and finance charges, and unearned lease income are amortized using methods which approximate a level yield over the estimated remaining lives of the loans and leases.

        Loans and leases, including loans that are considered to be impaired, are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is 90 days or more past due (150 days or six payments or more past due for loans secured by residential real estate), unless the loan or lease is adequately secured and in the process of collection. When a loan or lease is placed on non-accrual status, uncollected interest accrued in prior years is charged off against the allowance for loan and lease losses. Interest accrued in the current year is reversed. For those non-accrual leases that have been funded on a non-recourse basis by third-party financial institutions, the related debt is also placed on non-accrual status. Interest payments received on non-accrual loans and leases are generally applied to principal unless the remaining principal balance has been determined to be fully collectible.

        Premises and Equipment    Premises and equipment, including leasehold improvements, are carried at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives of owned assets and for leasehold improvements over the estimated useful life of the related asset or the lease term, whichever is shorter. Maintenance and repairs are charged to expense as incurred.

        Other Real Estate Owned    Other real estate owned is recorded at the lower of cost or fair value minus estimated costs to sell at the date of transfer to other real estate owned. At the time a loan is transferred to other real estate owned, any carrying amount in excess of the fair value less estimated costs to sell the property is charged off to the allowance for loan and lease losses. Subsequently, should the fair value of an asset less the estimated costs to sell decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in other non-interest expense.

        Investments in Affordable Housing Limited Partnerships    Investments in affordable housing consist of investments in limited partnerships that operate qualified affordable housing projects or that invest in other limited partnerships formed to operate affordable housing projects. TCF generally utilizes the effective yield method to account for these investments with the tax credits net of the amortization of the investment reflected in the Consolidated Statements of Income as a reduction of income tax expense; however, depending on circumstances, the equity or cost methods may be utilized. The amount of the investment along with any unfunded equity contributions which are unconditional and legally binding are recorded in other assets. A liability for the unfunded equity contributions is recorded in other liabilities. At December 31, 2003, TCF's investments in affordable housing limited partnerships were $41.8 million, compared with $27.2 million at December 31, 2002 and were recorded in other assets.

        Three of these investments in affordable housing limited partnerships are considered variable interest entities under the Financial Accounting Standards Board ("FASB") Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). These partnerships are not required to be consolidated with TCF under FIN 46. As of December 31, 2003, the carrying amount of these three investments, which were made in May and October 2002 and November 2003, was $39.3 million. This amount included $9 million of unconditional unfunded equity contributions which are recorded in other liabilities. Thus, the maximum exposure to loss on these three investments was $39.3 million at December 31, 2003; however, the general partner of these partnerships provides various guarantees to TCF including guaranteed minimum returns. These guarantees are backed by a AAA credit-rated company and significantly limit any risk of loss.

        Intangible Assets    On January 1, 2002, TCF adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead tested for impairment annually. Upon adoption of SFAS No. 142, TCF performed impairment testing and concluded that goodwill was not impaired. There have been no subsequent events that have occurred that would change the conclusions reached. Deposit based intangibles are amortized over 10 years on an accelerated basis. The Company reviews the recoverability of the carrying values of these assets whenever an event occurs indicating that they may be impaired. See Notes 9 and 22 for additional information concerning intangible assets and goodwill.

        Stock-Based Compensation    TCF utilizes the recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for stock-based grants. Under SFAS No. 123, the fair value of an option or similar equity instrument on the date of grant is amortized to expense over the vesting period of the grant. TCF applied the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," as amended, for stock-based transactions through December 31, 1999. Accordingly, no compensation expense has been recognized for any stock option grants made prior to 2000. Compensation expense for restricted stock is recorded as unearned compensation in stockholders' equity and amortized to compensation expense over the vesting periods. The amount of pre-2000 stock option grants accounted for under APB Opinion No. 25 and the related pro-forma impact on net income and earnings per share during 2002, 2001 and 2000 had the recognition provisions of SFAS No. 123 been applied to such grants is not material. See Note 17 for additional information concerning stock-based compensation.

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

Note 2.    Cash and Due from Banks

        At December 31, 2003, TCF was required by Federal Reserve Board ("FRB") regulations to maintain reserve balances of $34.3 million in cash on hand or at the FRB.

Note 3.    Investments

        The carrying values of investments, which approximate their fair values, consist of the following:

	At December 31,
(In thousands)
	2003	2002
Federal Home Loan Bank stock, at cost	$50,411	$128,855
Federal Reserve Bank stock, at cost	24,045	23,999
Interest-bearing deposits with banks	767	868

	$75,223	$153,722

        The carrying values and yields on investments at December 31, 2003, by contractual maturity, are shown below:

(Dollars in thousands)	Carrying Value	Yield
Due in one year or less	$767.88%
No stated maturity(1)	74,456	4.19

	$75,223	4.15

(1)
Balance represents FRB and Federal Home Loan Bank ("FHLB") stock, required regulatory investments.

Note 4.    Securities Available for Sale

        Securities available for sale consist of the following:

	At December 31,
	2003				2002
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed securities:
Federal agencies	$1,514,400	$13,744	$(4,677)	$1,523,467	$2,341,549	$73,225	$(35)	$2,414,739
Private issuer and collateralized mortgage obligations	9,272	—	(201)	9,071	12,178	4	(877)	11,305
Other securities	750	—	—	750	750	—	—	750

	$1,524,422	$13,744	$(4,878)	$1,533,288	$2,354,477	$73,229	$(912)	$2,426,794

Weighted-average yield	5.33%				5.96%

        Gross gains of $32.8 million, $11.5 million and $863 thousand were recognized on sales of securities available for sale during 2003, 2002 and 2001, respectively. Mortgage-backed securities aggregating $1.3 billion and $867.7 million were pledged as collateral to secure certain deposits and borrowings at December 31, 2003 and 2002, respectively. See Notes 12 and 13 for additional information regarding securities pledged as collateral to secure certain borrowings.

        The following table shows the securities available for sale portfolio's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003. TCF has reviewed these securities and has concluded that the unrealized losses are temporary and no permanent impairment has occurred at December 31, 2003.

	Less than 12 months		12 months or more		Total
(In thousands)	Fair Value	Unrealized Losses	Fair value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities:
Federal agencies	$716,264	$(4,662)	$1,477	$(15)	$717,741	$(4,677)
Private issuer and collateralized mortgage obligations	—	—	8,113	(201)	8,113	(201)

Total temporarily impaired securities	$716,264	$(4,662)	$9,590	$(216)	$725,854	$(4,878)

Note 5.    Loans Held for Sale

        Loans held for sale consist of the following:

	At December 31,
(In thousands)
	2003	2002
Residential mortgage loans	$101,035	$277,395
Education loans	234,337	199,080

	$335,372	$476,475

Note 6.    Loans and Leases

        Loans and leases consist of the following:

	At December 31,
(Dollars in thousands)			Percentage Change
	2003	2002
Consumer:
Home equity	$3,588,027	$2,955,644	21.4%
Other secured	27,265	33,411	(18.4)
Unsecured	15,049	16,827	(10.6)

Total consumer	3,630,341	3,005,882	20.8

Commercial:
Commercial real estate:
Permanent	1,745,435	1,639,860	6.4
Construction and development	171,266	195,928	(12.6)

Total commercial real estate	1,916,701	1,835,788	4.4

Commercial business	427,696	440,074	(2.8)

Total commercial	2,344,397	2,275,862	3.0

Leasing and equipment finance:
Equipment finance loans	309,740	289,558	7.0
Lease financings:
Direct financing leases	853,395	758,169	12.6
Sales-type leases	33,073	30,346	9.0
Lease residuals, excluding leveraged leases	34,171	35,375	(3.4)
Unearned income and deferred lease costs	(92,710)	(95,927)	(3.4)
Investment in leveraged leases	22,728	21,519	5.6

Total lease financings	850,657	749,482	13.5

Total leasing and equipment finance	1,160,397	1,039,040	11.7

Total consumer, commercial and leasing and equipment finance	7,135,135	6,320,784	12.9

Residential real estate	1,212,643	1,800,344	(32.6)

	$8,347,778	$8,121,128	2.8

        The aggregate amount of loans to non-management directors of TCF and their related interests was $60.9 million and $35.3 million at December 31, 2003 and 2002, respectively. During 2003, $23 million of new loans were made, repayments of such loans totaled $15.3 million and changes in the composition of outside directors and their related interests increased loans outstanding by $17.9 million. All loans to outside directors and their related interests were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate amount of loans to executive officers of TCF was $25 thousand at December 31, 2003 and 2002. During 2002, TCF's Board of Directors eliminated the loan feature from its officers' and directors' deferred compensation plans and requested and received repayment in full of all outstanding loans totaling $9.8 million. The deferred compensation plans sold 166,665 shares of TCF common stock owned by plan participants to repay the outstanding loans to the plans. See Note 15 for additional information regarding loans to the deferred compensation plan. In the opinion of management the above mentioned loans to outside directors and their related interests and executive officers do not represent more than a normal credit risk of collection.

        The investment in leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of the leased assets, less related unearned income. TCF has no general obligation for principal and interest on notes representing third-party participation related to leveraged leases; such notes, which totaled $30.2 million at December 31, 2003, down from $34.6 million at December 31, 2002, are recorded as an offset against the related rental receivable. As the equity owner in a leveraged lease, TCF is taxed on total lease payments received and is entitled to tax deductions based on the cost of the leased asset and tax deductions for interest paid to third-party participants. Included in the investment in leveraged leases at December 31, 2003 is $19.8 million for a 100% equity interest in a Boeing 767-300 aircraft on lease to Delta Airlines in the United States. The leveraged lease has renewal and purchase options by the lessee at the end of the lease term. The lessee is current on the lease payments and the lease expires in 2010. This lease represents TCF's only material direct exposure to the commercial airline industry.

        TCF's net investment in leveraged leases is comprised of the following:

	At December 31,
(In thousands)
	2003	2002
Rental receivable (net of principal and interest on non-recourse debt)	$12,758	$12,758
Estimated residual value of leased assets	18,679	18,679
Less: Unearned income	(8,709)	(9,918)

Investment in leveraged leases	22,728	21,519
Less: Deferred taxes	(11,813)	(9,005)

Net investment in leveraged leases	$10,915	$12,514

        Future minimum lease payments for direct financing and sales-type leases as of December 31, 2003 are as follows:

(In thousands)	Payments to be Received by TCF	Payments to be Received by Other Financial Institutions	Total
2004	$261,464	$46,335	$307,799
2005	214,890	18,813	233,703
2006	150,244	4,251	154,495
2007	95,980	538	96,518
2008	44,031	54	44,085
Thereafter	17,687	—	17,687

	$784,296	$69,991	$854,287

Note 7.    Allowance for Loan and Lease Losses

        Following is a summary of the allowance for loan and lease losses and selected statistics:

	Year Ended December 31,
(Dollars in thousands)
	2003	2002	2001
Balance at beginning of year	$77,008	$75,028	$66,669
Provision for credit losses	12,532	22,006	20,878
Charge-offs	(16,369)	(24,361)	(16,951)
Recoveries	3,448	4,335	4,432

Net charge-offs	(12,921)	(20,026)	(12,519)

Balance at end of year	$76,619	$77,008	$75,028

Ratio of net loan and lease charge-offs to average loans and leases outstanding	.16%	.25%	.15%
Allowance for loan and lease losses as a percentage of total loan and lease balances at year end	.92	.95	.91

        Information relating to impaired loans and non-accrual loans and leases is as follows:

	At or For the Year Ended December 31,
(In thousands)
	2003	2002	2001
Impaired loans:
Balance, at year-end	$9,133	$12,090	$18,839
Related allowance for loan losses, at year-end(1)	4,456	5,512	4,986
Average recorded investment in impaired loans	10,770	14,686	9,939
Interest income recognized on impaired loans (cash basis)	27	92	29
Non-accrual loans and leases:
Balance, at year-end	35,328	42,068	51,224
Contractual interest(2)	3,271	4,301	5,450
Interest income recognized on non-accrual loans and leases (cash basis)	783	1,225	1,711

(1)
There were no impaired loans at December 31, 2003, 2002 and 2001 which did not have a related allowance for loan losses.

(2)
Represents interest which would have been recorded had the loans and leases performed in accordance with their original terms.

        At December 31, 2003, 2002 and 2001, TCF had no loans outstanding with terms that had been modified in troubled debt restructurings. There were no material commitments to lend additional funds to customers whose loans or leases were classified as non-accrual at December 31, 2003.

Note 8.    Premises and Equipment

        Premises and equipment are summarized as follows:

	At December 31,
(In thousands)
	2003	2002
Land	$76,902	$62,226
Office buildings	169,098	155,954
Leasehold improvements	40,927	39,208
Furniture and equipment	242,958	213,759

	529,885	471,147
Less accumulated depreciation and amortization	247,692	227,695

	$282,193	$243,452

        TCF leases certain premises and equipment under operating leases. Net lease expense was $23.5 million, $20.8 million and $20.7 million in 2003, 2002 and 2001, respectively.

        At December 31, 2003, the total annual minimum lease commitments for operating leases were as follows:

(In thousands)
2004	$22,310
2005	20,364
2006	18,495
2007	16,988
2008	15,329
Thereafter	71,298

$164,784

Note 9.    Goodwill and Other Intangible Assets

        Goodwill and other intangible assets are summarized as follows:

	At December 31,
	2003			2002
(In thousands)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Amortizable intangible assets:
Mortgage servicing rights, net	$76,306	$24,270	$52,036	$92,525	$29,881	$62,644
Deposit base intangibles	21,180	15,273	5,907	21,180	13,607	7,573

Total	$97,486	$39,543	$57,943	$113,705	$43,488	$70,217

Unamortizable intangible assets:
Goodwill (included in Banking Segment)	$145,462		$145,462	$145,462		$145,462

        Amortization expense for intangible assets was $25.3 million and $24.5 million for the years ended December 31, 2003 and 2002, respectively. The following table shows the estimated future amortization expense for amortized intangible assets based on existing asset balances and the interest rate environment as of December 31, 2003. The Company's actual amortization expense in any given period may be significantly different from the estimated amounts depending upon the addition of new intangible assets, changes in mortgage interest rates, prepayment rates and other market conditions.

(In thousands) Estimated Amortization Expense for the Year Ended December 31,:	Mortgage Servicing Rights	Deposit Base Intangibles	Total
2004	$12,389	$1,662	$14,051
2005	10,063	1,659	11,722
2006	7,763	1,630	9,393
2007	5,917	913	6,830
2008	4,540	17	4,557

Note 10.    Mortgage Banking

        The activity in mortgage servicing rights and the related valuation allowance is summarized as follows:

	Year Ended December 31,
(In thousands)
	2003	2002	2001
Mortgage servicing rights at beginning of year	$71,990	$63,607	$41,032
Wholesale originations	21,385	30,781	31,854
Retail originations	12,840	8,976	7,285
Amortization	(23,679)	(22,874)	(16,564)
Impairment write-down	(28,500)	(8,500)	—

Mortgage servicing rights at end of year	54,036	71,990	63,607

Valuation allowance at beginning of year	9,346	5,346	946
Provision for impairment	21,154	12,500	4,400
Impairment write-down	(28,500)	(8,500)	—

Valuation allowance at end of year	2,000	9,346	5,346

Mortgage servicing rights, net	$52,036	$62,644	$58,261

        The following table represents the components of mortgage banking revenue:

	Year Ended December 31,
(In thousands)
	2003	2002	2001
Servicing income	$20,533	$20,443	$16,932
Less mortgage servicing rights:
Amortization	23,679	22,874	16,564
Provision for impairment	21,154	12,500	4,400

Subtotal	44,833	35,374	20,964

Net servicing income (loss)	(24,300)	(14,931)	(4,032)
Gains on sales of loans	33,505	18,110	11,795
Other income	3,514	3,800	4,279

Total mortgage banking revenue	$12,719	$6,979	$12,042

        Gains on sales of loans includes the changes in fair value of residential mortgage loans held for sale, loan applications in process and related forward sales contracts. The net unrealized gains (losses) related to these items are summarized as follows:

	At December 31,
(In thousands)
	2003	2002
Unrealized gains (losses):
Residential loans held for sale	$1,092	$6,066
Loan applications in process	195	4,162

Subtotal	1,287	10,228
Forward sales contracts	(1,105)	(7,454)

Net unrealized gains	$182	$2,774

        At December 31, 2003, 2002 and 2001, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $5.1 billion, $5.6 billion and $4.7 billion, respectively. At December 31, 2003 and 2002, TCF had custodial funds of $128.5 million and $287.4 million, respectively, relating to the servicing of residential real estate loans, which are included in deposits in the Consolidated Statements of Financial Condition. These custodial deposits relate primarily to mortgage servicing operations and represent funds due to investors on mortgage loans serviced by TCF and customer funds held for real estate taxes and insurance.

        The estimated fair value of mortgage servicing rights included in the Consolidated Statements of Financial Condition at December 31, 2003 was approximately $58 million. The estimated fair value is based on estimated cash flows discounted using rates management believes are commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

Note 11.    Deposits

        Deposits are summarized as follows:

	At December 31,
	2003			2002
(Dollars in thousands)	Rate at Year End	Amount	% of Total	Rate at Year End	Amount	% of Total
Checking:
Non-interest bearing	—%	$2,113,572	27.8%	—%	$1,879,584	24.4%
Interest bearing	.08	1,134,840	14.9	.12	985,312	12.8

	.03	3,248,412	42.7	.04	2,864,896	37.2

Savings:
Non-interest bearing	—	104,104	1.3	—	228,210	2.9
Interest bearing	.43	1,801,819	23.7	.90	1,813,513	23.5

	.41	1,905,923	25.0	.80	2,041,723	26.4

Money market	.37	845,291	11.1	.74	884,614	11.5

Total checking, savings, and money market	.20	5,999,626	78.8	.42	5,791,233	75.1
Certificates of deposit	2.01	1,612,123	21.2	2.85	1,918,755	24.9

	.58	$7,611,749	100.0%	1.02	$7,709,988	100.0%

        Certificates of deposit had the following remaining maturities at December 31, 2003:

(In thousands) Maturity	$100,000 Minimum	Other	Total(1)
0-3 months	$83,153	$388,049	$471,202
4-6 months	40,592	284,306	324,898
7-12 months	50,507	363,776	414,283
13-24 months	38,588	238,396	276,984
25-36 months	8,604	51,381	59,985
37-48 months	8,497	33,353	41,850
49-60 months	1,604	15,120	16,724
Over 60 months	836	5,361	6,197

	$232,381	$1,379,742	$1,612,123

(1)
Includes no brokered deposits.

Note 12.    Short-term Borrowings

        The following table sets forth selected information for short-term borrowings (borrowings with an original maturity of less than one year) for each of the years in the three year period ended December 31, 2003:

	2003		2002		2001
(Dollars in thousands)
	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased	$219,000.95%		$265,000	1.20%	$48,000	1.73%
Securities sold under repurchase agreements	607,631	1.30	547,743	1.37	669,734	1.83
Treasury, tax and loan note payable	14,781.73		15,808	1.12	125	1.40
Line of credit	37,000	1.95	13,500	2.20	2,000	2.41

Total	$878,412	1.23	$842,051	1.32	$719,859	1.82

Year ended December 31,
Average daily balance
Federal funds purchased	$231,060	1.12%	$188,559	1.67%	$120,812	3.77%
Securities sold under repurchase agreements	504,328	1.26	340,311	1.70	908,016	4.14
Treasury, tax and loan note payable	5,103.86		29,348	1.50	62,111	3.61
Line of credit	16,637	2.63	15,717	3.23	6,749	5.57

Total	$757,128	1.25	$573,935	1.72	$1,097,688	4.08

Maximum month-end balance
Federal funds purchased	$321,000	N.A.	$271,000	N.A.	$304,000	N.A.
Securities sold under repurchase agreements	896,752	N.A.	766,511	N.A.	1,047,301	N.A.
Treasury, tax and loan note payable	31,903	N.A.	200,000	N.A.	262,680	N.A.
Line of credit	47,000	N.A.	42,500	N.A.	30,500	N.A.

N.A. Not applicable.

        The securities underlying the repurchase agreements are book entry securities. During the borrowing period, book entry securities were delivered by appropriate entry into the counterparties' accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 2003, all of the securities sold under repurchase agreements provided for the repurchase of identical securities. At December 31, 2003, $607.6 million of securities sold under repurchase agreements with an interest rate of 1.30% maturing in 2004 were collateralized by mortgage-back securities having a fair value of $612.8 million.

        TCF Financial Corporation (parent company only) has a $105 million line of credit maturing in April 2004 which is unsecured and contains certain covenants common to such agreements. TCF is not in default with respect to any of its covenants under the credit agreement. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate index and term for advances on the line of credit. The line of credit may be used for appropriate corporate purposes.

Note 13.    Long-term Borrowings

        Long-term borrowings consist of the following:

		At December 31,
		2003		2002
(Dollars in thousands)	Year of Maturity	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate
Federal Home Loan Bank ("FHLB") advances and securities sold under repurchase agreements	2003	$—	—%	$135,000	5.76%
	2004	3,000	4.76	853,000	5.72
	2005	741,500	3.82	446,000	6.13
	2006	303,000	4.20	303,000	4.30
	2009	122,500	5.25	122,500	5.25
	2010	100,000	6.02	100,000	6.02
	2011	200,000	4.85	200,000	4.85

		1,470,000	4.31	2,159,500	5.51

Discounted lease rentals	2003	—	—	62,461	7.30
	2004	43,607	6.24	36,101	7.08
	2005	18,097	5.68	9,459	6.88
	2006	4,134	5.55	723	6.94
	2007	522	5.30	—	—
	2008	53	5.54	—	—

		66,413	6.04	108,744	7.19

		$1,536,413	4.38	$2,268,244	5.59

        At December 31, 2003, $599.5 million of securities sold under repurchase agreements maturing in 2005 were collateralized by mortgage-backed securities having a fair value of $655.8 million.

        During 2003, TCF prepaid $954 million of fixed-rate borrowings. These borrowings had an average interest rate of 5.66% and an average remaining maturity of 13 months. Certain of these borrowings were replaced with $787 million of fixed-rate borrowings with an average maturity of 12 months and an average interest rate of 1.42%. The termination cost of prepaying these borrowings was $44.3 million ($29.2 million after-tax).

        For certain equipment leases, TCF utilizes its lease rentals and underlying equipment as collateral to borrow from other financial institutions at fixed rates on a non-recourse basis. In the event of a default by the customer in non-recourse financings, the other financial institution has a first lien on the underlying leased equipment with no further recourse against TCF.

        FHLB advances and repurchase agreements are collateralized by residential real estate loans, consumer loans and FHLB stock with an aggregate carrying value of $2.4 billion at December 31, 2003. Included in FHLB advances and repurchase agreements at December 31, 2003 are $767.5 million of fixed-rate FHLB advances and repurchase agreements with other financial institutions which are callable at par on certain anniversary dates and, for most, quarterly thereafter until maturity. If called, replacement funding will be provided by the counterparties at the then-prevailing market interest rates. The probability that these advances and repurchase agreements will be called depends primarily on the level of related interest rates during the call period. At December 31, 2003, the next call dates for these advances and repurchase agreements were within 2004. The stated maturity dates for the callable advances and repurchase agreements outstanding at December 31, 2003 were as follows (dollars in thousands):

Year	Stated Maturity	Weighted- Average Rate
2005	$342,000	6.20%
2006	3,000	5.46
2009	122,500	5.25
2010	100,000	6.02
2011	200,000	4.85

	$767,500	5.67

Note 14.    Income Taxes

        Income tax expense consists of:

(In thousands)	Current	Deferred	Total
Year ended December 31, 2003:
Federal	$111,922	$(4,649)	$107,273
State	4,830	(198)	4,632

	$116,752	$(4,847)	$111,905

Year ended December 31, 2002:
Federal	$31,829	$86,288	$118,117
State	1,810	4,834	6,644

	$33,639	$91,122	$124,761

Year ended December 31, 2001:
Federal	$112,288	$3,707	$115,995
State	6,188	329	6,517

	$118,476	$4,036	$122,512

        Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense as a result of the following:

	Year Ended December 31,
(Dollars in thousands)
	2003	2002	2001
Computed income tax expense	$114,724	$125,192	$115,442
Increase in income tax expense resulting from:
State income tax, net of federal income tax benefit	3,011	4,319	4,236
Deductible stock dividends	(3,291)	(3,682)	(2,758)
Investments in affordable housing limited partnerships	(1,419)	(489)	(331)
Amortization of goodwill	—	—	2,553
Other, net	(1,120)	(579)	3,370

	$111,905	$124,761	$122,512

Effective income tax rate	34.14%	34.88%	37.14%

        The significant components of the Company's deferred tax assets and deferred tax liabilities are as follows:

	At December 31,
(In thousands)
	2003	2002
Deferred tax assets:
Restricted stock and deferred compensation plans	$34,325	$33,189
Allowance for loan and lease losses	27,108	28,811

Total deferred tax assets	61,433	62,000

Deferred tax liabilities:
Lease financing	109,279	91,770
Subsidiary tax year-end	28,931	59,857
Loan fees and discounts	18,428	15,326
Mortgage servicing rights	15,061	12,970
Pension plan	9,066	9,455
Securities available for sale	3,214	26,215
Other, net	5,145	1,946

Total deferred tax liabilities	189,124	217,539

Net deferred tax liabilities	$127,691	$155,539

        The company has determined that a valuation allowance for deferred tax assets is not necessary.

Note 15.    Stockholders' Equity

        Restricted Retained Earnings    Retained earnings at December 31,2003 includes approximately $134.4 million for which no provision for federal income taxes has been made. This amount represents earnings legally appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Future payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of the distributions removed and the tax rates in effect at that time.

        Shareholder Rights Plan    TCF's preferred share purchase rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF's common stock. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $100. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF's common stock or shares in an "acquiring entity" at half of the market value. TCF's Board of Directors (the "Board") is generally entitled to redeem the rights at $.001 per right at any time before they become exercisable. The rights will expire on June 9, 2009, if not previously redeemed or exercised.

        Treasury Stock and Other    Treasury stock and other consists of the following:

	At December 31,
(In thousands)
	2003	2002
Treasury stock, at cost	$(751,586)	$(608,007)
Shares held in trust for deferred compensation plans, at cost	(71,103)	(70,408)
Unamortized deferred compensation	(16,712)	(22,361)

	$(839,401)	$(700,776)

        TCF purchased 3,459,490, 3,108,431 and 3,670,107 shares of its common stock during the years ended December 31, 2003, 2002 and 2001, respectively. On July 21, 2003, TCF's Board of Directors authorized the repurchase of up to an additional 5% of TCF's common stock, or 3.6 million shares. At December 31, 2003, 3.7 million shares remain under remaining authorizations from the Board of Directors.

        In 2002, TCF's Board of Directors eliminated the loan feature from its officers' and directors' deferred compensation plans and requested and received repayment in full of all outstanding loans totaling $9.8 million. The deferred compensation plans sold 166,665 shares of TCF common stock owned by plan participants to repay the outstanding loans to the plans.

        Shares Held in Trust for Deferred Compensation Plans    TCF has deferred compensation plans that allow eligible executives, senior officers and certain other employees to defer payment of up to 100% of their base salary and bonus as well as grants of restricted stock. There are no company contributions to these plans, other than payment of administrative expenses. The amounts deferred are invested in TCF stock or other publicly traded stocks, bonds or mutual funds. At December 31, 2003 the fair value of the assets in the plans totaled $205.4 million and included $198.3 million invested in TCF common stock. The cost of TCF common stock held by TCF's deferred compensation plans is reported separately in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital.

Note 16.    Regulatory Capital Requirements

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

        The following table sets forth TCF's and TCF National Bank's regulatory tier 1 leverage, tier 1 risk-based and total risk-based capital levels, and applicable percentages of adjusted assets, together with the excess over minimum capital requirements:

			Minimum Capital Requirement
	Actual				Excess
(Dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Tier 1 leverage capital
TCF Financial Corporation	$765,271	6.87%	$334,402	3.00%	$430,869	3.87%
TCF National Bank	754,599	6.83	331,649	3.00	422,950	3.83
Tier 1 risk-based capital
TCF Financial Corporation	765,271	9.75	313,825	4.00	451,446	5.75
TCF National Bank	754,599	9.64	313,143	4.00	441,456	5.64
Total risk-based capital
TCF Financial Corporation	841,982	10.73	627,650	8.00	214,332	2.73
TCF National Bank	831,310	10.62	626,286	8.00	205,024	2.62
As of December 31, 2002:
Tier 1 leverage capital
TCF Financial Corporation	$773,594	6.42%	$361,435	3.00%	$412,159	3.42%
TCF National Bank	750,935	6.24	361,017	3.00	389,918	3.24
Tier 1 risk-based capital
TCF Financial Corporation	773,594	9.96	310,828	4.00	462,766	5.96
TCF National Bank	750,935	9.68	310,247	4.00	440,688	5.68
Total risk-based capital
TCF Financial Corporation	850,694	10.95	621,657	8.00	229,037	2.95
TCF National Bank	828,035	10.68	620,493	8.00	207,542	2.68

        At December 31, 2003, TCF and TCF National Bank exceeded their regulatory capital requirements and are considered "well-capitalized" under guidelines established by the FRB and the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

Note 17.    Incentive Stock Program

        The TCF Financial 1995 Incentive Stock Program (the "Program") was adopted to enable TCF to attract and retain key personnel. Under the Program, no more than 5% of the shares of TCF common stock outstanding on the date of initial shareholder approval may be awarded. At December 31, 2003, there were 2,707,627 shares reserved for issuance under the Program, including 240,848 shares related to outstanding stock options.

        At December 31, 2003, there were 1,071,123 shares of performance-based restricted stock that will vest only if certain earnings per share goals are achieved by 2008. Failure to achieve the goals will result in all or a portion of the shares being forfeited. Other restricted stock grants generally vest over periods from three to eight years. The weighted-average grant date fair value of restricted stock was $45.00, $48.93 and $39.53 in 2003, 2002 and 2001, respectively. Compensation expense for restricted stock totaled $9.7 million, $11.6 million and $11.1 million in 2003, 2002 and 2001, respectively.

        TCF has also issued stock options under the Program that generally become exercisable over a period of one to 10 years from the date of the grant and expire after 10 years. All outstanding options have a fixed exercise price equal to the market price of TCF common stock on the date of grant.

        The following table reflects TCF's stock option and restricted stock transactions under the Program since December 31, 2000:

	Restricted Stock		Stock Options
				Exercise Price
	Shares	Price Range	Shares	Range	Weighted- Average
Outstanding at December 31, 2000	2,275,100	$16.56-43.70	467,515	$3.46-33.28	$23.32
Granted	262,340	27.98-48.20	—	—	—
Exercised	—	—	(86,832)	3.46-32.19	17.47
Forfeited	(18,850)	27.98-48.20	(10,558)	23.56-32.19	24.73
Vested	(59,179)	16.56-40.75	—	—	—

Outstanding at December 31, 2001	2,459,411	20.88-48.20	370,125	5.33-33.28	24.65
Granted	61,400	41.42-52.78	—	—	—
Exercised	—	—	(51,798)	5.33-33.28	19.72
Forfeited	(23,245)	22.10-52.78	(14,450)	23.56-32.19	25.91
Vested	(862,250)	20.88-50.33	—	—	—

Outstanding at December 31, 2002	1,635,316	22.10-52.78	303,877	6.88-33.28	25.43
Granted	127,950	37.45-50.63	—	—	—
Exercised	—	—	(62,779)	21.81-32.19	24.22
Forfeited	(107,240)	22.10-52.78	(250)	21.81	21.81
Vested	(125,449)	22.10-40.75	—	—	—

Outstanding at December 31, 2003	1,530,577	22.10-52.78	240,848	6.88-33.28	25.76

Exercisable at December 31, 2003	N.A.	N.A.	232,998	6.88-33.28	25.75

N.A. Not applicable.

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Shares	Weighted-Average Exercise Price
$6.88 to $20.00	23,298	$9.91	1.4	23,298	$9.91
$20.01 to $25.00	89,500	23.60	5.0	85,400	23.59
$25.01 to $30.00	61,750	28.94	5.4	58,000	28.96
$30.01 to $33.28	66,300	31.27	4.2	66,300	31.27

Total options	240,848	25.76	4.5	232,998	25.75

Note 18.    Employee Benefit Plans

        Employee Stock Purchase Plan    The TCF Employees Stock Purchase Plan generally allows participants to make contributions by salary deduction of up to 50% of their salary on a tax-deferred basis. TCF matches the contributions of all employees at the rate of 50 cents per dollar, with a maximum company contribution of 3% of the employee's salary. Employee contributions vest immediately while the Company's matching contributions are subject to a graduated vesting schedule based on an employee's years of vesting service over five years. Employee contributions and matching contributions are invested in TCF stock. Employees age 50 and over may invest all or a portion of their account balance in various mutual funds. The Company's matching contributions are expensed when made. At December 31, 2003, the fair value of the assets in the plan totaled $217 million and included $211.7 million invested in TCF common stock. Additionally, as of December 31, 2003, $95 million of plan assets were eligible for diversification under plan provisions, while $5 million have actually diversified. TCF's contribution to the plan was $3.9 million, $3.6 million and $3 million in 2003, 2002 and 2001, respectively.

        Pension Plan    The TCF Cash Balance Pension Plan (the "Pension Plan") is a qualified defined benefit plan covering all full time employees and certain part-time employees who are at least 21 years old and have completed a year of eligibility service with TCF. TCF makes a monthly allocation to the participant's account based on a percentage of the participant's compensation. The percentage is based on the sum of the participant's age and years of employment with TCF. Participants are fully vested after five years of qualifying service.

        Postretirement Plan    TCF provides health care benefits for eligible retired employees (the "Postretirement Plan"). Effective January1, 2000, TCF modified the Postretirement Plan for employees not yet eligible for benefits under the Postretirement Plan by eliminating the Company subsidy. The plan provisions for full-time and retired employees then eligible for these benefits were not changed. The Postretirement Plan is not funded.

        The following table sets forth the status of the Pension Plan and the Postretirement Plan at the dates indicated:

	Pension Plan Year Ended December 31,		Postretirement Plan Year Ended December 31,
(In thousands)
	2003	2002	2003	2002
Benefit obligation:
Accrued participant balance—vested	$42,958	$37,993	N.A.	N.A.
Accrued participant balance—unvested	3,621	3,101	N.A.	N.A.

Subtotal	46,579	41,094	N.A.	N.A.
Present value of future service and benefits	4,251	1,230	N.A.	N.A.

Total projected benefit obligation	$50,830	$42,324	N.A.	N.A.

Accumulated benefit obligation	$43,230	$35,516	N.A.	N.A.

Change in benefit obligation:
Benefit obligation at beginning of year	$42,324	$36,053	$11,837	$9,578
Service cost—benefits earned during the year	3,950	3,547	60	48
Interest cost on projected benefit obligation	2,950	2,857	740	685
Actuarial loss	3,907	1,736	891	2,838
Benefits paid	(2,301)	(1,869)	(1,142)	(1,312)

Projected benefit obligation at end of year	50,830	42,324	12,386	11,837

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	49,486	59,604	—	—
Actual return on plan assets	6,670	(8,249)	—	—
Benefits paid	(2,301)	(1,869)	(1,142)	(1,312)
TCF contributions	—	—	1,142	1,312

Fair value of plan assets at end of year	53,855	49,486	—	—

Funded status of plans:
Funded status at end of year	3,025	7,162	(12,386)	(11,837)
Unamortized transition obligation	—	—	1,883	2,093
Unamortized prior service cost	(452)	(813)	—	—
Unrecognized net loss	23,344	19,733	4,742	4,077

Prepaid (accrued) benefit cost at end of year	$25,917	$26,082	$(5,761)	$(5,667)

N.A. Not applicable.

        On December 8, 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Act") was signed into law. This Act includes a prescription drug benefit and a federal subsidy for sponsors of a retiree healthcare plan, like TCF's Postretirement Plan, beginning in 2006. TCF offers a prescription drug benefit to certain retirees. In January 2004, the FASB issued limited guidance regarding the effects of the Act on the estimated costs of providing this retirement benefit under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" with various implementation options. The effects of the Act have not yet been included in TCF's determination of post retirement benefit obligations or expenses summarized in the table above. TCF is currently reviewing the Act and considering its options.

        The measurement date used for determining the Pension Plan and the Postretirement Plan projected and accumulated benefit obligations above and the date used to value plan assets disclosed above was September 30, 2003 and 2002. The discount rate and rate of increase in future compensation used to measure the benefit obligation were as follows:

	Pension Plan Year Ended December 31,			Postretirement Plan Year Ended December 31,
Assumptions used to determine benefit obligations
	2003	2002	2001	2003	2002	2001
Discount rate	6.0%	6.5%	7.5%	6.0%	6.5%	7.5%
Rate of compensation increase	4.5	4.5	4.5	N.A.	N.A.	N.A.

N.A. Not applicable

        Net periodic benefit cost (credit) included in compensation and employee benefits expense consists of the following:

	Pension Plan Year Ended December 31,			Postretirement Plan Year Ended December 31,
(In thousands)
	2003	2002	2001	2003	2002	2001
Service cost	$3,950	$3,547	$2,969	$60	$48	$49
Interest cost	2,950	2,857	2,480	740	685	547
Expected return on plan assets	(6,374)	(7,683)	(7,156)	—	—	—
Amortization of transition obligation	—	—	—	210	210	209
Amortization of prior service cost	(361)	(1,056)	(1,057)	—	—	—
Recognized actuarial (gain) loss	—	(387)	(1,810)	226	38	(3)

Net periodic benefit cost (credit)	$165	$(2,722)	$(4,574)	$1,236	$981	$802

        The discount rate, the expected long-term rate of return on plan assets and the rate of increase in future compensation used to determine the net benefit cost (credit) were as follows:

	Pension Plan Year Ended December 31,			Postretirement Plan Year Ended December 31,
Assumptions used to determine net periodic benefit cost (credit)
	2003	2002	2001	2003	2002	2001
Discount rate	6.5%	7.5%	7.5%	6.5%	7.5%	7.5%
Expected long-term rate of return on plan assets	8.5	10.0	10.0	N.A.	N.A.	N.A.
Rate of compensation increase	4.5	4.5	4.5	N.A.	N.A.	N.A.

N.A. Not applicable.

        TCF's pension plan asset allocation is summarized as follows:

	Pension Plan
	Percentage of Plan Assets at December 31
Asset Category
	2003	2002
Equity securities, excluding TCF Financial Corporation common stock	75%	67%
Fixed income securities	21	26
Cash equivalents	2	5
TCF Financial Corporation common stock	2	2

Total	100%	100%

        The assets in TCF's pension plan are managed by external investment managers. The plan's investment policy allows the investment manager to determine the mix of equity and fixed income debt securities and the individual investments held. No single investment, other than U.S. government securities, may exceed 5% of plan assets, foreign securities are also limited to 5% and the use of derivative instruments is prohibited. The results of the investment managers performance is periodically monitored and is compared with a benchmark return consisting of 75% S&P 500 Index and 25% Lehman Brothers Aggregate Bond Index returns.

        The actuarial assumptions used in the pension plan valuation are reviewed annually. The expected long-term rate of return on plan assets is changed based on historical returns on plan assets and adjusted for future expectations of returns, if necessary. Over the past 20 years, TCF's pension plan assets have achieved actual returns, net of investment management fees, of 10.6%. TCF is not aware of any reasons why it should not be able to achieve future average annual returns of 8.5% long-term expected return on plan assets assumption over complete market cycles. A 1% difference in the expected return on plan assets would result in a $701 thousand change in net periodic pension expense.

        TCF currently does not expect to contribute to the Pension Plan in 2004. TCF expects to contribute approximately $1.1 million to the Postretirement Plan in 2004.

        The following table presents assumed health care cost trend rates for the Postretirement Plan at December 31, 2003 and 2002:

	2003	2002
Health care cost trend rate assumed for next year	11.0%	12%
Final health care cost trend rate	5.0%	5%
Year that the final health care trend rate is reached	2009	2009

        Assumed health care cost trend rates have an effect on the amounts reported for the Postretirement Plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(In thousands)	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost components	$38	$(35)
Effect on postretirement benefits obligations	610	(545)

        TCF currently has no plans to pre-fund the Postretirement Plan in 2004.

Note 19.    Derivative Instruments and Hedging Activities

        All derivative instruments as defined, including derivatives embedded in other financial instruments or contracts, are recognized as either assets or liabilities in the Consolidated Statements of Financial Condition at fair value. Changes in the fair value of a derivative are recorded in the Consolidated Statements of Income.

        TCF's pipeline of locked residential mortgage loan commitments, adjusted for loans not expected to close, and forward sales contracts are considered derivatives and are recorded at fair value, with the changes in fair value recognized in gains on sales of loans under mortgage banking revenue in the Consolidated Statements of Income. TCF utilizes forward sales contracts to hedge its risk of changes in the fair value, due to changes in interest rates, of both its locked residential mortgage loan commitments and its residential loans held for sale. Residential mortgage loans held for sale are carried at the lower of cost or market as adjusted for the effects of fair value hedges using quoted market prices. Because the fair value of the residential loans held for sale are hedged with forward sales contracts of the same loan types, or substantially the same loan types, the hedges are highly effective at managing the risk of changing fair values of such loans. Any differences between the changes in fair value of the hedged residential loans held for sale and in the fair value of the forward sales contracts are not expected to be and were not material due to the nature of the hedging instruments and were recorded in gains on sales of loans and was not material. Forward mortgage loan sales commitments totaled $149.1 million and $511 million at December 31, 2003 and 2002, respectively.

Note 20.    Financial Instruments with Off-Balance-Sheet Risk

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

        Financial instruments with off-balance sheet risk are summarized as follows:

	At December 31,
(In thousands)
	2003	2002
Commitments to extend credit:
Consumer	$1,382,348	$1,154,133
Commercial	624,664	576,568
Leasing and equipment finance	57,485	67,006
Other	56,007	32,419

Total commitments to extend credit	2,120,504	1,830,126
Loans serviced with recourse	130,765	180,285
Standby letters of credit and guarantees on industrial revenue bonds	40,796	27,094

	$2,292,065	$2,037,505

        Commitments to Extend Credit    Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral predominantly consists of residential and commercial real estate.

        Loans Serviced with Recourse    Loans serviced with recourse represent a contingent guarantee based upon failure to perform by another party. These loans consist of $126 million of Veterans Administration ("VA") loans and $4.8 million of loans sold with recourse to the Federal National Mortgage Association ("FNMA"). As is typical of a servicer of VA loans, TCF must cover any principal loss in excess of the VA's guarantee if the VA elects its "no-bid" option upon the foreclosure of a loan. TCF has established a liability of $100 thousand relating to this VA "no-bid" exposure on VA loans serviced with partial recourse at December 31, 2003 and 2002, respectively, which was recorded in other liabilities. No claims have been made under the "no-bid" option during 2003 or 2002. Loans sold with recourse to FNMA represent residential real estate loans sold to FNMA prior to 1982. TCF no longer sells loans on a recourse basis. The contingent guarantee related to both types of recourse remains in effect for the duration of the loans and thus expires in various years through the year 2033. All loans sold with recourse are collateralized by residential real estate. Since conditions under which TCF would be required to cover any principal loss in excess of the VA's guarantee or repurchase the loan sold to FNMA may not materialize, the actual cash requirements are expected to be less than the outstanding commitments.

        Standby Letters of Credit    Standby letters of credit and guarantees on industrial revenue bonds are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. These conditional commitments expire in various years through the year 2011. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund these commitments may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

Note 21.    Fair Values of Financial Instruments

        TCF is required to disclose the estimated fair value of financial instruments, both assets and liabilities on and off the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments.Fair value estimates are subjective in nature, involving uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

        Loans    The fair value of residential loans is estimated based on quoted market prices of loans with similar characteristics. For certain variable-rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. The fair values of other loans are estimated by discounting contractual cash flows adjusted for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers with similar credit risk characteristics.

        Deposits    The fair value of checking, savings and money market deposits is deemed equal to the amount payable on demand. The fair value of certificates of deposit is estimated based on discounted cash flow analyses using interest rates offered by TCF for certificates of deposit with similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in the fair values disclosed in the table below.

        Borrowings    The carrying amounts of short-term borrowings approximate their fair values. The fair values of TCF's long-term borrowings are estimated based on quoted market prices or discounted cash flow analyses using interest rates for borrowings of similar remaining maturities.

        Financial Instruments with Off-Balance-Sheet Risk    The fair values of TCF's commitments to extend credit and standby letters of credit are estimated using fees currently charged to enter into similar agreements. For fixed-rate loan commitments and standby letters of credit issued in conjunction with fixed-rate loan agreements, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of loans serviced with recourse approximates the carrying value recorded in other liabilities.

        As discussed above, the carrying amounts of certain of the Company's financial instruments approximate their fair value. The carrying amounts and fair values of the Company's remaining financial instruments are set forth in the following table:

	At December 31,
	2003		2002
(In thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial instrument assets:
Loans held for sale	$335,372	$340,189	$476,475	$480,409
Forward mortgage loan sales commitments(1)	(1,105)	(1,105)	(7,454)	(7,454)
Loans:
Consumer	3,630,341	3,649,810	3,005,882	3,068,900
Commercial real estate	1,916,701	1,947,267	1,835,788	1,883,183
Commercial business	427,696	429,727	440,074	438,106
Equipment finance loans	309,740	312,948	289,558	299,035
Residential real estate	1,212,643	1,247,610	1,800,344	1,868,132
Allowance for loan losses(2)	(67,654)	—	(68,143)	—

	$7,763,734	$7,926,446	$7,772,524	$8,030,311

Financial instrument liabilities:
Checking, savings and money market deposits	$5,999,626	$5,999,626	$5,791,233	$5,791,233
Certificates of deposit	1,612,123	1,630,511	1,918,755	1,948,947
Short-term borrowings	878,412	878,615	842,051	842,051
Long-term borrowings	1,536,413	1,627,253	2,268,244	2,443,653

	$10,026,574	$10,136,005	$10,820,283	$11,025,884

Financial instruments with off-balance-sheet risk:(3)
Commitments to extend credit(4)	$22,773	$22,773	$24,569	$24,569
Standby letters of credit(1)	43	43	32	32
Loans serviced with recourse(1)	(100)	(100)	(100)	(100)

	$22,716	$22,716	$24,501	$24,501

(1)
Carrying amounts are included in accrued expenses and other liabilities.

(2)
Excludes the allowance for lease losses.

(3)
Positive amounts represent assets, negative amounts represent liabilities.

(4)
Carrying amounts are included in other assets.

Note 22.    Net Income and Goodwill Amortization

        On January 1, 2002, TCF adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The following table reconciles prior period net income and earnings per share to an adjusted basis, which excludes goodwill amortization, for comparison purposes:

	Year Ended December 31,
(In thousands, except per-share data)
	2003	2002	2001
Net Income:
Reported net income	$215,878	$232,931	$207,322
Add back: Amortization of goodwill, net of applicable income taxes	—	—	7,600

Adjusted net income	$215,878	$232,931	$214,922

Basic Earnings Per Common Share:
Reported earnings per common share	$3.06	$3.17	$2.73
Amortization of goodwill, net of applicable income taxes	—	—	.10

Adjusted earnings per common share	$3.06	$3.17	$2.83

Diluted Earnings Per Common Share:
Reported earnings per common share	$3.05	$3.15	$2.70
Amortization of goodwill, net of applicable income taxes	—	—	.10

Adjusted earnings per common share	$3.05	$3.15	$2.80

Note 23.    Earnings per Common Share

        The computation of basic and diluted earnings per share is presented in the following table:

	Year Ended December 31,
(Dollars in thousands, except per-share data)
	2003	2002	2001
Basic Earnings Per Common Share
Net income	$215,878	$232,931	$207,322

Weighted average shares outstanding	72,014,020	75,240,321	78,233,471
Unvested restricted stock grants(1)	(1,520,753)	(1,644,879)	(2,408,454)

Weighted average common shares outstanding for basic earnings per common share	70,493,267	73,595,442	75,825,017

Basic earnings per common share	$3.06	$3.17	$2.73

Diluted Earnings Per Common Share
Net income	$215,878	$232,931	$207,322

Weighted average number of common shares outstanding adjusted for effect of dilutive securities:
Weighted average common shares outstanding used in basic earnings per common share calculation	70,493,267	73,595,442	75,825,017
Net dilutive effect of:
Stock option plans	93,673	124,222	149,711
Restricted stock plans	183,424	221,280	868,209

	70,770,364	73,940,944	76,842,937

Diluted earnings per common share	$3.05	$3.15	$2.70

(1)
At December 31, 2003, 2002 and 2001, there were 1,071,123, 1,145,000 and 1,145,000 shares, respectively, of performance-based restricted stock granted to certain executive officers which will vest only if certain earnings per share goals are achieved by 2008. Failure to achieve the goals will result in all or a portion of the shares being forfeited. In accordance with SFAS No.128, "Earnings per Share,"these shares have been deducted from weighted average shares outstanding used for the computation of basic and diluted earnings per common share, as all necessary conditions for inclusion have not been satisfied. The remaining unvested restricted stock grants vest over specified time periods, and are included in the computation of diluted earnings per common share in accordance with the treasury stock method prescribed in SFAS No. 128.

Note 24.    Comprehensive Income

        Comprehensive income is the total of net income and other comprehensive income (loss), which for TCF is comprised entirely of unrealized gains and losses on investment securities available for sale. The following table summarizes the components of comprehensive income:

	Year Ended December 31,
(In thousands)
	2003	2002	2001
Net income	$215,878	$232,931	$207,322
Other comprehensive income:
Unrealized holding gains (losses) arising during the period on securities available for sale	(30,619)	74,044	26,295
Reclassification adjustment for gains included in net income	(32,832)	(11,536)	(863)
Income tax expense (benefit)	(23,001)	22,635	9,335

Total other comprehensive income (loss)	(40,450)	39,873	16,097

Comprehensive income	$175,428	$272,804	$223,419

Note 25.    Other Expense

        Other expense consists of the following:

	Year Ended December 31,
(In thousands)
	2003	2002	2001
Deposit account losses	$19,495	$19,750	$19,415
Postage and courier	14,358	13,579	13,150
Telecommunication	12,634	12,738	11,541
Debit card processing	10,883	10,270	6,901
ATM processing	9,545	10,071	9,723
Office supplies	9,316	9,023	9,315
Mortgage servicing liquidation expense	4,352	2,394	1,440
Federal deposit insurance and OCC assessments	2,796	2,761	2,757
Deposit base intangible amortization	1,666	1,671	1,939
Other	58,301	57,712	51,537

	$143,346	$139,969	$127,718

Note 26.    Business Segments

        Banking, leasing and equipment finance, and mortgage banking have been identified as reportable operating segments. Banking includes the following operating units that provide financial services to customers: deposits and investment products, commercial lending, consumer lending, residential lending and treasury services. Management of TCF's banking area is organized by state. The separate state operations have been aggregated for purposes of segment disclosures. Leasing and equipment finance provides a broad range of comprehensive leasing and equipment finance products addressing the financing needs of diverse companies. Mortgage banking activities include the origination and purchase of residential mortgage loans primarily for sale to third parties, generally with servicing retained. In addition, TCF operates a bank holding company ("parent company") and has corporate functions that provide data processing, bank operations and other professional services to the operating segments.

        TCF evaluates performance and allocates resources based on the segments' net income. The business segments follow generally accepted accounting principles as described in the Summary of Significant Accounting Policies. TCF generally accounts for inter-segment sales and transfers at cost.

        The following table sets forth certain information about the reported profit or loss and assets of each of TCF's reportable segments, including a reconciliation of TCF's consolidated totals. The results of TCF's parent company and corporate functions comprise the "other" category in the table below.

(In thousands)	Banking	Leasing and Equipment Finance	Mortgage Banking	Other	Eliminations and Reclassifications	Consolidated
At or For the Year Ended December 31, 2003:
Revenues from external customers:
Interest income	$545,764	$81,912	$13,843	$—	$—	$641,519
Non-interest income	355,387	51,088	12,719	85	—	419,279

Total	$901,151	$133,000	$26,562	$85	$—	$1,060,798

Net interest income	$414,288	$45,358	$21,357	$(199)	$341	$481,145
Provision for credit losses	4,361	8,171	—	—	—	12,532
Non-interest income	355,387	51,088	13,102	88,760	(89,058)	419,279
Other non-interest expense	487,808	41,977	29,963	89,078	(88,717)	560,109
Income tax expense (benefit)	96,496	17,031	1,590	(3,212)	—	111,905

Net income	$180,010	$29,267	$2,906	$2,695	$—	$215,878

Total assets	$10,935,853	$1,216,854	$173,867	$105,634	$(1,113,193)	$11,319,015

At or For the Year Ended December 31, 2002:
Revenues from external customers:
Interest income	$632,803	$85,447	$15,112	$1	$—	$733,363
Non-interest income	359,896	51,628	6,979	1,259	—	419,762

Total	$992,699	$137,075	$22,091	$1,260	$—	$1,153,125

Net interest income	$435,883	$41,374	$20,676	$(45)	$1,337	$499,225
Provision for credit losses	12,778	9,228	—	—	—	22,006
Non-interest income	359,896	51,806	8,316	95,272	(95,528)	419,762
Other non-interest expense	471,739	40,983	24,796	95,961	(94,191)	539,288
Income tax expense (benefit)	110,158	15,497	1,511	(2,404)	—	124,762

Net income	$201,104	$27,472	$2,685	$1,670	$—	$232,931

Total assets	$11,806,012	$1,100,744	$447,840	$75,270	$(1,227,797)	$12,202,069

At or For the Year Ended December 31, 2001:
Revenues from external customers:
Interest income	$722,722	$89,131	$14,334	$422	$—	$826,609
Non-interest income	313,501	45,730	12,042	213	—	371,486

Total	$1,036,223	$134,861	$26,376	$635	$—	$1,198,095

Net interest income	$423,043	$39,429	$14,919	$433	$3,398	$481,222
Provision for credit losses	7,359	13,519	—	—	—	20,878
Non-interest income	313,501	45,730	15,439	96,829	(100,013)	371,486
Amortization of goodwill	7,350	427	—	—	—	7,777
Other non-interest expense	432,298	38,369	20,893	99,274	(96,615)	494,219
Income tax expense (benefit)	109,063	12,410	3,577	(2,538)	—	122,512

Net income	$180,474	$20,434	$5,888	$526	$—	$207,322

Total assets	$10,985,850	$988,387	$374,263	$74,673	$(1,064,458)	$11,358,715

Note 27.    Parent Company Financial Information

        TCF Financial Corporation's (parent company only) condensed statements of financial condition as of December 31, 2003 and 2002, and the condensed statements of income and cash flows for the years ended December 31, 2003, 2002 and 2001 are as follows:

Condensed Statements of Financial Condition

	At December 31,
(In thousands)
	2003	2002
Assets:
Cash	$397	$352
Interest-bearing deposits with banks	2,457	1,796
Investment in TCF National Bank	910,186	954,361
Premises and equipment	228	366
Dividends receivable from TCF National Bank	11,400	10,308
Accounts receivable from affiliates	21,867	17,043
Other assets	20,179	17,786

	$966,714	$1,002,012

Liabilities and Stockholders' Equity:
Short-term borrowings	$37,000	$13,500
Other liabilities	8,856	11,492

Total liabilities	45,856	24,992
Stockholders' equity	920,858	977,020

	$966,714	$1,002,012

Condensed Statements of Income

	Year Ended December 31,
(In thousands)
	2003	2002	2001
Interest income	$40	$323	$833
Interest expense	438	508	376

Net interest income (expense)	(398)	(185)	457
Dividends from TCF National Bank	219,653	206,566	206,970
Other non-interest income:
Affiliate service fees	8,116	13,755	14,292
Other	1,338	(322)	95

Total other non-interest income	9,454	13,433	14,387

Non-interest expense:
Compensation and employee benefits	7,184	12,965	13,785
Occupancy and equipment	631	847	784
Other	1,631	1,348	1,690

Total non-interest expense	9,446	15,160	16,259

Income before income tax benefit and equity in undistributed earnings of subsidiary	219,263	204,654	205,555
Income tax benefit	907	1,852	496

Income before equity in undistributed earnings of subsidiary	220,170	206,506	206,051
Equity in undistributed earnings of subsidiary	(4,292)	26,425	1,271

Net income	$215,878	$232,931	$207,322

Condensed Statements of Cash Flows

	Year Ended December 31,
(In thousands)
	2003	2002	2001
Cash flows from operating activities:
Net income	$215,878	$232,931	$207,322
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	4,292	(26,425)	(1,271)
Other, net	(1,102)	5,323	5,381

Total adjustments	3,190	(21,102)	4,110

Net cash provided by operating activities	219,068	211,829	211,432

Cash flows from investing activities:
Net (increase) decrease in interest-bearing deposits with banks	(661)	861	21,339
Investments in TCF National Bank, net	—	—	(6,000)
Loan to deferred compensation plans, net	—	9,783	(4,646)
Purchases of premises and equipment, net	—	(112)	(273)

Net cash provided (used) by investing activities	(661)	10,532	10,420

Cash flows from financing activities:
Dividends paid on common stock	(93,029)	(86,430)	(77,473)
Purchases of common stock	(150,356)	(148,030)	(148,043)
Net increase in short-term borrowings	23,500	11,500	2,000
Other, net	1,523	914	1,510

Net cash used by financing activities	(218,362)	(222,046)	(222,006)

Net increase (decrease) in cash	45	315	(154)
Cash at beginning of year	352	37	191

Cash at end of year	$397	$352	$37

Note 28.    Litigation and Contingent Liabilities

        From time to time, TCF is a party to legal proceedings arising out of its lending, leasing and deposit operations. TCF is and expects to become engaged in a number of foreclosure proceedings and other collection actions as part of its loan and leasing collection activities. From time to time, borrowers and other customers have also brought actions against TCF, in some cases claiming substantial amounts of damages. Financial services companies are subject to the risk of class action litigation, and TCF has had such actions brought against it from time to time. After review with its legal counsel, management believes that the ultimate disposition of existing litigation will not have a material effect on TCF's financial condition but litigation is often unpredictable and the actual results of litigation cannot be determined with certainty.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
TCF Financial Corporation:

        We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

Minneapolis, Minnesota
February 23, 2004

OTHER FINANCIAL DATA

Selected Quarterly Financial Data (Unaudited)

	At
(Dollars in thousands, except per-share data)	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002
Selected Financial Condition Data:
Securities available for sale	$1,533,288	$1,604,282	$1,980,830	$2,442,724	$2,426,794	$2,252,786	$1,965,664	$1,556,798
Residential real estate loans	1,212,643	1,283,640	1,393,183	1,568,430	1,800,344	1,975,481	2,249,365	2,458,431

Subtotal	2,745,931	2,887,922	3,374,013	4,011,154	4,227,138	4,228,267	4,215,029	4,015,229
Loans and leases excluding residential real estate loans	7,135,135	6,863,683	6,705,169	6,485,179	6,320,784	6,106,818	5,879,607	5,693,330
Total assets	11,319,015	11,253,906	11,807,764	12,127,272	12,202,069	11,970,331	11,527,351	11,170,583
Checking, savings and money market deposits	5,999,626	6,115,863	6,234,447	6,068,095	5,791,233	5,636,989	5,397,505	5,108,494
Certificates of deposit	1,612,123	1,596,740	1,745,290	1,897,243	1,918,755	2,023,508	2,159,121	2,185,478

Total deposits	7,611,749	7,712,603	7,979,737	7,965,338	7,709,988	7,660,497	7,556,626	7,293,972
Borrowings	2,414,825	2,243,725	2,506,039	2,767,890	3,110,295	2,955,295	2,702,133	2,610,712
Stockholders' equity	920,858	931,968	952,069	971,413	977,020	950,290	920,088	921,847
	Three Months Ended
(Dollars in thousands, except per-share data)	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002
Selected Operations Data:
Interest income	$148,919	$156,482	$164,004	$172,114	$182,352	$182,406	$184,234	$184,371
Interest expense	29,827	36,605	44,240	49,702	55,729	58,637	59,925	59,847

Net interest income	119,092	119,877	119,764	122,412	126,623	123,769	124,309	124,524
Provision for credit losses	4,037	2,658	3,127	2,710	4,067	4,071	4,714	9,154

Net interest income after provision for credit losses	115,055	117,219	116,637	119,702	122,556	119,698	119,595	115,370
Non-interest income:
Fees and other revenue	114,865	118,089	101,003	96,835	106,346	102,837	102,032	95,049
Gains on sales of securities available for sale	—	—	11,695	21,137	2,830	2,662	—	6,044
Gains (losses) on termination of debt	—	(37,769)	—	(6,576)	—	—	—	—
Gains on sales of branches	—	—	—	—	—	—	—	1,962

Total non-interest income	114,865	80,320	112,698	111,396	109,176	105,499	102,032	103,055
Non-interest expense	142,244	142,382	136,733	138,750	141,251	134,485	132,130	131,422

Income before income tax expense	87,676	55,157	92,602	92,348	90,481	90,712	89,497	87,003
Income tax expense	28,180	19,193	32,311	32,221	30,705	31,845	31,526	30,686

Net income	$59,496	$35,964	$60,291	$60,127	$59,776	$58,867	$57,971	$56,317

Per common share:
Basic earnings	$.86	$.51	$.85	$.83	$.83	$.81	$.78	$.75

Diluted earnings	$.86	$.51	$.85	$.83	$.82	$.80	$.78	$.75

Dividends declared	$.325	$.325	$.325	$.325	$.2875	$.2875	$.2875	$.2875

Financial Ratios:
Return on average assets(1)	2.13%	1.24%	2.04%	1.99%	1.97%	2.03%	2.04%	2.01%
Return on average common equity(1)	26.18	15.77	25.17	24.70	25.17	25.53	25.36	24.68
Net interest margin(1)	4.68	4.57	4.45	4.45	4.59	4.68	4.76	4.83
Average total equity to average assets	8.13	7.89	8.11	8.06	7.82	7.96	8.03	8.15

(1)
Annualized.

QuickLinks

  EXHIBIT 13
FINANCIAL HIGHLIGHTS TCF Financial Corporation and Subsidiaries—2003 Annual Report