Form 10-K, Exhibit 13
period 2004-12-31
TCF FINANCIAL CORP
filed 2005-02-28
CIK 814184

Exhibit 13

Financial Highlights	TCF Financial Corporation and Subsidiaries – 2004 Annual Report

	At or For the Year Ended December 31,
(Dollars in thousands, except per-share data)	2004		2003		% Change
Operating Results:
Interest income	$622,809		$641,519		(2.9)%
Interest expense	130,918		160,374		(18.4)
Net interest income	491,891		481,145		2.2
Provision for credit losses	10,947		12,532		(12.6)
Net interest income after provision for credit losses	480,944		468,613		2.6
Non-interest income:
Fees and other revenues	467,866		430,792		8.6
Gains on sales of securities available for sale	22,600		32,832		(31.2)
Gains (losses) on termination of debt	—		(44,345)		100.0
Total non-interest income	490,466		419,279		17.0
Non-interest expense	586,934		560,109		4.8
Income before income tax expense	384,476		327,783		17.3
Income tax expense	129,483		111,905		15.7
Net income	$254,993		$215,878		18.1

Per Common Share Information:
Basic earnings	$1.87		$1.53		22.2
Diluted earnings	1.86		1.53		21.6
Dividends declared	.75		.65		15.4
Stock price:
High	32.62		27.13
Low	23.92		18.25
Close	32.14		25.68		25.2
Book value	6.99		6.53		7.0
Price to book value	4.60	X	3.93	X	17.0

Financial Ratios:
Return on average assets	2.15%		1.85%		16.2
Return on average common equity	27.02		23.05		17.2
Net interest margin	4.54		4.54		—
Net charge-offs as a percentage of average loans and leases	.11		.16		(31.3)
Total equity to total assets at year end	7.77		8.14		(4.5)

	At December 31,
(Dollars in thousands)	2004	2003	% Change
Selected Balance Sheet Data:
Securities available for sale	$1,619,941	$1,533,288	5.7%
Residential real estate loans	1,014,166	1,212,643	(16.4)
Subtotal	2,634,107	2,745,931	(4.1)
Loans and leases excluding residential real estate loans	8,372,491	7,135,135	17.3
Goodwill	152,599	145,462	4.9
Mortgage servicing rights	46,442	52,036	(10.8)
Total assets	12,340,567	11,319,015	9.0

Checking, savings and money market deposits	6,493,545	5,999,626	8.2
Certificates of deposit	1,468,650	1,612,123	(8.9)
Total deposits	7,962,195	7,611,749	4.6
Short-term borrowings	1,056,111	878,412	20.2
Long-term borrowings	2,048,492	1,536,413	33.3
Stockholders’ equity	958,418	920,858	4.1
Common shares outstanding	137,186,160	140,952,660	(2.7)

Management’s Discussion and Analysis

Management’s discussion and analysis of the consolidated financial condition and results of operations of TCF Financial Corporation (“TCF” or the “Company”) should be read in conjunction with the consolidated financial statements and other financial data beginning on page 48.

OVERVIEW

TCF is a national financial holding company located in Wayzata, Minnesota. Its principal subsidiary, TCF National Bank, is headquartered in Minnesota and had 430 banking offices in Minnesota, Illinois, Michigan, Wisconsin, Colorado and Indiana at December 31, 2004.

TCF provides convenient financial services through multiple channels to customers located primarily in the Midwest. TCF has developed products and services designed to meet the needs of all consumers. The Company focuses on attracting and retaining customers through service and convenience, including branches that are open seven days a week and on most holidays, extensive full-service supermarket branches and automated teller machine (“ATM”) networks, and telephone and Internet banking. TCF’s philosophy is to generate net interest income and fees and other revenue growth through business lines that emphasize higher yielding assets and lower or no interest-cost deposits. The Company’s growth strategies include new branch expansion and the development of new products and services. New products and services are designed to build on existing businesses and expand into complementary products and services through strategic initiatives.

TCF’s core businesses are comprised of traditional and supermarket bank branches, campus banking, EXPRESS TELLER® ATM’s, Visa U.S.A. Inc. (“Visa”) debit cards, commercial banking, small business banking, consumer lending, leasing and equipment finance and investment, securities brokerage and insurance services. TCF emphasizes the checking account as its anchor account, which provides opportunities to cross-sell other convenience products and services and generate additional fee income. During 2004, TCF generated 504,310 new checking accounts and closed 412,979 accounts, or 28.6%, of the checking accounts existing at the beginning of the year, up from 27% in 2003. TCF’s management monitors the opening and closing of accounts and is pursuing opportunities to reduce account attrition to further increase the growth in checking accounts. The continued growth in checking accounts is a significant part of TCF’s growth strategy.

At December 31, 2004, 258, or 60%, of TCF’s 430 branches were opened since January 1, 1998 and consist of 197 supermarket branches and 61 traditional branches. Opening new branches is an integral part of TCF’s growth strategy for generating new deposit accounts and the related revenue that is associated with the accounts and other products. New branches typically produce net losses during the first 24-36 months of operations before they become profitable, and therefore the level and timing of new branch expansion can have a significant impact on TCF’s profitability. TCF’s growth in checking accounts is primarily occurring in new branches with growth in older, mature branches being slower. The success of TCF’s branch expansion is dependent on the continued long-term success and viability of branch banking. Success in the supermarket branches is also dependent on the success and viability of the supermarket branch locations. Economic slowdowns, financial or labor difficulties and competitive pressures may have an adverse impact on the supermarket industry and therefore reduce customer activity in TCF’s supermarket branches. TCF is subject to the risk, among others, that its license for its supermarket branches will terminate in connection with the sale or closure of a store by a supermarket chain.

TCF’s lending strategy is to originate high credit quality, primarily secured, loans and leases. Commercial loans are generally made on local properties or to local customers. TCF’s largest core lending business is its consumer home equity loan operation, which offers fixed- and variable-rate loans and lines of credit secured by residential real estate properties. The leasing and equipment finance businesses consist of Winthrop Resources Corporation (“Winthrop”), a leasing company that primarily leases technology and data processing equipment, and TCF Leasing, Inc. (“TCF Leasing”), a company that delivers equipment finance solutions to businesses in select markets. TCF’s leasing and equipment finance businesses operate in all 50 states.

As a primarily secured lender, TCF emphasizes credit quality over asset growth. As a result, TCF’s credit losses are generally lower than those experienced by other banks. The allowance for loan and lease losses, while generally lower as a percent of loans and leases than the average in the banking industry, reflects the lower historical charge-offs and management’s expectation of the risk of loss inherent in the loan and lease portfolio. See “Consolidated Financial Condition Analysis – Allowance for Loan and Lease Losses.”

Net interest income, the difference between interest income earned on loans and leases and on investments, and interest expense paid on deposits and short-term and long-term borrowings, represents 50.1% of TCF’s total revenue. Net interest income can change significantly from period to period based on general levels of interest rates, customer prepayment patterns, the mix of interest earning assets and the mix of interest bearing and non-interest bearing deposits and borrowings. TCF manages the risk of changes in interest rates on its net interest income through an Asset/Liability Committee and through related interest rate risk monitoring and management policies. See “Market Risk – Interest-Rate Risk” for further discussion of TCF’s interest rate risk position.

The historically low interest rates in 2003 and 2004 were a significant challenge to asset/liability risk and management made several key decisions that impacted TCF’s results. These very low interest rates caused a high level of prepayment in the residential loan and mortgage-backed securities portfolio, which declined a combined $111.8 million during 2004 and $1.5 billion during 2003.

The Company’s Visa debit card program has grown significantly since its inception in 1996. TCF is one of the largest issuers of Visa Classic debit cards in the United States. TCF earns interchange revenue from customer debit card transactions. During 2004, 88.7% of TCF’s debit card sales volume was generated from off-line (signature based) transactions. The average interchange rate on these off-line transactions was 1.40% in 2004 compared with 1.43% in 2003. The decrease in the average off-line interchange rate was the result of Visa establishing new interchange rates, as part of the settlement of its class action lawsuits, which took effect in August 2003 and were revised in February 2004. Class action litigation against Visa brought by certain merchants who chose not to participate in the 2003 settlements remains pending. In October 2004, the United States Supreme Court decided not to hear an appeal of a ruling that Visa and MasterCard may not bar member banks from issuing cards on rival networks. Rival card networks, such as Discover and American Express, have brought or are considering bringing private legal action against Visa and MasterCard. Visa is a defendant in several other legal actions. The ultimate impact of any such litigation cannot be predicted at this time. The continued success of TCF’s debit card program is dependent on the success and viability of Visa and the continued use by customers and acceptance by merchants of its debit cards.

TCF’s mortgage banking business originated residential mortgage loans and sold them to investors, primarily retaining the servicing rights and related servicing revenue. During 2004, TCF restructured its mortgage banking business by eliminating the wholesale loan origination activities and downsizing and integrating its retail loan origination function with TCF’s consumer lending business. TCF’s mortgage banking business no longer originates any new loans and continues to service the remaining $4.5 billion portfolio of mortgage loans for third party investors. Generally accepted accounting principles require TCF to record the value of the servicing rights on the balance sheet at the time the loans are sold. Capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated related servicing revenues and are also evaluated quarterly for impairment. As interest rates fall, there is a higher probability of prepayment as the customer can generally refinance the loan with relative ease. In addition, as property values increase, customers’ home equity increases, enabling customers to engage in “cash-out” refinance transactions where the customer refinances an existing mortgage into a higher balance loan in order to draw out the increased home equity. TCF does not utilize derivatives to manage the impairment risk in its capitalized mortgage servicing rights.

The following portions of the Management’s Discussion and Analysis focus in more detail on the results of operations for 2004, 2003 and 2002 and on information about TCF’s balance sheet, credit quality, liquidity and funding resources, capital, critical accounting estimates and other matters.

RESULTS OF OPERATIONS

Five Year Financial Summary

Consolidated Income:

	Year Ended December 31,					Compound Annual Growth Rate
(Dollars in thousands, except per-share data)	2004	2003	2002	2001	2000	1-Year	5-Year
						2004/2003	2004/1999
Total revenue	$982,357	$900,424	$918,987	$852,708	$774,812	9.1%	5.9%
Net interest income	$491,891	$481,145	$499,225	$481,222	$438,536	2.2	3.0
Provision for credit losses	10,947	12,532	22,006	20,878	14,772	(12.6)	(8.3)
Fees & other revenue	467,866	430,792	406,264	367,307	323,463	8.6	11.3
Other non-interest income	22,600	(11,513)	13,498	4,179	12,813	N.M.	(10.5)
Non-interest expense	586,934	560,109	539,288	501,996	457,202	4.8	5.6
Income before income tax expense	384,476	327,783	357,693	329,834	302,838	17.3	7.1
Income tax expense	129,483	111,905	124,762	122,512	116,593	15.7	3.9
Net income	$254,993	$215,878	$232,931	$207,322	$186,245	18.1	9.0
Per common share:
Basic earnings	$1.87	$1.53	$1.58	$1.37	$1.18	22.2	13.1
Diluted earnings	$1.86	$1.53	$1.58	$1.35	$1.17	21.6	13.2
Dividends declared	$.75	$.65	$.575	$.50	$.4125	15.4	15.7

N.M. Not Meaningful.

Consolidated Financial Condition:

	At December 31,					Compound Annual Growth Rate
(Dollars in thousands, except per-share data)	2004	2003	2002	2001	2000	1-Year	5-Year
						2004/2003	2004/1999
Securities available for sale	$1,619,941	$1,533,288	$2,426,794	$1,584,661	$1,403,888	5.7%	1.3%
Residential real estate loans	1,014,166	1,212,643	1,800,344	2,733,290	3,673,831	(16.4)	(23.7)
Subtotal	2,634,107	2,745,931	4,227,138	4,317,951	5,077,719	(4.1)	(13.5)
Loans and leases excluding residential real estate loans	8,372,491	7,135,135	6,320,784	5,510,912	4,872,868	17.3	16.1
Total assets	12,340,567	11,319,015	12,202,069	11,358,715	11,197,462	9.0	3.0
Checking, savings and money market deposits	6,493,545	5,999,626	5,791,233	4,778,714	4,086,219	8.2	11.8
Certificates of deposit	1,468,650	1,612,123	1,918,755	2,320,244	2,805,605	(8.9)	(12.6)
Total deposits	7,962,195	7,611,749	7,709,988	7,098,958	6,891,824	4.6	3.9
Borrowings	3,104,603	2,414,825	3,110,295	3,023,025	3,184,245	28.6	0.1
Stockholders’ equity	958,418	920,858	977,020	917,033	910,220	4.1	3.4
Book value per common share	6.99	6.53	6.61	5.96	5.67	7.0	7.2

Key Ratios and Other Data:

	At or For the Year Ended December 31,
	2004	2003	2002	2001	2000
Return on average assets	2.15%	1.85%	2.01%	1.79%	1.72%
Return on average equity	27.02	23.05	25.38	23.06	22.64
Average total equity to average assets	7.94	8.03	7.91	7.78	7.58
Net interest margin(1)	4.54	4.54	4.71	4.51	4.35
Common dividend payout ratio	40.32%	42.48%	36.39%	37.04%	35.26%
Number of banking locations	430	401	395	375	352
Number of checking accounts (in thousands)	1,535	1,444	1,338	1,249	1,131

(1) Net interest income divided by average interest-earning assets.

Performance Summary  TCF reported diluted earnings per common share of $1.86 for 2004, compared with $1.53 for 2003 and $1.58 for 2002. Net income was $255 million for 2004, compared with $215.9 million for 2003 and $232.9 million for 2002. Return on average assets was 2.15% in 2004, compared with 1.85% in 2003 and 2.01% in 2002. Return on average equity was 27.02% in 2004, compared with 23.05% in 2003 and 25.38% in 2002. During 2003, TCF prepaid $954 million of high cost FHLB borrowings, incurring early termination fees of $44.3 million ($29.2 million after-tax) which reduced diluted earnings per share by 21 cents. There were no debt terminations in 2004 or 2002.

Operating Segment Results  BANKING, comprised of deposits and investment products, commercial banking, small business banking, consumer lending, residential lending and treasury services, reported net income of $219.9 million for 2004, up 22% from $180.2 million in 2003. Banking net interest income for 2004 was $427.5 million, compared with $415.2 million for 2003. The provision for credit losses totaled $4.1 million in 2004, down slightly from $4.4 million in 2003. Non-interest income totaled $426.9 million, up 20.2% from $355.1 million in 2003. During 2003, TCF prepaid $954 million of FHLB advances and recorded losses on terminations of debt totaling $44.3 million. There were no debt terminations during 2004. During 2004, TCF sold mortgage-backed securities and realized gains of $22.6 million, compared with similar gains of $32.8 million for 2003. See “Consolidated Income Statement Analysis – Consolidated Net Interest Income” for further discussion on debt terminations and on the sales of mortgage-backed securities. Fees and other revenues were $404.3 million for 2004, up $37.7 million, or 10.3%, from 2003. These increases resulted from TCF’s expanding branch network and customer base, new products and services, and increased fees. Banking non-interest expense totaled $516.6 million, up 5.6% from $489.2 million in 2003. The increases were primarily due to costs associated with new branch expansion.

TCF had 430 branches, including 248 full service supermarket branches at December 31, 2004. During 2004, TCF opened 30 new branches, of which 11 were supermarket branches. TCF remains focused on a long-term strategy of expanding its franchise with the planned opening of 29 new branches in 2005, consisting of 22 new traditional branches, five new supermarket branches and two campus branches. See “Consolidated Financial Condition Analysis – New Branch Expansion” for further information.

LEASING AND EQUIPMENT FINANCE, an operating segment comprised of TCF’s wholly-owned subsidiaries Winthrop and TCF Leasing, which includes TCF Leasing’s newly acquired business VGM Financial Services (“VGM”), provides a broad range of comprehensive lease and equipment finance products. During the first quarter of 2004, TCF Leasing acquired VGM, a company specializing in financing of home medical equipment. Leasing and Equipment Finance reported net income of $35.9 million for 2004, up 22.6% from $29.3 million in 2003. Net interest income for 2004 was $55.7 million, up 22.8% from $45.4 million in 2003. The provision for credit losses for this operating segment totaled $6.8 million in 2004, down from $8.2 million in 2003, primarily as a result of a decrease in net charge-offs. Non-interest income totaled $50.7 million in 2004, down $391 thousand from $51.1 million in 2003. Leasing and Equipment Finance revenues may fluctuate from period to period based on customer driven factors not entirely within the control of TCF. Non-interest expense totaled $43.7 million in 2004, up $1.7 million from $42 million in 2003. Included in non-interest expenses for 2004 was an impairment charge of $1.6 million related to a reduction in the estimated residual value of an aircraft leveraged lease investment.

MORTGAGE BANKING activities included the origination of residential mortgage loans, generally for sale to third parties with servicing retained and the servicing of loans for third party investors. This operating segment reported a net loss of $3.2 million for 2004, compared with net income of $2.9 million for 2003. TCF’s mortgage banking operations funded $856.7 million in loans during 2004, down from $3 billion in 2003, primarily reflecting a decline in refinance activity as well as the restructuring of this business operation. Non-interest income totaled $14.3 million, up from $13.1 million in 2003. The increase in non-interest income was primarily due to a $28.1 million increase in net servicing income partially offset by a $26.9 million decline in gains on sales of loans and other income. See Note 10 of Notes to the Consolidated Financial Statements for further discussion. The prepayment rate on the third party servicing portfolio was 21.4% in 2004, down from 51.8% in 2003. Mortgage Banking’s non-interest expense totaled $27.4 million for 2004, down 8.7% from $30 million for 2003. Contributing to the decrease in non-interest expense during 2004 were decreased expenses resulting from the decline in refinance activity and the elimination of wholesale loan origination activities and downsizing and integrating of the retail origination function with the consumer lending business. The Mortgage Banking operations recorded $2.3 million of expense related to the restructuring of its operations in 2004.

CONSOLIDATED INCOME STATEMENT ANALYSIS

Net Interest Income  Net interest income, which is the difference between interest earned on loans and leases, securities available for sale, investments and other interest-earning assets (interest income), and interest paid on deposits and borrowings (interest expense), represented 50.1% of TCF’s revenue in 2004. Net interest income divided by average interest-earning assets is referred to as the net interest margin, expressed as a percentage. Net interest income and net interest margin are affected by changes in interest rates, by loan and deposit pricing strategies and competitive conditions, the volume and the mix of interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

The following tables present TCF’s average balance sheets, interest and dividends earned or paid, and the related yields and rates on major categories of TCF’s interest-earnings assets and interest-bearing liabilities:

	Year Ended December 31, 2004			Year Ended December 31, 2003			Change
(Dollars in thousands)	Average Balance	Interest(1)	Average Yields and Rates	Average Balance	Interest(1)	Average Yields and Rates	Average Balance	Interest(1)	Average Yields and Rates (bps)
Assets:
Investments	$124,833	$3,455	2.77%	$101,455	$4,511	4.45%	$23,378	$(1,056)	(168)
Securities available for sale(2)	1,536,673	80,643	5.25	1,891,062	103,821	5.49	(354,389)	(23,178)	(24)
Loans held for sale	331,529	11,533	3.48	488,634	20,016	4.10	(157,105)	(8,483)	(62)
Loans and leases:
Consumer	4,005,558	245,439	6.13	3,288,040	214,971	6.54	717,518	30,468	(41)
Commercial real estate	2,008,943	110,446	5.50	1,854,452	108,867	5.87	154,491	1,579	(37)
Commercial business	431,793	18,569	4.30	445,634	19,020	4.27	(13,841)	(451)	3
Leasing and equipment finance	1,285,925	89,364	6.95	1,094,532	81,912	7.48	191,393	7,452	(53)
Subtotal	7,732,219	463,818	6.00	6,682,658	424,770	6.36	1,049,561	39,048	(36)
Residential real estate	1,104,814	63,360	5.73	1,440,688	88,401	6.14	(335,874)	(25,041)	(41)
Total loans and leases(3)	8,837,033	527,178	5.97	8,123,346	513,171	6.32	713,687	14,007	(35)
Total interest-earning assets	10,830,068	622,809	5.75	10,604,497	641,519	6.05	225,571	(18,710)	(30)
Other assets	1,052,679			1,053,073			(394)
Total assets	$11,882,747			$11,657,570			$225,177
Liabilities and Stockholders’ Equity:
Non-interest bearing deposits	$2,355,000			$2,232,883			$122,117
Interest-bearing deposits:
Checking	1,338,893	3,820.29		1,064,380	948.09		274,513	2,872	20
Savings	1,823,852	7,490.41		1,847,775	9,298.50		(23,923)	(1,808)	(9)
Money market	763,925	2,992.39		887,273	4,447.50		(123,348)	(1,455)	(11)
Subtotal	3,926,670	14,302.36		3,799,428	14,693.39		127,242	(391)	(3)
Certificates of deposit	1,493,938	28,279	1.89	1,743,533	42,102	2.41	(249,595)	(13,823)	(52)
Total interest-bearing deposits	5,420,608	42,581.79		5,542,961	56,795	1.02	(122,353)	(14,214)	(23)
Total deposits	7,775,608	42,581.55		7,775,844	56,795.73		(236)	(14,214)	(18)
Borrowings:
Short-term borrowings	809,106	12,664	1.57	757,128	9,451	1.25	51,978	3,213	32
Long-term borrowings	1,984,069	75,673	3.81	1,778,671	94,128	5.29	205,398	(18,455)	(148)
Total borrowings	2,793,175	88,337	3.16	2,535,799	103,579	4.08	257,376	(15,242)	(92)
Total interest-bearing liabilities	8,213,783	130,918	1.59	8,078,760	160,374	1.99	135,023	(29,456)	(40)
Total deposits and borrowings	10,568,783	130,918	1.24	10,311,643	160,374	1.56	257,140	(29,456)	(32)
Other liabilities(4)	370,184			409,539			(39,355)
Total liabilities	10,938,967			10,721,182			217,785
Stockholders’ equity (4)	943,780			936,388			7,392
Total liabilities and stockholders’ equity	$11,882,747			$11,657,570			$225,177
Net interest income and margin		$491,891	4.54%		$481,145	4.54%		$10,746	—

bps = basis points.

(1)         Tax-exempt income was not significant and thus interest income and related yields have not been presented on a tax equivalent basis. Tax-exempt income of $638,000 and $523,000 was recognized during the years ended December 31, 2004 and 2003, respectively.

(2)         Average balance and yield of securities available for sale are based upon the historical amortized cost.

(3)         Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.

(4)         Average balance is based upon month-end balances.

	Year Ended December 31, 2003			Year Ended December 31, 2002			Change
(Dollars in thousands)	Average Balance	Interest(1)	Average Yields and Rates	Average Balance	Interest(1)	Average Yields and Rates	Average Balance	Interest(1)	Average Yields and Rates (bps)
Assets:
Investments	$101,455	$4,511	4.45%	$154,862	$6,934	4.48%	$(53,407)	$(2,423)	(3)
Securities available for sale(2)	1,891,062	103,821	5.49	1,879,674	118,272	6.29	11,388	(14,451)	(80)
Loans held for sale	488,634	20,016	4.10	437,702	22,464	5.13	50,932	(2,448)	(103)
Loans and leases:
Consumer	3,288,040	214,971	6.54	2,712,812	207,492	7.65	575,228	7,479	(111)
Commercial real estate	1,854,452	108,867	5.87	1,746,207	118,355	6.78	108,245	(9,488)	(91)
Commercial business	445,634	19,020	4.27	435,488	22,699	5.21	10,146	(3,679)	(94)
Leasing and equipment finance	1,094,532	81,912	7.48	995,672	85,447	8.58	98,860	(3,535)	(110)
Subtotal	6,682,658	424,770	6.36	5,890,179	433,993	7.37	792,479	(9,223)	(101)
Residential real estate	1,440,688	88,401	6.14	2,227,537	151,700	6.81	(786,849)	(63,299)	(67)
Total loans and leases(3)	8,123,346	513,171	6.32	8,117,716	585,693	7.21	5,630	(72,522)	(89)
Total interest-earning assets	10,604,497	641,519	6.05	10,589,954	733,363	6.93	14,543	(91,844)	(88)
Other assets	1,053,073			1,020,550			32,523
Total assets	$11,657,570			$11,610,504			$47,066
Liabilities and Stockholders’ Equity:
Non-interest bearing deposits	$2,232,883			$1,893,916			$338,967
Interest-bearing deposits:
Checking	1,064,380	948.09		915,720	1,479.16		148,660	(531)	(7)
Savings	1,847,775	9,298.50		1,560,539	15,924	1.02	287,236	(6,626)	(52)
Money market	887,273	4,447.50		919,393	9,737	1.06	(32,120)	(5,290)	(56)
Subtotal	3,799,428	14,693.39		3,395,652	27,140.80		403,776	(12,447)	(41)
Certificates of deposit	1,743,533	42,102	2.41	2,108,708	68,246	3.24	(365,175)	(26,144)	(83)
Total interest-bearing deposits	5,542,961	56,795	1.02	5,504,360	95,386	1.73	38,601	(38,591)	(71)
Total deposits	7,775,844	56,795.73		7,398,276	95,386	1.29	377,568	(38,591)	(56)
Borrowings:
Short-term borrowings	757,128	9,451	1.25	573,935	9,903	1.73	183,193	(452)	(48)
Long-term borrowings	1,778,671	94,128	5.29	2,277,974	128,849	5.66	(499,303)	(34,721)	(37)
Total borrowings	2,535,799	103,579	4.08	2,851,909	138,752	4.87	(316,110)	(35,173)	(79)
Total interest-bearing liabilities	8,078,760	160,374	1.99	8,356,269	234,138	2.80	(277,509)	(73,764)	(81)
Total deposits and borrowings	10,311,643	160,374	1.56	10,250,185	234,138	2.28	61,458	(73,764)	(72)
Other liabilities(4)	409,539			442,404			(32,865)
Total liabilities	10,721,182			10,692,589			28,593
Stockholders’ equity (4)	936,388			917,915			18,473
Total liabilities and stockholders’ equity	$11,657,570			$11,610,504			$47,066
Net interest income and margin		$481,145	4.54%		$499,225	4.71%		$(18,080)	(17)

bps = basis points.

(1)         Tax-exempt income was not significant and thus interest income and related yields have not been presented on a tax equivalent basis. Tax-exempt income of $523,000 and $354,000 was recognized during the years ended December 31, 2003 and 2002, respectively.

(2)         Average balance and yield of securities available for sale are based upon the historical amortized cost.

(3)         Average balance of loans and leases includes non-accrual loans and leases, and is presented net of unearned income.

(4)         Average balance is based upon month-end balances.

The following table presents the components of the changes in net interest income by volume and rate:

	Year Ended December 31, 2004 Versus Same Period in 2003			Year Ended December 31, 2003 Versus Same Period in 2002
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
Interest income:
Investments	$890	$(1,946)	$(1,056)	$(2,375)	$(48)	$(2,423)
Securities available for sale	(18,761)	(4,417)	(23,178)	713	(15,164)	(14,451)
Loans held for sale	(5,775)	(2,708)	(8,483)	2,421	(4,869)	(2,448)
Loans and leases:
Consumer	44,623	(14,155)	30,468	40,204	(32,725)	7,479
Commercial real estate	8,743	(7,164)	1,579	7,026	(16,514)	(9,488)
Commercial business	(594)	143	(451)	518	(4,197)	(3,679)
Leasing and equipment finance	13,597	(6,145)	7,452	8,009	(11,544)	(3,535)
Residential real estate	(19,557)	(5,484)	(25,041)	(49,442)	(13,857)	(63,299)
Total interest income	13,444	(32,154)	(18,710)	1,006	(92,850)	(91,844)
Interest expense:
Checking	189	2,683	2,872	209	(740)	(531)
Savings	(119)	(1,689)	(1,808)	2,535	(9,161)	(6,626)
Money market	(566)	(889)	(1,455)	(329)	(4,961)	(5,290)
Certificates of deposit	(5,508)	(8,315)	(13,823)	(10,602)	(15,542)	(26,144)
Short-term borrowings	684	2,529	3,213	2,693	(3,145)	(452)
Long-term borrowings	9,982	(28,437)	(18,455)	(26,838)	(7,883)	(34,721)
Total interest expense	3,911	(33,367)	(29,456)	1,396	(75,160)	(73,764)
Net interest income	10,247	499	10,746	685	(18,765)	(18,080)

(1)         Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

Achieving net interest margin growth over time is dependent on TCF’s ability to generate higher-yielding assets and lower-cost retail deposits. The net impact of the changes in interest-bearing assets and deposits and borrowings has positioned TCF to be asset sensitive (i.e. more assets than liabilities will be maturing, repricing, or prepaying during the next twelve months). Although this positive gap position may benefit TCF in a rising rate environment, if interest rates remain at current levels or fall further, the net interest margin may compress and net interest income may decline. An increase in interest rates would affect TCF’s fixed-rate/variable-rate product origination mix and would extend the estimated life of its residential real estate loan and mortgage-backed securities portfolios. A change in origination mix and/or the extending of the estimated life of mortgage-related assets may have an adverse impact on future net interest income or net interest margin as fixed-rate assets are funded with interest-bearing liabilities with increasing rates. Competition for checking, savings and money market deposits, important sources of lower-cost funds for TCF, is intense. A decline in these low-cost deposits may have an adverse impact on future net interest income or net interest margin as TCF would need to replace these funds with short- or long-term borrowings which may have a higher interest cost. See “Consolidated Financial Condition Analysis – Market Risk – Interest-Rate Risk” and “Consolidated Financial Condition Analysis – Deposits” for further discussion on TCF’s interest rate risk position.

The increase in 2004 in net interest income primarily reflects the growth in average consumer, commercial and leasing and equipment finance balances, up $1 billion over 2003, partially offset by the reductions in residential real estate loans and mortgage-backed securities, down $690.3 million from 2003, and residential mortgage loans held for sale down $179.9 million during the same period. The decrease in average residential real estate loans and mortgage-backed securities reflects management’s decision to delay investing in long-term fixed-rate residential real estate loans and mortgage-backed securities to replace prepayments and sales of such assets during the very low interest rate environment coupled with the growth in higher yielding consumer, commercial and lease equipment finance loans and leases.

The decrease in 2003, from 2002, in both net interest income and net interest margin was primarily the result of a decline in the overall yield on interest-earning assets during 2003, partially offset by a decline in the overall cost of funds on interest-bearing liabilities. The yield on interest-earning assets declined 88 basis points from 6.93% for 2002 to 6.05% for 2003, while the overall cost of funds on interest-bearing liabilities declined 72 basis points to 1.56% for 2003. Interest income decreased $91.8 million in 2003, reflecting decreases of $92.9 million due to the decline in rates partially offset by a $1 million increase due to volume. Interest expense decreased $73.8 million in 2003, reflecting decreases of $75.2 million due to lower cost of funds, partially offset by a $1.4 million increase due to volume.

Net interest income and net interest margin in 2002 increased from 2001 primarily as a result of growth in average low-cost deposits (checking, savings and money market), up $997.8 million, or 23.2%, coupled with growth in higher-yielding loans and leases (commercial, consumer and lease equipment finance) of $724.6 million, or 14%, and lower borrowing costs. These increases were partially offset by a decrease of $850 million, or 17.1%, for 2002 in lower-yielding residential mortgages and mortgage-backed securities.

Provision for Credit Losses  TCF provided $10.9 million for credit losses in 2004, compared with $12.5 million in 2003 and $22 million in 2002. The decrease in the provision from 2003 primarily reflects declines in net charge-offs. Net loan and lease charge-offs were $9.5 million, or .11% of average loans and leases in 2004, down from $12.9 million, or .16% of average loans and leases in 2003 and $20 million, or .25% of average loans and leases in 2002. Leasing and equipment finance net charge-offs were $5.5 million, or .43% of related average loans and leases during 2004, down from $7.5 million, or .69% of related average loans and leases in 2003. The determination of the allowance for loan and lease losses and the related provision for credit losses is a critical accounting estimate which involves a number of factors such as net charge-offs, delinquencies in the loan and lease portfolio, value of collateral, general economic conditions and management’s assessment of credit risk in the current loan and lease portfolio. Also see “Consolidated Financial Condition Analysis – Allowance for Loan and Lease Losses.”

Non-Interest Income  Non-interest income is a significant source of revenue for TCF, representing 49.9% of total revenues in 2004, and is an important factor in TCF’s results of operations. Providing a wide range of retail banking services is an integral component of TCF’s business philosophy and a major strategy for generating additional non-interest income. Total non-interest income was $490.5 million for 2004, up $71.2 million from $419.3 million in 2003. Non-interest income totaled $419.8 million in 2002. Significantly impacting non-interest income during 2003 were losses on terminations of debt of $44.3 million, which were part of the strategy to restructure the balance sheet and reduce funding costs in future periods. There were no terminations of debt in either 2004 or 2002. Fees and other revenue increased $37.1 million, or 8.6%, during 2004. This increase in 2004 was driven by increased fees, service charges and card revenue generated by TCF’s expanding branch network and customer base. The increases in fees and service charges and card revenue primarily reflect an increase in the number of checking accounts, which totaled 1,535,152 accounts at December 31, 2004, up from 1,443,821 accounts at December 31, 2003 and 1,338,313 accounts at December 31, 2002. The average annual fee revenue per retail checking account was $232 for 2004, compared with $227 for 2003 and $218 for 2002.

The following table presents the components of non-interest income:

	Year Ended December 31,					Compound Annual Growth Rate
						1-Year	5-Year
(Dollars in thousands)	2004	2003	2002	2001	2000	2004/2003	2004/1999
Fees and service charges	$271,664	$247,456	$226,051	$195,162	$166,394	9.8%	14.5%
Card revenue	63,312	52,991	47,190	40,525	30,613	19.5	25.0
ATM revenue	42,935	43,623	45,296	45,768	47,334	(1.6)	(1.5)
Investments and insurance revenue	12,558	13,901	15,848	11,554	12,266	(9.7)	(3.3)
Subtotal	390,469	357,971	334,385	293,009	256,607	9.1	12.1
Leasing and equipment finance	50,323	51,088	51,628	45,730	38,442	(1.5)	12.0
Mortgage banking	12,960	12,719	6,979	12,042	10,519	1.9	.3
Other	14,114	9,014	13,272	16,526	17,895	56.6	1.9
Fees and other revenue	467,866	430,792	406,264	367,307	323,463	8.6	11.3
Gains on sales of:
Securities available for sale	22,600	32,832	11,536	863	—
Branches	—	—	1,962	3,316	12,813
Gains (losses) on termination of debt	—	(44,345)	—	—	—
Other non-interest income	22,600	(11,513)	13,498	4,179	12,813
Total non-interest income	$490,466	$419,279	$419,762	$371,486	$336,276	17.0	9.4
Fee revenue per retail checking account (in dollars)	$232	$227	$218	$209	$190	2.2	6.7
Fees and other revenue as a:
percentage of total revenue	47.63%	47.84%	44.21%	43.08%	41.75%
percentage of average assets	3.94	3.70	3.50	3.18	2.98

Fees and Service Charges  Fees and service charges increased $24.2 million, or 9.8%, in 2004 and $21.4 million, or 9.5%, in 2003. This increase primarily reflects the impact of TCF’s expanding branch network and customer base, new products and services, and increased fees.

Card Revenue  During 2004, card revenue, primarily interchange fees, totaled $63.3 million, up 19.5%, from $53 million in 2003. The increase in card revenue in 2004 was primarily attributed to a 21.4% increase in sales volumes generated by increases in both active accounts and the number of transactions per active account, partially offset by a 3 basis point decline in average off-line interchange rates from 2003. Interchange fees have been impacted as a result of the settlement of certain merchant litigation against Visa in 2003. As part of the settlement, interchange rates on debit cards for certain merchants were reduced from August 2003 through February 2004. Additionally, as part of the settlement, Visa established new interchange rates for debit cards, which took effect in February 2004, and these rates increased from the rate established August 1, 2003; however, overall these new rates remained below the rates which were in effect prior to August 2003.

ATM Revenue  ATM revenue totaled $42.9 million for 2004, down 1.6% from $43.6 million for 2003. The declines in ATM revenue were attributable to the continued decline in utilization of non-owned ATM machines by TCF customers and declines in utilization of TCF’s ATM machines by non-customers partially offset by the increased number of TCF customers with cards. These declines resulted from increased use of debit cards as well as the increased competition from other ATM machine networks. Additionally, as ATM site contracts are renewed, merchants have generally required a larger percentage of the fee charged to non-customers for use of TCF’s ATM’s. At December 31, 2004, TCF had 1,141 EXPRESS TELLER® ATM machines, compared with 1,166 machines at December 31, 2003.

The following table sets forth information about TCF’s card business:

	At or For the Year Ended December 31,			Percentage Increase (Decrease)
(Dollars in thousands)	2004	2003	2002	2004/2003	2003/2002
Average number of checking accounts with a TCF card	1,323,877	1,193,936	1,087,592	10.9%	9.8%
Active card users	710,893	647,407	578,347	9.8	11.9
Average number of transactions per month	13.5	12.5	11.8	8.0	5.9
Sales volume for the year ended:
Off-line (Signature)	$4,197,678	$3,543,657	$2,958,633	18.5	19.8
On-line (PIN)	537,124	355,045	257,560	51.3	37.8
Total	$4,734,802	$3,898,702	$3,216,193	21.4	21.2
Percentage off-line	88.66%	90.89%	91.99%	(2.5)	(1.2)
Average off-line interchange rate	1.40%	1.43%	1.55%	(2.1)	(7.7)

Investments and Insurance Revenue  Investments and insurance revenue, consisting principally of commissions on sales of annuities and mutual funds, decreased $1.3 million in 2004, compared with a decrease of $1.9 million in 2003. Annuity and mutual fund sales volumes totaled $212.2 million for the year ended December 31, 2004, compared with $239.5 million during 2003. The decreased sales volumes during 2004 were the result of the continuation of low interest rates which reduced the rate of return on annuity products offered by insurance companies. Sales of insurance and investment products may fluctuate from period to period, and future sales levels will depend upon general economic conditions and investor preferences. Sales of annuities will also depend upon their continued tax advantage and may be negatively impacted by the level of interest rates and alternative investment products.

Leasing and Equipment Finance Revenue  Leasing and equipment finance revenues decreased $765 thousand, or 1.5%, in 2004, following a decrease of $540 thousand or 1%, in 2003. The decrease in leasing revenues for 2004 was primarily driven by a decline in operating lease revenues of $6.1 million, partially offset by a $3.3 million increase in sales-type lease revenues and a $2 million increase in other leasing revenues during 2004. Sales-type revenues generally occur at or near the end of the lease term as customers extend the lease or purchase the underlying equipment. As Winthrop’s outstanding lease receivables have declined and coupled with the period new leases take to reach the end of term, it is anticipated that sales-type revenues in 2005 will be lower than those achieved in 2004 and 2003. The decrease in leasing revenues for 2003 was primarily driven by a decline in sales-type revenues of $3 million in 2003, partially offset by a $2 million increase in operating lease revenues during 2003. Leasing and equipment finance revenues may fluctuate from period to period based on customer-driven factors not entirely within the control of TCF.

Mortgage Banking Revenue  During 2004, TCF restructured its mortgage banking business by eliminating the wholesale loan origination activities and downsizing and integrating its retail loan origination function with TCF’s consumer lending business. TCF’s mortgage banking business no longer originates any new loans and continues to service the remaining $4.5 billion portfolio of mortgage loans for third party investors. As a result, gains on sales of loans declined as origination volumes declined in 2004, and there will be no gains on sales of loans in 2005. The increase in mortgage banking revenues during 2003 was primarily due to increased gains on sales of loans, up $15.4 million over 2002, partially offset by a $9.5 million increase in amortization and provision for impairment of mortgage servicing rights related to the sustained high level of prepayments in 2003.

The following table sets forth information about mortgage banking revenues:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002	2001	2000
Servicing income	$17,349	$20,533	$20,443	$16,932	$12,642
Less mortgage servicing:
Amortization	13,091	23,680	22,874	16,564	5,326
Provision for impairment	1,500	21,153	12,500	4,400	—
Subtotal	14,591	44,833	35,374	20,964	5,326
Net servicing income (loss)	2,758	(24,300)	(14,931)	(4,032)	7,316
Gains on sales of loans	8,107	33,505	18,110	11,795	1,347
Other income	2,095	3,514	3,800	4,279	1,856
Total mortgage banking revenue	$12,960	$12,719	$6,979	$12,042	$10,519

The following table sets forth information about the mortgage servicing portfolio:

	At December 31,						Percentage Increase (Decrease)
(Dollars in thousands)	2004		2003		2002		2004/2003	2003/2002
Third party servicing portfolio	$4,503,564		$5,122,741		$5,576,066		(12.1)%	(8.1)%
Weighted average note rate	5.78%		5.97%		6.64%		(3.2)	(10.1)
Capitalized mortgage servicing rights, net	$46,442		$52,036		$62,644		(10.8)	(16.9)
Mortgage servicing rights as a percentage of servicing portfolio	1.03%		1.02%		1.12%		1.0	(8.9)
Average servicing fee	31.0	bps	31.7	bps	32.9	bps	(2.2)	(3.6)
Mortgage servicing rights as a multiple of average servicing fee	3.3	X	3.2	X	3.4	X	3.1	(5.9)

bps = basis points.

Mortgage servicing revenues can be significantly impacted by the amount of amortization and provision for impairment of mortgage servicing rights. The valuation of mortgage servicing rights is a critical accounting estimate for TCF. This estimate is based upon loan types, note rates and prepayment assumptions. Changes in the mix of loans, interest rates, defaults or prepayment speeds may have a material effect on the amortization amount and possible impairment in valuation. In a declining interest rate environment, prepayment speed assumptions will increase and result in an acceleration in the amortization of the mortgage servicing rights as the assumed underlying portfolio declines and also may result in impairment as the value of the mortgage servicing rights decline. TCF periodically evaluates its capitalized mortgage servicing rights for impairment. A key component in determining the fair value of mortgage servicing rights is the projected cash flows of the underlying loan portfolio. TCF uses projected cash flows and related prepayment assumptions based on management’s best estimates. See Notes 1 and 10 of Notes to Consolidated Financial Statements for additional information concerning TCF’s mortgage servicing rights.

The following tables summarize the servicing portfolio by interest rate tranche, the prepayment speed assumptions and the weighted average remaining life of the loans by interest rate tranche used in the determination of the value and amortization of mortgage servicing rights as of December 31, 2004 and 2003:

	At December 31,
(Dollars in thousands)	2004			2003
Interest Rate Tranche	Unpaid Balance	Prepayment Speed Assumption	Weighted Average Life (in Years)	Unpaid Balance	Prepayment Speed Assumption	Weighted Average Life (in Years)
0 to 5.50%	$1,707,934	11.3%	7.5	$1,648,918	13.3%	7.2
5.51 to 6.00%	1,409,983	16.1	5.8	1,407,315	17.9	5.6
6.01 to 6.50%	691,148	23.2	4.0	830,161	25.4	3.8
6.51 to 7.00%	453,017	25.6	3.4	740,675	31.8	2.7
7.01% and higher	241,482	27.6	3.0	495,672	35.5	2.3
	$4,503,564	15.8	5.8	$5,122,741	19.0	5.1

At December 31, 2004 and 2003, the sensitivities of the current fair value of mortgage servicing rights to a hypothetical immediate 10% and 25% adverse change in prepayment speed assumptions and discount rate are as follows:

	At December 31,
(Dollars in millions)	2004	2003
Fair value of mortgage servicing rights	$55.9	$58.0
Weighted-average life (in years)	5.8	5.1
Weighted average prepayment speed assumption	15.8%	19.0%
Weighted average discount rate	7.5%	7.5%
Impact on fair value of 10% adverse change in prepayment speed assumptions	$(3.1)	$(3.2)
Impact on fair value of 25% adverse change in prepayment speed assumptions	$(7.1)	$(7.4)
Impact on fair value of 10% adverse change in discount rate	$(1.5)	$(1.3)
Impact on fair value of 25% adverse change in discount rate	$(3.4)	$(3.3)

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

Other Non-interest Income  Other non-interest income consists of gains on sales of securities available for sale, gains on sales of education loans, losses on termination of debt and gains on sales of branches.

Gains on securities available for sale of $22.6 million, $32.8 million and $11.5 million were recognized on the sales of $1.4 billion, $816.5 million and $473.9 million in mortgage-backed securities in 2004, 2003 and 2002, respectively. Gains of $7.8 million, $3.1 million and $2.7 million were recognized on the sales of education loans in 2004, 2003 and 2002, respectively. Also, as previously discussed, TCF prepaid $954 million of fixed-rate FHLB advances during 2003, and recorded losses on terminations of debt of $44.3 million in 2003. There were no prepayments of debt during 2004 or 2002. There were no branch sales during 2004 or 2003. During 2002, TCF recognized a gain of $2 million on the sale of a branch with $17.1 million in deposits. TCF may periodically sell branches that it considers underperforming or have limited growth potential.

Non-Interest Expense  Non-interest expense increased $26.8 million, or 4.8%, in 2004, and $20.8 million, or 3.9%, in 2003, and $37.3 million, or 7.4%, in 2002, compared with the respective prior years. The following table presents the components of non-interest expense:

	Year Ended December 31,					Compound Annual Growth Rate
						1-Year	5-Year
(Dollars in thousands)	2004	2003	2002	2001	2000	2004/2003	2004/1999
Compensation	$273,083	$256,447	$254,341	$234,029	$209,479	6.5%	5.7%
Employee benefits	49,741	46,357	39,954	32,789	29,455	7.3	9.9
Total compensation and employee benefits	322,824	302,804	294,295	266,818	238,934	6.6	6.2
Occupancy and equipment	95,617	88,423	83,131	78,774	74,938	8.1	5.4
Advertising and promotions	26,353	25,536	21,894	20,909	19,181	3.2	9.2
Deposit account losses	22,624	18,820	19,206	19,236	19,534	20.2	5.7
Other	119,516	124,526	120,762	108,482	96,909	(4.0)	4.9
Subtotal	586,934	560,109	539,288	494,219	449,496	4.8	5.9
Amortization of goodwill	—	—	—	7,777	7,706	—	—
Total non-interest expense	$586,934	$560,109	$539,288	$501,996	$457,202	4.8	5.6

Compensation and employee benefits, representing 55%, 54.1% and 54.6% of total non-interest expense in 2004, 2003 and 2002, respectively, increased $20 million, or 6.6%, in 2004, $8.5 million, or 2.9%, in 2003 and $27.5 million, or 10.3%, in 2002. The 2004 increase in compensation expense of 6.5% was driven by a $9.5 million increase in retail banking operations driven by TCF’s continued new branch expansion, a $6.7 million increase in incentive compensation resulting from improved performance in 2004 and a $2.1 million increase related to the 2004 acquisition of VGM, partially offset by a $2.9 million decrease in stock compensation expense. Compensation expense increased $2.1 million, or .8%, in 2003 and was primarily due to higher levels of mortgage banking production and costs associated with branches opened during 2003 and 2002, partially offset by a $1.7 million decline in stock compensation expense. The 2002 increase of 8.7% in compensation expense was primarily due to costs associated with new branch expansion and the addition of lenders and sales representatives. In 2004, employee benefits totaled $49.7 million, up 7.3%, from 2003, and resulted from an increase in retirement, payroll taxes and medical expenses of $3.8 million. The 2003 and 2002 increases in employee benefits expense of $6.4 million, and $7.2 million, respectively, were primarily driven by increases in retirement and medical expenses. See Note 18 of Notes to Consolidated Financial Statements for further information on postretirement plans.

Occupancy and equipment expenses increased $7.2 million in 2004, $5.3 million in 2003 and $4.4 million in 2002. The increases were primarily due to TCF’s new branch expansion and retail banking and leasing activities.

Advertising and promotion expenses increased $817 thousand in 2004 following increases of $3.6 million in 2003 and $985 thousand in 2002. The increases were attributable to additional advertising and promotions expenses focused on the acquisition and retention of TCF’s deposit customer base.

Deposit account losses totaled $22.6 million in 2004, up $3.8 million from 2003 as a result of increased customer transaction activity. Deposit account losses declined in 2003 and 2002 by $386 thousand and $30 thousand, respectively.

Other non-interest expense decreased $5 million, or 4%, in 2004, primarily attributable to real estate expense, which decreased $3.1 million to a negative $175 thousand in 2004 driven by $3.4 million of net recoveries on sales and redemptions of properties and a decrease in mortgage banking expenses of $2 million due to the decline in refinance activity and the previously discussed restructuring of the mortgage banking business. In 2003, other non-interest expense increased $3.8 million, or 3.1%, primarily the result of higher levels of mortgage banking production and prepayment activity. In 2002, other non-interest expense increased $12.3 million, or 11.3%, primarily the result of increased expenses associated with expanded retail banking and leasing operations, card processing expense resulting from increased utilization and higher levels of production and prepayment activity in the mortgage banking business. A summary of other expense is presented in Note 24 of Notes to Consolidated Financial Statements.

Income Taxes  Income tax expense represented 33.68% of income before income tax expense during 2004, compared with 34.14% and 34.88% in 2003 and 2002, respectively. The lower effective tax rate in 2004 and 2003 primarily reflects increases in investments in tax advantaged affordable housing limited partnerships and lower state and local income taxes.

TCF has a Real Estate Investment Trust (“REIT”) and a related foreign operating company that acquire, hold and manage mortgage assets and other authorized investments to generate income. These companies are consolidated with TCF National Bank and are therefore included in the consolidated financial statements of TCF Financial Corporation. The REIT and related companies must meet specific provisions of the Internal Revenue Code (“IRC”) and state tax laws. If these companies fail to meet any of the required provisions of Federal and state tax laws, TCF’s tax expense could increase. TCF’s related companies have included companies that operate under provisions of the laws in certain states in which TCF operates (including Minnesota and Illinois) that allow deductions for income derived from foreign operating companies. Use of these companies has been the subject of administrative audit reviews, and proposed legislative change. Unfavorable developments in any of these areas could substantially increase TCF’s state tax liability.

The determination of current and deferred income taxes is a critical accounting estimate which is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the differences between the tax and financial reporting bases of assets and liabilities (temporary differences), estimates of amounts due or owed such as the timing of reversal of temporary differences and current financial accounting standards. Additionally, there can be no assurances that estimates and interpretations used in determining income tax liabilities may not be challenged by Federal and state taxing authorities. Actual results could differ significantly from the estimates and tax law interpretations used in determining the current and deferred income tax liabilities. In addition, under generally accepted accounting principles, deferred income tax assets and liabilities are recorded at the current prevailing Federal and state income tax rates. If such rates change, deferred income tax assets and liabilities must be adjusted in the period of change through a charge or credit to the Consolidated Statements of Income. Further detail on income taxes is provided in Note 14 of Notes to Consolidated Financial Statements.

CONSOLIDATED FINANCIAL CONDITION ANALYSIS

Securities Available for Sale  Securities available for sale increased $86.7 million during 2004 to $1.6 billion at December 31, 2004. This increase reflects purchases of $1.9 billion of mortgage-backed securities during 2004, partially offset by sales of $1.4 billion of mortgage-backed securities, in which the company recognized $22.6 million in gains on sales of securities available for sale, and normal payment and prepayment activity. TCF’s securities available for sale portfolio included $1.6 billion and $10.2 million of fixed-rate and adjustable-rate mortgage-backed securities, respectively. Net unrealized losses on securities available for sale totaled $2.2 million at December 31, 2004, compared with net unrealized gains of $8.9 million at December 31, 2003. TCF may, from time to time, sell additional mortgage-backed securities and utilize the proceeds to either reduce borrowings or to fund growth in loans and leases.

Loans Held for Sale  Loans held for sale includes education and residential mortgage loans. Education loans held for sale were $154.3 million and $234.3 million at December 31, 2004 and 2003, respectively. Education loans are generally sold when the student graduates or drops below half-time status. Residential mortgage loans held for sale were part of TCF’s mortgage banking business that was restructured in 2004. At December 31, 2004, TCF had no residential mortgage loans held for sale, compared with $101 million in residential mortgage loans held for sale at December 31, 2003. TCF does not anticipate selling residential loans in the secondary market in the future.

Loans and Leases  The following tables set forth information about loans and leases held in TCF’s portfolio, excluding loans held for sale:

(Dollars in thousands)	At December 31,					Compound Annual Growth Rate
						1-Year	5-Year
Portfolio Distribution:	2004	2003	2002	2001	2000	2004/2003	2004/1999
Consumer	$4,418,588	$3,630,341	$3,005,882	$2,509,333	$2,234,134	21.7%	16.5%
Commercial real estate	2,154,396	1,916,701	1,835,788	1,622,461	1,371,841	12.4	14.9
Commercial business	424,135	427,696	440,074	422,381	410,422	(.8)	3.8
Leasing and equipment finance	1,375,372	1,160,397	1,039,040	956,737	856,471	18.5	22.8
Subtotal	8,372,491	7,135,135	6,320,784	5,510,912	4,872,868	17.3	16.1
Residential real estate	1,014,166	1,212,643	1,800,344	2,733,290	3,673,831	(16.4)	(23.7)
Total loans and leases	$9,386,657	$8,347,778	$8,121,128	$8,244,202	$8,546,699	12.4	3.5

(In thousands)	At December 31, 2004
Geographic Distribution:	Consumer	Commercial	Leasing and Equipment Finance	Residential Real Estate	Total
Minnesota	$1,789,382	$733,203	$63,624	$517,854	$3,104,063
Michigan	776,654	770,265	89,694	261,678	1,898,291
Illinois	1,151,067	430,477	47,926	173,103	1,802,573
Wisconsin	429,725	369,669	35,361	28,104	862,859
Colorado	227,630	33,521	30,284	6,459	297,894
California	645	22,794	175,154	—	198,593
Florida	9,350	23,245	94,891	744	128,230
Texas	474	1,339	88,919	1,200	91,932
Ohio	4,698	20,488	54,019	5,760	84,965
Other	28,963	173,530	695,500	19,264	917,257
Total	$4,418,588	$2,578,531	$1,375,372	$1,014,166	$9,386,657

Loans and leases increased $1 billion from year-end 2003 to $9.4 billion at December 31, 2004, reflecting increases of $788.2 million in consumer loans, $237.7 million in commercial real estate loans and $215 million in leasing and equipment finance, partially offset by decreases of $198.5 million in residential real estate loans and $3.6 million in commercial business loans. The decline in residential real estate loans during 2004 was due to prepayments. Management expects that the residential loan portfolio will continue to decline, which will provide funding for anticipated growth in other loan or investment categories. At December 31, 2004, TCF’s residential real estate loan portfolio was comprised of $782.1 million of fixed-rate loans and $226.9 million of adjustable-rate loans.

Consumer loans increased $788.2 million from year-end 2003 to $4.4 billion at December 31, 2004, driven by an increase of $794 million in home equity loans. Approximately 66% of the home equity portfolio at December 31, 2004 consisted of closed end loans, compared with 70% at December 31, 2003. In addition, at December 31, 2004, 62% of this portfolio carries a variable interest rate tied to the prime rate, compared with 60% at December 31, 2003. Outstanding balances on home equity lines of credit were 49.6% of total lines of credit balances at December 31, 2004, compared with 45.4% at December 31, 2003.

At December 31, 2004, the weighted average loan-to-value ratio for the home equity portfolio was 75%, compared with 74% at December 31, 2003. TCF’s credit standards limit higher loan-to-value ratio loans to more creditworthy customers, generally based on credit scoring models. The average FICO (Fair Isaac Company) credit score for the home equity portfolio was 716 and 711 at December 31, 2004 and 2003, respectively.

The following table sets forth additional information about the loan-to-value ratios for TCF’s home equity loan portfolio:

	At December 31,
(Dollars in thousands)	2004			2003
Loan-to-Value Ratios (1)	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Balance	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Balance
Over 100% (2)	$32,825.7%		3.02%	$39,452	1.1%	4.81%
Over 90% to 100%	449,291	10.3	.38	361,374	10.1	.78
Over 80% to 90%	1,750,531	39.9	.32	1,370,523	38.2	.40
80% or less	2,149,369	49.1	.32	1,816,678	50.6	.39
Total	$4,382,016	100.0%	.35%	$3,588,027	100.0%	.48%

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

The following tables summarize TCF’s commercial real estate loan portfolio by property type:

	At December 31,
	2004			2003
(Dollars in thousands)	Permanent	Construction and Development	Total	Permanent	Construction and Development	Total
Apartments	$524,253	$2,795	$527,048	$519,622	$28,983	$548,605
Office buildings	420,874	35,865	456,739	399,112	33,262	432,374
Retail services	382,068	28,142	410,210	304,295	10,139	314,434
Warehouse/industrial buildings	258,561	1,729	260,290	189,635	1,253	190,888
Hotels and motels	122,236	15,700	137,936	131,367	19,270	150,637
Health care facilities	44,344	9,308	53,652	32,157	17,664	49,821
Other	205,340	103,181	308,521	169,247	60,695	229,942
Total	$1,957,676	$196,720	$2,154,396	$1,745,435	$171,266	$1,916,701

	At December 31,
	2004			2003
(Dollars in thousands)	Balance	Number of Loans	Over 30-Day Delinquency as a Percentage of Balance	Balance	Number of Loans	Over 30-Day Delinquency as a Percentage of Balance
Apartments	$527,048	650	—%	$548,605	730	—%
Office buildings	456,739	241	—	432,374	304	—
Retail services	410,210	375	—	314,434	282	—
Warehouse/industrial buildings	260,290	243	—	190,888	172	—
Hotels and motels	137,936	35	—	150,637	35	—
Health care facilities	53,652	26	—	49,821	17	—
Other	308,521	292.01		229,942	200.03
Total	$2,154,396	1,862	—%	$1,916,701	1,740	—%

Commercial real estate loans increased $237.7 million from year-end 2003 to $2.2 billion at December 31, 2004. Commercial business loans decreased $3.6 million in 2004 to $424.1 million at December 31, 2004. TCF continues to expand its commercial business and commercial real estate lending activity generally to borrowers located in its primary markets. With a focus on secured lending, at December 31, 2004, approximately 98% of TCF’s commercial real estate and commercial business loans were secured either by properties or underlying business assets. At December 31, 2004 and 2003, the construction and development portfolio had no loans over 30-days delinquent. At December 31, 2004, approximately 92% of TCF’s commercial real estate loans outstanding were secured by properties located in its primary markets.

The following tables summarize TCF’s leasing and equipment finance portfolio by marketing segment and by equipment type:

	At December 31,
(Dollars in thousands)	2004			2003
Marketing Segment	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Balance	Balance	Percent of Total	Over 30-Day Delinquency as a Percentage of Balance
Middle Market(1)	$747,964	54.3%	.51%	$595,812	51.3%	.88%
Small ticket(2)	258,094	18.8	.75	124,178	10.7	.56
Winthrop(3)	200,819	14.6	1.10	229,441	19.8	1.14
Wholesale (4)	83,913	6.1	—	80,983	7.0	.37
Leveraged leases	18,786	1.4	—	22,728	2.0	—
Other	65,796	4.8	1.68	107,255	9.2	1.78
Total	$1,375,372	100.0%	.67%	$1,160,397	100.0%	.93%

(1)         Middle market consists primarily of loan and lease financing of construction and manufacturing equipment and speciality vehicles.

(2)         Small ticket includes loan and lease financings to small- and mid-size companies through programs with vendors, manufacturers, distributors, buying groups, and franchise organizations, which as of December 31, 2004 includes the portfolio of VGM. Individual contracts generally range from $25 thousand to $250 thousand.

(3)         Winthrop’s portfolio consists primarily of technology and data processing equipment.

(4)         Wholesale includes the discounting of lease receivables sourced by third party lessors.

	At December 31,
(Dollars in thousands)	2004		2003
		Percent of		Percent of
Equipment Type	Balance	Total	Balance	Total
Manufacturing	$251,157	18.2%	$198,321	17.1%
Specialty vehicles	236,582	17.2	225,073	19.4
Technology and data processing	229,160	16.7	249,515	21.5
Construction	182,612	13.3	133,104	11.5
Medical	157,745	11.5	33,462	2.9
Trucks and trailers	74,870	5.4	89,262	7.7
Furniture and fixtures	51,192	3.7	54,052	4.7
Printing	45,394	3.3	38,977	3.3
Material handling	33,810	2.5	27,111	2.3
Aircraft	22,556	1.6	23,965	2.1
Other	90,294	6.6	87,555	7.5
Total	$1,375,372	100.0%	$1,160,397	100.0%

The leasing and equipment finance portfolio increased $215 million from December 31, 2003 to $1.4 billion at December 31, 2004. This increase in the leasing and equipment finance portfolio was impacted by TCF Leasing’s acquisition of VGM in 2004 which added $103.2 million of portfolio balances to the small ticket marketing segment and the medical equipment type and was net of a $28.6 million decline in the Winthrop lease portfolio. Winthrop primarily leases technology and data processing equipment to companies nationwide. Technology spending has slowed during the past few years due to a variety of issues, including general economic uncertainty. In addition, the low interest rate environment and temporary tax law changes have led many companies to consider the viability of purchasing technology versus Winthrop’s value-added lease alternative. These factors have contributed to reduced levels of new lease originations at Winthrop. TCF continues to focus attention on increasing sales efforts at Winthrop to increase overall portfolio balances. At December 31, 2004 and 2003, $48.5 million, and $66.4 million, respectively, of TCF’s lease portfolio, were discounted on a non-recourse basis with other third-party financial institutions and consequently TCF retains no credit risk on such amounts. The leasing and equipment finance portfolio tables above include lease residuals. Lease residuals represent the estimated fair value of the leased equipment at the expiration of the initial term of the transaction and are reviewed on an ongoing basis. Any downward revisions are recorded in the periods in which they become known. At December 31, 2004, lease residuals, excluding leveraged lease residuals, totaled $35.2 million, up from $34.2 million at December 31, 2003.

The lease residuals on leveraged leases are included in investments in leveraged leases and represent a 100% equity interest in a Boeing 767-300 aircraft leased to Delta Airlines, Inc. (“Delta”). The investment in leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of the leased assets less related unearned income. TCF has no obligation for principal and interest on the notes representing the third-party participation related to this leveraged lease. However, these noteholders have a security interest in the aircraft which is superior to TCF’s equity interest. Such notes, which totaled $19.2 million at December 31, 2004, down from $22.6 million at December 31, 2003, are recorded as an offset against the related rental receivable. In January 2005, these notes were further reduced to $15.6 million after Delta made its scheduled payment. During the second quarter of 2004, TCF completed its annual review of the lease residual value assumption for this aircraft and reduced the estimated residual value by $4.4 million. As required under Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases,” TCF recognized an impairment charge of $1.6 million which was recorded in other non-interest expense. The remaining reduction will be amortized through reduced yield on the investment over the remaining years of the lease as prescribed by SFAS No. 13. In 2004, TCF downgraded its credit rating on the aircraft leveraged lease and classified its investment as substandard and placed the lease on non-accrual status. Although Delta is current on its payments related to this transaction, if Delta declares bankruptcy, it would likely result in the charge-off of TCF’s $18.8 million investment in the leveraged lease and the current payment of previously deferred income tax obligations. This lease represents TCF’s only material direct exposure to the commercial airline industry. Reduced airline travel, higher oil prices, changes in airline fare structures, and other factors have adversely impacted the airline industry and could have an adverse impact on Delta’s ability to meet its lease obligations and on the residual value of the aircraft.

Total loan and lease originations and purchases for TCF’s leasing businesses were $717.8 million at December 31, 2004, compared with $618.3 million during 2003. The backlog of approved transactions increased to $195.3 million at December 31, 2004, from $155.2 million at December 31, 2003. TCF’s expanded leasing activity is subject to risk of cyclical downturns and other adverse economic developments. TCF’s ability to increase its leasing and equipment finance portfolio is dependent upon its ability to place new equipment in service. In an adverse economic environment, there may be a decline in the demand for some types of equipment which TCF leases, resulting in a decline in the amount of new equipment being placed into service as well as a decline in equipment values for equipment previously placed in service.

Loan and leases outstanding at December 31, 2004 are shown in the following table by maturity:

	At December 31, 2004 (1)
(In thousands)	Consumer	Commercial Real Estate	Commercial Business	Leasing and Equipment Finance	Residential Real Estate	Total Loans and Leases
Amounts due:
Within 1 year	$218,537	$339,974	$206,658	$548,749	$44,390	$1,358,308
After 1 year:
1 to 2 years	213,561	254,168	106,279	366,559	45,976	986,543
2 to 3 years	240,324	276,953	47,552	257,653	46,728	869,210
3 to 5 years	451,705	498,899	33,923	250,525	83,857	1,318,909
5 to 10 years	1,105,021	703,562	17,971	56,604	197,913	2,081,071
10 to 15 years	1,007,075	58,724	2,750	—	163,283	1,231,832
Over 15 years	1,181,627	24,875	8,317	—	426,873	1,641,692
Total after 1 year	4,199,313	1,817,181	216,792	931,341	964,630	8,129,257
Total	$4,417,850	$2,157,155	$423,450	$1,480,090	$1,009,020	$9,487,565
Amounts due after 1 year on:
Fixed-rate loans and leases	$1,678,920	$342,111	$63,161	$931,341	$743,816	$3,759,349
Variable and adjustable-rate loans(2)	2,520,393	1,475,070	153,631	—	220,814	4,369,908
Total after 1 year	$4,199,313	$1,817,181	$216,792	$931,341	$964,630	$8,129,257

(1)         Gross of deferred fees and costs. This table does not include the effect of prepayments, which is an important consideration in management’s interest rate risk analysis. Company experience indicates that the loans remain outstanding for significantly shorter periods than their contractual terms.

(2)         Includes $189 million of consumer loans and $13.4 million of commercial real estate and commercial business loans at their interest rate floors.

Allowance for Loan and Lease Losses  Credit risk is the risk of loss from a customer default on a loan or lease. TCF has in place a process to identify and manage its credit risk. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, monitoring changes in the risk ratings of loans and leases, identification of problem loans and leases and procedures for the collection of problem loans and leases. The risk of loss is difficult to quantify and is subject to fluctuations in values, general economic conditions and other factors. The determination of the allowance for loan and lease losses is a critical accounting estimate which involves management’s judgment on a number of factors such as net charge-offs, delinquencies in the loan and lease portfolio, general economic conditions and management’s assessment of credit risk in the current loan and lease portfolio. The Company considers the allowance for loan and lease losses of $79.9 million appropriate to cover losses inherent in the loan and lease portfolios as of December 31, 2004. However, no assurance can be given that TCF will not, in any particular period, sustain loan and lease losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan and lease portfolio, in light of factors then prevailing, including economic conditions and TCF’s on-going credit review process, will not require significant changes in the allowance for loan and lease losses. Among other factors, a protracted economic slowdown and/or a decline in commercial or residential real estate values in TCF’s markets may have an adverse impact on the adequacy of the allowance for loan and lease losses by increasing credit risk and the risk of potential loss. See “Forward-Looking Information” and Notes 1 and 7 of Notes to Consolidated Financial Statements for additional information concerning TCF’s allowance for loan and lease losses.

The next several pages include detailed information regarding TCF’s allowance for loan and lease losses, net charge-offs, non-performing assets, past due loans and leases and potential problem loans and leases. Included in this data are numerous portfolio ratios that must be carefully reviewed and related to the nature of the underlying loan and lease portfolios before appropriate conclusions can be reached regarding TCF or for purposes of making comparisons to other companies. Most of TCF’s non-performing assets and past due loans and leases are secured by residential real estate. Given the nature of these assets and the related mortgage foreclosure, property sale and, if applicable, mortgage insurance claims processes, it can take 18 months or longer for a loan to migrate from initial delinquency to final disposition. This resolution process generally takes much longer for loans secured by real estate than for unsecured loans or loans secured by other property primarily due to state foreclosure laws.

The key indicators of TCF’s credit quality and reserve coverage for 2004 include the ratio of net charge-offs to average loans and leases of .11%, the year-end allowance as a multiple of net charge-offs of 8.4X, and income before income taxes and provision for loan losses as a multiple of net charge-offs of 41.7X.

The following table sets forth information detailing the allowance for loan and lease losses and selected key indicators:

	Year Ended December 31,
(Dollars in thousands)	2004		2003		2002		2001		2000
Balance at beginning of year	$76,619		$77,008		$75,028		$66,669		$55,755
Charge-offs:
Consumer	(4,821)		(5,362)		(6,939)		(6,605)		(7,041)
Commercial real estate	(602)		(1,381)		(2,181)		(122)		(76)
Commercial business	(235)		(920)		(5,952)		(429)		(143)
Leasing and equipment finance	(8,508)		(8,620)		(9,230)		(9,794)		(2,426)
Residential real estate	(81)		(86)		(59)		(1)		(15)
	(14,247)		(16,369)		(24,361)		(16,951)		(9,701)
Recoveries:
Consumer	1,589		2,173		2,965		3,487		4,576
Commercial real estate	126		45		43		103		295
Commercial business	82		138		54		193		690
Leasing and equipment finance	2,963		1,083		1,264		649		254
Residential real estate	8		9		9		—		28
	4,768		3,448		4,335		4,432		5,843
Net charge-offs	(9,479)		(12,921)		(20,026)		(12,519)		(3,858)
Provision charged to operations	10,947		12,532		22,006		20,878		14,772
Acquired allowance	1,791		—		—		—		—
Balance at end of year	$79,878		$76,619		$77,008		$75,028		$66,669
Key Indicators:
Ratio of net loan and lease charge-offs to average loans and leases outstanding	.11%		.16%		.25%		.15%		.05%
Year-end allowance as a multiple of net charge-offs	8.4	X	5.9	X	3.8	X	6.0	X	17.3	X
Income before income taxes and provision for loan losses as a multiple of net charge-offs	41.7	X	26.3	X	19.0	X	28.0	X	82.3	X

The allocation of TCF’s allowance for loan and lease losses is as follows:

						Allocations as a Percentage of Total Loans and Leases Outstanding by Type
	At December 31,					At December 31,
(Dollars in thousands)	2004	2003	2002	2001	2000	2004	2003	2002	2001	2000
Consumer	$9,939	$9,084	$8,532	$8,355	$9,764.22%		.25%	.28%	.33%	.44%
Commercial real estate	20,742	25,142	22,176	24,459	20,753.96		1.31	1.21	1.51	1.51
Commercial business	7,696	11,797	15,910	12,117	9,668	1.81	2.76	3.62	2.87	2.36
Leasing and equipment finance	24,566	13,515	12,881	11,774	7,583	1.79	1.16	1.24	1.23	.89
Unallocated	16,139	16,139	16,139	16,139	16,139	N.A.	N.A.	N.A.	N.A.	N.A.
Subtotal	79,082	75,677	75,638	72,844	63,907.94		1.06	1.20	1.32	1.31
Residential real estate	796	942	1,370	2,184	2,762.08		.08	.08	.08	.08
Total allowance balance	$79,878	$76,619	$77,008	$75,028	$66,669.85		.92	.95	.91	.78

N.A. Not Applicable.

The allocated allowance balances for TCF’s residential and consumer loan portfolios, at December 31, 2004, reflect the Company’s credit quality and related low level of net charge-offs for these portfolios. The increase in the allocated allowance for leasing and equipment finance includes coverage related to TCF’s investment in the Delta leveraged lease. The allocated allowance for the loan and lease portfolios do not reflect any significant changes in estimation methods or assumptions.

The decrease in TCF’s allowance for loan and lease losses as a percentage of total loans and leases, at December 31, 2004, reflects the impact of the reduction in commercial and commercial real estate and leasing and equipment finance charge-offs.

The following table sets forth additional information regarding net charge-offs:

	Year Ended December 31,
	2004		2003
	Net	% of Average	Net	% of Average
	Charge-offs	Loans and	Charge-offs	Loans and
(Dollars in thousands)	(Recoveries)	Leases	(Recoveries)	Leases
Consumer	$3,232.08%		$3,189.10%
Commercial real estate	476.02		1,336.07
Commercial business	153.04		782.18
Leasing and equipment finance:
Middle market	2,574.39		1,883.40
Small ticket	2,787	1.29	1,422	1.28
Winthrop	462.21		(32)	—
Wholesale	(782)	(0.98)	1,677	1.85
Leveraged leases	—	—	—	—
Other	504.59		2,587	1.79
Total leasing and equipment finance	5,545.43		7,537.69
Residential real estate	73.01		77.01
Total	$9,479.11		$12,921.16

Non-Performing Assets  Non-performing assets consist of non-accrual loans and leases and other real estate owned. The decrease in total non-performing assets reflects decreases of $8.9 million, $8.5 million and $692 thousand, respectively, in commercial real estate, consumer and residential real estate non-performing assets, partially offset by increases of $11.7 million and $1.6 million, respectively, in leasing and equipment finance and commercial business non-performing assets.

Approximately 43% of non-performing assets at December 31, 2004 consisted of, or were secured by, residential real estate. Leasing and equipment finance non-accrual leases at December 31, 2004, included the previously discussed $18.8 million investment in an aircraft leveraged lease. The accrual of interest income is generally discontinued when loans and leases become 90 days or more past due with respect to either principal or interest (150 days or six payments past due for loans secured by residential real estate) unless such loans and leases are adequately secured and in the process of collection.

Non-performing assets are summarized in the following table:

	At December 31,
(Dollars in thousands)	2004	2003	2002	2001	2000
Non-accrual loans and leases:
Consumer	$12,187	$12,052	$11,163	$16,473	$13,027
Commercial real estate	1,093	2,490	3,213	11,135	5,820
Commercial business	4,533	2,931	4,777	3,550	236
Leasing and equipment finance	25,678	13,940	18,689	13,857	11,286
Residential real estate	3,387	3,993	5,798	6,959	4,829
Total non-accrual loans and leases	46,878	35,406	43,640	51,974	35,198
Other real estate owned:
Residential	11,726	20,462	16,479	12,830	10,422
Commercial	5,465	12,992	10,093	1,825	447
Total other real estate owned	17,191	33,454	26,572	14,655	10,869
Total non-performing assets	$64,069	$68,860	$70,212	$66,629	$46,067
Non-performing assets as a percentage of net loans and leases	.69%	.83%	.87%	.82%	.54%
Non-performing assets as a percentage of total assets	.52	.61	.58	.59	.41

Included in non-performing assets are loans that are considered impaired. Impaired loans totaled $8.1 million and $9.1 million at December 31, 2004 and December 31, 2003, respectively. The related allowance for credit losses was $3.7 million at December 31, 2004, compared with $4.5 million at December 31, 2003. All of the impaired loans were on non-accrual status. There were no impaired loans at December 31, 2004 and 2003 which did not have a related allowance for loan losses. The average balance of impaired loans was $9.8 million for 2004, compared with $10.8 million for 2003.

Past Due Loans and Leases  The following table sets forth information regarding TCF’s delinquent loan and lease portfolio, excluding loans held for sale and non-accrual loans and leases. TCF’s delinquency rates are determined using the contractual method.

	At December 31,
	2004		2003
		Percentage of		Percentage of
	Principal	Loans and	Principal	Loans and
(Dollars in thousands)	Balances	Leases	Balances	Leases
Accruing loans and leases delinquent for:
30-59 days	$20,776.23%		$24,187.29%
60-89 days	8,659.09		8,953.11
90 days or more	4,950.05		5,604.07
Total	$34,385.37%		$38,744.47%

The following table summarizes TCF’s over 30-day delinquent loan and lease portfolio, by loan type:

	At December 31,
	2004		2003
	Principal	Percentage of	Principal	Percentage of
(Dollars in thousands)	Balances	Portfolio	Balances	Portfolio
Consumer	$15,436.35%		$17,673.49%
Commercial real estate	32	—	58	—
Commercial business	404.10		282.07
Leasing and equipment finance	8,997.67		10,619.93
Residential real estate	9,516.94		10,112.84
Total	$34,385.37%		$38,744.47%

Potential Problem Loans and Leases  In addition to non-performing assets, there were $71.1 million of loans and leases at December 31, 2004, for which management has concerns regarding the ability of the borrowers to meet existing repayment terms, compared with $48.1 million at December 31, 2003. These loans and leases are primarily classified for regulatory purposes as substandard and reflect the distinct possibility, but not the probability, that the Company will not be able to collect all amounts due according to the contractual terms of the loan or lease agreement. Although these loans and leases have been identified as potential problem loans and leases, they may never become non-performing. Additionally, these loans and leases are generally secured by commercial real estate or assets, thus reducing the potential for loss should they become non-performing. Potential problem loans and leases are considered in the determination of the adequacy of the allowance for loan and lease losses. At December 31, 2004, commercial business potential problem loans were up $5.4 million from December 31, 2003. Commercial real estate potential problem loans totaled $34.1 million at December 31, 2004, and were up $13.9 million from December 31, 2003, primarily due to the addition of two large properties. Leasing and equipment finance potential problem loans include $1.2 million and $1.1 million funded on a non-recourse basis at December 31, 2004 and 2003, respectively.

Potential problem loans and leases are summarized as follows:

	At December 31,		Change
(Dollars in thousands)	2004	2003	$	%
Commercial real estate	$34,138	$20,279	$13,859	68.3%
Commercial business	18,112	12,721	5,391	42.4
Leasing and equipment finance	18,816	15,094	3,722	24.7
Total	$71,066	$48,094	$22,972	47.8

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

Deposits are the primary source of TCF’s funds for use in lending and for other general business purposes. In addition to deposits, TCF derives funds primarily from loan and lease repayments, proceeds from the discounting of leases and borrowings. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, competition for funds, customer service and other factors. TCF’s deposit inflows and outflows have been and will continue to be affected by these factors. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels, net deposit outflows or to support expanded activities. Historically, TCF has borrowed primarily from the FHLB, from institutional sources under repurchase agreements and, to a lesser extent, from other sources. At December 31, 2004, TCF had over $2.2 billion in unused capacity under these funding sources, which could be used to meet future liquidity needs. See “Borrowings.”

Potential sources of liquidity for TCF Financial Corporation (parent company only) include cash dividends from TCF’s wholly owned bank subsidiary, issuance of equity securities and borrowings under a $105 million line of credit. TCF’s National Bank’s ability to pay dividends or make other capital distributions to TCF is restricted by regulation and may require regulatory approval. Undistributed earnings and profits at December 31, 2004 includes approximately $134.4 million for which no provision for federal income tax has been made. This amount represents earnings appropriated to bad debt reserves and deducted for federal income tax purposes, and is generally not available for payment of cash dividends or other distributions to shareholders without incurring an income tax liability based on the amount of earnings removed and current tax rates.

Deposits  Checking, savings and money market deposits are an important source of low cost funds and fee income for TCF. Deposits totaled $8 billion at December 31, 2004, up $350.4 million from December 31, 2003. Lower interest-cost checking, savings and money market deposits totaled $6.5 billion, up $493.9 million from December 31, 2003, and comprised 81.6% of total deposits at December 31, 2004, compared with 78.8% of total deposits at December 31, 2003. The average balance of these deposits for 2004 was $6.3 billion, an increase of $249.4 million over the $6 billion average balance for 2003. Higher interest-cost certificates of deposit decreased $143.5 million from December 31, 2003 as other lower-cost funding sources were available to TCF. TCF had no brokered deposits at December 31, 2004 or 2003. TCF’s weighted average rate for deposits, including non-interest-bearing deposits, was .69% at December 31, 2004, up from .58% at December 31, 2003.

New Branch Expansion  Key to TCF’s growth is its continued investment in new branch expansion. New branches are an important source of new customers in both deposit products and consumer lending products. While supermarket branches continue to play an important role in TCF’s expansion strategy, the opportunity to add new supermarket branches within TCF’s markets will slow in future years. Therefore, TCF will continue new branch expansion by opening more traditional branches. Although traditional branches require a higher initial investment than supermarket branches, they ultimately attract more customers and become more profitable. During 2004, TCF opened 30 new branches. The focus on opening new branches will continue in 2005 with the planned opening of 29 branches, including 22 new traditional branches, five new supermarket branches and two campus branches.

At December 31, 2004, 258, or 60% of TCF’s 430 branches were opened since January 1, 1998. Additional information regarding TCF’s branches opened since January 1, 1998 is displayed in the table below:

	At or For the Year Ended December 31,					Compound Annual Growth Rate
						1-Year	5-Year
(Dollars in thousands)	2004	2003	2002	2001	2000	2004/2003	2004/1999
Number of new branches opened during the year:
Traditional and campus	19	14	12	6	3	N.M.	N.M.
Supermarket	11	5	15	21	22	N.M.	N.M.
Total	30	19	27	27	25	N.M.	N.M.
Number of new branches* at year end:
Traditional and campus	61	42	28	16	10	N.M.	N.M.
Supermarket	197	186	184	174	153	N.M.	N.M.
Total	258	228	212	190	163	N.M.	N.M.
Percent of total branches	60.0%	56.9%	53.7%	50.7%	46.3%	N.M.	N.M.
Number of checking accounts	575,537	495,211	411,456	342,493	252,469	16.2%	24.5%
Deposits:
Checking	$868,164	$616,539	$447,914	$335,198	$236,633	40.8	43.9
Savings	423,165	390,253	407,088	133,987	63,764	8.4	53.4
Money market	54,542	66,604	70,476	91,092	68,504	(18.1)	31.8
Subtotal	1,345,871	1,073,396	925,478	560,277	368,901	25.4	45.8
Certificates of deposit	156,958	152,050	162,655	184,020	225,401	3.2	2.4
Total deposits	$1,502,829	$1,225,446	$1,088,133	$744,297	$594,302	22.6	34.3
Total fees and other revenue for the year	$153,788	$126,123	$107,769	$85,333	$60,750	21.9	31.5

N.M. Not Meaningful.

* New branches opened since January 1, 1998.

Borrowings  Borrowings totaled $3.1 billion at December 31, 2004, up $689.8 million from December 31, 2003. The increase was primarily attributable to the loans and leases increasing $1 billion during 2004 while deposit balances grew only $350.5 million which increases TCF’s reliance on borrowings. During the second quarter of 2004, TCF National Bank, a subsidiary of TCF Financial Corporation issued $75 million of subordinated notes due in 2014. These notes qualify as Tier 2 or supplemental capital for regulatory purposes, subject to certain limitations. TCF Bank paid the proceeds from the offering to TCF to be used for general corporate purposes, which may include repurchases in the open market of TCF common stock. See Notes 12 and 13 of Notes to Consolidated Financial Statements for detailed information on TCF’s borrowings. Included in long-term borrowings at December 31, 2004 are $767.5 million of fixed-rate FHLB advances and repurchase agreements with other financial institutions which are callable quarterly at par until maturity. If called, replacement funding will be provided by the counterparties at the then-prevailing short-term market rate of interest for the remaining term-to-maturity of the advances and repurchase agreements, subject to standard terms and conditions. The weighted-average rate on borrowings increased to 3.37% at December 31, 2004, from 3.24% at December 31, 2003. TCF does not utilize unconsolidated subsidiaries or special purpose entities to provide off-balance-sheet borrowings. See Note 20 of Notes to Consolidated Financial Statements for information relating to off-balance-sheet instruments.

Contractual Obligations and Commitments  As disclosed in the Notes to Consolidated Financial Statements, TCF has certain obligations and commitments to make future payments under contracts. At December 31, 2004, the aggregate contractual obligations (excluding bank deposits) and commitments are as follows:

(In thousands)	Payments Due by Period
		Less than	1-3	4-5	After 5
Contractual Obligations	Total	1 Year	Years	Years	Years
Total borrowings	$3,104,603	$2,277,682	$327,663	$125,049	$374,209
Annual rental commitments under non-cancelable operating leases	170,441	23,894	40,631	33,823	72,093
Purchase obligations (construction contracts and land purchase commitments for future branch sites)	20,315	20,315	—	—	—
	$3,295,359	$2,321,891	$368,294	$158,872	$446,302

(In thousands)	Amount of Commitment – Expiration by Period
		Less than	1-3	4-5	After 5
Other Commitments	Total	1 Year	Years	Years	Years
Commitments to lend:
Consumer	$1,576,381	$8,217	$22,311	$38,240	$1,507,613
Commercial	684,029	443,267	204,625	25,003	11,134
Leasing and equipment finance	72,614	72,614	—	—	—
Other	55,343	55,343	—	—	—
Total commitments to lend	2,388,367	579,441	226,936	63,243	1,518,747
Loans serviced with recourse	97,568	2,288	4,772	4,329	86,179
Standby letters of credit and guarantees on industrial revenue bonds	75,957	46,650	18,677	10,630	—
	$2,561,892	$628,379	$250,385	$78,202	$1,604,926

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

Loans serviced with recourse represent a contingent guarantee based upon the failure to perform by another party. These loans consist of $94.9 million of Veterans Administration (“VA”) loans. As is typical of a servicer of VA loans, TCF must cover any principal loss in excess of the VA’s guarantee if the VA elects its “no-bid” option upon the foreclosure of a loan. Since conditions under which TCF would be required either to cover any principal loss in excess of the VA’s guarantee may not materialize, the actual cash requirements are expected to be significantly less than the amount provided in the table above.

Standby letters of credit and guarantees on industrial revenue bonds are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. These conditional commitments expire in various years through the year 2009. Since the conditions under which TCF is required to fund these commitments may not materialize, the cash requirements are expected to be less than the total outstanding commitments. Collateral held on these commitments primarily consists of commercial real estate mortgages.

Stockholders’ Equity  Stockholders’ equity at December 31, 2004 was $958.4 million, or 7.8% of total assets, up from $920.9 million, or 8.1% of total assets, at December 31, 2003. The increase in stockholders’ equity was primarily due to the net income of $255 million partially offset by the repurchase of 4 million shares of TCF’s common stock at a cost of $116.1 million, the payment of $104 million in dividends on common stock and a $7.1 million decrease in accumulated comprehensive income for the year ended December 31, 2004. On July 21, 2003, TCF’s Board of Directors authorized the repurchase of up to an additional 5% of TCF’s common stock, or 7.2 million shares. At December 31, 2004, 3.5 million shares remain available under this authorization from the Board of Directors. Since January 1, 1998, the Company has repurchased 54.2 million shares of its common stock at an average cost of $17.58 per share. For the year ended December 31, 2004, average total equity to average assets was 7.94% compared with 8.03% for the year ended December 31, 2003. Dividends paid to common shareholders on a per share basis totaled 75 cents in 2004, an increase of 15.4% from 65 cents in 2003. TCF’s dividend payout ratio was 40.3% in 2004 and 42.6% in 2003. The Company’s primary funding sources for common dividends are dividends received from its subsidiary bank. At December 31, 2004, TCF and TCF National Bank exceeded their regulatory capital requirements and are considered “well-capitalized” under guidelines established by the Federal Reserve Board and the Office of the Comptroller of the Currency. See Notes 15 and 16 of Notes to Consolidated Financial Statements. TCF has used stock options as a form of employee compensation to a limited extent in prior years. At December 31, 2004, the number of incentive stock options outstanding was 325,864, or .18%, of total shares outstanding.

Market Risk – Interest-Rate Risk  TCF’s results of operations are dependent to a large degree on its net interest income and its ability to manage its interest rate risk. Although TCF manages other risks, such as credit and liquidity risk, in the normal course of its business, the Company considers interest rate risk to be its most significant market risk. Since TCF does not hold a trading portfolio, the Company is not exposed to market risk from trading activities. The mismatch between maturities, interest rate sensitivities and prepayment characteristics of assets and liabilities results in interest rate risk. TCF, like most financial institutions, has material interest rate risk exposure to changes in both short-term and long-term interest rates as well as variable interest rate indices (e.g., prime).

TCF’s Asset/Liability Committee manages TCF’s interest rate risk based on interest rate expectations and other factors. The principal objective of TCF’s asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate risk and liquidity risk and facilitating the funding needs of the Company.

Although the interest rate gap measure (difference between interest-earning assets and interest-bearing liabilities repricing within a given period) is subject to a number of assumptions and is only one of a number of interest rate risk measurements, management believes the interest rate gap is an important indication of TCF’s exposure to interest rate risk and the related volatility of net interest income in a changing interest rate environment. While the interest rate gap measurement has some limitations, including no assumptions regarding future asset or liability production and a static interest rate assumption (large quarterly changes may occur related to these items), the interest rate gap represents the net asset or liability sensitivity at a point in time. In addition to the interest rate gap analysis, management also utilizes a net interest income simulation model to measure and manage TCF’s interest rate risk, relative to a base case scenario.

TCF has positioned its balance sheet to benefit from a rising interest rate environment. TCF’s one-year interest rate gap was a positive $585.3 million, or 4.7% of total assets, at December 31, 2004, compared with a positive $161.3 million, or 1% of total assets at December 31, 2003. A positive interest rate gap position exists when the amount of interest-earning assets maturing or repricing, including assumed prepayments, within a particular time period exceeds the amount of interest-bearing liabilities maturing or repricing. However, the benefit of a positive interest rate gap in a rising interest rate environment may be reduced by future asset and liability mix changes including possibly lower yields on newly originated fixed-rate assets and higher rates on new deposits and borrowings. The increase in the one-year interest rate gap is primarily due to consumer and commercial variable rate loans previously at their floor rates, and therefore treated as fixed-rate loans for interest rate gap analysis purposes, becoming floating-rate loans due to the 1.25% increase in the prime interest rate during 2004, partially offset by the impact of $742 million of borrowings maturing in 2005 moving into the one-year interest rate gap analysis during 2004.

TCF would also likely benefit from an increase in interest rates as this might signify that economic conditions are improving. The favorable impact of an increase in interest rates on net interest income would be partially diminished by an adverse impact on TCF’s checking account balances, if customers transfer some of these funds to higher interest rate deposit products or other investments, resulting in an increase in the cost of interest-bearing deposits. Additionally, an increase in interest rates may affect TCF’s fixed-rate/variable-rate loan mix and volumes and would also likely result in slower fixed-rate loan prepayments.

TCF believes this positive interest rate gap to be warranted because current rates are still below historical averages and, consequently, there is a greater possibility over time of higher interest rates versus lower interest rates. However, if interest rates fall, TCF could experience an increase in prepayments of residential loans, mortgage-backed securities and fixed-rate consumer and commercial real estate loans and could experience compression of its net interest income.

The one-year interest rate gap could be significantly affected by external factors such as prepayment rates other than those assumed, early withdrawals of deposits, changes in the correlation of various interest-bearing instruments, competition, a general rise or decline in interest rates, and the possibility that TCF’s counterparties will exercise their option to call certain of TCF’s longer-term callable borrowings. Decisions by management to purchase or sell assets or to retire debt could change the maturity/repricing and spread relationships. In addition, TCF’s interest-rate risk may increase during periods of rising interest rates due to slower prepayments on fixed-rate loans and mortgage-backed securities. TCF estimates that an immediate 100 basis point increase in current mortgage loan interest rates would reduce prepayments during 2005 on the $4.1 billion of fixed-rate mortgage-backed securities, residential real estate loans and consumer first-mortgage loans at December 31, 2004 by approximately $362 million. A slowing in prepayments would increase the estimated life of the portfolios and may adversely impact net interest income or net interest margin in the future.

The following table summarizes TCF’s interest-rate gap position at December 31, 2004:

	Maturity/Rate Sensitivity
	Within	30 Days to	6 Months to
(Dollars in thousands)	30 Days	6 Months	1 Year	1 to 3 Years	3+ Years	Total
Interest-earning assets:
Loans held for sale	$154,270	$—	$—	$—	$—	$154,270
Securities available for sale (1)	17,709	91,190	128,065	435,015	947,963	1,619,942
Real estate loans (1)	36,767	170,376	176,872	293,028	337,134	1,014,177
Leasing and equipment finance (1)	63,171	252,394	252,155	567,548	240,103	1,375,371
Other loans(1)	3,788,957	319,189	356,208	1,164,679	1,368,085	6,997,118
Investments	521	80,841	—	—	21,865	103,227
	4,061,395	913,990	913,300	2,460,270	2,915,150	11,264,105
Interest-bearing liabilities:
Checking deposits(2)	724,031	—	—	—	3,182,115	3,906,146
Savings deposits(2)	844,935	—	—	121,899	960,460	1,927,294
Money market deposits(2)	293,540	—	—	—	366,145	659,685
Certificates of deposit	172,694	576,976	313,371	343,758	61,858	1,468,657
Short-term borrowings	706,191	102,119	—	4,400	76,409	889,119
Long-term borrowings (3)	353,509	412,265	803,729	222,583	423,393	2,215,479
	3,094,900	1,091,360	1,117,100	692,640	5,070,380	11,066,380
Interest-earning assets over (under) interest-bearing liabilities	966,495	(177,370)	(203,800)	1,767,630	(2,155,230)	197,725
Cumulative gap	$966,495	$789,125	$585,325	$2,352,955	$197,725	$197,725
Cumulative gap as a percentage of total assets:
At December 31, 2004	8%	6%	5%	19%	2%	2%
At December 31, 2003	(6)%	(2)%	1%	22%	2%	2%

(1)         Based upon contractual maturity, repricing date, if applicable, scheduled repayments of principal and projected prepayments of principal based upon experience and third party projections.

(2)         Includes non-interest bearing deposits. At December 31, 2004, 19% of checking deposits, 44% of savings deposits, and 45% of money market deposits are included in amounts repricing within one year. All remaining checking, savings and money market deposits are assumed to mature in the “3+ Years” category. While management believes that these assumptions are reasonable, no assurance can be given that amounts on deposit in checking, savings, and money market accounts will not significantly change or be repriced in the event of a general change in interest rates. At December 31, 2003, 6% of checking deposits, 49% of savings deposits, and 48% of money market deposits were included in amounts repricing within one year.

(3)         Includes $767.5 million of callable borrowings. At December 31, 2004, the contract rates on all callable borrowings exceeded current market rates.

As previously noted, TCF also utilizes net interest income simulation models to estimate the near-term effects (next twelve months) of changing interest rates on its net interest income. Net interest income simulation involves forecasting net interest income under a variety of scenarios, including the level of interest rates, the shape of the yield curve, and spreads between market interest rates. At December 31, 2004, net interest income is estimated to increase by 3%, compared with the base case scenario, over the next twelve months if interest rates were to sustain an immediate increase of 100 basis points. In the event interest rates were to decline by 100 basis points, net interest income is estimated to decrease by 3.7%, compared with the base case scenario, over the next twelve months.

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

Recent Accounting Developments  In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 123R, Share-Based Payment which revised SFAS No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and related implementation guidance and amends SFAS No. 95, Statement of Cashflows. It requires that all stock-based compensation now be measured at fair value and recognized as expense in the income statement. This Statement also clarifies and expands guidance on measuring fair value, requires estimation of forfeitures when determining expense, and requires that excess tax benefits be shown as financing cash inflows versus a reduction of taxes paid in the statement of cashflows. Various other changes are also required. This statement is effective beginning July 1, 2005. TCF adopted the recognition provisions of SFAS 123 in January 2000. TCF expects no significant effect on TCF’s financial statements upon adoption of this Statement.

Fourth Quarter Summary  In the fourth quarter of 2004, TCF reported net income of $67.4 million, compared with $59.5 million in the fourth quarter of 2003. Diluted earnings per common share was 50 cents for the fourth quarter of 2004, compared with 43 cents for the fourth quarter of 2003. TCF opened 12 new branches in the fourth quarter of 2004, of which four were supermarket branches.

Net interest income was $126.5 million and $119.1 million for the quarter ended December 31, 2004 and 2003 respectively. The net interest margin was 4.56% and 4.68% for the fourth quarter of 2004 and 2003, respectively. TCF’s net interest income increased by $7.4 million, or 6.2% over the fourth quarter of 2003. Of this increase in net interest income, $10.5 million was due to volume changes, partially offset by a decrease of $3.1 million due to interest rate changes.

TCF provided $4.1 million for credit losses in the fourth quarter of 2004, compared with $4 million in the fourth quarter of 2003. Net loan and lease charge-offs were $3.2 million, or .14% of average loans and leases outstanding, compared with $6.1 million, or .30% of average loans and leases outstanding during the same 2003 period.

Non-interest income increased $17.7 million, or 15.4%, during the fourth quarter of 2004 to $132.5 million. Banking fees and other revenue increased $7.9 million, or 8.8%, over the fourth quarter of 2003. Card revenues, included in banking fees and other revenue, totaled $17.5 million for the fourth quarter of 2004, up $5.4 million, or 44.7% over the same quarter in 2003. The increase was attributable to a 21.2% increase in sales volume coupled with an 18 basis point increase in the average off-line interchange rate. Leasing and equipment finance revenues were up $5.7 million, or 36.9%, over the fourth quarter of 2003 due to increases in sales-type lease revenues.

Non-interest expense increased $12.2 million, or 8.5%, in the fourth quarter of 2004 to $154.4 million. Compensation and employee benefits increased $9.6 million, or 12.5%, from the fourth quarter of 2003, primarily driven by a $4.2 million increase in incentive compensation resulting from improved performance in 2004 and a $1.9 million increase related to new branches opened during the past 12 months. Occupancy and equipment expenses increased $2.1 million, or 9%, from the fourth quarter of 2003, with $1.4 million relating to costs associated with new branch expansion.

In the fourth quarter of 2004, the effective income tax rate was 32.96% of income before tax expense compared with 32.14% for the fourth quarter of 2003.

Earnings Teleconference and Website Information  TCF hosts quarterly conference calls to discuss its financial results. Additional information regarding TCF’s conference calls can be obtained from the investor relations section within TCF’s website at www.tcfexpress.com or by contacting TCF’s Corporate Communications Department at (952) 745-2760. The website also includes free access to company news releases, TCF’s annual report, quarterly reports, investor presentations and Securities and Exchange Commission (“SEC”) filings. Replays of prior quarterly conference calls discussing financial results may also be accessed at the investor relations section within TCF’s website.

Legislative, Legal and Regulatory Developments  Federal and state legislation imposes numerous legal and regulatory requirements on financial institutions. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on TCF and its bank and other subsidiaries.

The Federal Deposit Insurance Corporation (“FDIC”) and members of the United States Congress have proposed new legislation that would reform the bank deposit insurance system. This reform could merge the Bank Insurance Fund (“BIF”) and Savings Association Insurance Fund (“SAIF”), increase the deposit insurance coverage limits and index future coverage limitations, among other changes. Most significantly, reform proposals could allow the FDIC to raise or lower (within certain limits) the currently mandated designated reserve ratio requiring the FDIC to maintain a 1.25% reserve ratio ($1.25 against $100 of insured deposits), and require certain changes in the calculation methodology. Although it is too early to predict the ultimate impact of such proposals, they could, if adopted, result in the imposition of additional deposit insurance premium costs on TCF.

On July 30, 2002, the Sarbanes-Oxley Act of 2002 (“the Act”) was signed into law by the President of the United States. The Act provides for sweeping changes dealing with corporate governance, accounting practices and disclosure requirements for public companies, and also for their directors and officers. Section 302 of the Act, entitled “Corporate Responsibility for Financial Reports,” required the SEC to adopt rules to implement certain requirements noted in the Act and it did so effective August 29, 2002. The new rules require a company’s chief executive and chief financial officers to certify the financial and other information included in the company’s quarterly and annual reports. The rules also require these officers to certify that they are responsible for establishing, maintaining and regularly evaluating the effectiveness of the company’s disclosure controls and procedures; that they have made certain disclosures to the auditors and to the audit committee of the board of directors about the company’s controls and procedures; and that they have included information in their quarterly and annual filings about their evaluation and whether there have been significant changes in disclosure controls or internal controls over financial reporting during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. TCF has filed Chief Executive Officer and Chief Financial Officer certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibit 31 to its 2004 Form 10-K. TCF has also furnished as an exhibit to Form 10-K certificates called for under Section 906 of the Act.

On June 5, 2003, the SEC published its final rules on Section 404 of the Act, requiring public companies to complete an annual assessment of the effectiveness of internal control over financial reporting. The rules are effective in 2004 and a management report is included in this 2004 Annual Report describing management’s responsibility for establishing and maintaining adequate internal control over financial reporting and its assessment of the effectiveness of such controls as of year-end. The Company’s independent auditors also completed an attestation report on management’s assessment.

In September 2002, the SEC issued its final ruling covering the acceleration of periodic report filing dates. The rule, as amended in November 2004, applies to certain companies, including TCF, and will reduce the annual report filing deadline from 90 days after year-end to 60 days after year-end for TCF’s 2005 Annual Report. The quarterly report on Form 10-Q will also be accelerated from 45 days after quarter-end to 35 days after quarter-end for the quarterly Form 10-Q filings in 2006. TCF has taken steps to modify its financial reporting process to meet these accelerated filing deadlines.

Pursuant to Section 303A.12 of the New York Stock Exchange (NYSE) Listed Company Manual, TCF’s Chief Executive Officer submitted a certification to the NYSE on May 18, 2004 indicating that he was not aware of any violation by TCF of the NYSE’s Corporate Governance listing standards.

Forward-Looking Information

This Annual Report and other reports issued by the Company, including reports filed with the SEC, may contain “forward-looking” statements that deal with future results, plans or performance. In addition, TCF’s management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. TCF’s future results may differ materially from historical performance and forward-looking statements about TCF’s expected financial results or other plans are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; ability to increase the number of checking accounts and the possibility that deposit account losses (fraudulent checks, etc.) may increase; reduced demand for financial services and loan and lease products; adverse developments affecting TCF’s supermarket banking relationships or any of the supermarket chains in which TCF maintains supermarket branches; changes in accounting policies and guidelines, or monetary, fiscal or tax policies of the federal or state governments; changes in credit and other risks posed by TCF’s loan, lease and investment portfolios, including declines in commercial or residential real estate values or a bankruptcy filing by Delta Airlines, the lessee under a leveraged lease in which TCF holds an equity interest; denial of insurance coverage for claims made by TCF; technological, computer-related or operational difficulties; adverse changes in securities markets; the risk that TCF could be unable to effectively manage the volatility of its mortgage servicing portfolio, which could adversely affect earnings; and results of litigation or other significant uncertainties. Investors should consult TCF’s Annual Report to Shareholders and reports on Forms 10-K, 10-Q and 8-K for additional important information about the Company.

Controls and Procedures

The Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer, Chief Financial Officer (Principal Financial Officer) and Controller and Assistant Treasurer (Principal Accounting Officer), of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rule 13a-15 under the Securities Exchange Act of 1934 (“Exchange Act”). Based upon that evaluation, management concluded that the Company’s disclosure controls and procedures are effective as of December 31, 2004. Also, there were no significant changes in the Company’s disclosure controls or internal controls over financial reporting during 2004. See “Management’s Report on Internal Control Over Financial Reporting.”

Consolidated Statements of Financial Condition

	At December 31,
(Dollars in thousands, except per-share data)	2004	2003
Assets
Cash and due from banks	$359,798	$370,054
Investments	103,226	75,223
Securities available for sale	1,619,941	1,533,288
Loans held for sale	154,279	335,372
Loans and leases:
Consumer	4,418,588	3,630,341
Commercial real estate	2,154,396	1,916,701
Commercial business	424,135	427,696
Leasing and equipment finance	1,375,372	1,160,397
Subtotal	8,372,491	7,135,135
Residential real estate	1,014,166	1,212,643
Total loans and leases	9,386,657	8,347,778
Allowance for loan and lease losses	(79,878)	(76,619)
Net loans and leases	9,306,779	8,271,159
Premises and equipment	326,667	282,193
Goodwill	152,599	145,462
Deposit base intangibles	4,245	5,907
Mortgage servicing rights	46,442	52,036
Other assets	266,591	248,321
	$12,340,567	$11,319,015

Liabilities and Stockholders’ Equity
Deposits:
Checking	$3,905,987	$3,248,412
Savings	1,927,872	1,905,923
Money market	659,686	845,291
Subtotal	6,493,545	5,999,626
Certificates of deposit	1,468,650	1,612,123
Total deposits	7,962,195	7,611,749
Short-term borrowings	1,056,111	878,412
Long-term borrowings	2,048,492	1,536,413
Total borrowings	3,104,603	2,414,825
Accrued expenses and other liabilities	315,351	371,583
Total liabilities	11,382,149	10,398,157
Stockholders’ equity:
Preferred stock, par value $.01 per share, 30,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $.01 per share, 280,000,000 shares authorized; 184,939,094 and 185,026,710 shares issued	1,849	925
Additional paid-in capital	518,741	518,878
Retained earnings, subject to certain restrictions	1,385,760	1,234,804
Accumulated other comprehensive (loss) income	(1,415)	5,652
Treasury stock at cost, 47,752,934 and 44,074,050 shares, and other	(946,517)	(839,401)
Total stockholders' equity	958,418	920,858
	$12,340,567	$11,319,015

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

	Year Ended December 31,
(In thousands, except per-share data)	2004	2003	2002
Interest income:
Loans and leases	$527,178	$513,171	$585,693
Securities available for sale	80,643	103,821	118,272
Loans held for sale	11,533	20,016	22,464
Investments	3,455	4,511	6,934
Total interest income	622,809	641,519	733,363

Interest expense:
Deposits	42,581	56,795	95,386
Borrowings	88,337	103,579	138,752
Total interest expense	130,918	160,374	234,138
Net interest income	491,891	481,145	499,225
Provision for credit losses	10,947	12,532	22,006
Net interest income after provision for credit losses	480,944	468,613	477,219

Non-interest income:
Fees and service charges	271,664	247,456	226,051
Card revenue	63,312	52,991	47,190
ATM revenue	42,935	43,623	45,296
Investments and insurance revenue	12,558	13,901	15,848
Subtotal	390,469	357,971	334,385
Leasing and equipment finance	50,323	51,088	51,628
Mortgage banking	12,960	12,719	6,979
Other	14,114	9,014	13,272
Fees and other revenue	467,866	430,792	406,264
Gains on sales of securities available for sale	22,600	32,832	11,536
Gains (losses) on termination of debt	—	(44,345)	—
Gains on sales of branches	—	—	1,962
Other non-interest income	22,600	(11,513)	13,498
Total non-interest income	490,466	419,279	419,762

Non-interest expense:
Compensation and employee benefits	322,824	302,804	294,295
Occupancy and equipment	95,617	88,423	83,131
Advertising and promotions	26,353	25,536	21,894
Other	142,140	143,346	139,968
Total non-interest expense	586,934	560,109	539,288
Income before income tax expense	384,476	327,783	357,693
Income tax expense	129,483	111,905	124,762
Net income	$254,993	$215,878	$232,931

Net income per common share:
Basic	$1.87	$1.53	$1.58
Diluted	$1.86	$1.53	$1.58

Dividends declared per common share	$.75	$.65	$.58

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

(Dollars in thousands)	Number of Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock and Other	Total
Balance, December 31, 2001	185,439,088	$927	$520,940	$965,454	$6,229	$(576,517)	$917,033
Comprehensive income:
Net income	—	—	—	232,931	—	—	232,931
Other comprehensive income	—	—	—	—	39,873	—	39,873
Comprehensive income	—	—	—	232,931	39,873	—	272,804
Dividends on common stock	—	—	—	(86,430)	—	—	(86,430)
Repurchase of 6,216,862 shares	—	—	—	—	—	(148,030)	(148,030)
Issuance of 122,880 shares	—	—	1,139	—	—	(1,139)	—
Cancellation of shares	(161,214)	(1)	(3,586)	—	—	742	(2,845)
Amortization of stock compensation	—	—	28	—	—	11,590	11,618
Exercise of stock options, 103,312 shares	—	—	1,536	—	—	1,551	3,087
Change in shares held in trust for deferred compensation plans, at cost	—	—	(1,244)	—	—	1,244	—
Repayment of loans to deferred compensation plans	—	—	—	—	—	9,783	9,783
Balance, December 31, 2002	185,277,874	926	518,813	1,111,955	46,102	(700,776)	977,020
Comprehensive income (loss):
Net income	—	—	—	215,878	—	—	215,878
Other comprehensive loss	—	—	—	—	(40,450)	—	(40,450)
Comprehensive income (loss)	—	—	—	215,878	(40,450)	—	175,428
Dividends on common stock	—	—	—	(93,029)	—	—	(93,029)
Repurchase of 6,918,980 shares	—	—	—	—	—	(150,356)	(150,356)
Issuance of 285,474 shares	—	—	1,704	—	—	(1,704)	—
Cancellation of shares	(251,164)	(1)	(3,598)	—	—	2,371	(1,228)
Amortization of stock compensation	—	—	—	—	—	9,701	9,701
Exercise of stock options, 125,558 shares	—	—	1,264	—	—	2,058	3,322
Change in shares held in trust for deferred compensation plans, at cost	—	—	695	—	—	(695)	—
Balance, December 31, 2003	185,026,710	925	518,878	1,234,804	5,652	(839,401)	920,858
Comprehensive income (loss):
Net income	—	—	—	254,993	—	—	254,993
Other comprehensive loss	—	—	—	—	(7,067)	—	(7,067)
Comprehensive income (loss)	—	—	—	254,993	(7,067)	—	247,926
Dividends on common stock	—	—	—	(104,037)	—	—	(104,037)
Stock split	—	925	(925)	—	—	—	—
Repurchase of 3,984,890 shares	—	—	—	—	—	(116,134)	(116,134)
Issuance of 150,174 shares	—	—	1,618	—	—	(1,618)	—
Cancellation of shares	(87,616)	(1)	(2,055)	—	—	835	(1,221)
Amortization of stock compensation	—	—	—	—	—	6,905	6,905
Exercise of stock options, 155,832 shares	—	—	1,553	—	—	2,685	4,238
Change in shares held in trust for deferred compensation plans, at cost	—	—	(328)	—	—	211	(117)
Balance, December 31, 2004	184,939,094	$1,849	$518,741	$1,385,760	$(1,415)	$(946,517)	$958,418

See accompanying notes to consolidated financial statements.

50-51

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2004	2003	2002
Cash flows from operating activities:
Net income	$254,993	$215,878	$232,931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,996	39,478	40,772
Mortgage servicing rights amortization and impairment	14,591	44,833	35,374
Provision for credit losses	10,947	12,532	22,006
Proceeds from sales of loans held for sale	1,051,276	2,944,298	2,703,744
Principal collected on loans held for sale	8,090	8,913	15,814
Originations and purchases of loans held for sale	(879,450)	(2,816,960)	(2,734,741)
Net (increase) decrease in other assets and accrued expenses and other liabilities	(31,265)	(14,913)	43,091
Gains on sales of assets	(23,306)	(32,832)	(13,900)
Losses on termination of debt	—	44,345	—
Other, net	(3,299)	(8,655)	(20,141)
Total adjustments	187,580	221,039	92,019
Net cash provided by operating activities	442,573	436,917	324,950
Cash flows from investing activities:
Principal collected on loans and leases	3,833,653	4,343,655	3,434,153
Originations and purchases of loans	(4,183,611)	(4,108,727)	(2,984,568)
Purchases of lease financing receivables	—	(58,421)	—
Purchases of equipment for lease financing	(703,712)	(510,140)	(470,917)
Proceeds from sales of securities available for sale	1,437,066	849,333	485,406
Proceeds from maturities of and principal collected on securities available for sale	347,304	881,885	718,431
Purchases of securities available for sale	(1,911,905)	(871,559)	(1,973,974)
Net (increase) decrease in Federal Home Loan Bank stock	(30,142)	79,307	3,126
Proceeds from sales of real estate owned	40,654	26,186	21,926
Acquisitions, net of cash acquired	(4,326)	—	—
Purchases of premises and equipment	(77,788)	(69,782)	(60,279)
Sales of deposits, net of cash paid	—	—	(15,206)
Repayment of loans to deferred compensation plans	—	—	9,783
Other, net	2,278	(18,538)	(21,834)
Net cash (used) provided by investing activities	(1,250,529)	543,199	(853,953)
Cash flows from financing activities:
Net increase (decrease) in deposits	350,446	(98,239)	628,142
Net (decrease) increase in short-term borrowings	(629,510)	36,361	122,192
Proceeds from long-term borrowings	2,800,614	425,469	52,462
Payments on long-term borrowings	(1,505,847)	(1,147,876)	(11,665)
Purchases of common stock	(116,134)	(150,356)	(148,030)
Dividends paid on common stock	(104,037)	(93,029)	(86,430)
Other, net	2,168	1,211	2,029
Net cash provided (used) by financing activities	797,700	(1,026,459)	558,700
Net (decrease) increase in cash and due from banks	(10,256)	(46,343)	29,697
Cash and due from banks at beginning of year	370,054	416,397	386,700
Cash and due from banks at end of year	$359,798	$370,054	$416,397

Supplemental disclosures of cash flow information:
Cash paid for:
Interest on deposits and borrowings	$126,228	$157,751	$234,046
Income taxes	$145,716	$139,120	$87,899
Transfer of loans and leases to other assets	$23,963	$44,292	$51,713

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Basis of Presentation  The consolidated financial statements include the accounts of TCF Financial Corporation and its wholly owned subsidiaries. TCF Financial Corporation (“TCF” or the “Company”) is a national financial holding company engaged primarily in community banking, mortgage banking and leasing and equipment finance through its wholly owned subsidiary, TCF National Bank. TCF National Bank owns leasing and equipment finance, mortgage banking, securities brokerage and investment and insurance sales, and real estate investment trust (“REIT”) subsidiaries. These subsidiaries are consolidated with TCF National Bank and are therefore included in the consolidated financial statements of TCF Financial Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Allowance for Loan and Lease Losses  The allowance for loan and lease losses is maintained at a level believed to be appropriate by management to provide for probable loan and lease losses inherent in the portfolio as of the balance sheet date, including known or anticipated problem loans and leases, as well as for loans and leases which are not currently known to require specific allowances. Management’s judgment as to the amount of the allowance, including the allocated and unallocated elements, is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of impaired and non-performing assets, historical net charge-off amounts, geographic location, prevailing economic conditions and other relevant factors. Impaired loans include all non-accrual and restructured commercial real estate and commercial business loans and equipment finance loans. Consumer loans, residential real estate loans and leases are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of the expected future cash flows discounted at the loan’s initial effective interest rate or the fair value of the collateral for collateral dependent loans. Consumer loans, residential loans, smaller-balance commercial loans and leases and equipment finance loans are segregated by loan type and sub-type, and are evaluated on a group basis. Loans and leases are charged off to the extent they are deemed to be uncollectible. The amount of the allowance for loan and lease losses is highly dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers, lessees or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for credit losses in the periods in which they become known.

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

Additionally, some lease financings include a residual value component, which represents the estimated fair value of the leased equipment at the expiration of the initial term of the transaction. The estimation of residual values involves judgments regarding product and technology changes, customer behavior, shifts in supply and demand and other economic assumptions. These estimates are reviewed at least annually and downward adjustments, if necessary, are charged to non-interest expense in the periods in which they become known.

Pension Plan  As summarized in Note 18, TCF provides pension benefits to eligible employees in the TCF Cash Balance Pension Plan. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87 “Employers’ Accounting for Pensions,” the Company does not consolidate the assets and liabilities associated with the pension plan.

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

The determination of current and deferred income taxes is based on complex analyses of many factors including interpretation of Federal and state income tax laws, the difference between tax and financial reporting bases of assets and liabilities (temporary differences), estimates of amounts due or owed, the timing of reversals of temporary differences and current financial accounting standards. Actual results could differ significantly from the estimates and tax law interpretations used in determining the current and deferred income tax liabilities. Additionally, there can be no assurances that estimates and interpretations used in determining income tax liabilities may not be challenged by federal and state taxing authorities.

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

Loans Held for Sale  Loans held for sale include education loans and prior to December 31, 2004 residential mortgage loans. Education loans held for sale are carried at the lower of cost or market. Residential mortgage loans held for sale are carried at the lower of cost or market as adjusted for the effects of fair value hedges using quoted market prices. See Note 19 for additional information concerning derivative instruments and hedging activities. Net fees and costs associated with originating and acquiring loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans held for sale. Gains on sales are recorded at the settlement date and cost is determined on a specific identification basis.

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

Other Real Estate Owned  Other real estate owned is recorded at the lower of cost or fair value less estimated costs to sell at the date of transfer to other real estate owned. At the time a loan is transferred to other real estate owned, any carrying amount in excess of the fair value less estimated costs to sell the property is charged off to the allowance for loan and lease losses. Subsequently, should the fair value of an asset less the estimated costs to sell decline to less than the carrying amount of the asset, the deficiency is recognized in the period in which it becomes known and is included in other non-interest expense. Net operating expenses of properties and recoveries and losses on sales of other real estate owned are also recorded in other non-interest expense.

Investments in Affordable Housing Limited Partnerships  Investments in affordable housing consist of investments in limited partnerships that operate qualified affordable housing projects or that invest in other limited partnerships formed to operate affordable housing projects. TCF generally utilizes the effective yield method to account for these investments with the tax credits net of the amortization of the investment reflected in the Consolidated Statements of Income as a reduction of income tax expense. However, depending on circumstances, the equity or cost methods may be utilized. The amount of the investment along with any unfunded equity contributions which are unconditional and legally binding are recorded in other assets. A liability for the unfunded equity contributions is recorded in other liabilities. At December 31, 2004, TCF’s investments in affordable housing limited partnerships were $49 million, compared with $41.8 million at December 31, 2003 and were recorded in other assets.

Four of these investments in affordable housing limited partnerships are considered variable interest entities under the Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities” as revised (FIN 46). These partnerships are not required to be consolidated with TCF under FIN 46. As of December 31, 2004, the carrying amount of these four investments, which were made in May and October 2002, November 2003 and July 2004, was $46.7 million. This amount included $13.9 million of unconditional unfunded equity contributions which are recorded in other liabilities. Thus, the maximum exposure to loss on these four investments was $46.7 million at December 31, 2004; however, the general partner of these partnerships provides various guarantees to TCF including guaranteed minimum returns. These guarantees are backed by a AAA credit-rated company and significantly limit any risk of loss.

Intangible Assets  On January 1, 2002, TCF adopted SFAS No.142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead tested for impairment annually. Deposit base intangibles are amortized over 10 years on an accelerated basis. The Company reviews the recoverability of the carrying values of these assets whenever an event occurs indicating that they may be impaired. See Note 9 for additional information concerning intangible assets and goodwill.

Stock-Based Compensation  TCF utilizes the recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” for stock-based grants. Under SFAS No. 123, the fair value of an option or similar equity instrument on the date of grant is amortized to expense over the vesting period of the grant. TCF applied the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as amended, for stock-based transactions through December 31,1999. No compensation expense has been recognized for any stock option grants made prior to 2000. Had the recognition provisions of SFAS No. 123 been applied to the pre-2000 stock option grants, the related pro-forma impact on net income and earnings per share during 2003 and 2002 would have been immaterial. Compensation expense for restricted stock is recorded as unearned compensation in stockholders’ equity and amortized to compensation expense over the vesting periods. See Note 17 for additional information concerning stock-based compensation.

Derivative Financial Instruments  TCF utilizes derivative financial instruments to meet the ongoing credit needs of its customers and used derivatives to manage the market exposure of its residential loans held for sale and its commitments to extend credit for residential loans. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments. See Notes 19 and 20 for additional information concerning these derivative financial instruments.

Note 2. Cash and Due from Banks

At December 31, 2004, TCF was required by Federal Reserve Board regulations to maintain reserve balances of $70.1 million in cash on hand or at the Federal Reserve Bank.

Note 3. Investments

The carrying values of investments, which approximate their fair values, consist of the following:

	At December 31,
(In thousands)	2004	2003
Federal Home Loan Bank stock, at cost	$80,841	$50,411
Federal Reserve Bank stock, at cost	21,865	24,045
Interest-bearing deposits with banks	520	767
Total investments	$103,226	$75,223

The carrying values and yields on investments at December 31, 2004, by contractual maturity, are shown below:

(Dollars in thousands)	Carrying Value	Yield
Due in one year or less	$520	1.71%
No stated maturity (1)	102,706	3.77
Total	$103,226	3.76

(1)         Balance represents FRB and Federal Home Loan Bank (“FHLB”) stock, required regulatory investments.

Note 4. Securities Available for Sale

Securities available for sale consist of the following:

	At December 31,
	2004				2003
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Mortgage-backed securities:
Federal agencies	$1,614,513	$2,045	$(4,034)	$1,612,524	$1,514,400	$13,744	$(4,677)	$1,523,467
Other	6,639	—	(222)	6,417	9,272	—	(201)	9,071
Other securities	1,000	—	—	1,000	750	—	—	750
	$1,622,152	$2,045	$(4,256)	$1,619,941	$1,524,422	$13,744	$(4,878)	$1,533,288
Weighted-average yield	5.13%				5.33%

Gross gains of $22.6 million, $32.8 million and $11.5 million were recognized on sales of securities available for sale during 2004, 2003 and 2002, respectively. Mortgage-backed securities aggregating $1.4 billion and $1.3 billion were pledged as collateral to secure certain deposits and borrowings at December 31, 2004 and 2003, respectively. See Notes 12 and 13 for additional information regarding securities pledged as collateral to secure certain borrowings.

The following table shows the securities available for sale portfolio’s gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004. TCF has reviewed these securities and has concluded that the unrealized losses are temporary and no impairment has occurred at December 31, 2004.

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
(In thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Mortgage-backed securities:
Federal agencies	$994,892	$(2,658)	$80,659	$(1,376)	$1,075,551	$(4,034)
Other	—	—	5,324	(222)	5,324	(222)
Total temporarily impaired securities	$994,892	$(2,658)	$85,983	$(1,598)	$1,080,875	$(4,256)

Note 5. Loans Held for Sale

Loans held for sale consist of the following:

	At December 31,
(In thousands)	2004	2003
Education loans	$154,279	$234,337
Residential mortgage loans	—	101,035
Total	$154,279	$335,372

Note 6. Loans and Leases

Loans and leases consist of the following:

	At December 31,		Percentage
(Dollars in thousands)	2004	2003	Change
Consumer:
Real estate secured:
First mortgage lien	$2,894,538	$2,446,841	18.3%
Junior lien	1,487,478	1,141,186	30.3
Total real estate secured	4,382,016	3,588,027	22.1
Other secured	22,585	27,265	(17.2)
Unsecured	13,987	15,049	(7.1)
Total consumer	4,418,588	3,630,341	21.7
Commercial:
Commercial real estate:
Permanent	1,957,676	1,745,435	12.2
Construction and development	196,720	171,266	14.9
Total commercial real estate	2,154,396	1,916,701	12.4
Commercial business	424,135	427,696	(.8)
Total commercial	2,578,531	2,344,397	10.0
Leasing and equipment finance:
Equipment finance loans	334,352	309,740	7.9
Lease financings:
Direct financing leases	1,067,845	853,395	25.1
Sales-type leases	22,742	33,073	(31.2)
Lease residuals, excluding leveraged leases	35,163	34,171	2.9
Unearned income and deferred lease costs	(103,516)	(92,710)	11.7
Investment in leveraged leases	18,786	22,728	(17.3)
Total lease financings	1,041,020	850,657	22.4
Total leasing and equipment finance	1,375,372	1,160,397	18.5
Total consumer, commercial and leasing and equipment finance	8,372,491	7,135,135	17.3
Residential real estate	1,014,166	1,212,643	(16.4)
Total loans and leases	$9,386,657	$8,347,778	12.4

The aggregate amount of loans to non-management directors of TCF and their related interests was $56.5 million and $60.9 million at December 31, 2004 and 2003, respectively. During 2004, $22.8 million of new loans were made, repayments of loans totaled $27.1 million and there were no changes due to the composition of outside directors and their related interests. All loans to outside directors and their related interests were made in the ordinary course of business on normal credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate amount of loans to executive officers of TCF was $115 thousand and $25 thousand at December 31, 2004 and 2003, respectively. In the opinion of management the above mentioned loans to outside directors and their related interests and executive officers do not represent more than a normal credit risk of collection.

The investment in leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of the leased assets less related unearned income. TCF has no obligation for principal and interest on notes representing third-party participation related to leveraged leases. Such notes, which totaled $19.2 million at December 31, 2004, down from $30.2 million at December 31, 2003, are recorded as an offset against the related rental receivable. At December 31, 2004, lease residuals, excluding leveraged lease residuals, totaled $35.2 million, up from $34.2 million at December 31, 2003. Included in the investment in leveraged leases, at December 31, 2004 is a 100% equity interest in a Boeing 767-300 aircraft leased to Delta Airlines, Inc. (“Delta”). The third party noteholders have a security interest in the aircraft which is superior to TCF’s equity interest. Such notes, which totaled $19.2 million at December 31, 2004, down from $22.6 million at December 31, 2003, are recorded as an offset against the related rental receivable. During 2004, TCF completed its annual review of the lease residual value assumption for this aircraft and reduced the estimated residual value by $4.4 million. As required under SFAS No. 13, “Accounting for Leases”, TCF recognized an impairment charge of $1.6 million which was recorded in other non-interest expense. The remaining reduction will be amortized through reduced yield on the investment over the remaining years of the lease as prescribed by SFAS No. 13. In 2004, TCF downgraded its credit rating on the aircraft leveraged lease and classified its investment as substandard and placed the lease on non-accrual status. Although Delta is current on its payments related to this transaction, if Delta declares bankruptcy, it would likely result in the charge-off of TCF’s $18.8 million investment in the leveraged lease and the current payment of previously deferred income tax obligations.

TCF’s net investment in leveraged leases is comprised of the following:

	At December 31,
(In thousands)	2004	2003
Rental receivable (net of principal and interest on non-recourse debt)	$10,064	$12,758
Estimated residual value of leased assets	13,660	18,679
Less: Unearned income	(4,938)	(8,709)
Investment in leveraged leases	18,786	22,728
Less: Deferred income taxes	(9,039)	(11,813)
Net investment in leveraged leases	$9,747	$10,915

Future minimum lease payments for direct financing and sales-type leases as of December 31, 2004 are as follows:

(In thousands)	Payments to be Received by TCF	Payments to be Received by other Financial Institutions	Total
2005	$379,557	$29,610	$409,167
2006	271,260	15,628	286,888
2007	181,254	5,313	186,567
2008	106,949	315	107,264
2009	47,138	45	47,183
Thereafter	15,046	—	15,046
Total	$1,001,204	$50,911	$1,052,115

Note 7. Allowance for Loan and Lease Losses

Following is a summary of the allowance for loan and lease losses and selected statistics:

	Year Ended December 31,
(Dollars in thousands)	2004	2003	2002
Balance at beginning of year	$76,619	$77,008	$75,028
Provision for credit losses	10,947	12,532	22,006
Charge-offs	(14,247)	(16,369)	(24,361)
Recoveries	4,768	3,448	4,335
Net charge-offs	(9,479)	(12,921)	(20,026)
Acquired allowance	1,791	—	—
Balance at end of year	$79,878	$76,619	$77,008
Ratio of net loan and lease charge-offs to average loans and leases outstanding	.11%	.16%	.25%
Allowance for loan and lease losses as a percentage of total loan and lease balances at year end	.85	.92	.95

Information relating to impaired loans and non-accrual loans and leases is as follows:

	At or For the Year Ended December 31,
(In thousands)	2004	2003	2002
Impaired loans:
Balance, at year-end	$8,092	$9,133	$12,090
Related allowance for loan losses, at year-end(1)	3,668	4,456	5,512
Average recorded investment in impaired loans	9,840	10,770	14,686
Interest income recognized on impaired loans (cash basis)	108	27	92
Other non-accrual loans and leases:
Balance, at year-end	38,786	26,273	31,550
Interest income recognized on other non-accrual loans and leases (cash basis)	1,409	756	1,133
Contractual interest on non-accrual loans and leases(2)	3,881	3,271	4,301

(1)         There were no impaired loans at December 31, 2004, 2003 and 2002 which did not have a related allowance for loan losses.

(2)         Represents interest which would have been recorded had the loans and leases performed in accordance with their original terms.

At December 31, 2004, 2003 and 2002, TCF had no loans outstanding with terms that had been modified in troubled debt restructurings. There were no material commitments to lend additional funds to customers whose loans or leases were classified as non-accrual at December 31, 2004.

Note 8. Premises and Equipment

Premises and equipment are summarized as follows:

	At December 31,
(In thousands)	2004	2003
Land	$88,227	$76,902
Office buildings	201,373	169,098
Leasehold improvements	46,062	40,927
Furniture and equipment	242,389	242,958
Subtotal	578,051	529,885
Less accumulated depreciation and amortization	251,384	247,692
Total	$326,667	$282,193

TCF leases certain premises and equipment under operating leases. Net lease expense was $25.4 million, $23.5 million and $20.8 million in 2004, 2003 and 2002, respectively.

At December 31, 2004, the total annual minimum lease commitments for operating leases were as follows:

(In thousands)
2005	$23,894
2006	20,998
2007	19,633
2008	17,378
2009	16,445
Thereafter	72,093
Total	$170,441

Note 9. Goodwill and Other Intangible Assets

Goodwill and other intangible assets are summarized as follows:

	At December 31,
	2004			2003
	Gross	Accumulated	Net	Gross	Accumulated	Net
(In thousands)	Amount	Amortization	Amount	Amount	Amortization	Amount
Amortizable intangible assets:
Mortgage servicing rights	$83,668	$37,226	$46,442	$76,306	$24,270	$52,036
Deposit base intangibles	21,180	16,935	4,245	21,180	15,273	5,907
Total	$104,848	$54,161	$50,687	$97,486	$39,543	$57,943
Unamortizable intangible assets:
Goodwill included in Banking Segment	$145,462		$145,462	$145,462		$145,462
Goodwill included in Leasing Segment	7,137		7,137	—		—
Total	$152,599		$152,599	$145,462		$145,462

Amortization expense for intangible assets was $14.8 million, $25.3 million and $24.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. The following table shows the estimated future amortization expense for amortized intangible assets based on existing asset balances and the interest rate environment as of December 31, 2004. The Company’s actual amortization expense in any given period may be significantly different from the estimated amounts depending upon the addition of new intangible assets, changes in mortgage interest rates, prepayment rates and other market conditions.

(In thousands)	Mortgage	Deposit Base
Estimated Amortization Expense for the Year Ended December 31,:	Servicing Rights	Intangibles	Total
2005	$11,693	$1,659	$13,352
2006	9,387	1,631	11,018
2007	7,317	955	8,272
2008	5,687	—	5,687
2009	4,440	—	4,440

Note 10. Mortgage Banking

The activity in mortgage servicing rights and the related valuation allowance is summarized as follows:

	Year Ended December 31,
(In thousands)	2004	2003	2002
Mortgage servicing rights at beginning of year	$54,036	$71,990	$63,607
Wholesale originations	4,038	21,385	30,781
Retail originations	4,959	12,840	8,976
Amortization	(13,091)	(23,679)	(22,874)
Impairment write-down	—	(28,500)	(8,500)
Mortgage servicing rights at end of year	49,942	54,036	71,990
Valuation allowance at beginning of year	(2,000)	(9,346)	(5,346)
Provision for impairment	(1,500)	(21,154)	(12,500)
Impairment write-down	—	28,500	8,500
Valuation allowance at end of year	(3,500)	(2,000)	(9,346)
Mortgage servicing rights, net	$46,442	$52,036	$62,644

The following table represents the components of mortgage banking revenue:

	Year Ended December 31,
(In thousands)	2004	2003	2002
Servicing income	$17,349	$20,533	$20,443
Less mortgage servicing:
Amortization	13,091	23,679	22,874
Provision for impairment	1,500	21,154	12,500
Subtotal	14,591	44,833	35,374
Net servicing income (loss)	2,758	(24,300)	(14,931)
Gains on sales of loans	8,107	33,505	18,110
Other income	2,095	3,514	3,800
Total mortgage banking revenue	$12,960	$12,719	$6,979

Gains on sales of loans includes the changes in fair value of residential mortgage loans held for sale, loan applications in process and related forward sales contracts. At December 31, 2004, there were no residential mortgage loans held for sale or related forward sales contracts.

At December 31, 2004, 2003 and 2002, TCF was servicing real estate loans for others with aggregate unpaid principal balances of approximately $4.5 billion, $5.1 billion and $5.6 billion, respectively. At December 31, 2004 and 2003, TCF had custodial funds of $106.1 million and $128.5 million, respectively, relating to the servicing of residential real estate loans, which are included in deposits in the Consolidated Statements of Financial Condition. These custodial deposits relate primarily to mortgage servicing operations and represent funds due to investors on mortgage loans serviced by TCF and customer funds held for real estate taxes and insurance.

The estimated fair value of mortgage servicing rights included in the Consolidated Statements of Financial Condition at December 31, 2004 was approximately $55.9 million. The estimated fair value is based on estimated cash flows discounted using rates management believes are commensurate with the risks involved. Assumptions regarding prepayments, defaults and interest rates are determined using available market information.

Note 11. Deposits

Deposits are summarized as follows:

	At December 31,
	2004			2003
	Rate at		% of	Rate at		% of
(Dollars in thousands)	Year End	Amount	Total	Year End	Amount	Total
Checking:
Non-interest bearing	—%	$2,378,697	29.9%	—%	$2,113,572	27.8%
Interest bearing	.55	1,527,290	19.2	.08	1,134,840	14.9
Total checking	.22	3,905,987	49.1	.03	3,248,412	42.7
Savings:
Non-interest bearing	—	89,578	1.1	—	104,104	1.3
Interest bearing	.62	1,838,294	23.1	.43	1,801,819	23.7
Total savings	.59	1,927,872	24.2	.41	1,905,923	25.0
Money market	.59	659,686	8.3	.37	845,291	11.1
Total checking, savings, and money market	.37	6,493,545	81.6	.20	5,999,626	78.8
Certificates of deposit	2.11	1,468,650	18.4	2.01	1,612,123	21.2
Total deposits	.69	$7,962,195	100.0%	.58	$7,611,749	100.0%

Certificates of deposit had the following remaining maturities at December 31, 2004:

(In thousands)	$ 100,000
Maturity	Minimum	Other	Total
0-3 months	$101,399	$340,345	$441,744
4-6 months	49,633	258,289	307,922
7-12 months	41,327	272,040	313,367
13-24 months	34,964	230,450	265,414
25-36 months	12,496	65,848	78,344
37-48 months	1,784	16,730	18,514
49-60 months	10,211	27,168	37,379
Over 60 months	888	5,078	5,966
Total	$252,702	$1,215,948	$1,468,650

Note 12. Short-term Borrowings

The following table sets forth selected information for short-term borrowings (borrowings with an original maturity of less than one year) for each of the years in the three year period ended December 31, 2004:

	2004		2003		2002
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
At December 31,
Federal funds purchased	$219,000	2.29%	$219,000.95%		$265,000	1.20%
Securities sold under repurchase agreements	568,319	2.38	607,631	1.30	547,743	1.37
Treasury, tax and loan note payable	4,792	1.92	14,781.73		15,808	1.12
Federal Home Loan Bank advances	250,000	2.41	—	—	—	—
Line of credit	14,000	3.18	37,000	1.95	13,500	2.20
Total	$1,056,111	2.37	$878,412	1.23	$842,051	1.32
Year ended December 31,
Average daily balance
Federal funds purchased	$203,216	1.45%	$231,060	1.12%	$188,559	1.67%
Securities sold under repurchase agreements	528,942	1.53	504,328	1.26	340,311	1.70
Treasury, tax and loan note payable	4,119	1.02	5,103.86		29,348	1.50
Federal Home Loan Bank advances	57,513	2.02	—	—	—	—
Line of credit	15,316	2.78	16,637	2.63	15,717	3.23
Total	$809,106	1.57	$757,128	1.25	$573,935	1.72
Maximum month-end balance
Federal funds purchased	$336,000	N.A.	$321,000	N.A.	$271,000	N.A.
Securities sold under repurchase agreements	614,641	N.A.	896,752	N.A.	766,511	N.A.
Treasury, tax and loan note payable	30,438	N.A.	31,903	N.A.	200,000	N.A.
Federal Home Loan Bank advances	300,000	N.A.	—	N.A.	—	N.A.
Line of credit	43,000	N.A.	47,000	N.A.	42,500	N.A.

N.A. Not Applicable.

The securities underlying the repurchase agreements are book entry securities. During the borrowing period, book entry securities were delivered by appropriate entry into the counterparties’ accounts through the Federal Reserve System. The dealers may sell, loan or otherwise dispose of such securities to other parties in the normal course of their operations, but have agreed to resell to TCF identical or substantially the same securities upon the maturities of the agreements. At December 31, 2004, all of the securities sold under repurchase agreements provided for the repurchase of identical securities and were collateralized by mortgage-backed securities having a fair value of $584.8 million.

TCF Financial Corporation (parent company only) has a $105 million line of credit maturing in April 2005 which is unsecured and contains certain covenants common to such agreements. TCF is not in default with respect to any of its covenants under the credit agreement. The interest rate on the line of credit is based on either the prime rate or LIBOR. TCF has the option to select the interest rate index and term for advances on the line of credit. The line of credit may be used for appropriate corporate purposes.

Note 13. Long-term Borrowings

Long-term borrowings consist of the following:

		At December 31,
		2004		2003
			Weighted-		Weighted-
	Year of		Average		Average
(Dollars in thousands)	Maturity	Amount	Rate	Amount	Rate
Federal Home Loan Bank advances and securities sold under repurchase agreements	2004	$—	—%	$3,000	4.76%
	2005	1,191,500	3.04	741,500	3.82
	2006	303,000	4.64	303,000	4.20
	2009	122,500	5.25	122,500	5.25
	2010	100,000	6.02	100,000	6.02
	2011	200,000	4.86	200,000	4.85
Total Federal Home Loan Bank advances and securities sold under repurchase agreements		1,917,000	3.78	1,470,000	4.31
Discounted lease rentals	2004	—	—	43,607	6.24
	2005	27,871	5.63	18,097	5.68
	2006	15,080	5.75	4,134	5.55
	2007	5,183	5.91	522	5.30
	2008	305	6.41	53	5.54
	2009	44	6.59	—	—
Total discounted lease rentals		48,483	5.70	66,413	6.04
Subordinated bank notes	2014	74,209	5.27	—	—
Other borrowings	2005	2,200	4.50	—	—
	2006	2,200	4.50	—	—
	2007	2,200	4.50	—	—
	2008	2,200	4.50	—	—
Total other borrowings		8,800	4.50	—	—
Total long-term borrowings		$2,048,492	3.88	$1,536,413	4.38

At December 31, 2004, $599.5 million of securities sold under repurchase agreements maturing in 2005 were collateralized by mortgage-backed securities having a fair value of $634.5 million.

For certain equipment leases, TCF utilizes its lease rentals and underlying equipment as collateral to borrow from other financial institutions at fixed rates on either a partial recourse or non-recourse basis. In the event of a default by the customer on these financings, the other financial institution has a first lien on the underlying leased equipment. In the case of non-recourse financings, the other financial institution has no further recourse against TCF.

At December 31, 2004, TCF has pledged residential real estate loans, consumer loans, commercial real estate loans, mortgage-backed securities and FHLB stock with an aggregate carrying value of $4.4 billion as collateral for FHLB advances. Included in FHLB advances and repurchase agreements at December 31, 2004 are $767.5 million of fixed-rate FHLB advances and repurchase agreements with other financial institutions which are callable quarterly at par until maturity. If called, replacement funding will be provided by the counterparties at the then-prevailing short-term market interest rates. The probability that these advances and repurchase agreements will be called depends primarily on the level of related interest rates during the call period. The stated maturity dates for the callable advances and repurchase agreements outstanding at December 31, 2004 were as follows (dollars in thousands):

		Weighted-
		Average
Year	Stated Maturity	Rate
2005	$342,000	6.20%
2006	3,000	5.46
2009	122,500	5.25
2010	100,000	6.02
2011	200,000	4.85
	$767,500	5.67

In 2004, TCF National Bank (“TCF Bank”), a wholly-owned subsidiary of TCF, issued $75 million of subordinated notes due 2014. The notes bear interest at a fixed rate of 5.00% for the first five years and will reprice quarterly thereafter at the three-month LIBOR rate plus 1.63%. The notes may be redeemed by TCF Bank at par after five years. These notes qualify as Tier 2 or supplemental capital for regulatory purposes, subject to certain limitations. TCF Bank paid the proceeds from the offering to TCF to be used for general corporate purposes, which may include repurchases in the open market of TCF common stock.

Note 14. Income Taxes

Income tax expense consists of:

(In thousands)	Current	Deferred	Total
Year ended December 31, 2004:
Federal	$148,043	$(21,765)	$126,278
State	3,918	(713)	3,205
Total	$151,961	$(22,478)	$129,483
Year ended December 31, 2003:
Federal	$111,922	$(4,649)	$107,273
State	4,830	(198)	4,632
Total	$116,752	$(4,847)	$111,905
Year ended December 31, 2002:
Federal	$31,830	$86,288	$118,118
State	1,810	4,834	6,644
Total	$33,640	$91,122	$124,762

Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% to income before income tax expense as a result of the following:

	Year Ended December 31,
(In thousands)	2004	2003	2002
Computed income tax expense	$134,567	$114,724	$125,192
Increase (decrease) in income tax expense resulting from:
State income tax, net of federal income tax benefit	2,083	3,011	4,319
Deductible stock dividends	(3,897)	(3,291)	(3,682)
Investments in affordable housing limited partnerships	(2,518)	(1,419)	(489)
Other, net	(752)	(1,120)	(578)
	$129,483	$111,905	$124,762
Effective income tax rate	33.68%	34.14%	34.88%

The significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows:

	At December 31,
(In thousands)	2004	2003
Deferred tax assets:
Restricted stock and deferred compensation plans	$37,819	$34,325
Allowance for loan and lease losses	35,265	35,820
Securities available for sale	796	—
Other	9,427	11,136
Total deferred tax assets	83,307	81,281
Deferred tax liabilities:
Lease financing	122,528	117,991
Subsidiary tax year-end	—	28,931
Loan fees and discounts	19,339	18,428
Mortgage servicing rights	14,090	15,061
Pension plan	9,464	9,066
Premises and equipment	8,188	6,249
Securities available for sale	—	3,214
Other	10,901	10,032
Total deferred tax liabilities	184,510	208,972
Net deferred tax liabilities	$101,203	$127,691

The company has determined that a valuation allowance for deferred tax assets is not necessary.

Note 15. Stockholders’ Equity

Restricted Retained Earnings  Retained earnings at December 31, 2004 includes approximately $134.4 million for which no provision for federal income taxes has been made. This amount represents earnings legally appropriated to bad debt reserves and deducted for federal income tax purposes and is generally not available for payment of cash dividends or other distributions to shareholders. Future payments or distributions of these appropriated earnings could invoke a tax liability for TCF based on the amount of the distributions removed and the tax rates in effect at that time.

Shareholder Rights Plan  Each share of TCF common stock outstanding includes one preferred share purchase right. TCF’s preferred share purchase rights will become exercisable only if a person or group acquires or announces an offer to acquire 15% or more of TCF’s common stock. When exercisable, each right will entitle the holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at a price of $200. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either TCF’s common stock or shares in an “acquiring entity” at half of the market value. TCF’s Board of Directors (the “Board”) is generally entitled to redeem the rights at $.001 per right at any time before they become exercisable. The rights will expire on June 9, 2009, if not previously redeemed or exercised.

Stock Split  During the third quarter of 2004, TCF announced and completed a two-for-one stock split of its common stock in the form of a 100% stock dividend. The stock split resulted in an increase in issued common stock of 92,485,601 shares and was accounted for by a transfer of $925 thousand to common stock from additional paid in capital. All prior period common shares and per share disclosures have been restated to reflect the split.

Treasury Stock and Other  Treasury stock and other consists of the following:

	At December 31,
(In thousands)	2004	2003
Treasury stock, at cost	$(862,543)	$(751,586)
Shares held in trust for deferred compensation plans, at cost	(70,775)	(71,103)
Unamortized stock compensation	(13,199)	(16,712)
Total	$(946,517)	$(839,401)

TCF purchased 3,984,890; 6,918,980 and 6,216,862 shares of its common stock during the years ended December 31, 2004, 2003 and 2002 respectively. On July 21, 2003, TCF’s Board of Directors authorized the repurchase of up to an additional 5% of TCF’s common stock, or 7.2 million shares. At December 31, 2004, TCF had 3.5 million shares remaining in its stock repurchase program authorized by the Board of Directors.

Shares Held in Trust for Deferred Compensation Plans  TCF has deferred compensation plans that allow eligible executives, senior officers and certain other employees to defer payment of up to 100% of their base salary and bonus as well as grants of restricted stock. There are no company contributions to these plans, other than payment of administrative expenses. The amounts deferred are invested in TCF stock or other publicly traded stocks, bonds or mutual funds. At December 31, 2004 the fair value of the assets in the plans totaled $253.3 million and included $246.3 million invested in TCF common stock. The cost of TCF common stock held by TCF’s deferred compensation plans is reported separately in a manner similar to treasury stock (that is, changes in fair value are not recognized) with a corresponding deferred compensation obligation reflected in additional paid-in capital.

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

The following table sets forth TCF’s and TCF National Bank's regulatory tier 1 leverage, tier 1 risk-based and total risk-based capital levels, and applicable percentages of adjusted assets, together with the excess over minimum capital requirements:

			Minimum
	Actual		Capital Requirement		Excess
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Tier 1 leverage capital
TCF Financial Corporation	$803,870	6.63%	$363,940	3.00%	$439,930	3.63%
TCF National Bank	775,100	6.41	362,911	3.00	412,189	3.41
Tier 1 risk-based capital
TCF Financial Corporation	803,870	9.12	352,592	4.00	451,278	5.12
TCF National Bank	775,100	8.81	351,865	4.00	423,235	4.81
Total risk-based capital
TCF Financial Corporation	958,900	10.88	705,185	8.00	253,715	2.88
TCF National Bank	930,130	10.57	703,730	8.00	226,400	2.57

As of December 31, 2003:
Tier 1 leverage capital
TCF Financial Corporation	$765,271	6.87%	$334,402	3.00%	$430,869	3.87%
TCF National Bank	754,599	6.83	331,649	3.00	422,950	3.83
Tier 1 risk-based capital
TCF Financial Corporation	765,271	9.75	313,825	4.00	451,446	5.75
TCF National Bank	754,599	9.64	313,143	4.00	441,456	5.64
Total risk-based capital
TCF Financial Corporation	841,982	10.73	627,650	8.00	214,332	2.73
TCF National Bank	831,310	10.62	626,286	8.00	205,024	2.62

At December 31, 2004, TCF and TCF National Bank exceeded their regulatory capital requirements and are considered “well-capitalized” under guidelines established by the FRB and the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

Note 17. Incentive Stock Program

The TCF Financial 1995 Incentive Stock Program (the “Program”) was adopted to enable TCF to attract and retain key personnel. Under the Program, no more than 5% of the shares of TCF common stock outstanding on the date of initial shareholder approval may be awarded. At December 31, 2004, there were 5,173,282 shares reserved for issuance under the Program, including 325,864 shares related to outstanding stock options.

At December 31, 2004, there were 2,142,246 shares of performance-based restricted stock that will vest only if certain earnings per share goals are achieved by 2008. On January 6, 2005, 1,085,570 shares of performance-based restricted stock vested due to the achievement of an earnings per share goal in 2004. Failure to achieve the goals will result in all or a portion of the shares being forfeited. Other restricted stock grants generally vest over periods from three to seven years. The weighted-average grant date fair value of restricted stock was $28.14, $22.50 and $24.46 in 2004, 2003 and 2002, respectively. Compensation expense for restricted stock totaled $6.9 million, $9.7 million and $11.6 million in 2004, 2003 and 2002, respectively.

TCF has also issued stock options under the Program that generally become exercisable over a period of one to 10 years from the date of the grant and expire after 10 years. All outstanding options have a fixed exercise price equal to the market price of TCF common stock on the date of grant. As of December 31, 2004, all outstanding stock options are vested.

The following table reflects TCF’s stock option and restricted stock transactions under the Program since December 31, 2001:

	Restricted Stock		Stock Options
				Exercise Price
					Weighted-
	Shares	Price Range	Shares	Range	Average
Outstanding at December 31, 2001	4,918,822	$9.87-24.10	740,250	$2.66-16.64	$12.33
Granted	122,800	20.71-26.39	—	—	—
Exercised	—	—	(103,596)	2.66-16.64	9.86
Forfeited	(46,490)	11.05-26.39	(28,900)	11.78-16.09	12.95
Vested	(1,724,500)	10.44-25.17	—	—	—
Outstanding at December 31, 2002	3,270,632	9.87-26.39	607,754	3.44-16.64	12.72
Granted	255,900	18.73-25.32	—	—	—
Exercised	—	—	(125,558)	10.91-16.09	12.11
Forfeited	(214,480)	9.87-26.39	(500)	10.91	10.91
Vested	(250,898)	11.05-20.38	—	—	—
Outstanding at December 31, 2003	3,061,154	9.87-20.38	481,696	3.44-16.64	12.88
Granted	149,120	24.33-30.28	—	—	—
Exercised	—	—	(155,832)	3.44-16.64	12.81
Forfeited	(62,980)	11.05-30.13	—	—	—
Vested	(115,068)	11.05-24.10	—	—	—
Outstanding at December 31, 2004	3,032,226	9.87-30.28	325,864	3.44-16.64	12.91
Exercisable at December 31, 2004	N.A.	N.A.	325,864	3.44-16.64	12.91

N.A. Not Applicable.

The following table summarizes information about stock options outstanding at December 31, 2004:

	Stock Options Outstanding and Exercisable
			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
Exercise Price Range	Shares	Exercise Price	Life in Years
$3.44 to $10.00	31,064	$5.71	.8
$10.01 to $12.50	122,800	11.80	4.0
$12.51 to $15.00	116,000	14.47	4.4
$15.01 to $16.64	56,000	16.12	3.0
Total stock options	325,864	12.91	3.7

Note 18. Employee Benefit Plans

Employee Stock Purchase Plan  The TCF Employees Stock Purchase Plan generally allows participants to make contributions by salary deduction of up to 50% of their salary on a tax-deferred basis. TCF matches the contributions of all employees in TCF common stock at the rate of 50 cents per dollar, with a maximum company contribution of 3% of the employee’s salary. Employee contributions vest immediately while the Company’s matching contributions are subject to a graduated vesting schedule based on an employee’s years of vesting service over five years. In December 2004, TCF modified this plan to allow all employees the opportunity to diversify and invest their vested account balance in various mutual funds or TCF common stock. At December 31, 2004, the fair value of the assets in the plan totaled $267.8 million and included $262.2 million invested in TCF common stock. The Company’s matching contributions are expensed when made. TCF’s contributions to the plan were $4 million, $3.9 million and $3.6 million in 2004, 2003 and 2002, respectively.

Pension Plan  The TCF Cash Balance Pension Plan (the “Pension Plan”) is a qualified defined benefit plan covering eligible employees who are at least 21 years old and have completed a year of eligibility service with TCF. Employees hired after June 30, 2004 are not eligible to participate in the Pension Plan. TCF makes a monthly allocation to the participant’s account based on a percentage of the participant’s compensation. The percentage is based on the sum of the participant’s age and years of employment with TCF and includes interest on the account balance based on the five-year Treasury rate plus 25 basis points for 2004 and based on the ten-year Treasury rate for 2003 and 2002. Participants are fully vested after five years of qualifying service.

Postretirement Plan  TCF provides health care benefits for eligible retired employees (the “Postretirement Plan”). Effective January 1, 2000, TCF modified the Postretirement Plan for employees not yet eligible for benefits under the Postretirement Plan by eliminating the Company subsidy. The plan provisions for full-time and retired employees then eligible for these benefits were not changed. The Postretirement Plan is not funded.

The following table sets forth the status of the Pension Plan and the Postretirement Plan at the dates indicated:

	Pension Plan		Postretirement Plan
	Year Ended December 31,		Year Ended December 31,
(In thousands)	2004	2003	2004	2003
Benefit obligation:
Accrued participant balance – vested	$47,646	$42,958	N.A.	N.A.
Accrued participant balance – unvested	5,217	3,621	N.A.	N.A.
Subtotal	52,863	46,579	N.A.	N.A.
Present value of future service and benefits	2,351	4,251	N.A.	N.A.
Total projected benefit obligation	$55,214	$50,830	N.A.	N.A.
Accumulated benefit obligation	$48,296	$43,230	N.A.	N.A.
Change in benefit obligation:
Benefit obligation at beginning of year	$50,830	$42,324	$12,386	$11,837
Service cost – benefits earned during the year	4,632	3,950	53	60
Interest cost on projected benefit obligation	3,164	2,950	672	740
Plan amendments	(451)	—	(629)	—
Actuarial loss (gain)	258	3,907	(1,793)	891
Benefits paid	(3,219)	(2,301)	(1,014)	(1,142)
Projected benefit obligation at end of year	55,214	50,830	9,675	12,386
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	53,855	49,486	—	—
Actual return on plan assets	5,350	6,670	—	—
Benefits paid	(3,219)	(2,301)	(1,014)	(1,142)
TCF contributions	2,575	—	1,014	1,142
Fair value of plan assets at end of year	58,561	53,855	—	—
Funded status of plans:
Funded status at end of year	3,347	3,025	(9,675)	(12,386)
Unamortized transition obligation	—	—	1,044	1,883
Unamortized prior service cost	(670)	(452)	—	—
Unrecognized net loss	24,207	23,344	2,732	4,742
Prepaid (accrued) benefit cost at end of year	$26,884	$25,917	$(5,899)	$(5,761)

N.A. Not Applicable.

On December 8, 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “Act”) was signed into law. This Act includes a prescription drug benefit and a federal subsidy for sponsors of retiree healthcare plans with qualifying prescription drug benefits, beginning in 2006. TCF offers prescription drug benefits to retirees in the Postretirement Plan. In the second quarter of 2004, TCF re-measured its postretirement benefit obligation as of December 31, 2003 to include the effects of the federal subsidy provided under the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. As a result of this remeasurement, TCF’s postretirement benefit obligation decreased $989 thousand and the postretirement benefit cost decreased $103 thousand in 2004.

The measurement date used for determining the Pension Plan and the Postretirement Plan projected and accumulated benefit obligations above and the date used to value plan assets disclosed above was September 30, 2004 and 2003. The discount rate and rate of increase in future compensation used to measure the benefit obligation were as follows:

	Pension Plan			Postretirement Plan
Assumptions used to	Year Ended December 31,			Year Ended December 31,
determine benefit obligations	2004	2003	2002	2004	2003	2002
Discount rate	6.0%	6.0%	6.5%	6.0%	6.0%	6.5%
Rate of compensation increase	4.0	4.5	4.5	N.A.	N.A.	N.A.

N.A. Not Applicable.

Net periodic benefit cost (credit) included in compensation and employee benefits expense consists of the following:

	Pension Plan			Postretirement Plan
	Year Ended December 31,			Year Ended December 31,
(In thousands)	2004	2003	2002	2004	2003	2002
Service cost	$4,632	$3,950	$3,547	$53	$60	$48
Interest cost	3,164	2,950	2,857	672	740	685
Expected return on plan assets	(5,955)	(6,374)	(7,683)	—	—	—
Amortization of transition obligation	—	—	—	210	210	210
Amortization of prior service cost	(233)	(361)	(1,056)	—	—	—
Recognized actuarial (gain) loss	—	—	(387)	215	226	38
Net periodic benefit cost (credit)	$1,608	$165	$(2,722)	$1,150	$1,236	$981

The discount rate, the expected long-term rate of return on plan assets and the rate of increase in future compensation used to determine the net benefit cost (credit) were as follows:

	Pension Plan			Postretirement Plan
Assumptions used to	Year Ended December 31,			Year Ended December 31,
determine benefit cost (credit)	2004	2003	2002	2004	2003	2002
Discount rate	6.0%	6.5%	7.5%	6.0%	6.5%	7.5%
Expected long-term rate of return on plan assets	8.5	8.5	10.0	N.A.	N.A.	N.A.
Rate of compensation increase	4.5	4.5	4.5	N.A.	N.A.	N.A.

N.A. Not Applicable.

TCF’s pension plan asset allocation is summarized as follows:

	Pension Plan
	Percentage of Plan Assets
	at December 31,
Asset Category	2004	2003
Equity securities, excluding TCF Financial Corporation common stock	100%	75%
TCF Financial Corporation common stock	—	2
Fixed-income securities	—	21
Cash equivalents	—	2
Total	100%	100%

Beginning in December 2004, the assets of TCF’s pension plan are invested in passively managed index mutual funds that are designed to track the performance of the Standard and Poor’s 500 and the Morgan Stanley Capital International U.S. Mid-Cap 450 indexes, at targeted weightings of 75% and 25% respectively. Prior to this, the assets were managed by external investment managers on a discretionary basis subject to certain restrictions and limitations.

The actuarial assumptions used in the pension plan valuation are reviewed annually. The expected long-term rate of return on plan assets is determined by reference to historical market returns and future expectations. The weighted average 10-year return of the indexes underlying the Plan’s current investment strategy was 12.7%. Although past performance is no guarantee of the future results, TCF is not aware of any reasons why it should not be able to achieve the assumed future average annual returns of 8.5% on plan assets over complete market cycles. A 1% difference in the expected return on plan assets would result in a $655 thousand change in net periodic pension expense.

TCF currently does not expect to contribute to the Pension Plan in 2005. TCF expects to contribute approximately $1 million to the Postretirement Plan in 2005. TCF currently has no plans to pre-fund the Postretirement Plan in 2005.

The following are expected future benefit payments used to determine projected benefit obligations:

(In thousands)	Pension Plan	Postretirement Plan
2005	$5,721	$1,004
2006	5,431	934
2007	5,787	934
2008	6,105	926
2009	6,356	911
2010-2014	36,325	4,078

The following table presents assumed health care cost trend rates for the Postretirement Plan at December 31, 2004 and 2003:

	2004	2003
Health care cost trend rate assumed for next year	10%	11%
Final health care cost trend rate	5%	5%
Year that final health care trend rate is reached	2009	2009

Assumed health care cost trend rates have an effect on the amounts reported for the Postretirement Plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
(In thousands)	Point Increase	Point Decrease
Effect on total of service and interest cost components	$26	$(39)
Effect on postretirement benefits obligations	551	(338)

Note 19. Derivative Instruments and Hedging Activities

All derivative instruments as defined, including derivatives embedded in other financial instruments or contracts, are recognized as either assets or liabilities in the Consolidated Statements of Financial Condition at fair value. Changes in the fair value of a derivative are recorded in the Consolidated Statements of Income. TCF had no derivatives outstanding as of December 31, 2004.

Prior to the restructuring of the residential mortgage banking operation in 2004, TCF’s pipeline of locked residential mortgage loan commitments, adjusted for loans not expected to close, and forward sales contracts were considered derivatives and recorded at fair value, with the changes in fair value recognized in gains on sales of loans under mortgage banking revenue in the Consolidated Statements of Income. TCF also utilized forward sales contracts to hedge its risk of changes in the fair value, due to changes in interest rates, of both its locked residential mortgage loan commitments and its residential loans held for sale. Residential mortgage loans held for sale were carried at the lower of cost or market as adjusted for the effects of fair value hedges using quoted market prices. Because the fair value of the residential loans held for sale were hedged with forward sales contracts of the same loan types, or substantially the same loan types, the hedges were highly effective at managing the risk of changing fair values of such loans. Any differences between the changes in fair value of the hedged residential loans held for sale and in the fair value of the forward sales contracts were not material due to the nature of the hedging instruments and were recorded in gains on sales of loans. Forward mortgage loan sales commitments totaled $149.1 million at December 31, 2003.

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

Financial instruments with off-balance sheet risk are summarized as follows:

	At December 31,
(In thousands)	2004	2003
Commitments to extend credit:
Consumer	$1,576,381	$1,382,348
Commercial	684,029	624,664
Leasing and equipment finance	72,614	57,485
Other	55,343	56,007
Total commitments to extend credit	2,388,367	2,120,504
Loans serviced with recourse	97,568	130,765
Standby letters of credit and guarantees on industrial revenue bonds	75,957	40,796
Total	$2,561,892	$2,292,065

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

Loans Serviced with Recourse  Loans serviced with recourse represent a contingent guarantee based upon failure to perform by another party. These loans consist of $94.9 million of Veterans Administration (“VA”) loans and $2.7 million of loans sold with recourse to the Federal National Mortgage Association (“FNMA”). As is typical of a servicer of VA loans, TCF must cover any principal loss in excess of the VA’s guarantee if the VA elects its “no-bid” option upon the foreclosure of a loan. TCF has established a liability of $100 thousand relating to this VA “no-bid” exposure on VA loans serviced with partial recourse at December 31, 2004 and 2003, respectively, which was recorded in other liabilities. No significant claims have been made under the “no-bid” option during 2004 or 2003. Loans sold with recourse to FNMA represent residential real estate loans sold to FNMA prior to 1982. The contingent guarantee related to both types of recourse remains in effect for the duration of the loans and thus expires in various years through the year 2034. All loans sold with recourse are collateralized by residential real estate. Since conditions under which TCF would be required to cover any principal loss in excess of the VA’s guarantee or repurchase the loan sold to FNMA may not materialize, the actual cash requirements are expected to be less than the outstanding commitments.

Standby Letters of Credit  Standby letters of credit and guarantees on industrial revenue bonds are conditional commitments issued by TCF guaranteeing the performance of a customer to a third party. These conditional commitments expire in various years through the year 2009. Collateral held primarily consists of commercial real estate mortgages. Since the conditions under which TCF is required to fund these commitments may not materialize, the cash requirements are expected to be less than the total outstanding commitments.

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

Deposits  The fair value of checking, savings and money market deposits is deemed equal to the amount payable on demand. The fair value of certificates of deposit is estimated based on discounted cash flow analyses using interest rates offered by TCF for certificates of deposit with similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in the fair values disclosed.

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

As discussed above, the carrying amounts of certain of the Company’s financial instruments approximate their fair value. The carrying amounts and fair values of the Company’s remaining financial instruments are set forth in the following table:

	At December 31,
	2004		2003
	Carrying	Estimated	Carrying	Estimated
(In thousands)	Amount	Fair Value	Amount	Fair Value
Financial instrument assets:
Loans held for sale	$154,279	$155,611	$335,372	$340,189
Forward mortgage loan sales commitments(1)	—	—	(1,105)	(1,105)
Loans:
Consumer	4,418,588	4,415,340	3,630,341	3,649,810
Commercial real estate	2,154,396	2,171,409	1,916,701	1,947,267
Commercial business	424,135	424,354	427,696	429,727
Equipment finance loans	334,352	332,734	309,740	312,948
Residential real estate	1,014,166	1,022,328	1,212,643	1,247,610
Allowance for loan losses(2)	(58,966)	—	(67,654)	—
Total financial instrument assets	$8,440,950	$8,521,776	$7,763,734	$7,926,446
Financial instrument liabilities:
Checking, savings and money market deposits	$6,493,545	$6,493,545	$5,999,626	$5,999,626
Certificates of deposit	1,468,650	1,483,190	1,612,123	1,630,511
Short-term borrowings	1,056,111	1,056,111	878,412	878,412
Long-term borrowings	2,048,492	2,091,412	1,536,413	1,627,253
Total financial instrument liabilities	$11,066,798	$11,124,258	$10,026,574	$10,135,802
Financial instruments with off-balance-sheet risk:(3)
Commitments to extend credit(4)	$28,551	$28,551	$22,773	$22,773
Standby letters of credit(1)	8	8	43	43
Loans serviced with recourse (1)	(100)	(100)	(100)	(100)
Total financial instruments with off-balance-sheet risk	$28,459	$28,459	$22,716	$22,716

(1)         Carrying amounts are included in accrued expenses and other liabilities.

(2)         Excludes the allowance for lease losses.

(3)         Positive amounts represent assets, negative amounts represent liabilities.

(4)         Carrying amounts are included in other assets.

Note 22. Earnings Per Common Share

The computation of basic and diluted earnings per share is presented in the following table:

	Year Ended December 31,
(Dollars in thousands, except per-share data)	2004	2003	2002
Basic Earnings Per Common Share
Net income	$254,993	$215,878	$232,931
Weighted average shares outstanding	139,656,829	144,028,040	150,480,642
Unvested restricted stock grants	(3,040,397)	(3,041,506)	(3,289,758)
Weighted average common shares outstanding for basic earnings per common share	136,616,432	140,986,534	147,190,884
Basic earnings per common share	$1.87	$1.53	$1.58
Diluted Earnings Per Common Share
Net income	$254,993	$215,878	$232,931
Weighted average number of common shares outstanding adjusted for effect of dilutive securities:
Weighted average common shares outstanding used in basic earnings per common share calculation	136,616,432	140,986,534	147,190,884
Net dilutive effect of:
Stock option plans	182,577	187,346	248,444
Restricted stock plans	375,631	366,848	442,560
Weighted average common shares outstanding for diluted earnings per common share	137,174,640	141,540,728	147,881,888
Diluted earnings per common share	$1.86	$1.53	$1.58

All shares of restricted stock are deducted from weighted average shares outstanding used for the computation of basic earnings per common share. All shares of restricted stock which vest over specified time periods are included in the calculation of diluted earnings per common share using the treasury stock method. Shares of performance-based restricted stock are included in the calculation of diluted earnings per common share, using the treasury stock method, at the beginning of the quarter in which the performance goals have been achieved.

During the third quarter of 2004, TCF announced and completed a two-for-one stock split of its common stock in the form of a 100% stock dividend. As a result of the two-for-one stock split, all prior period share and per share data have been restated.

Note 23. Comprehensive Income

Comprehensive income is the total of net income and other comprehensive income (loss), which for TCF is comprised entirely of unrealized gains and losses on investment securities available for sale. The following table summarizes the components of comprehensive income:

	Year Ended December 31,
(In thousands)	2004	2003	2002
Net income	$254,993	$215,878	$232,931
Other comprehensive (loss) income:
Unrealized holding gains (losses) arising during the period on securities available for sale	11,522	(30,619)	74,044
Reclassification adjustment for gains included in net income	(22,600)	(32,832)	(11,536)
Income tax (benefit) expense	(4,011)	(23,001)	22,635
Total other comprehensive (loss) income	(7,067)	(40,450)	39,873
Comprehensive income	$247,926	$175,428	$272,804

Note 24. Other Expense

Other expense consists of the following:

	Year Ended December 31,
(In thousands)	2004	2003	2002
Deposit account losses	$22,624	$18,820	$19,206
Postage and courier	14,002	14,358	13,579
Telecommunication	12,459	12,634	12,738
Card processing and issuance	12,446	12,213	11,095
Office supplies	9,891	9,316	9,023
ATM processing	9,171	9,545	10,071
Federal deposit insurance and OCC assessments	2,682	2,796	2,761
Deposit base intangible amortization	1,662	1,666	1,671
Mortgage servicing liquidation expense	1,460	4,352	2,394
Other	55,743	57,646	57,431
Total other expense	$142,140	$143,346	$139,969

Note 25. Business Segments

Banking, leasing and equipment finance, and mortgage banking have been identified as reportable operating segments. Banking includes the following operating units that provide financial services to customers: deposits and investment products, commercial lending, consumer lending, residential lending and treasury services. Management of TCF’s banking area is organized by state. The separate state operations have been aggregated for purposes of segment disclosures. Leasing and equipment finance provides a broad range of comprehensive leasing and equipment finance products addressing the financing needs of diverse companies. Mortgage banking activities represent the mortgage servicing business and previously included the origination and purchase of residential mortgage loans primarily for sale to third parties, generally with servicing retained. In addition, TCF operates a bank holding company (“parent company”) and has corporate functions that provide data processing, bank operations and other professional services to the operating segments.

TCF evaluates performance and allocates resources based on the segments’ net income. The business segments follow generally accepted accounting principles as described in the Summary of Significant Accounting Policies. TCF generally accounts for intersegment sales and transfers at cost.

The following table sets forth certain information about the reported profit or loss and assets of each of TCF’s reportable segments, including a reconciliation of TCF’s consolidated totals. The results of TCF's parent company and corporate functions comprise the “other” category in the table below.

		Leasing and			Eliminations
		Equipment	Mortgage		and
(In thousands)	Banking	Finance	Banking	Other	Reclassifications	Consolidated
At or For the Year Ended December 31, 2004:
Revenues from external customers:
Interest income	$529,281	$89,364	$4,164	$—	$—	$622,809
Non-interest income	426,867	50,697	12,946	(44)	—	490,466
Total	$956,148	$140,061	$17,110	$(44)	$—	$1,113,275
Net interest income	$427,483	$55,699	$8,204	$(831)	$1,336	$491,891
Provision for credit losses	4,141	6,806	—	—	—	10,947
Non-interest income	426,867	50,697	14,282	95,682	(97,062)	490,466
Non-interest expense	516,629	43,718	27,371	94,942	(95,726)	586,934
Income tax expense (benefit)	113,644	20,000	(1,727)	(2,434)	—	129,483
Net income (loss)	$219,936	$35,872	$(3,158)	$2,343	$—	$254,993
Total assets	$11,903,232	$1,449,424	$76,468	$135,615	$(1,224,172)	$12,340,567
At or For the Year Ended December 31, 2003:
Revenues from external customers:
Interest income	$545,764	$81,912	$13,843	$—	$—	$641,519
Non-interest income	355,088	51,088	12,761	342	—	419,279
Total	$900,852	$133,000	$26,604	$342	$—	$1,060,798
Net interest income	$415,163	$45,358	$21,357	$(1,074)	$341	$481,145
Provision for credit losses	4,361	8,171	—	—	—	12,532
Non-interest income	355,088	51,088	13,102	89,059	(89,058)	419,279
Non-interest expense	489,212	41,977	29,963	87,674	(88,717)	560,109
Income tax expense (benefit)	96,449	17,031	1,590	(3,165)	—	111,905
Net income	$180,229	$29,267	$2,906	$3,476	$—	$215,878
Total assets	$10,915,010	$1,216,854	$173,867	$126,478	$(1,113,194)	$11,319,015
At or For the Year Ended December 31, 2002:
Revenues from external customers:
Interest income	$632,804	$85,447	$15,112	$—	$—	$733,363
Non-interest income	359,895	51,806	6,980	1,081	—	419,762
Total	$992,699	$137,253	$22,092	$1,081	$—	$1,153,125
Net interest income	$437,049	$41,374	$20,676	$(1,210)	$1,336	$499,225
Provision for credit losses	12,778	9,228	—	—	—	22,006
Non-interest income	359,895	51,806	8,316	95,272	(95,527)	419,762
Non-interest expense	473,467	40,983	24,796	94,233	(94,191)	539,288
Income tax expense (benefit)	109,959	15,497	1,511	(2,205)	—	124,762
Net income	$200,740	$27,472	$2,685	$2,034	$—	$232,931
Total assets	$11,784,981	$1,100,744	$447,840	$96,300	$(1,227,796)	$12,202,069

Note 26. Parent Company Financial Information

TCF Financial Corporation’s (parent company only) condensed statements of financial condition as of December 31, 2004 and 2003, and the condensed statements of income and cash flows for the years ended December 31, 2004, 2003 and 2002 are as follows:

Condensed Statements of Financial Condition

	At December 31,
(In thousands)	2004	2003
Assets:
Cash	$370	$397
Interest-bearing deposits with banks	2,587	2,457
Investment in TCF National Bank	929,648	910,186
Premises and equipment	266	228
Dividends receivable from TCF National Bank	4,591	11,400
Accounts receivable from affiliates	26,923	21,867
Other assets	21,931	20,179
	$986,316	$966,714
Liabilities and Stockholders’ Equity:
Short-term borrowings	$14,000	$37,000
Other liabilities	13,898	8,856
Total liabilities	27,898	45,856
Stockholders’ equity	958,418	920,858
	$986,316	$966,714

Condensed Statements of Income

	Year Ended December 31,
(In thousands)	2004	2003	2002
Interest income	$87	$40	$323
Interest expense	426	438	508
Net interest (expense)	(339)	(398)	(185)
Dividends from TCF National Bank	160,955	219,653	206,566
Other non-interest income:
Affiliate service fees	11,859	8,643	14,342
Other	69	1,338	(322)
Total other non-interest income	11,928	9,981	14,020
Non-interest expense:
Compensation and employee benefits	10,742	7,184	12,965
Occupancy and equipment	1,137	631	847
Other	1,578	2,158	1,935
Total non-interest expense	13,457	9,973	15,747
Income before income tax benefit and equity in undistributed earnings of subsidiary	159,087	219,263	204,654
Income tax benefit	3,382	907	1,852
Income before equity in undistributed earnings of subsidiary	162,469	220,170	206,506
Equity in undistributed earnings of subsidiary	92,524	(4,292)	26,425
Net income	$254,993	$215,878	$232,931

Condensed Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2004	2003	2002
Cash flows from operating activities:
Net income	$254,993	$215,878	$232,931
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(92,524)	4,292	(26,425)
Other, net	3,964	(1,102)	5,323
Total adjustments	(88,560)	3,190	(21,102)
Net cash provided by operating activities	166,433	219,068	211,829
Cash flows from investing activities:
Net (increase) decrease in interest-bearing deposits with banks	(130)	(661)	861
Capital distribution from TCF National Bank	75,000	—	—
Loan to deferred compensation plans, net	—	—	9,783
Purchases of premises and equipment, net	(155)	—	(112)
Net cash provided (used) by investing activities	74,715	(661)	10,532
Cash flows from financing activities:
Dividends paid on common stock	(104,037)	(93,029)	(86,430)
Purchases of common stock	(116,134)	(150,356)	(148,030)
Net increase (decrease) in short-term borrowings	(23,000)	23,500	11,500
Other, net	1,996	1,523	914
Net cash used by financing activities	(241,175)	(218,362)	(222,046)
Net increase (decrease) in cash	(27)	45	315
Cash at beginning of year	397	352	37
Cash at end of year	$370	$397	$352

Note 27. Litigation and Contingent Liabilities

From time to time, TCF is a party to legal proceedings arising out of its lending, leasing and deposit operations. TCF is and expects to become engaged in a number of foreclosure proceedings and other collection actions as part of its lending and leasing collection activities. From time to time, borrowers and other customers have also brought actions against TCF, in some cases claiming substantial amounts of damages. Financial services companies are subject to the risk of class action litigation, and TCF has had such actions brought against it from time to time. Litigation is often unpredictable and the actual results of litigation cannot be determined with certainty.

In April 2004, TCF was served with a complaint in the United States District Court, District of Minnesota, by John Matthew Saxe, individually and on behalf of other similarly situated employees. The plaintiff, a former consumer loan officer for TCF National Bank, alleges that he and other consumer lender employees were not paid overtime compensation in violation of the Federal Fair Labor Standards Act and the Minnesota Fair Labor Standards Act, and seeks as damages unpaid back wages, an additional amount equal to unpaid back wages as liquidated damages, costs and attorneys’ fees. TCF has filed an answer to the complaint denying that the plaintiff or any similarly situated employee is entitled to any relief or that the plaintiff is similarly situated to other employees. Discovery in this case is pending.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for TCF Financial Corporation (“TCF Financial” or “the Company”). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are only being made in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Management completed an assessment of TCF Financial’s internal control over financial reporting as of December 31, 2004. This assessment was based on criteria for evaluating internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, TCF Financial’s internal control over financial reporting was effective as of December 31, 2004.

KPMG LLP, TCF Financial’s registered public accounting firm that audited the consolidated financial statements included in this annual report, has issued an unqualified attestation report on management’s assessment of the Company’s internal controls over financial reporting.

Any control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of a control system inherently has limitations, and the benefits of controls must be weighed against their costs. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. Therefore, no assessment of a cost-effective system of internal controls can provide absolute assurance that all control issues and instances of fraud, if any, will be detected.

/s/ WILLIAM A. COOPER
William A. Cooper
Chairman of the Board
and Chief Executive Officer

/s/ NEIL W. BROWN
Neil W. Brown
Executive Vice President
and Chief Financial Officer

/s/ DAVID M. STAUTZ
David M. Stautz
Senior Vice President, Controller
and Assistant Treasurer

February 17, 2005

Reports of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

TCF Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TCF Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of TCF Financial Corporation’s internal control over financial reporting as of December 31, 2004, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 17, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
Minneapolis, Minnesota
February 17, 2005

The Board of Directors and Stockholders

TCF Financial Corporation:

We have audited management’s assessment, included in the accompanying Management Report, that TCF Financial Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). TCF Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that TCF Financial Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, TCF Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated February 17, 2005 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
Minneapolis, Minnesota
February 17, 2005

Other Financial Data

Selected Quarterly Financial Data (Unaudited)

	At
(Dollars in thousands,	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
except per-share data)	2004	2004	2004	2004	2003	2003	2003	2003
Selected Financial Condition Data:
Securities available for sale	$1,619,941	$1,330,708	$1,588,372	$1,269,293	$1,533,288	$1,604,282	$1,980,830	$2,442,724
Residential real estate loans	1,014,166	1,047,079	1,091,678	1,152,357	1,212,643	1,283,640	1,393,183	1,568,430
Subtotal	2,634,107	2,377,787	2,680,050	2,421,650	2,745,931	2,887,922	3,374,013	4,011,154
Loans and leases excluding residential real estate loans	8,372,491	8,025,804	7,776,921	7,470,428	7,135,135	6,863,683	6,705,169	6,485,179
Goodwill	152,599	152,599	152,599	152,599	145,462	145,462	145,462	145,462
Mortgage servicing rights	46,442	51,474	51,290	50,726	52,036	49,119	41,379	52,953
Total assets	12,340,567	11,997,949	11,942,863	11,724,319	11,319,015	11,253,906	11,807,764	12,127,272
Checking, savings and money market deposits	6,493,545	6,323,659	6,321,761	6,328,757	5,999,626	6,115,863	6,234,447	6,068,095
Certificates of deposit	1,468,650	1,471,164	1,439,896	1,540,371	1,612,123	1,596,740	1,745,290	1,897,243
Total deposits	7,962,195	7,794,823	7,761,657	7,869,128	7,611,749	7,712,603	7,979,737	7,965,338
Short-term borrowings	1,056,111	845,499	869,576	469,663	878,412	900,835	546,118	774,603
Long-term borrowings	2,048,492	2,057,608	2,065,870	2,037,424	1,536,413	1,342,890	1,959,921	1,993,287
Stockholders’ equity	958,418	965,266	939,152	965,950	920,858	931,968	952,069	971,413

	Three Months Ended
(Dollars in thousands,	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
except per-share data)	2004	2004	2004	2004	2003	2003	2003	2003
Selected Operations Data:
Interest income	$163,388	$157,413	$152,789	$149,219	$148,919	$156,482	$164,004	$172,114
Interest expense	36,899	32,923	30,370	30,726	29,827	36,605	44,240	49,702
Net interest income	126,489	124,490	122,419	118,493	119,092	119,877	119,764	122,412
Provision for credit losses	4,073	2,644	3,070	1,160	4,037	2,658	3,127	2,710
Net interest income after provision for credit losses	122,416	121,846	119,349	117,333	115,055	117,219	116,637	119,702
Non-interest income:
Fees and other revenues	126,311	115,803	123,293	102,459	114,865	118,089	101,003	96,835
Gains on sales of securities available for sale	6,204	3,679	—	12,717	—	—	11,695	21,137
Gains (losses) on termination of debt	—	—	—	—	—	(37,769)	—	(6,576)
Total non-interest income	132,515	119,482	123,293	115,176	114,865	80,320	112,698	111,396
Non-interest expense	154,396	147,926	143,906	140,706	142,244	142,382	136,733	138,750
Income before income tax expense	100,535	93,402	98,736	91,803	87,676	55,157	92,602	92,348
Income tax expense	33,133	31,690	33,518	31,142	28,180	19,193	32,311	32,221
Net income	$67,402	$61,712	$65,218	$60,661	$59,496	$35,964	$60,291	$60,127
Per common share:
Basic earnings	$.50	$.45	$.47	$.44	$.43	$.26	$.43	$.42
Diluted earnings	$.50	$.45	$.47	$.44	$.43	$.26	$.42	$.42
Dividends declared	$.1875	$.1875	$.1875	$.1875	$.1625	$.1625	$.1625	$.1625
Financial Ratios:
Return on average assets (1)	2.22%	2.06%	2.20%	2.11%	2.13%	1.24%	2.04%	1.99%
Return on average common equity(1)	28.35	25.96	27.68	25.90	26.18	15.77	25.17	24.70
Net interest margin(1)	4.56	4.56	4.53	4.52	4.68	4.57	4.45	4.45
Net charge-offs as a percentage of average loans and leases(1)	.14	.17	.10	.02	.30	.08	.16	.09
Average total equity to average assets	7.81	7.94	7.95	8.13	8.13	7.89	8.11	8.06

(1)         Annualized.